Form 10-K, Exhibit 13
period 1993-12-31
PHILADELPHIA SUBURBAN CORP
filed 1994-03-30
CIK 78128

EXHIBIT 13

               SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1993




               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                  1993        1992       1991
                                                                               -----------  ---------  ---------
Earned revenues..............................................................  $   101,244  $  93,307  $  88,648
Costs and expenses:
  Operating expenses.........................................................       45,989     43,024     42,663
  Depreciation...............................................................        9,927      8,646      7,612
  Amortization...............................................................        1,008        800        641
  Taxes other than income taxes..............................................        6,890      6,500      6,095
                                                                               -----------  ---------  ---------
                                                                                    63,814     58,970     57,011
Operating income from continuing operations..................................       37,430     34,337     31,637
Interest and debt expenses...................................................       13,108     15,068     14,781
Dividends on preferred stock.................................................          866        866        790
Allowance for funds used during construction.................................         (805)      (258)    (1,194)
                                                                               -----------  ---------  ---------
Income from continuing operations before income taxes........................       24,261     18,661     17,260
Provision for income taxes...................................................       10,426      8,035      7,081
                                                                               -----------  ---------  ---------
Income from continuing operations............................................       13,835     10,626     10,179
Loss on disposition of discontinued operations, including provision in 1992 and 1991 of $2,120 and $2,280 for operating losses since the measurement
  dates, net of income tax benefits of $2,950 and $1,250.....................           --     (5,500)    (5,000)
Loss from operations of discontinued operations prior to measurement dates,
  net of income tax benefits of $146.........................................           --         --       (290)
Extraordinary charge from early retirement of debt, net of income tax
  benefits of $429...........................................................           --       (834)        --
                                                                               -----------  ---------  ---------
Net Income...................................................................  $    13,835  $   4,292  $   4,889
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------
Net income (loss) per share
  Continuing operations......................................................  $      1.27  $    1.23  $    1.29
  Discontinued operations....................................................           --       (.63)      (.67)
  Extraordinary charge.......................................................           --       (.10)        --
                                                                               -----------  ---------  ---------
     Total...................................................................  $      1.27  $     .50  $     .62
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------
Average common and common equivalent shares outstanding during the period....       10,858      8,635      7,910
                                                                               -----------  ---------  ---------
                                                                               -----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                           DECEMBER 31, 1993 AND 1992

                                                                                             1993         1992
                                                                                          -----------  -----------
                                         ASSETS
Property, plant and equipment, at cost..................................................  $   433,302  $   401,876
Less accumulated depreciation...........................................................       67,072       56,266
                                                                                          -----------  -----------
  Net property, plant and equipment.....................................................      366,230      345,610
                                                                                          -----------  -----------
Current assets:
  Cash..................................................................................         (868)        (712)
  Accounts receivable, net..............................................................       18,131       16,460
  Inventory, materials and supplies.....................................................        1,721        1,628
  Prepayments and other current assets..................................................          532          807
                                                                                          -----------  -----------
  Total current assets..................................................................       19,516       18,183
                                                                                          -----------  -----------
Regulatory assets.......................................................................       51,229           --
Deferred charges and other assets, net..................................................        2,704        2,156
                                                                                          -----------  -----------
                                                                                          $   439,679  $   365,949
                                                                                          -----------  -----------
                                                                                          -----------  -----------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Common stockholders' equity:
  Common stock at par value net of $1,257 and $265 of Treasury shares in 1993 and
     1992...............................................................................  $     4,526  $     4,693
  Capital in excess of par value........................................................       95,918       68,994
  Retained earnings.....................................................................       35,490       33,284
                                                                                          -----------  -----------
  Total common stockholders' equity.....................................................      135,934      106,971
                                                                                          -----------  -----------
Preferred stock of subsidiary with mandatory redemption.................................       10,000       10,000
Long-term debt, excluding current portion...............................................      145,292      153,508
Commitments.............................................................................           --           --
Current liabilities:
  Current portion of long-term debt.....................................................        4,884        8,581
  Loans payable.........................................................................          819          959
  Accounts payable......................................................................        3,381        4,274
  Accrued interest......................................................................        3,439        3,597
  Other accrued liabilities.............................................................        9,269        7,647
  Net reserves related to discontinued operations.......................................        2,578        1,642
                                                                                          -----------  -----------
  Total current liabilities.............................................................       24,370       26,700
                                                                                          -----------  -----------
Deferred credits and other liabilities:
  Deferred income taxes and investment credits..........................................       69,137       15,695
  Customers' advances for construction..................................................       24,379       25,536
  Other.................................................................................        8,926        6,634
  Total deferred credits and other liabilities..........................................      102,442       47,865
                                                                                          -----------  -----------
Contributions in aid of construction....................................................       21,641       20,905
                                                                                          -----------  -----------
                                                                                          $   439,679  $   365,949
                                                                                          -----------  -----------
                                                                                          -----------  -----------

          See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED CASH FLOW STATEMENTS
                           (IN THOUSANDS OF DOLLARS)
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                                                                   1993       1992       1991
                                                                                 ---------  ---------  ---------
Cash flows from operating activities:
  Income from continuing operations............................................  $  13,835  $  10,626  $  10,179
  Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
     Depreciation and amortization.............................................     10,935      9,446      8,253
     Deferred taxes, net of taxes on customers' advances.......................      3,061        399      2,111
     Net decrease (increase) in receivables, inventory and prepayments.........     (1,438)     1,584     (1,466)
     Net increase in payables and other accrued liabilities....................      1,245      2,019        669
     Net increase (decrease) in accrued interest...............................       (158)      (927)       163
     Other.....................................................................       (540)      (509)      (788)
                                                                                 ---------  ---------  ---------
Net cash flows from operating activities.......................................     26,940     22,638     19,121
                                                                                 ---------  ---------  ---------
Cash flows from investing activities:
  Property, plant and equipment additions, including allowance for funds used
     during construction of $805, $258 and $1,194..............................    (27,958)   (21,719)   (22,335)
  Acquisitions of water systems................................................     (1,323)    (9,128)        --
  Sale of businesses and related assets........................................      1,665        976     13,352
  Other........................................................................        (40)       190        156
                                                                                 ---------  ---------  ---------
Net cash flows from investing activities.......................................    (27,656)   (29,681)    (8,827)
                                                                                 ---------  ---------  ---------
Cash flows from financing activities:
  Customers' advances and contributions in aid of construction, net of income
     tax payments..............................................................      2,483      3,248      2,635
  Repayments of customers' advances............................................     (2,904)    (2,398)    (1,832)
  Net proceeds (repayments) of short-term debt.................................       (140)       799       (840)
  Proceeds from long-term debt.................................................     21,839     24,174     24,862
  Repayments of long-term debt including premium on early retirement...........    (34,559)   (38,008)   (39,129)
  Proceeds from issuing common stock...........................................     27,749     25,950      3,459
  Repurchase of common stock...................................................       (992)       (26)        --
  Proceeds from issuing preferred stock of subsidiary..........................         --         --      9,865
  Dividends paid...............................................................    (11,629)    (8,866)    (7,859)
  Other........................................................................       (104)        --        (62)
                                                                                 ---------  ---------  ---------
Net cash flows from financing activities.......................................      1,743      4,873     (8,901)
                                                                                 ---------  ---------  ---------
Net cash flows from discontinued operations....................................     (1,183)    (1,537)       300
                                                                                 ---------  ---------  ---------
Net increase (decrease) in cash................................................       (156)    (3,707)     1,693
Cash balance (deficit) beginning of year.......................................       (712)     2,995      1,302
                                                                                 ---------  ---------  ---------
Cash balance (deficit) end of year.............................................  $    (868) $    (712) $   2,995
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

Summary of Significant Accounting Policies

Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. The business of Philadelphia Suburban Corporation ('PSC' or the 'Company') is conducted almost entirely through its subsidiary, Philadelphia Suburban Water Company, a regulated public utility. All material intercompany accounts and transactions have been eliminated.

Recognition of Revenues

     Utility revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period.

     Nonutility revenues include amounts billed to customers and amounts accruable under contract terms.

Property, Plant and Equipment and Depreciation

     Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, allowable overheads and, for certain utility plant, allowance for funds used during construction. Utility expenditures for maintenance and repairs, including minor renewals and betterments, are charged to operating expenses in accordance with the Uniform System of Accounts prescribed by the Pennsylvania Public Utility Commission ('PUC'). The cost of new units of property and betterments are capitalized. When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation.

     The straight-line remaining life method is used to compute depreciation on utility plant. The straight-line method is used with respect to transportation and mechanical equipment and nonutility plant and equipment.

Allowance for Funds Used During Construction

     The allowance for funds used during construction ('AFUDC') represents the estimated cost of funds used to finance the construction of utility plant. AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds was $338, $147 and $730 in 1993, 1992 and 1991, respectively.

Deferred Charges

     Deferred bond and preferred stock issuance expenses are amortized by the straight-line method over the life of the related issues.

     Call premiums related to the early redemption of long-term debt of the utility, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption.

     The cost of purchased software that is used within the Company is amortized using the straight-line method over five years.

     Expenses associated with filing for rate increases are deferred and amortized over the estimated period the rates will be in effect, approximately one year.

Income Taxes

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'). SFAS 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion ('APB') 11 to the asset and liability method of accounting for income taxes. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their tax carrying values.

     Deferred taxes were not previously provided under APB 11 for those temporary differences for which the tax effects were flowed through to the ratepayer. The cumulative effect of the change in accounting for income taxes resulted in a significant increase in deferred tax liabilities for the water utility. However it did not have a material effect on net income since the increase in deferred taxes was offset by increases to a regulatory asset and utility plant.

Customers' Advances for Construction

     Advances are received from customers, real estate developers and builders principally for construction of water main extensions and are refundable as operating revenues are earned or as new customers are connected after the completion of construction. After all refunds are made, any remaining balance is transferred to contributions in aid of construction.

Contributions in Aid of Construction

     Contributions in aid of construction include direct contributions and the portion of customers' advances for construction which become nonrefundable.

Inventories, Materials and Supplies

     Inventories are stated at average cost, not in excess of market value.

Acquisitions

     In December 1993, the water utility acquired the franchise rights and the water utility assets of the Borough of Malvern for $1,323 in cash. This water supply system serves approximately 859 metered customers in a one square mile area surrounded by the water utility's existing service territory. Assets acquired consist primarily of utility plant in service and have been classified in the accompanying consolidated financial statements on a net basis as property, plant and equipment pending final allocation. Revenues in 1993 of the acquired water supply system amounted to approximately $250.

     In November 1993, the water utility submitted a proposal to purchase the water utility assets of a municipally-owned water system for a purchase price in excess of $20,000. The municipality is presently evaluating the water utility's proposal, versus one other that it has received, and expects to select the successful bidder sometime in 1994. The municipal water system serves approximately 13,000 customers over a 23-square-mile service area contiguous to the water utility's service territory. Annual revenues from this system approximate $4,500.

     In December 1992, the water utility acquired the franchise rights and the water utility assets of the West Whiteland Township and the Uwchlan Township Municipal Authority water systems for $9,128 in cash and issuance of a $1,777 9% installment note. These water supply systems serve approximately 6,900 metered customers in a 40-square-mile area contiguous to the water utility's service territory. Assets acquired consist primarily of utility plant in service. Revenues included in the consolidated financial statements related to the acquired water supply systems amounted to approximately $2,052 in 1993.

Discontinued Operations

     The Board of Directors authorized the sale of substantially all of the Company's nonregulated businesses. The decision to sell Mentor Information Systems, Inc., Digital Systems, Inc., Stoner Associates, Inc., Kesler Engineering, Inc. and American Tele/Response Group, Inc. occurred in September 1990 and the decision to sell PSC Engineers & Consultants, Inc. occurred in March 1991 (the measurement dates). During 1991, all these businesses were sold except for American Tele/Response Group, Inc. and Kesler Engineering, Inc., which were sold in the first quarter of 1993. The sale of the two companies in 1993 had no impact on the results of operations in 1993.

     As a result of deterioration in the operating results and backlog of future work at the remaining businesses for sale during 1992, and a substantial reduction in the estimated net proceeds from the ultimate disposition of the businesses, a charge of $5,500 was taken in the third quarter of 1992 to reflect the Company's revised estimate of the ultimate loss on the disposition of these businesses. In the third quarter of 1991, a similar charge of $5,000 was taken to reflect the then current estimate as to the ultimate outcome of the Company's divestiture effort. Both charges were based on estimates which considered the facts and circumstances known at the time the charges were taken, and included projections of operating results through the expected disposition dates and estimates of the net proceeds from the dispositions. Delays in finding suitable buyers, further deterioration in operating performance and the resulting decline in the estimated net proceeds from the disposition were the most significant variations from the Company's previous projections as to the ultimate results of the divestiture efforts. The timing and the net proceeds from the disposition of the remaining two businesses and the operating losses during the period they were owned by the Company were within the estimated reserves established in the third quarter of 1992 and the Company does not foresee the need for any further charges to income related to discontinued operations.

     Reserves related to discontinued operations cover future costs associated with these operations, including administrative, legal and tax services, contingent legal and lease obligations and certain employee costs. The notes to the consolidated financial statements relate to continuing operations, except where otherwise indicated.

     Financial information on the discontinued operations is as follows:

                                                                                 YEARS ENDED DECEMBER 31,
                                                                              -------------------------------
                                                                                1993       1992       1991
                                                                              ---------  ---------  ---------
Revenues....................................................................  $     654  $  10,693  $  35,181
Operating expenses..........................................................      1,783     13,163     38,839
                                                                              ---------  ---------  ---------
Operating loss before income taxes..........................................     (1,129)    (2,470)    (3,658)
Income tax benefits.........................................................       (378)      (771)    (1,203)
                                                                              ---------  ---------  ---------
Operating loss..............................................................       (751)    (1,699)    (2,455)
Provision for loss on disposal..............................................        751     (3,801)    (2,835)
                                                                              ---------  ---------  ---------
Loss from discontinued operations...........................................  $      --  $  (5,500) $  (5,290)
                                                                              ---------  ---------  ---------
                                                                              ---------  ---------  ---------

     Due to the sales of the companies during 1993 and 1991, the operating results of the discontinued operations are not comparable for the three years presented, since the operating results of the businesses sold are included only for the periods prior to their sale.

     Operating expenses of the discontinued operations reflect allocated interest charges of $271 and $1,162 in 1992 and 1991, and other costs of $773, $228 and $1,697, which were specifically associated with these operations in 1993, 1992 and 1991, respectively. The effective tax rates of the discontinued operations differ from statutory rates primarily because of the nondeductibility of goodwill amortization in computing the taxable loss.

Income Taxes

     As noted in the Summary of Significant Accounting Policies footnote, the Company adopted SFAS 109 as of January 1, 1993. Adoption of this standard resulted in a net increase in deferred tax liabilities as of January 1, 1993 of $47,399 which reflects deferred taxes that had previously not been recorded by the water utility. Offsetting the net increase in deferred tax liabilities is a regulatory asset of $46,480 and an increase in utility plant of $919. The regulatory asset represents the expected recovery through future water rates of the reversal of deferred taxes and investment tax credits. The increase in utility plant reflects the interest component of AFUDC that was previously accounted for net of tax. Consequently, there is no cumulative effect of this change in the Consolidated Statement of Income for the year ended December 31, 1993. Prior years' financial statements have not been restated.

     Total income tax expense for the year ended December 31, 1993 is allocated as follows:

Income from continuing operations.........................................................    $10,426
Common stockholders' equity related to stock option activity which reduces taxable
  income..................................................................................       (65)
                                                                                            ---------
                                                                                              $10,361
                                                                                            ---------
                                                                                            ---------

     Income tax expense attributable to income from continuing operations consists of:

                                                                       YEARS ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1993       1992       1991
                                                                    ---------  ---------  ---------
Current:
  Federal.........................................................  $   4,538  $   5,273  $   4,312
  State...........................................................      2,879      2,401      1,959
                                                                    ---------  ---------  ---------
                                                                        7,417      7,674      6,271
                                                                    ---------  ---------  ---------
Deferred:
  Federal.........................................................      3,377        500      1,203
  State...........................................................       (368)      (139)      (393)
                                                                    ---------  ---------  ---------
                                                                        3,009        361        810
                                                                    ---------  ---------  ---------
Total tax expense.................................................  $  10,426  $   8,035  $   7,081
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

     The significant components of deferred income tax expense are as follows:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1993       1992       1991
                                                                                     ---------  ---------  ---------
Excess of tax over financial statement depreciation................................  $   2,112  $   2,009  $   1,705
Amortization of deferred investment tax credits....................................       (152)      (151)      (149)
Current year investment tax credits deferred.......................................         93        133        121
Differences in basis of fixed assets due to variations in tax and book accounting
  methods that reverse through depreciation........................................        889        466        595
Customers' advances for construction, net..........................................       (934)      (678)      (846)
Effect of change in tax accounting method..........................................         --       (866)        --
Adjustment to deferred tax assets and liabilities for enacted changes in the
  Federal tax rate.................................................................      2,120         --         --
Adjustment to recognize future rate recovery.......................................     (2,116)        --         --
Other, net.........................................................................        997       (552)      (616)
                                                                                     ---------  ---------  ---------
Total deferred income tax expense..................................................  $   3,009  $     361  $     810
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------


     The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before Federal tax and the actual Federal tax expense are as follows:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1993       1992       1991
                                                                                     ---------  ---------  ---------
Computed Federal tax expense at statutory rate.....................................  $   7,613  $   5,576  $   5,336
Increase (decrease) in tax expense for items to be recovered in future rates:
  Depreciation expense.............................................................        151        126       (135)
  Losses on asset disposals........................................................        (49)       (67)       (63)
  Costs capitalized for book, expensed for tax, net................................         --         --        389
Amortization of deferred investment tax credits....................................       (153)      (151)      (149)
Preferred stock dividend...........................................................        303        294        268
Adjustment to deferred tax assets and liabilities for enacted changes in the
  Federal tax rate.................................................................      2,120         --         --
Adjustment to recognize future rate recovery.......................................     (2,116)        --         --
Other, net.........................................................................         46         (5)      (131)
                                                                                     ---------  ---------  ---------
Actual Federal tax expense.........................................................  $   7,915  $   5,773  $   5,515
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

     During 1992, the Company filed an application with the Internal Revenue Service ('IRS') to change its tax accounting method with respect to interest and overhead costs capitalized on utility plant construction. This application, which was approved by the IRS, was made in order to place the Company in full compliance with the uniform capitalization rules of the Internal Revenue Code, which rules were enacted as part of the Tax Reform Act of 1986. As a result of this change, the Company amended its 1991 tax returns to incorporate this change for all utility plant constructed since 1986 and increased its taxable income for 1991 by $2,548, the cumulative impact of the change on all prior years. While the result of this change increased current tax expense by $1,073 in 1992, the Federal tax portion was offset by a deferred tax benefit of $866. Since the PUC does not allow the recovery of deferred state income taxes through rates, $312 of additional state income taxes were recorded, which increased the Company's effective tax rate in 1992 by 1.2%.

     The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities at December 31, 1993 are as follows:

Deferred tax assets:
  Customers' advances for construction.................................................................     $8,851
  Costs expensed for book not deducted for tax, principally accrued expenses and bad debt reserves.....        845
  Other................................................................................................        386
                                                                                                         ---------
  Total gross deferred tax assets......................................................................     10,082
  Less valuation allowance.............................................................................         --
Net deferred tax assets................................................................................     10,082
                                                                                                         ---------

Deferred tax liabilities:
  Utility Plant, principally due to depreciation and differences in the basis of fixed assets due to
     variation in tax and book accounting..............................................................     54,269
  Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of
     temporary differences.............................................................................     19,864
  Deferred investment tax credit.......................................................................      4,500
  Other................................................................................................        586
                                                                                                         ---------
Total gross deferred tax liabilities...................................................................     79,219
                                                                                                         ---------
Net deferred tax liability.............................................................................    $69,137
                                                                                                         ---------
                                                                                                         ---------

     At December 31, 1992 and 1991, the Company's deferred tax liabilities were $15,695 and $15,464, respectively.

     The Company made income tax payments, which include amounts related to discontinued operations, of $7,786, $5,134 and $5,335 in 1993, 1992 and 1991,
respectively. The Company's Federal income tax returns for all years through 1987 have been closed.

Accounts Receivable

                                                                                      DECEMBER 31,
                                                                                  --------------------
                                                                                    1993       1992
                                                                                  ---------  ---------
Billed water revenue............................................................  $   7,299  $   7,315
Unbilled water revenue..........................................................     10,531      9,227
Nonutility revenue..............................................................        501        118
                                                                                  ---------  ---------
                                                                                     18,331     16,660
Less allowance for doubtful accounts............................................        200        200
                                                                                  ---------  ---------
Net accounts receivable.........................................................  $  18,131  $  16,460
                                                                                  ---------  ---------
                                                                                  ---------  ---------

     All of the Company's customers are located in southeastern Pennsylvania. No single customer accounted for more than five percent of the Company's sales in 1993 or 1992 and no account receivable from any customer exceeded five percent of the Company's total stockholders' equity.

Property, Plant and Equipment

                                                                                  DECEMBER 31,
                                                                            ------------------------
                                                                               1993         1992
                                                                            -----------  -----------
Utility plant and equipment...............................................  $   428,737  $   390,138
Utility construction in progress..........................................        2,307        9,343
Nonutility plant and equipment............................................        2,258        2,395
                                                                            -----------  -----------
Total property, plant and equipment.......................................  $   433,302  $   401,876
                                                                            -----------  -----------
                                                                            -----------  -----------

     Depreciation is computed based on estimated useful lives of 5 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment, and all nonutility plant and equipment.

     Utility plant and equipment at December 31, 1993 includes the net assets of the water system acquired in December 1993.

Regulatory Asset

     A regulatory asset was established in 1993 in recognition of the expected recovery through future water rates of the additional liabilities associated with the adoption of Statement of Financial Accounting Standards No. 106 'Employers' Accounting for Postretirement Benefits Other Than Pensions' ('SFAS 106') and SFAS 109 'Accounting for Income Taxes'. The components of the regulatory assets as of December 31, 1993 are as follows:

Income Taxes.....................................................................    $49,533
Postretirement Benefits other than Pensions......................................      1,696
                                                                                   ---------
                                                                                     $51,229
                                                                                   ---------
                                                                                   ---------

Commitments

     The water utility maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water in order to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases total approximately $2,637 through 1998. The water utility purchased approximately $2,922 $2,649 and $3,006 of water under these agreements during the years ended December 31, 1993, 1992 and 1991, respectively.

     The water utility leases motor vehicles and other equipment under operating leases which are noncancellable and expire on various dates through 1997. During the next five years, $1,191 of future minimum lease payments are due: $768 in 1994, $314 in 1995, $108 in 1996, and $1 in 1997. Rent expense was $1,134 $1,019 and $927 for the years ended December 31, 1993, 1992 and 1991, respectively.

Long-term Debt and Loans Payable

                                                                                             DECEMBER 31,
                                                                                       ------------------------
                                                                                          1993         1992
                                                                                       -----------  -----------
First Mortgage Bonds secured by utility plant:
   6.875% Series, due 1993 (a).......................................................  $        --  $     4,500
   4.550% Series, due 1994 (a).......................................................        4,000        4,000
  10.125% Series, due 1995 (b).......................................................           --        4,400
   5.500% Series, due 1996 (a).......................................................        4,000        4,000
   7.875% Series, due 1997 (a).......................................................        5,000        5,000
   8.440% Series, due 1997 (c).......................................................       12,000       12,000
   9.200% Series, due 2001 (b).......................................................           --        3,150
   8.400% Series, due 2002 (b).......................................................        5,050        5,500
   5.950% Series, due 2002 (b).......................................................        3,600        4,000
  12.450% Series, due 2003 (b).......................................................           --       10,000
  13.000% Series, due 2005 (b).......................................................        8,000        8,000
  10.650% Series, due 2006 (b).......................................................       10,000       10,000
   9.890% Series, due 2008 (c).......................................................        5,000        5,000
   7.150% Series, due 2008 (b).......................................................       22,000           --
   9.120% Series, due 2010 (c).......................................................       20,000       20,000
   6.500% Series, due 2010 (b).......................................................        3,200        3,200
   9.170% Series, due 2011 (c).......................................................        5,000        5,000
   9.930% Series, due 2013 (c).......................................................        5,000        5,000
   9.970% Series, due 2018 (c).......................................................        5,000        5,000
   9.170% Series, due 2021 (b).......................................................        8,000        8,000
   9.290% Series, due 2026 (c).......................................................       12,000       12,000
                                                                                       -----------  -----------
Total First Mortgage Bonds...........................................................      136,850      137,750
Note payable to bank under revolving credit agreement, due February 1994.............       11,580       20,062
Revenue note, 9.5%, due December 1993................................................           --        2,500
Installment note payable, 9%, due in equal annual payments through December 2013.....        1,746        1,777
                                                                                       -----------  -----------
                                                                                           150,176      162,089
Current portion of long-term debt....................................................        4,884        8,581
                                                                                       -----------  -----------
Long-term debt, excluding current portion............................................  $   145,292  $   153,508
                                                                                       -----------  -----------
                                                                                       -----------  -----------
Proforma weighted cost of long-term debt at December 31,.............................          8.4%         8.6%
                                                                                       -----------  -----------
                                                                                       -----------  -----------

- ------------------
(a) Provisions of the water utility's trust indenture and supplements thereto relating to these First Mortgage Bonds require sinking fund payments amounting to 1/2 of 1% of the maximum aggregate principal amount of these bonds outstanding. These sinking fund payments may be deferred until final maturity by certification to the Trustee of the net amount of available permanent additions to utility plant. All prior sinking fund requirements have been deferred by such certification and it is expected that they will be deferred in the same manner for the next five years.
(b) The supplemental trust indentures relating to these First Mortgage Bonds require annual sinking fund payments.
(c) The supplemental trust indentures relating to these First Mortgage Bonds require no annual sinking fund payments.

     The supplemental indentures with respect to certain issues of the Bonds restrict the ability of the water utility to declare dividends, in cash or property, or repurchase or otherwise acquire the water utility's stock. As of December 31, 1993, approximately $51,000 of retained earnings were free of these restrictions. Certain supplemental indentures also prohibit the water utility from making loans to or purchasing the stock of the Company.

     Except for the amounts due under the water utility's revolving credit agreement, the Company's sinking fund payments and debt maturities for the next five years are as follows:

                                                                  1994       1995       1996       1997       1998
                                                                ---------  ---------  ---------  ---------  ---------
Sinking fund payments, net of expected deferrals..............  $     850  $     850  $   1,650  $   2,650  $   4,650
Maturities....................................................      4,034         37      4,040     17,044         48
                                                                ---------  ---------  ---------  ---------  ---------
Total.........................................................  $   4,884  $     887  $   5,690  $  19,694  $   4,698
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

     In April 1993, the water utility issued $22,000 First Mortgage Bonds 7.15% Series due 2008. Proceeds from this issue were used to fund the 1993 retirement of the First Mortgage Bonds noted below and to repay amounts outstanding under the water utility's revolving credit agreement. In June 1992, the water utility issued $7,200 of First Mortgage Bonds in two series: $4,000 5.95%, due 2002 and $3,200 6.5%, due 2010. The proceeds from these bonds were used to retire $7,200 First Mortgage Bonds 8.875% Series due 2010, at a premium of 2% or $144. The unamortized bond issuance expenses related to the 1992 retirements were $90.

     In May 1993, the water utility retired $4,400 First Mortgage Bonds 10.125% Series due 1995 and $3,150 First Mortgage Bonds 9.2% Series due 2001 at premiums of .447% or $20 and 3.07% or $97, respectively. In August 1993, the water utility retired $10,000 First Mortgage Bonds 12.45% Series due 2003 at a premium of 5.12% or $512. The unamortized bond issuance expenses related to the 1993 retirements were $28. The premiums paid on the early retirement of debt, along with the related unamortized bond issuance expense, were capitalized and are being amortized, in accordance with the Uniform System of Accounts prescribed by the PUC, over the life of the long-term debt used to fund the redemption.

     The water utility has a $22,000 revolving credit agreement due February 1994. The agreement had been amended to temporarily increase the available borrowings under this facility by $10,000 from August 1992 to April 1993 when proceeds were received from the issuance of bonds. Interest under this facility is based, at the water utility's option, on the prime rate, an adjusted federal funds rate, an adjusted certificate of deposit rate corresponding to the interest period selected or an adjusted Euro-Rate corresponding to the interest period selected. A commitment fee of 1/4 of 1% is charged on the unused portion of the loan. The average cost of borrowing under this facility was 4.0 and 4.2%, and the average borrowing was $11,723 and $9,011 during 1993 and 1992, respectively.

     In February 1994, the water utility replaced its expiring revolving credit facility with a $30,000 revolving credit agreement due March 1998. The terms of the new facility and the interest rate selection are substantially the same as the expiring facility. This agreement restricts the total amount of short-term borrowings of the water utility. A commitment fee of 1/8 of 1% is charged on the unused portion of the loan. The note payable to banks under the existing revolving credit agreement has been classified as long-term debt since funds under this new facility will be used to repay amounts outstanding under the existing facility.

     In 1992, a 9% installment note payable for $1,777 was issued in connection with the acquisition of the water utility assets of the Uwchlan Township Municipal Authority. This note requires annual payments of $191 which consist of both principal and interest.

     During 1992, the Company retired $25,000 of the 10.125% Debentures due July 1998 at a premium of 4.27% or $1,068. The premium, plus the write-off of the associated bond issuance expense of $195, net of income tax benefits of $429, have been classified as an extraordinary charge in the Company's Consolidated Statements of Income.

     At December 31, 1993 and 1992, the Company and the water utility had short-term lines of credit totaling $4,000. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $393 and $686 during 1993 and 1992, respectively. The maximum amount outstanding at the end of any one month was $819 in 1993 and $2,190 in 1992. Borrowings are at the lesser of the prime rate or an adjusted federal funds rate. In 1993 and 1992, a commitment fee of 1/4 of 1% was charged on the unused portion of the lines of credit. The average cost of borrowings under all lines during 1993 and 1992 was 4.4% and 4.9%, respectively.

     The total amount of interest paid on all borrowings, net of amounts capitalized, was $13,327, $16,876 and $15,184 in 1993, 1992 and 1991,
respectively.

Fair Value of Financial Instruments

     The carrying amount of current assets and liabilities which are considered financial instruments approximates their fair value as of the dates presented. The carrying amounts and estimated fair values of the Company's long-term financial liabilities as of December 31, 1993 are as follows:

                                                                             CARRYING     ESTIMATED
                                                                              AMOUNT     FAIR VALUE
                                                                            -----------  -----------
Long-term debt............................................................  $   150,176  $   177,562
Preferred stock of subsidiary with mandatory redemption...................       10,000       11,126

     The fair value of long-term debt and preferred stock has been determined by discounting their future cash flows using current market interest or dividend rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have carrying values of $24,379 and $6,179, respectively at December 31, 1993. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest-bearing instruments are payable annually through 2014, and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Preferred Stock of Subsidiary with Mandatory Redemption

     In February 1991, the water utility issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. Dividends of this issuance are payable quarterly and are cumulative. These shares are subject to mandatory redemption through an annual sinking fund equal to the par value of 14,285 shares plus accrued dividends starting in 1995 and ending in 2001. The sinking fund requirements may be met by a direct redemption of outstanding shares at par value plus any accrued dividends. The water utility has the right to redeem all or a portion of the preferred stock at a price above par beginning in 1995. Under the terms of the Stock Purchase Agreement, the water utility may not pay dividends on its common stock unless provision has been made for payment of the preferred dividends. As of December 31, 1993, all preferred dividends have been provided for. The water utility is authorized to issue up to 1,000,000 shares of preferred stock, with stated par value, in one or more series.

Net Income per Share and Equity per Common Share

     Net income per share is based on the weighted average number of common and dilutive common equivalent shares outstanding during the year. Common equivalent shares arise from stock options.

     Equity per common share was $11.89 and $10.88 at December 31, 1993 and 1992, respectively. These amounts were computed by dividing common stock-holders' equity by the number of shares of common stock outstanding at the end of each year.

Common Stockholders' Equity

     At December 31, 1993, the Company had 20,000,000 shares of common stock authorized; par value $.50. Shares outstanding at December 31, 1993, 1992 and 1991 were 11,429,968, 9,831,824 and 8,034,496, respectively. Treasury shares held at December 31, 1993, 1992 and 1991 were 135,472, 83,837 and 82,154, respectively.

     At December 31, 1993, the Company had 1,770,819 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

                                                                                  CAPITAL
                                                                                    IN
                                                           COMMON     TREASURY   EXCESS OF  RETAINED
                                                            STOCK       STOCK    PAR VALUE  EARNINGS      TOTAL
                                                         -----------  ---------  ---------  ---------  -----------
Balance at December 31, 1990...........................   $   3,931   $    (177) $  40,874  $  40,828  $    85,456
Net income.............................................          --          --         --      4,889        4,889
Dividends..............................................          --          --         --     (7,859)      (7,859)
Sale of stock..........................................         121          --      3,196         --        3,317
Executive Incentive Award Plan.........................          --         (62)      (262)        --         (324)
Exercise of stock options..............................           6          --        136         --          142
                                                         -----------  ---------  ---------  ---------  -----------
Balance at December 31, 1991...........................       4,058        (239)    43,944     37,858       85,621
                                                         -----------  ---------  ---------  ---------  -----------
Net income.............................................          --          --         --      4,292        4,292
Dividends..............................................          --          --         --     (8,866)      (8,866)
Sale of stock..........................................         869          --     24,322         --       25,191
Repurchase of stock....................................          --         (26)        --         --          (26)
Exercise of stock options..............................          31          --        728         --          759
                                                         -----------  ---------  ---------  ---------  -----------
Balance at December 31, 1992...........................       4,958        (265)    68,994     33,284      106,971
                                                         -----------  ---------  ---------  ---------  -----------

Net income.............................................          --          --         --     13,835       13,835
Dividends..............................................          --          --         --    (11,629)     (11,629)
Sale of stock..........................................         759          --     25,111         --       25,870
Repurchase of stock....................................          --        (992)        --         --         (992)
Exercise of stock options..............................          66          --      1,813         --        1,879
                                                         -----------  ---------  ---------  ---------  -----------
Balance at December 31, 1993...........................   $   5,783   $  (1,257) $  95,918  $  35,490  $   135,934
                                                         -----------  ---------  ---------  ---------  -----------
                                                         -----------  ---------  ---------  ---------  -----------

     In April 1993, the Company issued 1,100,000 shares of its common stock through a public offering, resulting in proceeds of $18,331, net of expenses. The proceeds of the offering and the stock plans described below were used by the Company to fund $29,000 of equity investments in the water utility during 1993.

     The Company has a Customer Stock Purchase Plan for the water utility's customers, and a Dividend Reinvestment and Optional Stock Purchase Plan for existing shareholders. Shares of common stock are sold at a five percent discount from the current market value under the Dividend Reinvestment Plan. Under these plans, 417,501, 1,737,461 and 243,019 shares of common stock were sold providing the

Company with $7,539, $25,191 and $3,317 of additional capital, after expenses, during 1993, 1992 and 1991, respectively.

In August 1993, the Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 250,000 shares of its common stock in the open market or through privately negotiated transactions. The number of shares purchased by the Company, if any, is limited to the number of shares sold under its Employee Stock Option Plans, Customer Stock Purchase Plan or Dividend Reinvestment and Optional Stock Purchase Plan. The purchase of shares has been authorized in order to offset the dilutive effect on earnings per share of issuances of additional shares under these plans. Funding for any stock purchases is not expected to have a material impact on the Company's financial position. During 1993, 51,635 shares have been purchased at a net cost of $992.

Shareholder Rights Plan

     The Company has a Shareholder Rights Plan designed to protect the Company's shareholders in the event of an unsolicited unfair offer to acquire the Company. Each outstanding common share is entitled to one Right which is evidenced by the common share certificate. In the event that any person acquires 25% or more of the outstanding common shares or commences a tender or exchange offer which, if consummated, would result in a person or corporation owning at least 30% of the outstanding common shares of the Company, the Rights will begin to trade independently from the common shares and, if certain circumstances occur, including the acquisition by a person of 25% or more of the outstanding common shares, each Right would then entitle its holder to purchase a number of common shares of the Company at a substantial discount. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The Rights are redeemable by the Company at a redemption price of $.02 per Right at any time before the Rights become exercisable. The Rights will expire on March 1, 1998, unless previously redeemed.

Employee Stock Plans

     The 1982 Stock Option Plan, which was terminated effective March 1988, was, and the 1988 Stock Option Plan is intended to provide officers and other key employees of the Company and its subsidiaries with an incentive in the form of a proprietary interest in the Company. These plans provide for the granting of qualified and nonqualified options to purchase the Company's common stock at not less than 100% of the market price on the day of grant. No additional grants may be made from the 1982 plan; 425,000 shares were reserved for grants under the 1988 plan. Generally, options are exercisable in installments of 20% annually starting one year from the date of the grant and expire 10 years from the date of the grant.

     The following table summarizes stock option transactions for both the 1982 and 1988 Plans:

                                                                   YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1993        1992        1991
                                                              ----------  ----------  ----------
Options granted.............................................     128,000     130,000      26,000
Options terminated..........................................     (95,100)     (2,500)   (183,800)
Options exercised...........................................    (136,800)    (61,550)    (11,500)
                                                              ----------  ----------  ----------
Net change..................................................    (103,900)     65,950    (169,300)
                                                              ----------  ----------  ----------
                                                              ----------  ----------  ----------
Balance of shares under option..............................     384,300     488,200     422,250
                                                              ----------  ----------  ----------
                                                              ----------  ----------  ----------

     Options exercised during 1993 ranged in price from $11.46 per share to $15.63 per share. The shares under option at December 31, 1993 are exercisable at prices ranging from $12.88 to $17.13 per share. At December 31, 1993, 122,740 shares were exercisable, and 500 options were available for grant.

     The Executive Incentive Award Plan, as amended, awarded key executives and senior managers incentive bonuses by allowing them to purchase a specified number of shares of common stock at par value. Awards under the plan are subject to vesting restrictions, generally five years from the date of issue. The plan expired by its terms on December 31, 1991, but one previous grant remains outstanding. At December 31, 1993 and 1992, 10,000 shares of stock were subject to vesting restrictions.

Pension Plans and Other Postretirement and Postemployment Benefits

     The Company has defined benefit pension plans which cover the majority of all full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. As a result of certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company, in 1989, adopted a nonqualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has a Supplemental Executive Retirement Plan for two employees. The net pension costs and obligations of these plans are included in the tables which follow.

     The Company's pension expense includes the following components:

                                                                        YEARS ENDED DECEMBER 31,
                                                                     -------------------------------
                                                                       1993       1992       1991
                                                                     ---------  ---------  ---------
Benefits earned during the year....................................  $   1,062  $     897  $   1,193
Interest cost on projected benefit obligation......................      3,026      2,758      2,838
Actual return on plan assets.......................................     (4,989)    (2,571)    (9,094)
Net amortization and deferral......................................      1,643       (764)     6,223
Capitalized costs..................................................        (69)        --       (228)
Rate-regulated adjustment..........................................       (375)      (320)       465
                                                                     ---------  ---------  ---------
Net pension cost...................................................  $     298  $      --  $   1,397
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

     The rate-regulated adjustment set forth above is required in order to reflect pension expense for the water utility in accordance with the method used in establishing the current water rates.

     The assets and obligations of the plans are as follows:

                                                                        DECEMBER 31,
                                                                    --------------------
                                                                      1993       1992
                                                                    ---------  ---------
Accumulated benefit obligation:
  Vested..........................................................  $  32,869  $  27,192
  Nonvested.......................................................      1,892      1,608
                                                                    ---------  ---------
  Total...........................................................  $  34,761  $  28,800
                                                                    ---------  ---------
                                                                    ---------  ---------
Projected benefit obligation......................................  $  43,551  $  36,628
Plan assets at fair value, primarily equity and fixed income
  commingled funds................................................     41,744     38,031
                                                                    ---------  ---------
Plan assets in excess of (less than) projected benefit
  obligation......................................................     (1,807)     1,403
Unrecognized net loss (gain) from past experience different from
  that assumed and effects of changes in assumptions..............        948     (1,385)
Unrecognized prior service cost...................................        533        477
Rate-regulated adjustment.........................................       (328)    (1,144)
Unrecognized net obligation.......................................        718        837
                                                                    ---------  ---------
Prepaid pension costs included in other current assets............  $      64  $     188
                                                                    ---------  ---------
                                                                    ---------  ---------

     The accumulated benefit obligation represents the actuarial present value of benefits based on historical compensation and historical years of service. The projected benefit obligation represents the actuarial present value of benefits based on future projected compensation levels and historical years of service. The unrecognized net obligation is being amortized over 15 years starting January 1986 and the unrecognized prior service cost is being amortized over 14 years starting January 1990.

     The accumulated and projected benefit obligations were calculated using the projected unit credit method, and reflect the following assumptions: discount rates of 7.00% for 1993, 8.00% for 1992 and 8.25% for 1991; increase in future compensation levels of 5.5% for 1993 and 6.5% for 1992 and 1991; and long-term rate of return on assets of 10% for 1993, 1992 and 1991.

     In addition to providing pension benefits the water utility offers certain Postretirement Benefits other than Pensions ('PBOPs') to employees retiring with at least 15 years of service. These PBOPs include continuation of medical and prescription drug benefits for all eligible retirees and a life insurance policy for eligible union retirees.

     In 1993, the water utility amended its postretirement medical and prescription drug benefits for non-union employees adopting a graduated eligibility schedule applicable to employees who had not met the eligibility requirements of 15 years of service and at least 55 years of age to participate in the plan as of December 31, 1993. Additionally, the 1993 amendments shift the burden of excessive future medical inflation to such non-eligible employees as the water utility's contribution toward the benefits is limited to a medical inflation rate of no more than 5% per year.

     In January 1993, the Company adopted SFAS 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions'. Under SFAS 106, the cost of PBOPs is recognized on an accrual basis as employees perform services for the Company. Prior to 1993, the costs for these benefits were recognized on a cash, or 'pay-as-you-go' basis.

     As of January 1, 1994, the Company's Accumulated Postretirement Benefit Obligation ('APBO') related to SFAS 106 was approximately $15,580. The annual 1993 PBOP costs computed under SFAS 106 are $2,260, which include a 20-year amortization of the Company's APBO and $564 of 'pay-as-you-go' costs. The Company's 1992 and 1991 PBOP costs computed under the 'pay-as-you-go' method were $511 and $446, respectively. Costs computed under SFAS 106 for 1993 included the following components:

                                                                                      1993
                                                                                    ---------
Benefits earned during the period.................................................  $     325
Interest cost.....................................................................      1,192
Amortization of APBO..............................................................        743
                                                                                    ---------
Gross PBOP cost...................................................................      2,260
Adjustment to recognize future rate recovery......................................     (1,696)
                                                                                    ---------
Net PBOP cost.....................................................................  $     564
                                                                                    ---------
                                                                                    ---------

     The water utility's current water rates include recovery of PBOP costs on the 'pay-as-you-go' basis. In November, 1993, the PUC approved deferral of the water utility's incremental SFAS 106 costs until such time as they are included in the Company's base rates. In granting this approval, the PUC declared the regulatory asset recorded pursuant to their decision allowable for ratemaking purposes in Pennsylvania and concluded that the water utility was allowed to make a claim to recover in rates both the annual SFAS 106 costs and the regulatory asset. These acknowledgements, coupled with the PUC's 1993 actions to approve SFAS 106 costs in other utility rate proceedings, provide sufficient basis for the establishment of a regulatory asset in accordance with Statement of Financial Accounting Standards No. 71, 'Accounting for the Effects of Certain Types of Regulation' and the Financial Accounting Standards Board's ('FASB') Emerging Issues Task Force consensus position. Accordingly, a regulatory asset has been established for such deferrals. As a result, the adoption of SFAS 106 has had no effect on the Company's results of operations for 1993 and the Company does not expect the adoption of this standard to have a significant impact on future period operating results. In December 1993, the water utility initiated a base rate filing with the PUC requesting, among other things, recovery through water rates of its PBOP costs computed under SFAS 106, including a five-year amortization of the SFAS 106 costs it has recorded as a regulatory asset. The Pennsylvania Office of Consumer Advocate has appealed other utility rate decisions to the Commonwealth Court, when the PUC allowed rate recovery of the utility's incremental SFAS 106 costs. If the Court should reverse the PUC decision, the Company's 1994 SFAS 106 expense and all amounts previously deferred would likely be charged to expense, reducing 1994 net income by approximately $1,900.

     The APBO and the 1993 PBOP costs are calculated utilizing the following assumptions: discount rate of 7%; medical inflation rates of 12%, reducing to 5% in 1994 for those employees not eligible by December 31, 1993, and to 4.5% by 2002 for all others; and no return on plan assets. The effect of a 1% increase in the assumed medical inflation rates would be to increase the APBO and the 1993 PBOP costs by $1,940 and $196, respectively.

     The Company has not begun funding its SFAS 106 liability and expects to do so in conjunction with the inclusion of these costs in water rates, anticipated in the third quarter of 1994.

     In November 1992, FASB issued Statement of Financial Accounting Standards No. 112 'Employers' Accounting for Postemployment Benefits' ('SFAS 112'). Under SFAS 112, the cost of postemployment benefits must be recognized on an accrual basis as employees perform services for the Company. The costs for these benefits are currently recognized at the time they are paid. Many of the provisions and concepts of SFAS 112 are similar to current standards on accounting for pensions and postretirement benefits. Historically, the Company has experienced minimal postemployment medical costs and the Company has already established adequate reserves for other costs which are accruable under this standard. Consequently, the implementation of SFAS 112 in the first quarter of 1994 is expected to have little or no impact on the results of operations or financial position of the Company.

Water Rates

     The water utility filed an application with the PUC on December 3, 1993 requesting a $14,000 or 14% increase in annual revenues. This application is currently pending before the PUC and a final determination is anticipated before September 1994.

     The water utility has been granted rate increases of 7.4% and 7.7% effective June 1, 1993 and October 18, 1991, respectively. These increases were calculated to provide annual revenues of approximately $6,750 and $6,530, respectively. In addition to the general rate increases, the water utility, in August 1991, was permitted to add a surcharge to its bills in order to recover costs associated with Pennsylvania tax rate increases. The surcharge generated additional revenue of $706, $2,281 and $1,292 in 1993, 1992 and 1991, respectively. Effective June 1, 1993, the Company no longer added the surcharge to its bills as the appropriate costs were included in the water rates which took effect on that date.

Selected Quarterly Financial Data (Unaudited)

                                                                                1993
                                                       -------------------------------------------------------
                                                                                                      TOTAL
                                                         FIRST     SECOND      THIRD     FOURTH       YEAR
                                                       ---------  ---------  ---------  ---------  -----------
Earned revenues......................................  $  22,726  $  25,048  $  27,948  $  25,522  $   101,244
Operating expenses...................................     10,733     11,205     12,078     11,973       45,989
Net income...........................................      2,587      3,604      4,257      3,387       13,835
Net income per share.................................        .26        .33        .38        .30         1.27
Dividend paid per share..............................        .26        .27        .27        .27         1.07
Price range of common stock
  - high.............................................      18.25      18.38      20.75      20.13        20.75
  - low..............................................      15.63      17.25      18.13      17.75        15.63

                                                                                1992
                                                       -------------------------------------------------------
Earned revenues......................................  $  22,925  $  23,236  $  24,175  $  22,971  $    93,307
Operating expenses...................................     10,875     10,594     11,151     10,404       43,024
Income, continuing operations........................      2,102      2,628      3,071      2,825       10,626
Income per share, continuing operations..............        .26        .32        .35        .30         1.23
Loss, discontinued operations........................         --         --     (5,500)        --       (5,500)
Loss per share, discontinued operations..............         --         --       (.63)        --         (.63)
Extraordinary charge.................................         --         --       (784)       (50)        (834)
Extraordinary charge per share.......................         --         --       (.09)      (.01)        (.10)
Net income (loss)....................................      2,102      2,628     (3,213)     2,775        4,292
Net income (loss) per share..........................        .26        .32       (.37)       .29          .50
Dividend paid per share..............................        .26        .26        .26        .26         1.04
Price range of common stock
  - high.............................................      16.00      14.88      16.38      16.63        16.63
  - low..............................................      14.38      13.75      14.25      15.63        13.75

     High and low prices of the Company's common stock are as traded on the New York Stock Exchange.

                              MANAGEMENT'S REPORT

     The consolidated financial statements and related information for the years ended December 31, 1993, 1992 and 1991 were prepared by management in accordance with generally accepted accounting principles and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

     The Company has an internal accounting control structure designed to provide reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded in accordance with established policies and procedures. The internal control structure is supported by the selection and training of qualified personnel, the delegation of management authority and responsibility and dissemination of policies and procedures.

     The Company's independent auditors, KPMG Peat Marwick, provide an independent review of management's reporting of results of operations and financial condition. KPMG Peat Marwick has audited the financial statements by conducting tests as they deemed appropriate and their report follows.

     The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is composed of three outside Directors who meet periodically with management and the independent auditors. The Audit Committee held two meetings in 1993.

                 Nicholas DeBenedictis                                       Michael P. Graham
                 Chairman and President                               Senior Vice President -- Finance
                                                                               and Treasurer

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

     We have audited the accompanying consolidated balance sheets of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for income taxes and postretirement benefits other than pensions to adopt the provisions of Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' and No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions'.

                                          KPMG PEAT MARWICK

Philadelphia, Pennsylvania
February 1, 1994

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

General Information

     Philadelphia Suburban Corporation ('PSC' or the 'Company') is composed of two businesses, a regulated water utility (Philadelphia Suburban Water Company or 'PSW'), and a nonregulated data processing service bureau (Utility & Municipal Services, Inc.). The service bureau operations are not significant to the financial results of the Company and, therefore, are not discussed separately. In 1990, the Board of Directors authorized the sale of Mentor Information Systems, Inc., Digital Systems, Inc., American Tele/Response Group, Inc., Stoner Associates, Inc., and its subsidiary Kesler Engineering, Inc.; and in the first quarter of 1991, the Board of Directors authorized the sale of PSC Engineers & Consultants, Inc. In 1991, the Company sold all of these businesses with the exception of American Tele/Response Group, Inc. and Kesler Engineering, Inc., which were both sold in early 1993. The results of operations of these businesses during the period they were owned by the Company are accounted for as discontinued operations. See Results of Operations - Discontinued Operations.

Results of Operations

     Following are selected five-year financial statistics for the Company:

                                                                      YEARS ENDED DECEMBER 31,
                                                       -------------------------------------------------------
                                                          1993        1992       1991       1990       1989
                                                       -----------  ---------  ---------  ---------  ---------
Earned revenues......................................  $   101,244  $  93,307  $  88,648  $  82,267  $  75,993
                                                       -----------  ---------  ---------  ---------  ---------
Income from continuing operations before income
  taxes..............................................  $    24,261  $  18,661  $  17,260  $  15,569  $  14,776
                                                       -----------  ---------  ---------  ---------  ---------
Operating Statistics
Earned revenues......................................        100.0%     100.0%     100.0%     100.0%     100.0%
Costs and expenses:
  Operating expenses.................................         45.4       46.1       48.1       51.2       51.0
  Depreciation and amortization......................         10.8       10.1        9.3        9.6        9.4
  Taxes other than income taxes......................          6.8        7.0        6.9        5.5        5.1
  Interest and debt expenses*........................         13.8       17.1       17.5       17.4       16.4
  Allowance for funds used during construction.......         (0.8)      (0.3)      (1.3)      (2.6)      (1.3)
                                                       -----------  ---------  ---------  ---------  ---------
Total costs and expenses.............................         76.0       80.0       80.5       81.1       80.6
                                                       -----------  ---------  ---------  ---------  ---------
Income from continuing operations before income
  taxes..............................................         24.0%      20.0%      19.5%      18.9%      19.4%
                                                       -----------  ---------  ---------  ---------  ---------
                                                       -----------  ---------  ---------  ---------  ---------
Effective tax rates..................................         43.0%      43.1%      41.0%      37.5%      37.2%
                                                       -----------  ---------  ---------  ---------  ---------
                                                       -----------  ---------  ---------  ---------  ---------
Income from continuing operations as a percentage of
  average common stockholders' equity................         11.4%      11.0%      11.9%      11.4%      11.1%
                                                       -----------  ---------  ---------  ---------  ---------
                                                       -----------  ---------  ---------  ---------  ---------

- ------------------
* Includes dividends on preferred stock of subsidiary with mandatory redemption.

     Following are selected five-year operating and sales statistics for PSW:

                                                                     YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------------------------------
                                                     1993         1992         1991         1990         1989
                                                  -----------  -----------  -----------  -----------  -----------
Daily sendout (Million gallons per day)
  Maximum.......................................        120.7        101.3        109.5        103.4         96.4
  Average.......................................         89.1         85.4         87.2         88.4         87.9
                                                  -----------  -----------  -----------  -----------  -----------
Metered customers
  Residential...................................      232,684      230,740      223,635      222,660      221,524
  Commercial....................................       10,720       10,547        9,800        9,763        9,634
  Industrial....................................          832          837          820          831          836
  Other.........................................        2,959        2,664        2,361        2,206        2,036
                                                  -----------  -----------  -----------  -----------  -----------
     Total......................................      247,195      244,788      236,616      235,460      234,030
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Consumption per customer in gallons
  Average.......................................      110,368      108,258      110,978      110,281      111,948
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
Revenues from water sales
  Residential...................................  $    66,656  $    60,239  $    58,053  $    53,702  $    48,591
  Commercial....................................       20,112       19,235       18,031       16,712       15,082
  Industrial....................................        4,601        4,500        4,126        4,083        3,861
  Other.........................................        8,092        7,577        6,856        6,205        5,581
                                                  -----------  -----------  -----------  -----------  -----------
     Total......................................  $    99,461  $    91,551  $    87,066  $    80,702  $    73,115
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

     Income from continuing operations of the Company has grown at an annual compound rate of approximately 8.4% during the five-year period ended December 31, 1993. During this same period, revenues and total expenses, other than income taxes, have grown at compound rates of 6.7% and 5.7%, respectively.

Earned Revenues

     Water revenues have accounted for approximately 98% of the Company's earned revenues from continuing operations during the five-year period covered above. The balance of the revenue from continuing operations is primarily associated with data processing services that have remained relatively constant.

     The growth in water revenues over the past five years is primarily a result of increases in rates and, to a lesser extent, an increase in customer base. Revenues in 1993 also increased as a result of the December 1992 acquisitions of two municipal water systems which provided water revenues of $2,052. Excluding the 7,748 customers that were added as a result of the acquisitions in December 1992 and 1993, the customer base increased at a five-year annual compound rate of .6%. This increase represents normal expansion within the water utility's established 339-square-mile service territory. Water rates have increased by 32% since 1989, reflecting an annual compound growth rate of 5.6% over the five-year period.

     Rates charged by PSW for water service are subject to the approval of the Pennsylvania Public Utility Commission ('PUC'). PSW continuously reviews the necessity of filing applications with the PUC for increases in rates charged for water service. Among the factors considered by management in determining the need to apply for increased rates are: changes in the cost of capital and the capital structure of PSW; increases in operating expenses (including wages, fringe benefits, electric and chemical expenses), depreciation and taxes experienced since the previous rate decision; and the amount of utility plant additions and replacements made since the previous rate decision. Based on these assessments, PSW will periodically file a request with the PUC to increase its rates. Typically, the PUC will suspend the rate request for up to nine months during which time hearings on the merits of the request are held. During these hearings, the views of PSW as well as the PUC staff, the Consumer Advocate and other interested parties are presented and evaluated.

     The return allowed on PSW's common equity is a major factor in the determination of rates and is also evaluated before applying for a rate increase. The return on common equity allowed by the PUC has declined in recent years from 13.7% allowed in the 1988 increase. The 1991 rate increase, in which a 12% return on common equity was allowed, was the most recent request that the PUC specified a return on common equity for PSW. The rate increases which were effective in June 1993 and September 1990 resulted from settlements, with PUC approval, between the Company and the opposing parties and, as such, no determination of the rate of return on common equity was made by the PUC.

     Over the past 10 years, PSW had applied for, and received the following rate increases from the PUC:

                                                             RATE         RATE        RETURN ON      RETURN ON
                                                           INCREASE     INCREASE       EQUITY         EQUITY
DATE FILED                   EFFECTIVE DATE                REQUESTED     ALLOWED      REQUESTED       ALLOWED
- ---------------------------  ---------------------------  -----------  -----------  -------------  -------------
March 1984                   December 1984                     12.2%         6.9%         16.5%          16.5%
July 1985                    April 1986                        16.9%         9.2%         16.0%          15.0%
October 1987                 July 1988                         12.2%         7.8%         14.5%          13.7%
April 1989                   December 1989                     13.2%         9.0%         14.1%          12.7%
March 1990                   September 1990                     9.7%         4.3%         13.5%        Settled
January 1991                 October 1991                      13.1%         7.7%         13.2%          12.0%
November 1992                June 1993                         17.6%         7.4%         12.9%        Settled

     On December 3, 1993, PSW filed a request with the PUC to increase its rates by 14% or $14,000 on an annual basis. Included in this filing is a requested return on common equity of 11.9%. In January 1994, the PUC suspended this request and hearings on the merits of the request are expected in March and April of 1994. The PUC is anticipated to rule on the rate request by August 1994.

     In addition to the rate increases noted above, the PUC has adjusted rates to reflect changes in the tax laws. Effective August 1991, PSW was allowed to add a 4.1% surcharge to its bills in order to recover costs associated with an increase in certain Pennsylvania tax rates. Initially, this surcharge allowed PSW to recover during the seven-month period from August 1991 to March 1992, most of the additional tax expenses that were incurred during the 15-month period from January 1991 to March 1992. In accordance with PUC regulations, the surcharge was recomputed to 2.03% for bills rendered from April 1992 to March 1993 and to 1.97% for bills rendered from April 1993 to May 1993, reflecting the more timely recovery of these additional taxes. Recovery of the additional tax expenses was incorporated into PSW's base rates which took effect on June 1, 1993 and the surcharge was no longer added to bills for water service subsequent to that date. Revenues associated with the surcharge were $706 in 1993, $2,281 in 1992 and $1,292 in 1991.

     'Sendout' represents the quantity of treated water delivered to the distribution system and is used by management as an indicator of customer demand. Consumption per customer is the sendout that was used by metered customers and is based on the actual bills rendered during the year adjusted for the estimated unbilled customer usage. Over the past five years, an average of approximately 81.9% of the sendout was consumed by metered customers. The majority of the balance was used through unmetered fixed-rate fire hydrants, lost through leaks in water mains or used by PSW in its operations. PSW's ratio of metered customer use to total sendout is consistent with industry statistics. The percentage of water consumed by metered customers was 83.4% in 1993, 82.2% in 1992 and 82.3% in 1991. The improvement in the percentage of sendout consumed by metered customers is associated with fewer main breaks, particularly in the past three years when the winter months were less severe, PSW's leak detection and water main rehabilitation programs, and an increase in the number of newer and more accurate meters.

     In 1993, the average consumption per customer improved over 1992 but was still slightly below the average for the years 1989 to 1991. While consumption in 1993 improved significantly during the summer months, this improvement was largely offset by decreases in consumption during the balance of the year. In 1992, average consumption decreased by 2.5% over 1991 and it is believed that this decrease was associated with the cool, wet weather experienced in the late spring and early summer of that year. The recession, which impacted most classes of customers, and conservation by customers also may have had an impact on consumption in the past two years.

     Water consumption tends to be impacted by weather conditions, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. Except for 1992, the average annual consumption per customer over the past five years was relatively constant. The spring and summer of 1992 were characterized by cooler weather with frequent rains and consumption declined. It is difficult to establish an exact correlation between the weather and water consumption, since conservation and even day-to-day variations in weather patterns can have an effect. Conservation efforts and mandated water use restrictions in response to drought conditions in prior years have also had an effect on water consumption.

Operating Expenses

     Operating expenses of a water utility company may be grouped into the general categories of collection, pumping, purification, distribution and administration. These expenses for 1993, 1992 and 1991 totaled $44,480, $41,314 and $40,059, respectively. All elements of cost are subject to the effects of inflation, as well as the effects of changes in water consumption and the degree of treatment required due to variations in the quality of the raw water being processed. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption and raw water quality. Maintenance expenses are sensitive to extreme cold weather, which can cause water mains to rupture.

     PSW's operating expenses increased in 1993 over 1992 by 7.7% due to increased wages and employee benefit costs; operating expenses associated with the December 1992 acquisitions and the cost to process and distribute the increased volume of water sold. The increase in 1992 over 1991 of 3.1% was associated with wage increases offset in part by reductions in variable costs due to the reduction in water sales.

     Corporate costs related to continuing operations were 1%, 2% and 4% of the Company's operating expenses in 1993, 1992 and 1991, respectively. Such expenses include those unallocated general and administrative expenses associated with maintaining a publicly-held company.

Depreciation and Amortization

     Depreciation expense was $9,927, $8,646 and $7,612 in 1993, 1992 and 1991,
respectively, and has increased principally as a result of the significant capital expenditures made to expand and modernize the water utility plant. Depreciation expense was approximately 2.2% of the average utility plant in service for all years. Amortization expense, which was $1,008, $800 and $641 in 1993, 1992 and 1991, respectively, increased in each of the last two years due to the frequency of rate request filings and a decrease in the time frame over which those costs are amortized.

Taxes Other than Income Taxes

     Taxes other than income taxes increased by 6% in 1993 and by 7% in 1992 over the previous year. The majority of the increase in both years was associated with increases in the bases on which the Pennsylvania Public Utility Realty Tax (PURTA) and the Capital Stock Tax are calculated. The increase in taxable base for the PURTA is due to the increases to utility plant over the past two years, including the December 1992 and 1993 acquisitions, while the increase in the Capital Stock Tax is due to the common equity raised over the past two years.

Interest and Debt Expenses

     Interest expense was $13,108, $15,068 and $14,781 in 1993, 1992 and 1991,
respectively. The decrease in 1993 was due to reductions in total debt outstanding, the refinancing in the past two years of certain First Mortgage Bonds at PSW with lower-cost debt and reductions in interest rates on borrowings under PSW's revolving credit facility. The Company was able to reduce its average outstanding debt in 1993 with the proceeds it received from the sale of common stock and the discontinued operations. Interest expense increased in 1992 over 1991 due to higher average borrowings during that year, offset in part by lower interest rates on borrowings under PSW's revolving credit facility.

Allowance for Funds Used During Construction

     The allowance for funds used during construction ('AFUDC') was $805, $258 and $1,194 in 1993, 1992 and 1991, respectively, and has varied over the years as a result of changes in the average balance of utility plant construction in progress, to which AFUDC is applied, and, to a lesser extent, to changes in the AFUDC rate.

     The average balance of construction in progress to which AFUDC is applied was $8,379, $3,197 and $14,372 in 1993, 1992 and 1991, respectively. The variances in these average balances are primarily due to a $32,700 water treatment plant placed in service in mid-1991 and an $11,500 treatment plant placed in service in November 1993. AFUDC was no longer applied to these projects after they were placed in service but was applied to an ever-increasing base during the period they were under construction. The average cost of capital on which the AFUDC rate was based, has declined since 1991 reflecting similar decreases in interest rates and the allowed return on PSW's common equity.

Income Taxes

     The Company's effective income tax rate was 43.0% in 1993 as compared to 43.1% in 1992 and 41.0% in 1991. The effective tax rate declined in 1993, despite a 1% increase in the statutory federal tax rate, due to a reduction of operating expenses at the parent company which are not deductible for state income taxes. In 1992, the Company filed with the Internal Revenue Service ('IRS') a request to change its method of accounting with respect to interest and overhead costs capitalized on utility plant construction. As a result of this request, the Company incurred additional state income taxes which increased the effective tax rate in 1992.

Discontinued Operations

     As a result of deterioration in the operating results and backlog of future work at the discontinued operations during 1992, and a substantial reduction in the estimated net proceeds from the ultimate disposition of the businesses, a charge of $5,500 was taken in the third quarter of 1992 to reflect the Company's revised estimate of the ultimate loss on the disposition of these businesses. In the third quarter of 1991, a similar charge of $5,000 was taken to reflect the then current estimate as to the ultimate outcome of the Company's divestiture effort. Both charges were based on estimates, which considered the facts and circumstances known at the time the charges were taken, and included projections of operating results through the expected disposition dates and estimates of the net proceeds from the dispositions. Delays in finding suitable buyers, further deterioration in operating performance and the resulting decline in the estimated net proceeds from the disposition were the most significant variations from the Company's previous projections as to the ultimate results of the divestiture efforts. The timing and the net proceeds from the disposition of the two businesses sold in the first quarter of 1993, and the operating losses during the period they were owned by the Company were within the estimated reserves established in the third quarter of 1992 and the Company does not foresee the need for any further charges to income related to the discontinued operations. The balance of the reserves for discontinued operations were established to cover future additional costs associated with these operations, including administrative, legal and tax services; contingent legal and lease obligations and certain employee costs.

Summary

     Operating income from continuing operations in 1993, 1992 and 1991 was $37,430, $34,337 and $31,637, respectively, and income from continuing operations was $13,835, $10,626 and $10,179, respectively, for the same periods. On a per share basis, income from continuing operations in 1993, 1992 and 1991 was $1.27, $1.23 and $1.29, respectively. The increase in the per share income from continuing operations in 1993 over 1992 was due to the aforementioned improvements in profits offset in part by a 25.7% increase in the average number of shares outstanding during the year.

     Although the Company has experienced increased income from continuing operations in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability. This in turn will provide the level of internal funds necessary to expand and modernize the utility plant.

     Net income in 1993, 1992 and 1991 was $13,835, $4,292 and $4,889,
respectively. Net income in 1993 improved as compared to 1992 due to increased income from continuing operations and to the absence of charges related to the discontinued operations and the early retirement of debt. Net income in 1992 declined as compared to 1991 as a result of the losses related to the discontinued operations and the extraordinary charge related to the early retirement of parent company debt, offset by the improvement in income from continuing operations.

Fourth Quarter Results

     Income from continuing operations for the fourth quarter of 1993 increased by $562 to $3,387 primarily as a result of a $2,551 increase in revenues and reduced interest expense during this period. The increase in revenues is a result of the 7.4% rate increase which took effect in June 1993 and to a slight increase in water sales during the quarter. The increase in revenues was partially offset by higher operating expenses, income taxes, depreciation, amortization and taxes other than income taxes. Operating expenses increased as a result of an increase in variable costs associated with the increase in water sales, wage increases, an increase in costs associated with main breaks and to expenses related to the December 1992 acquisitions. Depreciation increased due to utility plant additions made since the fourth quarter of 1992. Amortization increased primarily due to the amortization of costs associated with the June 1993 rate increase. Taxes other than income taxes increased primarily because of the increase in the base on which the PURTA and Capital Stock Tax are computed. Interest declined in the fourth quarter primarily as a result of the retirement of $25,000 of parent company debt in the second half of 1992 and lower interest rates.

Recent Events

     In January and February 1994, the extreme cold weather experienced in PSW's service territory caused an abnormally high number of water main breaks and as a result, maintenance expenses have increased. In addition, sendout increased, and while some of this increase is associated with the water main breaks, a portion of the increase in sendout may be due to additional use by customers who allowed water to run in order to keep pipes within their properties from freezing. Any increase in revenues attributable to additional customer use will not be determined until the end of the first quarter and consequently, the impact of the weather on the results of operations during this period is unknown at this time.

Effects of Inflation

     The effects of inflation on the Company during the past several years have not been significant. As a regulated enterprise, PSW's rates are established to provide recovery of costs and a return on its investment. Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. During periods of moderate to low inflation, as has been experienced for the past several years, the effects of inflation on the water utility's operating results are not significant.

Regulatory Asset

     During the year, the Company adopted Statement of Financial Accounting Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions' ('SFAS 106') and Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'). These standards require PSW to compute its income tax expense and its postretirement benefit costs other than pensions ('PBOP') in a manner which differs from the computations used to establish the recovery of expenses in the rate making process. A regulatory asset was established during the year to defer the incremental costs related to the adoption of the new standards and to recognize their expected recovery through future water rates. During the year a regulatory asset of $51,229 was recorded of which $1,696 relates to SFAS 106 and $49,533 relates to SFAS 109.

     The use of regulatory accounts is permitted by Statement of Financial Accounting Standards No. 71 'Accounting for the Effects of Certain Types of Regulation' ('SFAS 71'), which recognizes that the economic effects of regulations on a utility can sometimes require accounting which is different from that applied to enterprises in general in order for the financial statements to be presented fairly. A recent interpretation of SFAS 71 by the Emerging Issues Task Force of the Financial Accounting Standards Board ('FASB'), whose positions are a source of generally accepted accounting principles ('GAAP'), indicates that the use of a regulatory asset to offset the impact of costs computed under SFAS 106 is appropriate only if certain conditions are met. Primary among these conditions is the assessment that it is probable that the PUC will allow costs as defined by SFAS 106, including amounts previously deferred, to be recovered in the rates the Company charges its customers.

     The Company's rate request filed on December 3, 1993 includes costs computed under SFAS 106. In addition, during 1993, PSW requested and was granted PUC approval to record the regulatory asset as it relates to SFAS 106. In granting the request, the PUC declared the regulatory asset recorded pursuant to their decision allowable for ratemaking purposes and concluded that the water utility was allowed to make a claim to recover in rates both the annual SFAS 106 costs and the regulatory asset. These acknowledgements, coupled with the PUC's 1993 actions to approve SFAS 106 costs in other utility rate proceedings, provide sufficient basis for the establishment of a regulatory asset for the excess costs computed under SFAS 106.

     In 1993, the Pennsylvania Office of Consumer Advocate, in response to the PUC's approval of other utility requests for deferral or recovery of SFAS 106 costs, appealed selected cases to the Commonwealth Court. Should the Court reverse the PUC's approval, the Company would likely cease deferring any cost associated with SFAS 106 and all amounts previously deferred would be expensed. However, since the Company does not intend to fund the excess of its SFAS 106 cost over the pay-as-you-go-cost if rate recovery is not provided, cash flow from operations will not be impacted.

     Income tax expense recognized in the rate making process has generally been limited to current tax expense plus deferred Federal taxes as they related to certain depreciable assets. The PUC has generally not recognized deferred income tax expenses related to any state tax or on other differences between book and taxable income. As a result, tax expense for rate making purposes has been reduced resulting in rates which have been lower than they would have been had financial accounting standards been used in establishing rates. Management believes that the PUC will continue to follow its practice of allowing rate recovery of current taxes and accordingly, recovery of the additional taxes included in the regulatory asset will occur as the temporary differences reverse.

Financial Condition

Cash Flow and Capital Expenditures

     Net operating cash flow, dividends and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 1993 are as follows:

                                                     NET
                                                  OPERATING                 CAPITAL
                                                  CASH FLOW    DIVIDENDS  EXPENDITURES
                                                 ------------  ---------  -----------
1989...........................................   $   17,432   $   6,929   $  32,331
1990...........................................       16,897       7,641      30,774
1991...........................................       19,121       7,859      22,335
1992...........................................       22,638       8,866      21,719
1993...........................................       26,940      11,629      27,958
                                                 ------------  ---------  -----------
                                                  $  103,028   $  42,924   $ 135,117
                                                 ------------  ---------  -----------
                                                 ------------  ---------  -----------

     Of the $135,117 in capital expenditures made in the past five years, $134,800 results from PSW's construction program. Included in PSW construction expenditures are: $44,200 for the construction of two surface water treatment plants; $18,684 for new water mains; and $16,750 for the rehabilitation of existing water mains. During this five year period, PSW received $16,152 of advances and contributions in aid of construction to finance new water mains. In addition to its capital program, PSW has made sinking fund contributions aggregating $5,850, replaced $40,981 of debt and has refunded $10,444 of customer advances for construction over the past five years and expended $10,451 related to the December 1993 and 1992 acquisitions of three municipal water systems.

     Since net operating cash flow to PSW plus advances and contributions in aid of construction have not been sufficient to fully fund its cash requirements, PSW issued approximately $69,000 of long-term debt during the past five years, $10,000 of preferred stock in 1991 and received $29,000 of equity investments from the Company during 1993.

     The Company funded its investment in PSW and the repayment of approximately $35,000 of its debt in 1991 and 1992 with the proceeds from the sale of common stock and the sale of its discontinued operations. In April 1993, the Company sold 1,100,000 shares of common stock in a public offering for net proceeds of $18,331. The Company has also sold 2,909,343 shares of common stock for net proceeds of $42,248 since 1989 through three plans that allow existing shareholders and customers of PSW to purchase shares of common stock directly from the Company. The following table provides the net proceeds to the Company and the shares issued under these plans:

                                                             CUSTOMER                   OPTIONAL
                                                              STOCK         DIVIDEND     STOCK
                                                             PURCHASE     REINVESTMENT  PURCHASE
                                                               PLAN           PLAN        PLAN         TOTAL
                                                           -------------  ------------  ---------  -------------
Net proceeds:
  1989...................................................  $       2,769   $      283   $     193  $       3,245
  1990...................................................          2,431          435          90          2,956
  1991...................................................          2,651          494         172          3,317
  1992...................................................         24,185          742         264         25,191
  1993...................................................          5,465        1,491         583          7,539
                                                           -------------  ------------  ---------  -------------
                                                           $      37,501   $    3,445   $   1,302  $      42,248
                                                           -------------  ------------  ---------  -------------
                                                           -------------  ------------  ---------  -------------
Shares issued:
  1989...................................................        227,333       20,474      14,686        262,493
  1990...................................................        205,600       36,114       7,155        248,869
  1991...................................................        193,775       37,247      11,997        243,019
  1992...................................................      1,669,159       51,143      17,159      1,737,461
  1993...................................................        298,940       86,704      31,857        417,501
                                                           -------------  ------------  ---------  -------------
                                                               2,594,807      231,682      82,854      2,909,343
                                                           -------------  ------------  ---------  -------------
                                                           -------------  ------------  ---------  -------------

     Proceeds from the Customer Stock Purchase Plan ('CSPP') increased dramatically in 1992 and, in order to better match future equity additions with the need for additional capital, the Company amended this Plan in 1993 to eliminate the 5% discount it previously offered customers and limited future stock sales under this Plan to approximately 100,000 shares in each of the three subscription periods during the year. The Dividend Reinvestment Plan ('DRP') continues to offer a 5% discount to participants of this Plan.

     PSW's 1994 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $27,115 which is expected to be financed, along with $850 of sinking fund obligations and $4,034 of debt maturities, through internally-generated funds, a revolving credit facility, equity investments from the Company, and issuance of new long-term debt. PSW has also submitted a proposal to acquire a municipal water system contiguous to its existing service territory for a purchase price in excess of $20,000. The proposal is currently being evaluated by the municipality and, if accepted, it is anticipated that the acquisition would be completed in the second half of 1994. This acquisition would be funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt and issuance of new equity.

     Future utility construction in the period 1995 through 1998, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $100,000. The Company anticipates that approximately 50%of these expenditures will require external financing, including additional investments from the Company. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

     PSW's ability to finance its future construction programs depends on its ability to attract the necessary external financing and maintain or increase internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required to allow PSW to achieve an adequate level of earnings to enable it to attract capital, maintain satisfactory debt coverage ratios and maintain the water utility's financial position at a level sufficient to secure attractively priced capital.

     Operating cash flow from the water utility along with external financings will enable the Company to pursue its capital expenditure programs, pay dividends and supply the working capital required by the Company in 1994. Management believes, that with the improvement in the Company's capitalization ratios over the past two years, it will be able to obtain the external financing that it will need.

Capitalization

     The following table summarizes PSC's capitalization during the past five years:

                                                                                           DECEMBER 31,
                                                                       -----------------------------------------------------
                                                                         1993       1992       1991       1990       1989
                                                                       ---------  ---------  ---------  ---------  ---------
Long-term debt, including current portion............................      50.7%      58.1%      64.4%      68.6%      65.7%
Preferred stock with mandatory redemption............................        3.4        3.6        3.7         --         --
Common stockholders' equity..........................................       45.9       38.3       31.9       31.4       34.3
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                          100.0%     100.0%     100.0%     100.0%     100.0%
                                                                       ---------  ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------  ---------

     The changes in the capitalization ratios result from the issuance of common stock over the past five years, preferred stock in 1991, the retirement of parent company debt in 1992 and 1991 and the issuance of debt by PSW to finance its capital program.

Impact of Recent Accounting Pronouncements

     In November 1992, the FASB issued Statement of Financial Accounting Standards No. 112, 'Employers' Accounting for Postemployment Benefits' ('SFAS 112') which requires the Company to accrue the expected cost of providing postemployment benefits during the years that employees render services to the Company. The Company intends to adopt this standard as required in the first quarter of 1994. Historically, the Company has experienced minimal postemployment medical costs and the Company has already established adequate reserves for other costs which are accruable under this standard. Consequently, the implementation of SFAS 112 is expected to have little or no impact on the results of operations or financial position of the Company.

Dividends on Common Stock

     Following is a recent history of income from continuing operations and dividends of the Company:

                                                                     INCOME PER
                                                                     SHARE FROM
                                                    CASH DIVIDEND    CONTINUING      PAYOUT
                                                      PER SHARE      OPERATIONS       RATIO
                                                   ---------------  -------------  -----------
1989.............................................     $     .94       $    1.25        75%
1990.............................................          1.00            1.27        79
1991.............................................          1.00            1.29        78
1992.............................................          1.04            1.23        85
1993.............................................          1.07            1.27        84

     Dividends have averaged approximately 80% of income from continuing operations during this period. In March 1993, the annual dividend increased by 4% to $1.08 beginning with the June 1993 dividend.

                       SUMMARY OF SELECTED FINANCIAL DATA
               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

              YEARS ENDED DECEMBER 31,                    1993        1992        1991        1990        1989
              ------------------------                  ----------  ----------  ----------  ----------  ----------
PER COMMON SHARE:
  Income from continuing operations (a)..............  $     1.27  $     1.23  $     1.29  $     1.27  $     1.25
  Net income.........................................        1.27        0.50        0.62        0.53        1.05
  Cash dividends.....................................        1.07        1.04        1.00        1.00        0.94
  Return on average shareholders' equity (b).........         11%         11%         12%         11%         11%
  Book value at year end.............................  $    11.89  $    10.88  $    10.66  $    10.95  $    11.39
  Market value at year end...........................       18.38       16.00       15.75       12.13       13.88
                                                       ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT HIGHLIGHTS:
  Earned revenues (b)................................  $  101,244  $   93,307  $   88,648  $   82,267  $   75,993
  Interest and debt expenses (b)(c)..................      13,169      15,676      14,377      12,174      11,448
  Income before income taxes (b).....................      24,261      18,661      17,260      15,569      14,776
  Provision for income taxes (b).....................      10,426       8,035       7,081       5,833       5,498
  Income from continuing operations (a)..............      13,835      10,626      10,179       9,736       9,278
  Net income.........................................      13,835       4,292       4,889       4,089       7,786
                                                       ----------  ----------  ----------  ----------  ----------
BALANCE SHEET HIGHLIGHTS:
  Total assets.......................................  $  439,679  $  365,949  $  350,560  $  352,037  $  328,267
  Property, plant and equipment, net (b).............     366,230     345,610     320,974     306,702     284,040
  Common stockholders' equity........................     135,934     106,971      85,621      85,456      85,886
  Preferred stock with mandatory redemption..........      10,000      10,000      10,000          --          --
  Long-term debt.....................................     145,292     153,508     168,076     175,885     163,007
  Total debt.........................................     150,995     163,048     172,786     187,755     166,459
                                                       ----------  ----------  ----------  ----------  ----------
ADDITIONAL INFORMATION:
  Capital additions (b)(d)...........................  $   27,958  $   21,719  $   22,335  $   30,774  $   32,331
  Dividends on common stock..........................      11,629       8,866       7,859       7,641       6,929
  Number of metered water customers..................     247,195     244,788     236,616     235,460     234,030
  Number of shareholders of common stock.............      10,811       9,863       6,408       6,373       6,261
  Common shares outstanding (000)....................      11,430       9,832       8,034       7,804       7,538
  Employees (full-time) (b)..........................         523         526         526         523         517
                                                       ----------  ----------  ----------  ----------  ----------

- ------------------

(a) 1992 operating results are before extraordinary charge of $834 or 0.10 per share.

(b) Represents continuing operations only.

(c) Includes dividend on preferred stock and is net of allowance for funds used during construction.

(d) Excludes payments for acquired water systems of 1,323 in 1993 and 9,128 in 1992.