Form 10-K, Exhibit 13
period 1994-12-31
PHILADELPHIA SUBURBAN CORP
filed 1995-03-15
CIK 78128

                                                          EXHIBIT 13.2

               SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

             PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME
             (In thousands of dollars, except per share amounts)
                Years ended December 31, 1994, 1993 and 1992

                                                              1994          1993        1992
                                                              ----          ----        ----
Earned revenues                                             $ 108,636    $ 101,244    $  93,307

Costs and expenses:
   Operating expenses                                          50,296       45,989       43,024
   Depreciation                                                10,468        9,927        8,646
   Amortization                                                  (138)       1,008          800
   Taxes other than income taxes                                7,165        6,890        6,500
                                                            ---------    ---------    ---------
                                                               67,791       63,814       58,970

Operating income from continuing
   operations                                                  40,845       37,430       34,337
Interest and debt expenses                                     12,896       13,108       15,068
Dividends on preferred stock                                      866          866          866
Allowance for funds used during
   construction                                                  (126)        (805)        (258)
                                                            ---------    ---------    ---------
Income from continuing operations
   before income taxes                                         27,209       24,261       18,661
Provision for income taxes                                     11,571       10,426        8,035
                                                            ---------    ---------    ---------
Income from continuing operations                              15,638       13,835       10,626

Loss on disposition of discontinued operations, including
   provision in 1992 of $2,120 for operating losses since
   the measurement dates, net of
   income tax benefits of $2,950                                 --           --         (5,500)
Extraordinary charge from early
   retirement of debt, net of
   income tax benefits of $429                                   --           --           (834)
                                                            ---------    ---------    ---------
Net Income                                                  $  15,638    $  13,835    $   4,292
                                                            =========    =========    =========

Net income (loss) per share
   Continuing operations                                    $    1.35    $    1.27    $    1.23
   Discontinued operations                                       --           --           (.63)
   Extraordinary charge                                          --           --           (.10)
                                                            ---------    ---------    ---------
     Total                                                  $    1.35    $    1.27    $     .50
                                                            =========    =========    =========
Average common and common equivalent
    shares outstanding during the period                       11,564       10,858        8,635
                                                            =========    =========    =========

See accompanying notes to consolidated financial statements.

             PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                          (In thousands of dollars)

                         December 31, 1994 and 1993

               Assets                                    1994        1993
               ------                                    ----        ----
Property, plant and equipment, at cost                $ 462,500    $ 433,302
    Less accumulated depreciation                        76,791       67,072
                                                      ---------    ---------
    Net property, plant and equipment                   385,709      366,230
                                                      ---------    ---------
Current assets:
   Cash                                                    (636)        (868)
   Accounts receivable, net                              19,303       18,131
   Inventory, materials and supplies                      1,696        1,721
   Prepayments and other current assets                     594          532
                                                      ---------    ---------
   Total current assets                                  20,957       19,516
                                                      ---------    ---------
Regulatory assets                                        48,334       51,229
Deferred charges and other assets, net                    3,183        2,704
                                                      ---------    ---------
                                                      $ 458,183    $ 439,679
                                                      =========    =========

   Liabilities and Stockholders' Equity
   ------------------------------------
Common stockholders' equity:
   Common stock at par value net of $3,239 and
    $1,257 of Treasury shares in 1994 and 1993        $   2,740    $   4,526
   Capital in excess of par value                       102,564       95,918
   Retained earnings                                     38,491       35,490
                                                      ---------    ---------
   Total common stockholders' equity                    143,795      135,934
                                                      ---------    ---------
Preferred stock of subsidiary with mandatory
    redemption requirements                               7,143       10,000
Long-term debt, excluding current portion               152,195      145,292
Commitments                                                --           --
Current liabilities:
   Current portion of preferred stock of subsidiary
     with mandatory redemption requirements               2,857         --
   Current portion of long-term debt                        887        4,884
   Loans payable                                          4,050          819
   Accounts payable                                       5,626        3,381
   Accrued interest                                       3,346        3,439
   Other accrued liabilities                              9,912        9,269
   Net reserves related to discontinued operations        2,701        2,578
                                                      ---------    ---------
   Total current liabilities                             29,379       24,370
                                                      ---------    ---------
Deferred credits and other liabilities:
   Deferred income taxes and investment tax credits      67,721       69,137
   Customers' advances for construction                  24,713       24,379
   Other                                                 11,028        8,926
                                                      ---------    ---------
   Total deferred credits and other liabilities         103,462      102,442
                                                      ---------    ---------
Contributions in aid of construction                     22,209       21,641
                                                      ---------    ---------
                                                      $ 458,183    $ 439,679
                                                      =========    =========

See accompanying notes to consolidated financial statements.

             PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED CASH FLOW STATEMENTS
                          (In thousands of dollars)
                Years ended December 31, 1994, 1993 and 1992


                                                                  1994       1993        1992
                                                                  ----       ----        ----
Cash flows from operating activities:
   Income from continuing operations                           $ 15,638    $ 13,835    $ 10,626
   Adjustments to reconcile income from continuing
     operations to net cash flows from operating activities:
    Depreciation and amortization                                10,330      10,935       9,446
    Deferred taxes, net of taxes on
       customers' advances                                        2,693       3,061         399
    Net decrease (increase) in receivables,
       inventory and prepayments                                 (1,209)     (1,438)      1,584
    Net increase in payables and other
       accrued liabilities                                        1,614       1,245       2,019
    Net decrease in accrued
      interest                                                      (93)       (158)       (927)
    Other                                                           134        (540)       (509)
                                                                -------     -------     -------
Net cash flows from operating activities                         29,107      26,940      22,638
                                                                -------     -------     -------
Cash flows from investing activities:
   Property, plant and equipment additions,
     including allowance for funds used during
     construction of $126, $805 and $258                        (27,379)    (27,958)    (21,719)
   Acquisitions of water systems                                   (612)     (1,323)     (9,128)
   Sale of businesses and related assets                           --         1,665         976
   Other                                                            (10)        (40)        190
                                                                -------     -------     -------
Net cash flows from investing activities                        (28,001)    (27,656)    (29,681)
                                                                -------     -------     -------
Cash flows from financing activities:
   Customers' advances and contributions
     in aid of construction, net of
     income tax payments                                          3,149       2,483       3,248
   Repayments of customers' advances                             (2,219)     (2,904)     (2,398)
   Net proceeds (repayments) of short-
     term debt                                                    3,231        (140)        799
   Proceeds from long-term debt                                   7,722      21,839      24,174
   Repayments of long-term debt including
     premium on early retirement                                 (4,884)    (34,559)    (38,008)
   Proceeds from issuing common stock                             6,916      27,749      25,950
   Repurchase of common stock                                    (2,230)       (992)        (26)
   Dividends paid                                               (12,637)    (11,629)     (8,866)
   Other                                                            (45)       (104)       --
                                                                -------     -------     -------
Net cash flows from financing activities                           (997)      1,743       4,873
                                                                -------     -------     -------
Net cash flows from discontinued
   operations                                                       123      (1,183)     (1,537)
                                                                -------     -------     -------
Net increase (decrease) in cash                                     232        (156)     (3,707)
Cash balance (deficit) beginning of year                           (868)       (712)      2,995
                                                                -------     -------     -------
Cash deficit end of year                                       $   (636)   $   (868)   $   (712)
                                                               ========    ========    ========

See accompanying notes to consolidated financial statements.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

         Notes to Consolidated Financial Statements
    (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies
- - ------------------------------------------

Consolidation
- - -------------

   The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. The business of Philadelphia Suburban Corporation ("PSC" or the "Company") is conducted almost entirely through its subsidiary, Philadelphia Suburban Water Company ("PSW"), a regulated public utility. All material intercompany accounts and transactions have been eliminated.

Recognition of Revenues
- - -----------------------
   Utility revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period.

   Non-utility revenues are recognized when services are performed.

Property, Plant and Equipment and Depreciation
- - ----------------------------------------------
   Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Utility plant acquired is recorded at estimated original cost when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 1994, utility plant includes a credit acquisition adjustment of $8,486 which is being amortized over 20 years. Consistent with the June 1994 rate settlement, $822 was amortized into income during 1994, including $338 of amortization related to 1993.

   Utility expenditures for maintenance and repairs, including minor renewals and betterments, are charged to operating expenses in accordance with the Uniform System of Accounts prescribed by the Pennsylvania Public Utility
Commission ("PUC"). The cost of new units of property and betterment are capitalized. When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation.

   The straight-line remaining life method is used to compute depreciation on utility plant. The straight-line method is used with respect to transportation and mechanical equipment and non-utility plant and equipment.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


Allowance for Funds Used During Construction
- - --------------------------------------------
   The allowance for funds used during construction ("AFUDC") represents the estimated cost of funds used to finance the construction of utility plant. AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. There was no AFUDC related to equity funds in 1994. The amount of AFUDC related to equity funds was $338 and $147 in 1993 and 1992 respectively.

Deferred Charges and Other Assets
- - ---------------------------------
   Deferred bond and preferred stock issuance expenses are amortized by the straight-line method over the life of the related issues.

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

   Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery.

Income Taxes
- - ------------
   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for
Income Taxes" ("SFAS 109"). SFAS 109 requires a change from the deferred method of accounting for income taxes of Accounting Principles Board Opinion ("APB") 11 to the asset and liability method of accounting for income taxes. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their tax carrying values.

   Deferred taxes were not previously provided under APB 11 for those temporary differences for which the tax effects were flowed through to the ratepayer. The cumulative effect of the change in accounting for income taxes resulted in a significant increase in deferred tax liabilities for PSW.
However, it did not have a material effect on net income since the increase in deferred taxes related to temporary differences flowed through to the ratepayer was offset by increases to a regulatory asset and utility plant.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)

Customers' Advances for Construction
- - ------------------------------------
   Advances are received from customers, real estate developers and builders, principally for construction of water main extensions, and are refundable as operating revenues related to the new main are earned or as new customers are connected to the main after the completion of construction. After all refunds are made, any remaining balance is transferred to contributions in aid of construction.

Contributions in Aid of Construction
- - ------------------------------------
   Contributions in aid of construction include direct contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies
- - -----------------------------------
   Inventories are stated at average cost, not in excess of market value.

Acquisitions
- - ------------
   In December 1994, PSW acquired the franchise rights and the water utility assets of two privately-owned water companies for a total of $612 in cash. These water supply systems are located adjacent to PSW's existing service territory. The combined annual revenues from these systems prior to the acquisitions approximated $120.

   In December 1993, PSW acquired the franchise rights and the water utility assets of the Borough of Malvern for $1,323 in cash. This water supply system is located in a one square mile area surrounded by PSW's existing service territory. Revenues included in the consolidated financial statements related to the acquired water supply system amounted to approximately $290 in 1994.

   In December 1992, PSW acquired the franchise rights and the water utility assets of the West Whiteland Township and the Uwchlan Township Municipal Authority water systems for $9,128 in cash and issuance of a 9% installment note for $1,777. These water supply systems are located in a 40 square mile area contiguous to PSW's service territory.
Revenues included in the consolidated financial statements related to the acquired water supply systems amounted to approximately $2,193 and $2,052 in 1994 and 1993, respectively. Assets acquired in each of the aforementioned transactions consist primarily of utility plant in service.

   PSW submitted a proposal to purchase the water utility assets of Media Borough ("Media") for approximately $24,500. In November 1994, Media announced that it had selected PSW's proposal, and has since enacted the necessary ordinance authorizing the transaction. The Media water system covers over 23 square miles contiguous to PSW's service territory. Annual revenues from this system approximate $5,000. The transaction, which is subject to final negotiations and PUC approval, is expected to be completed in the late spring or early summer of 1995.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)

   PSW has also entered into preliminary agreements to acquire six small water systems for a combined purchase price of approximately $7,300, including, subject to final negotiations, the issuance of up to $5,000 of the Company's preferred stock. These systems cover approximately 40 square miles adjacent or near to PSW's service territory. The combined annual revenues of these systems approximate $1,000. In addition, PSW continues to hold discussions with several other water systems that are near or adjacent to it's service territory.

Discontinued Operations
- - -----------------------
   The Board of Directors authorized the sale of substantially all of the Company's non-regulated businesses. The decision to sell Mentor Information Systems, Inc., Digital Systems, Inc., Stoner Associates, Inc., Kesler Engineering, Inc. and American Tele/Response Group, Inc. occurred in September 1990 and the decision to sell PSC Engineers and Consultants, Inc. occurred in March 1991 (the measurement dates). During 1991, all these businesses were sold except for American Tele/Response Group, Inc. and Kesler Engineering, Inc., which were sold in the first quarter of 1993. The sale of the two companies in 1993 had no impact on the results of operations in 1993. As a result of deterioration in the operating results and backlog of future work at the remaining businesses for sale during 1992, and a substantial reduction in the estimated net proceeds from the ultimate disposition of the businesses, a charge of $5,500 was taken in 1992 to reflect the Company's revised estimate of the ultimate loss on the disposition of these businesses.

   Net reserves related to discontinued operations consist primarily of reserves for future and contingent costs associated with the discontinued operations. These costs, which are recorded on the balance sheet net of related income tax benefits, include administrative and legal services, contingent legal and lease obligations and certain employee costs. The notes to the consolidated financial statements relate to continuing operations, except where otherwise indicated.

   Financial information on the discontinued operations for the periods prior to their sale is as follows:

                                          Years Ended December 31,
                                          ------------------------
                                            1993            1992
                                            ----            ----
Revenues                                  $  654          $10,693
Operating expenses                         1,783           13,163
                                          ------          -------
Operating loss before income taxes        (1,129)          (2,470)
Income tax benefits                         (378)            (771)
                                          ------          -------
Operating loss                              (751)          (1,699)
Provision for loss on disposal               751           (3,801)
                                          ------          -------
Loss from discontinued operations         $   -           $(5,500)
                                          ======          =======

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


   The last of these companies was sold in 1993 and, as such, operating results are not comparable for the years presented.

   Operating expenses of the discontinued operations reflect allocated interest charges of $271 in 1992, and other costs of $773 and $228, which were specifically associated with these operations in 1993 and 1992, respectively. During 1994, $162 of payments associated with discontinued operations were charged to the reserve. In addition, proceeds of $285 were received during 1994, from the sale of land that was previously owned by one of the businesses sold. The proceeds approximated the original cost of the land, which was included in the reserve. The effective tax rates of the discontinued operations differ from statutory rates primarily because of the nondeductibility of goodwill amortization in computing the taxable loss.

Income Taxes
- - ------------
   As noted in the Summary of Significant Accounting Policies footnote, the Company adopted SFAS 109 as of January 1, 1993. Adoption of this standard resulted in a net increase in deferred tax liabilities as of January 1, 1993 of $47,399 which reflects deferred taxes that had previously not been recorded by PSW. Offsetting the net increase in deferred tax liabilities is a regulatory asset of $46,480 and an increase in utility plant of $919. The regulatory asset represents the expected recovery through future water rates of the reversal of deferred taxes and investment tax credits. The increase in utility plant reflects the interest component of AFUDC that was previously accounted for net of tax. Consequently, there is no cumulative effect of this change in the Consolidated Statement of Income for the year ended December 31, 1993. Prior year financial statements have not been restated.

   Total income tax expense is allocated as follows:

                                         Years Ended December 31,
                                         ------------------------
                                            1994           1993
                                            ----           ----
Income from continuing operations         $11,571        $10,426
Common stockholders' equity related
  to stock option activity which
  reduces taxable income                      (25)           (65)
                                          -------        -------
                                          $11,546        $10,361
                                          =======        =======

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


   Income tax expense attributable to income from continuing
operations consists of:
                                             Years Ended December 31,
                                         --------------------------------
                                           1994        1993        1992
                                           ----        ----        ----
Current:
  Federal                                $  6,670    $  4,538    $  5,273
  State                                     2,685       2,879       2,401
                                         --------    --------    --------
                                            9,355       7,417       7,674
                                         --------    --------    --------
Deferred:
  Federal                                   2,303       3,377         500
  State                                       (87)       (368)       (139)
                                         --------    --------    --------
                                            2,216       3,009         361
                                         --------    --------    --------
Total tax expense                        $ 11,571    $ 10,426    $  8,035
                                         ========    ========    ========

   The significant components of deferred income tax expense
are as follows:
                                              Years Ended December 31,
                                          --------------------------------
                                           1994        1993        1992
                                           ----        ----        ----
Excess of tax over financial
  statement depreciation                  $ 2,791     $ 2,112     $ 2,009
 Amortization of deferred investment
  tax credits                                (151)       (152)       (151)
Current year investment tax credits
  deferred                                     75          93         133
Differences in basis of fixed
  assets due to variations in tax and
  book accounting methods that reverse
  through depreciation                        902         889         466
Customers' advances for construction,
  net                                        (657)       (934)       (678)
Effect of change in tax accounting
  method                                       --         --         (866)
Adjustment to deferred tax assets and
  liabilities for enacted changes in
  tax rates                                (4,220)      2,120         --
Adjustment to recognize future rate
  recovery                                  4,220      (2,116)        --
Other, net                                   (744)        997        (552)
                                          -------    --------     -------
Total deferred income tax expense         $ 2,216     $ 3,009     $   361
                                          =======     =======     =======


   The statutory Federal tax rate increased to 35% in 1993.
The Pennsylvania Corporate Net Income Tax rate decreased to
11.99% in 1994, 10.99% in 1995, 10.75% in 1996, and 9.99% in
1997 and thereafter.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


   The reasons for the differences between amounts computed
by applying the statutory Federal income tax rate to income
before Federal tax and the actual Federal tax expense are as follows:
                                              Years Ended December 31,
                                          --------------------------------
                                           1994        1993        1992
                                           ----        ----        ----

Computed Federal tax expense at
  statutory rate                          $ 8,614     $ 7,613     $ 5,576
Increase (decrease) in tax expense
  for items to be
  recovered in future rates:
    Depreciation expense                      154         151         126
    Losses on asset disposals                 (10)       (49)        (67)
Amortization of deferred investment
  tax credits                                (151)       (153)       (151)
Preferred stock dividend                      303         303         294
Adjustment to deferred tax assets and
  liabilities for enacted changes
  in tax rates                             (4,220)      2,120        --
Adjustment to recognize future rate
  recovery                                  4,220      (2,116)       --
Other, net                                     63          46          (5)
                                          -------     -------     -------
Actual Federal tax expense                $ 8,973     $ 7,915     $ 5,773
                                          =======     =======     =======

   The tax effects of temporary differences between book and
tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:
                                                          December 31,
                                                      -------------------
                                                        1994        1993
                                                        ----        ----
  Deferred tax assets:
  Customers' advances for construction                $ 9,507     $ 8,851
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                               1,217         845
  Other                                                   363         386
                                                      -------     -------
  Total gross deferred tax assets                      11,087      10,082
  Less valuation allowance                               --          --
                                                      -------     -------
Net deferred tax assets                                11,087      10,082
                                                      -------     -------
Deferred tax liabilities:
  Utility Plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                56,360      54,269
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                17,722      19,864
  Deferred investment tax credit                        4,424       4,500
  Other                                                   302         586
                                                      -------     -------
Total gross deferred tax liabilities                   78,808      79,219
                                                      -------     -------
Net deferred tax liability                            $67,721     $69,137
                                                      =======     =======

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


   The Company made income tax payments, which include amounts related to discontinued operations, of $8,818, $7,786 and $5,134 in 1994, 1993 and 1992, respectively. The
Company's Federal income tax returns for all years through 1991 have been closed.

Accounts Receivable
- - -------------------
                                                          December 31,
                                                      -------------------
                                                        1994        1993
                                                        ----        ----
Billed water revenue                                  $ 8,267     $ 7,299
Unbilled water revenue                                 11,014      10,531
Non-utility revenue                                       222         501
                                                      -------     -------
                                                       19,503      18,331
Less allowance for doubtful accounts                      200         200
                                                      -------     -------
Net accounts receivable                               $19,303     $18,131
                                                      =======     =======

   All of the Company's customers are located in southeastern Pennsylvania. No single customer accounted for more than five percent of the Company's sales in 1994 or 1993 and no account receivable from any customer exceeded five percent of the Company's total stockholders' equity.

Property, Plant and Equipment
- - -----------------------------
                                                          December 31,
                                                      -------------------
                                                        1994        1993
                                                        ----        ----
   Utility plant and equipment                       $455,926    $428,737
   Utility construction work in progress                4,301       2,307
   Non-utility plant and equipment                      2,273       2,258
                                                     --------    --------
   Total property, plant and equipment               $462,500    $433,302
                                                     ========    ========

   Depreciation is computed based on estimated useful lives of 5 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment, and all non-utility plant and equipment.

Regulatory Asset
- - ----------------
   A regulatory asset was established in 1993 in recognition
of the expected recovery through future water rates of the
additional liabilities associated with the adoption of
Statement of Financial Accounting Standards No. 106
"Employers' Accounting for Postretirement Benefits Other
Than Pensions" ("SFAS 106") and SFAS 109 "Accounting for
Income Taxes". The components of the regulatory asset are as follows:
                                                          December 31,
                                                      -------------------
                                                        1994        1993
                                                        ----        ----
   Income Taxes                                       $45,952     $49,533
   Postretirement Benefits other than Pensions          2,382       1,696
                                                      -------     -------
                                                      $48,334     $51,229
                                                      =======     =======

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


Commitments
- - -----------

   PSW maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water in order to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases total approximately $2,637 through 1999. PSW purchased approximately $3,322, $2,922 and $2,649 of water under these agreements during the years ended December 31, 1994, 1993 and 1992, respectively.

   PSW leases motor vehicles and other equipment under operating leases which are non-cancelable and expire on various dates through 1999. During the next five years, $1,559 of future minimum lease payments are due: $662 in 1995, $417 in 1996, $294 in 1997, $155 in 1998 and $31 in
1999. Rent expense was $979, $1,134 and $1,019 for the years ended December 31, 1994, 1993 and 1992, respectively.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


Long-term Debt and Loans Payable
- - --------------------------------
                                                   December 31,
                                               -------------------
                                                   1994     1993
                                                   ----     ----

First Mortgage Bonds secured by utility plant:
    4.550% Series,  due 1994  (a)              $     -   $  4,000
    5.500% Series,  due 1996  (a)                 4,000     4,000
    7.875% Series,  due 1997  (a)                 5,000     5,000
    8.440% Series,  due 1997  (c)                12,000    12,000
    8.400% Series,  due 2002  (b)                 4,600     5,050
    5.950% Series,  due 2002  (b)                 3,200     3,600
   13.000% Series,  due 2005  (b)                 8,000     8,000
   10.650% Series,  due 2006  (b)                10,000    10,000
    9.890% Series,  due 2008  (c)                 5,000     5,000
    7.150% Series,  due 2008  (b)                22,000    22,000
    9.120% Series,  due 2010  (c)                20,000    20,000
    6.500% Series,  due 2010  (b)                 3,200     3,200
    9.170% Series,  due 2011  (c)                 5,000     5,000
    9.930% Series,  due 2013  (c)                 5,000     5,000
    9.970% Series,  due 2018  (c)                 5,000     5,000
    9.170% Series,  due 2021  (b)                 8,000     8,000
    9.290% Series,  due 2026  (c)                12,000    12,000
                                               --------  --------
Total First Mortgage Bonds                      132,000   136,850
Note payable to bank under revolving
  credit agreement, due March 1998               19,370        -
Note payable to bank under revolving
  credit agreement, due February 1994                -     11,580
Installment note payable, 9%, due in
  equal annual payments through December
  2013                                            1,712     1,746
                                               --------  --------
                                                153,082   150,176
Current portion of long-term debt                   887     4,884
                                               --------  --------
Long-term debt, excluding current
  portion                                      $152,195  $145,292
                                               ========  ========
Proforma weighted cost of long-term
  debt at December 31,                              8.5%      8.4%
                                               ========  ========

(a) Provisions of PSW's trust indenture and supplements thereto relating to these First Mortgage Bonds require sinking fund payments amounting to 1/2 of 1% of the maximum aggregate principal amount of these bonds outstanding. These sinking fund payments may be deferred until final maturity by certification to the Trustee of the net amount of available permanent additions to utility plant. All prior sinking fund requirements have been deferred by such certification and it is expected that they will be deferred in the same manner until these bonds mature.

(b) The supplemental trust indentures relating to these First Mortgage Bonds require annual sinking fund payments.

(c) The supplemental trust indentures relating to these First Mortgage Bonds require no annual sinking fund payments.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)

   The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's stock. As of December 31, 1994, approximately $67,000 of retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW from making loans to or purchasing the stock of the Company.

   Excluding amounts due under PSW's revolving credit agreement, the Company's sinking fund payments and debt maturities for the next five years are as follows:

                           1995     1996      1997     1998     1999
                           ----     ----      ----     ----     ----
Sinking fund payments   $   850   $ 1,650   $ 2,650   $4,650   $4,650
Maturities                   37     4,040    17,044       48       52
                        -------   -------   -------   ------   ------
Total                   $   887   $ 5,690   $19,694   $4,698   $4,702
                        =======   =======   =======   ======   ======

   In April 1993, PSW issued $22,000 First Mortgage Bonds 7.15% Series due 2008. Proceeds from this issue were used to fund the 1993 retirement of the First Mortgage Bonds noted below and to repay amounts outstanding under PSW's revolving credit agreement.

   In May 1993, PSW retired $4,400 First Mortgage Bonds 10.125% Series due 1995 and $3,150 First Mortgage Bonds 9.2% Series due 2001 at premiums of .447% or $20 and 3.07% or $97, respectively. In August 1993, PSW retired $10,000 First Mortgage Bonds 12.45% Series due 2003 at a premium of 5.12% or $512. The unamortized bond issuance expenses related to the 1993 retirements were $28. The premiums paid on the early retirement of debt, along with the related unamortized bond issuance expense, were capitalized and are being amortized, in accordance with the Uniform System of Accounts prescribed by the PUC, over the life of the long-term debt used to fund the redemption.

   In February 1994, PSW entered into a new $30,000 revolving credit agreement due March 1998 with four banks.
Interest under this facility is based, at PSW's option, on the prime rate, an adjusted federal funds rate, an adjusted certificate of deposit rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks.
This agreement restricts the total amount of short-term borrowings of PSW. A commitment fee of 1/8 of 1% is charged on the unused portion of the loan.

   The $22,000 revolving credit facility which expired in February 1994 was repaid with proceeds from the new revolving credit facility. The terms of this facility and the interest rate selection were substantially the same as the new facility. At December 31, 1993, $11,580 borrowed under this revolving credit agreement was classified as long-term debt because funds from the new facility were used to repay amounts outstanding. The combined average cost of borrowing under both revolving credit facilities was 4.8% and 4.0%, and the average borrowing was $19,136 and $11,723, during 1994 and 1993, respectively.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


   At December 31, 1994 and 1993, the Company and PSW had combined short-term lines of credit of $10,000 and $4,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $880 and $393 during 1994 and 1993, respectively. The maximum amount outstanding at the end of any one month was $4,050 in 1994 and $819 in 1993. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 1994 and 1993 was 6.3% and 4.4%, respectively.

   During 1992, the Company retired $25,000 of the 10.125%
Debentures due 1998 at a premium of 4.27%. The premium, plus the write-off of the associated bond issuance expense, net of income tax benefits, have been classified as an extraordinary charge in the Company's Consolidated
Statements of Income.

   The total amount of interest paid on all borrowings, net of amounts capitalized, was $13,729, $13,327 and $16,876 in 1994, 1993 and 1992, respectively.

Fair Value of Financial Instruments
- - -----------------------------------

   The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amounts and estimated fair values of the Company's long-term financial liabilities as of December 31, 1994 are as follows:

                                                                    Estimated
                                                         Carrying      fair
                                                          amount       value
                                                        ---------  -----------

Long-term debt                                          $153,082    $162,033
Preferred stock of subsidiary
   with mandatory redemption requirements                 10,000      10,054

   The fair value of long-term debt and preferred stock has been determined by discounting their future cash flows using current market interest or dividend rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have carrying values of $24,713 and $6,764, respectively at December 31, 1994. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2016, and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


Preferred Stock of Subsidiary with Mandatory Redemption Requirements
- - --------------------------------------------------------------------

   PSW is authorized to issue up to 1,000,000 shares of preferred stock, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. Dividends on this issue are payable quarterly and are cumulative. PSW may not pay dividends on its common stock unless provision has been made for payment of the preferred dividends. As of December 31, 1994, all preferred dividends have been provided for. These shares are subject to mandatory annual redemption equal to the par value of 14,285 shares plus accrued dividends starting in 1995. In addition, PSW has the right to call 14,285 shares per year starting in 1995, up to a maximum of 15,000 shares over the life of the issue, at par, and the balance beginning in 1998 at a specified price above par.

   In December 1994, PSW provided notice to the holder of the preferred stock of its intention to call 14,285 shares at par value in January 1995 in addition to the mandatory redemption of 14,285 shares required by the share purchase agreement and, therefore, $2,857 has been classified as the current portion of preferred stock as of December 31, 1994.

Net Income per Share and Equity per Common Share
- - ------------------------------------------------

   Net income per share is based on the weighted average number of common and dilutive common equivalent shares outstanding during the year. Common equivalent shares arise from stock options.

   Equity per common share was $12.27 and $11.89 at December
31, 1994 and 1993, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

Common Stockholders' Equity
- - ---------------------------

   At December 31, 1994, the Company had 20,000,000 shares of common stock authorized; par value $.50. Shares outstanding at December 31, 1994, 1993 and 1992 were
11,717,990, 11,429,968 and 9,831,824, respectively. Treasury shares held at December 31, 1994, 1993 and 1992 were 240,737, 135,472 and 83,837, respectively.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


   At December 31, 1994, the Company had 1,770,819 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

                                                                 Capital in
                                     Common       Treasury        excess of      Retained
                                     stock         stock          par value      earnings        Total
                                     ------       --------       ----------      --------        -----
Balance at December 31, 1991       $   4,058      $   (239)       $43,944       $  37,858      $  85,621
Net income                              --            --             --             4,292          4,292
Dividends                               --            --             --            (8,866)        (8,866)
Sale of stock                            869          --           24,322            --           25,191
Repurchase of stock                     --             (26)          --              --              (26)
Exercise of stock options                 31          --              728            --              759
                                   ---------     ---------        -------       ---------       --------
Balance at December 31, 1992           4,958          (265)        68,994          33,284        106,971
                                   ---------     ---------        -------       ---------       --------
Net income                              --            --             --            13,835         13,835
Dividends                               --            --             --           (11,629)       (11,629)
Sale of stock                            759          --           25,111            --           25,870
Repurchase of stock                     --            (992)          --              --             (992)
Exercise of stock options                 66          --            1,813            --            1,879
                                   ---------     ---------        -------       ---------       --------
Balance at December 31, 1993           5,783        (1,257)        95,918          35,490        135,934
                                   ---------     ---------        -------       ---------       --------
Net income                              --            --             --            15,638         15,638
Dividends                               --            --             --           (12,637)       (12,637)
Sale of stock                            175           248          6,022            --            6,445
Repurchase of stock                     --          (2,230)          --              --           (2,230)
Executive Incentive Award Plan             5          --              174            --              179
Exercise of stock options                 16          --              450            --              466
                                   ---------     ---------        -------       ---------       --------
Balance at December 31, 1994       $   5,979     $  (3,239)     $      10       $  38,491      $ 143,795
                                   =========     =========      =========       =========      =========

      In April 1993, the Company issued 1,100,000 shares of its common stock through a public offering, resulting in proceeds of $18,331, net of expenses. The proceeds of the offering and the stock programs described below were used by the Company to fund $29,000 of equity investments in PSW during 1993.

      The Company has a Customer Stock Purchase Program for PSW's customers, and a Dividend Reinvestment and Optional Stock Purchase Program for existing shareholders. Reinvested dividends can be used to purchase shares of common stock at a five percent discount from the current market value under the Dividend Reinvestment Program. Under these programs, 350,818, 417,501 and 1,737,461 shares of common stock were sold providing the Company with $6,191, $7,539 and $25,191 of additional capital, after expenses, during 1994, 1993 and 1992, respectively.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


      In August 1993, the Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 250,000 shares of its common stock in the open market or through privately negotiated transactions. The number of shares purchased by the Company, if any, is limited to the number of shares sold under its Employee Stock Option Plans, Customer Stock Purchase Program, Dividend Reinvestment Program or Optional Stock Purchase Program. The purchase of shares has been authorized in order to offset the dilutive effect on earnings per share of issuances of additional shares under these programs. Funding for any stock purchases is not expected to have a material impact on the Company's financial position. During 1994 and 1993, 118,867 and 51,635 shares have been purchased at a net cost of $2,230 and $992, respectively.

Shareholder Rights Plan
- - -----------------------
      The Company has a Shareholder Rights Plan designed to protect the Company's shareholders in the event of an unsolicited unfair offer to acquire the Company. Each outstanding common share is entitled to one Right which is evidenced by the common share certificate. In the event that any person acquires 25% or more of the outstanding common shares or commences a tender or exchange offer which, if consummated, would result in a person or corporation owning at least 30% of the outstanding common shares of the Company, the Rights will begin to trade independently from the common shares and, if certain circumstances occur, including the acquisition by a person of 25% or more of the outstanding common shares, each Right would then entitle its holder to purchase a number of common shares of the Company at a substantial discount. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The Rights are redeemable by the Company at a redemption price of $.02 per Right at any time before the Rights become exercisable. The Rights will expire on March 1, 1998, unless previously redeemed.

Employee Stock and Incentive Plans
- - ----------------------------------
       In May 1994, the 1994 Equity Compensation Plan ("1994 Plan") was approved by the shareholders to replace the 1988 Stock Option Plan ("1988 Plan"). Under the 1994 Plan the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. The 1994 Plan authorizes up to 450,000 shares of common stock for issuance under the plan, with the maximum number of restricted stock grants limited to 25,000 shares. The 1988 Plan provided only for the issuance of qualified and non-qualified stock options. Awards under these plans are made by the Board of Directors ("Board")or a committee of the Board.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


       Options under both the 1994 and 1988 plans, as well as an earlier 1982 Stock Option Plan for which 32,416 options are still outstanding, were issued at the market price of the stock on the day of the grant. Options are exercisable in installments ranging from 20% to 33% annually starting one year from the date of the grant and expire 10 years from the date of the grant.

   The following table summarizes stock option transactions
for the three plans:
                                             Years Ended December 31,
                                         -------------------------------
                                           1994        1993        1992
                                           ----        ----        ----
       Options granted                   115,500     128,000     130,000
       Options terminated                 (7,000)    (95,100)     (2,500)
       Options exercised                 (32,469)   (136,800)    (61,550)
                                         -------    --------     -------
       Net change                         76,031    (103,900)     65,950
                                         =======    ========     =======
       Balance of shares under option    460,331     384,300     488,200
                                         =======    ========     =======

   Options exercised during 1994 ranged in price from $12.88 per share to $17.13 per share. The shares under option at December 31, 1994 are exercisable at prices ranging from $12.88 to $17.94 per share. At December 31, 1994, 156,891 shares were exercisable, and 324,500 options under the 1994 Plan were available for grant.

       Dividend equivalents provide the grantee with an amount equal to the dividends paid on a share of common stock over a specified period of time, not to exceed four years, multiplied by the number of dividend equivalents awarded. Payments of these awards are deferred until the completion of certain objectives during a performance period established by the Board at the time of grant. A performance period is generally four years but may be adjusted by the Board to as long as eight years or as short as two years depending on the success in completing the objectives. Dividend equivalents are "compensatory" and as such, are charged to operating expense over the performance period. The effect of changes to the performance period are accrued when known or projected. During the year, the Board granted 43,500 dividend equivalents and $77 of costs associated with these awards were charged to operating expense.

       Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and this amount is amortized ratably over the restriction period. During the year, 10,000 shares of restricted stock were granted with restriction periods of 1 to 3 years. During the year, the restrictions on a 1989 award of 10,000 shares under a prior plan lapsed and the shares were released to the grantee.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


Pension Plans and Other Postretirement Benefits
- - -----------------------------------------------

   The Company has defined benefit pension plans which cover the majority of full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. As a result of certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company, in 1989, adopted a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has a non-qualified Supplemental Executive Retirement Plan for two employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

   The Company's pension expense includes the following components:

                                                  Years Ended December  31,
                                                ----------------------------
                                                  1994      1993       1992
                                                  ----      ----       ----
       Benefits earned during the year          $1,183     $1,062     $  897
       Interest cost on projected benefit
         obligation                              3,161      3,026      2,758
       Actual return on plan assets              1,218     (4,989)    (2,571)
       Net amortization and deferral            (4,679)     1,643       (764)
       Capitalized costs                           (74)       (69)        -
       Rate-regulated adjustment                  (386)      (375)      (320)
                                               -------     ------     ------
       Net pension cost                         $  423     $  298     $   -
                                                ======     ======     ======

   The rate-regulated adjustment set forth above is required in order to reflect pension expense for PSW in accordance with the method used in establishing the current water rates.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)

   The assets and obligations of the plans are as follows:

                                                          December 31,
                                                   -----------------------
                                                       1994         1993
                                                       ----         ----
       Accumulated benefit obligation:
         Vested                                     $ 30,786      $ 32,869
         Nonvested                                     1,702         1,892
                                                    --------      --------
         Total                                      $ 32,488      $ 34,761
                                                    ========      ========
       Projected benefit obligation                 $ 38,704      $ 43,551
       Plan assets at fair value,
         primarily equity and fixed
         income commingled funds                      38,941        41,744
                                                    --------      --------
       Plan assets in excess of (less than)
         projected benefit obligation                    237        (1,807)
       Unrecognized net loss (gain) from
         past experience different from
         that assumed and effects of
         changes in assumptions                       (2,583)          948
       Unrecognized prior service cost                 1,510           533
       Rate-regulated adjustment                          59          (328)
       Unrecognized net obligation                       630           718
                                                    --------      --------
       Prepaid (accrued) pension costs included
         in other current assets                    $   (147)     $     64
                                                    ========      ========

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

   The accumulated and projected benefit obligations were calculated using the projected unit credit method, and reflect the following assumptions: discount rates of 8.5% for 1994, 7.00% for 1993 and 8.00% for 1992; increase in future compensation levels of 5.5% for 1994 and 1993, and 6.5% for 1992; and long-term rate of return on assets of 9% for 1994, and 10% for 1993 and 1992.

   In addition to providing pension benefits, PSW offers certain Postretirement Benefits other than Pensions
("PBOPs") to employees retiring with at least 15 years of service. These PBOPs include continuation of medical and prescription drug benefits for all eligible retirees and a life insurance policy for eligible union retirees.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)

   In January 1993, the Company adopted SFAS 106,
"Employers' Accounting for Postretirement Benefits Other
Than Pensions". Under SFAS 106, the cost of PBOPs is recognized on an accrual basis as employees perform services for the Company. Prior to 1993, the costs for these benefits were recognized on a cash, or "pay-as-you-go" basis.

   The difference between the PBOP costs computed under the requirements of SFAS 106 and the pay-as-you-go costs during the period from the adoption of SFAS 106 in January 1993 to June 1994 was deferred. During this period, $2,456 of PBOP costs, including $760 during 1994, were deferred as a regulatory asset in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation". The rate increase that was effective in June 1994 included recovery of the current PBOP costs computed under SFAS 106 as well as an amortization of the PBOP costs previously deferred.


                                     Years Ended December  31,
                                     -------------------------
                                           1994      1993
                                           ----      ----
Benefits earned during the period        $  359    $  325
Interest cost                             1,077     1,192
Amortization of APBO                        743       743
Amortization of regulatory asset             74        -
                                         ------    ------
Gross PBOP cost                           2,253     2,260
Capitalized costs                           (45)        -
Adjustment to recognize future rate
 recovery                                  (760)   (1,696)
                                         ------    ------
Net PBOP cost                            $1,448    $  564
                                         ======    ======

   As of January 1, 1994, the Company's Accumulated Postretirement Benefit Obligation ("APBO") related to SFAS 106 was approximately $15,580. The APBO is calculated utilizing the following assumptions: discount rate of 8.5%; medical inflation rates of 12%, reducing to 5% in 1994 for those employees not eligible by December 31, 1993, and to 4.5% by 2002 for all others; and no return on plan assets. The effect of a 1% increase in the assumed medical inflation rates would be to increase the APBO and the 1994 PBOP costs by $893 and $182, respectively.

   The Company has not begun funding its SFAS 106 liability but expects to do so in the second quarter of 1995.

Water Rates
- - -----------

   PSW was permitted by the PUC to increase its base rates by 9.05% and 7.4% effective June 17, 1994 and June 1, 1993, respectively. These increases were calculated to provide additional annual revenues of approximately $9,050 and $6,750, respectively. As a part of the 1994 base rate increase, PSW agreed not to file for a new base rate increase prior to April 1, 1995, absent extraordinary circumstances.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

    (In thousands of dollars, except per share amounts)


   In addition to its base rates, PSW has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. In July 1994, PSW was required to initiate a revenue credit of .19% in order to provide its customers with the savings associated with Pennsylvania tax rate decreases. In the period from August
1991 through June 1993, PSW was permitted to add a bill surcharge in order to recover costs associated with Pennsylvania tax rate increases. The credit decreased revenues in 1994 by $97, while the surcharge increased revenues in 1993 and 1992 by $706 and $2,281, respectively.

                    MANAGEMENT'S REPORT
                    -------------------

   The consolidated financial statements and related information for the years ended December 31, 1994, 1993 and 1992 were prepared by management in accordance with generally accepted accounting principles and include manage-ment's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

   The Company's independent auditors, KPMG Peat Marwick LLP, provide an independent review of management's reporting of results of operations and financial condition. KPMG has audited the financial statements by conducting tests as they deemed appropriate and their report follows.

   The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is composed of three outside Directors who meet periodically with management and the independent auditors. The Audit Committee held two meetings in 1994.





Nicholas DeBenedictis                       Michael P. Graham
     Chairman &                      Senior Vice President - Finance
     President                                 & Treasurer

                INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

   We have audited the accompanying consolidated balance sheets of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

   As discussed in the notes to the consolidated financial statements, the Company adopted in 1993 the provisions of Financial Accounting Standards Board Statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions".


                                                KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
February 7, 1995

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS
       ---------------------------------------------
    (in thousands of dollars, except per share amounts)

General Information
- - -------------------
     Philadelphia Suburban Corporation ("PSC" or the "Company") is composed of two businesses, a regulated water utility (Philadelphia Suburban Water Company or "PSW"), and a non-regulated data processing service bureau (Utility & Municipal Services, Inc.). The service bureau operations are not significant to the financial results of the Company and, therefore, are not discussed separately.

     In the first quarter of 1993, the Company completed the sale of the last of the five non-regulated businesses that the Board of Directors had previously authorized in late 1990 and early 1991. The results of operations of these businesses during the period they were owned by the Company are accounted for as discontinued operations. Unless otherwise noted, this discussion is limited to the continuing operations of the Company.

Results of Operations
- - ---------------------

   Following are selected five-year financial statistics for the Company:


Years ended December 31,                     1994        1993       1992       1991      1990
- - -------------------------------------------------------------------------------------------------
Earned revenues                            $108,636   $101,244     $93,307    $88,648    $82,267
- - -------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                       $27,209    $24,261     $18,661    $17,260    $15,569
- - -------------------------------------------------------------------------------------------------
Operating Statistics
Earned revenues                               100.0%     100.0%      100.0%     100.0%     100.0%
Costs and expenses:
  Operating expenses                           46.3       45.4        46.1       48.1       51.2
  Depreciation and amortization                 9.5       10.8        10.1        9.3        9.6
  Taxes other than income taxes                 6.6        6.8         7.0        6.9        5.5
  Interest and debt expenses*                  12.7       13.8        17.1       17.5       17.4
  Allowance for funds used during
    construction                               (0.1)      (0.8)       (0.3)      (1.3)      (2.6)
- - -------------------------------------------------------------------------------------------------
Total costs and expenses                       75.0       76.0        80.0       80.5       81.1
- - -------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                          25.0%      24.0%       20.0%      19.5%      18.9%
=================================================================================================
Effective tax rates                            42.5%      43.0%       43.1%      41.0%      37.5%
=================================================================================================
Income from continuing operations
  as a percentage of average common
  stockholders' equity                         11.2%      11.4%       11.0%      11.9%      11.4%
=================================================================================================

*Includes dividends on preferred stock of subsidiary with mandatory redemption requirements.

   Following are selected five-year operating and sales statistics for PSW:

Years ended December 31,                  1994      1993       1992       1991      1990
- - ------------------------------------------------------------------------------------------
Daily sendout
(Million gallons          Maximum        110.4      120.7      101.3      109.5      103.4
 per day)                 Average         89.8       89.1       85.4       87.2       88.4
==========================================================================================
Metered                   Residential  234,624    232,684    230,740     223,635   222,660
customers                 Commercial    10,777     10,720     10,547       9,800     9,763
                          Industrial       833        832        837         820       831
                          Other          3,299      2,959      2,664       2,361     2,206
- - ------------------------------------------------------------------------------------------
                          Total        249,533    247,195    244,788     236,616   235,460
==========================================================================================
Consumption
per customer
in gallons                Average      109,001    110,368    108,258     110,978   110,281
==========================================================================================

Revenues from             Residential $ 69,483    $66,656    $60,239     $58,053   $53,702
water sales               Commercial    22,998     20,112     19,235      18,031    16,712
                          Industrial     5,170      4,601      4,500       4,126     4,083
                          Other          9,151      8,092      7,577       6,856     6,205
- - ------------------------------------------------------------------------------------------
                          Total       $106,802    $99,461    $91,551     $87,066   $80,702
==========================================================================================

   Income from continuing operations of the Company has grown at an annual compound rate of approximately 11% during the five-year period ended December 31, 1994. During this same period, revenues and total expenses, other than income taxes, have grown at compound rates of 7.4% and 5.9%, respectively.

Earned Revenues
- - ---------------

   Water revenues have accounted for approximately 98% of the Company's earned revenues from continuing operations during the five-year period covered above. The balance of the revenue from continuing operations is primarily associated with data processing services that have remained relatively constant.

   The growth in water revenues over the past five years is primarily a result of increases in rates and, to a lesser extent, an increase in customer base. Revenues also increased in the past two years as a result of acquisitions of local water systems, which provided water revenues of approximately $2,480 and $2,052 in 1994 and 1993, respectively. Excluding the customers that were added at the time of these acquisitions, the customer base increased at a five-year annual compound rate of .6%. This increase represents normal expansion within PSW's 382 square mile service territory. Water rates have increased by 32% since 1990, reflecting an annual compound growth rate of 5.6% over the five-year period.

   Rates charged by PSW for water service are subject to the approval of the Pennsylvania Public Utility Commission ("PUC"). PSW continuously reviews the necessity of filing applications with the PUC for increases in rates charged for water service. Among the factors considered by management in determining the need to apply for increased rates are: the amount of utility plant additions and replacements made since the previous rate decision; changes in the cost of capital and the capital structure of PSW; and increases in operating expenses (including wages, fringe benefits, electric and chemical expenses), depreciation and taxes experienced since the previous rate decision. Based on these assessments, PSW will periodically file a request with the PUC to increase its rates. Typically, the PUC will suspend the rate request for up to nine months during which time hearings on the merits of the request are held. During these hearings, the views of PSW as well as the PUC staff, the Consumer Advocate and other interested parties are presented and evaluated.

   The return allowed on PSW's common equity is a major factor in the determination of rates and is also evaluated before applying for a rate increase. The 1991 rate increase, in which a 12% return on common equity was allowed, was the most recent decision in which the PUC specified a return on common equity for PSW. The rate increases that were effective since 1991 resulted from settlements, with PUC approval, between the Company and the opposing parties and, as such, no determination of the rate of return on common equity was made by the PUC.

  Over the past 10 years, PSW had applied for, and received
the following base rate increases from the PUC:
- - ----------------------------------------------------------------------------

                                   Rate         Rate    Return on  Return on
                                 increase     increase   equity     equity
Date filed     Effective date    requested    allowed   requested   allowed
- - ----------------------------------------------------------------------------

July 1985      April 1986         16.9%        9.2%      16.0%       15.0%
October 1987   July 1988          12.2%        7.8%      14.5%       13.7%
April 1989     December 1989      13.2%        9.0%      14.1%       12.7%
March 1990     September 1990      9.7%        4.3%      13.5%     Settled
January 1991   October 1991       13.1%        7.7%      13.2%       12.0%
November 1992  June 1993          17.6%        7.4%      12.9%     Settled
December 1993  June 1994          14.0%        9.1%      11.9%     Settled

   In addition to the base rate increases noted above, the PUC has adjusted rates by means of a surcharge or credit to reflect changes in the tax laws, which were not reflected in the base rates approved by the PUC. These adjustments are eliminated when the tax changes are reflected in base rates. In July 1994, rates decreased by .19% due to a reduction in Pennsylvania taxes. The effect of this adjustment was to reduce revenues by $97 in 1994. During the period from August 1991 to May 1993, various surcharges were in effect which increased revenues by $706 in 1993 and $2,281 in 1992. Because the Pennsylvania legislature has enacted additional tax decreases for 1995, it is expected that rates will decrease by an additional .14% in March 1995.

    "Sendout" represents the quantity of treated water delivered to the distribution system and is used by management as an indicator of customer demand. Consumption per customer is the sendout that was used by metered customers and is based on the actual bills rendered during the year adjusted for the estimated unbilled customer usage. Over the past five years, an average of approximately 82.1% of the sendout was consumed by metered customers. The majority of the balance was used through unmetered fixed-rate fire hydrants, lost through leaks in water mains or used by PSW in its operations. PSW's ratio of metered customer use to total sendout is consistent with industry statistics. The percentage of water consumed by metered customers was 82.5% in 1994, 83.3% in 1993 and 82.2% in
1992. Variations over the last three years are believed to be associated with the number of main breaks experienced, which is generally affected by the severity of the winter weather. Management believes that PSW's leak detection and water main rehabilitation programs, and an increase in the number of newer and more accurate meters have contributed to an overall improvement in this percentage.

   Water consumption tends to be impacted by weather conditions, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. Except for 1992, the average annual consumption per customer over the past five years was relatively constant. The spring and summer of 1992 were characterized by cooler weather with frequent rains and consumption declined slightly. It is difficult to establish an exact correlation between the weather and water consumption, since conservation and even day-to-day variations in weather patterns can have an effect. Conservation efforts and mandated water use restrictions in response to drought conditions in years prior to 1990 have also had an effect on water consumption.

Operating Expenses
- - ------------------

   Operating expenses for 1994, 1993 and 1992, totalled $50,296, $45,989 and $43,024, respectively. All elements of cost are subject to the effects of inflation, as well as the effects of changes in water consumption and the degree of treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption and raw water quality. Maintenance expenses are sensitive to extreme cold weather, which can cause water mains to rupture.

   The Company's operating expenses increased in 1994 over 1993 by 9.4% primarily due to increased wages and employee benefits and additional expenses associated with the harsh winter conditions of 1994. The increase in employee benefits is primarily the result of the recognition of $895 of additional costs for postretirement benefits other than pensions computed under SFAS 106 that were recognized in conjunction with the June 1994 rate increase. The severe weather conditions in January and February 1994 caused significant maintenance problems, including an abnormally high number of water main breaks, and required additional treatment costs as raw water quality deteriorated during these months. The increase in operating expenses in 1993 over 1992 of 6.9% was primarily due to increased wages and employee benefit costs; operating expenses associated with the December 1992 acquisitions and the cost to process and distribute the increased volume of water sold.

   Corporate costs related to continuing operations were less than 1% of the Company's operating expenses in 1994 and 1993 and were 2% in 1992. Such expenses include those unallocated general and administrative expenses associated with maintaining a publicly-held company.

Depreciation and Amortization
- - -----------------------------

   Depreciation expense was $10,468, $9,927 and $8,646 in 1994, 1993 and 1992, respectively, and has increased principally as a result of the significant capital expenditures made to expand and improve the water utility facilities. Depreciation expense was approximately 2.3% of the average utility plant in service for all years. Amortization was a credit of $138 in 1994 as compared to charges of $1,008 and $800 in 1993 and 1992, respectively. The change in amortization in 1994 is due to the amortization of the acquisition adjustment associated with the December 1992 purchases of two water systems, which has been recognized retroactive to the acquisition date in conjunction with the June 1994 rate settlement. The increase in amortization in 1993 over 1992 was due to the frequency of rate request filings and a decrease in the time frame over which those costs are amortized.

Taxes Other than Income Taxes
- - -----------------------------

   Taxes other than income taxes increased by 4% in 1994 and by 6% in 1993 over the previous year. The majority of the increase in both years was associated with increases in the bases on which the Pennsylvania Public Utility Realty Tax (PURTA) and the Capital Stock Tax are calculated. The increase in taxable base for the PURTA is due to the increases to utility plant over the past two years, including the December 1992 and 1993 acquisitions. The increase in the Capital Stock Tax is due to the common equity raised over the past three years.

Interest and Debt Expenses
- - --------------------------

   Interest and debt expense was $12,896, $13,108 and $15,068 in 1994, 1993 and 1992, respectively, and has decreased due to reductions in the average debt outstanding and the refinancing of certain First Mortgage Bonds at PSW with lower-cost debt. The Company was able to reduce its average outstanding debt in 1994 and 1993 with the proceeds it received from the issuance of common stock; the sale of its discontinued operations and by improved operating cash flows.

Allowance for Funds Used During Construction
- - --------------------------------------------

   The allowance for funds used during construction ("AFUDC") was $126, $805 and $258 in 1994, 1993 and 1992,
respectively, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate.

   The average balance of CWIP to which AFUDC is applied was $2,820, $8,379 and $3,197 in 1994, 1993 and 1992,
respectively. The variances in these average balances are primarily due to an $11,500 treatment plant placed in service in November 1993. AFUDC was no longer applied to this project after it was placed in service, but was applied to an ever-increasing base during the period it was under construction.

    The AFUDC rate has also declined as the Company is required to use a rate equal to the average costs of borrowings under its revolving credit facility while the balance in CWIP is less than the borrowing level under this facility. The average cost of capital (i.e., the weighted costs of long-term debt, preferred stock and common equity) is used as the AFUDC rate for the amount the CWIP balance exceeds the balance of the revolving credit facility. In prior periods, the average cost of capital was used as the AFUDC rate. As a result, the average AFUDC rate decreased in 1994 to 4.6% from 9.1% in 1993 and 8.1% in 1992.

Income Taxes
- - ------------

   The Company's effective income tax rate was 42.5% in 1994 as compared to 43.0% in 1993 and 43.1% in 1992. The decline in the effective tax rate in 1994 was primarily due to a .3% reduction in the Pennsylvania Corporate Net Income Tax rate. The effective tax rate declined in 1993, despite a 1% increase in the statutory federal tax rate, due to a reduction of operating expenses at the parent company which are not deductible for state income taxes.

Discontinued Operations
- - -----------------------

   As a result of deterioration in the operating results and backlog of future work at the discontinued operations during 1992, and a substantial reduction in the estimated net proceeds from the ultimate disposition of the businesses, a charge of $5,500 was taken in 1992 to reflect the Company's revised estimate of the ultimate loss on the disposition of these businesses. The charge in 1992 along with a similar charge in 1991 was based on estimates, which considered the facts and circumstances known at the time the charges were taken, including projections of operating results through the expected disposition dates and estimates of the net proceeds from the dispositions. The net proceeds from the disposition of the two businesses sold in the first quarter of 1993, and the operating losses during the period they were owned by the Company were within the estimated reserves established in 1992 and the Company does not foresee the need for any further charges to income related to the discontinued operations. The balance of the reserves for discontinued operations of $2,701 at December 31, 1994 consists primarily of reserves for future and contingent costs including potential lease, legal and insurance costs associated with these businesses.

Summary
- - -------

   Operating income from continuing operations in 1994, 1993 and 1992 was $40,845, $37,430 and $34,337, respectively, and income from continuing operations was $15,638, $13,835 and $10,626, respectively, for the same periods. Net income was equal to income from continuing operations in 1994 and 1993 and was $6,334 less in 1992 due to a $5,500 charge related to the discontinued operations and a $834 extraordinary charge for early retirement of debt. On a per share basis, income from continuing operations in 1994, 1993 and 1992 was $1.35, $1.27 and $1.23, respectively. The increases in the per share income from continuing operations in 1994 and 1993 over the previous year were due to the aforementioned improvements in profits offset in part by a 6.5% and 25.7% increase in the average number of shares outstanding during 1994 and 1993, respectively.

   Although the Company has experienced increased income from continuing operations in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability. This, in turn, will provide the level of internal funds necessary to expand and improve the utility plant.

Fourth Quarter Results
- - ----------------------

   Income from continuing operations for the fourth quarter of 1994 increased by $370 to $3,757 primarily as a result of a $2,686 increase in revenues. The increase in revenues is a result of the 9.05% rate increase which took effect in June 1994. The increase in revenues was partially offset by higher operating expenses, interest and debt expenses, income taxes, depreciation and taxes other than income taxes. Operating expense increases are attributable to wage increases, insurance costs and employee benefits, including the additional SFAS 106 costs of $410. Depreciation increased due to utility plant additions made since the fourth quarter of 1993. Taxes other than income taxes increased primarily because of the increase in the base on which the PURTA and Capital Stock Tax are computed. Interest increased in the fourth quarter primarily as a result of higher interest rates, particularly for borrowings under the revolving credit facility.

Effects of Inflation
- - --------------------

   The effects of inflation on the Company during the past several years have not been significant. As a regulated enterprise, PSW's rates are established to provide recovery of costs and a return on its investment. Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. During periods of moderate to low inflation, as has been experienced for the past several years, the effects of inflation on PSW's operating results are not significant.

Regulatory Asset
- - ----------------

   During 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). These standards require PSW to compute its income tax expense and its postretirement benefit costs other than pensions ("PBOP") in a manner which has differed from the computations used by the PUC to establish PSW's rates. A regulatory asset was established during 1993 to defer the incremental costs related to the adoption of the new standards and to recognize their expected recovery through future water rates. The use of regulatory accounts is permitted by Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), which recognizes that the economic effects of regulations on a utility can sometimes require accounting which is different from that applied to enterprises in general, in order for the financial statements to be presented fairly.

    The rate increase which was effective in June 1994 included recovery of PBOP cost computed under SFAS 106 as well as an amortization of PBOP costs recorded as a regulatory asset. Deferral of PBOP costs to the regulatory asset ceased with the implementation of these rates. Certain decisions by the PUC on the rate recovery of PBOP costs that were deferred as a regulatory asset by other utilities have been appealed by the Consumer Advocate and the outcome of these cases could have an impact on the ability of PSW to recover its deferred PBOP costs. Based on its assessment of these cases, management believes that PSW's regulatory asset related to PBOP costs will be recoverable in future rates.

   Income tax expense recognized in the rate making process has generally been limited to current tax expense plus deferred Federal taxes as they related to certain depreciable assets. The PUC has generally not recognized deferred income tax expenses related to any state tax or on other differences between book and taxable income. As a result, tax expense for rate making purposes has been reduced resulting in effective tax rates which have been lower than they would have been had financial accounting standards been used in establishing rates. Management believes that the PUC will continue to follow its practice of allowing rate recovery of current taxes and, accordingly, recovery of the additional taxes included in the regulatory asset will occur as the temporary differences reverse.

Financial Condition
- - -------------------

Cash Flow and Capital Expenditures
- - ----------------------------------

   Net operating cash flow, dividends and capital
expenditures, including allowances for funds used during
construction, for the five years ended December 31, 1994 are as follows:
- - ----------------------------------------------------------------------
                   Net operating                       Capital
                     cash flow        Dividends      expenditures
- - ----------------------------------------------------------------------
       1990       $ 16,897           $ 7,641          $ 30,774
       1991         19,121             7,859            22,335
       1992         22,638             8,866            21,719
       1993         26,940            11,629            27,958
       1994         29,107            12,637            27,379
- - ----------------------------------------------------------------------
                  $114,703           $48,632          $130,165
======================================================================

   Of the $130,165 in capital expenditures made in the past five years, $129,874 results from PSW's construction program. Included in PSW construction expenditures are:
$27,100 for the construction of two surface water treatment plants; $17,075 for new water mains; $26,420 for the rehabilitation of existing water mains and $20,390 for water meters. During this five year period, PSW received $14,103 of advances and contributions in aid of construction to finance new water mains. In addition to its capital program, PSW has made sinking fund contributions aggregating $5,550, replaced $41,015 of debt and has refunded $11,480 of customer advances for construction over the past five years. PSW has also expended $11,063 related to the acquisition of five water systems since December 1992.

   Since net operating cash flow to PSW plus advances and contributions in aid of construction have not been sufficient to fully fund its cash requirements, PSW issued approximately $48,777 of long-term debt during the past five years, $10,000 of preferred stock in 1991 and received $29,000 of equity investments from the Company during 1993.

   The Company funded its investment in PSW with the proceeds from the sale of common stock and the sale of its discontinued operations. In April 1993, the Company sold 1,100,000 shares of common stock in a public offering for net proceeds of $18,331. The Company has also sold 2,997,668 shares of common stock for net proceeds of $45,194 since 1990 through three programs that allow existing shareholders and customers of PSW to purchase shares of common stock directly from the Company. The following table provides the net proceeds to the Company and the shares issued under these programs:

- - ----------------------------------------------------------------------------
                    Customer                       Optional
                     Stock          Dividend        Stock
                    Purchase      Reinvestment     Purchase
                    Program         Program        Program         Total
- - ----------------------------------------------------------------------------

Net proceeds:

   1990            $ 2,431         $  435         $   90          $ 2,956
   1991              2,651            494            172            3,317
   1992             24,185            742            264           25,191
   1993              5,465          1,491            583            7,539
   1994              3,541          2,047            603            6,191
- - ----------------------------------------------------------------------------
                   $38,273         $5,209         $1,712          $45,194
============================================================================

Shares issued:

   1990            205,600         36,114          7,155          248,869
   1991            193,775         37,247         11,997          243,019
   1992          1,669,159         51,143         17,159        1,737,461
   1993            298,940         86,704         31,857          417,501
   1994            200,690        117,020         33,108          350,818
- - ----------------------------------------------------------------------------
                 2,568,164        328,228        101,276        2,997,668
============================================================================

   Proceeds from the customer stock purchase program increased dramatically in 1992 and, in order to better match future equity additions with the need for additional capital, the Company amended this program in 1993 to eliminate the 5% discount it previously offered to customers and limited future stock sales under this program to approximately 100,000 shares in each of the three subscription periods during the year. The dividend reinvestment program ("DRP") continues to offer a 5% discount on the purchase of Company Stock with reinvested dividends. As of the December 1994 dividend payment, holders of 16% of the common shares outstanding participated in the DRP.

   PSW's 1995 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $27,500, which is expected to be financed, along with $850 of sinking fund obligations and $2,857 of preferred stock redemptions through internally-generated funds, the revolving credit facility, equity investments from the Company, and issuance of new long-term debt. PSW has also entered into an agreement to acquire the water utility assets of Media Borough for approximately $24,500. PSW has also entered into preliminary agreements to acquire six other water systems for a combined purchase price of approximately $7,300, including, subject to final negotiations, the issuance of up to $5,000 of the Company's preferred stock. In addition, PSW continues to hold discussions with several other water systems that are near or adjacent to PSW's service territories. The cash needed for these acquisitions would be funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or equity.

   Future utility construction in the period 1996 through 1999, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $110,000. The Company anticipates that approximately 50% of these expenditures will require external financing. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

   PSW's ability to finance its future construction programs as well as its acquisition activities depends on its ability to attract the necessary external financing and maintain or increase internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required to allow PSW to achieve an adequate level of earnings to enable it to attract capital, maintain satisfactory debt coverage ratios and maintain it's financial position at a level sufficient to secure attractively priced capital.

   Operating cash flow from PSW, along with external financings, will enable the Company to pursue its capital expenditure programs, pay dividends and supply the working capital required by the Company in 1995. Management believes that with the improvement in the Company's capitalization ratios over the past three years, it will be able to obtain the external financing that it will need.

Capitalization
- - --------------

   The following table summarizes PSC's capitalization during the past five years:

December 31,                          1994    1993    1992    1991   1990
- - ---------------------------------------------------------------------------
Long-term debt*                       49.9%   50.7%   58.1%   64.4%   68.6%
Preferred stock
   with mandatory redemption*          3.3     3.4     3.6     3.7     -
Common stockholders' equity           46.8    45.9    38.3    31.9    31.4
- - ---------------------------------------------------------------------------
                                     100.0%  100.0%  100.0%  100.0%  100.0%
===========================================================================
*Includes current portion.

   The changes in the capitalization ratios result from the issuance of common stock over the past five years, preferred stock in 1991, the retirement of parent company debt in 1992 and 1991 and the issuance of debt by PSW to finance its capital program.

Dividends on Common Stock
- - -------------------------

   Following is a recent history of income from continuing operations and dividends of the Company:

                                 Income per
                                 share from
           Cash dividend         continuing           Payout
             per share           operations           ratio
- - -------------------------------------------------------------
1990          $ 1.00               $ 1.27              79%
1991            1.00                 1.29              78
1992            1.04                 1.23              85
1993            1.07                 1.27              84
1994            1.10                 1.35              81

   Dividends have averaged approximately 81% of income from continuing operations during this period. In May 1994, the annual dividend increased by 3.7% to $1.12 beginning with the September 1994 dividend.

     PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

Selected Quarterly Financial Data (Unaudited)
- - ---------------------------------------------
(In thousands of dollars, except per share amounts)

                                                                             Total
                                    First    Second     Third    Fourth       Year
                                   -------------------------------------------------
                                                         1994
                                   -------------------------------------------------
Earned revenues                    $24,849   $26,730   $28,849   $28,208    $108,636
Operating expenses                  12,056    12,001    12,511    13,728      50,296
Net income                           2,949     4,035     4,897     3,757      15,638
Net income per share                   .26       .35       .42       .32        1.35
Dividend paid per share                .27       .27       .28       .28        1.10
Price range of common stock
   - high                            19.63     18.50     19.38     18.75       19.63
   - low                             17.38     17.13     17.50     17.25       17.13


                                   -------------------------------------------------
                                                         1993
                                   -------------------------------------------------

Earned revenues                    $22,726   $25,048   $27,948   $25,522    $101,244
Operating expenses                  10,733    11,205    12,078    11,973      45,989
Net income                           2,587     3,604     4,257     3,387      13,835
Net income per share                   .26       .33       .38       .30        1.27
Dividend paid per share                .26       .27       .27       .27        1.07
Price range of common stock
  - high                             18.25     18.38     20.75     20.13       20.75
  - low                              15.63     17.25     18.13     17.75       15.63
                                  ---------------------------------------------------



High and low prices of the Company's common stock are as traded on the New York Stock Exchange.

     Philadelphia Suburban Corporation and Subsidiaries

Summary of Selected Financial Data

(in thousands of dollars, except per share amounts)

- - -----------------------------------------------------------------------------------------------------
Years ended December 31,                1994       1993       1992        1991       1990
- - -----------------------------------------------------------------------------------------------------
PER COMMON SHARE:
 Income from continuing operations (a)  $1.35      $1.27      $1.23       $1.29      $1.27
 Net income                              1.35       1.27       0.50        0.62       0.53
 Cash dividends                          1.10       1.07       1.04        1.00       1.00
 Return on average shareholders'
  equity (b)                               11%        11%        11%         12%        11%
 Book value at year end                $12.27     $11.89     $10.88      $10.66     $10.95
 Market value at year end               18.13      18.38      16.00       15.75      12.13
- - -----------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
 Earned revenues (b)                 $108,636   $101,244     $93,307    $88,648    $82,267
 Depreciation and amortization (b)     10,330     10,935       9,446      8,253      7,900
 Interest and debt expenses (b) (c)    13,636     13,169      15,676     14,377     12,174
 Income before income taxes (b)        27,209     24,261      18,661     17,260     15,569
 Provision for income taxes (b)        11,571     10,426       8,035      7,081      5,833
 Income from continuing
  operations (a)                       15,638     13,835      10,626     10,179      9,736
 Net income                            15,638     13,835       4,292      4,889      4,089
- - -----------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
 Total assets                        $458,183   $439,679    $365,949   $350,560   $352,037
 Property, plant and equipment,
  net (b)                             385,709    366,230     345,610    320,974    306,702
 Common stockholders' equity          143,795    135,934     106,971     85,621     85,456
 Preferred stock with mandatory
  redemption (d)                       10,000     10,000      10,000     10,000          -
 Long-term debt (d)                   153,082    150,176     162,089    172,626    186,755
 Total debt                           157,132    150,995     163,048    172,786    187,755
- - -----------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
 Net cash flows from operating
  activities (b)                      $29,107    $26,940     $22,638    $19,121    $16,897
 Capital additions (b) (e)             27,379     27,958      21,719     22,335     30,774
 Dividends on common stock             12,637     11,629       8,866      7,859      7,641
 Number of metered water customers    249,533    247,195     244,788    236,616    235,460
 Number of shareholders of common
  stock                                11,243     10,811       9,863      6,408      6,373
 Common shares outstanding (000)       11,718     11,430       9,832      8,034      7,804
 Employees (full-time) (b)                525        523        526         526        523
- - -----------------------------------------------------------------------------------------------------

(a) 1992 operating results are before extraordinary charge of $834 or $0.10 per share.
(b) Continuing operations only.
(c) Includes dividend on preferred stock and is net of allowance for funds used during construction.
(d) Includes current portion.
(e) Excludes payments for acquired water systems of $612 in 1994, $1,323 in 1993 and $9,128 in 1992.