Form 10-K, Exhibit 13
period 1995-12-31
PHILADELPHIA SUBURBAN CORP
filed 1996-03-26
CIK 78128

                                                                  EXHIBIT 13.3

               SELECTED PORTION OF ANNUAL REPORT TO SHAREHOLDERS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              (In thousands of dollars, except per share amounts)
                 Years ended December 31, 1995, 1994 and 1993


                                                     1995               1994              1993
                                                     ----               ----              ----
Earned revenues                                   $ 117,044          $ 108,636          $ 101,244

Costs and expenses:
    Operating expenses                               51,702             50,296             45,989
    Depreciation                                     11,572             10,468              9,927
    Amortization                                        (15)              (138)             1,008
    Taxes other than income taxes                     7,676              7,165              6,890
                                                  ---------          ---------          ---------
                                                     70,935             67,791             63,814

Operating income                                     46,109             40,845             37,430

Interest and debt expenses                           14,852             12,896             13,108
Dividends on preferred stock                            631                866                866
Allowance for funds used during
    construction                                       (305)              (126)              (805)
                                                  ---------          ---------          ---------

Income from continuing operations
  before income taxes                                30,931             27,209             24,261
Provision for income taxes                           12,901             11,571             10,426
                                                  ---------          ---------          ---------

Income from continuing operations                    18,030             15,638             13,835

Reversal of reserve for discontinued
  operations, net of income tax of $200                 370                 --                 --
                                                  ---------          ---------          ---------

Net Income                                        $  18,400          $  15,638          $  13,835
                                                  =========          =========          =========

Net income per share
    Continuing operations                         $    1.50          $    1.35          $    1.27
    Discontinued operations                             .03                 --                 --
                                                  ---------          ---------          ---------
      Total                                       $    1.53          $    1.35          $    1.27
                                                  =========          =========          =========

Average common and common equivalent
     shares outstanding during the period            12,016             11,564             10,858
                                                  =========          =========          =========

See accompanying notes to consolidated financial statements.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           (In thousands of dollars)

                          December 31, 1995 and 1994

               Assets                                               1995                1994
               ------                                               ----                ----
Property, plant and equipment, at cost                          $529,364            $462,500
Less accumulated depreciation                                     92,459              76,791
                                                                --------            --------
    Net property, plant and equipment                            436,905             385,709
                                                                --------            --------

Current assets:
    Cash                                                           2,387               1,243
    Accounts receivable, net                                      22,112              19,303
    Inventory, materials and supplies                              1,878               1,696
    Prepayments and other current assets                             537                 594
                                                                --------            --------
    Total current assets                                          26,914              22,836
                                                                --------            --------
Regulatory assets                                                 48,757              48,334
Deferred charges and other assets, net                             5,475               3,183
                                                                --------            --------

                                                                $518,051            $460,062
                                                                ========            ========
    Liabilities and Stockholders' Equity
    ------------------------------------
Common stockholders' equity:
    Common stock at par value net of $3,580 and
    $3,239 of Treasury shares in 1995 and 1994                  $  2,644            $  2,740
    Capital in excess of par value                               110,987             102,564
    Retained earnings                                             43,345              38,491
                                                                --------            --------
    Total common stockholders' equity                            156,976             143,795
                                                                --------            --------

Preferred stock of subsidiary with mandatory
    redemption requirements                                        5,643               7,143

Long-term debt, excluding current portion                        175,395             152,195

Commitments                                                           --                  --

Current liabilities:
    Current portion of preferred stock of subsidiary
      with mandatory redemption requirements                       1,500               2,857
    Current portion of long-term debt                             13,590                 887
    Loans payable                                                  6,455               4,050
    Accounts payable                                               9,694               7,505
    Accrued interest                                               3,601               3,346
    Other accrued liabilities                                     13,227               9,912
    Net reserves related to discontinued operations                2,153               2,701
                                                                --------            --------
    Total current liabilities                                     50,220              31,258
                                                                --------            --------
Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits              70,980              67,721
    Customers' advances for construction                          25,880              24,713
    Other                                                          9,762              11,028
                                                                --------            --------
    Total deferred credits and other liabilities                 106,622             103,462
                                                                --------            --------

Contributions in aid of construction                              23,195              22,209
                                                                --------            --------
                                                                $518,051            $460,062
                                                                ========            ========

See accompanying notes to consolidated financial statements.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED CASH FLOW STATEMENTS
                           (In thousands of dollars)
                 Years ended December 31, 1995, 1994 and 1993

                                                           1995              1994             1993
                                                           ----              ----             ----
Cash flows from operating activities:
     Income from continuing operations                   $ 18,030          $ 15,638          $ 13,835
     Adjustments to reconcile income from
       continuing operations to net cash
       flows from operating activities:
        Depreciation and amortization                      11,557            10,330            10,935
        Deferred taxes, net of taxes on
         customers' advances                                2,573             2,693             3,061
        Net increase in receivables,
         inventory and prepayments                         (2,037)           (1,209)           (1,438)
        Net increase in payables and other
         accrued liabilities                                4,349             2,237             1,354
        Net increase (decrease) in accrued
          interest                                            255               (93)             (158)
        Other                                              (1,773)              134              (540)
                                                         --------          --------          --------
Net cash flows from operating activities                   32,954            29,730            27,049
                                                         --------          --------          --------

Cash flows from investing activities:
     Property, plant and equipment additions,
       including allowance for funds used during
       construction of $305, $126 and $805                (33,182)          (27,379)          (27,958)
     Acquisitions of water systems                        (26,351)             (612)           (1,323)
     Sale of businesses and related assets                   --                --               1,665
     Other                                                    (91)              (10)              (40)
                                                         --------          --------          --------
Net cash flows from investing activities                  (59,624)          (28,001)          (27,656)
                                                         --------          --------          --------

Cash flows from financing activities:
     Customers' advances and contributions
       in aid of construction, net of
       income tax payments                                  1,600             3,149             2,483
     Repayments of customers' advances                     (2,104)           (2,219)           (2,904)
     Net proceeds (repayments) of short-
       term debt                                            2,405             3,231              (140)
     Proceeds from long-term debt                          57,906             7,722            21,839
     Repayments of long-term debt including
       premium on early retirement                        (23,585)           (4,884)          (34,559)
     Redemption of preferred stock of
       subsidiary                                          (2,857)             --                --
     Proceeds from issuing common stock                     9,060             6,916            27,749
     Repurchase of common stock                              (733)           (2,230)             (992)
     Dividends paid                                       (13,546)          (12,637)          (11,629)
     Other                                                   (154)              (45)             (104)
                                                         --------          --------          --------
Net cash flows from financing activities                   27,992              (997)            1,743
                                                         --------          --------          --------

Net cash flows from discontinued
     operations                                              (178)              123            (1,183)
                                                         --------          --------          --------
Net increase (decrease) in cash                             1,144               855               (47)
Cash balance beginning of year                              1,243               388               435
                                                         --------          --------          --------
Cash balance end of year                                 $  2,387          $  1,243          $    388
                                                         ========          ========          ========

See accompanying notes to consolidated financial statements.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies
------------------------------------------

Nature of Operations
--------------------

         The business of Philadelphia Suburban Corporation (the Company) is conducted through its subsidiary Philadelphia Suburban Water Company ("PSW"). PSW is a regulated public utility which supplies water to approximately 265,000 customers. The customers are residential, commercial and industrial in nature, and no single customer accounted for more than five percent of PSW's sales. The service territory of PSW covers a 406 square mile area located west and north of the City of Philadelphia. PSW is subject to regulation by the Pennsylvania Public Utility Commission ("PUC") which has jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.

Consolidation
-------------

         The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All material intercompany accounts and transactions have been eliminated.

Recognition of Revenues
-----------------------

         Utility revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period.

         Non-utility revenues are recognized when services are performed.

Property, Plant and Equipment and Depreciation
----------------------------------------------

         Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Utility plant acquired is recorded at estimated original cost when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 1995, utility plant includes a credit acquisition adjustment of $8,147 which is being amortized over 20 years. Consistent with PSW's recent rate settlements, $529 was amortized during 1995 and $822 was amortized during 1994, including $338 of amortization related to 1993.

         Utility expenditures for maintenance and repairs, including minor renewals and betterments, are charged to operating expenses in accordance with the Uniform System of Accounts prescribed by the PUC. The cost of new units of property and betterments are capitalized. When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


         The straight-line remaining life method is used to compute depreciation on utility plant. The straight-line method is used with respect to transportation and mechanical equipment.

Allowance for Funds Used During Construction
--------------------------------------------

         The allowance for funds used during construction ("AFUDC") represents the estimated cost of funds used to finance the construction of utility plant. AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. There was no AFUDC related to equity funds in 1995 and 1994. The amount of AFUDC related to equity funds was $338 in 1993.

Deferred Charges and Other Assets
---------------------------------

         Deferred bond and preferred stock issuance expenses are amortized by the straight-line method over the life of the related issues.

         Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption.

         Expenses associated with filing for rate increases are deferred and amortized over the estimated period the rates will be in effect, approximately one year.

         Other costs, for which PSW has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery.

Income Taxes
------------

         The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax bases of the assets and liabilities and the amounts at which they are carried in the financial statements. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse.

Customers' Advances for Construction
------------------------------------

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


Contributions in Aid of Construction
------------------------------------

         Contributions in aid of construction include direct contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies
-----------------------------------

         Inventories are stated at average cost, not in excess of market value.

Use of Estimates in Preparation of Consolidated Financial Statements
--------------------------------------------------------------------

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
-----------------

         Certain prior year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income.

Acquisitions
------------

         In May 1995, PSW purchased the franchise rights and the water utility assets of Media Borough ("Media"). The Media system covers a 23 square mile service area contiguous to PSW's service territory. In addition, PSW purchased the franchise rights and the water utility assets of four smaller water systems in 1995 that cover a combined service territory of four square miles. PSW paid $26,351 for the water systems acquired in 1995. These systems serve customers within or contiguous to the boundaries of PSW's existing service territory. The annual revenues from these systems approximate $4,750, and related revenues included in the consolidated financial statements were $2,820 for 1995.

         In December 1994, PSW acquired the franchise rights and the water utility assets of two privately-owned water companies. In December 1993, PSW acquired the franchise rights and the water utility assets of the Borough of Malvern. These water supply systems cover a service territory of three square miles and are located adjacent to PSW's existing service territory. Revenues included in the consolidated financial statements related to the water supply systems acquired in 1994 and 1993 amounted to approximately $400 and $290 in 1995 and 1994, respectively.

         PSW has also entered into preliminary agreements to acquire six additional water systems for a combined purchase price of approximately $20,600, including, subject to final negotiations, the issuance of up to $5,000 of the Company's preferred stock. These systems are adjacent or near to PSW's service territory. The combined annual revenues of these systems are approximately $2,900. In addition, PSW continues to hold discussions with several other water systems that are near or adjacent to it's service territory.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

Income Taxes
------------

         Total income tax expense is allocated as follows:

                                                      Years Ended December 31,
                                            ----------------------------------------
                                               1995             1994            1993
                                               ----             ----            ----

Income from continuing operations           $12,901          $11,571         $10,426
Common stockholders' equity related
  to stock option activity which
  reduces taxable income                        (44)             (25)            (65)
Discontinued operations                         200               --              --
                                            -------          -------         -------
                                            $13,057          $11,546         $10,361
                                            =======          =======         =======

         Income tax expense attributable to income from continuing operations consists of:
                                           Years Ended December 31,
                                ----------------------------------------
                                  1995           1994             1993
                                  ----           ----             ----
         Current:
           Federal               $7,688         $ 6,670          $ 4,538
           State                  2,514           2,685            2,879
                                -------         -------          -------
                                 10,202           9,355            7,417
                                -------         -------          -------
         Deferred:
           Federal                2,565           2,303            3,377
           State                    134             (87)            (368)
                                -------         -------          -------
                                  2,699           2,216            3,009
                                -------         -------          -------
         Total tax expense      $12,901         $11,571          $10,426
                                =======         =======          =======

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

         The significant components of deferred income tax expense are as follows:

                                                                 Years Ended December 31,
                                                         -----------------------------------------
                                                           1995             1994            1993
                                                           ----             ----            ----
          Excess of tax over financial
            statement depreciation                       $ 2,323          $ 2,791          $ 2,112
          Amortization of deferred investment
            tax credits                                     (151)            (151)            (152)
          Current year investment tax credits
            deferred                                          90               75               93
          Differences in basis of fixed
            assets due to variations in tax and
            book accounting methods that reverse
            through depreciation                             819              902              889
          Customers' advances for construction,
            net                                             (443)            (657)            (934)
          Adjustment to deferred tax assets and
            liabilities for enacted changes in
            tax rates                                       --             (4,220)           2,120
          Adjustment to recognize future rate
            recovery                                        --              4,220           (2,116)
          Other, net                                          61             (744)             997
                                                         -------          -------          -------
          Total deferred income tax expense              $ 2,699          $ 2,216          $ 3,009
                                                         =======          =======          =======

         The statutory Federal tax rate is 35% for all years presented. The Pennsylvania Corporate Net Income Tax rate decreased to 11.99% in 1994, and 9.99% in 1995.

         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before Federal tax and the actual Federal tax expense are as follows:

                                                                    Years Ended December 31,
                                                           --------------------------------------------
                                                             1995              1994              1993
                                                             ----              ----              ----
          Computed Federal tax expense at
            statutory rate                                 $  9,899          $  8,614          $  7,613
          Increase (decrease) in tax expense for
            items to be recovered in future rates:
              Depreciation expense                              132               154               151
              Losses on asset disposals                         (35)              (10)              (49)
          Amortization of deferred investment
            tax credits                                        (151)             (151)             (153)
          Preferred stock dividend                              221               303               303
          Adjustment to deferred tax assets and
            liabilities for enacted changes
            in tax rates                                       --              (4,220)            2,120
          Adjustment to recognize future rate
            recovery                                           --               4,220            (2,116)
          Other, net                                            187                63                46
                                                           --------          --------          --------
          Actual Federal tax expense                       $ 10,253          $  8,973          $  7,915
                                                           ========          ========          ========

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                       December 31,
                                                                  -----------------------
                                                                    1995           1994
                                                                    ----           ----
          Deferred tax assets:
            Customers' advances for construction                  $ 9,950         $ 9,507
            Costs expensed for book not deducted
              for tax, principally accrued expenses
              and bad debt reserves                                 1,502           1,217
            Other                                                     363             363
                                                                  -------         -------
            Total gross deferred tax assets                        11,815          11,087
            Less valuation allowance                                 --              --
                                                                  -------         -------
          Net deferred tax assets                                  11,815          11,087
                                                                  -------         -------

          Deferred tax liabilities:
            Utility plant, principally due to
              depreciation and differences in the basis
              of fixed assets due to variation in tax
              and book accounting                                  59,722          56,360
            Deferred taxes associated with the gross-up
              of revenues necessary to recover, in rates,
              the effect of temporary differences                  17,980          17,722
            Deferred investment tax credit                          4,363           4,424
            Other                                                     730             302
                                                                  -------         -------
          Total gross deferred tax liabilities                     82,795          78,808
                                                                  -------         -------

          Net deferred tax liability                              $70,980         $67,721
                                                                  =======         =======

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


         The Company made income tax payments, which include amounts related to discontinued operations, of $9,730, $8,818 and $7,786 in 1995, 1994 and 1993, respectively. The Company's Federal income tax returns for all years through 1992 have been closed.

Accounts Receivable
-------------------

                                                                 December 31,
                                                         -------------------------
                                                           1995              1994
                                                           ----              ----
         Billed water revenue                            $ 9,594           $ 8,267
         Unbilled water revenue                           12,450            11,014
         Non-utility revenue                                 368               222
                                                          ------            ------
                                                          22,412            19,503
         Less allowance for doubtful accounts                300               200
                                                          ------            ------
         Net accounts receivable                         $22,112           $19,303
                                                          ======            ======

         All of the Company's customers are located in southeastern Pennsylvania. No single customer accounted for more than five percent of the Company's sales in 1995 or 1994 and no account receivable from any customer exceeded five percent of the Company's total stockholders' equity.

Property, Plant and Equipment
-----------------------------

                                                                  December 31,
                                                         ---------------------------
                                                           1995               1994
                                                           ----               ----
         Utility plant and equipment                     $524,445           $455,926
         Utility construction work in progress              2,645              4,301
         Non-utility plant and equipment                    2,274              2,273
                                                         --------           --------
         Total property, plant and equipment             $529,364           $462,500
                                                         ========           ========

         Depreciation is computed based on estimated useful lives of 5 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non-utility plant and equipment.

Regulatory Asset
----------------

The regulatory asset represents costs which have been prudently incurred and are expected to be fully recovered in future rates. The two components of this asset are deferred income taxes and postretirement benefits other than pensions. Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow through basis and will be recovered as they reverse. The portion of the asset related to postretirement benefits other than pensions represents costs that were deferred during the period that the accrual method of accounting for these benefits was adopted in January 1993 and the recognition of the accrual method in the Company's rates in June 1994. Amortization of the amount deferred for postretirement benefits other than pensions began in June 1994 and is currently being recovered in rates.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


                                                                    December 31,
                                                             ------------------------
                                                               1995              1994
                                                               ----              ----
         Income taxes                                       $46,510           $45,952
         Postretirement Benefits other than Pensions          2,247             2,382
                                                            -------           -------
                                                            $48,757           $48,334
                                                            =======           =======

Commitments
-----------

         PSW maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases total approximately $2,688 through 2000. PSW purchased approximately $2,839, $3,322 and $2,922 of water under these agreements during the years ended December 31, 1995, 1994 and 1993, respectively.

         PSW leases motor vehicles and other equipment under operating leases which are noncancelable and expire on various dates through 1999. During the next five years, $1,124 of future minimum lease payments are due: $493 in 1996, $366 in 1997, $225 in 1998 and $40 in 1999. In May 1995, PSW entered into a 50 year operating lease, with certain renewal provisions for parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The lease is noncancelable and expires in 2045. The lease is subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $292 of lease payments for land are due. Rent expense was $1,067, $979 and $1,134 for the years ended December 31, 1995, 1994 and 1993, respectively.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


Long-term Debt and Loans Payable
--------------------------------
                                                             December 31,
                                                    ---------------------------
                                                       1995               1994
                                                       ----               ----
First Mortgage Bonds secured by utility plant:
          5.500% Series,  due 1996  (a)             $  4,000           $  4,000
          7.875% Series,  due 1997  (a)                5,000              5,000
          8.440% Series,  due 1997  (c)               12,000             12,000
          8.400% Series,  due 2002  (b)                4,150              4,600
          5.950% Series,  due 2002  (b)                2,800              3,200
          6.820% Series,  due 2005  (c)               10,000                -
         13.000% Series,  due 2005  (b)                  -                8,000
         10.650% Series,  due 2006  (b)               10,000             10,000
          9.890% Series,  due 2008  (c)                5,000              5,000
          7.150% Series,  due 2008  (b)               22,000             22,000
          9.120% Series,  due 2010  (c)               20,000             20,000
          6.500% Series,  due 2010  (b)                3,200              3,200
          9.170% Series,  due 2011  (c)                5,000              5,000
          9.930% Series,  due 2013  (c)                5,000              5,000
          6.890% Series,  due 2015  (c)               12,000                -
          9.970% Series,  due 2018  (c)                5,000              5,000
          9.170% Series,  due 2021  (b)                8,000              8,000
          6.350% Series,  due 2025  (c)               22,000                -
          7.720% Series,  due 2025  (c)               15,000                -
          9.290% Series,  due 2026  (c)               12,000             12,000
                                                    --------           --------
Total First Mortgage Bonds                           182,150            132,000
Note payable to bank under revolving
  credit agreement, due March 1998                     5,160             19,370
Installment note payable, 9%, due in
  equal annual payments through December
  2013                                                 1,675              1,712
                                                    --------           --------
                                                     188,985            153,082
Current portion of long-term debt                     13,590                887
                                                    --------           --------
Long-term debt, excluding current
  portion                                           $175,395           $152,195
                                                    ========           ========
Proforma weighted cost of long-term
  debt at December 31,                                  8.0%               8.5%
                                                    =======            =======

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

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)


         The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's stock. As of December 31, 1995, approximately $83,000 of retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW from making loans to or purchasing the stock of the Company.

         Excluding amounts due under PSW's revolving credit agreement, the Company's sinking fund payments and debt maturities for the next five years are as follows:

                                    1996          1997           1998         1999          2000
                                    ----          ----           ----         ----          ----
Sinking fund payments            $   440       $ 1,444         $3,448       $3,452        $3,457
Maturities                        13,150        12,000            -            -             -
                                 -------       -------        -------       ------        ------
Total                            $13,590       $13,444         $3,448       $3,452        $3,457
                                 =======       =======        =======       ======        ======

         In March 1995, PSW established a two-year $100,000 medium-term note program providing for the issuance of long-term debt with maturities ranging between one and 30 years at fixed rates of interest, as determined at the time of issuance. The notes issued under this program are secured by the Twenty-ninth Supplement to the trust indenture relating to PSW's First Mortgage Bonds. Issuances through this program were as follows: $15,000 in May 1995, 7.72% Series due 2025; $10,000 in June 1995, 6.82% Series due 2005; and
$12,000 in December 1995, 6.89% Series due 2015. The proceeds from these issuances were used to fund the Media acquisition, the retirement of the First Mortgage Bonds noted below and PSW's ongoing capital program.

         In August 1995, PSW issued $22,000 First Mortgage Bonds 6.35% Series due 2025 as security for an equal amount of bonds issued by the Delaware County Industrial Development Authority. The proceeds from these bonds are restricted to funding the costs of certain capital projects. As of December 31, 1995, the Trustee for this issue held $1.8 million in an interest bearing account pending completion of the remainder of the projects financed with this issue. The amount held by the Trustee is included in the balance sheet as cash. It is expected that these projects will be completed by the third quarter of 1996, however funds may be drawn from the trust prior to that time as expenditures are made on these projects.

         In August 1995, PSW retired $8,000 of First Mortgage Bonds, 13% Series due 2005, at a premium of 6.1% or $488. In December 1995, PSW called for early retirement in January 1996 $5,000 of First Mortgage Bonds, 7.875% Series, at a premium of .331% or $17 and $4,150 of First Mortgage Bonds, 8.4% Series, at a premium of 2.1% or $87. The unamortized bond issuance expenses related to these retirements were $35. The premiums paid on the early retirement of debt, along with the related unamortized bond issuance expense, are capitalized and amortized, in accordance with the Uniform System of Accounts prescribed by the PUC, over the life of the long-term debt used to fund the redemption.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

         In February 1994, PSW entered into a $30,000 revolving credit agreement due March 1998 with four banks. The agreement was amended to temporarily increase the available borrowings under this facility by $10,000 during the period May 1995 to August 1995 as interim financing for the Media acquisition. Interest under this facility is based, at PSW's option, on the prime rate, an adjusted Federal funds rate, an adjusted certificate of deposit rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts the total amount of short-term borrowings of PSW. A commitment fee of 1/8 of 1% is charged on the unused portion of the loan. The average cost of borrowing under this facility was 6.42% and 4.8%, and the average borrowing was $22,755 and $19,136, during 1995 and 1994, respectively. The maximum amount outstanding at the end of any one month was $36,800 in 1995 and $24,100 in 1994.

         At December 31, 1995 and 1994, the Company and PSW had combined short-term lines of credit of $10,000. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $5,720 and $880 during 1995 and 1994, respectively. The maximum amount outstanding at the end of any one month was $8,615 in 1995 and $4,050 in 1994. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 1995 and 1994 was 6.8% and 6.3%, respectively.

         The total amount of interest paid on all borrowings, net of amounts capitalized, was $14,923, $13,729 and $13,327 in 1995, 1994 and 1993,
respectively.

Fair Value of Financial Instruments
-----------------------------------

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amounts and estimated fair values of the Company's long-term financial liabilities as of December 31, 1995 are as follows:

                                                                  Estimated
                                                  Carrying          fair
                                                   amount           value
                                                  --------        ---------
Long-term debt                                    $188,985        $210,634
Preferred stock of subsidiary
   with mandatory redemption requirements            7,143           7,446

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

         The fair value of long-term debt and preferred stock has been determined by discounting their future cash flows using current market interest or dividend rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have carrying values of $25,880 and $7,051, respectively at December 31, 1995. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Preferred Stock of Subsidiary with Mandatory Redemption Requirements
--------------------------------------------------------------------

         PSW is authorized to issue up to 1,000,000 shares of preferred stock, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. Dividends on this issue are payable quarterly and are cumulative. PSW may not pay dividends on its common stock unless provision has been made for payment of the preferred dividends. As of December 31, 1995, all preferred dividends have been provided for. These shares are subject to mandatory annual redemption equal to the par value of 14,285 shares plus accrued dividends. In addition, PSW has the right to call 14,285 shares per year starting in 1995, up to a maximum of 15,000 shares over the life of the issue, at par, and the balance beginning in 1998 at a specified price above par.

         In December 1995, PSW provided notice to the holder of the preferred stock of its intention to call 15,000 shares at par in January 1996 as required by the share purchase agreement and, therefore, $1,500 has been classified as the current portion of preferred stock as of December 31, 1995. In January 1995, PSW called 14,285 shares at par value in addition to the mandatory redemption of 14,285 shares required by the share purchase agreement.

Net Income per Share and Equity per Common Share
------------------------------------------------

         Net income per share is based on the weighted average number of common and dilutive common equivalent shares outstanding during the year. Common equivalent shares arise from stock options.

         Equity per common share was $12.88 and $12.27 at December 31, 1995 and 1994, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

Common Stockholders' Equity
---------------------------

         At December 31, 1995, the Company had 20,000,000 shares of common stock authorized; par value $.50. Shares outstanding at December 31, 1995, 1994 and 1993 were 12,188,748, 11,717,990 and 11,429,968, respectively.
Treasury shares held at December 31, 1995, 1994 and 1993 were 259,125, 240,737 and 135,472, respectively.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

         At December 31, 1995, the Company had 1,770,819 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

                                                                        Capital in
                                       Common           Treasury         excess of          Retained
                                       stock             stock           par value          earnings            Total
                                       ------           --------        ----------          --------            -----
Balance at December 31, 1992         $   4,958         $    (265)         $  68,994         $  33,284          $ 106,971
Net income                                --                --                 --              13,835             13,835
Dividends                                 --                --                 --             (11,629)           (11,629)
Sale of stock                              759              --               25,111              --               25,870
Repurchase of stock                       --                (992)              --                --                 (992)
Exercise of stock options                   66              --                1,813              --                1,879
                                     ---------         ---------          ---------         ---------          ---------
Balance at December 31, 1993             5,783            (1,257)            95,918            35,490            135,934
                                     ---------         ---------          ---------         ---------          ---------
Net income                                --                --                 --              15,638             15,638
Dividends                                 --                --                 --             (12,637)           (12,637)
Sale of stock                              175               248              6,022              --                6,445
Repurchase of stock                       --              (2,230)              --                --               (2,230)
Equity Compensation Plan                     5              --                  174              --                  179
Exercise of stock options                   16              --                  450              --                  466
                                     ---------         ---------          ---------         ---------          ---------
Balance at December 31, 1994             5,979            (3,239)           102,564            38,491            143,795
                                     ---------         ---------          ---------         ---------          ---------
Net income                                --                --                 --              18,400             18,400
Dividends                                 --                --                 --             (13,546)           (13,546)
Sale of stock                              217               392              7,621              --                8,230
Repurchase of stock                       --                (733)              --                --                 (733)
Equity Compensation Plan                     1              --                   31              --                   32
Exercise of stock options                   27              --                  771              --                  798
                                     ---------         ---------          ---------         ---------          ---------
Balance at December 31, 1995         $   6,224         $  (3,580)         $ 110,987         $  43,345          $ 156,976
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

            The Company has a Customer Stock Purchase Program for PSW's customers, and a Dividend Reinvestment and Optional Stock Purchase Program for existing shareholders. Reinvested dividends can be used to purchase shares of common stock at a five percent discount from the current market value under the Dividend Reinvestment Program. Under these programs, 434,034, 350,818 and 417,501 shares of common stock were sold providing the Company with $7,846, $6,191 and $7,539 of additional capital, after expenses, during 1995, 1994 and 1993, respectively.

            In August 1993, the Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 250,000 shares of its common stock in the open market or through privately negotiated transactions. The number of shares purchased by the Company, if any, is limited to the number of shares sold under its employee stock option and stock purchase plans, Customer Stock Purchase Program and Dividend Reinvestment Program and Optional Stock Purchase Program.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

            The purchase of shares has been authorized in order to offset the dilutive effect on earnings per share of issuances of additional shares under these programs. Funding for any stock purchases is not expected to have a material impact on the Company's financial position. During 1995, 1994 and 1993, 39,456, 118,867 and 51,635 shares have been purchased at a net cost of $733, $2,230 and $992, respectively.

Shareholder Rights Plan
-----------------------

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

Employee Stock and Incentive Plans
----------------------------------

        In May 1994, the 1994 Equity Compensation Plan ("1994 Plan") was approved by the shareholders to replace the 1988 Stock Option Plan ("1988 Plan"). Under the 1994 Plan as amended, the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors. The 1994 Plan authorizes up to 450,000 shares of common stock for issuance under the plan, with the maximum number of restricted stock grants limited to 25,000 shares. The 1988 Plan provided only for the issuance of qualified and non-qualified stock options. Awards under these plans are made by the Board of Directors ("Board")or a committee of the Board.

        Options under both the 1994 and 1988 plans, as well as an earlier 1982 Stock Option Plan for which 18,000 options are still outstanding, were issued at the market price of the stock on the day of the grant. Options are exercisable in installments ranging from 20% to 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant.

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

        The following table summarizes stock option transactions for the three plans:

                                                            Years Ended December 31,
                                                 -------------------------------------------
                                                    1995             1994              1993
                                                    ----             ----              ----
        Options granted                           120,500          115,500           128,000
        Options terminated                            -             (7,000)          (95,100)
        Options exercised                         (53,312)         (32,469)         (136,800)
                                                  -------          -------           -------
        Net change                                 67,188           76,031          (103,900)
                                                  =======          =======           =======

        Balance of shares under option            527,519          460,331           384,300
                                                  =======          =======           =======

        Options exercised during 1995 ranged in price from $12.88 per share to $17.94 per share. The shares under option at December 31, 1995 are exercisable at prices ranging from $12.94 to $17.94 per share. At December 31, 1995, 208,285 shares were exercisable, and 202,200 options under the 1994 Plan were available for grant.

        Dividend equivalents provide the grantee with an amount equal to the dividends paid on a share of common stock over a specified period of time, not to exceed four years, multiplied by the number of dividend equivalents awarded. Payments of these awards are deferred until the completion of certain objectives during a performance period established by the Board at the time of grant. A performance period is generally four years but may be adjusted by the Board to as long as eight years or as short as two years depending on the Company's success in completing the objectives. Dividend equivalents are "compensatory" and as such, are charged to operating expense over the performance period. The effect of changes to the performance period are accrued when known or projected. The Board granted 45,500 and 43,500 dividend equivalents in 1995 and 1994, respectively, and costs associated with these awards were $197 in 1995 and $77 in 1994.

        Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 1995, 1,800 shares of restricted stock were granted with a restriction period of six months and during 1994, 10,000 shares of restricted stock were granted with restriction periods of one to three years. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and this amount is amortized ratably over the restriction period.

Pension Plans and Other Postretirement Benefits
-----------------------------------------------

        The Company has defined benefit pension plans which cover its full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. As a result of certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company, in 1989, adopted a non-qualified Excess Benefit Plan for

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has a non-qualified Supplemental Executive Retirement Plan for two employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

        The Company's pension expense includes the following components:

                                                              Years Ended December  31,
                                                     ----------------------------------------
                                                      1995              1994            1993
                                                      ----              ----            ----
          Benefits earned during the year            $   905          $ 1,183          $ 1,062
          Interest cost on projected benefit
            obligation                                 3,304            3,161            3,026
          Actual return on plan assets                (9,256)           1,218           (4,989)
          Net amortization and deferral                6,029           (4,679)           1,643
          Capitalized costs                             (133)             (74)             (69)
          Rate-regulated adjustment                     (311)            (386)            (375)
                                                     -------          -------          -------
          Net pension cost                           $   538          $   423          $   298
                                                     =======          =======          =======

        The rate-regulated adjustment set forth above is required in order to reflect pension expense for PSW in accordance with the method used in establishing the current water rates.

        The assets and obligations of the plans are as follows:

                                                               December 31,
                                                       --------------------------
                                                         1995              1994
          Accumulated benefit obligation:
            Vested                                     $ 38,096          $ 30,786
            Non-vested                                    2,312             1,702
                                                       --------          --------
            Total                                      $ 40,408          $ 32,488
                                                       ========          ========

          Projected benefit obligation                 $ 50,585          $ 38,704
          Plan assets at fair value,
            primarily equity and fixed
            income commingled funds                      46,698            38,941
                                                       --------          --------
          Plan assets in excess of (less than)
            projected benefit obligation                 (3,887)              237
          Unrecognized net loss (gain) from
            past experience different from
            that assumed and effects of
            changes in assumptions                        1,151            (2,583)
          Unrecognized prior service cost                 1,465             1,510
          Rate-regulated adjustment                         388                59
          Unrecognized net obligation                       541               630
                                                       --------          --------
          Accrued pension costs included
            in other current liabilities               $   (342)         $   (147)
                                                       ========          ========

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

        The accumulated and projected benefit obligations were calculated using the projected unit credit method, and reflect the following assumptions: discount rates of 7% for 1995, 8.5% for 1994 and 7% for 1993; increase in future compensation levels of 5.5% for all years presented; and long-term rate of return on assets of 9% for 1995 and 1994, and 10% for 1993.

        In addition to providing pension benefits, PSW offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees retiring with at least 15 years of service. These PBOPs include continuation of medical and prescription drug benefits for all eligible retirees and a life insurance policy for eligible union retirees.

         The Company's costs for postretirement benefits other than pensions include the following components:

                                                    Years Ended December  31,
                                            -----------------------------------------
                                              1995            1994             1993
                                              ----            ----             ----
Benefits earned during the year             $   208          $   359          $   325
Interest cost                                   994            1,077            1,192
Return on plan assets                          (101)            --               --
Net amortization and deferral                   655              743              743
Amortization of regulatory asset                136               74             --
                                            -------          -------          -------
Gross PBOP cost                               1,892            2,253            2,260
Capitalized costs                               (94)             (45)            --
Adjustment to recognize future rate
 recovery                                      --               (760)          (1,696)
                                            -------          -------          -------
Net PBOP cost                               $ 1,798          $ 1,448          $   564
                                            =======          =======          =======

         The assets and liabilities of the plans for postretirement benefits other than pensions are as follows:

                                                                    December 31,
                                                             --------------------------
                                                               1995              1994
                                                               ----              ----
Accumulated postretirement benefit obligation (APBO):
  Retirees                                                   $  8,011          $  5,837
  Fully eligible active employees                               4,075             3,766
  Other employees                                               2,699             2,706
                                                             --------          --------
Total APBO                                                     14,785            12,309
Fair value of plan assets                                       2,267              --
                                                             --------          --------
APBO in excess of plan assets                                  12,518            12,309
Unrecognized net transition obligation                        (12,638)          (13,381)
Unrecognized net gain                                           2,367             4,349
                                                             --------          --------
Accrued PBOP cost included in other liabilities              $  2,247          $  3,277
                                                             ========          ========

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

         The APBO is calculated utilizing the following assumptions: discount rate of 7%; medical inflation rates of 5% for those employees not eligible by December 31, 1993, and 11%, reducing to 4.5% by 2002 for all others; a 9% return on plan assets in 1995, and, in 1994, no return on plan assets. The effect of a 1% increase in the assumed medical inflation rates would be to increase the APBO and the 1995 PBOP costs by $1,100 and $82, respectively.

         The Company has begun to fund its liability for postretirement benefits other than pensions and has deposited $2,425 in various trust accounts during the year.

Water Rates
-----------

         PSW was permitted by the PUC to increase its base rates by 5.3%, 9.05% and 7.4% effective October 27, 1995, June 17, 1994 and June 1, 1993, respectively. These increases were calculated to provide additional annual revenues of approximately $6,150, $9,050 and $6,750, respectively. As a part of the 1995 base rate increase, PSW agreed not to file for a new base rate increase prior to April 26, 1996, absent extraordinary circumstances.

         In addition to its base rates, PSW has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. In October 1995, the existing credit of 1.04% was eliminated with the adoption of new base rates. PSW was required to initiate a revenue credit in 1994 in order to provide its customers with the savings associated with Pennsylvania tax rate decreases. In 1993, PSW was permitted to add a bill surcharge in order to recover costs associated with Pennsylvania tax rate increases. The credit decreased revenues in 1995 and 1994 by $504 and $97, respectively, while the surcharge increased revenues in 1993 $706.


Discontinued Operations
-----------------------

         The Board of Directors had authorized the sale of substantially all of the Company's non-regulated businesses by the end of the first quarter of 1991 and, in the first quarter of 1993, the last of these businesses was sold. At the time the Board of Directors authorized the sale of these businesses, the Company established reserves for: projected operating losses of these businesses subsequent to their sale authorizations; estimated losses on the sale transactions; and certain future costs, including administrative and legal services related to the sales, contingent legal and lease obligations and certain employee costs. These reserves were recorded on the balance sheet net of related income tax benefits. During 1995 and 1994, $178 and $162 of payments associated with discontinued operations were charged to the reserve.

         As a result of the receipt of contingent sale proceeds from two of the businesses sold, the passage of time, which reduced certain lease contingencies, and the most recent assessment of asserted and unasserted legal claims related to these businesses, the Company determined that, as of December 31, 1995, the net reserves were in excess of current estimates of potential costs by $370 or $.03 per share and the reserves were reduced accordingly.

                              MANAGEMENT'S REPORT

         The consolidated financial statements and related information for the years ended December 31, 1995, 1994 and 1993 were prepared by management in accordance with generally accepted accounting principles and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is composed of four outside Directors who meet periodically with management and the independent auditors. The Audit Committee held two meetings in 1995.





Nicholas DeBenedictis                              Michael P. Graham
     Chairman &                               Senior Vice President - Finance
     President                                        & Treasurer

                         INDEPENDENT AUDITORS' REPORT


The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

         We have audited the accompanying consolidated balance sheets of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the four-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                        KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
February 6, 1996

              PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
              (In thousands of dollars, except per share amounts)

Selected Quarterly Financial Data (Unaudited)
---------------------------------------------

                                                                                                          Total
                                                   First        Second        Third        Fourth          Year
                                                -----------------------------------------------------------------
                                                                               1995
                                                -----------------------------------------------------------------
Earned revenues                                  $25,712       $28,827      $32,355       $30,150      $117,044
Operating expenses                                11,766        12,357       13,793        13,786        51,702
Income, continuing operations                      3,315         4,659        5,732         4,324        18,030
Income per share, continuing
     operations                                      .28           .39          .48           .35          1.50
Income, discontinued operations                      -             -            -             370           370
Income per share, discontinued
     operations                                      -             -            -             .03           .03
Net income                                         3,315         4,659        5,732         4,694        18,400
Net income per share                                 .28           .39          .48           .38          1.53
Dividend paid per share                              .28           .28          .29           .29          1.14
Price range of common stock
  - high                                           18.25         18.75        18.63         21.50         21.50
  - low                                            17.38         17.63        17.63         18.00         17.38


                                                -----------------------------------------------------------------
                                                                               1994
                                                -----------------------------------------------------------------

Earned revenues                                 $24,849        $26,730      $28,849       $28,208      $108,636
Operating expenses                               12,056         12,001       12,511        13,728        50,296
Net income                                        2,949          4,035        4,897         3,757        15,638
Net income per share                                .26            .35          .42           .32          1.35
Dividend paid per share                             .27            .27          .28           .28          1.10
Price range of common stock
     - high                                       19.63          18.50        19.38         18.75         19.63
     - low                                        17.38          17.13        17.50         17.25         17.13
                                                -----------------------------------------------------------------

High and low prices of the Company's common stock are as traded on the New York Stock Exchange.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
              (in thousands of dollars, except per share amounts)


General Information
-------------------

         Philadelphia Suburban Corporation ("PSC" or the "Company"), a Pennsylvania corporation, is the holding Company of Philadelphia Suburban Water Company ("PSW"), a regulated water utility. PSW provides water to approximately 265,000 customers in 81 municipalities within its 406 square mile service territory. PSW's service territory is located north and west of the City of Philadelphia.

Results of Operations
---------------------

          Following are selected five-year financial statistics for the
Company:

Years ended December 31,                               1995           1994           1993          1992           1991
----------------------------------------------------------------------------------------------------------------------

Earned revenues                                    $117,044       $108,636       $101,244       $93,307        $88,648
----------------------------------------------------------------------------------------------------------------------

Income from continuing operations
  before income taxes                               $30,931        $27,209        $24,261       $18,661        $17,260
----------------------------------------------------------------------------------------------------------------------

Operating Statistics
Earned revenues                                       100.0%         100.0%         100.0%        100.0%         100.0%
Costs and expenses:
  Operating expenses                                   44.2           46.3           45.4          46.1           48.1
  Depreciation and amortization                         9.9            9.5           10.8          10.1            9.3
  Taxes other than income taxes                         6.6            6.6            6.8           7.0            6.9
  Interest and debt expenses*                          13.2           12.7           13.8          17.1           17.5
  Allowance for funds used during
    construction                                       (0.3)          (0.1)          (0.8)         (0.3)          (1.3)
----------------------------------------------------------------------------------------------------------------------
Total costs and expenses                               73.6           75.0           76.0          80.0           80.5
----------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                                  26.4%          25.0%          24.0%         20.0%          19.5%
======================================================================================================================
Effective tax rates                                    41.7%          42.5%          43.0%         43.1%          41.0%
======================================================================================================================
Income from continuing operations
  as a percentage of average common
  stockholders' equity                                 12.0%          11.2%          11.4%         11.0%          11.9%
======================================================================================================================

*Includes dividends on preferred stock of PSW with mandatory redemption requirements.

        Following are selected five-year operating and sales statistics for PSW:

Years ended December 31,                                1995           1994           1993          1992           1991
-----------------------------------------------------------------------------------------------------------------------
Daily sendout
(Million gallons          Maximum                      121.8          110.4          120.7          101.3         109.5
 per day)                 Average                       92.6           89.8           89.1           85.4          87.2
                          =============================================================================================

Metered                   Residential                248,500        234,624        232,684        230,740       223,635
customers                 Commercial                  11,725         10,777         10,720         10,547         9,800
                          Industrial                     848            833            832            837           820
                          Other                        3,792          3,299          2,959          2,664         2,361
                          ---------------------------------------------------------------------------------------------
                          Total                      264,865        249,533        247,195        244,788       236,616
                          =============================================================================================
Consumption
per customer
in gallons                Average                    109,084        109,001        110,368        108,258       110,978
                          =============================================================================================

Revenues from             Residential               $ 77,744       $ 69,483        $66,656        $60,239       $58,053
water sales               Commercial                  23,911         22,998         20,112         19,235        18,031
                          Industrial                   4,969          5,170          4,601          4,500         4,126
                          Other                        9,249          9,151          8,092          7,577         6,856
                          ---------------------------------------------------------------------------------------------
                          Total                     $115,873       $106,802        $99,461        $91,551       $87,066
                          =============================================================================================

        Income from continuing operations of the Company has grown at an annual compound rate of approximately 13.1% during the five-year period ended December 31, 1995. During this same period, revenues and total expenses, other than income taxes, have grown at compound rates of 7.3% and 5.2%, respectively.

Earned Revenues
---------------

        The growth in revenues over the past five years is a result of increases in water rates and an increase in customer base. The number of customers increased in the past three years primarily as a result of acquisitions of local water systems, which provided water revenues of approximately $5,550, $2,480 and $2,052 in 1995, 1994 and 1993, respectively.
Excluding the customers that were added at the time of these acquisitions, the customer base increased at a five-year annual compound rate of .7%. This increase represents normal growth in the number of households and businesses within PSW's 406 square mile service territory. Water rates have increased by 32.9% since 1991, reflecting an annual compound growth rate of 5.9% over the five-year period.

        Rates charged by PSW for water service are subject to the approval of the Pennsylvania Public Utility Commission ("PUC"). PSW continuously reviews the necessity of filing applications with the PUC for increases in rates charged for water service. Among the factors considered by management in determining the need to apply for increased rates are: the amount of utility plant additions and replacements made since the previous rate decision; changes in the cost of capital and the capital structure of PSW; and increases in operating expenses (including wages, fringe benefits, electric and chemical expenses), depreciation and taxes experienced since the previous rate decision. Based on these assessments, PSW will periodically file a request with the PUC to increase its rates. Typically, the PUC will suspend the rate request for up to nine months during which time hearings on the merits of the request are held. During these hearings, the views of PSW as well as the PUC staff, the Consumer Advocate and other interested parties are presented and evaluated. In the five years presented above, rates were increased 5.3%, 9.1%, 7.4% and 7.7% in 1995, 1994, 1993 and 1991, respectively.

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

        In addition to increases in base rates, the PUC has adjusted rates by means of a surcharge or credit to reflect changes in the tax laws, which were not reflected in the base rates approved by the PUC. These adjustments are eliminated when the tax changes are reflected in base rates. During 1995 and 1994, rates were reduced by various credits as a result of reductions in Pennsylvania's taxes. These credits resulted in revenue reductions of $504 in 1995 and $97 in 1994. During the period from August 1991 to May 1993, various surcharges were in effect which increased revenues by $706 in 1993 and $2,281 in 1992. The rate increase that became effective in October 1995 reflected the tax rates that are currently in effect and the rate credit of 1.04%, which was in effect just prior to the rate increase, was eliminated.

        "Sendout" represents the quantity of treated water delivered to the distribution system and is used by management as an indicator of customer demand. Consumption per customer is the sendout that was used by metered customers and is based on the actual bills rendered during the year adjusted for the estimated unbilled customer usage. Over the past five years, an average of approximately 82.6% of the sendout was consumed by metered customers. The majority of the balance was used through unmetered fixed-rate fire hydrants, lost through leaks in water mains or used by PSW in its operations. PSW's ratio of metered customer use to total sendout is consistent with industry statistics. The percentage of water consumed by metered customers was 82.9% in 1995, 82.5% in 1994 and 83.3% in 1993. Variations over the last three years are believed to be associated with the number of main breaks experienced, which is generally affected by the severity of the winter weather. Management believes that PSW's leak detection and water main rehabilitation programs, and an increase in the number of newer and more accurate meters, have contributed to an overall improvement in this percentage.

        Water consumption tends to be impacted by weather conditions, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. The average annual consumption per customer has varied slightly over the past five years and it appears that weather patterns are the primary reason for these variations. The summer of 1995 was hotter and dryer than the previous year and consumption increased resulting in increased revenues and net income during the third quarter. In late September, the Governor of Pennsylvania issued a drought emergency order which mandated certain restrictions on water use. Because the order was issued toward the end of the summer months, when nonessential and recreational use of water has traditionally declined, the restrictions did not have a significant impact on consumption. The drought emergency was declared over in November and all restrictions were lifted by year end 1995. It is difficult to establish an exact correlation between the weather and water consumption, since conservation and even day-to-day variations in weather patterns can have an effect. Conservation efforts, construction codes which require the use of low flow plumbing fixtures as well as mandated water use restrictions in response to drought conditions have also had an effect on water consumption.

Operating Expenses
------------------

        Operating expenses for 1995, 1994 and 1993, totalled $51,702, $50,296 and $45,989, respectively. All elements of cost are subject to the effects of inflation, as well as the effects of changes in water consumption and the degree of treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption and raw water quality. Maintenance expenses are sensitive to extreme cold weather, which can cause water mains to rupture.

        Operating expenses increased in 1995 over 1994 by 2.8% reflecting additional expenses associated with the acquisition of other water systems completed during the year, increased wages and employee benefit costs and the increased sendout, offset by a decline in maintenance expense. Expenses related to the operations of the water systems acquired in 1995 were $1,445. Wage increases reflect normal merit increases, while employee benefit costs increased primarily as a result of $411 of additional costs for postretirement benefits other than pensions computed under SFAS 106, which were recognized commencing in June 1994 in conjunction with the rate settlement that became effective at that time. Maintenance expenses declined compared to 1994 due to the less severe winter.

        The Company's operating expenses increased in 1994 over 1993 by 9.4% primarily due to increased wages and employee benefits and additional expenses associated with the harsh winter conditions of 1994. The increase in employee benefits was primarily the result of $895 of additional costs for postretirement benefits other than pensions computed under SFAS 106 that were recognized in conjunction with the June 1994 rate increase. The severe weather conditions in January and February 1994 caused significant maintenance problems, including an abnormally high number of water main breaks, and required additional treatment costs as raw water quality deteriorated during these months.

        For the past three years, corporate costs were less than 1% of the Company's operating expenses. Such expenses include those unallocated general and administrative expenses associated with maintaining a publicly-held company.

Depreciation and Amortization
-----------------------------

        Depreciation expense was $11,572, $10,468 and $9,927 in 1995, 1994 and 1993, respectively, and has increased principally as a result of the significant capital expenditures made to expand and improve the water utility facilities and to acquire water systems. Depreciation expense was approximately 2.4% of the average utility plant in service for all years. Amortization was a credit of $15 in 1995 as compared to a credit of $138 in 1994 and a charge of $1,008 in 1993. The change in amortization in 1995 is primarily due to a reduction in the amortization of acquisition adjustments offset by a decline in the amortization of rate case costs. The change in amortization in 1994 is due to the amortization of the acquisition adjustment associated with the December 1992 purchases of two water systems, which was recognized retroactive to the acquisition date in conjunction with the June 1994 rate settlement.

Taxes Other than Income Taxes
-----------------------------

        Taxes other than income taxes increased by 7% in 1995 and by 4% in 1994 over the previous year. The majority of the increase in both years was associated with increases in the bases on which the Pennsylvania Public Utility Realty Tax (PURTA) and the Capital Stock Tax are calculated. The increase in taxable base for the PURTA is due to the increases to utility plant over the past two years, including increases associated with acquisitions completed in the last two years. The increase in the Capital Stock Tax is due to the increases in the Company's common equity over the past three years.

Interest and Debt Expenses
--------------------------

        Interest and debt expense was $14,852, $12,896 and $13,108 in 1995, 1994 and 1993, respectively, and has increased in 1995 primarily as a result of higher levels of borrowing. The level of debt increased in order to finance acquisitions and other capital expenditures made in 1995. Interest and debt expense decreased in 1994 from 1993 due to reductions in the average debt outstanding and the refinancing of certain First Mortgage Bonds at PSW with lower-cost debt. The Company was able to reduce its average outstanding debt in 1994 with the proceeds it received from the issuance of common stock, the sale of its discontinued operations and by improved operating cash flows.

Allowance for Funds Used During Construction
--------------------------------------------

        The allowance for funds used during construction ("AFUDC") was $305, $126 and $805 in 1995, 1994 and 1993, respectively, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate.

        The average balance of CWIP to which AFUDC is applied was $4,848, $2,820 and $8,379 in 1995, 1994 and 1993, respectively. The increase in 1995 in the average balance of CWIP is due to a $4,600 operations center that was placed in service in December 1995 and the decrease in 1994 from 1993 is due to an $11,500 treatment plant that was placed in service in November 1993. AFUDC is no longer applied to projects after they are placed in service, but is applied to an ever-increasing base during the period they are under construction.

        The AFUDC rate has also varied due to changes in the interest rate on PSW's revolving credit facility. The average AFUDC rate was 6.3%, 4.6% and 9.1% in 1995, 1994 and 1993, respectively.

Income Taxes
------------

        The Company's effective income tax rate was 41.7% in 1995 as compared to 42.5% in 1994 and 43.0% in 1993. The decline in the effective tax rate in 1995 and 1994 is primarily due to reductions in the Pennsylvania Corporate Net Income Tax rate of 2% in 1995 and .3% in 1994.

Discontinued Operations
-----------------------

        In the first quarter of 1993, the Company completed the sale of the last of the five nonregulated businesses that the Board of Directors had previously authorized in 1990 and 1991. The results of operations of these businesses during the period they were owned by the Company are accounted for as discontinued operations.

        In the fourth quarter of 1995 the Company reversed $370, net of related taxes, of the reserves it had established in prior years for its discontinued operations. The reversal was made as a result of the receipt of contingent sales proceeds from two of the businesses that were sold; the passage of time, which reduced certain potential lease obligations; and the most recent assessment of asserted and unasserted legal claims related to these businesses. The balance of the reserves for discontinued operations of $2,153 at December 31, 1995 consists primarily of reserves for future and contingent costs including potential lease, legal and insurance costs associated with these businesses.

Summary
-------

        Operating income in 1995, 1994 and 1993 was $46,109, $40,845 and
$37,430, respectively, and income from continuing operations was $18,030, $15,638 and $13,835, respectively, for the same periods. Net income was $18,400 in 1995 and was higher than income from continuing operations as a result of the reversal of $370 of reserves for the discontinued operations. Net income was equal to income from continuing operations in 1994 and 1993. On a per share basis, income from continuing operations in 1995, 1994 and 1993 was $1.50, $1.35 and $1.27, respectively. The increases in the per share income in 1995 and 1994 over the previous years were due to the aforementioned improvements in profits offset in part by a 3.9% and 6.5% increase in the average number of shares outstanding during 1995 and 1994, respectively.

        Although the Company has experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability. This, in turn, will provide the level of internal funds necessary to expand and improve PSW's utility plant.

Fourth Quarter Results
----------------------

        Income from continuing operations for the fourth quarter of 1995 increased by $567 to $4,324 primarily as a result of a $1,942 increase in revenues. The increase in revenues was a result of the acquisitions made during the past two years and the 5.3% rate increase which took effect October 27, 1995. The increase in revenues was partially offset by higher operating expenses, interest and debt expenses, income taxes, depreciation and taxes other than income taxes. Operating expense increases were primarily attributable to the acquisitions made during the year. Depreciation increased due to utility plant additions made since the fourth quarter of 1994. Taxes other than income taxes increased primarily because of the increase in the base on which the PURTA and Capital Stock Tax are computed. Interest increased in the fourth quarter primarily as a result of higher borrowing levels.

Effects of Inflation
--------------------

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

Regulatory Asset
----------------

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

        The rate increase which was effective in June 1994 included recovery of PBOP cost computed under SFAS 106, as well as an amortization of PBOP costs recorded as a regulatory asset. Deferral of PBOP costs to the regulatory asset ceased with the implementation of these rates. Certain decisions by the PUC on the rate recovery of PBOP costs that were deferred as a regulatory asset by other utilities have been appealed by the Consumer Advocate and the outcome of these cases could have an impact on the ability of PSW to recover its deferred PBOP costs. Based on its assessment of these cases, management believes that PSW's regulatory asset related to PBOP costs will be recoverable in future rates.

Financial Condition
-------------------

Cash Flow and Capital Expenditures
----------------------------------

        Net operating cash flow, dividends and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 1995 are as follows:

         -----------------------------------------------------------
                      Net operating                       Capital
                       cash flow        Dividends      expenditures
         -----------------------------------------------------------
          1991         $ 18,055         $  7,859         $ 22,335
          1992           23,928            8,866           21,719
          1993           27,049           11,629           27,958
          1994           29,730           12,637           27,379
          1995           32,954           13,546           33,182
         -----------------------------------------------------------
                       $131,716         $ 54,537         $132,573
         ===========================================================

        Included in capital expenditures are: $21,208 for the construction of two surface water treatment plants; $7,728 for the modernization of existing treatment plants; $11,902 for new water mains; $20,850 for the rehabilitation of existing water mains; $20,253 for water meters and $4,614 for the construction of a divisional operations center. During this five year period, PSW received $13,115 of advances and contributions in aid of construction to finance new water mains. In addition to its capital program, PSW has made sinking fund contributions aggregating $5,352, retired $48,950 of debt and $2,857 of preferred stock, and has refunded $11,457 of customer advances for construction. PSW has also expended $37,414 related to the acquisition of 10 water systems since December 1992.

        Since net operating cash flow to PSW plus advances and contributions in aid of construction have not been sufficient to fully fund its cash requirements, PSW issued approximately $107,777 of long-term debt during the past five years, $10,000 of preferred stock in 1991 and received $29,000 of equity investments from the Company during 1993.

        The Company funded its investment in PSW with the proceeds from the sale of common stock and the sale of its discontinued operations. In April 1993, the Company sold 1,100,000 shares of common stock in a public offering for net proceeds of $18,331. The Company has also sold 3,182,833 shares of common stock for net proceeds of $50,084 since 1991 through three programs that allow existing shareholders and customers of PSW to purchase shares of common stock directly from the Company. The following table provides the net proceeds to the Company and the shares issued under these programs:

--------------------------------------------------------------------------
                    Customer                       Optional
                     Stock          Dividend        Stock
                    Purchase      Reinvestment     Purchase
                    Program         Program         Program        Total
--------------------------------------------------------------------------
Net proceeds:

     1991         $ 2,651         $   494         $   172         $ 3,317
     1992          24,185             742             264          25,191
     1993           5,465           1,491             583           7,539
     1994           3,541           2,047             603           6,191
     1995           4,680           2,324             842           7,846
--------------------------------------------------------------------------
                  $40,522         $ 7,098         $ 2,464         $50,084
==========================================================================

Shares issued:

     1991         193,775          37,247          11,997         243,019
     1992       1,669,159          51,143          17,159       1,737,461
     1993         298,940          86,704          31,857         417,501
     1994         200,690         117,020          33,108         350,818
     1995         255,455         132,910          45,669         434,034
--------------------------------------------------------------------------
                2,618,019         425,024         139,790       3,182,833
==========================================================================

         Proceeds from the customer stock purchase program increased dramatically in 1992 and, in order to better match future equity additions with the need for additional capital, the Company amended this program in 1993 to eliminate the 5% discount it previously offered to customers and limited future stock sales under this program to approximately 100,000 shares in each of the three subscription periods during the year. The dividend reinvestment program ("DRP") continues to offer a 5% discount on the purchase of Company Stock with reinvested dividends. As of the December 1995 dividend payment, holders of 18% of the common shares outstanding participated in the DRP.

         PSW's 1996 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $29,800, which is expected to be financed, along with $13,150 of debt maturities, $440 of sinking fund obligations and $1,500 of preferred stock redemptions through internally-generated funds, the revolving credit facility, equity investments from the Company, and issuance of new long-term debt. PSW has also entered into preliminary agreements to acquire six other water systems for a combined purchase price of approximately $20,600, including, subject to final negotiations, the issuance of up to $5,000 of the Company's preferred stock. In addition, PSW continues to hold discussions with several other water systems that are near or adjacent to PSW's service territories. The cash needed for these acquisitions would be funded initially with short-term debt with subsequent repayment primarily from the proceeds of long-term debt.

         Future utility construction in the period 1997 through 2000, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $115,000. The Company anticipates that approximately 50% of these expenditures will require external financing. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

         PSW's ability to finance its future construction programs, as well as its acquisition activities, depends on its ability to attract the necessary external financing and maintain or increase internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required to allow PSW to achieve an adequate level of earnings to enable it to secure the capital it will need and to maintain satisfactory debt coverage ratios.

         Operating cash flow from PSW, along with external financings, will enable the Company to pursue its capital expenditure programs, pay dividends and supply the working capital required by the Company in 1996. Management believes that with continued regulatory support, it will be able to obtain the external financing that it will need.

Capitalization
--------------

         The following table summarizes PSC's capitalization during the past five years:

December 31,                                 1995          1994         1993           1992          1991
---------------------------------------------------------------------------------------------------------
Long-term debt*                             53.5%         49.9%        50.7%          58.1%          64.4%
Preferred stock
   with mandatory redemption*                2.0           3.3          3.4            3.6            3.7
Common stockholders' equity                 44.5          46.8         45.9           38.3           31.9
---------------------------------------------------------------------------------------------------------
                                           100.0%       100.0%        100.0%         100.0%         100.0%
=========================================================================================================

*includes current portion.

         The changes in the capitalization ratios result from the issuance of common stock over the past five years, the retirement of parent company debt in 1992 and the issuance of debt by PSW to finance its acquisitions and capital program.

Impact of Recent Accounting Pronouncements
------------------------------------------

         In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that the Company's long-lived assets, which consist primarily of Utility Plant in Service, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. SFAS 121 also requires that rate-regulated enterprises recognize an impairment for the amount of costs excluded when the PUC excludes all or part of a cost from the enterprise's rate base. The Company intends to adopt this standard as required in 1996. The implementation of SFAS 121 is not expected to have an impact on the results of operations or financial position of the Company, since PSW's rates are designed to provide a recovery of its depreciation expense and cost of capital associated with its utility plant. The PUC has not excluded any of PSW's utility plant from rate base.

         In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which encourages the fair value based method of accounting for stock options and similar equity instruments granted to employees. This method requires that the fair value of equity instruments granted to employees be recorded as compensation expense. However, SFAS 123 allows for the continued use of the intrinsic value based method, which in most cases, does not result in a charge to earnings. The Company does not expect to change its method of accounting for stock options. However, the Company will adopt the disclosure requirements of SFAS 123 when required in 1996.

Dividends on Common Stock
-------------------------

         Following is a recent history of income from continuing operations and dividends of the Company:

                                            Income per
                                            share from
                    Cash dividend           continuing         Payout
                      per share             operations         ratio
        -------------------------------------------------------------
        1991         $   1.00               $   1.29             78%
        1992             1.04                   1.23             85
        1993             1.07                   1.27             84
        1994             1.10                   1.35             81
        1995             1.14                   1.50             76

        Dividends have averaged approximately 81% of income from continuing operations during this period. In 1995, the annual dividend increased by 3.6% to $1.16 beginning with the September 1995 dividend.


Summary of Selected Financial Data                                        Philadelphia Suburban Corporation and Subsidiaries
(in thousands of dollars, except per share amounts)

----------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                         1995         1994         1993          1992          1991
----------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
        Income from continuing operations (a)                   $1.50        $1.35        $1.27         $1.23         $1.29
        Net income                                               1.53         1.35         1.27          0.50          0.62
        Cash dividends                                           1.14         1.10         1.07          1.04          1.00
        Return on average shareholders equity (b)                 12%          11%          11%           11%           12%
        Book value at year end                                 $12.88       $12.27       $11.89        $10.88        $10.66
        Market value at year end                                20.75        18.13        18.38         16.00         15.75
----------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:

        Earned revenues (b)                                  $117,044     $108,636     $101,244       $93,307       $88,648
        Depreciation and amortization (b)                      11,557       10,330       10,935         9,446         8,253
        Interest and debt expenses (b) (c)                     15,178       13,636       13,169        15,676        14,377
        Income before income taxes (b)                         30,931       27,209       24,261        18,661        17,260
        Provision for income taxes (b)                         12,901       11,571       10,426         8,035         7,081
        Income from continuing operations (a)                  18,030       15,638       13,835        10,626        10,179
        Net income                                             18,400       15,638       13,835         4,292         4,889
----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:

        Total assets                                         $518,051     $460,062     $440,935      $367,096      $350,560
        Property, plant and equipment, net (b)                436,905      385,709      366,230       345,610       320,974
        Common stockholders equity                            156,976      143,795      135,934       106,971        85,621
        Preferred stock with mandatory redemption (d)           7,143       10,000       10,000        10,000        10,000
        Long-term debt (d)                                    188,985      153,082      150,176       162,089       172,626
        Total debt                                            195,440      157,132      150,995       163,048       172,786
----------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:

        Net cash flows from operating activities (b)          $32,954      $29,730      $27,049       $23,785       $18,198
        Capital additions (b) (e)                              33,182       27,379       27,958        21,719        22,335
        Dividends on common stock                              13,546       12,637       11,629         8,866         7,859
        Number of metered water customers                     264,865      249,533      247,195       244,788       236,616
        Number of shareholders of common stock                 12,209       11,243       10,811         9,863         6,408
        Common shares outstanding (000)                        12,189       11,718       11,430         9,832         8,034
        Employees (full-time) (b)                                 535          525          523           526           526
----------------------------------------------------------------------------------------------------------------------------

(a) 1992 operating results are before extraordinary charge of $834 or $0.10 per share.
(b) Continuing operations only.
(c) Includes dividend on preferred stock and is net of allowance for funds used during construction.
(d) Includes current portion.
(e) Excludes payments for acquired water systems of $26,351 in 1995, $612 in 1994, $1,323 in 1993 and $9,128 in 1992.