Form 10-K, Exhibit 13
PHILADELPHIA SUBURBAN CORP
filed 1997-03-25
CIK 78128

                                                                    EXHIBIT 13.4


                SELECTED PORTION OF ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               (in thousands of dollars, except per share amounts)

         This Report contains, in addition to historical information forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the Company's development, growth and expansion plans and the sufficiency of the Company's liquidity and capital. Such statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.

         Following are selected five-year financial statistics for the Company:

Years ended December 31,                               1996            1995           1994           1993          1992
------------------------------------------------------------------------------------------------------------------------
Earned revenues                                   $ 122,503       $ 117,044      $ 108,636      $ 101,244      $ 93,307
------------------------------------------------------------------------------------------------------------------------

Income from continuing operations
  before income taxes                            $   33,749      $   30,931     $   27,209     $   24,261      $ 18,661
------------------------------------------------------------------------------------------------------------------------

Operating Statistics
Earned revenues                                     100.0 %         100.0 %        100.0 %        100.0 %       100.0 %
Costs and expenses:
  Operating expenses                                 42.1 %          44.2 %         46.3 %         45.4 %        46.1 %
  Depreciation and amortization                      10.9 %           9.9 %          9.5 %         10.8 %        10.1 %
  Taxes other than income taxes                       6.8 %           6.6 %          6.6 %          6.8 %         7.0 %
  Interest expense*                                  12.9 %          13.2 %         12.7 %         13.8 %        17.1 %
  Allowance for funds used during
    construction                                     (0.2)%          (0.3)%         (0.1)%         (0.8)%        (0.3)%
------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                             72.5 %          73.6 %         75.0 %         76.0 %        80.0 %
------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes                                27.5 %          26.4 %         25.0 %         24.0 %        20.0 %
========================================================================================================================
Effective tax rates                                  41.4 %          41.7 %         42.5 %         43.0 %        43.1 %
========================================================================================================================
Income from continuing operations
  as a percentage of average
  stockholders' equity                               11.7 %          12.0 %         11.2 %         11.4 %        11.0 %
========================================================================================================================


*Includes dividends on preferred stock of PSW with mandatory redemption requirements.

        Following are selected five-year operating and sales statistics for PSW:

Years ended December 31,                                 1996           1995           1994          1993          1992
-----------------------------------------------------------------------------------------------------------------------------
Daily sendout
(Million gallons                     Maximum                 109.5          121.8          110.4         120.7         101.3
 per day)                            Average                  94.2           92.6           89.8          89.1          85.4
                                     ========================================================================================

Metered                              Residential           265,765        248,500        234,624       232,684       230,740
customers                            Commercial             13,449         12,019         11,071        11,014        10,841
                                     Industrial                753            554            539           538           543
                                     Other                   4,174          3,792          3,299         2,959         2,664
                                     ----------------------------------------------------------------------------------------
                                     Total                 284,141        264,865        249,533       247,195       244,788
                                     ========================================================================================
Consumption
per customer
in gallons                           Average               103,206        109,084        109,001       110,368       108,258
                                     ========================================================================================

Revenues from                        Residential        $   79,056     $   77,744     $   69,483      $ 66,656      $ 60,239
water sales                          Commercial             26,504         24,368         23,431        20,506        19,600
                                     Industrial              4,823          4,512          4,737         4,207         4,135
                                     Other                   9,950          9,249          9,151         8,092         7,577
                                     ----------------------------------------------------------------------------------------
                                     Total               $ 120,333      $ 115,873      $ 106,802      $ 99,461      $ 91,551
                                     ========================================================================================

General Information

         Philadelphia Suburban Corporation ("PSC" or the "Company"), a Pennsylvania corporation, is the holding Company of Philadelphia Suburban Water Company ("PSW"), a regulated water utility. PSW provides water to approximately 284,000 customers in 93 municipalities within its 463 square mile service territory. PSW's service territory is located in Pennsylvania, north and west of the City of Philadelphia.

Results of Operations

        Income from continuing operations of the Company has grown at an annual compound rate of approximately 14.2% during the five-year period ended December 31, 1996. During this same period, revenues and total expenses, other than income taxes, have grown at compound rates of 6.7% and 4.5%, respectively.

Earned Revenues

               The growth in revenues over the past five years is a result of increases in the customer base and in water rates. The number of customers increased at an annual compound rate of 3.8% in the past five years primarily as a result of acquisitions of local water systems. In the past three years, acquisitions have provided water revenues of approximately $8,210, $5,550 and $2,480 in 1996, 1995 and 1994, respectively. Excluding the effect of acquisitions, the customer base increased at a five-year annual compound rate of
 .8%. This increase represents normal growth in the number of households and businesses within PSW's 463 square mile service territory. Water rates have increased at an annual compound growth rate of 4.3% over the five-year period.

               Rates charged by PSW for water service are subject to the approval of the Pennsylvania Public Utility Commission ("PUC"). PSW continuously reviews the necessity of filing applications with the PUC for increases in rates charged for water service. Among the factors considered by management in determining the need to apply for increased rates are: the amount of utility plant additions and replacements made since the previous rate decision; changes in the cost of capital and the capital structure of PSW; and increases in operating expenses (including wages, fringe benefits, electric and chemical expenses), depreciation and taxes experienced since the previous rate decision. Based on these assessments, PSW will periodically file a request with the PUC to increase its rates. Typically, the PUC will suspend the rate request for up to nine months during which time hearings on the merits of the request are held. During these hearings, the views of PSW as well as the PUC staff, the Consumer Advocate and other interested parties are presented and evaluated. In the five years presented above, rates were increased 5.3%, 9.1% and 7.4% in 1995, 1994, and 1993, respectively. In recent years, the most significant factor in determining the need for a rate increase and the actual rate increases granted has been the amount of utility plant additions that PSW has made and the costs of the capital used to finance these additions.

               The return allowed on PSW's common equity is a major factor in the determination of rates and is also evaluated before applying for a rate increase. The 1991 rate increase of 7.7%, in which a 12% return on common equity was allowed, was the most recent decision in which the PUC specified a return on common equity for PSW. The rate increases that were effective since 1991 resulted from settlements, with PUC approval, between the Company and the opposing parties and, as such, no determination of the rate of return on common equity was made by the PUC.

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

        In August 1996, the PUC approved PSW's request to add a surcharge to its water bills to offset the additional depreciation and capital costs associated with certain non-revenue producing, non-expense reducing capital expenditures related to replacing and rehabilitating its distribution system. In its approval, the PUC indicated that it would allow PSW, as well as other water utilities, to implement a "Distribution System Improvement Charge" or "DSIC" starting in January 1997 for qualified capital additions placed in service from September 1, 1996 to November 30, 1996. In January 1997, PSW began billing a DSIC of .5%. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective. The maximum DSIC that can be in effect at any time is 5%.

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

        Over the past five years, sendout has increased primarily as a result of the growth in customers. The average annual consumption per customer declined by 5.4% in 1996 but has only varied slightly in the previous four years. The decline in the average consumption per customer in 1996 is due to rainfalls, that were well above average, and the cooler weather experienced during the year.

Operating Expenses

        Operating expenses for 1996, 1995 and 1994, totaled $51,615, $51,702 and $50,296, respectively. All elements of cost are subject to the effects of inflation, as well as the effects of changes in water consumption and the degree of treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption and raw water quality. Maintenance expenses are sensitive to extreme cold weather, which can cause water mains to rupture.

        Operating expenses decreased slightly in 1996 over 1995 primarily as a result of reductions in pension, employee medical insurance premiums and general liability insurance costs offset in part by the additional operating expenses associated with the acquisitions made in the past two years. Pension expense declined as a result of the investment returns in the past two years on the pension assets. Medical insurance costs declined as a result of favorable claims experience with the carriers and the movement of a majority of employees from indemnity health plans to managed care plans.

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

Depreciation and Amortization

               Depreciation expense was $13,068, $11,572 and $10,468 in 1996, 1995 and 1994, respectively, and has increased principally as a result of the significant capital expenditures made to expand and improve the water utility facilities and to acquire water systems. Depreciation expense was approximately 2.4% of the average utility plant in service for all years. Amortization was a charge of $265 as compared to a credit of $15 in 1995 and a credit of $138 in 1994. The change in 1996 is due to the amortization of the costs of the 1995 rate case as well as the amortization of debt issuance costs, including premiums paid on the early retirement of certain First Mortgage Bonds. The change in amortization in 1995 is primarily due to a reduction in the amortization of acquisition adjustments offset by a decline in the amortization of rate case costs.

Taxes Other than Income Taxes

               Taxes other than income taxes increased by 8% in 1996 and by 7% in 1995 over the previous year. The majority of the increase in both years was associated with increases in the bases on which the Pennsylvania Public Utility Realty Tax (PURTA) and the Capital Stock Tax are calculated. The increase in taxable base for the PURTA is due to the increases to utility plant, including increases associated with acquisitions completed in the last two years. The increase in the Capital Stock Tax is due to the increases in the Company's common equity over the past three years.

Interest Expense

               Interest expense was $15,311, $14,852 and $12,896 in 1996, 1995 and 1994, respectively, and has increased in 1996 and 1995 primarily as a result of higher levels of borrowing offset in part by a reduction in interest rates. The level of debt increased in order to finance acquisitions and other capital expenditures made since 1994.

Allowance for Funds Used During Construction

               The allowance for funds used during construction ("AFUDC") was $264, $305 and $126 in 1996, 1995 and 1994, respectively, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate.

               The average balance of CWIP to which AFUDC is applied was $4,441, $4,848 and $2,820 in 1996, 1995 and 1994, respectively. The increases in 1995 in the average balance of CWIP were due to a $4,600 operations center that was placed in service in December 1995. AFUDC is no longer applied to projects after they are placed in service, but is applied to an ever-increasing base during the period they are under construction.

        The AFUDC rate has varied due to changes in the interest rate on PSW's revolving credit facility. The average AFUDC rate was 6.1%, 6.3% and 4.6% in 1996, 1995 and 1994, respectively.

Income Taxes

        The Company's effective income tax rate was 41.4% in 1996 as compared to 41.7% in 1995 and 42.5% in 1994. The decrease in the effective tax rate in 1996 is due to differences between tax deductible expenses and book expenses. The decline in the effective tax rate in 1995 compared to 1994 was primarily due to a 2% reduction in the Pennsylvania Corporate Net Income Tax.

Discontinued Operations

        In 1993, the Company completed the sale of the last of the nonregulated businesses that the Board of Directors authorized in 1990 and 1991. These businesses are accounted for as discontinued operations. In connection with the decision to sell these businesses, the Company established reserves to cover future costs and contingencies that the Company could be required to pay.

        In 1996 and 1995, the Company reversed $965 and $370, net of related income taxes, of these reserves. The reversals were made as a result of the receipt of contingent sales proceeds from two of the businesses that were sold; the passage of time, which reduced certain potential lease obligations; and the assessment of current information on asserted and unasserted legal claims related to these businesses. The balance of the reserves for discontinued operations of $1,003 at December 31, 1996 consists primarily of reserves for future and contingent costs including potential lease, legal and insurance costs associated with these businesses.

Summary

               Operating income in 1996, 1995 and 1994 was $49,290, $46,109 and
$40,845, respectively, and income from continuing operations was $19,778, $18,030 and $15,638, respectively, for the same periods. Net income available to common stock was $20,722 in 1996 and $18,400 in 1995 and was higher than income from continuing operations as a result of the reversals of reserves for discontinued operations as described above. On a per share basis, income from continuing operations in 1996, 1995 and 1994 was $1.04, $1.00 and $.90, respectively. The increases in the per share income in 1996 and 1995 over the previous years were due to the aforementioned improvements in profits offset in part by a 5.7% and 3.9% increase in the average number of common shares outstanding during 1996 and 1995, respectively.

        Although the Company has experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

Fourth Quarter Results

               Income from continuing operations for the fourth quarter of 1996 increased over the same period in 1995 by $358 to $4,682 primarily as a result of a $1,549 increase in revenues offset in part by an increase in operating expenses, depreciation, taxes, and interest expense. The increase in revenues was a result of the acquisitions made during the past two years and the 5.3% rate increase which took effect October 27, 1995. Operating expenses increased due to costs associated with the acquisitions. Depreciation increased due to utility plant additions made since the fourth quarter of 1995. Taxes other than income taxes increased primarily because of the increase in the base on which the PURTA and Capital Stock Tax are computed. Interest increased in the fourth quarter primarily as a result of higher borrowing levels.

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

Financial Condition

Cash Flow and Capital Expenditures

        Net operating cash flow, dividends paid on common stock and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 1996 are as follows:

---------------------------------------------------------------------------------------------------
                                  Net Operating               Common                  Capital
                                    Cash Flow               Dividends              Expenditures
---------------------------------------------------------------------------------------------------

               1992            $       23,928            $     8,866             $      21,719
               1993                    27,049                 11,629                    27,958
               1994                    29,730                 12,637                    27,379
               1995                    32,954                 13,546                    33,182
               1996                    37,422                 14,795                    31,389
---------------------------------------------------------------------------------------------------
                                $     151,083             $   61,473              $    141,627
===================================================================================================

        Included in capital expenditures are: $17,865 for the construction of a surface water treatment plant; $11,128 for the modernization of existing treatment plants; $9,383 for new water mains; $24,720 for the rehabilitation of existing water mains; $18,482 for water meters and $4,945 for the construction of a divisional operations center. During this five year period, PSW received $10,950 of advances and contributions in aid of construction to finance new water mains. In addition to its capital program, PSW has made sinking fund contributions aggregating $4,242, retired $63,100 of debt and $4,357 of preferred stock, and has refunded $12,037 of customer advances for construction. PSW has also expended $79,536 related to the acquisition of 18 water systems since 1992.

        Since net operating cash flow to PSW plus advances and contributions in aid of construction have not been sufficient to fully fund its cash requirements, PSW issued approximately $112,777 of First Mortgage Bonds, and received $32,495 of equity investments from the Company during the past five years.

        The Company has funded its investment in PSW with the proceeds from the sale of stock and the sale of its discontinued operations. In April 1993, the Company sold 1,650,000 shares of common stock in a public offering for net proceeds of $18,331. The Company has also sold 5,165,447 shares of common stock for net proceeds of $59,047 since 1992 through three programs that allow existing shareholders and customers of PSW to purchase shares of common stock directly from the Company as described in the following table:

                          Customer                                          Optional
                            Stock                   Dividend                 Stock
                          Purchase                Reinvestment              Purchase
                           Program                  Program                 Program                  Total
-----------------------------------------------------------------------------------------------------------------

Net proceeds:

1992                      $      24,185            $         742           $        264            $      25,191
1993                              5,465                    1,491                    583                    7,539
1994                              3,541                    2,047                    603                    6,191
1995                              4,680                    2,324                    842                    7,846
1996                              7,953                    3,111                  1,216                   12,280
-----------------------------------------------------------------------------------------------------------------
                          $      45,824             $      9,715            $     3,508            $      59,047
=================================================================================================================

Shares issued:

1992                          2,503,739                   76,715                 25,738                2,606,192
1993                            448,410                  130,056                 47,786                  626,252
1994                            301,035                  175,530                 49,662                  526,227
1995                            383,183                  199,365                 68,503                  651,051
1996                            483,113                  199,597                 73,015                  755,725
-----------------------------------------------------------------------------------------------------------------
                              4,119,480                  781,263                264,704                5,165,447
=================================================================================================================

         Proceeds from the customer stock purchase program increased dramatically in 1992 and, in order to better match future equity additions with the need for additional capital, the Company amended this program in 1993 to eliminate the 5% discount it previously offered to customers and limited future stock sales under this program to approximately 100,000 shares in each of the four subscription periods during the year. The dividend reinvestment program ("DRP") continues to offer a 5% discount on the purchase of Company Stock with reinvested dividends. As of the December 1996 dividend payment, holders of 22% of the common shares outstanding participated in the DRP.

         PSW's 1997 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $35,000, which is expected to be financed, along with $12,000 of debt maturities, $444 of sinking fund obligations and $1,429 of preferred stock redemptions through internally-generated funds, the revolving credit facility, equity investments from the Company, and issuance of new long-term debt. In addition, PSW continues to hold acquisition discussions with several water systems that are near or adjacent to PSW's service territory. The cash needed for acquisitions would be funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or equity investments from the Company. Equity investments from the Company will be financed primarily from the issuance of its stock through the three programs discussed above or possibly through an underwritten public offering.

         Future utility construction in the period 1998 through 2001, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $120,000. The Company anticipates that approximately 50% of these expenditures will require external financing. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

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

         Operating cash flow from PSW, along with external financings, will enable the Company to pursue its capital expenditure programs, pay dividends and supply the working capital required by the Company in 1997. Management believes that with continued regulatory support, it will be able to obtain the external financing that it will need.

Capitalization

         The following table summarizes PSC's capitalization during the past five years:

December 31,                                 1996        1995         1994        1993        1992
----------------------------------------------------------------------------------------------------

Long-term debt*                              55.3%       53.5%        49.9%       50.7%       58.1%
Preferred stock *                             2.1%        2.0%         3.3%        3.4%        3.6%
Common stockholders' equity                  42.6%       44.5%        46.8%       45.9%       38.3%
----------------------------------------------------------------------------------------------------
                                            100.0%      100.0%       100.0%      100.0%      100.0%
====================================================================================================
*includes current portion.


         The changes in the capitalization ratios result from the issuance of common stock over the past five years, particularly in 1992 and 1993 and the issuance of debt by PSW to finance its acquisitions and capital program. The Company and PSW intend to maintain an equity ratio adequate to maintain PSW's current Standard and Poors debt rating of "A" and may issue common stock in an underwritten public offering during 1997 in order to increase its common equity ratio.

Dividends on Common Stock

         Following is a recent history, adjusted for the 1996 common stock split of income from continuing operations and dividends of the Company:

          ---------------------------------------------------------------
                                              Income per
                                              share from
                           Cash dividend      continuing        Payout
                          per common share    operations        ratio
          ---------------------------------------------------------------

            1992           $ 0.69               $ 0.82           84%
            1993             0.71                 0.85           84%
            1994             0.73                 0.90           81%
            1995             0.76                 1.00           76%
            1996             0.79                 1.04           76%
          ---------------------------------------------------------------

        Dividends have averaged approximately 80% of income from continuing operations during this period. In 1996, the annual dividend increased by 4.7% to $.81 beginning with the September 1996 dividend.

                               MANAGEMENT'S REPORT
                               -------------------



         The consolidated financial statements and related information for the years ended December 31, 1996, 1995 and 1994 were prepared by management in accordance with generally accepted accounting principles and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is comprised of four outside Directors who meet periodically with management and the independent auditors. The Audit Committee held two meetings in 1996.





Nicholas DeBenedictis                         Michael P. Graham
     Chairman &                         Senior Vice President - Finance
     President                                  & Treasurer

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

         We have audited the accompanying consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




                                          KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
February 3, 1997

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 1996, 1995 and 1994
===============================================================================


                                                                                 1996            1995             1994
                                                                          -------------------------------------------------

Earned revenues                                                                $  122,503      $  117,044       $  108,636

Costs and expenses:
    Operating expenses                                                             51,615          51,702           50,296
    Depreciation                                                                   13,068          11,572           10,468
    Amortization                                                                      265            (15)            (138)
    Taxes other than income taxes                                                   8,265           7,676            7,165
                                                                          -------------------------------------------------
                                                                                   73,213          70,935           67,791

Operating income                                                                   49,290          46,109           40,845

Interest expense                                                                   15,311          14,852           12,896
Dividends on preferred stock of subsidiary                                            494             631              866
Allowance for funds used during construction                                         (264)           (305)            (126)
                                                                          -------------------------------------------------

Income from continuing operations before income taxes                              33,749          30,931           27,209
Provision for income taxes                                                         13,971          12,901           11,571
                                                                          -------------------------------------------------

Income from continuing operations                                                  19,778          18,030           15,638

Reversal of reserve for discontinued operations, net of
    income tax of $520 and $200, in 1996 and 1995                                     965             370                -
                                                                          -------------------------------------------------

Net income                                                                         20,743          18,400           15,638

Dividends on preferred stock
                                                                                       21               -                -
                                                                          -------------------------------------------------

Net income available to common stock                                           $   20,722     $    18,400      $    15,638
                                                                          =================================================

Net income per common share:
    Continuing operations                                                      $     1.04     $      1.00      $      0.90
    Discontinued operations                                                          0.05            0.02                -
                                                                          -------------------------------------------------
        Total                                                                  $     1.09     $      1.02      $      0.90
                                                                          =================================================

Average common and common equivalent
    shares outstanding during the period                                           19,053          18,024           17,346
                                                                          =================================================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 1996 and 1995
===============================================================================

                                                                                                  1996           1995
                                                                                           --------------------------------
                           Assets
                           ------
Property, plant and equipment, at cost                                                         $  612,812     $  529,364
Less accumulated depreciation                                                                     109,874         92,459
                                                                                           --------------------------------
    Net property, plant and equipment                                                             502,938        436,905
                                                                                           --------------------------------

Current assets:
    Cash                                                                                            1,518          2,387
    Accounts receivable, net                                                                       21,914         22,112
    Inventory, materials and supplies                                                               1,943          1,878
    Prepayments and other current assets                                                              660            537
                                                                                           --------------------------------
    Total current assets                                                                           26,035         26,914
                                                                                           --------------------------------

Regulatory assets                                                                                  48,491         48,757
Deferred charges and other assets, net                                                              5,480          5,475
                                                                                           --------------------------------
                                                                                               $  582,944     $  518,051
                                                                                           ================================
                   Liabilities and Stockholders' Equity
                   ------------------------------------
Stockholders' equity:
    6.05% Series B cumulative preferred stock                                                  $    3,220     $        -
    Common stock at $.50 par value, authorized 40,000,000 shares,
         outstanding 19,198,579 and 18,283,122 in 1996 and 1995                                     9,731          6,224
    Capital in excess of par value                                                                121,439        110,987
    Retained earnings                                                                              49,272         43,345
    Treasury stock, 262,230 and 259,125 shares in 1996 and 1995                                    (3,647)        (3,580)
                                                                                           -------------------------------
    Total stockholders' equity                                                                    180,015        156,976
                                                                                           --------------------------------

Preferred stock of subsidiary with mandatory
    redemption requirements                                                                         4,214          5,643

Long-term debt, excluding current portion                                                         217,518        175,395

Commitments
                                                                                                        -              -
Current liabilities:
    Current portion of long-term debt and preferred stock of subsidiary                            13,873         15,090
    Loans payable                                                                                   5,560          6,455
    Accounts payable                                                                                9,659          9,785
    Accrued interest                                                                                3,660          3,601
    Accrued taxes                                                                                   3,363          2,851
    Other accrued liabilities                                                                       8,924         10,136
                                                                                           --------------------------------
    Total current liabilities                                                                      45,039         47,918
                                                                                           --------------------------------
Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                               75,949         70,980
    Customers' advances for construction
                                                                                                   23,524         25,880
    Other
                                                                                                   12,826         12,064
                                                                                           --------------------------------
    Total deferred credits and other liabilities                                                  112,299        108,924
                                                                                           --------------------------------
Contributions in aid of construction                                                               23,859         23,195
                                                                                           --------------------------------
                                                                                               $  582,944     $  518,051
                                                                                           ================================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 1996 and 1995
===============================================================================

                                                                                                     1996            1995
                                                                                             -------------------------------
Stockholders' equity:
     6.05% Series B cumulative preferred stock                                                   $     3,220        $     -
     Common stock, $.50 par value                                                                      9,731          6,224
     Capital in excess of par value                                                                  121,439        110,987
     Retained earnings                                                                                49,272         43,345
     Treasury stock                                                                                   (3,647)        (3,580)
                                                                                             -------------------------------
Total stockholders' equity                                                                           180,015        156,976
                                                                                             -------------------------------

Preferred stock of subsidiary with mandatory
     redemption requirements                                                                           5,643          7,143
Current portion of preferred stock of subsidiary                                                       1,429          1,500
                                                                                             -------------------------------
                                                                                                       4,214          5,643
                                                                                             -------------------------------

Long-term debt:
First Mortgage Bonds secured by utility plant:
      5.500% Series, due 1996                                                                              -          4,000
      7.875% Series, due 1997                                                                              -          5,000
      8.440% Series, due 1997                                                                         12,000         12,000
      8.400% Series, due 2002*                                                                             -          4,150
      5.950% Series, due 2002*                                                                         2,400          2,800
      6.830% Series, due 2003                                                                         10,000              -
      7.470% Series, due 2003                                                                         10,000              -
      6.820% Series, due 2005                                                                         10,000         10,000
      6.990% Series, due 2006                                                                         10,000              -
     10.650% Series, due 2006*                                                                             -         10,000
      9.890% Series, due 2008                                                                          5,000          5,000
      7.150% Series, due 2008*                                                                        22,000         22,000
      9.120% Series, due 2010                                                                         20,000         20,000
      6.500% Series, due 2010*                                                                         3,200          3,200
      9.170% Series, due 2011                                                                          5,000          5,000
      9.930% Series, due 2013                                                                          5,000          5,000
      6.890% Series, due 2015                                                                         12,000         12,000
      9.970% Series, due 2018                                                                          5,000          5,000
      9.170% Series, due 2021*                                                                         8,000          8,000
      6.350% Series, due 2025                                                                         22,000         22,000
      7.720% Series, due 2025                                                                         15,000         15,000
      9.290% Series, due 2026                                                                         12,000         12,000
                                                                                             -------------------------------
Total First Mortgage Bonds                                                                           188,600        182,150
Note payable to bank under revolving credit agreement, due March 1998                                 39,727          5,160
Installment note payable, 9%, due in equal annual payments through 2013                                1,635          1,675
                                                                                             -------------------------------
                                                                                                     229,962        188,985
Current portion of long-term debt                                                                     12,444         13,590
                                                                                             -------------------------------
Long-term debt, excluding current portion                                                            217,518        175,395
                                                                                             -------------------------------
Total capitalization                                                                               $ 401,747      $ 338,014
                                                                                             ===============================

*Trust indentures relating to these First Mortgage Bonds require annual sinking fund payments.

See accompanying notes to consolidated financial statements.

                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 1996, 1995 and 1994
================================================================================

                                                                                1996          1995          1994
                                                                         ------------------------------------------
Cash flows from operating activities:
    Income from continuing operations                                         $ 19,778      $ 18,030      $ 15,638
    Adjustments to reconcile income from
        continuing operations to net cash
        flows from operating activities:
        Depreciation and amortization                                           13,333        11,557        10,330
        Deferred taxes, net of taxes on
            customers' advances                                                  2,628         2,573         2,693
        Net increase in receivables,
            inventory and prepayments                                             (517)       (2,037)       (1,209)
        Net increase in payables, accrued interest
            and other accrued liabilities                                        1,748         4,604         2,144
        Other                                                                      452        (1,773)          134
                                                                         ------------------------------------------
Net cash flows from operating activities                                        37,422        32,954        29,730
                                                                         ------------------------------------------

Cash flows from investing activities:
    Property, plant and equipment additions,
        including allowance for funds used during
        construction of $264, $305 and $126                                    (31,389)     (33,182)       (27,379)
    Acquisitions of water and wastewater systems                               (42,122)     (26,351)          (612)
    Other                                                                           24          (91)           (10)
                                                                         -------------------------------------------
Net cash flows used in investing activities                                    (73,487)     (59,624)       (28,001)
                                                                         -------------------------------------------

Cash flows from financing activities:
    Customers' advances and contributions in aid of
        construction, net of income tax payments                                   470        1,600          3,149
    Repayments of customers' advances                                           (2,142)      (2,104)        (2,219)
    Net proceeds (repayments) of short-term debt                                  (895)        2,405         3,231
    Proceeds from long-term debt                                                64,256        57,906         7,722
    Repayments of long-term debt including
        premium on early retirement                                            (24,094)     (23,585)        (4,884)
    Redemption of preferred stock of subsidiary                                 (1,500)      (2,857)             -
    Proceeds from issuing common stock                                          14,651         9,060         6,916
    Repurchase of common stock                                                    (760)        (733)        (2,230)
    Dividends paid on preferred stock
                                                                                   (4)             -             -
    Dividends paid on common stock                                             (14,795)      (13,546)      (12,637)
    Other                                                                         (167)         (154)          (45)
                                                                         -------------------------------------------
Net cash flows from (used in) financing activities                              35,020        27,992          (997)
                                                                         -------------------------------------------

Net cash flows from (used in) discontinued operations                              176          (178)          123
                                                                         ------------------------------------------
Net increase (decrease) in cash                                                   (869)        1,144           855
Cash balance beginning of year                                                   2,387         1,243           388
                                                                         ------------------------------------------

Cash balance end of year                                                     $   1,518     $   2,387     $   1,243
                                                                         ==========================================

See Acquisitions footnote for description of non-cash investing and financing activities.

 See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
================================================================================

Summary of Significant Accounting Policies

Nature of Operations

         The business of Philadelphia Suburban Corporation (the "Company") is conducted through its subsidiary Philadelphia Suburban Water Company ("PSW"). PSW is a regulated public utility which supplies water to approximately 284,000 customers. The customers are residential, commercial and industrial in nature, and no single customer accounted for more than one percent of PSW's sales. The service territory of PSW covers a 463 square mile area located west and north of the City of Philadelphia. PSW is subject to regulation by the Pennsylvania Public Utility Commission ("PUC") which has jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.

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

Property, Plant and Equipment and Depreciation

         Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 1996, utility plant includes a credit acquisition adjustment of $7,177 which is being amortized over 20 years. Consistent with PSW's rate settlements, $526 was amortized during 1996, $529 was amortized during 1995 and $822 was amortized during 1994.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
=============================================================================

         In accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the long-lived assets of the Company, which consist primarily of Utility Plant in Service, have been reviewed for impairment. There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of these assets.

Allowance for Funds Used During Construction

         The allowance for funds used during construction ("AFUDC") represents the estimated cost of funds used to finance the construction of utility plant. AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. There was no AFUDC related to equity funds in 1996, 1995 and 1994.

Deferred Charges and Other Assets

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

Customers' Advances for Construction

         Water mains or, in some instances, cash advances to reimburse PSW its costs to construct water mains, are contributed to PSW by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. PSW makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
================================================================================

Contributions in Aid of Construction

         Contributions in aid of construction include direct contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies

         Inventories are stated at cost, not in excess of market value. Beginning in 1996, cost is determined using the first-in, first-out method. Prior to 1996, cost was determined using the average cost method. The effect of this change was not material to the results of operations.

Employee Stock Plans

         In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", electing the provision of the statement allowing it to continue its practice of not recognizing compensation expense related to granting of stock options to the extent that the option price of the underlying stock was equal to, or greater than, the market price on the date of option grant. Disclosure of the impact on the results of operations, had the Company elected to recognize compensation expense, is provided in the Employee Stock and Incentive Plans footnote as required by the Statement.

Use of Estimates in Preparation of Consolidated Financial Statements

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

Reclassifications

         Certain prior year amounts have been reclassified to conform with current year's presentation.

Acquisitions

         In October 1996, PSW purchased the franchise rights and the water utility assets of Hatboro Borough Authority. The Hatboro system covers a one and one-half square mile service area in Montgomery County and is contiguous to PSW's service territory. In November 1996, PSW acquired the water systems of Utility Group Services Corporation ("UGS") in a purchase transaction. The UGS system consisted of three water utilities, with a 49 square mile service territory, and one wastewater utility with a one square mile territory, all in Chester County and in close proximity to PSW's existing territory. In December 1996, PSW purchased the franchise rights and the water utility assets of Bristol Borough Water and Sewer Authority serving the entire Borough and parts of Bensalem and Bristol Townships in Bucks County. The Bristol system covers a 12 square mile service area in close proximity to PSW's existing territory. In addition, PSW purchased the franchise rights and the water utility assets of three smaller water systems in 1996 with a combined service territory of one and one-half square miles.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         The total purchase price for the eight water systems and wastewater system acquired in 1996 was $47,889, including the issuance of $3,220 of the Company's preferred stock and the assumption of $2,547 in liabilities. The annual revenues from these systems approximates $6,000, and revenues included in the consolidated financial statements during the period owned by PSW were $466. PSW continues to hold acquisition discussions with several water systems that are near or adjacent to it's service territory.

         In May 1995, PSW purchased the franchise rights and the water utility assets of Media Borough ("Media"). The Media system covers a 23 square mile service area contiguous to PSW's service territory. In addition, PSW purchased the franchise rights and the water utility assets of four smaller water systems in 1995 that cover a combined service territory of four square miles. PSW paid $26,351 for the water systems acquired in 1995. These systems serve customers within or contiguous to the boundaries of PSW's existing service territory. Revenues included in the consolidated financial statements related to the water supply systems acquired in 1995 were $4,470 in 1996 and $2,820 in 1995.

         In December 1994, PSW acquired the franchise rights and the water utility assets of two privately-owned water companies. These water supply systems cover a service territory of two square miles and are located adjacent to PSW's existing service territory. Revenues included in the consolidated financial statements related to the water supply systems acquired in 1994 amounted to approximately $93 and $95 in 1996 and 1995, respectively.

Income Taxes
------------

         Total income tax expense is allocated as follows:


                                                          Years Ended December 31,
                                                ----------------------------------------------
                                                     1996            1995           1994
                                                ----------------------------------------------

Income from continuing operations                    $   13,971     $   12,901     $   11,571
Common stockholders' equity related
  to stock option activity which
  reduces taxable income                                   (126)           (44)           (25)
Discontinued operations                                     520            200              -
                                                ----------------------------------------------
                                                     $   14,365     $   13,057     $   11,546
                                                ==============================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================


         Income tax expense attributable to income from continuing operations consists of:

                                                                                Years Ended December 31,
                                                                        ------------------------------------------
                                                                            1996          1995          1994
                                                                        ------------------------------------------
Current:
  Federal                                                                   $   8,084     $   7,688     $   6,670
  State                                                                         2,600         2,514         2,685
                                                                        ------------------------------------------

                                                                               10,684        10,202         9,355
                                                                        ------------------------------------------
Deferred:
  Federal                                                                       3,002         2,565         2,303
  State                                                                           285           134           (87)
                                                                        --------------------------------------------

                                                                                3,287         2,699         2,216
                                                                        ------------------------------------------
Total tax expense                                                            $ 13,971      $ 12,901      $ 11,571
                                                                        ==========================================

         The significant components of deferred income tax expense are as follows:

                                                                                   Years Ended December 31,
                                                                             -------------------------------------
                                                                                1996         1995        1994
                                                                             -------------------------------------
Excess of tax over financial
  statement depreciation                                                         $ 2,458      $ 2,323     $ 2,791
Amortization of deferred investment
  tax credits                                                                       (115)        (151)       (151)
Current year investment tax credits
  deferred                                                                            40          90           75
Differences in basis of fixed
  assets due to variations in tax and
  book accounting methods that reverse
  through depreciation                                                               770          819         902
Customers' advances for construction,
  net                                                                                196         (443)       (657)
Adjustment to deferred tax assets and
  liabilities for enacted changes in
  tax rates                                                                            -            -      (4,220)
Adjustment to recognize future rate
  recovery                                                                             -            -       4,220
Other, net                                                                           (62)          61        (744)
                                                                             --------------------------------------
Total deferred income tax expense                                                $ 3,287      $ 2,699     $ 2,216
                                                                             =====================================

         The statutory Federal tax rate is 35% for all years presented. The Pennsylvania Corporate Net Income Tax rate was 11.99% in 1994, and 9.99% in 1995 and 1996.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
================================================================================

         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income from continuing operations before Federal tax and the actual Federal tax expense are as follows:


                                                                                   Years Ended December 31,
                                                                            --------------------------------------
                                                                                 1996          1995        1994
                                                                            --------------------------------------
Computed Federal tax expense at
  statutory rate                                                                 $ 10,795       $9,899     $8,614
Increase (decrease) in tax expense for
  items to be recovered in future rates:
    Depreciation expense                                                              179          132        154
    Losses on asset disposals                                                         (12)         (35)
                                                                                                              (10)
Amortization of deferred investment
  tax credits                                                                        (115)        (151)      (151)
Preferred stock dividend                                                              180          221        303
Adjustment to deferred tax assets and
  liabilities for enacted changes
  in tax rates                                                                          -            -     (4,220)
Adjustment to recognize future rate
  recovery                                                                              -            -      4,220
Other, net                                                                             59          187         63
                                                                            --------------------------------------
Actual Federal tax expense                                                        $11,086      $10,253     $8,973
                                                                            ======================================


         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                                                             December 31,
                                                                                     -----------------------------
                                                                                         1996          1995
                                                                                     -----------------------------
Deferred tax assets:
  Customers' advances for construction                                                  $   9,753     $     9,950
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                                                                   2,638           1,502
  Other                                                                                       389             363
                                                                                     -----------------------------

Total gross deferred tax assets                                                            12,780          11,815
                                                                                     -----------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                                                    65,666          59,722
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                                                    17,801          17,980
  Deferred investment tax credit                                                            4,288           4,363
  Other                                                                                       974             730
                                                                                     -----------------------------

Total gross deferred tax liabilities                                                       88,729          82,795
                                                                                     -----------------------------

Net deferred tax liability                                                               $ 75,949      $   70,980
                                                                                     =============================


               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         The Company made income tax payments, which include amounts related to discontinued operations, of $10,199, $9,730 and $8,818 in 1996, 1995 and 1994,
respectively. The Company's Federal income tax returns for all years through 1992 have been closed.

Property, Plant and Equipment
-----------------------------

                                                                                             December 31,
                                                                                    -------------------------------
                                                                                         1996            1995
                                                                                    -------------------------------

Utility plant and equipment                                                               $ 604,298      $ 524,445
Utility construction work in progress                                                         6,232          2,645
Non-utility plant and equipment                                                               2,282          2,274
                                                                                    -------------------------------
Total property, plant and equipment                                                       $ 612,812      $ 529,364
                                                                                    ===============================

         Depreciation is computed based on estimated useful lives of 5 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non-utility plant and equipment.

Accounts Receivable
-------------------

                                                                                               December 31,
                                                                                       ---------------------------
                                                                                             1996         1995
                                                                                       ---------------------------

Billed water revenue                                                                      $   9,760     $   9,594
Unbilled water revenue                                                                       11,764        12,450
Other                                                                                           690           368
                                                                                       ---------------------------
                                                                                             22,214        22,412
Less allowance for doubtful accounts                                                            300           300
                                                                                       ---------------------------
Net accounts receivable                                                                    $ 21,914      $ 22,112
                                                                                       ===========================

         All of the Company's customers are located in southeastern Pennsylvania. No single customer accounted for more than one percent of the Company's sales in 1996 or 1995 and no account receivable from any customer exceeded one percent of the Company's total stockholders' equity.

Regulatory Asset
----------------

         The regulatory asset represents costs which have been prudently incurred and are expected to be fully recovered in future rates. The two components of this asset are deferred income taxes and postretirement benefits other than pensions. Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow through basis and will be recovered as they reverse. The portion of the asset related to postretirement benefits other than pensions represents costs that were deferred during the period that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates in 1994. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

                                                                                              December 31,
                                                                                       ----------------------------
                                                                                             1996          1995
                                                                                       ----------------------------

Income taxes                                                                                $ 46,381      $ 46,510
Postretirement benefits other than pensions                                                    2,110         2,247
                                                                                       ----------------------------
                                                                                            $ 48,491      $ 48,757
                                                                                       ============================

Commitments
-----------
         PSW maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases total approximately $2,852 through 2001. PSW purchased approximately $2,889, $2,839 and $3,322 of water under these agreements during the years ended December 31, 1996, 1995 and 1994, respectively.

         PSW leases motor vehicles and other equipment under operating leases which are noncancelable and expire on various dates through 2001. During the next five years, $2,258 of future minimum lease payments are due: $913 in 1997, $699 in 1998, $504 in 1999, $129 in 2000 and $13 in 2001. PSW leases parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The operating lease is noncancelable, expires in 2045 and contains certain renewal provisions. The lease is subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $292 of lease payments for land are due.

         Rent expense was $1,332, $1,067 and $979 for the years ended December 31, 1996, 1995 and 1994, respectively.

Long-term Debt and Loans Payable
--------------------------------

         The Consolidated Statements of Capitalization provides a listing of long-term debt and loans outstanding as of December 31, 1996 and 1995. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's stock. As of December 31, 1996, approximately $100,000 of retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW from making loans to or purchasing the stock of the Company.

         Excluding amounts due under PSW's revolving credit agreement, the Company's sinking fund payments and debt maturities for the next five years are as follows:

                                                         1997         1998         1999        2000        2001
                                                         ----         ----         ----        ----        ----

Sinking fund payments                               $       444     $ 2,448      $ 2,452     $ 2,457     $ 2,462
Maturities                                               12,000           -            -           -           -
                                                 ----------------------------------------------------------------
Total                                                 $  12,444     $ 2,448      $ 2,452     $ 2,457     $ 2,462
                                                 ================================================================


               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         In March 1995, PSW established a two-year $100,000 medium-term note program providing for the issuance of long-term debt with maturities ranging between one and 30 years at fixed rates of interest, as determined at the time of issuance. This program is expected to be replaced by a similar program in 1997. The notes issued under this program are secured by the Twenty-ninth Supplement to the trust indenture relating to PSW's First Mortgage Bonds. During 1996, issuances through this program were as follows: $10,000 in April 1996, 6.99% Series due 2006; $10,000 in July 1996, 7.47% Series due 2003; and $10,000
in November 1996, 6.83% Series due 2003. During 1995, issuances were as follows:
$15,000 in May 1995, 7.72% Series due 2025; $10,000 in June 1995, 6.82% Series
due 2005; and $12,000 in December 1995, 6.89% Series due 2015. The proceeds from these issuances were used to fund acquisitions, the retirement of the First Mortgage Bonds noted below and PSW's ongoing capital program.

         In August 1995, PSW issued $22,000 First Mortgage Bonds 6.35% Series due 2025 as security for an equal amount of bonds issued by the Delaware County Industrial Development Authority. The proceeds from these bonds were restricted to funding the costs of certain capital projects. As of December 31, 1995, the Trustee for this issue held $1.8 million in an interest bearing account pending completion of the remainder of the projects financed with this issue. The amount held by the Trustee was included in the balance sheet as cash. During 1996, these projects were completed and all funds were released by the trustee.

         In January 1996, PSW retired $5,000 of First Mortgage Bonds, 7.875% Series due 1997, at a premium of .331% or $17 and $4,150 of First Mortgage Bonds, 8.4% Series due 2002, at a premium of 2.1% or $87. In April 1996, PSW retired $10,000 of First Mortgage Bonds, 10.65% Series due 2006, at a premium of 5.04% or $504. In August 1995, PSW retired $8,000 of First Mortgage Bonds, 13% Series due 2005, at a premium of 6.1% or $488. The unamortized bond issuance expenses related to the retirements in 1996 and 1995 were $25 and $35, respectively. The premiums paid on the early retirement of debt, along with the related unamortized bond issuance expense, are capitalized and amortized, in accordance with the Uniform System of Accounts prescribed by the PUC, over the life of the long-term debt used to fund the redemption.

         In February 1994, PSW entered into a $30,000 revolving credit agreement due March 1998 with four banks. The agreement was amended to temporarily increase the available borrowings under this facility by $20,000 during a one-year period beginning in December 1996 as interim financing for the Bristol acquisition. The agreement had previously been increased by $10,000 during the period May 1995 to August 1995 as interim financing for the Media acquisition. Interest under this facility is based, at PSW's option, on the prime rate, an adjusted federal funds rate, an adjusted certificate of deposit rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts the total amount of short-term borrowings of PSW. A commitment fee of 1/8 of 1% is charged on the unused portion of the loan. The average cost of borrowing under this facility was 6.02% and 6.42%, and the average borrowing was $14,326 and $22,755, during 1996 and 1995, respectively. The maximum amount outstanding at the end of any one month was $39,727 in 1996 and $36,800 in 1995.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         At December 31, 1996 and 1995, the Company and PSW had combined short-term lines of credit of $10,000. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $5,123 and $5,720 during 1996 and 1995, respectively. The maximum amount outstanding at the end of any one month was $6,820 in 1996 and $8,615 in 1995. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 1996 and 1995 was 6.1% and 6.8%, respectively.

         The total amount of interest paid on all borrowings, net of amounts capitalized, was $15,503, $14,923 and $13,729 in 1996, 1995 and 1994,
respectively. The proforma weighted cost of long-term debt at December 31, 1996 and 1995 was 7.7% and 8.0%, respectively.

Preferred Stock of Subsidiary with Mandatory Redemption Requirements
--------------------------------------------------------------------

         PSW is authorized to issue up to 1,000,000 shares of preferred stock, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. Dividends on this issue are payable quarterly and are cumulative. PSW may not pay dividends on its common stock unless provision has been made for payment of the preferred dividends. As of December 31, 1996, all preferred dividends have been provided for. These shares are subject to mandatory annual redemption equal to the par value of 14,285 shares plus accrued dividends. In addition, PSW has exercised its right to call 14,285 shares per year starting in 1995, up to a maximum of 15,000 shares over the life of the issue, at par. The balance may be called, beginning in 1998, at a specified price above par.

         In December 1996, PSW provided notice to the holder of the preferred stock of its intention to call 14,285 shares at par in January 1997 as required by the share purchase agreement and, therefore, $1,429 has been classified as the current portion of preferred stock as of December 31, 1996. In January 1996, PSW called 715 shares at par value in addition to the mandatory redemption of 14,285 shares required by the share purchase agreement.

Fair Value of Financial Instruments
-----------------------------------

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amounts and estimated fair values of the Company's long-term financial liabilities as of December 31, 1996 are as follows:

                                                                                 Estimated
                                                                  Carrying           fair
                                                                   amount           value
                                                              ----------------------------------

Long-term debt                                                     $   229,962      $   241,074
Preferred stock of subsidiary
   with mandatory redemption requirements                          $     5,643      $     5,762


               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         The fair value of long-term debt and mandatorily redeemable preferred stock has been determined by discounting their future cash flows using current market interest or dividend rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have carrying values of $23,524 and $6,426, respectively at December 31, 1996. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2018 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Stockholders' Equity
--------------------

         At December 31, 1996, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In November 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with the acquisition of UGS. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. The dividends, payment of which commenced December 1, 1996, are cumulative and payable quarterly. PSC may not pay dividends on Common Stock unless provision has been made for payment of the preferred dividends. Under the provisions of this issue, the holders may redeem the shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five year maturity at an interest rate of 6.05% . As of December 31, 1996, all dividends have been provided for.

         In May 1996, the Company's shareholders approved an increase in the number of shares of common stock authorized from 20,000,000 shares to 40,000,000 shares and the Company's Board of Directors declared a three-for-two common stock split effected in the form of a 50% stock distribution for all common shares outstanding, to shareholders of record on June 18, 1996. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on July 10, 1996. The Company's par value of $.50 per share remained unchanged and $3,140 was transferred from Capital in Excess of Par Value to Common Stock to record the split. All share and per share data for all periods presented have been restated to give effect to the stock split.

         Shares outstanding at December 31, 1996, 1995 and 1994 were 19,198,579, 18,283,122 and 17,576,985, respectively. Treasury shares held at December 31, 1996, 1995 and 1994 were 262,230, 259,125 and 240,737, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
-------------------------------------------------------------------------------


         The following table summarizes the activity of common stockholders' equity:

                                                                         Capital in
                                            Common        Treasury       excess of        Retained
                                            stock          stock         par value        earnings          Total
                                        --------------------------------------------------------------------------------

Balance at December 31, 1993               $     5,783       $  (1,257)   $     95,918      $   35,490      $   135,934
Net income                                                          -               -           15,638           15,638
Dividends                                            -              -               -          (12,637)         (12,637)
Sale of stock                                      175             248           6,022                            6,445
Repurchase of stock                                  -          (2,230)              -               -           (2,230)
Equity Compensation Plan                             5              -              174               -              179
Exercise of stock options                           16              -              450               -              466
                                        --------------------------------------------------------------------------------
Balance at December 31, 1994                     5,979          (3,239)        102,564          38,491          143,795
                                        --------------------------------------------------------------------------------
Net income                                           -              -                -          18,400           18,400
Dividends                                            -              -                -         (13,546)         (13,546)
Sale of stock                                      217             392           7,621               -            8,230
Repurchase of stock                                  -            (733)              -               -             (733)
Equity Compensation Plan                             1              -               31               -               32
Exercise of stock options                           27              -              771               -              798
                                        --------------------------------------------------------------------------------
Balance at December 31, 1995                     6,224         (3,580)         110,987          43,345          156,976
                                        --------------------------------------------------------------------------------
Net income                                           -              -                -          20,722           20,722
Dividends                                            -              -                -         (14,795)         (14,795)
Stock split                                      3,140              -           (3,140)              -                -
Sale of stock                                      298            693           11,546               -           12,537
Repurchase of stock                                  -           (760)               -               -             (760)
Equity Compensation Plan                             1              -               38               -               39
Exercise of stock options                           68              -            2,008               -            2,076
                                        --------------------------------------------------------------------------------
Balance at December 31, 1996               $     9,731      $  (3,647)     $   121,439      $   49,272      $   176,795
                                        ================================================================================

        The Company has a Customer Stock Purchase Program for PSW's customers, and a Dividend Reinvestment and Optional Stock Purchase Program for existing shareholders. Reinvested dividends can be used to purchase shares of common stock at a five percent discount from the current market value under the Dividend Reinvestment Program. Under these programs, 755,725, 651,051 and 526,227 shares of common stock were sold providing the Company with $12,280, $7,846 and $6,191 of additional capital, after expenses, during 1996, 1995 and 1994, respectively.

        In 1993, the Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 250,000 shares of its common stock in the open market or through privately negotiated transactions. The remaining number of shares authorized for purchase was adjusted as a result of the 1996 stock split so that the total number of shares originally authorized for purchase is 277,615. The number of shares purchased by the Company, if any, is limited to the number of shares sold under its employee stock option and stock purchase plans, Customer Stock Purchase Program and

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Dividend Reinvestment Program and Optional Stock Purchase Program. The purchase of shares has been authorized in order to offset the dilutive effect on earnings per share of issuances of additional shares under the programs described above. Funding for any stock purchases is not expected to have a material impact on the Company's financial position. During 1996, 1995 and 1994, 3,254, 59,184 and 178,301 shares have been purchased at a net cost of $52, $733 and $2,230, respectively. For comparative purposes the number of shares purchased is presented as if they were adjusted for the effect of the 1996 stock split. As of December 31, 1996, 79,879 shares remain available for purchase by the Company.

Net Income per Common Share and Equity per Common Share
-------------------------------------------------------

         Net income per common share is based on the weighted average number of common and dilutive common equivalent shares outstanding during the year. Common equivalent shares arise from stock options. All share and per share data has been adjusted to reflect the 1996 stock split described in the Stockholders' Equity Footnote.

         Equity per common share was $9.21 and $8.59 at December 31, 1996 and 1995, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

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

Employee Stock and Incentive Plans
----------------------------------

        Under the 1994 Equity Compensation Plan ("1994 Plan"), as amended, the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors. In May 1996, the Shareholders authorized an increase to the number of shares from 675,000 shares to 1,425,000 shares of common stock for issuance under the 1994 plan, with the maximum number of restricted stock grants limited to 37,500 shares. Awards under this plan are made by the Board of Directors ("Board") or a committee of the Board.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================


        Options under the 1994 plan, as well as the earlier 1988 Stock Option Plan and 1982 Stock Option Plan for which 12,000 options are still outstanding, were issued at the market price of the stock on the day of the grant. Options are exercisable in installments ranging from 20% to 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant.

        The following table summarizes stock option transactions for the three plans:

                                                                                Years Ended December 31,
                                                                        ------------------------------------------
                                                                              1996          1995          1994
                                                                        ------------------------------------------

Options granted                                                               190,500       180,750      173,250
Options terminated                                                            (28,602)            -      (10,500)
Options exercised                                                            (180,151)      (79,968)     (48,704)
Net change                                                                    (18,253)      100,782      114,046
                                                                        ==========================================

Balance of shares under option                                                773,026       791,279      690,497
                                                                        ==========================================


         Options exercised during 1996 ranged in price from $8.63 per share to $11.96 per share. The shares under option at December 31, 1996 are exercisable at prices ranging from $8.63 to $16.37 per share. At December 31, 1996, 309,542 shares were exercisable, and 874,152 options under the 1994 Plan were still available for grant.

         In 1996, the Company adopted SFAS No.123, "Accounting for Stock-Based Compensation" electing to continue to apply the provisions of APB Opinion No. 25 and to provide the proforma disclosure provisions of this statement. Accordingly, no compensation cost has been recognized in the financial statements for stock options that have been granted. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income available to common stock and net income per share would have been reduced to the proforma amounts indicated below:

                                                        Years Ended December 31,
                                                  ----------------------------------
                                                        1996             1995
                                                  ----------------------------------

Net income available to common stock:
    As reported                                       $     20,722     $     18,400
    Proforma                                                20,337           18,048

Net income per share:
    As reported                                       $       1.09     $       1.02
    Proforma                                                  1.07             1.00

                                       20

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         The per share weighted-average fair value at the date of grant for stock options granted during 1996 and 1995 was $2.02 and $1.95 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:
                                                           1996        1995
                                                    -------------------------

Expected life (years)                                         10         10
Interest rate                                               6.4%        7.4%
Volatility                                                 14.0%       12.5%
Dividend yield                                              5.2%        6.3%

         Dividend equivalents provide the grantee with an amount equal to the dividends paid on a share of common stock over a specified period of time, not to exceed four years, multiplied by the number of dividend equivalents awarded. Payments of these awards are deferred until the completion of certain objectives during a performance period established by a Committee of the Board at the time of grant. A performance period is generally four years but may be adjusted by the Committee to as long as eight years or as short as two years depending on the Company's success in completing the objectives. Dividend equivalents are "compensatory" and, as such, are charged to operating expense over the performance period. The effect of changes to the performance period are accrued when known or projected. The Board granted 74,250, 68,250 and 65,250 dividend equivalents in 1996, 1995 and 1994, respectively, and costs associated with these awards were $234 in 1996, $197 in 1995 and $77 in 1994. During 1996, payments under the 1994 award began and $124 was paid to recipients during the year.

         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 1996 and 1995, 2,400 and 2,700 shares of restricted stock were granted with a restriction period of six months and during 1994, 15,000 shares of restricted stock were granted with restriction periods of one to three years. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and this amount is amortized ratably over the restriction period.

Pension Plans and Other Postretirement Benefits
-----------------------------------------------

         The Company has defined benefit pension plans which cover its full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. As a result of certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company, in 1989, adopted a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for one current and one retired employee. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         The Company's pension expense includes the following components:

                                                                                  Years Ended December 31,
                                                                            -------------------------------------
                                                                               1996        1995         1994
                                                                            -------------------------------------

Benefits earned during the year                                                $ 1,373    $    905     $  1,183
Interest cost on projected benefit obligation                                    3,523       3,304        3,161
Actual return on plan assets                                                    (6,784)     (9,256)       1,218
Net amortization and deferral                                                    2,904       6,029       (4,679)
Capitalized costs                                                                  (34)       (133)         (74)
Rate-regulated adjustment                                                         (707)       (311)        (386)
                                                                            -------------------------------------
Net pension cost                                                              $    275    $    538    $     423
                                                                            ====================================

         The rate-regulated adjustment set forth above is required in order to reflect pension expense for PSW in accordance with the method used in establishing water rates.

The assets and obligations of the plans are as follows:

                                                                                            December 31,
                                                                                  ---------------------------------
                                                                                        1996             1995
                                                                                  ---------------------------------
Accumulated benefit obligation:
  Vested                                                                             $      38,991      $   38,096
  Non-vested                                                                                 2,210           2,312
                                                                                  ---------------------------------
  Total                                                                              $      41,201      $   40,408
                                                                                  =================================

Projected benefit obligation                                                         $      51,321      $   50,585
Plan assets at fair value, primarily equity and fixed
  income commingled funds                                                                   51,249          46,698
                                                                                  ---------------------------------

Plan assets less than projected benefit obligation                                              72           3,887

Unrecognized net gain (loss) from past experience
  different from that assumed and effects of
  changes in assumptions                                                                     3,522          (1,151)
Unrecognized prior service cost                                                             (1,378)         (1,465)
Rate-regulated adjustment                                                                   (1,095)           (388)
Unrecognized net obligation                                                                   (453)           (541)
                                                                                  ---------------------------------
Accrued pension costs included in other
  current liabilities                                                                 $        668      $      342
                                                                                  =================================


         The accumulated and projected benefit obligations were calculated using the projected unit credit method and reflect the following assumptions: discount rates of 7.25% for 1996, 7% for 1995 and 8.5% for 1994; increase in future compensation levels of 5.5% for all years presented; and long-term rate of return on assets of 9% for all years presented.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================


         The Company's costs for postretirement benefits other than pensions includes the following components:

                                                                                  Years Ended December 31,
                                                                            --------------------------------------
                                                                               1996         1995         1994
                                                                            --------------------------------------

Benefits earned during the year                                                $    296    $     208    $     359
Interest cost                                                                       872          994        1,077
Return on plan assets                                                              (173)        (101)           -
Net amortization and deferral                                                       567          655          743
Amortization of regulatory asset                                                    136          136           74
                                                                            --------------------------------------
Gross PBOP cost                                                                   1,698        1,892        2,253
Capitalized costs                                                                   (79)         (94)         (45)
Adjustment to recognize future rate recovery                                          -            -         (760)
                                                                            --------------------------------------
Net PBOP cost                                                                   $ 1,619     $  1,798     $  1,448
                                                                            ======================================

         The assets and liabilities of the plans for postretirement benefits other than pensions are as follows:

                                                                                               December 31,
                                                                                      -----------------------------
                                                                                          1996           1995
                                                                                      -----------------------------

Accumulated postretirement benefit obligation (APBO):
  Retirees                                                                                $   6,246    $     8,011
  Fully eligible active employees                                                             3,325          4,075
  Other employees                                                                             3,045          2,699
                                                                                      -----------------------------
Total APBO                                                                                   12,616         14,785
Fair value of plan assets                                                                     3,500          2,267
                                                                                      -----------------------------
APBO in excess of plan assets                                                                 9,116         12,518
Unrecognized net transition obligation                                                      (11,894)       (12,638)
Unrecognized net gain                                                                         4,974          2,367
                                                                                      -----------------------------
Accrued PBOP cost included in other liabilities                                           $   2,196    $     2,247
                                                                                      =============================

         The APBO is calculated utilizing the following assumptions: discount rate of 7.25%; medical inflation rates of 5% for those employees not eligible by December 31, 1993, and 9%, reducing to 4.5% by 2002 for all others; a 9% return on plan assets in 1996 and 1995, and, in 1994, no return on plan assets. The effect of a 1% increase in the assumed medical inflation rates would be to increase the APBO and the 1996 PBOP costs by $906 and $72, respectively. The Company funds its gross PBOP cost through various trust accounts.

Water Rates
-----------

         PSW was permitted by the PUC to increase its base rates by 5.3% and 9.05% effective October 27, 1995 and June 17, 1994, respectively. These rate increases were calculated to provide additional annual revenues of approximately $6,150 and $9,050, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)
===============================================================================

         In addition to its base rates, PSW has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. In October 1995, the existing credit of 1.04% was eliminated with the adoption of new base rates. PSW was required to initiate a revenue credit in 1994 in order to provide its customers with the savings associated with Pennsylvania tax rate decreases. The credit decreased revenues in 1995 and 1994 by $504 and $97, respectively.

         In August 1996, the PUC approved PSW's request to add a "Distribution System Improvement Charge" or "DSIC" to its water bills. The DSIC will enable PSW to add a surcharge to customer bills beginning January 1, 1997 reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service during the period September 1 through November 30, 1996. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective. The maximum DSIC that can be in effect at any time is 5%. The initial charge effective January 1, 1997 is .5% (one half of one percent).

Discontinued Operations
-----------------------

         The Board of Directors had authorized the sale of substantially all of the Company's non-regulated businesses and the last of these businesses was sold in 1993. At the time the Board of Directors authorized the sale of these businesses, the Company established reserves for: projected operating losses of these businesses subsequent to their sale authorizations; estimated losses on the sale transactions; and certain future costs, including administrative and legal services related to the sales, contingent legal and lease obligations and certain employee costs. These reserves were recorded on the balance sheet net of related income tax benefits. During 1996 and 1995, $18 and $178 of payments associated with discontinued operations were charged to the reserve and contingent sale proceeds of $337 received in 1996 were credited to the reserve.

         As a result of the continuing assessment of asserted and unasserted legal claims related to these businesses, the passage of time, which reduced certain lease contingencies, and the receipt of contingent sale proceeds, the Company has determined that, the net reserves were in excess of estimates of potential costs. In 1996 and 1995, the Company reversed $965 and $370 net of related income taxes, of these reserves. At December 31, 1996 there remains a balance in the reserve for discontinued operations of $1,003 which is included in other accrued liabilities.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts
===============================================================================


Selected Quarterly Financial Data (Unaudited)
---------------------------------------------
(in thousands of dollars, except per share amounts)

                                                                                                          Total
                                                  First        Second         Third        Fourth          Year
                                              -----------------------------------------------------------------------
1996
---------------------------------------------------------------------------------------------------------------------
Earned revenues                                    $ 29,290      $ 30,683      $ 30,831      $ 31,699      $ 122,503
Operating expenses                                   13,070        12,614        11,757        14,174         51,615
Income, continuing operations                         3,968         5,281         5,847         4,661         19,757
Income per share, continuing
  operations                                           0.21          0.28          0.31          0.24           1.04
Income, discontinued operations                           -             -           365           600            965
Income per share, discontinued
  operations                                              -             -          0.02          0.03           0.05
Net income available to common
  stock                                               3,968         5,281         6,212         5,261         20,722
Net income per common share                            0.21          0.28          0.33          0.27           1.09
Dividend paid per common share                        0.193         0.193        0.2025        0.2025          0.791
Price range of common stock
  - high                                              15.42         16.75         17.25         19.88          19.88
  - low                                               13.67         15.00         15.50         16.50          13.67

1995
---------------------------------------------------------------------------------------------------------------------
Earned revenues                                    $ 25,712      $ 28,827      $ 32,355      $ 30,150      $ 117,044
Operating expenses                                   11,766        12,357        13,793        13,786         51,702
Income, continuing operations                         3,315         4,659         5,732         4,324         18,030
Income per share, continuing
  operations                                           0.19          0.26          0.32          0.23           1.00
Income, discontinued operations                           -             -             -           370            370
Income per share, discontinued
  operations                                              -             -             -          0.02           0.02
Net income available to common
  stock                                               3,315         4,659         5,732         4,694         18,400
Net income per common share                            0.19          0.26          0.32          0.25           1.02
Dividend paid per common share
                                                      0.186         0.186         0.193         0.193          0.758
Price range of common stock
  - high                                              12.17         12.50         12.42         14.33          14.33
  - low                                               11.59         11.75         11.75         12.00          11.59


         All per share data as presented has been adjusted for the 1996 common stock split effected in the form of a stock distribution. High and low prices of the Company's common stock are as traded on the New York Stock Exchange.