Form 10-K, Exhibit 13
period 1997-12-31
PHILADELPHIA SUBURBAN CORP
filed 1998-03-23
CIK 78128

                                                                    EXHIBIT 13.5

                SELECTED PORTION OF ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

              (In thousands of dollars, except per share amounts)

         This report contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the Company's development, growth and expansion plans and the sufficiency of the Company's liquidity and capital. These statements are based on assumptions made by management regarding future circumstances over which the Company may have little or no control. Actual results may differ materially from these forward-looking statements for a number of reasons, including (i) the effects of regulation,
(ii) changes in capital requirements and funding, and (iii) acquisitions. Following are selected five-year financial statistics for the Company:


Years ended December 31,                1997               1996           1995          1994           1993
--------------------------------------------------------------------------------------------------------------
Earned revenues                       $136,171           $122,503       $117,044      $108,636       $101,244
--------------------------------------------------------------------------------------------------------------

Income from continuing operations
 before income taxes                  $ 39,061           $ 33,749       $ 30,931      $ 27,209       $ 24,261
--------------------------------------------------------------------------------------------------------------

Operating Statistics
Earned revenues                          100.0%             100.0%         100.0%        100.0%         100.0%
Costs and expenses:
 Operating expenses                       41.1%              42.1%          44.2%         46.3%          45.4%
 Depreciation and amortization            10.7%              10.9%           9.9%          9.5%          10.8%
 Taxes other than income taxes             6.5%               6.8%           6.6%          6.6%           6.8%
 Interest expense*                        13.4%              12.9%          13.2%          12.7%         13.8%
 Allowance for funds used during
  construction                            (0.4)%             (0.2)%         (0.3)%         (0.1)%        (0.8)%
--------------------------------------------------------------------------------------------------------------
Total costs and expenses                  71.3%              72.5%          73.6%          75.0%         76.0%
--------------------------------------------------------------------------------------------------------------
Income from continuing operations
 before income taxes                      28.7%              27.5%          26.4%          25.0%         24.0%
==============================================================================================================
Effective tax rates                       40.6%              41.4%          41.7%          42.5%         43.0%
==============================================================================================================
Income from continuing operations
 as a percentage of average
 stockholders' equity                     12.4%              11.7%          12.0%          11.2%         11.4%
==============================================================================================================


         *Includes dividends on preferred stock of PSW with mandatory redemption requirements.

        Following are selected five-year operating and sales statistics for PSW:



Years ended December 31,                   1997             1996           1995          1994           1993
-------------------------------------------------------------------------------------------------------------
 Daily sendout
 (Million gallons        Maximum            142.5          109.5          121.8          110.4          120.7
  per day)               Average            103.8           94.2           92.6           89.8           89.1
                         ====================================================================================
 Metered                 Residential      268,550        265,746        248,500        234,624        232,684
 customers               Commercial        13,512         13,422         12,019         11,071         11,014
                         Industrial           708            716            554            539            538
                         Other              4,746          4,257          3,792          3,299          2,959
                         ------------------------------------------------------------------------------------
                         Total            287,516        284,141        264,865        249,533        247,195
 Consumption             ====================================================================================
 per customer
 in gallons              Average          110,143        103,206        109,084        109,001        110,368
                         ====================================================================================
 Revenues from           Residential   $   88,542     $   79,056    $    77,744    $    69,483    $    66,656
 water sales             Commercial        28,048         26,504         24,368         23,431         20,506
                         Industrial         5,170          4,823          4,512          4,737          4,207
                         Other             10,874          9,950          9,249          9,151          8,092
                         ------------------------------------------------------------------------------------
                         Total         $  132,634      $ 120,333    $   115,873    $   106,802    $    99,461
                         ====================================================================================


General Information

         Philadelphia Suburban Corporation ("PSC" or the "Company"), a Pennsylvania corporation, is the holding company of Philadelphia Suburban Water Company ("PSW"), a regulated water utility. PSW provides water service to approximately 288,000 customers in 93 municipalities within its 464 square mile service territory. In addition, PSW provides water service to approximately 6,000 customers through an operating and maintenance contract to a municipal authority located contiguous to its service territory. PSW's service territory is located in Pennsylvania, north and west of the City of Philadelphia.

Results of Operations

         Income from continuing operations of the Company has grown at an annual compound rate of approximately 16.9% during the five-year period ended December 31, 1997. During this same period, revenues and total expenses, other than income taxes, have grown at compound rates of 7.9% and 5.4%, respectively.

Earned Revenues

         The growth in revenues over the past five years is a result of increases in the customer base and in water rates. The number of customers increased at an annual compound rate of 3.3% in the past five years primarily as a result of acquisitions of local water systems. Acquisitions made during the five year periods ended December 31, 1997, 1996 and 1995 have provided water revenues of approximately $11,460, $8,210 and $5,550 in 1997, 1996 and 1995,
respectively. Excluding the effect of acquisitions, the customer base increased at a five-year annual compound rate of .8%. Water rates have increased at an annual compound growth rate of 4.5% over the five-year period.

         Rates charged by PSW for water service are subject to the approval of the Pennsylvania Public Utility Commission ("PUC"). PSW continuously reviews the necessity of filing applications with the PUC for increases in rates charged for water service. Among the factors considered by management in determining the need to apply for increased rates are: the amount of utility plant additions and replacements made since the previous rate decision; changes in the cost of capital and the capital structure of PSW; and increases in operating expenses (including wages, fringe benefits, electric and chemical expenses), depreciation and taxes experienced since the previous rate decision. Based on these assessments, PSW periodically files requests with the PUC to increase its rates. Typically, the PUC will suspend the rate request for up to nine months during which time evidentiary hearings on the merits of the request are held. The positions of PSW as well as the PUC staff, the Office of Consumer Advocate ("OCA") and other interested parties are presented and evaluated during these hearings.

         In 1996, the PUC approved a mechanism, the Distribution System Improvement Charge ("DSIC"), which allows Pennsylvania water utilities to add a surcharge to their water bills to offset the additional depreciation and capital costs associated with certain non-revenue producing, non-expense reducing capital expenditures related to replacing and rehabilitating distribution systems. The DSIC mechanism is intended to eliminate many of the disincentives faced by water utilities in rehabilitating their distribution systems. These disincentives, often referred to as regulatory lag, are due to the rate making process which, prior to the establishment of the DSIC mechanism, required water utilities to absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues.

         The DSIC may be adjusted quarterly based on additional qualified capital expenditures made in the previous quarter but may never exceed 5% of the base rates in effect. The DSIC is reset to zero when new base rates that reflect the costs of those additions become effective. PSW began charging a DSIC of .5% in the first quarter of 1997. Based on subsequent qualified capital expenditures the DSIC was increased to 1.0% in the second quarter, 1.4% in the third quarter and 1.82% for the portion of the fourth quarter prior to the effective date of the new base rate increase. Total revenues associated with the DSIC in 1997 were $1,104.

        In April 1997, PSW filed an application with the PUC to increase its rates by 13.2%. The request was suspended to allow the PUC Staff, the OCA and other interested parties a period of additional discovery and to hold hearings on the merits of this request. Prior to the commencement of hearings, PSW reached a settlement with the OCA and the other interested parties. The settlement, which was subsequently approved by the PUC, provided for a 7.3% increase over the rates that were in effect at the time of the filing. Since rates in effect at the time of the filing included a DSIC of 1% or $1,300 on an annual basis, the settlement resulted in a total base rate increase of 8.3% or $10,600 on an annual basis. The new base rates were effective on October 24, 1997. As part of the settlement, PSW has agreed not to file its next base rate increase request prior to April 1999, absent extraordinary circumstances. As a result of the rate settlement, the DSIC was reset to zero.

         In the years prior to 1997, rates were increased 5.3%, 9.1% and 7.4% in 1995, 1994, and 1993, respectively. In recent years, the most significant factor in determining the need for a rate increase and the actual rate increases granted has been the amount of utility plant additions that PSW has made, including acquisitions, and the costs of the capital used to finance these additions.

         In addition to increases in base rates, the PUC has adjusted rates by means of a surcharge or credit to reflect changes in the tax laws, which were not reflected in the base rates approved by the PUC. These adjustments are eliminated when the tax changes are reflected in base rates. During 1995 and 1994, rates were reduced by various credits as a result of reductions in Pennsylvania taxes. These credits resulted in revenue reductions of $504 in 1995 and $97 in 1994.

         "Sendout" represents the quantity of treated water delivered to the distribution system and is used by management as an indicator of customer demand. Consumption per customer is the sendout that was used by metered customers and is based on the actual bills rendered during the year adjusted for the estimated unbilled customer usage. Water consumption tends to be impacted by weather conditions, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. It is difficult to establish an exact correlation between the weather and water consumption, since conservation and even day-to-day variations in weather patterns can have a significant effect. Conservation efforts, construction codes which require the use of low flow plumbing fixtures as well as mandated water use restrictions in response to drought conditions also may have an effect on water consumption.

         Over the past five years, sendout has increased primarily as a result of PSW's growth in customers. The average annual consumption per customer increased in 1997 by 6.7% and declined by 5.4% in 1996 but has only varied slightly in the previous three years. The increase in the average consumption per customer in 1997 is attributable to the relatively hot, dry summer weather experienced in 1997, particularly in comparison to 1996 when average consumption per customer declined due to rainfalls that were well above average and temperatures that were cooler than normal during the spring and summer months.

Operating Expenses

         Operating expenses for 1997, 1996 and 1995, totaled $55,899, $51,615 and $51,702, respectively. Most elements of operating expense are subject to the effects of inflation, as well as the effects of changes in the number of customers served, in water consumption and the degree of treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption and raw water quality. Maintenance expenses are sensitive to extreme cold weather, which can cause water mains to rupture.

         Operating expenses increased in 1997 over 1996 by $4,284 or 8.3% primarily as a result of the operating expenses of the water systems acquired in 1997 and 1996 of $1,883, higher production costs resulting from the increased volume of water sold of $740, and increased wage and administrative expenses, partially offset by lower maintenance expenses. Administrative costs increased as a result of increases in insurance costs, and in the bad debt reserve which is related to the increase in revenues. Maintenance expenses declined due to fewer main breaks as a result of the effects of the relatively mild 1997 winter.

         Operating expenses decreased slightly in 1996 over 1995 primarily as a result of reductions in pension, employee medical insurance premiums and general liability insurance costs offset in part by the additional operating expenses associated with the acquisitions made in 1996 and 1995. Pension expense declined as a result of the investment returns in the previous two years on the pension assets. Medical insurance costs declined as a result of favorable claims experience with the carriers and the movement of a majority of employees from indemnity health plans to managed care plans.

         For the past three years, corporate costs were less than 1% of the Company's operating expenses. Such expenses include those unallocated general and administrative expenses associated with maintaining a publicly-held company.

Depreciation and Amortization

         Depreciation expense was $14,311, $13,068 and $11,572 in 1997, 1996 and
1995, respectively, and has increased principally as a result of the significant capital expenditures made to expand and improve the water utility facilities, and as a result of acquisitions of water systems. Depreciation expense was approximately 2.3% of the average utility plant in service for 1997 and 1996, respectively. Amortization was a charge of $269 in 1997, $265 in 1996 and a credit of $15 in 1995. The increase in 1997 is due to the amortization of additional debt issuance expenses and amortization of the costs of PSW's 1997 rate filing, offset in part by the completion of amortization of the costs of PSW's 1995 rate filing. Expenses associated with filing rate cases are deferred and amortized over approximately 18 months. The increase in 1996 over 1995 is due to the amortization of the costs of PSW's 1995 rate filing as well as the amortization of additional debt issuance expenses.

Taxes Other than Income Taxes

         Taxes other than income taxes increased by approximately 8% in both 1997 and 1996 over the previous year. The majority of the increase in both years is associated with increases in the base on which the Pennsylvania Public Utility Realty Tax (PURTA), local real estate taxes and the Capital Stock Tax are calculated and to an increase in the PURTA tax rate. The increase in the taxable base for the PURTA and local real estate taxes is due to the capital expenditures, and the acquisitions completed in the last three years. The increase in the Capital Stock Tax is due to the increases in the Company's common equity over the past three years.

Interest Expense

         Interest expense was $17,890, $15,311, and $14,852 in 1997, 1996 and
1995, respectively, and has increased in 1997 and 1996 primarily as a result of higher levels of borrowing offset in part by a reduction in interest rates. The level of debt increased in order to finance acquisitions and other capital expenditures made since 1995.

Allowance for Funds Used During Construction

         The allowance for funds used during construction ("AFUDC") was $522, $264 and $305 in 1997, 1996 and 1995, respectively, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate.

         The average balance of CWIP to which AFUDC is applied was $8,641, $4,441 and $4,848 in 1997, 1996 and 1995, respectively. The increase in 1997 in the average balance of CWIP was due to the increased level of capital expenditures in 1997 as compared to 1996. The decrease in 1996 is due to a $4,945 operations center that was under construction during 1995 and placed in service in December 1995. AFUDC is not applied to projects after they are placed in service, but is applied to an ever-increasing base during the period they are under construction.

         The AFUDC rate has varied due to changes in the interest rate on PSW's revolving credit facility. The average AFUDC rate was 6.1%, 6.1% and 6.3% in 1997, 1996 and 1995, respectively.

Income Taxes

         The Company's effective income tax rate was 40.6% in 1997 as compared to 41.4% in 1996 and 41.7% in 1995. The changes in the effective tax rates in 1997 and 1996 are due to differences between tax deductible expenses and book expenses.


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

         In 1996 and 1995, the Company reversed $965 and $370, net of related income taxes, of the reserves. The reversals were made as a result of: the receipt of contingent sales proceeds from two of the businesses that were sold; the passage of time, which reduced certain potential lease obligations; and the assessment of current information on asserted and unasserted legal claims related to these businesses. In 1997, the Company received additional sale proceeds of $250 from one of the businesses sold and included the amount in Earned Revenues. The balance of the reserves for discontinued operations of $1,009 at December 31, 1997 consists primarily of reserves for future and contingent costs including potential lease, legal and insurance costs associated with these businesses.

Summary

         Operating income in 1997, 1996 and 1995 was $56,799, $49,290 and
$46,109, respectively, and income from continuing operations was $23,188, $19,778 and $18,030, respectively, for the same periods. Diluted income per share from continuing operations in 1997, 1996 and 1995 was $.88, $.78 and $.75, respectively. The increases in the per share income in 1997 and 1996 over the previous years were due to the aforementioned improvements in profits offset in part by a 4.0% and 5.6% increase in the average number of common shares outstanding during 1997 and 1996, respectively.

         Although the Company has experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

Fourth Quarter Results

         Net income available to common stock for the fourth quarter of 1997 increased over the same period in 1996 by $171 to $5,432 primarily as a result of a $3,382 increase in revenues offset in part by an increase in operating expenses, depreciation, amortization, taxes other than income, interest expense and preferred dividends, and to the absence, in 1997, of the reversal of reserves for discontinued operations. The increase in revenues was primarily a result of the acquisitions made during the past two years, the rate increase, which took effect October 24, 1997 and an increase in water sales. Operating expenses increased primarily due to costs associated with the acquisitions and the increased water sales. Depreciation increased due to utility plant additions and the acquisitions made since the fourth quarter of 1996. Amortization increased due to the amortization of the costs associated with the 1997 rate request filing. Taxes other than income taxes increased primarily because of the increase in the base on which the PURTA and Capital Stock Tax are computed and to an increase in the PURTA tax rate. Interest increased in the fourth quarter primarily as a result of higher borrowing levels.

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

Year 2000

         Except for its customer information system, the Company's management information systems are year 2000 compliant in all material respects. The Company is currently installing a new customer information system which, in addition to being year 2000 compliant, will offer additional functionality and will be scalable to meet future customer growth. The installation of the new customer information system will be completed in 1998 and the cost of this system, including installation and conversion from the existing system, is currently estimated at approximately $3,140.

Electric Deregulation

         During 1997, the total costs for electric power purchased by the Company amounted to $8,575. In December 1996, the Governor of Pennsylvania signed into law the Electricity Generation Customer Choice and Competition Act ("Electric Act") which provides for the restructuring of the electric utility industry in Pennsylvania. The Electric Act requires the unbundling of electric services into separate generation, transmission and distribution services with open competition for generation. Beginning in November 1997, approximately 18% of PSW's electricity requirements were selected to be included in the State's pilot implementation program. Prior to the pilot program, PSW had purchased all of its electricity from PECO Energy Company ("PECO"). For electric accounts in the pilot program, the electricity will be purchased from HorizonOne Electric, a PECO affiliate. The total electric costs for the twelve-month period prior to the pilot program for the accounts selected were approximately $1,020. The Company estimates that the electric rates during participation in the pilot program will be approximately 10% to 12% lower than the former rates. Since electric usage is dependent on water demand, the exact savings related to the pilot program cannot be determined at this time. A recent ruling by the PUC provides that after completion of the pilot program on December 31, 1998, 66% of PECO's electric accounts, including the accounts in the pilot program and others to be selected in a lottery, will be permitted to choose the electricity generator of their choice. The Electric Act will be completely phased in on January 1, 2001 at which point all electric accounts will be allowed to select their electric supplier. The PUC ruling is subject to appeal by PECO and others.

Financial Condition

Cash Flow and Capital Expenditures

         Net operating cash flow, dividends paid on common stock and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 1997 were as follows:




--------------------------------------------------------------------------------
               Net Operating            Common                  Capital
                Cash Flow              Dividends             Expenditures
--------------------------------------------------------------------------------

1993          $  27,049                $ 11,629                $ 27,958
1994             29,730                  12,637                  27,379
1995             32,954                  13,546                  33,182
1996             37,422                  14,795                  31,389
1997             41,843                  16,129                  38,960
--------------------------------------------------------------------------------
              $ 168,998                $ 68,736               $ 158,868
================================================================================


         Included in capital expenditures are: $11,650 for the construction of a surface water treatment plant; $15,189 for the modernization of existing treatment plants; $20,084 for new water mains and customer service lines; $30,101 for the rehabilitation of existing water mains; $9,835 to rehabilitate hydrants and customer service lines; $19,238 for water meters and $4,945 for the construction of a divisional operations center. During this five year period, PSW received $7,702 of advances and contributions in aid of construction to finance new water mains. In addition to its capital program, PSW has made sinking fund contributions aggregating $3,536, retired $71,700 of debt and $5,786 of preferred stock, and has refunded $9,639 of customer advances for construction. PSW has also expended $71,634 related to the acquisition of 19 water systems and 2 small wastewater utilities since 1993.

         Since net operating cash flow to PSW plus advances and contributions in aid of construction have not been sufficient to fully fund its cash requirements, PSW issued approximately $141,000 of First Mortgage Bonds, and received $32,495 of equity investments from the Company during the past five years.

         The Company has funded its investment in PSW with the proceeds from the sale of stock and the sale of its discontinued operations. In April 1993, the Company sold 2,200,000 shares of common stock in a public offering for net proceeds of $18,331. The Company has also sold 3,901,636 original issue shares of common stock for net proceeds of $41,423 since 1993 through three programs that allowed existing shareholders and customers of PSW to purchase shares of common stock directly from the Company as described in the following table:


                               Customer                               Optional
                                Stock            Dividend               Stock
                               Purchase        Reinvestment           Purchase
                               Program           Program              Program         Total
-------------------------------------------------------------------------------------------
      Net proceeds:

             1993             $ 5,465         $  1,491             $   583       $   7,539
             1994               3,541            2,047                 603           6,191
             1995               4,680            2,324                 842           7,846
             1996               7,953            3,111               1,216          12,280
             1997               3,122            3,650                 795           7,567
------------------------------------------------------------------------------------------
                              $24,761         $ 12,623             $ 4,039       $  41,423
==========================================================================================
      Shares issued:

             1993             597,880          173,408              63,715         835,003
             1994             401,380          234,040              66,216         701,636
             1995             510,911          265,820              91,337         868,068
             1996             644,151          266,129              97,353       1,007,633
             1997             201,092          237,437              50,767         489,296
------------------------------------------------------------------------------------------
                            2,355,414        1,176,834             369,388       3,901,636
==========================================================================================

         In December 1997, the Company adopted a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that replaced the Customer Stock Purchase Plan and the Dividend Reinvestment and Optional Stock Purchase Plan. Under the direct stock purchase portion of the Plan, shares are sold throughout the year, instead of during quarterly subscription periods, and the shares are obtained by the Company's transfer agent in the open market instead of original issue shares of stock. The dividend reinvestment portion of the Plan continues to offer a 5% discount on the purchase of original issue shares of common stock with reinvested dividends. As of the December 1997 dividend payment, holders of 23% of the common shares outstanding participated in the dividend reinvestment portion of the Plan.

         In August 1997, the Board of Directors approved a resolution authorizing the Company to purchase 500,000 shares of its common stock in the open market or through privately negotiated transactions. A similar resolution was approved in 1993. Management has used this authority, from time to time, to offset the dilutive effect on earnings per share resulting from the original issue shares issued through the plans previously discussed. During 1997, 1996 and 1995, the Company purchased 152,000, 4,339 and 78,912 shares at a net cost of $2,284, $52 and $733, respectively. (For comparative purposes, the numbers of shares in the previous sentence have been adjusted to give effect to the 1997 4-for-3 common stock split in the form of a stock distribution). As of December 31, 1997, the remaining number of shares the Company may purchase under the Board of Director's authorization is 628,145. Funding for future stock purchases, if any, is not expected to have a material impact on the Company's financial position.

         PSW's planned 1998 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $55,000 of which $33,400 is for DSIC qualified projects. PSW has increased its capital spending for infrastructure rehabilitation in response to the DSIC. Should the DSIC be discontinued for any reason, which is not anticipated, PSW would likely reduce its capital program significantly. The 1998 capital program, along with the January 1998 acquisition of the water utility assets of the West Chester Area Municipal Authority, $2,448 of sinking fund obligations and $4,214 of preferred stock redemptions is expected to be financed through internally-generated funds, the revolving credit facility, equity investments from the Company, and issuance of new long-term debt.

         In January 1998, the Company registered 1,100,000 of shares of common stock for sale in a public offering that it expects to complete in February 1998. Based on the market price of the Company's common stock in late January 1998, the Company anticipates proceeds of $25,239, net of expenses, from this offering, $28,706 if the underwriters' option to sell an additional 150,000 shares is exercised. The proceeds of this offering will be used to make a $19,000 equity contribution to PSW and to repay short-term debt.

         PSW continues to hold acquisition discussions with several water systems that are near or adjacent to PSW's service territory. The cash needed for acquisitions is expected to be funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or equity investments from the Company.

         Future utility construction in the period 1999 through 2002, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $200,000, the majority of which will be DSIC qualified projects to rehabilitate the distribution system. The Company anticipates that approximately 50% of these expenditures will require external financing including the additional issuance of Common Stock through the Company's dividend reinvestment plan and possible future public equity offerings. The Company expects to refinance $20,238 of debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

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

Capitalization

         The following table summarizes PSC's capitalization during the past five years:

   December 31,                     1997        1996        1995        1994        1993
-----------------------------------------------------------------------------------------
Long-term debt*                     54.2%       55.3%       53.5%       49.9%       50.7%
Preferred stock *                    1.7%        2.1%        2.0%        3.3%        3.4%
Common stockholders' equity         44.1%       42.6%       44.5%       46.8%       45.9%
-----------------------------------------------------------------------------------------
                                   100.0%      100.0%      100.0%      100.0%      100.0%
=========================================================================================

*includes current portion

         The changes in the capitalization ratios result from the issuance of common stock over the past five years, particularly in 1993, and the issuance of debt by PSW to finance its acquisitions and capital program. It is the Company's and PSW's goal to maintain an equity ratio adequate to support PSW's current Standard and Poors debt rating of "A" and the expected issuance of common stock in an underwritten public offering in February 1998 will increase its common equity ratio.

Impact of Recent Accounting Pronouncements

         In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") which introduces new methods for calculating earnings per share. The Company adopted this Statement, as required, in December 1997. The adoption of this Statement required the Company to restate earnings per share reported in prior periods.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company plans to adopt this Statement on January 1, 1998, as required.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). This Statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. The Company plans to adopt this statement on January 1, 1998, as required. The adoption of this Statement will not affect results from operations, financial conditions or long-term liquidity.

Dividends on Common Stock

         Following is a recent history, adjusted for the 1997 4-for-3 common stock split in the form of a stock distribution, of the Company's income from continuing operations and dividends:

--------------------------------------------------------------------------------
                                            Basic
                                          income per
                                          share from        Dividend
                  Cash dividend           continuing         payout
                per common share          operations          ratio
--------------------------------------------------------------------------------

   1993                 $0.54                  $0.64          84%
   1994                  0.55                   0.68          81%
   1995                  0.57                   0.75          76%
   1996                  0.59                   0.79          75%
   1997                  0.62                   0.89          70%
--------------------------------------------------------------------------------




         Dividends have averaged approximately 77% of income from continuing operations during this period. During 1997, the Board of Directors increased the dividend rate by 7%. As a result, beginning with the dividend payable in March 1998, the annual dividend rate increased to $.65 per share.

                               MANAGEMENT'S REPORT



         The consolidated financial statements and related information for the years ended December 31, 1997, 1996 and 1995 were prepared by management in accordance with generally accepted accounting principles and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is comprised of four outside Directors who meet periodically with management and the independent auditors. The Audit Committee held two meetings in 1997.





Nicholas DeBenedictis                        Michael P. Graham
   Chairman &                         Senior Vice President - Finance
    President                                  & Treasurer

                          INDEPENDENT AUDITORS' REPORT



The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

         We have audited the accompanying consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, and cash flow for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.




                                                 KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
January 28, 1998

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 1997, 1996 and 1995



                                                       1997           1996           1995
                                                       ----           ----           ----
Earned revenues                                       $136,171       $122,503       $117,044
Costs and expenses:
  Operating expenses                                    55,899         51,615         51,702
  Depreciation                                          14,311         13,068         11,572
  Amortization                                             269            265            (15)
  Taxes other than income taxes                          8,893          8,265          7,676
                                                       -------        -------        -------
                                                        79,372         73,213         70,935
Operating income                                        56,799         49,290         46,109

Interest expense                                        17,890         15,311         14,852
Dividends on preferred stock of subsidiary                 370            494            631
Allowance for funds used during construction              (522)          (264)          (305)
                                                       -------        -------        -------
Income from continuing operations before income
  taxes                                                 39,061         33,749         30,931
Provision for income taxes                              15,873         13,971         12,901
                                                       -------        -------        -------
Income from continuing operations                       23,188         19,778         18,030

Reversal of reserve for discontinued operations,
 net of income tax of $520 and $200, in
 1996 and 1995                                              --            965            370
                                                       -------        -------        -------

Net income                                              23,188         20,743         18,400

Dividends on preferred stock                               195             21             --
                                                       -------        -------        -------
Net income available to common stock                  $ 22,993       $ 20,722       $ 18,400
                                                      ========       ========       ========

Basic net income per common share:
  Continuing operations                               $   0.89       $   0.79       $   0.75
  Discontinued operations                                   --           0.04           0.02
                                                       -------        -------        -------
    Total                                             $   0.89       $   0.83       $   0.77
                                                      ========       ========       ========
Diluted net income per common share:
  Continuing operations                               $   0.88       $   0.78       $   0.75
  Discontinued operations                                   --           0.04           0.02
                                                       -------        -------        -------
    Total                                             $   0.88       $   0.82       $   0.77
                                                      ========        =======        =======

Average common shares outstanding during the period     25,908         24,966         23,803
                                                      ========        =======        =======

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 1997 and 1996



                                                       1997           1996
                                                       ----           ----

               Assets
               ------
Property, plant and equipment, at cost                $656,011       $612,812
Less accumulated depreciation                          121,528        109,874
                                                      --------       --------
  Net property, plant and equipment                    534,483        502,938

Current assets:
  Cash                                                     680          1,518
  Accounts receivable, net                              23,534         21,914
  Inventory, materials and supplies                      1,847          1,943
  Prepayments and other current assets                   1,002            660
                                                       -------        -------
  Total curent assets                                   27,063         26,035
Regulatory assets                                       51,203         48,491
Deferred charges and other assets, net                   5,723          5,480
                                                       -------       --------
                                                      $618,472       $582,944
                                                      ========       ========
    Liabilities and Stockholders' Equity
    ------------------------------------

Stockholders' equity:
  6.05% Series B cumulative preferred stock           $  3,220       $  3,220
  Common stock at $.50 par value, authorized
   40,000,000 shares, outstanding 26,210,654
   and 25,598,105 in 1997 and 1996                      13,294          9,731
  Capital in excess of par value                       128,065        121,439
  Retained earnings                                     56,136         49,272
  Treasury stock, 376,510 and 262,230 shares
   in 1997 and 1996                                     (5,970)        (3,647)
                                                       -------        -------
  Total stockholders' equity                           194,745        180,015
                                                       -------        -------
Preferred stock of subsidiary with mandatory
  redemption requirements                                   --          4,214

Long-term debt, excluding current portion              232,471        217,518

Commitments                                                 --             --

Current liabilities:
  Current portion of long-term debt and preferred
   stock of subsidiary                                   6,662         13,873
  Loans payable                                         10,400          5,560
  Accounts payable                                      10,259          9,659
  Accrued interest                                       3,978          3,660
  Accrued taxes                                          3,643          3,363
  Other accrued liabilities                              9,755          8,924
                                                       -------        -------
  Total current liabilities                             44,697         45,039
                                                       -------        -------
Deferred credits and other liabilities:
  Deferred income taxes and investment tax credits      83,129         75,949
  Customers' advances for construction                  25,810         23,524
  Other                                                 12,764         12,826
                                                       -------        -------
Total deferred credits and other liabilities           121,703        112,299
                                                       -------        -------
Contributions in aid of construction                    24,856         23,859
                                                       -------        -------
                                                      $618,472       $582,944
                                                      ========        =======

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 1997 and 1996



                                                       1997           1996
                                                       ----           ----

Stockholders' equity:
  6.05% Series B cumulative preferred stock           $  3,220        $  3,220
  Common stock, %.50 par value                          13,294           9,731
  Capital in excess of par value                       128,065         121,439
  Retained earnings                                     56,136          49,272
  Treasury stock                                        (5,970)         (3,647)
                                                       -------         -------
Total stockholders' equity                             194,745         180,015
                                                       -------         -------

Preferred stock of subsidiary with mandatory
  redemption requirements                                4,214          5,643
Current portion of preferred stock of subsidiary         4,214          1,429
                                                       -------        -------
                                                           --           4,214
                                                       -------        -------
Long-term debt:
First Mortgage Bonds secured by utility plant:
  8.44% Series, due 1997                                   --          12,000
  5.95% Series, due 2002*                                2,000          2,400
  6.30% Series, due 2002                                10,000             --
  6.83% Series, due 2003                                10,000         10,000
  7.47% Series, due 2003                                10,000         10,000
  7.06% Series, due 2004                                10,000             --
  6.82% Series, due 2005                                10,000         10,000
  6.99% Series, due 2006                                10,000         10,000
  6.75% Series, due 2007                                10,000             --
  9.89% Series, due 2008                                 5,000          5,000
  7.15% Series, due 2008*                               22,000         22,000
  9.12% Series, due 2010                                20,000         20,000
  6.50% Series, due 2010*                                3,200          3,200
  9.17% Series, due 2011                                 5,000          5,000
  9.93% Series, due 2013                                 5,000          5,000
  6.89% Series, due 2015                                12,000         12,000
  9.97% Series, due 2018                                 5,000          5,000
  9.17% Series, due 2021*                                8,000          8,000
  6.35% Series, due 2025                                22,000         22,000
  7.72% Series, due 2025                                15,000         15,000
  9.29% Series, due 2026                                12,000         12,000
                                                       -------        -------
Total First Mortgage Bonds                             206,200        188,600
Note payable to bank under revolving credit
  agreement, due March 1998                             27,128         39,727
Installment note payable, 9%, due in equal annual
  payments through 2013                                  1,591          1,635
                                                       -------        -------
                                                       234,919        229,962
Current portion of long-term debt                        2,448         12,444
                                                       -------        -------
Long-term debt, excluding current portion              232,471        217,518
                                                       -------        -------
Total capitalization                                  $427,216       $401,747
                                                      ========        =======


* Trust indentures relating to these First Mortgage Bonds require annual sinking fund payments.

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED CASH FLOW STATEMENTS
                           (In thousands of dollars)
                  Years ended December 31, 1997, 1996 and 1995



                                                       1997           1996           1995
                                                       ----           ----           ----
Cash flows from operating activities:
  Income from continuing operations                    $23,188        $19,778        $18,030
  Adjustments to reconcile income from
   continuing operations to net cash
   flows from operating activities:
   Depreciation and amortization                        14,580         13,333         11,557
   Deferred taxes, net of taxes on
    customers' advances                                  3,797          2,628          2,573
   Net increase in receivables,
    inventory and prepayments                           (1,396)          (517)        (2,037)
   Net increase in payables, accrued interest
    and other accrued liabilities                        2,354          1,748          4,604
   Other                                                  (680)           452         (1,773)
                                                       -------        -------        -------
Net cash flows from operating activities                41,843         37,422         32,954
                                                       -------        -------        -------
Cash flows from investing activities:
   Property, plant and equipment additions,
    including allowance for funds used during
     construction of $522, $264 and $305               (38,960)       (31,389)       (33,182)
   Acquisitions of water and wastewater systems         (1,226)       (42,122)       (26,351)
   Other                                                  (535)            24            (91)
                                                       -------        -------        -------
Net cash flows used in investing activities            (40,721)       (73,487)       (59,624)
                                                       -------        -------        -------
Cash flows from financing activites:
  Customers' advances and contributions in aid of
   construction                                            953            470          1,600
  Repayments of customers' advances                     (2,408)        (2,142)        (2,104)
  Net proceeds (repayments) of short-term debt           4,840           (895)         2,405
  Proceeds from long-term debt                          29,665         64,256         57,906
  Repayments of long-term debt including
   premium on early retirement                         (25,042)       (24,094)       (23,585)
  Redemption of preferred stock of subsidiary           (1,428)        (1,500)        (2,857)
  Proceeds from issuing common stock                    10,695         14,651          9,060
  Repurchase of common stock                            (2,829)          (760)          (733)
  Dividends paid on preferred stock                       (195)            (4)            --
  Dividends paid on common stock                       (16,129)       (14,795)       (13,546)
  Other                                                    (82)          (167)          (154)
                                                       -------        -------        -------
Net cash flows from (used in) financing activities      (1,960)        35,020         27,992
                                                       -------        -------        -------
Net cash flows from (used in) discontinued operations       --            176           (178)
                                                       -------        -------        -------
Net increase (decrease) in cash                           (838)          (869)         1,144
Cash balance beginning of year                           1,518          2,387          1,243
                                                       -------        -------        -------
Cash balance end of year                              $    680        $ 1,518        $ 2,387
                                                      ========        =======        =======

See Acquisitions footnote for description of non-cash investing and financing activities.


See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies

Nature of Operations

         The business of Philadelphia Suburban Corporation (the "Company") is conducted primarily through its subsidiary Philadelphia Suburban Water Company ("PSW"). PSW is a regulated public utility which supplies water to approximately 288,000 customers. The customers are residential, commercial and industrial in nature, and no single customer accounted for more than one percent of PSW's sales. The service territory of PSW covers a 464 square mile area located west and north of the City of Philadelphia. In addition, PSW provides water service to approximately 6,000 customers through an operating and maintenance contract with a municipal authority contiguous to its service territory. PSW is subject to regulation by the Pennsylvania Public Utility Commission ("PUC") which has jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.

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

Net Income per Common Share

         The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" in the fourth quarter of 1997. SFAS No. 128 requires the Company to use methods for calculating earnings per share that differ from methods used in prior periods and requires the Company to restate net income per share reported in prior periods. The adoption of this statement had no effect on the results of operations, financial conditions, or long-term liquidity.

Property, Plant and Equipment and Depreciation

         Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 1997, utility plant includes a credit acquisition adjustment of $6,719, which is being amortized over 20 years. Consistent with PSW's rate settlements, $449 was amortized during 1997, $526 was amortized during 1996 and $529 was amortized during 1995.

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

         The straight-line remaining life method is used to compute depreciation on utility plant. The straight-line method is used with respect to transportation and mechanical equipment, office equipment and laboratory equipment.

         In accordance with the requirements of SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the long-lived assets of the Company, which consist primarily of Utility Plant in Service and a regulatory asset, have been reviewed for impairment. There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of these assets.

Allowance for Funds Used During Construction

         The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. There was no AFUDC related to equity funds in any of the years presented.

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

         Expenses associated with filing for rate increases are deferred and amortized over approximately 18 months. Other costs, for which PSW has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery.

Income Taxes

         The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities and the amounts at which they are carried in the financial statements. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The value of these contributions is recorded as Customers' Advances for Construction. PSW makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction.

Contributions in Aid of Construction

         Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies

         Inventories are stated at cost, not in excess of market value. Cost is determined using the first-in, first-out method.

Stock-Based Compensation

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

Acquisitions

         During 1997, PSW made the following acquisitions: in January, the franchise rights and the water utility assets of Cherry Water Company; in September, the franchise rights and water utility assets of Perkiomen Township and in September, the franchise rights and both the water and wastewater utility assets of the Peddler's View Utility Company. The systems acquired in 1997 incorporate two square miles of service area near PSW's existing territory. The total purchase price for the three water systems and wastewater system acquired in 1997 was $1,226. The annual revenues from these systems approximate $300, and revenues included in the consolidated financial statements during the period owned by PSW were $175.

         During 1996, PSW made the following acquisitions: in October the franchise rights and the water utility assets of Hatboro Borough Authority; in November, Utility Group Services Corporation ("UGS") which owned three water

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

utilities and a wastewater utility; in December, the franchise rights and the water utility assets of Bristol Borough Water and Sewer Authority and at various times during 1996 the franchise rights and the water utility assets of three smaller water systems. The total purchase price for the eight water systems and wastewater system acquired in 1996 was $47,889, including the issuance of $3,220 of the Company's preferred stock and the assumption of $2,547 in liabilities. These systems have a combined service territory of 64 square miles. Revenues included in the consolidated financial statements related to the systems acquired in 1996 were $5,902 in 1997 and $466 in 1996.

         In May 1995, PSW purchased the franchise rights and the water utility assets of Media Borough ("Media"). The Media system covers a 23 square mile service area contiguous to PSW's service territory. In addition, PSW purchased the franchise rights and the water utility assets of four smaller water systems in 1995 that cover a combined service territory of four square miles. PSW paid $26,351 for the water systems acquired in 1995. These systems serve customers within or contiguous to the boundaries of PSW's existing service territory. Revenues included in the consolidated financial statements related to the water supply systems acquired in 1995 were $4,954 in 1997, $4,470 in 1996 and $2,820 in 1995.

         In addition, in January 1998, PSW purchased the franchise rights and the water utility assets of West Chester Area Municipal Authority ("West Chester") for $22,400 in cash, subject to minor adjustment related to the final value of current assets transferred and recent capital expenditures. The West Chester service territory covers 16 square miles and is contiguous to PSW's territory. The annual revenues of the West Chester system approximate $4,500. PSW has also entered into a letter of intent to acquire the Flying Hills Water Company ("Flying Hills") in a purchase transaction for approximately 45,000 shares of the Company's Common Stock. This transaction, which is subject to final negotiation and the approval of the PUC, is expected to be completed in the first quarter of 1998. The Flying Hills system covers a one square mile area in Berks County near Reading, Pennsylvania and is 16 miles from the nearest edge of PSW's system. The annual revenues of the Flying Hills system approximate $200.

Property, Plant and Equipment


                                                          December 31,
                                                   ------------------------
                                                      1997          1996
                                                   ------------------------
Utility plant and equipment                         $641,303       $604,298
Utility construction work in progress                 12,426          6,232
Non-utility plant and equipment                        2,282          2,282
                                                   ------------------------
Total property, plant and equipment                 $656,011       $612,812
                                                   ========================


         Depreciation is computed based on estimated useful lives of 5 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non-utility plant and equipment.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



Accounts Receivable
                                                      December 31,
                                                   -----------------
                                                     1997      1996
                                                   -----------------

 Billed water revenue                              $ 9,230   $ 9,760
 Unbilled water revenue                             13,949    11,764
 Other                                                 855       690
                                                   -----------------
                                                    24,034    22,214
 Less allowance for doubtful accounts                  500       300
                                                   -----------------
 Net accounts receivable                           $23,534   $21,914
                                                   =================


         All of the Company's customers are located in southeastern Pennsylvania. No single customer accounted for more than one percent of the Company's sales in 1997 or 1996 and no account receivable from any customer exceeded one percent of the Company's total stockholders' equity.

Regulatory Asset

         The regulatory asset represents costs which have been prudently incurred and are expected to be fully recovered in future rates. The two components of this asset are deferred income taxes and postretirement benefits other than pensions. Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The portion of the asset related to postretirement benefits other than pensions represents costs that were deferred during the period that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates in 1994. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.

                                                          December 31,
                                                      -------------------
                                                        1997       1996
                                                      -------------------
 Income taxes                                          $49,229    $46,381
 Postretirement benefits other than pensions             1,974      2,110
                                                      -------------------
                                                       $51,203    $48,491
                                                      ===================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



Income Taxes

       Total income tax expense is allocated as follows:

                                                Years Ended December 31,
                                         ---------------------------------
                                            1997        1996       1995
                                         ---------------------------------

Income from continuing operations          $ 15,873    $13,971    $12,901
Common stockholders' equity related
 to stock option activity which
 reduces taxable income                        (401)      (126)       (44)
Discontinued operations                         -          520        200
                                         ---------------------------------
                                           $ 15,472    $14,365    $13,057
                                         =================================


         Income tax expense attributable to income from continuing operations consists of:

                                Years Ended December 31,
                          -----------------------------------
                            1997         1996          1995
                          -----------------------------------
 Current:
  Federal                 $ 8,742       $ 8,084       $ 7,688
  State                     2,800         2,600         2,514
                          -----------------------------------
                           11,542        10,684        10,202
                          -----------------------------------
 Deferred:
  Federal                   4,004         3,002         2,565
  State                       327           285           134
                          -----------------------------------

                            4,331         3,287         2,699
                          -----------------------------------
 Total tax expense        $15,873       $13,971       $12,901
                          ===================================

         The significant components of deferred income tax expense are as follows:

                                                                 Years Ended December 31,
                                                          ----------------------------------
                                                             1997         1996       1995
                                                          ----------------------------------
 Excess of tax over financial statement depreciation       $ 3,308      $ 2,458    $ 2,323
 Amortization of deferred investment tax credits              (105)        (115)      (151)
 Current year investment tax credits deferred                   35           40         90
 Differences in basis of fixed assets due to variations
  in tax and book accounting methods that reverse
  through depreciation                                         860          770        819
 Customers' advances for construction, net                     556          196       (443)
 Other, net                                                   (323)         (62)        61
                                                          ----------------------------------
 Total deferred income tax expense                         $ 4,331      $ 3,287    $ 2,699
                                                          ==================================


         The statutory Federal tax rate is 35% and the Pennsylvania Corporate Net Income Tax rate is 9.99% for all years presented.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income from continuing operations before Federal tax and the actual Federal tax expense are as follows:


                                                                     Years Ended December 31,
                                                                --------------------------------
                                                                  1997       1996         1995
                                                                --------------------------------
 Computed Federal tax expense at statutory rate                  $12,508    $10,795      $9,899
 Increase (decrease) in tax expense for items to be
  recovered in future rates:
    Depreciation expense                                              70        179         132
    Losses on asset disposals                                         (2)       (12)        (35)
 Amortization of deferred investment tax credits                    (105)      (115)       (151)
 Preferred stock dividend                                            197        180         221
 Other, net                                                           78         59         187
                                                                --------------------------------
 Actual Federal tax expense                                      $12,746    $11,086     $10,253
                                                                ================================



         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                           December 31,
                                                      ---------------------
                                                        1997          1996
                                                      ---------------------
 Deferred tax assets:
  Customers' advances for construction                $ 9,198       $ 9,753
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                               2,393         2,638
  Other                                                   642           389
                                                      ---------------------
 Total gross deferred tax assets                       12,233        12,780
                                                      ---------------------
 Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                71,888         65,666
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                18,937         17,801
  Deferred investment tax credit                        4,218          4,288
  Other                                                   319            974
                                                      ----------------------
 Total gross deferred tax liabilities                  95,362         88,729
                                                      ----------------------
 Net deferred tax liability                           $83,129        $75,949
                                                      ======================

         The Company made income tax payments, which include amounts related to discontinued operations, of $11,346, $10,199 and $9,730 in 1997, 1996 and 1995,
respectively. The Company's Federal income tax returns for all years through 1993 have been closed.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Commitments

         PSW maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases total approximately $2,852 through 2002. PSW purchased approximately $2,978, $2,889 and $2,839 of water under these agreements during the years ended December 31, 1997, 1996 and 1995, respectively.

         PSW leases motor vehicles and other equipment under operating leases that are noncancelable and expire on various dates through 2002. During the next five years, $2,698 of future minimum lease payments are due: $1,026 in 1998, $834 in 1999, $504 in 2000, $315 in 2001 and $8 in 2002. PSW leases parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The operating lease is noncancelable, expires in 2045 and contains certain renewal provisions. The lease is subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $292 of lease payments for land are due.

         Rent expense was $1,297, $1,332 and $1,067 for the years ended December 31, 1997, 1996 and 1995, respectively.

Long-term Debt and Loans Payable

         The Consolidated Statements of Capitalization provides a listing of long-term debt and loans outstanding as of December 31, 1997 and 1996. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's stock. As of December 31, 1997, approximately $120,000 of retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW from making loans to or purchasing the stock of the Company.

         Excluding amounts due under PSW's revolving credit agreement, the Company's sinking fund payments and debt maturities for the next five years are as follows:


                                           1998           1999          2000           2001          2002
                                           ----           ----          ----           ----          ----
  Sinking fund payments                 $ 2,448        $ 2,452       $ 2,457        $ 2,462       $ 2,867
  Maturities                                -              -             -              -          10,000
                                     ----------------------------------------------------------------------
  Total                                 $ 2,448        $ 2,452       $ 2,457        $ 2,462       $12,867
                                     ======================================================================


         In July 1997, PSW established a two-year $150,000 medium-term note program providing for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. This program replaced a similar program that expired in March 1997. The notes issued under this program are secured by the Thirty-First Supplement to the trust indenture relating to PSW's First Mortgage Bonds. During 1997, issuances through these programs were as follows: $10,000 in March 1997, 7.06% Series due 2004; $10,000 in July 1997, 6.75% Series due 2007; $10,000 in October
1997, 6.3% Series due 2002. During 1996, issuances through these programs were as follows: $10,000 in April 1996, 6.99% Series due 2006; $10,000 in July 1996,
7.47% Series due 2003; and $10,000 in November 1996, 6.83% Series due 2003. The proceeds from these issuances were used to fund acquisitions, the retirement of the First Mortgage Bonds noted below and for PSW's ongoing capital program.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

             Notes to Consolidated Financial Statements (continued)
               (In thousands of dollars, except per share amounts)

         In January 1998, PSW issued $10,000 6.14% Series due 2008 and $10,000 5.8% Series due 2003 through the medium-term note program. Proceeds from these issues were used to reduce the balance of PSW's revolving credit facility.

         In January 1996, PSW retired $5,000 of First Mortgage Bonds, 7.875% Series due 1997, at a premium of .331% or $17 and $4,150 of First Mortgage Bonds, 8.4% Series due 2002, at a premium of 2.1% or $87. In April 1996, PSW retired $10,000 of First Mortgage Bonds, 10.65% Series due 2006, at a premium of 5.04% or $504. The unamortized bond issuance expenses related to the retirements in 1996 were $25. The premiums paid on the early retirement of debt, along with the related unamortized bond issuance expense, are capitalized and amortized, in accordance with the Uniform System of Accounts prescribed by the PUC, over the life of the long-term debt used to fund the redemption.

         In February 1994, PSW entered into a revolving credit agreement with four banks. In January 1998, PSW extended its revolving credit agreement, that was due to expire in March 1998, until January 2000 and increased the available borrowings under this facility from $30,000 to $50,000. Accordingly, amounts borrowed under this facility as of December 31, 1997 have been classified as long-term debt. The agreement was also amended in prior years to temporarily increase the available borrowings under this facility. Interest under this facility is based, at PSW's option, on the prime rate, an adjusted federal funds rate, an adjusted certificate of deposit rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts the total amount of short-term borrowings of PSW. A commitment fee of 1/8 of 1% is charged on the unused portion of the loan. The average cost of borrowing under this facility was 6.08% and 6.02%, and the average borrowing was $36,746 and $14,326, during 1997 and 1996, respectively. The maximum amount outstanding at the end of any one month was $48,743 in 1997 and $39,727 in 1996.

         At December 31, 1997 and 1996, the Company and PSW had combined short-term lines of credit of $16,000. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $8,009 and $5,123 during 1997 and 1996, respectively. The maximum amount outstanding at the end of any one month was $11,090 in 1997 and $6,820 in 1996. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 1997 and 1996 was 6.1%.

         The total amount of interest paid on all borrowings, net of amounts capitalized, was $17,616, $15,503 and $14,923 in 1997, 1996 and 1995,
respectively. The proforma weighted cost of long-term debt at December 31, 1997 and 1996 was 7.5% and 7.7%, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



Preferred Stock of Subsidiary with Mandatory Redemption Requirements

         PSW is authorized to issue up to 1,000,000 shares of preferred stock, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. Dividends on this issue are payable quarterly and are cumulative. PSW may not pay dividends on its common stock unless provision has been made for payment of the preferred dividends. As of December 31, 1997, all preferred dividends have been provided for. These shares are subject to mandatory annual redemption equal to the par value of 14,285 shares plus accrued dividends. In addition, PSW has exercised its right to call 14,285 shares per year starting in 1995, up to a maximum of 15,000 shares over the life of the issue, at par. The balance may be called, beginning in 1998, at a specified price above par.

         In December 1997, PSW provided notice to the holder of the preferred stock of its intention to call all the remaining shares in January 1998. As required by the share purchase agreement, 14,285 shares were redeemed at par value and a 4% premium or $111 was paid on the remaining 27,860 shares outstanding. Accordingly, $4,214 has been classified as the current portion of preferred stock as of December 31, 1997.

Fair Value of Financial Instruments

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt as of December 31, 1997 is $234,919 and $254,998, respectively. The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration.

         The Company's customers' advances for construction and related tax deposits have carrying values of $25,810 and $6,092, respectively at December 31, 1997. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2018 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Stockholders' Equity

         At December 31, 1997, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with the acquisition of UGS. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. The dividends, payment of which commenced December 1, 1996, are cumulative and payable quarterly. PSC may not pay dividends on common stock unless provision has been made for payment of the preferred dividends. Under the provisions of this issue, the holders may redeem the shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five year maturity at an interest rate of 6.05%. As of December 31, 1997, all dividends have been provided for.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         In December 1997, the Company's Board of Directors declared a 4-for-3 common stock split effected in the form of a 33.3% stock distribution for all common shares outstanding, to shareholders of record on December 15, 1997. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on January 12, 1998. The Company's par value of $.50 per share remained unchanged and $3,276 was transferred from Capital in Excess of Par Value to Common Stock to record the split. All share and per share data for all periods presented have been restated to give effect to the stock split.

         At December 31, 1997, the Company had 40,000,000 shares of common stock authorized; par value $.50. Shares outstanding at December 31, 1997, 1996 and 1995 were 26,210,654, 25,598,105 and 24,377,496, respectively. Treasury shares held at December 31, 1997, 1996 and 1995 were 376,510, 262,230 and 259,125, respectively.

         The following table summarizes the activity of common stockholders' equity:

                                                                 Capital in
                                    Common         Treasury      excess of      Retained
                                     stock          stock        par value      earnings          Total
                                 --------------------------------------------------------------------------
Balance at December 31, 1994      $   5,979      $  (3,239)      $ 102,564       $  38,491       $ 143,795
Net income                               --             --              --          18,400          18,400
Dividends                                --             --              --         (13,546)        (13,546)
Sale of stock                           217            392           7,621              --           8,230
Repurchase of stock                      --           (733)             --              --            (733)
Equity Compensation Plan                  1             --              31              --              32
Exercise of stock options                27             --             771              --             798
                                 --------------------------------------------------------------------------
Balance at December 31, 1995          6,224         (3,580)        110,987          43,345         156,976
                                 --------------------------------------------------------------------------
Net income                               --             --              --          20,722          20,722
Dividends                                --             --              --         (14,795)        (14,795)
Stock split                           3,140             --          (3,140)             --              --
Sale of stock                           298            693          11,546              --          12,537
Repurchase of stock                      --           (760)             --              --            (760)
Equity Compensation Plan                  1             --              38              --              39
Exercise of stock options                68             --           2,008              --           2,076
                                 --------------------------------------------------------------------------
Balance at December 31, 1996          9,731         (3,647)        121,439          49,272         176,795
                                 --------------------------------------------------------------------------
Net income                               --             --              --          22,993          22,993
Dividends                                --             --              --         (16,129)        (16,129)
Stock split                           3,276             --          (3,276)             --              --
Sale of stock                           178            506           7,128              --           7,812
Repurchase of stock                      --         (2,829)             --              --          (2,829)
Equity Compensation Plan                  1             --              50              --              51
Exercise of stock options               108             --           2,724              --           2,832
                                 --------------------------------------------------------------------------
Balance at December 31, 1997      $  13,294      $  (5,970)      $ 128,065       $  56,136       $ 191,525
                                 ==========================================================================

         In January 1998, the Company registered 1,100,000 shares of common stock for sale in a public offering that it expects to complete in February 1998. Based on the market price of the Company's common stock in late January

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


1998, the Company anticipates proceeds of $25,239, net of expenses, from this offering, $28,706 if the underwriters' option to sell an additional 150,000 shares is exercised. The proceeds of this offering will be used to make a $19,000 equity contribution to PSW, that PSW will use to reduce the balance of its revolving credit loan, and to repay short-term debt of the Company.

         The Company has adopted a Dividend Reinvestment and Direct Stock Purchase Plan in early 1998 that replaced the Customer Stock Purchase Program for PSW's customers, and the Dividend Reinvestment and Optional Stock Purchase Program for existing shareholders. Under the new plan, reinvested dividends will continue to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares may be purchased by investors throughout the year, instead of during limited subscription periods, at market price and the shares will be purchased by the Company's transfer agent in the open-market at least weekly and will not be original issue shares of stock. The Plans that were replaced exclusively used original issue shares and 489,296, 1,007,633 and 868,068 original issue shares of common stock were sold providing the Company with $7,567, $12,280 and $7,846 of additional capital, after expenses, during 1997, 1996 and 1995, respectively.

         In August 1997, the Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 500,000 shares of its common stock in the open market or through privately negotiated transactions. The remaining number of shares authorized for purchase was adjusted as a result of the 4-for-3 stock split so that the total number of shares authorized for purchase as of December 31, 1997 was 669,612. In 1993, the Board of Directors approved a similar authorization. During 1997, 1996 and 1995, 152,000, 4,339 and 78,912 shares have been purchased at a net cost of $2,284, $52 and $733, respectively. For comparative purposes the number of shares purchased is presented as if they were adjusted for the effect of the 1997 and 1996 stock splits. As of December 31, 1997, 628,145 shares remain available for purchase by the Company.

Net Income per Common Share and Equity per Common Share

         In December 1997, the Company adopted SFAS No. 128, "Earnings per Share" which prescribes two methods for calculating net income per common share:
Basic and Diluted methods. These calculations differ from those used in prior periods and as a result all prior period earnings per share data have been restated to reflect the adoption of SFAS No. 128 as well as the 1997 4-for-3 stock split. Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share is based on the weighted average number of common shares outstanding and potentially dilutive shares. The dilutive effect of employee stock options is included in the computation of Diluted net income per share. The adoption of this statement had no effect on the results of operations, financial conditions, or long-term liquidity. The following table summarizes the shares used in computing Basic and Diluted net income per share:

                                                  Years ended December 31,
                                            ---------------------------------
                                               1997         1996         1995
                                            ---------------------------------
Average common shares outstanding during
 the period for Basic computation            25,908       24,966       23,803
Dilutive effect of employee stock options       365          296          113
                                            ---------------------------------
Average common shares outstanding during
 the period for Diluted computation          26,273       25,262       23,916
                                            =================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)




         Equity per common share was $7.31 and $6.91 at December 31, 1997 and 1996 respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

Shareholder Rights Plan

         The Company has a Shareholder Rights Plan (the "Current Plan") designed to protect the Company's shareholders in the event of an unsolicited unfair offer to acquire the Company. Each outstanding common share is entitled to one Right which is evidenced by the common share certificate. In the event that any person acquires 25% or more of the outstanding common shares or commences a tender or exchange offer which, if consummated, would result in a person or corporation owning at least 30% of the outstanding common shares of the Company, the Rights will begin to trade independently from the common shares and, if certain circumstances occur, including the acquisition by a person of 25% or more of the outstanding common shares, each Right would then entitle its holder to purchase a number of common shares of the Company at a substantial discount. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The Rights are redeemable by the Company at a redemption price of $.02 per Right at any time before the Rights become exercisable. The Rights will expire on March 1, 1998, unless previously redeemed.

         At the meeting of the Board of Directors scheduled for February 3, 1998, management is expected to recommend that the Board of Directors adopt a new Shareholder Rights Plan (the "New Plan") to replace the Current Plan. The New Plan, which would expire on March 1, 2008, would be substantially the same as the Current Plan except that the beneficial ownership threshold that would trigger the exercisability of the rights issued to purchase Company Common Stock would be reduced from 25% of the outstanding Common Stock to approximately 20% of the outstanding Common Stock.

Employee Stock and Incentive Plans

         Under the 1994 Equity Compensation Plan ("1994 Plan"), as amended, the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors ("Board"). In May 1996, the Shareholders authorized an increase to the number of shares from 900,000 shares to 1,900,000 shares of common stock for issuance under the 1994 plan, with the maximum number of restricted stock grants limited to 50,000 shares. Awards under this plan are made by the Board of Directors or a committee of the Board.

         Options under the 1994 plan, as well as the earlier 1988 Stock Option Plan were issued at the market price of the stock on the day of the grant. Options are exercisable in installments ranging from 20% to 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The following table summarizes stock option transactions for the two plans:

                                       Years Ended December 31,
                                  ------------------------------------
                                     1997         1996        1995
                                  ------------------------------------

 Options granted                   263,333      254,000      241,000
 Options terminated                (33,405)     (38,136)         -
 Options exercised                (292,492)    (240,201)    (106,624)
                                  ------------------------------------
 Net change                        (62,564)     (24,337)     134,376
                                  ====================================

 Balance of shares under option    968,137    1,030,701    1,055,038
                                  ====================================

         Options exercised during 1997 ranged in price from $6.47 per share to $11.19 per share. The shares under option at December 31, 1997 are exercisable at prices ranging from $6.59 to $15.14 per share. At December 31, 1997, 439,527 shares were exercisable, and 932,008 options under the 1994 Plan were still available for grant.

         Under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company elects to continue to apply the provisions of APB Opinion No. 25 and to provide the proforma disclosure provisions of this statement. Accordingly, no compensation cost has been recognized in the financial statements for stock options that have been granted. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income available to common stock and Basic and Diluted net income per share would have been reduced to the proforma amounts indicated below:

                                                 Years Ended December 31,
                                             -------------------------------
                                                1997       1996       1995
                                             -------------------------------
Net income available to common stock:
   As reported                               $ 22,993    $20,722    $18,400
   Proforma                                    22,229     20,337     18,048

Basic net income per share:
   As reported                               $   0.89       0.83    $  0.77
   Proforma                                      0.86       0.81       0.76

Diluted net income per share:
   As reported                               $   0.88    $  0.82    $  0.77
   Proforma                                      0.85       0.81       0.75

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)




         The per share weighted-average fair value at the date of grant for stock options granted during 1997, 1996 and 1995 was $2.90, 1.52 and $1.46 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                    1997            1996         1995
                                  ------------------------------------
 Expected life (years)                10              10           10
 Interest rate                      6.6%            6.4%         7.4%
 Volatility                        13.8%           14.0%        12.5%
 Dividend yield                     4.0%            5.2%         6.3%




         Dividend equivalents provide the grantee with an amount equal to the dividends paid on a share of common stock over a specified period of time, not to exceed four years, multiplied by the number of dividend equivalents awarded. Payments of these awards are deferred until the completion of certain objectives during a performance period established by a Committee of the Board at the time of grant. A performance period is generally four years but may be adjusted by the Committee to as long as eight years or as short as two years depending on the Company's success in completing the objectives. Dividend equivalents are "compensatory" and, as such, are charged to operating expense over the performance period. The effect of changes to the performance period is accrued when known or projected. The Board granted 103,974, 98,975 and 90,977 dividend equivalents in 1997, 1996 and 1995, respectively, and costs associated with these awards were $330 in 1997, $234 in 1996 and $197 in 1995. During 1997 and 1996, payments associated with the dividend equivalents of $191 and $124, respectively, were made to recipients.

         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 1997, 1996 and 1995, 3,600, 3,200 and 3,600 shares of restricted stock were granted with a restriction period of six months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and is recognized as expense in the year of the grant.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



Pension Plans and Other Postretirement Benefits

         The Company has defined benefit pension plans that cover its full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. As a result of certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company, in 1989, adopted a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for one current and one retired employee. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

         The Company's pension expense includes the following components:

                                                                Years Ended December 31,
                                                            -------------------------------------
                                                               1997         1996         1995
                                                            -------------------------------------
 Benefits earned during the year                             $  1,432      $ 1,373      $   905
 Interest cost on projected benefit obligation                  3,796        3,523        3,304
 Actual return on plan assets                                 (11,502)      (6,784)      (9,256)
 Net amortization and deferral                                  7,222        2,904        6,029
 Capitalized costs                                                (40)         (34)        (133)
 Rate-regulated adjustment                                       (567)        (707)        (311)
                                                            -------------------------------------
 Net pension cost                                            $    341      $   275      $   538
                                                            =====================================


         The rate-regulated adjustment set forth above is required in order to reflect pension expense for PSW in accordance with the method used in establishing water rates.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



         The assets and obligations of the plans are as follows:

                                                                             December 31,
                                                                     ------------------------
                                                                          1997          1996
                                                                     ------------------------
 Accumulated benefit obligation:
  Vested                                                               $ 43,894     $ 38,991
  Non-vested                                                              2,443        2,210
                                                                     ------------------------
  Total                                                                $ 46,337     $ 41,201
                                                                     ========================
 Projected benefit obligation                                          $ 57,157     $ 51,321
 Plan assets at fair value, primarily equity and fixed
  income commingled funds                                                60,112       51,249
                                                                     ------------------------

 Plan assets less than (in excess of) projected benefit obligation       (2,955)          72
 Unrecognized net gain from past experience different from that
   assumed and effects of changes in assumptions                          7,715        3,522
 Unrecognized prior service cost                                         (1,737)      (1,378)
 Rate-regulated adjustment                                               (1,662)      (1,095)
 Unrecognized net obligation                                               (364)        (453)
                                                                     ------------------------
 Accrued pension costs included in other
  current liabilities                                                  $    997     $    668
                                                                     ========================


         The accumulated and projected benefit obligations were calculated using the projected unit credit method and reflect the following assumptions: discount rates of 7% for 1997, 7.25% for 1996 and 7% for 1995; increase in future compensation levels of 5.5% for all years presented; and long-term rate of return on assets of 9% for all years presented.

         In addition to providing pension benefits, PSW offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees retiring with at least 15 years of service. These PBOPs include continuation of medical and prescription drug benefits for all eligible retirees and a life insurance policy for eligible union retirees.

         The Company's costs for postretirement benefits other than pensions includes the following components:


                                                Years Ended December 31,
                                          ---------------------------------
                                              1997       1996        1995
                                          ---------------------------------
Benefits earned during the year             $   389    $   296     $   208
Interest cost                                   919        872         994
Return on plan assets                          (647)      (173)       (101)
Net amortization and deferral                   916        567         655
Amortization of regulatory asset                136        136         136
                                          ---------------------------------
Gross PBOP cost                               1,713      1,698       1,892
Capitalized costs                              (407)       (79)        (94)
                                          ---------------------------------
Net PBOP cost                               $ 1,306    $ 1,619     $ 1,798
                                          =================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



         The assets and liabilities of the plans for postretirement benefits other than pensions are as follows:

                                                                              December 31,
                                                                    ---------------------------
                                                                           1997         1996
                                                                    ---------------------------

Accumulated postretirement benefit obligation (APBO):
  Retirees                                                             $   6,244     $   6,246
  Fully eligible active employees                                          2,857         3,325
  Other employees                                                          3,626         3,045
                                                                    ---------------------------
Total APBO                                                                12,727        12,616
Fair value of plan assets                                                  5,437         3,500
                                                                    ---------------------------
APBO in excess of plan assets                                              7,290         9,116
Unrecognized net transition obligation                                   (11,151)      (11,894)
Unrecognized net gain                                                      5,892         4,974
                                                                    ---------------------------
Accrued PBOP cost included in other liabilities                        $   2,031     $   2,196
                                                                    ===========================


         The APBO is calculated utilizing the following assumptions: discount rate of 7%; medical inflation rates of 5% for those employees not eligible by December 31, 1993, and 8%, reducing to 4.5% by 2002 for all others; a 9% return on plan assets for all years presented. The effect of a 1% increase in the assumed medical inflation rates would be to increase the APBO and the 1997 PBOP costs by $770 and $59, respectively. The Company funds its gross PBOP cost through various trust accounts.

Water Rates

         On October 23, 1997, the Pennsylvania Public Utility Commission ("PUC") approved a rate settlement reached between PSW and the parties actively litigating the rate application PSW filed in April 1997. The settlement is designed to increase PSW's annual revenue by $9,300 or 7.3% over the level in effect at the time of the filing. The rates in effect at the time of the filing included a 1% or $1,300 Distribution System Improvement Charge ("DSIC"). Consequently, the settlement resulted in a total base rate increase of $10,600 or 8.3%. As a part of the settlement, the DSIC was reset to zero and the Company agreed not to file a base rate increase request prior to April 1999, absent extraordinary circumstances.

         PSW was permitted by the PUC to increase its base rates by 5.3% effective October 27, 1995 which was designed to provide additional annual revenues of approximately $6,150.

         In 1996, the PUC approved PSW's request to add a DSIC to its water bills. The DSIC enabled PSW to add a surcharge to customer bills beginning January 1, 1997 reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service between base rate filings. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective. The maximum DSIC that can be in effect at any time is 5%. The DSIC increased revenues in 1997 by $1,104. In October 1997, the existing DSIC rate of 1.82% was eliminated with the adoption of new base rates.

         In addition to its base rates, PSW has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. In October 1995, the existing credit of 1.04% was eliminated with the adoption of new base rates. PSW was required to initiate a revenue credit in 1994 in order to provide its customers with the savings associated with Pennsylvania tax rate decreases. The credit decreased revenues in 1995 by $504.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Discontinued Operations

         The Board of Directors had authorized the sale of substantially all of the Company's non-regulated businesses and the last of these businesses was sold in 1993. At the time the Board of Directors authorized the sale of these businesses, the Company established reserves for: projected operating losses of these businesses subsequent to their sale authorizations; estimated losses on the sale transactions; and certain future costs, including administrative and legal services related to the sales, contingent legal and lease obligations and certain employee costs. These reserves were recorded on the balance sheet net of related income tax benefits. During 1997 and 1996, contingent sale proceeds of $250 and $337 were received and credited to the reserve. During 1996 and 1995, $18 and $178 of payments associated with discontinued operations were charged to the reserve.

         As a result of the continuing assessment of asserted and unasserted legal claims related to these businesses, the passage of time, which reduced certain lease contingencies, and the receipt of contingent sale proceeds, the Company has determined that, the net reserves were in excess of estimates of potential costs. Consequently, the contingent sale proceeds received in 1997 were included in Earned Revenues. In 1996 and 1995, the Company reversed $965 and $370 net of related income taxes, of these reserves. At December 31, 1997 there remains a balance in the reserve for discontinued operations of $1,009 which is included in other accrued liabilities.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



Selected Quarterly Financial Data (Unaudited)
---------------------------------------------------
(in thousands of dollars, except per share amounts)

                                                                                                           Total
                                                       First       Second        Third       Fourth         Year
                                                     ---------------------------------------------------------------
 1997
--------------------------------------------------------------------------------------------------------------------
 Earned revenues                                     $ 31,021     $ 33,315     $ 36,754     $ 35,081      $ 136,171
 Operating expenses                                    13,068       13,295       14,466       15,070         55,899
 Net income available to common
   stock                                                4,460        5,778        7,323        5,432         22,993
 Basic net income per common share                       0.17         0.23         0.28         0.21           0.89
 Diluted net income per common share                     0.17         0.22         0.28         0.21           0.88
 Dividend paid per common share                         0.152        0.152        0.159        0.159          0.622
 Price range of common stock
   - high                                               15.47        15.10        18.00        22.18          22.18
   - low                                                11.72        11.44        14.07        15.10          11.44

 1996
--------------------------------------------------------------------------------------------------------------------
 Earned revenues                                     $ 29,290     $ 30,683     $ 30,831     $ 31,699     $  122,503
 Operating expenses                                    13,070       12,614       11,757       14,174         51,615
 Income, continuing operations                          3,968        5,281        5,847        4,661         19,757
 Basic income per share, continuing
   operations                                            0.16         0.21         0.24         0.18           0.79
 Diluted income per share, continuing
   operations                                            0.16         0.21         0.23         0.18           0.78
 Income, discontinued operations                         -            -             365          600            965
 Basic and diluted income per share,
   discontinued operations                               -            -            0.02         0.02           0.04
 Net income available to common
   stock                                                3,968        5,281        6,212        5,261         20,722
 Basic net income per common share                       0.16         0.21         0.26         0.20           0.83
 Diluted net income per common share                     0.16         0.21         0.25         0.20           0.82
 Dividend paid per common share                         0.145        0.145        0.152        0.152          0.594
 Price range of common stock
   - high                                               11.57        12.57        12.94        14.91          14.91
   - low                                                10.26        11.25        11.63        12.38          10.26



         All per share data as presented has been adjusted for the 1997 common stock split effected in the form of a stock distribution. High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        SUMMARY OF SELECTED FINANCIAL DATA
               (In thousands of dollars, except per share amounts)





Years ended December 31,                               1997           1996*          1995*       1994*       1993*
                                                       ----           ----           -------    ------      --------
PER COMMON SHARE:
  Income from continuing operations
    Basic                                             $   0.89        $   0.79       $   0.75    $   0.68    $   0.64
    Diluted                                               0.88            0.78           0.75        0.68        0.64
  Net income
    Basic                                                 0.89            0.83           0.77        0.68        0.64
    Diluted                                               0.88            0.82           0.77        0.68        0.64
  Cash dividends                                          0.62            0.59           0.57        0.55        0.54
  Returns on average shareholders' equity(a)                12%             12%            12%         11%         11%
  Book value at year end                              $   7.31        $   6.91       $   6.44    $   6.14    $   5.95
  Market value at year end                               22.08           14.91          10.38        9.06        9.19

INCOME STATEMENT HIGHLIGHTS:
  Earned revenues(a)                                  $136,171        $122,503       $117,044    $108,636    $101,244
  Depreciation and amortization(a)                      14,580          13,333         11,557      10,330      10,935
  Interest expense (a)(b)                               17,738          15,541         15,178      13,636      13,169
  Income before income taxes(a)                         39,061          33,749         30,931      27,209      24,261
  Provision for income taxes(a)                         15,873          13,971         12,901      11,571      10,426
  Income from continuing operations                     23,188          19,778         18,030      15,638      13,835
  Net income available to common stock                  22,993          20,772         18,400      15,638      13,835

BALANCE SHEET HIGHLIGHTS:
  Total assets                                        $618,472        $582,944       $518,051    $460,062    $440,935
  Property, plant and equipment, net                   534,483         502,938        436,905     385,709     366,230
  Stockholders' equity                                 194,745         180,015        156,976     143,795     135,934
  Preferred stock with mandatory redemption(c)           4,214           5,643          7,143      10,000      10,000
  Long-term debt(c)                                    234,919         229,962        188,985     153,082     150,176
  Total debt                                           245,319         235,522        195,440     157,132     150,995

ADDITIONAL INFORMATION:
  Net cash flows from operating activities(a)         $ 41,843        $ 37,422       $ 32,954    $ 29,730    $ 27,049
  Capital additions(a)(d)                               38,960          31,389         33,182      27,379      27,958
  Dividends on common stock                             16,129          14,795         13,546      12,637      11,629
  Number of metered water customers                    287,516         284,141        264,865     249,533     247,195
  Number of shareholders of common stock                13,894          13,650         12,209      11,243      10,811
  Common shares outstanding (000)                       26,210          25,598         24,377      23,436      22,860
  Employees (full-time)                                    531             540            535         525         523


*Share and per share data has been restated for the 1997 4-for-3 stock split.
(a) Continuing operations only.
(b) Includes dividend on preferred stock of subsidiary and is net of allowance for funds used during construction.
(c) Includes current portion.
(d) Excludes payments for acquired water systems of $1,226 in 1997, $42,122 in 1996, $26,351 in 1995, $612 in 1994 and $1,323 in 1993.