Form 10-K, Exhibit 13
period 1998-12-31
PHILADELPHIA SUBURBAN CORP
filed 1999-03-30
CIK 78128

                                                                    EXHIBIT 13.6

                SELECTED PORTION OF ANNUAL REPORT TO SHAREHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               (In thousands of dollars, except per share amounts)

                           FORWARD-LOOKING STATEMENTS

         This report contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address, among other things, Philadelphia Suburban Corporation ("PSC"): use of cash; projected capital expenditures; the merger with Consumers Water Company; liquidity; Year 2000 disclosure, including statements regarding readiness, remediation, costs, risks and contingency plans; as well as information contained elsewhere in this report where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans" or similar expressions. These statements are based on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside PSC's control. Actual results may differ materially from such statements for a number of reasons, including the effects of regulation, changes in capital requirements and funding, acquisitions and the Year 2000 readiness of third parties with whom PSC deals. PSC undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

                               GENERAL INFORMATION

         PSC is the holding company of Philadelphia Suburban Water Company ("PSW"), a regulated water utility. PSW provides water service to approximately 300,000 customers in 96 municipalities within its 481 square mile service territory. In addition, PSW serves approximately 6,600 customers through an operating and maintenance contract with a municipal authority located contiguous to its service territory. PSW's service territory is located in Pennsylvania, north and west of the City of Philadelphia.

         On March 10, 1999, PSC completed a merger with Consumers Water Company ("CWC"). On the date of the merger, PSC issued 13,014,015 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary of PSC. CWC owns 100% of the voting stock of four water companies and at least 96% of the voting stock of three water companies. These water companies operate 27 divisions providing water and wastewater service to approximately 226,000 customers in Pennsylvania, Ohio, Illinois, New Jersey and Maine.

         Because the merger was completed after December 31, 1998, the audited financial statements and management's discussion and analysis contained in this report, unless indicated or captioned otherwise, relate to PSC without consideration to the impact of the merger. For purposes of financial reporting, the merger will be accounted for under the pooling-of-interests method of accounting and, accordingly, future consolidated financial statements will be restated to include CWC's results of operations and financial position, as though they have been combined at the beginning of the periods presented.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Following are selected five-year financial statistics for PSC:

Years ended December 31,                        1998         1997         1996         1995          1994
------------------------------------------------------------------------------------------------------------
Operating revenues                            $150,977     $136,171     $122,503     $117,044      $108,636
------------------------------------------------------------------------------------------------------------

Income from continuing operations
   before income taxes                        $ 48,424     $ 39,061     $ 33,749     $ 30,931      $ 27,209
------------------------------------------------------------------------------------------------------------

Operating Statistics
Operating revenues                              100.0%       100.0%       100.0%       100.0%        100.0%
Costs and expenses:
    Operations and maintenance                   38.5%        41.1%        42.1%        44.2%         46.3%
    Depreciation and amortization                10.7%        10.7%        10.9%         9.9%          9.5%
    Taxes other than income taxes                 6.6%         6.5%         6.8%         6.6%          6.6%
    Interest expense*                            12.6%        13.4%        12.9%        13.2%         12.7%
    Allowance for funds used during
       construction                               (0.5)%       (0.4)%       (0.2)%       (0.3)%      (0.1)%
------------------------------------------------------------------------------------------------------------
Total costs and expenses                         67.9%        71.3%        72.5%        73.6%         75.0%
------------------------------------------------------------------------------------------------------------
Income from continuing operations
   before income taxes                           32.1%        28.7%        27.5%        26.4%         25.0%
============================================================================================================
Effective tax rates                              40.5%        40.6%        41.4%        41.7%         42.5%
============================================================================================================
Income from continuing operations
   as a percentage of average
   stockholders' equity                          13.4%        12.4%        11.7%        12.0%         11.2%
============================================================================================================

*Includes dividends on preferred stock of PSW with mandatory redemption requirements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        Following are selected five-year operating and sales statistics for PSW:

Years ended December 31,                          1998           1997          1996           1995          1994
-----------------------------------------------------------------------------------------------------------------
Daily sendout
(Million gallons         Maximum                 139.4          142.5         109.5          121.8         110.4
 per day)                Average                 108.8          103.8          94.2           92.6          89.8
                         ========================================================================================

Metered                  Residential           278,436        268,550       265,746        248,500       234,624
customers                Commercial             15,032         13,512        13,422         12,019        11,071
                         Industrial                744            708           716            554           539
                         Other                   5,638          4,746         4,257          3,792         3,299
                         ----------------------------------------------------------------------------------------
                         Total                 299,850        287,516       284,141        264,865       249,533
                         ========================================================================================
Consumption
per customer
in gallons               Average               112,745        110,143       103,206        109,084       109,001
                         ========================================================================================

Revenues from            Residential          $ 96,330       $ 88,542      $ 79,056       $ 77,744      $ 69,483
water sales              Commercial             32,058         28,048        26,504         24,368        23,431
                         Industrial              6,303          5,170         4,823          4,512         4,737
                         Other                  12,653         10,874         9,950          9,249         9,151
                         ----------------------------------------------------------------------------------------
                         Total                $147,344       $132,634      $120,333       $115,873      $106,802
                         ========================================================================================

                              RESULTS OF OPERATIONS

        PSC's income from continuing operations has grown at an annual compound rate of approximately 15.8% during the five-year period ended December 31, 1998. During this same period, revenues and total expenses, other than income taxes, have grown at compound rates of 8.3% and 5.9%, respectively.

Operating Revenues

               The growth in revenues over the past five years is a result of increases in the customer base and in water rates. The number of customers increased at an annual compound rate of 4.0% in the past five years primarily as a result of acquisitions of local water systems. Acquisitions made during the five-year period ended December 31, 1998 have provided water revenues of approximately $18,164, $11,130 and $5,029 in 1998, 1997 and 1996, respectively.
Excluding the effect of acquisitions, the customer base increased at a five-year annual compound rate of 1.0%. Water rates have increased at an annual compound growth rate of 4.5% over the five-year period.

Water Rates - Rates charged by PSW for water service are subject to the approval of the Pennsylvania Public Utility Commission ("PUC"). PSW continuously reviews the necessity of filing applications with the PUC for increases in rates charged for water service. Management considers the following factors in determining the need to apply for increased rates:

o the amount of utility plant additions and replacements made since the previous rate decision;
o changes in the cost of capital and the capital structure of PSW; and

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

o changes since the previous rate decision in operating expenses (including wages, fringe benefits, electric and chemical expenses), depreciation and taxes.


         Based on these assessments, PSW periodically files requests with the PUC to increase its rates. The PUC typically suspends rate requests for up to nine months during which time evidentiary hearings on the merits of the request are held. The positions of PSW, as well as the PUC staff, the Office of Consumer Advocate ("OCA") and other interested parties are presented and evaluated during these hearings.

        In April 1997, PSW filed an application with the PUC to increase its rates by 13.2%. The request was suspended to allow the PUC staff, the OCA and other interested parties a period of additional discovery and to hold hearings on the merits of this request. Prior to the commencement of hearings, PSW reached a settlement with the OCA and the other interested parties. The settlement was subsequently approved by the PUC and it provided for a 7.3% increase over the rates that were in effect at the time of the filing. Since rates in effect at the time of the filing included a Distribution System Improvement Charge of 1% or $1,300 on an annual basis, the settlement resulted in a total base rate increase of 8.3% or $10,600 on an annual basis. The new base rates were effective on October 24, 1997. As part of the settlement, PSW has agreed not to file its next base rate increase request prior to April 1999, absent extraordinary circumstances.

        In addition to the 1997 base rate increase, during the past five years base rates were increased 5.3% and 9.1% in 1995 and 1994, respectively. In recent years, PSW's utility plant additions, including acquisitions and the costs of the capital used to finance these acquisitions, were the most significant factor in determining the need for a rate increase and the actual rate increases granted.

Distribution System Improvement Charge - In 1996, the PUC approved the Distribution System Improvement Charge ("DSIC"). The DSIC is a mechanism that allows Pennsylvania water utilities to add a surcharge to their water bills. This surcharge offsets the additional depreciation and capital costs associated with certain non-revenue producing, non-expense reducing capital expenditures related to replacing and rehabilitating distribution systems. Prior to the DSIC mechanism, water utilities absorbed all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in base rates is known as regulatory lag. The DSIC mechanism is intended to eliminate or reduce regulatory lag that often acted as a disincentive to water utilities in rehabilitating their distribution systems.

        The DSIC is adjusted quarterly based on additional qualified capital expenditures made in the previous quarter. However, the DSIC may not exceed 5% of the base rates in effect. PSW resets the DSIC to zero when new base rates that reflect the costs of those additions become effective. The PUC also suspends the use of the DSIC in the quarter subsequent to a twelve-month period that a company's return on equity, adjusted for certain pro forma costs, exceeds a benchmark established by the PUC. The benchmark is established quarterly by the PUC staff based on recent economic data.

        The DSIC was 0.5% in the first quarter of 1997. Based on subsequent qualified capital expenditures the DSIC was increased to 1.0%, 1.4% and 1.82% in the second, third and fourth quarters of 1997, prior to the effective date of the new base rate increase, when the DSIC was reset to zero. The DSIC was 0.67% in the third quarter of 1998, but was suspended in the fourth quarter of 1998 as PSW's adjusted return on equity for the twelve months ending June 30, 1998 exceeded the PUC benchmark. Based on the adjusted return on equity for the twelve months ending September 30, 1998, the DSIC remained suspended in the first quarter of 1999. The adjusted return on equity for 1998 is expected to allow the DSIC to resume in the second quarter of 1999. Total DSIC revenues in 1998 and 1997 were $229 and $1,104, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Rate Surcharges - In addition to increases in base rates and the DSIC, the PUC adjusts rates using a surcharge or credit to reflect changes in the state tax laws, which were not reflected in the base rates approved by the PUC. These adjustments are eliminated when the tax changes are reflected in base rates. In May 1998, a .11% credit was implemented as a result of a decrease in the statutory Pennsylvania Capital Stock tax rate. The tax credit reduced 1998 revenues by $101. In February 1999, a 1.04% surcharge was implemented as a result of an increased Pennsylvania Public Utility Realty Tax. During 1995 and 1994, rates were reduced by various credits as a result of reductions in Pennsylvania Corporate Net Income Tax. These credits resulted in revenue reductions of $504 in 1995 and $97 in 1994.

Sendout - "Sendout" represents the quantity of treated water delivered to the distribution system. Management uses sendout as an indicator of customer demand and to accrue revenues. Consumption per customer is the sendout used by metered customers. Consumption per customer is based on the actual bills rendered during the year. The average annual consumption per customer for the past five years was 108,837 gallons. Weather conditions tend to impact water consumption, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. However, it is difficult to correlate weather and water consumption, since conservation and even day-to-day variations in weather patterns can have a significant effect. Conservation efforts, construction codes which require the use of low flow plumbing fixtures as well as mandated water use restrictions in response to drought conditions also may affect water consumption.

        Over the past five years, sendout has increased primarily as a result of the growth in the number of customers. The average annual consumption per customer was higher than the five-year average in 1998 and in 1997 by 3.6% and 1.2%, and lower by 5.2% in 1996. The increase in the average consumption per customer in both 1998 and 1997 is attributable to the relatively hot, dry summers experienced in these years in contrast to 1996 when average consumption per customer was reduced by rainfalls that were well above average and temperatures that were cooler than normal during the spring and summer months.

        In December 1998 and October 1997, the Delaware River Basin Commission ("DRBC") issued drought warnings for the Delaware River Basin, which includes PSW's service territory. The DRBC lifted the drought warnings in February 1999 and January 1998, respectively. Under a drought warning, the DRBC asks for voluntary restrictions on water use, particularly non-essential uses of water. Because these warnings were issued at times other than the summer months, when nonessential and recreational use of water has traditionally declined, the restrictions did not have a significant impact on PSW revenues. Throughout the drought warnings, PSW maintained adequate storage levels of treated water and had sufficient quantities of raw water.

Operations and Maintenance

        Operations and maintenance expenses for 1998, 1997 and 1996, totaled $58,174, $55,899 and $51,615, respectively. Most elements of operating costs are subject to the effects of inflation, as well as the effects of changes in the number of customers served, in water consumption and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption and raw water quality. Maintenance expenses are sensitive to extreme cold weather, which can cause water mains to rupture.

        Operations and maintenance expenses increased in 1998 over 1997 by $2,275 or 4.1% primarily as a result the increase in the number of customers,

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

increased wages and higher production costs resulting from the increased volume of water sold in 1998. The increased wages reflect normal merit increases. The increased operating costs were partially offset by the effects of the mild winter in early 1998 that resulted in fewer main breaks and reduced maintenance expenses and savings from reduced electric costs as a result of the electric deregulation pilot program in Pennsylvania.

        Operations and maintenance expenses increased in 1997 over 1996 by $4,284 or 8.3% primarily as a result of the increase in the number of customers, higher production costs resulting from the increased volume of water sold, and increased wage and administrative expenses, partially offset by lower maintenance expenses. Administrative costs increased as a result of increases in insurance costs and in the bad debt reserve, which is related to the increase in revenues. Maintenance expenses declined due to fewer main breaks as a result of the effects of the relatively mild 1997 winter.

        For the past three years, parent company costs were less than 1% of the total company's operations and maintenance expenses. Such expenses include those unallocated general and administrative expenses associated with maintaining a publicly-held company.

Depreciation and Amortization

               Depreciation expense was $15,355, $14,311 and $13,068 in 1998, 1997 and 1996, respectively, and has increased principally as a result of the significant capital expenditures made to expand and improve the water utility facilities, and as a result of acquisitions of water systems. Depreciation expense was approximately 2.5%, 2.5% and 2.6% of the average balance of depreciable utility plant in service for 1998, 1997 and 1996, respectively. The decrease in the accrual rate from 1996 to 1997 is primarily due to the change in the nature or mix of the utility plant additions. A greater portion of capital additions in the last two years has been water main replacements and other infrastructure improvements that have longer depreciable lives. Amortization was $734, $269 and $265 in 1998, 1997 and 1996. The increase in 1998 is due to the amortization of the costs of PSW's 1997 rate filing. The increase in 1997 over 1996 is due to the amortization of additional debt issuance expenses and amortization of the costs of PSW's 1997 rate filing, offset in part by the completion of amortization of the costs of PSW's 1995 rate filing. Expenses associated with filing rate cases are deferred and amortized over approximately 18 months.

Taxes Other than Income Taxes

               Taxes other than income taxes increased by approximately 12.8% and 7.6% in 1998 and 1997 over the previous years, respectively. The increase in each year is associated with increases in the base on which the Pennsylvania Public Utility Realty Tax ("PURTA"), local real estate taxes and the Capital Stock Tax are calculated. The increase in the taxable base for the PURTA and local real estate taxes is due to the capital expenditures, and the acquisitions completed in the last three years. In addition, the effective PURTA tax rate increased in 1998 by 24%. The effective PURTA tax rate increased due to an additional tax assessment to offset a statewide deficit in the collection of this tax. The increase in the Capital Stock Tax is due to the increases in common equity over the past three years.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Interest Expense

               Interest expense was $18,976, $17,890 and $15,311 in 1998, 1997 and 1996, respectively, and has increased in 1998 and 1997 primarily as a result of higher levels of borrowing offset in part by a reduction in interest rates. The level of debt increased in order to finance acquisitions and other capital expenditures made since 1996.

Allowance for Funds Used During Construction

               The allowance for funds used during construction ("AFUDC") was $736, $522 and $264 in 1998, 1997 and 1996, respectively, and has varied over the years as a result of increases in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate.

               The average balance of CWIP to which AFUDC is applied was $11,203, $8,641 and $4,441 in 1998, 1997 and 1996, respectively. The increase in
1998 in the average balance of CWIP was due to the increased level of capital expenditures in 1998 and 1997. AFUDC is not applied to projects after they are placed in service.

        The AFUDC rate has varied due to changes in the interest rate on PSW's revolving credit facility. The average AFUDC rate was 5.9%, 6.1% and 6.1% in 1998, 1997 and 1996, respectively.

Income Taxes

        PSC's effective income tax rate was 40.5% in 1998 as compared to 40.6% in 1997 and 41.4% in 1996. The changes in the effective tax rates in 1998 and 1997 are due to differences between tax deductible expenses and book expenses.

Discontinued Operations

        In 1993, PSC completed the sale of the last of its nonregulated businesses. These businesses are accounted for as discontinued operations. In connection with the decision to sell these businesses, PSC established reserves to cover future costs and contingencies that PSC could be required to pay.

        In 1996, PSC reversed $965, net of related income taxes, of the reserves. The reversal was made as a result of: the receipt of contingent sales proceeds from one of the businesses that was sold; the passage of time, which reduced certain potential lease obligations; and the assessment of current information on potential legal claims related to these businesses. In 1997, PSC received additional sale proceeds of $250 from one of the businesses sold and included the amount in Operating Revenues. The balance of the reserves for discontinued operations of $1,008 at December 31, 1998 consists primarily of reserves for future and contingent costs, including potential lease, legal and insurance costs associated with these businesses.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Summary

               Operating income in 1998, 1997 and 1996 was $66,679, $56,799 and
$49,290, respectively, and income from continuing operations was $28,819, $23,188 and $19,778, respectively, for the same periods. Diluted income per share from continuing operations in 1998, 1997 and 1996 was $1.03, $.88 and $.78, respectively. The increases in the per share income in 1998 and 1997 over the previous years were due to the aforementioned improvements in profits offset in part by a 5.8% and 4.0% increase in the average number of common shares outstanding during 1998 and 1997, respectively.

        Although PSC and PSW have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

Fourth Quarter Results

        Net income available to common stock for the fourth quarter of 1998 increased over the same period in 1997 by $1,029 to $6,461 primarily as a result of a $2,623 increase in revenues, offset in part by increases in operations and maintenance expenses, depreciation and interest expense. The increase in revenues was primarily a result of the number of customers added during the past year, the rate increase, which took effect October 24, 1997 and an increase in water sales. Operations and maintenance expenses increased primarily due to costs associated with the increase in the number of customers and the increased water sales. Depreciation increased due to utility plant additions and the acquisitions made since the fourth quarter of 1997. Interest increased in the fourth quarter primarily as a result of higher borrowing levels.

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

Electric Deregulation

         In December 1996, the Governor of Pennsylvania signed into law the Electricity Generation Customer Choice and Competition Act ("Electric Act") which provides for the restructuring of the electric utility industry in Pennsylvania. The Electric Act requires the unbundling of electric services into separate generation, transmission and distribution services and a transition charge with open competition for generation. The transition charge allows the electric utility, PECO Energy Company ("PECO"), to recover the costs of its assets stranded as a result of the restructuring of the electric industry.

         Beginning in November 1997, approximately 18% of PSW's electricity requirements were selected to be included in the State's pilot implementation program. Under the pilot program, PSW was allowed to negotiate its electric generation rates and the total rates for those accounts were reduced by approximately 13% from the rates paid just prior to the pilot program. Prior to the pilot program, PSW had purchased all of its electricity from PECO. PSW estimates that it saved $130 in electric costs in 1998 as a result of its participation in the pilot program.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         On May 14, 1998, the PUC issued a final restructuring order approving a settlement reached with PECO as to the ultimate implementation of the Electric Act. As a result, PSW was allowed to select an electric generation provider for all of its accounts for service rendered after January 2, 1999. PSW has an agreement with a generation supplier, fixing the costs of PSW's generation rates until June 2000. The total electric cost for 1998 was approximately $8,815. PSW estimates that its average electric rate for all of its accounts in 1999 will be approximately 15% lower than the average rate paid in 1998. Since electric usage is dependent on water demand, the exact savings in electric costs cannot be determined at this time.

                                    YEAR 2000
Overview

         PSC is actively pursuing a Year 2000 Program (the "Program"). The objective of the Program is to provide reasonable assurance that PSC's critical systems and processes that impact PSC's ability to deliver water to its customers will not experience significant interruptions that would interfere with such water service or result in a material business impairment that would have an adverse impact to the PSC's operations, liquidity or financial condition as a result of the Year 2000 issue. For purposes of the Program, the Year 2000 issue is defined as whether information technology accurately processes date and time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations. PSC's systems and processes being reviewed include: (i) internal systems and processes, consisting of software, databases, information technology hardware and imbedded microprocessors; and (ii) relationships with third parties. The Program involves a systematic approach to the Year 2000 issue consisting of the following steps:
(i) inventorying the component elements of PSC's systems and processes; (ii) assessing whether there are Year 2000 issues with such systems and processes;
(iii) remediation of systems and processes that are identified as having Year 2000 issues; (iv) testing the remediation measures that are implemented; and (v) developing contingency plans. In addition to PSC's Program, the PUC has instituted a formal proceeding for the purpose of determining all matters concerning Year 2000 compliance of all jurisdictional fixed utilities, which would include PSC's primary subsidiary, PSW. The PUC is requiring that utilities affirmatively demonstrate that their mission-critical systems will be Year 2000 compliant by March 31, 1999 or provide the PUC with detailed contingency plans for the continuation of utility service throughout the transition from the twentieth to the twenty-first century, including leap year. PSW has responded to the PUC's initial questionnaire concerning Year 2000 compliance and intends to comply with the PUC's requirements.

PSC's State of Readiness

Internal Systems and Processes - PSC is evaluating its systems and processes based on a prioritization of the risks they pose to the overall objectives of the Program. Therefore, different systems and processes are in different phases of the overall Program. An inventory of all critical systems and processes was completed in November 1998. An assessment of Year 2000 issues for PSC's critical systems was completed in December 1998. As a result of the assessment, it was determined that none of the internal systems and processes directly related to the treatment and distribution of water to its customers would be significantly affected by the Year 2000 issue. Some financial and office systems may be affected and the remediation or replacement and testing of these systems has started. It is anticipated that remediation or replacement and testing of these systems will be completed by mid-1999.

Relationships with Third Parties - PSC's relationships with third parties that may be affected by the Year 2000 issue may be classified into three categories: customers; suppliers; and third party software vendors. Based on 1998 revenues,

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

approximately 65% of PSW's revenues are from residential customers, 22% from commercial customers (consisting primarily of apartments, colleges, hospitals, small businesses and municipalities), and 6% from fire protection services. It is not anticipated that water use by customers in these categories will be significantly affected by the Year 2000 issue. PSW's industrial customers represent approximately 4% of its total 1998 revenues and PSW intends to contact its largest industrial customers to determine whether they anticipate any adverse effect on their demand for water as a result of the Year 2000 issue. No single customer accounted for more than one percent of the PSW's 1998 revenues. PSC has contacted its key suppliers to determine their Year 2000 compliance status and the responses received to date indicate that such suppliers are or intend to be Year 2000 compliant. Because of the substantial electric power requirements of PSW's water treatment and distribution systems, electric power supply may be the most critical supplier relationship. To date, PSW's electric supplier, which is also subject to the PUC's review, has indicated that it expects to be Year 2000 compliant by October 31, 1999. Third party vendors of critical software systems have been contacted regarding the compliance status of their software and either the vendors have represented that their software packages are compliant or the software is being remedied as part of PSC's Year 2000 Program.

The Costs to Address PSC's Year 2000 Issues

         PSC estimates its cost to date for its Year 2000 Program to be approximately $3,200, which includes the costs to develop a new customer billing system that PSW is implementing to provide added capacity and capabilities. PSC presently estimates that it will spend an additional amount of approximately $1,500 to bring all of its critical systems into compliance.

The Risks of PSC's Year 2000 Issues

         A material Year 2000 noncompliance could result in an interruption in, or failure of, certain normal business activities or operations. Such noncompliance could materially and adversely affect PSW's water service and results of operations, liquidity and financial condition. Because of the uncertainty inherent in the Year 2000 issue, due primarily from the uncertainty of the Year 2000 readiness of third party suppliers, PSC is unable to determine at this time whether the consequences of Year 2000 noncompliances will have a material impact on PSC. PSC's Year 2000 Program is expected to significantly reduce PSC's level of uncertainty about the Year 2000 issue and, in particular, about the Year 2000 compliance and readiness of its key vendors and suppliers. PSC believes that, with the completion of its Program, the possibility of significant interruptions of normal operations should be reduced.

PSC's Contingency Plans

         PSC is evaluating contingency plans in the event that any critical systems or processes or vendor relationships cannot be verified as Year 2000 compliant by March 1999. Contingency plans may also be developed for certain other critical systems, notwithstanding a determination of their Year 2000 compliance, if such systems would have a significant effect on PSW's ability to deliver water to its customers. PSC intends to complete its contingency planning process for its mission critical systems by March 1999.

Forward-looking Statements

         The statements in PSC's Year 2000 disclosure contain forward-looking statements and should be read in conjunction with PSC's disclosure under the "Forward-looking Statements" section in the "Management's Discussion and Analysis of Financial Condition and Results of Operations."

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

                               FINANCIAL CONDITION

Cash Flow and Capital Expenditures

        Net operating cash flow, dividends paid on common stock and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 1998 were as follows:

-------------------------------------------------------------------------------
                 Net Operating              Common                  Capital
                   Cash Flow               Dividends              Expenditures
-------------------------------------------------------------------------------

  1994         $   29,125                 $ 12,637                $  27,379
  1995             33,079                   13,546                   33,182
  1996             38,082                   14,795                   31,389
  1997             42,377                   16,129                   38,960
  1998             55,205                   18,313                   58,922
-------------------------------------------------------------------------------
               $  197,868                 $ 75,420                $ 189,832
===============================================================================

        Included in capital expenditures for the five-year period are: $2,853 for the construction of a surface water treatment plant; $14,396 for the modernization of existing treatment plants; $26,642 for new water mains and customer service lines; $39,515 for the rehabilitation of existing water mains; $12,293 to rehabilitate hydrants and customer service lines; $21,013 for water meters; and $4,945 for the construction of a divisional operations center. During this five-year period, PSW received $9,953 of customer advances and contributions in aid of construction to finance new water mains. In addition to its capital program, PSW has made sinking fund contributions aggregating $5,103, retired $47,150 of debt and $10,000 of preferred stock, and has refunded $14,067 of customer advances for construction. PSW has also expended $98,911 related to the acquisition of 22 water systems and 2 small wastewater utilities since the start of 1994.

        Since net operating cash flow to PSW plus advances and contributions in aid of construction have not been sufficient to fully fund its cash requirements, PSW issued approximately $139,000 of First Mortgage Bonds and received $23,810 of equity investments from PSC during the past five years.

        PSC has funded its investment in PSW with the proceeds from the sale of stock. In February 1998, PSC sold 1,250,000 shares of common stock in a public offering for net proceeds of $25,840. The proceeds of this offering were used to make a $19,000 equity contribution to PSW and to repay short-term debt.

         PSC has a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that replaced the Customer Stock Purchase Plan and the Dividend Reinvestment and Optional Stock Purchase Plan in December 1997. Under the direct stock purchase portion of the Plan, shares are sold throughout the year and the shares are obtained by PSC's transfer agent in the open market instead of PSC original issue shares of stock, as was done under the previous plan. The dividend reinvestment portion of the Plan continues to offer a 5% discount on the purchase of original issue shares of common stock with reinvested dividends. As of the December 1998 dividend payment, holders of 22% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. During the past five years, PSC has sold 1,193,716 original issue shares of

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

common stock for net proceeds of $15,169 through its dividend reinvestment program. Before its replacement in December 1997, over the past five years PSC has sold 1,757,534 original issue shares of common stock for net proceeds of $19,296 through its former Customer Stock Purchase Plan. Proceeds from these plans were used to invest in PSW, to relieve PSW of the need to pay a dividend to PSC, to repay short-term debt, and for general corporate purposes.

         In August 1997, the Board of Directors approved a resolution authorizing PSC to purchase, from time to time, 669,612 shares of its common stock in the open market or through privately negotiated transactions. A similar resolution was approved in 1993. Management has used this authority, from time to time, to offset the dilutive effect on earnings per share resulting from the original issue shares issued through the plans previously discussed. During 1998, 1997 and 1996, PSC purchased 151,406, 152,000 and 4,339 shares at a net cost of $3,333, $2,284 and $52, respectively. As of December 31, 1998, the remaining number of shares PSC may purchase under the Board of Director's authorization, after adjusting for a stock split in the form of a stock dividend, is 476,739. Funding for future stock purchases, if any, is not expected to have a material impact on PSC's financial position.

         PSW's planned 1999 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $56,000 of which $30,000 is for DSIC qualified projects. PSW has increased its capital spending for infrastructure rehabilitation in response to the DSIC. Should the DSIC be discontinued for any reason, which is not anticipated, PSW would likely reduce its capital program significantly. The 1999 capital program, along with $2,452 of sinking fund obligations and $1,460 of preferred stock redemptions by PSC is expected to be financed through internally-generated funds, the revolving credit facility, and issuance of new long-term debt.

         PSW continues to hold acquisition discussions with several water systems that are near or adjacent to PSW's service territory. The cash needed for acquisitions is expected to be funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or equity investments from PSC.

         Future utility construction in the period 2000 through 2003, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $240,000, the majority of which will be DSIC qualified projects to rehabilitate the distribution system. PSC anticipates that approximately 50% of these expenditures will require external financing including the additional issuance of Common Stock through PSC's dividend reinvestment plan and possible future public equity offerings. PSC expects to refinance $50,660 of debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Capitalization

         The following table summarizes PSC's capitalization during the past five years:

December 31,                          1998         1997        1996         1995         1994
--------------------------------------------------------------------------------------------------
Long-term debt*                      53.0%         54.2%       55.3%        53.5%        49.9%
Preferred stock*                      0.6%          1.7%        2.1%         2.0%         3.3%
Common stockholders' equity          46.4%         44.1%       42.6%        44.5%        46.8%
--------------------------------------------------------------------------------------------------
                                    100.0%        100.0%      100.0%       100.0%       100.0%
==================================================================================================

*Includes current portion.

        The changes in the capitalization ratios result from the issuance of common stock over the past five years and the issuance of debt by PSW to finance its acquisitions and capital program. It is PSC's and PSW's goal to maintain an equity ratio adequate to support PSW's current Standard and Poors debt rating of "A+".

                    IMPACT OF CONSUMERS WATER COMPANY MERGER

        On March 10, 1999, PSC completed a merger ("the Merger") with Consumers Water Company ("CWC"). On the date of the Merger, PSC issued 13,014,015 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary of PSC. CWC owns 100% of the voting stock of four water companies and at least 96% of the voting stock of three water companies. These water companies operate 27 divisions providing water and wastewater service to approximately 226,000 customers in Pennsylvania, Ohio, Illinois, New Jersey and Maine. The following table provides key operating and financial highlights of CWC:

                                               December 31,
                                        ------------------------
                                             1998           1997
                                        ------------------------
Net property, plant and equipment       $ 406,386      $ 418,143
Total assets                              456,291        465,699
Total long-term debt                      152,012        172,607
Total capitalization                      270,341        284,678

                                                 Years ended December 31,
                                        ---------------------------------------
                                             1998           1997           1996
                                        ---------------------------------------
Operating revenues                      $  99,741       $ 98,991       $ 93,810
Operating income                           32,835         32,470         28,718
Income from continuing operations          16,196         12,022          9,426
Net income available to common stock       16,196          9,285          6,196

         Income from continuing operations for 1998 includes the April 1998 net gain of $3,903 ($6,680 before taxes) on the sale of CWC's New Hampshire operations pursuant to the State's condemnation statute. The New Hampshire system had operating revenues of $1,600 in 1998 prior to the sale, $6,500 in 1997 and $6,400 in 1996. During 1997, CWC discontinued the operations of its non-regulated technical service company, Consumers Applied Technologies, Inc., and recorded losses on discontinued operations of $2,737 and $3,230 in 1997 and 1996, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         For purposes of financial reporting, the Merger will be accounted for under the pooling-of-interests method of accounting. Accordingly, the assets and liabilities of PSC and CWC will be combined at their historical amounts. As required by the pooling-of-interests method, future consolidated financial statements will be restated to include CWC's results of operations and financial position, as though they have been combined at the beginning of the periods presented.

         PSC has deferred the merger-related costs paid during 1998, consisting primarily of fees for investment bankers, attorneys, accountants, financial printing and other administrative charges. In the first quarter of 1999, PSC will charge-off the merger-related costs paid in 1998 and 1999, and the restructuring costs that includes severance and other costs associated with the closing of CWC's corporate office. As of December 31, 1998, $1,050 was deferred by PSC and the total charge for the merger, including costs incurred by CWC, is expected to approximate $9,700, net of tax benefits of $1,000.

The following selected unaudited pro forma combined financial data has been derived from the historical financial statements of PSC and CWC and give effect to the Merger as though they have been combined at the beginning of the periods presented. This information is not necessarily indicative of the financial results that would have occurred had the Merger been consummated on the dates for which the Merger is being given effect, or the merged companies' future financial results, and should be read in conjunction with the historical financial statements of PSC and CWC.

                                               December 31,
                                        -------------------------
                                           1998           1997
                                        -------------------------
Net property, plant and equipment       $1,016,194      $ 952,626
Total assets                             1,156,733      1,083,162
Total long-term debt                       416,290        407,526
Total capitalization                       769,378        718,556

                                                  Years ended December 31,
                                         ---------------------------------------
                                            1998           1997           1996
                                         ---------------------------------------
Operating revenues                       $ 250,718      $ 235,162      $ 216,313
Operating income                            99,514         89,269         78,008
Income from continuing operations           45,015         35,210         29,204
Net income available to common stock        44,820         32,278         26,918
Diluted net income per common share:
     Income from continuing operations        1.10           0.90           0.77
     Net income                               1.10           0.83           0.71

         PSC expects to achieve some level of cost reductions primarily as a result of combining certain management and administrative functions and accomplishing certain other economies of scale in purchasing and other areas. PSC is still in the process of evaluating the nature and the amount of those savings. However, due to the nature of the rate making process, most of these synergies will be used to minimize rate increases in the future. In addition, PSC intends to look for additional acquisition opportunities, consistent with PSW's growth strategy, in the areas near to CWC's operating service territories.

         CWC's planned 1999 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $29,000 of which $13,300 will be used to construct the Shenango plant. The balance of the capital expenditures will be used for routine system replacements

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

and betterments and to expand service territories. The 1999 capital program, along with $529 of sinking fund obligations and long-term debt retirements is expected to be financed through internally-generated funds, existing credit facilities and the issuance of new long-term debt.

         CWC's capital program for the years 2000 and 2001 is expected to approximate $25,000 per year. The capital program, along with sinking fund obligations and long-term debt retirements in those years of $13,024 is expected to be financed through internally generated funds, the issuance of new long-term debt and, where appropriate, equity contributions from PSC.

         CWC's ability to finance its future construction programs, as well as its acquisition activities, depends on its ability to attract the necessary external financing and maintain or increase internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required to allow CWC to achieve an adequate level of earnings to enable it to secure the capital it will need and to maintain satisfactory debt coverage ratios.

                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. PSC has adopted this Statement effective January 1, 1998 and has no components of other comprehensive income to report.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). This Statement established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. PSC adopted this statement on January 1, 1998, as required. The adoption of this Statement did not affect results from operations, financial conditions or long-term liquidity.

         In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). This statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates unnecessary disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS 132 supersedes the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." PSC has adopted this statement in its 1998 Annual Report as required.

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." PSC intends to adopt this statement in its 1999 Annual Report as required. The adoption of SOP 98-1 will not have a material impact on PSC's results from operations or financial condition.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. PSC plans to adopt this statement in 2000 as required. As of December 31, 1998, PSC had no derivative instruments or hedging activities.

                            DIVIDENDS ON COMMON STOCK

        Following is a recent history of PSC's income from continuing operations and dividends:

--------------------------------------------------------------------------------
                                                  Basic
                                                income per
                                                share from           Dividend
                     Cash dividend              continuing            payout
                    per common share            operations            ratio
--------------------------------------------------------------------------------

  1994                  $ 0.55                   $ 0.68                81%
  1995                    0.57                     0.75                76%
  1996                    0.59                     0.79                75%
  1997                    0.62                     0.89                70%
  1998                    0.67                     1.04                64%
--------------------------------------------------------------------------------

        Dividends have averaged approximately 72% of income from continuing operations during this period. In 1998, the dividend rate increased by 4.6%. As a result, beginning with the dividend payable in September 1998, the annual dividend rate increased to $.68 per share.

                               MANAGEMENT'S REPORT



         The consolidated financial statements and related information for the years ended December 31, 1998, 1997 and 1996 were prepared by management in accordance with generally accepted accounting principles and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Company's independent auditors, KPMG LLP, provide an independent review of management's reporting of results of operations and financial condition. KPMG has audited the financial statements by conducting tests as they deemed appropriate and their report follows.

         The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is comprised of three outside Directors who meet periodically with management and the independent auditors. The Audit Committee held two meetings in 1998.





Nicholas DeBenedictis                                     Michael P. Graham
     Chairman &                                  Senior Vice President - Finance
     President                                              & Treasurer

                          INDEPENDENT AUDITORS' REPORT



The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

         We have audited the accompanying consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, and cash flow for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.






KPMG LLP

Philadelphia, Pennsylvania
February 1, 1999, except as to the information included under the caption "Merger with Consumers Water Company" on pages 26 and 27 and in the second paragraph on page 23 which are as of March 10, 1999

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 1998, 1997 and 1996

                                                                   1998           1997           1996
                                                                ----------------------------------------
Operating revenues                                              $ 150,977      $ 136,171       $ 122,503

Costs and expenses:
    Operations and maintenance                                     58,174         55,899          51,615
    Depreciation                                                   15,355         14,311          13,068
    Amortization                                                      734            269             265
    Taxes other than income taxes                                  10,035          8,893           8,265
                                                                ----------------------------------------
                                                                   84,298         79,372          73,213

Operating income                                                   66,679         56,799          49,290

Interest expense                                                   18,976         17,890          15,311
Dividends on preferred stock of subsidiary                             15            370             494
Allowance for funds used during construction                         (736)          (522)           (264)
                                                                ----------------------------------------

Income from continuing operations before income taxes              48,424         39,061          33,749
Provision for income taxes                                         19,605         15,873          13,971
                                                                ----------------------------------------

Income from continuing operations                                  28,819         23,188          19,778

Reversal of reserve for discontinued operations, net of
    income tax of $520 in 1996                                          -              -             965
                                                                ----------------------------------------

Net income                                                         28,819         23,188          20,743

Dividends on preferred stock                                          195            195              21
                                                                ----------------------------------------

Net income available to common stock                            $  28,624      $  22,993       $  20,722
                                                                ========================================

Basic net income per common share:
    Continuing operations                                       $    1.04      $    0.89       $    0.79
    Discontinued operations                                             -              -            0.04
                                                                ----------------------------------------
        Total                                                   $    1.04      $    0.89       $    0.83
                                                                ========================================

Diluted net income per common share:
    Continuing operations                                       $    1.03      $    0.88       $    0.78
    Discontinued operations                                             -              -            0.04
                                                                ----------------------------------------
        Total                                                   $    1.03      $    0.88       $    0.82
                                                                ========================================
Average common shares outstanding during the period
    Basic                                                          27,408         25,908          24,966
                                                                ========================================
    Diluted                                                        27,876         26,273          25,262
                                                                ========================================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 1998 and 1997

                                                                                 1998           1997
                                                                              -------------------------
                                      Assets
Property, plant and equipment, at cost                                        $ 745,532       $ 656,011
Less accumulated depreciation                                                   135,724         121,528
                                                                              -------------------------
    Net property, plant and equipment                                           609,808         534,483
                                                                              -------------------------

Current assets:
    Cash                                                                            664             680
    Accounts receivable and unbilled revenue, net                                27,231          23,534
    Inventory, materials and supplies                                             1,909           1,847
    Prepayments and other current assets                                          1,152           1,002
                                                                              -------------------------
    Total current assets                                                         30,956          27,063
                                                                              -------------------------

Regulatory assets                                                                53,578          51,203
Deferred charges and other assets, net                                            7,108           5,723
                                                                              -------------------------
                                                                              $ 701,450       $ 618,472
                                                                              =========================
                   Liabilities and Stockholders' Equity
Stockholders' equity:
    6.05% Series B cumulative preferred stock                                 $   3,220         $ 3,220
    Common stock at $.50 par value, authorized 100,000,000 shares,
         outstanding 27,726,654 and 26,210,654 in 1998 and 1997                  14,130          13,294
    Capital in excess of par value                                              160,440         128,065
    Retained earnings                                                            66,447          56,136
    Treasury stock, 533,292 and 376,510 shares in 1998 and 1997                  (9,478)         (5,970)
                                                                              -------------------------
    Total stockholders' equity                                                  234,759         194,745
                                                                              -------------------------


Long-term debt, excluding current portion                                       261,826         232,471

Commitments                                                                           -               -

Current liabilities:
    Current portion of long-term debt and preferred stock of subsidiary           2,452           6,662
    Loans payable                                                                 5,305          10,400
    Accounts payable                                                             16,694          10,259
    Accrued interest                                                              4,453           3,978
    Accrued taxes                                                                 5,991           3,643
    Other accrued liabilities                                                     9,961           9,755
                                                                              -------------------------
    Total current liabilities                                                    44,856          44,697
                                                                              -------------------------

Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                             91,128          83,129
    Customers' advances for construction                                         35,853          31,902
    Other                                                                         6,808           6,588
                                                                              -------------------------
    Total deferred credits and other liabilities                                133,789         121,619
                                                                              -------------------------

Contributions in aid of construction                                             26,220          24,940
                                                                              -------------------------
                                                                              $ 701,450       $ 618,472
                                                                              =========================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 1998 and 1997

                                                                               1998           1997
                                                                            ------------------------
Stockholders' equity:
     6.05% Series B cumulative preferred stock                              $   3,220      $   3,220
     Common stock, $.50 par value                                              14,130         13,294
     Capital in excess of par value                                           160,440        128,065
     Retained earnings                                                         66,447         56,136
     Treasury stock                                                            (9,478)        (5,970)
                                                                            ------------------------
Total stockholders' equity                                                    234,759        194,745
                                                                            ------------------------

Preferred stock of subsidiary with mandatory
     redemption requirements                                                        -          4,214
Current portion of preferred stock of subsidiary                                    -          4,214
                                                                            ------------------------
                                                                                    -              -
                                                                            ------------------------

Long-term debt:
First Mortgage Bonds secured by utility plant:
     Interest Rate Range
          5.50% to  5.99%                                                      11,600          2,000
          6.00% to  6.49%                                                      42,000         32,000
          6.50% to  6.99%                                                      55,200         55,200
          7.00% to  7.49%                                                      40,000         42,000
          7.50% to  7.99%                                                      15,000         15,000
          9.00% to  9.49%                                                      45,000         45,000
          9.50% to  9.99%                                                      15,000         15,000
                                                                            ------------------------
Total First Mortgage Bonds                                                    223,800        206,200
Note payable to bank under revolving credit agreement, due March 2000          38,935         27,128
Installment note payable, 9%, due in equal annual payments through 2013         1,543          1,591
                                                                            ------------------------
                                                                              264,278        234,919
Current portion of long-term debt                                               2,452          2,448
                                                                            ------------------------
Long-term debt, excluding current portion                                     261,826        232,471
                                                                            ------------------------
Total capitalization                                                        $ 496,585      $ 427,216
                                                                            ========================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 1998, 1997 and 1996

                                                                  1998            1997            1996
                                                               -----------------------------------------
Cash flows from operating activities:
    Income from continuing operations                          $  28,819        $ 23,188        $ 19,778
    Adjustments to reconcile income from
        continuing operations to net cash
        flows from operating activities:
        Depreciation and amortization                             16,089          14,580          13,333
        Deferred income taxes                                      5,016           4,331           3,287
        Net increase in receivables,
            inventory and prepayments                             (3,857)         (1,396)           (517)
        Net increase in payables, accrued interest
            and other accrued liabilities                          9,867           2,354           1,749
        Other                                                       (729)           (680)            452
                                                               -----------------------------------------
Net cash flows from operating activities                          55,205          42,377          38,082
                                                               -----------------------------------------

Cash flows from investing activities:
    Property, plant and equipment additions,
        including allowance for funds used during
        construction of $736, $522 and $264                      (58,922)        (38,960)        (31,389)
    Acquisitions of water and wastewater systems                 (24,498)         (1,226)        (42,122)
    Other                                                           (965)           (535)             24
                                                               -----------------------------------------
Net cash flows used in investing activities                      (84,385)        (40,721)        (73,487)
                                                               -----------------------------------------

Cash flows from financing activities:
    Customers' advances and contributions in aid of
        construction                                               1,555           1,059             577
    Repayments of customers' advances                             (1,984)         (3,048)         (2,909)
    Net proceeds (repayments) of short-term debt                  (5,095)          4,840            (895)
    Proceeds from long-term debt                                  31,586          29,665          64,256
    Repayments of long-term debt including
        premium on early retirement                               (2,448)        (25,042)        (24,094)
    Redemption of preferred stock of subsidiary                   (4,214)         (1,428)         (1,500)
    Proceeds from issuing common stock                            32,119          10,695          14,651
    Repurchase of common stock                                    (3,801)         (2,829)           (760)
    Dividends paid on preferred stock                               (195)           (195)             (4)
    Dividends paid on common stock                               (18,313)        (16,129)        (14,795)
    Other                                                            (46)            (82)           (167)
                                                               -----------------------------------------
Net cash flows from (used in) financing activities                29,164          (2,494)         34,360
                                                               -----------------------------------------

Net cash flows from discontinued operations                            -               -             176
                                                               -----------------------------------------
Net decrease in cash                                                 (16)           (838)           (869)
Cash balance beginning of year                                       680           1,518           2,387
                                                               -----------------------------------------

Cash balance end of year                                       $     664        $    680        $  1,518
                                                               =========================================

See Summary of Significant Accounting Policies-Customers' Advances for
    Construction, Acquisitions and Employee Stock and Incentive Plans footnotes for description of non-cash investing and financing activities.
See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies

Nature of Operations - The business of Philadelphia Suburban Corporation (the "Company") is conducted primarily through its subsidiary Philadelphia Suburban Water Company ("PSW"). PSW is a regulated public utility which supplies water to approximately 300,000 customers. The customers are residential, commercial and industrial in nature, and no single customer accounted for more than one percent of PSW's sales. The service territory of PSW covers a 481 square mile area located west and north of the City of Philadelphia. In addition, PSW provides water service to approximately 6,600 customers through an operating and maintenance contract with a municipal authority contiguous to its service territory. PSW is subject to regulation by the Pennsylvania Public Utility Commission ("PUC") which has jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.

         On March 10, 1999, the Company completed a merger with Consumers Water Company ("CWC"). On the date of the merger, the Company issued 13,014,015 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary of the Company. CWC owns 100% of the voting stock of four water companies and at least 96% of the voting stock of three water companies. These water companies operate 27 divisions providing water and wastewater service to approximately 226,000 customers in Pennsylvania, Ohio, Illinois, New Jersey and Maine. Because the merger was completed after December 31, 1998, the consolidated financial statements and footnotes contained in this report, unless indicated or captioned otherwise relate to the Company without consideration to the impact of the merger.

Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries as of December 31, 1998, all of which are wholly-owned. All material intercompany accounts and transactions have been eliminated.

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-utility revenues are recognized when services are performed.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 1998, utility plant includes a credit acquisition adjustment of $6,261, which is being amortized over 20 years. Consistent with PSW's rate settlements, $448 was amortized during 1998, $449 was amortized during 1997 and $526 was amortized during 1996.

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

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. There was no AFUDC related to equity funds in any of the years presented.

Deferred Charges and Other Assets - Deferred bond and preferred stock issuance expenses are amortized by the straight-line method over the life of the related issues.

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

Income Taxes - The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities and the amounts at which they are carried in the financial statements. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse.

Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse PSW its costs to construct water mains, are contributed to PSW by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. PSW makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $5,498 in 1998 and $3,997 in 1997.

Contributions in Aid of Construction - Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Inventories, Materials and Supplies - Inventories are stated at cost, not in excess of market value. Cost is determined using the first-in, first-out method.

Stock-Based Compensation - The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", electing the provision of the statement allowing it to continue its practice of not recognizing compensation expense related to granting of stock options to the extent that the option price of the underlying stock was equal to, or greater than, the market price on the date of option grant. Disclosure of the impact on the results of operations, had the Company elected to recognize compensation expense, is provided in the Employee Stock and Incentive Plans footnote as required by the Statement.

Use of Estimates in Preparation of Consolidated Financial Statements - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain prior year amounts have been reclassified to conform with current year's presentation.

Merger with Consumers Water Company

         On March 10, 1999, the Company completed a merger ("the Merger") with Consumers Water Company ("CWC"). The Merger was effected pursuant to a June 27, 1998 merger agreement, as amended and restated by the parties effective as of August 5, 1998. The Merger was completed after the transaction received the approvals from the state utility commissions in each state in which the companies operate. The shareholders of each company approved the Merger at special meetings held on November 16, 1998. Pursuant to the merger agreement, the Company issued 13,014,015 shares of common stock in exchange for all of the outstanding stock of CWC. CWC common shareholders received 1.432 shares of the Company's Common Stock for each CWC common share and CWC preferred shareholders received 5.649 shares of the Company's Common Stock for each preferred share. As a result of the Merger, CWC became a wholly-owned subsidiary of the Company. The Merger will be accounted for as a pooling-of-interests under Accounting Principles Board Opinion No. 16. CWC serves approximately 226,000 customers in service territories covering parts of Pennsylvania, Ohio, Illinois, New Jersey and Maine.

         The Company has deferred the merger-related costs paid during 1998, consisting primarily of fees for investment bankers, attorneys, accountants, financial printing and other administrative charges. In the first quarter of 1999, the Company will charge-off the merger-related costs paid in 1998 and 1999, and the restructuring costs that includes severance and other costs associated with the closing of CWC's corporate office. As of December 31, 1998, $1,050 was deferred by PSC and the total charge for the Merger, including costs incurred by CWC, is expected to approximate $9,700, net of tax benefits of $1,000.

         The following selected unaudited pro forma combined financial data has been derived from the historical financial statements of PSC and CWC and give effect to the Merger as though they have been combined at the beginning of the periods presented. This information is not necessarily indicative of the financial results that would have occurred had the Merger been consummated on the dates for which the merger is being given effect, or the merged companies' future financial results, and should be read in conjunction with the historical financial statements of PSC and CWC.

                                                December 31,
                                        -------------------------
                                           1998           1997
                                        -------------------------
                                              (unaudited)
Net property, plant and equipment       $1,016,194      $ 952,626
Total assets                             1,156,733      1,083,162
Total long-term debt                       416,290        407,526
Total capitalization                       769,378        718,556

                                                   Years ended December 31,
                                         ---------------------------------------
                                            1998           1997           1996
                                         ---------------------------------------
                                                        (unaudited)
Operating revenues                       $ 250,718      $ 235,162      $ 216,313
Operating income                            99,514         89,269         78,008
Income from continuing operations           45,015         35,210         29,204
Net income available to common stock        44,820         32,278         26,918
Diluted net income per common share:
     Income from continuing operations        1.10           0.90           0.77
     Net income                               1.10           0.83           0.71

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Income from continuing operations for 1998 includes the April 1998 net gain of $3,903 ($6,680 pre-tax) or $0.10 per share on the sale of CWC's New Hampshire operations pursuant to the State's condemnation statute. The New Hampshire system had operating revenues of $1,600 in 1998 prior to the sale, $6,500 in 1997 and $6,400 in 1996. During 1997, CWC discontinued the operations of its non-regulated technical service company, Consumers Applied Technologies, and recorded losses on discontinued operations of $2,737 and $3,230 in 1997 and 1996, respectively.

Acquisitions and Water Sale Agreements

         During 1998, PSW made the following acquisitions and obtained related service territory rights: in January, the water utility assets of West Chester Municipal Authority; in June, the water utility assets of the Flying Hills Water Company; and at various times during 1998, the water utility assets of two small water systems and the origination of two long-term water sale agreements. The systems acquired in 1998 incorporate 17 square miles of service area near or adjacent to PSW's existing territory. The total purchase price for the four water systems acquired in 1998 was $24,498 in cash and the issuance of 42,000 shares of the Company's common stock. The annual revenues from the acquired systems approximate $4,800, and revenues included in the consolidated financial statements during the period owned by PSW were $4,627. The annual revenues from the water sale agreements are expected to approximate $500.

         During 1997, PSW made the following acquisitions and obtained related service territory rights: in January, the water utility assets of Cherry Water Company; in September, the water utility assets of Perkiomen Township and in September, both the water and wastewater utility assets of the Peddler's View Utility Company. The systems acquired in 1997 incorporate two square miles of service area near PSW's existing territory. The total purchase price for the three water systems and wastewater system acquired in 1997 was $1,226. Revenues included in the consolidated financial statements related to the systems acquired in 1997 were $367 in 1998 and $175 in 1997.

         During 1996, PSW made the following acquisitions and obtained related service territory rights: in October the water utility assets of Hatboro Borough Authority; in November, Utility Group Services Corporation ("UGS") which owned three water utilities and a wastewater utility; in December, the water utility assets of Bristol Borough Water and Sewer Authority; and at various times during 1996 the water utility assets of three smaller water systems. The total purchase price for the eight water systems and wastewater system acquired in 1996 was $47,889, including the issuance of $3,220 of the Company's preferred stock and the assumption of $2,547 in liabilities. These systems have a combined service territory of 64 square miles. Revenues included in the consolidated financial statements related to the systems acquired in 1996 were $6,680 in 1998, $5,902 in 1997 and $466 in 1996.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Property, Plant and Equipment

                                                    December 31,
                                            --------------------------
                                                1998           1997
                                            --------------------------

Utility plant and equipment                   $735,813       $641,303
Utility construction work in progress            7,449         12,426
Non-utility plant and equipment                  2,270          2,282
                                            --------------------------
Total property, plant and equipment           $745,532       $656,011
                                            ==========================

         Depreciation is computed based on estimated useful lives of 5 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non-utility plant and equipment.

Accounts Receivable

                                                     December 31,
                                             --------------------------
                                                 1998           1997
                                             --------------------------

Billed water revenue                           $ 12,911        $ 9,230
Unbilled water revenue                           14,349         13,949
Other                                               471            855
                                             --------------------------
                                                 27,731         24,034
Less allowance for doubtful accounts                500            500
                                             --------------------------
Net accounts receivable                        $ 27,231       $ 23,534
                                             ==========================

         All of the Company's customers are located in southeastern Pennsylvania. No single customer accounted for more than one percent of the Company's sales in 1998 or 1997 and no account receivable from any customer exceeded one percent of the Company's total stockholders' equity.

Regulatory Asset

         The regulatory asset represents costs that have been prudently incurred and are expected to be fully recovered in future rates. The two components of this asset are deferred income taxes and postretirement benefits other than pensions. Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The portion of the asset related to postretirement benefits other than pensions represents costs that were deferred during the period that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates in 1994. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.

                                                         December 31,
                                                  -------------------------
                                                      1998           1997
                                                  -------------------------
Income taxes                                       $ 51,764       $ 49,229
Postretirement benefits other than pensions           1,814          1,974
                                                  -------------------------
                                                   $ 53,578       $ 51,203
                                                  =========================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Income Taxes

         Total income tax expense is allocated as follows:



                                                  Years Ended December 31,
                                         ---------------------------------------
                                              1998           1997          1996
                                         ---------------------------------------

Income from continuing operations         $ 19,605       $ 15,873      $ 13,971
Common stockholders' equity related
  to stock option activity which
  reduces taxable income                      (402)          (401)         (126)
Discontinued operations                          -              -           520
                                         ---------------------------------------
                                          $ 19,203       $ 15,472      $ 14,365
                                         =======================================


         Income tax expense attributable to income from continuing operations consists of:


                                         Years Ended December 31,
                                    --------------------------------------
                                        1998           1997          1996
                                    --------------------------------------
Current:
  Federal                           $ 10,559        $ 8,742       $ 8,084
  State                                4,030          2,800         2,600
                                    --------------------------------------

                                      14,589         11,542        10,684
                                    --------------------------------------
Deferred:
  Federal                              4,934          4,004         3,002
  State                                   82            327           285
                                    --------------------------------------

                                       5,016          4,331         3,287
                                    --------------------------------------
Total tax expense                   $ 19,605       $ 15,873      $ 13,971
                                    ======================================

         The significant components of deferred income tax expense are as follows:


                                                                  Years Ended December 31,
                                                            ---------------------------------
                                                               1998         1997        1996
                                                            ---------------------------------
Excess of tax over financial statement depreciation         $ 5,333      $ 3,308     $ 2,458
Amortization of deferred investment tax credits                (100)        (105)       (115)
Current year investment tax credits deferred                     20           35          40
Differences in basis of fixed assets due to variations
  in tax and book accounting methods that reverse
  through depreciation                                        1,366          860         770
Pension, deferred compensation and other
  postretirement benefits                                      (715)        (151)        (91)
Customers' advances for construction, net                       352          556         196
Other, net                                                   (1,240)        (172)         29
                                                            ---------------------------------
Total deferred income tax expense                           $ 5,016      $ 4,331     $ 3,287
                                                            =================================


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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income from continuing operations before Federal tax and the actual Federal tax expense are as follows:



                                                                      Years Ended December 31,
                                                              --------------------------------------
                                                                  1998           1997          1996
                                                              --------------------------------------
Computed Federal tax expense at statutory rate                $ 15,441       $ 12,508      $ 10,795
Increase (decrease) in tax expense for items to be
  recovered in future rates:
    Depreciation expense                                            66             70           179
    Losses on asset disposals                                        -             (2)          (12)
Amortization of deferred investment tax credits                   (100)          (105)         (115)
Preferred stock dividend                                            73            197           180
Other, net                                                          13             78            59
                                                              --------------------------------------
Actual Federal tax expense                                    $ 15,493       $ 12,746      $ 11,086
                                                              ======================================

         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:



                                                                  December 31,
                                                         -----------------------
                                                             1998           1997
                                                         -----------------------
Deferred tax assets:
  Customers' advances for construction                   $  8,827        $ 9,198
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                                   2,728          2,393
  Other                                                       406            642
                                                         -----------------------

Total gross deferred tax assets                            11,961         12,233
                                                         -----------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                    78,711         71,888
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                    20,240         18,937
  Deferred investment tax credit                            4,138          4,218
  Other                                                         -            319
                                                         -----------------------

Total gross deferred tax liabilities                      103,089         95,362
                                                         -----------------------

Net deferred tax liability                               $ 91,128       $ 83,129
                                                         =======================


         The Company made income tax payments, which include amounts related to discontinued operations, of $11,273, $11,346 and $10,199 in 1998, 1997 and 1996,
respectively. The Company's Federal income tax returns for all years through 1995 have been closed.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Commitments

         PSW maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases total approximately $2,852 through 2003. PSW purchased approximately $3,012, $2,978 and $2,889 of water under these agreements during the years ended December 31, 1998, 1997 and 1996, respectively.

         PSW leases motor vehicles and other equipment under operating leases that are noncancelable and expire on various dates through 2003. During the next five years, $2,325 of future minimum lease payments are due: $990 in 1999, $671 in 2000, $509 in 2001, $120 in 2002 and $35 in 2003. PSW leases parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The operating lease is noncancelable, expires in 2045 and contains certain renewal provisions. The lease is subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $292 of lease payments for land, subject to the aforesaid adjustment, are due.

         Rent expense was $1,504, $1,334 and $1,332 for the years ended December 31, 1998, 1997 and 1996, respectively.


Long-term Debt and Loans Payable

         The Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 1998 and 1997. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's stock. As of December 31, 1998, approximately $133,000 of retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW from making loans to or purchasing the stock of the Company.

         Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. Excluding amounts due under PSW's revolving credit agreement, the Company's future sinking fund payments and debt maturities are as follows:


Interest Rate Range            1999          2000          2001          2002           2003     Thereafter
                            --------------------------------------------------------------------------------
  5.50% to  5.99%           $   400       $   400       $   400      $    400       $ 10,000      $       -
  6.00% to  6.49%                 -             -             -        10,000              -         32,000
  6.50% to  6.99%                 -             -             -             -         10,400         44,800
  7.00% to  7.49%             2,000         2,000         2,000         2,000         12,000         20,000
  7.50% to  7.99%                 -             -             -             -              -         15,000
  9.00% to  9.49%                52            57            62           467            474         45,431
  9.50% to  9.99%                 -             -             -             -              -         15,000
                            ================================================================================
Total                       $ 2,452       $ 2,457       $ 2,462      $ 12,867       $ 32,874      $ 172,231
                            ================================================================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         In July 1997, PSW established a two-year $150,000 medium-term note program providing for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. This program replaced a similar program that expired in March 1997. The notes issued under this program are secured by the Thirty-First Supplement to the trust indenture relating to PSW's First Mortgage Bonds. In January 1998, PSW issued First Mortgage Bonds through the program as follows: $10,000 6.14% Series due 2008 and $10,000 5.8% Series due 2003. During 1997, First Mortgage Bond issuances through these programs were as follows: $10,000 in March 1997, 7.06% Series due 2004; $10,000 in July 1997, 6.75% Series due 2007; and $10,000
in October 1997, 6.3% Series due 2002. The proceeds from these issuances were used to fund acquisitions and for PSW's ongoing capital program.

         In January 1999, PSW issued a First Mortgage Bond of $10,000 5.85% Series due 2004 through the medium-term note program. Proceeds from this issue were used to reduce the balance of PSW's revolving credit facility.

         PSW has a $50,000 revolving credit agreement due January 2000 with four banks. Interest under this facility is based, at PSW's option, on the prime rate, an adjusted federal funds rate, an adjusted certificate of deposit rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts the total amount of short-term borrowings of PSW. A commitment fee of 1/8 of 1% is charged on the unused portion of the loan. The average cost of borrowing under this facility was 5.97% and 6.08%, and the average borrowing was $29,015 and $36,746, during 1998 and 1997, respectively. The maximum amount outstanding at the end of any one month was $38,935 in 1998 and $46,968 in 1997.

         At December 31, 1998 and 1997, the Company and PSW had combined short-term lines of credit of $16,000. In February 1999, the Company's short-term lines of credit were increased by $3,000. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $5,995 and $8,009 during 1998 and 1997, respectively. The maximum amount outstanding at the end of any one month was $10,670 in 1998 and $10,840 in 1997. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 1998 and 1997 was 5.98% and 6.13%, respectively.

         The total amount of interest paid on all borrowings, net of amounts capitalized, was $17,857, $17,445 and $15,483 in 1998, 1997 and 1996,
respectively. The pro forma weighted cost of long-term debt at December 31, 1998 and 1997 was 7.18% and 7.52%, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Preferred Stock of Subsidiary with Mandatory Redemption Requirements

         PSW is authorized to issue up to 1,000,000 shares of preferred stock, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. In December 1997, PSW called all of the remaining shares of its preferred stock for retirement in January 1998. As of December 31,1997, $4,214 has been classified as the current portion of preferred stock.

Fair Value of Financial Instruments

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt as of December 31, 1998 is $264,278 and $290,275, respectively. The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration.

         The Company's customers' advances for construction and related tax deposits have carrying values of $30,032 and $5,821, respectively at December 31, 1998. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2019 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Stockholders' Equity

         At December 31, 1998, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with the acquisition of UGS. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. Dividends on the Series B Preferred Stock are cumulative and payable quarterly. PSC may not pay dividends on common stock unless provision has been made for payment of the preferred dividends. Under the provisions of this issue, the holders may redeem the shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five year maturity at an interest rate of 6.05%. As of December 31, 1998, all dividends have been provided for. In December 1998, 14,600 shares of this issue were called for early redemption by the holders. In January 1999, these shares were redeemed in cash at the liquidation value of $100 per share.

         In November 1998, the Company's shareholders approved an increase in the number of shares of common stock authorized, par value $.50 per share, from 40,000,000 shares to 100,000,000 shares. Shares outstanding at December 31, 1998, 1997 and 1996 were 27,726,654, 26,210,654 and 25,598,105, respectively.
Treasury shares held at December 31, 1998, 1997 and 1996 were 533,292, 376,510 and 262,230, respectively.

         The following table summarizes the activity of common stockholders' equity:


                                                                               Capital in
                                                  Common        Treasury        excess of      Retained
                                                   stock          stock         par value      earnings         Total
                                          ------------------------------------------------------------------------------
Balance at December 31, 1995                     $ 6,224        $ (3,580)      $ 110,987       $ 43,345       $ 156,976
Net income                                             -               -               -         20,722          20,722
Dividends                                              -               -               -        (14,795)        (14,795)
Stock split                                        3,140               -          (3,140)             -               -
Sale of stock                                        298             693          11,546              -          12,537
Repurchase of stock                                    -            (760)              -              -            (760)
Equity Compensation Plan                               1               -              38              -              39
Exercise of stock options                             68               -           2,008              -           2,076
                                          ------------------------------------------------------------------------------
Balance at December 31, 1996                       9,731          (3,647)        121,439         49,272         176,795
                                          ------------------------------------------------------------------------------
Net income                                             -               -               -         22,993          22,993
Dividends                                              -               -               -        (16,129)        (16,129)
Stock split                                        3,276               -          (3,276)             -               -
Sale of stock                                        178             506           7,128              -           7,812
Repurchase of stock                                    -          (2,829)              -              -          (2,829)
Equity Compensation Plan                               1               -              50              -              51
Exercise of stock options                            108               -           2,724              -           2,832
                                          ------------------------------------------------------------------------------
Balance at December 31, 1997                      13,294          (5,970)        128,065         56,136         191,525
                                          ------------------------------------------------------------------------------
Net income                                             -               -               -         28,624          28,624
Dividends                                              -               -               -        (18,313)        (18,313)
Sale of stock                                        741             293          29,985              -          31,019
Repurchase of stock                                    -          (3,801)              -              -          (3,801)
Equity Compensation Plan                              12               -             491              -             503
Exercise of stock options                             83               -           1,899              -           1,982
                                          ------------------------------------------------------------------------------
Balance at December 31, 1998                    $ 14,130        $ (9,478)      $ 160,440       $ 66,447       $ 231,539
                                          ==============================================================================


         In February 1998, the Company issued 1,250,000 shares of common stock through a public offering, providing proceeds of $25,840, net of expenses. The proceeds of this offering were used to repay short term debt and to make a $19,000 equity contribution to PSW. PSW used the contribution from the Company to reduce the balance of its revolving credit loan.

        In December 1997, the Company adopted a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that replaced the Customer Stock Purchase Plan and the Dividend Reinvestment and Optional Stock Purchase Plan. Under the Plan, reinvested dividends continue to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors throughout the year, instead of during limited subscription periods, at market price and the shares are purchased by the Company's transfer agent in the open-market at least weekly. The plans that were replaced sold original issue shares exclusively. During 1998, under the dividend reinvestment portion of the Plan, 190,290 original issue shares of common stock were sold providing the Company with proceeds of $4,037. Under the former plans, 489,296 and 1,007,633 original issue shares of common stock were sold providing the Company with $7,567 and $12,280 of additional capital, after expenses, during 1997 and 1996 , respectively.

        In August 1997, the Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 669,612 shares of its common stock in the open market or through privately

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


negotiated transactions. In 1993, the Board of Directors approved a similar authorization. During 1998, 1997 and 1996, 151,406, 152,000 and 4,339 shares have been purchased at a net cost of $3,333, $2,284 and $52, respectively. As of December 31, 1998, 476,739 shares remain available for purchase by the Company.

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



                                                      Years ended December 31,
                                                   -----------------------------
                                                     1998        1997       1996
                                                   -----------------------------
Average common shares outstanding during
   the period for Basic computation                27,408      25,908     24,966
Dilutive effect of employee stock options             468         365        296
                                                   -----------------------------
Average common shares outstanding during
   the period for Diluted computation              27,876      26,273     25,262
                                                   =============================

         Equity per common share was $8.35 and $7.31 at December 31, 1998 and 1997, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

Shareholder Rights Plan

        The Company has a Shareholder Rights Plan designed to protect the Company's shareholders in the event of an unsolicited unfair offer to acquire the Company. Each outstanding common share is entitled to one Right which is evidenced by the common share certificate. In the event that any person acquires 20% or more of the outstanding common shares or commences a tender or exchange offer which, if consummated, would result in a person or corporation owning at least 20% of the outstanding common shares of the Company, the Rights will begin to trade independently from the common shares and, if certain circumstances occur, including the acquisition by a person of 20% or more of the outstanding common shares, each Right would then entitle its holder to purchase a number of common shares of the Company at a substantial discount. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The Rights are redeemable by the Company at a redemption price of $.01 per Right at any time before the Rights become exercisable. The Rights will expire on March 1, 2008, unless previously redeemed.

Employee Stock and Incentive Plans

        Under the 1994 Equity Compensation Plan ("1994 Plan"), as amended and restated effective March 3, 1998, the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors ("Board"). In November 1998, the Shareholders authorized an increase to the number of shares from 1,900,000 shares to 2,900,000 shares of common stock for issuance under the 1994 Plan. The maximum number of shares that may be subject to grants under the 1994 Plan to any one individual in any one year is 100,000. Awards under this plan are made by the Board of Directors or a committee of the Board.

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

        The following table summarizes stock option transactions for the two plans:


                                                            As Of or For the Years Ended December 31,
                                        -------------------------------------------------------------------------------
                                               1998                        1997                       1996
                                        ----------------------  -------------------------   -------------------------
                                                    Weighted                   Weighted                    Weighted
                                                     Average                    Average                     Average
                                                    Exercise                   Exercise                    Exercise
                                        Shares        Price        Shares        Price         Shares        Price
                                        ----------------------  -------------------------   -------------------------
Options:
   Outstanding, beginning of year         968,137     $ 10.86       1,030,701     $ 9.08       1,055,038      $ 8.33
   Granted                                263,500       22.13         263,333      15.14         254,000       11.20
   Terminated                                (444)      15.14         (33,405)     10.45         (38,136)       8.76
   Exercised                             (166,881)       9.50        (292,492)      8.45        (240,201)       8.11
                                        ----------------------  -------------------------   -------------------------
   Outstanding, end of year             1,064,312     $ 13.86         968,137    $ 10.86       1,030,701      $ 9.08
                                        ======================  =========================   =========================

   Exercisable, end of year               548,680      $ 9.83         439,527     $ 8.76         412,723      $ 8.16
                                        ======================  =========================   =========================


         Options exercised during 1998 ranged in price from $6.59 per share to $15.14 per share. The options outstanding at December 31, 1998 range in price from $6.59 to $22.13 and the options exercisable range from $6.59 to $15.14 per share. The weighted-average remaining life of the outstanding options at December 31, 1998 is 7.1 years. At December 31, 1998, 1,645,352 options under the 1994 Plan were still available for grant.

        Under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company elects to continue to apply the provisions of APB Opinion No. 25 and to provide the pro forma disclosure provisions of this statement. Accordingly, no compensation cost has been recognized in the financial statements for stock options that have been granted. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income available to common stock and Basic and Diluted net income per share would have been reduced to the pro forma amounts indicated below:


                                                     Years Ended December 31,
                                               --------------------------------
                                                   1998         1997      1996
                                               --------------------------------
Net income available to common stock:
    As reported                                $ 28,624     $ 22,993  $ 20,722
    Pro forma                                    27,222       22,229    20,337

Basic net income per share:
    As reported                                $   1.04       $ 0.89    $ 0.83
    Pro forma                                      0.99         0.86      0.81

Diluted net income per share:
    As reported                                $   1.03       $ 0.88    $ 0.82
    Pro forma                                      0.98         0.85      0.81

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The per share weighted-average fair value at the date of grant for stock options granted during 1998, 1997 and 1996 was $5.32, $2.90 and $1.52 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                         1998       1997        1996
                                        -----------------------------
Expected life (years)                      10         10          10
Interest rate                            5.6%       6.6%        6.4%
Volatility                              16.9%      13.8%       14.0%
Dividend yield                           2.9%       4.0%        5.2%


         Dividend equivalents provide the grantee with an amount equal to the dividends paid on a share of common stock over a specified period of time, not to exceed four years, multiplied by the number of dividend equivalents awarded. Payments of these awards are deferred until the completion of certain objectives during a performance period established by a Committee of the Board at the time of grant. A performance period is generally four years but may be adjusted by the Committee to as long as eight years or as short as two years depending on the Company's success in completing the objectives. Dividend equivalents are "compensatory" and, as such, are charged to operating expense over the performance period. The effect of changes to the performance period is accrued when known or projected. The Board granted 104,000, 104,000 and 99,000 dividend equivalents in 1998, 1997 and 1996, respectively, and costs associated with these awards were $205 in 1998, $330 in 1997 and $234 in 1996. During 1998 and 1997, payments associated with the dividend equivalents of $249 and $191, respectively, were made to recipients.

         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 1998, 1997 and 1996, 23,600, 3,600 and 3,200 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and is amortized ratably over the restriction period.

Pension Plans and Other Postretirement Benefits

         The Company has defined benefit pension plans that cover its full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for one current and one retired employee. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


           In addition to providing pension benefits, PSW offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees retiring with at least 15 years of service. These PBOPs include continuation of medical and prescription drug benefits for all eligible retirees and a life insurance policy for eligible union retirees. The Company funds its gross PBOP cost through various trust accounts.

         In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pension and other postretirement benefit plans but does not change the measurement or recognition of costs associated with those plans. It standardizes the disclosure requirements, eliminates unnecessary disclosures and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. SFAS 132 supersedes the disclosure requirements of Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

         The Company's pension expense includes the following components:


                                                      Years Ended December 31,
                                                 -------------------------------
                                                    1998        1997       1996
                                                 -------------------------------
Benefits earned during the year                  $ 1,710     $ 1,432    $ 1,374
Interest cost on projected benefit obligation      4,078       3,796      3,523
Expected return on plan assets                    (5,285)     (4,502)    (4,102)
Net amortization and deferral                        177         222        221
Capitalized costs                                    (42)        (40)       (34)
Rate-regulated adjustment                           (141)       (567)      (707)
                                                 -------------------------------
Net pension cost                                 $   497       $ 341      $ 275
                                                 ===============================

         The rate-regulated adjustment set forth above is required in order to reflect pension expense for PSW in accordance with the method used in establishing water rates.

         The Company's costs for postretirement benefits other than pensions includes the following components:

                                                     Years Ended December 31,
                                                 -------------------------------
                                                    1998       1997        1996
                                                 -------------------------------
Benefits earned during the year                  $   484      $ 389       $ 296
Interest cost                                        977        919         872
Expected return on plan assets                      (452)      (272)       (161)
Net amortization and deferral                        544        541         555
Amortization of regulatory asset                     136        136         136
                                                 -------------------------------
Gross PBOP cost                                    1,689      1,713       1,698
Capitalized costs                                   (426)      (407)        (79)
                                                 -------------------------------
Net PBOP cost                                    $ 1,263    $ 1,306     $ 1,619
                                                 ===============================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:


                                                                                      Other
                                                           Pension Benefits  Postretirement Benefits
                                                       --------------------- -----------------------
                                                           1998       1997       1998       1997
                                                       ---------   ---------  ---------  ---------
Change in benefit obligation:
  Benefit obligation at January 1,                     $ 57,157    $ 51,321   $ 12,727   $ 12,617
  Service cost                                            1,710       1,432        484        389
  Interest cost                                           4,078       3,796        977        919
  Plan amendments                                            11         492        928     (1,348)
  Actuarial loss                                          3,045       2,794        527        538
  Benefits paid                                          (2,949)     (2,678)      (397)      (388)
                                                       ---------   ---------  ---------  ---------
  Benefit obligation at December 31,                     63,052      57,157     15,246     12,727
                                                       ---------   ---------  ---------  ---------

Change in plan assets:
  Fair value of plan assets at January 1,                60,112      51,249      5,437      3,500
  Actual return on plan assets                           12,201      11,502      1,033        629
  Employer contributions                                     53          39      1,541      1,699
  Benefits paid                                          (2,949)     (2,678)      (333)      (391)
                                                       ---------   ---------  ---------  ---------
  Fair value of plan assets at December 31,              69,417      60,112      7,678      5,437
                                                       ---------   ---------  ---------  ---------

Funded status of plan:
  Funded status at December 31,                          (6,365)     (2,955)     7,568      7,290
  Unrecognized net gain from past experience
     different from that assumed and effects of
     changes in assumptions                              11,511       7,715      3,939      3,984
  Unrecognized prior service cost                        (1,583)     (1,737)       876      1,908
  Rate-regulated adjustment                              (1,803)     (1,662)         -          -
  Unrecognized net transition obligation                   (276)       (364)   (10,408)   (11,151)
                                                       ---------   ---------  ---------  ---------
  Accrued benefit costs                                $  1,484    $    997   $  1,975   $  2,031
                                                       =========   =========  =========  =========

Weighted-average assumptions
  as of December 31,
  Discount rate                                            6.75%       7.00%      6.75%      7.00%
  Expected return on plan assets                           9.00%       9.00%      9.00%      9.00%
  Rate of compensation increase                            5.50%       5.50%         -          -



         The assumed medical inflation rates are 9%, reducing to 4.5% in 2002 for retirees under the age of 65 and 40%, reducing to 4.5% by 2006 for retirees 65 years of age and over. The effect of a 1% increase in the assumed medical inflation rates would be to increase the accumulated postretirement benefit obligation as of December 31, 1998 and the 1998 PBOP costs by $899 and $69, respectively. The effect of a 1% decrease in the assumed medical inflation rates would be to decrease the accumulated postretirement benefit obligation as of December 31, 1998 and the 1998 PBOP costs by $826 and $67, respectively. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Water Rates

         On October 23, 1997, the Pennsylvania Public Utility Commission ("PUC") approved a rate settlement reached between PSW and the parties actively litigating the rate application PSW filed in April 1997. The settlement was designed to increase PSW's annual revenue by $9,300 or 7.3% over the level in effect at the time of the filing. The rates in effect at the time of the filing included a 1% or $1,300 Distribution System Improvement Charge ("DSIC"). Consequently, the settlement resulted in a total base rate increase of $10,600 or 8.3%. As a part of the settlement, the DSIC was reset to zero and the Company agreed not to file a base rate increase request prior to April 1999, absent extraordinary circumstances.

         In 1996, the PUC approved PSW's request to add a DSIC to its water bills. The DSIC enabled PSW to add a surcharge to customer bills beginning January 1, 1997 reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service between base rate filings. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective. The maximum DSIC that can be in effect at any time is 5%. PUC rules require PSW to suspend the use of the DSIC in the quarter subsequent to a twelve month period that PSW's adjusted return on equity exceeds a benchmark established by the PUC. The benchmark is established quarterly by the PUC staff based on recent economic data. The Company's adjusted return on equity for the twelve months ending June 30, 1998 and September 30, 1998 exceeded the benchmark, and as a result the DSIC was suspended in the fourth quarter of 1998 and the first quarter of 1999. Based on the adjusted return on equity for 1998 and the most recent benchmark, the DSIC will be resumed in the second quarter of 1999. Previously, the DSIC had been set at 0.67% of base water rates during the third quarter of 1998 after having been zero since the adoption of new base rates in October 1997. Prior to the new base rates, the DSIC rate had been 1.82%. The DSIC provided revenues in 1998 and 1997 of $229 and $1,104, respectively.

         In addition to its base rates and the DSIC, PSW has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. Effective May 18, 1998, PSW was required to initiate a revenue credit of .11% ($110 on an annual basis) of base water rates in order to provide its customers with the savings associated with a decrease in the Pennsylvania Capital Stock Tax rate. In February 1999, a 1.04% surcharge was implemented as a result of increases in the Pennsylvania Public Utility Realty Tax.

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

         As a result of the continuing assessment of asserted and unasserted legal claims related to these businesses, the passage of time, which reduced certain lease contingencies, and the receipt of contingent sale proceeds, the Company has determined that, the net reserves were in excess of estimates of potential costs. Consequently, in 1996, the Company reversed $965 net of related income taxes, of these reserves. At December 31, 1998 there remains a balance in the reserve for discontinued operations of $1,008 which is included in other accrued liabilities.

Selected Quarterly Financial Data (Unaudited)               Philadelphia Suburban Corporation and Subsidiaries
(in thousands of dollars, except per share amounts)

                                                                                                       Total
                                                    First      Second        Third       Fourth         Year
                                                 --------------------------------------------------------------
1998
---------------------------------------------------------------------------------------------------------------
Operating revenues                               $34,276      $37,341       $41,656      $37,704     $ 150,977
Operations and maintenance                        13,668       14,020        14,714       15,772        58,174
Net income available to common
  stock                                            5,706        7,435         9,022        6,461        28,624
Basic net income per common share                   0.21         0.27          0.33         0.23          1.04
Diluted net income per common share                 0.21         0.27          0.32         0.23          1.03
Dividend paid per common share                    0.1625       0.1625        0.1700       0.1700        0.6650
Price range of common stock
  - high                                           25.75        22.56         28.19        30.06         30.06
  - low                                            19.56        18.88         20.50        23.00         18.88

1997
---------------------------------------------------------------------------------------------------------------
Operating revenues                               $31,021      $33,315       $36,754      $35,081     $ 136,171
Operations and maintenance                        13,068       13,295        14,466       15,070        55,899
Net income available to common
  stock                                            4,460        5,778         7,323        5,432        22,993
Basic net income per common share                   0.17         0.23          0.28         0.21          0.89
Diluted net income per common share                 0.17         0.22          0.28         0.21          0.88
Dividend paid per common share                     0.152        0.152         0.159        0.159         0.622
Price range of common stock
 - high                                            15.47        15.10         18.00        22.18         22.18
 - low                                             11.72        11.44         14.07        15.10         11.44


         High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape.

Summary of Selected Financial Data                                     Philadelphia Suburban Corporation and Subsidiaries
(in thousands of dollars, except per share amounts)

-------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                          1998         1997        1996        1995         1994
-------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
     Income from continuing operations
          Basic                                               $   1.04     $   0.89    $   0.79    $   0.75     $   0.68
          Diluted                                                 1.03         0.88        0.78        0.75         0.68
     Net income
          Basic                                                   1.04         0.89        0.83        0.77         0.68
          Diluted                                                 1.03         0.88        0.82        0.77         0.68
     Cash dividends                                               0.67         0.62        0.59        0.57         0.55
     Return on average shareholders' equity (a)                     13%          12%         12%         12%          11%
     Book value at year end                                      $8.35     $   7.31    $   6.91    $   6.44     $   6.14
     Market value at year end                                    29.56        22.08       14.91       10.38         9.06
-------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
     Operating revenues (a)                                   $150,977     $136,171    $122,503    $117,044     $108,636
     Depreciation and amortization (a)                          16,089       14,580      13,333      11,557       10,330
     Interest expense (a) (b)                                   18,255       17,738      15,541      15,178       13,636
     Income before income taxes (a)                             48,424       39,061      33,749      30,931       27,209
     Provision for income taxes (a)                             19,605       15,873      13,971      12,901       11,571
     Income from continuing operations                          28,819       23,188      19,778      18,030       15,638
     Net income available to common stock                       28,624       22,993      20,722      18,400       15,638
-------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
     Total assets                                             $701,450     $618,472    $582,944    $518,051     $460,062
     Property, plant and equipment, net                        609,808      534,483     502,938     436,905      385,709
     Stockholders' equity                                      234,759      194,745     180,015     156,976      143,795
     Preferred stock with mandatory redemption (c)                   -        4,214       5,643       7,143       10,000
     Long-term debt (c)                                        264,278      234,919     229,962     188,985      153,082
     Total debt                                                269,583      245,319     235,522     195,440      157,132
-------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
     Net cash flows from operating activities (a)             $ 55,205     $ 42,377    $ 38,082    $ 33,079     $ 29,125
     Capital additions (a) (d)                                  58,922       38,960      31,389      33,182       27,379
     Dividends on common stock                                  18,313       16,129      14,795      13,546       12,637
     Number of metered water customers                         299,850      287,516     284,141     264,865      249,533
     Number of shareholders of common stock                     14,898       13,894      13,650      12,209       11,243
     Common shares outstanding (000)                            27,727       26,210      25,598      24,377       23,436
     Employees (full-time)                                         542          531         540         535          525
-------------------------------------------------------------------------------------------------------------------------

(a) Continuing operations only.
(b) Includes dividend on preferred stock of subsidiary and is net of allowance for funds used during construction.
(c) Includes current portion.
(d) Excludes payments for acquired water systems of $24,498 in 1998, $1,226 in 1997, $42,122 in 1996, $26,351 in 1995 and $612 in 1994.