Form 10-K, Exhibit 13
period 1999-12-31
PHILADELPHIA SUBURBAN CORP
filed 2000-03-29
CIK 78128

                                                                    Exhibit 13.7





              Philadelphia Suburban Corporation and Subsidiaries


      Selected Portions of Annual Report to Shareholers for the year ended
                               December 31, 1999

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               (In thousands of dollars, except per share amounts)

                           FORWARD-LOOKING STATEMENTS

         This report by Philadelphia Suburban Corporation ("we" or "us") contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address, among other things, our use of cash; projected capital expenditures; liquidity; as well as information contained elsewhere in this report where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans" or similar expressions. These statements are based on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside our control. Actual results may differ materially from such statements for a number of reasons, including the effects of regulation, abnormal weather, changes in capital requirements and funding, and acquisitions. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

                               GENERAL INFORMATION

         Philadelphia Suburban Corporation is the holding company for regulated utilities providing water or wastewater services to approximately 1.8 million people in Pennsylvania, Ohio, Illinois, New Jersey and Maine. Our two primary subsidiaries are Philadelphia Suburban Water Company ("PSW"), a regulated public utility that provides water or wastewater services to about 1 million residents in the suburban areas west and north of the City of Philadelphia, and Consumers Water Company ("CWC"), a holding company for several regulated public utility companies that provide water or wastewater service to about 800,000 residents in various communities in Pennsylvania, Ohio, Illinois, New Jersey and Maine. We are among the largest investor-owned water utilities in the United States based on the number of customers. In addition, PSW and CWC provide water service to approximately 25,000 people through operating and maintenance contracts with municipal authorities and other parties in proximity to the operating company's service territories.

         On March 10, 1999, we completed a merger (the "Merger") with CWC. We issued 13,014,015 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became our wholly-owned subsidiary. CWC owns 100% of the voting stock of four water companies, and at least 96% of the voting stock of three water companies, operating in Pennsylvania, Ohio, Illinois, New Jersey and Maine. CWC's subsidiaries operate 27 divisions in these five states, providing water service to approximately 800,000 people. The Merger was accounted for under the pooling-of-interests method of accounting. Accordingly, this report has been restated to include the accounts and results of CWC as if the Merger had been completed as of the beginning of the earliest period presented.

         Subsidiaries of PSW and CWC provide wastewater services (primarily residential) to approximately 28,000 people in Pennsylvania, Illinois and New Jersey. During 1999 and each of the previous four years, the operating revenues associated with wastewater services have been less than 3% of our operating revenues.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Following are our selected five-year financial statistics:


Years ended December 31,                    1999            1998           1997            1996           1995
-------------------------------------------------------------------------------------------------------------------
Operating revenues (c)                   $257,326        $250,771        $235,852        $215,971        $208,100
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations        $ 36,384        $ 45,015        $ 35,210        $ 29,204        $ 29,887
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations
    before income taxes and
    non-recurring items (a)              $ 73,036        $ 68,453        $ 57,642        $ 48,554        $ 49,087
-------------------------------------------------------------------------------------------------------------------
Operating Statistics
Operating revenues                          100.0%          100.0%          100.0%          100.0%          100.0%
Costs and expenses:
    Operations and maintenance               38.4%           39.9%           40.9%           43.0%           43.8%
    Depreciation and amortization            12.4%           11.8%           11.9%           11.7%           10.5%
    Taxes other than income taxes             8.5%            8.7%            9.1%            9.3%            8.8%
    Interest expense (b)                     13.1%           12.8%           14.1%           14.0%           13.9%
    Allowance for funds used during
      construction                           (0.8)%          (0.5)%          (0.4)%          (0.5)%          (0.6)%
-------------------------------------------------------------------------------------------------------------------
Total costs and expenses                     71.6%           72.7%           75.6%           77.5%           76.4%
-------------------------------------------------------------------------------------------------------------------
Income from continuing operations
    before income taxes and
    non-recurring items (a)                  28.4%           27.3%           24.4%           22.5%           23.6%
===================================================================================================================
Effective tax rates (c)                      42.2%           40.1%           38.9%           39.9%           39.8%
===================================================================================================================



(a) Non-recurring items include the 1999 charges of $8,596 ($10,121 pre-tax) for transaction costs and restructuring costs related to the Merger with Consumers Water Company, the 1998 gain of $3,903 ($6,680 pre-tax) on the sale of Consumer Water Company's New Hampshire system and the 1995 gain of $363 ($586 pre-tax) on the sale of a division of Consumers Maine Water Company.
(b)  Includes dividends on preferred stock of subsidiary and minority interest.
(c)  Continuing operations only.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Following are our selected five-year operating and sales statistics:


Years ended December 31,                       1999           1998          1997           1996          1995
-------------------------------------------------------------------------------------------------------------

Metered                  Residential        497,937        478,160       473,309        467,210       445,496
water                    Commercial          29,241         27,612        26,369         26,003        24,493
customers                Industrial           1,430          1,327         1,386          1,387         1,237
                         Other                9,067          8,277         7,574          7,305         6,328
                         -------------------------------------------------------------------------------------
                         Total              537,675        515,376       508,638        501,905       477,554
                         =====================================================================================

Revenues from            Residential      $ 154,881      $ 156,523     $ 148,323      $ 135,848     $ 132,419
water sales              Commercial          45,192         44,894        40,439         38,238        35,457
                         Industrial          13,944         13,970        12,818         12,396        11,618
                         Other               31,999         25,672        25,132         23,612        21,947
                         -------------------------------------------------------------------------------------
                         Total            $ 246,016      $ 241,059     $ 226,712      $ 210,094     $ 201,441
                         =====================================================================================




                              RESULTS OF OPERATIONS

        Our income from continuing operations has grown at an annual compound rate of approximately 7.5% during the five-year period ended December 31, 1999. Exclusive of the 1999 CWC merger transaction costs and related restructuring costs of $8,596 ($10,121 pre-tax), income from continuing operations grew at an annual compound rate of 12.2% during the past five years.

        During this same period, operating revenues grew at a compound rate of 6.4% and total expenses, exclusive of income taxes, merger transaction costs and the related restructuring costs, grew at a compound rate of 4.6%.

Operating Revenues

        The growth in revenues over the past five years is a result of increases in the customer base and in water rates. The number of customers increased at an annual compound rate of 3.1% in the past five years primarily as a result of acquisitions of local water systems. Acquisitions made during the five-year period ended December 31, 1999 have provided water revenues of approximately $20,106 in 1999, $19,293 in 1998 and $12,047 in 1997. Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 0.8%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $1,700 in 1999, $13,300 in 1998 and $4,700 in 1997. In April 1998, CWC's New Hampshire system was sold under a condemnation statute. The operating revenues associated with the New Hampshire system were $1,600 in 1998 and $6,500 in 1997. In addition to water and wastewater revenues, operating revenues include the net gains on sales of properties of $780 in 1999, $53 in 1998 and $690 in 1997, and other non-regulated revenues associated with operating and management contracts, rental income, data processing service fees and sales of timber of $5,295 in 1999, $4,904 in 1998 and $4,072 in 1997.

Economic Regulation - Our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. Accordingly, we maintain a rate case management capability to ensure that the tariffs of the utility operations reflect, to the extent practicable, current costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

changes in the cost of capital and changes in the capital structure. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions. The rates for some divisions of CWC's Ohio subsidiary can be fixed by negotiated agreements with the municipalities that are served by those divisions in lieu of regulatory approval from the Public Utility Commission of Ohio. Currently, two of the four regulated divisions in Ohio are operating under such rate ordinances.

        In October 1999, PSW, in conjunction with CWC's Pennsylvania subsidiaries, filed an application with the Pennsylvania Public Utility Commission ("PAPUC") requesting a $28,000 or 15.5% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by July 2000. In October 1997, the PAPUC approved a rate settlement reached between PSW and the parties actively litigating the rate application PSW filed in April 1997. The settlement was designed to increase PSW's annual revenues by $9,300 or 7.3% over the level in effect at the time of the filing. The rates in effect at the time of the filing included a 1% or $1,300 Distribution System Improvement Charge ("DSIC"). Consequently, the settlement resulted in a total base rate increase of $10,600 or 8.3%.

        The CWC operating subsidiaries were allowed annual rate increases of $390 for 1999, $3,334 for 1998 and $2,769 for 1997, represented by two, five, and four rate decisions. Revenues from these increases realized in the year of grant were approximately $308 in 1999, $1,969 in 1998, and $489 in 1997.

Distribution System Improvement Charge - In 1996, the PAPUC approved the Distribution System Improvement Charge ("DSIC"). The DSIC is a mechanism that allows Pennsylvania water utilities to add a surcharge to their water bills. This surcharge offsets the additional depreciation and capital costs associated with certain non-revenue producing, non-expense reducing capital expenditures related to replacing and rehabilitating distribution systems. Prior to the DSIC mechanism, water utilities absorbed all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in base rates is known as regulatory lag. The DSIC mechanism is intended to substantially reduce regulatory lag that often acted as a disincentive to water utilities in rehabilitating their distribution systems.

        The DSIC is adjusted quarterly based on additional qualified capital expenditures made in the previous quarter. However, the DSIC may not exceed 5% of the base rates in effect. The DSIC is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a PUC benchmark. The DSIC in the first quarter of 2000 has been set at 5% and is expected to continue at 5% until new base rates become effective. The DSIC provided revenues of $4,140 in 1999, $229 in 1998 and $1,104 in 1997.

        In May 1999, the Illinois legislature passed a bill to establish a DSIC mechanism in Illinois. The Illinois Commerce Commission is analyzing the mechanism currently and considering approval of the DSIC for use by Illinois water utilities beginning in 2001.

Rate Surcharges - In addition to its base rates and DSIC, PSW and CWC's Pennsylvania subsidiaries have utilized a surcharge or credit on their bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. Operating revenues were increased by rate surcharges in 1999 by $1,306, and rate credits reduced operating revenues in 1998 by $117.

Sendout - "Sendout" represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. However, it is difficult to correlate weather and water consumption, since conservation and even day-to-day variations in weather patterns can have a significant effect. Conservation efforts, construction codes which require the use of low flow plumbing fixtures as well as mandated water use restrictions in response to drought conditions also affect water consumption.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        Our water customers are located in the following states: 66% in Pennsylvania, 15% in Ohio, 10% in Illinois, 6% in New Jersey and 3% in Maine. In June 1999, the Pennsylvania Department of Environmental Protection declared a drought warning for most of the counties in Pennsylvania, including the counties served by PSW and CWC's Pennsylvania subsidiaries. A drought warning calls for voluntary restrictions on water use, particularly non-essential uses of water. In July 1999, the Governor of Pennsylvania issued a drought emergency order for the counties that were previously under the drought warning. The drought emergency imposes a mandatory ban on all nonessential water usage. On September 30, 1999, the drought emergency order was lifted for nearly all Pennsylvania counties, including those served by our water companies. While portions of Pennsylvania, particularly those dependent on ground water, experienced water shortages, our water supplies remained adequate. As a result of these actions, water consumption and water revenues in these areas declined to levels below those experienced in 1998. As a result of the drought emergency order being lifted, water revenues began to return to normal levels during the fourth quarter of 1999. In addition, CWC's New Jersey subsidiary experienced a similar drought emergency during most of the third quarter of 1999.

        There have been other water use restrictions during the past three years, however, because these warnings were issued at times other than the summer months, when nonessential and recreational use of water has traditionally declined, the restrictions did not have a significant impact on operating revenues. Throughout the restriction periods, we had sufficient quantities of raw water and maintained adequate storage levels of treated water.

Operations and Maintenance

        Operations and maintenance expenses totaled $98,758 in 1999, $100,139 in 1998 and $96,571 in 1997. Most elements of operating costs are subject to the effects of inflation, as well as the effects of changes in the number of customers served, in water consumption and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the deregulated electric market in some of the states in which we operate. Maintenance expenses are sensitive to extreme cold weather, which can cause water mains to rupture.

        Operations and maintenance expenses decreased in 1999 as compared to 1998 by $1,381 or 1.4% due to a reduction in general corporate expenses due to the closing of CWC's corporate office in March 1999, savings from reduced electric costs as a result of electric deregulation in Pennsylvania, elimination of $590 of operations and maintenance expenses associated with CWC's New Hampshire operations which was sold in April 1998, offset in part by labor wage increases and increased maintenance and production costs. Increased maintenance expenses resulted from a higher number of main breaks experienced in 1999. The increased wages reflect normal merit increases.

        Operations and maintenance expenses increased in 1998 over 1997 by $3,568 or 3.7% primarily as a result of higher production costs resulting from the increased volume of water sold and increased wages and administrative expenses, partially offset by the elimination of $1,788 of operations and maintenance expenses associated with the CWC's New Hampshire operations which was sold in April 1998. The increased wages reflect normal merit increases.

Depreciation and Amortization

        Depreciation expense was $30,612 in 1999, $27,189 in 1998 and $25,581 in 1997, and has increased principally as a result of the significant capital expenditures made to expand and improve the utility facilities, and as a result of acquisitions of water systems. A portion of the 1998 increase also resulted from accelerated depreciation rates granted in a rate case due to a major treatment plant replacement.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        Amortization was $1,291 in 1999, $2,275 in 1998 and $2,396 in 1997. The
decrease in 1999 is due to the completion of the amortization in 1998 of the costs associated with and the other costs being recovered in PSW's 1997 rate filing. The decrease in 1998 is due to the reduced amortization associated with CWC's New Hampshire operations which was sold in April 1998. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes

        Taxes other than income taxes decreased by approximately 0.4% in 1999 as compared to 1998, and increased 2.7% in 1998 over the previous year. The decrease in 1999 is associated with a decrease in the Pennsylvania Public Utility Realty Tax ("PURTA") and due to $285 of other taxes associated with CWC's New Hampshire operations which was sold in April 1998. The decreased PURTA is a result of a change in the method by which the tax is calculated in 1999. The increase in 1998 over 1997 was due to an increase in the base on which the PURTA, local real estate taxes and the Pennsylvania Capital Stock Tax are calculated, partially offset by $665 of other taxes associated with CWC's New Hampshire operations which was sold in April 1998. The increase in the taxable base for the PURTA and local real estate taxes is due to the capital expenditures and the acquisitions. In addition, the effective PURTA tax rate increased in 1998 by 24%. The effective PURTA tax rate increased due to an additional tax assessment to offset a statewide deficit in the collection of this tax. The increase in the Capital Stock Tax is due to increases in common equity.

Restructuring costs

        During 1999, we recorded a charge of $3,787 for restructuring costs that includes severance of $2,940 and exit costs associated with the closing of CWC's corporate office.

Interest Expense, net

        Net interest expense was $33,698 in 1999, $31,888 in 1998 and $32,664 in 1997. Interest expense increased in 1999 over 1998 primarily as a result of higher levels of borrowing in order to finance capital expenditures and the acquisition of other water systems, offset in part by a reduction in debt associated with Consumers New Hampshire operations. Interest expense decreased in 1998 as compared to 1997 due to a reduction in debt associated with Consumers New Hampshire operations and lower interest rates on borrowings, offset in part by a higher level of debt in order to finance acquisitions and other capital expenditures.

Dividends on Preferred Stock of Subsidiary and Minority Interest

        Dividends on preferred stock of subsidiary were $0 in 1999, $70 in 1998 and $515 in 1997. The change in dividends in 1999 and 1998 over the preceding year is due to a reduction in the number of shares of preferred stock outstanding during these periods.

Allowance for Funds Used During Construction

        The allowance for funds used during construction ("AFUDC") was $1,995 in 1999, $1,245 in 1998 and $937 in 1997 and has varied over the years as a result of increases in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate. The average balance of CWIP, to which AFUDC is applied, increased due to the increased level of capital expenditures in 1999, 1998 and 1997, particularly due to the construction of a $35,000 water treatment plant at one of CWC's Pennsylvania subsidiaries. Construction commenced on this facility in December 1997 and is expected to be completed in the second quarter of 2000.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Merger transaction costs

        During the first quarter of 1999, we recorded a charge of $6,334 for transaction costs associated with the Merger of Consumers Water Company consummated on March 10, 1999. The charge represents the fees for investment bankers, attorneys, accountants and other administrative charges.

Gain on Sale of New Hampshire System

        In April 1998, CWC's New Hampshire subsidiary sold its utility assets to the Town of Hudson under the New Hampshire condemnation statute for $33,728, net of certain closing costs. The sale generated a gain of $6,680 ($3,903 net of taxes, or $0.10 per share), and was recorded in the second quarter of 1998. This system had approximately 8,200 customers and operating revenues of $1,600 in 1998 prior to the sale and $6,500 in 1997. The interest savings associated with paying off the outstanding borrowings under the revolving credit agreements with the proceeds from this sale, principally offset the reduction of the New Hampshire system's normal contribution to income.

Income Taxes

        Our effective income tax rate was 42.2% in 1999 as compared to 40.1% in 1998 and 38.9% in 1997. The effective tax rate increased in 1999 due to the estimated non-deductible portion of the $6,334 of merger transaction costs recorded in 1999. Exclusive of the merger transaction costs and related tax benefits of $200, the 1999 effective tax rate would have been 38.6%. The changes in the effective tax rates in 1999 and 1998 are due to differences between tax deductible expenses and book expenses.

Discontinued Operations

        In 1997, the Board of Directors of CWC announced its intention to dispose of its technical services company, Consumers Applied Technologies, Inc. ("CAT"). A reserve for estimated losses and certain future costs was established in 1997 of $2,350, net of tax benefits of $1,211. CWC had been unable to sell CAT as an on-going business and is proceeding with its liquidation. CAT's operations were substantially shutdown during 1997. The operating results of CAT prior to the date of discontinuance are shown under discontinued operations on the accompanying consolidated statements of income and comprehensive income. Operating revenues for CAT for 1998 and 1997 were $393 and $4,573.

Summary

        Operating income was $101,045 in 1999, $99,238 in 1998 and $89,959 in
1997 and income from continuing operations was $36,384 in 1999, $45,015 in 1998 and $35,210 in 1997. Our operating results have been effected by the following non-operating items in 1999 and 1998. Operating income and income from continuing operations for 1999 includes the charge for restructuring costs related to the CWC Merger of $3,787 ($2,462 after tax or $0.06 per share). Income from continuing operations for 1999 includes the charge for $6,334 ($6,134 after tax or $0.15 per share) of merger transaction costs associated with the CWC Merger. Income from continuing operations for 1998 includes a net gain of $6,680 ($3,903 after tax or $0.10 per share) on the sale of CWC's New Hampshire operations. Diluted income per share from continuing operations was $0.88 in 1999, $1.10 in 1998 and $0.90 in 1997. Diluted income per share from operations, exclusive of the aforementioned non-recurring items, was $1.09 in 1999, $1.00 in 1998 and $0.90 in 1997. The changes in the per share income in 1999 and 1998 over the previous years were due to the aforementioned changes in income and impacted by a 1.1% and 4.7% increase in the average number of common shares outstanding during 1999 and 1998.

        Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Fourth Quarter Results

        Net income available to common stock for the fourth quarter of 1999 increased over the same period in 1998 by $990 to $9,594 primarily as a result of a $930 increase in operating revenues, a $129 decrease in operations and maintenance expenses and a decrease in income tax expense, offset partially by increases in depreciation and interest expense. The increase in operating revenues was a result of an increase in water rates, primarily from the DSIC, and additional revenues from acquisitions, offset in part by a decrease in water consumption. Operations and maintenance expenses decreased primarily due to a reduction in general corporate expenses related to the closing of CWC's corporate office and reduced production costs, offset partially by increased wages and maintenance expenses. Income tax expense decreased due to expenses deductible for taxes but not included as book expenses. Depreciation increased due to utility plant additions and the water system acquisitions made since the fourth quarter of 1998. Interest expense increased in the fourth quarter primarily as a result of higher borrowing levels and increased interest rates.

Effects of Inflation

        As a regulated enterprise, our rates are established to provide recovery of costs and a return on its investment. Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. During periods of moderate to low inflation, as has been experienced for the past several years, the effects of inflation on our operating results are not significant.

                               FINANCIAL CONDITION

Cash Flow and Capital Expenditures

        Net operating cash flow, dividends paid on common stock and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 1999 were as follows:

---------------------------------------------------------------------------------------------------------------
                                  Net Operating              Common                  Capital
                                    Cash Flow               Dividends              Expenditures
---------------------------------------------------------------------------------------------------------------

              1995                  53,217                   23,452                    73,369
              1996                  56,274                   25,137                    66,130
              1997                  71,252                   26,752                    67,378
              1998                  84,362                   29,349                    87,973
              1999                  74,103                   29,217                    96,383
---------------------------------------------------------------------------------------------------------------
                                 $ 339,208                $ 133,907                 $ 391,233
===============================================================================================================




        Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants; new water mains and customer service lines; rehabilitation of existing water mains, hydrants and customer service lines; water meters; and the construction of a divisional operations center. During this five-year period, we received $34,750 of customer advances and contributions in aid of construction to finance new water mains. In addition, during this period, we have made sinking fund contributions and retired debt in the amount of $92,518, and retired $11,460 of preferred stock, and have refunded $19,383 of customer advances for construction. Despite an annual increase in the common dividends declared and paid on our common stock over the past five years, the total common dividends paid in 1999 declined as compared to 1998 due to the exchange of the Consumers Water Company common stock for our common stock.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        During the past five years, we have also expended $140,751 related to the acquisitions of utility systems, primarily water utilities and some wastewater utilities. In addition in March 1999, we completed the Merger with Consumers Water Company. On the date of the Merger, we issued 13,014,015 shares of Common Stock in exchange for all of the outstanding shares of CWC. In 1998, CWC's New Hampshire operations were sold under the New Hampshire condemnation statute for $33,728, net of certain closing costs, which was used to pay down long-term debt.

        Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $254,000 of First Mortgage Bonds and obtained other short-term borrowings during the past five years. In February 1998, we sold 1,250,000 shares of common stock in a public offering for net proceeds of $25,840. The proceeds of this offering were used to make a $19,000 equity contribution to PSW and to repay short-term debt.

         We have a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that replaced the Customer Stock Purchase Plan and the Dividend Reinvestment and Optional Stock Purchase Plan in December 1997. Under the direct stock purchase portion of the Plan, shares are sold throughout the year and the shares are obtained by our transfer agent in the open market instead of issuing original issue shares of stock, as was done under the previous plan. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of original issue shares of common stock with reinvested dividends. As of the December 1999 dividend payment, holders of 18.3% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. During the past five years, we have sold 2,118,460 original issue shares of common stock for net proceeds of $29,279 through the dividend reinvestment program. During the past five years, and before its replacement in December 1997, we have sold 1,356,154 original issue shares of common stock for net proceeds of $15,755 through the former Customer Stock Purchase Plan. Proceeds from these plans were used to invest in PSW, to relieve PSW of the need to pay a dividend to us, to repay short-term debt, and for general corporate purposes.

         The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We purchased 81,400 shares in 1999, 151,406 shares in 1998 and 152,000 shares in 1997 at a net cost of $1,771 in 1999, $3,333 in 1998 and
$2,284 in 1997. As of December 31, 1999, 395,339 shares remain available for purchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

         Our planned 2000 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $110,602 of which $34,265 is for DSIC qualified projects. PSW has increased its capital spending for infrastructure rehabilitation in response to the DSIC. Should the DSIC be discontinued for any reason, which is not anticipated, PSW would likely reduce its capital program significantly. The 2000 capital program of PSW and CWC, along with $12,194 of sinking fund obligations and debt maturities is expected to be financed through internally-generated funds, the revolving credit facilities, our equity investments and the issuance of new long-term debt.

         We continue to hold acquisition discussions with several water systems. The cash needed for acquisitions is expected to be funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or our equity investments.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)



         Future utility construction in the period 2001 through 2004, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $400,000. We anticipate that less than one-half of these expenditures will require external financing including the additional issuance of Common Stock through our dividend reinvestment plan and possible future public equity offerings. We expect to refinance $91,375 of debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

         The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain or increase internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by PSW and the CWC operating subsidiaries to achieve an adequate level of earnings to enable it to secure the capital it will need and to maintain satisfactory debt coverage ratios.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Capitalization

         The following table summarizes our capitalization during the past five years:


December 31,                                              1999        1998         1997         1996        1995
-----------------------------------------------------------------------------------------------------------------
Long-term debt*                                          53.8%       51.9%        56.9%        57.9%       56.5%
Preferred stock*                                          0.2%        0.4%         1.0%         1.3%        1.1%
Common stockholders' equity **                           46.0%       47.7%        42.1%        40.8%       42.4%
-----------------------------------------------------------------------------------------------------------------
                                                        100.0%      100.0%       100.0%       100.0%      100.0%
=================================================================================================================

*Includes current portion.
** Excludes minority interest.



        The changes in the capitalization ratios primarily result from the issuance of common stock over the past five years and the issuance of debt to finance our acquisitions and capital program. It is our goal to maintain an equity ratio adequate to support PSW's current Standard and Poors debt rating of "AA-" and to support CWC's current debt rating of an NAIC (National Association of Insurance Commissioners) "2".

Dividends on Common Stock

        We have paid common dividends consecutively for 55 years. In 1999, our Board of Directors authorized an increase of 5.9% in the dividend rate over the amount we previously paid. As a result of this authorization, beginning with the dividend payment in September, the annual dividend rate increased to $0.72 per share. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, after restatement for the pooling, our common dividends paid have averaged 76.2% of income from continuing operations.

                                    YEAR 2000

         We actively pursued a Year 2000 Program (the "Program"). The objective of the Program was to provide reasonable assurance that our critical systems and processes that impact our ability to deliver water to our customers would not experience significant interruptions that would interfere with such water service or result in a material business impairment that would have an adverse impact on our operations, liquidity or financial condition as a result of the Year 2000 issue. For purposes of the Program, the Year 2000 issue was defined as whether information technology accurately processes date and time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations. To date, our water treatment plants and other mission critical systems have not been impacted by the Year 2000 issue, and there have been no water service interruptions as a result of a Year 2000 issue. We continue to monitor the Year 2000 issue but do not anticipate that we will experience a material business impairment or have a material adverse impact on our operations, liquidity or financial condition as a result of the Year 2000 issue.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)



                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." We adopted this statement on January 1, 1999 as required. The adoption of SOP 98-1 did not affect results from operations, financial condition or long-term liquidity.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities." We adopted this statement on January 1, 1999 as required. The adoption of SOP 98-5 did not affect results from operations, financial condition or long-term liquidity.

        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in June 1999 amended this standard by issuing SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137 changed the timing of the implementation of SFAS No. 133. We plan to adopt these statements in 2001 as required. As of December 31, 1999, we had no derivative instruments or hedging activities.

                               MANAGEMENT'S REPORT



         The consolidated financial statements and related information for the years ended December 31, 1999, 1998 and 1997 were prepared by management in accordance with generally accepted accounting principles and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is comprised of three outside Directors who meet periodically with management and the independent auditors. The Audit Committee held two meetings in 1999.



Nicholas DeBenedictis                                   David P. Smeltzer

Nicholas DeBenedictis                                   David P. Smeltzer
       Chairman &                               Senior Vice President - Finance
        President

                          INDEPENDENT AUDITORS' REPORT



The Stockholders and Board of Directors
Philadelphia Suburban Corporation:

         We have audited the accompanying consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, and cash flow for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.





KPMG LLP

Philadelphia, Pennsylvania
January 31, 2000

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 1999, 1998 and 1997

                                                                             1999            1998           1997
                                                                        -----------------------------------------------
Operating revenues                                                            $ 257,326      $ 250,771       $ 235,852
Costs and expenses:
    Operations and maintenance                                                   98,758        100,139          96,571
    Depreciation                                                                 30,612         27,189          25,581
    Amortization                                                                  1,291          2,275           2,396
    Taxes other than income taxes                                                21,833         21,930          21,345
    Restructuring costs                                                           3,787              -               -
                                                                        -----------------------------------------------
                                                                                156,281        151,533         145,893

Operating income                                                                101,045         99,238          89,959
Other expense (income):
    Interest expense, net                                                        33,698         31,888          32,664
    Dividends on preferred stock of subsidiary and
        minority interest                                                            93            142             590
    Allowance for funds used during construction                                 (1,995)        (1,245)           (937)
    Merger transaction costs                                                      6,334              -               -
    Gain on sale of New Hampshire system                                              -         (6,680)              -
                                                                        -----------------------------------------------
Income from continuing operations before income taxes                            62,915         75,133          57,642
Provision for income taxes                                                       26,531         30,118          22,432
                                                                        -----------------------------------------------
Income from continuing operations                                                36,384         45,015          35,210
Discontinued operations:
    Loss from operations, net of tax                                                  -              -             387
    Loss on disposal of discontinued operations, net of tax                           -              -           2,350
                                                                        -----------------------------------------------
Net income                                                                       36,384         45,015          32,473
Dividends on preferred stock                                                        109            195             195
                                                                        -----------------------------------------------
Net income available to common stock                                          $  36,275      $  44,820       $  32,278
                                                                        ===============================================

Net income                                                                    $  36,384      $  45,015       $  32,473
Other comprehensive income, net of tax                                            2,020              -               -
                                                                        -----------------------------------------------
Comprehensive income                                                          $  38,404      $  45,015       $  32,473
                                                                        ===============================================

Basic net income (loss) per common share:
    Continuing operations                                                        $ 0.89      $    1.11       $    0.91
    Discontinued operations                                                           -              -           (0.07)
                                                                        -----------------------------------------------
        Total                                                                    $ 0.89      $    1.11       $    0.84
                                                                        ===============================================
Diluted net income (loss) per common share:
    Continuing operations                                                        $ 0.88      $    1.10       $    0.90
    Discontinued operations                                                           -              -           (0.07)
                                                                        -----------------------------------------------
        Total                                                                    $ 0.88      $    1.10       $    0.83
                                                                        ===============================================
Average common shares outstanding during the period:
    Basic                                                                        40,864         40,362          38,650
                                                                        ===============================================
    Diluted                                                                      41,305         40,854          39,018
                                                                        ===============================================

          See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 1999 and 1998

                                                                                              1999              1998
                                                                                       -----------------------------------
                                        Assets
Property, plant and equipment, at cost                                                      $ 1,393,027       $ 1,248,621
Less accumulated depreciation                                                                   257,663           232,427
                                                                                       -----------------------------------
    Net property, plant and equipment                                                         1,135,364         1,016,194
                                                                                       -----------------------------------

Current assets:
    Cash and cash equivalents                                                                     4,658             8,247
    Accounts receivable and unbilled revenues, net                                               44,399            40,768
    Inventory, materials and supplies                                                             3,948             3,857
    Prepayments and other current assets                                                          6,520             7,026
                                                                                       -----------------------------------
    Total current assets                                                                         59,525            59,898
                                                                                       -----------------------------------

Regulatory assets                                                                                58,287            57,697
Deferred charges and other assets, net                                                           27,629            22,944
                                                                                       -----------------------------------
                                                                                            $ 1,280,805       $ 1,156,733
                                                                                       ===================================
              Liabilities and Stockholders' Equity
Stockholders' equity:
    6.05% Series B cumulative preferred stock                                               $     1,760       $     3,220
    Common stock at $.50 par value, authorized 100,000,000 shares,
         issued 41,627,644 and 41,235,603 in 1999 and 1998                                       20,814            20,617
    Capital in excess of par value                                                              251,440           244,457
    Retained earnings                                                                           101,533            91,683
    Minority interest                                                                             2,604             2,589
    Treasury stock, 615,038 and 533,292 shares in 1999 and 1998                                 (11,270)           (9,478)
    Accumulated other comprehensive income                                                        2,020               -
                                                                                       -----------------------------------
    Total stockholders' equity                                                                  368,901           353,088
                                                                                       -----------------------------------

Long-term debt, excluding current portion                                                       413,752           374,374
Commitments                                                                                         -                 -

Current liabilities:
    Current portion of long-term debt                                                            12,194             2,981
    Loans payable                                                                               103,069            63,550
    Accounts payable                                                                             24,286            25,248
    Accrued interest                                                                              8,994             8,406
    Accrued taxes                                                                                12,689            14,382
    Other accrued liabilities                                                                    22,581            20,462
                                                                                       -----------------------------------
    Total current liabilities                                                                   183,813           135,029
                                                                                       -----------------------------------

Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                            136,528           126,809
    Customers' advances for construction                                                         59,494            57,781
    Other                                                                                         8,434             8,735
                                                                                       -----------------------------------
    Total deferred credits and other liabilities                                                204,456           193,325
                                                                                       -----------------------------------

Contributions in aid of construction                                                            109,883           100,917
                                                                                       -----------------------------------
                                                                                            $ 1,280,805       $ 1,156,733
                                                                                       ===================================
See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 1999 and 1998


                                                                                            1999             1998
                                                                                      -------------------------------
Stockholders' equity:
     6.05% Series B cumulative preferred stock                                             $   1,760       $   3,220
     Common stock, $.50 par value                                                             20,814          20,617
     Capital in excess of par value                                                          251,440         244,457
     Retained earnings                                                                       101,533          91,683
     Minority interest                                                                         2,604           2,589
     Treasury stock                                                                          (11,270)         (9,478)
     Accumulated other comprehensive income                                                    2,020             -
                                                                                      -------------------------------
Total stockholders' equity                                                                   368,901         353,088
                                                                                      -------------------------------

Long-term debt:
First Mortgage Bonds secured by utility plant:
     Interest Rate Range
        0.00% to  2.49%                                                                          858             949
        2.50% to  4.99%                                                                          824             -
        5.00% to  5.49%                                                                        2,200             -
        5.50% to  5.99%                                                                       31,545          21,945
        6.00% to  6.49%                                                                      127,210          87,210
        6.50% to  6.99%                                                                       55,200          55,200
        7.00% to  7.49%                                                                       38,000          40,001
        7.50% to  7.99%                                                                       23,000          23,000
        8.00% to  8.49%                                                                       16,500          16,500
        8.50% to  8.99%                                                                        9,003           9,011
        9.00% to  9.49%                                                                       53,695          53,776
        9.50% to  9.99%                                                                       51,220          51,820
       10.00% to  10.55%                                                                       6,000           6,000
                                                                                      -------------------------------
Total First Mortgage Bonds                                                                   415,255         365,412
Notes payable to banks under revolving credit agreements, due June 2000                        9,200          10,400
Installment note payable, 9%, due in equal annual payments through 2013                        1,491           1,543
                                                                                      -------------------------------
                                                                                             425,946         377,355
Current portion of long-term debt                                                             12,194           2,981
                                                                                      -------------------------------
Long-term debt, excluding current portion                                                    413,752         374,374
                                                                                      -------------------------------
Total capitalization                                                                       $ 782,653       $ 727,462
                                                                                      ===============================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 1999, 1998 and 1997



                                                                                      1999            1998           1997
                                                                             -----------------------------------------------
Cash flows from operating activities:
    Net income                                                                      $ 36,384        $ 45,015       $ 32,473
    Adjustments to reconcile net income to net cash
        flows from operating activities:
        Depreciation and amortization                                                 31,903          29,464         27,977
        Deferred income taxes                                                          6,342           9,957          5,883
        Gain on sale of New Hampshire system                                               -          (6,680)             -
        Net increase in receivables, inventory and prepayments                        (3,073)         (3,623)          (933)
        Net increase in payables, accrued interest and
           other accrued liabilities                                                     444          11,216          4,801
        Other                                                                          1,600          (2,476)        (1,483)
    Net cash flows from discontinued operations                                          503           1,489            184
    Net loss from discontinued operations                                                  -               -          2,350
                                                                             -----------------------------------------------
Net cash flows from operating activities                                              74,103          84,362         71,252
                                                                             -----------------------------------------------

Cash flows from investing activities:
    Property, plant and equipment additions, including allowance for
        funds used during construction of $1,995, $1,245 and $937                    (96,383)        (87,973)       (67,378)
    Acquisitions of water and wastewater systems                                     (39,164)        (24,498)        (1,226)
    Proceeds from sale of New Hampshire system                                             -          33,728              -
    Other                                                                             (5,069)           (899)           125
                                                                             -----------------------------------------------
Net cash flows used in investing activities                                         (140,616)        (79,642)       (68,479)
                                                                             -----------------------------------------------

Cash flows from financing activities:
    Customers' advances and contributions in aid of construction                       5,345           3,902          8,069
    Repayments of customers' advances                                                 (4,077)         (3,062)        (4,215)
    Net proceeds (repayments) of short-term debt                                      39,519          (4,615)         6,316
    Proceeds from long-term debt                                                      54,412          33,395         29,631
    Repayments of long-term debt                                                      (6,733)        (24,918)       (25,997)
    Redemption of preferred stock                                                     (1,460)         (4,214)        (1,438)
    Proceeds from issuing common stock                                                 7,061          32,589         14,258
    Repurchase of common stock                                                        (1,773)         (3,334)        (2,287)
    Dividends paid on preferred stock                                                   (117)           (195)          (195)
    Dividends paid on common stock                                                   (29,217)        (29,349)       (26,752)
    Other                                                                                (36)            (46)           (82)
                                                                             -----------------------------------------------
Net cash flows from (used in) financing activities                                    62,924             153         (2,692)
                                                                             -----------------------------------------------

Net increase (decrease) in cash and cash equivalents                                  (3,589)          4,873             81
Cash and cash equivalents at beginning of year                                         8,247           3,374          3,293
                                                                             -----------------------------------------------
Cash and cash equivalents at end of year                                            $  4,658        $  8,247       $  3,374
                                                                             ===============================================

See Summary of Significant Accounting Policies-Customers' Advances for
    Construction, Merger with Consumers Water Company, Acquisitions and Water Sale Agreements, Income Taxes and Employee Stock and Incentive Plans footnotes for description of non-cash activities.
See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)



Summary of Significant Accounting Policies

Basis of Presentation - On March 10, 1999, Philadelphia Suburban Corporation (the "Company") completed a merger (the "Merger") with Consumers Water Company ("CWC"). On the date of the Merger, the Company issued 13,014,015 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary of the Company. The Merger has been accounted for as a pooling-of-interests under Accounting Principles Board Opinion No. 16. Accordingly, the Company's consolidated financial statements and footnotes presented in this report have been restated to include the accounts and results of CWC as if the Merger had been completed as of the beginning of the earliest period presented.

Nature of Operations - The business of the Company is conducted primarily through its wholly-owned subsidiary Philadelphia Suburban Water Company ("PSW") and the seven operating companies of CWC. PSW is a regulated public utility which supplies water to approximately 319,000 customers. The service territory of PSW covers an area located west and north of the City of Philadelphia. CWC owns 100% of the voting stock of four water companies and at least 96% of the voting stock of three water companies. These water companies are regulated utilities providing water and wastewater service in 27 operating divisions to approximately 230,000 customers in Pennsylvania, Ohio, Illinois, New Jersey and Maine. In addition, the Company provides water service to approximately 8,500 customers through operating and maintenance contracts in Pennsylvania, Illinois and Maine.

         The customers of PSW and CWC's operating subsidiaries are residential, commercial and industrial in nature. The regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.

Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries as of December 31, 1999. All material intercompany accounts and transactions have been eliminated.

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-utility revenues are recognized when services are performed.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 1999, utility plant includes a net credit acquisition adjustment of $8,403, which is being amortized over 20 to 40 years. Consistent with the Company's rate settlements, $575 was amortized during 1999, $565 was amortized during 1998 and $534 was amortized during 1997.

         Utility expenditures for maintenance and repairs, including minor renewals and betterments, are charged to operating expenses in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation.

         The straight-line remaining life method is used to compute depreciation on utility plant. Generally, the straight-line method is used with respect to transportation and mechanical equipment, office equipment and laboratory equipment.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         In accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", the long-lived assets of the Company, which consist primarily of Utility Plant in Service and regulatory assets, have been reviewed for impairment. There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of these assets.

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds was $57 in 1999. There was no AFUDC related to equity funds in 1998 or 1997.

Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Deferred Charges and Other Assets - Deferred charges and other assets consist of financing expenses, rate case expenses, other costs and marketable securities.

         Deferred bond issuance expenses are amortized by the straight-line method over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption.

         Expenses associated with filing for rate increases are deferred and amortized over periods that generally range from one to three years. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery.

         Marketable securities are considered "available-for-sale" and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.

Income Taxes - The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse.

Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse the Company its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $10,069, $8,774 and $6,080 in 1999, 1998 and 1997.

Contributions in Aid of Construction - Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies - Inventories are stated at cost, not in excess of market value. Cost is determined using the first-in, first-out method and the average cost method.

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

Merger with Consumers Water Company


         On March 10, 1999, the Company completed a merger ("the Merger") with CWC. Pursuant to the merger agreement, the Company issued 13,014,015 shares of Common Stock in exchange for all of the outstanding stock of CWC. CWC common shareholders received 1.432 shares of the Company's Common Stock for each CWC common share and CWC preferred shareholders received 5.649 shares of the Company's Common Stock for each CWC preferred share. As a result of the Merger, CWC became a wholly-owned subsidiary of the Company. CWC's seven water companies serve approximately 230,000 customers in service territories covering parts of Pennsylvania, Ohio, Illinois, New Jersey and Maine. The results of operations previously reported by PSC and CWC are as follows (certain amounts previously reported have been reclassified to conform to the current presentation):


                                      Years Ended December 31,
                                  --------------------------------
                                           1998            1997
                                  --------------------------------
Operating Revenues
     PSC                                $ 150,977       $ 136,171
     CWC                                   98,469          98,339
                                  --------------------------------
     Combined                           $ 249,446       $ 234,510
                                  ================================

Net income
     PSC                                $  28,819       $  23,188
     CWC                                   16,251           9,339
                                  --------------------------------
     Combined                           $  45,070       $  32,527
                                  ================================






        During 1999, the Company recorded a charge of $6,334 ($6,134, after tax benefits of $200) for merger transaction costs consisting primarily of fees for investment bankers, attorneys, accountants and other administrative charges. In addition, the Company recorded a restructuring reserve of $3,787 ($2,462, after tax benefits of $1,325) in 1999 that includes severance of $2,940 and exit costs associated with the closing of CWC's corporate office. Through December 31, 1999, the initial reserve has been reduced principally by cash payments of $3,434 and the balance is anticipated to be paid during the second quarter of 2000. The merger transaction costs have been reported in Other expenses and the restructuring costs have been reported as Costs and expenses in the Consolidated Statements of Income and Comprehensive Income.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Acquisitions and Water Sale Agreements


         During 1999, exclusive of the Merger, 16 acquisitions or other growth ventures were completed in the five states in which the Company operates. These transactions have added 17,250 customers to the Company's customer base. The largest of these transactions was the acquisition of the water utility assets of Bensalem Township in December 1999, which has added 14,945 customers. The total purchase price for the systems acquired in 1999 was $39,164 in cash. The increase in annual revenues resulting from the acquired systems approximate $4,900 (unaudited) and operating revenues included in the consolidated financial statements during the period owned by the Company were $559.

         During 1998, five water system acquisitions were completed and two long-term water sale agreements were obtained in Pennsylvania and New Jersey. These transactions have added 9,007 customers to the Company's customer base. The total purchase price of $25,380 for the five water systems acquired in 1998 was $24,498 in cash and the issuance of 42,000 shares of the Company's common stock. Operating revenues included in the consolidated financial statements related to the systems acquired and new water sale agreements obtained in 1998 were $4,685 in 1999 and $4,627 in 1998.

         During 1997, one wastewater and three water system acquisitions were completed by PSW. The total purchase price for the systems acquired in 1997 was $1,226. Operating revenues included in the consolidated financial statements related to the systems acquired in 1997 were $363 in 1999, $367 in 1998 and $175 in 1997.


Disposition

         In April 1998, CWC's New Hampshire subsidiary sold its utility assets to the Town of Hudson under the New Hampshire condemnation statute for $33,728, net of certain closing costs. The sale generated a gain of $6,680 ($3,903 net of taxes, or $0.10 per share), and was recorded in the second quarter of 1998. This system had approximately 8,200 customers and operating revenues of $1,600 in 1998 prior to the sale and $6,500 in 1997.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Property, Plant and Equipment

                                                     December 31,
                                            ------------------------------
                                               1999              1998
                                            ------------------------------
  Utility plant and equipment               $ 1,340,361       $ 1,213,330
  Utility construction work in progress          49,271            31,327
  Non-utility plant and equipment                 3,395             3,964
                                           -------------------------------
  Total property, plant and equipment       $ 1,393,027       $ 1,248,621
                                           ===============================


         Depreciation is computed based on estimated useful lives of 2 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non-utility plant, office equipment and laboratory equipment.

Accounts Receivable

                                                     December 31,
                                            ----------------------------
                                               1999              1998
                                            ----------------------------
  Billed water revenue                       $ 23,953         $ 21,666
  Unbilled water revenue                       20,747           19,398
  Other                                         1,007            1,140
                                            ----------------------------
                                               45,707           42,204
  Less allowance for doubtful accounts          1,308            1,436
                                            ----------------------------
  Net accounts receivable                    $ 44,399         $ 40,768
                                            ============================


         The Company's customers are located in the following states: 66% in Pennsylvania, 14% in Ohio, 11% in Illinois, 6% in New Jersey and 3% in Maine. PSW's customers are located in southeastern Pennsylvania and accounted for 58% of the customers served. No single customer accounted for more than one percent of the Company's operating revenues.

Regulatory Asset


         The regulatory asset represents costs that are excluded from the Company's rate base but are expected to be fully recovered in future rates. The two components of this asset are deferred income taxes and postretirement benefits other than pensions. Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The portion of the asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.


                                                        December 31,
                                               ----------------------------
                                                  1999              1998
                                               ----------------------------
  Income taxes                                  $ 56,467         $ 55,437
  Postretirement benefits other than pensions      1,820            2,260
                                                ---------------------------
                                                $ 58,287         $ 57,697
                                                ===========================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



Income Taxes

         Total income tax expense is allocated as follows:


                                            Years Ended December 31,
                                        -----------------------------------
                                           1999        1998         1997
                                        -----------------------------------
   Income from continuing operations     $ 26,531    $ 30,118    $ 22,432
   Common stockholders' equity related
     to stock option activity which
     reduces taxable income                  (205)       (402)       (401)
   Discontinued operations                     --          --      (1,455)
                                        -----------------------------------
                                         $ 26,326    $ 29,716    $ 20,576
                                        ===================================


         Income tax expense attributable to income from continuing operations consists of:

                                              Years Ended December 31,
                                      ------------------------------------
                                         1999        1998         1997
                                      ------------------------------------
         Current:
           Federal                     $ 15,233    $ 14,837     $ 13,480
           State                          3,695       5,583        3,087
                                      ------------------------------------

                                         18,928      20,420       16,567
                                      ------------------------------------
         Deferred:
           Federal                        6,862       8,453        5,086
           State                            741       1,245          779
                                      ------------------------------------

                                          7,603       9,698        5,865
                                      ------------------------------------
         Total tax expense             $ 26,531    $ 30,118     $ 22,432
                                      ====================================


         The significant components of deferred income tax expense are as follows:

                                                    Years Ended December 31,
                                                --------------------------------
                                                   1999       1998       1997
                                                --------------------------------
 Excess of tax over financial statement
   depreciation                                   $ 5,377   $ 10,325   $ 6,488
 Amortization of deferred investment tax
   credits                                           (216)      (660)     (290)
 Current year investment tax credits
   deferred                                           118         20        35
 Differences in basis of fixed assets due
   to variations in tax and book accounting
   methods that reverse through depreciation        2,123      1,762       786
 Pension, deferred compensation and other
   postretirement benefits                            (58)      (752)     (184)
 Customers' advances for construction, net            806        321       773
 Other, net                                          (547)    (1,318)   (1,743)
                                                 -------------------------------
 Total deferred income tax expense                $ 7,603    $ 9,698   $ 5,865
                                                 ===============================


        The statutory Federal tax rate is 35% and the state corporate net income tax rates range from 7.18% to 11.50% for all years presented.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income from continuing operations before Federal tax and the actual Federal tax expense are as follows:

                                                                       Years Ended December 31,
                                                              -------------------------------------------
                                                                  1999           1998          1997
                                                              -------------------------------------------

Computed Federal tax expense at statutory rate                     $ 20,390       $ 23,839      $ 18,753
Increase in tax expense for depreciation expense
  to be recovered in future rates                                       387          1,091           162
Merger transaction costs                                              2,017              -             -
Charitable contribution                                                (479)             -             -
Gain on sale of land                                                     83              -             -
Amortization of deferred investment tax credits                        (279)          (658)         (292)
Prior year rate reductions                                             (313)          (655)         (147)
Preferred stock dividend                                                 32            147           272
Difference in statutory rate                                              -           (240)         (186)
Other, net                                                              257           (234)            4
                                                              -------------------------------------------
Actual Federal tax expense                                         $ 22,095       $ 23,290      $ 18,566
                                                              ===========================================



         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                   December 31,
                                                         -----------------------------
                                                                1999           1998
                                                         -----------------------------
Deferred tax assets:
  Customers' advances for construction                        $ 19,896      $  21,527
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                                        4,952          3,244
  Alternative minimum tax                                        1,464          1,464
  Other                                                            292            187
                                                         -----------------------------
Total gross deferred tax assets                                 26,604         26,422
                                                         -----------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                        129,083        122,922
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                         24,793         22,236
  Deferred investment tax credit                                 7,823          8,073
  Unrealized gain on marketable securities                       1,433              -
                                                         -----------------------------
Total gross deferred tax liabilities                           163,132        153,231
                                                         -----------------------------

Net deferred tax liability                                    $136,528      $ 126,809
                                                         =============================


         The Company made income tax payments of $20,313, $15,746 and $14,131 in 1999, 1998 and 1997, respectively. The Company's Federal income tax returns for all years through 1995 have been closed.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Commitments


         PSW maintains agreements with the Chester Water Authority and the Bucks County Water and Sewer Authority for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. As a result of the December 1999 Bensalem acquisition, the estimated annual commitments related to such purchases will increase to approximately $5,338 through 2004. PSW purchased approximately $3,172, $3,012 and $2,978 of water under these agreements during the years ended December 31, 1999, 1998 and 1997, respectively.

         The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. During the next five years, $2,556 of future minimum lease payments are due: $1,129 in 2000, $853 in 2001, $378 in 2002 and $186 in 2003 and $10 in 2004. PSW leases parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The operating lease is noncancelable, expires in 2045 and contains certain renewal provisions. The lease is subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $292 of lease payments for land, subject to the aforesaid adjustment, are due.


         Rent expense was $1,894, $2,270 and $2,166 for the years ended December 31, 1999, 1998 and 1997, respectively.

Long-term Debt and Loans Payable

         The Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 1999 and 1998. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW and CWC to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's and CWC's stock. As of December 31, 1999, approximately $146,000 of PSW's and $59,000 of CWC's retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW and CWC from making loans to or purchasing the stock of the Company.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. Excluding amounts due under the revolving credit agreements, the Company's future sinking fund payments and debt maturities are as follows:

Interest Rate Range                   2000         2001        2002         2003          2004      Thereafter
                              --------------------------------------------------------------------------------

  0.00% to  2.49%                 $    84      $    70    $     83     $     84      $     75       $     462
  2.50% to  4.99%                      10           10          10           10            10             774
  5.00% to  5.49%                     -            -           -            -             -             2,200
  5.50% to  5.99%                     400          400         400       10,000        10,000          10,345
  6.00% to  6.49%                     -            -        10,000          -          15,000         102,210
  6.50% to  6.99%                     -            -           -         10,400           400          44,400
  7.00% to  7.49%                   2,000        2,000       2,000       12,000        12,000           8,000
  7.50% to  7.99%                     -            -           -            -             -            23,000
  8.00% to  8.49%                     -            -           -            -             -            16,500
  8.50% to  8.99%                       3          -           -            -             -             9,000
  9.00% to  9.49%                     137          142         548          554           561          53,244
  9.50% to  9.99%                     360        1,155       1,154        1,155         1,154          46,242
 10.00% to 10.55%                     -            -           -            -             -             6,000
                              --------------------------------------------------------------------------------
Total                             $ 2,994      $ 3,777    $ 14,195     $ 34,203      $ 39,200       $ 322,377
                              ================================================================================


         In December 1999, PSW established a five-year $300,000 medium-term note program providing for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. This program replaced a similar program that expired in June 1999. The notes issued under this program are secured by the Thirty-Third Supplement to the trust indenture relating to PSW's First Mortgage Bonds. During 1999, First Mortgage Bond issuances through these programs were as follows: $10,000 in January 1999, 5.85% Series due 2004; and $15,000 in April 1999, 6.00% Series due 2004. In January 1998, PSW issued First Mortgage Bonds through the program as follows: $10,000 6.14% Series due 2008 and $10,000 5.8% Series due 2003. In
January 2000, PSW issued First Mortgage Bonds through the program of $15,000 7.40% Series due 2005. The proceeds from these issuances were used to fund acquisitions, to reduce the balance of PSW's revolving credit facility and for PSW's ongoing capital program.

         In June 1999, CWC's Maine subsidiary issued a First Mortgage Bond of $2,200 5.05% Series due 2024. In August 1999, CWC's Maine subsidiary issued a First Mortgage Bond of $824 2.68% Series due 2019. Proceeds from these issues were used to reduce the balance of its short-term debt. In October 1999, PSW issued $25,000 in First Mortgage Bonds 6.00% Series due 2029 as security for an equal amount of Bonds issued by the Delaware County Industrial Development Authority. The proceeds from these bonds are restricted to funding the costs of certain capital projects.
         In April 1998, CWC's New Hampshire subsidiary sold its utility assets and used the proceeds to retire $6,000 of First Mortgage Bonds 8.00% Series due 2004, $2,000 of First Mortgage Bonds 10.55% Series due 2007, $2,000 of First Mortgage Bonds 10.54% Series due 2009 and $2,000 of First Mortgage Bonds 9.96% Series due 2009. During 1998, CWC's Ohio subsidiary retired $1,215 of First Mortgage Bonds 8.75% Series due 2003.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



         In December 1999, PSW replaced its expiring revolving credit facility with a new $50,000 revolving credit agreement due December 2000 with three banks. As of December 31, 1999 and 1998, funds borrowed under the PSW revolving credit agreements of $50,000 and $38,935, respectively, have been classified as loans payable. CWC has a $20,000 revolving credit facility, which expires in June 2000, and has been classified as current portion of long-term debt. Prior to their expiration in June 1999, CWC had other revolving credit facilities available. Interest under these facilities is based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict the total amount of short-term borrowings of PSW and CWC. A commitment fee ranging from 1/4 to 1/10 of 1% is charged on the unused portion of the revolving credit agreements. The average cost of borrowing under these facilities was 5.6% and 6.0%, and the average borrowing was $47,037 and $40,701, during 1999 and 1998, respectively. The maximum amount outstanding at the end of any one month was $59,600 in 1999 and $52,875 in 1998.


         At December 31, 1999 and 1998, the Company had combined short-term lines of credit of $116,000 and $105,300, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $36,809 and $21,684 during 1999 and 1998, respectively. The maximum amount outstanding at the end of any one month was $53,069 in 1999 and $27,990 in 1998. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 1999 and 1998 was 6.0% and 6.5%, respectively.


         The total amount of interest paid on all borrowings, net of amounts capitalized, was $31,036, $30,711 and $31,970 in 1999, 1998 and 1997,
respectively. The pro forma weighted cost of long-term debt at both December 31, 1999 and 1998 was 7.4%.


Preferred Stock of Subsidiaries

         The Company's subsidiaries have the following preferred stock ($100 par value) as of December 31, 1999:

                                              Cumulative    Current
                                               Dividend    Call Price       Shares          Shares
                                                 Rate      Per Share      Authorized     Outstanding
                                             ---------------------------------------------------------
Consumers Pennsylvania -
   Shenango Valley Division                      5.00%        $ 110          10,000           9,925
Consumers Illinois Water Company                 5.50%          107           5,000           3,575
Consumers Maine Water Company                    5.00%          105           4,000           2,739
PSW                                                 -          None       1,000,000               -




         PSW is authorized to issue preferred stock with mandatory redemption requirements, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. The remaining shares of this issue were called by PSW and retired in 1998.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Fair Value of Financial Instruments


         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt as of December 31, 1999 is $425,946 and $415,653, respectively. The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration.

         The Company's customers' advances for construction and related tax deposits have a carrying value of $59,494 at December 31, 1999. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2020 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.


Stockholders' Equity

         At December 31, 1999, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with an acquisition. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. Dividends on the Series B Preferred Stock are cumulative and payable quarterly. PSC may not pay dividends on common stock unless provision has been made for payment of the preferred dividends. Under the provisions of this issue, the holders may redeem the shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five year maturity at an interest rate of 6.05%. As of December 31, 1999, all dividends have been provided for. In January 1999, 14,600 shares were redeemed in cash at the liquidation value of $100 per share.

         At December 31, 1999, the Company had 100,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 1999, 1998 and 1997 were 41,012,606, 40,702,311, and 39,111,642 respectively. Treasury shares held at December 31, 1999, 1998 and 1997 were 615,038, 533,292, and
376,510 respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The following table summarizes the activity of common stockholders' equity:


                                                                                               Accumulated
                                                                  Capital in                      Other
                                          Common      Treasury     excess of     Retained     Comprehensive
                                          stock         stock      par value     earnings         Income         Total
                                     ------------------------------------------------------------------------------------
Balance at December 31, 1996             $ 16,013      $ (3,647)   $ 200,629     $ 70,869        $     -      $ 283,864
Net income                                      -             -            -       32,278              -         32,278
Dividends                                       -             -            -      (26,877)             -        (26,877)
Stock split                                 3,276             -       (3,276)           -              -              -
Sale of stock                                 346           506       11,029            -              -         11,881
Repurchase of stock                             -        (2,829)           -            -              -         (2,829)
Equity Compensation Plan                        1             -           50            -              -             51
Exercise of stock options                     108             -        2,750            -              -          2,858
                                     ------------------------------------------------------------------------------------
Balance at December 31, 1997               19,744        (5,970)     211,182       76,270              -        301,226
                                     ------------------------------------------------------------------------------------
Net income                                      -             -            -       44,820              -         44,820
Dividends                                       -             -            -      (29,407)             -        (29,407)
Sale of stock                                 761           293       30,495            -              -         31,549
Repurchase of stock                             -        (3,801)           -            -              -         (3,801)
Equity Compensation Plan                       12             -          491            -              -            503
Exercise of stock options                     100             -        2,289            -              -          2,389
                                     ------------------------------------------------------------------------------------
Balance at December 31, 1998               20,617        (9,478)     244,457       91,683              -        347,279
                                     ------------------------------------------------------------------------------------
Net income                                      -             -            -       36,275              -         36,275
Other comprehensive income                      -             -            -            -          2,020          2,020
Dividends                                       -             -            -      (26,425)             -        (26,425)
Sale of stock                                 114           354        4,807            -              -          5,275
Repurchase of stock                             -        (2,146)           -            -              -         (2,146)
Equity Compensation Plan                        2             -           98            -              -            100
Exercise of stock options                      81             -        2,078            -              -          2,159
                                     ------------------------------------------------------------------------------------
Balance at December 31, 1999             $ 20,814     $ (11,270)   $ 251,440    $ 101,533        $ 2,020      $ 364,537
                                     ====================================================================================



         The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." Accordingly, the Company's accumulated other comprehensive income for unrealized gains on securities is reported in the Stockholders' Equity section of the Consolidated Balance Sheets and the related other comprehensive income is reported in the Consoldiated Statements of Income and Comprehensive Income.

         In December 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission for the offering and sale of up to approximately $42,000 of common stock and $50,000 of preferred stock, all of which was unused. The Company expects to offer from time to time, these shares for acquisitions. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

         In February 1998, the Company issued 1,250,000 shares of common stock through a public offering, providing net proceeds of $25,840 which were used to repay short term debt and to make a $19,000 equity contribution to PSW. PSW used the contribution from the Company to reduce the balance of its revolving credit loan.

         In December 1997, the Company adopted a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that replaced the Customer Stock Purchase Plan and the Dividend Reinvestment and Optional Stock Purchase Plan.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Under the Plan, reinvested dividends continue to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors throughout the year, instead of during limited subscription periods, at market price and the shares are purchased by the Company's transfer agent in the open-market at least weekly. The plans that were replaced sold original issue shares exclusively. During 1999 and 1998, under the dividend reinvestment portion of the Plan, 229,476 and 204,316 original issue shares of common stock were sold providing the Company with proceeds of $5,044 and $4,197, respectively. During 1997, under the former plans, 792,717 original issue shares of common stock were sold providing the Company with $11,242 of additional capital, after expenses.

        The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. During 1999, 1998 and 1997, 81,400, 151,406, and 152,000 shares have been purchased at a net cost of $1,771, $3,333, and $2,284, respectively. As of December 31, 1999, 395,339 shares remain available for purchase by the Company.

Net Income per Common Share and Equity per Common Share

         Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share is based on the weighted average number of common shares outstanding and potentially dilutive shares. The dilutive effect of employee stock options is included in the computation of Diluted net income per share. The following table summarizes the shares, in thousands, used in computing Basic and Diluted net income per share:

                                                              Years ended December 31,
                                                         -----------------------------------
                                                                1999       1998        1997
                                                         -----------------------------------
Average common shares outstanding during
   the period for Basic computation                           40,864     40,362      38,650
Dilutive effect of employee stock options                        441        492         368
                                                         -----------------------------------
Average common shares outstanding during
   the period for Diluted computation                         41,305     40,854      39,018
                                                         ===================================


         Equity per common share was $8.89 and $8.53 at December 31, 1999 and 1998, respectively. These amounts were computed by dividing common stockholders'equity by the number of shares of common stock outstanding at the end of each year.

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

        Options under the 1994 plan, as well as the earlier 1988 Stock Option Plan were issued at the market price of the stock on the day of the grant. Options are exercisable in installments ranging from 20% to 50% annually, starting one year from the date of the grant and expire either 5 or 10 years from the date of the grant.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


        The following table summarizes stock option transactions for the two plans:

                                                             As of or For the Years Ended December 31,
                                        ---------------------------------------------------------------------------------
                                                   1999                        1998                        1997
                                        -------------------------   -------------------------  --------------------------
                                                       Weighted                   Weighted                     Weighted
                                                        Average                    Average                     Average
                                                       Exercise                    Exercise                    Exercise
                                           Shares        Price         Shares       Price         Shares        Price
                                        -------------------------   -------------------------  --------------------------

Options:
   Outstanding, beginning of year          1,133,907     $ 13.75       1,107,614     $ 11.03       1,202,541      $ 9.53
   Granted                                   302,500       21.43         263,500       22.13         263,333       15.14
   Terminated                                 (7,557)      20.50         (36,710)      12.54         (62,904)      11.43
   Exercised                                (145,526)      11.17        (200,497)       9.94        (295,356)       8.48
                                        -------------------------   -------------------------  --------------------------
   Outstanding, end of year                1,283,324     $ 15.81       1,133,907     $ 13.75       1,107,614      $11.03
                                        =========================   =========================  ==========================

   Exercisable, end of year                  724,832     $ 12.05         607,535     $ 10.04         547,858      $ 9.44
                                        =========================   =========================  ==========================


Options exercised during 1999 ranged in price from $8.56 per share to $22.13 per share. At December 31, 1999, 1,299,326 options under the 1994 Plan were still available for grant. The following table summarizes the price ranges of the options outstanding and options exercisable as of December 31, 1999:




                                  Options Outstanding                  Options Exercisable
                     ------------------------------------------    ---------------------------
                                      Weighted     Weighted                        Weighted
                                      Average       Average                         Average
                                     Remaining     Exercise                        Exercise
                         Shares     Life (years)     Price            Shares         Price
                     ------------------------------------------    ---------------------------

Range of prices:
   $6.59 - 11.99        480,390         4.6        $ 9.33            480,390        $ 9.33
   $12.00 -16.99        244,938         6.9         14.97            159,946         14.89
   $17.00 -22.13        557,996         8.7         21.75             84,496         22.13
                     ------------------------------------------    ---------------------------
                      1,283,324         6.8       $ 15.81            724,832       $ 12.05
                     ==========================================    ===========================



                                       33

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

                                                 Years Ended December 31,
                                           -------------------------------------
                                              1999         1998          1997
                                           -------------------------------------
Net income available to common stock:
    As reported                            $ 36,275     $ 44,820      $ 32,278
    Proforma                                 35,398       44,277        31,989
Basic net income per share:
    As reported                            $   0.89     $   1.11      $   0.84
    Proforma                                   0.87         1.10          0.83
Diluted net income per share:
    As reported                            $   0.88     $   1.10      $   0.83
    Proforma                                   0.86         1.08          0.82


         The per share weighted-average fair value at the date of grant for stock options granted during 1999, 1998 and 1997 was $5.35, $5.32, and $2.90 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                              1999         1998          1997
                                           -------------------------------------
Expected life (years)                          10           10            10
Interest rate                                 5.4%         5.6%          6.6%
Volatility                                   20.9%        16.9%         13.8%
Dividend yield                                3.2%         2.9%          4.0%


         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 1999, 1998 and 1997, 4,400, 23,600 and 3,600 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and is amortized ratably over the restriction period.

Pension Plans and Other Postretirement Benefits

         The Company has defined benefit pension plans that cover its full-time employees. Retirement benefits under the plans are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund these plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

           In addition to providing pension benefits, the Company offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits for all eligible retirees and a life insurance policy for eligible union retirees. The Company funds its gross PBOP cost through various trust accounts.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The Company's pension expense includes the following components:

                                                                Years Ended December 31,
                                                     --------------------------------------------
                                                              1999          1998           1997
                                                     --------------------------------------------

Benefits earned during the year                             $ 3,232       $ 2,949        $ 2,522
Interest cost on projected benefit obligation                 7,214         6,771          6,327
Expected return on plan assets                              (10,304)       (9,049)        (7,859)
Net amortization and deferral                                  (105)          (38)            (2)
Capitalized costs                                               (47)          (48)          (113)
Rate-regulated adjustment                                       430          (134)          (552)
Special termination benefits                                    716            56              -
                                                     --------------------------------------------
Net pension cost                                            $ 1,136        $  507         $  323
                                                     ============================================



        The rate-regulated adjustment set forth above is required in order to reflect pension expense for the Company in accordance with the method used in establishing water rates. During 1999 and 1998, the Company instituted early retirement and restructuring programs. These actions resulted in additional termination benefits of $716 in 1999 and $56 in 1998.


        The Company's costs for postretirement benefits other than pensions includes the following components:


                                                          Years Ended December 31,
                                                     -----------------------------------
                                                           1999       1998        1997
                                                     -----------------------------------

Benefits earned during the year                          $   645    $   575     $   485
Interest cost                                              1,249      1,229       1,173
Expected return on plan assets                              (699)      (475)       (272)
Net amortization and deferral                                628        643         638
Special termination benefits                                 209          -           -
Amortization of regulatory asset                             208        257         161
                                                     -----------------------------------
Gross PBOP cost                                            2,240      2,229       2,185
Capitalized costs                                           (464)      (454)       (435)
                                                     -----------------------------------
Net PBOP cost                                            $ 1,776    $ 1,775     $ 1,750
                                                     ===================================



               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:



                                                                                                    Other
                                                                Pension Benefits           Postretirement Benefits
                                                         -----------------------------  --------------------------------
                                                              1999           1998            1999              1998
                                                         -------------  --------------  --------------   --------------
Change in benefit obligation:
  Benefit obligation at January 1,                         $ 106,047         $ 93,373        $ 19,015         $ 16,207
  Service cost                                                 3,123            2,949             649              575
  Interest cost                                                7,202            6,771           1,252            1,229
  Plan amendments                                                -                804             -                928
  Special termination benefits                                   689               56              28              -
  Change in measurement date                                   2,024              -               181              -
  Actuarial loss (gain)                                      (15,747)           6,843          (3,258)             612
  Benefits paid                                               (5,110)          (4,749)           (575)            (536)
                                                       --------------   --------------  --------------   --------------
  Benefit obligation at December 31,                          98,228          106,047          17,292           19,015
                                                       --------------   --------------  --------------   --------------

Change in plan assets:
  Fair value of plan assets at January 1,                    116,848          102,773           8,003            5,437
  Actual return on plan assets                                13,455           18,715           1,196            1,077
  Employer contributions                                          39              109           2,162            2,025
  Change in measurement date                                   3,135              -               311              -
  Benefits paid                                               (5,110)          (4,749)           (575)            (536)
                                                       --------------   --------------  --------------   --------------
  Fair value of plan assets at December 31,                  128,367          116,848          11,097            8,003
                                                       --------------   --------------  --------------   --------------
Funded status of plan:
  Funded status at December 31,                              (30,139)         (10,801)          6,195           11,012
  Contributions for fourth quarter                               -                -               -               (357)
  Unrecognized actuarial gain                                 37,755           18,306           8,508            5,025
  Unrecognized prior service cost                             (3,443)          (3,874)            819              876
  Rate-regulated adjustment                                   (1,366)          (1,803)              -                -
  Unrecognized net transition obligation                       1,876            1,967         (11,750)         (12,654)
                                                       --------------   --------------  --------------   --------------
  Accrued benefit costs                                      $ 4,683          $ 3,795         $ 3,772          $ 3,902
                                                       ==============   ==============  ==============   ==============
Weighted-average assumptions
  as of December 31,
  Discount rate                                                7.75%       6.75-7.00%           7.75%       6.75-7.00%
  Expected return on plan assets                               9.00%            9.00%      6.00-9.00%       6.00-9.00%
  Rate of compensation increase                           4.50-5.50%       4.50-5.50%           4.50%            4.50%




         The CWC plans were measured as of September 30, 1998 in the above table. This change in accounting method establishes December 31 as the measurement date for all PSC plans and does not result in a material impact to the plan assets or benefit obligation.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)



         The accumulated benefit obligation is in excess of plan assets for certain non-qualified plans. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans were $2,886, $1,898 and $0, and $3,685, $1,758 and $0, respectively as of December 31, 1999 and 1998.


         The assumed medical inflation rates under the PSC plans are 6.0%, reducing to 4.5% in 2002 for retirees under the age of 65 and 15.0%, reducing to 4.5% by 2006 for retirees 65 years of age and over. The assumed medical inflation rates under the CWC plans are 5.5%, reducing by 0.5% annually until 2001 and remain at 5.0% thereafter. The effect of a 1% increase in the assumed medical inflation rates would be to increase the accumulated postretirement benefit obligation as of December 31, 1999 and the 1999 PBOP costs by $1,030 and $114, respectively. The effect of a 1% decrease in the assumed medical inflation rates would be to decrease the accumulated postretirement benefit obligation as of December 31, 1999 and the 1999 PBOP costs by $1,640 and $236, respectively. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

Water Rates

        In October 1999, PSW, in conjunction with CWC's Pennsylvania subsidiaries, filed an application with the Pennsylvania Public Utility Commission ("PAPUC") requesting a $28,000 or 15.5% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by July 2000. In October 1997, the PAPUC approved a rate settlement reached between PSW and the parties actively litigating the rate application PSW filed in April 1997. The settlement was designed to increase PSW's annual revenue by $9,300 or 7.3% over the level in effect at the time of the filing. The rates in effect at the time of the filing included a 1% or $1,300 Distribution System Improvement Charge ("DSIC"). Consequently, the settlement resulted in a total base rate increase of $10,600 or 8.3%.

         The CWC operating subsidiaries were allowed annual rate increases of $390 for 1999, $3,334 for 1998 and $2,769 for 1997, represented by two, five, and four rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $308, $1,969, and $489 in 1999, 1998 and 1997, respectively.

         The DSIC enables water utilities in Pennsylvania to add a surcharge to customer bills reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service between base rate filings. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective or when PSW's pro forma earnings exceed a PUC benchmark. The maximum DSIC that can be in effect at any time is 5%. The DSIC in the first quarter of 2000 has been set at 5% and is expected to continue at 5% until new base rates become effective. The DSIC provided revenues in 1999, 1998 and 1997 of $4,140, $229 and $1,104, respectively.

         In addition to its base rates and DSIC, PSW and CWC's Pennsylvania subsidiaries have utilized a surcharge or credit on their bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. Various surcharge rates provided operating revenues of $1,306 in 1999, and rate credits reduced operating revenues in 1998 by $117. There were no surcharges or credits during 1997.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Discontinued Operations

         The net reserve of discontinued operations is comprised of two separate operations as follows:

                                                               December 31,
                                                       --------------------------
                                                              1999         1998
                                                       --------------------------

Net reserve (assets) of CWC's CAT operations                $   113       $ (418)
Net reserve of PSC's nonregulated businesses                  1,008        1,008
                                                       --------------------------

Net reserve of discontinued operations                      $ 1,121       $  590
                                                       ==========================




         In April 1997, the Board of Directors of CWC announced its intention to dispose of its technical services company, Consumers Applied Technologies, Inc. ("CAT"). A reserve for estimated losses and certain future costs was established in 1997 of $2,350, net of tax benefits of $1,211. CWC had been unable to sell CAT as an on-going business and is proceeding with its liquidation. CAT's operations were substantially shutdown during 1997. The operating results of CAT prior to the date of discontinuance are shown under discontinued operations on the accompanying consolidated statements of income and comprehensive income. Operating revenues for the discontinued operations for 1998 and 1997 were $393 and $4,573, respectively. The net reserve (or assets) of CWC's discontinued operations consist pimarily of the reserve for estimated future costs associated with CAT, less accounts receivable. The change in the net reserve during 1999 was due to the collections of accounts receivable from former customers.

         The Board of Directors of PSC had authorized the sale of substantially all of the Company's non-regulated businesses and the last of these businesses was sold in 1993. At the time the Board of Directors of PSC authorized the sale of these businesses, the Company established reserves for estimated losses and certain future costs. These reserves were recorded on the balance sheet net of related income tax benefits. Management continues to assess the asserted and unasserted legal claims related to these discontinued operations, and the reserves will be adjusted when certain contigencies are reduced or an assessment indicates that a reserve is no longer necessary.

                                                                                                             Total
                                                         First        Second       Third        Fourth        Year
                                                   ------------------------------------------------------------------
1999
---------------------------------------------------------------------------------------------------------------------

Operating revenues                                     $ 58,597     $ 66,165     $ 69,527      $ 63,037    $ 257,326
Operations and maintenance expense                       22,725       24,203       24,645        27,185       98,758
Net income available to common
  stock                                                     316       12,033       14,332         9,594       36,275
Basic net income per common share                          0.01         0.29         0.35          0.24         0.89
Diluted net income per common share                        0.01         0.29         0.35          0.23         0.88
Dividends declared and paid
  per common share                                         0.17         0.17         0.18          0.18         0.70
Price range of common stock
  - high                                                  29.75        25.75        25.31         24.19        29.75
  - low                                                   19.75        21.31        21.13         20.19        19.75

1998
---------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $ 57,933     $ 61,740     $ 68,991      $ 62,107    $ 250,771
Operations and maintenance expense                       23,604       24,005       25,216        27,314      100,139
Net income available to common
  stock                                                   7,852       14,577       13,787         8,604       44,820
Basic net income per common share                          0.20         0.36         0.34          0.21         1.11
Diluted net income per common share                        0.19         0.36         0.34          0.21         1.10
Dividend paid per common share                           0.1625       0.1625       0.1700        0.1700       0.6650
Dividend declared per common share                            -       0.1625       0.1700        0.1700       0.5025
Price range of common stock
  - high                                                  25.75        22.56        28.19         30.06        30.06
  - low                                                   19.56        18.88        20.50         23.00        18.88



         High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape.

         Dividends paid and declared per common share represents PSC's historical dividends. The cash dividend paid in March 1998 of $0.1625 was declared in December 1997.

         Net income available to common stock and net income per common share for the first quarter of 1999 includes net charges of $6,134 ($6,334 pre-tax), or $0.15 per share, for the Consumers Water Company merger transaction costs and a charge for related restructuring costs of $2,462 ($3,787 pre-tax), or $0.06 per share.

         Net income available to common stock and net income per common share for the second quarter of 1998 includes a net gain of $3,903 ($6,680 pre-tax), or $0.10 per share, on the sale of Consumers Water Company's New Hampshire system pursuant to the State's condemnation statute.

Summary of Selected Financial Data                                        Philadelphia Suburban Corporation and Subsidiaries
----------------------------------
(in thousands of dollars, except per share amounts)

------------------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                      1999           1998            1997             1996           1995
------------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
     Income from continuing operations (a)
          Basic                                          $     0.89      $     1.11      $     0.91       $     0.78       $   0.83
          Diluted                                              0.88            1.10            0.90             0.77           0.83
     Net income (a)
          Basic                                                0.89            1.11            0.84             0.72           0.83
          Diluted                                              0.88            1.10            0.83             0.71           0.82
     Cash dividends paid (b)                                   0.70            0.67            0.62             0.59           0.57
     Cash dividends declared (b) (c)                           0.70            0.50            0.79             0.59           0.57
     Return on average stockholders' equity (a) (d)            10.1%           13.6%           11.8%            10.5%          11.6%
     Book value at year end                              $     8.89      $     8.53      $     7.70       $     7.44       $   7.21
     Market value at year end                                 20.69           29.56           22.08            14.91          10.38
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
     Operating revenues (d)                              $  257,326      $  250,771      $  235,852       $  215,971       $208,100
     Depreciation and amortization (d)                       31,903          29,464          27,977           25,277         21,825
     Interest expense (d) (e)                                31,796          30,785          32,317           29,112         27,492
     Income before income taxes (d)                          62,915          75,133          57,642           48,554         49,673
     Provision for income taxes (d)                          26,531          30,118          22,432           19,350         19,786
     Income from continuing operations (a)                   36,384          45,015          35,210           29,204         29,887
     Net income available to common stock (a)                36,275          44,820          32,278           26,918         29,647
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
     Total assets                                        $1,280,805      $1,156,733      $1,083,162       $1,038,926       $948,039
     Property, plant and equipment, net                   1,135,364       1,016,194         952,626          907,739        817,374
     Stockholders' equity                                   368,901         353,088         306,816          289,436        266,399
     Preferred stock with mandatory redemption (f)                -               -           4,214            5,643          7,143
     Long-term debt (f)                                     425,946         377,355         407,526          403,524        351,853
     Total debt                                             529,015         440,905         436,756          426,438        368,939
------------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
     Net cash flows from operating activities               $74,103      $   84,362      $   71,252       $   56,274       $ 53,217
     Capital additions (d) (g)                               96,383          87,973          67,378           66,130         73,369
     Dividends on common stock                               29,217          29,349          26,752           25,137         23,452
     Number of metered customers                            548,937         525,959         519,160          512,150        487,730
     Number of shareholders of common stock                  21,187          20,553          19,902           19,905         18,514
     Common shares outstanding (000)                         41,013          40,702          39,112           38,162         36,602
     Employees (full-time)                                      945             973             979            1,016          1,027
------------------------------------------------------------------------------------------------------------------------------------

(a) The 1999 amounts include a net charge of $8,596 ($10,121 pre-tax) or $0.21 per share for the Consumers Water Company merger transaction costs and related restructuring costs. The 1998 amounts include a net gain of $3,903 ($6,680 pre-tax) or $0.10 per share on the sale of Consumers Water Company's New Hampshire system pursuant to the State's condemnation statute.
(b)  Amount represents PSC's historical dividends per common share.
(c) The cash dividend of $0.1625, paid in March 1998, was declared in December 1997.
(d)  Continuing operations only.
(e) Includes dividends on preferred stock of subsidiary and minority interest; net of allowance for funds used during construction.
(f)  Includes current portion.
(g) Excludes payments for acquired water systems of $39,164 in 1999, $24,498 in 1998, $1,226 in 1997, $44,110 in 1996, and $27,651 in 1995.