Form 10-K, Exhibit 13
period 2000-12-31
PHILADELPHIA SUBURBAN CORP
filed 2001-03-30
CIK 78128

                                                                  Exhibit 13.8




               Philadelphia Suburban Corporation and Subsidiaries




      Selected Portions of Annual Report to Shareholders for the year ended
                                December 31, 2000

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               (In thousands of dollars, except per share amounts)



                           FORWARD-LOOKING STATEMENTS

         This report by Philadelphia Suburban Corporation ("we" or "us") contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address, among other things: our use of cash; projected capital expenditures; liquidity; as well as information contained elsewhere in this report where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans" or similar expressions. These statements are based on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside our control. Actual results may differ materially from such statements for a number of reasons, including the effects of regulation, abnormal weather, changes in capital requirements and funding, and acquisitions. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

                               GENERAL INFORMATION

         Philadelphia Suburban Corporation is the holding company for regulated utilities providing water or wastewater services to approximately 2 million people in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. Our two primary subsidiaries are Philadelphia Suburban Water Company ("PSW"), a regulated public utility that provides water or wastewater services to about 1.1 million residents in the suburban areas north and west of the City of Philadelphia, and Consumers Water Company ("CWC"), a holding company for several regulated public utility companies that provide water or wastewater service to about 850,000 residents in various communities in five states. We are among the largest investor-owned water utilities in the United States based on the number of customers. In addition, we provide water service to approximately 35,000 people through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. Some of our subsidiaries provide wastewater services (primarily residential) to approximately 30,000 people in Pennsylvania, Illinois, New Jersey and North Carolina. During 2000 and each of the previous four years, the operating revenues associated with wastewater services have been less than 3% of our consolidated operating revenues.

         In March 1999, we completed a merger with CWC. Shares of our common stock were exchanged for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary. The merger was accounted for under the pooling-of-interests method of accounting. Accordingly, this report includes the accounts and results of CWC as if the merger had been completed as of the beginning of the earliest period presented.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         Following are our selected five-year financial statistics:

Years ended December 31,                        2000         1999        1998         1997      1996
-----------------------------------------------------------------------------------------------------
Operating revenues (a)                      $275,538     $257,326    $250,771    $235,852   $215,971
-----------------------------------------------------------------------------------------------------
Income from continuing operations           $ 52,890     $ 36,384    $ 45,015    $ 35,210   $ 29,204
-----------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes and
  non-recurring items(b)                    $ 82,954     $ 73,036    $ 68,453    $ 57,642   $ 48,554
-----------------------------------------------------------------------------------------------------
Operating Statistics
Operating revenues                            100.00%      100.00%     100.00%     100.00%    100.00%
Costs and expenses:
  Operations and maintenance                    36.9%        38.4%       39.9%       40.9%      43.0%
  Depreciation and amortization                 12.4%        12.4%       11.8%       11.9%      11.7%
  Taxes other than income taxes                  8.2%         8.5%        8.7%        9.1%       9.3%
  Interest expense(c)                           13.4%        13.1%       12.8%       14.1%      14.0%
  Allowance for funds used during
      construction                             (1.0)%       (0.8)%      (0.5)%      (0.4)%     (0.5)%
------------------------------------------------------------------------------------------------------
Total costs and expenses                        69.9%        71.6%       72.7%       75.6%      77.5%
------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes and
  non-recurring items(b)                        30.1%        28.4%       27.3%       24.4%      22.5%
======================================================================================================
Effective tax rates(a)                          39.2%        42.2%       40.1%       38.9%      39.9%
======================================================================================================

(a) Continuing operations only.

(b) Non-recurring items include the 2000 gain of $2,236 ($4,041 pre-tax) for the partial recovery of the merger costs related to the 1999 merger with Consumers Water Company, 1999 charges of $8,596 ($10,121 pre-tax) for transaction costs and restructuring costs related to the merger with Consumers Water Company, and the 1998 gain of $3,903 ($6,680 pre-tax) on the sale of Consumer Water Company's New Hampshire system.

(c) Includes dividends on preferred stock of subsidiary and minority interest.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


      Following are our selected five-year operating and sales statistics:


Years ended December 31,                     2000          1999          1998          1997          1996
----------------------------------------------------------------------------------------------------------
                                                                                                     s
Utility      Residential                  512,442       497,937       478,160       473,309        467,210
Customers    Commercial                    29,317        29,241        27,612        26,369         26,003
             Industrial                     1,446         1,430         1,327         1,386          1,387
             Wastewater                    12,441        11,262        10,583        10,522         10,245
             Other water                    9,500         9,067         8,277         7,574          7,305
----------------------------------------------------------------------------------------------------------
             Total                        565,146       548,937       525,959       519,160        512,150
==========================================================================================================
Utility      Residential                 $170,597      $154,881      $156,523      $148,323       $135,848
Revenues     Commercial                    47,109        45,192        44,894        40,439         38,238
             Industrial                    14,943        13,944        13,970        12,818         12,396
             Wastewater                     5,414         5,235         4,755         4,378          3,836
             Other water                   29,582        31,999        25,672        25,132         23,612
----------------------------------------------------------------------------------------------------------
             Total                       $267,645      $251,251      $245,814      $231,090       $213,930
==========================================================================================================





                              RESULTS OF OPERATIONS

        Our income from continuing operations has grown at an annual compound rate of approximately 12.1% during the five-year period ended December 31, 2000. During this same period, operating revenues grew at a compound rate of 5.8% and total expenses, exclusive of income taxes, grew at a compound rate of 4.3%.

Operating Revenues

               The growth in revenues over the past five years is a result of increases in the customer base and in water rates. The number of customers increased at an annual compound rate of 3.0% in the past five years primarily as a result of acquisitions of local water systems. Acquisitions made during the five-year period ended December 31, 2000 have provided water revenues of approximately $19,475 in 2000, $13,330 in 1999 and $12,912 in 1998. Excluding
the effect of acquisitions, our customer base increased at a five-year annual compound rate of 0.8%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $15,400 in 2000, $1,700 in 1999 and $13,300 in 1998. In April 1998, CWC's New Hampshire system was sold under a condemnation statute. The operating revenues associated with the New Hampshire system were $1,600 in 1998. In addition to water and wastewater revenues, operating revenues include the net gains on sales of properties of $1,524 in 2000, $780 in 1999 and $53 in 1998, and other non-regulated revenues associated with operating and management contracts, rental income, data processing service fees and sales of timber of $6,369 in 2000, $5,295 in 1999 and $4,904 in 1998.

Economic Regulation - Our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. Accordingly, we maintain a rate case management capability to ensure that the tariffs of the utility operations reflect, to the extent practicable, current costs of operations, capital, taxes,

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions. The rates for some divisions of CWC's Ohio subsidiary can be fixed by negotiated agreements with the municipalities that are served by those divisions in lieu of regulatory approval from the Public Utility Commission of Ohio. Currently, two of the five regulated divisions in Ohio are operating under such rate ordinances.

        On April 27, 2000, the Pennsylvania Public Utility Commission ("PAPUC") approved a rate settlement reached between our Pennsylvania water utility subsidiaries and the parties actively litigating the joint rate application filed in October 1999. The settlement was designed to increase annual revenues by $17,000 or 9.4% above the level in effect at the time of the filing. The rates in effect at the time of the filing included $7,347 in Distribution System Improvement Charges ("DSIC") ranging from 0.33% to 5%. Consequently, the settlement resulted in a total base rate increase of $24,347 or 13.5% above the rates in effect before the DSIC was applied. As part of the settlement, the DSIC was reset to zero and we agreed not file a base rate increase request prior to April 29, 2001, absent extraordinary circumstances. The settlement agreement also provides for the recovery of up to $5,295 (the merger costs allocable to our Pennsylvania operations) of the $10,121 ($8,596 after-tax) in merger costs that were expensed in the first quarter of 1999 in connection with the CWC merger. During 2000, a regulatory asset was established to reflect the amount to be recovered as a result of the rate settlement. This resulted in a recovery of $1,136 of restructuring costs and $2,905 of merger transaction costs as reported on the Consolidated Statements of Income and Comprehensive Income.

        In October 1997, the PAPUC approved a rate settlement reached between PSW and the parties actively litigating the rate application PSW filed in April 1997. The settlement was designed to increase PSW's annual revenues by $9,300 or 7.3% over the level in effect at the time of the filing. The rates in effect at the time of the filing included a 1% or $1,300 Distribution System Improvement Charge. Consequently, the settlement resulted in a total base rate increase of $10,600 or 8.3%.

         The CWC operating subsidiaries were allowed annual rate increases of $698 in 2000, $390 in 1999, and $3,334 in 1998 represented by four, two, and five rate decisions. Revenues from these increases realized in the year of grant were approximately $450 in 2000, $308 in 1999, and $1,969 in 1998. The CWC operating subsidiaries filed seven rate requests in 2000, of which two increases were allowed during the year, and four rate increases were received in the first quarter of 2001 representing annual rate increases of $3,700.

Distribution System Improvement Charge - The PAPUC permits Pennsylvania water utilities to add a surcharge to their water bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating distribution systems. Prior to the Distribution System Improvement Charge ("DSIC") mechanism being approved in 1996, water utilities absorbed all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in base rates is known as regulatory lag. The DSIC mechanism is intended to substantially reduce regulatory lag that often acted as a disincentive to water utilities in rehabilitating their distribution systems.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        The DSIC is adjusted quarterly based on additional qualified capital expenditures made in the previous quarter. The DSIC is capped at 5% of base rates. The DSIC is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a PAPUC benchmark. The DSIC in 2000 was set at 5% until new base rates became effective in April 2000, at which point the DSIC was reset to zero. The DSIC in the first quarter of 2001 has been set at 2.2% and is subject to adjustment in subsequent quarters. The DSIC provided revenues of $2,301 in 2000, $4,140 in 1999 and $229 in 1998.

        In May 1999, the Illinois legislature passed a bill to establish a DSIC mechanism in Illinois. The Illinois Commerce Commission is drafting regulations interpreting the legislation for use by Illinois water and wastewater utilities beginning in 2001.

Rate Surcharges - In addition to its base rates and DSIC, PSW and CWC's Pennsylvania subsidiaries have utilized a surcharge or credit on their bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. Operating revenues were increased by rate surcharges of $74 in 2000 and $1,306 in 1999, and rate credits reduced operating revenues in 1998 by $117.

Sendout - "Sendout" represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. In general during this period, an extended period of dry weather increases water consumption, while above average rainfall decreases water consumption. Also, an increase in the average temperature generally causes an increase in water consumption. Conservation efforts, construction codes which require the use of low flow plumbing fixtures as well as mandated water use restrictions in response to drought conditions also affect water consumption.

        Our exposure to regional weather conditions is lessened by our geographic diversity as our customers are located in the following states: 66% in Pennsylvania, 14% in Ohio, 11% in Illinois, 6% in New Jersey, 3% in Maine and less than 1% in North Carolina. In 2000, our territories in several states, in particular the southeastern Pennsylvania territory, experienced cool and wet weather conditions during the summer months. As a result, water consumption in these portions of our service territory declined during this period, however, in the fourth quarter of 2000, water consumption returned to normal levels.

        During the summer of 1999 in Pennsylvania and New Jersey, we experienced abnormally dry weather in our service areas resulting in governmental authorities declaring drought warnings and water use restrictions in the affected areas. As a result of these actions, water consumption and water revenues in these areas declined to levels below those experienced in 1998. While portions of Pennsylvania, particularly those dependent on ground water, experienced water shortages, our water supplies remained adequate. When the drought restrictions were lifted in the fall of 1999, water revenues returned to normal levels. There have been other water use restrictions during the past three years, however, because these warnings were issued at times other than the summer months, when nonessential and recreational use of water is at a minimum, the restrictions did not have a significant impact on operating revenues. Throughout the restriction periods, we had sufficient quantities of raw water and maintained adequate storage levels of treated water.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Operations and Maintenance

        Operations and maintenance expenses totaled $101,741 in 2000, $98,758 in 1999, and $100,139 in 1998. Most elements of operating costs are subject to the effects of inflation, as well as the effects of changes in the number of customers served, in water consumption and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the electric market in some of the states in which we operate. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2000 as compared to 1999 by $2,983 or 3.0% due to additional operating costs associated with acquisitions, higher fuel and electric costs, and increased administrative costs, offset in part by a reduction in corporate costs as part of our cost containment initiatives. Administrative costs increased as a result of increases in insurance costs and an increased allowance for doubtful accounts. The reduction in corporate costs was related to the cost synergies resulting from the Consumers Water Company merger in March 1999.

        Operations and maintenance expenses decreased in 1999 as compared to 1998 by $1,381 or 1.4% due to a reduction in general corporate expenses resulting from the closing of CWC's corporate office in March 1999, savings from reduced electric costs as a result of electric deregulation in Pennsylvania, elimination of $590 of operations and maintenance expenses associated with CWC's New Hampshire operations, which was sold in April 1998, offset in part by labor wage increases and increased maintenance and production costs. Increased maintenance expenses resulted from a higher number of main breaks experienced in 1999. The increased wages reflect normal merit increases.

Depreciation and Amortization

               Depreciation expense was $32,271 in 2000, $30,612 in 1999 and $27,189 in 1998, and has increased principally as a result of the significant capital expenditures made to expand and improve the utility facilities, and as a result of acquisitions of water systems, offset in part by the effect in 2000 of a change in depreciation rates.

        Amortization was $1,829 in 2000, $1,291 in 1999 and $2,275 in 1998. The
increase in 2000 is due to the amortization of the costs associated with, and the other costs being recovered in, various rate filings. The decrease in 1999 is due to the completion of the amortization in 1998 of the costs associated with and the other costs being recovered in PSW's 1997 rate filing. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes

               Taxes other than income taxes increased by $687 or 3.1% in 2000 as compared to 1999 and decreased by approximately $97 or 0.4% in 1999 as compared to the previous year. The increase in 2000 is associated with increased property taxes and an increase in Pennsylvania Public Utility Realty tax ("PURTA") due to a higher base on which the tax is calculated. The decrease in 1999 is associated with a decrease in the PURTA and due to $285 of other taxes associated with CWC's New Hampshire operations, which was sold in April 1998. The decreased PURTA is a result of a change in 1999 in the method by which the tax was calculated.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Restructuring costs

        During 2000, a recovery of restructuring costs of $1,136 resulted from the April 2000 rate settlement. These costs were included in a 1999 charge of $3,787 for restructuring costs that included severances of $2,940 and exit costs associated with the closing of CWC's corporate office.

Interest Expense, net

               Net interest expense was $40,360 in 2000, $33,698 in 1999 and $31,888 in 1998. Interest expense increased in 2000 and 1999 primarily as a result of higher levels of borrowing in order to finance capital expenditures and the acquisition of other water systems. The 1999 increase over 1998 was partially offset by a reduction in debt associated with Consumers New Hampshire operations, which were sold in April 1998.

Gain on Sale of Marketable Securities

        During 2000, gains on the sale of marketable securities of $3,552 were recorded. There were no marketable securities sold in 1999 or 1998.

Dividends on Preferred Stock of Subsidiary and Minority Interest

        Dividends on preferred stock of subsidiary and minority interest were $103 in 2000, $93 in 1999 and $142 in 1998. The decrease in 1999 is due to a decrease in dividends on preferred stock of subsidiary as a result of a reduction in the number of shares of preferred stock outstanding during 1999 and 1998.

Allowance for Funds Used During Construction

               The allowance for funds used during construction ("AFUDC") was $2,688 in 2000, $1,995 in 1999 and $1,245 in 1998 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate. The average balance of CWIP, to which AFUDC is applied, increased due to the increased level of capital expenditures in 2000, 1999 and 1998, particularly due to the construction of a $35,000 water treatment plant at one of CWC's Pennsylvania subsidiaries. Construction commenced on this facility in December 1997 and was completed in the third quarter of 2000.

Merger transaction costs

        During 2000, a recovery of merger transaction costs of $2,905 was recognized resulting from the April 2000 rate settlement. These costs were included in a $6,334 charge that was recorded in the first quarter of 1999 when the CWC merger was completed. The charge represents the fees for investment bankers, attorneys, accountants and other administrative charges.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Gain on Sale of New Hampshire System

        In April 1998, CWC's New Hampshire subsidiary sold its utility assets to the Town of Hudson under the New Hampshire condemnation statute for $33,728, net of certain closing costs. The sale generated a gain of $6,680 ($3,903 net of taxes, or $0.08 per share) that was recognized in 1998. This system had approximately 8,200 customers and operating revenues of $1,600 in 1998 prior to the sale. The interest savings associated with paying off the outstanding borrowings under the revolving credit agreements with the proceeds from this sale, principally offset the reduction of the New Hampshire system's normal contribution to income.

Income Taxes

        Our effective income tax rate was 39.2% in 2000, 42.2% in 1999 and 40.1% in 1998. The effective tax rate increased in 1999 due to the estimated non-deductible portion of the $6,334 of merger transaction costs recorded in 1999. Exclusive of the merger transaction costs and related tax benefits of $200, the 1999 effective tax rate would have been 38.6%. The changes in the effective tax rates in 2000 and 1999 are due to differences between tax deductible expenses and book expenses.

Summary

               Operating income was $118,313 in 2000, $101,045 in 1999 and $99,238 in 1998 and net income was $52,890 in 2000, $36,384 in 1999 and $45,015 in 1998. Our operating results have been effected by several non-operating items in 2000, 1999 and 1998. Operating income and net income for 2000 includes the gain for the partial recovery of restructuring costs related to the CWC merger of $1,136 ($665 after tax or $0.01 per share) and for 1999 includes the charge for restructuring costs related to the CWC merger of $3,787 ($2,462 after tax or $0.05 per share). Net income for 2000 includes the gain for the partial recovery of merger transaction costs related to the CWC merger of $2,905 ($1,571 after tax or $0.03 per share) and for 1999 includes the charge for $6,334 ($6,134 after tax or $0.12 per share) of merger transaction costs associated with the CWC merger. Net income for 1998 includes a net gain of $6,680 ($3,903 after tax or $0.08 per share) on the sale of CWC's New Hampshire operations. Diluted net income per share was $1.01 in 2000, $0.70 in 1999 and $0.88 in 1998. Diluted income per share from operations, exclusive of the aforementioned non-recurring items, was $0.97 in 2000, $0.87 in 1999 and $0.80 in 1998. The changes in the per share income in 2000 and 1999 over the previous years were due to the aforementioned changes in income and impacted by a 1.4% and 1.1% increase in the average number of common shares outstanding during 2000 and 1999.

        Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

Fourth Quarter Results

        Net income available to common stock for the fourth quarter of 2000 increased over the same period in 1999 by $2,840 to $12,434 primarily as a result of a $6,161 increase in operating revenues, and a pre-tax gain on sale of marketable securities of $2,491 in the fourth quarter of 2000, offset partially by increases in costs and expenses, including interest and income tax expense. The increase in operating revenues was a result of an increase in water rates and additional revenues from acquisitions. There were no marketable securities sold in the fourth quarter of 1999. Operations and maintenance expenses increased primarily due to operating costs associated with acquisitions. Depreciation increased due to utility plant additions and the water system acquisitions made since the fourth quarter of 1999. Amortization increased due to the amortization of the costs associated with, and the other costs being recovered in, various rate filings. Other taxes increased due to higher PURTA and property taxes. Interest expense increased in the fourth quarter primarily as a result of higher borrowing levels. Income taxes increased due to differences between tax deductible expenses and book expenses.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Effects of Inflation

        As a regulated enterprise, our rates are established to provide recovery of costs and a return on our investment. Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. During periods of moderate to low inflation, as has been experienced for the past several years, the effects of inflation on our operating results are not significant.


                               FINANCIAL CONDITION

Cash Flow and Capital Expenditures

        Net operating cash flow, dividends paid on common stock and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 2000 were as follows:


--------------------------------------------------------------------------------
               Net Operating          Common           Capital
                Cash Flows           Dividends       Expenditures
--------------------------------------------------------------------------------
  1996          $ 56,274             $ 25,137          $ 66,130
  1997            71,252               26,752            67,378
  1998            84,362               29,349            87,973
  1999            74,103               29,217            96,383
  2000            86,972               30,406           129,740
--------------------------------------------------------------------------------
                $372,963             $140,861          $447,604
================================================================================

         Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants; new water mains and customer service lines; rehabilitation of existing water mains, hydrants and customer service lines; water meters; and the construction of a divisional operations center. During this five-year period, we received $33,933 of customer advances and contributions in aid of construction to finance new water mains and related facilities. In addition, during this period, we have made sinking fund contributions and retired debt in the amount of $69,691, retired $8,603 of preferred stock, and have refunded $20,198 of customer advances for construction. Despite an annual increase in the common dividends declared and paid on our common stock over the past five years, the total common dividends paid in 1999 declined as compared to 1998 due to the exchange of the Consumers Water Company common stock for our common stock.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        During the past five years, we have also expended $124,515 related to the acquisitions of utility systems, primarily water utilities and some wastewater utilities. In 2000, we issued 463,050 shares to acquire other water and wastewater systems. These acquisitions were accounted for as purchases. In March 1999, we completed a merger with Consumers Water Company. On the date of the merger, we issued 16,267,519 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became our wholly-owned subsidiary. Our common shares issued have been restated for the effect of the 2000 5-for-4 common stock split in the form of a stock distribution. The merger has been accounted for as a pooling-of-interests. In 1998, CWC's New Hampshire operations were sold under the New Hampshire condemnation statute for $33,728, net of certain closing costs, which was used to pay down long-term debt.

        Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $202,880 of First Mortgage Bonds and obtained other short-term borrowings during the past five years. In September 2000, we sold 1,653,125 shares of common stock in a public offering for net proceeds of $29,689. The proceeds of this offering were used to make an equity contribution to PSW. In February 1998, we sold 1,562,500 shares of common stock in a public offering for net proceeds of $25,840. The proceeds of this offering were used to make a $19,000 equity contribution to PSW and to repay short-term debt. At December 31, 2000, we had short-term lines of credit and other credit facilities of $190,000, of which $89,006 was available.

         We have a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that replaced the Customer Stock Purchase Plan and the Dividend Reinvestment and Optional Stock Purchase Plan in December 1997. Under the direct stock purchase portion of the Plan, shares are sold throughout the year and the shares are obtained by our transfer agent in the open market instead of issuing original issue shares of stock, as was done under the previous plan. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of original issue shares of common stock with reinvested dividends. As of the December 2000 dividend payment, holders of 17.6% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. During the past five years, we have sold 2,271,867 original issue shares of common stock for net proceeds of $28,945 through the dividend reinvestment program. During the past five years, and before its replacement in December 1997, we have sold 1,056,554 original issue shares of common stock for net proceeds of $11,075 through the former Customer Stock Purchase Plan. Proceeds from these plans were used to invest in PSW, to relieve PSW of the need to pay a dividend to us, to repay short-term debt, and for general corporate purposes.

         The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We purchased 231,000 shares in 2000, 101,750 shares in 1999 and 189,258 shares in 1998 at a net cost of $3,500 in 2000, $1,771 in 1999 and
$3,333 in 1998 . For comparative purposes the number of shares purchased is presented as if they were adjusted for the effect of the 2000 5-for-4 common stock split in the form of a stock distribution. As of December 31, 2000, 210,539 shares remain available for purchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

         Our planned 2001 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $110,308 of which $35,189 is for DSIC qualified projects. PSW has increased its capital spending for infrastructure rehabilitation in response to the DSIC. Should the DSIC be discontinued for any reason, which is not anticipated, PSW would likely reduce its capital program significantly. The 2001 capital program of PSW and CWC, along with $3,943 of sinking fund obligations and debt maturities is expected to be financed through internally-generated funds, the revolving credit facilities, our equity investments and the issuance of new long-term debt.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         We continue to hold acquisition discussions with several water systems. Acquisitions are expected to be financed through the issuance of equity or funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or our equity investments.

         Future utility construction in the period 2002 through 2005, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $480,000. We anticipate that less than one-half of these expenditures will require external financing including the additional issuance of Common Stock through our dividend reinvestment plan and possible future public equity offerings. We expect to refinance $101,000 of debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

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

Market Risk

         We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure is typically related to financings between utility rate increases, since generally our rate increases include a revenue level to allow recovery of our current cost of capital. From time to time, we make investments in marketable equity securities. As of December 31, 2000, our carrying value of marketable equity securities was $8,283.

Capitalization

         The following table summarizes our capitalization during the past five years:

December 31,                     2000       1999       1998       1997      1996
--------------------------------------------------------------------------------
Long-term debt*                 52.8%      53.8%      51.9%      56.9%     57.9%
Preferred stock*                 0.2%       0.2%       0.4%       1.0%      1.3%
Common stockholders' equity**   47.0%      46.0%      47.7%      42.1%     40.8%
--------------------------------------------------------------------------------
                               100.0%     100.0%     100.0%     100.0%    100.0%
================================================================================

 * Includes current portion.
** Excludes minority interest.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Dividends on Common Stock

        We have paid common dividends consecutively for 56 years. In 2000, our Board of Directors authorized an increase of 7.6% in the dividend rate over the amount we previously paid. As a result of this authorization, beginning with the dividend payment in December, the annual dividend rate increased to $0.62 per share. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, after restatement for the 1999 CWC pooling, our common dividends paid have averaged 70.9% of income from continuing operations.


                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in June 1999 amended this standard by issuing SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." In September 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment to SFAS No.
133. SFAS No. 138 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137 changed the timing of the implementation of SFAS No. 133. We plan to adopt these statements on January 1, 2001 as required. As of December 31, 2000, we had no derivative instruments or hedging activities.

         In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." The Interpretation provides guidance for certain issues that arose in the application of APB No. 25. We adopted the Interpretation as required on July 1, 2000. The implementation of this new standard had no material effect on our results of operations or financial position.

                               Management's Report



         The consolidated financial statements and related information for the years ended December 31, 2000, 1999 and 1998 were prepared by management in accordance with accounting principles generally accepted in the United States of America and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Company's independent accountants, PricewaterhouseCoopers LLP, provide an independent review of management's reporting of results of operations and financial condition. PricewaterhouseCoopers has audited the financial statements by conducting tests as they deemed appropriate and their report follows.

         The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is comprised of three outside Directors who meet periodically with management and the independent auditors. The Audit Committee held three meetings in 2000.





Nicholas DeBenedictis                       David P. Smeltzer
       Chairman &                     Senior Vice President - Finance
       President

                        Report of Independent Accountants



To the Board of Directors and Stockholders of Philadelphia Suburban Corporation:

         In our opinion, the accompanying consolidated balance sheets as of December 31, 2000 and the related consolidated statements of income and comprehensive income, of capitalization and of cash flow present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and its subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of the Company as of December 31, 1999 and for the two years then ended were audited by other independent accountants whose report dated January 31, 2000 expressed an unqualified opinion on those statements.





PricewaterhouseCoopers LLP

Philadelphia, PA
January 29, 2001

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 2000, 1999 and 1998

                                                                          2000            1999           1998
                                                                        ----------------------------------------

Operating revenues                                                      $ 275,538      $ 257,326       $ 250,771
Costs and expenses:
    Operations and maintenance                                            101,741         98,758         100,139
    Depreciation                                                           32,271         30,612          27,189
    Amortization                                                            1,829          1,291           2,275
    Taxes other than income taxes                                          22,520         21,833          21,930
    Restructuring costs (recovery)                                         (1,136)         3,787               -
                                                                        ----------------------------------------
                                                                          157,225        156,281         151,533

Operating income                                                          118,313        101,045          99,238
Other expense (income):
    Interest expense, net                                                  40,360         33,698          31,888
    Gain on sale of marketable securities                                  (3,552)             -               -
    Dividends on preferred stock of subsidiary and
        minority interest                                                     103             93             142
    Allowance for funds used during construction                           (2,688)        (1,995)         (1,245)
    Merger transaction costs (recovery)                                    (2,905)         6,334               -
    Gain on sale of New Hampshire system                                        -              -          (6,680)
                                                                        ----------------------------------------
Income before income taxes                                                 86,995         62,915          75,133
Provision for income taxes                                                 34,105         26,531          30,118
                                                                        ----------------------------------------
Net income                                                                 52,890         36,384          45,015
Dividends on preferred stock                                                  106            109             195
                                                                        ----------------------------------------
Net income available to common stock                                    $  52,784      $  36,275       $  44,820
                                                                        ========================================

Net income                                                              $  52,890      $  36,384       $  45,015
Other comprehensive income (loss), net of tax                              (1,094)         2,020               -
                                                                        ----------------------------------------
Comprehensive income                                                    $  51,796      $  38,404       $  45,015
                                                                        ========================================

Net income per common share:
    Basic                                                               $    1.02      $    0.71       $    0.89
                                                                        ========================================
    Diluted                                                             $    1.01      $    0.70       $    0.88
                                                                        ========================================
Average common shares outstanding during the period:
    Basic                                                                  51,807         51,080          50,453
                                                                        ========================================
    Diluted                                                                52,331         51,631          51,068
                                                                        ========================================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (In thousands of dollars, except per share amounts)
                           December 31, 2000 and 1999

                                                                                    2000              1999
                                                                                -----------------------------
                                        Assets
Property, plant and equipment, at cost                                          $ 1,536,162       $ 1,393,027
Less accumulated depreciation                                                       284,735           257,663
                                                                                -----------------------------
    Net property, plant and equipment                                             1,251,427         1,135,364
                                                                                -----------------------------

Current assets:
    Cash and cash equivalents                                                         8,049             4,658
    Accounts receivable and unbilled revenues, net                                   51,223            44,399
    Inventory, materials and supplies                                                 4,352             3,948
    Prepayments and other current assets                                              7,054             6,520
                                                                                -----------------------------
    Total current assets                                                             70,678            59,525
                                                                                -----------------------------

Regulatory assets                                                                    65,509            59,839
Deferred charges and other assets, net                                               26,396            26,077
                                                                                -----------------------------
                                                                                $ 1,414,010       $ 1,280,805
                                                                                =============================
                   Liabilities and Stockholders' Equity
Stockholders' equity:
    6.05% Series B cumulative preferred stock                                   $     1,760        $    1,760
    Common stock at $.50 par value, authorized 100,000,000 shares,
         issued 54,520,300 and 51,880,796 in 2000 and 1999                           27,260            20,814
    Capital in excess of par value                                                  291,013           251,440
    Retained earnings                                                               123,911           101,533
    Minority interest                                                                 2,823             2,604
    Treasury stock, at cost, 844,376 and 615,038 shares in 2000 and 1999            (15,346)          (11,270)
    Accumulated other comprehensive income                                              926             2,020
                                                                                -----------------------------
    Total stockholders' equity                                                      432,347           368,901
                                                                                -----------------------------

Long-term debt, excluding current portion                                           468,769           413,752
Commitments                                                                               -                 -

Current liabilities:
    Current portion of long-term debt                                                15,943            12,194
    Loans payable                                                                    88,994           103,069
    Accounts payable                                                                 20,635            24,286
    Accrued interest                                                                 10,199             8,994
    Accrued taxes                                                                    15,815            12,689
    Other accrued liabilities                                                        21,597            22,581
                                                                                -----------------------------
    Total current liabilities                                                       173,183           183,813
                                                                                -----------------------------

Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                151,718           136,528
    Customers' advances for construction                                             58,718            59,494
    Other                                                                             9,109             8,434
                                                                                -----------------------------
    Total deferred credits and other liabilities                                    219,545           204,456
                                                                                -----------------------------

Contributions in aid of construction                                                120,166           109,883
                                                                                -----------------------------
                                                                                $ 1,414,010       $ 1,280,805
                                                                                =============================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 2000 and 1999

                                                                                    2000          1999
                                                                                -------------------------
Stockholders' equity:
     6.05% Series B cumulative preferred stock                                  $   1,760       $   1,760
     Common stock, $.50 par value                                                  27,260          20,814
     Capital in excess of par value                                               291,013         251,440
     Retained earnings                                                            123,911         101,533
     Minority interest                                                              2,823           2,604
     Treasury stock, at cost                                                      (15,346)        (11,270)
     Accumulated other comprehensive income                                           926           2,020
                                                                                -------------------------
Total stockholders' equity                                                        432,347         368,901
                                                                                -------------------------

Long-term debt:
First Mortgage Bonds secured by utility plant:
     Interest Rate Range
        0.00% to  2.49%                                                             4,368             858
        2.50% to  4.99%                                                             6,712             824
        5.00% to  5.49%                                                             6,667           2,200
        5.50% to  5.99%                                                            31,060          31,545
        6.00% to  6.49%                                                           145,570         127,210
        6.50% to  6.99%                                                            55,200          55,200
        7.00% to  7.49%                                                            62,007          38,000
        7.50% to  7.99%                                                            23,000          23,000
        8.00% to  8.49%                                                            16,621          16,500
        8.50% to  8.99%                                                            10,460           9,003
        9.00% to  9.49%                                                            53,615          53,695
        9.50% to  9.99%                                                            49,831          51,220
       10.00% to  10.50%                                                            6,167           6,000
                                                                                -------------------------
Total First Mortgage Bonds                                                        471,278         415,255
Notes payable to banks under revolving credit agreements, due March 2001           12,000           9,200
Installment note payable, 9%, due in equal annual payments through 2013             1,434           1,491
                                                                                -------------------------
                                                                                  484,712         425,946
Current portion of long-term debt                                                  15,943          12,194
                                                                                -------------------------
Long-term debt, excluding current portion                                         468,769         413,752
                                                                                -------------------------
Total capitalization                                                            $ 901,116       $ 782,653
                                                                                =========================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 2000, 1999 and 1998


                                                                                  2000           1999             1998
                                                                                ----------------------------------------
Cash flows from operating activities:
    Net income                                                                  $ 52,890        $ 36,384        $ 45,015
    Adjustments to reconcile net income to net cash
        flows from operating activities:
        Depreciation and amortization                                             34,100          31,903          29,464
        Deferred income taxes                                                     10,885           6,342           9,957
        Gain on sale of marketable securities                                     (3,552)              -               -
        Gain on sale of New Hampshire system                                           -               -          (6,680)
        Net increase in receivables, inventory and prepayments                    (5,531)         (3,073)         (3,623)
        Net increase in payables, accrued interest and
           other accrued liabilities                                               4,247             444          11,216
        Other                                                                     (6,067)          1,600          (2,476)
    Net cash flows from discontinued operations                                        -             503           1,489
                                                                                ----------------------------------------
Net cash flows from operating activities                                          86,972          74,103          84,362
                                                                                ----------------------------------------

Cash flows from investing activities:
    Property, plant and equipment additions, including allowance for
        funds used during construction of $2,688, $1,995 and $1,245             (129,740)        (96,383)        (87,973)
    Acquisitions of water and wastewater systems                                  (3,546)        (39,164)        (24,498)
    Net proceeds from the sale (purchases) of marketable securities                3,878          (6,066)         (1,056)
    Proceeds from sale of New Hampshire system                                         -               -          33,728
    Other                                                                            307             997             157
                                                                                ----------------------------------------
Net cash flows used in investing activities                                     (129,101)       (140,616)        (79,642)
                                                                                ----------------------------------------

Cash flows from financing activities:
    Customers' advances and contributions in aid of construction                   7,603           5,345           3,902
    Repayments of customers' advances                                             (4,642)         (4,077)         (3,062)
    Net proceeds (repayments) of short-term debt                                 (14,075)         39,519          (4,615)
    Proceeds from long-term debt                                                  67,791          54,412          33,395
    Repayments of long-term debt                                                 (13,289)         (6,733)        (24,918)
    Redemption of preferred stock                                                      -          (1,460)         (4,214)
    Proceeds from issuing common stock                                            37,190           7,061          32,589
    Repurchase of common stock                                                    (4,383)         (1,773)         (3,334)
    Dividends paid on preferred stock                                               (106)           (117)           (195)
    Dividends paid on common stock                                               (30,406)        (29,217)        (29,349)
    Other                                                                           (163)            (36)            (46)
                                                                                ----------------------------------------
Net cash flows from financing activities                                          45,520          62,924             153
                                                                                ----------------------------------------

Net increase (decrease) in cash and cash equivalents                               3,391          (3,589)          4,873
Cash and cash equivalents at beginning of year                                     4,658           8,247           3,374
                                                                                ----------------------------------------
Cash and cash equivalents at end of year                                        $  8,049        $  4,658        $  8,247
                                                                                ========================================

See Summary of Significant Accounting Policies-Customer's Advances for
  Construction, Merger with Consumers Water Company, Acquisitions and Water Sale Agreements, Income Taxes and Employee Stock and Incentive Plans footnotes for description of non-cash activities.
See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies

Basis of Presentation - On March 10, 1999, Philadelphia Suburban Corporation (the "Company") completed a merger (the "Merger") with Consumers Water Company ("CWC"). On the date of the Merger, the Company issued 16,267,519 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary of the Company. The Company's common shares issued and exchanged for CWC shares have been restated for the effect of the 2000 5-for-4 common stock split effected in the form of a stock distribution. The Merger has been accounted for as a pooling-of-interests under Accounting Principles Board Opinion No. 16. Accordingly, the Company's consolidated financial statements and footnotes presented in this report include the accounts and results of CWC as if the Merger had been completed as of the beginning of the earliest period presented.

Nature of Operations - The business of Philadelphia Suburban Corporation is conducted primarily through its wholly-owned subsidiary Philadelphia Suburban Water Company ("PSW") and the seven operating companies of CWC (collectively referred to as "operating companies"). The operating companies of PSC are regulated public utilities which supply water and provide wastewater service to approximately 579,200 customers in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. PSW, our largest subsidiary, is a regulated public utility which supplies water to approximately 324,000 customers in a service territory located west and north of the City of Philadelphia. CWC owns 100% of the voting stock of five water companies and at least 96% of the voting stock of two water companies. In addition, the Company provides water and wastewater service to approximately 14,100 customers through operating and maintenance contracts in Pennsylvania, Illinois, New Jersey and Maine.

         The customers of our operating subsidiaries are residential, commercial and industrial in nature. The regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.

Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries as of December 31, 2000. All material intercompany accounts and transactions have been eliminated where appropriate.

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-utility revenues are recognized when services are performed.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2000, utility plant includes a net credit acquisition adjustment of $7,499, which is being amortized over 20 to 40 years. Consistent with the Company's rate settlements, $541 was amortized during 2000, $558 was amortized during 1999 and $567 was amortized during 1998.

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

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds was $334 in 2000 and $57 in 1999. There was no AFUDC related to equity funds in 1998.

Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Deferred Charges and Other Assets - Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized by the straight-line method over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery.

         Marketable securities are considered "available-for-sale" and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.

Income Taxes - The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse the Company its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $6,060, $10,069 and $8,774 in 2000, 1999 and 1998.

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

Use of Estimates in Preparation of Consolidated Financial Statements - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain prior year amounts have been reclassified to conform with current year's presentation.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Merger with Consumers Water Company

         On March 10, 1999, the Company completed a merger ("the Merger") with CWC. Pursuant to the merger agreement, the Company issued 16,267,519 shares of Common Stock in exchange for all of the outstanding stock of CWC. CWC common shareholders received 1.79 shares of the Company's Common Stock for each CWC common share and CWC preferred shareholders received 7.06125 shares of the Company's Common Stock for each CWC preferred share. The Company's common shares issued and exchanged for CWC shares have been restated for the effect of the 2000 5-for-4 common stock split effected in the form of a stock distribution. As a result of the Merger, CWC became a wholly-owned subsidiary of the Company. CWC's seven water companies serve approximately 245,000 customers in service territories covering parts of Pennsylvania, Ohio, Illinois, New Jersey and Maine.

         During 1999, the Company recorded a charge of $6,334 ($6,134, after tax benefits of $200) for merger transaction costs consisting primarily of fees for investment bankers, attorneys, accountants and other administrative charges. In addition, the Company recorded a restructuring reserve of $3,787 ($2,462, after tax benefits of $1,325) in 1999 that includes severances of $2,940 and exit costs associated with the closing of CWC's corporate office. Since the restructuring reserve was established, cash payments have substantially eliminated this reserve balance during the first half of 2000. In connection with a rate settlement received in 2000, recovery of a portion of the merger costs has been granted and a regulatory asset was established to reflect this recovery. As a result, a gain on recovery of merger costs of $2,236 ($4,041 pre-tax) was recognized in 2000. The merger transaction costs and related recovery have been reported in Other expenses and the restructuring costs and related recovery have been reported as Costs and expenses in the Consolidated Statements of Income and Comprehensive Income.

Acquisitions and Water Sale Agreements

         During 2000, 18 acquisitions or other growth ventures were completed, including the Company's entry into a sixth operating state, North Carolina. These transactions have added 14,148 customers to the Company's customer base. The total purchase price for the systems acquired in 2000 was $3,546 in cash and the issuance of 463,050 shares of the Company's common stock. The increase in annual revenues resulting from the acquired systems approximate $2,600 (unaudited) and operating revenues included in the consolidated financial statements during the period owned by the Company was $394. In January 2001, the Company acquired its second water system in North Carolina for 195,368 shares of the Company's common stock and $389 in cash.

         During 1999, exclusive of the Merger, 16 acquisitions or other growth ventures were completed in five of the states in which the Company operates. These transactions have added 17,250 customers to the Company's customer base. The largest of these transactions was the acquisition of the water utility assets of Bensalem Township in December 1999, which has added 14,945 customers. The total purchase price for the systems acquired in 1999 was $39,164 in cash. Operating revenues included in the consolidated financial statements related to the systems acquired in 1999 were $4,808 in 2000 and $559 in 1999.

         During 1998, five water system acquisitions were completed and two long-term water sale agreements were obtained in Pennsylvania and New Jersey. These transactions have added 9,007 customers to the Company's customer base. The total purchase price of $25,380 for the five water systems acquired in 1998 was $24,498 in cash and the issuance of 52,500 shares of the Company's common stock. Operating revenues included in the consolidated financial statements related to the systems acquired and new water sale agreements obtained in 1998 were $5,094 in 2000, $4,685 in 1999 and $4,627 in 1998.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Disposition

         In April 1998, CWC's New Hampshire subsidiary sold its utility assets to the Town of Hudson under the New Hampshire condemnation statute for $33,728, net of certain closing costs. The sale generated a gain of $6,680 ($3,903 net of taxes, or $0.08 per share), and was recorded in 1998. This system had approximately 8,200 customers and operating revenues of $1,600 in 1998 prior to the sale.

Property, Plant and Equipment

                                                         December 31,
                                               ------------------------------
                                                   2000             1999
                                               ------------------------------

Utility plant and equipment                    $ 1,513,480       $ 1,340,361
Utility construction work in progress               19,820            49,271
Non-utility plant and equipment                      2,862             3,395
                                               ------------------------------
Total property, plant and equipment            $ 1,536,162       $ 1,393,027
                                               ==============================

         Depreciation is computed based on estimated useful lives of 2 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non-utility plant, office equipment and laboratory equipment.

Accounts Receivable

                                                     December 31,
                                               ------------------------
                                                  2000           1999
                                               ------------------------

Billed utility revenue                         $ 30,846       $ 23,971
Unbilled utility revenue                         20,645         20,813
Other                                             1,639            923
                                               ------------------------
                                                 53,130         45,707
Less allowance for doubtful accounts              1,907          1,308
                                               ------------------------
Net accounts receivable                        $ 51,223       $ 44,399
                                               ========================


         The Company's customers are located in the following states: 66% in Pennsylvania, 14% in Ohio, 11% in Illinois, 6% in New Jersey, 3% in Maine and less than 1% in North Carolina. PSW's customers are located in southeastern Pennsylvania and accounted for 57% of the customers served. No single customer accounted for more than one percent of the Company's operating revenues.

Regulatory Asset

         The regulatory asset represents costs that are excluded from the Company's rate base but are expected to be fully recovered in future rates. The four components of this asset are deferred income taxes, postretirement benefits other than pensions, merger costs slated for recovery and rate case filing expenses. Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The portion of the regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates as prescribed in subsequent rate filings.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates. The regulatory asset related to the recovery of merger costs represents the portion of the CWC merger costs that will be recovered in rates as a result of a rate settlement in 2000 and is being amortized over the recovery period. The portion of the regulatory asset related to rate case filing expenses represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to three years.

                                                     December 31,
                                               ------------------------
                                                  2000           1999
                                               ------------------------
Income taxes                                   $ 58,650       $ 56,467
Postretirement benefits other than pensions       1,231          1,820
Merger costs                                      4,288              -
Rate case filing expenses                         1,340          1,552
                                               ------------------------
                                               $ 65,509       $ 59,839
                                               ========================

Income Taxes

         Total income tax expense is allocated as follows:

                                               Years Ended December 31,
                                       --------------------------------------
                                         2000           1999          1998
                                       --------------------------------------

Net income available to common stock   $ 34,105       $ 26,531      $ 30,118
Common stockholders' equity related
  to stock option activity which
  reduces taxable income                   (285)          (205)         (402)
                                       --------------------------------------
                                       $ 33,820       $ 26,326      $ 29,716
                                       ======================================


         The provision for income taxes consists of:

                                                Years Ended December 31,
                                        --------------------------------------
                                           2000           1999          1998
                                        --------------------------------------
Current:
  Federal                               $ 19,888       $ 15,233      $ 14,837
  State                                    4,900          3,695         5,583
                                        --------------------------------------

                                          24,788         18,928        20,420
                                        --------------------------------------
Deferred:
  Federal                                  8,371          6,862         8,453
  State                                      946            741         1,245
                                        --------------------------------------

                                           9,317          7,603         9,698
                                        --------------------------------------
Total tax expense                       $ 34,105       $ 26,531      $ 30,118
                                        ======================================

         The statutory Federal tax rate is 35% and the state corporate net income tax rates range from 7.18% to 9.99% for all years presented.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

                                                                    Years Ended December 31,
                                                         --------------------------------------
                                                            2000           1999          1998
                                                         --------------------------------------
Computed Federal tax expense at statutory rate           $ 30,448       $ 22,020      $ 26,296
Increase in tax expense for depreciation expense
  to be recovered in future rates                             353            387         1,091
Merger transaction costs                                      120          2,017             -
Charitable contribution                                       (83)          (479)            -
Gain on sale of land                                            -             83             -
Amortization of deferred investment tax credits              (287)          (279)         (658)
Prior year rate reductions                                   (311)          (313)         (655)
State income taxes, net of federal tax benefit              3,799          2,883         4,438
Difference in statutory rate                                    -              -          (240)
Other, net                                                     66            212          (154)
                                                         --------------------------------------
Actual income tax expense                                $ 34,105       $ 26,531      $ 30,118
                                                         ======================================

         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:


                                                          December 31,
                                                     ------------------------
                                                       2000           1999
                                                     ------------------------
Deferred tax assets:
  Customers' advances for construction               $ 19,120       $ 19,896
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                               5,064          4,952
  Alternative minimum tax                                   -          1,464
  Other                                                     -            292
                                                     ------------------------
Total gross deferred tax assets                        24,184         26,604
                                                     ------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                               143,615        129,083
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                23,344         24,793
  Deferred investment tax credit                        7,498          7,823
  Unrealized gain on marketable securities                547          1,433
  Other                                                   898              -
                                                     ------------------------
Total gross deferred tax liabilities                  175,902        163,132
                                                     ------------------------

Net deferred tax liability                           $151,718      $ 136,528
                                                     ========================

         The Company made income tax payments of $23,008, $20,313 and $15,746 in 2000, 1999 and 1998, respectively. The Company's Federal income tax returns for all years through 1996 have been closed.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Commitments

         The Company maintains agreements with municipal authorities for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2017. The estimated annual commitments related to such purchases are expected to approximate $4,800 through 2005. The Company purchased approximately $5,592, $3,172 and $3,012 of water under these agreements during the years ended December 31, 2000, 1999 and 1998, respectively.

         The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. During the next five years, $3,776 of future minimum lease payments are due: $1,484 in 2001, $974 in 2002, $776 in 2003, $371 in 2004 and $171 in 2005. PSW leases parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The operating lease is noncancelable, expires in 2045 and contains certain renewal provisions. The lease is subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $324 of lease payments for land, subject to the aforesaid adjustment, are due.

         Rent expense was $1,815, $1,894 and $2,270 for the years ended December 31, 2000, 1999 and 1998, respectively.

Long-term Debt and Loans Payable

         The Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 2000 and 1999. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW and CWC to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's and CWC's stock. As of December 31, 2000, approximately $161,000 of PSW's and $63,000 of CWC's retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW and CWC from making loans to, or purchasing the stock of, the Company.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. Excluding amounts due under the revolving credit agreements, the Company's future sinking fund payments and debt maturities are as follows:




Interest Rate Range                  2001         2002        2003         2004          2005      Thereafter
                              --------------------------------------------------------------------------------
  0.00% to  2.49%                   $ 163        $ 303       $ 279        $ 275         $ 265         $ 3,083
  2.50% to  4.99%                       -          106          56           57            68           6,425
  5.00% to  5.49%                       -           60          60           70            70           6,407
  5.50% to  5.99%                     400          400      10,000       10,000             -          10,260
  6.00% to  6.49%                       -       10,000           -       15,000             -         120,570
  6.50% to  6.99%                       -            -      10,400          400        10,400          34,000
  7.00% to  7.49%                   2,007        2,000      12,000       12,000        28,000           6,000
  7.50% to  7.99%                       -            -           -            -             -          23,000
  8.00% to  8.49%                      30           30          33           28             -          16,500
  8.50% to  8.99%                      16           17          18           20            22          10,367
  9.00% to  9.49%                     142          548         554          561           568          52,676
  9.50% to  9.99%                   1,160        1,153       1,155        1,155         1,155          44,053
  10.00% to  10.50%                    25           12          11           12            14           6,093
                              --------------------------------------------------------------------------------
Total                             $ 3,943     $ 14,629    $ 34,566     $ 39,578      $ 40,562       $ 339,434
                              ================================================================================



         In December 1999, PSW established a five-year $300,000 medium-term note program providing for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. This program replaced a similar program that expired in June 1999. The notes issued under this program are secured by the Thirty-Third Supplement to the trust indenture relating to PSW's First Mortgage Bonds. In January 2000, PSW issued First Mortgage Bonds through the program of $15,000 7.40% Series due 2005, and in April 2000, $11,000 7.40% Series due 2005. During 1999, First
Mortgage Bond issuances through these programs were as follows: $10,000 in January 1999, 5.85% Series due 2004; and $15,000 in April 1999, 6.00% Series due 2004. The proceeds from these issuances were used to fund acquisitions, to reduce the balance of PSW's revolving credit facility and for PSW's ongoing capital program.

         In June 2000, one of CWC's operating subsidiaries issued $18,360 of tax-exempt bonds due in 2030 at a rate of 6.00%. At various times during 2000, PSW and other operating subsidiaries issued notes payable in aggregate of $12,583 at various rates of interest ranging from 0% to 5.4% due at various times in 2019, 2020, and 2030. As of December 31, 2000, the Trustee for one of the issues held $3,474 pending completion of the projects financed with the issue and the restricted funds are included as cash and cash equivalents in the consolidated balance sheet. The proceeds from the other issues were used to reduce a portion of the balance of short-term debt at each of the respective operating subsidiaries. In connection with various acquisitions completed during 2000, the Company acquired $3,102 of long-term debt at various rates of interest ranging from 1% to 10.5% due in various years.

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

         In December 2000, PSW renewed its $50,000 revolving credit facility with three banks until December 2001. As of December 31, 2000 and 1999, funds borrowed under the PSW revolving credit agreements of $46,270 and $50,000, respectively, have been classified as loans payable. CWC has a $20,000 revolving credit facility, which was due to expire in June 2000, but was extended until March 2001. It is anticipated that a new facility will be obtained upon expiration of this facility. Borrowing under this facility has been classified as current portion of long-term debt. Interest under these facilities is based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict the total amount of short-term borrowings of PSW and CWC. A commitment fee ranging from 1/4 to 1/10 of 1% is charged on the unused portion of the revolving credit agreements. The average cost of borrowing under these facilities was 6.8% and 5.6%, and the average borrowing was $56,541 and $47,047, during 2000 and 1999, respectively. The maximum amount outstanding at the end of any one month was $64,000 in 2000 and $59,600 in 1999.

         At December 31, 2000 and 1999, the Company had combined short-term lines of credit of $120,000 and $116,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $49,901 and $36,809 during 2000 and 1999, respectively. The maximum amount outstanding at the end of any one month was $58,878 in 2000 and $53,069 in 1999. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2000 and 1999 was 7.3% and 6.0%, respectively.

         The total amount of interest paid on all borrowings, net of amounts capitalized, was $36,507, $31,036 and $30,711 in 2000, 1999 and 1998,
respectively. The pro forma weighted cost of long-term debt at December 31, 2000 and 1999 was 7.2% and 7.4%, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Preferred Stock of Subsidiaries

         The Company's subsidiaries have the following preferred stock ($100 par value) as of December 31, 2000:

                                                Cumulative      Current
                                                  Dividend   Call Price          Shares          Shares
                                                      Rate    Per Share      Authorized     Outstanding
                                             ----------------------------------------------------------
  Consumers Pennsylvania -
     Shenango Valley Division                        5.00%        $ 110          10,000           9,646
  Consumers Illinois Water Company                   5.50%          107           5,000           3,575
  Consumers Maine Water Company                      5.00%          105           4,000           2,739
  PSW                                                  -           None       1,000,000             -

         PSW is authorized to issue preferred stock with mandatory redemption requirements, with stated par value, in one or more series. In 1991, PSW issued 100,000 shares of 8.66% Series 1 Cumulative Preferred Stock, at par value of $100 per share in a private placement. The remaining shares of this issue were called by PSW and retired in 1998.

Fair Value of Financial Instruments

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt are as follows:

                                          December 31,
                                    -----------------------
                                       2000         1999
                                    -----------------------
Carrying amount                     $ 484,712    $ 425,946
Estimated fair value                  487,330      415,653

         The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have a carrying value of $58,718 and $59,494 at December 31, 2000 and 1999, respectively. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Stockholders' Equity

         At December 31, 2000, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with an acquisition. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. Dividends on the Series B Preferred Stock are cumulative and payable quarterly. PSC may not pay dividends on common stock unless provision has been made for payment of the preferred dividends. Under the provisions of this issue, the holders may redeem the shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five year maturity at an interest rate of 6.05%. As of December 31, 2000, all dividends have been provided for. In January 1999, 14,600 shares of Series B Preferred Stock were redeemed in cash at the liquidation value of $100 per share.

         In August 2000, the Company's Board of Director's declared a 5-for-4 common stock split effected in the form of a 25% stock distribution for all common shares outstanding, to shareholders of record on November 15, 2000. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on December 1, 2000. The Company's par value of $0.50 per share remained unchanged and $5,319 was transferred from Capital in Excess of Par Value to Common Stock to record the split. All share and per share data for all periods presented have been restated to give effect to the stock split.

         At December 31, 2000, the Company had 100,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2000, 1999 and 1998 were 53,675,924, 51,265,758, and 50,877,889 respectively. Treasury shares held at December 31, 2000, 1999 and 1998 were 844,376, 615,038, and
533,292, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The following table summarizes the activity of common stockholders' equity:


                                                                                             Accumulated
                                                                  Capital in                    Other
                                         Common      Treasury     excess of     Retained    Comprehensive
                                         stock         stock      par value     earnings       Income       Total
                                     -------------------------------------------------------------------------------

Balance at December 31, 1997             $ 19,744     $ (5,970)   $ 211,182     $ 76,270     $     -    $ 301,226
Net income                                      -            -            -       44,820           -       44,820
Dividends                                       -            -            -      (29,407)          -      (29,407)
Sale of stock                                 761          293       30,495            -           -       31,549
Repurchase of stock                             -       (3,801)           -            -           -       (3,801)
Equity Compensation Plan                       12            -          491            -           -          503
Exercise of stock options                     100            -        2,289            -           -        2,389
                                     -----------------------------------------------------------------------------
Balance at December 31, 1998               20,617       (9,478)     244,457       91,683           -      347,279
                                     -----------------------------------------------------------------------------
Net income                                      -            -            -       36,275           -       36,275
Other comprehensive income,
   net of income tax of $1,433                  -            -            -            -       2,020        2,020
Dividends                                       -            -            -      (26,425)          -      (26,425)
Sale of stock                                 114          354        4,807            -           -        5,275
Repurchase of stock                             -       (2,146)           -            -           -       (2,146)
Equity Compensation Plan                        2            -           98            -           -          100
Exercise of stock options                      81            -        2,078            -           -        2,159
                                     -----------------------------------------------------------------------------
Balance at December 31, 1999               20,814      (11,270)     251,440      101,533       2,020      364,537
                                     -----------------------------------------------------------------------------
Net income                                      -            -            -       52,784           -       52,784
Other comprehensive income,
   net of income tax of $489                    -            -            -            -         908          908
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $1,375                  -            -            -            -      (2,002)      (2,002)
Dividends                                       -            -            -      (30,406)          -      (30,406)
Stock split                                 5,319            -       (5,319)           -           -            -
Stock issued for acquisitions                 228            -        8,067            -           -        8,295
Sale of stock                                 803          307       34,318            -           -       35,428
Repurchase of stock                             -       (4,383)           -            -           -       (4,383)
Equity Compensation Plan                       12            -          545            -           -          557
Exercise of stock options                      84            -        1,962            -           -        2,046
                                     -----------------------------------------------------------------------------
Balance at December 31, 2000             $ 27,260    $ (15,346)   $ 291,013    $ 123,911     $   926    $ 427,764
                                     =============================================================================




         In September 2000, the Company issued 1,653,125 shares of common stock through a public offering, providing net proceeds of $29,689 which were used to make an equity contribution to PSW. In February 1998, the Company issued 1,562,500 shares of common stock through a public offering, providing net proceeds of $25,840 which were used to repay short term debt and to make a $19,000 equity contribution to PSW. PSW used both of these contributions from the Company to reduce the balance of its revolving credit loan.

         In December 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission for the offering and sale of up to 2,000,000 shares of common stock and 500,000 shares of preferred stock. In 2000, 463,050 shares of common stock totaling $8,295 were issued to acquire water and wastewater systems, and in January 2001, 195,368 shares of common stock were issued

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

to acquire a water system in North Carolina. The Company expects to offer from time to time, the remainder of these shares for acquisitions. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

        The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." Accordingly, the Company's accumulated other comprehensive income for unrealized gains on securities is reported in the Stockholders' Equity section of the Consolidated Balance Sheets and the related other comprehensive income is reported in the Consolidated Statements of Income and Comprehensive Income.

        The Company has a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that allows reinvested dividends to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price and the shares are purchased by the Company's transfer agent in the open-market at least weekly. During 2000, 1999 and 1998, under the dividend reinvestment portion of the Plan, 335,813, 286,845 and 255,395 original issue shares of common stock were sold providing the Company with proceeds of $5,482, $5,044 and $4,197, respectively.

        The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. During 2000, 1999 and 1998, 231,000, 101,750, and 189,258 shares have been purchased at a net cost of $3,500, $1,771, and $3,333, respectively. For comparative purposes the number of shares purchased is presented as if they were adjusted for the effect of the 2000 5-for-4 common stock split in the form of a stock distribution. As of December 31, 2000, 210,539 shares remain available for purchase by the Company.

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

                                                    Years ended December 31,
                                                 ----------------------------
                                                   2000       1999       1998
                                                 ----------------------------
Average common shares outstanding during
  the period for Basic computation               51,807     51,080     50,453
Dilutive effect of employee stock options           524        551        615
                                                 ----------------------------
Average common shares outstanding during
  the period for Diluted computation             52,331     51,631     51,068
                                                 ============================


         Equity per common share was $7.97 and $7.11 at December 31, 2000 and 1999, respectively. These amounts were computed by dividing common stockholders'equity by the number of shares of common stock outstanding at the end of each year.

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

        The following table summarizes stock option transactions for the two plans:

                                                              As of or For the Years Ended December 31,
                                        ---------------------------------------------------------------------------------
                                                  2000                        1999                        1998
                                        -------------------------   -------------------------  --------------------------
                                                        Weighted                    Weighted                   Weighted
                                                         Average                    Average                     Average
                                                        Exercise                    Exercise                   Exercise
                                            Shares        Price         Shares       Price         Shares        Price
                                        -------------------------   -------------------------  --------------------------
Options:
   Outstanding, beginning of year          1,604,155     $ 12.65       1,417,384     $ 11.00       1,384,518      $ 8.82
   Granted                                   448,487       14.69         378,125       17.14         329,375       17.70
   Terminated                                (56,729)      16.46          (9,446)      16.40         (45,888)      10.03
   Exercised                                (184,871)       9.48        (181,908)       8.94        (250,621)       7.95
                                        -------------------------   -------------------------  --------------------------
   Outstanding, end of year                1,811,042     $ 13.36       1,604,155     $ 12.65       1,417,384     $ 11.00
                                        =========================   =========================  ==========================

   Exercisable, end of year                1,036,449     $ 11.51         906,040      $ 9.64         759,419      $ 8.03
                                        =========================   =========================  ==========================



         Options exercised during 2000 ranged in price from $5.28 per share to $17.13 per share. At December 31, 2000, 1,212,587 options under the 1994 Plan were still available for grant. The following table summarizes the price ranges of the options outstanding and options exercisable as of December 31, 2000:


                                   Options Outstanding                  Options Exercisable
                     ------------------------------------------    ----------------------------
                                      Weighted     Weighted                         Weighted
                                      Average       Average                          Average
                                     Remaining     Exercise                         Exercise
                         Shares     Life (years)     Price            Shares          Price
                     ------------------------------------------    ----------------------------
Range of prices:
   $ 5.74 -  8.99        483,695        3.6          $ 7.42           483,695        $ 7.42
   $ 9.00 - 14.99        678,610        8.0           13.72           241,060         11.99
   $15.00 - 19.10        648,737        7.7           17.40           311,694         17.50
                     ------------------------------------------    ----------------------------
                       1,811,042        6.7         $ 13.36         1,036,449       $ 11.51
                     ==========================================    ============================



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

                                                               Years Ended December 31,
                                                     ------------------------------------------
                                                         2000          1999          1998
                                                     ------------------------------------------
Net income available to common stock:
    As reported                                       $ 52,784      $ 36,275      $ 44,820
    Proforma                                            51,206        35,398        44,277
Basic net income per share:
    As reported                                         $ 1.02        $ 0.71        $ 0.89
    Proforma                                              0.99          0.69          0.88
Diluted net income per share:
    As reported                                         $ 1.01        $ 0.70        $ 0.88
    Proforma                                              0.98          0.69          0.87


         The per share weighted-average fair value at the date of grant for stock options granted during 2000, 1999 and 1998 was $3.52, $4.28, and $4.26 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                       2000          1999           1998
                                --------------------------------------------
Expected life (years)                   10             10             10
Interest rate                         6.4%            5.4%          5.6%
Volatility                           21.1%           20.9%         16.9%
Dividend yield                        3.9%            3.2%          2.9%

         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 2000, 1999 and 1998, 29,500, 5,500 and 29,500 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and is amortized ratably over the restriction period.

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

           In addition to providing pension benefits, the Company offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees retiring with a minimum level of service. These PBOPs

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

include continuation of medical and prescription drug benefits for all eligible retirees and life insurance benefits for certain eligible retirees. The Company funds its gross PBOP cost through various trust accounts.

         The Company's pension expense (credit) includes the following components:





                                                             Years Ended December 31,
                                                  -------------------------------------------
                                                         2000          1999           1998
                                                  -------------------------------------------
Benefits earned during the year                        $ 2,553       $ 3,232        $ 2,949
Interest cost on projected benefit obligation            7,612         7,214          6,771
Expected return on plan assets                         (11,281)      (10,304)        (9,049)
Net amortization and deferral                           (1,283)         (105)           (38)
Capitalized costs                                          (56)          (47)           (48)
Rate-regulated adjustment                                1,403           430           (134)
Special termination benefits                                43           716             56
                                                  -------------------------------------------
Net pension cost (credit)                             $ (1,009)      $ 1,136          $ 507
                                                  ===========================================


         The rate-regulated adjustment set forth above is required in order to reflect pension expense (credit) for the Company in accordance with the method used in establishing water rates. During 2000, 1999 and 1998, the Company instituted early retirement and restructuring programs. These actions resulted in additional termination benefits of $43 in 2000, $716 in 1999 and $56 in 1998.

         The Company's costs for postretirement benefits other than pensions includes the following components:

                                                             Years Ended December 31,
                                                  -------------------------------------------
                                                         2000          1999           1998
                                                  -------------------------------------------
Benefits earned during the year                        $ 555        $  645          $  575
Interest cost                                          1,267         1,249           1,229
Expected return on plan assets                          (920)         (699)           (475)
Net amortization and deferral                            417           628             643
Special termination benefits                               -           209               -
Amortization of regulatory asset                         208           208             257
                                                  -------------------------------------------
Gross PBOP cost                                        1,527         2,240           2,229
Capitalized costs                                       (512)         (464)           (454)
                                                  -------------------------------------------
Net PBOP cost                                        $ 1,015       $ 1,776         $ 1,775
                                                  ===========================================


               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:

                                                                                                      Other
                                                             Pension Benefits               Postretirement Benefits
                                                       --------------------------         --------------------------
                                                           2000             1999              2000             1999
                                                       ---------       ----------         ---------        ---------
Change in benefit obligation:
  Benefit obligation at January 1,                     $ 98,228        $ 106,047          $ 17,292         $ 19,015
  Service cost                                            2,553            3,123               555              649
  Interest cost                                           7,612            7,202             1,267            1,252
  Special termination benefits                               43              689               282               28
  Change in measurement date                                  -            2,024                 -              181
  Actuarial loss (gain)                                   6,963          (15,747)                -           (3,258)
  Benefits paid                                          (5,185)          (5,110)             (815)            (575)
                                                       --------        ---------           -------         --------
  Benefit obligation at December 31,                    110,214           98,228            18,581           17,292
                                                       --------        ---------           -------         --------

Change in plan assets:
  Fair value of plan assets at January 1,               128,367          116,848            11,097            8,003
  Actual return on plan assets                              479           13,455              (323)           1,196
  Employer contributions                                     54               39             1,937            2,162
  Change in measurement date                                  -            3,135                 -              311
  Benefits paid                                          (5,185)          (5,110)             (815)            (575)
                                                       --------        ---------           -------         --------
  Fair value of plan assets at December 31,             123,715          128,367            11,896           11,097
                                                       --------        ---------           -------         --------

Funded status of plan:
  Funded status at December 31,                         (13,501)         (30,139)            6,685            6,195
  Unrecognized actuarial gain                            18,014           37,755             6,345            8,508
  Unrecognized prior service cost                        (3,012)          (3,443)              761              819
  Rate-regulated adjustment                                  37           (1,366)                -                -
  Unrecognized net transition obligation                  1,755            1,876           (10,846)         (11,750)
                                                       --------        ---------           -------         --------
  Accrued benefit costs                                 $ 3,293          $ 4,683           $ 2,945          $ 3,772
                                                       ========        =========           ========        ========

Weighted-average assumptions
  as of December 31,
  Discount rate                                            7.50%            7.75%              7.50%            7.75%
  Expected return on plan assets                           9.00%            9.00%         6.00-9.00%       6.00-9.00%
  Rate of compensation increase                       4.50-5.50%       4.50-5.50%              4.50%            4.50%

         The accumulated benefit obligation is in excess of plan assets for certain non-qualified plans. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans were $3,490, $2,078, and $0, and $2,886, $1,898 and $0, respectively as of December 31, 2000 and 1999.

         The assumed medical inflation rates under the PSC plans are 5.0%, reducing to 4.5% in 2002 for retirees under the age of 65 and 15.0%, reducing to 4.5% by 2006 for retirees 65 years of age and over. The assumed medical inflation rates under the CWC plans are 5.0% for all future years. The effect of a 1% increase in the assumed medical inflation rates would be to increase the accumulated postretirement benefit obligation as of December 31, 2000 and the 2000 PBOP costs by $898 and $83, respectively. The effect of a 1% decrease in the assumed medical inflation rates would be to decrease the accumulated postretirement benefit obligation as of December 31, 2000 and the 2000 PBOP costs by $1,502 and $189, respectively. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Water Rates

        On April 27, 2000, the Pennsylvania Public Utility Commission ("PAPUC") approved a rate settlement reached between PSC's Pennsylvania utility subsidiaries, and the parties actively litigating the joint rate application filed in October 1999. The settlement was designed to increase annual revenue by $17,000 or 9.4% above the level in effect at the time of the filing. The rates in effect at the time of the filing included $7,347 in Distribution System Improvement Charges ("DSIC") ranging from 0.33% to 5%. Consequently, the settlement resulted in a total base rate increase of $24,347 or 13.5% above the rates in effect before the DSIC was applied. As a part of the rate settlement, the DSIC was reset to zero and PSC agreed not to file a base rate increase request prior to April 29, 2001, absent extraordinary circumstances.

        The settlement agreement also provides for the recovery of up to $5,295 (the merger costs allocable to our Pennsylvania operations) of the $10,121 ($8,596 after-tax) in merger costs that were expensed in the first quarter of 1999 in connection with the Merger. As a result, a regulatory asset was established to reflect the amount to be recovered as a result of the rate settlement.

         The CWC operating subsidiaries were allowed annual rate increases of $698 in 2000, $390 in 1999 and $3,334 in 1998, represented by four, two and five rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $450, $308 and $1,969 in 2000, 1999 and 1998, respectively.

         The DSIC enables water utilities in Pennsylvania to add a surcharge to customer bills reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service between base rate filings. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective or when PSW's pro forma earnings exceed a PUC benchmark. The maximum DSIC that can be in effect at any time is 5%. The DSIC in the first quarter of 2001 has been set at 2.2% and is subject to adjustment in subsequent quarters. The DSIC provided revenues in 2000, 1999 and 1998 of $2,301, $4,140 and $229, respectively.

         In addition to its base rates and DSIC, PSW and CWC's Pennsylvania subsidiaries have utilized a surcharge or credit on their bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated into base rates. Various surcharge rates provided operating revenues of $74 in 2000, $1,306 in 1999, and rate credits reduced operating revenues in 1998 by $117.

Selected Quarterly Financial Data (Unaudited)               Philadelphia Suburban Corporation and Subsidiaries
---------------------------------------------
(in thousands of dollars, except per share amounts)

                                                                                                           Total
                                                      First        Second       Third        Fourth         Year
                                                   ------------------------------------------------------------------
2000
---------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $ 64,510     $ 68,494     $ 73,336      $ 69,198    $ 275,538
Operations and maintenance expense                       24,928       24,350       25,037        27,426      101,741
Net income available to common
  stock                                                  10,246       13,565       16,539        12,434       52,784
Basic net income per common share                          0.20         0.26         0.33          0.23         1.02
Diluted net income per common share                        0.20         0.26         0.32          0.23         1.01
Dividend paid per common share                            0.144        0.144        0.144         0.155        0.587
Dividend declared per common share                        0.144        0.144        0.299             -        0.587
Price range of common stock
  - high                                                  17.60        19.95        19.45         24.94        24.94
  - low                                                   13.20        14.50        16.00         16.95        13.20

1999
---------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $ 58,597     $ 66,165     $ 69,527      $ 63,037    $ 257,326
Operations and maintenance expense                       22,725       24,203       24,645        27,185       98,758
Net income available to common
  stock                                                     316       12,033       14,332         9,594       36,275
Basic net income per common share                          0.01         0.23         0.28          0.19         0.71
Diluted net income per common share                        0.01         0.23         0.28          0.18         0.70
Dividends declared and paid
  per common share                                        0.136        0.136        0.144         0.144        0.560
Price range of common stock
  - high                                                  23.80        20.60        20.25         19.35        23.80
  - low                                                   15.80        17.05        16.90         16.15        15.80


         All per share data as presented has been adjusted for the 2000 5-for-4 common stock split effected in the form of a stock distribution. High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape.

         Dividends paid and declared per common share represents PSC's historical dividends. The cash dividend paid in December 2000 of $0.155 was declared in August 2000.

         Net income available to common stock and net income per common share for 2000 includes the partial recovery of the merger costs related to the Merger as follows: $972 ($1,059 pre-tax) or $0.02 per share in the second quarter and $1,264 ($2,982 pre-tax) or $0.02 per share in the third quarter.

         Net income available to common stock and net income per common share for the first quarter of 1999 includes net charges of $6,134 ($6,334 pre-tax), or $0.12 per share, for the Merger transaction costs and a charge for related restructuring costs of $2,462 ($3,787 pre-tax), or $0.05 per share.

Summary of Selected Financial Data                          Philadelphia Suburban Corporation and Subsidiaries
----------------------------------
(in thousands of dollars, except per share amounts)

----------------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                            2000         1999*         1998*          1997*         1996*
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
     Income from continuing operations (a)
          Basic                                                    $1.02         $0.71         $0.89          $0.73         $0.62
          Diluted                                                   1.01          0.70          0.88           0.72          0.62
     Net income (a)
          Basic                                                     1.02          0.71          0.89           0.67          0.58
          Diluted                                                   1.01          0.70          0.88           0.66          0.57
     Cash dividends paid (b)                                        0.59          0.56          0.54           0.50          0.47
     Cash dividends declared (b) (c)                                0.59          0.56          0.40           0.63          0.47
     Return on average stockholders' equity (a) (d)                13.2%         10.1%         13.6%          11.8%         10.5%
     Book value at year end                                        $7.97         $7.11         $6.82          $6.16         $5.95
     Market value at year end                                      24.50         16.55         23.65          17.66         11.93
----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
     Operating revenues (d)                                     $275,538      $257,326      $250,771       $235,852      $215,971
     Depreciation and amortization (d)                            34,100        31,903        29,464         27,977        25,277
     Interest expense (d) (e)                                     37,775        31,796        30,785         32,317        29,112
     Income before income taxes (d)                               86,995        62,915        75,133         57,642        48,554
     Provision for income taxes (d)                               34,105        26,531        30,118         22,432        19,350
     Income from continuing operations (a)                        52,890        36,384        45,015         35,210        29,204
     Net income available to common stock (a)                     52,784        36,275        44,820         32,278        26,918
----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
     Total assets                                             $1,414,010    $1,280,805    $1,156,733     $1,083,162    $1,038,926
     Property, plant and equipment, net                        1,251,427     1,135,364     1,016,194        952,626       907,739
     Stockholders' equity                                        432,347       368,901       353,088        306,816       289,436
     Preferred stock with mandatory redemption (f)                     -             -             -         4,214         5,643
     Long-term debt (f)                                          484,712       425,946       377,355        407,526       403,524
     Total debt                                                  573,706       529,015       440,905        436,756       426,438
----------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
     Net cash flows from operating activities                    $86,972       $74,103       $84,362        $71,252       $56,274
     Capital additions (d) (g)                                   129,740        96,383        87,973         67,378        66,130
     Dividends on common stock                                    30,406        29,217        29,349         26,752        25,137
     Number of customers served                                  579,219       557,462       533,847        526,640       512,802
     Number of shareholders of common stock                       20,978        21,187        20,553         19,902        19,905
     Common shares outstanding (000)                              53,676        51,266        50,878         48,890        47,703
     Employees (full-time)                                           943           945           973            979         1,016
----------------------------------------------------------------------------------------------------------------------------------

*Share and per share data has been restated for the 2000 5-for-4 stock split.
(a) The 2000 amounts include a net gain of $2,236 ($4,041 pre-tax) or $0.04 per share for the partial recovery of the merger costs related to the Merger. The 1999 amounts include a net charge of $8,596 ($10,121 pre-tax) or $0.17 per share for the Merger transaction costs and related restructuring costs. The 1998 amounts include a net gain of $3,903 ($6,680 pre-tax) or $0.08 per share on the sale of Consumers Water Company's New Hampshire system pursuant to the State's condemnation statute.
(b)  Amount represents PSC's historical dividends per common share.
(c)  The cash dividend of $0.13, paid in March 1998, was declared in December
     1997.
(d)  Continuing operations only.
(e) Includes dividends on preferred stock of subsidiary and minority interest; net of allowance for funds used during construction.
(f)  Includes current portion.
(g) Excludes payments for acquired water systems of $3,546 in 2000, $39,164 in 1999, $24,498 in 1998, $1,226 in 1997, and $44,110 in 1996.