Form 10-K, Exhibit 13
period 2001-12-31
PHILADELPHIA SUBURBAN CORP
filed 2002-03-20
CIK 78128

                                                                    Exhibit 13.9








               Philadelphia Suburban Corporation and Subsidiaries

      Selected Portions of Annual Report to Shareholders for the year ended
                                December 31, 2001

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

         This report by Philadelphia Suburban Corporation ("we" or "us") contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address, among other things: our use of cash; projected capital expenditures; liquidity; as well as information contained elsewhere in this report where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans" or similar expressions. These statements are based on a number of assumptions concerning future events, and are subject to a number of uncertainties and other factors, many of which are outside our control. Actual results may differ materially from such statements for a number of reasons, including the effects of regulation, abnormal weather, changes in capital requirements and funding, and the success of our growth strategy. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

                               GENERAL INFORMATION
                               -------------------

         Philadelphia Suburban Corporation is the holding company for regulated utilities providing water or wastewater services to approximately 2 million people in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. Our two primary subsidiaries are Pennsylvania Suburban Water Company ("PSW"), a regulated public utility that provides water or wastewater services to about 1.3 million residents in the suburban areas north and west of the City of Philadelphia and in ten other counties in Pennsylvania, and Consumers Water Company ("CWC"), a holding company for several regulated public utility companies that provide water or wastewater service to about 700,000 residents in various communities in the other states where we operate. We are among the largest investor-owned water utilities in the United States based on the number of customers. In addition, we provide water service to approximately 35,000 people through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. Some of our subsidiaries provide wastewater services (primarily residential) to approximately 40,000 people in Pennsylvania, Illinois, New Jersey and North Carolina. During 2001 and each of the previous four years, the operating revenues associated with wastewater services have been less than 3% of our consolidated operating revenues.

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

         In January 2002, Philadelphia Suburban Water Company and various of our other Pennsylvania operating subsidiaries were merged together into Pennsylvania Suburban Water Company. The purpose of the merger was to achieve certain legal, financing and administrative efficiencies and benefits. For operational purposes, these entities will continue to do business under their former names. For discussion purposes, all references to PSW relate to Pennsylvania Suburban Water Company or its predecessor companies.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         Following are our selected five-year financial statistics:

Years ended December 31,                           2001         2000         1999         1998         1997
------------------------------------------------------------------------------------------------------------
Operating revenues (a)                         $307,280     $274,014     $256,546     $250,718     $235,162
------------------------------------------------------------------------------------------------------------

Income from continuing operations               $60,111      $52,890      $36,384      $45,015      $35,210
------------------------------------------------------------------------------------------------------------
Income from continuing operations
   before income taxes and
   non-recurring items (b)                      $99,087      $82,954      $73,036      $68,453      $57,642
------------------------------------------------------------------------------------------------------------

Operating Statistics
Operating revenues                               100.0%       100.0%       100.0%       100.0%       100.0%
Costs and expenses:
    Operations and maintenance                    36.4%        37.1%        38.5%        39.9%        41.1%
    Depreciation and amortization                 13.1%        12.4%        12.4%        11.8%        11.9%
    Taxes other than income taxes                  6.8%         8.2%         8.5%         8.7%         9.1%
    Interest expense and other (c)                11.9%        12.9%        12.9%        12.8%        13.8%
    Allowance for funds used during
       construction                              (0.4)%       (0.9)%       (0.8)%       (0.5)%       (0.4)%
------------------------------------------------------------------------------------------------------------
Total costs and expenses                          67.8%        69.7%        71.5%        72.7%        75.5%
------------------------------------------------------------------------------------------------------------
Income from continuing operations
   before income taxes and
   non-recurring items (b)                        32.2%        30.3%        28.5%        27.3%        24.5%
============================================================================================================
Effective tax rates (a)                           39.3%        39.2%        42.2%        40.1%        38.9%
============================================================================================================

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        Following are our selected five-year operating and sales statistics:

Years ended December 31,                           2001           2000          1999           1998        1997
----------------------------------------------------------------------------------------------------------------
Customers          Residential water            526,776        512,442       497,937        478,160     473,309
                   Commercial water              29,745         29,317        29,241         27,612      26,369
                   Industrial water               1,454          1,446         1,430          1,327       1,386
                   Other water                    9,947          9,500         9,067          8,277       7,574
                   Wastewater                    19,615         12,441        11,262         10,583      10,522
                   Operating contracts           14,973         14,073         8,525          7,888       7,480
                   ---------------------------------------------------------------------------------------------
                   Total                        602,510        579,219       557,462        533,847     526,640
                   =============================================================================================

Operating          Residential water           $188,303       $170,597      $154,881       $156,523    $148,323
Revenues           Commercial water              53,103         47,109        45,192         44,894      40,439
                   Industrial water              16,140         14,943        13,944         13,970      12,818
                   Other water                   35,682         29,582        31,999         25,672      25,132
                   Wastewater                     6,960          5,414         5,235          4,755       4,378
                   Other                          7,092          6,369         5,295          4,904       4,072
                   ---------------------------------------------------------------------------------------------
                   Total                       $307,280       $274,014      $256,546       $250,718    $235,162
                   =============================================================================================

                              RESULTS OF OPERATIONS
                              ---------------------

        Our income from continuing operations has grown at an annual compound rate of approximately 15.5% during the five-year period ended December 31, 2001. During this same period, operating revenues grew at a compound rate of 7.3% and total expenses, exclusive of income taxes, grew at a compound rate of 4.5%.

Operating Revenues
------------------

               The growth in revenues over the past five years is a result of increases in the customer base and in water rates. The number of customers increased at an annual compound rate of 3.6% in the past five years primarily as a result of acquisitions of local water systems. Acquisitions made during the five-year period ended December 31, 2001 have provided water and wastewater revenues of approximately $17,427 in 2001, $10,637 in 2000 and $5,606 in 1999.
Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 0.9%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $13,100 in 2001, $15,400 in 2000 and $1,700 in 1999. In addition to water and wastewater operating revenues, we had other non-regulated revenues that were primarily associated with operating and management contracts, and data processing service fees of $7,092 in 2001, $6,369 in 2000 and $5,295 in 1999.

Economic Regulation - Our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. Accordingly, we maintain a rate case

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

management capability to ensure that the tariffs of the utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions. The rates for some divisions of CWC's Ohio subsidiary can be fixed by negotiated agreements with the municipalities that are served by those divisions in lieu of regulatory approval from the Public Utility Commission of Ohio. Currently, two of the six regulated divisions in Ohio are operating under such rate ordinances.

        In November 2001, Pennsylvania Suburban Water Company filed an application with the Pennsylvania Public Utility Commission ("PAPUC") requesting a $28,000 or 13.4% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2002. In April 2000, the PAPUC approved a rate settlement reached between Pennsylvania Suburban Water Company and the parties actively litigating the joint rate application filed in October 1999. The settlement was designed to increase annual revenues by $17,000 or 9.4% above the level in effect at the time of the filing. The rates in effect at the time of the filing included $7,347 in Distribution System Improvement Charges ("DSIC") ranging from 0.33% to 5%. Consequently, the settlement resulted in a total base rate increase of $24,347 or 13.5% above the rates in effect before the DSIC was applied. The settlement agreement also provided for the recovery of up to $5,295 (the merger costs allocable to our Pennsylvania operations) of the $10,121 ($8,596 after-tax) in merger costs that were expensed in 1999 in connection with the CWC merger. During 2000, a regulatory asset was established to reflect the amount to be recovered as a result of the rate settlement. This resulted in a recovery of $1,136 of restructuring costs and $2,905 of merger transaction costs as reported on the Consolidated Statements of Income and Comprehensive Income.

        The CWC operating subsidiaries were allowed annual rate increases of $4,799 in 2001, $698 in 2000 and $390 in 1999 resulting from nine, four and two rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $4,200 in 2001, $450 in 2000 and $308 in 1999. The CWC operating subsidiaries currently have four rate requests in process requesting a $3,858 increase in annual revenues. The applications are currently under review by the respective state regulatory commission.

Distribution System Improvement Charges - The PAPUC permits Pennsylvania water utilities to add a surcharge to their water bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating distribution systems. Prior to the DSIC mechanism being approved in 1996, water utilities absorbed all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in base rates is known as regulatory lag. The DSIC mechanism is intended to substantially reduce regulatory lag that often acted as a disincentive to water utilities in rehabilitating their distribution systems.

        The DSIC is adjusted quarterly based on additional qualified capital expenditures made in the previous quarter. The DSIC is capped at 5% of base rates. The DSIC is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a PAPUC benchmark that is determined quarterly. The DSIC in 2000 was set at 5% until new base rates became effective in April 2000, at which point the DSIC was reset to zero. The DSIC in 2001 ranged from the first quarter amount of 2.2% and increased each successive quarter to 5% in the fourth quarter. The DSIC has been set at 5% in the first quarter of 2002. The DSIC provided revenues of $6,672 in 2001, $2,301 in 2000 and $4,140 in 1999.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        In 2001, the Illinois Commerce Commission issued regulations implementing an infrastructure surcharge mechanism known as a Qualifying Infrastructure Plant Surcharge ("QIPS") for use by Illinois water and wastewater utilities. QIPS is similar to DSIC, however, it is established annually and prospectively based on anticipated qualifying capital expenditures, and it includes a broader range of qualifying capital expenditures, including certain wastewater capital expenditures. Our operating subsidiary in Illinois received approval to add a QIPS to its bills in three of its operating divisions beginning January 1, 2002 at various rates ranging from 1.06% to 2.49%.

Rate Surcharges - In addition to its base rates and DSIC, our Pennsylvania subsidiary has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated in base rates. Operating revenues were reduced by rate credits of $639 in 2001 and increased by rate surcharges of $74 in 2000 and $1,306 in 1999. In the first quarter of 2002, the rate credit has been set at 0.35%.

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

        Our exposure to regional weather conditions is lessened by our geographic diversity, as our customers are located in the following states: 65% in Pennsylvania, 14% in Ohio, 11% in Illinois, 6% in New Jersey, 3% in Maine and 1% in North Carolina. In 2001, our territories in Pennsylvania and New Jersey experienced hot, dry weather. As a result, water consumption in these portions of our service territory increased during this period. In 2000, our service territories in several states, in particular the southeastern Pennsylvania territory, experienced cool and wet weather conditions during the summer months. As a result, water consumption in these portions of our service territory declined during this period.

        On occasion, drought warnings and water use restrictions are issued by governmental authorities for portions of our service territories in response to extended periods of dry weather conditions. The timing and duration of the warnings and restrictions can have an impact on our water revenues and net income. In general, water consumption in the summer months is affected by drought warnings and restrictions to a higher degree because nonessential and recreational use of water is highest. At times other than the summer months, warnings and restrictions generally have less of an effect on water consumption. In February 2002, a drought emergency was declared in 24 counties, including seven of the counties we serve in Pennsylvania. A drought emergency imposes a ban on nonessential water use. A drought warning and drought watch had previously been issued in November 2001 for portions of our service territory in Pennsylvania. Water use restrictions were also issued during the summer of 1999, in Pennsylvania and New Jersey, when we experienced abnormally dry weather in our service areas resulting in governmental authorities declaring drought warnings and water use restrictions in the affected areas. As a result of these actions, water consumption and water revenues in these areas declined to levels below those experienced in 1998. When the drought restrictions were lifted in the fall of 1999, water revenues returned to normal levels. Throughout the restriction periods, we generally had sufficient quantities of raw water and maintained adequate storage levels of treated water.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Operations and Maintenance Expenses
-----------------------------------

        Operations and maintenance expenses totaled $111,885 in 2001, $101,741 in 2000 and $98,758 in 1999. Most elements of operating costs are subject to the effects of inflation, as well as the effects of changes in the number of customers served, in water consumption and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the electric market in some of the states in which we operate. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2001 as compared to 2000 by $10,144 or 10.0% due to additional operating costs associated with acquisitions, increased water production expenses associated with the higher water consumption, and increased wage and benefit costs.

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

Depreciation and Amortization Expenses
--------------------------------------

               Depreciation expense was $37,979 in 2001, $32,271 in 2000 and $30,612 in 1999, and has increased principally as a result of the significant capital expenditures made to expand and improve the utility facilities, and as a result of acquisitions of water systems, offset in part by the effect in 2000 of a change in depreciation rates.

        Amortization expense was $2,189 in 2001, $1,829 in 2000 and $1,291 in 1999. The increase in 2001 and 2000 is due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes
-----------------------------

               Taxes other than income taxes decreased by $1,633 or 7.3% in 2001 as compared to 2000 and increased by $687 or 3.1% in 2000 as compared to the previous year. The decrease in 2001 is due to a reduction in state and local taxes and a decrease in the Pennsylvania Capital Stock Tax. The increase in 2000 is associated with increased property taxes and an increase in Pennsylvania Public Utility Realty tax due to a higher base on which the tax is calculated.

Restructuring costs (recovery)
------------------------------

        During 2000, a recovery of restructuring costs of $1,136 resulted from an April 2000 rate settlement. These costs were included in a 1999 charge of $3,787 for restructuring costs that included severances of $2,940 and exit costs associated with the closing of CWC's corporate office.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Interest Expense, net
---------------------

               Net interest expense was $39,859 in 2001, $40,360 in 2000 and $33,698 in 1999. Interest expense decreased in 2001 primarily as a result of decreased interest rates on short-term borrowings, offset in part by increased borrowings to fund capital expenditures and the acquisition of other utility systems. Interest expense during 2001 was favorably impacted by a reduction in the weighted cost of long-term debt from 7.2% at December 31, 2000 to 7.0% at December 31, 2001. Interest expense increased in 2000 primarily as a result of higher levels of borrowing in order to finance capital expenditures and the acquisition of other water systems, offset partially by the effects of decreased interest rates on short-term borrowings.

Gains on Sale of Other Assets
-----------------------------

        Gains on sale of other assets totaled $3,384 in 2001, $5,076 in 2000 and $780 in 1999. Gains on sale of land totaled $3,018 in 2001, $1,524 in 2000 and $780 in 1999. Gains on sale of marketable securities totaled $366 in 2001 and $3,552 in 2000. There were no marketable securities sold in 1999.

Dividends on Preferred Stock of Subsidiary and Minority Interest
----------------------------------------------------------------

        Dividends on preferred stock of subsidiary and minority interest were $0 in 2001, $103 in 2000 and $93 in 1999. The change in 2001 is a result of substantially eliminating the minority ownership of three operating subsidiaries during 2001 and the redemption of the preferred stock of subsidiaries.

Allowance for Funds Used During Construction
--------------------------------------------

               The allowance for funds used during construction ("AFUDC") was $1,222 in 2001, $2,688 in 2000 and $1,995 in 1999 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate. The decrease in 2001 is a result of a reduction in the average balance of CWIP, to which AFUDC is applied, due to the completion of a $35,000 water treatment plant in the third quarter of 2000 and a decrease in the AFUDC rate. The increase in 2000 is a result of an increased average balance of CWIP, to which AFUDC is applied, due to the increased level of capital expenditures in 2000, particularly due to the construction of a $35,000 water treatment plant. Construction commenced on this facility in 1997 and was completed in 2000.

Merger transaction costs (recovery)
-----------------------------------

        During 2000, a recovery of merger transaction costs of $2,905 was recognized resulting from the April 2000 rate settlement. These costs were included in a $6,334 charge that was recorded in 1999 when the CWC merger was completed. The charge represents the fees for investment bankers, attorneys, accountants and other administrative charges.

Income Taxes
------------

        Our effective income tax rate was 39.3% in 2001, 39.2% in 2000 and 42.2% in 1999. The effective tax rate was higher in 1999 due to the estimated non-deductible portion of the $6,334 of merger transaction costs recorded in 1999. Exclusive of the merger transaction costs and related tax benefits of $200, the 1999 effective tax rate would have been 38.6%. The changes in the effective tax rates in 2001 and 2000 are due to differences between tax deductible expenses and book expenses.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Summary
-------

               Operating income was $134,340 in 2001, $116,789 in 2000 and $100,265 in 1999 and net income was $60,111 in 2001, $52,890 in 2000 and $36,384 in 1999. Our operating results have been affected by several non-operating items in 2000 and 1999. Operating income and net income for 2000 includes the gain for the partial recovery of restructuring costs related to the CWC merger of $1,136 ($665 after tax or $0.01 per share) and for 1999 includes the charge for restructuring costs related to the CWC merger of $3,787 ($2,462 after tax or $0.04 per share). Net income for 2000 includes the gain for the partial recovery of merger transaction costs related to the CWC merger of $2,905 ($1,571 after tax or $0.02 per share) and for 1999 includes the charge for $6,334 ($6,134 after tax or $0.09 per share) of merger transaction costs associated with the CWC merger. Diluted net income per share was $0.87 in 2001, $0.81 in 2000 and $0.56 in 1999. Diluted income per share from operations, exclusive of the aforementioned non-recurring items, was $0.87 in 2001, $0.77 in 2000 and $0.70 in 1999. The changes in the per share income in 2001 and 2000 over the previous years were due to the aforementioned changes in income and impacted by a 5.1% and 1.4% increase in the average number of common shares outstanding during 2001 and 2000, respectively.

        Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

Fourth Quarter Results
----------------------

        Net income available to common stock was $12,209 in the fourth quarter of 2001 and $12,434 in the same period of 2000. The change in net income is due to a $5,932 increase in operating revenues, and a reduction in interest expense of $401, offset by $3,931 of increases in costs and expenses, and $2,213 of lower gains realized from the sales of other assets in the fourth quarter of 2001 as compared to 2000. The increase in operating revenues was a result of an increase in water rates, additional revenues from acquisitions and non-regulated revenues associated with operating and management contracts and rental income. The decreased interest expense is a result of lower interest rates primarily on short-term borrowings. Operations and maintenance expenses increased primarily due to operating costs associated with acquisitions, higher water production expenses associated with higher water consumption, and increased wage and benefit costs. Depreciation expense increased $1,303 due to utility plant additions and acquisitions made since the fourth quarter of 2000. The change in the gains realized from the sale of other assets is a result of a pre-tax gain on the sale of marketable securities of $2,491 being realized in the fourth quarter of 2000 compared to $211 realized in the fourth quarter of 2001.

Effects of Inflation
--------------------

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Security
--------

        In light of recent concerns regarding security in the wake of the September 11, 2001 terrorist attacks, we have increased security measures at our facilities. These increased security measures were not made in response to any specific threat. We are in contact with federal, state and local authorities and industry trade associations regarding current information on possible threats and security measures for water utility operations. The cost of the increased security measures is expected to be fully recoverable in water rates and is not expected to have a material impact on our results from operations or financial condition.


                               FINANCIAL CONDITION
                               -------------------

Cash Flow and Capital Expenditures
----------------------------------

        Net operating cash flow, dividends paid on common stock and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 2001 were as follows:


-------------------------------------------------------------------------------
                        Net Operating              Common            Capital
                          Cash Flow              Dividends         Expenditures
-------------------------------------------------------------------------------

            1997       $  71,252              $  26,752           $  67,378
            1998          84,362                 29,349              87,973
            1999          74,103                 29,217              96,383
            2000          86,972                 30,406             129,740
            2001         102,165                 34,234             124,088
-------------------------------------------------------------------------------
                       $ 418,854              $ 149,958           $ 505,562
===============================================================================

        Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants; new water mains and customer service lines; rehabilitation of existing water mains, hydrants and customer service lines; water meters; and the construction of a divisional operations center. During this five-year period, we received $29,052 of customer advances and contributions in aid of construction to finance new water mains and related facilities. In addition, during this period, we have made sinking fund contributions and retired debt in the amount of $53,921, retired $7,747 of preferred stock, and have refunded $20,620 of customer advances for construction. Despite an annual increase in the common dividends declared and paid on our common stock over the past five years, the total common dividends paid in 1999 declined as compared to 1998 due to the exchange of the Consumers Water Company common stock for our common stock.

        During the past five years, we have also expended $92,063 related to the acquisitions of utility systems, primarily water utilities and some wastewater utilities, including the issuance of 976,148 shares of common stock. These acquisitions were accounted for as purchases. In March 1999, we completed a merger with Consumers Water Company. On the date of the merger, we issued 20,334,398 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became our wholly-owned subsidiary. Our common shares issued in the CWC merger have been restated for the effect of the 2001 5-for-4 common

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

stock split in the form of a 25% stock distribution. The CWC merger has been accounted for as a pooling-of-interests. In 1998, CWC's New Hampshire operations were sold under the New Hampshire condemnation statute for $33,728, net of certain closing costs, which was used to pay down long-term debt.

        Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $228,752 of First Mortgage Bonds and obtained other short-term borrowings during the past five years. In September 2000, we sold 2,066,406 shares of common stock in a public offering for net proceeds of $29,689. The proceeds of this offering were used to make an equity contribution to PSW. In 1998, we sold 1,953,125 shares of common stock in a public offering for net proceeds of $25,840. The proceeds of this offering were used to make a $19,000 equity contribution to PSW and to repay short-term debt. At December 31, 2001, we had short-term lines of credit and other credit facilities of $195,500, of which $85,832 was available. Our short-term lines of credit and other credit facilities are either payable on demand or have a 364-day term.

         We offer a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that provides a convenient and economical way to purchase shares of Philadelphia Suburban Corporation. Under the direct stock purchase portion of the Plan, shares are sold throughout the year and the shares are obtained by our transfer agent in the open market. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of original issue shares of common stock with reinvested dividends. As of the December 2001 dividend payment, holders of 17.5% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. During the past five years, we have sold 2,246,563 original issue shares of common stock for net proceeds of $28,028 through the dividend reinvestment portion of the Plan and the proceeds were used to invest in our operating subsidiaries, to relieve our operating subsidiaries of the need to pay a dividend to us, to repay short-term debt, and for general corporate purposes.

         The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. There were no shares repurchased in 2001 in the open market or through privately negotiated transactions. We purchased 288,750 shares in 2000 and 127,188 shares in 1999 at a net cost of $3,500 in 2000 and $1,771 in 1999.
For comparative purposes the number of shares purchased is presented as if they were adjusted for the effect of the 2001 5-for-4 common stock split in the form of a 25% stock distribution. As of December 31, 2001, 328,967 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

         As of December 31, 2001, our contractual cash obligations are as follows:

                                                             Payments Due By Period
                               ------------------------------------------------------------------------------------
                                      2002        2003       2004        2005        2006  Thereafter        Total
-------------------------------------------------------------------------------------------------------------------
Long-term debt                    $ 14,935    $ 34,945   $ 39,972    $ 40,961    $ 17,130   $ 383,512    $ 531,455
Operating leases                     1,901       1,655      1,140         795         651      15,907       22,049
Unconditional purchase
   obligations                       7,205       8,098      8,098       6,919       6,811      36,947       74,078
                               ------------------------------------------------------------------------------------
Total                             $ 24,041    $ 44,698   $ 49,210    $ 48,675    $ 24,592   $ 436,366    $ 627,582
                               ====================================================================================

The amounts reported as long-term debt in the above table represent sinking fund obligations and debt maturities that are due in the periods noted. We lease motor vehicles, buildings, land and other equipment under operating leases that are noncancelable. The unconditional purchase obligations represent our commitment to purchase minimum quantities of water as stipulated in agreements with municipal authorities. We use purchased water to

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

supplement our water supply, particularly during periods of peak customer demand. In addition to these obligations, we make refunds on Customers' Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these refund amounts are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable.

         Our planned 2002 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $120,021 of which $38,959 is for DSIC-qualified projects in Pennsylvania and QIPS-qualified projects in Illinois. We have increased our capital spending for infrastructure rehabilitation in response to the DSIC and QIPS and should these infrastructure surcharge mechanisms be discontinued for any reason, which is not anticipated, we would likely reduce our capital program significantly. Our 2002 capital program, along with $14,935 of sinking fund obligations and debt maturities, and $9,106 of other contractual cash obligations, is expected to be financed through internally-generated funds, our revolving credit facilities, our equity investments and the issuance of new long-term debt.

         Future utility construction in the period 2003 through 2006, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $500,000. We anticipate that less than one-half of these expenditures will require external financing including the additional issuance of Common Stock through our dividend reinvestment plan and possible future public equity offerings. We expect to refinance $133,008 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

         We continue to hold acquisition discussions with several water systems. Acquisitions are expected to be financed through the issuance of equity or funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or proceeds from equity offerings.

         Our primary source of liquidity is cash flows from operations, borrowings under various short-term lines of credit and other credit facilities, and advances and contributions in aid of construction. Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief and water consumption. We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term borrowings. Over time, we refinance our short-term borrowings with long-term debt and proceeds from the issuance of common stock. The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain or increase internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings to enable them to secure the capital they will need and to maintain satisfactory debt coverage ratios.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Market Risk
-----------

        We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure is typically related to financings between utility rate increases, since generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2001, the debt maturities by period and the weighted average interest rate for fixed-rate, long-term debt are as follows:


                                                                                                         Fair
                             2002       2003      2004      2005       2006 Thereafter       Total       Value
---------------------------------------------------------------------------------------------------------------
Long-term
   debt (fixed rate)     $ 14,935   $ 34,945  $ 39,972  $ 40,961   $ 17,130  $ 383,512   $ 531,455   $ 562,740
Average interest rate       6.54%      6.75%     6.36%     7.22%      7.20%      7.02%       6.96%

        From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the "available for sale" marketable equity securities. As of December 31, 2001, our carrying value of marketable equity securities was $6,425, which reflects the market value of such securities. The market risks that we are exposed to are consistent with the risks that we were exposed to in the prior year.

Capitalization
--------------

         The following table summarizes our capitalization during the past five years:

December 31,                                             2001        2000         1999        1998         1997
----------------------------------------------------------------------------------------------------------------
Long-term debt*                                         52.9%       52.4%        53.8%       51.9%        56.9%
Preferred stock*                                         0.1%        0.2%         0.2%        0.4%         1.0%
Common stockholders' equity                             47.0%       47.4%        46.0%       47.7%        42.1%
----------------------------------------------------------------------------------------------------------------
                                                       100.0%      100.0%       100.0%      100.0%       100.0%
================================================================================================================

*Includes current portion.

        The changes in the capitalization ratios primarily result from the issuance of common stock over the past five years and the issuance of debt to finance our acquisitions and capital program. It is our goal to maintain an equity ratio adequate to support PSW's current Standard and Poors corporate credit rating of "A+" and its senior secured debt rating of "AA-".

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Dividends on Common Stock
-------------------------

        We have paid common dividends consecutively for 57 years. In 2001, our Board of Directors authorized an increase of 6.9% in the dividend rate over the amount we previously paid. As a result of this authorization, beginning with the dividend payment in December 2001, the annual dividend rate increased to $0.53 per share. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, after restatement for the 1999 CWC pooling, our common dividends paid have averaged 65.3% of income from continuing operations.

                          CRITICAL ACCOUNTING POLICIES
                          ----------------------------

         Our financial condition and results of operations are impacted by the methods, assumptions, and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to our financial condition or results of operations, and require estimates or other judgements of matters of uncertainty. Changes in the estimates or other judgements included within these accounting policies could result in a significant change to the financial statements. We believe our most critical accounting policies include revenue recognition, the use of regulatory assets and liabilities as permitted by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation", the review for impairment of our long-lived assets which consist primarily of Utility Plant in Service and regulatory assets, and our accounting for pensions and other postretirement benefits.

         Our utility revenues recognized in an accounting period include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the last billing to the end of the accounting period. The estimated usage is based on our judgement and assumptions; our actual results could differ from these estimates which would result in operating revenues being adjusted in the period that the revision to our estimates are determined.

         SFAS No. 71 stipulates generally accepted accounting principles for companies whose rates are established by or are subject to approval by an independent third-party regulator. In accordance with SFAS No. 71, we defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred. These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water and wastewater service. In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.

         In accordance with the requirements of SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of", we review for impairment of our long-lived assets, including Utility Plant in Service. We also review regulatory assets for the continued application of SFAS No. 71. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. In accordance with SFAS No. 71, adjustments to the carrying value of these assets would be made in instances where the inclusion in the rate-making process is unlikely.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         We have defined benefit plans that cover our full-time employees and we offer certain postretirement benefits other than pensions to our employees retiring with a minimum level of service. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. While our actuarial consultants provide guidance in establishing the assumptions, the assumptions that we use may differ materially from actual results due to changes in actual circumstances, conditions or experience. These differences will impact the amount of pension and other postretirement benefit expense that we recognize. We expect future changes in the amount of expense recognized will be properly included in the rate-making process.

                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS
                   ------------------------------------------

         In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in June 1999 amended this standard by issuing SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." In September 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment to SFAS No. 133. SFAS No. 138 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137 changed the timing of the implementation of SFAS No. 133. The adoption of these statements on January 1, 2001 did not have a material impact on our results of operations or financial condition. As of December 31, 2001, we had no derivative instruments or hedging activities.

         In June 2001, the FASB approved SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. We adopted SFAS No. 142 on January 1, 2002 as required, and this statement applies to all goodwill and other intangible assets recorded on our balance sheet at that date, regardless of when those assets were originally recorded. We adopted SFAS No. 141 on July 1, 2001 and it did not have a material impact on our results of operations or financial position.

         In July 2001, the FASB approved SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. When the liability is initially recognized, the carrying amount of the related long-lived asset is increased by the same amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we may settle the obligation for its recorded amount, or an alternative amount, thereby incurring a gain or loss upon settlement. We intend to adopt this statement as required in 2003. We are currently evaluating the provisions of this statement and have not yet determined the effect of adoption on our results of operations or financial position.

         In August 2001, the FASB approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." We adopted SFAS No. 144 on January 1, 2002 as required and it did not have a material impact on our results of operations or financial position.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES


                              Report of Management



         The consolidated financial statements and related information for the years ended December 31, 2001, 2000 and 1999 were prepared by management in accordance with accounting principles generally accepted in the United States of America and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Board of Directors through the Audit Committee selects the Company's independent auditors and reviews the scope and results of their audits. The Audit Committee also reviews the adequacy of the Company's internal control structure and other significant matters. The Audit Committee is comprised of three outside Directors who meet periodically with management, our internal audit director and the independent auditors. The Audit Committee held two meetings in 2001.



/s/ Nicholas DeBenedictis                        /s/ David P. Smeltzer

Nicholas DeBenedictis                                    David P. Smeltzer
       Chairman &                              Senior Vice President - Finance
         President

                        Report of Independent Accountants



To the Board of Directors and Stockholders of Philadelphia Suburban Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization and of cash flow present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements of the Company as of December 31, 1999 and for the year then ended were audited by other independent accountants whose report dated January 31, 2000 expressed an unqualified opinion on those statements.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Philadelphia, PA
February 1, 2002

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 2001, 2000 and 1999


                                                                                2001          2000         1999
                                                                       --------------------------------------------
Operating revenues                                                            $307,280       $274,014     $256,546
Costs and expenses:
    Operations and maintenance                                                 111,885        101,741       98,758
    Depreciation                                                                37,979         32,271       30,612
    Amortization                                                                 2,189          1,829        1,291
    Taxes other than income taxes                                               20,887         22,520       21,833
    Restructuring costs (recovery)                                                   -         (1,136)       3,787
                                                                       --------------------------------------------
                                                                               172,940        157,225      156,281

Operating income                                                               134,340        116,789      100,265
Other expense (income):
    Interest expense, net                                                       39,859         40,360       33,698
    Allowance for funds used during construction                                (1,222)        (2,688)      (1,995)
    Gain on sale of other assets                                                (3,384)        (5,076)        (780)
    Merger transaction costs (recovery)                                              -         (2,905)       6,334
    Dividends on preferred stock of subsidiary
        and minority interest                                                        -            103           93
                                                                       --------------------------------------------
Income before income taxes                                                      99,087         86,995       62,915
Provision for income taxes                                                      38,976         34,105       26,531
                                                                       --------------------------------------------
Net income                                                                      60,111         52,890       36,384
Dividends on preferred stock                                                       106            106          109
                                                                       --------------------------------------------
Net income available to common stock                                          $ 60,005       $ 52,784     $ 36,275
                                                                       ============================================

Net income                                                                    $ 60,111       $ 52,890     $ 36,384
Other comprehensive income (loss), net of tax:
    Unrealized gains on securities                                                  39            908        2,020
    Reclassification adjustment for gains reported in net income                  (239)        (2,002)           -
                                                                       --------------------------------------------
                                                                                  (200)        (1,094)       2,020

                                                                       --------------------------------------------
Comprehensive income                                                          $ 59,911       $ 51,796     $ 38,404
                                                                       ============================================

Net income per common share:
    Basic                                                                     $   0.88       $   0.82     $   0.57
                                                                       ============================================
    Diluted                                                                   $   0.87       $   0.81     $   0.56
                                                                       ============================================
Average common shares outstanding during the period:
    Basic                                                                       67,873         64,759       63,850
                                                                       ============================================
    Diluted                                                                     68,755         65,414       64,539
                                                                       ============================================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 2001 and 2000


                                                                                                2001           2000
                                                                                        -------------------------------
                                        Assets
Property, plant and equipment, at cost                                                     $ 1,677,061     $ 1,536,162
Less accumulated depreciation                                                                  308,946         284,735
                                                                                        -------------------------------
    Net property, plant and equipment                                                        1,368,115       1,251,427
                                                                                        -------------------------------

Current assets:
    Cash and cash equivalents                                                                    1,010           4,087
    Accounts receivable and unbilled revenues, net                                              56,331          50,242
    Inventory, materials and supplies                                                            4,446           4,352
    Prepayments and other current assets                                                         8,085           7,054
                                                                                        -------------------------------
    Total current assets                                                                        69,872          65,735
                                                                                        -------------------------------

Regulatory assets                                                                               79,669          67,470
Deferred charges and other assets, net                                                          22,915          25,129
Funds restricted for construction activity                                                      19,768           3,962
                                                                                        -------------------------------
                                                                                           $ 1,560,339     $ 1,413,723
                                                                                        ===============================
                   Liabilities and Stockholders' Equity
Stockholders' equity:
    6.05% Series B cumulative preferred stock                                              $     1,116     $     1,760
    Common stock at $.50 par value, authorized 100,000,000 shares,
         issued 69,300,346 and 67,939,281 in 2001 and 2000                                      34,650          27,260
    Capital in excess of par value                                                             304,039         291,013
    Retained earnings                                                                          149,682         123,911
    Minority interest                                                                              787           2,823
    Treasury stock, at cost, 913,877 and 844,376 shares in 2001 and 2000                       (17,167)        (15,346)
    Accumulated other comprehensive income                                                         726             926
                                                                                        -------------------------------
    Total stockholders' equity                                                                 473,833         432,347
                                                                                        -------------------------------

Long-term debt, excluding current portion                                                      516,520         468,769
Commitments                                                                                          -               -

Current liabilities:
    Current portion of long-term debt                                                           14,935           3,943
    Loans payable                                                                              109,668         100,994
    Accounts payable                                                                            27,667          20,635
    Accrued interest                                                                            10,199          10,199
    Accrued taxes                                                                               22,865          15,815
    Other accrued liabilities                                                                   17,301          21,310
                                                                                        -------------------------------
    Total current liabilities                                                                  202,635         172,896
                                                                                        -------------------------------

Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                           167,577         151,718
    Customers' advances for construction                                                        59,886          58,718
    Other                                                                                        9,204           9,109
                                                                                        -------------------------------
    Total deferred credits and other liabilities                                               236,667         219,545
                                                                                        -------------------------------

Contributions in aid of construction                                                           130,684         120,166
                                                                                        -------------------------------
                                                                                           $ 1,560,339     $ 1,413,723
                                                                                        ===============================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 2001 and 2000


                                                                                           2001          2000
                                                                                      ----------------------------
Stockholders' equity:
     6.05% Series B cumulative preferred stock                                             $  1,116     $  1,760
     Common stock, $.50 par value                                                            34,650       27,260
     Capital in excess of par value                                                         304,039      291,013
     Retained earnings                                                                      149,682      123,911
     Minority interest                                                                          787        2,823
     Treasury stock, at cost                                                                (17,167)     (15,346)
     Accumulated other comprehensive income                                                     726          926
                                                                                      ---------------------------
Total stockholders' equity                                                                  473,833      432,347
                                                                                      ---------------------------

Long-term debt:
First Mortgage Bonds secured by utility plant:
     Interest Rate Range
        0.00% to  2.49%                                                                       8,325        4,368
        2.50% to  4.99%                                                                       9,023        6,712
        5.00% to  5.49%                                                                      50,545        6,667
        5.50% to  5.99%                                                                      30,660       31,060
        6.00% to  6.49%                                                                     160,525      145,570
        6.50% to  6.99%                                                                      55,200       55,200
        7.00% to  7.49%                                                                      60,000       62,007
        7.50% to  7.99%                                                                      23,000       23,000
        8.00% to  8.49%                                                                      17,595       16,621
        8.50% to  8.99%                                                                       9,000       10,460
        9.00% to  9.49%                                                                      53,535       53,615
        9.50% to  9.99%                                                                      46,031       49,831
       10.00% to  10.50%                                                                      6,000        6,167
                                                                                      ---------------------------
Total First Mortgage Bonds                                                                  529,439      471,278
Note payable, 6.05%, due 2006                                                                   644            -
Installment note payable, 9%, due in equal annual payments through 2013                       1,372        1,434
                                                                                      ---------------------------
                                                                                            531,455      472,712
Current portion of long-term debt                                                            14,935        3,943
                                                                                      ---------------------------
Long-term debt, excluding current portion                                                   516,520      468,769
                                                                                      ---------------------------
Total capitalization                                                                       $990,353     $901,116
                                                                                      ===========================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 2001, 2000 and 1999



                                                                                    2001            2000           1999
                                                                               -----------------------------------------------
Cash flows from operating activities:
    Net income                                                                        $ 60,111       $ 52,890        $ 36,384
    Adjustments to reconcile net income to net cash
        flows from operating activities:
        Depreciation and amortization                                                   40,168         34,100          31,903
        Deferred income taxes                                                           14,935         10,885           6,342
        Gain on sale of other assets                                                    (3,384)        (5,076)           (780)
        Net increase in receivables, inventory and prepayments                          (5,295)        (5,531)         (3,073)
        Net increase in payables, accrued interest, accrued taxes
           and other accrued liabilities                                                 7,045          4,247             444
        Payment of Competitive Transition Charge                                       (11,465)             -               -
        Other                                                                               50         (4,543)          2,380
    Net cash flows from discontinued operations                                              -              -             503
                                                                               -----------------------------------------------
Net cash flows from operating activities                                               102,165         86,972          74,103
                                                                               -----------------------------------------------
Cash flows from investing activities:
    Property, plant and equipment additions, including allowance for
        funds used during construction of $1,222, $2,688 and $1,995                   (124,088)      (129,740)        (96,383)
    Acquisitions of water and wastewater systems                                        (9,517)        (3,546)        (39,164)
    Net increase in funds restricted for construction activity                         (15,806)        (3,962)              -
    Net proceeds from the sale (purchases) of other assets                               5,211          5,896          (4,789)
    Other                                                                                 (173)        (1,711)           (280)
                                                                               -----------------------------------------------
Net cash flows used in investing activities                                           (144,373)      (133,063)       (140,616)
                                                                               -----------------------------------------------
Cash flows from financing activities:
    Customers' advances and contributions in aid of construction                         5,175          7,603           5,345
    Repayments of customers' advances                                                   (4,652)        (4,642)         (4,077)
    Net proceeds (repayments) of short-term debt                                         8,385        (14,075)         39,519
    Proceeds from long-term debt                                                        64,024         67,791          54,412
    Repayments of long-term debt                                                        (8,498)       (13,289)         (6,733)
    Redemption of preferred stock of subsidiary                                         (1,349)             -               -
    Redemption of preferred stock                                                         (644)             -          (1,460)
    Proceeds from issuing common stock                                                  13,522         37,190           7,061
    Repurchase of common stock                                                          (2,493)        (4,383)         (1,773)
    Dividends paid on preferred stock                                                     (106)          (106)           (117)
    Dividends paid on common stock                                                     (34,234)       (30,406)        (29,217)
    Other                                                                                    1           (163)            (36)
                                                                               -----------------------------------------------
Net cash flows from financing activities                                                39,131         45,520          62,924
                                                                               -----------------------------------------------

Net decrease in cash and cash equivalents                                               (3,077)          (571)         (3,589)
Cash and cash equivalents at beginning of year                                           4,087          4,658           8,247
                                                                               -----------------------------------------------
Cash and cash equivalents at end of year                                              $  1,010       $  4,087        $  4,658
                                                                               ===============================================
Cash paid during the year for:
    Interest, net of amounts capitalized                                              $ 38,637       $ 36,507        $ 31,036
                                                                               ===============================================
    Income taxes                                                                      $ 19,388       $ 23,008        $ 20,313
                                                                               ===============================================

See Summary of Significant Accounting Policies-Customers' Advances for
    Construction, Merger with Consumers Water Company, Acquisitions and Water Sale Agreements and Employee Stock and and Incentive Plans footnotes for description of non-cash activities.
See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

Summary of Significant Accounting Policies
------------------------------------------

Basis of Presentation - On March 10, 1999, Philadelphia Suburban Corporation (the "Company" or "PSC") completed a merger (the "Merger") with Consumers Water Company ("CWC"). On the date of the Merger, the Company issued 20,334,398 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became a wholly-owned subsidiary of the Company. The Company's common shares issued and exchanged for CWC shares have been restated for the effect of the 2001 5-for-4 common stock split effected in the form of a stock distribution. The Merger has been accounted for as a pooling-of-interests under Accounting Principles Board Opinion No. 16. Accordingly, the Company's consolidated financial statements and footnotes presented in this report include the accounts and results of CWC as if the Merger had been completed as of the beginning of the earliest period presented.

Nature of Operations - The business of Philadelphia Suburban Corporation is conducted primarily through its wholly-owned subsidiary Pennsylvania Suburban Water Company ("PSW") and the four operating companies of CWC (collectively referred to as "operating companies"). The operating companies of PSC are regulated public utilities which supply water and provide wastewater service to 602,510 customers in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. The customers of our operating companies are residential, commercial and industrial in nature. PSW, our largest subsidiary, is a regulated public utility which supplies water to approximately 336,700 customers, principally in the suburban areas north and west of the City of Philadelphia and in ten other counties in western, north central and northeastern Pennsylvania. In January 2002, Philadelphia Suburban Water Company and various other wholly-owned Pennsylvania operating subsidiaries were merged together into Pennsylvania Suburban Water Company. For operational purposes, these entities will continue to do business under their former names. For discussion purposes, all references to PSW relate to Pennsylvania Suburban Water Company or its predecessor companies. CWC owns 100% of the voting stock of three water companies and at least 99% of the voting stock of one water company. In addition, the Company provides water and wastewater service to approximately 15,000 customers through operating and maintenance contracts in Pennsylvania, Illinois, New Jersey and Maine.

Regulation - The operating companies that are regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters. Regulated public utilities follow Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 provides for the recognition of regulatory assets and liabilities as allowed by state regulators for costs or credits that are reflected in current rates or are considered probable of being included in future rates. The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.

Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated where appropriate.

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-utility revenues are recognized when services are performed.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost,

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2001, utility plant includes a net credit acquisition adjustment of $9,043, which is being amortized over 20 to 40 years. Consistent with the Company's rate settlements, $545 was amortized during 2001, $541 was amortized during 2000 and $558 was amortized during 1999.

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

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds was $334 in 2000 and $57 in 1999. There was no AFUDC related to equity funds in 2001.

Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

Deferred Charges and Other Assets - Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized by the straight-line method over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery in accordance with SFAS No. 71.

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

Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse the Company for its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $10,196, $6,060 and $10,069 in 2001, 2000 and 1999.

Contributions in Aid of Construction - Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies - Inventories are stated at cost. Cost is determined using the first-in, first-out method and the average cost method.

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

Recent Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and in June 1999 amended this standard by issuing SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." In September 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," an amendment to SFAS No. 133. SFAS No. 138 establishes accounting and reporting standards for derivative instruments and for hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 137 changed the timing of the implementation of SFAS No. 133. The adoption of these statements on January 1, 2001 did not have a material impact on the Company's results of operations or financial condition. As of December 31, 2001, the Company had no derivative instruments or hedging activities.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         In June 2001, the FASB approved SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. The Company adopted SFAS No. 142 on January 1, 2002 as required, and this statement applies to all goodwill and other intangible assets recorded on our balance sheet at that date, regardless of when those assets were originally recorded. The adoption of SFAS No. 141 on July 1, 2001 did not have a material impact on the Company's results of operations or financial position.

         In July 2001, the FASB approved SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. When the liability is initially recognized, the carrying amount of the related long-lived asset is increased by the same amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company may settle the obligation for its recorded amount, or an alternative amount, thereby incurring a gain or loss upon settlement. The Company intends to adopt this statement as required in 2003. The Company is currently evaluating the provisions of this statement and has not yet determined the effect of adoption on its results of operations or financial position.

         In August 2001, the FASB approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The adoption of SFAS No. 144 on January 1, 2002 did not have a material impact on the Company's results of operations or financial position.

Merger with Consumers Water Company
-----------------------------------

         On March 10, 1999, the Company completed a merger ("the Merger") with CWC. Pursuant to the merger agreement, the Company issued 20,334,398 shares of Common Stock in exchange for all of the outstanding stock of CWC. CWC common shareholders received 2.2 shares of the Company's Common Stock for each CWC common share and CWC preferred shareholders received 8.8 shares of the Company's Common Stock for each CWC preferred share. The Company's common shares issued and exchanged for CWC shares have been restated for the effect of the 2001 5-for-4 common stock split effected in the form of a 25% stock distribution. As a result of the Merger, CWC became a wholly-owned subsidiary of the Company. CWC's water companies serve approximately 245,000 customers in service territories covering parts of five states in which we operate.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Acquisitions and Water Sale Agreements
--------------------------------------

         During 2001, the Company completed 20 acquisitions or other growth ventures in the various states in which the Company operates. The total purchase price of $14,878 for the systems acquired in 2001 consisted of $9,517 in cash and the issuance of 331,710 shares of the Company's common stock. The increase in annual revenues resulting from the acquired systems approximate $4,699 (unaudited) and operating revenues included in the consolidated financial statements during the period owned by the Company was $3,432.

         During 2000, the Company completed 18 acquisitions or other growth ventures, including the Company's entry into a sixth state, North Carolina. The total purchase price of $11,840 for the systems acquired in 2000 consisted of $3,546 in cash and the issuance of 578,813 shares of the Company's common stock. Operating revenues included in the consolidated financial statements related to the systems acquired in 2000 were $2,623 in 2001 and $394 in 2000.

         During 1999, exclusive of the Merger, the Company completed 16 acquisitions or other growth ventures in the various states where the Company operates. The total purchase price for the systems acquired in 1999 was $39,164 in cash. Operating revenues included in the consolidated financial statements related to the systems acquired in 1999 were $5,101 in 2001, $4,808 in 2000 and $559 in 1999.

Property, Plant and Equipment
-----------------------------

                                                     December 31,
                                           ----------------------------------
                                                 2001               2000
                                           ----------------------------------

Utility plant and equipment                    $ 1,622,788       $ 1,513,480
Utility construction work in progress               51,531            19,820
Non-utility plant and equipment                      2,742             2,862
                                           ----------------------------------
Total property, plant and equipment            $ 1,677,061       $ 1,536,162
                                           ==================================

         Depreciation is computed based on estimated useful lives of 2 to 110 years for utility plant and 3 to 10 years for both utility transportation and mechanical equipment and all non-utility plant, office equipment and laboratory equipment.

Accounts Receivable
--------------------

                                                       December 31,
                                              -----------------------------
                                                   2001          2000
                                              -----------------------------

Billed utility revenue                              $ 33,476      $ 30,846
Unbilled utility revenue                              23,493        20,645
Other                                                  1,844           658
                                              -----------------------------
                                                      58,813        52,149
Less allowance for doubtful accounts                   2,482         1,907
                                              -----------------------------
Net accounts receivable                             $ 56,331      $ 50,242
                                              =============================

         The Company's customers are located in the following states: 65% in Pennsylvania, 14% in Ohio, 11% in Illinois, 6% in New Jersey, 3% in Maine and 1% in North Carolina. No single customer accounted for more than one percent of the Company's operating revenues during the years ended December 31, 2001, 2000 or 1999.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Regulatory Assets
-----------------

         The regulatory assets represent costs that are excluded from the Company's rate base but are expected to be fully recovered in future rates. The components of this asset are as follows:

                                                        December 31,
                                               ----------------------------
                                                     2001          2000
                                               ----------------------------
Income taxes                                        $ 61,080      $ 58,650
Competitive Transition Charge payment                 10,319             -
Postretirement benefits                                1,374         1,685
Merger costs                                           3,759         4,308
Water tank painting                                    2,088         1,657
Rate case filing expenses and other                    1,049         1,170
                                               ----------------------------
                                                    $ 79,669      $ 67,470
                                               ============================

         Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The regulatory asset associated with the Competitive Transition Charge payment represents the full pay off in 2001, net of amortization, of the allocable share of a Competitive Transition Charge ("CTC") as negotiated by PSW from its electric distribution company, PECO Energy Company. The Pennsylvania Electricity Generation Customer Choice and Competition Act permitted electric distribution utilities to recover their stranded costs from its customers in the form of a CTC. The $11,465 CTC payment is expected to be recovered in future water rates over 10 years. Postretirement benefits include pension and other postretirement benefits. The pension costs are deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required. The regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates. The regulatory asset related to the recovery of merger costs represents the portion of the CWC merger costs that will be recovered in rates as a result of a rate settlement in 2000 and is being amortized over the recovery period. Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process. The regulatory asset related to rate case filing expenses represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to three years.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Income Taxes
------------

         The provision for income taxes consists of:

                                          Years Ended December 31,
                                 --------------------------------------------
                                         2001          2000           1999
                                 --------------------------------------------
Current:
  Federal                              $ 18,935      $ 19,888       $ 15,233
  State                                   5,106         4,900          3,695
                                 --------------------------------------------

                                         24,041        24,788         18,928
                                 --------------------------------------------
Deferred:
  Federal                                13,048         8,371          6,862
  State                                   1,887           946            741
                                 --------------------------------------------

                                         14,935         9,317          7,603
                                 --------------------------------------------
Total tax expense                      $ 38,976      $ 34,105       $ 26,531
                                 ============================================


         The statutory Federal tax rate is 35% and the state corporate net income tax rates range from 7.18% to 9.99% for all years presented. The Company's Federal income tax returns for all years through 1997 have been closed.

         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:


                                                                      Years Ended December 31,
                                                             -------------------------------------------
                                                                  2001          2000          1999
                                                             -------------------------------------------
Computed Federal tax expense at statutory rate                     $ 34,680      $ 30,448      $ 22,020
Increase in tax expense for depreciation expense
  to be recovered in future rates                                       452           353           387
Merger transaction costs                                                  -           120         2,017
Charitable contribution                                                   -           (83)         (479)
Gain on sale of land                                                      -             -            83
Amortization of deferred investment tax credits                        (276)         (287)         (279)
Prior year rate reductions                                             (322)         (311)         (313)
State income taxes, net of federal tax benefit                        4,545         3,799         2,883
Other, net                                                             (103)           66           212
                                                             -------------------------------------------
Actual income tax expense                                          $ 38,976      $ 34,105      $ 26,531
                                                             ===========================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                           December 31,
                                                 ---------------------------
                                                       2001          2000
                                                 ---------------------------
Deferred tax assets:
  Customers' advances for construction               $ 18,060      $ 19,120
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                               1,689         5,064
  Other                                                   290             -
                                                 ---------------------------
Total gross deferred tax assets                        20,039        24,184
                                                 ---------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                               156,332       143,615
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                23,626        23,344
  Deferred investment tax credit                        7,219         7,498
  Unrealized gain on marketable securities                439           547
  Other                                                     -           898
                                                 ---------------------------
Total gross deferred tax liabilities                  187,616       175,902
                                                 ---------------------------

Net deferred tax liability                           $167,577      $151,718
                                                 ===========================


Commitments
-----------

         The Company maintains agreements with municipal authorities for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases are expected to approximate $7,426 through 2006. The Company purchased approximately $5,807, $5,592 and $3,172 of water under these agreements during the years ended December 31, 2001, 2000 and 1999, respectively.

         The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. During the next five years, $4,271 of future minimum lease payments are due: $1,526 in 2002, $1,281 in 2003, $766 in 2004, $421 in 2005 and $277 in 2006. PSW leases parcels of land on which its Media treatment plant and other facilities are situated and adjacent parcels that are used for watershed protection. The two operating leases are noncancelable, expire in 2045 and 2052 and contain certain renewal provisions. The leases are subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $374 of lease payments for land, subject to the aforesaid adjustment, are due.

         Rent expense was $2,281, $1,815 and $1,894 for the years ended December 31, 2001, 2000 and 1999, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Long-term Debt and Loans Payable
--------------------------------

         The Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 2001 and 2000. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW and CWC to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's and CWC's stock. As of December 31, 2001, approximately $203,000 of PSW's and $49,000 of CWC's retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW and CWC from making loans to, or purchasing the stock of, the Company.

         Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. The future sinking fund payments and debt maturities of the Company's long-term debt are as follows:

Interest Rate Range                  2002        2003        2004          2005         2006     Thereafter
                              ------------------------------------------------------------------------------
  0.00% to  2.49%                   $ 395       $ 387       $ 394         $ 396        $ 381        $ 6,372
  2.50% to  4.99%                     347         357         362           372          381          7,204
  5.00% to  5.49%                      60          60          70            70           75         50,210
  5.50% to  5.99%                     400      10,000      10,000             -            -         10,260
  6.00% to  6.49%                  10,000           -      15,000             -          644        135,525
  6.50% to  6.99%                       -      10,400         400        10,400       10,400         23,600
  7.00% to  7.49%                   2,000      12,000      12,000        28,000        2,000          4,000
  7.50% to  7.99%                       -           -           -             -            -         23,000
  8.00% to  8.49%                      31          33          31             -            -         17,500
  8.50% to  8.99%                       -           -           -             -            -          9,000
  9.00% to  9.49%                     548         554         561           568          576         52,100
  9.50% to  9.99%                   1,154       1,154       1,154         1,155        2,673         38,741
  10.00% to  10.50%                     -           -           -             -            -          6,000
                              ------------------------------------------------------------------------------
Total                            $ 14,935    $ 34,945    $ 39,972       $40,961      $17,130      $ 383,512
                              ==============================================================================

         PSW has a five-year $300,000 medium-term note program through December 2004 that provides for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. The notes issued under this program are secured by the Thirty-Third Supplement to the trust indenture relating to PSW's First Mortgage Bonds. In October 2001, PSW issued First Mortgage Bonds through the program of $15,000 6.21% Series due 2011. In January 2000, PSW issued First Mortgage Bonds through the program of $15,000 7.40% Series due 2005, and in April 2000, $11,000 7.40%
Series due 2005. The proceeds from these issuances were used to fund acquisitions, to reduce the balance of PSW's short-term debt and for PSW's ongoing capital program.

         In September 2001, one of CWC's operating subsidiaries issued $12,000 of tax-exempt bonds due in 2031 at a rate of 5.00%. In November 2001, PSW issued $30,000 in First Mortgage Bonds 5.35% Series due 2031 as security for an equal amount of Bonds issued by the Delaware County Industrial Development Authority. The proceeds from these bonds are restricted to funding the costs of certain capital projects. At various times during 2001, PSW and other operating subsidiaries issued notes payable in aggregate of $6,725 at a weighted average interest rate of 2.8% due at various times in 2006, 2021, 2022 and 2031. The proceeds from the notes payable issued in 2001 were used to reduce a portion of the balance of short-term debt at each of the respective operating subsidiaries, to redeem $2,400 of 9.6% First Mortgage Bonds of one of CWC's operating subsidiaries through an early redemption, and redeem PSC preferred stock of

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

$644. As of December 31, 2001, the Trustees for seven issues held $19,768 pending completion of the projects financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity.

         In June 2000, PSW issued $18,360 of tax-exempt bonds due in 2030 at a rate of 6.00%. At various times during 2000, PSW and other operating subsidiaries issued notes payable in aggregate of $12,583 at various rates of interest ranging from 0% to 5.4% due at various times in 2019, 2020, and 2030. The proceeds from the other issues were used to reduce a portion of the balance of short-term debt at each of the respective operating subsidiaries. In connection with various acquisitions completed during 2000, the Company acquired $3,102 of long-term debt at various rates of interest ranging from 1% to 10.5% due in various years. During 2001, a substantial portion of this debt has been refinanced with lower-cost debt. The pro forma weighted cost of long-term debt at December 31, 2001 and 2000 was 7.0% and 7.2%, respectively.

         PSW has a $70,000 364-day revolving credit facility with four banks and CWC has a $20,000 364-day bank revolving credit facility. Funds borrowed under these agreements are classified as loans payable and are used to provide working capital. The PSW facility replaced an expiring facility of $50,000 and has been increased in order to consolidate borrowings of the Pennsylvania operating subsidiaries and reduce the short-term lines of credit. As of December 31, 2001 and 2000, funds borrowed under the PSW revolving credit agreements were $64,882 and $46,270, respectively, and $13,500 and $12,000 were borrowed under the CWC revolving credit agreement, respectively. Interest under these facilities is based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict the total amount of short-term borrowings of PSW and CWC. A commitment fee ranging from 1/4 to 1/10 of 1% is charged on the unused portion of the revolving credit agreements. The average cost of borrowing under these facilities was 4.5% and 6.8%, and the average borrowing was $60,417 and $56,541, during 2001 and 2000, respectively. The maximum amount outstanding at the end of any one month was $78,382 in 2001 and $64,000 in 2000.

         At December 31, 2001 and 2000, the Company had combined short-term lines of credit of $105,500 and $120,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $61,232 and $49,901 during 2001 and 2000, respectively. The maximum amount outstanding at the end of any one month was $76,858 in 2001 and $58,878 in 2000. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2001 and 2000 was 5.2% and 7.3%, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Preferred Stock of Subsidiaries
-------------------------------

         The Company's subsidiaries have preferred stock ($100 par value) authorized as of December 31, 2001:

                                              Cumulative      Current
                                                Dividend   Call Price         Shares          Shares
                                                    Rate    Per Share     Authorized     Outstanding
                                            ---------------------------------------------------------
Consumers Illinois Water Company                   5.50%          107          5,000           3,575
Consumers Maine Water Company                          -         None          4,000               -

         During 2001, Consumers Maine Water Company called and retired 2,739 shares of its preferred stock for an aggregate amount of $288 and Consumers Pennsylvania - Shenango Valley Division called and substantially retired 9,646 shares of preferred stock for an aggregate amount of $1,061.

Fair Value of Financial Instruments
-----------------------------------

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt are as follows:


                                             December 31,
                                       --------------------------
                                           2001         2000
                                       --------------------------

Carrying amount                           $ 531,455     $472,712
Estimated fair value                        562,740      475,330


         The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have a carrying value of $59,886 and $58,718 at December 31, 2001 and 2000, respectively. Their relative fair values cannot be accurately estimated since future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Stockholders' Equity
--------------------

         At December 31, 2001, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with an acquisition. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. Dividends on the Series B Preferred Stock are cumulative and payable quarterly. PSC may not pay dividends on common stock unless provision has been made for payment of the preferred dividends. Under the provisions of this issue, the holders may redeem the shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five year maturity at an interest rate of 6.05%. As of December 31, 2001, all dividends have been provided for. In January 1999, 14,600 shares of Series B Preferred Stock were redeemed in cash at the liquidation value of $100 per share. In December 2001, 6,440 shares of Series B Preferred Stock were redeemed at the liquidation value of $100 per share and the holder chose to receive a five year note for the redemption proceeds of $644 at an interest rate of 6.05%. In January 2002, an additional 3,000 shares were redeemed at the holders' option in cash at the liquidation value of $100 per share.

         In August 2001, the Company's Board of Director's declared a 5-for-4 common stock split effected in the form of a 25% stock distribution for all common shares outstanding, to shareholders of record on November 16, 2001. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on December 1, 2001. The Company's par value of $0.50 per share remained unchanged and $6,829 was transferred from Capital in Excess of Par Value to Common Stock to record the split. All share and per share data for all periods presented have been restated to give effect to the stock split.

         At December 31, 2001, the Company had 100,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2001, 2000 and 1999 were 68,386,469, 67,094,905 and 64,082,197 respectively. Treasury shares held at December 31, 2001, 2000 and 1999 were 913,877, 844,376, and
615,038, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The following table summarizes the activity of common stockholders' equity:

                                                                                            Accumulated
                                                                  Capital in                   Other
                                            Common     Treasury    excess of    Retained    Comprehensive
                                             stock       stock     par value    earnings        Income        Total
                                       ------------------------------------------------------------------------------
Balance at December 31, 1998              $ 20,617    $ (9,478)    $244,457    $ 91,683          $    -     $347,279
Net income                                       -           -            -      36,275               -       36,275
Other comprehensive income,
   net of income tax of $1,433                   -           -            -           -           2,020        2,020
Dividends                                        -           -            -     (26,425)              -      (26,425)
Sale of stock                                  114         354        4,807           -               -        5,275
Repurchase of stock                              -      (2,146)           -           -               -       (2,146)
Equity Compensation Plan                         2           -           98           -               -          100
Exercise of stock options                       81           -        1,873           -               -        1,954
Tax benefit from exercise of
   employee stock options                        -           -          205           -               -          205
                                       ------------------------------------------------------------------------------
Balance at December 31, 1999                20,814     (11,270)     251,440     101,533           2,020      364,537
                                       ------------------------------------------------------------------------------
Net income                                       -           -            -      52,784               -       52,784
Other comprehensive income,
   net of income tax of $489                     -           -            -           -             908          908
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $1,375                   -           -            -           -          (2,002)      (2,002)
Dividends                                        -           -            -     (30,406)              -      (30,406)
Stock split                                  5,319           -       (5,319)          -               -            -
Stock issued for acquisitions                  228           -        8,067           -               -        8,295
Sale of stock                                  803         307       34,318           -               -       35,428
Repurchase of stock                              -      (4,383)           -           -               -       (4,383)
Equity Compensation Plan                        12           -          545           -               -          557
Exercise of stock options                       84           -        1,677           -               -        1,761
Tax benefit from exercise of
   employee stock options                        -           -          285           -               -          285
                                       ------------------------------------------------------------------------------
Balance at December 31, 2000                27,260     (15,346)     291,013     123,911             926      427,764
                                       ------------------------------------------------------------------------------
Net income                                       -           -            -      60,005               -       60,005
Other comprehensive income,
   net of income tax of $19                      -           -            -           -              39           39
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $127                     -           -            -           -            (239)        (239)
Dividends                                        -           -            -     (34,234)              -      (34,234)
Stock split                                  6,829           -       (6,829)          -               -            -
Stock issued for acquisitions                  133           -        5,228           -               -        5,361
Sale of stock                                  128         672        5,783           -               -        6,583
Repurchase of stock                              -      (2,493)           -           -               -       (2,493)
Equity Compensation Plan                         3           -          141           -               -          144
Exercise of stock options                      297           -        6,642           -               -        6,939
Tax benefit from exercise of
   employee stock options                        -           -        2,061           -               -        2,061
                                       ------------------------------------------------------------------------------
Balance at December 31, 2001              $ 34,650    $(17,167)    $304,039    $149,682          $  726     $471,930
                                       ==============================================================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         In September 2000, the Company issued 2,066,406 shares of common stock through a public offering, providing net proceeds of $29,689 which were used to make an equity contribution to PSW. PSW used the contribution from the Company to reduce the balance of its revolving credit loan.

         In December 1999, the Company filed a shelf registration statement with the Securities and Exchange Commission for the offering and sale of up to 2,000,000 shares of common stock and 500,000 shares of preferred stock. During 2001 and 2000, 331,710 and 578,813 shares of common stock totaling $5,361 and $8,295, respectively, were issued to acquire water and wastewater systems. The Company expects to offer from time to time, the remainder of these shares for acquisitions. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

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

        The Company has a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that allows reinvested dividends to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price and the shares are purchased by the Company's transfer agent in the open-market at least weekly. During 2001, 2000 and 1999, under the dividend reinvestment portion of the Plan, 303,906, 419,766 and 358,556 original issue shares of common stock were sold providing the Company with proceeds of $5,980, $5,482 and $5,044, respectively.

        The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. During 2000 and 1999, 288,750 and 127,188 shares have been purchased at a net cost of $3,500 and $1,771, respectively. There were no shares repurchased in 2001 in the open market or through privately negotiated transactions. For comparative purposes the number of shares purchased is presented as if they were adjusted for the effect of the 2001 5-for-4 common stock split in the form of a 25% stock distribution. As of December 31, 2001, 328,967 shares remain available for purchase by the Company.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Net Income per Common Share and Equity per Common Share
-------------------------------------------------------

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


                                                  Years ended December 31,
                                             -----------------------------------
                                                    2001       2000        1999
                                             -----------------------------------
Average common shares outstanding during
   the period for Basic computation               67,873     64,759      63,850
Dilutive effect of employee stock options            882        655         689
                                             -----------------------------------
Average common shares outstanding during
   the period for Diluted computation             68,755     65,414      64,539
                                             ===================================

         Equity per common share was $6.90 and $6.38 at December 31, 2001 and 2000, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

        Options under the 1994 plan, as well as the earlier 1988 Stock Option Plan were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant.

        The following table summarizes stock option transactions for the two plans:

                                                            As of or For the Years Ended December 31,
                                       ---------------------------------------------------------------------------------
                                                  2001                       2000                        1999
                                       --------------------------  -------------------------  --------------------------
                                                       Weighted                   Weighted                     Weighted
                                                       Average                    Average                     Average
                                                       Exercise                   Exercise                    Exercise
                                          Shares        Price         Shares       Price         Shares        Price
                                       --------------------------  -------------------------  --------------------------
Options:
   Outstanding, beginning of year         2,263,803       $10.69      2,005,194      $10.12      1,771,730       $ 8.80
   Granted                                  535,679        19.10        560,609       11.75        472,656        13.71
   Terminated                               (18,183)       12.13        (70,911)      13.17        (11,807)       13.12
   Exercised                               (733,489)        9.39       (231,089)       7.58       (227,385)        7.15
                                       --------------------------  -------------------------  --------------------------
   Outstanding, end of year               2,047,810       $13.32      2,263,803      $10.69      2,005,194       $10.12
                                       ==========================  =========================  ==========================

   Exercisable, end of year               1,015,708       $10.79      1,295,561      $ 9.21      1,132,550       $ 7.71
                                       ==========================  =========================  ==========================

         Options exercised during 2001 ranged in price from $4.60 per share to $15.28 per share. At December 31, 2001, 991,937 options under the 1994 Plan were still available for grant. The following table summarizes the price ranges of the options outstanding and options exercisable as of December 31, 2001:

                                 Options Outstanding                  Options Exercisable
                     -----------------------------------------    ----------------------------
                                      Weighted     Weighted                         Weighted
                                      Average      Average                          Average
                                     Remaining     Exercise                         Exercise
                         Shares     Life (years)    Price             Shares         Price
                     -----------------------------------------    ----------------------------
Range of prices:
   $ 5.78 -  8.99        281,185          3.6      $ 6.47             281,185       $ 6.47
   $ 9.00 - 11.99        670,089          7.3        11.13            313,472        10.44
   $12.00 - 14.99        562,083          6.8        13.88            421,051        13.94
   $15.00 - 19.10        534,453          9.2        19.09                  -            -
                     -----------------------------------------    ----------------------------
                       2,047,810          7.1      $ 13.32          1,015,708       $10.79
                     =========================================    ============================

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

                                                 Years Ended December 31,
                                          --------------------------------------
                                                2001         2000        1999
                                          --------------------------------------
Net income available to common stock:
    As reported                             $ 60,005      $ 52,784     $ 36,275
    Proforma                                  57,013        51,206       35,398
Basic net income per share:
    As reported                               $ 0.88        $ 0.82       $ 0.57
    Proforma                                    0.84          0.79         0.55
Diluted net income per share:
    As reported                               $ 0.87        $ 0.81       $ 0.56
    Proforma                                    0.83          0.78         0.55

         The per share weighted-average fair value at the date of grant for stock options granted during 2001, 2000 and 1999 was $5.58, $2.82, and $3.42 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                    2001       2000        1999
                                               ---------------------------------
Expected life (years)                                5.2         10          10
Interest rate                                       5.0%       6.4%        5.4%
Volatility                                         32.7%      21.1%       20.9%
Dividend yield                                      2.6%       3.9%        3.2%


         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 2001, 2000 and 1999, 7,875, 36,875 and 6,875 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and is amortized ratably over the restriction period.

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

         The Company's pension expense (credit) includes the following components:

                                                                  Years Ended December 31,
                                                     --------------------------------------------
                                                             2001           2000          1999
                                                     --------------------------------------------
Benefits earned during the year                             $ 2,986        $ 2,553       $ 3,232
Interest cost on projected benefit obligation                 8,261          7,612         7,214
Expected return on plan assets                              (10,891)       (11,281)      (10,304)
Net amortization and deferral                                  (206)        (1,283)         (105)
Capitalized costs                                               (49)           (56)          (47)
Rate-regulated adjustment                                      (553)         1,403           430
Special termination benefits                                      -             43           716
                                                     --------------------------------------------
Net pension cost (credit)                                    $ (452)      $ (1,009)      $ 1,136
                                                     ============================================

         The rate-regulated adjustment set forth above is required in order to reflect pension expense (credit) for the Company in accordance with the method used in establishing water rates. During 2000 and 1999, the Company instituted early retirement and restructuring programs. These actions resulted in additional termination benefits of $43 in 2000 and $716 in 1999.

         The Company's costs for postretirement benefits other than pensions includes the following components:

                                              Years Ended December 31,
                                          ----------------------------------
                                             2001        2000       1999
                                          ----------------------------------
Benefits earned during the year                 $ 705      $ 555      $ 645
Interest cost                                   1,427      1,267      1,249
Expected return on plan assets                   (947)      (920)      (699)
Net amortization and deferral                     567        417        628
Special termination benefits                        -          -        209
Amortization of regulatory asset                  136        208        208
                                          ----------------------------------
Gross PBOP cost                                 1,888      1,527      2,240
Capitalized costs                                (475)      (512)      (464)
                                          ----------------------------------
Net PBOP cost                                  $1,413     $1,015     $1,776
                                          ==================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:

                                                                                                     Other
                                                               Pension Benefits              Postretirement Benefits
                                                        -------------------------------  -------------------------------
                                                             2001             2000            2001             2000
                                                        --------------   --------------  --------------   --------------
Change in benefit obligation:
  Benefit obligation at January 1,                         $ 110,214       $  98,228        $  18,581        $  17,292
  Service cost                                                 2,986           2,553              705              555
  Interest cost                                                8,261           7,612            1,428            1,267
  Special termination benefits                                     -              43                -              282
  Plan amendments                                                  -               -           (1,205)               -
  Actuarial loss                                               3,645           6,963            3,680                -
  Benefits paid                                               (5,439)         (5,185)            (872)            (815)
                                                           ---------       ---------        ---------        ---------
  Benefit obligation at December 31,                         119,667         110,214           22,317           18,581
                                                           ---------       ---------        ---------        ---------

Change in plan assets:
  Fair value of plan assets at January 1,                    123,715         128,367           11,896           11,097
  Actual return on plan assets                                (5,001)            479             (688)            (323)
  Employer contributions                                          55              54            1,880            1,937
  Benefits paid                                               (5,439)         (5,185)            (872)            (815)
                                                           ---------       ---------        ---------        ---------
  Fair value of plan assets at December 31,                  113,330         123,715           12,216           11,896
                                                           ---------       ---------        ---------        ---------

Funded status of plan:
  Funded status at December 31,                                6,337         (13,501)          10,101            6,685
  Unrecognized actuarial gain (loss)                          (2,051)         18,014              854            6,345
  Unrecognized prior service cost                             (2,581)         (3,012)             704              761
  Rate-regulated adjustment                                     (516)             37                -                -
  Unrecognized net transition obligation                       1,645           1,755           (8,838)         (10,846)
                                                           ---------       ---------        ---------        ---------
  Accrued benefit costs                                    $   2,834       $   3,293        $   2,821        $   2,945
                                                           =========       =========        =========        =========

Weighted-average assumptions
  as of December 31,
  Discount rate                                                 7.25%           7.50%            7.25%            7.50%
  Expected return on plan assets                                9.00%           9.00%       6.00-9.00%       6.00-9.00%
  Rate of compensation increase                            4.50-5.50%      4.50-5.50%            4.50%            4.50%

         The accumulated benefit obligation is in excess of plan assets for certain non-qualified plans. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans were $3,551, $2,341 and $0, and $3,490, $2,078 and $0, respectively as of December 31, 2001 and 2000.

         The assumed medical inflation rates under the PSC and CWC plans are 12.0%, reducing to 5.0% by 2006. The effect of a 1% increase in the assumed medical inflation rates would be to increase the accumulated postretirement benefit obligation as of December 31, 2001 and the 2001 PBOP costs by $664 and $71, respectively. The effect of a 1% decrease in the assumed medical inflation rates would be to decrease the accumulated postretirement benefit obligation as of December 31, 2001 and the 2001 PBOP costs by $866 and $154, respectively. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

         The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in PSC common stock based on a percentage of an employee's contribution, subject to certain limitations. The Company's matching contribution, recorded as compensation expense, was $798, $786 and $741 for the years ended December 31, 2001, 2000 and 1999, respectively.

Water Rates
-----------

        In November 2001, PSW filed an application with the Pennsylvania Public Utility Commission ("PAPUC") for our Pennsylvania subsidiaries requesting a $28,000 or 13.4% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2002.

        On April 27, 2000, the PAPUC approved a rate settlement reached between PSC's Pennsylvania utility subsidiaries, and the parties actively litigating the joint rate application filed in October 1999. The settlement was designed to increase annual revenue by $17,000 or 9.4% above the level in effect at the time of the filing. The rates in effect at the time of the filing included $7,347 in Distribution System Improvement Charges ("DSIC") ranging from 0.33% to 5%. Consequently, the settlement resulted in a total base rate increase of $24,347 or 13.5% above the rates in effect before the DSIC was applied. As a part of the rate settlement, the DSIC was reset to zero. The settlement agreement also provided for the recovery of up to $5,295 (the merger costs allocable to our Pennsylvania operations) of the $10,121 ($8,596 after-tax) in merger costs that were expensed in the first quarter of 1999 in connection with the Merger. As a result, a regulatory asset was established to reflect the amount to be recovered as a result of the rate settlement.

         The CWC operating subsidiaries were allowed annual rate increases of $4,799 in 2001, $698 in 2000 and $390 in 1999, represented by nine, four and two rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $4,200, $450 and $308 in 2001, 2000 and 1999, respectively.

         The DSIC enables water utilities in Pennsylvania to add a surcharge to customer bills reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service between base rate filings. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective or when PSW's pro forma earnings exceed a PUC benchmark. The maximum DSIC that can be in effect at any time is 5%. The DSIC in 2001 ranged from 2.21% in the first quarter to 5% in the fourth quarter, and has been set at 5% in the first quarter of 2002. The DSIC provided revenues in 2001, 2000 and 1999 of $6,672, $2,301 and $4,140, respectively.

         In 2001, the Illinois Commerce Commission issued regulations implementing an infrastructure surcharge known as a Qualifying Infrastructure Plant Surcharge ("QIPS") for use by Illinois water and wastewater utilities. QIPS is similar to DSIC, however, it is established annually and prospectively based on anticipated qualifying capital expenditures, and it includes a broader range of qualifying capital expenditures, including certain wastewater capital expenditures. Our operating subsidiary in Illinois received approval to add a QIPS to its bills in three of its operating divisions beginning January 1, 2002 at various rates ranging from 1.06% to 2.49%.

         In addition to its base rates and DSIC, PSW has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated in base rates. A rate credit reduced operating revenues in 2001 by $639, and various surcharge rates provided operating revenues of $74 in 2000 and $1,306 in 1999.

Selected Quarterly Financial Data (Unaudited)               Philadelphia Suburban Corporation and Subsidiaries
---------------------------------------------
(in thousands of dollars, except per share amounts)

                                                     First        Second        Third        Fourth        Year
                                                  ------------------------------------------------------------------
2001
--------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $70,193      $77,240       $84,726      $75,121     $307,280
Operations and maintenance expense                      26,186       26,462        28,994       30,243      111,885
Net income available to common
  stock                                                 13,085       15,432        19,279       12,209       60,005
Basic net income per common share                         0.19         0.23          0.28         0.18         0.88
Diluted net income per common share                       0.19         0.22          0.28         0.18         0.87
Dividend paid per common share                           0.124        0.124         0.124      0.13248        0.504
Dividend declared per common share                       0.124        0.124       0.25648            -        0.504
Price range of common stock
  - high                                                 19.39        20.40         23.28        24.64        24.64
  - low                                                  15.65        16.60         18.66        20.80        15.65

2000
--------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $64,208      $68,494       $72,123      $69,189     $274,014
Operations and maintenance expense                      24,928       24,350        25,037       27,426      101,741
Net income available to common
  stock                                                 10,246       13,565        16,539       12,434       52,784
Basic net income per common share                         0.16         0.21          0.26         0.19         0.82
Diluted net income per common share                       0.16         0.21          0.25         0.18         0.81
Dividend paid per common share                          0.1152       0.1152        0.1152        0.124       0.4696
Dividend declared per common share                      0.1152       0.1152        0.2392            -       0.4696
Price range of common stock
  - high                                                 14.08        15.96         15.56        19.95        19.95
  - low                                                  10.56        11.60         12.80        13.56        10.56

         All per share data as presented has been adjusted for the 2001 5-for-4 common stock split effected in the form of a 25% stock distribution. High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividends paid in December 2001 of $0.13248 and December 2000 of $0.124 were declared in August 2001 and August 2000, respectively.

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

Summary of Selected Financial Data                                           Philadelphia Suburban Corporation and Subsidiaries
(in thousands of dollars, except per share amounts)

--------------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                           2001         2000*         1999*         1998*         1997*
--------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
     Income from continuing operations (a)
          Basic                                              $     0.88    $     0.82    $     0.57    $     0.71    $     0.58
          Diluted                                                  0.87          0.81          0.56          0.70          0.58
     Net income (a)
          Basic                                                    0.88          0.82          0.57          0.71          0.54
          Diluted                                                  0.87          0.81          0.56          0.70          0.53
     Cash dividends paid (b)                                       0.50          0.47          0.45          0.43          0.40
     Cash dividends declared (b) (c)                               0.50          0.47          0.45          0.32          0.50
     Return on average stockholders' equity (a) (d)               13.3%         13.2%         10.1%         13.6%         11.8%
     Book value at year end                                       $6.90         $6.38         $5.69         $5.46         $4.93
     Market value at year end                                     22.55         19.60         13.24         18.92         14.13
--------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
     Operating revenues (d)                                  $  307,280    $  274,014    $  256,546    $  250,718    $  235,162
     Depreciation and amortization (d)                           40,168        34,100        31,903        29,464        27,977
     Interest expense (d) (e)                                    38,637        37,775        31,796        30,785        32,317
     Income before income taxes (d)                              99,087        86,995        62,915        75,133        57,642
     Provision for income taxes (d)                              38,976        34,105        26,531        30,118        22,432
     Income from continuing operations (a)                       60,111        52,890        36,384        45,015        35,210
     Net income available to common stock (a)                    60,005        52,784        36,275        44,820        32,278
--------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
     Total assets                                            $1,560,339    $1,413,723    $1,280,805    $1,156,733    $1,083,162
     Property, plant and equipment, net                       1,368,115     1,251,427     1,135,364     1,016,194       952,626
     Stockholders' equity                                       473,833       432,347       368,901       353,088       306,816
     Preferred stock with mandatory redemption (f)                    -             -             -             -       4,214
     Long-term debt (f)                                         531,455       472,712       425,946       377,355       407,526
     Total debt                                                 641,123       573,706       529,015       440,905       436,756
--------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
     Net cash flows from operating activities                $  102,165    $   86,972    $   74,103    $   84,362    $   71,252
     Capital additions (d) (g)                                  124,088       129,740        96,383        87,973        67,378
     Dividends on common stock                                   34,234        30,406        29,217        29,349        26,752
     Number of customers served                                 602,510       579,219       557,462       533,847       526,640
     Number of shareholders of common stock                      20,920        20,978        21,187        20,553        19,902
     Common shares outstanding (000)                             68,386        67,095        64,082        63,597        61,112
     Employees (full-time)                                          951           943           945           973           979
--------------------------------------------------------------------------------------------------------------------------------

*Share and per share data has been restated for the 2001 5-for-4 stock split.
(a) The 2000 amounts include a net gain of $2,236 ($4,041 pre-tax) or $0.04 per share for the partial recovery of the merger costs related to the Merger.  The 1999 amounts include a net charge of $8,596 ($10,121 pre-tax) or $0.13 per share for the Merger transaction costs and related restructuring costs.  The 1998 amounts include a net gain of $3,903 ($6,680 pre-tax) or $0.06 per share on the sale of Consumers
     Water Company's New Hampshire system pursuant to the State's condemnation statute.
(b) Amount represents PSC's historical dividends per common share.
(c) The cash dividend of $0.10, paid in March 1998, was declared in December 1997.
(d) Continuing operations only.
(e) Includes dividends on preferred stock of subsidiary and minority interest; net of allowance for funds used during construction.
(f) Includes current portion.
(g) Excludes payments for acquired water systems of $9,517 in 2001, $3,546 in 2000, $39,164 in 1999,
     $24,498 in 1998, and $1,226 in 1997.

PHILADELPHIA SUBURBAN CORPORATION
--------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
(In thousands of dollars, except per share amounts)
--------------------------------------------------------------------------------------------------------------
                                                                           2001           2000       % Change
--------------------------------------------------------------------------------------------------------------
Operating revenues                                                   $  307,280     $  274,014           12.1
Income from operations, exclusive of
    nonrecurring item (a)                                                60,005         50,548           18.7
Net income available to common stock (b)                                 60,005         52,784           13.7
Diluted income per common share from operations,
    exclusive of nonrecurring items (a) (c)                                0.87           0.77           13.0
Diluted net income per common share (b) (c)                                0.87           0.81            7.4
Annual dividend rate per common share (c)                                  0.53           0.50            6.0
Dividends paid per common share (c)                                        0.50           0.47            6.4
Common stockholders' equity per share (c)                                  6.90           6.38            8.2
Stockholders' equity                                                    473,833        432,347            9.6
Total assets                                                          1,560,339      1,413,723           10.4
Capital additions (d)                                                   124,088        129,740           (4.4)
Number of customers served                                              602,510        579,219            4.0
--------------------------------------------------------------------------------------------------------------

(a) Excludes 2000 net gain of $2,236 ($0.04 per share) for the partial recovery of the merger costs related to the Consumers Water Company merger.
(b) Includes nonrecurring items noted in (a) above.
(c) Restated for 2001 5-for-4 stock split.
(d) Excludes payments for acquired water systems: $9,517 in 2001 and $3,546 in 2000.

                                       43