Form 10-K, Exhibit 13
period 2002-12-31
PHILADELPHIA SUBURBAN CORP
filed 2003-03-27
CIK 78128

                                                                   Exhibit 13.10










                        Philadelphia Suburban Corporation
      Selected Portions of Annual Report to Shareholders for the year ended
                                December 31, 2002

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)



                           FORWARD-LOOKING STATEMENTS
                           --------------------------

         This report by Philadelphia Suburban Corporation ("PSC," "we" or "us") contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans," "future," "potential" or the negative of such terms or similar expressions. Forward-looking statements in this report, include, but are not limited to, statements regarding:

o    recovery of capital expenditures and expenses in rates;

o    projected capital expenditures and related funding requirements;

o    dividend payment projections;

o    future financing plans;

o    future pension contributions;

o    opportunities for future acquisitions and success of pending acquisitions;

o    acquisition-related costs and synergies;

o    the capacity of our water supplies and facilities; and

o    general economic conditions.


         Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

o    changes in general economic, business and financial market conditions;

o changes in government regulations and policies, including public utility regulations and policies;

o changes in environmental conditions, including those that result in water use restrictions;

o    abnormal weather conditions;

o    changes in capital requirements;

o    changes in our credit rating;

o our ability to integrate businesses, technologies or services which we may acquire;

o    our ability to manage the expansion of our business;

o the extent to which we are able to develop and market new and improved services;

o    unanticipated capital requirements;

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


o increasing difficulties in obtaining insurance and increased cost of insurance;

o    cost overruns relating to improvements or the expansion of our operations;
     and

o    civil disturbance or terroristic threats or acts.

         Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this report with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this report. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                               GENERAL INFORMATION

         Philadelphia Suburban Corporation is the holding company for regulated utilities providing water or wastewater services to approximately two million people in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. Our two primary subsidiaries are Pennsylvania Suburban Water Company ("PSW"), a regulated public utility that provides water or wastewater services to approximately 1.3 million residents in the suburban areas north and west of the City of Philadelphia and in 18 other counties in Pennsylvania, and Consumers Water Company ("CWC"), a holding company for several regulated public utility companies that provide water or wastewater service to approximately 700,000 residents in various communities in Ohio, Illinois, New Jersey and Maine. Other of our smaller subsidiaries provide water and wastewater services in parts of Pennsylvania, North Carolina and Ohio. Some of our subsidiaries provide wastewater services to a population of approximately 40,000 people in Pennsylvania, Illinois, New Jersey and North Carolina. During 2002 and each of the previous four years, the operating revenues associated with wastewater services have been less than 3% of our consolidated operating revenues. In addition, we provide water and wastewater service to approximately 45,000 people through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. We are the largest U.S.-based investor-owned water utility based on number of customers.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         Following are our selected five-year financial statistics:




Years ended December 31,                       2002         2001         2000         1999         1998
------------------------------------------------------------------------------------------------------------

Operating revenues                             $322,028     $307,280     $274,014     $256,546     $250,718
------------------------------------------------------------------------------------------------------------

Net income available to
    common stock                                $67,154      $60,005      $52,784      $36,275      $44,820
------------------------------------------------------------------------------------------------------------
Income from operations before
    non-recurring items (a)                     $63,464      $60,005      $50,548      $44,871      $40,917
------------------------------------------------------------------------------------------------------------

Operating Statistics
Selected operating results as a
    percentage of operating revenues:
    Operations and maintenance                    36.6%        36.4%        37.1%        38.5%        39.9%
    Depreciation and amortization                 13.8%        13.1%        12.4%        12.4%        11.8%
    Taxes other than income taxes                  6.0%         6.8%         8.2%         8.5%         8.7%
    Interest expense, net                         12.5%        11.9%        12.9%        12.9%        12.8%
    Allowance for funds used during
        construction                              (0.4)%       (0.4)%       (1.0)%       (0.8)%       (0.5)%
    Net income available to
        common stock                              20.9%        19.5%        19.3%        14.1%        17.9%
============================================================================================================
Effective tax rates                               38.5%        39.3%        39.2%        42.2%        40.1%
============================================================================================================


Income from operations before non-recurring items is a measure that is not determined in accordance with generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures reported by other companies. This Non-GAAP measure should not be considered as an alternative to net income as determined in accordance with GAAP. We believe that this is useful as an indicator of operating performance, as we measure it for management purposes, because it provides a better understanding of our results of operations by highlighting our ongoing operations and the underlying profitability of our core business.

(a) Non-recurring items represent the 2002 gain of $3,690 ($5,676 pre-tax) realized on the sale of a portion of our Ashtabula, Ohio water system, the 2000 gain of $2,236 ($4,041 pre-tax) for the partial recovery of the merger costs related to the 1999 merger with Consumers Water Company, the 1999 charges of $8,596 ($10,121 pre-tax) for transaction costs and restructuring costs related to the merger with Consumers Water Company, and the 1998 gain of $3,903 ($6,680 pre-tax) on the sale of Consumer Water Company's New Hampshire system.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


        Following are our selected five-year operating and sales statistics:


Years ended December 31,                      2002           2001          2000           1999          1998
------------------------------------------------------------------------------------------------------------------

Customers          Residential water            535,506        526,776       512,442        497,937       478,160
                   Commercial water              30,355         29,745        29,317         29,241        27,612
                   Industrial water               1,423          1,454         1,446          1,430         1,327
                   Other water                   16,466          9,947         9,500          9,067         8,277
                   Wastewater                    21,724         19,615        12,441         11,262        10,583
                   Operating contracts           21,312         14,973        14,073          8,525         7,888
                   -----------------------------------------------------------------------------------------------
                   Total                        626,786        602,510       579,219        557,462       533,847
                   ===============================================================================================

Operating          Residential water           $197,190       $188,303      $170,597       $154,881      $156,523
Revenues           Commercial water              55,962         53,103        47,109         45,192        44,894
                   Industrial water              17,221         16,141        14,943         13,944        13,970
                   Other water                   36,255         35,681        29,582         31,999        25,672
                   Wastewater                     8,210          6,960         5,414          5,235         4,755
                   Other                          7,190          7,092         6,369          5,295         4,904
                   -----------------------------------------------------------------------------------------------
                   Total                       $322,028       $307,280      $274,014       $256,546      $250,718
                   ===============================================================================================


                              RESULTS OF OPERATIONS
                              ---------------------

         Our net income has grown at an annual compound rate of approximately 13.8% during the five-year period ended December 31, 2002. During this same period, operating revenues grew at a compound rate of 6.5% and total expenses, exclusive of income taxes, grew at a compound rate of 4.4%.

Operating Revenues
------------------

         The growth in revenues over the past five years is a result of increases in both the customer base and in water rates. The number of customers increased at an annual compound rate of 3.5% in the past five years primarily as a result of acquisitions of local water systems. Acquisitions made during the five-year period ended December 31, 2002 have provided water and wastewater revenues of approximately $20,191 in 2002, $17,082 in 2001 and $10,296 in 2000.
Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 0.9%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $14,700 in 2002, $13,100 in 2001 and $15,400 in 2000. In addition to water and wastewater operating revenues, we had other non-regulated revenues that were primarily associated with operating and management contracts, and data processing service fees of $7,190 in 2002, $7,092 in 2001 and $6,369 in 2000.

Economic Regulation - Our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. Accordingly, we maintain a rate case management capability to provide that the tariffs of the utility operations reflect, to the extent practicable, the timely recovery of increases in costs of

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


operations, capital, taxes, energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions. The rates for some divisions of our Ohio subsidiary can be fixed by negotiated agreements with the municipalities that are served by those divisions in lieu of regulatory approval from the Public Utility Commission of Ohio. Currently, two of the six regulated divisions in Ohio are operating under such rate ordinances.

         On August 1, 2002, the Pennsylvania Public Utility Commission ("PAPUC") granted Pennsylvania Suburban Water Company a $21,226 or 10.2% base rate increase. The rates in effect at the time of the filing included $9,400 in Distribution System Improvement Charges ("DSIC") at 5.0%. Consequently, the total base rates increased by $30,626 and the DSIC was reset to zero. In April 2000, the PAPUC approved a rate settlement reached between Pennsylvania Suburban Water Company and the parties actively litigating the joint rate application filed in October 1999. The April 2000 settlement was designed to increase annual revenues by $17,000 or 9.4% above the level in effect at the time of the filing. The rates in effect at the time of the filing included $7,347 in DSIC ranging from 0.33% to 5%. Consequently, the April 2000 settlement resulted in a total base rate increase of $24,347 above the rates in effect before the DSIC was applied. The settlement agreement also provided for the recovery of up to $5,295 (the merger costs allocable to our Pennsylvania operations) of the $10,121 ($8,596 after-tax) in merger costs that were expensed in 1999 in connection with the CWC merger. During 2000, a regulatory asset was established to reflect the amount to be recovered as a result of the rate settlement. This resulted in a recovery of $1,136 of restructuring costs and $2,905 of merger transaction costs as reported on the Consolidated Statements of Income and Comprehensive Income.

         Operating subsidiaries located in other states were allowed annual rate increases of $3,024 in 2002, $4,799 in 2001 and $698 in 2000 resulting from thirteen, nine and four rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $1,403 in 2002, $4,200 in 2001 and $450 in 2000. The operating subsidiaries currently have four rate requests in process requesting a $777 increase in annual revenues. These requests are currently under review by the respective state regulatory commission.

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

         The DSIC is adjusted quarterly based on additional qualified capital expenditures made in the previous quarter. The DSIC is capped at 5% of base rates. The DSIC is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a PAPUC benchmark. The DSIC in 2002 was set at 5% until new base rates became effective in August 2002, at which point the DSIC was reset to zero. The DSIC in 2001 ranged from the first quarter amount of 2.2% and increased each successive quarter to 5% in the fourth quarter. The DSIC has been set at 1.96% in the first quarter of 2003. The DSIC provided revenues of $5,301 in 2002, $6,672 in 2001 and $2,301 in 2000.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         In 2001, the Illinois Commerce Commission issued regulations implementing an infrastructure surcharge mechanism known as a Qualifying Infrastructure Plant Surcharge ("QIPS") for use by Illinois water and wastewater utilities. QIPS is similar to DSIC, however, it is established annually and prospectively based on anticipated qualifying capital expenditures, and it includes a broader range of qualifying capital expenditures, including certain wastewater capital expenditures. Our operating subsidiary in Illinois received approval to add a QIPS to its bills in three of its operating divisions beginning January 1, 2002 at various rates ranging from 1.06% to 2.49% which generated $217 of revenues in 2002. The QIPS remains in effect at rates ranging from 3.13% to 5.0% in 2003.

Rate Surcharges - In addition to its base rates and DSIC, our Pennsylvania subsidiary has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated in base rates. Operating revenues were reduced by rate credits of $286 in 2002, $639 in 2001 and increased by rate surcharges of $74 in 2000. In the first quarter of 2003, the rate surcharge has been set at 0.14%.

Sendout - "Sendout" represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. In general during this period, an extended period of dry weather increases water consumption, while above average rainfall decreases water consumption. Also, an increase in the average temperature generally causes an increase in water consumption. Conservation efforts, construction codes which require the use of low flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions, also affect water consumption.

         The geographic diversity of our customer base reduces our exposure to extreme or unusual weather conditions in any one area of our service territory. Our customers are located in the following states: 66% in Pennsylvania, 14% in Ohio, 10% in Illinois, 6% in New Jersey, 3% in Maine and 1% in North Carolina.

         On occasion, drought warnings and water use restrictions are issued by governmental authorities for portions of our service territories in response to extended periods of dry weather conditions. The timing and duration of the warnings and restrictions can have an impact on our water revenues and net income. In general, water consumption in the summer months is affected by drought warnings and restrictions to a higher degree because nonessential and recreational use of water is highest during the summer months. At other times of the year, warnings and restrictions generally have less of an effect on water consumption. In November 2001, a drought warning was declared in nine counties in Pennsylvania, including one of the five counties we serve in southeastern Pennsylvania. A drought warning calls for a 10 to 15 percent voluntary reduction of water use, particularly non-essential uses of water. In February 2002, a drought emergency was declared in 24 counties in Pennsylvania, including all five of the counties we serve in southeastern Pennsylvania where approximately 275,000 of our customers are located. A drought emergency imposes a ban on nonessential water use. In June and July 2002, drought restrictions were relaxed in three of the five counties we serve in southeastern Pennsylvania, moving from the mandatory drought emergency to a voluntary drought warning. However, by early September 2002, the Commonwealth of Pennsylvania reinstated the drought emergency in the three counties where restrictions had been relaxed because of hot, dry weather in August. In November and December 2002, the Commonwealth of

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Pennsylvania removed the drought restrictions in the counties we serve in Pennsylvania. Water use restrictions were also imposed and relaxed at various times during 2002 in our service territories in New Jersey. Currently there are no drought warnings or restrictions in any of the areas we serve.

Operations and Maintenance Expenses
-----------------------------------

         Operations and maintenance expenses totaled $117,735 in 2002, $111,885 in 2001 and $101,741 in 2000. Most elements of operating costs are subject to the effects of inflation, as well as the effects of changes in the number of customers served, in water consumption and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor, electricity, chemicals and maintenance expenses. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the electric market in some of the states in which we operate. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2002 as compared to 2001 by $5,850 or 5.2% due to additional operating costs associated with acquisitions, transaction costs related to planned and completed acquisitions, increased insurance expense, higher bad debt expense and increased wages as a result of normal wage rate increases.

         Operations and maintenance expenses increased in 2001 as compared to 2000 by $10,144 or 10.0% due to additional operating costs associated with acquisitions, increased water production expenses associated with the higher water consumption, and increased wage and benefit costs.

Depreciation and Amortization Expenses
--------------------------------------

         Depreciation expense was $41,424 in 2002, $37,979 in 2001 and $32,271 in 2000, and has increased principally as a result of the significant capital expenditures made to expand and improve the utility facilities, and as a result of acquisitions of water systems.

         Amortization expense was $2,898 in 2002, $2,189 in 2001 and $1,829 in 2000. The increase in 2002 and 2001 is due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes
-----------------------------

         Taxes other than income taxes decreased by $1,420 or 6.8% in 2002 as compared to 2001, and decreased by $1,633 or 7.3% in 2001 as compared to 2000. The decrease in 2002 is due to a reduction in state taxes and a decrease in the Pennsylvania Capital Stock Tax. The decrease in state taxes is a result of a reduction in assessments and the Capital Stock Tax declined due to a reduction in the base on which the tax is applied and a legislated decrease in the tax rate. The decrease in 2001 is due to a reduction in state and local taxes and a decrease in the Pennsylvania Capital Stock Tax.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Recovery of Restructuring Costs
-------------------------------

         During 2000, a recovery of restructuring costs of $1,136 resulted from an April 2000 rate settlement. These costs were incurred in 1999 in connection with the Consumers Water Company merger and included severances and exit costs associated with the closing of CWC's corporate office.

Interest Expense, net
---------------------

         Net interest expense was $40,396 in 2002, $39,859 in 2001 and $40,360 in 2000. Interest income of $287, $367 and $402 was netted against interest expense for the years ended December 31, 2002, 2001 and 2000, respectively. Interest expense increased in 2002 primarily as a result of higher levels of borrowings to finance capital expenditures, offset partially by the effects of decreased interest rates on borrowings. Interest expense decreased in 2001 primarily as a result of decreased interest rates on short-term borrowings, offset in part by increased borrowings to fund capital expenditures and the acquisition of other utility systems. Interest expense during 2002 was favorably impacted by a reduction in the weighted cost of long-term debt from 7.0% at December 31, 2001 to 6.6% at December 31, 2002.

Allowance for Funds Used During Construction
--------------------------------------------

         The allowance for funds used during construction ("AFUDC") was $1,389 in 2002, $1,222 in 2001 and $2,688 in 2000 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress ("CWIP"), to which AFUDC is applied, and to changes in the AFUDC rate. The increase in 2002 is a result of an increase in the average balance of CWIP to which AFUDC is applied, offset in part by a decrease in the AFUDC rate which is based on short-term interest rates. The decrease in 2001 is a result of a reduction in the average balance of CWIP, to which AFUDC is applied, due to the completion of a $35,000 water treatment plant in the third quarter of 2000 and a decrease in the AFUDC rate. Construction commenced on this facility in 1997 and was completed in 2000.

Gain on Sale of Water System
----------------------------

         Gain on sale of water system represents the gain realized on the December 2002 sale of a portion of the Ashtabula, Ohio water system. The sale provided $12,118 of net proceeds and resulted in a fourth quarter 2002 gain of $5,676.

Gain on Sale of Other Assets
----------------------------

         Gain on sale of other assets totaled $2,079 in 2002, $3,384 in 2001 and $5,076 in 2000. Gain on sale of land totaled $900 in 2002, $3,018 in 2001 and $1,524 in 2000. Gain on sale of marketable securities totaled $1,179 in 2002, $366 in 2001 and $3,552 in 2000.

Recovery of Merger Transaction Costs
------------------------------------

         During 2000, a recovery of merger transaction costs of $2,905 was recognized resulting from the April 2000 rate settlement. These costs were recorded in 1999 when the CWC merger was completed and represented the fees for investment bankers, attorneys, accountants and other administrative charges.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


Minority Interest
-----------------

         Minority interest was $0 in 2002, $0 in 2001 and $103 in 2000. The change in 2001 is a result of substantially eliminating the minority ownership of three operating subsidiaries during 2001.

Income Taxes
------------

         Our effective income tax rate was 38.5% in 2002, 39.3% in 2001 and 39.2% in 2000. The changes in the effective tax rates in 2002 and 2001 are due to differences between tax deductible expenses and book expenses.

Summary
-------

         Operating income was $140,504 in 2002, $134,340 in 2001 and $116,789 in
2000 and net income available to common stock was $67,154, $60,005 in 2001 and $52,784 in 2000. Our operating results have been affected by non-recurring items in 2002 and 2000. Net income for 2002 includes a gain of $5,676 ($3,690 after-tax or $0.05 per share) on the sale of a portion of our Ashtabula, Ohio water system. Operating income and net income for 2000 includes the gain for the partial recovery of restructuring costs related to the CWC merger of $1,136 ($665 after tax or $0.015 per share). Net income for 2000 includes the gain for the partial recovery of merger transaction costs related to the CWC merger of $2,905 ($1,571 after tax or $0.025 per share). Diluted net income per share was $0.97 in 2002, $0.87 in 2001 and $0.81 in 2000. Diluted income per share exclusive of the aforementioned non-recurring items (for 2002, $0.05 per share from the gain on the sale of water system; and for 2000, $0.04 per share for the partial recovery of the merger costs related to the merger with Consumers Water Company), was $0.92 in 2002, $0.87 in 2001 and $0.77 in 2000. Diluted income per share exclusive of non-recurring items is a measure that is not determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. This Non-GAAP measure should not be considered as an alternative to net income per share as determined in accordance with GAAP. We believe that this is useful as an indicator of operating performance, as we measure it for management purposes, because it provides a better understanding of our results of operations by highlighting our ongoing operations and the underlying profitability of our core business. The changes in the per share income in 2002 and 2001 over the previous years were due to the aforementioned changes in income and impacted by a 0.7% and 5.1% increase in the average number of common shares outstanding during 2002 and 2001, respectively.

         Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

Fourth Quarter Results
----------------------

         Net income available to common stock was $18,646 in the fourth quarter of 2002 and $12,209 in the same period of 2001. The change in net income is due to a $6,705 increase in operating revenues, a gain on the sale of water systems of $5,676 realized in the fourth quarter of 2002, and a reduction in taxes other than income taxes expense of $604, offset by increased depreciation expense of $1,331. The increase in operating revenues was a result of an increase in water rates, higher water consumption and additional revenues from acquisitions. There was no comparable gain on the sale of a water system in the prior year. Depreciation expense increased due to utility plant additions and acquisitions made since the fourth quarter of 2001.

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

Security
--------

         In light of concerns regarding security in the wake of the September 11, 2001 terrorist attacks, we have increased security measures at our facilities. These increased security measures were not made in response to any specific threat. We are in contact with federal, state and local authorities and industry trade associations regarding current information on possible threats and security measures for water utility operations. The cost of the increased security measures is expected to be recoverable in water rates and is not expected to have a material impact on our results from operations or financial condition.

                               FINANCIAL CONDITION
                               -------------------

Cash Flow and Capital Expenditures
----------------------------------

         Net operating cash flow, dividends paid on common stock and capital expenditures, including allowances for funds used during construction, for the five years ended December 31, 2002 were as follows:


---------------------------------------------------------------------------------
                      Net Operating              Common                 Capital
                        Cash Flow              Dividends              Expenditures
---------------------------------------------------------------------------------

  1998                 $  84,362              $  29,349                $  87,973
  1999                    74,103                 29,217                   96,383
  2000                    86,972                 30,406                  129,740
  2001                   102,165                 34,234                  124,088
  2002                   121,560                 36,789                  136,164
---------------------------------------------------------------------------------
                       $ 469,162              $ 159,995                $ 574,348
=================================================================================


         Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants; new water mains and customer service lines; rehabilitation of existing water mains and hydrants; and water meters. During this five-year period, we received $32,291 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and retired debt in the amount of $83,570, retired $7,262 of preferred stock, and have refunded $21,502 of customer advances for construction. Despite an annual increase in the common dividends declared and paid on our common stock over the past five years, the total common dividends paid in 1999 declined as compared to 1998 due to the exchange of the Consumers Water Company common stock for our common stock.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         During the past five years, we have also expended $102,496 related to the acquisitions of utility systems, primarily water utilities and some wastewater utilities, including the issuance of 1,119,239 shares of common stock. These acquisitions were accounted for as purchases. In March 1999, we completed a merger with Consumers Water Company. On the date of the merger, we issued 20,334,398 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became our wholly-owned subsidiary. The CWC merger has been accounted for as a pooling-of-interests.

         In December 2002, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for net proceeds of $12,118, which was in excess of the book value for these assets. The proceeds were used to pay down short-term debt, and the sale resulted in the recognition in the fourth quarter of 2002 of a gain on the sale of these assets of $5,676 (or an after-tax gain of $3,690 and $0.05 per share). We continue to operate this water system for Ashtabula County under a one-year operating contract that began upon the closing of the sale that should provide over $300 in operating revenues in 2003. The water utility assets sold represents less than 1% of our total assets, and the total number of customers included in the water system sold represents less than 1% of our total customer base. In addition to the operating contract revenues, the interest savings associated with paying off debt with the sale's proceeds will offset the loss of this water system's normal contribution to income. In 1998, CWC's New Hampshire operations were sold under the New Hampshire condemnation statute for $33,728, net of certain closing costs, which was used to pay down long-term debt. Despite these transactions, our strategy continues to be to acquire additional water and wastewater systems, maintain our existing systems, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.

         Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $321,517 of First Mortgage Bonds and obtained other short-term borrowings during the past five years. In September 2000, we sold 2,066,406 shares of common stock in a public offering for net proceeds of $29,689. The proceeds of this offering were used to make an equity contribution to PSW. In 1998, we sold 1,953,125 shares of common stock in a public offering for net proceeds of $25,840. The proceeds of this offering were used to make a $19,000 equity contribution to PSW and to repay short-term debt. At December 31, 2002, we had short-term lines of credit and other credit facilities of $180,000, of which $86,887 was available. Our short-term lines of credit and other credit facilities are either payable on demand or have a 364-day term.

         We offer a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that provides a convenient and economical way to purchase shares of Philadelphia Suburban Corporation. Under the direct stock purchase portion of the Plan, shares are sold throughout the year and the shares are obtained by our transfer agent in the open market. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of original issue shares of common stock with reinvested dividends. As of the December 2002 dividend payment, holders of 17.7% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. During the past five years, we have sold 1,723,140 original issue shares of common stock for net proceeds of $27,110 through the dividend reinvestment portion of the Plan and the proceeds were used to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         In May 2002, Vivendi Environnement, S.A., which through its affiliates (collectively "Vivendi") owned approximately 16.8% of our outstanding common stock, advised us of its decision to sell its investment in PSC. Vivendi announced that its decision was part of its overall strategy to divest non-core assets and focus on other business strategies. In September 2002, in order to facilitate the orderly re-distribution of the shares held by Vivendi into the market, we completed a secondary offering of 9,885,256 shares of PSC common stock held by Vivendi. The number of outstanding shares of common stock was not changed and we did not receive any proceeds as a result of this secondary offering. In addition, in October 2002 we repurchased 1,210,620 shares of PSC common stock representing the remainder of the shares of PSC common stock held by Vivendi. The repurchase of shares was funded with proceeds of $22,000 from a short-term credit facility. It is our current intention to repay these short-term borrowings with proceeds from the issuance of common stock or an instrument convertible into PSC common stock.

         In addition, the Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. Under this authorization, there were no shares repurchased in 2002 and 2001. We repurchased 288,750 shares in 2000 at a net cost of $3,500. As of December 31, 2002, 328,967 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

         As of December 31, 2002, our contractual cash obligations are as follows:


                                                   Payments Due By Period
----------------------------------------------------------------------------------------------------------------
                               2003        2004        2005       2006        2007       Thereafter        Total
----------------------------------------------------------------------------------------------------------------
Long-term debt                $ 34,265    $ 40,423   $ 41,447    $ 17,072    $ 15,953    $ 468,015    $ 617,175
----------------------------------------------------------------------------------------------------------------
Operating leases                 2,003       1,449      1,140         768         587        3,195        9,142
----------------------------------------------------------------------------------------------------------------
Unconditional purchase
   obligations                   7,613       7,599      7,453       7,453       7,934       76,695      114,747
----------------------------------------------------------------------------------------------------------------
Total                           43,881    $ 49,471   $ 50,040    $ 25,293    $ 24,474    $ 547,905    $ 741,064
----------------------------------------------------------------------------------------------------------------


         The amounts reported as long-term debt in the above table represent sinking fund obligations and debt maturities that are due in the periods noted. We lease motor vehicles, buildings, land and other equipment under operating leases that are noncancelable prior to their expiration. The unconditional purchase obligations represent our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. In addition to these obligations, we make refunds on Customers' Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these refund amounts are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         Our planned 2003 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $144,331 of which $62,799 is for DSIC-qualified projects in Pennsylvania and QIPS-qualified projects in Illinois. We have increased our capital spending for infrastructure rehabilitation in response to the DSIC and QIPS and should these infrastructure surcharge mechanisms be discontinued for any reason, which is not anticipated, we would likely reduce our capital program significantly. Our 2003 capital program, along with $34,265 of sinking fund obligations and debt maturities, $9,616 of other contractual cash obligations as presented on the contractual cash obligations table above, is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity and the issuance of new long-term debt.

         Future utility construction in the period 2004 through 2007, including recurring programs, such as the ongoing replacement of water meters, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $500,000. We anticipate that less than one-half of these expenditures will require external financing of debt and the additional issuance of common stock through our dividend reinvestment plan and possible future public equity offerings. We expect to refinance $114,895 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them, including the AquaSource acquisition - see section titled "Impact of AquaSource Acquisition."

         We continue to hold acquisition discussions with several water systems. In general, acquisitions are expected to be financed through the issuance of equity (for the acquisition of some investor-owned systems) or funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or proceeds from equity offerings. For a discussion of our funding plan for the AquaSource acquisition, see section titled "Impact of AquaSource Acquisition."

         Our primary source of liquidity is cash flows from operations, borrowings under various short-term lines of credit and other credit facilities, and advances and contributions in aid of construction. Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief and water consumption. We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term borrowings. Over time, we refinance our short-term borrowings with long-term debt and proceeds from the issuance of common stock. The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings to enable them to secure the capital they will need and to maintain satisfactory debt coverage ratios.

Impact of AquaSource Acquisition
--------------------------------

         We entered into a purchase agreement with DQE, Inc. ("DQE") and AquaSource, Inc. ("AquaSource") dated July 29, 2002, as amended by Amendment No. 1 dated March 4, 2003, pursuant to which we agreed to acquire four operating water and wastewater subsidiaries of AquaSource and assume selected, integrated operating and maintenance contracts and related assets. The purchase agreement

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)



provides for a target cash purchase price of approximately $205 million subject to various adjustments. If the transaction is completed, we will purchase operating utilities, including assets and franchises that serve approximately 130,000 water and wastewater customer accounts in 11 states, and selected water and wastewater operating contracts that serve approximately 40,000 customers in seven of these states. More than 80% of the customers in the businesses we are purchasing are located in Texas, Florida, Virginia and Indiana. The acquisition is subject to certain regulatory approvals, but does not require approval of the shareholders of DQE or PSC. We expect to obtain the requisite regulatory approvals in mid-2003. It is our intention to fund the acquisition at closing with cash from a combination of short-term debt, long-term debt, the issuance of our common stock and/or an instrument convertible into our common stock. The ultimate decision regarding the funding of the acquisition will be based upon market conditions existing at the time the acquisition is consummated.

         If the AquaSource transaction is completed, it is expected to provide approximately $70 million in additional operating revenues on an annual basis, add approximately 300 employees to our workforce, and is anticipated to be accretive to earnings. The acquisition provides an expanded platform from which to extend our growth-through-acquisition strategy of acquiring water and wastewater utility systems that are near or adjacent to our existing service territories. The AquaSource operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency. However, the fragmented nature of the operations will likely result in the ratio of operations and maintenance expenses in relation to operating revenues ("operating expense ratio") being higher than the level that PSC currently achieves with its existing operations. While we intend to implement management systems over time that will provide the ability to control costs and improve efficiencies, the effect of this acquisition will be to increase our overall operating expense ratio. As a result of this planned acquisition, we expect our annual capital expenditure program to increase by approximately $27 million over the existing capital program planned and we believe these expenditures will be financed in a manner consistent with our existing capital program.

Market Risk
-----------

        We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2002, the debt maturities by period and the weighted average interest rate for fixed-rate, long-term debt are as follows:

---------------------------------------------------------------------------------------------------------------
                                                                                                          Fair
                             2003       2004      2005      2006       2007 Thereafter       Total       Value
---------------------------------------------------------------------------------------------------------------
Long-term
   debt (fixed rate)     $ 34,265   $ 40,423  $ 41,447  $ 17,072   $ 15,953  $ 468,015   $ 617,175   $ 660,436
---------------------------------------------------------------------------------------------------------------
Weighted average
   interest rate            6.81%      6.27%     7.12%     6.96%      6.56%      6.51%       6.56%
---------------------------------------------------------------------------------------------------------------



               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the "available for sale" marketable equity securities. As of December 31, 2002, our carrying value of marketable equity securities was $1,336, which reflects the market value of such securities. The market risks to which we are exposed are consistent with the risks to which we were exposed in the prior year.

Capitalization
--------------

         The following table summarizes our capitalization during the past five years:


December 31,                                           2002         2001        2000         1999        1998
--------------------------------------------------------------------------------------------------------------
Long-term debt*                                       55.6%        52.9%       52.4%        53.8%       51.9%
Preferred stock*                                       0.0%         0.1%        0.2%         0.2%        0.4%
Common stockholders' equity                           44.4%        47.0%       47.4%        46.0%       47.7%
--------------------------------------------------------------------------------------------------------------
                                                     100.0%       100.0%      100.0%       100.0%      100.0%
==============================================================================================================

*Includes current portion.


         The changes in the capitalization ratios primarily result from the issuance of common stock over the past five years, and the issuance of debt to finance our acquisitions and capital program and the previously mentioned repurchase of common stock from Vivendi in 2002.

         As a result of our entering into the purchase agreement for AquaSource in July 2002, Standard and Poor's Rating Services ("S&P") placed PSW on Creditwatch with negative implications (see section titled "Impact of AquaSource Acquisition"). The Creditwatch listing reflects concern by S&P, that should we fund the acquisition entirely with debt, PSW's credit rating could change. We anticipate that after the acquisition closes, the Creditwatch listing will be lifted.

Dividends on Common Stock
-------------------------

         We have paid common dividends consecutively for 58 years. In 2002, our Board of Directors authorized an increase of 5.7% in the dividend rate over the amount we previously paid. As a result of this authorization, beginning with the dividend payment in December 2002, the annual dividend rate increased to $0.56 per share. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, after restatement for the 1999 CWC pooling, our common dividends paid have averaged 61.3% of net income.

                          CRITICAL ACCOUNTING POLICIES
                          ----------------------------

         Our financial condition and results of operations are impacted by the methods, assumptions, and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to our financial condition or results of operations, and require estimates or other judgements of matters of uncertainty. Changes in the estimates or other judgements included within these accounting policies could result in a significant change to the financial statements. We believe our most critical accounting policies include revenue recognition, the use of regulatory assets and liabilities as permitted by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," the review for impairment of our long-lived assets which consist primarily of Utility Plant in Service and regulatory assets, and our accounting for pensions and other postretirement benefits.

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

         In accordance with the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review for impairment of our long-lived assets, including Utility Plant in Service. We also review regulatory assets for the continued application of SFAS No. 71. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. In accordance with SFAS No. 71, adjustments to the carrying value of these assets would be made in instances where the inclusion in the rate-making process is unlikely.

         We maintain a qualified defined benefit pension plan and plans that provide for certain postretirement benefits other than pensions. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that we recognize.

         Our discount rate is based on a market rate for a recognized-rating agency's high-quality long-term bond portfolio with durations matching the expected payouts under our retirement plans. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2002 pension expense by $250 and the pension liabilities by $4,700. The present values of PSC's future pension and other postretirement obligations were determined using discount rates of 6.75% at December 31, 2002 and 7.25% at December 31, 2001. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 7.25% for 2002, and will be 6.75% for 2003.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2002 pension expense by $275. For 2002, we used a 9.0% expected return on assets assumption, and will lower this assumption to 8.5% in 2003. Over the last ten years, our pension plan assets have generated an average annual investment return of 8.3%. Although those returns are below the long-term assumption, this measurement period includes the three-year period ended December 31, 2002 of declining performance of the equity markets. For the seven-year period ended December 31, 1999, prior to this adverse investment climate, the average annual investment return on PSC's pension plan assets was 14.8%. The expected return on assets is based on a targeted allocation of 65% equities and 35% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation.

         During 2002, the fair market value of our pension plan assets declined due to negative equity market performance and our discount rate decreased resulting in an increase in pension liabilities. As a result we recorded an additional minimum liability of $4,731 on our consolidated balance sheet as of December 31, 2002. The additional minimum liability equaled the excess of the accumulated benefit obligation over the fair value of plan assets and resulted in the establishment of a regulatory asset, as we anticipate recovery of the future, increased pension expense through customer rates. Although the additional minimum liability did not impact net income or cash flow in 2002, in future years, our pension expense and cash funding requirements are anticipated to increase as a result of the decline in plan assets and the discount rate. Our required pension contribution in 2003 is anticipated to approximate $1,600. We expect our required pension contribution to increase in 2004 as compared to 2003, and may even increase in 2005 as well, depending on the future performance of our pension assets. We expect future changes in the amount of contributions and expense recognized will be properly included in customer rates.


                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS
                   ------------------------------------------

         In July 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. When the liability is initially recognized, the carrying amount of the related long-lived asset is increased by the same amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we may settle the obligation for its recorded amount, or an alternative amount, thereby incurring a gain or loss upon settlement. We intend to adopt this statement as required in 2003. We are currently evaluating the provisions of this statement and have not yet determined the effect of adoption on our results of operations or financial position.

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

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


         In April 2002, the FASB approved SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, rescinds SFAS No. 4, which required all gains and losses from the extinguishment of debt to be classified as an extraordinary item and amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement is not expected to have an impact on our results of operations or financial position.

         In June 2002, the FASB approved SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces the previous accounting guidance provided in Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We believe this statement will not have a material impact on our results of operations and financial position.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, 57 and 107 and rescission of SFAS No. 34. This interpretation clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies" relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the interpretation are effective for financial statements of periods ending after December 15, 2002. We have adopted the disclosure provisions of the interpretation for the year ended December 31, 2002 and it did not have an impact on our disclosures. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. We are currently evaluating the provisions of this interpretation to determine the impact of adoption.

         In December 2002, the FASB approved SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted SFAS No. 148 for the year ended December 31, 2002 as required and it did not have an impact on our results of operations or financial position.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES


                              Report of Management


         The consolidated financial statements and related information for the years ended December 31, 2002, 2001 and 2000 were prepared by management in accordance with accounting principles generally accepted in the United States of America and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

         The Company has an internal accounting control structure designed to provide reasonable assurance that assets are safeguarded and that transactions are properly authorized and recorded in accordance with established policies and procedures. The internal control structure is supported by the selection and training of qualified personnel, the delegation of management authority and responsibility, dissemination of policies and procedures and periodic reviews by our internal audit director.

         The Company's independent accountants, PricewaterhouseCoopers LLP, provide an independent review of management's reporting of results of operations and financial condition. PricewaterhouseCoopers has audited the financial statements by conducting tests as they deemed appropriate and their report follows.

         The Audit Committee of the Board of Directors selects and evaluates the Company's independent accountants and reviews the scope and results of their audits. The Audit Committee also reviews the integrity of the Company's financial reporting process, system of internal controls and other significant financial matters. The Audit Committee meets regularly with management, our internal audit director and the independent accountants. The Audit Committee held three meetings in 2002.



/s/ Nicholas DeBenedictis                          /s/ David P. Smeltzer

 Nicholas DeBenedictis                                David P. Smeltzer
      Chairman &                              Senior Vice President - Finance
      President

                        Report of Independent Accountants


To the Board of Directors and Stockholders of Philadelphia Suburban Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization and of cash flow present fairly, in all material respects, the financial position of Philadelphia Suburban Corporation and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, PA
January 31, 2003

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 2002, 2001 and 2000



                                                                               2002            2001           2000
                                                                       -----------------------------------------------

Operating revenues                                                           $ 322,028      $ 307,280       $ 274,014
Costs and expenses:
    Operations and maintenance                                                 117,735        111,885         101,741
    Depreciation                                                                41,424         37,979          32,271
    Amortization                                                                 2,898          2,189           1,829
    Taxes other than income taxes                                               19,467         20,887          22,520
    Recovery of restructuring costs                                                  -              -          (1,136)
                                                                       -----------------------------------------------
                                                                               181,524        172,940         157,225

Operating income                                                               140,504        134,340         116,789
Other expense (income):
    Interest expense, net                                                       40,396         39,859          40,360
    Allowance for funds used during construction                                (1,389)        (1,222)         (2,688)
    Gain on sale of water system                                                (5,676)             -               -
    Gain on sale of other assets                                                (2,079)        (3,384)         (5,076)
    Recovery of merger transaction costs                                             -              -          (2,905)
    Minority interest                                                                -              -             103
                                                                       -----------------------------------------------
Income before income taxes                                                     109,252         99,087          86,995
Provision for income taxes                                                      42,046         38,976          34,105
                                                                       -----------------------------------------------
Net income                                                                      67,206         60,111          52,890
Dividends on preferred stock                                                        52            106             106
                                                                       -----------------------------------------------
Net income available to common stock                                          $ 67,154       $ 60,005        $ 52,784
                                                                       ===============================================

Net income                                                                    $ 67,206       $ 60,111        $ 52,890
Other comprehensive income (loss), net of tax:
    Unrealized gains on securities                                                 104             39             908
    Reclassification adjustment for gains reported in net income                  (767)          (239)         (2,002)
                                                                       -----------------------------------------------
                                                                                  (663)          (200)         (1,094)

                                                                       -----------------------------------------------
Comprehensive income                                                          $ 66,543       $ 59,911        $ 51,796
                                                                       ===============================================

Net income per common share:
    Basic                                                                       $ 0.98         $ 0.88          $ 0.82
                                                                       ===============================================
    Diluted                                                                     $ 0.97         $ 0.87          $ 0.81
                                                                       ===============================================
Average common shares outstanding during the period:
    Basic                                                                       68,539         67,873          64,759
                                                                       ===============================================
    Diluted                                                                     69,231         68,755          65,414
                                                                       ===============================================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 2002 and 2001


                                                                                           2002           2001
                                                                                      ------------------------------
                                       Assets
Property, plant and equipment, at cost                                                   $ 1,836,892    $ 1,677,061
Less accumulated depreciation                                                                346,051        308,946
                                                                                      ------------------------------
    Net property, plant and equipment                                                      1,490,841      1,368,115
                                                                                      ------------------------------

Current assets:
    Cash and cash equivalents                                                                  5,915          1,010
    Accounts receivable and unbilled revenues, net                                            57,680         56,331
    Inventory, materials and supplies                                                          4,555          4,446
    Prepayments and other current assets                                                       2,758          2,854
                                                                                      ------------------------------
    Total current assets                                                                      70,908         64,641
                                                                                      ------------------------------

Regulatory assets                                                                             88,175         79,669
Deferred charges and other assets, net                                                        23,391         22,915
Funds restricted for construction activity                                                    43,754         19,768
                                                                                      ------------------------------
                                                                                         $ 1,717,069    $ 1,555,108
                                                                                      ==============================
                   Liabilities and Stockholders' Equity
Stockholders' equity:
    Common stock at $.50 par value, authorized 100,000,000 shares,
         issued 70,067,784 and 69,300,346 in 2002 and 2001                                  $ 35,034       $ 34,650
    Capital in excess of par value                                                           317,871        304,039
    Retained earnings                                                                        180,047        149,682
    Minority interest                                                                            503            787
    Treasury stock, at cost, 2,151,350 and 913,877 shares in 2002 and 2001                   (40,421)       (17,167)
    Accumulated other comprehensive income                                                        63            726
                                                                                      ------------------------------
    Total stockholders' equity                                                               493,097        472,717
                                                                                      ------------------------------

6.05% Series B cumulative preferred stock                                                        172          1,116
Long-term debt, excluding current portion                                                    582,910        516,520
Commitments                                                                                        -              -

Current liabilities:
    Current portion of long-term debt                                                         34,265         14,935
    Loans payable                                                                            115,113        109,668
    Accounts payable                                                                          31,058         27,667
    Accrued interest                                                                           9,269          8,302
    Accrued taxes                                                                             14,500         17,634
    Other accrued liabilities                                                                 22,326         19,198
                                                                                      ------------------------------
    Total current liabilities                                                                226,531        197,404
                                                                                      ------------------------------

Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                         187,300        167,577
    Customers' advances for construction                                                      69,790         59,886
    Other                                                                                     13,330          9,204
                                                                                      ------------------------------
    Total deferred credits and other liabilities                                             270,420        236,667
                                                                                      ------------------------------

Contributions in aid of construction                                                         143,939        130,684
                                                                                      ------------------------------
                                                                                         $ 1,717,069    $ 1,555,108
                                                                                      ==============================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 2002 and 2001


                                                                                          2002            2001
                                                                                     -------------------------------

Stockholders' equity:
     Common stock, $.50 par value                                                           $ 35,034       $ 34,650
     Capital in excess of par value                                                          317,871        304,039
     Retained earnings                                                                       180,047        149,682
     Minority interest                                                                           503            787
     Treasury stock, at cost                                                                 (40,421)       (17,167)
     Accumulated other comprehensive income                                                       63            726
                                                                                     -------------------------------
Total stockholders' equity                                                                   493,097        472,717
                                                                                     -------------------------------

6.05% Series B cumulative preferred stock                                                        172          1,116

Long-term debt:
First Mortgage Bonds secured by utility plant:
     Interest Rate Range
        0.00% to  2.49%                                                                       18,009          8,325
        2.50% to  2.99%                                                                       14,052              -
        3.00% to  3.49%                                                                        4,733              -
        3.50% to  3.99%                                                                        3,200              -
        4.00% to  4.99%                                                                        8,135          9,023
        5.00% to  5.49%                                                                       90,955         50,545
        5.50% to  5.99%                                                                       86,260         30,660
        6.00% to  6.49%                                                                      126,360        160,525
        6.50% to  6.99%                                                                       52,000         55,200
        7.00% to  7.49%                                                                       58,000         60,000
        7.50% to  7.99%                                                                       23,000         23,000
        8.00% to  8.49%                                                                       17,497         17,595
        8.50% to  8.99%                                                                        9,000          9,000
        9.00% to  9.49%                                                                       53,054         53,535
        9.50% to  9.99%                                                                       44,637         46,031
       10.00% to  10.50%                                                                       6,000          6,000
                                                                                     -------------------------------
Total First Mortgage Bonds                                                                   614,892        529,439
Note payable, 6.05%, due 2006                                                                    978            644
Installment note payable, 9%, due in equal annual payments through 2013                        1,305          1,372
                                                                                     -------------------------------
                                                                                             617,175        531,455
Current portion of long-term debt                                                             34,265         14,935
                                                                                     -------------------------------
Long-term debt, excluding current portion                                                    582,910        516,520
                                                                                     -------------------------------
Total capitalization                                                                     $ 1,076,179      $ 990,353
                                                                                     ===============================

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 2002, 2001 and 2000



                                                                                    2002            2001           2000
                                                                               -----------------------------------------------
Cash flows from operating activities:
    Net income                                                                        $ 67,206       $ 60,111        $ 52,890
    Adjustments to reconcile net income to net cash
        flows from operating activities:
        Depreciation and amortization                                                   44,322         40,168          34,100
        Deferred income taxes                                                           18,470         14,935          10,885
        Gain on sale of water system                                                    (5,676)             -               -
        Gain on sale of other assets                                                    (2,079)        (3,384)         (5,076)
        Net increase in receivables, inventory and prepayments                            (742)        (5,295)         (5,531)
        Net increase in payables, accrued interest, accrued taxes
           and other accrued liabilities                                                 1,346          7,045           4,247
        Payment of Competitive Transition Charge                                             -        (11,465)              -
        Other                                                                           (1,287)            50          (4,543)
                                                                               -----------------------------------------------
Net cash flows from operating activities                                               121,560        102,165          86,972
                                                                               -----------------------------------------------
Cash flows from investing activities:
    Property, plant and equipment additions, including allowance for
        funds used during construction of $1,389, $1,222 and $2,688                   (136,164)      (124,088)       (129,740)
    Acquisitions of water and wastewater systems                                        (8,914)        (9,517)         (3,546)
    Net increase in funds restricted for construction activity                         (23,986)       (15,806)         (3,962)
    Net proceeds from the sale of water system                                          12,118              -               -
    Net proceeds from the sale of other assets                                           6,258          5,211           5,896
    Other                                                                                 (362)          (173)         (1,711)
                                                                               -----------------------------------------------
Net cash flows used in investing activities                                           (151,050)      (144,373)       (133,063)
                                                                               -----------------------------------------------
Cash flows from financing activities:
    Customers' advances and contributions in aid of construction                        10,266          5,175           7,603
    Repayments of customers' advances                                                   (5,070)        (4,652)         (4,642)
    Net proceeds (repayments) of short-term debt                                         5,445          8,385         (14,075)
    Proceeds from long-term debt                                                       119,350         64,024          67,791
    Repayments of long-term debt                                                       (43,279)        (8,498)        (13,289)
    Redemption of preferred stock                                                         (944)          (644)              -
    Proceeds from issuing common stock                                                  10,611         13,522          37,190
    Repurchase of common stock                                                         (24,109)        (2,493)         (4,383)
    Dividends paid on preferred stock                                                      (52)          (106)           (106)
    Dividends paid on common stock                                                     (36,789)       (34,234)        (30,406)
    Other                                                                               (1,034)        (1,348)           (163)
                                                                               -----------------------------------------------
Net cash flows from financing activities                                                34,395         39,131          45,520
                                                                               -----------------------------------------------

Net increase (decrease) in cash and cash equivalents                                     4,905         (3,077)           (571)
Cash and cash equivalents at beginning of year                                           1,010          4,087           4,658
                                                                               -----------------------------------------------
Cash and cash equivalents at end of year                                               $ 5,915        $ 1,010         $ 4,087
                                                                               ===============================================
Cash paid during the year for:
    Interest, net of amounts capitalized                                              $ 38,040       $ 38,637        $ 36,507
                                                                               ===============================================
    Income taxes                                                                      $ 24,165       $ 19,388        $ 23,008
                                                                               ===============================================

See Summary of Significant Accounting Policies-Customers' Advances for Construction, Acquisitions and
    Employee Stock and and Incentive Plans footnotes for description of non-cash activities.

See accompanying notes to consolidated financial statements.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies
------------------------------------------

Nature of Operations - Philadelphia Suburban Corporation (the "Company" or "PSC") is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, Illinois, New Jersey, Maine and North Carolina. Our two primary subsidiaries are Pennsylvania Suburban Water Company ("PSW"), a regulated public utility that provides water and wastewater service to customers in the suburban areas north and west of the City of Philadelphia and in 18 other counties in Pennsylvania, and Consumers Water Company ("CWC"), a holding company for several regulated public utility companies that provide water or wastewater service to customers in Ohio, Illinois, New Jersey and Maine. Our subsidiaries serve 583,750 water customers. Some of our subsidiaries provide wastewater services to 21,724 customers in Pennsylvania, Illinois, New Jersey and North Carolina. In addition, the Company provides water and wastewater service to 21,312 customers through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories.

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

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Nonregulated revenues are recognized when services are performed and are primarily associated with operating and maintenance contracts and data processing service fees. Nonregulated revenues totaled $7,190 in 2002, $7,092 in 2001 and $6,369 in 2000.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2002, utility plant includes a net credit acquisition adjustment of $6,210, which is being amortized over 20 to 40 years. Consistent with the Company's rate settlements, $633 was amortized during 2002, $545 was amortized during 2001 and $541 was amortized during 2000.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation.

         The straight-line remaining life method is used to compute depreciation on utility plant. Generally, the straight-line method is used with respect to transportation and mechanical equipment, office equipment and laboratory equipment.

         In accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the long-lived assets of the Company, which consist primarily of Utility Plant in Service and regulatory assets, have been reviewed for impairment. There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of these assets.

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2002, 2001 and 2000 was $9, $0 and $334 respectively. No interest was capitalized by our nonregulated businesses.

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

Income Taxes - The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse the Company for its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $17,271, $10,196 and $6,060 in 2002, 2001 and 2000.

Contributions in Aid of Construction - Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies - Inventories are stated at cost. Cost is determined using the first-in, first-out method.

Stock-Based Compensation - The Company accounts for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense related to granting of stock options has been recognized in the financial statements for stock options that have been granted. Pursuant to the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, pro forma net income available to common stock and earnings per share are presented in the following table as if compensation cost for stock options was determined as of the grant date under the fair value method:

                                                          Years Ended December 31,
                                                    -------------------------------------
                                                      2002          2001          2000
                                                    -------------------------------------
Net income available to common stock:
    As reported                                      $ 67,154      $ 60,005     $ 52,784
    Less: pro forma expense related to stock
        options granted, net of tax effects            (1,268)         (931)        (767)
                                                    -------------------------------------
    Pro forma                                        $ 65,886      $ 59,074     $ 52,017
                                                    =====================================
Basic net income per share:
    As reported                                        $ 0.98        $ 0.88       $ 0.82
    Pro forma                                            0.96          0.87         0.80
Diluted net income per share:
    As reported                                        $ 0.97        $ 0.87       $ 0.81
    Pro forma                                            0.95          0.86         0.80


         The per share weighted-average fair value at the date of grant for stock options granted during 2002, 2001 and 2000 was $6.44, $5.58 and $2.82 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                          2002           2001         2000
                                                         -----------------------------------
Expected life (years)                                      5.5           5.2           10
Interest rate                                              4.9%          5.0%         6.4%
Volatility                                                34.2%         32.7%        21.1%
Dividend yield                                             2.6%          2.6%         3.9%

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

Recent Accounting Pronouncements -In July 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. When the liability is initially recognized, the carrying amount of the related long-lived asset is increased by the same amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company may settle the obligation for its recorded amount, or an alternative amount, thereby incurring a gain or loss upon settlement. The Company intends to adopt this statement as required in 2003. The Company is currently evaluating the provisions of this statement and has not yet determined the effect of adoption on its results of operations or financial position.

         In August 2001, the FASB approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The Company adopted SFAS No. 144 on January 1, 2002 as required and it did not have a material impact on the Company's results of operations or financial position.

         In April 2002, the FASB approved SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, rescinds SFAS No. 4, which required all gains and losses from the extinguishment of debt to be classified as an extraordinary item and amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This statement is not expected to have an impact on the Company's results of operations or financial position.

         In June 2002, the FASB approved SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces the previous accounting guidance provided in Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company believes this statement will not have a material impact on our results of operations and financial position.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, 57 and 107 and rescission of SFAS No. 34. This interpretation clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies" relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the interpretation are effective for financial statements of periods ending after December 15, 2002. We have adopted

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


the disclosure provisions of the interpretation for the year ended December 31, 2002 and it did not have an impact on our disclosures. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company is currently evaluating the provisions of this interpretation to determine the impact of adoption.

         In December 2002, the FASB approved SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted SFAS No. 148 for the year ended December 31, 2002 as required and it did not have an impact on the Company's results of operations or financial position.

Acquisitions
------------

         PSC entered into a purchase agreement with DQE, Inc. ("DQE") and AquaSource, Inc. ("AquaSource") dated July 29, 2002, as amended by Amendment No. 1 dated March 4, 2003, pursuant to which PSC agreed to acquire four operating water and wastewater subsidiaries of AquaSource and assume selected, integrated operating and maintenance contracts and related assets. The purchase agreement provides for a target cash purchase price of approximately $205 million subject to various adjustments. If the transaction is completed, PSC will purchase operating utilities, including assets and franchises that serve approximately 130,000 water and wastewater customer accounts in 11 states, and selected water and wastewater operating contracts that serve approximately 40,000 customers in seven of these states. Over 80% of the customers in the businesses PSC is purchasing are located in Texas, Florida, Virginia and Indiana. The acquisition is subject to certain regulatory approvals, but does not require approval of the shareholders of DQE or PSC. The Company expects to obtain the requisite regulatory approvals in mid-2003. The Company intends to fund the acquisition at closing with cash from a combination of short-term debt, long-term debt, the issuance of our common stock and/or an instrument convertible into PSC common stock. The ultimate decision regarding the funding of the acquisition will be based upon market conditions existing at the time the acquisition is consummated.

         During 2002, the Company completed 25 acquisitions or other growth ventures in the various states in which the Company operates. The total purchase price of $11,659 for the systems acquired in 2002 consisted of $8,914 in cash and the issuance of 143,091 shares of the Company's common stock. The increase in annual revenues resulting from the acquired systems approximate $3,180 (unaudited) and operating revenues included in the consolidated financial statements during the period owned by the Company was $1,341.

         During 2001, the Company completed 20 acquisitions or other growth ventures in the various states. The total purchase price of $14,878 for the systems acquired in 2001 consisted of $9,517 in cash and the issuance of 331,710 shares of the Company's common stock. Operating revenues included in the consolidated financial statements related to the systems acquired in 2001 were $4,736 in 2002 and $3,432 in 2001.

         During 2000, the Company completed 18 acquisitions or other growth ventures including the Company's entry into a sixth state, North Carolina. The total purchase price of $11,840 for the systems acquired in 2000 consisted of $3,546 in cash and the issuance of 578,813 shares of the Company's common stock. Operating revenues included in the consolidated financial statements related to the systems acquired in 2000 were $2,681 in 2002, $2,623 in 2001 and $394 in 2000.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         On February 4, 2003, the Company entered into a mutual termination agreement with Pennichuck Corporation terminating PSC's planned acquisition of Pennichuck Corporation, which was originally announced in April 2002. The mutual decision to terminate the merger agreement was in response to a recent referendum of the City of Nashua, New Hampshire, authorizing Nashua to pursue the acquisition, by an eminent domain proceeding or otherwise, of all or a portion of Pennichuck Corporation's water works system. As a result of the recent events, both PSC and Pennichuck Corporation concluded that the termination of the merger agreement was in the best interests of both companies.

Disposition
-----------

         In December 2002, as a result of the settlement of a condemnation action, the Company's Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for $12,118, net of certain closing costs. The sale was in excess of the book value for these assets and the sale generated a gain of $5,676 (or an after-tax gain of $3,690 and $0.05 per share) recorded in the fourth quarter of 2002. We continue to operate this water system for Ashtabula County under a one-year operating contract that began upon the closing of the sale. The water utility assets sold represent less than 1% of our total assets, and the total number of customers included in the water system sold represents less than 1% of our total customer base.

Property, Plant and Equipment
-----------------------------

                                                                   December 31,
                                                         --------------------------------      Approximate range
                                                              2002            2001            of remaining lives
                                                         --------------------------------  ------------------------

Utility plant and equipment:
     Mains and accessories                                     $ 815,066       $ 739,208       50 to 85 years
     Services, hydrants, treatment
          plants and reservoirs                                  432,564         372,328       16 to 58 years
     Operations structures and water tanks                       140,211         129,898       14 to 61 years
     Miscellaneous pumping and
          purification equipment                                 182,415         175,072       12 to 50 years
     Meters, data processing, transportation
          and operating equipment                                194,073         163,387        5 to 50 years
     Land, intangibles and other
          non-depreciable assets                                  45,692          42,895              -
                                                         --------------------------------
Utility Plant and equipment                                    1,810,021       1,622,788
Utility construction work in progress                             23,964          51,531              -
Non-utility plant and equipment                                    2,907           2,742        2 to 40 years
                                                         --------------------------------
Total property, plant and equipment                           $1,836,892      $1,677,061
                                                         ================================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Accounts Receivable
-------------------
                                                         December 31,
                                                  ----------------------------
                                                      2002          2001
                                                  ----------------------------

Billed utility revenue                                 $ 34,733      $ 33,476
Unbilled utility revenue                                 26,007        23,493
Other                                                       520         1,844
                                                  ----------------------------
                                                         61,260        58,813
Less allowance for doubtful accounts                      3,580         2,482
                                                  ----------------------------
Net accounts receivable                                $ 57,680      $ 56,331
                                                  ============================




         The Company's customers are located in the following states: 66% in Pennsylvania, 14% in Ohio, 10% in Illinois, 6% in New Jersey, 3% in Maine and 1% in North Carolina. No single customer accounted for more than one percent of the Company's operating revenues during the years ended December 31, 2002, 2001 or 2000. The following table summarizes the changes in the Company's allowance for doubtful accounts:



                                                            2002          2001          2000
                                                        ------------------------------------------

 Balance at January 1,                                        $ 2,482       $ 1,907       $ 1,309
 Amounts charged to expense                                     3,182         2,557         1,884
 Accounts written off                                          (2,375)       (2,179)       (1,377)
 Recoveries of accounts written off                               291           197            91
                                                        ------------------------------------------
 Balance at December 31,                                      $ 3,580       $ 2,482       $ 1,907
                                                        ==========================================



Regulatory Assets and Liabilities
---------------------------------

         The regulatory assets represent costs that are expected to be fully recovered in future rates while regulatory liabilities represent amounts that are expected to be refunded to customers in future rates. Except for income taxes and the competitive transition charge payment, regulatory assets and regulatory liabilities are excluded from the Company's rate base and do not earn a return. The components of regulatory assets and (liabilities) are as follows:


                                                         December 31,
                                                 -----------------------------
                                                           2002     2001
                                                 -----------------------------
Income taxes, asset                                    $ 67,658      $ 64,764
Income taxes, liability                                  (3,574)       (3,684)
CTC payment                                               9,172        10,319
Postretirement benefits                                   8,334         1,374
Merger Costs                                              3,229         3,759
Water tank painting                                       2,114         2,088
Rate case filing expenses & other                         1,242         1,049
                                                 -----------------------------
                                                       $ 88,175      $ 79,669
                                                 =============================


         Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The regulatory asset associated with the Competitive Transition Charge payment represents the full payoff in 2001, net of amortization, of the allocable share of a Competitive Transition Charge ("CTC") as negotiated by PSW from its electric distribution company, PECO Energy Company. The Pennsylvania Electricity Generation Customer Choice and Competition Act permitted electric distribution utilities to recover their stranded costs from its customers in the form of a CTC. Rate recovery of the $11,465 CTC payment began in 2000 and is expected to

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


conclude in 2010. Postretirement benefits include pension and other postretirement benefits. The pension costs include deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required, and in addition includes an additional minimum liability for pensions as a result of a decline in the fair market value of plan assets and a decline in the discount rate assumed for pension obligations. The additional minimum liability equals the excess of the accumulated benefit obligation over the fair value of plan assets. The regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates. The regulatory asset related to the recovery of merger costs represents the portion of the CWC merger costs that will be recovered in rates as a result of a rate settlement in 2000 and is being amortized over the recovery period. Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process. The regulatory asset related to rate case filing expenses represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to three years.

Income Taxes
------------

         The provision for income taxes consists of:



                                            Years Ended December 31,
                                   --------------------------------------------
                                        2002          2001           2000
                                   --------------------------------------------
Current:
  Federal                                $ 16,619      $ 18,935       $ 19,888
  State                                     6,647         5,106          4,900
                                   --------------------------------------------

                                           23,266        24,041         24,788
                                   --------------------------------------------
Deferred:
  Federal                                  17,921        13,048          8,371
  State                                       859         1,887            946
                                   --------------------------------------------

                                           18,780        14,935          9,317
                                   --------------------------------------------
Total tax expense                        $ 42,046      $ 38,976       $ 34,105
                                   ============================================


         The statutory Federal tax rate is 35% and the state corporate net income tax rates range from 7.18% to 9.99% for all years presented. The Company's Federal income tax returns for all years through 1999 have been closed.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

                                                                      Years Ended December 31,
                                                             -------------------------------------------
                                                                  2002          2001          2000
                                                             -------------------------------------------

Computed Federal tax expense at statutory rate                     $ 38,238      $ 34,680      $ 30,448
Increase in tax expense for depreciation expense
   to be recovered in future rates                                      558           452           353
Merger transaction costs                                               (680)            -           120
Charitable contribution                                                 (98)            -           (83)
Deduction for PSC common dividends paid under
   employee benefit plan                                               (207)            -             -
Amortization of deferred investment tax credits                        (283)         (276)         (287)
Prior year rate reductions                                             (315)         (322)         (311)
State income taxes, net of federal tax benefit                        4,879         4,545         3,799
Other, net                                                              (46)         (103)           66
                                                             -------------------------------------------
Actual income tax expense                                          $ 42,046      $ 38,976      $ 34,105
                                                             ===========================================




         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                  December 31,
                                                        -------------------------------
                                                             2002            2001
                                                        -------------------------------
Deferred tax assets:
  Customers' advances for construction                        $ 17,787        $ 18,060
  Costs expensed for book not deducted
    for tax, principally accrued expenses
    and bad debt reserves                                        4,015           1,689
  Other                                                              -             290
                                                        -------------------------------
Total gross deferred tax assets                                 21,802          20,039
                                                        -------------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                        177,620         156,332
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                         23,972          23,626
  Deferred investment tax credit                                 6,903           7,219
  Unrealized gain on marketable securities                          83             439
  Other                                                            524               -
                                                        -------------------------------
Total gross deferred tax liabilities                           209,102         187,616
                                                        -------------------------------

Net deferred tax liability                                    $187,300        $167,577
                                                        ===============================

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Commitments
-----------

         The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases are expected to approximate $7,610 through 2007. The Company purchased approximately $7,079, $5,807 and $5,592 of water under these agreements during the years ended December 31, 2002, 2001 and 2000, respectively.

         The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. During the next five years, $3,977 of future minimum lease payments are due: $1,609 in 2003, $1,055 in 2004, $746 in 2005, $374 in 2006 and $193 in 2007. PSW leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2012 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, $394 of lease payments for land, subject to the aforesaid adjustment, are due.

         Rent expense was $2,182, $2,281 and $1,815 for the years ended December 31, 2002, 2001 and 2000, respectively.

Long-term Debt and Loans Payable
--------------------------------

         The Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 2002 and 2001. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of PSW and CWC to declare dividends, in cash or property, or repurchase or otherwise acquire PSW's and CWC's stock. As of December 31, 2002, approximately $252,000 of PSW's and $45,000 of CWC's retained earnings were free of these restrictions. Certain supplemental indentures also prohibit PSW and CWC from making loans to, or purchasing the stock of, the Company.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. The future sinking fund payments and debt maturities of the Company's long-term debt are as follows:


Interest Rate Range                  2003        2004        2005          2006         2007     Thereafter
                              ------------------------------------------------------------------------------
  0.00% to  2.49%                    $ 96       $ 831       $ 836         $ 817        $ 813       $ 14,616
  2.50% to  2.99%                       -         278         287           297          307         12,883
  3.00% to  3.49%                       -         129         132           129          135          4,208
  3.50% to  3.99%                     400         400         400           400          400          1,200
  4.00% to  4.99%                       -           -           -             -            -          8,135
  5.00% to  5.49%                      60          70          70            75           75         90,605
  5.50% to  5.99%                  10,000      10,000           -             -            -         66,260
  6.00% to  6.49%                       -      15,000           -           344          644        111,350
  6.50% to  6.99%                  10,000           -      10,000        10,000       10,000         12,000
  7.00% to  7.49%                  12,000      12,000      28,000         2,000        2,000          2,000
  7.50% to  7.99%                       -           -           -             -            -         23,000
  8.00% to  8.49%                       -           -           -             -            -         17,497
  8.50% to  8.99%                       -           -           -             -            -          9,000
  9.00% to  9.49%                     554         560         567           575          584         51,519
  9.50% to  9.99%                   1,155       1,155       1,155         2,435          995         37,742
  10.00% to  10.50%                     -           -           -             -            -          6,000
                              ------------------------------------------------------------------------------
Total                            $ 34,265    $ 40,423    $ 41,447       $17,072      $15,953      $ 468,015
                              ==============================================================================


         PSW has a five-year $300,000 medium-term note program through December 2004 that provides for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. The notes issued under this program are secured by the Thirty-Third Supplement to the trust indenture relating to PSW's First Mortgage Bonds. In June 2002, PSW issued First Mortgage Bonds through the program of $25,000 5.93% Series due 2012. In October 2001, PSW issued First Mortgage Bonds through the program of $15,000 6.21% Series due 2011. The proceeds from these issuances were used to fund acquisitions, to reduce the balance of PSW's short-term debt and for PSW's ongoing capital program.

         In June 2002, PSW issued $25,000 tax-exempt bonds due in 2032 at a rate of 5.55%. In December 2002, PSW issued $25,000 tax-exempt bonds due in 2032 at a rate of 5.15%. The proceeds from the bonds issued are restricted to funding the costs of certain capital projects. At various times during 2002, PSW and other operating subsidiaries issued notes payable and tax-exempt bonds in aggregate of $47,765 at a weighted average interest rate of 4.32% due at various times ranging from 2007 to 2032. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries, to redeem $26,835 of First Mortgage Bonds of operating subsidiaries ranging from 3.75% to 5.6% and redeem PSC preferred stock of $944. As of December 31, 2002, the Trustees for five issues held $43,754 pending completion of the projects financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity. In connection with acquisitions completed in 2002, $6,313 of long-term debt was assumed as a result of acquisitions at an interest rate of 1% due in various years.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         In September 2001, one of CWC's operating subsidiaries issued $12,000 of tax-exempt bonds due in 2031 at a rate of 5.00%. In November 2001, PSW issued $30,000 in First Mortgage Bonds 5.35% Series due 2031 as security for an equal amount of Bonds issued by the Delaware County Industrial Development Authority. The proceeds from these bonds are restricted to funding the costs of certain capital projects. At various times during 2001, PSW and other operating subsidiaries issued notes payable in aggregate of $6,725 at a weighted average interest rate of 2.8% due at various times in 2006, 2021, 2022 and 2031. The proceeds from the notes payable issued in 2001 were used to reduce a portion of the balance of short-term debt at each of the respective operating subsidiaries, to redeem $2,400 of 9.6% First Mortgage Bonds of one of CWC's operating subsidiaries through an early redemption, and redeem PSC preferred stock of $644. The pro forma weighted cost of long-term debt at December 31, 2002 and 2001 was 6.6% and 7.0%, respectively.

         In October 2002, a 364-day note payable of $22,000 was issued by PSC, the proceeds of which were used to repurchase shares of PSC common stock from Vivendi Environnement, S.A. Interest under this facility is based, at the borrower's option, on either a defined base rate or an adjusted London Interbank Offered Rate corresponding to the interest period selected.

         PSW has a $70,000 364-day revolving credit facility with four banks and CWC has a $20,000 364-day bank revolving credit facility. Funds borrowed under these agreements are classified as loans payable and are used to provide working capital. As of December 31, 2002 and 2001, funds borrowed under the PSW revolving credit agreements were $35,664 and $64,882, respectively, and $12,902 and $13,500 were borrowed under the CWC revolving credit agreement, respectively. Interest under these facilities is based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict the total amount of short-term borrowings of PSW and CWC. A commitment fee ranging from 1/4 to 1/10 of 1% is charged on the unused portion of the revolving credit agreements. The average cost of borrowing under these facilities was 2.3% and 4.5%, and the average borrowing was $63,529 and $60,417, during 2002 and 2001, respectively. The maximum amount outstanding at the end of any one month was $83,836 in 2002 and $78,382 in 2001.

         At December 31, 2002 and 2001, the Company had combined short-term lines of credit of $90,000 and $105,500, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $48,527 and $61,232 during 2002 and 2001, respectively. The maximum amount outstanding at the end of any one month was $75,575 in 2002 and $76,858 in 2001. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2002 and 2001 was 2.8% and 5.2%, respectively.

         Interest income of $287, $367 and $402 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2002, 2001 and 2000, respectively. The total interest cost was $40,683, $40,226 and $40,762 in 2002, 2001 and 2000, including amounts capitalized of $1,389, $1,222 and $2,688, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Fair Value of Financial Instruments
-----------------------------------

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt are as follows:


                                                  December 31,
                                          ----------------------------
                                               2002          2001
                                          ----------------------------

Carrying amount                              $617,175    $ 531,455
Estimated fair value                          660,436      562,740



         The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have a carrying value of $69,790 and $59,886 at December 31, 2002 and 2001, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Preferred Stock
---------------

         At December 31, 2002, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. In 1996, the Company issued all of the 6.05% Series B Preferred Stock in connection with an acquisition. The Series B Preferred Stock is recorded on the balance sheet at its liquidation value of $100 per share. Dividends on the Series B Preferred Stock are cumulative and payable quarterly. PSC is not permitted to pay dividends on common stock unless provision has been made for payment of the dividends on the Series B Preferred Stock. Under the provisions of this issue, the holders may require the Company to redeem their shares, in whole or in part, at the liquidation value beginning December 1, 1998 and the Company may elect to redeem up to 20% of this issue each year beginning December 1, 2001 and, at the holders' option, this redemption may be made in cash or through the issuance of debt with a five-year maturity at an interest rate of 6.05% per annum. As of December 31, 2002, the Company has provided for all dividends accrued on the Series B Preferred Stock. At various times since 1999, an aggregate of 30,480 shares of Series B Preferred Stock were redeemed at the liquidation value of $100 per share, including 9,440 shares in 2002.

Stockholders' Equity
--------------------

         At December 31, 2002, the Company had 100,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2002, 2001 and 2000 were 67,916,434, 68,386,469 and 67,094,905, respectively. Treasury shares held at December 31, 2002, 2001 and 2000 were 2,151,350, 913,877 and
844,376, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The following table summarizes the activity of common stockholders' equity:


                                                                                              Accumulated
                                                                   Capital in                    Other
                                             Common    Treasury    excess of     Retained   Comprehensive
                                             stock      stock      par value     earnings       Income         Total
                                         --------------------------------------------------------------------------------
Balance at December 31, 1999                $ 20,814    $ (11,270)    $251,440     $101,533         $ 2,020     $364,537
Net income                                         -            -            -       52,784               -       52,784
Other comprehensive income,
   net of income tax of $489                       -            -            -            -             908          908
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $1,375                     -            -            -            -          (2,002)      (2,002)
Dividends                                          -            -            -      (30,406)              -      (30,406)
Stock split                                    5,319            -       (5,319)           -               -            -
Stock issued for acquisitions                    228            -        8,067            -               -        8,295
Sale of stock                                    803          307       34,318            -               -       35,428
Repurchase of stock                                -       (4,383)           -            -               -       (4,383)
Equity Compensation Plan                          12            -          545            -               -          557
Exercise of stock options                         84            -        1,677            -               -        1,761
Employee stock plans tax benefits                  -            -          285            -               -          285
                                         --------------------------------------------------------------------------------
Balance at December 31, 2000                  27,260      (15,346)     291,013      123,911             926      427,764
                                         --------------------------------------------------------------------------------
Net income                                         -            -            -       60,005               -       60,005
Other comprehensive income,
   net of income tax of $19                        -            -            -            -              39           39
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $127                       -            -            -            -            (239)        (239)
Dividends                                          -            -            -      (34,234)              -      (34,234)
Stock split                                    6,829            -       (6,829)           -               -            -
Stock issued for acquisitions                    133            -        5,228            -               -        5,361
Sale of stock                                    128          672        5,783            -               -        6,583
Repurchase of stock                                -       (2,493)           -            -               -       (2,493)
Equity Compensation Plan                           3            -          141            -               -          144
Exercise of stock options                        297            -        6,642            -               -        6,939
Employee stock plans tax benefits                  -            -        2,061            -               -        2,061
                                         --------------------------------------------------------------------------------
Balance at December 31, 2001                  34,650      (17,167)     304,039      149,682             726      471,930
                                         --------------------------------------------------------------------------------
Net income                                         -            -            -       67,154               -       67,154
Other comprehensive income,
   net of income tax of $56                        -            -            -            -             104          104
Reclassification adjustment for
   gains reported in net income,
   net of income tax of ($412)                     -            -            -            -            (767)        (767)
Dividends                                          -            -            -      (36,789)              -      (36,789)
Stock issued for acquisitions                     71            -        2,674            -               -        2,745
Sale of stock                                    161          855        6,220            -               -        7,236
Repurchase of stock                                -      (24,109)           -            -               -      (24,109)
Equity Compensation Plan                          15            -          598            -               -          613
Exercise of stock options                        137            -        3,237            -               -        3,374
Employee stock plans tax benefits                  -            -        1,103            -               -        1,103
                                         --------------------------------------------------------------------------------
Balance at December 31, 2002                $ 35,034    $ (40,421)    $317,871     $180,047            $ 63     $492,594
                                         ================================================================================


               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         In May 2002, Vivendi Environnement, S.A., which through its affiliates (collectively "Vivendi") owned approximately 16.8% of our outstanding common stock, advised the Company of their decision to sell its investment in PSC. Vivendi announced that its decision was part of its overall strategy to divest non-core assets and focus on other business strategies. In September 2002, in order to facilitate the orderly re-distribution of the shares held by Vivendi into the market, the Company completed a secondary offering of 9,885,256 shares of PSC common stock held by Vivendi. The number of outstanding shares of common stock was not changed and the Company did not receive any proceeds as a result of this secondary offering. In addition, in October 2002 the Company repurchased 1,210,620 shares of PSC common stock representing the remainder of the shares of PSC common stock held by Vivendi. The repurchase of shares was funded with proceeds of $22,000 from a short-term credit facility. It is the Company's current intention to repay these short-term borrowings with proceeds from the issuance of common stock or an instrument convertible into PSC common stock.

         In addition, the Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. Under this authorization, there were no shares repurchased in 2002 and 2001. During 2000, 288,750 shares were repurchased at a net cost of $3,500. As of December 31, 2002, 328,967 shares remain available for purchase by the Company.

         The Company has a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that allows reinvested dividends to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price and the shares are purchased by the Company's transfer agent in the open-market at least weekly. During 2002, 2001 and 2000, under the dividend reinvestment portion of the Plan, 321,667, 303,906 and 419,766 original issue shares of common stock were sold providing the Company with proceeds of $6,407, $5,980 and $5,482, respectively.

         In September 2000, the Company issued 2,066,406 shares of common stock through a public offering, providing net proceeds of $29,689 which were used to make an equity contribution to PSW. PSW used the contribution from the Company to reduce the balance of its revolving credit loan.

         The Company has a shelf registration statement on file with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock for acquisitions. During 2002, 2001 and 2000, 143,091, 331,710 and 578,813 shares of common stock totaling $2,745, $5,361 and $8,295, respectively, were issued to acquire water and wastewater systems. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

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

                                                            Years ended December 31,
                                                        ---------------------------------
                                                           2002         2001       2000
                                                        ---------------------------------
Average common shares outstanding during
   the period for Basic computation                        68,539     67,873      64,759
Dilutive effect of employee stock options                     692        882         655
                                                        ---------------------------------
Average common shares outstanding during
   the period for Diluted computation                      69,231     68,755      65,414
                                                        =================================


         Equity per common share was $7.25 and $6.90 at December 31, 2002 and 2001, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

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

Employee Stock and Incentive Plans
----------------------------------

         Under the 1994 Equity Compensation Plan ("1994 Plan"), as amended and restated effective March 3, 1998, the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors ("Board"). In November 1998, the Shareholders authorized an increase to the number of shares from 1,900,000 shares to 2,900,000 shares of common stock for issuance under the 1994 Plan. The maximum number of shares that may be subject to grants under the 1994 Plan to any one individual in any one year is 150,000. Awards under this plan are made by a committee of the Board of Directors.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Options under the 1994 plan, as well as the earlier 1988 Stock Option Plan were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The following table summarizes stock option transactions for the two plans:

                                                          As of or For the Years Ended December 31,
                                       ----------------------------------------------------------------------------------------
                                           2002                          2001                           2000
                                       ----------------------------  ----------------------------   ---------------------------
                                                        Weighted                      Weighted                      Weighted
                                                         Average                       Average                       Average
                                                        Exercise                      Exercise                      Exercise
                                          Shares          Price         Shares          Price          Shares         Price
                                       ----------------------------  ----------------------------   ---------------------------
Options:
   Outstanding, beginning of year          2,047,810       $ 13.32       2,263,803       $ 10.69       2,005,194       $ 10.12
   Granted                                   494,250         20.80         535,679         19.10         560,609         11.75
   Terminated                                 (6,612)        16.24         (18,183)        12.13         (70,911)        13.17
   Exercised                                (271,342)        12.28        (733,489)         9.39        (231,089)         7.58
                                       ----------------------------  ----------------------------   ---------------------------
   Outstanding, end of year                2,264,106       $ 15.07       2,047,810       $ 13.32       2,263,803       $ 10.69
                                       ============================  ============================   ===========================

   Exercisable, end of year                1,244,386       $ 12.13       1,015,708       $ 10.79       1,295,561        $ 9.21
                                       ============================  ============================   ===========================



         Options exercised during 2002 ranged in price from $5.48 per share to $19.10 per share. At December 31, 2002, 415,322 options under the 1994 Plan were still available for grant. The following table summarizes the price ranges of the options outstanding and options exercisable as of December 31, 2002:

                                       Options Outstanding           Options Exercisable
                     ---------------------------------------     ---------------------------
                                      Weighted     Weighted                      Weighted
                                      Average      Average                       Average
                                     Remaining     Exercise                      Exercise
                         Shares     Life (years)    Price            Shares       Price
                     ---------------------------------------    --------------------------
Range of prices:
   $ 5.48 -  8.99           242,850      3.3       $ 6.49           242,850       $ 6.49
   $ 9.00 -  13.99          837,001      6.7        12.04           662,425        12.13
   $14.00 - 18.99           201,898      5.2        14.17           201,377        14.16
   $19.00 - 19.99           491,106      9.4        19.10           137,734        19.10
   $20.00 - 20.81           491,251      9.5        20.81                 -            -
                     ---------------------------------------    ----------------------------
                          2,264,106      7.2      $ 15.07         1,244,386       $12.13
                     =======================================    ============================



         Under SFAS No. 123 "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", the Company elects to continue to apply the provisions of APB Opinion No. 25 and to provide the pro forma disclosure provisions of this statement. Accordingly, no compensation cost has been recognized in the financial statements for stock options that have been granted. Pursuant to the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, pro forma net income available to common stock and earnings per share are presented in the Summary of Significant Accounting Policies - Stock-Based Compensation as if compensation cost for stock options was determined as of the grant date under the fair value method.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 2002, 2001 and 2000, 29,625, 7,875 and 36,875 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant less payments made by the grantee and is amortized ratably over the restriction period.

Pension Plans and Other Postretirement Benefits
-----------------------------------------------

         The Company maintains a qualified, defined benefit pension plan that covers a majority of its full-time employees. Retirement benefits under the plan are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund the plan annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.

         In addition to providing pension benefits, the Company offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits for eligible retirees and life insurance benefits for certain eligible retirees. The Company funds its gross PBOP cost through various trust accounts.

         The Company's pension expense (credit) includes the following components:


                                                              Years Ended December 31,
                                                     -------------------------------------------
                                                           2002           2001          2000
                                                     -------------------------------------------
Benefits earned during the year                              3,205        $ 2,986       $ 2,553
Interest cost on projected benefit obligation                8,501          8,261         7,612
Expected return on plan assets                              (9,945)       (10,891)      (11,281)
Net amortization and deferral                                  203           (206)       (1,283)
Capitalized costs                                              (66)           (49)          (56)
Rate-regulated adjustment                                        -           (553)        1,403
Special termination benefits                                     -              -            43
                                                     -------------------------------------------
Net pension cost (credit)                                    1,898         $ (452)     $ (1,009)
                                                     ===========================================




         The rate-regulated adjustment set forth above is required for 2001 and 2000 in order to reflect pension expense (credit) for the Company in accordance with the method used in establishing water rates. During 2001 and 2000, the Company instituted early retirement and restructuring programs. These actions resulted in additional termination benefits of $43 in 2000.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The Company's costs for postretirement benefits other than pensions includes the following components:


                                                                Years Ended December 31,
                                                     -------------------------------------------
                                                             2002           2001          2000
                                                     -------------------------------------------
Benefits earned during the year                              $ 840          $ 705         $ 555
Interest cost                                                1,620          1,427         1,267
Expected return on plan assets                                (953)          (947)         (920)
Net amortization and deferral                                  741            567           417
Amortization of regulatory asset                               136            136           208
                                                     -------------------------------------------
Gross PBOP cost                                              2,384          1,888         1,527
Capitalized costs                                             (520)          (475)         (512)
                                                     -------------------------------------------
Net PBOP cost                                              $ 1,864        $ 1,413       $ 1,015
                                                     ===========================================


         The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:

                                                                                                      Other
                                                             Pension Benefits               Postretirement Benefits
                                                       ------------------------------    -------------------------------
                                                           2002            2001              2002             2001
                                                       --------------  --------------    --------------   --------------
Change in benefit obligation:
  Benefit obligation at January 1,                         $ 119,667       $ 110,214          $ 22,317         $ 18,581
  Service cost                                                 3,205           2,986               840              705
  Interest cost                                                8,501           8,261             1,620            1,428
  Plan amendments                                                170               -                 -           (1,205)
  Actuarial loss                                               5,104           3,645             1,574            3,680
  Benefits paid                                               (5,588)         (5,439)             (915)            (872)
                                                       ------------------------------    --------------   --------------
  Benefit obligation at December 31,                         131,059         119,667            25,436           22,317
                                                       ------------------------------    --------------   --------------

Change in plan assets:
  Fair value of plan assets at January 1,                    113,330         123,715            12,216           11,896
  Actual return on plan assets                               (13,369)         (5,001)           (1,168)            (688)
  Employer contributions                                          65              55             2,067            1,880
  Benefits paid                                               (5,588)         (5,439)             (915)            (872)
                                                       ------------------------------    --------------   --------------
  Fair value of plan assets at December 31,                   94,438         113,330            12,200           12,216
                                                       ------------------------------    --------------   --------------

Funded status of plan:
  Funded status at December 31,                               36,621           6,337            13,236           10,101
  Unrecognized actuarial gain (loss)                         (30,471)         (2,051)           (2,839)             854
  Unrecognized prior service cost                             (2,337)         (2,581)              647              704
  Rate-regulated adjustment                                        -            (516)                -                -
  Unrecognized net transition obligation                       1,436           1,645            (8,034)          (8,838)
                                                       ------------------------------    --------------   --------------
  Accrued benefit costs                                      $ 5,249         $ 2,834           $ 3,010          $ 2,821
                                                       ==============================    ==============   ==============

Weighted-average assumptions
  as of December 31,
  Discount rate                                                6.75%           7.25%             6.75%            7.25%
  Expected return on plan assets*                              9.00%           9.00%        6.00-9.00%       6.00-9.00%
  Rate of compensation increase                             4.0-5.0%        4.5-5.5%              4.0%             4.5%



* On January 1, 2003, the Company has changed the pension plans' expected return on plan assets to 8.5%.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by the Company's employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from the Company's actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that the Company recognizes.

         The discount rate is based on a market rate for a recognized-rating agency's high-quality long-term bond portfolio with durations matching the expected payouts under our retirement plans. The Company's pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2002 pension expense by $250 and the pension liabilities by $4,700. The present values of the Company's future pension and other postretirement obligations were determined using discount rates of 6.75% at December 31, 2002 and 7.25% at December 31, 2001. Pension expense under these plans is determined using the discount rate as of the beginning of the year, which was 7.25% for 2002, and will be 6.75% for 2003.

         The Company's expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company's pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2002 pension expense by $275. For 2002, PSC used a 9.0% expected return on assets assumption, and will lower this assumption to 8.5% in 2003. Over the last ten years, the Company's pension plan assets have generated an average annual investment return of 8.3%. Although those returns are below the long-term assumption, this measurement period includes the three-year period ended December 31, 2002 of declining performance of the equity markets. For the seven-year period ended December 31, 1999, prior to this adverse investment climate, the average annual investment return on PSC's pension plan assets was 14.8%. The expected return on assets is based on a targeted allocation of 65% equities and 35% fixed income. We believe that the Company's actual long-term asset allocation on average will approximate the targeted allocation.

         During 2002, the fair market value of the pension plan assets declined due to negative equity market performance and our discount rate decreased resulting in an increase in pension liabilities. As a result, we recorded an additional minimum liability of $4,731 on our consolidated balance sheet as of December 31, 2002. The additional minimum liability equaled the excess of the accumulated benefit obligation over the fair value of plan assets and resulted in the establishment of a regulatory asset, as the Company anticipates recovery of the future, increased pension expense through customer rates. Although the additional minimum liability did not impact net income or cash flow in 2002, in future years, the Company's pension expense and cash funding requirements are anticipated to increase as a result of the decline in plan assets and the discount rate.

         The accumulated benefit obligation is in excess of plan assets for certain non-qualified plans. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for these plans were $104,433 $84,756 and $72,551, and $3,551, $2,342 and $0, respectively as of December 31,
2002 and 2001.

         The assumed medical inflation rates under the plans are 10.0%, reducing to 5.0% by 2006. The effect of a 1% increase in the assumed medical inflation rates would be to increase the accumulated postretirement benefit obligation as of December 31, 2002 and the 2002 PBOP costs by $859 and $95, respectively. The effect of a 1% decrease in the assumed medical inflation rates would be to decrease the accumulated postretirement benefit obligation as of December 31, 2002 and the 2002 PBOP costs by $1,049 and $127, respectively. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in PSC common stock based on a percentage of an employee's contribution, subject to certain limitations. The Company's matching contribution, recorded as compensation expense, was $859, $798 and $786 for the years ended December 31, 2002, 2001 and 2000, respectively.

Water Rates
-----------

         On August 1, 2002, the Pennsylvania Public Utility Commission ("PAPUC") granted PSC's Pennsylvania utility subsidiary a $21,226 or 10.2% base rate increase. The rates in effect at the time of the filing included $9,400 in Distribution System Improvement Charges at 5.0%. Consequently, the total base rates increased by $30,626 and the DSIC was reset to zero.

         On April 27, 2000, the PAPUC approved a rate settlement reached between PSC's Pennsylvania utility subsidiary, and the parties actively litigating the joint rate application. The settlement was designed to increase annual revenue by $17,000 or 9.4% above the level in effect at the time of the filing. The rates in effect at the time of the filing included $7,347 in Distribution System Improvement Charges ("DSIC") ranging from 0.33% to 5%. Consequently, the settlement resulted in a total base rate increase of $24,347 above the rates in effect before the DSIC was applied. As a part of the rate settlement, the DSIC was reset to zero. The settlement agreement also provided for the recovery of up to $5,295 (the merger costs allocable to our Pennsylvania operations) of the $10,121 ($8,596 after-tax) in merger costs that were expensed in the first quarter of 1999 in connection with the merger with Consumers Water Company. As a result, a regulatory asset was established to reflect the amount to be recovered as a result of the rate settlement. The merger transaction costs and related recovery have been reported in Other expenses and the restructuring costs and related recovery have been reported as Costs and expenses in the Consolidated Statements of Income and Comprehensive Income.

         The Company's other operating subsidiaries were allowed annual rate increases of $3,024 in 2002, $4,799 in 2001 and $698 in 2000, represented by thirteen, nine and four rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $1,403, $4,200 and $450 in 2002, 2001 and 2000, respectively.

         The DSIC enables water utilities in Pennsylvania to add a surcharge to customer bills reflecting the capital costs and depreciation related to certain distribution system improvement projects completed and placed into service between base rate filings. PSW is permitted to request adjustments to the DSIC quarterly to reflect subsequent capital expenditures and it is reset to zero when new base rates that reflect the costs of those additions become effective or when PSW's pro forma earnings exceed a PUC benchmark. The maximum DSIC that can be in effect at any time is 5%. The DSIC provided revenues in 2002, 2001 and 2000 of $5,301, $6,672 and $2,301, respectively.

               PHILADELPHIA SUBURBAN CORPORATION AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


         In 2001, the Illinois Commerce Commission issued regulations implementing an infrastructure surcharge known as a Qualifying Infrastructure Plant Surcharge ("QIPS") for use by Illinois water and wastewater utilities. QIPS is similar to DSIC, however, it is established annually and prospectively based on anticipated qualifying capital expenditures, and it includes a broader range of qualifying capital expenditures, including certain wastewater capital expenditures. Our operating subsidiary in Illinois received approval to add a QIPS to its bills in three of its operating divisions beginning January 1, 2002 at various rates ranging from 1.06% to 2.49% which generated $217 of revenues in 2002. The QIPS remains in effect at rates ranging from 3.13% to 5.0% in 2003.

         In addition to its base rates and DSIC, PSW has utilized a surcharge or credit on its bills to reflect certain changes in Pennsylvania State taxes until such time as the tax changes are incorporated in base rates. A rate credit reduced operating revenues by $286 in 2002, $639 in 2001, and increased operating revenues by rate surcharges of $74 in 2000.

Selected Quarterly Financial Data (Unaudited)               Philadelphia Suburban Corporation and Subsidiaries
(in thousands of dollars, except per share amounts)



                                                     First        Second        Third        Fourth
                                                    Quarter      Quarter       Quarter      Quarter        Year
                                                  ------------------------------------------------------------------
2002
--------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $71,669      $76,615       $91,918      $81,826     $322,028
Operations and maintenance expense                      27,285       28,915        31,143       30,392      117,735
Net income available to common
  stock                                                 11,875       14,818        21,815       18,646       67,154
Basic net income per common share                         0.17         0.22          0.32         0.27         0.98
Diluted net income per common share                       0.17         0.21          0.31         0.27         0.97
Dividend paid per common share                          0.1325       0.1325        0.1325        0.140       0.5375
Dividend declared per common share                      0.1325       0.1325        0.2725            -       0.5375
Price range of common stock
  - high                                                 24.61        25.00         20.30        21.87        25.00
  - low                                                  21.10        18.49         16.02        19.30        16.02

2001
--------------------------------------------------------------------------------------------------------------------
Operating revenues                                     $70,193      $77,240       $84,726      $75,121     $307,280
Operations and maintenance expense                      26,186       26,462        28,994       30,243      111,885
Net income available to common
  stock                                                 13,085       15,432        19,279       12,209       60,005
Basic net income per common share                         0.19         0.23          0.28         0.18         0.88
Diluted net income per common share                       0.19         0.22          0.28         0.18         0.87
Dividend paid per common share                           0.124        0.124         0.124      0.13248        0.504
Dividend declared per common share                       0.124        0.124       0.25648            -        0.504
Price range of common stock
  - high                                                 19.39        20.40         23.28        24.64        24.64
  - low                                                  15.65        16.60         18.66        20.80        15.65



High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividends paid in December 2002 of $0.14 and December 2001 of $0.13248 were declared in August 2002 and August 2001, respectively.


Summary of Selected Financial Data                                      Philadelphia Suburban Corporation and Subsidiaries
(in thousands of dollars, except per share amounts)

-------------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                           2002          2001          2000          1999          1998
-------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
     Income from operations before
          non-recurring items: (a)
          Basic                                                   $0.93         $0.88         $0.78         $0.70         $0.65
          Diluted                                                  0.92          0.87          0.77          0.69          0.64
     Net income
          Basic                                                    0.98          0.88          0.82          0.57          0.71
          Diluted                                                  0.97          0.87          0.81          0.56          0.70
     Cash dividends paid                                           0.54          0.50          0.47          0.45          0.43
     Cash dividends declared (b)                                   0.54          0.50          0.47          0.45          0.32
     Return on average stockholders' equity                       13.9%         13.3%         13.2%         10.1%         13.7%
     Book value at year end                                       $7.25         $6.90         $6.38         $5.69         $5.46
     Market value at year end                                     20.60         22.55         19.60         13.24         18.92
-------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
     Operating revenues                                        $322,028      $307,280      $274,014      $256,546      $250,718
     Depreciation and amortization                               44,322        40,168        34,100        31,903        29,464
     Interest expense (c)                                        39,007        38,637        37,775        31,796        30,785
     Income before income taxes                                 109,252        99,087        86,995        62,915        75,133
     Provision for income taxes                                  42,046        38,976        34,105        26,531        30,118
     Net income available to common stock                        67,154        60,005        52,784        36,275        44,820
-------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
     Total assets                                            $1,717,069    $1,555,108    $1,413,723    $1,280,805    $1,156,733
     Property, plant and equipment, net                       1,490,841     1,368,115     1,251,427     1,135,364     1,016,194
     Stockholders' equity                                       493,097       472,717       430,587       367,141       349,868
     Long-term debt (d)                                         617,175       531,455       472,712       425,946       377,355
     Total debt                                                 732,288       641,123       573,706       529,015       440,905
-------------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
     Net cash flows from operating activities                  $121,560      $102,165       $86,972       $74,103       $84,362
     Capital additions (e)                                      136,164       124,088       129,740        96,383        87,973
     Dividends on common stock                                   36,789        34,234        30,406        29,217        29,349
     Number of customers served                                 626,786       602,510       579,219       557,462       533,847
     Number of shareholders of common stock                      21,389        20,920        20,978        21,187        20,553
     Common shares outstanding (000)                             67,916        68,386        67,095        64,082        63,597
     Employees (full-time)                                          971           951           943           945           973
-------------------------------------------------------------------------------------------------------------------------------

(a)  Income per share from operations before non-recurring items is a measure that is not determined in accor-
     dance with GAAP and may not be comparable to similarly titled measures reported by other companies.
     This Non-GAAP measure should not be considered as an alternative to net income per share as determined in accordance with GAAP.  We believe that this is useful as an indicator of operating performance, as we measure it for management purposes, because it provides a better understanding of our results of operations by highlighting our ongoing operations and the underlying profitability of our core business.  Non-recurring items include the following:  the 2002 amounts include a net gain of $3,690 ($5,676 pre-tax) or $0.05 per share on the sale of a portion of our Ashtabula, Ohio water system; the 2000 amounts include a net gain of
     $2,236 ($4,041 pre-tax) or $0.04 per share for the partial recovery of the merger costs related to the merger with Consumers Water Company; the 1999 amounts include a net charge of $8,596 ($10,121 pre-tax) or
     $0.13 per share for the Merger transaction costs and related restructuring costs; and the 1998 amounts include a net gain of $3,903 ($6,680 pre-tax) or $0.06 per share on the sale of Consumers Water Company's
     New Hampshire system pursuant to the State's condemnation statute.
(b)  The cash dividend of $0.10, paid in March 1998, was declared in December 1997.
(c)  Includes dividends on preferred stock of subsidiary and minority interest; net of allowance for funds used during construction.
(d)  Includes current portion.
(e)  Excludes payments for acquired water systems of $8,914 in 2002, $9,517 in 2001, $3,546 in 2000,
     $39,164 in 1999, and $24,498 in 1998.
