Form 10-K, Exhibit 13
period 2003-12-31
AQUA AMERICA INC
filed 2004-03-15
CIK 78128

                                                                    Exhibit 13.1

                               Aqua America, Inc.

           Selected Portions of Annual Report to Shareholders for the
                          Year ended December 31, 2003

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               (In thousands of dollars, except per share amounts)


                           FORWARD-LOOKING STATEMENTS

         This report by Aqua America, Inc. ("Aqua America," "we" or "us") contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, many of which are outside our control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans," "future," "potential" or the negative of such terms or similar expressions. Forward-looking statements in this report, include, but are not limited to, statements regarding:

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

o   unanticipated capital requirements;

o increasing difficulties in obtaining insurance and increased cost of insurance;

                       AQUA AMERICA, INC. AND SUBSIDIARIES

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

                               GENERAL INFORMATION
Name Change

         On January 16, 2004, we changed our name from Philadelphia Suburban Corporation to Aqua America, Inc. The new name better represents our expanded service territory and reflects our position as the largest U.S.-based publicly-traded water utility. In addition, we have changed our ticker symbol from PSC to WTR on the New York Stock Exchange and Philadelphia Stock Exchange effective as of the opening of trading on January 20, 2004.

Overview

         Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to approximately 2.5 million people in Pennsylvania, Ohio, Illinois, Texas, New Jersey, Indiana, Virginia, Florida, North Carolina, Maine, Missouri, New York, South Carolina and Kentucky. Our largest operating subsidiary, Aqua Pennsylvania, Inc. - formerly Pennsylvania Suburban Water Company, accounts for approximately 60% of our operating revenues and provides water or wastewater services to approximately 1.3 million residents in the suburban areas north and west of the City of Philadelphia and in 19 other counties in Pennsylvania. Our other subsidiaries provide similar services in 13 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. We are the largest U.S.-based publicly-traded water utility based on number of people served.

         The mission of the investor-owned water utility industry is to provide quality and reliable water service at an affordable price for the customer, and provide a fair return to its shareholders. A number of challenges face the industry, including:

         o   strict environmental, health and safety standards;
         o   the need for substantial capital investment;
         o   economic regulation by local and/or state government; and
         o   the impact of weather and drought conditions on water sales demand.

         Aqua America, Inc. strives to achieve the industry mission by effective planning and efficient use of its resources to meet the industry challenges. We maintain a rate case management capability to provide timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants and other infrastructure. This factor is important in our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Often these utility investments are required by a changed federal or state environmental standard, to improve our ability to deliver quality customer service, or to assist in our ability to supply water in sufficient quantities for future demand or when experiencing drought conditions. A strategy to meet the above challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas. This growth-through-acquisition strategy allows us to operate more efficiently and provides an important source of growth. The ability to successfully execute these strategies and meet the industry challenges is largely due to our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         We believe that acquisitions will continue to be an important source of growth for us. With more than 50,000 community water systems in the U.S., 84% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states were we operate, we believe there are over 22,000 public water systems of widely varying size, with the majority of the population being served by government-owned water systems.

         Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency's (EPA) most recent survey of publicly-owned wastewater treatment facilities in 2000, there are approximately 16,000 such facilities in the nation serving approximately 72% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 6,800 wastewater facilities in operation or planned in the 14 states where we operate.

         Because of the fragmented nature of the water and wastewater utility industries, we believe that there are many potential water and wastewater system acquisition candidates throughout the United States. We believe the factors driving the consolidation of these systems are:

         o   the benefits of economies of scale;
         o   increasingly stringent environmental regulations;
         o   the need for capital investment; and
         o   the need for technological and managerial expertise.

         On July 31, 2003, we completed the acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc., a subsidiary of DQE, Inc., including selected, integrated operating and maintenance contracts and related assets, for $190,717 in cash, as adjusted and subject to further adjustment pursuant to the purchase agreement. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states; including the Connecticut operations which we sold in October 2003. The operating results of AquaSource have been included in our consolidated financial statements beginning August 1, 2003.

         On November 21, 2003, we entered into a purchase agreement with ALLETE Water Services, Inc., a subsidiary of ALLETE, Inc., to acquire the capital stock of Heater Utilities, Inc., which owns water and wastewater systems located in North Carolina. The purchase agreement provides for a cash purchase price of $48,000 and the assumption of approximately $28,000 in debt, reflecting an acquisition premium of approximately $18,000. We intend to seek the ability to recover a portion of this premium through customer rates via the North Carolina Utilities Commission approval process. The acquisition, which is subject to regulatory approval, is expected to close in mid-2004. This acquisition will add approximately 50,000 customers in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         We are actively exploring other opportunities to expand our water and wastewater utility operations through acquisitions or otherwise. We intend to continue to pursue acquisitions of municipally-owned and investor-owned water and wastewater systems of all sizes that provide services in areas adjacent to our existing service territories or in new service areas.

         Following are our selected five-year financial statistics:

Years ended December 31,                       2003 (a)       2002         2001         2000         1999
------------------------------------------------------------------------------------------------------------
Operating revenues                            $ 367,233     $322,028     $307,280     $274,014     $256,546
------------------------------------------------------------------------------------------------------------
Net income available to
    common stock                                $70,785      $67,154      $60,005      $52,784      $36,275
------------------------------------------------------------------------------------------------------------
Income from operations before
    non-recurring items (b)                     $70,785      $63,464      $60,005      $50,548      $44,871
------------------------------------------------------------------------------------------------------------
Operating Statistics
Selected operating results as a
    percentage of operating revenues:
    Operations and maintenance                     38.3%        36.6%        36.4%        37.1%        38.5%
    Depreciation and amortization                  14.0%        13.8%        13.1%        12.4%        12.4%
    Taxes other than income taxes                   5.9%         6.0%         6.8%         8.2%         8.5%
    Interest expense, net                          12.2%        12.5%        11.9%        12.9%        12.9%
    Allowance for funds used during
        construction                               (0.6)%       (0.4)%       (0.4)%       (1.0)%       (0.8)%
    Net income available to
        common stock                               19.3%        20.9%        19.5%        19.3%        14.1%
============================================================================================================
Effective tax rates                                39.3%        38.5%        39.3%        39.2%        42.2%
============================================================================================================

Income from operations before non-recurring items is a measure that is not determined in accordance with generally accepted accounting principles (GAAP) and may not be comparable to similarly titled measures reported by other companies. This Non-GAAP measure should not be considered as an alternative to net income as determined in accordance with GAAP. We believe that this is useful as an indicator of operating performance, as we measure it for management purposes, because it provides a better understanding of our results of operations by highlighting our ongoing operations and the underlying profitability of our core business.
(a) 2003 includes five months of financial results for the operations acquired in the AquaSource acquisition.
(b) Non-recurring items represent the 2002 gain of $3,690 ($5,676 pre-tax) realized on the sale of a portion of our Ashtabula, Ohio water system, the 2000 gain of $2,236 ($4,041 pre-tax) for the partial recovery of the merger costs related to the 1999 merger with Consumers Water Company, and the 1999 charges of $8,596 ($10,121 pre-tax) for transaction costs and restructuring costs related to the merger with Consumers Water Company.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         We consider the following nonfinancial measure and financial measures to be the fundamental basis by which we evaluate our performance: number of customers, operating revenues, net income and our dividend rate on common stock. In addition, we consider other key financial measures in evaluating our operating results: the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed "operating expense ratio"); return on revenues (net income divided by operating revenues); and earnings before interest, taxes, depreciation and amortization. These measurements are reviewed regularly and compared to historical periods as well as our operating budget as approved by the Aqua America, Inc. Board of Directors.

         Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness. As reported in the above table and as anticipated, our operating expense ratio increased for 2003 as compared to 2002 as a result of the additional operating costs associated with the AquaSource acquisition which closed on July 31, 2003. The business model of the acquired AquaSource operations is different from the rest of the Aqua America operations. The AquaSource operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency. However, the fragmented nature of the AquaSource operations results in the additional operating revenues generated by the AquaSource operations being accompanied by a higher ratio of operations and maintenance expenses than the level Aqua America experiences in the rest of the Aqua America operations. The AquaSource operations can be characterized as having relatively-higher fixed operating costs in contrast to the rest of the Aqua America operations which generally have fewer, but larger, interconnected systems resulting in higher fixed capital costs (utility plant investment) per customer. For the twelve-month period ending June 30, 2003, the last reporting period before the July 31, 2003 closing of AquaSource, our operating expense ratio declined to 36.5%, from 36.6% for the year ended December 31, 2002. The operating results of AquaSource have been included in our consolidated financial statements beginning August 1, 2003. We are implementing management systems over time that will allow us to further control costs and improve efficiencies, but the effect of this acquisition will be to increase our overall operating expense ratio in 2004 from the levels experienced during the past five years. Consequently, we anticipate our return on revenues, net income divided by operating revenues, to be lower in 2004 than in the past four years as a result of the impact of the AquaSource operations.

        Following are our selected five-year operating and sales statistics:

Years ended December 31,                          2003           2002         2001           2000          1999
-----------------------------------------------------------------------------------------------------------------
Customers          Residential water            624,355        535,506       526,776        512,442       497,937

                   Commercial water              33,015         30,355        29,745         29,317        29,241

                   Industrial water               1,397          1,423         1,454          1,446         1,430

                   Other water                   20,483         16,466         9,947          9,500         9,067

                   Wastewater                    70,241         21,724        19,615         12,441        11,262
                   ----------------------------------------------------------------------------------------------
                   Total                        749,491        605,474       587,537        565,146       548,937
                   ==============================================================================================
Operating          Residential water           $218,487       $197,190      $188,303       $170,597      $154,881
Revenues (a)
                   Commercial water              61,343         55,962        53,103         47,109        45,192

                   Industrial water              17,675         17,221        16,141         14,943        13,944

                   Other water                   40,048         36,255        35,681         29,582        31,999

                   Wastewater                    17,874          8,210         6,960          5,414         5,235

                   Other                         11,806          7,190         7,092          6,369         5,295
                   ----------------------------------------------------------------------------------------------
                   Total                       $367,233       $322,028      $307,280       $274,014      $256,546
                   ==============================================================================================

(a) 2003 includes five months of financial results for the operations acquired in the AquaSource acquisition.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

                              RESULTS OF OPERATIONS

         Our net income has grown at an annual compound rate of approximately 9.6% during the five-year period ended December 31, 2003. During this same period, operating revenues grew at a compound rate of 7.9% and total expenses, exclusive of income taxes, grew at a compound rate of 7.0%.

Operating Revenues

         The growth in revenues over the past five years is a result of increases in both the customer base and in water rates. The number of customers increased at an annual compound rate of 7.3% in the past five years primarily as a result of acquisitions of water and wastewater systems, including the AquaSource acquisition completed July 31, 2003. Acquisitions made during the five-year period ended December 31, 2003 have provided water and wastewater revenues of approximately $41,368 in 2003, $14,246 in 2002 and $11,157 in 2001.
Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 0.9%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $19,900 in 2003, $14,700 in 2002 and $13,100 in 2001. In addition to water and wastewater operating revenues, we had other non-regulated revenues that were primarily associated with operating and maintenance contracts, and data processing service fees of $11,806 in 2003, $7,190 in 2002 and $7,092 in 2001. The increase in 2003 resulted from the additional revenues for contract operations of $3,743, for five months, associated with the July 31, 2003 acquisition of AquaSource.

Economic Regulation - Most of our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. Some of our operations are subject to rate regulation by county or city government. The profitability of our utility operations is influenced a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. Accordingly, we maintain a rate case management capability to provide that the tariffs of the utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions.

         In November 2003, our Pennsylvania operating subsidiary filed an application with the Pennsylvania Public Utility Commission (PAPUC) requesting a $25,300 or 10.2% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2004. On August 1, 2002, the PAPUC granted our Pennsylvania operating subsidiary a $21,226 or 10.2% rate increase. The rates in effect at the time of the filing included $9,400 in Distribution System Improvement Charges (DSIC) at 5.0%. Consequently, the total base rates increased by $30,626 and the DSIC was reset to zero.

         Operating subsidiaries located in other states were allowed annual rate increases of $1,275 in 2003 resulting from eight rate decisions, $3,024 in 2002 resulting from thirteen rate decisions and $4,799 in 2001 resulting from nine rate decisions. Revenues from these increases realized in the year of grant were approximately $839 in 2003, $1,403 in 2002 and $4,200 in 2001. These operating subsidiaries currently have eight rate requests in process requesting a $7,803 increase in annual revenues. These requests are currently under review by the respective state regulatory commission. During 2004, we intend to file 16 rate requests requesting an aggregate of approximately $17,700 of increased annual revenues.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Revenue Surcharges - Four states in which we operate permit water utilities, and in some states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. Prior to these mechanisms being approved, water and wastewater utilities absorbed all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag which often acted as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, our subsidiaries in certain states use a surcharge or credit on their bill to reflect certain changes in costs until such time as the costs are incorporated in base rates.

         Currently, Pennsylvania, Illinois, Ohio and Indiana allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally 5% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $8,147 in 2003, $5,518 in 2002 and $6,671 in 2001.

Sendout - "Sendout" represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly in our northern service territories during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. In general during this period, an extended period of dry weather increases water consumption, while above average rainfall decreases water consumption. Also, an increase in the average temperature generally causes an increase in water consumption. Conservation efforts, construction codes which require the use of low flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions, also affect water consumption.

         The geographic diversity of our customer base reduces our exposure to extreme or unusual weather conditions in any one area of our service territory. Our geographic diversity has continued to widen as a result of the AquaSource acquisition which closed on July 31, 2003. During the quarter ended December 31, 2003, which was the first quarter containing three months of AquaSource operating results, our operating revenues were derived principally from the following states: 60% in Pennsylvania, 9% in Ohio, 7% in Illinois, 7% in Texas, 5% in New Jersey, 4% in Indiana, and 3% in Florida.

         On occasion, drought warnings and water use restrictions are issued by governmental authorities for portions of our service territories in response to extended periods of dry weather conditions. The timing and duration of the warnings and restrictions can have an impact on our water revenues and net income. In general, water consumption in the summer months is affected by drought warnings and restrictions to a higher degree because nonessential and recreational use of water is highest during the summer months, particularly in our northern service territories. At other times of the year, warnings and restrictions generally have less of an effect on water consumption. In November 2001, a drought warning was declared in nine counties in Pennsylvania, including one of the five counties we serve in southeastern Pennsylvania. A drought warning calls for a 10 to 15 percent voluntary reduction of water use, particularly non-essential uses of water. In February 2002, a drought emergency was declared in 24 counties in Pennsylvania, including all five of the counties we serve in southeastern Pennsylvania where approximately 275,000 of our customers are located. A drought emergency imposes a ban on nonessential water use. In mid-2002, drought restrictions were relaxed in three of the five counties we serve in southeastern Pennsylvania, moving from the mandatory drought emergency to a voluntary drought warning. However, by early September 2002, the Commonwealth of Pennsylvania reinstated the drought emergency in the three counties where restrictions had been relaxed because of hot, dry weather in August. In November and December 2002, the Commonwealth of Pennsylvania removed the drought restrictions in the counties we serve in Pennsylvania. Water use restrictions were also imposed and relaxed at various times during 2002 in our service territories in New Jersey. Currently there are no drought warnings or restrictions in any of the areas we serve.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Operations and Maintenance Expenses

         Operations and maintenance expenses totaled $140,602 in 2003, $117,735 in 2002 and $111,885 in 2001. Most elements of operating costs are subject to the effects of inflation, as well as the effects of changes in the number of customers served, in water consumption and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the competitive electric market in some of the states in which we operate. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2003 as compared to 2002 by $22,867 or 19.4% due to additional operating costs associated with acquisitions of $18,526, primarily from AquaSource, higher postretirement costs, and additional maintenance costs, offset in part by reduced bad debt expense. The postretirement benefits expense increase resulted principally from higher pension costs and increased retiree medical costs. The increased maintenance expenses are primarily a result of additional main break repairs resulting from the relatively harsh winter weather experienced in early 2003 in our northern service territory.

         Operations and maintenance expenses increased in 2002 as compared to 2001 by $5,850 or 5.2% due to additional operating costs associated with acquisitions, transaction costs related to planned and completed acquisitions, increased insurance expense, higher bad debt expense and increased wages as a result of normal wage rate increases.

Depreciation and Amortization Expenses

         Depreciation expense was $48,522 in 2003, $41,424 in 2002 and $37,979 in 2001, and has increased principally as a result of the significant capital expenditures made to expand and improve the utility facilities, and as a result of acquisitions of water systems.

         Amortization expense was $2,941 in 2003, $2,898 in 2002 and $2,189 in 2001. The increase in 2003 and 2002 is due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes

         Taxes other than income taxes increased by $2,140 or 11.0% in 2003 as compared to 2002, and decreased by $1,420 or 6.8% in 2002 as compared to 2001. The increase in 2003 is due to additional taxes associated with the AquaSource acquisition and additional state taxes. The decrease in 2002 is due to a reduction in state taxes and a decrease in the Pennsylvania Capital Stock Tax. The decrease in state taxes is a result of a reduction in assessments and the Capital Stock Tax declined due to a reduction in the base on which the tax is applied and a legislated decrease in the tax rate.

Interest Expense, net

         Net interest expense was $44,662 in 2003, $40,396 in 2002 and $39,859 in 2001. Interest income of $395 in 2003, $287 in 2002 and $367 in 2001 was netted against interest expense. Interest expense increased in 2003 and in 2002 primarily as a result of higher levels of borrowings, offset partially by the effects of decreased interest rates on borrowings. The higher level of borrowings in 2003 was used to finance the acquisition of AquaSource and capital expenditures. 2002 borrowing levels increased principally to fund capital expenditures. Interest expense during 2003 was favorably impacted by a reduction in the weighted cost of long-term debt from 6.56% at December 31, 2002 to 6.19% at December 31, 2003.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Allowance for Funds Used During Construction

         The allowance for funds used during construction (AFUDC) was $2,127 in 2003, $1,389 in 2002 and $1,222 in 2001 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, and to changes in the AFUDC rate. The increase in 2003 is due to an increase in the AFUDC rate as a result of tax-exempt borrowings for our multi-year infrastructure rehabilitation plan and an increase in the average balance of CWIP. The increase in 2002 is a result of an increase in the average balance of CWIP to which AFUDC is applied, offset in part by a decrease in the AFUDC rate which is based on short-term interest rates.

Gain on Sale of Water System

         Gain on sale of water system represents the gain realized on the December 2002 sale of a portion of the Ashtabula, Ohio water system to the county government. The sale provided $12,118 of net proceeds and resulted in a fourth quarter 2002 pre-tax gain of $5,676.

Gain on Sale of Other Assets

         Gain on sale of other assets totaled $5,692 in 2003, $2,079 in 2002 and $3,384 in 2001 and consisted of gains on land and marketable securities sales. Gain on sale of land totaled $5,153 in 2003, $900 in 2002 and $3,018 in 2001. Gain on sale of marketable securities totaled $539 in 2003, $1,179 in 2002 and $366 in 2001.

Income Taxes

         Our effective income tax rate was 39.3% in 2003, 38.5% in 2002 and 39.3% in 2001. The changes in the effective tax rates in 2003 and 2002 are due to differences between tax deductible expenses and book expenses.

Summary

         Operating income was $153,561 in 2003, $140,504 in 2002 and $134,340 in
2001 and net income available to common stock was $70,785 in 2003, $67,154 in 2002 and $60,005 in 2001. Our operating results were affected by a non-recurring item in 2002. Net income for 2002 includes a gain of $5,676 ($3,690 after-tax or $0.04 per share) on the sale of a portion of our Ashtabula, Ohio water system. Diluted net income per share was $0.79 in 2003, $0.78 in 2002 and $.70 in 2001. Diluted income per share exclusive of the aforementioned non-recurring items (for 2002, $0.04 per share from the gain on the sale of water system), was $0.79 in 2003, $0.73 in 2002 and $0.70 in 2001. Diluted income per share exclusive of non-recurring items is a measure that is not determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. This Non-GAAP measure should not be considered as an alternative to net income per share as determined in accordance with GAAP. We believe that this is useful as an indicator of operating performance, as we measure it for management purposes, because it provides a better understanding of our results of operations by highlighting our ongoing operations and the underlying profitability of our core business. The changes in the per share income in 2003 and 2002 over the previous years were due to the aforementioned changes in income and impacted by a 3.1% increase in the average number of common shares outstanding during 2003 and a 0.7% increase in the average number of shares outstanding during 2002, respectively. The increase in the number of shares outstanding in 2003 is primarily a result of the additional shares issued in common share offerings and through our dividend reinvestment plan and employee stock and incentive plan during 2003.

         Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Fourth Quarter Results

         Net income available to common stock was $18,606 in the fourth quarter of 2003 and $18,646 in the same period of 2002. The fourth quarter results of 2002 include a net gain of $3,690 ($5,676 pre-tax) or $0.04 per share on the sale of a portion of our Ashtabula, Ohio water system. The change in net income is due to a $19,386 increase in operating revenues, a gain on the sale of other assets of $1,278 realized in the fourth quarter of 2003, and an increase in AFUDC, offset by increased operations and maintenance expense of $11,740, depreciation expense of $2,134, and the absence in 2003 of the aforementioned gain on the sale of water system of $5,676 realized in 2002. The increase in operating revenues was a result of the additional revenues from the AquaSource acquisition and an increase in water rates. The gain on sale of other assets is a result of the sale of marketable securities. The increased AFUDC resulted from a higher AFUDC rate. The higher operations and maintenance expense is due primarily to the additional operating costs associated with acquisitions. Depreciation expense increased due to acquisitions and utility plant additions made since the fourth quarter of 2002.

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

Security

         In light of concerns regarding security in the wake of the September 11, 2001 terrorist attacks, we have increased security measures at our facilities. These increased security measures were not made in response to any specific threat. We are in contact with federal, state and local authorities and industry trade associations regarding current information on possible threats and security measures for water utility operations. The cost of the increased security measures, including capital expenditures, is expected to be recoverable in water rates and is not expected to have a material impact on our results from operations or financial condition.

                               FINANCIAL CONDITION

Cash Flow and Capital Expenditures

        Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2003 were as follows:

                      Net Operating         Common            Capital          Acquisitions of
                        Cash Flow          Dividends        Expenditures       Utility Systems
------------------------------------------------------------------------------------------------
          1999          $ 74,103          $  29,217          $  96,383            $  39,164
          2000            86,972             30,406            129,740                3,546
          2001           102,165             34,234            124,088                9,517
          2002           121,560             36,789            136,164                8,914
          2003           143,373             39,917            163,320              192,331
------------------------------------------------------------------------------------------------
                       $ 528,173          $ 170,563          $ 649,695            $ 253,472
================================================================================================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, and water meters. During this five-year period, we received $36,570 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and retired debt in the amount of $110,799, retired $3,220 of preferred stock, and have refunded $22,697 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the shares outstanding during the period.

         Our planned 2004 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $178,900 of which $49,345 is for infrastructure rehabilitation surcharge-qualified projects. We have increased our capital spending for infrastructure rehabilitation in response to the infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude our capital program. Our 2004 capital program, along with $39,386 of sinking fund obligations and debt maturities, and $28,007 of other contractual cash obligations, as reported in the section captioned "Contractual Obligations", is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity and the issuance of new long-term debt.

         Future utility construction in the period 2005 through 2008, including recurring programs, such as the ongoing replacement of water meters, water treatment plant upgrades, storage facility renovations, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $600,000. We anticipate that less than one-halfr of these expenditures will require external financing of debt and the additional issuance of common stock through our dividend reinvestment plan and possible future public equity offerings. We expect to refinance $90,339 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them, including the planned Heater acquisition described below.

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

Acquisitions

         During the past five years, we have expended cash of $253,472 and issued 1,317,017 shares of common stock, valued at $16,400 at the time of the acquisition, related to the acquisitions of utility systems, primarily water utilities and some wastewater utilities. On July 31, 2003, we completed the acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc., a subsidiary of DQE, Inc., including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as "AquaSource") for $190,717 in cash, as adjusted pursuant to the purchase agreement and subject to further adjustment. The acquisition was initially funded by a portion of the proceeds from the July 2003 issuance of $135,000 of unsecured notes due 2023, with an interest rate of 4.87%, and the issuance of a $90,000 unsecured note by Aqua America. In August 2003, the $90,000 unsecured note was repaid with the proceeds from the issuance of 5,000,000 shares of common stock through a shelf registration. Please refer to the section captioned "AquaSource Acquisition" which follows. These acquisitions were accounted for as purchases. In March 1999, we completed a merger with Consumers Water Company (CWC). On the date of the merger, we issued 25,417,998 shares of Common Stock in exchange for all of the outstanding shares of CWC and CWC became our wholly-owned subsidiary. The CWC merger has been accounted for as a pooling-of-interests.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         On November 21, 2003, we entered into a purchase agreement with ALLETE Water Services, Inc., a subsidiary of ALLETE, Inc., to acquire the capital stock of Heater Utilities, Inc., which owns water and wastewater systems located in North Carolina. The purchase agreement provides for a cash purchase price of $48,000 and the assumption of approximately $28,000 in debt, reflecting an acquisition premium of approximately $18,000. We intend to seek the ability to recover a portion of this premium through customer rates via the North Carolina Utilities Commission approval process. The acquisition, which is subject to regulatory approval, is expected to close in mid-2004. This acquisition will add approximately 50,000 customers in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. It is our intention to fund the acquisition at closing with cash from a combination short-term debt, long-term debt and/or the issuance of our common stock.

         We continue to hold acquisition discussions with several water systems. In general, acquisitions are expected to be financed through the issuance of equity (for the acquisition of some investor-owned systems) or funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or proceeds from equity offerings.

Dispositions

         In May 2003, we announced agreements for the sale of the AquaSource regulated and nonregulated operations located in Connecticut and New York to a New England-based water company for an aggregate purchase price of $5,000 and the assumption of approximately $800 of debt. The sale of the Conneticut operations closed on October 31, 2003 and provided proceeds of $4,000. The sale of the New York operations is expected to occur in mid-2004. The combined operations in New York and Connecticut represented approximately 2% of the operations acquired from AquaSource, Inc. We intend to sell other minor divisions of the acquired AquaSource operations as we will continue to review and evaluate our areas of business and operating divisions.

         In December 2002, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for net proceeds of $12,118, which was in excess of the book value for these assets. The proceeds were used to pay down short-term debt, and the sale resulted in the recognition in the fourth quarter of 2002 of a gain on the sale of these assets of $5,676, or an after-tax gain of $3,690 and $0.04 per share. We continue to operate this water system for Ashtabula County, beginning after the closing of the sale, under a multi-year operating contract that was recently renewed and is expected to provide us with over $300 in operating revenues annually. The water utility assets sold represented less than 1% of our total assets, and the total number of customers included in the water system sold represented less than 1% of our total customer base.

         Despite these transactions, our strategy continues to be to acquire additional water and wastewater systems, maintain our existing systems, and actively oppose efforts by municipal governments to acquire any of our operations.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Sources of Capital

        Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $462,500 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2003, we had short-term lines of credit and other credit facilities of $178,000, of which $81,541 was available. Our short-term lines of credit and other credit facilities are either payable on demand or have a 364-day term.

        In April 2003, we filed a universal shelf registration with the SEC to allow for the sale, over time, of up to $250,000 of various debt and equity securities, including common stock. To date, we have completed two issuances under the universal shelf registration:

         o In May 2003, we sold 1,868,750 shares of common stock in a public offering for proceeds of $33,100, net of expenses. The net proceeds were used to repay short-term debt, including the repayment of $22,000 of indebtedness incurred in connection with our repurchase of 1,513,275 shares of our common stock from affiliates of Veolia Environnement, S.A., formerly Vivendi Enivironnement, S.A., in October 2002.
         o In August 2003, we sold 5,000,000 shares of common stock in a public offering for proceeds of $90,100, net of expenses. The net proceeds were used to repay an unsecured note of $90,000. The indebtedness was incurred by Aqua America in connection with the acquisition of the operations that were purchased from AquaSource, Inc.

         The balance remaining available for use under the universal shelf registration as of December 31, 2003 is $121,895. In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock for acquisitions. During 2003, no shares were issued from the acquisition shelf registration. During 2002 and 2001, 178,664 and 414,638 shares of common stock totaling $2,745 and $5,361, were issued to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2003 is 2,218,947 shares. The form and terms of such securities shall be determined when and if these securities are issued under these shelf registrations.

         In September 2000, we sold 2,583,008 shares of common stock in a public offering for net proceeds of $29,689. The proceeds of this offering were used to make an equity contribution to our Pennsylvania operating subsidiary.

         We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year and the shares are obtained by our transfer agent in the open market. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of original issue shares of common stock with reinvested dividends. As of the December 2003 dividend payment, holders of 17.0% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. During the past five years, we have sold 2,150,474 original issue shares of common stock for net proceeds of $29,913 through the dividend reinvestment portion of the Plan and the proceeds were used to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

 Other Capital Transactions

         In May 2002, Veolia Environnement, S.A., formerly Vivendi Environnement, S.A., which through its affiliates (collectively "VE") owned approximately 16.8% of our outstanding common stock, advised us of its decision to sell its investment in Aqua America. VE announced that its decision was part of its overall strategy to divest non-core assets and focus on other business strategies. In September 2002, in order to facilitate the orderly re-distribution of the shares held by VE into the market, we completed a secondary offering of 12,356,570 shares of Aqua America common stock held by VE. The number of outstanding shares of common stock was not changed and we did not receive any proceeds as a result of this secondary offering. In addition, in October 2002 we repurchased 1,513,275 shares of Aqua America common stock representing the remainder of the shares of Aqua America common stock held by VE. The repurchase of shares was funded with proceeds of $22,000 from a short-term credit facility. In May 2003, this $22,000 short-term credit facility was repaid with funds from the issuance of 1,868,750 shares of common stock through a shelf registration, providing proceeds of approximately $33,100, net of expenses. The balance of the net proceeds were used to repay other short-term debt.

         The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2003, 411,209 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

Contractual Obligations

         The following table summarizes our contractual cash obligations as of December 31, 2003:

                                                  Payments Due By Period
--------------------------------------------------------------------------------------------------------------
                                2004        2005         2006        2007        2008   Thereafter       Total
--------------------------------------------------------------------------------------------------------------
Long-term debt (a)          $ 39,386    $ 40,418     $ 16,088    $ 14,395    $ 19,438     $606,327    $736,052
Operating leases (b)           2,558       2,110        1,352       1,081       1,016       16,420      24,537
Unconditional purchase
   obligations (c)             7,573       7,403        7,403       7,403       7,238       68,485     105,505
Other purchase
   obligations (d)             7,400          --           --          --          --           --       7,400
Defined benefit plan
   obligations (e)             5,371          --           --          --          --           --       5,371
Other obligations (f)          5,105         200          200         200         200           --       5,905
                         -------------------------------------------------------------------------------------
Total                       $ 67,393    $ 50,131     $ 25,043    $ 23,079    $ 27,892     $691,232    $884,770
                         =====================================================================================

--------------------------------------------------------------------------------
(a)      Represents sinking fund obligations and debt maturities.
(b) Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.
(c) Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand.
(d) Represents an approximation of the open purchase orders as of the period end for goods and services purchased in the ordinary course of business.
(e) Represents contributions expected to be made to qualified defined benefit plan. The amount of required contributions in 2005 and thereafter is not determinable.
(f) Represents capital expenditures estimated to be required under legal and binding contractual obligations.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

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

         These contractual obligations will be funded from cash flows from operations and liquidity sources held by or available to Aqua America.

AquaSource Acquisition

         Pursuant to our strategy to grow through acquisitions, on July 31, 2003, we completed the acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc. (a subsidiary of DQE, Inc.), including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as "AquaSource") for $190,717 in cash, as adjusted pursuant to the purchase agreement for the completion of a closing balance sheet and the finalization of working capital ($195,533 was paid at closing and refunds were subsequently received totaling $4,816). There remains approximately $12,000 of the above purchase price subject to an agreed-upon arbitration process. Accordingly, the final purchase price is expected to be within the range of $178,700 to $190,717. We expect the arbitration process to conclude by mid-year 2004. The results of AquaSource have been included in our consolidated financial statements beginning August 1, 2003. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut operations which we sold in October 2003). Please refer to the section captioned "Dispositions" for a discussion of the sale of the AquaSource operations located in Connecticut and the planned sale of the New York operations.

         The AquaSource acquisition was initially funded by a portion of the proceeds from the July 2003 issuance of $135,000 of unsecured notes due 2023, with an interest rate of 4.87%, and the issuance of a $90,000 unsecured note by Aqua America. In August 2003, the $90,000 unsecured note was repaid with the proceeds from the issuance of 5,000,000 shares of common stock through a shelf registration.

         The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut operations which we sold in October 2003). The acquisition provides an expanded platform from which to extend our growth-through-acquisition strategy of acquiring water and wastewater utility systems that are near or adjacent to our existing service territories. The AquaSource operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Market Risk

        We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2003, the debt maturities by period and the weighted average interest rate for fixed-rate, long-term debt are as follows:

                                                                                                                         Fair
                             2004       2005         2006         2007          2008     Thereafter         Total       Value
-----------------------------------------------------------------------------------------------------------------------------
Long-term
   debt (fixed rate)     $ 39,386   $ 40,418     $ 16,088     $ 14,395      $ 19,438      $ 606,327     $ 736,052   $ 781,502
Weighted average
   interest rate             6.39%      7.26%        7.25%        6.94%         7.38%          6.02%         6.19%

         From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the "available for sale" marketable equity securities. As of December 31, 2003, our carrying value of marketable equity securities was $1,019, which reflects the market value of such securities and is in excess of our original cost. The market risks to which we are exposed are consistent with the risks to which we were exposed in the prior year.

Capitalization

         The following table summarizes our capitalization during the past five years:

December 31,                                2003       2002         2001        2000         1999
-------------------------------------------------------------------------------------------------
Long-term debt*                            52.8%      55.6%        52.9%       52.4%        53.8%
Preferred stock*                            0.0%       0.0%         0.1%        0.2%         0.2%
Common stockholders' equity                47.2%      44.4%        47.0%       47.4%        46.0%
-------------------------------------------------------------------------------------------------
                                          100.0%     100.0%       100.0%      100.0%       100.0%
=================================================================================================

*Includes current portion.

         The changes in the capitalization ratios primarily result from the issuance of common stock over the past five years, and the issuance of debt to finance our acquisitions and capital program and the previously mentioned repurchase of common stock from Veolia Environnement (formerly Vivendi, S.A.) in 2002. It is our goal to maintain an equity ratio adequate to support our current Standard and Poors corporate credit rating of "A+" and its senior secured debt rating of "AA-" for Aqua Pennsylvania, our largest operating subsidiary.

Dividends on Common Stock

         We have paid common dividends consecutively for 59 years. Effective December 1, 2003, our Board of Directors authorized an increase of 7.1% in the dividend rate over the amount we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in December 2003, the annual dividend rate increased to $0.48 per share. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 59.4% of net income.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

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

         Our discount rate is based on a market rate for a recognized-rating agency's high-quality long-term bond portfolio with durations matching the expected payouts under our retirement plans. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2003 pension expense by $500 and the pension liabilities by $5,500. The present values of Aqua America's future pension and other postretirement obligations were determined using discount rates of 6.25% at December 31, 2003 and 6.75% at December 31, 2002. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 6.75% for 2003, and will be 6.25% for 2004.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2003 pension expense by $230. For 2003, we used an 8.5% expected return on assets assumption which will remain unchanged for 2004. The expected return on assets is based on a targeted allocation of 65% equities and 35% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and with various asset categories.

         As of December 31, 2003, we have an additional minimum liability of $41 associated with our defined benefit pension plan. The additional minimum liability is a result of the accumulated benefit obligation exceeding the fair value of plan assets and results in the establishment of a regulatory asset, as we anticipate recovery of the future, increased pension expense through customer rates. An additional minimum liability of $4,731 was initially recorded on December 31, 2002 as a result of the following events during 2002:

         o pension plan assets declined due to negative equity market performance, and
         o assumed discount rate decreased resulting in an increase in pension liabilities.

The change in the additional minimum liability from December 31, 2002 to December 31, 2003 resulted from an increase in the pension plan assets during 2003 due to positive equity market performance, offset partially by the effect of a decreased discount rate. Although additional minimum liability does not directly impact net income or cash flow, in future years, our pension expense and cash funding requirements are anticipated to increase as a result of the decline in plan assets and the discount rate. Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules, during 2004 our required pension contribution is expected to be approximately $5,371. We expect future changes in the amount of contributions and expense recognized will be properly included in customer rates.


                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. When the liability is initially recognized, the carrying amount of the related long-lived asset is increased by the same amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we may settle the obligation for its recorded amount, or an alternative amount, thereby incurring a gain or loss upon settlement. We've adopted this statement as required on January 1, 2003 and it did not have an impact on our results of operations. We recover, through customer rates, retirement costs which do not meet the definition of an asset retirement obligation under SFAS No. 143. Our Pennsylvania operating subsidiary recovers retirement costs through an amortization process in customer rates after the costs are incurred. Generally, these costs are recovered over a five-year period. As a result, $13,699 as of December 31, 2003 and $11,089 as of December 31, 2002 has been reclassified and reported as a regulatory asset. Certain other of our operating subsidiaries recover retirement costs through the depreciation component of customer rates during the life of the associated asset. As a result, $7,484 as of December 31, 2003 and $6,951 as of December 31, 2002 has been reclassified and is reported as a regulatory liability. Prior to the adoption of this statement, these amounts were embedded within accumulated depreciation. All prior year amounts have been restated to remove the regulatory asset and liability from accumulated depreciation.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         In April 2002, the FASB approved SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, rescinds SFAS No. 4, which required all gains and losses from the extinguishment of debt to be classified as an extraordinary item and amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. We adopted this statement in the first quarter of 2003 and it did not have a material impact on our results of operations or financial position.

         In June 2002, the FASB approved SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces the previous accounting guidance provided in Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We adopted this standard in the first quarter of 2003 and it did not have a material impact on our results of operations and financial position.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, 57 and 107 and rescission of SFAS No. 34. This interpretation clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies" relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the interpretation are effective for financial statements of periods ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. We adopted the accounting provisions of this standard in the first quarter of 2003 and it did not have a material impact on our results of operations or financial position.

         In April 2003, the FASB approved SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of this standard had no effect on our results of operations or financial position. As of December 31, 2003, we had no derivative instruments or hedging activities.

         In May 2003, the FASB approved SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments with characteristics of both liabilities and equity. The standard is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective July 1, 2003. This statement did not have a material impact on our results of operations or financial position.

         In December 2003, the FASB approved SFAS No. 132 (Revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 amends SFAS No. 87 "Employers' Accounting for Pensions," SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." This new statement does not change the recognition and measurement requirements of those amended statements, and retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which it replaces and requires additional disclosure. We adopted the provisions of this statement as required as of December 31, 2003.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         In January 2004, the FASB issued FASB Staff Position ("FSP") No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP 106-1, which is effective for our consolidated financial statements for the year ended December 31, 2003, permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act was signed into law in December 2003 and establishes a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of postretirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FSP No. 106-1, sponsors must consider the two new features in measuring the accumulated postretirement benefit obligation ("APBO") and net periodic postretirement benefit costs. In accordance with FSP 106-1, we made a one-time election to defer the recognition of the impact on FSP No. 106 accounting. Any measures of APBO and net periodic postretirement benefit cost in the consolidated financial statements and footnotes for the year ended December 31, 2003 do not reflect the effects of the Act. Currently, specific authoritative accounting guidance for the federal subsidy is pending and that guidance when issued may require us to change previously reported information. We are currently investigating the impacts of the adoption of FSP 106-1's initial recognition, measurement and disclosure provisions on our consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES


                              Report of Management


         The consolidated financial statements and related information for the years ended December 31, 2003, 2002 and 2001 were prepared by management in accordance with accounting principles generally accepted in the United States of America and include management's best estimates and judgments, as required. Financial information included in other sections of this annual report is consistent with that in the consolidated financial statements.

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

         The Company's independent accountants, PricewaterhouseCoopers LLP, provide an independent review of management's reporting of results of operations and financial condition. PricewaterhouseCoopers LLP has audited the financial statements by conducting tests as they deemed appropriate and their report follows.

         The Audit Committee of the Board of Directors selects and evaluates the Company's independent accountants and reviews the scope and results of their audits. The Audit Committee also reviews the integrity of the Company's financial reporting process, system of internal controls and other significant financial matters. The Audit Committee meets regularly with management, our internal audit director and the independent accountants. The Audit Committee held six meetings in 2003.


NICHOLAS DEBENEDICTIS                                   DAVID P. SMELTZER

Nicholas DeBenedictis                                   David P. Smeltzer
    Chairman &                                   Senior Vice President - Finance
     President

                         Report of Independent Auditors


To the Board of Directors and Stockholders of Aqua America, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization and of cash flow present fairly, in all material respects, the financial position of Aqua America, Inc. (formerly Philadelphia Suburban Corporation) and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Philadelphia, PA
January 28, 2004

                       AQUA AMERICA, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 2003, 2002 and 2001

                                                                         2003            2002             2001
                                                                       ------------------------------------------
Operating revenues                                                     $ 367,233      $ 322,028         $ 307,280
Costs and expenses:
    Operations and maintenance                                           140,602        117,735           111,885
    Depreciation                                                          48,522         41,424            37,979
    Amortization                                                           2,941          2,898             2,189
    Taxes other than income taxes                                         21,607         19,467            20,887
                                                                       ------------------------------------------
                                                                         213,672        181,524           172,940

Operating income                                                         153,561        140,504           134,340
Other expense (income):
    Interest expense, net                                                 44,662         40,396            39,859
    Allowance for funds used during construction                          (2,127)        (1,389)           (1,222)
    Gain on sale of water system                                              --         (5,676)               --
    Gain on sale of other assets                                          (5,692)        (2,079)           (3,384)
                                                                       ------------------------------------------
Income before income taxes                                               116,718        109,252            99,087
Provision for income taxes                                                45,923         42,046            38,976
                                                                       ------------------------------------------
Net income                                                                70,795         67,206            60,111
Dividends on preferred stock                                                  10             52               106
                                                                       ------------------------------------------
Net income available to common stock                                   $  70,785      $  67,154         $  60,005
                                                                       ==========================================

Net income                                                             $  70,795      $  67,206         $  60,111
Other comprehensive income (loss), net of tax:
    Unrealized gains on securities                                           455            104                39
    Reclassification adjustment for gains reported in net income            (347)          (767)             (239)
                                                                       ------------------------------------------
                                                                             108           (663)             (200)

                                                                       ------------------------------------------
Comprehensive income                                                   $  70,903      $  66,543         $  59,911
                                                                       ==========================================

Net income per common share:
    Basic                                                              $    0.80      $    0.78         $    0.71
                                                                       ==========================================
    Diluted                                                            $    0.79      $    0.78         $    0.70
                                                                       ==========================================
Average common shares outstanding during the period:
    Basic                                                                 88,275         85,674            84,841
                                                                       ==========================================
    Diluted                                                               89,244         86,538            85,943
                                                                       ==========================================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 2003 and 2002

                                                                                        2003           2002
                                                                                     -------------------------
                                     Assets
Property, plant and equipment, at cost                                               $ 2,302,304   $ 1,836,892
Less accumulated depreciation                                                            478,013       350,189
                                                                                     -------------------------
    Net property, plant and equipment                                                  1,824,291     1,486,703
                                                                                     -------------------------

Current assets:
    Cash and cash equivalents                                                             10,757         5,915
    Accounts receivable and unbilled revenues, net                                        62,320        57,680
    Inventory, materials and supplies                                                      5,841         4,555
    Prepayments and other current assets                                                   5,051         2,758
                                                                                     -------------------------
    Total current assets                                                                  83,969        70,908
                                                                                     -------------------------

Regulatory assets                                                                         98,761        92,313
Deferred charges and other assets, net                                                    34,277        23,391
Funds restricted for construction activity                                                28,438        43,754
                                                                                     -------------------------
                                                                                     $ 2,069,736   $ 1,717,069
                                                                                     =========================
                   Liabilities and Stockholders' Equity
Stockholders' equity:
    Common stock at $.50 par value, authorized 100,000,000 shares,
         issued 93,270,424 and 87,046,893 in 2003 and 2002                              $ 46,635      $ 35,034
    Capital in excess of par value                                                       413,008       317,871
    Retained earnings                                                                    210,915       180,047
    Minority interest                                                                        912           503
    Treasury stock, at cost, 681,384 and 2,151,350 shares in 2003 and 2002               (12,611)      (40,421)
    Accumulated other comprehensive income                                                   171            63
                                                                                     -------------------------
    Total stockholders' equity                                                           659,030       493,097
                                                                                     -------------------------

6.05% Series B cumulative preferred stock                                                     --           172
Long-term debt, excluding current portion                                                696,666       582,910
Commitments                                                                                   --            --

Current liabilities:
    Current portion of long-term debt                                                     39,386        34,265
    Loans payable                                                                         96,459       115,113
    Accounts payable                                                                      32,321        31,058
    Accrued interest                                                                      11,126         9,269
    Accrued taxes                                                                         16,779        14,500
    Other accrued liabilities                                                             35,930        22,326
                                                                                     -------------------------
    Total current liabilities                                                            232,001       226,531
                                                                                     -------------------------

Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                     190,395       187,300
    Customers' advances for construction                                                  72,500        69,790
    Other                                                                                  9,419        13,330
                                                                                     -------------------------
    Total deferred credits and other liabilities                                         272,314       270,420
                                                                                     -------------------------

Contributions in aid of construction                                                     209,725       143,939
                                                                                     -------------------------
                                                                                     $ 2,069,736   $ 1,717,069
                                                                                     =========================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 2003 and 2002

                                                                                 2003         2002
                                                                             -------------------------
Stockholders' equity:
     Common stock, $.50 par value                                            $    46,635   $    35,034
     Capital in excess of par value                                              413,008       317,871
     Retained earnings                                                           210,915       180,047
     Minority interest                                                               912           503
     Treasury stock, at cost                                                     (12,611)      (40,421)
     Accumulated other comprehensive income                                          171            63
                                                                             -------------------------
Total stockholders' equity                                                       659,030       493,097
                                                                             -------------------------

6.05% Series B cumulative preferred stock                                             --           172

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):
     Interest Rate Range
        0.00% to  2.49%                                                           16,868        18,009
        2.50% to  2.99%                                                           18,913        14,052
        3.00% to  3.49%                                                            5,618         4,733
        3.50% to  3.99%                                                            2,800         3,200
        4.00% to  4.99%                                                            8,135         8,135
        5.00% to  5.49%                                                          110,875        90,955
        5.50% to  5.99%                                                           76,260        86,260
        6.00% to  6.49%                                                          119,360       126,360
        6.50% to  6.99%                                                           42,000        52,000
        7.00% to  7.49%                                                           46,716        58,000
        7.50% to  7.99%                                                           23,000        23,000
        8.00% to  8.49%                                                           17,500        17,497
        8.50% to  8.99%                                                            9,000         9,000
        9.00% to  9.49%                                                           53,805        54,359
        9.50% to  9.99%                                                           43,242        44,637
       10.00% to 10.50%                                                            6,000         6,000
                                                                             -------------------------
                                                                                 600,092       616,197

Note payable, 6.05%, due 2006                                                        960           978
Unsecured notes payable, 4.87%, due 2023                                         135,000            --
                                                                             -------------------------
                                                                                 736,052       617,175
Current portion of long-term debt                                                 39,386        34,265
                                                                             -------------------------
Long-term debt, excluding current portion                                        696,666       582,910
                                                                             -------------------------
Total capitalization                                                         $ 1,355,696   $ 1,076,179
                                                                             =========================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 2003, 2002 and 2001

                                                                                 2003          2002             2001
                                                                             ------------------------------------------
Cash flows from operating activities:
    Net income                                                               $    70,795    $   67,206      $    60,111
    Adjustments to reconcile net income to net cash
        flows from operating activities:
        Depreciation and amortization                                             51,463        44,322           40,168
        Deferred income taxes                                                     26,741        18,470           14,935
        Gain on sale of water system                                                  --        (5,676)              --
        Gain on sale of other assets                                              (5,692)       (2,079)          (3,384)
        Net increase in receivables, inventory and prepayments                      (314)         (742)          (5,295)
        Net increase in payables, accrued interest, accrued taxes
           and other accrued liabilities                                           7,777         1,346            7,045
        Payment of Competitive Transition Charge                                      --            --          (11,465)
        Other                                                                     (7,397)       (1,287)              50
                                                                             ------------------------------------------
Net cash flows from operating activities                                         143,373       121,560          102,165
                                                                             ------------------------------------------
Cash flows from investing activities:
    Property, plant and equipment additions, including allowance for
        funds used during construction of $2,127 $1,389 and $1,222              (163,320)     (136,164)        (124,088)
    Acquisitions of water and wastewater systems                                (192,331)       (8,914)          (9,517)
    Net decrease (increase) in funds restricted for construction activity         15,314       (23,986)         (15,806)
    Net proceeds from the sale of water systems                                    4,000        12,118               --
    Net proceeds from the sale of other assets                                     6,496         6,258            5,211
    Other                                                                           (312)         (362)            (173)
                                                                             ------------------------------------------
Net cash flows used in investing activities                                     (330,153)     (151,050)        (144,373)
                                                                             ------------------------------------------
Cash flows from financing activities:
    Customers' advances and contributions in aid of construction                   8,181        10,266            5,175
    Repayments of customers' advances                                             (4,257)       (5,070)          (4,652)
    Net proceeds (repayments) of short-term debt                                 (18,654)        5,445            8,385
    Proceeds from long-term debt                                                 154,537       119,350           64,024
    Repayments of long-term debt                                                 (44,204)      (43,279)          (8,498)
    Redemption of preferred stock                                                   (172)         (944)            (644)
    Proceeds from issuing common stock                                           134,826        10,611           13,522
    Repurchase of common stock                                                    (1,353)      (24,109)          (2,493)
    Dividends paid on preferred stock                                                (10)          (52)            (106)
    Dividends paid on common stock                                               (39,917)      (36,789)         (34,234)
    Other                                                                          2,645        (1,034)          (1,348)
                                                                             ------------------------------------------
Net cash flows from financing activities                                         191,622        34,395           39,131
                                                                             ------------------------------------------

Net increase (decrease) in cash and cash equivalents                               4,842         4,905           (3,077)
Cash and cash equivalents at beginning of year                                     5,915         1,010            4,087
                                                                             ------------------------------------------
Cash and cash equivalents at end of year                                     $    10,757    $    5,915      $     1,010
                                                                             ==========================================
Cash paid during the year for:
    Interest, net of amounts capitalized                                     $    40,572    $   38,040      $    38,637
                                                                             ==========================================
    Income taxes                                                             $    19,168    $   24,165      $    19,388
                                                                             ==========================================

See Summary of Significant Accounting Policies-Customers' Advances for
    Construction, Acquisitions and Employee Stock and Incentive Plans footnotes for description of non-cash activities.
See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

Summary of Significant Accounting Policies

Name Change - On January 16, 2004, Philadelphia Suburban Corporation changed its corporate name to Aqua America, Inc. In addition, we have changed our ticker symbol from PSC to WTR on the New York Stock Exchange and Philadelphia Stock Exchange effective as of the opening of trading on January 20, 2004.

Nature of Operations - Aqua America, Inc. ("Aqua America" or the "Company") is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, Illinois, Texas, New Jersey, Indiana, Virginia, Florida, North Carolina, Maine, Missouri, New York, South Carolina and Kentucky. Our largest operating subsidiary, Aqua Pennsylvania, Inc. - formerly Pennsylvania Suburban Water Company, accounts for approximately 60% of our operating revenues and provides water or wastewater service to customers in the suburban areas north and west of the City of Philadelphia and in 19 other counties in Pennsylvania. The Company's other subsidiaries provide similar services in 13 other states. In addition, the Company provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories.

Regulation - Most of the operating companies that are regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters. Some of the operating companies that are regulated public utilities are subject to rate regulation by county or city government. Regulated public utilities follow Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 provides for the recognition of regulatory assets and liabilities as allowed by regulators for costs or credits that are reflected in current rates or are considered probable of being included in future rates. The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.

Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated where appropriate.

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Nonregulated revenues are recognized when services are performed and are primarily associated with operating and maintenance contracts and data processing service fees. Nonregulated revenues totaled $11,806 in 2003, $7,190 in 2002 and $7,092 in 2001.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2003, utility plant includes a net credit acquisition adjustment of $48,054, which is generally being amortized from 0 to 20 years. Amortization of the acquisition adjustments totaled $1,649 during 2003, $633 during 2002 and $545 during 2001.

         Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized.

         When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation. To the extent the Company recovers cost of removal or other retirement costs through rates after the retirement costs are incurred, a regulatory asset is recorded. In some cases, the Company recovers retirement costs through rates during the life of the associated asset and before the costs are incurred. These amounts result in a regulatory liability being reported based on the amounts previously recovered through customer rates. All prior year amounts have been restated to remove the regulatory asset and liability from accumulated depreciation where it had been previously reported.

         The straight-line remaining life method is used to compute depreciation on utility plant. Generally, the straight-line method is used with respect to transportation and mechanical equipment, office equipment and laboratory equipment.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         In accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the long-lived assets of the Company, which consist primarily of Utility Plant in Service and regulatory assets, are reviewed for impairment when changes in circumstances or events occur. There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of these assets.

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2003, 2002 and 2001 was $0, $9 and $0 respectively. No interest was capitalized by our nonregulated businesses.

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

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

Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse the Company for its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $9,991, 17,271 and $10,196 in 2003, 2002 and 2001,
respectively.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Contributions in Aid of Construction - Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies - Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.

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

                                                                      Years Ended
                                                                      December 31,
                                                         --------------------------------------
                                                             2003         2002          2001
                                                         --------------------------------------
Net income available to common stock, as reported         $   70,785   $   67,154   $   60,005
Add:  stock-based employee compensation expense
    included in reported net income, net of tax                  224          473          194
Less: pro forma expense related to stock options
    granted, net of tax effects                               (1,793)      (1,741)      (1,125)
                                                         --------------------------------------
    Pro forma                                             $   69,216   $   65,886   $   59,074
                                                         ======================================
Basic net income per share:
    As reported                                           $     0.80   $     0.78   $     0.71
    Pro forma                                                   0.78         0.77         0.70
Diluted net income per share:
    As reported                                           $     0.79   $     0.78   $     0.70
    Pro forma                                                   0.78         0.76         0.69

         The per share weighted-average fair value at the date of grant for stock options granted during 2003, 2002 and 2001 was $4.67, $5.15 and $4.47 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                  2003        2002          2001
                                 -------------------------------
Expected life (years)             5.6          5.5           5.2
Interest rate                     3.7%         4.9%          5.0%
Volatility                       32.4%        34.2%         32.7%
Dividend yield                    2.6%         2.6%          2.6%

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Recent Accounting Pronouncements -In July 2001, the Financial Accounting Standards Board ("FASB") approved Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. When the liability is initially recognized, the carrying amount of the related long-lived asset is increased by the same amount. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company may settle the obligation for its recorded amount, or an alternative amount, thereby incurring a gain or loss upon settlement. The Company adopted this statement as required on January 1, 2003 and it did not have an impact on the Company's results of operations. The Company recovers, through customer rates, retirement costs which do not meet the definition of an asset retirement obligation under SFAS No. 143. The Company's Pennsylvania operating subsidiary recovers retirement costs through an amortization process in customer rates after the costs are incurred. Generally, these costs are recovered over a five-year period. As a result, $13,699 and $11,089 have been reclassified and reported as a regulatory asset as of December 31, 2003 and 2002. Certain other of the Company's operating subsidiaries recover retirement costs through the depreciation component of customer rates during the life of the associated asset. As a result, $7,484 and $6,951 have been reclassified as of December 31, 2003 and 2002, and is reported as a regulatory liability. Prior to the adoption of this statement, these amounts were embedded within accumulated depreciation. All prior year amounts have been restated to remove the regulatory asset and liability from accumulated depreciation.

         In April 2002, the FASB approved SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, rescinds SFAS No. 4, which required all gains and losses from the extinguishment of debt to be classified as an extraordinary item and amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The Company adopted this statement in the first quarter of 2003 and it did not have a material impact on the Company's results of operations or financial position.

         In June 2002, the FASB approved SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires the recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces the previous accounting guidance provided in Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted this standard in the first quarter of 2003 and it did not have a material impact on the Company's results of operations or financial position.

         In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an interpretation of SFAS No. 5, 57 and 107 and rescission of SFAS No. 34. This interpretation clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies" relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the interpretation are effective for financial statements of periods ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company adopted the accounting provisions of this standard in the first quarter of 2003 and it did not have a material impact on the Company's results of operations or financial position.

         In April 2003, the FASB approved SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of this standard had no effect on the Company's results of operations or financial position. As of December 31, 2003, the Company had no derivative instruments or hedging activities.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         In May 2003, the FASB approved SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments with characteristics of both liabilities and equity. The standard is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective July 1, 2003. This statement did not have a material impact on the Company's results of operations or financial position.

         In December 2003, the FASB approved SFAS No. 132 (Revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 amends SFAS No. 87 "Employers' Accounting for Pensions," SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." This new statement does not change the recognition and measurement requirements of those amended statements, and retains the disclosure requirements contained in SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which it replaces and requires additional disclosure. The Company adopted the provisions of this statement as required as of December 31, 2003.

         In January 2004, the FASB issued FASB Staff Position ("FSP") No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP 106-1, which is effective for the Company's consolidated financial statements for the year ended December 31, 2003, permits a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act was signed into law in December 2003 and establishes a prescription drug benefit under Medicare (Medicare Part D) and a federal subsidy to sponsors of postretirement health care plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Under FSP No. 106-1, sponsors must consider the two new features in measuring the accumulated postretirement benefit obligation ("APBO") and net periodic postretirement benefit costs. In accordance with FSP 106-1, the Company made a one-time election to defer the recognition of the impact on FSP No. 106 accounting. Any measures of APBO and net periodic postretirement benefit cost in the consolidated financial statements and footnotes for the year ended December 31, 2003 do not reflect the effects of the Act. Currently, specific authoritative accounting guidance for the federal subsidy is pending and that guidance when issued may require the Company to change previously reported information. The Company is currently investigating the impacts of the adoption of FSP 106-1's initial recognition, measurement and disclosure provisions on its consolidated financial statements.

Acquisitions

AquaSource Acquisition - Pursuant to our strategy to grow through acquisitions, on July 31, 2003, the Company completed its acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc. (a subsidiary of DQE, Inc.), including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as "AquaSource") for $190,717 in cash, as adjusted pursuant to the purchase agreement for the completion of a closing balance sheet and the finalization of working capital ($195,533 was paid at closing and refunds were subsequently received totaling $4,816). There remains approximately $12,000 of the above purchase price in dispute subject to an arbitration process under the terms of the purchase agreement. Accordingly, the final purchase price is expected to be within the range of $178,700 to $190,717. We expect the arbitration process to conclude by mid-2004.

         The results of AquaSource have been included in the Company's consolidated financial statements beginning August 1, 2003. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut operations which were sold in October 2003). Please refer to the Dispositions footnote for a discussion of the sale of the AquaSource operations located in Connecticut and the planned sale of the New York operations. The AquaSource acquisition was initially funded by a portion of the proceeds from the July 2003 issuance of $135,000 of unsecured notes due 2023, with an interest rate of 4.87%, and the issuance of a $90,000 unsecured note by Aqua America. In August 2003, the $90,000 unsecured note was repaid with the proceeds from the issuance of 5,000,000 shares of common stock through a shelf registration.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         Under the purchase method of accounting, the purchase price is allocated to AquaSource's net tangible and intangible assets based upon their estimated fair values at the date of the acquisition. The preliminary purchase price allocation, which does not reflect the effects of the purchase price arbitration proceeding, is as follows:

                                             July 31,
                                               2003
                                            ----------
Property, plant and equipment, net          $  210,008
Current assets                                   9,687
Other long-term assets                          14,204
Assets held for sale, net                        4,096
                                            ----------
Total assets acquired                          237,995
                                            ----------

Current liabilities                              8,214
Long-term debt                                   7,170
Other long-term liabilities                     31,894
                                            ----------
Total liabilities assumed                       47,278
                                            ----------

Net assets acquired                         $  190,717
                                            ==========

         The net property, plant and equipment balance includes accumulated depreciation of $91,296. The following supplemental pro forma information is presented to illustrate the effects of the AquaSource acquisition, which was completed on July 31, 2003, on the historical operating results for the year ended December 31, 2003 and 2002 as if the acquisition had occurred at the beginning of the respective periods (unaudited):

                                           Years Ended
                                           December 31,
                                   ---------------------------
                                       2003            2002
                                   ---------------------------

Operating revenues                  $ 407,628        $ 391,569
Net income                          $  74,436        $  72,420
Net income per common share:
  Basic                             $    0.81        $    0.80
  Diluted                           $    0.81        $    0.79

         The supplemental information is not necessarily representative of the actual results that may have occurred for these periods or of the results that may occur in the future. This information does not reflect the effects of recent rate increases or cost savings that may result from the acquisition, such as the effects of a reduction in administrative costs. This information is based upon the historical operating results of AquaSource for periods prior to the acquisition date of July 31, 2003 as provided to the Company by AquaSource, Inc. and DQE, Inc. management.

Other Acquisitions - On November 21, 2003, Aqua America entered into a purchase agreement with ALLETE Water Services, Inc., a subsidiary of ALLETE, Inc., to acquire the capital stock of Heater Utilities, Inc., which owns water and wastewater systems located in North Carolina. The purchase agreement provides for a cash purchase price of $48,000 and the assumption of approximately $28,000 in debt, reflecting an acquisition premium of approximately $18,000. The Company intends to seek the ability to recover a portion of this premium through customer rates via the North Carolina Utilities Commission approval process. The acquisition, which is subject to regulatory approval, is expected to close in mid-2004. This acquisition will add approximately 50,000 customers in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         During 2003, in addition to the AquaSource acquisition, the Company completed 17 acquisitions or other growth ventures in the various states in which the Company operates for an aggregate purchase price of $1,614 in cash. The operating revenues included in the consolidated financial statements during the period owned by the Company was $312.

         During 2002, the Company completed 25 acquisitions or other growth ventures in various states. The total purchase price of $11,659 for the systems acquired in 2002 consisted of $8,914 in cash and the issuance of 178,864 shares of the Company's common stock. Operating revenues included in the consolidated financial statements related to the systems acquired in 2002 were $2,920 in 2003 and $1,341 in 2002.

         During 2001, the Company completed 20 acquisitions or other growth ventures including the Company's entry into North Carolina. The total purchase price of $14,878 for the systems acquired in 2001 consisted of $9,517 in cash and the issuance of 414,638 shares of the Company's common stock. Operating revenues included in the consolidated financial statements related to the systems acquired in 2001 were $4,647 in 2003, $4,736 in 2002 and $3,432 in 2001.

         On February 4, 2003, the Company entered into a mutual termination agreement with Pennichuck Corporation terminating Aqua America's planned acquisition of Pennichuck Corporation, which was originally announced in April 2002. The mutual decision to terminate the merger agreement was primarily in response to a referendum of the City of Nashua, New Hampshire, authorizing Nashua to pursue the acquisition, by an eminent domain proceeding or otherwise, of all or a portion of Pennichuck Corporation's water works system, and was considered to be in the best interests of both companies.

Dispositions

         In May 2003, the Company announced agreements for the sale of the AquaSource regulated and nonregulated operations located in Connecticut and New York to a New England-based water company for an aggregate purchase price of $5,000 and the assumption of approximately $800 of debt. The sale of the Conneticut operations closed on October 31, 2003 and provided proceeds of $4,000. The sale of the New York operations is expected to occur in mid-2004. The combined operations in New York and Connecticut represented approximately 2% of the operations acquired from AquaSource, Inc.

         In December 2002, as a result of the settlement of a condemnation action, the Company's Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for $12,118, net of certain closing costs. The sale was in excess of the book value for these assets and the sale generated a gain of $5,676 (or an after-tax gain of $3,690 and $0.04 per share) recorded in the fourth quarter of 2002. We continue to operate this water system for Ashtabula County, beginning after the closing of the sale, under a multi-year operating contract that was recently renewed. The water utility assets sold represent less than 1% of our total assets, and the total number of customers included in the water system sold represents less than 1% of our total customer base.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Property, Plant and Equipment

                                                    December 31,
                                             --------------------------    Approximate range
                                                2003           2002        of remaining lives
                                             --------------------------    ------------------
Utility plant and equipment:
     Mains and accessories                   $   962,439    $   815,066      33 to 85 years
     Services, hydrants, treatment
          plants and reservoirs                  547,622        432,564       5 to 68 years
     Operations structures and water tanks       175,663        140,796      18 to 61 years
     Miscellaneous pumping and
          purification equipment                 259,468        182,415      12 to 50 years
     Meters, data processing, transportation
          and operating equipment                251,721        194,073       5 to 50 years
     Land and other non-depreciable assets        58,223         51,317            --
                                             --------------------------
Utility Plant and equipment                    2,255,136      1,816,231
Utility construction work in progress             92,106         23,964            --
Net utility plant acquisition adjustment         (48,054)       (6,210)       0 to 20 years
Non-utility plant and equipment                    3,116          2,907       2 to 40 years
                                             --------------------------
Total property, plant and equipment          $ 2,302,304    $ 1,836,892
                                             ==========================

Accounts Receivable
                                                    December 31,
                                             --------------------------
                                                 2003          2002
                                             --------------------------
Billed utility revenue                       $    41,843    $    34,733
Unbilled utility revenue                          23,876         26,007
Other                                              2,452            520
                                             --------------------------
                                                  68,171         61,260
Less allowance for doubtful accounts               5,851          3,580
                                             --------------------------
Net accounts receivable                      $    62,320    $    57,680
                                             ==========================

         The Company's customers are located principally in the following states: 54% in Pennsylvania, 11% in Ohio, 8% in Illinois, 7% in Texas, 6% in New Jersey and 4% in Indiana. No single customer accounted for more than one percent of the Company's operating revenues during the years ended December 31, 2003, 2002 or 2001. The following table summarizes the changes in the Company's allowance for doubtful accounts:

                                               2003         2002         2001
                                            -----------------------------------

 Balance at January 1,                      $   3,580     $   2,482   $   1,907
 Amounts charged to expense                     2,643         3,182       2,557
 Accounts written off                          (2,715)       (2,375)     (2,179)
 Recoveries of accounts written off               253           291         197
 Allowance acquired through acquisitions        2,090            --          --
                                            -----------------------------------
 Balance at December 31,                    $   5,851     $   3,580   $   2,482
                                            ===================================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Regulatory Assets and Liabilities

         The regulatory assets represent costs that are expected to be fully recovered from customers in future rates while regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or amounts recovered from customers in advance of incurring the costs. Except for income taxes and the competitive transition charge payment, regulatory assets and regulatory liabilities are excluded from the Company's rate base and do not earn a return. The components of regulatory assets and (liabilities) are as follows:

                                                             December 31,
                                                      -------------------------
                                                          2003         2002
                                                      -------------------------
Income taxes, asset                                   $    68,917   $    67,658
Income taxes, liability                                    (3,434)       (3,574)
CTC payment                                                 8,026         9,172
Postretirement benefits                                     6,698         8,334
Merger Costs                                                2,700         3,229
Water tank painting                                         3,240         2,114
Utility plant retirement costs, asset                      13,699        11,089
Utility plant retirement costs, liability                  (7,484)       (6,951)
Rate case filing expenses & other                           6,399         1,242
                                                      -------------------------
                                                      $    98,761   $    92,313
                                                      =========================

         Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. The regulatory asset associated with the Competitive Transition Charge ("CTC") payment represents the full payoff in 2001, net of amortization, of the allocable share of a CTC as negotiated by Aqua Pennsylvania, Inc. from its electric distribution company, PECO Energy Company. The Pennsylvania Electricity Generation Customer Choice and Competition Act permitted electric distribution utilities to recover their stranded costs from its customers in the form of a CTC. Rate recovery of the $11,465 CTC payment began in 2000 and is expected to conclude in 2010.

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

         The regulatory asset related to the recovery of merger costs represents the portion of the Consumers Water Company merger costs that will be recovered in rates as a result of a rate settlement in 2000 and is being amortized over the recovery period. Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process. The regulatory asset for utility plant retirement costs, including cost of removal, represents costs already incurred that are expected to be recovered in future rates over a five year recovery period. The regulatory liability for utility plant retirement costs represents amounts recovered through rates during the life of the associated asset and before the costs are incurred. The regulatory asset related to rate case filing expenses represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to three years.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Income Taxes

         The provision for income taxes consists of:

                                      Years Ended December 31,
                               ------------------------------------
                                  2003         2002        2001
                               ------------------------------------
Current:
  Federal                      $   11,933   $   16,619   $   18,935
  State                             7,249        6,647        5,106
                               ------------------------------------
                                   19,182       23,266       24,041
                               ------------------------------------
Deferred:
  Federal                          25,521       17,921       13,048
  State                             1,220          859        1,887
                               ------------------------------------
                                   26,741       18,780       14,935
                               ------------------------------------
Total tax expense              $   45,923   $   42,046   $   38,976
                               ====================================

         The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5.50% to 9.99% for all years presented. The Company's Federal income tax returns for all years through 1999 have been closed.

         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

                                                               Years Ended December 31,
                                                           --------------------------------
                                                              2003       2002       2001
                                                           --------------------------------
Computed Federal tax expense at statutory rate             $  40,852  $  38,238   $  34,680
Increase in tax expense for depreciation expense
   to be recovered in future rates                             1,125        558         452
Merger transaction costs                                         (96)      (680)         --
Charitable contribution                                         (424)       (98)         --
Deduction for Aqua America common dividends
   paid under employee benefit plan                             (241)      (207)         --
Amortization of deferred investment tax credits                 (285)      (283)       (276)
Prior year rate reductions                                      (431)      (315)       (322)
State income taxes, net of federal tax benefit                 5,505      4,879       4,545
Other, net                                                       (82)       (46)       (103)
                                                           --------------------------------
Actual income tax expense                                  $  45,923  $  42,046   $  38,976
                                                           ================================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                       December 31,
                                                 ------------------------
                                                   2003           2002
                                                 ------------------------
Deferred tax assets:
  Customers' advances for construction           $  17,133      $  17,787
  Costs expensed for book not deducted
    for tax, principally accrued expenses            6,525          4,015
  Utility plant acquisition adjustment
    basis differences                               21,784             --
                                                 ------------------------
Total gross deferred tax assets                     45,442         21,802
                                                 ------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                            203,706        177,620
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences             24,634         23,972
  Deferred investment tax credit                     6,618          6,903
  Unrealized gain on marketable securities             141             83
  Other                                                738            524
                                                 ------------------------
Total gross deferred tax liabilities               235,837        209,102
                                                 ------------------------
Net deferred tax liability                       $ 190,395      $ 187,300
                                                 =========================
Commitments

         The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases are expected to approximate $7,404 through 2008. The Company purchased approximately $8,014, $7,079 and $5,807 of water under these agreements during the years ended December 31, 2003, 2002 and 2001, respectively.

         The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. During the next five years, $5,797 of future minimum lease payments are due: $2,098 in 2004, $1,647 in 2005, $888 in 2006, $615 in 2007 and $549 in 2008. The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2012 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. During each of the next five years, approximately $464 of lease payments for land, subject to the aforesaid adjustment, are due. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of $567 in 2004, $567 in 2005, $567 in 2006, $267 in 2007 and
$308 in 2008.

         Rent expense was $2,993, $2,182 and $2,281 for the years ended December 31, 2003, 2002 and 2001, respectively.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Long-term Debt and Loans Payable

         The Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 2003 and 2002. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2003, approximately $245,000 of Aqua Pennsylvania's retained earnings and $52,000 of the retained earnings of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

         Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. The future sinking fund payments and debt maturities of the Company's long-term debt are as follows:

Interest Rate Range                2004        2005        2006         2007         2008     Thereafter
                               -------------------------------------------------------------------------
  0.00% to  2.49%              $    147    $    164    $    136      $   135      $   135      $  16,151
  2.50% to  2.99%                    13          21          22           22           22         18,813
  3.00% to  3.49%                    --          --          --           --           --          5,618
  3.50% to  3.99%                   400         400         400          400          400            800
  4.00% to  4.99%                    --          --          --           --           --        143,135
  5.00% to  5.49%                    70          70          75           75           80        110,505
  5.50% to  5.99%                10,000          --          --           --           --         66,260
  6.00% to  6.49%                15,000          --         644          144       10,172         94,360
  6.50% to  6.99%                    --      10,000      10,000       10,000           --         12,000
  7.00% to  7.49%                12,040      28,040       2,040        2,040        2,040            516
  7.50% to  7.99%                    --          --          --           --           --         23,000
  8.00% to  8.49%                    --          --          --           --           --         17,500
  8.50% to  8.99%                    --          --          --           --           --          9,000
  9.00% to  9.49%                   561         568         576          584          594         50,922
  9.50% to  9.99%                 1,155       1,155       2,195          995        5,995         31,747
 10.00% to 10.50%                    --          --          --           --           --          6,000
                            ----------------------------------------------------------------------------
Total                          $ 39,386    $ 40,418    $ 16,088      $14,395      $19,438      $ 606,327
                            ============================================================================

         Aqua Pennsylvania has a five-year $300,000 medium-term note program through December 2004 that provides for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. The notes issued under this program are secured by the Thirty-Third Supplement to the trust indenture relating to Aqua Pennsylvania's First Mortgage Bonds. In June 2002, Aqua Pennsylvania issued First Mortgage Bonds through the program of $25,000 5.93% Series due 2012. The proceeds from this issuance was used to fund acquisitions, to reduce the balance of Aqua Pennsylvania's short-term debt and for Aqua Pennsylvania's ongoing capital program.

         In July 2003, the Company issued $135,000 of unsecured notes due 2023 and with an interest rate of 4.87%. The proceeds of this financing was used to fund the acquisition of the AquaSource operations and to refinance existing debt. In July 2003, the Company also issued a $90,000 unsecured note payable and the proceeds were also used to fund the acquisition of the AquaSource operations. In August 2003, the $90,000 note payable was repaid with the proceeds from an equity offering. At various times during 2003, Aqua Pennsylvania, other operating subsidiaries and the Company issued other notes payable, first mortgage bonds and tax-exempt bonds in aggregate of $27,894 at a weighted average interest rate of 4.50% due at various times ranging from 2013 to 2032. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries, to redeem $7,000 of first mortgage bonds of operating subsidiaries with a weighted average interest rate of 6.35% and redeem the Company's preferred stock of $172. As of December 31, 2003, the Trustees for four issues held $28,438 pending completion of the projects financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity. In connection with the acquisition of the AquaSource operations in July 2003, the Company assumed $8,131 of long-term debt of which $7,415 was retired during 2003.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         In June 2002, Aqua Pennsylvania issued $25,000 tax-exempt bonds due in 2032 at a rate of 5.55%. In December 2002, Aqua Pennsylvania issued $25,000 tax-exempt bonds due in 2032 at a rate of 5.15%. The proceeds from the bonds issued are restricted to funding the costs of certain capital projects. At various times during 2002, Aqua Pennsylvania and other operating subsidiaries issued notes payable and tax-exempt bonds in aggregate of $47,765 at a weighted average interest rate of 4.32% due at various times ranging from 2007 to 2032. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries, to redeem $26,835 of First Mortgage Bonds of operating subsidiaries ranging from 3.75% to 5.6% and redeem Aqua America preferred stock of $944. In connection with acquisitions completed in 2002, $6,313 of long-term debt was assumed as a result of acquisitions at an interest rate of 1% due in various years. The weighted average cost of long-term debt at December 31, 2003 and 2002 was 6.19% and 6.56%, respectively.

         In October 2002, a 364-day note payable of $22,000 was issued by the Company, the proceeds of which were used to repurchase shares of Aqua America common stock from Veolia Environnement, S.A. (formerly Vivendi Environnement, S.A.) Interest under this facility was based, at the borrower's option, on either a defined base rate or an adjusted London Interbank Offered Rate corresponding to the interest period selected. This note payable was redeemed in May 2003 with a portion of the proceeds from a common stock offering.

         Aqua Pennsylvania has a $70,000 364-day revolving credit facility with four banks and the Company has a $20,000 364-day bank revolving credit facility. Funds borrowed under these agreements are classified as loans payable and are used to provide working capital. As of December 31, 2003 and 2002, funds borrowed under the Aqua Pennsylvania revolving credit agreements were $52,068 and $35,664, respectively, and $19,801 and $12,902 were borrowed under the Company's revolving credit agreement, respectively. Interest under these facilities is based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict the total amount of short-term borrowings of Aqua Pennsylvania and the Company. A commitment fee ranging from 1/4 to 1/10 of 1% is charged on the unused portion of the revolving credit agreements. The average cost of borrowing under these facilities was 1.6% and 2.3%, and the average borrowing was $62,528 and $63,529, during 2003 and 2002, respectively. The maximum amount outstanding at the end of any one month was $73,079 in 2003 and $83,836 in 2002.

         At December 31, 2003 and 2002, the Company had combined short-term lines of credit of $88,000 and $90,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. The average borrowing under the lines was $50,353 and $48,527 during 2003 and 2002, respectively. The maximum amount outstanding at the end of any one month was $73,700 in 2003 and $75,575 in 2002. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2003 and 2002 was 2.4% and 2.8%, respectively.

         Interest income of $395, $287 and $367 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2003, 2002 and 2001, respectively. The total interest cost was $45,057, $40,683 and $40,226 in 2003, 2002 and 2001, including amounts capitalized of $2,127, $1,389 and $1,222, respectively.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Fair Value of Financial Instruments

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt are as follows:

                                          December 31,
                                     -----------------------
                                        2003         2002
                                     -----------------------
Carrying amount                       $736,052     $617,175
Estimated fair value                   781,502      660,436

         The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have a carrying value of $72,500 and $69,790 at December 31, 2003 and 2002, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Preferred Stock

         At December 31, 2003, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated and issued in connection with an acquisition 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. The Series B Preferred Stock was recorded on the consolidated balance sheet at its liquidation value of $100 per share. All but 172 shares were liquidated during 2002, and in December 2003, the remaining 172 shares of Series B Preferred Stock were redeemed as provided under the provisions of the issue through the issuance of debt with a five-year maturity at an interest rate of 6.05% per annum. As of December 31, 2003, the Company did not have any preferred stock outstanding and has provided for all dividends accrued on the Series B Preferred Stock.

Stockholders' Equity

         At December 31, 2003, the Company had 100,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2003, 2002 and 2001 were 92,589,040, 84,895,543 and 85,483,086, respectively. Treasury shares held at December 31, 2003, 2002 and 2001 were 681,384, 2,151,350 and
913,877, respectively.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         The following table summarizes the activity of common stockholders' equity:

                                                                                               Accumulated
                                                                 Capital in                       Other
                                        Common       Treasury    excess of      Retained      Comprehensive
                                         stock        stock      par value      earnings          Income          Total
                                       ----------------------------------------------------------------------------------
Balance at December 31, 2000           $ 27,260    $ (15,346)     $291,013      $123,911          $ 926          $427,764
Net income                                   --           --            --        60,005             --            60,005
Other comprehensive income,
   net of income tax of $19                  --           --            --            --             39                39
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $127                 --           --            --            --           (239)             (239)
Dividends                                    --           --            --       (34,234)            --           (34,234)
Stock split                               6,829           --        (6,829)           --             --                --
Stock issued for acquisitions               133           --         5,228            --             --             5,361
Sale of stock                               128          672         5,783            --             --             6,583
Repurchase of stock                          --       (2,493)           --            --             --            (2,493)
Equity Compensation Plan                      3           --           141            --             --               144
Exercise of stock options                   297           --         6,642            --             --             6,939
Employee stock plans tax benefits            --           --         2,061            --             --             2,061
                                       ----------------------------------------------------------------------------------
Balance at December 31, 2001             34,650      (17,167)      304,039       149,682            726           471,930
                                       ----------------------------------------------------------------------------------
Net income                                   --           --            --        67,154             --            67,154
Other comprehensive income,
   net of income tax of $56                  --           --            --            --            104               104
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $412                 --           --            --            --           (767)             (767)
Dividends                                    --           --            --       (36,789)            --           (36,789)
Stock issued for acquisitions                71           --         2,674            --             --             2,745
Sale of stock                               161          855         6,220            --             --             7,236
Repurchase of stock                          --      (24,109)           --            --             --           (24,109)
Equity Compensation Plan                     15           --           598            --             --               613
Exercise of stock options                   137           --         3,237            --             --             3,374
Employee stock plans tax benefits            --           --         1,103            --             --             1,103
                                       ----------------------------------------------------------------------------------
Balance at December 31, 2002             35,034      (40,421)      317,871       180,047             63           492,594
                                       ----------------------------------------------------------------------------------
Net income                                   --           --            --        70,785             --            70,785
Other comprehensive income,
   net of income tax of $244                 --           --            --            --            455               455
Reclassification adjustment for
   gains reported in net income,
   net of income tax of $186                 --           --            --            --           (347)             (347)
Dividends                                    --           --            --       (39,917)            --           (39,917)
Stock split                               9,244           --        (9,244)           --             --                --
Sale of stock                             2,168       29,163        99,031            --             --           130,362
Repurchase of stock                          --       (1,353)           --            --             --            (1,353)
Equity Compensation Plan                      8           --           344            --             --               352
Exercise of stock options                   181           --         4,283            --             --             4,464
Employee stock plans tax benefits            --           --           723            --             --               723
                                       ----------------------------------------------------------------------------------

Balance at December 31, 2003           $ 46,635    $ (12,611)     $413,008      $210,915          $ 171          $658,118
                                       ==================================================================================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         In August 2003, the Company's Board of Directors declared a 5-for-4 common stock split to be effected in the form of a 25% stock distribution for all common shares outstanding, to shareholders of record on November 14, 2003. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on December 1, 2003. The Company's par value of $0.50 per share remained unchanged and $9,244 was transferred from Capital in Excess of Par Value to Common Stock to record the split. All share and per share data for all periods presented have been restated to give effect to the stock split.

         In April 2003, the Company filed a universal shelf registration with the Securities and Exchange Commission to allow for the sale, over time, of up to $250,000 of various debt and equity securities, including common stock. To date, the Company has issued common stock in two transactions under the universal shelf registration:

         o In May 2003, the Company issued 1,868,750 shares of common stock in a public offering for proceeds of $33,100, net of expenses. The net proceeds were used to repay short-term debt, including the repayment of $22,000 of indebtedness incurred in connection with the Company's repurchase of 1,513,275 shares of common stock from affiliates of Veolia Environnement, S.A. (formerly Vivendi Environnement, S.A.) in October 2002.

         o In August 2003, the Company issued 5,000,000 shares of common stock in a public offering for proceeds of $90,100, net of expenses. The net proceeds were used to repay an unsecured note of $90,000. The indebtedness was incurred by Aqua America in connection with the acquisition of the operations that were purchased from AquaSource, Inc.

         The balance remaining available for use under the universal shelf registration as of December 31, 2003 is $121,895. In addition, the Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock for acquisitions. During 2002 and 2001, 178,664 and 414,638 shares of common stock totaling $2,745 and $5,361, respectively, were issued by the Company to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2003 is 2,218,947 shares. The form and terms of such securities shall be determined when and if these securities are issued under these shelf registrations.

         In May 2002, Veolia Environnement, S.A. which through its affiliates (collectively "VE") owned approximately 16.8% of our outstanding common stock, advised the Company of their decision to sell its investment in Aqua America, Inc. VE announced that its decision was part of its overall strategy to divest non-core assets and focus on other business strategies. In September 2002, in order to facilitate the orderly re-distribution of the shares held by VE into the market, the Company completed a secondary offering of 12,356,570 shares of Aqua America common stock held by VE. The number of outstanding shares of common stock was not changed and the Company did not receive any proceeds as a result of this secondary offering. In addition, in October 2002 the Company repurchased 1,513,275 shares of Aqua America, Inc. common stock representing the remainder of the shares of Aqua America, Inc. common stock held by VE. The repurchase of shares was funded with proceeds of $22,000 from a short-term credit facility. In May 2003, this $22,000 short-term credit facility was repaid with a portion of the funds from the issuance of 1,868,750 shares of common stock through a shelf registration as described above.

         In addition, the Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2003, 411,209 shares remain available for purchase by the Company.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         The Company has a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that allows reinvested dividends to be used to purchase original issue shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price and the shares are purchased by the Company's transfer agent in the open-market at least weekly. During 2003, 2002 and 2001, under the dividend reinvestment portion of the Plan, 395,605, 402,084 and 379,883 original issue shares of common stock were sold providing the Company with proceeds of $7,000, $6,407 and $5,980, respectively.

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

                                                 Years ended December 31,
                                              ------------------------------
                                               2003        2002        2001
                                              ------------------------------
Average common shares outstanding during
   the period for Basic computation           88,275      85,674      84,841
Dilutive effect of employee stock options        969         864       1,102
                                              ------------------------------
Average common shares outstanding during
   the period for Diluted computation         89,244      86,538      85,943
                                              ==============================

         Equity per common share was $7.11 and $5.80 at December 31, 2003 and 2002, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

Employee Stock and Incentive Plan

         Under the 1994 Equity Compensation Plan ("Plan"), the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors ("Board"). In May 2003, the Shareholders authorized a 3,500,000 share increase in the shares available for issuance under the Plan. The maximum number of shares that may be subject to grants under the Plan to any one individual in any one year is 150,000. Awards under this plan are made by a committee of the Board of Directors.

         Options under the plan were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The following table summarizes stock option transactions for the plan:

                                                      As of or For the Years Ended December 31,
                                     ---------------------------------------------------------------------------
                                               2003                      2002                     2001
                                     -----------------------    ----------------------    ----------------------
                                                    Weighted                  Weighted                  Weighted
                                                    Average                    Average                   Average
                                                    Exercise                  Exercise                  Exercise
                                       Shares        Price        Shares        Price       Shares        Price
                                     -----------------------    ----------------------    ----------------------
Options:
   Outstanding, beginning of year    2,830,133     $ 12.06       2,559,763     $ 10.66     2,829,754    $   8.55
   Granted                             613,654       16.98         617,813       16.64       669,599       15.28
   Terminated                          (15,533)      14.78          (8,265)      12.99       (22,729)       9.70
   Exercised                          (434,833)      10.28        (339,178)       9.82      (916,861)       7.51
                                     ---------------------      ----------------------    ----------------------
   Outstanding, end of year          2,993,421     $ 13.31       2,830,133     $ 12.06     2,559,763     $ 10.66
                                     =====================      ======================    ======================
   Exercisable, end of year          1,756,300     $ 11.01       1,555,483     $  9.70     1,269,635     $  8.63
                                     =====================      ======================    ======================

        Options exercised during 2003 ranged in price from $4.38 per share to $16.65 per share. At December 31, 2003, 4,984,151 options under the Plan were still available for grant. The following table summarizes the price ranges of the options outstanding and options exercisable as of December 31, 2003:

                                          Options                               Options
                                        Outstanding                           Exercisable
                           -----------------------------------       -----------------------------
                                         Weighted     Weighted                            Weighted
                                          Average      Average                            Average
                                         Remaining    Exercise                            Exercise
                             Shares    Life (years)     Price           Shares             Price
                           -----------------------------------       -----------------------------
Range of prices:
   $ 4.56 - 7.99             419,291       2.3        $  6.18          419,291          $   6.18
   $ 8.00 - 9.99             320,558       6.3           9.39          320,558              9.39
   $10.00 - 12.99            489,839       4.9          11.10          489,839             11.10
   $13.00 - 15.99            556,918       7.3          15.28          338,294             15.28
   $16.00 - 16.99          1,084,944       8.8          16.65          188,318             16.65
   $17.00 - 18.34            121,871       9.4          18.32               --                --
                           ----------------------------------        ---------------------------
                           2,993,421       6.7        $ 13.31        1,756,300          $  11.01
                           ==================================        ===========================

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 2003, 2002 and 2001, 20,156, 37,031 and 9,844 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period.

Pension Plans and Other Postretirement Benefits

         The Company maintains a qualified, defined benefit pension plan that covers a majority of its full-time employees who were hired prior to April 1, 2003. Retirement benefits under the plan are generally based on the employee's total years of service and compensation during the last five years of employment. The Company's policy is to fund the plan annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for certain current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow. Employees hired after April 1, 2003 may participate in a defined contribution plan that provides a Company matching contribution on amounts contributed by participants and an annual profit-sharing contribution based upon a percentage of the eligible participants' compensation.

         In addition to providing pension benefits, the Company offers certain Postretirement Benefits other than Pensions ("PBOPs") to employees hired before April 1, 2003 and retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits for eligible retirees and life insurance benefits for certain eligible retirees. The Company funds its gross PBOP cost through various trust accounts. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

         On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law which would provide plan sponsors a federal subsidy for certain qualifying prescription drug benefits covered under the sponsor's postretirement health care plans. The Company is currently reviewing the impact of the Act and has elected to defer recognition of the benefit to its postretirement health care plans in accordance with FASB Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." Any measures of accumulated postretirement benefit obligation and net periodic PBOP cost for the year ended December 31, 2003 do not reflect the effects of the Act. Currently, specific authoritative accounting guidance for the federal subsidy is pending and that guidance when issued may require the Company to change previously reported information.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:

                                                                                         Other
                                                       Pension Benefits          Postretirement Benefits
                                                   -----------------------      ------------------------
                                                     2003           2002          2003           2002
                                                   --------       --------      ---------      ---------
Change in benefit obligation:
  Benefit obligation at January 1,                 $131,059       $119,667      $  25,436      $  22,317
  Service cost                                        3,627          3,205            987            840
  Interest cost                                       8,999          8,501          1,703          1,620
  Plan amendments                                        --            170             --             --
  Actuarial loss                                     12,222          5,104          1,978          1,574
  Plan participants' contributions                       --             --            513            342
  Benefits paid                                      (5,809)        (5,588)        (1,483)        (1,257)
                                                   --------       --------      ---------      ---------
  Benefit obligation at December 31,                150,098        131,059         29,134         25,436
                                                   --------       --------      ---------      ---------

Change in plan assets:
  Fair value of plan assets at January 1,            94,438        113,330         12,200         12,216
  Actual return on plan assets                       20,021        (13,369)           816         (1,168)
  Employer contributions                                 81             65          2,345          2,067
  Benefits paid                                      (5,809)        (5,588)          (970)          (915)
                                                   --------       --------      ---------      ---------
  Fair value of plan assets at December 31,         108,731         94,438         14,391         12,200
                                                   --------       --------      ---------      ---------

Funded status of plan:
  Funded status at December 31,                      41,367         36,621         14,743         13,236
  Unrecognized actuarial loss                       (29,164)       (30,471)        (4,857)        (2,839)
  Unrecognized prior service cost                    (1,942)        (2,337)           590            647
  Unrecognized net transition obligation              1,227          1,436         (7,231)        (8,034)
                                                   --------       --------      ---------      ---------
  Accrued benefit costs                            $ 11,488       $  5,249      $   3,245      $   3,010
                                                   ========       ========      =========      =========

         The Company's pension plans had an accumulated benefit obligation of $121,521 and $106,053 at December 31, 2003 and 2002, respectively. The following table provides the net liability recognized on the Consolidated Balance Sheets at December 31,:

                                                                   Other
                                   Pension Benefits      Postretirement Benefits
                               ----------------------    -----------------------
                                  2003         2002        2003         2002
                               ----------------------    -----------------------
Prepaid benefits cost          $      --     $  1,919    $    937     $  1,225
Accrued benefit cost             (11,488)      (7,168)     (4,182)      (4,235)
Additional minimum liability      (2,003)      (5,989)         --           --
Intangible assets                  1,962        1,258          --           --
Accumulated other
     comprehensive income             41        4,731          --           --
                               ----------------------    ---------------------
Net liability recognized       $ (11,488)    $ (5,249)   $ (3,245)    $ (3,010)
                               ======================    =====================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         At December 31, 2003 and 2002, the Company's pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December, 31:

                                        Projected Benefit
                                       Obligation Exceeds
                                       the Fair Value of
                                           Plan Assets
                                   ---------------------------
                                       2003            2002
                                   ---------------------------
Projected benefit obligation        $ 150,098        $ 131,059
Fair value of plan assets             108,731           94,438

                                         Accumulated Benefit
                                         Obligation Exceeds
                                         the Fair Value of
                                            Plan Assets
                                   ---------------------------
                                       2003            2002
                                   ---------------------------
Accumulated benefit obligation      $ 121,521        $  84,756
Fair value of plan assets             108,731           72,551

*2002 data in this table excludes pension plan with plan assets in excess of accumulated benefit obligation.

         The following table provides the components of net periodic benefit costs for the years ended December 31,:

                                                                                                  Other
                                                  Pension Benefits                         Postretirement Benefits
                                         ----------------------------------      ----------------------------------------
                                          2003          2002          2001        2003             2002            2001
                                         ----------------------------------      ----------------------------------------
Service cost                             $ 3,627      $ 3,205       $ 2,986      $   987          $   840         $   705
Interest cost                              8,999        8,501         8,261        1,703            1,620           1,427
Expected return on plan assets            (7,775)      (9,945)      (10,891)        (917)            (953)           (947)
Amortization of transition
     obligation (asset)                     (209)        (209)         (110)         803              803             803
Amortization of prior service cost           395          414           432          (57)             (57)            (57)
Amortization of actuarial (gain) loss      1,282          (2)          (528)          62               (5)           (179)
Amortization of regulatory asset              --           --             -          136              136             136
Capitalized costs                           (205)         (66)          (49)        (598)            (520)           (475)
Rate-regulated adjustment                     --           --          (553)          --               --              --
                                         ----------------------------------      ----------------------------------------
Net periodic benefit cost                $ 6,114      $ 1,898       $  (452)     $ 2,119          $ 1,864         $ 1,413
                                         ==================================      ========================================

         The rate-regulated adjustment set forth above is required for 2001 in order to reflect pension expense (credit) for the Company in accordance with the method used in establishing water rates.

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         The significant assumptions related to the Company's pension and other postretirement benefit plans are as follows:

                                                                                                      Other
                                                                   Pension Benefits           Postretirement Benefits
                                                               -----------------------       -------------------------
                                                                 2003           2002           2003             2002
                                                               --------       --------       --------         --------
Weighted-average Assumptions Used
  to Determine Benefit Obligations
  as of December 31,
    Discount rate                                                 6.25%          6.75%          6.25%            6.75%
    Rate of compensation increase                              4.0-5.0%       4.0-5.0%           4.0%             4.0%

Assumed Health Care Cost Trend
  Rates Used to Determine Benefit
  Obligations as of December 31,
    Health care cost trend rate                                     n/a            n/a            10%              10%
    Rate to which the cost trend is assumed
      to decline (the ultimate trend rate)                          n/a            n/a             5%               5%
    Year that the rate reaches the ultimate
      trend rate                                                    n/a            n/a           2009             2006

Weighted-average Assumptions Used
  to Determine Net Periodic Benefit
  Costs for Years Ended December 31,
    Discount rate                                                 6.75%          7.25%          6.75%            7.25%
    Expected return on plan assets                                8.50%          9.00%       6.0-9.0%         6.0-9.0%
    Rate of compensation increase                              4.0-5.0%       4.0-5.0%           4.0%             4.0%

Assumed Health Care Cost Trend
  Rates Used to Determine Net Periodic
  Benefit Costs for Years Ended December 31,
    Health care cost trend rate                                     n/a            n/a            10%              12%
    Rate to which the cost trend is assumed
      to decline (the ultimate trend rate)                          n/a            n/a             5%               5%
    Year that the rate reaches the ultimate
      trend rate                                                    n/a            n/a           2006             2006
n/a - Assumption is not applicable to pension benefits.

         Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the expected health-care cost trend rates would have the following effects:

                                               1-Percentage-    1-Percentage-
                                                   Point            Point
                                                  Increase         Decrease
                                               ---------------  ---------------
Effect on the health-care component of the
  accrued other postretirement benefit
  obligation                                       $  949         $  (860)
                                                   ======         =======

Effect on total service and interest cost
  components of net periodic postretirement
  health-care benefit cost                         $  103         $   (95)
                                                   ======         =======

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         The discount rate is based on a market rate for a recognized-rating agency's high-quality long-term bond portfolio with durations matching the expected payouts under our retirement plans. The Company's pension expense and liability (benefit obligations) increases as the discount rate is reduced.

         The Company's expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company's pension expense increases as the expected return on assets decreases. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company's investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Lehman Brothers Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee of the Board of Directors meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

         The Company's pension plan asset allocation and the target allocation by asset category are as follows:

                                                   Percentage of Plan
                                 2004            Assets at December 31,
                               Target           -----------------------
                           Allocation             2003          2002
                           ----------            ------        ------
Asset Category:
  Equity securities               65%              66%           63%
  Debt securities                 35%              32%           35%
  Cash                             0%               2%            2%
                           ----------            -----         -----
  Total                          100%             100%          100%
                           ==========            =====         =====

         Equity securities include Aqua America, Inc. common stock in the amounts of $6,469 or 5.9% of total plan assets and $4,701 or 5.0% of total plan assets as of December 31, 2003 and 2002, respectively.

         The asset allocation for the Company's other postretirement benefit plans and the target allocation by asset category are as follows:

                                                   Percentage of Plan
                                 2004            Assets at December 31,
                               Target           -----------------------
                           Allocation             2003          2002
                           ----------            ------        ------
Asset Category:
  Cash                            65%              64%           64%
  Equity securities               35%              36%           36%
                           ----------            -----         -----
  Total                          100%             100%          100%
                           ==========            =====         =====

         Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules, during 2004 our pension contribution is expected to be $5,371.

         As of December 31, 2003, the Company has an additional minimum liability of $41 associated with our defined benefit plan. The additional minimum liability is a result of the accumulated benefit obligation exceeding the fair value of plan assets and results in the establishment of a regulatory asset, as the Company anticipates recovery of the future, increased pension expense through customer rates. An additional minimum liability of $4,731 was initially recorded on December 31, 2002 as a result of a decline in pension plan assets and a decrease in the assumed discount rate which resulted in an increase in pension liabilities. The change in the additional minimum liability from December 31, 2002 to December 31, 2003 resulted from an increase in the pension plan assets during 2003 due to positive equity market performance, offset partially by the effect of a decreased discount rate.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

              Notes to Consolidated Financial Statements (continued
               (In thousands of dollars, except per share amounts)

         The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in Aqua America, Inc. common stock based on a percentage of an employee's contribution, subject to certain limitations. The Company's matching contribution, recorded as compensation expense, was $921, $859 and $798 for the years ended December 31, 2003, 2002 and 2001, respectively.


Water and Wastewater Rates

         In November 2003, the Company's Pennsylvania operating subsidiary, Aqua Pennsylvania, Inc., filed an application with the Pennsylvania Public Utility Commission ("PAPUC") requesting a $25,300 or 10.2% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2004.

         On August 1, 2002, the PAPUC granted Aqua Pennsylvania, Inc. a $21,226 or 10.2% base rate increase. The rates in effect at the time of the filing included $9,400 in Distribution System Improvement Charges ("DSIC") at 5.0%. Consequently, the total base rates increased by $30,626 and the DSIC was reset to zero.

         The Company's other operating subsidiaries were allowed annual rate increases of $1,275 in 2003, $3,024 in 2002 and $4,799 in 2001, represented by eight, thirteen and nine rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $839, $1,403 and $4,200 in 2003, 2002 and 2001, respectively.

         Four states in which the Company operates permit water utilities, and in some states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio and Indiana allow for the use of infrastructure rehabilitation surcharges. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally 5% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2003, 2002 and 2001 of $8,147, $5,518 and $6,672,
respectively.

Selected Quarterly Financial Data (Unaudited)                           Aqua America, Inc. and Subsidiaries
---------------------------------------------
(in thousands of dollars, except per share amounts)

                                                   First       Second       Third       Fourth
                                                  Quarter      Quarter     Quarter      Quarter       Year
                                               ------------------------------------------------------------
2003
-----------------------------------------------------------------------------------------------------------
Operating revenues                              $  80,489    $  83,379    $102,153    $101,212     $367,233
Operations and maintenance expense                 30,664       31,029      36,777      42,132      140,602
Net income available to common
  stock                                            13,324       15,235      23,620      18,606       70,785
Basic net income per common share                    0.16         0.18        0.26        0.20         0.80
Diluted net income per common share                  0.16         0.18        0.26        0.20         0.79
Dividend paid per common share                      0.112        0.112       0.112       0.120        0.456
Dividend declared per common share                  0.112        0.112       0.232          --        0.456
Price range of common stock
  - high                                            17.83        19.85       20.07       22.40        22.40
  - low                                             15.77        17.22       18.28       18.71        15.77

2002
-----------------------------------------------------------------------------------------------------------
Operating revenues                              $  71,669    $  76,615    $ 91,918    $ 81,826     $322,028
Operations and maintenance expense                 27,285       28,915      31,143      30,392      117,735
Net income available to common
  stock                                            11,875       14,818      21,815      18,646       67,154
Basic net income per common share                    0.14         0.17        0.25        0.22         0.78
Diluted net income per common share                  0.14         0.17        0.25        0.22         0.78
Dividend paid per common share                      0.106        0.106       0.106       0.112        0.430
Dividend declared per common share                  0.106        0.106       0.218          --        0.430
Price range of common stock
  - high                                            19.69        20.00       16.24       17.50        20.00
  - low                                             16.88        14.79       12.82       15.44        12.82

         All per share data as presented has been adjusted for the 2003 5-for-4 common stock split effected in the form of a 25% stock distribution. High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividends paid in December 2003 of $0.12 and December 2002 of $0.112 were declared in August 2003 and August 2002, respectively.

         Beginning August 1, 2003, the financial results for the operations acquired in the AquaSource acquisition have been included in the Company's consolidated financial statements.

         Net income available to common stock and net income per share for the fourth quarter of 2002 includes a net gain of $3,690 ($5,676 pre-tax) or $0.04 per share on the sale of a portion of our Ashtabula, Ohio water system.

Summary of Selected Financial Data                                                     Aqua America, Inc. and Subsidiaries
----------------------------------
(in thousands of dollars, except per share amounts)

--------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                    2003 (a)         2002*        2001*        2000*         1999*
--------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
 Income from operations before
      non-recurring items:  (b)
      Basic                                                    $0.80         $0.74        $0.71        $0.62         $0.56
      Diluted                                                   0.79          0.73         0.70         0.62          0.56
 Net income (b)
      Basic                                                     0.80          0.78         0.71         0.65          0.45
      Diluted                                                   0.79          0.78         0.70         0.65          0.45
 Cash dividends paid                                            0.46          0.43         0.40         0.38          0.36
 Cash dividends declared                                        0.46          0.43         0.40         0.38          0.36
 Return on average stockholders' equity (b)                    12.3%         13.9%        13.3%        13.2%         10.1%
 Book value at year end                                        $7.11         $5.80        $5.52        $5.10         $4.55
 Market value at year end                                      22.10         16.48        18.04        15.68         10.59
---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
 Operating revenues                                         $367,233      $322,028     $307,280     $274,014      $256,546
 Depreciation and amortization                                51,463        44,322       40,168       34,100        31,903
 Interest expense, net (c)                                    42,535        39,007       38,637       37,775        31,796
 Income before income taxes                                  116,718       109,252       99,087       86,995        62,915
 Provision for income taxes                                   45,923        42,046       38,976       34,105        26,531
 Net income available to common stock (b)                     70,785        67,154       60,005       52,784        36,275
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
 Total assets                                             $2,069,736    $1,717,069   $1,555,108   $1,413,723    $1,280,805
 Property, plant and equipment, net                        1,824,291     1,486,703    1,364,282    1,249,652     1,135,230
 Stockholders' equity                                        659,030       493,097      472,717      430,587       367,141
 Long-term debt, including current portion                   736,052       617,175      531,455      472,712       425,946
 Total debt                                                  832,511       732,288      641,123      573,706       529,015
---------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
 Net cash flows from operating activities                   $143,373      $121,560     $102,165      $86,972       $74,103
 Capital additions                                           163,320       136,164      124,088      129,740        96,383
 Cash expended for acquisitions of utility systems           192,331         8,914        9,517        3,546        39,164
 Dividends on common stock                                    39,917        36,789       34,234       30,406        29,217
 Number of customers served                                  749,491       605,474      587,537      565,146       548,937
 Number of shareholders of common stock                       22,726        21,389       20,920       20,978        21,187
 Common shares outstanding (000)                              92,589        84,896       85,483       83,869        80,103
 Employees (full-time)                                         1,260           971          951          943           945
---------------------------------------------------------------------------------------------------------------------------

*Share and per share data has been restated for the 2003 5-for-4 stock split.
(a) Beginning August 1, 2003, the financial results for the operations acquired in the AquaSource acquisition have been included in Aqua America's consolidated financial statements.
(b) Income per share from operations before non-recurring items is a measure that is not determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. This Non-GAAP measure should not be considered as an alternative to net income per share as determined in accordance with GAAP. We believe that this is useful as an indicator of operating performance, as we measure if for management purposes, because it provides a better understanding of our results of operations by highlighting our ongoing operations and the underlying profitability of our core business. Non-recurring items include the following: the 2002 amounts include a net gain of $3,690 ($5,676 pre-tax) or $0.04 per share on the sale of a portion of our Ashtabula, Ohio water system; the 2000 amounts include a net gain of $2,236 ($4,041 pre-tax) or $0.03 per share for the partial recovery of the merger costs related to the merger with Consumers Water Company; and the 1999 amounts include a net charge of $8,596 ($10,121 pre-tax) or $0.11 per share for the merger transaction costs and related restructuring costs.
(c) Includes dividends on preferred stock of subsidiary and minority interest; net of allowance for funds used during construction.