Form 10-K, Exhibit 13
period 2004-12-31
AQUA AMERICA INC
filed 2005-03-15
CIK 78128

                                                                    EXHIBIT 13.1




                               AQUA AMERICA, INC.


      SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED
                               DECEMBER 31, 2004

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

o  dividend payment projections;

o  future financing plans;

o  future pension contributions;

o opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;

o  acquisition-related costs and synergies;

o  the capacity of our water supplies and facilities;

o  general economic conditions;

o  The impact of geographic diversity on our exposure to unusual weather; and

o  The impact of accounting pronouncements.

           Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

o  changes in general economic, business and financial market conditions;

o changes in government regulations and policies, including environmental and public utility regulations and policies;

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

o  the effect of the loss of major customers;

o  unanticipated capital requirements;

o our ability to retain the services of key personnel and to hire qualified personnel as we expand;

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

                               GENERAL INFORMATION
Name Change

         On January 16, 2004, we changed our name to Aqua America, Inc. from Philadelphia Suburban Corporation. In addition, we changed our ticker symbol to WTR from PSC on the New York Stock Exchange and Philadelphia Stock Exchange on January 20, 2004.

Overview

         Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to more than 2.5 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Florida, Indiana, Virginia, Maine, Missouri, New York and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc. - formerly Pennsylvania Suburban Water Company, accounts for approximately 57% of our operating revenues and provides water or wastewater services to approximately 1.3 million residents in the suburban areas north and west of the City of Philadelphia and in 21 other counties in Pennsylvania. Our other subsidiaries provide similar services in 12 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. We are the largest U.S.-based publicly-traded water utility based on number of people served.

         The mission of the investor-owned water utility industry is to provide quality and reliable water service at an affordable price for the customer, and provide a fair return to its shareholders. A number of challenges face the industry, including:

   o  strict environmental, health and safety standards;

   o  the need for substantial capital investment;

   o  economic regulation by state, and/or in some cases local, government; and

   o  the impact of weather and drought conditions on water sales demand.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         Aqua America, Inc. strives to achieve the industry mission by effective planning and efficient use of its resources to meet the industry challenges. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants and other infrastructure. This factor is important in our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Often these utility investments are required by a changed federal or state environmental standard, to improve our ability to deliver quality customer service, or to assist in our ability to supply water in sufficient quantities for future demand or when experiencing drought conditions. A strategy to meet the above challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas. This growth-through-acquisition strategy allows us to operate more efficiently and provides an important source for possible future growth. The ability to successfully execute this strategy and meet the industry challenges is largely due to our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.

         We believe that acquisitions will continue to be an important source of growth for us. With more than 50,000 community water systems in the U.S., 84% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate, we believe there are over 22,000 public water systems of widely varying size, with the majority of the population being served by government-owned water systems.

         Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency's (EPA) most recent survey of publicly-owned wastewater treatment facilities in 2000, there are approximately 16,000 such facilities in the nation serving approximately 72% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 6,600 wastewater facilities in operation or planned in the 13 states where we operate.

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

         On June 1, 2004, we acquired the capital stock of Heater Utilities, Inc. for $48,000 in cash and the assumption of long-term debt of $19,219 and short-term debt of $8,500. The acquired operation provides water and wastewater service to over 50,000 water and wastewater customers primarily in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. On June 30, 2004, we acquired certain utility assets of Florida Water Services Corporation, comprised of 63 water and wastewater systems located in central Florida for $14,747 in cash. In accordance with Florida procedures, the acquisition remains subject to regulatory approval by the Florida Public Service Commission. This process is not expected to be completed prior to September 2005. The operating results of these acquisitions have been included in our consolidated financial statements beginning on the respective acquisition dates. Under the terms of the purchase agreement, the Commission's review process may result in an adjustment of the final purchase price based on the Commission's determination of plant investment for the systems. The final purchase price is not expected to result in the recognition of goodwill.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         On July 31, 2003, we completed the acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc., a subsidiary of DQE, Inc., including selected, integrated operating and maintenance contracts and related assets, for $178,428 in cash, as adjusted for a purchase price reduction received in August 2004 of $12,289 pursuant to the purchase agreement. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states; including the Connecticut and Kentucky operations which were subsequently sold to other parties. The operating results of AquaSource have been included in our consolidated financial statements beginning August 1, 2003. Please refer to the section captioned "Acquisitions" for an expanded discussion of acquisitions.

         We are actively exploring other opportunities to expand our water and wastewater utility operations through acquisitions or otherwise. We intend to continue to pursue acquisitions of municipally-owned and investor-owned water and wastewater systems of all sizes that provide services in areas adjacent to our existing service territories or in new service areas.

         Following are our selected five-year financial statistics:

Years ended December 31,                              2004 (a)     2003 (b)     2002 (c)        2001      2000 (d)
------------------------------------------------------------------------------------------------------------------
Operating revenues                                   $442,039     $367,233     $322,028     $307,280     $274,014
==================================================================================================================

Operations and maintenance expense                   $178,345     $140,602     $117,735     $111,885     $101,741
==================================================================================================================

Net income available to common stock                 $ 80,007     $ 70,785     $ 67,154     $ 60,005     $ 52,784
==================================================================================================================


Capital expenditures                                 $195,736     $163,320     $136,164     $124,088     $129,740
==================================================================================================================
OPERATING STATISTICS
Selected operating results as a
    percentage of operating revenues:
    Operations and maintenance                          40.3%        38.3%        36.6%        36.4%        37.1%
    Depreciation and amortization                       13.3%        14.0%        13.8%        13.1%        12.4%
    Taxes other than income taxes                        6.2%         5.9%         6.0%         6.8%         8.2%
    Interest expense, net                               11.0%        12.2%        12.5%        11.9%        12.9%
    Net income available to common stock                18.1%        19.3%        20.9%        19.5%        19.3%
==================================================================================================================
Effective tax rates                                     39.4%        39.3%        38.5%        39.3%        39.2%
==================================================================================================================

(a) Net income available to common stock and net income includes the gain of $1,522 ($2,342 pre-tax) realized on the sale of our Geneva, Ohio water system. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense.
(b) 2003 includes five months of financial results for the AquaSource operations acquired in July 2003.
(c) Net income available to common stock and net income includes the gain of $3,690 ($5,676 pre-tax) realized on the sale of a portion of our Ashtabula, Ohio water system.
(d) Net income available to common stock and net income includes the gain of $2,236 ($4,041 pre-tax) for the partial recovery of the merger costs related to the merger with Consumers Water Company.

         We consider the following nonfinancial measure and financial measures to be the fundamental basis by which we evaluate our performance: number of customers, operating revenues, net income and our dividend rate on common stock. In addition, we consider other key financial measures in evaluating our operating results: the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed "operating expense ratio"); return on revenues (net income divided by operating revenues); and earnings before interest, taxes, depreciation and amortization ("EBITDA"). These measurements are reviewed regularly and compared to historical periods as well as our operating budget as approved by the Aqua America, Inc. Board of Directors.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness. As reported in the above table and as anticipated, our operating expense ratio increased for 2004 over 2003, and 2003 as compared to 2002 as a result of the additional operating costs associated with the AquaSource acquisition which closed on July 31, 2003. Our 2004 results reflect a full twelve months of operating results for this acquisition and only five months in 2003. The business model of the acquired AquaSource operations, generally referred to as our Aqua South operations, are different from the rest of the Aqua America operations. The Aqua South operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency. However, the small, separate systems of the Aqua South operations results in the additional operating revenues generated by the Aqua South operations being accompanied by a higher ratio of operations and maintenance expenses than the level Aqua America experiences in the rest of the Aqua America operations. The Aqua South operations can be characterized as having relatively-higher fixed costs to operate in contrast to the rest of the Aqua America operations which generally consist of larger, interconnected systems resulting in higher fixed capital costs (utility plant investment) and lower operating costs per customer. For the twelve-month period ending June 30, 2003, the last reporting period before the July 31, 2003 closing of AquaSource, our operating expense ratio declined to 36.5%, from 36.6% for the year ended December 31, 2002. We are implementing management systems over time that will allow us to further control costs and improve efficiencies, but the effect of this acquisition will be to increase our overall operating expense ratio from the levels experienced during the preceding five years. Consequently, as anticipated our return on revenues, net income divided by operating revenues, in 2004 was lower than in the previous four years as a result of the impact of the higher cost of Aqua South's operations.

        Following are our selected five-year operating and sales statistics:

Years ended December 31,                         2004          2003           2002           2001           2000
--------------------------------------------------------------------------------------------------------------------
Customers          Residential water             702,367       624,355        535,506        526,776        512,442
                   Commercial water               33,720        33,015         30,355         29,745         29,317
                   Industrial water                1,365         1,397          1,423          1,454          1,446
                   Other water                    15,700        20,483         16,466          9,947          9,500
                   Wastewater                     82,360        70,241         21,724         19,615         12,441
                   -------------------------------------------------------------------------------------------------
                   Total                         835,512       749,491        605,474        587,537        565,146
                   =================================================================================================

Operating          Residential water           $ 264,910      $218,487       $197,190      $ 188,303      $ 170,597
Revenues (a)       Commercial water               65,605        61,343         55,962         53,103         47,109
                   Industrial water               17,377        17,675         17,221         16,141         14,943
                   Other water                    44,593        40,048         36,255         35,681         29,582
                   Wastewater                     35,931        17,874          8,210          6,960          5,414
                   Other                          13,623        11,806          7,190          7,092          6,369
                   -------------------------------------------------------------------------------------------------
                   Total                       $ 442,039      $367,233       $322,028      $ 307,280      $ 274,014
                   =================================================================================================

(a) 2003 includes five months of financial results for the operations acquired in the AquaSource acquisition.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

                              RESULTS OF OPERATIONS

        Our net income has grown at an annual compound rate of approximately 17.1% during the five-year period ended December 31, 2004. The five year annual compound growth rate is higher than the rate typically experienced due to the base year 1999 results including the after-tax merger costs of $8,596 associated with the Consumers Water Company merger. As a comparison, our net income for the periods ended December 31, 2004 has grown at annual compound rate of approximately 10.1% during the past six years, 11.0% during the past four years, and 10.0% during the past three years. During the past five years, operating revenues grew at a compound rate of 11.5% and total expenses, exclusive of income taxes, grew at a compound rate of 11.0%.

Operating Revenues

               The growth in revenues over the past five years is a result of increases in both the customer base and in water rates. The number of customers increased at an annual compound rate of 8.8% in the past five years primarily as a result of acquisitions of water and wastewater systems, including the mid-year 2004 Heater and Florida Water Services acquisitions, and the AquaSource acquisition completed July 2003. Acquisitions made during the five-year period ended December 31, 2004 have provided water and wastewater revenues of approximately $90,187 in 2004, $34,960 in 2003 and $8,758 in 2002. Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 1.2%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $15,800 in 2004, $19,900 in 2003 and $14,700 in 2002. In addition to regulated water and wastewater operating revenues, we had other non-regulated revenues that were primarily associated with operating and maintenance contracts, and data processing service fees of $13,623 in 2004, $11,806 in 2003 and $7,190 in 2002.
The increases in 2004 and 2003 over the previous year resulted primarily from the additional revenues from contract operations associated with the July 2003 AquaSource acquisition.

Economic Regulation - Most of our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. A small number of our operations are subject to rate regulation by county or city government. The profitability of our utility operations is influenced a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. Accordingly, we maintain a rate case management capability to provide that the tariffs of the utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions.

        On August 5, 2004, the Pennsylvania Public Utility Commission (PAPUC) granted our Pennsylvania operating subsidiary a $13,800 base rate increase. The rates in effect at the time of the filing included $11,200 in Distribution System Improvement Charges ("DSIC") or 5.0% above the prior base rates. Consequently, the total base rates increased by $25,000 and the DSIC was reset to zero. On August 1, 2002, the PAPUC granted our Pennsylvania operating subsidiary a $21,226 base rate increase. The rates in effect at the time of the filing included $9,400 in DSIC at 5.0%. Consequently, the total base rates increased by $30,626 and the DSIC was reset to zero.

        In May 2004, our operating subsidiary in Texas filed an application with the Texas Commission on Environmental Quality to increase rates by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of our depreciation, operating and other tax expense over a similar multi-year period, such that the annual impact on operating income approximates the requested amount. The application is currently pending before the Commission. We commenced billing for the requested rates and implemented the deferral plan in August 2004, in accordance with authorization from the Texas Commission on Environmental Quality in July 2004. The additional revenue billed and collected prior to the final ruling are subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by us reflect an estimate of the final outcome of the ruling.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        Our operating subsidiaries located in other states received rate increases representing estimated annualized revenues of $6,673 in 2004 resulting from fourteen rate decisions, $1,275 in 2003 resulting from eight rate decisions and $3,024 in 2002 resulting from thirteen rate decisions. Revenues from these increases realized in the year of grant were approximately $3,995 in 2004, $839 in 2003 and $1,403 in 2002. These operating subsidiaries currently have eleven rate requests in process requesting a $6,513 increase in annual revenues. These requests are currently under review by the respective state regulatory commissions. During 2005, we intend to file twenty-two rate requests requesting an aggregate of approximately $18,682 of increased annual revenues.

Revenue Surcharges - Four states in which we operate permit water utilities, and in some states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. Prior to these mechanisms being approved, water and wastewater utilities absorbed all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag which often acted as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, our subsidiaries in certain states use a surcharge or credit on their bill to reflect certain allowable changes in costs until such time as these costs are fully incorporated in base rates.

        Currently, Pennsylvania, Illinois, Ohio and Indiana allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally 5% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $7,817 in 2004, $8,147 in 2003 and $5,518 in 2002.

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

        The geographic diversity of our customer base helps reduce our exposure to extreme or unusual weather conditions in any one area of our service territory. Our geographic diversity has continued to widen as a result of the Heater and Florida Water acquisitions which closed in mid-year 2004 and the AquaSource acquisition which closed in July 2003. During the year ended December 31, 2004, which included only the partial year operating revenues from the Heater and Florida Water acquisitions, our operating revenues were derived principally from the following states: 57% in Pennsylvania, 9% in Ohio, 7% in Illinois, 7% in Texas, 5% in New Jersey, and 4% in North Carolina.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        On occasion, drought warnings and water use restrictions are issued by governmental authorities for portions of our service territories in response to extended periods of dry weather conditions. The timing and duration of the warnings and restrictions can have an impact on our water revenues and net income. In general, water consumption in the summer months is affected by drought warnings and restrictions to a higher degree because nonessential and recreational use of water is highest during the summer months, particularly in our northern service territories. At other times of the year, warnings and restrictions generally have less of an effect on water consumption. During the period from November 2001 to December 2002, at various times in specific counties and to varying degrees, drought warnings or drought emergencies were declared by the Commonwealth of Pennsylvania for substantial portions of our Pennsylvania service territories. A drought warning calls for a 10 to 15 percent voluntary reduction of water use, particularly non-essential uses of water. A drought emergency imposes a ban on nonessential water use. Water use restrictions were also imposed and relaxed at various times during 2002 in our service territories in New Jersey. Currently there are no drought warnings or restrictions in any of the areas we serve.

Operations and Maintenance Expenses

        Operations and maintenance expenses totaled $178,345 in 2004, $140,602 in 2003 and $117,735 in 2002. Most elements of operating costs are subject to the effects of inflation, and changes in the number of customers served, and several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the competitive electric market in some of the states in which we operate. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2004 as compared to 2003 by $37,743 or 26.8% due to added operating costs associated with acquisitions of $36,123, additional postretirement costs of $2,110, increased accounting expense of $1,496 for assessing internal control effectiveness under the Sarbanes-Oxley Act and higher water production expenses. Partially offsetting these increases were lower insurance costs due to the favorable settlement of insurance claims during 2004, and the gain on the sale of the Geneva, Ohio water system of $2,342. In the consolidated statement of income for 2004, the gain on the sale of the Geneva water system is reported as a component of the line titled operations and maintenance expense. The impact of acquisitions is primarily the result of the effect of AquaSource for the full twelve-month period versus five months in 2003, and the mid-year 2004 acquisitions of Heater and the Florida Water Services systems.

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

Depreciation and Amortization Expenses

               Depreciation expense was $54,564 in 2004, $48,522 in 2003 and $41,424 in 2002, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and as a result of acquisitions of water systems.

        Amortization expense was $4,300 in 2004, $2,941 in 2003 and $2,898 in 2002. The increase in 2004 and 2003 is due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Taxes Other than Income Taxes

               Taxes other than income taxes increased by $5,989 or 27.7% in 2004 as compared to 2003 and $2,140 or 11.0% in 2003 as compared to 2002. The increase in both 2004 and 2003 is due to additional taxes associated with acquisitions and increases in state taxes. The other taxes associated with acquisitions resulted from the effect of the July 2003 AquaSource acquisition for a twelve-month period in 2004 as compared to the five-month period in 2003, and the mid-year 2004 acquisitions of Heater Utilities and the systems of Florida Water.

Interest Expense, net

               Net interest expense was $48,679 in 2004, $44,662 in 2003 and $40,396 in 2002. Interest income of $1,762 in 2004, $395 in 2003 and $287 in
2002 was netted against interest expense. Interest expense increased in 2004 and in 2003 primarily as a result of higher levels of borrowings, offset partially by the effects of decreased interest rates on borrowings. The higher level of average borrowings in 2004 and 2003 was used to finance the acquisition of AquaSource in July 2003, the Heater and Florida Water acquisitions in mid-year 2004, and capital expenditures. Interest income increased in 2004 due to $532 of interest income in connection with the arbitration award related to the final purchase price for the AquaSource acquisition received in 2004 and additional interest income associated with acquisitions. Interest expense during 2004 was favorably impacted by a reduction in the weighted cost of long-term debt from 6.19% at December 31, 2003 to 6.00% at December 31, 2004.

Allowance for Funds Used During Construction

               The allowance for funds used during construction (AFUDC) was $2,304 in 2004, $2,127 in 2003 and $1,389 in 2002 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, and to changes in the AFUDC rate. The increase in 2004 is due to an increase in the average balance of CWIP to which AFUDC is applied. The increase in 2003 is due to an increase in the AFUDC rate as a result of tax-exempt borrowings for our multi-year infrastructure rehabilitation plan and an increase in the average balance of CWIP.

Gain on Sale of Water System

        Gain on sale of water system represents the gain realized on the December 2002 sale of a portion of the Ashtabula, Ohio water system to the county government. The sale provided $12,118 of net proceeds and resulted in 2002 pre-tax gain of $5,676. The gain realized on the December 2004 sale of the Geneva, Ohio water system to the City of Geneva of $2,342 is reported in the consolidated statement of income as a component of the line titled operations and maintenance expense.

Gain on Sale of Other Assets

        Gain on sale of other assets totaled $1,272 in 2004, $5,692 in 2003 and $2,079 in 2002 and consisted of gains on land and marketable securities sales. Gain on sale of land totaled $869 in 2004, $5,153 in 2003 and $900 in 2002. Gain on sale of marketable securities totaled $403 in 2004, $539 in 2003 and $1,179 in 2002.

Income Taxes

        Our effective income tax rate was 39.4% in 2004, 39.3% in 2003 and 38.5% in 2002. The changes in the effective tax rates in 2004 and 2003 are due to differences between tax deductible expenses and book expenses.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Summary

               Operating income was $177,234 in 2004, $153,561 in 2003 and $140,504 in 2002 and net income available to common stock was $80,007 in 2004, $70,785 in 2003 and $67,154 in 2002. Diluted income per share was $0.85 in 2004, $0.79 in 2003 and $0.78 in 2002. The changes in the per share income in 2004 and 2003 over the previous years were due to the aforementioned changes in income and impacted by a 5.6% increase in the average number of common shares outstanding during 2004 and a 3.1% increase in the average number of common shares outstanding during 2003, respectively. The increase in the number of shares outstanding in 2004 and 2003 is primarily a result of the additional shares issued in common share offerings and through our dividend reinvestment plan, employee stock purchase plan and equity compensation plan.

        Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

Fourth Quarter Results

        Net income available to common stock was $22,474 in the fourth quarter of 2004 and $18,606 in the same period of 2003. The change in net income is due to a $14,230 increase in operating revenues, offset by increased operations and maintenance expense of $3,373, increased interest expense of $1,418, a lower gain on sales of other assets of $973 and increased amortization expense of $514. The increase in operating revenues was a result of additional revenues of $9,006 resulting from an increase in water rates granted to our operating subsidiaries, and the additional revenues from acquisitions, offset partially by reduced infrastructure rehabilitation surcharge revenue of $2,036. The reduction in infrastructure rehabilitation surcharge revenues is due to the August 2004 Pennsylvania rate increase which resulted in the DSIC being reset to zero concurrent with the increase in base water rates. The higher operations and maintenance expense is due primarily to the additional operating costs associated with acquisitions, offset partially by the gain on the December 2004 sale of the Geneva water system of $2,342, and reduced insurance costs.

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

Security

        In light of concerns regarding security in the wake of the September 11, 2001 terrorist attacks, we have increased security measures at our facilities. These increased security measures were not made in response to any specific threat. We are in contact with federal, state and local authorities and industry trade associations regarding information on possible threats and security measures for water utility operations. The cost of the increased security measures, including capital expenditures, is expected to be recoverable in water rates and is not expected to have a material impact on our results from operations or financial condition.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)


                               FINANCIAL CONDITION

Cash Flow and Capital Expenditures

        Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2004 were as follows:

------------------------------------------------------------------------------------------------
                      Net Operating         Common            Capital          Acquisitions of
                        Cash Flow          Dividends       Expenditures        Utility Systems
------------------------------------------------------------------------------------------------
          2000          $ 86,972           $ 30,406         $ 129,740               $ 3,546
          2001           102,165             34,234           124,088                 9,517
          2002           121,560             36,789           136,164                 8,914
          2003           143,373             39,917           163,320               192,331
          2004           173,603             45,807           195,736                54,300
------------------------------------------------------------------------------------------------
                       $ 627,673          $ 187,153         $ 749,048             $ 268,608
================================================================================================

        Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, and water meters. During this five-year period, we received $45,494 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and retired debt in the amount of $163,689, retired $1,760 of preferred stock, and have refunded $23,550 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the shares outstanding during the period.

         Our planned 2005 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $262,400 of which $66,400 is for infrastructure rehabilitation surcharge-qualified projects. We have increased our capital spending for infrastructure rehabilitation in response to the infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude our capital program. Our 2005 capital program, along with $50,195 of sinking fund obligations and debt maturities, and $33,444 of other contractual cash obligations, as reported in the section captioned "Contractual Obligations", is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity and the issuance of new long-term debt.

        Future utility construction in the period 2006 through 2009, including recurring programs, such as the ongoing replacement of water meters, water treatment plant upgrades, storage facility renovations, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $700,000. We anticipate that less than one-half of these expenditures will require external financing of debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans and possible future public equity offerings. We expect to refinance $86,263 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         Our primary source of liquidity is cash flows from operations, borrowings under various short-term lines of credit and other credit facilities, and customer advances and contributions in aid of construction. Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief and water consumption. We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term borrowings. Over time, we refinance our short-term borrowings with long-term debt and proceeds from the issuance of common stock. The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings and cash flow to enable them to secure the capital they will need and to maintain satisfactory debt coverage ratios.

Acquisitions

        During the past five years, we have expended cash of $268,608 and issued 1,317,017 shares of common stock, valued at $16,400 at the time of the acquisition, related to the acquisitions of utility systems, primarily water utilities and some wastewater utilities. The operating results of these acquisitions have been included in our consolidated financial statements beginning on the respective acquisition date.

        Pursuant to our strategy to grow through acquisitions, on June 1, 2004, we acquired the capital stock of Heater Utilities, Inc. for $48,000 in cash and the assumption of long-term debt of $19,219 and short-term debt of $8,500. The acquired operation provides water and wastewater service to over 50,000 water and wastewater customers primarily in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. For the fiscal year ended December 31, 2003, Heater had operating revenues of $19,489. The acquisition was accounted for as a purchase and accordingly, we recorded goodwill of $18,842. In 2004, as part of the North Carolina Utilities Commission approval process for this acquisition, the Commission approved a mechanism through which we could recover up to two-thirds of the goodwill through customer rates in the future upon achieving certain objectives. We intend to pursue these objectives to facilitate recognition of this premium in customer rates. However, there can be no assurance that we will be able to achieve these objectives and recover such amount of goodwill, if any.

        On June 30, 2004, we acquired certain utility assets of Florida Water Services Corporation, comprised of 63 water and wastewater systems located in central Florida for $14,747 in cash, which is less than the depreciated original cost of these assets. In accordance with Florida procedures, the acquisition remains subject to regulatory approval by the Florida Public Service Commission and this process is not expected to be completed prior to September 2005. Under the terms of the purchase agreement, the Commission's review process may result in an adjustment of the final purchase price, which would be settled in cash, based on the Commission's determination of plant investment for the systems. Since the purchase price adjusts by the change in the determined plant investment or rate base, effectively the rate base adjustment is directly offset by the change in purchase price. The final purchase price is not expected to result in the recognition of goodwill.

        The acquisition of Heater and the Florida Water Systems were initially funded by a portion of the proceeds from the issuance by Aqua America of an unsecured short-term note in May 2004. A portion of the short-term note was subsequently repaid by Aqua America with the proceeds from a November 2004 secondary equity offering, and a portion of the short-term note was refinanced through the February 2005 issuance of $30,000 of unsecured notes. In November 2004, we sold 1,955,000 shares of common stock in a public offering for proceeds of $42,600, net of expenses. In February 2005, Aqua America issued $18,000 of notes due in 2015 with an interest rate of 5.01% and $12,000 of notes due in 2020 with an interest rate of 5.20%.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        Pursuant to our growth strategy, on July 31, 2003, we completed the acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc., a subsidiary of DQE, Inc., including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as "AquaSource") for $190,717 in cash, as adjusted pursuant to the purchase agreement based on working capital at closing. On August 27, 2004, we were awarded and received $12,289 plus interest in an arbitration related to the calculation of the final purchase price under the terms of the purchase agreement, which resulted in a final purchase price of $178,428. In the consolidated statement of cash flow for 2004, the $12,289 award has been reported as proceeds on the line titled acquisitions of water and wastewater systems, net. The acquisition was initially funded by a portion of the proceeds from the July 2003 issuance of $135,000 of unsecured notes due 2023, with an interest rate of 4.87%, and the issuance of a $90,000 unsecured note by Aqua America. In August 2003, the $90,000 unsecured note was repaid with the proceeds from the issuance of 5,000,000 shares of common stock through a shelf registration. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut and Kentucky operations which were subsequently sold to other parties). Please refer to the section captioned "Dispositions" for a discussion of the AquaSource operations located in Connecticut, Kentucky and New York. The acquisition provides an expanded platform from which to extend our growth-through-acquisition strategy of acquiring water and wastewater systems that are near or adjacent to our existing service territories. The AquaSource operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency.

        We continue to hold acquisition discussions with several water and wastewater systems. Generally acquisitions are expected to be financed through the issuance of equity (for the acquisition of some investor-owned systems) or funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or proceeds from equity offerings.

Dispositions

        In December 2004, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold its water utility assets within the municipal boundaries of the City of Geneva in Ashtabula County, Ohio for net proceeds of approximately $4,716, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in the fourth quarter of 2004 of a gain on the sale of these assets, net of expenses, of $2,342. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. We continue to operate this water system for the City of Geneva under an operating contract that began upon the closing of the sale for a period through December 2006. The operating contract provides for an annual base operating fee of $135 and allows for additional fees to be earned commensurate with the services provided. These water utility assets represent less than 1% of Aqua America's total assets, and the total number of customers included in the water system sold represents less than 1% of our total customer base.

        We continue to review and evaluate for possible sale selected areas of our business and operating divisions that were acquired in July 2003 with the AquaSource operations. To date, we have completed the following sale transactions of operating divisions acquired as part of the AquaSource transaction:

   o In July 2004, we sold our only operation in Kentucky. The sale price approximates our investment in this operation. The operation represented approximately 0.2% of the operations acquired from AquaSource, Inc.
   o In October 2003, we completed the sale of our only operation in Connecticut. The sale price of $4,000 approximates our investment in this operation. The operation represented approximately 2% of the operations acquired from AquaSource, Inc.

        In May 2003, we announced an agreement for the sale of the AquaSource regulated operation located in New York to a New England-based water company. In January 2005, after the expiration of the sale agreement, we did not renew the sale agreement. The New York operations represented approximately 1% of the operations acquired from AquaSource, Inc.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        In December 2002, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for net proceeds of $12,118, which was in excess of the book value for these assets. The proceeds were used to pay down short-term debt, and the sale resulted in the recognition in the fourth quarter of 2002 of a gain on the sale of these assets, net of expenses, of $5,676. We continue to operate this water system for Ashtabula County, beginning after the closing of the sale, under a multi-year operating contract. The water utility assets sold represented less than 1% of our total assets, and the total number of customers included in the water system sold represented less than 1% of our total customer base.

        The City of Fort Wayne, Indiana has authorized the acquisition, by eminent domain or otherwise, of a portion of the utility assets of one of the operating subsidiaries that we acquired in connection with the AquaSource acquisition in 2003. We have challenged whether the City is following the correct legal procedures in connection with the City's attempted condemnation and we have challenged the City's valuation of this portion of our system. The portion of the system under consideration represents approximately 1% of our total customer base. While we continue to discuss this matter with officials from the City of Fort Wayne, we continue to protect our interests in this proceeding. We believe that we will be entitled to fair market value for our assets if they are condemned, and that the fair market value will be in excess of the book value for such assets.

        Despite these transactions, our strategy continues to be to acquire additional water and wastewater systems, to maintain our existing systems where there is a business or a strategic benefit, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.

Sources of Capital

        Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $564,000 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2004, we had short-term lines of credit and other credit facilities of $198,000, of which $159,190 was available. Our short-term lines of credit and other credit facilities are either payable on demand or have a 364-day term.

        In April 2003, we filed a universal shelf registration with the SEC to allow for the sale, over time, of up to $250,000 of various debt and equity securities, including common stock. To date, we have completed three issuances under the universal shelf registration:

   o In November 2004, we sold 1,955,000 shares of common stock in a public offering for proceeds of $42,600, net of expenses. The net proceeds were used to repay a portion of our short-term debt. The short-term debt was incurred by Aqua America in connection with the Heater and Florida Water acquisitions.
   o In August 2003, we sold 5,000,000 shares of common stock in a public offering for proceeds of $90,100, net of expenses. The net proceeds were used to repay an unsecured note of $90,000. The indebtedness was incurred by Aqua America in connection with the acquisition of the operations that were purchased from AquaSource, Inc.
   o In May 2003, we sold 1,868,750 shares of common stock in a public offering for proceeds of $33,100, net of expenses. The net proceeds were used to repay short-term debt, including the repayment of $22,000 of indebtedness incurred in connection with our repurchase of 1,513,275 shares of our common stock from affiliates of Veolia Environnement, S.A., formerly Vivendi Enivironnement, S.A., in October 2002.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

        The balance remaining available for use under the universal shelf registration as of December 31, 2004 is $77,517. In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock for acquisitions. During 2004 and 2003, no shares were issued from the acquisition shelf registration. During 2002, 178,664 shares of common stock totaling $2,745, were issued to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2004 is 2,218,947 shares. The form and terms of such securities shall be determined when and if these securities are issued under these shelf registrations.

        In September 2000, we sold 2,583,008 shares of common stock in a public offering for net proceeds of $29,689. The proceeds of this offering were used to make an equity contribution to our Pennsylvania operating subsidiary.

        We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2004 dividend payment, holders of 16.9% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company's transfer agent in the open-market. During the past five years, we have sold 2,086,736 original issue shares of common stock for net proceeds of $32,677 through the dividend reinvestment portion of the Plan and the proceeds were used to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.

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

         The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2004, 411,209 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Contractual Obligations

         The following table summarizes our contractual cash obligations as of December 31, 2004:

                                                   Payments Due By Period
------------------------------------------------------------------------------------------------------------------
                                 2005        2006        2007         2008        2009   Thereafter         Total
------------------------------------------------------------------------------------------------------------------
Long-term debt (a)           $ 50,195    $ 24,623    $ 31,068     $ 23,756     $ 6,816    $ 698,198     $ 834,656
Operating leases (b)            2,926       2,309       1,669        1,336         969       15,907        25,116
Unconditional purchase
   obligations (c)             10,840      10,760      11,325       11,103      10,594       82,388       137,010
Other purchase
   obligations (d)              6,244           -           -            -           -            -         6,244
Postretirement benefit
   plans' obligations (e)      10,082           -           -            -           -            -        10,082
Other obligations (f)           3,352         400         400          267         130            -         4,549
                         -----------------------------------------------------------------------------------------
Total                        $ 83,639    $ 38,092    $ 44,462     $ 36,462    $ 18,509    $ 796,493   $ 1,017,657
                         =========================================================================================

(a) Represents sinking fund obligations and debt maturities.
(b) Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.
(c) Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand.
(d) Represents an approximation of the open purchase orders as of the period end for goods and services purchased in the ordinary course of business.
(e) Represents contributions expected to be made to postretirement benefit plans. The amount of required contributions in 2006 and thereafter is not determinable.
(f) Represents capital expenditures estimated to be required under legal and binding contractual obligations.

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2004, the debt maturities by period and the weighted average interest rate for fixed-rate, long-term debt are as follows:

                                                                                                          Fair
                             2005       2006      2007      2008       2009 Thereafter       Total       Value
---------------------------------------------------------------------------------------------------------------
Long-term
   debt (fixed rate)     $ 50,195   $ 24,623  $ 31,068  $ 23,756    $ 6,816  $ 698,198   $ 834,656   $ 863,247
Weighted average
   interest rate            7.19%      5.69%     5.10%     6.66%      4.89%      5.93%       6.00%

        From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the "available for sale" marketable equity securities. As of December 31, 2004, we owned no marketable equity securities as we sold the balance of our securities during 2004. As a result, the market risks to which we are exposed are less than the risks to which we were exposed in the prior year.

Capitalization

         The following table summarizes our capitalization during the past five years:

December 31,                                   2004       2003       2002         2001        2000
---------------------------------------------------------------------------------------------------
Long-term debt*                               52.8%      52.8%      55.6%        52.9%       52.4%
Preferred stock                                0.0%       0.0%       0.0%         0.1%        0.2%
Common stockholders' equity                   47.2%      47.2%      44.4%        47.0%       47.4%
---------------------------------------------------------------------------------------------------
                                             100.0%     100.0%     100.0%       100.0%      100.0%
===================================================================================================

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

Dividends on Common Stock

        We have paid common dividends consecutively for 60 years. Effective December 1, 2004, our Board of Directors authorized an increase of 8.3% in the dividend rate over the amount we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in December 2004, the annual dividend rate increased to $0.52 per share. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 56.6% of net income.

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

Revenue Recognition - Our utility revenues recognized in an accounting period include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the last billing to the end of the accounting period. The estimated usage is based on our judgement and assumptions; our actual results could differ from these estimates which would result in operating revenues being adjusted in the period that the revision to our estimates are determined.

Regulatory Assets and Liabilities - SFAS No. 71 stipulates generally accepted accounting principles for companies whose rates are established by or are subject to approval by an independent third-party regulator. In accordance with SFAS No. 71, we defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred. These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water and wastewater service. In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.

Impairment of Long-Lived Assets - In accordance with the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review for impairment of our long-lived assets, including Utility Plant in Service. We also review regulatory assets for the continued application of SFAS No. 71. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. In accordance with SFAS No. 71, adjustments to the carrying value of these assets would be made in instances where the inclusion in the rate-making process is unlikely.

Accounting for Postretirement Benefits - We maintain a qualified defined benefit pension plan and plans that provide for certain postretirement benefits other than pensions. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that we recognize.

         Our discount rate is based on a market rate for a recognized-rating agency's high-quality long-term bond portfolio with durations matching the expected payouts under our retirement plans. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2004 pension expense by $550 and the pension liabilities by $6,500. The present values of Aqua America's future pension and other postretirement obligations were determined using discount rates of 5.75% at December 31, 2004 and 6.25% at December 31, 2003. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 6.25% for 2004, and will be 5.75% for 2005.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2004 pension expense by $270. For 2004, we used an 8.5% expected return on assets assumption which will remain unchanged for 2005. The expected return on assets is based on a targeted allocation of 65% equities and 35% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and with various asset categories.

         As of December 31, 2004, we have an additional minimum liability of $6,820 associated with our defined benefit pension plans. The additional minimum liability is a result of the accumulated benefit obligation exceeding the fair value of plan assets. The portion of the additional minimum liability related to our employees in one of our rate jurisdictions results in the establishment of a regulatory asset of $4,140, as we expect recovery of the future, increased pension expense through customer rates. Since the balance of the additional minimum liability of $2,680 may not be recovered through rates, the accounting requirements for recording a regulatory asset are not met and as a result this amount is recorded as an other comprehensive loss for 2004 through a charge to accumulated other comprehensive income, net of income tax benefits of $938. The change in the additional minimum liability from December 31, 2003 of $41 to December 31, 2004 of $6,820 resulted from the effect of a decreased discount rate, offset partially by an increase in the pension plan assets during 2004 due to positive equity market performance and pension contributions. Although additional minimum liability does not directly impact net income or cash flow, in future years, our pension expense and cash funding requirements are anticipated to increase as a result of the decline in the plans' funded status. Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with our funding policy, during 2005 our required pension contribution is expected to be approximately $7,278. We expect future changes in the amount of contributions and expense recognized will be generally included in customer rates.

                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP 106-2 supersedes FSP 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," which was issued in January 2004 and permitted a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") until more authoritative guidance on the accounting for the federal subsidy was issued. We had elected the one-time deferral allowed under FSP 106-1 and as a result we adopted FSP 106-2 as required in the third quarter of 2004 and it did not have a material impact on our results of operation or financial position.

         In November 2004, the FASB approved Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4." SFAS No. 151 requires the exclusion of certain costs from inventories and the allocation of fixed production overheads to inventories to be based on the normal capacity of the production facilities. The standard is effective for Aqua America for costs incurred after December 31, 2005. We believe this statement will not have a material impact on our results of operations or financial position.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)
               (In thousands of dollars, except per share amounts)

         In November 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29." SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. We believe this statement will not have a material impact on our results of operations or financial position.

         On October 22, 2004, the American Jobs Creation Act ("AJCA") was signed into law. Among other provisions, the AJCA creates a new deduction for qualified domestic production activities. Certain of our activities, such as our water treatment activity, are considered as qualifying production activities for purposes of determining the deduction for qualified production activities. In December 2004, the FASB issued FSP 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." In accordance with FSP 109-1, we will treat the deduction for qualified domestic production activities as a reduction of the income tax provision in future years as realized. The AJCA and FSP 109-1 did not impact our 2004 consolidated financial statements. We are currently assessing the impact, if any, of the AJCA and FSP 109-1 on our consolidated financial statements in future periods. We believe the deduction could impact our future effective income tax rate and it is not expected to have a material impact on our results of operations or financial position.

         In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which is effective for reporting periods beginning after June 15, 2005 (our third quarter 2005 period). This standard revises SFAS No. 123, "Accounting for Stock-based Compensation," and supersedes APB No. 25, "Accounting for Stock Issued to Employees." As noted in the footnotes to our consolidated financial statements, we currently provide pro forma disclosure of compensation costs associated with the fair value of stock options that have been granted. We currently account for stock-based compensation associated with stock options using the intrinsic method, and accordingly, no compensation costs have been recognized in our consolidated financial statements. SFAS 123R generally requires that we measure the cost of employee services received in exchange for stock-based awards on the grant-date fair value and this cost will be recognized over the period during which an employee provides service in exchange for the award. The fair value of the option grant will be estimated using an option-pricing model. We are currently evaluating this standard to determine the impact on our consolidated financial statements, including the selection of an appropriate option-pricing model as permitted under SFAS No. 123R, and the method by which we will adopt SFAS No. 123R. We are currently evaluating the requirements of SFAS No. 123R and we expect the adoption of this standard will have a material impact on our results of operations and earnings per share.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

        Management's Report On Internal Control Over Financial Reporting

         Management of Aqua America, Inc. (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

         Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

         In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management's assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2004, the Company's internal control over financial reporting was effective.

         Management evaluated the Company's internal control over financial reporting as of December 31, 2004. In conducting this assessment, management has excluded Heater Utilities, Inc. from its assessment because it was acquired by the Company in a purchase business combination during 2004. Heater Utilities, Inc., is a wholly-owned subsidiary, whose total assets and total revenues represent approximately 5% and 3%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.

         The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited management's assessment of the effectiveness of the Company's internal control over financial reporting, as stated in their report which appears herein.



NICHOLAS DEBENEDICTIS                               DAVID P. SMELTZER

Nicholas DeBenedictis                               David P. Smeltzer
    Chairman &                              Senior Vice President - Finance
    President


March 14, 2005

             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Shareholders of Aqua America, Inc.:

We have completed an integrated audit of Aqua America, Inc.'s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting, appearing in the 2004 Annual Report to Shareholders, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management's Report on Internal Control Over Financial Reporting, management has excluded Heater Utilities, Inc. from its assessment of internal control over financial reporting as of December 31, 2004 because it was acquired by the Company in a purchase business combination during 2004. We have also excluded Heater Utilities, Inc. from our audit of internal control over financial reporting. Heater Utilities, Inc., is a wholly-owned subsidiary, whose total assets and total revenues represent approximately 5% and 3%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.


PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Philadelphia, PA
March 14, 2005

                       AQUA AMERICA, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 2004, 2003 and 2002

                                                                         2004          2003            2002
                                                                      ----------------------------------------
Operating revenues                                                    $ 442,039      $ 367,233       $ 322,028
Costs and expenses:
    Operations and maintenance                                          178,345        140,602         117,735
    Depreciation                                                         54,564         48,522          41,424
    Amortization                                                          4,300          2,941           2,898
    Taxes other than income taxes                                        27,596         21,607          19,467
                                                                      ----------------------------------------
                                                                        264,805        213,672         181,524

Operating income                                                        177,234        153,561         140,504
Other expense (income):
    Interest expense, net                                                48,679         44,662          40,396
    Allowance for funds used during construction                         (2,304)        (2,127)         (1,389)
    Gain on sale of water system                                              -              -          (5,676)
    Gain on sale of other assets                                         (1,272)        (5,692)         (2,079)
                                                                      ----------------------------------------
Income before income taxes                                              132,131        116,718         109,252
Provision for income taxes                                               52,124         45,923          42,046
                                                                      ----------------------------------------
Net income                                                               80,007         70,795          67,206
Dividends on preferred stock                                                  -             10              52
                                                                      ----------------------------------------
Net income available to common stock                                  $  80,007      $  70,785       $  67,154
                                                                      ========================================

Net income                                                            $  80,007      $  70,795       $  67,206
Other comprehensive income (loss), net of tax:
    Minimum pension liability adjustment                                 (1,742)             -               -
    Unrealized gains on securities                                           59            455             104
    Reclassification adjustment for gains reported in net income           (230)          (347)           (767)
                                                                      ----------------------------------------
                                                                         (1,913)           108            (663)

                                                                      ----------------------------------------
Comprehensive income                                                  $  78,094      $  70,903       $  66,543
                                                                      ========================================

Net income per common share:
    Basic                                                             $    0.86      $    0.80       $    0.78
                                                                      ========================================
    Diluted                                                           $    0.85      $    0.79       $    0.78
                                                                      ========================================
Average common shares outstanding during the period:
    Basic                                                                93,247         88,275          85,674
                                                                      ========================================
    Diluted                                                              94,282         89,244          86,538
                                                                      ========================================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 2004 and 2003

                                                                                             2004          2003
                                                                                         --------------------------
                                       Assets
Property, plant and equipment, at cost                                                   $ 2,626,151    $ 2,302,304
Less accumulated depreciation                                                                556,339        478,013
                                                                                         --------------------------
    Net property, plant and equipment                                                      2,069,812      1,824,291
                                                                                         --------------------------
Current assets:
    Cash and cash equivalents                                                                 13,116         10,757
    Accounts receivable and unbilled revenues, net                                            64,538         62,320
    Inventory, materials and supplies                                                          6,903          5,841
    Prepayments and other current assets                                                       5,570          5,051
                                                                                         --------------------------
    Total current assets                                                                      90,127         83,969
                                                                                         --------------------------
Regulatory assets                                                                            110,993         98,761
Deferred charges and other assets, net                                                        31,998         34,277
Funds restricted for construction activity                                                    17,196         28,438
Goodwill                                                                                      20,122              -
                                                                                         --------------------------
                                                                                         $ 2,340,248    $ 2,069,736
                                                                                         ==========================
                   Liabilities and Stockholders' Equity
Stockholders' equity:
    Common stock at $.50 par value, authorized 300,000,000 shares,
         issued 96,071,580 and 93,270,424 in 2004 and 2003                                  $ 48,036       $ 46,635
    Capital in excess of par value                                                           468,524        413,008
    Retained earnings                                                                        245,115        210,915
    Minority interest                                                                          1,237            912
    Treasury stock, at cost, 686,747 and 681,384 shares in 2004 and 2003                     (12,702)       (12,611)
    Accumulated other comprehensive income                                                    (1,742)           171
                                                                                         --------------------------
    Total stockholders' equity                                                               748,468        659,030
                                                                                         --------------------------
Long-term debt, excluding current portion                                                    784,461        696,666
Commitments                                                                                        -              -

Current liabilities:
    Current portion of long-term debt                                                         50,195         39,386
    Loans payable                                                                             85,115         96,459
    Accounts payable                                                                          23,534         32,321
    Accrued interest                                                                          12,029         11,126
    Accrued taxes                                                                              8,975         16,779
    Other accrued liabilities                                                                 37,534         35,930
                                                                                         --------------------------
    Total current liabilities                                                                217,382        232,001
                                                                                         --------------------------

Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                         223,887        190,395
    Customers' advances for construction                                                      73,095         72,500
    Other                                                                                     15,147          9,419
                                                                                         --------------------------
    Total deferred credits and other liabilities                                             312,129        272,314
                                                                                         --------------------------

Contributions in aid of construction                                                         277,808        209,725
                                                                                         --------------------------
                                                                                         $ 2,340,248    $ 2,069,736
                                                                                        ===========================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 2004 and 2003

                                                                                     2004           2003
                                                                                  --------------------------
Stockholders' equity:
     Common stock, $.50 par value                                                    $ 48,036       $ 46,635
     Capital in excess of par value                                                   468,524        413,008
     Retained earnings                                                                245,115        210,916
     Minority interest                                                                  1,237            912
     Treasury stock, at cost                                                          (12,702)       (12,612)
     Accumulated other comprehensive income                                            (1,742)           171
                                                                                  --------------------------
Total stockholders' equity                                                            748,468        659,030
                                                                                  --------------------------

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):
     Interest Rate Range
        0.00% to  2.49%                                                                20,051         16,868
        2.50% to  2.99%                                                                29,924         18,913
        3.00% to  3.49%                                                                17,546          5,618
        3.50% to  3.99%                                                                 7,123          2,800
        4.00% to  4.99%                                                                 9,435          8,135
        5.00% to  5.49%                                                               165,615        110,875
        5.50% to  5.99%                                                                89,260         76,260
        6.00% to  6.49%                                                               110,360        119,360
        6.50% to  6.99%                                                                42,000         42,000
        7.00% to  7.49%                                                                45,105         46,716
        7.50% to  7.99%                                                                25,231         23,000
        8.00% to  8.49%                                                                26,714         17,500
        8.50% to  8.99%                                                                 9,000          9,000
        9.00% to  9.49%                                                                53,244         53,805
        9.50% to  9.99%                                                                42,088         43,242
       10.00% to  10.50%                                                                6,000          6,000
                                                                                  --------------------------
                                                                                      698,696        600,092
Note payable, 6.05%, due 2006                                                             960            960
Unsecured notes payable, 4.87%, due 2023                                              135,000        135,000
                                                                                  --------------------------
                                                                                      834,656        736,052
Current portion of long-term debt                                                      50,195         39,386
                                                                                  --------------------------
Long-term debt, excluding current portion                                             784,461        696,666
                                                                                  --------------------------
Total capitalization                                                              $ 1,532,929    $ 1,355,696
                                                                                  ==========================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
               (In thousands of dollars, except per share amounts)

                                                                                                      Accumulated
                                                               Capital in                                Other
                                                     Common    excess of    Retained    Treasury     Comprehensive
                                                     Stock     par value    earnings      Stock          Income       Total
                                                    -------------------------------------------------------------------------
Balance at December 31, 2001                        $ 34,650   $ 304,039   $ 149,682    $ (17,167)      $    726    $ 471,930
Net income                                                 -           -      67,154            -              -       67,154
Other comprehensive income:  unrealized
   gains on securities, net of income tax of $56           -           -           -            -            104          104
Reclassification adjustment for gains reported
   in net income, net of income tax of $412                -           -           -            -           (767)        (767)
Dividends                                                  -           -     (36,789)           -              -      (36,789)
Stock issued for acquisitions (178,864 shares)            71       2,674           -            -              -        2,745
Sale of stock (448,593 shares)                           161       6,220           -          855              -        7,236
Repurchase of stock (1,274,680 shares)                     -           -           -      (24,109)             -      (24,109)
Equity Compensation Plan (37,031 shares)                  15         598           -            -              -          613
Exercise of stock options (339,178 shares)               137       3,237           -            -              -        3,374
Employee stock plan tax benefits                           -       1,103           -            -              -        1,103
                                                    -------------------------------------------------------------------------
Balance at December 31, 2002                          35,034     317,871     180,047      (40,421)            63      492,594
                                                    -------------------------------------------------------------------------
Net income                                                 -           -      70,785            -              -       70,785
Other comprehensive income:  unrealized
   gains on securities, net of income tax of $244          -           -           -            -            455          455
Reclassification adjustment for gains reported
   in net income, net of income tax of $186                -           -           -            -           (347)        (347)
Dividends                                                  -           -     (39,917)           -              -      (39,917)
Stock split                                            9,244      (9,244)          -            -              -            -
Sale of stock (7,308,870 shares)                       2,168      99,031           -       29,163              -      130,362
Repurchase of stock (60,646 shares)                        -           -           -       (1,353)             -       (1,353)
Equity Compensation Plan (20,156 shares)                   8         344           -            -              -          352
Exercise of stock options (434,833 shares)               181       4,283           -            -              -        4,464
Employee stock plan tax benefits                           -         723           -            -              -          723
                                                    -------------------------------------------------------------------------
Balance at December 31, 2003                          46,635     413,008     210,915      (12,611)           171      658,118
                                                    -------------------------------------------------------------------------
Net income                                                 -           -      80,007            -              -       80,007
Other comprehensive income (loss):
   Minimum pension liability adjustment,
      net of income tax of $938                            -           -           -            -         (1,742)      (1,742)
   Unrealized gain on securities, net of
      income tax of $32                                    -           -           -            -             59           59
   Less:  Reclassification adjustment for
      gains reported in net income, net of
      income tax of $173                                   -           -           -            -           (230)        (230)
Dividends                                                  -           -     (45,807)           -              -      (45,807)
Sale of stock (2,385,902 shares)                       1,170      48,971           -          991              -       51,132
Repurchase of stock (51,808 shares)                        -           -           -       (1,082)             -       (1,082)
Equity Compensation Plan (34,151 shares)                  17         692           -            -              -          709
Exercise of stock options (427,548 shares)               214       4,847           -            -              -        5,061
Employee stock plan tax benefits                           -       1,006           -            -              -        1,006
                                                    -------------------------------------------------------------------------
Balance at December 31, 2004                        $ 48,036   $ 468,524   $ 245,115    $ (12,702)      $ (1,742)   $ 747,231
                                                    =========================================================================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 2004, 2003 and 2002

                                                                                          2004            2003            2002
                                                                                        ----------------------------------------
Cash flows from operating activities:
    Net income                                                                          $ 80,007        $ 70,795        $ 67,206
    Adjustments to reconcile net income to net cash
        flows from operating activities:
        Depreciation and amortization                                                     58,864          51,463          44,322
        Deferred income taxes                                                             40,577          26,741          18,470
        Gain on sale of water system                                                      (2,342)              -          (5,676)
        Gain on sale of other assets                                                      (1,272)         (5,692)         (2,079)
        Net increase in receivables, inventory and prepayments                            (2,766)           (314)           (742)
        Net increase in payables, accrued interest, accrued taxes
           and other accrued liabilities                                                     863           7,777           1,346
        Other                                                                               (328)         (7,397)         (1,287)
                                                                                        ----------------------------------------
Net cash flows from operating activities                                                 173,603         143,373         121,560
                                                                                        ----------------------------------------
Cash flows from investing activities:
    Property, plant and equipment additions, including allowance for
        funds used during construction of $2,304, $2,127 and $1,389                     (195,736)       (163,320)       (136,164)
    Acquisitions of water and wastewater systems, net                                    (54,300)       (192,331)         (8,914)
    Net decrease (increase) in funds restricted for construction activity                 11,243          15,314         (23,986)
    Net proceeds from the sale of water systems                                            4,716           4,000          12,118
    Net proceeds from the sale of other assets                                             2,098           6,496           6,258
    Other                                                                                   (517)           (312)           (362)
                                                                                        ----------------------------------------
Net cash flows used in investing activities                                             (232,496)       (330,153)       (151,050)
                                                                                        ----------------------------------------
Cash flows from financing activities:
    Customers' advances and contributions in aid of construction                          14,269           8,181          10,266
    Repayments of customers' advances                                                     (4,930)         (4,257)         (5,070)
    Net proceeds (repayments) of short-term debt                                         (31,900)        (18,654)          5,445
    Proceeds from long-term debt                                                         130,258         154,537         119,350
    Repayments of long-term debt                                                         (55,928)        (44,204)        (43,279)
    Redemption of preferred stock                                                              -            (172)           (944)
    Proceeds from issuing common stock                                                    56,193         134,826          10,611
    Repurchase of common stock                                                            (1,082)         (1,353)        (24,109)
    Dividends paid on preferred stock                                                          -             (10)            (52)
    Dividends paid on common stock                                                       (45,807)        (39,917)        (36,789)
    Other                                                                                    179           2,645          (1,034)
                                                                                        ----------------------------------------
Net cash flows from financing activities                                                  61,252         191,622          34,395
                                                                                        ----------------------------------------

Net increase in cash and cash equivalents                                                  2,359           4,842           4,905
Cash and cash equivalents at beginning of year                                            10,757           5,915           1,010
                                                                                        ----------------------------------------
Cash and cash equivalents at end of year                                                $ 13,116        $ 10,757         $ 5,915
                                                                                        ========================================
Cash paid during the year for:
    Interest, net of amounts capitalized                                                $ 45,261        $ 40,572        $ 38,040
                                                                                        ========================================
    Income taxes                                                                        $ 22,322        $ 19,168        $ 24,165
                                                                                        ========================================

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)


Summary of Significant Accounting Policies

Name Change - On January 16, 2004, Philadelphia Suburban Corporation changed its corporate name to Aqua America, Inc. In addition, we changed our ticker symbol from PSC to WTR on the New York Stock Exchange and Philadelphia Stock Exchange effective on January 20, 2004.

Nature of Operations - Aqua America, Inc. ("Aqua America" or the "Company") is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Florida, Indiana, Virginia, Maine, Missouri, New York and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc. - formerly Pennsylvania Suburban Water Company, accounts for approximately 57% of our operating revenues and provides water or wastewater service to customers in the suburban areas north and west of the City of Philadelphia and in 21 other counties in Pennsylvania. The Company's other subsidiaries provide similar services in 12 other states. In addition, the Company provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories.

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

Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Nonregulated revenues are recognized when services are performed and are primarily associated with operating and maintenance contracts and data processing service fees. Nonregulated revenues totaled $13,623 in 2004, $11,806 in 2003 and $7,190 in 2002.

Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2004, utility plant includes a net credit acquisition adjustment of $63,347, which is generally being amortized from 0 to 20 years. Amortization of the acquisition adjustments totaled $3,961 in 2004, $1,649 in 2003 and $633 during 2002.

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

Allowance for Funds Used During Construction - The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2002 was $9. There was no AFUDC related to equity funds in 2004 and 2003. No interest was capitalized by our nonregulated businesses.

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

Accounts Receivable - Accounts receivable are recorded at the invoiced amounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in our existing accounts receivable, and is determined based on historical write-off experience. The Company reviews the allowance for doubtful accounts quarterly. Account balances are written off against the allowance when it is probable the receivable will not be recovered.

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

Goodwill - Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired, and a substantial portion of the goodwill balance is associated with the acquisition of Heater Utilities, Inc. in June 2004. Goodwill is not amortized but is tested for impairment annually, or more often, if certain circumstances indicate a possible impairment may exist. In accordance with the requirements of SFAS No. 142, "Goodwill and Other Intangible Assets," the Company tested the goodwill attributable to each of our reporting units for impairment as of June 30, 2004, in conjunction with the timing of our annual strategic business plan. Based on the Company's comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test concluded that none of its goodwill was impaired.

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

Customers' Advances for Construction - Water mains or, in some instances, cash advances to reimburse the Company for its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $9,273, $9,991 and $17,271 in 2004, 2003 and 2002,
respectively.

Contributions in Aid of Construction - Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable.

Inventories, Materials and Supplies - Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.

Stock-Based Compensation - The Company currently accounts for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense related to granting of stock options has been recognized in the financial statements for stock options that have been granted. Please refer to the Recent Accounting Pronouncements section of this footnote for information concerning changes to the Company's accounting for stock-based compensation. Pursuant to the current disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, pro forma net income available to common stock and earnings per share are presented in the following table as if compensation cost for stock options was determined as of the grant date under the fair value method:

                                                                   Years Ended December 31,
                                                             -------------------------------------
                                                                 2004         2003          2002
                                                             -------------------------------------
Net income available to common stock, as reported             $ 80,007      $ 70,785      $ 67,154
Add:  stock-based employee compensation expense
    included in reported net income, net of tax                    266           224           473
Less: pro forma expense related to stock options
    granted, net of tax effects                                 (1,990)       (1,793)       (1,741)
                                                              ------------------------------------
    Pro forma                                                 $ 78,283      $ 69,216      $ 65,886
                                                              ====================================
Basic net income per share:
    As reported                                               $   0.86      $   0.80      $   0.78
    Pro forma                                                     0.84          0.78          0.77
Diluted net income per share:
    As reported                                               $   0.85      $   0.79      $   0.78
    Pro forma                                                     0.83          0.78          0.76

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         The per share weighted-average fair value at the date of grant for stock options granted during 2004, 2003 and 2002 was $5.43, $4.67 and $5.15 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                2004          2003         2002
                               --------------------------------
Expected life (years)            4.5           5.6          5.5
Interest rate                   4.0%          3.7%         4.9%
Volatility                     29.9%         32.4%        34.2%
Dividend yield                  2.2%          2.6%         2.6%

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

Recent Accounting Pronouncements - In May 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP 106-2 supersedes FSP 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," which was issued in January 2004 and permitted a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") until more authoritative guidance on the accounting for the federal subsidy was issued. The Company had elected the one-time deferral allowed under FSP 106-1 and as a result adopted FSP 106-2 as required in the third quarter of 2004 and it did not have a material impact on our results of operations or financial position.

         In November 2004, the FASB approved Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - An Amendment of ARB No. 43, Chapter 4." SFAS No. 151 requires the exclusion of certain costs from inventories and the allocation of fixed production overheads to inventories to be based on the normal capacity of the production facilities. The standard is effective for the Company for costs incurred after December 31, 2005. The Company believes this statement will not have a material impact on its results of operations or financial position.

         In November 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29." SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. The Company believes this statement will not have a material impact on its results of operations or financial position.

         On October 22, 2004, the American Jobs Creation Act ("AJCA") was signed into law. Among other provisions, the AJCA creates a new deduction for qualified domestic production activities. Certain activities of the Company, such as our water treatment activity, are considered as qualifying production activities for purposes of determining the deduction for qualified production activities. In December 2004, the FASB issued FSP 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." In accordance with FSP 109-1, the Company will treat the deduction for qualified domestic production activities as a reduction of the income tax provision in future years as realized. The AJCA and FSP 109-1 did not impact the Company's 2004 consolidated financial statements. Thus, the Company is currently assessing the impact, if any, of the AJCA and FSP 109-1 on its consolidated financial statements in future periods. The Company believes the deduction could impact the Company's future effective income tax rate and it is not expected to have a material impact on its results of operations or financial position.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which is effective for reporting periods beginning after June 15, 2005 (our third quarter 2005 period). This standard revises SFAS No. 123, "Accounting for Stock-based Compensation," and supersedes APB No. 25, "Accounting for Stock Issued to Employees." As noted in the section captioned "Stock-based Compensation" in the Summary of Significant Accounting Policies footnote, the Company currently provides pro forma disclosure of its compensation costs associated with the fair value of stock options that have been granted. The Company currently accounts for stock-based compensation associated with stock options using the intrinsic method, and accordingly, no compensation costs have been recognized in its consolidated financial statements. SFAS 123R generally requires that we measure the cost of employee services received in exchange for stock-based awards on the grant-date fair value and this cost will be recognized over the period during which an employee provides service in exchange for the award. The fair value of the option grant will be estimated using an option-pricing model. The Company is currently evaluating this standard to determine the impact on its consolidated financial statements, including the selection of an appropriate option-pricing model as permitted under SFAS No. 123R, and the method by which we will adopt SFAS No. 123R. The Company is currently evaluating the requirements of SFAS No. 123R and it expects that the adoption of this standard will have a material impact on its results of operations and earnings per share.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

Acquisitions

Heater - Pursuant to our strategy to grow through acquisitions, on June 1, 2004 the Company acquired the capital stock of Heater Utilities, Inc. for $48,000 in cash and the assumption of long-term debt of $19,219 and short-term debt of $8,500. The acquired operation provides water and wastewater service to over 50,000 water and wastewater customers primarily in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. For the fiscal year ended December 31, 2003, Heater had operating revenues of $19,489. The acquisition was accounted for as a purchase and accordingly, the purchase price is allocated to the net tangible and intangible assets based upon their estimated fair values at the date of the acquisition. The Company obtained a third-party valuation of these assets and liabilities, and it resulted in the recording of a purchase accounting fair value adjustment of $3,141 to increase the carrying-value of long-term debt assumed. The purchase price allocation is as follows:

                                                           June 1,
                                                            2004
                                                          --------
            Property, plant and equipment, net            $ 96,779
            Current assets                                   4,133
            Other long-term assets                           6,005
            Goodwill                                        18,842
                                                          --------
            Total assets acquired                          125,759
                                                          --------

            Current liabilities                              3,063
            Loans payable                                    8,500
            Long-term debt                                  22,360
            Other long-term liabilities                     43,836
                                                          --------
            Total liabilities assumed                       77,759
                                                          --------

            Net assets acquired                           $ 48,000
                                                          ========

        The Company has recorded goodwill of $18,842, and a substantial portion of the goodwill is expected to be deductible for tax purposes. The purchase price was arrived at through arms-length negotiations with the seller and is consistent with the multiples paid in other comparable transactions. Aqua America considered important regulatory, strategic and valuation considerations in arriving at the final purchase price. During 2004, through the North Carolina Utilities Commission approval process, a mechanism has been developed through which the Company could recover up to two-thirds of the goodwill through customer rates in the future upon achieving certain objectives. The Company intends to pursue these objectives to facilitate recognition of this premium in customer rates. However, there can be no assurance that the Company will be able to achieve these objectives and recover such amount of goodwill, if any.

Florida Water - On June 30, 2004, the Company acquired certain utility assets of Florida Water Services Corporation, comprised of 63 water and wastewater systems located in central Florida for $14,747 in cash, which is less than the depreciated original cost of these assets. In accordance with Florida procedures, the acquisition remains subject to regulatory approval by the Florida Public Service Commission. This process is not expected to be completed prior to September 2005. Under the terms of the purchase agreement, the Commission's review process may result in an adjustment of the final purchase price, which would be settled in cash, based on the Commission's determination of plant investment for the systems. Since the purchase price adjusts by the change in the determined plant investment or rate base, effectively the rate base adjustment is directly offset by the change in purchase price. The final purchase price is not expected to result in the recognition of goodwill.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

AquaSource - Pursuant to our strategy to grow through acquisitions, on July 31, 2003, the Company completed its acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc. (a subsidiary of DQE, Inc.), including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as "AquaSource") for $190,717 in cash, as adjusted pursuant to the purchase agreement based on working capital at closing. On August 27, 2004, we were awarded and received $12,289 plus interest in an arbitration related to the calculation of the final purchase price under the terms of the purchase agreement, which resulted in a final purchase price of $178,428. In the consolidated statement of cash flow for 2004, the $12,289 award has been reported as proceeds on the line titled acquisitions of water and wastewater systems, net.

         The results of AquaSource have been included in the Company's consolidated financial statements beginning August 1, 2003. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut and Kentucky operations which were subsequently sold to other parties). Please refer to the Dispositions footnote for a discussion of the AquaSource operations located in Connecticut, Kentucky and New York. The AquaSource acquisition was initially funded by a portion of the proceeds from the July 2003 issuance of $135,000 of unsecured notes due 2023, with an interest rate of 4.87%, and the issuance of a $90,000 unsecured note by Aqua America. In August 2003, the $90,000 unsecured note was repaid with the proceeds from the issuance of 5,000,000 shares of common stock through a shelf registration.

         Under the purchase method of accounting, the purchase price is allocated to AquaSource's net tangible and intangible assets based upon their estimated fair values at the date of the acquisition. The purchase price allocation, which reflects the effects of the August 2004 purchase price arbitration proceeding, is as follows:

                                                         July 31,
                                                           2003
                                                         --------
        Property, plant and equipment, net               $197,719
        Current assets                                      9,687
        Other long-term assets                             14,204
        Assets held for sale, net                           4,096
                                                         --------
        Total assets acquired                             225,706
                                                         --------

        Current liabilities                                 8,214
        Long-term debt                                      7,170
        Other long-term liabilities                        31,894
                                                         --------
        Total liabilities assumed                          47,278
                                                         --------

        Net assets acquired                              $178,428
                                                         ========

         The following supplemental pro forma information is presented to illustrate the effects of the AquaSource acquisition, which was completed on July 31, 2003, on the historical operating results for the year ended December 31, 2003 and 2002 as if the acquisition had occurred at the beginning of the respective periods (unaudited):

                                                Years Ended
                                                December 31,
                                         -------------------------
                                            2003           2002
                                         -------------------------

Operating revenues                       $ 407,628      $ 391,569
Net income                               $  74,436      $  72,420
Net income per common share:
  Basic                                  $    0.81      $    0.80
  Diluted                                $    0.81      $    0.79

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

Other Acquisitions - During 2004, in addition to the Heater and Florida Water acquisitions, the Company completed 27 acquisitions or other growth ventures in the various states in which the Company operates for an aggregate purchase price of $3,842 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $617.

         During 2003, in addition to the AquaSource acquisition, the Company completed 17 acquisitions or other growth ventures in the various states in which the Company operates for an aggregate purchase price of $1,614 in cash. Operating revenues included in the consolidated financial statements of the Company related to these systems were $860 in 2004 and $312 in 2003.

         During 2002, the Company completed 25 acquisitions or other growth ventures in various states. The total purchase price of $11,659 for the systems acquired in 2002 consisted of $8,914 in cash and the issuance of 178,864 shares of the Company's common stock. Operating revenues included in the consolidated financial statements of the Company related to the systems acquired in 2002 were $2,932 in 2004, $2,920 in 2003 and $1,341 in 2002.

Dispositions

        In December 2004, as a result of the settlement of a condemnation action, the Company's Ohio operating subsidiary sold its water utility assets within the municipal boundaries of the City of Geneva in Ashtabula County, Ohio for net proceeds of approximately $4,716, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in the fourth quarter of 2004 of a gain on the sale of these assets, net of expenses, of $2,342. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. We continue to operate this water system for the City of Geneva under an operating contract that began upon the closing of the sale for a period through December 2006. The operating contract provides for an annual base operating fee of $135 and allows for additional fees to be earned commensurate with the services provided. These water utility assets represent less than 1% of Aqua America's total assets, and the total number of customers included in the water system sold represents less than 1% of our total customer base.

        In July 2004, the Company sold it only operations in Kentucky. The sale price approximates our investment in this operation. The operation represented approximately 0.2% of the operations acquired from AquaSource, Inc. In October 2003, the Company sold its only operation in Connecticut. The sale price of $4,000 approximates our investment in this operation. The operation represented approximately 2% of the operations acquired from AquaSource, Inc. In May 2003, the Company announced an agreement for the sale of the AquaSource regulated operation located in New York to a New England-based water company. In January 2005, after the expiration of the sale agreement, the Company did not renew the sale agreement. The New York operations represented approximately 1% of the operations acquired from AquaSource, Inc.

         In December 2002, as a result of the settlement of a condemnation action, the Company's Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for $12,118, net of certain closing costs. The sale was in excess of the book value for these assets and the sale generated a gain of $5,676 (or an after-tax

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

gain of $3,690 and $0.04 per share) recorded in the fourth quarter of 2002. We continue to operate this water system for Ashtabula County, beginning after the closing of the sale, under a multi-year operating contract. The water utility assets sold represent less than 1% of our total assets, and the total number of customers included in the water system sold represents less than 1% of our total customer base.

         The City of Fort Wayne, Indiana has authorized the acquisition, by eminent domain or otherwise, of a portion of the utility assets of one of the operating subsidiaries that the Company acquired in connection with the AquaSource acquisition in 2003. The Company has challenged whether the City is following the correct legal procedures in connection with the City's attempted condemnation and the Company has challenged the City's valuation of this portion of its system. The portion of the system under consideration represents approximately 1% of the Company's total customer base. While the Company continues to discuss this matter with officials from the City of Fort Wayne, the Company continues to protect its interests in this proceeding. The Company believes that it will be entitled to fair market value for its assets if they are condemned, and it is believed that the fair market value will be in excess of the book value for such assets.

Property, Plant and Equipment

                                                                December 31,
                                                        --------------------------      Approximate range
                                                           2004            2003         of remaining lives
                                                        --------------------------      ------------------
Utility plant and equipment:
     Mains and accessories                              $1,087,712      $  962,439       15 to 85 years
     Services, hydrants, treatment
          plants and reservoirs                            607,331         547,622        5 to 56 years
     Operations structures and water tanks                 218,888         175,663       15 to 61 years
     Miscellaneous pumping and
          purification equipment                           342,985         259,468       10 to 50 years
     Meters, data processing, transportation
          and operating equipment                          298,015         251,721        5 to 50 years
     Land and other non-depreciable assets                  67,260          58,223              -
                                                        --------------------------
Utility Plant and equipment                              2,622,191       2,255,136
Utility construction work in progress                       63,754          92,106              -
Net utility plant acquisition adjustment                   (63,347)        (48,054)       0 to 20 years
Non-utility plant and equipment                              3,553           3,116        2 to 40 years
                                                        --------------------------
Total property, plant and equipment                     $2,626,151      $2,302,304
                                                        ==========================

Accounts Receivable
                                                              December 31,
                                                        --------------------------
                                                            2004          2003
                                                        --------------------------

Billed utility revenue                                    $ 39,783      $   41,843
Unbilled utility revenue                                    27,927          23,876
Other                                                        1,677           2,452
                                                        --------------------------
                                                            69,387          68,171
Less allowance for doubtful accounts                         4,849           5,851
                                                        --------------------------
Net accounts receivable                                 $   64,538      $   62,320
                                                        ==========================

         The Company's customers are located principally in the following states: 49% in Pennsylvania, 10% in Ohio, 8% in North Carolina, 8% in Illinois, 6% in Texas, 5% in New Jersey, 4% in Florida, and 4% in Indiana. No single

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

customer accounted for more than one percent of the Company's operating revenues during the years ended December 31, 2004, 2003 or 2002. The following table summarizes the changes in the Company's allowance for doubtful accounts:

                                                2004          2003          2002
                                               -----------------------------------
 Balance at January 1,                         $ 5,851       $ 3,580       $ 2,482
 Amounts charged to expense                      2,621         2,643         3,182
 Accounts written off                           (4,255)       (2,715)       (2,375)
 Recoveries of accounts written off                556           253           291
 Allowance acquired through acquisitions            76         2,090             -
                                               -----------------------------------
 Balance at December 31,                       $ 4,849       $ 5,851       $ 3,580
                                               ===================================

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

                                                          December 31,
                                                   ------------------------
                                                      2004          2003
                                                   ------------------------
Income taxes, asset                                 $ 68,990      $ 68,917
Income taxes, liability                               (3,283)       (3,434)
CTC payment                                            6,879         8,026
Postretirement benefits                               11,403         6,698
Merger costs                                           2,170         2,700
Water tank painting                                    4,593         3,240
Utility plant retirement costs, asset                 14,729        13,699
Utility plant retirement costs, liability             (8,184)       (7,484)
Rate case filing expenses & other                     13,696         6,399
                                                    ----------------------
                                                    $110,993      $ 98,761
                                                    ======================

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

         Postretirement benefits include pension and other postretirement benefits. The pension costs include deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required, and in addition includes an additional minimum liability for pensions as a result of a decline in the discount rate assumed for pension obligations and a change in the fair market value of plan assets. The additional minimum liability equals the excess of the accumulated benefit obligation over the fair value of plan assets. The regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company's rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         The regulatory asset related to the recovery of merger costs represents the portion of the Consumers Water Company merger costs that will be recovered in rates as a result of a rate settlement in 2000 and is being amortized over the recovery period. Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process. The regulatory asset for utility plant retirement costs, including cost of removal, represents costs already incurred that are expected to be recovered in future rates over a five year recovery period. The regulatory liability for utility plant retirement costs represents amounts recovered through rates during the life of the associated asset and before the costs are incurred. The regulatory asset related to rate case filing expenses represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to five years.

Income Taxes

         The provision for income taxes consists of:

                                   Years Ended December 31,
                           -------------------------------------
                             2004          2003           2002
                           -------------------------------------
Current:
  Federal                  $  2,042      $ 11,933       $ 16,619
  State                       7,553         7,249          6,647
                           -------------------------------------

                              9,595        19,182         23,266
                           -------------------------------------
Deferred:
  Federal                    41,414        25,521         17,921
  State                       1,115         1,220            859
                           -------------------------------------

                             42,529        26,741         18,780
                           -------------------------------------
Total tax expense          $ 52,124      $ 45,923       $ 42,046
                           =====================================

         The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5.00% to 9.99% for all years presented. The Company's Federal income tax returns for all years through 2000 have been closed, and 2002 was closed as a result of the conclusion of a tax audit.

         The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

                                                                          Years Ended December 31,
                                                                   ------------------------------------
                                                                     2004          2003          2002
                                                                   ------------------------------------
Computed Federal tax expense at statutory rate                     $ 46,245      $ 40,852      $ 38,238
Increase in tax expense for depreciation expense
   to be recovered in future rates                                    1,376         1,125           558
Merger transaction costs                                                (24)          (96)         (680)
Charitable contribution                                                   -          (424)          (98)
Deduction for Aqua America common dividends
   paid under employee benefit plan                                    (245)         (241)         (207)
Amortization of deferred investment tax credits                        (285)         (285)         (283)
Prior year rate reductions                                             (538)         (431)         (315)
State income taxes, net of federal tax benefit                        5,634         5,505         4,879
Other, net                                                              (39)          (82)          (46)
                                                                   ------------------------------------
Actual income tax expense                                          $ 52,124      $ 45,923      $ 42,046
                                                                   ====================================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                                    December 31,
                                                              ------------------------
                                                                2004            2003
                                                              ------------------------
Deferred tax assets:
  Customers' advances for construction                        $ 17,057        $ 17,133
  Costs expensed for book not deducted
    for tax, principally accrued expenses                        1,989           6,525
  Utility plant acquisition adjustment
    basis differences                                           30,920          21,784
  Minimum pension liability adjustment                             938               -
                                                              ------------------------
Total gross deferred tax assets                                 50,904          45,442
                                                              ------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                        243,953         203,706
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                         23,670          24,634
  Deferred investment tax credit                                 6,328           6,618
  Unrealized gain on marketable securities                           -             141
  Other                                                            840             738
                                                              ------------------------
Total gross deferred tax liabilities                           274,791         235,837
                                                              ------------------------

Net deferred tax liability                                    $223,887        $190,395
                                                              ========================

         On October 22, 2004, the American Jobs Creation Act ("AJCA") was signed into law. Among other provisions, the AJCA creates a new deduction for qualified domestic production activities. Certain activities of the Company, such as our water treatment activity, are considered as qualifying production activities for purposes of determining the deduction for qualified production activities. The AJCA did not impact the Company's 2004 consolidated financial statements. Thus, the Company is currently assessing the impact, if any, of the AJCA on its consolidated financial statements in future periods. See Summary of Significant Accounting Policies - Recent Accounting Pronouncements for a discussion of the AJCA.

Commitments

         The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases are expected to approximate $10,924 through 2009 and $82,388 thereafter. The Company purchased approximately $8,724, $8,014 and $7,079 of water under these agreements during the years ended December 31, 2004, 2003 and 2002, respectively.

         The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are: $2,452 in 2005, $1,833 in 2006, $1,192 in 2007, $857 in 2008,
$488 in 2009 and $692 thereafter. The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2012 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, approximately $477 of annual lease payments for land are due, and $15,215 thereafter. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of $567 in 2005, $567 in 2006, $267 in 2007, $308 in 2008, $246 in 2009 and $3,676 thereafter.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         Rent expense was $3,267, $2,993 and $2,182 for the years ended December 31, 2004, 2003 and 2002, respectively.

Long-term Debt and Loans Payable

         The Consolidated Statements of Capitalization provides a summary of long-term debt and loans outstanding as of December 31, 2004 and 2003. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2004, approximately $249,000 of Aqua Pennsylvania's retained earnings and $62,000 of the retained earnings of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

         Annual sinking fund payments are required for certain issues of First Mortgage Bonds by the supplemental indentures. The future sinking fund payments and debt maturities of the Company's long-term debt are as follows:

Interest Rate Range           2005         2006         2007         2008          2009      Thereafter
                          -----------------------------------------------------------------------------
  0.00% to  2.49%         $  1,267     $  1,337     $  1,351     $  1,364       $ 1,388       $  13,344
  2.50% to  2.99%            1,453        6,495        1,529        1,572         1,619          17,256
  3.00% to  3.49%              267          266       12,273          280           290           4,170
  3.50% to  3.99%              679          689          700          710           722           3,623
  4.00% to  4.99%                -           50           50           50            55         144,230
  5.00% to  5.49%                -            -            -            -             -         165,615
  5.50% to  5.99%                -            -            -            -             -          89,260
  6.00% to  6.49%                -          144          644       10,172             -         100,360
  6.50% to  6.99%           10,000       10,000       10,000            -             -          12,000
  7.00% to  7.49%           28,500        2,539        2,580        2,625           714           8,147
  7.50% to  7.99%              180          194          210          227           245          24,175
  8.00% to  8.49%              126          138          152          167           184          25,947
  8.50% to  8.99%                -            -            -            -             -           9,000
  9.00% to  9.49%            6,568          576          584          594           604          44,318
  9.50% to  9.99%            1,155        2,195          995        5,995           995          30,753
  10.00% to  10.50%              -            -            -            -             -           6,000
                          -----------------------------------------------------------------------------
Total                     $ 50,195     $ 24,623     $ 31,068     $ 23,756       $ 6,816       $ 698,198
                          =============================================================================

         Aqua Pennsylvania had a five-year $300,000 medium-term note program that expired in December 2004 that provided for the issuance of long-term debt with maturities ranging between one and 35 years at fixed rates of interest, as determined at the time of issuance. The bonds issued under this program were secured by the Thirty-Third Supplement to the trust indenture relating to Aqua Pennsylvania's First Mortgage Bonds. In May 2004, Aqua Pennsylvania issued $87,000 of First Mortgage Bonds through the program with a weighted-average interest rate of approximately 5.1% and a weighted-average maturity of 13.7 years. The proceeds from this issuance were used to refinance short-term debt and to fund long-term debt maturities.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         In May 2004, an unsecured note of $70,000 was issued by the Company. Interest under this note is based, at the borrower's option, on either a defined base rate or an adjusted London Interbank Offered Rate corresponding to the interest period selected. The proceeds of this financing were used to fund acquisitions and to refinance existing debt. In November 2004, $34,000 of the $70,000 unsecured note was repaid with the proceeds from an equity offering. The remaining balance of the note of $36,000 is classified as loans payable. In connection with the acquisition of Heater Utilities, Inc. in June 2004, the Company assumed $22,360 of long-term debt at interest rates ranging from 7.05% to 8.24% due 2012 to 2025, which includes the purchase accounting fair value adjustment of $3,141, increasing the carrying-value of long-term debt. In November 2004, Aqua Pennsylvania issued $14,000 tax-exempt bonds due 2039 at a rate of 5.05% and secured by a supplement to the trust indenture relating to Aqua Pennsylvania's First Mortgage Bonds. The proceeds from the bonds issued were used to retire previously issued tax-exempt bonds. At various times during 2004, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds in aggregate of $31,239 at a weighted-average interest rate of 3.76% due at various times ranging from 2006 to 2037. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries and to redeem $6,000 of first mortgage bonds with a weighted-average interest rate of 9.19%. As of December 31, 2004, the Trustees for eight issues held $17,196 pending completion of the projects financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity.

         In July 2003, the Company issued $135,000 of unsecured notes due 2023 and with an interest rate of 4.87%. The proceeds of this financing were used to fund the acquisition of the AquaSource operations and to refinance existing debt. In July 2003, the Company also issued a $90,000 unsecured note payable and the proceeds were also used to fund the acquisition of the AquaSource operations. In August 2003, the $90,000 note payable was repaid with the proceeds from an equity offering. At various times during 2003, Aqua Pennsylvania, other operating subsidiaries and the Company issued other notes payable and first mortgage bonds in aggregate of $27,894 at a weighted average interest rate of 4.50% due at various times ranging from 2013 to 2032. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries, to redeem $7,000 of first mortgage bonds of operating subsidiaries with a weighted average interest rate of 6.35% and redeem the Company's preferred stock of $172. In connection with the acquisition of the AquaSource operations in July 2003, the Company assumed $8,131 of long-term debt of which $7,415 was retired during 2003. The weighted average cost of long-term debt at December 31, 2004 and 2003 was 6.00% and 6.19%, respectively.

                  Aqua Pennsylvania has a $70,000 364-day revolving credit facility with four banks and the Company has a $20,000 364-day bank revolving credit facility. Funds borrowed under these agreements are classified as loans payable and are used to provide working capital. As of December 31, 2004 and 2003, funds borrowed under the Aqua Pennsylvania revolving credit agreements were $29,000 and $52,068, respectively, and $0 and $19,801 were borrowed under the Company's revolving credit agreement, respectively. Interest under these facilities is based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict the total amount of short-term borrowings of Aqua Pennsylvania and the Company. A commitment fee ranging from 1/4 to 1/10 of 1% is charged on the unused portion of the revolving credit agreements. The average cost of borrowing under these facilities was 1.4% and 1.6%, and the average borrowing was $50,115 and $62,528, during 2004 and 2003, respectively. The maximum amount outstanding at the end of any one month was $89,519 in 2004 and $73,079 in 2003.

         At December 31, 2004 and 2003, the Company had combined short-term lines of credit of $108,000 and $88,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2004 and 2003, funds borrowed under the short-term lines of credit were $9,810 and $24,590, respectively. The average borrowing under the lines was $34,711 and $50,353 during 2004 and 2003, respectively. The maximum amount outstanding at the end of any one month was $51,288 in 2004 and $73,700 in 2003. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2004 and 2003 was 2.3% and 2.4%, respectively.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         Interest income of $1,762, $395 and $287 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2004, 2003 and 2002, respectively. The total interest cost was $50,441, $45,057 and $40,683 in 2004, 2003 and 2002, including amounts capitalized of $2,304, $2,127 and $1,389, respectively.

Fair Value of Financial Instruments

         The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt are as follows:

                                              December 31,
                                       ----------------------------
                                           2004          2003
                                       ----------------------------

Carrying amount                         $834,656       $736,052
Estimated fair value                     863,247        781,502

         The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have a carrying value of $73,095 and $72,500 at December 31, 2004 and 2003, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2017 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Preferred Stock

         At December 31, 2004, the Company had 1,770,819 shares of Series Preferred Stock with a $1.00 par value authorized, of which 100,000 shares are designated as Series A Preferred Stock. During 1996, the Company designated and issued in connection with an acquisition 32,200 shares as Series B Preferred Stock, $1.00 par value. The Series B Preferred Stock was recorded on the consolidated balance sheet at its liquidation value of $100 per share. In December 2003, the remaining shares of Series B Preferred Stock were redeemed as provided under the provisions of the issue through the issuance of debt of $960 with a five-year maturity at an interest rate of 6.05% per annum. The Series A Preferred Stock, as well as the undesignated shares of Series Preferred Stock, remains unissued. As of December 31, 2004, the Company did not have any preferred stock outstanding.

Stockholders' Equity

         At December 31, 2004, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2004, 2003 and 2002 were 95,384,833, 92,589,040 and 84,895,543, respectively. Treasury shares held at December 31, 2004, 2003 and 2002 were 686,747, 681,384 and
2,151,350, respectively.

         The Company has a universal shelf registration with the Securities and Exchange Commission to allow for the sale, over time, of up to $250,000 of various debt and equity securities, including common stock. The Company has issued common stock in these transactions under the universal shelf registration:

   o In November 2004, the Company issued 1,955,000 shares of common stock in a public offering for proceeds of $42,600, net of expenses. The net proceeds were used to repay a portion of our short-term debt. The indebtedness was incurred by Aqua America in connection with acquisitions.

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

         The balance remaining available for use under the universal shelf registration as of December 31, 2004 is $77,517. In addition, the Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock for acquisitions. During 2002, 178,664 shares of common stock totaling $2,745 were issued by the Company to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2004 is 2,218,947 shares. The form and terms of such securities shall be determined when and if these securities are issued under these shelf registrations.

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

         In addition, the Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2004, 411,209 shares remain available for purchase by the Company.

        The Company has a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company's transfer agent in the open-market. During 2004, 2003 and 2002, under the dividend reinvestment portion of the Plan, 384,457, 395,605 and 402,084 original issue shares of common stock were sold providing the Company with proceeds of $7,808, $7,000 and $6,407, respectively.

        The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." Accordingly, the Company's accumulated other comprehensive income is reported in the Stockholders' Equity section of the Consolidated Balance Sheets, the Consolidated Statements of Stockholders' Equity and the related other comprehensive income is reported in the Consolidated Statements of Income and Comprehensive Income. The Company reports its unrealized gains on securities and minimum pension liability adjustments as other comprehensive income or loss and accumulated other comprehensive income or loss.

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

                                                    Years ended December 31,
                                              ---------------------------------
                                                  2004       2003         2002
                                              ---------------------------------
Average common shares outstanding during
   the period for Basic computation             93,247      88,275       85,674
Dilutive effect of employee stock options        1,035         969          864
                                              ---------------------------------
Average common shares outstanding during
   the period for Diluted computation           94,282      89,244       86,538
                                              =================================

         For the year ended December 31, 2004, employee stock options outstanding to purchase 569,900 shares of common stock were excluded from the calculation of diluted net income per share as the options' exercise price was greater than the average market price of the Company's common stock. For the years ended December 31, 2003 and 2002, there were no outstanding employee stock options excluded from the calculation of diluted net income per share as the average market price of the Company's common stock was greater than the options' exercise price.

         Equity per common share was $7.83 and $7.11 at December 31, 2004 and 2003, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

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

Employee Stock and Incentive Plan

        In May 2004, the 2004 Equity Compensation Plan ("the 2004 Plan") was approved by the shareholders to replace the 1994 Equity Compensation Plan ("the 1994 Plan"), the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors ("Board"). The 2004 Plan authorizes 3,675,000 shares for issuance under the Plan. A maximum of 50% of the shares available for issuance under the 2004 Plan may be issued as restricted stock and the maximum number of shares that may be subject to grants under the plans to any one individual in any one year is 150,000. Awards under the 2004 Plan are, and awards under the 1994 plan were, made by a committee of the Board of Directors.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

        Options under the plans were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The following table summarizes stock option transactions for the plans:

                                             As of or For the Years Ended December 31,
                                       ----------------------------------------------------------------------------------
                                                 2004                        2003                        2002
                                       --------------------------  --------------------------  --------------------------
                                                       Weighted                    Weighted                    Weighted
                                                       Average                     Average                     Average
                                                       Exercise                    Exercise                    Exercise
                                          Shares        Price         Shares        Price         Shares        Price
                                       --------------------------  --------------------------  --------------------------
Options:
   Outstanding, beginning of year         2,993,421      $ 13.31      2,830,133      $ 12.06      2,559,763      $ 10.66
   Granted                                  582,650        21.53        613,654        16.98        617,813        16.64
   Terminated                               (98,286)       16.63        (15,533)       14.78         (8,265)       12.99
   Exercised                               (427,548)       11.95       (434,833)       10.28       (339,178)        9.82
                                       -------------------------   -------------------------   -------------------------
   Outstanding, end of year               3,050,237      $ 14.96      2,993,421      $ 13.31      2,830,133      $ 12.06
                                       =========================   =========================   =========================

   Exercisable, end of year               1,911,805      $ 12.43      1,756,300      $ 11.01      1,555,483       $ 9.70
                                       =========================   =========================   =========================

Options exercised during 2004 ranged in price from $4.56 per share to $21.53 per share. At December 31, 2004, 3,678,584 options under the 2004 Plan were still available for grant, although under the terms of the 2004 Plan, terminated, expired or forfeited grants under the 1994 Plan and shares withheld to satisfy tax withholding requirements under the 1994 Plan may be re-issued under the 2004 Plan. The following table summarizes the price ranges of the options outstanding and options exercisable as of December 31, 2004:

                              Options Outstanding                     Options Exercisable
                     ----------------------------------------    ----------------------------
                                     Weighted     Weighted                        Weighted
                                     Average      Average                          Average
                                    Remaining     Exercise                        Exercise
                        Shares     Life (years)    Price            Shares          Price
                     ----------------------------------------    ----------------------------
Range of prices:
   $ 4.56 -  7.99          342,302          1.4      $  6.25          342,302        $  6.25
   $ 8.00 -  9.99          245,471          5.3         9.39          245,471           9.39
   $10.00 - 12.99          396,510          3.9        11.10          396,510          11.10
   $13.00 - 15.99          433,175          6.3        15.28          433,175          15.28
   $16.00 - 16.99          941,578          7.9        16.65          454,295          16.65
   $17.00 - 21.53          691,201          9.1        20.97           40,052          18.33
                     ---------------------------------------     ---------------------------
                         3,050,237          6.5      $ 14.96        1,911,805        $ 12.43
                     =======================================     ===========================

        Under SFAS No. 123 "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", the Company currently applies the provisions of APB Opinion No. 25 and provides the pro forma disclosure provisions of this statement. Accordingly, no compensation cost has been recognized in the financial statements for stock options that have been granted. Pursuant to the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, pro forma net income available to common stock and earnings per share are presented in the Summary of Significant Accounting Policies - Stock-Based Compensation as if compensation cost for stock options was determined as of the grant date under the fair value method. In December 2004, the FASB issued SFAS No. 123R, "Share-Base Payment" which will change the Company's accounting for the compensation costs for its stock options granted as described in the Summary of Significant Accounting Policies - Recent Accounting Pronouncements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 2004, 2003 and 2002, 34,151, 20,156 and 37,031 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The company recorded compensation expense related to restricted stock awards of $439, $369 and $769 during 2004, 2003 and 2002, respectively.

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

         The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

                                                      Other
                                 Pension          Postretirenent
                                 Benefits            Benefits
                                ---------           ---------
         Years:
          2005                  $ 6,453             $ 1,852
          2006                    6,541               1,950
          2007                    6,747               2,047
          2008                    7,129               2,176
          2009                    7,452               2,310
          2010 - 2014            47,220              14,012

         In May 2004, the FASB issued FASB Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP 106-2 supersedes FSP 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003," which was issued in January 2004 and permitted a sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") until more authoritative guidance on the accounting for the federal subsidy was issued. The Company had elected the one-time deferral allowed under FSP 106-1 and as a result adopted FSP 106-2 as required in the third quarter of 2004 and it did not have a material impact on our results of operations or financial position.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:

                                                                                              Other
                                                         Pension Benefits             Postretirement Benefits
                                                      -----------------------         -----------------------
                                                        2004           2003            2004            2003
                                                      --------       --------         -------         -------
Change in benefit obligation:
  Benefit obligation at January 1,                    $150,098       $131,059         $29,134         $25,436
  Service cost                                           4,312          3,627           1,112             987
  Interest cost                                          9,512          8,999           1,825           1,703
  Plan amendments                                          567              -               6               -
  Actuarial loss                                        12,742         12,222           1,676           1,978
  Plan participants' contributions                           -              -             631             513
  Benefits paid                                         (6,155)        (5,809)         (1,580)         (1,483)
                                                      --------       --------         -------         -------
  Benefit obligation at December 31,                   171,076        150,098          32,804          29,134
                                                      --------       --------         -------         -------

Change in plan assets:
  Fair value of plan assets at January 1,              108,731         94,438          14,391          12,200
  Actual return on plan assets                           8,535         20,021             641             816
  Employer contributions                                 4,181             81           2,522           2,345
  Benefits paid                                         (6,155)        (5,809)           (948)           (970)
                                                      --------       --------         -------         -------
  Fair value of plan assets at December 31,            115,292        108,731          16,606          14,391
                                                      --------       --------         -------         -------

Funded status of plan:
  Funded status at December 31,                         55,784         41,367          16,198          14,743
  Unrecognized actuarial loss                          (41,531)       (29,164)         (6,853)         (4,857)
  Unrecognized prior service cost                       (2,090)        (1,942)            527             590
  Unrecognized net transition obligation                 1,017          1,227          (6,428)         (7,231)
                                                      --------       --------         -------         -------
  Net amount recognized                               $ 13,180       $ 11,488         $ 3,444         $ 3,245
                                                      ========       ========         =======         =======

         The Company's pension plans had an accumulated benefit obligation of $136,851 and $121,521 at December 31, 2004 and 2003, respectively. The following table provides the net liability recognized on the Consolidated Balance Sheets at December 31,:

                                                                             Other
                                         Pension Benefits            Postretirement Benefits
                                      ----------------------         -----------------------
                                        2004          2003            2004           2003
                                      ----------------------         ----------------------
Prepaid benefits cost                 $      -      $      -         $   762        $   937
Accrued benefit cost                   (13,180)      (11,488)         (4,206)        (4,182)
Additional minimum liability            (8,928)       (2,003)              -              -
Intangible assets                        2,108         1,962               -              -
Regulatory asset                         4,140            41               -              -
Accumulated other
     comprehensive loss                  2,680             -               -              -
                                      ----------------------         ----------------------
Net liability recognized              $(13,180)     $(11,488)        $(3,444)       $(3,245)
                                      ======================         ======================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         At December 31, 2004 and 2003, the Company's pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December, 31:

                                             Projected Benefit
                                            Obligation Exceeds
                                             the Fair Value of
                                                Plan Assets
                                         -------------------------
                                            2004           2003
                                         -------------------------
Projected benefit obligation             $ 171,076       $ 150,098
Fair value of plan assets                  115,292         108,731

                                            Accumulated Benefit
                                            Obligation Exceeds
                                             the Fair Value of
                                                Plan Assets
                                         -------------------------
                                            2004           2003
                                         -------------------------
Accumulated benefit obligation           $ 136,851       $ 121,521
Fair value of plan assets                  115,292         108,731

         The following table provides the components of net periodic benefit costs for the years ended December 31,:

                                                                                             Other
                                                    Pension Benefits                 Postretirement Benefits
                                            ------------------------------       ------------------------------
                                             2004         2003       2002          2004       2003        2002
                                            ------------------------------       ------------------------------
Service cost                                $ 4,312     $ 3,627    $ 3,205       $ 1,112     $   987    $   840
Interest cost                                 9,512       8,999      8,501         1,825       1,703      1,620
Expected return on plan assets               (9,169)     (7,775)    (9,945)       (1,086)       (917)      (953)
Amortization of transition
     obligation (asset)                        (209)       (209)      (209)          803         803        803
Amortization of prior service cost              419         395        414           (57)        (57)       (57)
Amortization of actuarial (gain) loss         1,009       1,282         (2)          125          62         (5)
Amortization of regulatory asset                  -           -          -           144         136        136
Capitalized costs                            (1,021)       (205)       (66)         (629)       (598)      (520)
                                            ------------------------------       ------------------------------
Net periodic benefit cost                   $ 4,853     $ 6,114    $ 1,898       $ 2,237     $ 2,119    $ 1,864
                                            ==============================       ==============================

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)


         The significant assumptions related to the Company's pension and other postretirement benefit plans are as follows:

                                                                                               Other
                                                           Pension Benefits           Postretirement Benefits
                                                       -----------------------        -----------------------
                                                         2004           2003            2004           2003
                                                       --------       --------        --------       --------
Weighted-average Assumptions Used
  to Determine Benefit Obligations
  as of December 31,
    Discount rate                                         5.75%          6.25%           5.75%          6.25%
    Rate of compensation increase                      4.0-5.0%       4.0-5.0%            4.0%           4.0%

Assumed Health Care Cost Trend
  Rates Used to Determine Benefit
  Obligations as of December 31,
    Health care cost trend rate                             n/a            n/a             10%            10%
    Rate to which the cost trend is assumed
      to decline (the ultimate trend rate)                  n/a            n/a              5%             5%
    Year that the rate reaches the ultimate
      trend rate                                            n/a            n/a            2010           2009

Weighted-average Assumptions Used
  to Determine Net Periodic Benefit
  Costs for Years Ended December 31,
    Discount rate                                         6.25%          6.75%           6.25%          6.75%
    Expected return on plan assets                        8.50%          8.50%        6.0-9.0%       6.0-9.0%
    Rate of compensation increase                      4.0-5.0%       4.0-5.0%            4.0%           4.0%

Assumed Health Care Cost Trend
  Rates Used to Determine Net Periodic
  Benefit Costs for Years Ended December 31,
    Health care cost trend rate                             n/a            n/a             10%            10%
    Rate to which the cost trend is assumed
      to decline (the ultimate trend rate)                  n/a            n/a              5%             5%
    Year that the rate reaches the ultimate
      trend rate                                            n/a            n/a            2009           2006

n/a - Assumption is not applicable to pension benefits.

         Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the expected health-care cost trend rates would have the following effects:

                                                   1-Percentage-   1-Percentage-
                                                       Point             Point
                                                     Increase          Decrease
                                                   -------------   -------------
Effect on the health-care component of the
  accrued other postretirement benefit
  obligation                                          $   863         $  (910)
                                                      =======         =======
Effect on total service and interest cost
  components of net periodic postretirement
  health-care benefit cost                            $    92         $  (102)
                                                      =======         =======

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

         The Company's expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company's pension expense increases as the expected return on assets decreases. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company's investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Lehman Brothers Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

         The Company's pension plan asset allocation and the target allocation by asset category are as follows:

                                                  Percentage of Plan
                                  2005           Assets at December 31,
                                Target      ------------------------------
                            Allocation         2004                2003
                           -----------      ----------           ---------
Asset Category:
  Equity securities             65%                62%                 66%
  Debt securities               35%                27%                 32%
  Cash                           0%                11%                  2%
                           --------         ----------           ---------
  Total                        100%               100%                100%
                           ========         ==========           =========

         Equity securities include Aqua America, Inc. common stock in the amounts of $7,373 or 6.4% of total plan assets and $6,469 or 5.9% of total plan assets as of December 31, 2004 and 2003, respectively.

         The asset allocation for the Company's other postretirement benefit plans and the target allocation by asset category are as follows:

                                                  Percentage of Plan
                                  2005           Assets at December 31,
                                Target      ------------------------------
                            Allocation         2004                2003
                           -----------      ----------           ---------
Asset Category:
  Cash                          65%                60%                 64%
  Equity securities             35%                40%                 36%
                           --------         ----------           ---------
  Total                        100%               100%                100%
                           ========         ==========           =========

         Minimum funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company's funding policy, during 2005 our pension contribution is expected to be $7,278. The Company's funding of its PBOP cost during 2005 is expected to approximate $2,804.

         As of December 31, 2004, the Company has an additional minimum liability of $6,820 associated with our defined benefit plan. The additional minimum liability is a result of the accumulated benefit obligation exceeding the fair value of plan assets. The portion of the additional minimum liability related to our employees in one of our rate jurisdictions results in the establishment of a regulatory asset of $4,140, as the Company expects recovery of the future, increased pension expense through customer rates. Since the balance of the additional minimum liability of $2,680 may not be recovered through rates, the accounting requirements for recording a regulatory asset are not met and as a result this amount is recorded as an other comprehensive loss for 2004 through a charge to accumulated other comprehensive income, net of income tax benefits of $938. The change in the additional minimum liability from December 31, 2003 to December 31, 2004 resulted from the effect of a decreased discount rate, offset partially by an increase in the pension plan assets during 2004 due to positive equity market performance and pension contributions.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

         The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in Aqua America, Inc. common stock based on a percentage of an employee's contribution, subject to certain limitations. The Company's matching contribution, recorded as compensation expense, was $1,160, $921 and $859 for the years ended December 31, 2004, 2003 and 2002, respectively.

Water and Wastewater Rates

        On August 5, 2004, the Pennsylvania Public Utility Commission ("PAPUC") granted Aqua Pennsylvania, Inc. a $13,800 base rate increase. The rates in effect at the time of the filing included $11,200 in Distribution System Improvement Charges ("DSIC") or 5.0% above the prior base rates. Consequently, the total base rates increased by $25,000 and the DSIC was reset to zero. On August 1, 2002, the PAPUC granted Aqua Pennsylvania, Inc. a $21,226 or 10.2% base rate increase. The rates in effect at the time of the filing included $9,400 in DSIC at 5.0%. Consequently, the total base rates increased by $30,626 and the DSIC was reset to zero.

        In May 2004, the Company's operating subsidiary in Texas filed an application with the Texas Commission on Environmental Quality to increase rates by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of the Company's depreciation, operating and other tax expense over a similar multi-year period, such that the annual impact on operating income approximates the requested amount. The application is currently pending before the Commission. The Company commenced billing for the requested rates and implemented the deferral plan in August 2004, in accordance with authorization from the Texas Commission on Environmental Quality in July 2004. The additional revenue billed and collected prior to the final ruling are subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by the Company reflect an estimate of the final outcome of the ruling.

         The Company's other operating subsidiaries were allowed annual rate increases of $6,673 in 2004, $1,275 in 2003 and $3,024 in 2002, represented by fourteen, eight and thirteen rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $3,995, $839 and $1,403 in 2004, 2003 and 2002, respectively.

         Four states in which the Company operates permit water utilities, and in some states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio and Indiana allow for the use of infrastructure rehabilitation surcharges. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally 5% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2004, 2003 and 2002 of $7,817, $8,147 and $5,518,
respectively.

Selected Quarterly Financial Data (Unaudited)                                 Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

                                                     First        Second        Third        Fourth
                                                    Quarter      Quarter       Quarter      Quarter        Year
                                                  ---------------------------------------------------------------
2004
-----------------------------------------------------------------------------------------------------------------
Operating revenues                                  $ 99,768    $ 106,524     $ 120,305    $ 115,442    $ 442,039
Operations and maintenance expense                    41,831       44,483        46,526       45,505      178,345
Operating income                                      36,444       40,473        50,997       49,320      177,234
Net income available to common
  stock                                               15,575       17,871        24,087       22,474       80,007
Basic net income per common share                       0.17         0.19          0.26         0.24         0.86
Diluted net income per common share                     0.17         0.19          0.26         0.24         0.85
Dividend paid per common share                          0.12         0.12          0.12         0.13         0.49
Dividend declared per common share                      0.12         0.12          0.25            -         0.49
Price range of common stock
  - high                                               22.85        21.96         22.22        24.64        24.64
  - low                                                20.00        18.98         18.90        20.77        18.90

2003
-----------------------------------------------------------------------------------------------------------------
Operating revenues                                  $ 80,489     $ 83,379     $ 102,153    $ 101,212    $ 367,233
Operations and maintenance expense                    30,664       31,029        36,777       42,132      140,602
Operating income                                      32,446       35,290        46,302       39,523      153,561
Net income available to common
  stock                                               13,324       15,235        23,620       18,606       70,785
Basic net income per common share                       0.16         0.18          0.26         0.20         0.80
Diluted net income per common share                     0.16         0.18          0.26         0.20         0.79
Dividend paid per common share                         0.112        0.112         0.112        0.120        0.456
Dividend declared per common share                     0.112        0.112         0.232            -        0.456
Price range of common stock
  - high                                               17.83        19.85         20.07        22.40        22.40
  - low                                                15.77        17.22         18.28        18.71        15.77

         High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividends paid in December 2004 of $0.13 and December 2003 of $0.12 were declared in August 2004 and August 2003, respectively.

         Beginning August 1, 2003, the financial results for the operations acquired in the AquaSource acquisition have been included in the Company's consolidated financial statements.

Summary of Selected Financial Data                                                     Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

---------------------------------------------------------------------------------------------------------------------------
 Years ended December 31,                                    2004       2003 (a)         2002           2001          2000
---------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
 Net income
      Basic                                            $     0.86          0.80          0.78           0.71          0.65
      Diluted                                                0.85          0.79          0.78           0.70          0.65
 Cash dividends declared and paid                            0.49          0.46          0.43           0.40          0.38
 Return on average stockholders' equity                      11.4%         12.3%         13.9%          13.3%         13.2%
 Book value at year end                                $     7.83    $     7.11    $     5.80     $     5.52    $     5.10
 Market value at year end                                   24.59         22.10         16.48          18.04         15.68
---------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
 Operating revenues                                    $  442,039    $  367,233    $  322,028     $  307,280    $  274,014
 Depreciation and amortization                             58,864        51,463        44,322         40,168        34,100
 Interest expense, net (b)                                 46,375        42,535        39,007         38,637        37,775
 Income before income taxes                               132,131       116,718       109,252         99,087        86,995
 Provision for income taxes                                52,124        45,923        42,046         38,976        34,105
 Net income available to common stock                      80,007        70,785        67,154         60,005        52,784
---------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
 Total assets                                          $2,340,248    $2,069,736    $1,717,069     $1,555,108    $1,413,723
 Property, plant and equipment, net                     2,069,812     1,824,291     1,486,703      1,364,282     1,249,652
 Stockholders' equity                                     748,468       659,030       493,097        472,717       430,587
 Long-term debt, including current portion                834,656       736,052       617,175        531,455       472,712
 Total debt                                               919,771       832,511       732,288        641,123       573,706
---------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
 Net cash flows from operating activities              $  173,603    $  143,373    $  121,560     $  102,165    $   86,972
 Capital additions                                        195,736       163,320       136,164        124,088       129,740
 Net cash expended for acquisitions
      of utility systems                                   54,300       192,331         8,914          9,517         3,546
 Dividends on common stock                                 45,807        39,917        36,789         34,234        30,406
 Number of customers served                               835,512       749,491       605,474        587,537       565,146
 Number of shareholders of common stock                    24,082        22,726        21,389         20,920        20,978
 Common shares outstanding (000)                           95,385        92,589        84,896         85,483        83,869
 Employees (full-time)                                      1,442         1,260           971            951           943
---------------------------------------------------------------------------------------------------------------------------

(a) Beginning August 1, 2003, the financial results for the operations acquired in the AquaSource acquisition have been included in Aqua America's consolidated financial statements.
(b) Includes dividends on preferred stock of subsidiary and minority interest, net of allowance for funds used during construction.