Form 10-K, Exhibit 13
period 2005-12-31
AQUA AMERICA INC
filed 2006-03-14
CIK 78128

                                                                    EXHIBIT 13.1


                               AQUA AMERICA, INC.

      SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED
                               DECEMBER 31, 2005

                       AQUA AMERICA, INC. AND SUBSIDIARIES
 Management's Discussion and Analysis of Financial Condition and
                             Results of Operations
               (In thousands of dollars, except per share amounts)

                           FORWARD-LOOKING STATEMENTS

This report by Aqua America, Inc. ("Aqua America," "we" or "us") contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, that may be outside our control and that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by or include the words "believes," "expects," "anticipates," "plans," "future," "potential" or the negative of such terms or similar expressions. Forward-looking statements in this report, include, but are not limited to, statements regarding:

     o   recovery of capital expenditures and expenses in rates;
     o   projected capital expenditures and related funding requirements;
     o   dividend payment projections;
     o   future financing plans;
     o   future pension contributions;
     o opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;
     o   acquisition-related costs and synergies;
     o the capacity of our water supplies, water facilities and wastewater facilities;
     o   general economic conditions;
     o   the impact of geographic diversity on our exposure to unusual weather;
         and
     o   the impact of accounting pronouncements.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

     o   changes in general economic, business and financial market conditions;
     o changes in government regulations and policies, including environmental and public utility regulations and policies;
     o changes in environmental conditions, including those that result in water use restrictions;
     o   abnormal weather conditions;
     o   changes in, or unanticipated, capital requirements;
     o   changes in our credit rating;
     o our ability to integrate businesses, technologies or services which we may acquire;
     o   our ability to manage the expansion of our business;
     o the extent to which we are able to develop and market new and improved services;
     o   the effect of the loss of major customers;
     o our ability to retain the services of key personnel and to hire qualified personnel as we expand;
     o increasing difficulties in obtaining insurance and increased cost of insurance;
     o cost overruns relating to improvements or the expansion of our operations;
     o   changes in accounting pronouncements; and
     o   civil disturbance or terroristic threats or acts.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this report with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this report. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. As you read this report, you should pay particular attention to the "Risk Factors" included in our Annual Report on Form 10-K.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

                                    OVERVIEW

THE COMPANY

Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to approximately 2.5 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Florida, Indiana, Virginia, Maine, Missouri, New York and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounts for approximately 56% of our operating revenues for 2005 and, as of December 31, 2005, provides water or wastewater services to approximately one-half of the total number of people we serve, located in the suburban areas north and west of the City of Philadelphia and in 22 other counties in Pennsylvania. Our other subsidiaries provide similar services in 12 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. We are the largest U.S.-based publicly-traded water utility based on number of people served.

INDUSTRY MISSION

The mission of the investor-owned water utility industry is to provide quality and reliable water service at an affordable price for the customer with a fair return for shareholders. A number of challenges face the industry, including:

     o   strict environmental, health and safety standards;
     o   the need for substantial capital investment;
     o   economic regulation by state, and/or, in some cases, local government;
         and
     o   the impact of weather and drought conditions on water sales demand.

RATE CASE MANAGEMENT CAPABILITY

We strive to achieve the industry mission by effective planning and efficient use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants and other infrastructure. This capability is important in our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Often these utility investments are required by a changed federal or state environmental standard, to improve our ability to deliver quality customer service, or to assist in our ability to supply water in sufficient quantities for future demand or when experiencing drought conditions.

ECONOMIC REGULATION - Most of our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The regulatory commissions also establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems, loans and other financings, and the franchise areas that we serve. A small number of our operations are subject to rate regulation by county or city government. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. Accordingly, we maintain a rate case management capability to provide that the tariffs of the utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions.

Some of the states in which we acquired operations in 2004 and 2003 require separate filings for each of our local systems, as compared to a single state-wide rate filing. Between August 2003 and December 2005, we have filed rate filings in over 25 jurisdictions. Due to the length of time since the last rate increase for some acquired systems and the large amount of capital improvements relative to the number of customers in some smaller systems, the proposed rate increase in some of these systems may be substantial. While each of these rate filings will proceed through the applicable regulatory process, we can provide no assurance that the rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which we initially sought the rate increases. Further, there remain 116 divisions within these recently acquired operations where we have not yet filed a rate request.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

REVENUE SURCHARGES - Five states in which we operate permit water utilities, and in some of these five states, wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, certain states permit our subsidiaries to use a surcharge or credit on their bill to reflect certain allowable changes in costs until such time as these costs are fully incorporated in base rates.

EFFECTS OF INFLATION - As a regulated enterprise, our rates are established to provide recovery of costs and a return on our investment. Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. During periods of moderate to low inflation, as has been experienced for the past several years, the effects of inflation on our operating results are not significant.

CUSTOMER AND BUSINESS SERVICES PROJECTS - We are currently consolidating our customer service locations into three principal call centers, implementing a common customer information system, and upgrading our financial information systems. We expect to complete our primary customer service initiatives by the end of 2006. Consistent with prior practice, we have capitalized costs and services associated with these projects and expect to recover these costs in future rates. Certain information technology costs associated with these projects, such as software training, data conversion and business process reengineering costs, have been deferred in accordance with SFAS No. 71. Although we believe it is probable that the applicable public utility commissions will allow recovery of these costs, we can provide no assurances as to their full recoverability until the conclusion of the applicable rate proceeding. As of December 31, 2005, $3,952 of costs have been incurred and deferred as a regulatory asset since the last rate proceeding, and $251 has been expensed during the year ended December 31, 2005, in the jurisdictions where future recovery is unlikely.

GROWTH-THROUGH-ACQUISITION STRATEGY

Part of our strategy to meet the industry challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas. This growth-through-acquisition strategy allows us to operate more efficiently and provides an important source for possible future growth. The ability to successfully execute this strategy and meet the industry challenges is largely due to our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities. Please refer to the section captioned "Acquisitions" for an additional discussion of acquisitions.

We believe that acquisitions will continue to be an important source of growth for us. With approximately 50,000 community water systems in the U.S., 84% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate, we believe there are over 22,000 public water systems of widely varying size, with the majority of the population being served by government-owned water systems.

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

SENDOUT

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

The geographic diversity of our customer base helps reduce our exposure to extreme or unusual weather conditions in any one area of our service territory. Our geographic diversity has continued to widen as a result of the Heater and Florida Water acquisitions which closed in mid-year 2004 and the AquaSource acquisition which closed in 2003. During the year ended December 31, 2005, our operating revenues were derived principally from the following states: 56% in Pennsylvania, 8% in Ohio, 8% in Texas, 7% in Illinois, and 6% in North Carolina.

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

SELECTED FINANCIAL AND OPERATING STATISTICS

Our selected five-year financial and operating statistics follow:

Years ended December 31,                                 2005      2004 (a)     2003 (b)     2002 (c)        2001
------------------------------------------------------------------------------------------------------------------
Customers:
     Residential water                                724,954      702,367      624,355      535,506      526,776
     Commercial water                                  33,975       33,720       33,015       30,355       29,745
     Industrial water                                   1,356        1,365        1,397        1,423        1,454
     Other water                                       15,584       15,700       20,483       16,466        9,947
     Wastewater                                        89,025       82,360       70,241       21,724       19,615
------------------------------------------------------------------------------------------------------------------
Total                                                 864,894      835,512      749,491      605,474      587,537
==================================================================================================================

Operating revenues:
     Residential water                               $295,473     $264,910     $218,487     $197,190     $188,303
     Commercial water                                  73,455       65,605       61,343       55,962       53,103
     Industrial water                                  18,364       17,377       17,675       17,221       16,141
     Other water                                       50,827       44,593       40,048       36,255       35,681
     Wastewater                                        42,176       35,931       17,874        8,210        6,960
     Other                                             16,484       13,623       11,806        7,190        7,092
------------------------------------------------------------------------------------------------------------------
Total                                                $496,779     $442,039     $367,233     $322,028     $307,280
==================================================================================================================

Operations and maintenance expense                   $203,088     $178,345     $140,602     $117,735     $111,885
==================================================================================================================

Net income available to common stock                  $91,156      $80,007      $70,785      $67,154      $60,005
==================================================================================================================

Capital expenditures                                 $237,462     $195,736     $163,320     $136,164     $124,088
==================================================================================================================
Operating Statistics
Selected operating results as a
   percentage of operating revenues:
     Operations and maintenance                         40.9%        40.3%        38.3%        36.6%        36.4%
     Depreciation and amortization                      13.2%        13.3%        14.0%        13.8%        13.1%
     Taxes other than income taxes                       6.4%         6.2%         5.9%         6.0%         6.8%
     Interest expense, net                              10.4%        11.0%        12.2%        12.5%        11.9%
     Net income available to common stock               18.3%        18.1%        19.3%        20.9%        19.5%
==================================================================================================================
Effective tax rates                                     38.4%        39.4%        39.3%        38.5%        39.3%
==================================================================================================================

(a) Net income available to common stock includes the gain of $1,522 ($2,342 pre-tax) realized on the sale of our Geneva, Ohio water system. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. 2004 includes a partial year of financial results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.
(b) 2003 includes five months of financial results for the AquaSource operations acquired in July 2003.
(c) Net income available to common stock and net income includes the gain of $3,690 ($5,676 pre-tax) realized on the sale of a portion of our Ashtabula, Ohio water system.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

PERFORMANCE MEASURES CONSIDERED BY MANAGEMENT

We consider the following nonfinancial measure and financial measures to be the fundamental basis by which we evaluate our performance: our number of customers, operating revenues, net income and dividend rate on common stock. In addition, we consider other key financial measures in evaluating our operating results: earnings per share, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed "operating expense ratio" or "efficiency ratio"); return on revenues (net income divided by operating revenues); and return on equity (net income divided by common stockholders' equity). We review these measurements regularly and compare them to historical periods as well as our operating budget as approved by the Aqua America, Inc. Board of Directors.

Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness. As reported in the table above, and as anticipated, our operating expense ratio increased for 2004 over 2003, and increased for 2003 over 2002 as a result of the additional operating costs associated with the AquaSource acquisition which closed in July 2003. Our 2004 results reflect a full twelve months of operating results for the acquisition, while our 2003 results reflect only five months of operating results for the acquisition. The business model of the acquired AquaSource operations, generally referred to as our Aqua South operations, is different from the rest of the Aqua America operations. The Aqua South operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency. The small, separate systems of the Aqua South operations result in the operating revenues generated by the Aqua South operations being accompanied by a higher ratio of operations and maintenance expenses as compared to the rest of the pre-existing Aqua America operations. The Aqua South operations can be characterized as having relatively-higher fixed operating costs, in contrast to the rest of the Aqua America operations which generally consist of larger, interconnected systems, resulting in higher fixed capital costs (utility plant investment) and lower operating costs per customer. For the twelve-month period ended June 30, 2003, the last reporting period before the July 31, 2003 closing of AquaSource, our operating expense ratio declined to 36.5%, from 36.6% for the year ended December 31, 2002. To a lesser extent, the 2005 and 2004 efficiency ratios increased over the previous years due to the influence of the mid-year 2004 acquisitions of Heater Utilities, Inc. and Florida Water Services Corporation, which have similar operating characteristics as our Aqua South operations. Our efficiency ratio in 2004 was reduced by approximately 53 basis-points for a $2,342 gain realized on the sale of our Geneva, Ohio water system that was reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. Other factors that influence the efficiency ratio include regulatory lag, i.e., changes in operations and maintenance expenses without an immediate corresponding change in operating revenues, and operating revenues when accompanied by a dissimilar change in operations and maintenance expense, such as changes in water consumption as impacted by weather conditions. On January 1, 2006, we adopted SFAS No. 123R, "Share-Based Payment." As required, we began to record compensation expense for the fair value of stock options granted and the adoption of this accounting standard is expected to increase our 2006 operations and maintenance expense by approximately $3,500.

We continue to evaluate management initiatives to help control costs and improve efficiencies, but the effect of these acquisitions have been to increase our overall operating expense ratio from the levels experienced during the three years preceding the AquaSource acquisition. Consequently, our return on revenues in 2005 and 2004 was lower than 2003, 2002 and 2001 as a result of the impact of the higher cost of Aqua South's operations.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

                              RESULTS OF OPERATIONS

Our net income has grown at an annual compound rate of approximately 11.5% during the five-year period ended December 31, 2005. During the past five years, operating revenues grew at a compound rate of 12.6% and total expenses, exclusive of income taxes, grew at a compound rate of 12.8%.

OPERATING REVENUES

The growth in revenues over the past five years is a result of increases in both the customer base and in water rates. The number of customers increased at an annual compound rate of 8.9% in the past five years primarily as a result of acquisitions of water and wastewater systems, including the mid-year 2004 Heater and Florida Water Services acquisitions, and the AquaSource acquisition completed July 2003. Acquisitions made during the five-year period ended December 31, 2005 have provided water and wastewater revenues of approximately $114,176 in 2005, $87,919 in 2004 and $32,427 in 2003. Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 1.5%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $25,500 in 2005, $15,800 in 2004 and $19,900 in 2003.

In November 2005, our Pennsylvania operating subsidiary filed an application with the Pennsylvania Public Utility Commission (PAPUC) requesting a $38,800 or 14.4% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2006. On August 5, 2004, the PAPUC granted our Pennsylvania operating subsidiary a $13,800 base rate increase. The rates in effect at the time of the filing included $11,200 in Distribution System Improvement Charges ("DSIC") or 5.0% above the prior base rates. Consequently, the total base rates increased by $25,000 and the DSIC was reset to zero.

In May 2004, our operating subsidiary in Texas filed an application with the Texas Commission on Environmental Quality to increase rates by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of our depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximates the requested amount during the first years that the new rates are in effect. The application is currently pending before the Commission and several parties have joined the proceeding to challenge our rate request. We commenced billing for the requested rates and implemented the deferral plan in August 2004, in accordance with authorization from the Texas Commission on Environmental Quality in July 2004. The additional revenue billed and collected prior to the final ruling are subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by us reflect an estimate of the final outcome of the ruling. As of December 31, 2005, we have deferred $9,486 of expenses and recognized $5,202 of revenue that is subject to refund based on the outcome of the final commission order, which is not expected to be issued prior to December 2006. In the event our request is denied completely or in part, we could be required to refund some or all of the revenue billed to date, and write-off some or all of the regulatory asset for the expense deferral. Based on our review of the present circumstances, no additional reserve or change in estimate adjustments are required for the revenue recognized to date or for the impairment of our regulatory asset.

Our operating subsidiaries located in other states received rate increases representing estimated annualized revenues of $5,142 in 2005 resulting from twenty-three decisions, $6,673 in 2004 resulting from fourteen rate decisions, and $1,275 in 2003 resulting from eight rate decisions. Revenues from these increases realized in the year of grant were approximately $3,144 in 2005, $3,995 in 2004 and $839 in 2003. These operating subsidiaries currently have filed 18 rate requests which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $9,202 in annual revenues. In addition, there were 14 rate awards received to date in 2006 for cases filed in 2005 in the amount of $1,961. During 2006, we intend to file 27 additional rate requests proposing an aggregate of approximately $17,029 of increased annual revenues.

Currently, Pennsylvania, Illinois, Ohio, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $10,186 in 2005, $7,817 in 2004 and $8,147 in 2003.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

In addition to regulated water and wastewater operating revenues, we had other non-regulated revenues that were primarily associated with operating and maintenance contracts, and data processing service fees of $16,484 in 2005, $13,623 in 2004 and $11,806 in 2003. The increase in 2005 over 2004 resulted primarily from the additional revenues associated with the acquisition of an on-site septic tank pumping business, and increased revenues resulting from new and expanded contract operations. The increase in 2004 over the previous year resulted primarily from the additional revenues from contract operations associated with the July 2003 AquaSource acquisition.

OPERATIONS AND MAINTENANCE EXPENSES

Operations and maintenance expenses totaled $203,088 in 2005, $178,345 in 2004 and $140,602 in 2003. Most elements of operating costs are subject to the effects of inflation, and changes in the number of customers served, and several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the competitive electric market in some of the states in which we operate. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2005 as compared to 2004 by $24,743 or 13.9% primarily due to the additional operating costs associated with acquisitions of $9,574, additional water production expenses of $3,856, increased postretirement costs of $2,430, higher insurance costs due to the absence in 2005 of the favorable claim settlements that had occurred in 2004 of $2,142, and the effect of the $2,342 gain on the sale of the Geneva water system which was recorded as a component of operations and maintenance expense in 2004.

Operations and maintenance expenses increased in 2004 as compared to 2003 by $37,743 or 26.8% primarily due to added operating costs associated with acquisitions of $36,123, additional postretirement costs of $2,110, increased accounting expense of $1,496 for assessing internal control effectiveness under the Sarbanes-Oxley Act and higher water production expenses. Partially offsetting these increases were lower insurance costs due to the favorable settlement of insurance claims during 2004, and the gain on the sale of the Geneva, Ohio water system of $2,342. In the consolidated statement of income for 2004, the gain on the sale of the Geneva water system is reported as a component of the line titled operations and maintenance expense. The impact of acquisitions is primarily the result of the effect of AquaSource for the full twelve-month period versus five months in 2003, and the mid-year 2004 acquisitions of Heater and the Florida Water Services systems.

DEPRECIATION AND AMORTIZATION EXPENSES

Depreciation expense was $60,747 in 2005, $54,564 in 2004 and $48,522 in 2003,
and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and as a result of acquisitions of water systems.

Amortization expense was $4,741 in 2005, $4,300 in 2004 and $2,941 in 2003. The increase in 2005 and 2004 is due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

TAXES OTHER THAN INCOME TAXES

Taxes other than income taxes increased by $4,100 or 14.9% in 2005 as compared to 2004 and $5,989 or 27.7% in 2004 as compared to 2003. The increase in both 2005 and 2004 is due to additional taxes associated with acquisitions and increases in state and local taxes. The other taxes associated with acquisitions resulted from the effect of the July 2003 AquaSource acquisition for a twelve-month period in 2004 as compared to the five-month period in 2003, and the mid-year 2004 acquisitions of Heater Utilities and the systems of Florida Water.

INTEREST EXPENSE, NET

Net interest expense was $52,062 in 2005, $48,679 in 2004 and $44,662 in 2003.
Interest income of $3,040 in 2005, $1,762 in 2004 and $395 in 2003 was netted against interest expense. Interest expense increased in 2005 and 2004 primarily as a result of higher levels of borrowings, offset partially by the effects of decreased interest rates on borrowings. The higher level of average borrowings in 2004 was used to finance the acquisition of AquaSource in mid-year 2003, the Heater and Florida Water acquisitions in mid-year 2004, and capital expenditures. Interest income increased in 2005 due to additional investment income earned in 2005 on the proceeds from the issuance of tax-exempt bonds

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

while being held by trustees pending completion of projects financed with the issues. Such interest income is capitalized by a reduction in our allowance for funds used during construction. Interest income increased in 2004 due to $532 of interest income in connection with the arbitration award related to the final purchase price for the AquaSource acquisition received in 2004 and additional interest income associated with acquisitions. Interest expense during 2005 was favorably impacted by a reduction in the weighted cost of long-term debt from 6.00% at December 31, 2004 to 5.74% at December 31, 2005.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION

The allowance for funds used during construction (AFUDC) was $2,447 in 2005, $2,304 in 2004 and $2,127 in 2003 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress
(CWIP), to which AFUDC is applied, and to changes in the AFUDC rate. The increase in 2005 is due to an increase in the average balance of CWIP to which AFUDC is applied, and additional AFUDC recorded as an adjustment in 2005 of $719 resulting from the identification in 2005 of a previously issued rate order which allowed the continuation of AFUDC on certain capital projects subsequent to being placed into utility service. This post-in-service AFUDC was not recognized in prior periods. These variances were partially offset by investment income earned during 2005, which reduced AFUDC. The increase in 2004 is due to an increase in the average balance of CWIP to which AFUDC is applied.

GAIN ON SALE OF OTHER ASSETS

Gain on sale of other assets totaled $1,177 in 2005, $1,272 in 2004 and $5,692 in 2003 and consisted of gains on land and marketable securities sales. Gain on sale of land totaled $1,177 in 2005, $869 in 2004 and $5,153 in 2003. Gain on sale of marketable securities totaled $403 in 2004 and $539 in 2003.

INCOME TAXES

Our effective income tax rate was 38.4% in 2005, 39.4% in 2004 and 39.3% in 2003. The changes in the effective tax rates in 2005 and 2004 are due to differences between tax deductible expenses and book expenses and the recognition in 2005 of the American Jobs Creation Act tax deduction for qualified domestic production activities that reduced our tax provision by approximately $740.

SUMMARY

Operating income was $196,507 in 2005, $177,234 in 2004 and $153,561 in 2003 and
net income available to common stock was $91,156 in 2005, $80,007 in 2004 and $70,785 in 2003. Diluted income per share was $0.71 in 2005, $0.64 in 2004, and $0.59 in 2004. The changes in the per share income in 2005 and 2004 over the previous years were due to the aforementioned changes in income and impacted by a 2.8% increase in the average number of common shares outstanding during 2005 and a 5.6% increase in the average number of common shares outstanding during 2004, respectively. The increase in the number of shares outstanding in 2005 is primarily a result of the additional shares issued through our dividend reinvestment plan, employee stock purchase plan and equity compensation plan. The increase in the number of shares outstanding in 2004 is primarily a result of the additional shares issued in common share offerings and the aforementioned factors for 2005.

Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.

FOURTH QUARTER RESULTS

Net income available to common stock was $22,150 in the fourth quarter of 2005 and $22,474 in the same period of 2004. The change in net income is due to increased operations and maintenance expense of $6,717, increased depreciation of $2,585 and increased other taxes of $1,522, offset partially by a $7,466 increase in operating revenues. The higher operations and maintenance expense is due primarily to the gain on the December 2004 sale of the Geneva water system of $2,342 which reduced operations and maintenance expense in 2004, additional operating cots associated with acquisitions, higher water production costs and increased postretirement costs. The increased depreciation expense reflects the utility plant placed in service since the fourth quarter of 2004. Other taxes increased due to higher property taxes and additional local taxes incurred in the fourth quarter of 2005. The increase in operating revenues was a result of additional revenues of $2,131 resulting from an increase in water rates granted to our operating subsidiaries, additional infrastructure rehabilitation surcharge revenue of $2,377, and the additional revenue from acquisitions.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

                               FINANCIAL CONDITION

CASH FLOW AND CAPITAL EXPENDITURES

Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2005 were as follows:

------------------------------------------------------------------------------------------------
                      Net Operating         Common            Capital          Acquisitions of
                        Cash Flow          Dividends       Expenditures        Utility Systems
------------------------------------------------------------------------------------------------
          2001         $ 102,165          $  34,234         $ 124,088             $   9,517
          2002           121,560             36,789           136,164                 8,914
          2003           143,373             39,917           163,320               192,331
          2004           173,603             45,807           195,736                54,300
          2005           199,674             51,139           237,462                11,633
------------------------------------------------------------------------------------------------
                       $ 740,375          $ 207,886         $ 856,770             $ 276,695
================================================================================================

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, and water meters. During this five-year period, we received $52,619 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $242,849, retired $1,760 of preferred stock, and have refunded $23,701 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the number of shares outstanding during the period.

Our planned 2006 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $255,200 of which $64,790 is for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation in response to the infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude of our capital program. Our 2006 capital program, along with $24,645 of sinking fund obligations and debt maturities, and $93,626 of other contractual cash obligations, as reported in the section captioned "Contractual Obligations", is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity and the issuance of new long-term debt.

Future utility construction in the period 2007 through 2010, including recurring programs, such as the ongoing replacement of water meters, water treatment plant upgrades, storage facility renovations, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $950,000. We anticipate that less than one-half of these expenditures will require external financing of debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans and possible future public equity offerings. We expect to refinance $115,166 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

Our primary source of liquidity is cash flows from operations, borrowings under various short-term lines of credit and other credit facilities, and customer advances and contributions in aid of construction. Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief and water consumption. We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term borrowings. Over time, we refinance our short-term borrowings with long-term debt and proceeds from the issuance of common stock. The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings and cash flow to enable them to secure the capital they will need to operate and to maintain satisfactory debt coverage ratios.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

ACQUISITIONS

During the past five years, we have expended cash of $276,695 and issued 816,019 shares of common stock, valued at $8,781 at the time of the acquisition, related to the acquisitions of utility systems, primarily water utilities and some wastewater utilities. We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition date.

During 2005, we completed 30 acquisitions for $11,633 in cash and the issuance of 24,684 shares of common stock. The acquisitions completed in 2005 included both water and wastewater systems in seven of the states in which we operate. Pursuant to our strategy to grow through acquisitions, on June 1, 2004, we acquired the capital stock of Heater Utilities, Inc. for $48,000 in cash and the assumption of long-term debt of $19,219 and short-term debt of $8,500. The acquired operation provides water and wastewater service to over 50,000 water and wastewater customers primarily in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. For the fiscal year ended December 31, 2003, Heater had operating revenues of $19,489. The acquisition was accounted for as a purchase and accordingly, we recorded goodwill of $18,842. In 2004, as part of the North Carolina Utilities Commission approval process for this acquisition, the Commission approved a mechanism through which we could recover up to two-thirds of the goodwill through customer rates in the future upon achieving certain objectives. We intend to pursue these objectives to facilitate recognition of this premium in customer rates. However, there can be no assurance that we will be able to achieve these objectives and recover such amount of goodwill, if any.

On June 30, 2004, we acquired certain utility assets of Florida Water Services Corporation, comprised of 63 water and wastewater systems located in central Florida for $14,747 in cash. In accordance with Florida Public Service Commission procedures, the acquisition was approved by the Commission and rate base was determined on December 20, 2005. Under the terms of the purchase agreement, the Commission's rate base determination will result in a reduction of the final purchase price that could be as much as approximately $2,000, which is not expected to result in the recognition of goodwill.

The acquisition of Heater and the Florida Water Systems were initially funded by a portion of the proceeds from the issuance by Aqua America of an unsecured short-term note in May 2004. A portion of the short-term note was subsequently repaid by Aqua America with the proceeds from a November 2004 secondary equity offering, and a portion of the short-term note was refinanced through the February 2005 issuance of $30,000 of unsecured notes. In November 2004, we sold 2,606,667 shares of common stock in a public offering for proceeds of $42,600, net of expenses. In February 2005, Aqua America issued $18,000 of notes due in 2015 with an interest rate of 5.01% and $12,000 of notes due in 2020 with an interest rate of 5.20%.

Pursuant to our growth strategy, in July 2003, we completed the acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc., a subsidiary of DQE, Inc., including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as "AquaSource") for $190,717 in cash, as adjusted pursuant to the purchase agreement based on working capital at closing. In August 2004, we were awarded and received $12,289 plus interest in an arbitration related to the calculation of the final purchase price under the terms of the purchase agreement, which resulted in a final purchase price of $178,428. In the consolidated statement of cash flow for 2004, the $12,289 award has been reported as proceeds on the line titled acquisitions of water and wastewater systems, net. The acquisition was initially funded by a portion of the proceeds from the July 2003 issuance of $135,000 of unsecured notes due 2023, with an interest rate of 4.87%, and the issuance of a $90,000 unsecured note by Aqua America. In August 2003, the $90,000 unsecured note was repaid with the proceeds from the issuance of 6,666,667 shares of common stock through a shelf registration. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut and Kentucky operations which were subsequently sold to other parties). Please refer to the section captioned "Dispositions" for a discussion of the AquaSource operations located in Connecticut and Kentucky. The acquisition provides an expanded platform from which to extend our growth-through-acquisition strategy of acquiring water and wastewater systems that are near or adjacent to our existing service territories. The AquaSource operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency.

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

DISPOSITIONS

In December 2004, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold its water utility assets within the municipal boundaries of the City of Geneva in Ashtabula County, Ohio for net proceeds of approximately $4,716, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in the fourth quarter of 2004 of a gain on the sale of these assets, net of expenses, of $2,342. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. We continue to operate this water system for the City of Geneva under an operating contract that began upon the closing of the sale for a period through December 2006. These water utility assets represented less than 1% of Aqua America's total assets, and the total number of customers included in the water system sold represented less than 1% of our total customer base.

We reviewed and evaluated areas of our business and operating divisions that were acquired in July 2003 with the AquaSource operations and have completed the following sale transactions of operating divisions acquired as part of the AquaSource transaction:

     o In July 2004, we sold our only operation in Kentucky. The sale price approximated our investment in this operation. The operation represented approximately 0.2% of the operations acquired from AquaSource, Inc.
     o In October 2003, we completed the sale of our only operation in Connecticut. The sale price of $4,000 approximated our investment in this operation. The operation represented approximately 2% of the operations acquired from AquaSource, Inc.

In December 2002, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for net proceeds of $12,118, which was in excess of the book value for these assets. The proceeds were used to pay down short-term debt, and the sale resulted in the recognition in 2002 of a gain on the sale of these assets, net of expenses, of $5,676. We continue to operate this water system for Ashtabula County under a multi-year operating contract that expires in December 2008. The water utility assets sold represented less than 1% of our total assets, and the total number of customers included in the water system sold represented less than 1% of our total customer base.

The City of Fort Wayne, Indiana has authorized the acquisition, by eminent domain or otherwise, of a portion of the utility assets of one of the operating subsidiaries that we acquired in connection with the AquaSource acquisition. We have challenged whether the City is following the correct legal procedures in connection with the City's attempted condemnation and we have challenged the City's valuation of this portion of our system. The portion of the system under consideration represents approximately 1% of our total customer base. While we continue to discuss this matter with officials from the City of Fort Wayne, we continue to protect our interests in this proceeding. We believe that we will be entitled to fair market value for our assets if they are condemned, and that the fair market value will be in excess of the book value for such assets.

Despite these transactions, our strategy continues to be to acquire additional water and wastewater systems, to maintain our existing systems where there is a business or a strategic benefit, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.

SOURCES OF CAPITAL

Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $659,214 of long-term debt and obtained other short-term borrowings during the past five years. During the past five years, the Trustees held an aggregate $64,664 of the proceeds from certain long-term debt issuances pending completion of the projects financed with the issues. At December 31, 2005, we had short-term lines of credit and other credit facilities of $217,000, of which $78,495 was available. Our short-term lines of credit and other credit facilities are either payable on demand or have a 364-day term.

In December 2005, we filed a universal shelf registration with the SEC to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices. No issuances have been completed to date under this shelf registration. During the last three years, we completed the following offerings of equity:

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

     o In November 2004, we sold 2,606,667 shares of common stock in a public offering for proceeds of $42,600, net of expenses. The net proceeds were used to repay a portion of our short-term debt. The short-term debt was incurred by Aqua America in connection with the Heater and Florida Water acquisitions.
     o In August 2003, we sold 6,666,667 shares of common stock in a public offering for proceeds of $90,100, net of expenses. The net proceeds were used to repay an unsecured note of $90,000. The indebtedness was incurred by Aqua America in connection with the acquisition of the operations that were purchased from AquaSource, Inc.
     o In May 2003, we sold 2,491,667 shares of common stock in a public offering for proceeds of $33,100, net of expenses. The net proceeds were used to repay short-term debt, including the repayment of $22,000 of indebtedness incurred in connection with our repurchase of 2,017,700 shares of our common stock from affiliates of Veolia Environnement, S.A., formerly Vivendi Environnement, S.A., in October 2002.

In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2005, we issued 24,684 shares of common stock totaling $675 to acquire a water system. During 2004 and 2003, we did not issue any shares under the acquisition shelf registration. During 2002, we issued 238,219 shares of common stock totaling $2,745 to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2005 is 2,194,262 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.

We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2005 dividend payment, holders of 16.7% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company's transfer agent in the open-market. During the past five years, we have sold 2,484,207 original issue shares of common stock for net proceeds of $35,711 through the dividend reinvestment portion of the Plan and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.

OTHER CAPITAL TRANSACTIONS

In May 2002, Veolia Environnement, S.A., formerly Vivendi Environnement, S.A., which through its affiliates (collectively "VE") owned approximately 16.8% of our outstanding common stock, advised us of its decision to sell its investment in Aqua America. VE announced that its decision was part of its overall strategy to divest non-core assets and focus on other business strategies. In September 2002, in order to facilitate the orderly re-distribution of the shares held by VE into the market, we completed a secondary offering of 16,475,427 shares of Aqua America common stock held by VE. The number of outstanding shares of common stock was not changed and we did not receive any proceeds as a result of this secondary offering. In addition, in October 2002 we repurchased 2,017,700 shares of Aqua America common stock representing the remainder of the shares of Aqua America common stock held by VE. The repurchase of shares was funded with proceeds of $22,000 from a short-term credit facility. In May 2003, this $22,000 short-term credit facility was repaid with funds from the issuance of 2,491,667 shares of common stock through a shelf registration, providing proceeds of approximately $33,100, net of expenses. The balance of the net proceeds were used to repay other short-term debt.

The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2005, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

OFF-BALANCE SHEET FINANCING ARRANGEMENTS

We do not engage in any off-balance sheet financing arrangements. We do not have any interest in entities referred to as variable interest entities, which includes special purpose entities and other structured finance entities.

CONTRACTUAL OBLIGATIONS

The following table summarizes our contractual cash obligations as of December 31, 2005:

                                                     Payments Due By Period
------------------------------------------------------------------------------------------------------------------------
                                   2006         2007        2008        2009          2010     Thereafter         Total
------------------------------------------------------------------------------------------------------------------------
Long-term debt (a)              $24,645     $ 30,959    $ 23,651     $ 6,672      $ 53,884      $ 763,272      $903,083
Interest on fixed-rate,
   long-term debt (b)            51,661       49,419      47,558      46,922        44,287        568,828       808,675
Operating leases (c)              3,482        3,033       2,559       1,218           969         15,264        26,525
Unconditional purchase
   obligations (d)               12,184       11,763      11,358      11,009        11,778         75,559       133,651
Other purchase
   obligations (e)               13,552            -           -           -             -              -        13,552
Postretirement benefit
   plans' obligations (f)         9,282            -           -           -             -              -         9,282
Other obligations (g)             3,465          400         400         257             -              -         4,522
                           ---------------------------------------------------------------------------------------------
Total                          $118,271     $ 95,574    $ 85,526    $ 66,078     $ 110,918     $1,422,923    $1,899,290
                           =============================================================================================

(a) Represents sinking fund obligations and debt maturities.
(b) Represents interest payable on fixed-rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.
(c) Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.
(d) Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand.
(e) Represents an approximation of the open purchase orders as of the period end for goods and services purchased in the ordinary course of business.
(f) Represents contributions expected to be made to postretirement benefit plans. The amount of required contributions in 2007 and thereafter is not determinable.
(g) Represents capital expenditures estimated to be required under legal and binding contractual obligations.

In addition to these obligations, we pay refunds on Customers' Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2020 and amounts not paid by the contract expiration dates become non-refundable.

We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

MARKET RISK

We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2005, the debt maturities by period and the weighted average interest rate for fixed-rate, long-term debt are as follows:

                                                                                                                  Fair
                              2006        2007       2008       2009       2010   Thereafter        Total        Value
-----------------------------------------------------------------------------------------------------------------------
Long-term
   debt (fixed rate)       $24,645     $30,959    $23,651     $6,672    $53,884     $763,272     $903,083    $ 950,479
Weighted average
   interest rate             5.74%       5.64%      5.63%      5.72%      5.44%        5.35%        5.74%

From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the "available for sale" marketable equity securities. As of December 31, 2005, we owned no marketable equity securities as we sold the balance of our securities during 2004.

CAPITALIZATION

The following table summarizes our capitalization during the past five years:

December 31,                                   2005          2004       2003        2002         2001
------------------------------------------------------------------------------------------------------
Long-term debt*                               52.7%         52.8%      52.8%       55.6%        52.9%
Preferred stock                                0.0%          0.0%       0.0%        0.0%         0.1%
Common stockholders' equity                   47.3%         47.2%      47.2%       44.4%        47.0%
------------------------------------------------------------------------------------------------------
                                             100.0%        100.0%     100.0%      100.0%       100.0%
======================================================================================================
*Includes current portion.

The changes in the capitalization ratios primarily resulted from the issuance of common stock over the past five years, and the issuance of debt to finance our acquisitions and capital program and the previously mentioned repurchase of common stock from Veolia Environnement in 2002. It is our goal to maintain an equity ratio adequate to support the current Standard and Poors corporate credit rating of "A+" and its senior secured debt rating of "AA-" for Aqua Pennsylvania, our largest operating subsidiary.

DIVIDENDS ON COMMON STOCK

We have paid common dividends consecutively for 61 years. Effective December 1, 2005, our Board of Directors authorized an increase of 9.6% in the dividend rate over the amount we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in December 2005, the annual dividend rate increased to $0.4276 per share. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 56.3% of net income.

                   CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial condition and results of operations are impacted by the methods, assumptions, and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to our financial condition or results of operations, and require estimates or other judgments of matters of uncertainty. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the financial statements. We believe our most critical accounting policies

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

include revenue recognition, the use of regulatory assets and liabilities as permitted by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation," the review for impairment of our long-lived assets which consist primarily of Utility Plant in Service and regulatory assets, our accounting for pensions and other postretirement benefits and our accounting for income taxes. We have discussed the selection and development of our critical accounting policies and estimates with the Audit Committee of the Board of Directors.

REVENUE RECOGNITION -Our utility revenues recognized in an accounting period include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the last billing to the end of the accounting period. The estimated usage is based on our judgment and assumptions; our actual results could differ from these estimates which would result in operating revenues being adjusted in the period that the revision to our estimates are determined.
In some operating divisions, we commence the billing of our utility customers, under new rates, upon authorization from the respective regulatory commission and before the final commission rate order is issued. The revenue recognized reflects an estimate based on our judgment of the final outcome of the ruling. We monitor the facts and circumstances regularly, and revise the estimate as required. The revenue billed and collected prior to the final ruling is subject to refund based on the final ruling. Please refer to the section named "Operating Revenues" for a discussion of revenue currently being recognized under rate filings that are not final.

REGULATORY ASSETS AND LIABILITIES-SFAS No. 71 stipulates generally accepted accounting principles for companies whose rates are established by or are subject to approval by an independent third-party regulator. In accordance with SFAS No. 71, we defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred. These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water and wastewater service. In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.

IMPAIRMENT OF LONG-LIVED ASSETS -In accordance with the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", we review for impairment of our long-lived assets, including Utility Plant in Service. We also review regulatory assets for the continued application of SFAS No. 71. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. In accordance with SFAS No. 71, adjustments to the carrying value of these assets would be made in instances where the inclusion in the rate-making process is unlikely.

ACCOUNTING FOR POSTRETIREMENT BENEFITS-We maintain a qualified defined benefit pension plan and plans that provide for certain postretirement benefits other than pensions. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that we recognize. During 2005, we undertook a comprehensive study of the key demographic assumptions which impact the obligations and expense for these plans. Based on the study, we updated the assumed retirement and turnover rates for the plans to better reflect the recent experience combined with our expectations of future patterns. In addition, we have updated the mortality assumptions to reflect a more recent actuarial study of mortality experience and an expectation of future mortality improvements. The net effect of the changes in these assumptions was a decrease of $1,600 in our pension and postretirement benefit obligation measured as of December 31, 2005.

Our discount rate assumption was determined using a yield curve that was produced from a universe containing over 500 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if we used spot rates, for various time periods, to discount the projected pension benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2005 pension expense by $660 and the pension liabilities by $7,000. The present values of Aqua America's future pension and other postretirement obligations were determined using discount rates of 5.65% at December 31, 2005 and 5.75% at December 31, 2004. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 5.75% for 2005, and will be 5.65% for 2006.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
         Management's Discussion and Analysis of Financial Condition and
                       Results of Operations (continued)
              (In thousands of dollars, except per share amounts)

Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2005 pension expense by $280. For 2005, we used an 8.5% expected return on assets assumption, and will lower this assumption to 8.0% for the calculation of pension expense for 2006. This change was made to reflect a change in our expectations of long-term market returns given the recent decrease in bond yields. The expected return on assets is based on a targeted allocation of 65% equities and 35% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and with various asset categories.

As of December 31, 2005, we have an additional minimum liability of $10,909 associated with our defined benefit pension plans. The additional minimum liability is a result of the accumulated benefit obligation exceeding the fair value of plan assets. The portion of the additional minimum liability related to our employees in one of our rate jurisdictions results in the establishment of a regulatory asset of $6,167, as we expect recovery of the future, increased pension expense through customer rates. Since the balance of the additional minimum liability of $4,742 may not be recovered through rates, the accounting requirements for recording a regulatory asset are not met and as a result this amount is recorded as accumulated other comprehensive loss through aggregate charges to accumulated other comprehensive income in 2004 and 2005, net of income tax benefits of $1,660. The change in the additional minimum liability from December 31, 2004 of $6,820 to December 31, 2005 of $10,909 resulted from the effect of a decreased discount rate, offset partially by an increase in the pension plan assets during 2005 due to positive equity market performance and pension contributions. Although additional minimum liability does not directly impact net income or cash flow, in future years, our pension expense and cash funding requirements are anticipated to increase as a result of the decline in the plans' funded status. Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with our funding policy, during 2006 our required pension contribution is expected to be approximately $6,400. We do not expect our estimate for the 2006 funding amount to change as a result of the pending pension funding reform. Pension funding reform will impact future contributions, though we expect future changes in the amount of contributions and expense recognized will be generally included in customer rates.

ACCOUNTING FOR INCOME TAXES-We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur.

                   IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

On October 22, 2004, the American Jobs Creation Act ("AJCA") was signed into law. Among other provisions, the AJCA creates a new deduction for qualified domestic production activities. Certain of our activities, such as our water treatment activity, are considered as qualifying production activities for purposes of determining the deduction for qualified production activities. In December 2004, the Financial Accounting Standards Board ("FASB") issued FSP 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." In accordance with FSP 109-1, we treat the deduction for qualified domestic production activities as a reduction of the income tax provision in the period realized. We adopted this statement in the first quarter of 2005 and have recorded an estimate for the effect of the statement which reduced the provision for Federal and state income taxes by approximately $740 for the year ended December 31, 2005.

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

In November 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- An Amendment of APB Opinion No. 29." SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. We adopted this standard and it did not have a material impact on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which revises SFAS No. 123, "Accounting for Stock-based Compensation," and supersedes APB No. 25, "Accounting for Stock Issued to Employees." As noted in the footnotes to our consolidated financial statements, we currently provide pro forma disclosure of our compensation costs associated with the fair value of stock options that have been granted. We currently account for stock-based compensation associated with stock options using the intrinsic method, and accordingly, no compensation costs have been recognized in our consolidated financial statements. SFAS 123R generally requires that we measure the cost of employee services received in exchange for stock-based awards on the grant-date fair value and this cost will be recognized over the period during which an employee provides service in exchange for the award. We adopted this standard as required on January 1, 2006. We adopted this standard using the modified prospective method in which stock option awards that are granted, modified or cancelled after the date of adoption are measured and accounted for in accordance with SFAS No. 123R. Awards that are granted prior to the effective date will continue to be accounted for in accordance with SFAS No. 123 except that the stock option expense for unvested options will be recognized in the income statement. We intend to use the Black-Scholes option-pricing model as permitted under SFAS No. 123R. The impact of adoption of SFAS No. 123R on our earnings depends on a number of variables including the level of share-based payments granted in the future, the fair value of the options granted and the associated income tax benefits that we receive. Assuming we grant a comparable number of stock options in 2006 as compared to 2005 and the fair value approximates the value of recent stock option grants reported in the notes to our consolidated financial statements, the after-tax impact of SFAS No. 123R is expected to approximate $3,000 during the year ending December 31, 2006. We believe the adoption of this standard will have no impact on our overall financial position or cash flow, but will result in the reclassification of related tax benefits from operating cash flow to financing cash flow to the extent these tax benefits exceed the associated compensation cost recognized in the income statement.

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. We adopted this standard as required on December 15, 2005 and it did not have a material effect on our results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 further requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. Aqua America intends to adopt this standard as required in 2006.

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

In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management's assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2005, the Company's internal control over financial reporting was effective.

The Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited management's assessment of the effectiveness of the Company's internal control over financial reporting, as stated in their report which appears herein.

          /S/ Nicholas DeBenedictis                                        /S/ David P. Smeltzer

           Nicholas DeBenedictis                                                David P. Smeltzer
Chairman, President and Chief Executive Officer               Senior Vice President Finance and Chief Financial Officer

March 13, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Aqua America, Inc.:

We have completed integrated audits of Aqua America, Inc.'s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization, of common stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

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


/S/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, PA
March 13, 2006

                      AQUA AMERICA, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPENHENSIVE INCOME
                    (In thousands, except per share amounts)
                  Years ended December 31, 2005, 2004 and 2003

                                                                           2005            2004           2003
                                                                        ----------------------------------------
Operating revenues                                                      $ 496,779      $ 442,039       $ 367,233
Costs and expenses:
    Operations and maintenance                                            203,088        178,345         140,602
    Depreciation                                                           60,747         54,564          48,522
    Amortization                                                            4,741          4,300           2,941
    Taxes other than income taxes                                          31,696         27,596          21,607
                                                                        ----------------------------------------
                                                                          300,272        264,805         213,672

Operating income                                                          196,507        177,234         153,561
Other expense (income):
    Interest expense, net                                                  52,062         48,679          44,662
    Allowance for funds used during construction                           (2,447)        (2,304)         (2,127)
    Gain on sale of other assets                                           (1,177)        (1,272)         (5,692)
                                                                        ----------------------------------------
Income before income taxes                                                148,069        132,131         116,718
Provision for income taxes                                                 56,913         52,124          45,923
                                                                        ----------------------------------------
Net income                                                                 91,156         80,007          70,795
Dividends on preferred stock                                                    -              -              10
                                                                        ----------------------------------------
Net income available to common stock                                    $  91,156      $  80,007       $  70,785
                                                                        ========================================

Net income                                                              $  91,156      $  80,007       $  70,795
Other comprehensive income (loss), net of tax:
    Minimum pension liability adjustment                                   (1,340)        (1,742)              -
    Unrealized gains on securities                                              -             59             455
    Reclassification adjustment for gains reported in net income                -           (230)           (347)
                                                                        ----------------------------------------
                                                                           (1,340)        (1,913)            108
                                                                        ----------------------------------------
Comprehensive income                                                    $  89,816      $  78,094       $  70,903
                                                                        ========================================
Net income per common share:
    Basic                                                               $    0.72      $    0.64       $    0.60
                                                                        ========================================
    Diluted                                                             $    0.71      $    0.64       $    0.59
                                                                        ========================================
Average common shares outstanding during the period:
    Basic                                                                 127,364        124,329         117,700
                                                                        ========================================
    Diluted                                                               129,206        125,710         118,993
                                                                        ========================================

See accompanying notes to consolidated financial statements.

                      AQUA AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (In thousands of dollars, except per share amounts)
                           December 31, 2005 and 2004

                                                                                          2005           2004
                                                                                      --------------------------
                                  Assets
Property, plant and equipment, at cost                                                $ 2,900,585    $ 2,626,151
Less: accumulated depreciation                                                            620,635        556,339
                                                                                      --------------------------
    Net property, plant and equipment                                                   2,279,950      2,069,812
                                                                                      --------------------------
Current assets:
    Cash and cash equivalents                                                              11,872         14,192
    Accounts receivable and unbilled revenues, net                                         62,690         64,538
    Inventory, materials and supplies                                                       7,798          6,903
    Prepayments and other current assets                                                    7,596          5,570
                                                                                      --------------------------
    Total current assets                                                                   89,956         91,203
                                                                                      --------------------------
Regulatory assets                                                                         130,953        122,935
Deferred charges and other assets, net                                                     37,061         34,106
Funds restricted for construction activity                                                 68,625         17,196
Goodwill                                                                                   20,180         20,122
                                                                                      --------------------------
                                                                                      $ 2,626,725    $ 2,355,374
                                                                                      ==========================
                   Liabilities and Stockholders' Equity
Common stockholders' equity:
    Common stock at $.50 par value, authorized 300,000,000 shares,
         issued 129,658,806 and 127,866,524 in 2005 and 2004                          $    64,829    $    48,036
    Capital in excess of par value                                                        478,508        468,524
    Retained earnings                                                                     285,132        245,115
    Treasury stock, at cost, 688,625 and 686,747 shares in 2005 and 2004                  (12,914)       (12,702)
    Accumulated other comprehensive income                                                 (3,082)        (1,742)
    Unearned compensation                                                                    (550)             -
                                                                                      --------------------------
    Total common stockholders' equity                                                     811,923        747,231
                                                                                      --------------------------
Minority interest                                                                           1,551          1,237
Long-term debt, excluding current portion                                                 878,438        784,461
Commitments                                                                                     -              -

Current liabilities:
    Current portion of long-term debt                                                      24,645         50,195
    Loans payable                                                                         138,505         74,810
    Accounts payable                                                                       55,455         34,915
    Accrued interest                                                                       13,052         12,029
    Accrued taxes                                                                           1,111          8,975
    Other accrued liabilities                                                              30,571         33,506
                                                                                      --------------------------
    Total current liabilities                                                             263,339        214,430
                                                                                      --------------------------
Deferred credits and other liabilities:
    Deferred income taxes and investment tax credits                                      250,346        223,887
    Customers' advances for construction                                                   74,828         73,095
    Regulatory liabilities                                                                 11,751         11,942
    Other                                                                                  31,969         21,283
                                                                                      --------------------------
    Total deferred credits and other liabilities                                          368,894        330,207
                                                                                      --------------------------
Contributions in aid of construction                                                      302,580        277,808
                                                                                      --------------------------
                                                                                      $ 2,626,725    $ 2,355,374
                                                                                      ==========================

See accompanying notes to consolidated financial statements.

                      AQUA AMERICA, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
               (In thousands of dollars, except per share amounts)
                           December 31, 2005 and 2004

                                                                        2005            2004
                                                                     --------------------------
Common stockholders' equity:
     Common stock, $.50 par value                                      $ 64,829        $ 48,036
     Capital in excess of par value                                     478,508         468,524
     Retained earnings                                                  285,132         245,115
     Treasury stock, at cost                                            (12,914)        (12,702)
     Accumulated other comprehensive income                              (3,082)         (1,742)
     Unearned compensation                                                 (550)              -
                                                                     --------------------------
Total common stockholders' equity                                       811,923         747,231
                                                                     --------------------------
Long-term debt:
Long-term debt of subsidiaries (substantially secured
     by utility plant):
     Interest Rate Range
        0.00% to  2.49%                                                  21,574          20,051
        2.50% to  2.99%                                                  28,684          29,924
        3.00% to  3.49%                                                  17,380          17,546
        3.50% to  3.99%                                                   6,748           7,123
        4.00% to  4.99%                                                  30,695           9,435
        5.00% to  5.49%                                                 262,588         165,615
        5.50% to  5.99%                                                  79,000          89,260
        6.00% to  6.49%                                                  88,504         110,360
        6.50% to  6.99%                                                  32,000          42,000
        7.00% to  7.49%                                                  15,878          45,105
        7.50% to  7.99%                                                  25,012          25,231
        8.00% to  8.49%                                                  26,507          26,714
        8.50% to  8.99%                                                   9,000           9,000
        9.00% to  9.49%                                                  46,764          53,244
        9.50% to  9.99%                                                  40,933          42,088
       10.00% to  10.50%                                                  6,000           6,000
                                                                     --------------------------
                                                                        737,267         698,696
Unsecured notes payable, 4.87%, maturing in
     various installments 2010 - 2023                                   135,000         135,000
Unsecured notes payable, 5.01%, due 2015                                 18,000               -
Unsecured notes payable, 5.20%, due 2020                                 12,000               -
Notes payable, 6.05%, maturing in 2006 through 2008                         816             960
                                                                     --------------------------
                                                                        903,083         834,656
Current portion of long-term debt                                        24,645          50,195
                                                                     --------------------------
Long-term debt, excluding current portion                               878,438         784,461
                                                                     --------------------------
Total capitalization                                                 $1,690,361      $1,531,692
                                                                     ==========================

See accompanying notes to consolidated financial statements.

                      AQUA AMERICA, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY
               (In thousands of dollars, except per share amounts)

                                                                                       Accumulated      Unearned
                                                       Capital in                         Other       Compensation
                                              Common   excess of  Retained   Treasury  Comprehensive  on Restricted
                                               stock   par value  earnings    stock        Loss           Stock      Total
                                              -----------------------------------------------------------------------------
Balance at December 31, 2002                   $35,034   $317,871  $180,047   $(40,421)    $     63      $    -   $492,594
Net income                                           -          -    70,785          -            -           -     70,785
Other comprehensive income: unrealized gains
   on securities, net of income tax of $244          -          -         -          -          455           -        455
Reclassification adjustment for gains reported
   in net income, net of income tax of $186          -          -         -          -         (347)          -       (347)
Dividends                                            -          -   (39,917)         -            -           -    (39,917)
Stock split                                      9,244     (9,244)        -          -            -           -          -
Sale of stock (9,745,160 shares)                 2,168     99,031         -     29,163            -           -    130,362
Repurchase of stock (60,646 shares)                  -          -         -     (1,353)           -           -     (1,353)
Equity Compensation Plan (26,875 shares)             8        344         -          -            -           -        352
Exercise of stock options (579,777 shares)         181      4,283         -          -            -           -      4,464
Employee stock plan tax benefits                     -        723         -          -            -           -        723
                                               ---------------------------------------------------------------------------
Balance at December 31, 2003                    46,635    413,008   210,915    (12,611)         171           -    658,118
                                               ---------------------------------------------------------------------------
Net income                                           -          -    80,007          -            -           -     80,007
Other comprehensive income (loss):
   Minimum pension liability adjustment, net
      of income tax of $938                          -          -         -          -       (1,742)          -     (1,742)
   Unrealized gain on securities, net of
      income tax of $32                              -          -         -          -           59           -         59
   Less: reclassification adjustment for gains
      reported in net income, net of income
      tax of $173                                    -          -         -          -         (230)          -       (230)
Dividends                                            -          -   (45,807)         -            -           -    (45,807)
Sale of stock (3,181,203 shares)                 1,170     48,971         -        991            -           -     51,132
Repurchase of stock (51,808 shares)                  -          -         -     (1,082)           -           -     (1,082)
Equity Compensation Plan (45,535 shares)            17        692         -          -            -           -        709
Exercise of stock options (570,064 shares)         214      4,847         -          -            -           -      5,061
Employee stock plan tax benefits                     -      1,006         -          -            -           -      1,006
                                               ---------------------------------------------------------------------------
Balance at December 31, 2004                    48,036    468,524   245,115    (12,702)      (1,742)          -    747,231
                                               ---------------------------------------------------------------------------
Net income                                           -          -    91,156          -            -           -     91,156
Other comprehensive loss: minimum pension
   liability adjustment, net of income tax
   of $722                                           -          -         -          -       (1,340)          -     (1,340)
Dividends                                            -          -   (51,139)         -            -           -    (51,139)
Stock issued for acquisitions (24,684 shares)       12        663         -          -            -           -        675
Stock split                                     16,095    (16,095)        -          -            -           -          -
Sale of stock (471,682 shares)                     161      7,943         -      1,537            -           -      9,641
Repurchase of stock (56,930 shares)                  -          -         -     (1,749)           -           -     (1,749)
Equity Compensation Plan (37,751 shares)            14        708         -          -            -        (722)         -
Exercise of stock options (1,327,717 shares)       511     11,264         -          -            -           -     11,775
Employee stock plan tax benefits                     -      5,501         -          -            -           -      5,501
Amortization of unearned compensation                -          -         -          -            -         172        172
                                               ---------------------------------------------------------------------------
Balance at December 31, 2005                   $64,829   $478,508  $285,132   $(12,914)    $ (3,082)     $ (550)  $811,923
                                               ===========================================================================

See accompanying notes to consolidated financial statements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENTS
                            (In thousands of dollars)
                  Years ended December 31, 2005, 2004 and 2003

                                                                               2005          2004          2003
                                                                             ------------------------------------
Cash flows from operating activities:
    Net income                                                               $ 91,156      $ 80,007      $ 70,795
    Adjustments to reconcile net income to net cash
        flows from operating activities:
        Depreciation and amortization                                          65,488        58,864        51,463
        Deferred income taxes                                                  26,027        40,577        26,741
        Gain on sale of water system                                                -        (2,342)            -
        Gain on sale of other assets                                           (1,177)       (1,272)       (5,692)
        Net decrease (increase) in receivables, inventory and prepayments       7,572        (2,766)         (314)
        Net increase in payables, accrued interest, accrued taxes
           and other accrued liabilities                                       12,933           863         7,777
        Other                                                                  (2,325)         (328)       (7,397)
                                                                             ------------------------------------
Net cash flows from operating activities                                      199,674       173,603       143,373
                                                                             ------------------------------------
Cash flows from investing activities:
    Property, plant and equipment additions, including allowance for
        funds used during construction of $2,447, $2,304 and $2,127          (237,462)     (195,736)     (163,320)
    Acquisitions of water and wastewater systems, net                         (11,633)      (54,300)     (192,331)
    Release of funds previously restricted for construction activity           56,137        14,015        16,339
    Additions to funds restricted for construction activity                  (107,566)       (2,772)       (1,025)
    Net proceeds from the sale of water systems                                     -         4,716         4,000
    Net proceeds from the sale of other assets                                  1,300         2,098         6,496
    Other                                                                         102          (517)         (312)
                                                                             ------------------------------------
Net cash flows used in investing activities                                  (299,122)     (232,496)     (330,153)
                                                                             ------------------------------------
Cash flows from financing activities:
    Customers' advances and contributions in aid of construction               14,728        14,269         8,181
    Repayments of customers' advances                                          (4,792)       (4,930)       (4,257)
    Net proceeds (repayments) of short-term debt                               63,695       (30,150)      (18,654)
    Proceeds from long-term debt                                              147,012       130,258       154,537
    Repayments of long-term debt                                              (83,235)      (55,928)      (44,204)
    Change in cash overdraft position                                          (8,808)       (2,190)        5,200
    Redemption of preferred stock                                                   -             -          (172)
    Proceeds from issuing common stock                                         21,416        56,193       134,826
    Repurchase of common stock                                                 (1,749)       (1,082)       (1,353)
    Dividends paid on preferred stock                                               -             -           (10)
    Dividends paid on common stock                                            (51,139)      (45,807)      (39,917)
    Other                                                                           -           179             -
                                                                             ------------------------------------
Net cash flows from financing activities                                       97,128        60,812       194,177
                                                                             ------------------------------------
Net increase (decrease) in cash and cash equivalents                           (2,320)        1,919         7,397
Cash and cash equivalents at beginning of year                                 14,192        12,273         4,876
                                                                             ------------------------------------
Cash and cash equivalents at end of year                                     $ 11,872      $ 14,192      $ 12,273
                                                                             ====================================
Cash paid during the year for:
    Interest, net of amounts capitalized                                     $ 48,278      $ 45,261      $ 40,572
                                                                             ====================================
    Income taxes                                                             $ 30,734      $ 22,322      $ 19,168
                                                                             ====================================

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
               (In thousands of dollars, except per share amounts)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS-Aqua America, Inc. ("Aqua America" or the "Company") is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Florida, Indiana, Virginia, Maine, Missouri, New York and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounts for approximately 56% of our operating revenues for 2005 and provides water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 22 other counties in Pennsylvania. The Company's other subsidiaries provide similar services in 12 other states. In addition, the Company provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our operating companies' service territories. The company has identified thirteen operating segments that are based on the thirteen states where we provide water or wastewater services. These operating segments are aggregated into one reportable segment since each of the Company's operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment.

REGULATION-Most of the operating companies that are regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters. Some of the operating companies that are regulated public utilities are subject to rate regulation by county or city government. Regulated public utilities follow Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS No. 71 provides for the recognition of regulatory assets and liabilities as allowed by regulators for costs or credits that are reflected in current rates or are considered probable of being included in future rates. The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.

CONSOLIDATION-The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated where appropriate.

RECOGNITION OF REVENUES-Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Nonregulated revenues are recognized when services are performed and are primarily associated with operating and maintenance contracts and data processing service fees. Nonregulated revenues totaled $16,484 in 2005, $13,623 in 2004 and $11,806 in 2003.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION-Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2005, utility plant includes a net credit acquisition adjustment of $64,165, which is generally being amortized from 0 to 20 years. Amortization of the acquisition adjustments totaled $3,674 in 2005, $3,961 in 2004 and $1,649 in 2003.

Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with SFAS No. 71. As of December 31, 2005, $15,788 of costs has been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.

The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred in accordance with SFAS No. 71, then these costs are charged to operating expenses when incurred. As of December 31, 2005, $3,952 of costs have been incurred and deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.

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

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION-The allowance for funds used during construction ("AFUDC") is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2005 was $1. There was no AFUDC related to equity funds in 2004 and 2003. No interest was capitalized by our nonregulated businesses.

CASH AND CASH EQUIVALENTS-The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

The Company had a book overdraft for certain of its disbursement cash accounts of $2,573 and $11,381 at December 31, 2005 and 2004, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities.

ACCOUNTS RECEIVABLE-Accounts receivable are recorded at the invoiced amounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in our existing accounts receivable, and is determined based on historical write-off experience and the aging of account balances. The Company reviews the allowance for doubtful accounts quarterly. Account balances are written off against the allowance when it is probable the receivable will not be recovered.

DEFERRED CHARGES AND OTHER ASSETS-Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized by the straight-line method over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred and amortized over the period of rate recovery in accordance with SFAS No. 71.

Marketable securities are considered "available-for-sale" and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.

GOODWILL-Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired, and a substantial portion of the goodwill balance is associated with the acquisition of Heater Utilities, Inc. in June 2004. Goodwill is not amortized but is tested for impairment annually, or more often, if certain circumstances indicate a possible impairment may exist. In accordance with the requirements of SFAS No. 142, "Goodwill and Other Intangible Assets," the Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2005, in conjunction with the timing of our annual strategic business plan. Based on the Company's comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test concluded that none of its goodwill was impaired.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

INCOME TAXES-The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties.

CUSTOMERS' ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF CONSTRUCTION-Water mains or, in some instances, cash advances to reimburse the Company for its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers' Advances for Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $15,729, $9,273 and $9,991 in 2005, 2004 and 2003, respectively. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non-refundable. Contributed property is generally not depreciated. Certain of the subsidiaries do depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property.

INVENTORIES, MATERIALS AND SUPPLIES-Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.

STOCK-BASED COMPENSATION-The Company currently accounts for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense related to granting of stock options has been recognized in the financial statements for stock options that have been granted. Please refer to the Recent Accounting Pronouncements section of this footnote for information concerning changes to the Company's accounting for stock-based compensation, including the expected after-tax impact of adopting SFAS No. 123R, "Share-Based Payment." Pursuant to the current disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, pro forma net income available to common stock and earnings per share are presented in the following table as if compensation cost for stock options was determined as of the grant date under the fair value method:

                                                                      Years Ended December 31,
                                                             -----------------------------------------
                                                                 2005         2004          2003
                                                             -----------------------------------------
Net income available to common stock, as reported              $ 91,156      $ 80,007      $ 70,785
Add:  stock-based employee compensation expense
    included in reported net income, net of tax                     290           266           224
Less: pro forma expense related to stock options
    granted, net of tax effects                                   (2,054)      (1,990)       (1,793)
                                                             ---------------------------------------
    Pro forma                                                  $ 89,392      $ 78,283      $ 69,216
                                                             =======================================
Basic net income per share:
    As reported                                                  $ 0.72        $ 0.64        $ 0.60
    Pro forma                                                      0.70          0.63          0.59
Diluted net income per share:
    As reported                                                  $ 0.71        $ 0.64        $ 0.59
    Pro forma                                                      0.69          0.62          0.58

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The per share weighted-average fair value at the date of grant for stock options granted during 2005, 2004 and 2003 was $4.23, $4.07 and $3.50 per option, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                        2005        2004       2003
                                     ------------------------------
         Expected life (years)           6.0         4.5        5.6
         Interest rate                  4.1%        4.0%       3.7%
         Volatility                    23.4%       29.9%      32.4%
         Dividend yield                 2.4%        2.2%       2.6%

USE OF ESTIMATES IN PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS-The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS AND REVISIONS-Certain prior year amounts have been changed to conform with current year's presentation. The changes include the presentation of regulatory assets and cash overdrafts. Regulatory assets were previously reported on a net basis. This presentation was changed to report regulatory assets and liabilities on a gross basis and regulatory liabilities have been reclassified to deferred credits and other liabilities. Cash overdrafts were previously reported as components of cash or loans payable. This presentation was changed to classify cash overdrafts as accounts payable. Accordingly, applicable historic balance sheet and cash flow amounts have been revised to conform to the new presentation and a new line has been added in the cash flow from financing activities section titled "change in cash overdraft position". This revision had no impact on the Company's net income, cash flows from operating activities or cash flows used in investing activities. The revision impacted the Company's net cash flows from financing activities from that which was previously reported, by a $440 decrease for the year ended December 31, 2004, and an increase of $2,555 for the year ended December 31, 2003.

RECENT ACCOUNTING PRONOUNCEMENTS-On October 22, 2004, the American Jobs Creation Act ("AJCA") was signed into law. Among other provisions, the AJCA creates a new deduction for qualified domestic production activities. Certain activities of the Company, such as our water treatment activity, are considered as qualifying production activities for purposes of determining the deduction for qualified production activities. In December 2004, the Financial Accounting Standards Board ("FASB") issued FSP 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." In accordance with FSP 109-1, the Company will treat the deduction for qualified domestic production activities as a reduction of the income tax provision in the period realized. The Company adopted this statement in the first quarter of 2005 and has recorded an estimate for the effect of the statement which reduced the provision for Federal and state income taxes by approximately $740 for the year ended December 31, 2005.

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

In November 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets
- An Amendment of APB Opinion No. 29." SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for fiscal periods beginning after June 15, 2005. The Company adopted this statement and it did not have a material impact on the Company's results of operations or financial position.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which revises SFAS No. 123, "Accounting for Stock-based Compensation," and supersedes APB No. 25, "Accounting for Stock Issued to Employees." As noted in the section captioned "Stock-based Compensation" in the Summary of Significant Accounting Policies footnote, the Company currently provides pro forma disclosure of its compensation costs associated with the fair value of stock options that have been granted. The Company currently accounts for stock-based compensation associated with stock options using the intrinsic method, and accordingly, no compensation costs have been recognized in its consolidated financial statements. SFAS 123R generally requires that we measure the cost of employee services received in exchange for stock-based awards on the grant-date fair value and this cost will be recognized over the period during which an employee provides service in exchange for the award. The Company adopted this standard as required on January 1, 2006. The Company adopted this standard using the modified prospective method in which stock option awards that are granted, modified or cancelled after the date of adoption are measured and accounted for in accordance with SFAS No. 123R. Awards that are granted prior to the effective date will continue to be accounted for in accordance with SFAS No. 123 except that the stock option expense for unvested options will be recognized in the income statement. The Company intends to use the Black-Scholes option-pricing model as permitted under SFAS No. 123R. The impact of adoption of SFAS No. 123R on the Company's earnings depends on a number of variables including the level of share-based payments granted in the future, the fair value of the options granted and the associated income tax benefits that the Company receives. Assuming the Company grants a comparable number of stock options in 2006 as compared to 2005 and the fair value approximates the value of recent stock option grants reported in the notes to our consolidated financial statements, the after-tax impact of SFAS No. 123R is expected to approximate $3,000 during the year ending December 31, 2006. The Company believes that the adoption of this standard will have no impact on our overall financial position or cash flow, but will result in the reclassification of related tax benefits from operating cash flow to financing cash flow to the extent these tax benefits exceed the associated compensation cost recognized in the income statement.

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. The Company adopted this standard as required on December 15, 2005 and it did not have a material effect on its results of operations or financial position.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS No. 154 further requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. The Company intends to adopt this standard as required in 2006.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

ACQUISITIONS

HEATER-Pursuant to our strategy to grow through acquisitions, on June 1, 2004 the Company acquired the capital stock of Heater Utilities, Inc. for $48,000 in cash and the assumption of long-term debt of $19,219 and short-term debt of $8,500. The acquired operation provides water and wastewater service to over 50,000 water and wastewater customers primarily in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. For the fiscal year ended December 31, 2003, Heater had operating revenues of $19,489. The acquisition was accounted for as a purchase and accordingly, the purchase price is allocated to the net tangible and intangible assets based upon their estimated fair values at the date of the acquisition. The Company obtained a third-party valuation of these assets and liabilities, and it resulted in the recording of a purchase accounting fair value adjustment of $3,141 to increase the carrying-value of long-term debt assumed. The purchase price allocation is as follows:

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

FLORIDA WATER-On June 30, 2004, the Company acquired certain utility assets of Florida Water Services Corporation, comprised of 63 water and wastewater systems located in central Florida for $14,747 in cash. In accordance with Florida Public Service Commission procedures, the acquisition was approved by the Commission and rate base was determined on December 20, 2005. Under the terms of the purchase agreement, the Commission's rate base determination will result in a reduction of the final purchase price that could be as much as approximately $2,000, which is not expected to result in the recognition of goodwill.

AQUASOURCE-Pursuant to our strategy to grow through acquisitions, on July 31, 2003, the Company completed its acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc. (a subsidiary of DQE, Inc.), including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as "AquaSource") for $190,717 in cash, as adjusted pursuant to the purchase agreement based on working capital at closing. On August 27, 2004, we were awarded and received $12,289 plus interest in an arbitration related to the calculation of the final purchase price under the terms of the purchase agreement, which resulted in a final purchase price of $178,428. In the consolidated statement of cash flow for 2004, the $12,289 award has been reported as proceeds on the line titled acquisitions of water and wastewater systems, net.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The results of AquaSource have been included in the Company's consolidated financial statements beginning August 1, 2003. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut and Kentucky operations which were subsequently sold to other parties). Please refer to the Dispositions footnote for a discussion of the AquaSource operations located in Connecticut and Kentucky. The AquaSource acquisition was initially funded by a portion of the proceeds from the July 2003 issuance of $135,000 of unsecured notes due 2023, with an interest rate of 4.87%, and the issuance of a $90,000 unsecured note by Aqua America. In August 2003, the $90,000 unsecured note was repaid with the proceeds from the issuance of 6,666,667 shares of common stock through a shelf registration.

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
                                                            ========

The following supplemental pro forma information is presented to illustrate the effects of the AquaSource acquisition, which was completed on July 31, 2003, on the historical operating results for the year ended December 31, 2003 as if the acquisition had occurred at the beginning of the period (unaudited):

             Operating revenues                        $407,628
             Net income                                $ 74,436
             Net income per common share:
               Basic                                     $ 0.61
               Diluted                                   $ 0.60

The supplemental information is not necessarily representative of the actual results that may have occurred for this period or of the results that may occur in the future. This information does not reflect the effects of recent rate increases or cost savings that may result from the acquisition, such as the effects of a reduction in administrative costs. This information is based upon the historical operating results of AquaSource for periods prior to the acquisition date of July 31, 2003 as provided to the Company by AquaSource, Inc. and DQE, Inc. management.

OTHER ACQUISITIONS- During 2005, the Company completed 30 acquisitions or other growth ventures in various states. The total purchase price of $12,308 for the systems acquired in 2005 consisted of $11,633 in cash and the issuance of 24,684 shares of the Company's common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,145.

During 2004, in addition to the Heater and Florida Water acquisitions, the Company completed 27 acquisitions or other growth ventures in the various states in which the Company operates for an aggregate purchase price of $3,842 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $1,281 in 2005 and $617 in 2004.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

During 2003, in addition to the AquaSource acquisition, the Company completed 17 acquisitions or other growth ventures in the various states in which the Company operates for an aggregate purchase price of $1,614 in cash. Operating revenues included in the consolidated financial statements of the Company related to these systems were $976 in 2005, $860 in 2004 and $312 in 2003.

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

In July 2004, the Company sold its only operations in Kentucky. The sale price approximates our investment in this operation. The operation represented approximately 0.2% of the operations acquired from AquaSource, Inc. In October 2003, the Company sold its only operation in Connecticut. The sale price of $4,000 approximates our investment in this operation. The operation represented approximately 2% of the operations acquired from AquaSource, Inc.

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

PROPERTY, PLANT AND EQUIPMENT

                                                            December 31,
                                                  --------------------------------     Approximate range
                                                       2005            2004            of remaining lives
                                                  --------------------------------  ------------------------
Utility plant and equipment:
     Mains and accessories                          $1,187,597      $1,087,712          10 to 85 years
     Services, hydrants, treatment
          plants and reservoirs                        660,279         607,331           5 to 85 years
     Operations structures and water tanks             222,107         218,888          15 to 77 years
     Miscellaneous pumping and
          purification equipment                       376,599         342,985          10 to 50 years
     Meters, data processing, transportation
          and operating equipment                      341,550         298,015           5 to 50 years
     Land and other non-depreciable assets              73,346          67,260              -
                                                  -----------------------------
Utility Plant and equipment                          2,861,478       2,622,191
Utility construction work in progress                   98,898          63,754              -
Net utility plant acquisition adjustment               (64,165)        (63,347)          0 to 20 years
Non-utility plant and equipment                          4,374           3,553           2 to 40 years
                                                  -----------------------------
Total property, plant and equipment                 $2,900,585      $2,626,151
                                                  =============================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

ACCOUNTS RECEIVABLE
                                                  December 31,
                                           -------------------------
                                               2005          2004
                                           -------------------------

Billed utility revenue                       $ 42,541      $ 39,783
Unbilled utility revenue                       21,419        27,927
Other                                           3,136         1,677
                                           -------------------------
                                               67,096        69,387
Less allowance for doubtful accounts            4,406         4,849
                                           -------------------------
Net accounts receivable                      $ 62,690      $ 64,538
                                           =========================

The Company's customers are located principally in the following states: 48% in Pennsylvania, 10% in Ohio, 9% in North Carolina, 8% in Illinois, 6% in Texas, 6% in New Jersey, 4% in Florida, and 4% in Indiana. No single customer accounted for more than one percent of the Company's operating revenues during the years ended December 31, 2005, 2004 or 2003. The following table summarizes the changes in the Company's allowance for doubtful accounts:

                                              2005          2004          2003
                                          --------------------------------------

Balance at January 1,                       $ 4,849       $ 5,851       $ 3,580
Amounts charged to expense                    3,116         3,695         2,643
Accounts written off                         (4,113)       (5,460)       (2,715)
Recoveries of accounts written off              554           701           253
Allowance acquired through acquisitions           -            62         2,090
                                          --------------------------------------
Balance at December 31,                     $ 4,406       $ 4,849       $ 5,851
                                          ======================================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

REGULATORY ASSETS AND LIABILITIES

The regulatory assets represent costs that are expected to be fully recovered from customers in future rates while regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or amounts recovered from customers in advance of incurring the costs. Except for income taxes and the competitive transition charge payment, regulatory assets and regulatory liabilities are excluded from the Company's rate base and do not earn a return. The components of regulatory assets and regulatory liabilities are as follows:

                                               December 31,                    December 31,
                                       ---------------------------     ----------------------------
                                                  2005                            2004
                                       ---------------------------     ----------------------------
                                        Regulatory     Regulatory       Regulatory     Regulatory
                                          Assets       Liabilities        Assets       Liabilities
                                       -------------   -----------     -------------   ------------
Income taxes                               $69,531        $2,203           $68,990         $3,283
Utility plant retirement costs              17,421         8,368            14,729          8,184
Postretirement benefits                     10,871             -            11,403              -
Texas rate filing expense deferral           9,486             -             3,365              -
CTC payment                                  5,733             -             6,879              -
Water tank painting                          4,292           267             4,593            130
Fair value of long-term debt
     assumed in acquisition                  2,804             -             3,015              -
Merger costs                                 1,641             -             2,170              -
Rate case filing expenses & other            9,174           913             7,791            345
                                       --------------------------     ----------------------------
                                         $ 130,953       $11,751          $122,935        $11,942
                                       ==========================     ============================

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

The regulatory asset for the Texas rate filing of 2004 results from a multi-year plan to increase annual revenues in phases, and to defer and amortize a portion of the Company's depreciation, operating and other tax expense over a similar multi-year period.

The regulatory asset associated with the Competitive Transition Charge ("CTC") payment represents the full payoff in 2001, net of amortization, of the allocable share of a CTC as negotiated by Aqua Pennsylvania, Inc. from an electric distribution company. The Pennsylvania Electricity Generation Customer Choice and Competition Act permitted electric distribution utilities to recover their stranded costs from its customers in the form of a CTC. Rate recovery of the $11,465 CTC payment began in 2000 and is expected to conclude in 2010. Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

As a requirement of purchase accounting, the Company recorded a fair value adjustment for fixed-rate, long-term debt assumed in the Heater Utilities, Inc. acquisition in 2004.

The regulatory asset results from the rate setting process continuing to recognize the historical interest cost of the assumed debt. The regulatory asset related to the recovery of merger costs represents the portion of the Consumers Water Company merger costs that will be recovered in rates as a result of a rate settlement in 2000 and is being amortized over the recovery period. The regulatory asset related to rate case filing expenses represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to five years.

The regulatory asset related to the costs incurred for information technology software projects and water main cleaning and relining projects are described in the Summary of Significant Accounting Policies - Property Plant and Equipment and Depreciation.

INCOME TAXES

The provision for income taxes consists of:

                                Years Ended December 31,
                        ---------------------------------------
                           2005          2004           2003
                        ---------------------------------------
Current:
  Federal                $ 24,417       $ 2,042       $ 11,933
  State                     6,586         7,553          7,249
                        ---------------------------------------

                           31,003         9,595         19,182
                        ---------------------------------------
Deferred:
  Federal                  22,294        41,414         25,521
  State                     3,616         1,115          1,220
                        ---------------------------------------

                           25,910        42,529         26,741
                        ---------------------------------------
Total tax expense        $ 56,913      $ 52,124       $ 45,923
                        =======================================

The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5.00% to 9.99% for all years presented. The Company's Federal income tax returns for all years through 2001 have been closed, and 2002 was closed as a result of the conclusion of a tax audit.

The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

                                                             Years Ended December 31,
                                                      --------------------------------------
                                                         2005          2004          2003
                                                      --------------------------------------
Computed Federal tax expense at statutory rate         $ 51,824      $ 46,245      $ 40,852
Increase in tax expense for depreciation expense
   to be recovered in future rates                          806         1,376         1,125
Domestic Production Credit                                 (656)            -             -
Deduction for Aqua America common dividends
   paid under employee benefit plan                        (321)         (245)         (241)
Amortization of deferred investment tax credits            (359)         (285)         (285)
Prior year rate reductions                                 (437)         (538)         (431)
State income taxes, net of federal tax benefit            6,631         5,634         5,505
Other, net                                                 (575)          (63)         (602)
                                                      --------------------------------------
Actual income tax expense                              $ 56,913      $ 52,124      $ 45,923
                                                      ======================================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                                             December 31,
                                                      --------------------------
                                                         2005            2004
                                                      --------------------------
Deferred tax assets:
  Customers' advances for construction                 $ 17,549        $ 17,057
  Costs expensed for book not deducted
    for tax, principally accrued expenses                 1,803           1,989
  Utility plant acquisition adjustment
    basis differences                                    29,429          30,920
  Minimum pension liability adjustment                    1,660             938
                                                      --------------------------
Total gross deferred tax assets                          50,441          50,904
                                                      --------------------------

Deferred tax liabilities:
  Utility plant, principally due to
    depreciation and differences in the basis
    of fixed assets due to variation in tax
    and book accounting                                 267,835         243,953
  Deferred taxes associated with the gross-up
    of revenues necessary to recover, in rates,
    the effect of temporary differences                  25,796          23,670
  Deferred investment tax credit                          6,066           6,328
  Unrealized gain on marketable securities                    -               -
  Other                                                   1,090             840
                                                      --------------------------
Total gross deferred tax liabilities                    300,787         274,791
                                                      --------------------------
Net deferred tax liability                             $250,346        $223,887
                                                      ==========================

On October 22, 2004, the American Jobs Creation Act ("AJCA") was signed into law. Among other provisions, the AJCA creates a new deduction for qualified domestic production activities. Certain activities of the Company, such as our water treatment activity, are considered as qualifying production activities for purposes of determining the deduction for qualified production activities. In December 2004, the FASB issued FSP 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004." In accordance with FSP 109-1, the Company will treat the deduction for qualified domestic production activities as a reduction of the income tax provision in the period realized. The Company adopted this statement in 2005 and has recorded an estimate for the effect of the statement which reduced the provision for Federal and state income taxes by approximately $740 for the year ended December 31, 2005.

COMMITMENTS

The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2010 are expected to approximate $11,618 and $75,559 thereafter. The Company purchased approximately $10,603, $8,724 and $8,014 of water under these agreements during the years ended December 31, 2005, 2004 and 2003, respectively.

The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are:
$2,934 in 2006, $2,488 in 2007, $2,012 in 2008, $670 in 2009, $430 in 2010 and
$256 thereafter. The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2012 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, approximately $545 of annual lease payments for land are due, and $15,009 thereafter. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of $567 in 2006, $267 in 2007, $308 in 2008, $246 in 2009, $246 in 2010 and $3,430 thereafter.

Rent expense was $3,390, $3,267 and $2,993 for the years ended December 31, 2005, 2004 and 2003, respectively.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

LONG-TERM DEBT AND LOANS PAYABLE

The Consolidated Statements of Capitalization provide a summary of long-term debt as of December 31, 2005 and 2004. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2005, approximately $281,000 of Aqua Pennsylvania's retained earnings and $69,000 of the retained earnings of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

Sinking fund payments are required by the terms of certain issues of long-term debt. The future sinking fund payments and debt maturities of the Company's long-term debt are as follows:

Interest Rate Range         2006         2007         2008         2009          2010      Thereafter
                       -------------------------------------------------------------------------------
  0.00% to  2.49%       $  1,320     $  1,340     $  1,354      $ 1,378       $ 1,395       $  14,787
  2.50% to  2.99%          6,502        1,489        1,534        1,583         1,657          15,919
  3.00% to  3.49%            265       12,270          278          288           298           3,981
  3.50% to  3.99%            675          685          695          706           717           3,270
  4.00% to  4.99%             50           50           50           55        27,055         138,435
  5.00% to  5.49%              -            -            -            -                       292,588
  5.50% to  5.99%              -            -            -            -             -          79,000
  6.00% to  6.49%            144          644       10,172            -             -          78,360
  6.50% to  6.99%         10,000       10,000            -            -             -          12,000
  7.00% to  7.49%          2,499        2,540        2,585          634           687           6,933
  7.50% to  7.99%            194          210          227          245           264          23,872
  8.00% to  8.49%            139          152          167          184           202          25,663
  8.50% to  8.99%              -            -            -            -             -           9,000
  9.00% to  9.49%            663          584          594          604        20,615          23,704
  9.50% to  9.99%          2,194          995        5,995          995           994          29,760
  10.00% to  10.50%            -            -            -            -             -           6,000
                       -----------------------------------------------------------------------------------
Total                   $ 24,645     $ 30,959     $ 23,651      $ 6,672       $53,884       $ 763,272
                       ===================================================================================

In February 2005, the Company issued $30,000 of unsecured notes of which $18,000 are due in 2015 with an interest rate of 5.01% and $12,000 are due in 2020 with an interest rate of 5.20%. The proceeds of this financing were used to refinance existing short-term debt. In May 2005, Aqua Pennsylvania issued $72,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $22,000 at 4.87% due 2036, $25,000 at 4.88% due 2037 and
$25,000 at 4.89% due 2038. Of the $72,000 in proceeds, $22,000 was used to retire previously issued tax-exempt bonds in August 2005 and the balance of proceeds are restricted to funding the costs of certain capital projects during the period 2005 through 2007. In December 2005, Aqua Pennsylvania issued $25,000 of tax-exempt bonds at 4.82% due 2035, which were secured by a supplement to its first mortgage indenture. The proceeds are restricted to funding certain capital projects during the period 2006 through 2008. At various times during 2005, Aqua Pennsylvania and other operating subsidiaries issued other notes payable, first mortgage bonds and tax-exempt bonds aggregating $24,677 at a weighted-average interest rate of 4.10% due at various times ranging from 2019 to 2035. The proceeds from these issuances were used to reduce a portion of the balance of short-term debt at each of the respective operating subsidiaries and to redeem $10,260 of first mortgage bonds of an operating subsidiary with an interest rate of 5.60%. As of December 31, 2005, the Trustees for 12 issues held $68,625 pending construction of the projects to be financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

In May 2004, Aqua Pennsylvania issued $87,000 of First Mortgage Bonds secured by a supplement to its first mortgage indenture with a weighted-average interest rate of approximately 5.1% and a weighted-average maturity of 13.7 years. The proceeds from this issuance were used to refinance short-term debt and to fund long-term debt maturities. In May 2004, an unsecured note of $70,000 was issued by the Company. Interest under this note is based, at the borrower's option, on either a defined base rate or an adjusted London Interbank Offered Rate corresponding to the interest period selected. The proceeds of this financing were used to fund acquisitions and to refinance existing debt. In November 2004, $34,000 of the $70,000 unsecured note was repaid with the proceeds from an equity offering. The remaining balance of the note of $36,000 was repaid in May 2005. In connection with the acquisition of Heater Utilities, Inc. in 2004, the Company assumed $22,360 of long-term debt at interest rates ranging from 7.05% to 8.24% due 2012 to 2025, which includes the purchase accounting fair value adjustment of $3,141, increasing the carrying-value of long-term debt. In November 2004, Aqua Pennsylvania issued $14,000 tax-exempt bonds due 2039 at a rate of 5.05% and secured by a supplement to its first mortgage indenture. The proceeds from the bonds issued were used to retire previously issued tax-exempt bonds. At various times during 2004, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds aggregating $31,239 at a weighted-average interest rate of 3.76% due at various times ranging from 2006 to 2037. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries and to redeem $6,000 of first mortgage bonds with a weighted-average interest rate of 9.19%. The weighted average cost of long-term debt at December 31, 2005 and 2004 was 5.74% and 6.00%, respectively.

Aqua Pennsylvania has a $70,000 364-day revolving credit facility with four banks and the Company has a $20,000 364-day bank revolving credit facility. Funds borrowed under these agreements are classified as loans payable and are used to provide working capital. As of December 31, 2005 and 2004, funds borrowed under the Aqua Pennsylvania revolving credit agreements were $65,000 and $29,000, respectively, and $17,000 and $0 were borrowed under the Company's revolving credit agreement, respectively. Interest under these facilities is based, at the borrower's option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict short-term borrowings of Aqua Pennsylvania and the Company. A commitment fee of 1/10 of 1% is charged on the total commitment amount of Aqua Pennsylvania's revolving credit agreement. The average cost of borrowing under these facilities was 3.8% and 1.4%, and the average borrowing was $63,355 and $50,115, during 2005 and 2004, respectively. The maximum amount outstanding at the end of any one month was $85,000 in 2005 and $89,519 in 2004.

At December 31, 2005 and 2004, the Company had combined short-term lines of credit of $127,000 and $108,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2005 and 2004, funds borrowed under the short-term lines of credit were $56,505 and $9,810, respectively. The average borrowing under the lines was $35,610 and $34,711 during 2005 and 2004, respectively. The maximum amount outstanding at the end of any one month was $56,505 in 2005 and $51,288 in 2004. Interest under the lines is based at the Company's option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2005 and 2004 was 3.9% and 2.3%, respectively.

Interest income of $3,040, $1,762 and $395 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2005, 2004 and 2003, respectively. The total interest cost was $55,102, $50,441 and $45,057 in 2005, 2004 and 2003, including amounts capitalized of $2,447, $2,304 and $2,127, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company's long-term debt are as follows:

                                                  December 31,
                                           -------------------------
                                              2005          2004
                                           -------------------------

           Carrying amount                  $903,083       $834,656
           Estimated fair value              950,479        863,247

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company's customers' advances for construction and related tax deposits have a carrying value of $74,828 and $73,095 at December 31, 2005 and 2004, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2020 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

STOCKHOLDERS' EQUITY

At December 31, 2005, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2005, 2004 and 2003 were 128,970,181, 127,179,777 and 123,452,053, respectively. Treasury shares held at December 31, 2005, 2004 and 2003 were 688,625, 686,747 and
681,384, respectively. At December 31, 2005, the Company had 1,770,819 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

In August 2005, the Company's Board of Directors declared a 4-for-3 common stock split to be effected in the form of a 33 1/3% stock distribution for all common shares outstanding, to shareholders of record on November 17, 2005. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on December 1, 2005. The Company's par value of $0.50 per share remained unchanged and $16,095 was transferred from Capital in Excess of Par Value to Common Stock to record the split. All common share and per common share data for all periods presented have been restated to give effect to the stock split.

In December 2005, the Company filed a universal shelf registration with the Securities and Exchange Commission to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices. No issuances have been completed to date under this shelf registration. During the last three years, the Company completed the following offerings of equity:

     o In November 2004, the Company issued 2,606,667 shares of common stock in a public offering for proceeds of $42,600, net of expenses. The net proceeds were used to repay a portion of our short-term debt. The indebtedness was incurred by Aqua America in connection with acquisitions.
     o In August 2003, the Company issued 6,666,667 shares of common stock in a public offering for proceeds of $90,100, net of expenses. The net proceeds were used to repay an unsecured note of $90,000. The indebtedness was incurred by Aqua America in connection with the acquisition of the operations that were purchased from AquaSource, Inc.
     o In May 2003, the Company issued 2,491,667 shares of common stock in a public offering for proceeds of $33,100, net of expenses. The net proceeds were used to repay short-term debt, including the repayment of $22,000 of indebtedness incurred in connection with the Company's repurchase of 2,017,700 shares of common stock from affiliates of Veolia Environnement, S.A. (formerly Vivendi Environnement, S.A.) in October 2002.

In addition, the Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2005, 24,684 shares of common stock totaling $675 were issued by the Company to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2005 is 2,194,262 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.

The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2005, 548,278 shares remain available for repurchase.

The Company has a Dividend Reinvestment and Direct Stock Purchase Plan ("Plan") that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company's transfer agent in the open-market. During 2005, 2004 and 2003, under the dividend reinvestment portion of the Plan, 401,503, 512,609 and 527,473 original issue shares of common stock were sold providing the Company with proceeds of $8,516, $7,808 and $7,000, respectively.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The Company reports comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income." Accordingly, the Company's accumulated other comprehensive income is reported in the Common Stockholders' Equity section of the Consolidated Balance Sheets, the Consolidated Statements of Common Stockholders' Equity and the related other comprehensive income is reported in the Consolidated Statements of Income and Comprehensive Income. The Company reports its unrealized gains on securities and minimum pension liability adjustments as other comprehensive income or loss and accumulated other comprehensive income or loss.

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

                                                  Years ended December 31,
                                             ----------------------------------
                                                2005        2004         2003
                                             ----------------------------------
Average common shares outstanding during
   the period for Basic computation           127,364     124,329      117,700
Dilutive effect of employee stock options       1,842       1,381        1,293
                                             ----------------------------------
Average common shares outstanding during
   the period for Diluted computation         129,206     125,710      118,993
                                             ==================================

For the years ended December 31, 2005 and 2003, there were no outstanding employee stock options excluded from the calculation of diluted net income per share as the average market price of the Company's common stock was greater than the options' exercise price. For the year ended December 31, 2004, employee stock options outstanding to purchase 759,867 shares of common stock were excluded from the calculation of diluted net income per share as the options' exercise price was greater than the average market price of the Company's common stock.

Equity per common share was $6.30 and $5.88 at December 31, 2005 and 2004, respectively. These amounts were computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each year.

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

EMPLOYEE STOCK AND INCENTIVE PLAN

In May 2004, the 2004 Equity Compensation Plan ("the 2004 Plan") was approved by the shareholders to replace the 1994 Equity Compensation Plan ("the 1994 Plan"), the Company may grant qualified and non-qualified stock options to officers, key employees and consultants. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors ("Board"). The 2004 Plan authorizes 4,900,000 shares for issuance under the Plan. A maximum of 50% of the shares available for issuance under the 2004 Plan may be issued as restricted stock and the maximum number of shares that may be subject to grants under the plans to any one individual in any one year is 200,000. Awards under the 2004 Plan are, and awards under the 1994 plan were, made by a committee of the Board of Directors.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Options under the plans were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The following table summarizes stock option transactions for the plans:

                                                             As of or For the Years Ended December 31,
                                       -----------------------------------------------------------------------------------
                                                   2005                       2004                        2003
                                       ---------------------------  --------------------------  --------------------------
                                                        Weighted                    Weighted                    Weighted
                                                        Average                     Average                     Average
                                                        Exercise                    Exercise                    Exercise
                                          Shares         Price         Shares        Price         Shares        Price
                                       ---------------------------  --------------------------  --------------------------
Options:
   Outstanding, beginning of year          4,066,983      $ 11.22      3,991,228      $  9.98      3,773,511       $ 9.04
   Granted                                   816,997        18.33        776,867        16.15        818,205        12.74
   Terminated                                (63,900)       15.22       (131,048)       12.47        (20,711)       11.09
   Exercised                              (1,327,717)        8.88       (570,064)        8.96       (579,777)        7.71
                                       ---------------------------  --------------------------  --------------------------
   Outstanding, end of year                3,492,363      $ 13.70      4,066,983      $ 11.22      3,991,228       $ 9.98
                                       ===========================  ==========================  ==========================

   Exercisable, end of year                1,957,079      $ 11.31      2,549,073      $  9.32      2,341,733       $ 8.26
                                       ===========================  ==========================  ==========================

Options exercised during 2005 ranged in price from $3.42 per share to $16.15 per share. At December 31, 2005, 4,093,297 options under the 2004 Plan were still available for grant, although under the terms of the 2004 Plan, terminated, expired or forfeited grants under the 1994 Plan and shares withheld to satisfy tax withholding requirements under the 1994 Plan may be re-issued under the 2004 Plan. The following table summarizes the price ranges of the options outstanding and options exercisable as of December 31, 2005:

                              Options Outstanding                    Options Exercisable
                     ----------------------------------------    ----------------------------
                                     Weighted     Weighted                        Weighted
                                     Average      Average                          Average
                                    Remaining     Exercise                        Exercise
                        Shares     Life (years)    Price            Shares          Price
                     ----------------------------------------    ----------------------------
Range of prices:
   $ 4.30 -  7.99       290,026          3.1       $ 6.40          290,026         $ 6.40
   $ 8.00 -  9.99       250,963          2.8         8.35          250,963           8.35
   $10.00 - 12.99     1,301,947          6.4        12.20        1,109,069          12.15
   $13.00 - 15.99       160,270          7.4        13.75          106,102          13.76
   $16.00 - 16.99       680,491          8.3        16.15          200,919          16.15
   $17.00 - 18.33       808,666          9.2        18.33                -              -
                     ----------------------------------------    ----------------------------
                      3,492,363          6.9      $ 13.70        1,957,079        $ 11.31
                     ========================================    ============================

Under SFAS No. 123 "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", the Company applied the provisions of APB Opinion No. 25 and provided the pro forma disclosure provisions of this statement. Accordingly, no compensation cost was recognized in the financial statements for stock options that have been granted. Pursuant to the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, pro forma net income available to common stock and earnings per share are presented in the Summary of Significant Accounting Policies - Stock-Based Compensation as if compensation cost for stock options was determined as of the grant date under the fair value method. On January 1, 2006, the Company adopted SFAS No. 123R, "Share-Base Payment" which changes the accounting for the compensation costs for its stock options granted as described in the Summary of Significant Accounting Policies - Recent Accounting Pronouncements.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. During 2005, 2004 and 2003, 37,751, 45,535 and 26,875 shares of restricted stock were granted with a restriction period ranging from six to 36 months. The value of restricted stock awards, which are "compensatory", is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The company recorded compensation expense related to restricted stock awards of $495, $439 and $369 during 2005, 2004 and 2003, respectively.

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

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

                                                    Other
                                Pension         Postretirement
                                Benefits          Benefits
                              ------------      --------------
        Years:
          2006                  $ 6,866            $ 1,829
          2007                    7,076              1,950
          2008                    7,415              2,095
          2009                    7,911              2,261
          2010                    8,383              2,442
          2011 - 2015            52,787             14,802

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

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company's benefit obligation are as follows:

                                                                                           Other
                                                      Pension Benefits             Postretirement Benefits
                                                   -----------------------         -----------------------
                                                     2005           2004            2005            2004
                                                   --------       --------         -------         -------
Change in benefit obligation:
  Benefit obligation at January 1,                 $171,076       $150,098         $32,804         $29,134
  Service cost                                        4,847          4,312           1,223           1,112
  Interest cost                                       9,805          9,512           1,882           1,825
  Plan amendments                                         -            567          (7,047)              6
  Actuarial loss                                        420         12,742           1,317           1,676
  Plan participants' contributions                        -              -             584             631
  Benefits paid                                      (6,407)        (6,155)         (1,602)         (1,580)
                                                   --------       --------         -------         -------
  Benefit obligation at December 31,                179,741        171,076          29,161          32,804
                                                   --------       --------         -------         -------
Change in plan assets:
  Fair value of plan assets at January 1,           115,292        108,731          16,606          14,391
  Actual return on plan assets                        7,790          8,535             675             641
  Employer contributions                                996          4,181           2,678           2,522
  Benefits paid                                      (6,407)        (6,155)         (1,017)           (948)
                                                   --------       --------         -------         -------
  Fair value of plan assets at December 31,         117,671        115,292          18,942          16,606
                                                   --------       --------         -------         -------
Funded status of plan:
  Funded status at December 31,                      62,070         55,784          10,219          16,198
  Unrecognized actuarial loss                       (42,092)       (41,531)         (8,537)         (6,853)
  Unrecognized prior service cost                    (1,687)        (2,090)          7,517             527
  Unrecognized net transition obligation                809          1,017          (5,624)         (6,428)
                                                   --------       --------         -------         -------
  Net amount recognized                            $ 19,100       $ 13,180         $ 3,575         $ 3,444
                                                   ========       ========         =======         =======

The Company's pension plans had an accumulated benefit obligation of $148,629 and $136,851 at December 31, 2005 and 2004, respectively. The following table provides the net liability recognized on the Consolidated Balance Sheets at December 31:

                                                                             Other
                                        Pension Benefits            Postretirement Benefits
                                     --------------------------    ---------------------------
                                         2005          2004            2005           2004
                                     --------------------------    ---------------------------
Prepaid benefits cost                 $      -      $      -         $   555        $   762
Accrued benefit cost                   (19,100)      (13,180)         (4,130)        (4,206)
Additional minimum liability           (12,726)       (8,928)              -              -
Intangible assets                        1,817         2,108               -              -
Regulatory asset                         6,167         4,140               -              -
Accumulated other
     comprehensive loss                  4,742         2,680               -              -
                                     --------------------------    ---------------------------
Net liability recognized              $(19,100)     $(13,180)        $(3,575)       $(3,444)
                                     ==========================    ===========================

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

At December 31, 2005 and 2004, the Company's pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

                                            Projected Benefit
                                           Obligation Exceeds
                                            the Fair Value of
                                               Plan Assets
                                       ------------------------------
                                           2005            2004
                                       ------------------------------
Projected benefit obligation             $ 179,741       $ 171,076
Fair value of plan assets                  117,671         115,292

                                           Accumulated Benefit
                                           Obligation Exceeds
                                           the Fair Value of
                                              Plan Assets
                                       ------------------------------
                                           2005            2004
                                       ------------------------------
Accumulated benefit obligation           $ 148,629       $ 136,851
Fair value of plan assets                  117,671         115,292

The following table provides the components of net periodic benefit costs for the years ended December 31,:

                                                                                           Other
                                                 Pension Benefits                  Postretirement Benefits
                                         ----------------------------------   ----------------------------------
                                             2005        2004       2003          2005        2004        2003
                                         ----------------------------------   ----------------------------------
Service cost                                $ 4,847     $ 4,312    $ 3,627       $ 1,223     $ 1,112      $ 987
Interest cost                                 9,805       9,512      8,999         1,882       1,825      1,703
Expected return on plan assets               (9,536)     (9,169)    (7,775)       (1,261)     (1,086)      (917)
Amortization of transition
     obligation (asset)                        (209)       (209)      (209)          803         803        803
Amortization of prior service cost              403         419        395           (57)        (57)       (57)
Amortization of actuarial (gain) loss         1,606       1,009      1,282           219         125         62
Amortization of regulatory asset                  -           -          -           136         144        136
Capitalized costs                            (1,847)     (1,021)      (205)         (739)       (629)      (598)
                                         ----------------------------------   ----------------------------------
Net periodic benefit cost                   $ 5,069     $ 4,853    $ 6,114       $ 2,206     $ 2,237    $ 2,119
                                         ==================================   ==================================

Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by the Company's employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from the Company's actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that the Company recognizes. During 2005, the Company undertook a comprehensive study of the key demographic assumptions which impact the obligations and expense for its plans. Based on the study, the Company updated the assumed retirement and turnover rates for the plans to better reflect the recent experience combined with our expectations of future patterns. In addition, the Company has updated the mortality assumptions to reflect a more recent actuarial study of mortality experience and an expectation of future mortality improvements. The net effect of the changes in these assumptions was a decrease of $1,600 in the Company's pension and postretirement benefit obligation measured as of December 31, 2005.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The significant assumptions related to the Company's pension and other postretirement benefit plans are as follows:

                                                                                                 Other
                                                              Pension Benefits            Postretirement Benefits
                                                         ---------------------------    ---------------------------
                                                            2005           2004            2005           2004
                                                         ------------   ------------    ------------  -------------
Weighted-average Assumptions Used
  to Determine Benefit Obligations
  as of December 31,
    Discount rate                                            5.65%          5.75%           5.65%          5.75%
    Rate of compensation increase                         4.0-5.0%       4.0-5.0%            4.0%           4.0%

Assumed Health Care Cost Trend
  Rates Used to Determine Benefit
  Obligations as of December 31,
    Health care cost trend rate                                n/a            n/a             10%            10%
    Rate to which the cost trend is assumed
      to decline (the ultimate trend rate)                     n/a            n/a              5%             5%
    Year that the rate reaches the ultimate
      trend rate                                               n/a            n/a            2011           2010

Weighted-average Assumptions Used
  to Determine Net Periodic Benefit
  Costs for Years Ended December 31,
    Discount rate                                            5.75%          6.25%           5.75%          6.25%
    Expected return on plan assets                           8.50%          8.50%        6.0-9.0%       6.0-9.0%
    Rate of compensation increase                         4.0-5.0%       4.0-5.0%            4.0%           4.0%

Assumed Health Care Cost Trend
  Rates Used to Determine Net Periodic
  Benefit Costs for Years Ended December 31,
    Health care cost trend rate                                n/a            n/a             10%            10%
    Rate to which the cost trend is assumed
      to decline (the ultimate trend rate)                     n/a            n/a              5%             5%
    Year that the rate reaches the ultimate
      trend rate                                               n/a            n/a            2010           2009

n/a - Assumption is not applicable to pension benefits.

Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the expected health-care cost trend rates would have the following effects:
                                               1-Percentage-     1-Percentage-
                                                  Point             Point
                                                 Increase          Decrease
                                               ------------    --------------
Effect on the health-care component of the
  accrued other postretirement benefit
  obligation                                      $    614         $   (689)
                                                  ========         ========
Effect on total service and interest cost
  components of net periodic postretirement
  health-care benefit cost                        $     70         $   (104)
                                                  ========         ========

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The Company's discount rate assumption was determined using a yield curve that was produced from a universe containing over 500 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if the Company used spot rates, for various time periods, to discount the projected pension benefit payments. The Company's pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2005 pension expense by $660 and the pension liabilities by $7,000.

The Company's expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company's pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2005 pension expense by $280. For 2005, the Company used an 8.5% expected return on assets assumption, and will lower this assumption to 8.0% for the calculation of pension expense for 2006. This change was made to reflect a change in the Company's expectations of long-term market returns given the recent decrease in bond yields. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company's investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Lehman Brothers Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

The Company's pension plan asset allocation and the target allocation by asset category are as follows:

                                                Percentage of Plan
                                   2006        Assets at December 31,
                                 Target       -----------------------
                             Allocation        2005             2004
                             ----------       ------           ------
    Asset Category:
      Equity securities          65%           60%              62%
      Debt securities            35%           24%              27%
      Cash                        0%           16%              11%
                                ----          ----             ----
      Total                     100%          100%             100%
                                ====          ====             ====

Equity securities include Aqua America, Inc. common stock in the amounts of $11,121 or 9.5% of total plan assets and $7,373 or 6.4% of total plan assets as of December 31, 2005 and 2004, respectively.

The asset allocation for the Company's other postretirement benefit plans and the target allocation by asset category are as follows:

                                                Percentage of Plan
                                   2006        Assets at December 31,
                                 Target       -----------------------
                             Allocation        2005             2004
                             ----------       ------           ------
    Asset Category:
      Cash                       65%           67%              60%
      Equity securities          35%           33%              40%
                                ----          ----             ----
      Total                     100%          100%             100%
                                ====          ====             ====

Minimum funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company's funding policy, during 2006 our pension contribution is expected to be $6,400. The Company's funding of its PBOP cost during 2006 is expected to approximate $2,882.

As of December 31, 2005, the Company has an additional minimum liability of $10,909 associated with our defined benefit plan. The additional minimum liability is a result of the accumulated benefit obligation exceeding the fair value of plan assets.

                       AQUA AMERICA, INC. AND SUBSIDIARIES

               (In thousands of dollars, except per share amounts)

The portion of the additional minimum liability related to our employees in one of our rate jurisdictions results in the establishment of a regulatory asset of $6,167, as the Company expects recovery of the future, increased pension expense through customer rates. Since the balance of the additional minimum liability of $4,742 may not be recovered through rates, the accounting requirements for recording a regulatory asset are not met and as a result this amount is recorded as accumulated other comprehensive loss through aggregate charges to accumulated other comprehensive income in 2004 and 2005, net of income tax benefits of $1,660. The change in the additional minimum liability from December 31, 2004 to December 31, 2005 resulted from the effect of a decreased discount rate, offset partially by an increase in the pension plan assets during 2005 due to positive equity market performance and pension contributions.

The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in Aqua America, Inc. common stock based on a percentage of an employee's contribution, subject to certain limitations. The Company's matching contribution, recorded as compensation expense, was $1,236, $1,160 and $921 for the years ended December 31, 2005, 2004 and 2003, respectively.

WATER AND WASTEWATER RATES

In November 2005, the Company's Pennsylvania operating subsidiary, Aqua Pennsylvania, Inc., filed an application with the Pennsylvania Public Utility Commission ("PAPUC") requesting a $38,800 or 14.4% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2006. On August 5, 2004, the PAPUC granted Aqua Pennsylvania, Inc. a $13,800 base rate increase. The rates in effect at the time of the filing included $11,200 in Distribution System Improvement Charges ("DSIC") or 5.0% above the prior base rates. Consequently, the total base rates increased by $25,000 and the DSIC was reset to zero.

In May 2004, the Company's operating subsidiary in Texas filed an application with the Texas Commission on Environmental Quality to increase rates by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of the Company's depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximates the requested amount during the first years that the new rates are in effect. The application is currently pending before the Commission and several parties have joined the proceeding to challenge the rate request. The Company commenced billing for the requested rates and implemented the deferral plan in August 2004, in accordance with authorization from the Texas Commission on Environmental Quality in July 2004. The additional revenue billed and collected prior to the final ruling are subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by the Company reflect an estimate of the final outcome of the ruling. As of December 31, 2005, we have deferred $9,486 of expenses and recognized $5,202 of revenue that is subject to refund based on the outcome of the final commission order, which is not expected to be issued prior to December 2006.

The Company's other operating subsidiaries were allowed annual rate increases of $5,142 in 2005, $6,673 in 2004 and $1,275 in 2003, represented by twenty-three, fourteen and eight rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $3,144, $3,995 and $839 in 2005, 2004 and 2003, respectively.

Five states in which the Company operates permit water utilities, and in some states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility's earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2005, 2004 and 2003 of $10,186, $7,817 and $8,147, respectively.

Selected Quarterly Financial Data (Unaudited)                  Aqua America, Inc. and Subsidiaries
(In thousands of dollars, except per share amounts)

                                            First      Second      Third       Fourth
                                           Quarter     Quarter    Quarter      Quarter      Year
                                         ---------------------------------------------------------
2005
--------------------------------------------------------------------------------------------------
Operating revenues                       $ 113,988   $ 123,100   $ 136,783   $ 122,908   $ 496,779
Operations and maintenance expense          47,309      50,891      52,666      52,222     203,088
Operating income                            42,771      48,593      59,091      46,052     196,507
Net income                                  18,871      22,218      27,917      22,150      91,156
Basic net income per common share             0.15        0.17        0.22        0.17        0.72
Diluted net income per common share           0.15        0.17        0.21        0.17        0.71
Dividend paid per common share              0.0975      0.0975      0.0975      0.1069      0.3994
Dividend declared per common share          0.0975      0.0975      0.2044          --      0.3994
Price range of common stock
  - high                                     19.37       23.24       29.15       29.22       29.22
  - low                                      17.49       18.03       21.61       22.88       17.49

2004
--------------------------------------------------------------------------------------------------
Operating revenues                       $  99,768   $ 106,524   $ 120,305   $ 115,442   $ 442,039
Operations and maintenance expense          41,831      44,483      46,526      45,505     178,345
Operating income                            36,444      40,473      50,997      49,320     177,234
Net income                                  15,575      17,871      24,087      22,474      80,007
Basic net income per common share             0.13        0.14        0.19        0.18        0.64
Diluted net income per common share           0.12        0.14        0.19        0.18        0.64
Dividend paid per common share                0.09        0.09        0.09      0.0975      0.3675
Dividend declared per common share            0.09        0.09      0.1875          --      0.3675
Price range of common stock
  - high                                     17.14       16.47       16.67       18.48       18.48
  - low                                      15.00       14.24       14.18       15.58       14.18

All per share data as presented has been adjusted for the 2005 4-for-3 common stock split effected in the form of a 33 1/3% stock distribution. High and low prices of the Company's common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividends paid in December 2005 of $0.1069 and December 2004 of $0.0975 were declared in August 2005 and August 2004, respectively.

Summary of Selected Financial Data                                                    Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

-------------------------------------------------------------------------------------------------------------------------
Years ended December 31,                                       2005     2004 (a)     2003 (b)          2002         2001
-------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE:
 Net income
      Basic                                              $     0.72   $     0.64   $     0.60    $     0.59   $     0.53
      Diluted                                                  0.71         0.64         0.59          0.58         0.52
 Cash dividends declared and paid                              0.40         0.37         0.34          0.32         0.30
 Return on average stockholders' equity                        11.7%        11.4%        12.3%         13.9%        13.3%
 Book value at year end                                  $     6.30   $     5.88   $     5.33    $     4.35   $     4.14
 Market value at year end                                     27.30        18.44        16.58         12.36        13.53
-------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT HIGHLIGHTS:
 Operating revenues                                      $  496,779   $  442,039   $  367,233    $  322,028   $  307,280
 Depreciation and amortization                               65,488       58,864       51,463        44,322       40,168
 Interest expense, net (c)                                   49,615       46,375       42,535        39,007       38,637
 Income before income taxes                                 148,069      132,131      116,718       109,252       99,087
 Provision for income taxes                                  56,913       52,124       45,923        42,046       38,976
 Net income available to common stock                        91,156       80,007       70,785        67,154       60,005
-------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET HIGHLIGHTS:
 Total assets                                            $2,626,725   $2,355,374   $2,071,252    $1,716,030   $1,554,483
 Property, plant and equipment, net                       2,279,950    2,069,812    1,824,291     1,486,703    1,364,282
 Common stockholders' equity                                811,923      747,231      658,118       492,594      471,930
 Long-term debt, including current portion                  903,083      834,656      736,052       617,175      531,455
 Total debt                                               1,041,588      909,466      832,511       732,288      641,123
-------------------------------------------------------------------------------------------------------------------------
ADDITIONAL INFORMATION:
 Net cash flows from operating activities                $  199,674   $  173,603   $  143,373    $  121,560   $  102,165
 Capital additions                                          237,462      195,736      163,320       136,164      124,088
 Net cash expended for acquisitions
      of utility systems                                     11,633       54,300      192,331         8,914        9,517
 Dividends on common stock                                   51,139       45,807       39,917        36,789       34,234
 Number of customers served                                 864,894      835,512      749,491       605,474      587,537
 Number of shareholders of common stock                      27,054       24,082       22,726        21,389       20,920
 Common shares outstanding (000)                            128,970      127,180      123,452       113,194      113,977
 Employees (full-time)                                        1,489        1,442        1,260           971          951
-------------------------------------------------------------------------------------------------------------------------

All per share data as presented has been adjusted for the 2005 4-for-3 common stock split effected in the form of a 33 1/3% stock distribution.
(a) 2004 includes a partial year of finanical results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.
(b) 2003 includes five months of financial results for the AquaSource operations acquired in July 2003.
(c) Net of allowance for funds used during construction and interest income.