Form 10-K, Exhibit 13
period 2006-12-31
AQUA AMERICA INC
filed 2007-02-28
CIK 78128

Exhibit 13.1

SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS
FOR THE YEAR ENDED DECEMBER 31, 2006

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations
(In thousands of dollars, except per share amounts)
FORWARD-LOOKING STATEMENTS
This report by Aqua America, Inc. (“Aqua America,” “we” or “us”) contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, that may be outside our control and that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases you can identify forward-looking statements where statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential” or the negative of such terms or similar expressions. Forward-looking statements in this report, include, but are not limited to, statements regarding:
•	recovery of capital expenditures and expenses in rates;

•	projected capital expenditures;

•	availability of capital financing;

•	dividend payment projections;

•	future financing plans;

•	future pension contributions;

•	opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;

•	acquisition-related costs and synergies;

•	the capacity of our water supplies, water facilities and wastewater facilities;

•	the availability and cost of key production necessities, including power, chemicals and purchased water or wastewater services;

•	the availability of qualified personnel;

•	the return performance of our defined benefit pension plan assets;

•	general economic conditions;

•	the impact of geographic diversity on our exposure to unusual weather; and

•	the impact of accounting pronouncements.
Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:
•	changes in general economic, business and financial market conditions;

•	changes in government regulations and policies, including environmental and public utility regulations and policies;

•	changes in environmental conditions, including those that result in water use restrictions;

•	abnormal weather conditions;

•	changes in, or unanticipated, capital requirements;

•	changes in our credit rating or the market price of our common stock;

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	the extent to which we are able to develop and market new and improved services;

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements or the expansion of our operations;

•	changes in accounting pronouncements; and

•	civil disturbance or terroristic threats or acts.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this report with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this report. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. As you read this report, you should pay particular attention to the “Risk Factors” included in our Annual Report on Form 10-K.
OVERVIEW
The Company
Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be approximately 2.8 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 55% of our operating revenues for 2006 and, as of December 31, 2006, provided water or wastewater services to approximately one-half of the total number of people we serve, is located in the suburban areas north and west of the City of Philadelphia and in 23 other counties in Pennsylvania. Our other subsidiaries provide similar services in 12 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties, and septage hauling services, close to our utility companies’ service territories.
Industry Mission
The mission of the investor-owned water utility industry is to provide quality and reliable water service at an affordable price for the customer, with a fair return for shareholders. A number of challenges face the industry, including:
•	strict environmental, health and safety standards;

•	the need for substantial capital investment;

•	economic regulation by state, and/or, in some cases, local government; and

•	the impact of weather and drought conditions on water sales demand.
Economic Regulation
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
Rate Case Management Capability—We strive to achieve the industry mission by effective planning and efficient use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants and other infrastructure. This capability is important in our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Accordingly, we execute a rate case management strategy to provide that the rates of the utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In assessing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions or local regulatory authorities. In general, as a regulated enterprise, our water and wastewater rates are established to provide recovery of utility costs, taxes, interest on debt used to finance facilities and a return on equity used to finance facilities. Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business determines the profitability of the Company.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
All of the states in which we acquired operations in 2004 and 2003 permit some form of consolidated rates in varying degrees, but none currently permits us to fully consolidate rate filings state-wide. Between August 2003 and December 2006, we have filed rate filings in over 121 operating divisions. Due to the length of time since the last rate increase for some acquired systems and the large amount of capital improvements relative to the number of customers in some smaller systems, the proposed rate increase in some of these systems may be substantial. While each of these rate filings will proceed through the applicable regulatory process, we can provide no assurance that the rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which we initially sought the rate increases. Further, there remain 20 divisions within these acquired operations where we have not yet filed a rate request.
Revenue Surcharges—Six states in which we operate permit water utilities, and in two states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, certain states permit our subsidiaries to use a surcharge or credit on their bill to reflect certain allowable changes in costs, such as changes in state tax rates, other taxes and purchased water, until such time as these costs are fully incorporated in base rates.
Effects of Inflation—Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. During periods of moderate inflation, as has been experienced in 2006, the effects of inflation on our operating results are noticeable and partly responsible for lower than expected earnings growth.
Growth-Through-Acquisition Strategy
Part of our strategy to meet the industry challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas, and to explore acquiring non-regulated businesses that are complementary to our regulated water and wastewater operations. This growth-through-acquisition strategy allows us to operate more efficiently by sharing operating expenses over more utility customers and provides new locations for possible future growth. The ability to successfully execute this strategy and meet the industry challenges is largely due to our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.
During 2006 we completed 28 acquisitions, growing our number of customers served by 62,341 or 7.2%, including the customers acquired with the New York Water Services Corporation acquisition. On January 1, 2007, we completed the acquisition of the capital stock of New York Water Service Corporation for $28,866 in cash, as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,460 of long-term debt. The operating results of New York Water Service Corporation will be included in our consolidated financial statements beginning January 1, 2007. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. The acquisition was funded through the issuance of long-term debt that was issued in 2006.
During 2005 and 2006, we completed six acquisitions of non-regulated companies that provide on-site septic tank pumping, sludge hauling and other wastewater-related services to customers in eastern Pennsylvania, New Jersey, Delaware, New York and Maryland. The operating revenues of these businesses for the year ended December 31, 2006 were $5,424 and are excluded from our Regulated segment. In total during 2006, $7,897 in cash was invested in these non-regulated wastewater and septage acquisitions on which we believe we will earn an appropriate return. Please refer to the section captioned “Acquisitions” for an additional discussion of acquisitions.
We believe that utility acquisitions will continue to be the primary source of growth for us. With approximately 53,000 community water systems in the U.S., 84% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate, we believe there are approximately 22,000 public water systems of widely varying size, with the majority of the population being served by government-owned water systems.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (EPA) most recent survey of publicly-owned wastewater treatment facilities in 2000, there are approximately 16,000 such facilities in the nation serving approximately 72% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 6,800 wastewater facilities in operation or planned in the 13 states where we operate. We also intend to explore opportunities in the non-regulated wastewater and septage businesses when they complement our utility companies.
Because of the fragmented nature of the water and wastewater utility industries, we believe that there are many potential water and wastewater system acquisition candidates throughout the United States. We believe the factors driving the consolidation of these systems are:
•	the benefits of economies of scale;

•	increasingly stringent environmental regulations;

•	the need for capital investment; and

•	the need for technological and managerial expertise.
We are actively exploring other opportunities to expand our water and wastewater utility operations through acquisitions or otherwise. We intend to continue to pursue acquisitions of municipally-owned and investor-owned water and wastewater systems of all sizes that provide services in areas adjacent to our existing service territories or in new service areas. We continue to explore opportunities for the acquisition of other non-regulated wastewater service and septage businesses that are located near our existing markets, growing our existing revenue base in this business by offering the wastewater services to nearby residents with on-site sewer systems, adding new customers to this business and expanding the services that are provided to them.
Sendout
“Sendout” represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly in our northern service territories during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. In general during this period, an extended period of dry weather increases water consumption, while above average rainfall decreases water consumption. Also, an increase in the average temperature generally causes an increase in water consumption. Conservation efforts, construction codes which require the use of low flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions, also affect water consumption.
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
The geographic diversity of our utility customer base helps reduce our exposure to extreme or unusual weather conditions in any one area of our service territory. Our geographic diversity has continued to increase as a result of the Heater and Florida Water acquisitions which closed in mid-year 2004 and the AquaSource acquisition which closed in 2003. During the year ended December 31, 2006, our operating revenues were derived principally from the following states: 55% in Pennsylvania, 9% in Texas, 7% in Ohio, 7% in Illinois, and 6% in North Carolina.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Selected Financial and Operating Statistics
Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2006 (a)	2005	2004 (b)	2003 (c)	2002 (d)
Utility customers:
Residential water	780,828	724,954	702,367	624,355	535,506
Commercial water	36,280	33,975	33,720	33,015	30,355
Industrial water	1,337	1,356	1,365	1,397	1,423
Other water	15,587	15,584	15,700	20,483	16,466
Wastewater	93,203	89,025	82,360	70,241	21,724

Total	927,235	864,894	835,512	749,491	605,474

Operating revenues:
Residential water	$317,770	$295,473	$264,910	$218,487	$197,190
Commercial water	76,076	73,455	65,605	61,343	55,962
Industrial water	18,752	18,364	17,377	17,675	17,221
Other water	51,263	50,827	44,593	40,048	36,255
Wastewater	48,907	42,176	35,931	17,874	8,210
Other	13,525	13,161	11,556	9,821	5,861

Regulated segment total	526,293	493,456	439,972	365,248	320,699
Other	7,198	3,323	2,067	1,985	1,329

Consolidated	$533,491	$496,779	$442,039	$367,233	$322,028

Operations and maintenance expense	$219,560	$203,088	$178,345	$140,602	$117,735

Net income available to common stock	$92,004	$91,156	$80,007	$70,785	$67,154

Capital expenditures	$271,706	$237,462	$195,736	$163,320	$136,164

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	41.2%	40.9%	40.3%	38.3%	36.6%
Depreciation and amortization	14.1%	13.2%	13.3%	14.0%	13.8%
Taxes other than income taxes	6.2%	6.4%	6.2%	5.9%	6.0%
Interest expense, net	10.9%	10.4%	11.0%	12.2%	12.5%
Net income available to common stock	17.2%	18.3%	18.1%	19.3%	20.9%

Return on average stockholders’ equity	10.6%	11.7%	11.4%	12.3%	13.9%

Effective tax rates	39.6%	38.4%	39.4%	39.3%	38.5%

(a)	2006 includes 44,792 customers associated with the New York Water Service Corporation acquisition which was completed on January 1, 2007. The operating results of this acquisition will be reported in our consolidated financial statements beginning January 1, 2007.

(b)	Net income available to common stock includes the gain of $1,522 ($2,342 pre-tax) realized on the sale of our Geneva, Ohio water system. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. 2004 includes a partial year of financial results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.

(c)	2003 includes five months of financial results for the AquaSource operations acquired in July 2003.

(d)	Net income available to common stock and net income includes the gain of $3,690 ($5,676 pre-tax) realized on the sale of a portion of our Ashtabula, Ohio water system.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Performance Measures Considered by Management
We consider the following financial measures to be the fundamental basis by which we evaluate our operating results: earnings per share, operating revenues, net income and dividend rate on common stock. In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment: our number of utility customers, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio” or “efficiency ratio”); return on revenues (net income divided by operating revenues); and return on equity (net income divided by common stockholders’ equity). We review these measurements regularly and compare them to historical periods, to our operating budget as approved by the Aqua America, Inc. Board of Directors, and to similar measurements at other publicly-traded water utilities.
Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness in light of the changing nature of our company. During the past five years, our operating expense ratio has been effected over time due to a number of factors, including the following:
•	Acquisitions—The AquaSource, Heater Utilities, Inc. and Florida Water Services acquisitions increased our operating expense ratio due to the operating revenues generated by these operations being accompanied by a higher ratio of operations and maintenance expenses as compared to the rest of the pre-existing, more densely-populated and integrated Aqua America operations. The Aqua South operations can be characterized as having relatively higher fixed operating costs, in contrast to the rest of the Aqua America operations which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. In addition, we completed several acquisitions of companies that provide on-site septic tank pumping and sludge hauling services during 2006. The cost-structure of these businesses differs from our utility companies in that these businesses have a higher ratio of operations and maintenance expenses to operating revenues and a lower-degree of capital investment and consequently a lower ratio of fixed capital costs (plant investment requirements are lower) versus operating revenues. As a result, the ratio of operating income compared to operating revenues is comparable between the businesses. The non-regulated wastewater and septage hauling service business is not a component of our Regulated segment.

•	Regulatory lag—The efficiency ratio is influenced by regulatory lag, i.e., increases in operations and maintenance expenses without an immediate corresponding increase in operating revenues, decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in water consumption as impacted by weather conditions, or a gap between the time that a capital project is completed and the recovery of its costs in rates.

•	New accounting pronouncements—Our 2006 results reflect the effects of the adoption of SFAS No. 123R, “Share-Based Payment.” As required, we began to record compensation expense for the fair value of stock options granted and the adoption of this accounting standard increased our 2006 operations and maintenance expense by $2,894. Prior to 2006, no compensation expense related to granting of stock options had been recognized in the financial statements.
We continue to evaluate initiatives to help control operating costs and improve efficiencies.
RESULTS OF OPERATIONS
Our net income has grown at an annual compound rate of approximately 8.9% during the five-year period ended December 31, 2006. During the past five years, operating revenues grew at a compound rate of 11.7% and total expenses, exclusive of income taxes, grew at a compound rate of 12.9%.
Operating Segments
We have identified fourteen operating segments and we have one reportable segment based on the following:
•	Thirteen segments are comprised of our water and wastewater regulated utility operations in the thirteen states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment.

•	One segment is not quantitatively significant to be reportable and is comprised of the businesses that provide on-site septic tank pumping, sludge hauling services, data processing service fees and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense for certain of our utility companies that do not have their own credit facilities.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Prior to the acquisition in 2006 of companies that provide on-site septic tank pumping and sludge hauling services, our non-regulated operations were limited in scope and impact on our financial results. As a result we previously operated them as part of our regulated operating segments. We made this determination based on an evaluation of our operating segments during the fourth quarter of 2006. Unless specifically noted, the following discussion and analysis provides information on our consolidated result of operations. The following table provides the Regulated segment and Consolidated information for the years ended December 31, 2006, 2005 and 2004:

	2006			2005
	Regulated	Other	Consolidated	Regulated	Other	Consolidated
Operating revenues	$526,293	$7,198	$533,491	$493,456	$3,323	$496,779
Operations and maintenance expense	216,919	2,641	219,560	202,662	426	203,088
Taxes other than income taxes	32,273	1,070	33,343	30,820	876	31,696

Earnings before interest, taxes, depreciation and amortization	$277,101	$3,487	280,588	$259,974	$2,021	261,995

Depreciation and amortization			75,041			65,488

Operating income			205,547			196,507
Interest expense, net of AFUDC			54,491			49,615
Gain on sale of other assets			(1,194)			(1,177)
Provision for income taxes			60,246			56,913

Net income			$92,004			$91,156

	2004
	Regulated	Other	Consolidated
Operating revenues	$439,972	$2,067	$442,039
Operations and maintenance expense	179,332	(987)	178,345
Taxes other than income taxes	26,963	633	27,596

Earnings before interest, taxes, depreciation and amortization	$233,677	$2,421	236,098

Depreciation and amortization			58,864

Operating income			177,234
Interest expense, net of AFUDC			46,375
Gain on sale of other assets			(1,272)
Provision for income taxes			52,124

Net income			$80,007

Consolidated Results
Operating Revenues—The growth in revenues over the past five years is a result of increases in the customer base, water rates and the acquisition of non-regulated operations. The number of customers increased at an annual compound rate of 9.6% in the past five years primarily as a result of acquisitions of water and wastewater systems, including the January 1, 2007 acquisition of New York Water Service Corporation, the mid-year 2004 Heater and Florida Water Services acquisitions, and the AquaSource acquisition completed July 2003. The operating revenues and financial results of New York Water Service Corporation will be included in our consolidated financial statements beginning January 1, 2007. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $4,715 in 2006, $12,630 in 2005 and $54,900 in 2004. Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 1.8%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $32,000 in 2006, $26,800 in 2005 and $15,800 in 2004.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
On June 22, 2006, the Pennsylvania Public Utility Commission (PAPUC) granted our Pennsylvania operating subsidiary a $24,900 base water rate increase, on an annualized basis. The rates in effect at the time of the filing included $12,397 in Distribution System Improvement Charges (“DSIC”) or 5% above the prior base rates. Consequently, the total base rates increased by $37,297 and the DSIC was reset to zero.
On August 5, 2004, the PAPUC granted our Pennsylvania operating subsidiary a $13,800 base rate increase. The rates in effect at the time of the filing included $11,200 in DSIC or 5.0% above the prior base rates. Consequently, the total base rates increased by $25,000 and the DSIC was reset to zero.
In May 2004, our operating subsidiary in Texas filed an application with the Texas Commission on Environmental Quality (TCEQ) to increase rates, on an annualized basis, by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of our depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximates the requested amount during the first years that the new rates are in effect. The application is currently pending before the TCEQ and several parties have joined the proceeding to challenge our rate request. We commenced billing for the requested rates and implemented the deferral plan in August 2004, in accordance with authorization from the TCEQ in July 2004. The additional revenue billed and collected prior to the final ruling is subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by us reflect an estimate of the final outcome of the ruling. In the event our request is denied completely or in part, we could be required to refund some or all of the revenue billed to date, and write-off some or all of the regulatory asset for the expense deferral. In December 2006, the TCEQ held hearings and issued a rate schedule that provided further clarification and an indication of the expected outcome of the rate proceeding. Based on our review of the present circumstances and as a result of the December 2006 hearings, we have revised our estimate of the final outcome of the TCEQ proceeding. During the fourth quarter of 2006, the revenue reserve was adjusted and additional revenues were recognized of $1,487 and the regulatory asset was increased resulting in lower expenses recognized of $1,199. As of December 31, 2006, we have deferred $12,382 of operating costs and $2,804 of rate case expenses; and recognized $14,859 of revenue that is subject to refund depending on the outcome of the final commission order.
Our operating subsidiaries located in other states received rate increases representing estimated annualized revenues of $7,366 in 2006 resulting from 32 rate decisions, $5,142 in 2005 resulting from 23 decisions, and $6,673 in 2004 resulting from 14 rate decisions. Revenues from these increases realized in the year of grant were approximately $3,580 in 2006, $3,144 in 2005 and $3,995 in 2004. These operating subsidiaries currently have filed 96 rate requests which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $9,831 in annual revenues. During 2007, we intend to file 27 additional rate requests proposing an aggregate of approximately $26,300 of increased annual revenues; however we can provide no assurance that the full amount of the requested rate increases will be granted.
Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $7,873 in 2006, $10,186 in 2005 and $7,817 in 2004.
Our Regulated segment also includes certain non-regulated operating revenues of $13,525 in 2006, $13,161 in 2005 and $11,556 in 2004. These operating revenues are associated with contract operations that are integral to the utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.
In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with non-regulated wastewater, septage, operating and maintenance contracts, and data processing service fees of $7,198 in 2006, $3,323 in 2005 and $2,067 in 2004. The increase in 2006 over 2005 was primarily due to the acquisition of several septage businesses during 2006. The increase in 2005 over 2004 resulted primarily from the additional revenues associated with the acquisition of an on-site septic tank pumping business, and increased revenues resulting from new and expanded contract operations. Acquisitions outside our Regulated segment have provided additional operating revenues of approximately $3,935 in 2006, $1,082 in 2005, and no additional operating revenues in 2004.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Operations and Maintenance Expenses—Operations and maintenance expenses totaled $219,560 in 2006, $203,088 in 2005 and $178,345 in 2004. Most elements of operating costs are subject to the effects of inflation, and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and to a lesser extent the competitive electric market in some of the states in which we operate. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2006 as compared to 2005 by $16,472 or 8.1% primarily due to the additional operating costs associated with acquisitions of $6,316, increased water production expenses of $3,576, increased insurance expense, driven by higher claims of $1,945, stock-based compensation expense of $2,894, a reduction in the deferral of expenses related to the Texas rate case filing of $1,989, and normal increases in other operating costs, offset partially by receipt of $1,500 relating to a waiver of certain contractual rights reported outside of the Regulated segment. The additional operating costs associated with acquisitions noted above includes $3,760 associated with the businesses that provide on-site septic tank pumping, sludge hauling services and other non-regulated water and wastewater services which are not a component of the Regulated segment.
Operations and maintenance expenses increased in 2005 as compared to 2004 by $24,743 or 13.9% primarily due to the additional operating costs associated with acquisitions of $9,574, additional water production expenses of $3,856, increased postretirement benefit costs of $2,430, higher insurance costs due to the absence in 2005 of the favorable claim settlements that had occurred in 2004 of $2,142, and the effect of the $2,342 gain on the sale of the Geneva water system which was recorded as a component of operations and maintenance expense in 2004. In the consolidated statement of income for 2004, the gain on the sale of the Geneva water system is reported as a component of the line titled operations and maintenance expense.
Depreciation and Amortization Expenses—Depreciation expense was $70,895 in 2006, $60,747 in 2005 and $54,564 in 2004, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and as a result of acquisitions of water and wastewater systems.
Amortization expense was $4,146 in 2006, $4,741 in 2005 and $4,300 in 2004. The decrease in 2006 and the increase in 2005 is due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.
Taxes Other than Income Taxes—Taxes other than income taxes increased by $1,647 or 5.2% in 2006 as compared to 2005 and $4,100 or 14.9% in 2005 as compared to 2004. The increase in 2006 is due to additional state and local taxes, primarily property taxes. The increase in 2005 is due to additional taxes associated with acquisitions and increases in state and local taxes. The other taxes associated with acquisitions resulted from the effect of the mid-year 2004 acquisitions of Heater Utilities and the systems of Florida Water.
Interest Expense, net—Net interest expense was $58,432 in 2006, $52,062 in 2005 and $48,679 in 2004. Interest income of $3,241 in 2006, $3,040 in 2005 and $1,762 in 2004 was netted against interest expense. Interest expense increased in 2006 primarily due to additional borrowings to finance capital projects and acquisitions, and increased interest rates on short-term borrowings. Interest expense increased in 2005 primarily as a result of higher levels of borrowings, offset partially by the effects of decreased interest rates on borrowings. The higher level of average borrowings in 2005 was used to finance the Heater and Florida Water acquisitions in mid-year 2004, and capital expenditures. Interest income decreased in 2006 due to a reduction in investment income earned in 2006 as compared to 2005. Interest income increased in 2005 due to additional investment income earned in 2005 on the proceeds from the issuance of tax-exempt bonds while being held by trustees pending completion of projects financed with the issues. Such interest income is capitalized through our allowance for funds used during construction, a reduction to net interest expense. Interest expense on long-term debt during 2006 and 2005 was favorably impacted by a reduction in the weighted cost of long-term debt from 6.00% at December 31, 2004, to 5.74% at December 31, 2005, and to 5.72% at December 31, 2006.
Allowance for Funds Used During Construction—The allowance for funds used during construction (AFUDC) was $3,941 in 2006, $2,447 in 2005 and $2,304 in 2004 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, and to changes in the AFUDC rate. The increase in 2006 is due to an increase in the average balance of CWIP to which AFUDC is applied and an increase in the AFUDC rate which is based on short-term interest rates. The increase in 2005 is due to an increase in the average balance of CWIP to which AFUDC is applied, and additional AFUDC recorded as an adjustment in 2005 of $719 resulting from the identification of a previously issued rate order which allowed the continuation of AFUDC on certain capital projects subsequent to being placed into utility service. This post-in-service AFUDC was not recognized in prior periods. These variances were partially offset by investment income earned during 2005, which reduced AFUDC.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Gain on Sale of Other Assets—Gain on sale of other assets totaled $1,194 in 2006, $1,177 in 2005 and $1,272 in 2004 and consisted of gains on land and marketable securities sales. Gain on sale of land totaled $1,194 in 2006, $1,177 in 2005 and $869 in 2004. Gain on sale of marketable securities totaled $403 in 2004.
Income Taxes—Our effective income tax rate was 39.6% in 2006, 38.4% in 2005 and 39.4% in 2004. The change in the effective tax rate in 2006 was due to an increase in our expenses that are not tax-deductible, including a portion of the stock-based compensation expense. The change in the effective tax rates in 2005 is due to differences between tax deductible expenses and book expenses and the recognition of the American Jobs Creation Act tax deduction for qualified domestic production activities that reduced our tax provision by approximately $740.
Summary—Operating income was $205,547 in 2006, $196,507 in 2005 and $177,234 in 2004 and net income was $92,004 in 2006, $91,156 in 2005 and $80,007 in 2004. Diluted income per share was $0.70 in 2006, $0.71 in 2005 and $0.64 in 2004. The changes in the per share income in 2006 and 2005 over the previous years were due to the aforementioned changes in income and impacted by a 2.0% increase in the average number of common shares outstanding during 2006 and a 2.8% increase in the average number of common shares outstanding during 2005, respectively. The increase in the number of shares outstanding in 2006 is primarily a result of the additional shares issued in common share offerings and additional shares issued through our dividend reinvestment plan. The increase in the number of shares outstanding in 2005 is primarily a result of the additional shares issued through our dividend reinvestment plan, employee stock purchase plan and equity compensation plan.
Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.
Fourth Quarter Results—The following table provides our fourth quarter results:

	Three Months Ended
	December 31,
	2006	2005
Operating revenues	$136,843	$122,908
Operations and maintenance	53,684	52,222
Depreciation and amortization	19,494	16,971
Taxes other than income taxes	8,352	7,663

	81,530	76,856

Operating income	55,313	46,052
Interest expense, net	14,764	13,447
Allowance for funds used during construction	(1,040)	(950)
Gain on sale of other assets	(360)	(595)

Income before income taxes	41,949	34,150
Provision for income taxes	16,226	12,000

Net income	$25,723	$22,150

The increase in operating revenues was a result of additional revenues of $13,800 resulting from an increase in water and wastewater rates implemented in various operating subsidiaries, including operating revenues of $1,487 recognized during the fourth quarter of 2006 from our revised estimate of the final outcome of the Texas rate proceeding as described in the section named “Operating Revenues.” In addition, operating revenues increased due to additional revenues associated with acquisitions of $3,529, offset partially by lower infrastructure rehabilitation surcharge revenue of $2,170. The higher operations and maintenance expense is due primarily to $3,067 of additional operating costs associated with acquisitions, and higher water production costs of $449, offset partially by $1,199 of additional expenses deferred during the fourth quarter of 2006 resulting from an increase in the regulatory asset associated with the Texas rate case proceeding, and lower insurance expense of $781 due to a reduction in claims. The increased depreciation expense reflects the utility plant placed in service since the fourth quarter of 2005. Other taxes increased due to higher property taxes and additional local taxes incurred in the fourth quarter of 2006. The increased interest expense is due to additional borrowings to finance capital projects and increased interest rates on short-term borrowings.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
FINANCIAL CONDITION
Consolidated Cash Flow and Capital Expenditures
Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2006 were as follows:

	Net Operating	Common	Capital
	Cash Flow	Dividends	Expenditures	Acquisitions
2002	$121,560	$36,789	$136,164	$8,914
2003	143,373	39,917	163,320	192,331
2004	173,603	45,807	195,736	54,300
2005	199,674	51,139	237,462	11,633
2006	170,726	58,023	271,706	11,848

	$808,936	$231,675	$1,004,388	$279,026

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, water meters and an office building expansion. During this five-year period, we received $59,475 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $251,639, retired $1,116 of preferred stock, and have refunded $24,217 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the number of shares outstanding during the period.
Our planned 2007 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $235,800 of which $80,308 is for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation in response to the infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude of our capital program. Our 2007 capital program, along with $31,155 of sinking fund obligations and debt maturities, $28,866 for the acquisition of New York Water Service Corporation and $103,482 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been or is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity through public offerings or through settlement in common shares of the forward equity sale agreement, and the issuance of long-term debt. The New York Water Service Corporation, which was acquired in January 2007, was financed through the issuance of unsecured long-term notes that were issued in December 2006.
Future utility construction in the period 2008 through 2011, including recurring programs, such as the ongoing replacement of water meters, water treatment plant upgrades, storage facility renovations, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $1,000,000. We anticipate that approximately one-half of these expenditures will require external financing of debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans and the issuance of equity through public offerings or through settlement in common shares of the forward equity sale agreement. We expect to refinance $112,155 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
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
Acquisitions
During the past five years, we have expended cash of $279,026 and issued 263,169 shares of common stock, valued at $3,420 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, and non-regulated businesses that provide wastewater and septage hauling services. We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition date.
On January 1, 2007 we completed the acquisition of the capital stock of New York Water Service Corporation for $28,866 in cash, as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,460 of long-term debt. The operating results of New York Water Service Corporation will be included in our consolidated financial statements beginning January 1, 2007. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. For the fiscal year ended December 31, 2005, New York Water Service had operating revenues of $21,773. The acquisition will be accounted for as a purchase and will be recorded in the first quarter of 2007. The acquisition was funded through the issuance of long-term debt that was issued in 2006.
In addition during 2006, we completed 27 acquisitions for $11,848 in cash. The acquisitions completed in 2006 included both water and wastewater systems in seven of the states in which we operate, and the acquisition of several non-regulated companies that provide on-site septic tank pumping, sludge hauling services and other wastewater services to customers in eastern Pennsylvania, New Jersey, Delaware, New York and Maryland.
During 2005, we completed 30 acquisitions for $11,633 in cash and the issuance of 24,684 shares of common stock. The acquisitions completed in 2005 included both water and wastewater systems in seven of the states in which we operate. On June 1, 2004, we acquired the capital stock of Heater Utilities, Inc. for $48,000 in cash and the assumption of long-term debt of $19,219 and short-term debt of $8,500. At the date of the acquisition, Heater provided water and wastewater service to over 50,000 water and wastewater customers primarily in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. The acquisition was accounted for as a purchase and accordingly, we recorded goodwill of $18,842. As part of the North Carolina Utilities Commission approval process for this acquisition, the Commission approved a mechanism through which we could recover up to two-thirds of the goodwill through customer rates in the future upon achieving certain objectives. We are pursuing these objectives to facilitate recognition of this premium in customer rates. However, there can be no assurance that we will be able to achieve these objectives and recover such amount of goodwill.
On June 30, 2004, we acquired certain utility assets of Florida Water Services Corporation, comprised of 63 water and wastewater systems located in central Florida for $13,090 in cash, the final purchase price as adjusted pursuant to the purchase agreement. In accordance with Florida Public Service Commission procedures, the acquisition was approved by the Commission and rate base was determined on December 20, 2005. Under the terms of the purchase agreement, the Commission’s rate base determination resulted in the final purchase price which did not result in the recognition of goodwill.
The acquisitions of Heater and the Florida Water Systems were initially funded by a portion of the proceeds from the issuance by Aqua America of an unsecured short-term note which was subsequently repaid by Aqua America with the proceeds from the February 2005 issuance of $30,000 of unsecured notes and the issuance of 2,606,667 shares of common stock in a secondary equity offering for proceeds of $42,600, net of expenses. In February 2005, Aqua America issued $18,000 of notes due in 2015 with an interest rate of 5.01% and $12,000 of notes due in 2020 with an interest rate of 5.20%.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
In 2003, we completed the acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc., a subsidiary of DQE, Inc., including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as “AquaSource”) for $190,717 in cash, as adjusted pursuant to the purchase agreement based on working capital at closing. In 2004, we were awarded and received $12,289 plus interest in an arbitration related to the calculation of the final purchase price under the terms of the purchase agreement, which resulted in a final purchase price of $178,428. In the consolidated statement of cash flow for 2004, the $12,289 award has been reported as proceeds on the line titled acquisitions of utility systems and other, net. The acquisition was funded by a portion of the proceeds from the 2003 issuance of $135,000 of unsecured notes due in 2023, with an interest rate of 4.87%, and the issuance of 6,666,667 shares of common stock through a shelf registration. The acquired operations of AquaSource serve over 130,000 water and wastewater customer accounts in 11 states (including the Connecticut and Kentucky operations which were subsequently sold to other parties). Please refer to the section captioned “Dispositions” for a discussion of the disposition of the AquaSource operations located in Connecticut and Kentucky. The acquisition provides an expanded platform from which to extend our growth-through-acquisition strategy of acquiring water and wastewater systems that are near or adjacent to our existing service territories. The AquaSource operations are comprised of approximately 600 small systems, which are generally clustered in regions to achieve some level of operating efficiency.
We continue to hold acquisition discussions with several water and wastewater systems. Generally acquisitions are expected to be financed through the issuance of equity (for the acquisition of some investor-owned systems) or funded initially with short-term debt with subsequent repayment from the proceeds of long-term debt or proceeds from equity offerings.
Dispositions
In 2004, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold its water utility assets within the municipal boundaries of the City of Geneva in Ashtabula County, Ohio for net proceeds of approximately $4,716, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2004 of a gain on the sale of these assets, net of expenses, of $2,342. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. We continue to operate this water system for the City of Geneva under a multi-year operating contract that expires in December 2008. These water utility assets represented less than 1% of Aqua America’s total assets, and the total number of customers included in the water system sold represented less than 1% of our total utility customer base.
We reviewed and evaluated areas of our business and operating divisions that were acquired in 2003 with the AquaSource operations and have completed the following sale transactions of operating divisions acquired as part of the AquaSource transaction:
•	In 2004, we sold our only operation in Kentucky. The sale price approximated our investment in this operation. The operation represented approximately 0.2% of the operations acquired from AquaSource, Inc.

•	In 2003, we completed the sale of our only operation in Connecticut. The sale price of $4,000 approximated our investment in this operation. The operation represented approximately 2% of the operations acquired from AquaSource, Inc.
In 2002, as a result of the settlement of a condemnation action, our Ohio operating subsidiary sold to Ashtabula County, Ohio the water utility assets in the unincorporated areas of Ashtabula County and the area within the Village of Geneva on the Lake for net proceeds of $12,118, which was in excess of the book value for these assets. The proceeds were used to pay down short-term debt, and the sale resulted in the recognition in 2002 of a gain on the sale of these assets, net of expenses, of $5,676. We continue to operate this water system for Ashtabula County under a multi-year operating contract that expires in December 2008. The water utility assets sold represented less than 1% of our total assets, and the total number of customers included in the water system sold represented less than 1% of our total customer base.
The City of Fort Wayne, Indiana has authorized the acquisition, by eminent domain or otherwise, of a portion of the utility assets of one of the operating subsidiaries that we acquired in connection with the AquaSource acquisition. We have challenged whether the City is following the correct legal procedures in connection with the City’s attempted condemnation and we have challenged the City’s valuation of this portion of our system. The portion of the system under consideration represents approximately 1% of our total utility customer base. While we continue to discuss this matter with officials from the City of Fort Wayne, we continue to protect our legal interests in this proceeding. A sanitary district in Illinois and a city in Texas have also indicated interest in acquisition, by eminent domain or otherwise, of all or a portion of the utility assets of two of our operations. The systems represent approximately 3,000 customers or less than 0.5% of our total utility customer base. We believe that we will be entitled to fair market value for our assets if they are condemned, and that the fair market value will be in excess of the book value for such assets.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Despite these transactions, our strategy continues to be to acquire additional water and wastewater systems, to maintain our existing systems where there is a business or a strategic benefit, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.
Sources of Capital
Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $697,379 of long-term debt and obtained other short-term borrowings during the past five years. During the past five years, the Trustees released an aggregate $8,277 of the proceeds from certain long-term debt issuances in accordance with when the projects financed with the issues were completed. At December 31, 2006, we had short-term lines of credit and other credit facilities of $238,000, of which $118,850 was available. Our short-term lines of credit and other credit facilities are either payable on demand or have a 364-day term.
In December 2005, we filed a universal shelf registration with the SEC to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices.
In August 2006, we entered into a forward equity sale agreement for 3,525,000 shares of common stock with a third party (“forward purchaser”). In connection with the forward equity sale agreement, the forward purchaser borrowed an equal number of shares of our common stock from stock lenders and sold the borrowed shares to the public. We will not receive any proceeds from the sale of our common stock by the forward purchaser until settlement of all or a portion of the forward equity sale agreement. The actual proceeds to be received by us will vary depending upon the settlement date, the number of shares designated for settlement on that settlement date and the method of settlement. We intend to use any proceeds received by us upon settlement of the forward equity sale agreement to fund our future capital expenditure program and acquisitions, and for working capital and other general corporate purposes. During the last three years, we completed the following offerings of equity:
•	In June 2006, we sold 1,750,000 shares of common stock in a public offering for proceeds of $37,400, net of expenses. In August 2006, we sold 500,000 shares of common stock in a public offering for proceeds of $10,700, net of expenses. The net proceeds from these offerings were used to fund our capital expenditure program and acquisitions, and for working capital and other general corporate purposes.

•	In November 2004, we sold 2,606,667 shares of common stock in a public offering for proceeds of $42,600, net of expenses. The net proceeds were used to repay a portion of our short-term debt. The short-term debt was incurred by Aqua America in connection with the Heater and Florida Water acquisitions.
In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2006, 2004 and 2003, we did not issue any shares under the acquisition shelf registration. During 2005, we issued 24,684 shares of common stock totaling $675 to acquire a water system. During 2002, we issued 238,219 shares of common stock totaling $2,745 to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2006 is 2,194,262 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.
We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2006 dividend payment, holders of 16.1% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 2,382,804 original issue shares of common stock for net proceeds of $39,072 through the dividend reinvestment portion of the Plan and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.
The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2006, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Off-Balance Sheet Financing Arrangements
We do not engage in any off-balance sheet financing arrangements. We do not have any interest in entities referred to as variable interest entities, which includes special purpose entities and other structured finance entities.
Contractual Obligations
The following table summarizes our contractual cash obligations as of December 31, 2006:

Payments Due By Period
	2007	2008	2009	2010	2011	Thereafter	Total
Long-term debt (a)	$31,155	$23,961	$7,004	$54,192	$26,998	$839,505	$982,815
Interest on fixed-rate, long-term debt (b)	56,066	53,369	52,690	50,037	46,880	588,756	847,798
Operating leases (c)	4,007	3,659	2,148	1,092	694	17,136	28,736
Unconditional purchase obligations (d)	10,764	10,333	10,008	9,582	9,774	59,091	109,552
Other purchase obligations (e)	20,614	—	—	—	—	—	20,614
Postretirement benefit plans’ obligations (f)	10,260	—	—	—	—	—	10,260
Other obligations (g)	1,771	200	190	—	—	3,000	5,161

Total	$134,637	$91,522	$72,040	$114,903	$84,346	$1,507,488	$2,004,936

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents interest payable on fixed-rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.

(d)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.

(e)	Represents an approximation of the open purchase orders as of the period end for goods and services purchased in the ordinary course of business.

(f)	Represents contributions expected to be made to postretirement benefit plans. The amount of required contributions in 2008 and thereafter is not determinable.

(g)	Represents capital expenditures estimated to be required under legal and binding contractual obligations.
In addition to these obligations, we pay refunds on Customers’ Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2021 and amounts not paid by the contract expiration dates become non-refundable.
We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us. On January 1, 2007, we completed the acquisition of New York Water Service Corporation for $28,866 in cash and the assumption of $23,460 of long-term debt. The acquisition was funded through the issuance of long-term debt that was issued in 2006 and included in the table above.
Market Risk
We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2006, the debt maturities by period and the weighted average interest rate for fixed-rate, long-term debt are as follows:

								Fair
	2007	2008	2009	2010	2011	Thereafter	Total	Value
Long-term debt (fixed rate)	$31,155	$23,961	$7,004	$54,192	$26,998	$839,505	$982,815	$986,487
Weighted average interest rate	5.10%	6.63%	4.81%	6.43%	6.42%	5.65%	5.72%
From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2006, our carrying value of certain investments was $499, which reflects the market value of such investments and is in excess of our original cost. As of December 31, 2005, we owned no marketable equity securities.
Capitalization
The following table summarizes our capitalization during the past five years:

December 31,	2006	2005	2004	2003	2002
Long-term debt*	51.6%	52.7%	52.8%	52.8%	55.6%
Common stockholders’ equity	48.4%	47.3%	47.2%	47.2%	44.4%

	100.0%	100.0%	100.0%	100.0%	100.0%

*Includes current portion.
Over the past five years, the changes in the capitalization ratios primarily resulted from the issuance of common stock, the issuance of debt to finance our acquisitions and capital program, and the 2002 repurchase of common stock from a large shareholder that was subsequently reissued in 2003. It is our goal to maintain an equity ratio adequate to support the current Standard and Poors corporate credit rating of “A+” and its senior secured debt rating of “AA-” for Aqua Pennsylvania, our largest operating subsidiary.
Dividends on Common Stock
We have paid common dividends consecutively for 62 years. Effective September 1, 2006, our Board of Directors authorized an increase of 7.6% in the dividend rate over the amount we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in September 2006, the annual dividend rate increased to $0.46 per share from $0.4276 per share. This is the 16th dividend increase in the past 15 years and the eighth consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 57.8% of net income.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our financial condition and results of operations are impacted by the methods, assumptions, and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to our financial condition or results of operations, and require estimates or other judgments of matters of uncertainty. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the financial statements. We believe our most critical accounting policies include revenue recognition, the use of regulatory assets and liabilities as permitted by Statement of Financial Accounting Standards (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation,” the valuation of our long-lived assets which consist primarily of Utility Plant in Service, regulatory assets and goodwill, our accounting for postretirement benefits and our accounting for income taxes. We have discussed the selection and development of our critical accounting policies and estimates with the Audit Committee of the Board of Directors.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Revenue Recognition—Our utility revenues recognized in an accounting period include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the last billing to the end of the accounting period. The estimated usage is based on our judgment and assumptions; our actual results could differ from these estimates which would result in operating revenues being adjusted in the period that the revision to our estimates are determined.
In some operating divisions, we commence the billing of our utility customers, under new rates, upon authorization from the respective regulatory commission and before the final commission rate order is issued. The revenue recognized reflects an estimate based on our judgment of the final outcome of the ruling. We monitor the facts and circumstances regularly, and revise the estimate as required. The revenue billed and collected prior to the final ruling is subject to refund based on the final ruling. Please refer to the section named “Operating Revenues” for a discussion of revenue currently being recognized under rate filings that are not final.
Regulatory Assets and Liabilities—SFAS No. 71 stipulates generally accepted accounting principles for companies whose rates are established by or are subject to approval by an independent third-party regulator. In accordance with SFAS No. 71, we defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred. These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water and wastewater service. In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.
Valuation of Long-Lived Assets, Goodwill and Intangible Assets—In accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review for impairment of our long-lived assets, including Utility Plant in Service. We also review regulatory assets for the continued application of SFAS No. 71. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. In accordance with SFAS No. 71, adjustments to the carrying value of these assets would be made in instances where the inclusion in the rate-making process is unlikely.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if certain circumstances indicate a possible impairment may exist. We evaluate goodwill for impairment using the discounted cash flow methodologies, transaction values for other comparable companies, and other valuation techniques for all of our reporting units with goodwill balances. The evaluation requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions which were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2006 concluded that none of our goodwill was impaired.
Accounting for Postretirement Benefits—We maintain a qualified defined benefit pension plan and plans that provide for certain postretirement benefits other than pensions. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that we recognize.
Our discount rate assumption was determined using a yield curve that was produced from a universe containing over 500 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if we used spot rates, for various time periods, to discount the projected pension benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2006 pension expense by $660 and the pension liabilities by $6,500. The present values of Aqua America’s future pension and other postretirement obligations were determined using discount rates of 5.90% at December 31, 2006 and 5.65% at December 31, 2005. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 5.65% for 2006, and will be 5.90% for 2007.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2006 pension expense by $300. For 2006, we used an 8.0% expected return on assets assumption which will remain unchanged for 2007. The expected return on assets is based on a targeted allocation of 50% to 75% equities and 25% to 50% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.
We adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” on December 31, 2006. As a result of adopting SFAS No. 158 on December 31, 2006, we recorded the underfunded status of our pension and other postretirement benefit plans on the balance sheet and recorded a regulatory asset for these costs that would otherwise be charged to common stockholders’ equity, as we anticipate recoverability of the costs through customer rates. See the section titled “Impact of Recent Accounting Pronouncements” for additional information. As a result of adopting SFAS No. 158, the additional minimum liability associated with our defined benefit pension plan was eliminated as it is no longer required to be recorded under SFAS No. 158. Prior to the adoption of SFAS No. 158 on December 31, 2006, our additional minimum liability was $3,498. The additional minimum liability was a result of the accumulated benefit obligation exceeding the fair value of plan assets. The decrease in the additional minimum liability from December 31, 2005 of $10,909 to December 31, 2006 of $3,498, prior to adoption of SFAS No. 158, resulted from the effect of an increased discount rate and an increase in pension plan assets during 2006 due to positive equity market performance and pension contributions. A portion of the December 31, 2005 and all of the December 31, 2006 additional minimum liability prior to adoption of SFAS No. 158, resulted in the establishment of a regulatory asset as we expect recovery of the future, increased pension expense through customer rates.
Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with our funding policy, during 2007 our required pension contribution is expected to be approximately $7,300. The Pension Protection Act of 2006 was signed into law in August 2006. We are currently evaluating this legislation and the effect it will have on our future pension contributions and do not expect our estimate for the 2007 funding amount to change. However, future contributions may be impacted by the effect of the Pension Protection Act of 2006, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates.
Accounting for Income taxes—We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur. On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. See the section titled “Impact of Recent Accounting Pronouncements” for additional information.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires the recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects. We adopted SFAS No. 158 on December 31, 2006 as required. Because we are subject to regulation in the states in which we operate, we maintain our accounts in accordance with the regulatory authority’s rules and guidelines, which may differ from other authoritative accounting pronouncements. In those instances, we follow the guidance of SFAS No. 71. Based on prior regulatory experience, and in accordance with SFAS No. 71, we recorded a regulatory asset for the pension and other postretirement benefit costs associated with SFAS No. 158, that would otherwise be charged to common stockholders’ equity, for which we anticipate recoverability through customer rates. As a result, the impact of adopting SFAS No. 158 on our Consolidated Balance Sheet was to increase total liabilities by $30,305, and increase total assets by $30,305. The adoption of this standard had no impact on our results of operations or cash flow, and the impact on financial position is described above. See the Pension Plans and Other Postretirement Benefits footnote to the consolidated financial statements for further information and the required disclosures under SFAS No. 158.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies when other statements require or permit the fair value measurement of assets and liabilities. This statement does not expand the use of fair value measurement. SFAS No. 157 is effective for our fiscal year beginning January 1, 2008. We are currently evaluating the provisions of this statement and have not yet determined the effect of adoption on our results of operations or financial position.
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. We adopted SAB 108 as required for the fiscal year ended December 31, 2006 and it did not have a material impact on our results of operations or financial position.
In June 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We adopted FIN 48 as required on January 1, 2007 and it did not have a material effect on our results of operations or financial position.
In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R generally requires that we measure the cost of employee services received in exchange for stock-based awards on the grant-date fair value and this cost will be recognized over the period during which an employee provides service in exchange for the award. Prior to the adoption of SFAS No. 123R on January 1, 2006, we provided pro forma disclosure of our compensation costs associated with the fair value of stock options that had been granted, and accordingly, no compensation costs were recognized in our consolidated financial statements. We adopted this standard using the modified prospective method, and accordingly, the consolidated financial statement amounts for the prior periods presented in this report have not been restated to reflect the fair value method of expensing share-based compensation. During 2006, the adoption of SFAS No. 123R increased operations and maintenance expense by $2,894, lowered net income by $2,568, and lowered diluted net income per share by $0.019. The adoption of this standard had no material impact on our overall financial position, no impact on cash flow, and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceed the associated compensation cost recognized in the income statement. As of the date of adoption, we calculated our pool of windfall tax benefits in accordance with the method outlined in SFAS No. 123R. See the Employee Stock and Incentive Plan footnote to the consolidated financial statements for further information and the required disclosures under SFAS No 123R.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Report On Internal Control Over Financial Reporting
Management of Aqua America, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2006, the Company’s internal control over financial reporting was effective.
The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as stated in their report which appears herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer

Nicholas DeBenedictis	David P. Smeltzer
Chairman, President and Chief Executive Officer	Senior Vice President Finance and Chief Financial Officer
February 27, 2007

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Aqua America, Inc.:
We have completed integrated audits of Aqua America, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated Financial Statements
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization, of common stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed under Summary of Significant Accounting Policies—Recent Accounting Pronouncements in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006 and the manner in which it accounts for its defined benefit pension and other postretirement plans effective December 31, 2006.
Internal Control Over Financial Reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 27, 2007

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Operating revenues	$533,491	$496,779	$442,039
Costs and expenses:
Operations and maintenance	219,560	203,088	178,345
Depreciation	70,895	60,747	54,564
Amortization	4,146	4,741	4,300
Taxes other than income taxes	33,343	31,696	27,596

	327,944	300,272	264,805
Operating income	205,547	196,507	177,234
Other expense (income):
Interest expense, net	58,432	52,062	48,679
Allowance for funds used during construction	(3,941)	(2,447)	(2,304)
Gain on sale of other assets	(1,194)	(1,177)	(1,272)

Income before income taxes	152,250	148,069	132,131
Provision for income taxes	60,246	56,913	52,124

Net income	$92,004	$91,156	$80,007

Net income	$92,004	$91,156	$80,007
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment	3,082	(1,340)	(1,742)
Unrealized holding gains on investments	194	—	59
Reclassification adjustment for gains reported in net income	—	—	(230)

	3,276	(1,340)	(1,913)

Comprehensive income	$95,280	$89,816	$78,094

Net income per common share:
Basic	$0.70	$0.72	$0.64

Diluted	$0.70	$0.71	$0.64

Average common shares outstanding during the period:
Basic	130,725	127,364	124,329

Diluted	131,774	129,206	125,710

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except per share amounts)
December 31, 2006 and 2005

	2006	2005
Assets
Property, plant and equipment, at cost	$3,185,111	$2,900,585
Less: accumulated depreciation	679,116	620,635

Net property, plant and equipment	2,505,995	2,279,950

Current assets:
Cash and cash equivalents	44,039	11,872
Accounts receivable and unbilled revenues, net	72,149	62,690
Income tax receivable	—	8,321
Inventory, materials and supplies	8,359	7,798
Prepayments and other current assets	10,153	7,596

Total current assets	134,700	98,277

Regulatory assets	165,063	130,953
Deferred charges and other assets, net	38,075	37,061
Funds restricted for construction activity	11,490	68,625
Goodwill	22,580	20,180

	$2,877,903	$2,635,046

Liabilities and Stockholders’ Equity
Common stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 133,017,325 and 129,658,806 in 2006 and 2005	$66,509	$64,829
Capital in excess of par value	548,806	478,508
Retained earnings	319,113	285,132
Treasury stock, at cost, 691,746 and 688,625 shares in 2006 and 2005	(12,992)	(12,914)
Accumulated other comprehensive income	194	(3,082)
Unearned compensation	—	(550)

Total common stockholders’ equity	921,630	811,923

Minority interest	1,814	1,551
Long-term debt, excluding current portion	951,660	878,438
Commitments and contingencies	—	—
Current liabilities:
Current portion of long-term debt	31,155	24,645
Loans payable	119,150	138,505
Accounts payable	49,406	55,455
Accrued interest	14,050	13,052
Accrued taxes	19,350	9,432
Other accrued liabilities	22,500	30,571

Total current liabilities	255,611	271,660

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	273,199	250,346
Customers’ advances for construction	76,820	74,828
Regulatory liabilities	11,592	11,751
Other	64,879	31,969

Total deferred credits and other liabilities	426,490	368,894

Contributions in aid of construction	320,698	302,580

	$2,877,903	$2,635,046

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITALIZATION
(In thousands of dollars, except per share amounts)
December 31, 2006 and 2005

	2006	2005
Common stockholders’ equity:
Common stock, $.50 par value	$66,509	$64,829
Capital in excess of par value	548,806	478,508
Retained earnings	319,113	285,132
Treasury stock, at cost	(12,992)	(12,914)
Accumulated other comprehensive income	194	(3,082)
Unearned compensation	—	(550)

Total common stockholders’ equity	921,630	811,923

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):
Interest Rate Range
0.00% to 2.49%	25,740	21,574
2.50% to 2.99%	25,272	28,684
3.00% to 3.49%	17,220	17,380
3.50% to 3.99%	6,073	6,748
4.00% to 4.99%	30,645	30,695
5.00% to 5.49%	262,496	262,588
5.50% to 5.99%	79,000	79,000
6.00% to 6.49%	94,360	88,504
6.50% to 6.99%	22,000	32,000
7.00% to 7.49%	13,288	15,878
7.50% to 7.99%	24,778	25,012
8.00% to 8.49%	26,288	26,507
8.50% to 8.99%	9,000	9,000
9.00% to 9.49%	46,101	46,764
9.50% to 9.99%	38,738	40,933
10.00% to 10.50%	6,000	6,000

	726,999	737,267
Unsecured notes payable, 4.87%, maturing in various installments 2010 through 2023	135,000	135,000
Unsecured notes payable, 5.95%, due in 2023 through 2034	40,000	—
Unsecured notes payable, 5.64%, due in 2014 through 2021	20,000	—
Unsecured notes payable, 5.54%, due in 2013 through 2018	30,000	—
Unsecured notes payable, 5.01%, due 2015	18,000	18,000
Unsecured notes payable, 5.20%, due 2020	12,000	12,000
Notes payable, 6.05%, maturing in 2007 and 2008	816	816

	982,815	903,083
Current portion of long-term debt	31,155	24,645

Long-term debt, excluding current portion	951,660	878,438

Total capitalization	$1,873,290	$1,690,361

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIArIES
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY
(In thousands of dollars, except per share amounts)

					Accumulated	Unearned
		Capital in			Other	Compensation
	Common	excess of	Retained	Treasury	Comprehensive	on Restricted
	stock	par value	earnings	stock	Income	Stock	Total
Balance at December 31, 2003	$46,635	$413,008	$210,915	$(12,611)	$171	$—	$658,118
Net income	—	—	80,007	—	—	—	80,007
Other comprehensive income (loss):
Minimum pension liability adjustment, net of income tax of $938	—	—	—	—	(1,742)	—	(1,742)
Unrealized gain on securities, net of income tax of $32	—	—	—	—	59	—	59
Less: reclassification adjustment for gains reported in net income, net of income tax of $173	—	—	—	—	(230)	—	(230)
Dividends	—	—	(45,807)	—	—	—	(45,807)
Sale of stock (3,181,203 shares)	1,170	48,971	—	991	—	—	51,132
Repurchase of stock (51,808 shares)	—	—	—	(1,082)	—	—	(1,082)
Equity Compensation Plan (45,535 shares)	17	692	—	—	—	—	709
Exercise of stock options (570,064 shares)	214	4,847	—	—	—	—	5,061
Employee stock plan tax benefits	—	1,006	—	—	—	—	1,006

Balance at December 31, 2004	48,036	468,524	245,115	(12,702)	(1,742)	—	747,231

Net income	—	—	91,156	—	—	—	91,156
Other comprehensive loss: minimum pension liability adjustment, net of income tax of $722	—	—	—	—	(1,340)	—	(1,340)
Dividends	—	—	(51,139)	—	—	—	(51,139)
Stock issued for acquisitions (24,684 shares)	12	663	—	—	—	—	675
Stock split	16,095	(16,095)	—	—	—	—	—
Sale of stock (471,682 shares)	161	7,943	—	1,537	—	—	9,641
Repurchase of stock (56,930 shares)	—	—	—	(1,749)	—	—	(1,749)
Equity Compensation Plan (37,751 shares)	14	708	—	—	—	(722)	—
Exercise of stock options (1,327,717 shares)	511	11,264	—	—	—	—	11,775
Employee stock plan tax benefits	—	5,501	—	—	—	—	5,501
Amortization of unearned compensation	—	—	—	—	—	172	172

Balance at December 31, 2005	64,829	478,508	285,132	(12,914)	(3,082)	(550)	811,923

Net income	—	—	92,004	—	—	—	92,004
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $105	—	—	—	—	194	—	194
Minimum pension liability adjustment, net of income tax of $1,660	—	—	—	—	3,082	—	3,082
Dividends	—	—	(58,023)	—	—	—	(58,023)
Sale of stock (2,688,332 shares)	1,328	55,866	—	894	—	—	58,088
Repurchase of stock (36,346 shares)	—	—	—	(972)	—	—	(972)
Equity Compensation Plan (37,200 shares)	19	(19)	—	—	—	—	—
Reclassification of unearned compensation	—	(550)	—	—	—	550	—
Exercise of stock options (666,212 shares)	333	7,629	—	—	—	—	7,962
Stock-based compensation	—	4,235	—	—	—	—	4,235
Employee stock plan tax benefits	—	3,137	—	—	—	—	3,137

Balance at December 31, 2006	$66,509	$548,806	$319,113	$(12,992)	$194	$—	$921,630

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$92,004	$91,156	$80,007
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	75,041	65,488	58,864
Deferred income taxes	10,794	26,027	40,577
Stock-based compensation	3,604	—	—
Gain on sale of water system	—	—	(2,342)
Gain on sale of other assets	(1,194)	(1,177)	(1,272)
Net decrease (increase) in receivables, inventory and prepayments	(8,769)	7,572	(2,766)
Net increase (decrease) in payables, accrued interest, accrued taxes and other accrued liabilities	(5,609)	12,933	863
Other	4,855	(2,325)	(328)

Net cash flows from operating activities	170,726	199,674	173,603

Cash flows from investing activities:
Property, plant and equipment additions, including allowance for funds used during construction of $3,941, $2,447 and $2,304	(271,706)	(237,462)	(195,736)
Acquisitions of utility systems and other, net	(11,848)	(11,633)	(54,300)
Release of funds previously restricted for construction activity	59,467	56,137	14,015
Additions to funds restricted for construction activity	(2,332)	(107,566)	(2,772)
Net proceeds from the sale of water systems	—	—	4,716
Net proceeds from the sale of other assets	1,283	1,300	2,098
Other	(213)	102	(517)

Net cash flows used in investing activities	(225,349)	(299,122)	(232,496)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	12,031	14,728	14,269
Repayments of customers’ advances	(5,168)	(4,792)	(4,930)
Net proceeds (repayments) of short-term debt	(19,355)	63,695	(30,150)
Proceeds from long-term debt	103,360	147,012	130,258
Repayments of long-term debt	(24,606)	(83,235)	(55,928)
Change in cash overdraft position	11,166	(8,808)	(2,190)
Proceeds from issuing common stock	58,088	9,641	51,132
Proceeds from exercised stock options	7,962	11,775	5,061
Stock-based compensation windfall tax benefits	2,307	—	—
Repurchase of common stock	(972)	(1,749)	(1,082)
Dividends paid on common stock	(58,023)	(51,139)	(45,807)
Other	—	—	179

Net cash flows from financing activities	86,790	97,128	60,812

Net increase (decrease) in cash and cash equivalents	32,167	(2,320)	1,919
Cash and cash equivalents at beginning of year	11,872	14,192	12,273

Cash and cash equivalents at end of year	$44,039	$11,872	$14,192

Cash paid during the year for:
Interest, net of amounts capitalized	$53,222	$48,278	$45,261

Income taxes	$28,700	$30,734	$22,322

See Summary of Significant Accounting Policies-Customers’ Advances for Construction, Acquisitions and Employee Stock and Incentive Plans footnotes for description of non-cash activities.
See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands of dollars, except per share amounts)
Summary of Significant Accounting Policies
Nature of Operations—Aqua America, Inc. (“Aqua America” or the “Company”) is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 55% of our operating revenues for 2006 and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 23 other counties in Pennsylvania. The Company’s other subsidiaries provide similar services in 12 other states. In addition, the Company provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties, and septage hauling services, close to our utility companies’ service territories.
The company has identified fourteen operating segments and has one reportable segment named the Regulated segment. The reportable segment is comprised of thirteen operating segments for our water and wastewater regulated utility companies which are organized by the states where we provide these services. These operating segments are aggregated into one reportable segment since each of the Company’s operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. In addition, one segment is not quantitatively significant to be reportable and is comprised of the businesses that provide on-site septic tank pumping, sludge hauling services and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.
Regulation—Most of the operating companies that are regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters. Some of the operating companies that are regulated public utilities are subject to rate regulation by county or city government. Regulated public utilities follow Statement of Financial Accounting Standards (“SFAS”) No. 71, “Accounting for the Effects of Certain Types of Regulation.” SFAS No. 71 provides for the recognition of regulatory assets and liabilities as allowed by regulators for costs or credits that are reflected in current rates or are considered probable of being included in future rates. The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.
Consolidation—The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated.
Recognition of Revenues—Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-regulated revenues are recognized when services are performed and are primarily associated with septage hauling services, operating and maintenance contracts and data processing service fees. The Company’s Regulated segment includes non-regulated revenues that totaled $13,525 in 2006, $13,161 in 2005 and $11,556 in 2004. In addition to the Regulated segment operating revenues, the Company has other non-regulated revenues of $7,198 in 2006, $3,323 in 2005 and $2,067 in 2004.
Property, Plant and Equipment and Depreciation—Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2006, utility plant includes a net credit acquisition adjustment of $51,434, which is generally being amortized from 0 to 20 years. Amortization of the acquisition adjustments totaled $4,239 in 2006, $3,674 in 2005 and $3,961 in 2004.
Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with SFAS No. 71. As of December 31, 2006, $5,192 of costs has been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred in accordance with SFAS No. 71, then these costs are charged to operating expenses when incurred. As of December 31, 2006, $5,597 of costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.
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
In accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the long-lived assets of the Company, which consist primarily of Utility Plant in Service and regulatory assets, are reviewed for impairment when changes in circumstances or events occur. There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of these assets.
Allowance for Funds Used During Construction—The allowance for funds used during construction (“AFUDC”) is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2006 was $6 and in 2005 was $1. There was no AFUDC related to equity funds in 2004. No interest was capitalized by our non-regulated businesses.
Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.
The Company had a book overdraft for certain of its disbursement cash accounts of $13,739 and $2,573 at December 31, 2006 and 2005, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities.
Accounts Receivable—Accounts receivable are recorded at the invoiced amounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in our existing accounts receivable, and is determined based on historical write-off experience and the aging of account balances. The Company reviews the allowance for doubtful accounts quarterly. Account balances are written off against the allowance when it is probable the receivable will not be recovered. When utility customers request extended payment terms, credit is extended based on regulatory guidelines, and collateral is not required.
Regulatory Assets, Deferred Charges and Other Assets—Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized by the straight-line method over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred as a regulatory asset and amortized over the period of rate recovery in accordance with SFAS No. 71.
Marketable securities are considered “available-for-sale” and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Goodwill—Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. In accordance with the requirements of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2006, in conjunction with the timing of our annual strategic business plan. Based on the Company’s comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test concluded that none of its goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated
	Segment	Other	Consolidated
Balance at December 31, 2004	$20,122	$—	$20,122
Goodwill acquired during year	—	102	102
Reclassifications to utility plant acquisition adjustment	(44)	—	(44)

Balance at December 31, 2005	20,078	102	20,180

Goodwill acquired during year	226	3,941	4,167
Reclassifications to utility plant acquisition adjustment	(1,767)	—	(1,767)

Balance at December 31, 2006	$18,537	$4,043	$22,580

Income Taxes—The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties.
Customers’ Advances for Construction and Contributions in Aid of Construction—Water mains or, in some instances, cash advances to reimburse the Company for its costs to construct water mains, are contributed to the Company by customers, real estate developers and builders in order to extend water service to their properties. The value of these contributions is recorded as Customers’ Advances for Construction. Non-cash property, in the form of water mains, has been received, generally from developers, as advances or contributions of $16,852, $15,729 and $9,273 in 2006, 2005 and 2004, respectively. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the main or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable. Contributed property is generally not depreciated. Certain of the subsidiaries do depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property.
Inventories, Materials and Supplies—Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.
Stock-Based Compensation—Effective January 1, 2006, the Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment”. Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25. Accordingly, no compensation expense related to granting of stock options had been recognized in the financial statements prior to adoption of SFAS No. 123R for stock options that were granted. Please refer to the Recent Accounting Pronouncements section of this footnote for information concerning the Company’s accounting for stock-based compensation. The following table provides the pro forma net income and earnings per share prior to January 1, 2006 as if compensation cost for stock-based employee compensation was determined as of the grant date under the fair value method of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure.”

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)

	Years Ended December 31,
	2005	2004
Net income, as reported	$91,156	$80,007
Add: stock-based employee compensation expense included in reported net income, net of tax	290	266
Less: pro forma expense related to stock options granted, net of tax effects	(2,054)	(1,990)

Pro forma	$89,392	$78,283

Basic net income per share:
As reported	$0.72	$0.64
Pro forma	0.70	0.63
Diluted net income per share:
As reported	$0.71	$0.64
Pro forma	0.69	0.62
For the purposes of this pro forma disclosure, the fair value of the options at the date of the grant was estimated using the Black-Scholes option-pricing model.
Use of Estimates in Preparation of Consolidated Financial Statements—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications—Certain prior year amounts have been changed to conform with current year’s presentation.
Recent Accounting Pronouncements—In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement requires the recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, actuarial gains and losses, prior service costs or credits, and any remaining transition assets or obligations that have not been recognized under previous accounting standards that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects. The Company adopted SFAS No. 158 on December 31, 2006 as required. Because the Company is subject to regulation in the states in which it operates, the Company maintains its accounts in accordance with the regulatory authority’s rules and guidelines, which may differ from other authoritative accounting pronouncements. In those instances, the Company follows the guidance of SFAS No. 71. Based on prior regulatory experience, and in accordance with SFAS No. 71, the Company has recorded a regulatory asset for the pension and other postretirement benefit costs associated with SFAS No. 158 that would otherwise be charged to common stockholders’ equity, for which the Company anticipates recoverability through customer rates. As a result, the impact of adopting SFAS No. 158 on the Company’s Consolidated Balance Sheet was to increase total liabilities by $30,305, and increase total assets by $30,305. The adoption of this standard had no impact on the Company’s results of operations or cash flow, and the impact on financial position is described above. See the Pension Plans and Other Postretirement Benefits footnote to the consolidated financial statements for further information and the required disclosures under SFAS No. 158.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies when other statements require or permit the fair value measurement of assets and liabilities. This statement does not expand the use of fair value measurement. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2008. The Company is currently evaluating the provisions of this statement and has not yet determined the effect of adoption on its results of operations or financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance on how prior year misstatements should be considered when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. The Company adopted SAB 108 as required for the fiscal year ended December 31, 2006 and it did not have a material impact on its results of operations or financial position.
In June 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted FIN 48 as required on January 1, 2007 and it did not have a material effect on its results of operations or financial position.
In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R generally requires that we measure the cost of employee services received in exchange for stock-based awards on the grant-date fair value and this cost will be recognized over the period during which an employee provides service in exchange for the award. Prior to the adoption of SFAS No. 123R on January 1, 2006, the Company provided pro forma disclosure of its compensation costs associated with the fair value of stock options that had been granted, and accordingly, no compensation costs were recognized in its consolidated financial statements. The Company adopted this standard using the modified prospective method, and accordingly, the consolidated financial statement amounts for the prior periods presented in this report have not been restated to reflect the fair value method of expensing share-based compensation. During 2006, the adoption of SFAS No. 123R increased operations and maintenance expense by $2,894, lowered net income by $2,568, and lowered diluted net income per share by $0.019. The adoption of this standard had no material impact on the Company’s overall financial position, no impact on cash flow, and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceed the associated compensation cost recognized in the income statement. See the Employee Stock and Incentive Plan footnote to the consolidated financial statements for further information and the required disclosures under SFAS No. 123R.
Acquisitions
New York Water Service Corporation—Pursuant to our strategy to grow through acquisitions, on January 1, 2007 the Company completed the acquisition of the capital stock of New York Water Service Corporation (“New York Water”) for $28,866 in cash, as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,460 of long-term debt. The operating results of New York Water will be included in our consolidated financial statements beginning January 1, 2007. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. For the fiscal year ended December 31, 2005, New York Water had operating revenues of $21,773 (unaudited). The acquisition will be accounted for as a purchase and will be recorded in the first quarter of 2007.
Heater—Pursuant to our strategy to grow through acquisitions, on June 1, 2004 the Company acquired the capital stock of Heater Utilities, Inc. for $48,000 in cash and the assumption of long-term debt of $19,219 and short-term debt of $8,500. At the date of acquisition, Heater provided water and wastewater service to over 50,000 water and wastewater customers primarily in the areas of suburban Raleigh, Charlotte, Gastonia and Fayetteville, North Carolina. The acquisition was accounted for as a purchase and accordingly the Company recorded goodwill of $18,842.
As part of the North Carolina Utilities Commission approval process for this acquisition, the Commission approved a mechanism through which the Company could recover up to two-thirds of the goodwill through customer rates in the future upon achieving certain objectives. The Company is pursuing these objectives to facilitate recognition of this premium in customer rates. However, there can be no assurance that the Company will be able to achieve these objectives and recover such amount of goodwill.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Florida Water—On June 30, 2004, the Company acquired certain utility assets of Florida Water Services Corporation, comprised of 63 water and wastewater systems located in central Florida for $13,090 in cash, the final purchase price as adjusted pursuant to the purchase agreement. In accordance with Florida Public Service Commission procedures, the acquisition was approved by the Commission and rate base was determined on December 20, 2005. Under the terms of the purchase agreement, the Commission’s rate base determination resulted in a reduction of the final purchase price which did not result in the recognition of goodwill.
AquaSource—On July 31, 2003, the Company completed its acquisition of four operating water and wastewater subsidiaries of AquaSource, Inc. (a subsidiary of DQE, Inc.), including selected, integrated operating and maintenance contracts and related assets (individually and collectively the acquisition is referred to as “AquaSource”) for $190,717 in cash, as adjusted pursuant to the purchase agreement based on working capital at closing. In August 2004, we were awarded and received $12,289 plus interest in an arbitration related to the calculation of the final purchase price under the terms of the purchase agreement, which resulted in a final purchase price of $178,428. In the consolidated statement of cash flow for 2004, the $12,289 award has been reported as proceeds on the line titled acquisitions of utility systems and other, net.
Other Acquisitions—During 2006, the Company completed 27 acquisitions or other growth ventures in various states for an aggregate purchase price of $11,848 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $4,511.
During 2005, the Company completed 30 acquisitions or other growth ventures in various states. The total purchase price of $12,308 for the systems acquired in 2005 consisted of $11,633 in cash and the issuance of 24,684 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $6,203 in 2006 and $2,145 in 2005.
During 2004, in addition to the Heater and Florida Water acquisitions, the Company completed 27 acquisitions or other growth ventures in the various states in which the Company operates for an aggregate purchase price of $3,842 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,309 in 2006, $1,580 in 2005 and $617 in 2004.
Dispositions
In 2004, as a result of the settlement of a condemnation action, the Company’s Ohio operating subsidiary sold its water utility assets within the municipal boundaries of the City of Geneva in Ashtabula County, Ohio for net proceeds of approximately $4,716, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2004 of a gain on the sale of these assets, net of expenses, of $2,342. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. We continue to operate this water system for the City of Geneva under a multi-year operating contract that expires in December 2008. These water utility assets represented less than 1% of Aqua America’s total assets, and the total number of customers included in the water system sold represented less than 1% of our total utility customer base.
In 2004, the Company sold its only operations in Kentucky. The sale price approximates our investment in this operation. The operation represented approximately 0.2% of the operations acquired from AquaSource, Inc.
The City of Fort Wayne, Indiana has authorized the acquisition, by eminent domain or otherwise, of a portion of the utility assets of one of the operating subsidiaries that the Company acquired in connection with the AquaSource acquisition in 2003. The Company has challenged whether the City is following the correct legal procedures in connection with the City’s attempted condemnation and the Company has challenged the City’s valuation of this portion of its system. The portion of the system under consideration represents approximately 1% of the Company’s total utility customer base. While the Company continues to discuss this matter with officials from the City of Fort Wayne, the Company continues to protect its legal interests in this proceeding. A sanitary district in Illinois and a city in Texas have also indicated interest in acquisition, by eminent domain or otherwise, of all or a portion of the utility assets of two of the Company’s operations. The systems represent approximately 3,000 customers or less than 0.5% of our total utility customer base. The Company believes that it will be entitled to fair market value for its assets if they are condemned, and it is believed that the fair market value will be in excess of the book value for such assets.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Property, Plant and Equipment

			Approximate
			range
	December 31,		of remaining
	2006	2005	lives
Utility plant and equipment:
Mains and accessories	$1,287,142	$1,187,597	15 to 82 years
Services, hydrants, treatment plants and reservoirs	801,755	660,279	5 to 85 years
Operations structures and water tanks	172,850	222,107	15 to 77 years
Miscellaneous pumping and purification equipment	381,149	376,599	5 to 50 years
Meters, data processing, transportation and operating equipment	428,326	341,550	5 to 50 years
Land and other non-depreciable assets	80,479	73,346	—

Utility Plant and equipment	3,151,701	2,861,478
Utility construction work in progress	76,653	98,898	—
Net utility plant acquisition adjustment	(51,434)	(64,165)	0 to 20 years
Non-utility plant and equipment	8,191	4,374	3 to 25 years

Total property, plant and equipment	$3,185,111	$2,900,585

Accounts Receivable

	December 31,
	2006	2005
Billed utility revenue	$49,129	$42,541
Unbilled utility revenue	23,842	21,419
Other	4,147	3,136

	77,118	67,096
Less allowance for doubtful accounts	4,969	4,406

Net accounts receivable	$72,149	$62,690

The Company’s utility customers are located principally in the following states: 47% in Pennsylvania, 10% in Ohio, 9% in North Carolina, 8% in Illinois, 6% in Texas, 6% in New Jersey, 5% in Indiana and 4% in Florida. No single customer accounted for more than one percent of the Company’s operating revenues during the years ended December 31, 2006, 2005 or 2004. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2006	2005	2004
Balance at January 1,	$4,406	$4,849	$5,851
Amounts charged to expense	3,716	3,116	3,695
Accounts written off	(3,607)	(4,113)	(5,460)
Recoveries of accounts written off	454	554	701
Allowance acquired through acquisitions	—	—	62

Balance at December 31,	$4,969	$4,406	$4,849

Regulatory Assets and Liabilities
The regulatory assets represent costs that are expected to be fully recovered from customers in future rates while regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or amounts recovered from customers in advance of incurring the costs. Except for income taxes and the competitive transition charge payment, regulatory assets and regulatory liabilities are excluded from the Company’s rate base and do not earn a return. The components of regulatory assets and regulatory liabilities are as follows:

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)

	December 31,		December 31,
	2006		2005
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities
Income taxes	$70,146	$2,104	$69,531	$2,203
Utility plant retirement costs	20,060	8,960	17,421	8,368
Postretirement benefits	36,469	—	10,871	—
Texas rate filing expense deferral	12,382	—	9,486	—
Competitive Transition Charge payment	4,586	—	5,733	—
Water tank painting	4,822	32	4,292	267
Fair value of long-term debt assumed in acquisition	2,594	—	2,804	—
Merger costs	1,111	—	1,641	—
Rate case filing expenses & other	12,893	496	9,174	913

	$165,063	$11,592	$130,953	$11,751

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
Postretirement benefits include pension and other postretirement benefits. The pension costs include deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required. In addition, a regulatory asset has been recorded for the costs that would otherwise be charged to common stockholders’ equity in accordance with SFAS No. 158, for the underfunded status of our pension and other postretirement benefit plans. See the Pension Plans and Other Postretirement Benefits footnote to the consolidated financial statements for the effect on regulatory assets of the adoption of SFAS No. 158. The regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company’s rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.
The regulatory asset for the Texas rate filing of 2004 results from a multi-year plan to increase annual revenues in phases, and to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period. These costs will be amortized over a period of time, expected to approximate four years, as determined by the final rate order.
The regulatory asset associated with the Competitive Transition Charge (“CTC”) payment represents the full payoff in 2001, net of amortization, of the allocable share of a CTC as negotiated by Aqua Pennsylvania, Inc. from an electric distribution company. The Pennsylvania Electricity Generation Customer Choice and Competition Act permitted electric distribution utilities to recover their stranded costs from its customers in the form of a CTC. Rate recovery of the $11,465 CTC payment began in 2000 and is expected to conclude in 2010.
Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process. Water tank painting costs are generally being amortized over a period ranging from 5 to 17 years.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
As a requirement of purchase accounting, the Company recorded a fair value adjustment for fixed-rate, long-term debt assumed in acquisitions. The regulatory asset results from the rate setting process continuing to recognize the historical interest cost of the assumed debt.
The regulatory asset related to the recovery of merger costs represents the portion of the Consumers Water Company merger costs that will be recovered in rates as a result of a rate settlement in 2000 and is being amortized over the ten-year recovery period.
The regulatory asset related to rate case filing expenses represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to five years. Other represents costs incurred by the Company for which it has received or expects to receive rate recovery.
The regulatory asset related to the costs incurred for information technology software projects and water main cleaning and relining projects are described in the Summary of Significant Accounting Policies — Property Plant and Equipment and Depreciation.
Income Taxes
The provision for income taxes consists of:

	Years Ended December 31,
	2006	2005	2004
Current:
Federal	$39,956	$24,417	$2,042
State	9,502	6,586	7,553

	49,458	31,003	9,595

Deferred:
Federal	9,531	22,294	41,414
State	1,257	3,616	1,115

	10,788	25,910	42,529

Total tax expense	$60,246	$56,913	$52,124

The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5.00% to 9.99% for all years presented. The Company’s Federal income tax returns for all years through 2002 have been closed.
The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

	Years Ended December 31,
	2006	2005	2004
Computed Federal tax expense at statutory rate	$53,287	$51,824	$46,245
Increase in tax expense for depreciation expense to be recovered in future rates	716	806	1,376
Domestic Production Credit	(602)	(656)	—
Stock-based compensation	715	—	—
Deduction for Aqua America common dividends paid under employee benefit plan	(307)	(321)	(245)
Amortization of deferred investment tax credits	(274)	(359)	(285)
Prior year rate reductions	(154)	(437)	(538)
State income taxes, net of federal tax benefit	6,999	6,631	5,634
Other, net	(134)	(575)	(63)

Actual income tax expense	$60,246	$56,913	$52,124

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Customers’ advances for construction	$17,786	$17,549
Costs expensed for book not deducted for tax, principally accrued expenses	2,787	1,803
Utility plant acquisition adjustment basis differences	18,673	29,429
Postretirement benefits	12,530	1,660
Other	295	—

Total gross deferred tax assets	52,071	50,441

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	278,917	267,835
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	26,276	25,796
Tax effect of regulatory asset for postretirement benefits	12,530	—
Deferred investment tax credit	5,801	6,066
Other	1,746	1,090

Total gross deferred tax liabilities	325,270	300,787

Net deferred tax liability	$273,199	$250,346

In June 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We adopted FIN 48 as required on January 1, 2007 and it did not have a material effect on our results of operations or financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Taxes Other than Income Taxes
The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2006	2005	2004
Property	$14,953	$13,247	$10,919
Capital Stock	3,675	3,706	3,402
Gross receipts, excise and franchise	6,750	6,483	5,778
Payroll	5,701	5,648	5,134
Other	2,264	2,612	2,363

Total taxes other than income	$33,343	$31,696	$27,596

Commitments and Contingencies
Commitments—The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2011 are expected to approximate $10,092 and $59,091 thereafter. The Company purchased approximately $10,497, $10,603 and $8,724 of water under these agreements during the years ended December 31, 2006, 2005 and 2004, respectively.
The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are: $3,450 in 2007, $3,100 in 2008, $1,587 in 2009, $547 in 2010, $147 in 2011 and $132 thereafter. The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2010 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, approximately $554 of annual lease payments for land are due, and $17,004 thereafter. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of $366 in 2007, $366 in 2008, $366 in 2009, $366 in 2010, $366 in 2011 and $5,553 thereafter.
Rent expense was $4,478, $3,390 and $3,267 for the years ended December 31, 2006, 2005 and 2004, respectively.
Contingencies—The Company is routinely involved in condemnation proceedings and legal matters during the ordinary course of business. See Water and Wastewater Rates footnote for a discussion of the rate proceeding process involving our subsidiaries in Texas. Although the results of legal proceedings cannot be predicted with certainty, there are no other pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its properties is the subject that are material or are expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Long-term Debt and Loans Payable
The Consolidated Statements of Capitalization provide a summary of long-term debt as of December 31, 2006 and 2005. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2006, approximately $326,000 of Aqua Pennsylvania’s retained earnings of approximately $346,000 and $76,000 of the retained earnings of $85,000 of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Sinking fund payments are required by the terms of certain issues of long-term debt. The future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2007	2008	2009	2010	2011	Thereafter
0.00% to 2.49%	$1,514	$1,614	$1,657	$1,689	$1,714	$17,552
2.50% to 2.99%	1,533	1,604	1,649	1,682	1,729	17,075
3.00% to 3.49%	12,248	258	276	287	299	3,852
3.50% to 3.99%	685	695	706	717	328	2,942
4.00% to 4.99%	50	50	55	27,055	55	138,380
5.00% to 5.49%	—	—	—	—	—	292,496
5.50% to 5.99%	—	—	—	—	—	169,000
6.00% to 6.49%	644	10,172	—	—	15,000	69,360
6.50% to 6.99%	10,000	—	—	—	—	12,000
7.00% to 7.49%	2,540	2,585	634	687	744	6,098
7.50% to 7.99%	210	227	245	264	286	23,546
8.00% to 8.49%	152	167	184	202	222	25,361
8.50% to 8.99%	—	—	—	—	—	9,000
9.00% to 9.49%	584	594	604	20,615	5,627	18,077
9.50% to 9.99%	995	5,995	994	994	994	28,766
10.00% to 10.50%	—	—	—	—	—	6,000

Total	$31,155	$23,961	$7,004	$54,192	$26,998	$839,505

In March 2006, Aqua Pennsylvania issued $40,000 of unsecured notes at 5.95% of which $10,000 are due in 2023, 2024, 2033 and 2034. In September 2006, Aqua Pennsylvania issued $20,000 of unsecured notes at 5.64% with amounts due in 2014, 2016, 2020 and 2021. Proceeds from the sales of these notes were used to repay short-term borrowings. In December 2006, the Company issued $30,000 of unsecured notes with an interest rate of 5.54% of which $10,000 are due in 2013, 2017 and 2018. The proceeds of this financing were used to fund acquisitions. At various times during 2006, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds in aggregate of $14,728 at a weighted average interest rate of 3.64% due at various times ranging from 2016 to 2036. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries.
In February 2005, the Company issued $30,000 of unsecured notes of which $18,000 are due in 2015 with an interest rate of 5.01% and $12,000 are due in 2020 with an interest rate of 5.20%. The proceeds of this financing were used to refinance existing short-term debt. In May 2005, Aqua Pennsylvania issued $72,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $22,000 at 4.87% due 2036, $25,000 at 4.88% due 2037 and $25,000 at 4.89% due 2038. Of the $72,000 in proceeds, $22,000 was used to retire previously issued tax-exempt bonds in August 2005 and the balance of proceeds are restricted to funding the costs of certain capital projects during the period 2005 through 2007. In December 2005, Aqua Pennsylvania issued $25,000 of tax-exempt bonds at 4.82% due 2035, which were secured by a supplement to its first mortgage indenture. The proceeds are restricted to funding certain capital projects during the period 2006 through 2008. At various times during 2005, Aqua Pennsylvania and other operating subsidiaries issued other notes payable, first mortgage bonds and tax-exempt bonds aggregating $24,677 at a weighted-average interest rate of 4.10% due at various times ranging from 2019 to 2035. The proceeds from these issuances were used to reduce a portion of the balance of short-term debt at each of the respective operating subsidiaries and to redeem $10,260 of first mortgage bonds of an operating subsidiary with an interest rate of 5.60%. As of December 31, 2006, the Trustees for ten issues held $11,490 pending construction of the projects to be financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity. The weighted average cost of long-term debt at December 31, 2006 and 2005 was 5.72% and 5.74%, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Aqua Pennsylvania has a $70,000 364-day revolving credit facility with four banks and the Company has a $20,000 364-day bank revolving credit facility. Funds borrowed under these agreements are classified as loans payable and are used to provide working capital. As of December 31, 2006 and 2005, funds borrowed under the Aqua Pennsylvania revolving credit agreements were $3,000 and $65,000, respectively, and $20,000 and $17,000 were borrowed under the Company’s revolving credit agreement, respectively. Interest under these facilities is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict short-term borrowings of Aqua Pennsylvania and the Company. A commitment fee of 1/10 of 1% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under these facilities was 5.4% and 3.8%, and the average borrowing was $66,283 and $63,355, during 2006 and 2005, respectively. The maximum amount outstanding at the end of any one month was $85,000 in both 2006 and 2005.
At December 31, 2006 and 2005, the Company had combined short-term lines of credit of $148,000 and $127,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2006 and 2005, funds borrowed under the short-term lines of credit were $96,150 and $56,505, respectively. The average borrowing under the lines was $77,528 and $35,610 during 2006 and 2005, respectively. The maximum amount outstanding at the end of any one month was $96,150 in 2006 and $56,505 in 2005. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2006 and 2005 was 5.5% and 3.9%, respectively.
Interest income of $3,241, $3,040 and $1,762 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004, respectively. The total interest cost was $61,673, $55,102 and $50,441 in 2006, 2005 and 2004, including amounts capitalized of $3,941, $2,447 and $2,304, respectively.
Fair Value of Financial Instruments
The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2006	2005
Carrying amount	$982,815	$903,083
Estimated fair value	986,487	950,479
The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company’s customers’ advances for construction and related tax deposits have a carrying value of $76,820 and $74,828 at December 31, 2006 and 2005, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2021 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.
Stockholders’ Equity
At December 31, 2006, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2006, 2005 and 2004 were 132,325,579, 128,970,181 and 127,179,777, respectively. Treasury shares held at December 31, 2006, 2005 and 2004 were 691,746, 688,625 and 686,747, respectively. At December 31, 2006, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.
In December 2005, the Company filed a universal shelf registration with the Securities and Exchange Commission to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In August 2006, the Company entered into a forward equity sale agreement for 3,525,000 shares of common stock with a third-party (the “forward purchaser”). In connection with the forward equity sale agreement, the forward purchaser borrowed an equal number of shares of the Company’s common stock from stock lenders and sold the borrowed shares to the public. The Company will not receive any proceeds from the sale of its common stock by the forward purchaser until settlement of the forward equity sale agreement. The actual proceeds to be received by the Company will vary depending upon the settlement date, the number of shares designated for settlement on that settlement date and the method of settlement. Aqua America intends to use any proceeds received upon settlement of the forward equity sale agreement to fund the Company’s future capital expenditure program and acquisitions, and for working capital and other general corporate purposes. The forward equity sale agreement is accounted for as an equity instrument and was recorded at a fair value of $0 at inception. It will not be adjusted so long as the Company continues to meet the accounting requirements for equity instruments.
The Company may elect to settle the forward equity sale agreement by means of a physical share settlement, net cash settlement, or net share settlement, on a settlement date or dates, no later than August 1, 2008. The forward equity sale agreement provides that the forward sale price will be computed based upon the initial forward sale price of $21.857 per share. Under limited circumstances or certain unanticipated events, the forward purchaser also has the ability to require the Company to physically settle the forward equity sale agreement in shares prior to the maturity date. The maximum number of shares that could be required to be issued by the Company to settle the forward equity sale agreement is 3,525,000 shares. As of December 31, 2006, a net cash settlement under the forward equity sale agreement would have resulted in a payment by the Company to the forward purchaser of $2,845 or a net share settlement would have resulted in the issuance of 124,876 shares by the Company to the forward purchaser. For each increase or decrease of one dollar in the average market price of Aqua America common stock above or below the forward sale price on December 31, 2006, the cash settlement option from the Company’s perspective would decrease or increase by $3,525 and the net share settlement option would decrease by 161,846 shares or increase by 148,234 shares, respectively.
During the last three years, the Company completed the following offerings of equity:
•	In June 2006, the Company sold 1,750,000 shares of common stock in a public offering for proceeds of $37,400, net of expenses. In August 2006, the Company sold 500,000 shares of common stock in a public offering for proceeds of $10,700, net of expenses. The net proceeds from these offerings were used to fund the Company’s capital expenditure program and acquisitions, and for working capital and other general corporate purposes.

•	In November 2004, the Company issued 2,606,667 shares of common stock in a public offering for proceeds of $42,600, net of expenses. The net proceeds were used to repay a portion of the Company’s short-term debt. The indebtedness was incurred by Aqua America in connection with acquisitions.
In addition, the Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2005, 24,684 shares of common stock totaling $675 were issued by the Company to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2006 is 2,194,262 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.
The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2006, 2005 and 2004, under the dividend reinvestment portion of the Plan, 405,107, 401,503 and 512,609 original issue shares of common stock were sold providing the Company with proceeds of $9,341, $8,516 and $7,808, respectively.
The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2006, 548,278 shares remain available for repurchase.
The Company reports comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” Accordingly, the Company’s accumulated other comprehensive income is reported in the Common Stockholders’ Equity section of the Consolidated Balance Sheets, the Consolidated Statements of Common Stockholders’ Equity and the related other comprehensive income is reported in the Consolidated Statements of Income and Comprehensive Income. The Company reports its unrealized gains on investments as other comprehensive income and accumulated other comprehensive income. Prior to the fourth quarter of 2006, a portion of the Company’s minimum pension liability had been charged to accumulated other comprehensive income or loss. During the fourth quarter of 2006, the Company recorded a regulatory asset for its minimum pension liability as it anticipates recovery of its future pension expense through customer rates. Concurrent with this adjustment, the minimum pension liability was adjusted through other comprehensive income and removed from accumulated other comprehensive income.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Net Income per Common Share and Equity per Common Share
Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share is based on the weighted average number of common shares outstanding and potentially dilutive shares. The dilutive effect of employee stock options and shares issuable under the forward equity sale agreement (from the date the company entered into the forward equity sale agreement to the settlement date) is included in the computation of diluted net income per share. The dilutive effect of stock options and shares issuable under the forward equity sale agreement is calculated using the treasury stock method and expected proceeds upon exercise of the stock options and settlement of the forward equity sale agreement. The following table summarizes the shares, in thousands, used in computing basic and diluted net income per share:

	Years ended December 31,
	2006	2005	2004
Average common shares outstanding during the period for basic computation	130,725	127,364	124,329
Effect of dilutive securities:
Employee stock options	978	1,842	1,381
Forward equity shares	71	—	—

Average common shares outstanding during the period for diluted computation	131,774	129,206	125,710

For the years ended December 31, 2006 and 2004, employee stock options outstanding to purchase 581,850 and 759,867 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the options’ exercise prices were greater than the average market price of the Company’s common stock. For the year ended December 31, 2005, there were no outstanding employee stock options excluded from the calculation of diluted net income per share as the average market price of the Company’s common stock was greater than the options’ exercise price.
Equity per common share was $6.96 and $6.30 at December 31, 2006 and 2005, respectively. These amounts were computed by dividing common stockholders’ equity by the number of shares of common stock outstanding at the end of each year.
Shareholder Rights Plan
The Company has a Shareholder Rights Plan designed to protect the Company’s shareholders in the event of an unsolicited unfair offer to acquire the Company. Each outstanding common share is entitled to one Right which is evidenced by the common share certificate. In the event that any person acquires 20% or more of the outstanding common shares or commences a tender or exchange offer which, if consummated, would result in a person or corporation owning at least 20% of the outstanding common shares of the Company, the Rights will begin to trade independently from the common shares and, if certain circumstances occur, including the acquisition by a person of 20% or more of the outstanding common shares, each Right would then entitle its holder to purchase a number of common shares of the Company at a substantial discount. If the Company is involved in a merger or other business combination at any time after the Rights become exercisable, the Rights will entitle the holder to acquire a certain number of shares of common stock of the acquiring company at a substantial discount. The Rights are redeemable by the Company at a redemption price of $.01 per Right at any time before the Rights become exercisable. The Rights will expire on March 1, 2008, unless previously redeemed.
Employee Stock and Incentive Plan
Under the 2004 Equity Compensation Plan (the “2004 Plan”), as approved by the shareholders to replace the 1994 Equity Compensation Plan (the “1994 Plan”), qualified and non-qualified stock options may be granted to officers, key employees and consultants at prices equal to the market price of the stock on the day of the grant. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors. The 2004 Plan authorizes 4,900,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2004 Plan may be issued as restricted stock and the maximum number of shares that may be subject to grants under the plans to any one individual in any one year is 200,000. Awards under the 2004 Plan are made by a committee of the Board of Directors. At December 31, 2006, 3,521,136 options underlying stock option and restricted stock awards were still available for grant under the 2004 Plan, although under the terms of the 2004 Plan, terminated, expired or forfeited grants under the 1994 Plan and shares withheld to satisfy tax withholding requirements under the 1994 Plan may be re-issued under the plan.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Stock Options—Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” which revised SFAS No. 123, “Accounting for Stock-based Compensation,” and superseded APB No. 25, “Accounting for Stock Issued to Employees.” Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25. Accordingly, no compensation expense related to granting of stock options had been recognized in the financial statements prior to adoption of SFAS No. 123R for stock options that were granted, as the grant price equaled the market price on the date of grant.
The Company adopted this standard using the modified prospective method, and accordingly the financial statement amounts for the prior periods presented in this report have not been restated to reflect the fair value method of expensing share-based compensation. Under this transition method, compensation cost recognized in the year ended December 31, 2006 includes compensation cost for all share-based payments granted prior to, but not vested as of January 1, 2006, and share-based payments granted after January 1, 2006. For the year ended December 31, 2006, the impact of the adoption of SFAS No. 123R as compared to if the Company had continued to account for share-based compensation under APB Opinion No. 25: increased operations and maintenance expense by $2,894, increased capitalized compensation costs within property, plant and equipment by $631, lowered income tax expense by $326, lowered net income by $2,568, lowered diluted net income per share by $0.019, and lowered basic net income per share by $0.02. SFAS 123R requires the Company to estimate forfeitures in calculating the compensation expense instead of recognizing these forfeitures and the resulting reduction in compensation expense as they occur. As of January 1, 2006, the cumulative after-tax effect of this change in accounting for forfeitures, if this adjustment was recorded, would have been to reduce stock-based compensation by $12. The estimate of forfeitures will be adjusted over the vesting period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. The adoption of this standard had no impact on net cash flows and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceeded the associated compensation cost as determined under SFAS 123R. As of the date of adoption, the Company has calculated its pool of windfall tax benefits in accordance with the method outlined in SFAS 123R.
Options under the plans were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The fair value of each option is amortized into compensation expense on a straight-line basis over their respective 36 month vesting period, net of estimated forfeitures. The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model. The per share weighted-average fair value at the date of grant for stock options granted during the years ended December 31, 2006, 2005 and 2004 was $7.82, $4.54 and $4.07 per option, respectively. The application of this valuation model relies on the following assumptions that are judgmental and sensitive in the determination of the compensation expense for the periods reported:

	2006	2005	2004
Expected term (years)	5.2	5.2	4.5
Risk-free interest rate	4.7%	4.0%	4.0%
Expected volatility	25.8%	27.8%	29.9%
Dividend yield	1.76%	2.40%	2.23%
Historical information was the principal basis for the selection of the expected term and dividend yield. The expected volatility is based on a weighted-average combination of historical and implied volatilities over a time period that approximates the expected term of the option. The risk-free interest rate was selected based upon the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The following table summarizes stock option transactions for the year ended December 31, 2006:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Life (years)	Value
Options:
Outstanding, beginning of year	3,492,363	$13.70
Granted	611,950	29.46
Forfeited	(46,684)	22.84
Expired	(26,639)	22.04
Exercised	(666,212)	11.95

Outstanding, end of year	3,364,778	$16.72	6.6	$24,268

Exercisable, end of year	2,044,825	$12.76	5.4	$20,486

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2006	2005	2004
Intrinsic value of options exercised	$9,779	$18,473	$4,180
Fair value of options vested	3,794	3,532	3,079
The following table summarizes information about the options outstanding and options exercisable as of December 31, 2006:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
	Shares	Life (years)	Price	Shares	Price
Range of prices:
$5.81 - 9.99	382,949	2.3	$7.60	382,949	$7.60
$10.00 - 12.99	997,750	5.4	12.21	997,750	12.21
$13.00 - 15.99	90,779	6.4	13.76	90,779	13.76
$16.00 - 16.99	576,865	7.3	16.15	347,925	16.15
$17.00 - 18.33	734,585	8.2	18.33	225,422	18.33
$29.00 - 29.99	581,850	9.3	29.46	—	—

	3,364,778	6.6	$16.72	2,044,825	$12.76

As of December 31, 2006, there was $4,732 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted-average period of 1.1 years.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Restricted Stock—Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. Restricted stock awards result in compensation expense which is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The adoption of SFAS No. 123R had no impact on the Company’s recognition of stock-based compensation expense associated with restricted stock awards. The Company expects forfeitures of restricted stock to be de minimus. There were no forfeitures prior to the adoption of SFAS 123R for the grants that were under restriction as of January 1, 2006. During the years ended December 31, 2006, 2005 and 2004, the company recorded stock-based compensation related to restricted stock awards as operations and maintenance expense in the amounts of $710, $495 and $439, respectively. The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2006:

	Number	Weighted
	of	Average
	Shares	Fair Value
Nonvested shares at beginning of period	43,998	$17.70
Granted	42,200	28.39
Vested	(24,310)	19.11
Forfeited	(5,000)	29.46

Nonvested shares at end of period	56,888	$23.98

The following table summarizes the value of restricted stock awards at the date the restriction lapsed:

	Years ended December 31,
	2006	2005	2004
Intrinsic value of restricted stock awards vested	$660	$614	$449
Fair value of restricted stock awards vested	465	500	360
As of December 31, 2006, $890 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted-average period of 1.0 year. The aggregate intrinsic value of restricted stock as of December 31, 2006 was $1,296. The aggregate intrinsic value of restricted stock is based on the number of shares of restricted stock and the market value of the Company’s common stock as of the period end date.
Pension Plans and Other Postretirement Benefits
The Company maintains a qualified, defined benefit pension plan that covers a majority of its full-time employees who were hired prior to April 1, 2003. Retirement benefits under the plan are generally based on the employee’s total years of service and compensation during the last five years of employment. The Company’s policy is to fund the plan annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for certain current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow. Employees hired after April 1, 2003 may participate in a defined contribution plan that provides a Company matching contribution on amounts contributed by participants and an annual profit-sharing contribution based upon a percentage of the eligible participants’ compensation.
In addition to providing pension benefits, the Company offers certain Postretirement Benefits other than Pensions (“PBOPs”) to employees hired before April 1, 2003 and retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits for eligible retirees and life insurance benefits for certain eligible retirees. The Company funds its gross PBOP cost through various trust accounts. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” on December 31, 2006. As a result of adopting SFAS No. 158, the Company recorded the underfunded status of its pension and other postretirement benefit plans on the balance sheet and recorded a regulatory asset for these costs that would otherwise be charged to common stockholders’ equity, as we anticipate recoverability of the costs through customer rates. As a result of adopting SFAS No. 158, the additional minimum liability associated with the Company’s defined benefit pension plan was eliminated as it is no longer required to be recorded under SFAS No. 158. Prior to the adoption of SFAS No. 158 on December 31, 2006, the Company’s additional minimum liability was $3,498. The additional minimum liability was a result of the accumulated benefit obligation exceeding the fair value of plan assets. The decrease in the additional minimum liability from December 31, 2005 of $10,909 to December 31, 2006 of $3,498, prior to adoption of SFAS No. 158, resulted from the effect of an increased discount rate and an increase in pension plan assets during 2006 due to positive equity market performance and pension contributions. In accordance with SFAS No. 158, the Company’s 2005 accounting and related disclosures were not affected by the adoption of the new accounting standard. The adoption of this standard had no impact on the Company’s results of operations or cash flow. The table below summarizes the incremental effects of SFAS No. 158 adoption on the individual line items on the Company’s Consolidated Balance Sheet at December 31, 2006:

	Pre - SFAS		Post - SFAS
	No. 158	SFAS No. 158	No. 158
	Adoption	Adjustment	Adoption
Assets:
Regulatory assets	$4,167	$32,302	$36,469
Deferred charges and other assets, net	1,997	(1,997)	—

	$6,164	$30,305	$36,469

Liabilities:
Other accrued liabilities	$10,391	$(10,260)	$131
Other liabilities	18,718	40,565	59,283

	$29,109	$30,305	$59,414

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

		Other
	Pension	Postretirement
	Benefits	Benefits
Years:
2007	$7,017	$964
2008	7,363	1,024
2009	7,794	1,105
2010	8,259	1,210
2011	8,848	1,293
2012 - 2016	56,262	8,186

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Change in benefit obligation:
Benefit obligation at January 1,	$179,741	$171,076	$29,161	$32,804
Service cost	4,784	4,847	1,002	1,223
Interest cost	10,094	9,805	1,581	1,882
Plan amendments	406	—	—	(7,047)
Actuarial (gain) loss	(10,469)	420	(2,941)	1,317
Plan participants’ contributions		—	249	584
Benefits paid	(6,272)	(6,407)	(842)	(1,602)

Benefit obligation at December 31,	178,284	179,741	28,210	29,161

Change in plan assets:
Fair value of plan assets at January 1,	117,671	115,292	18,942	16,606
Actual return on plan assets	8,757	7,790	933	675
Employer contributions	6,521	996	1,367	2,678
Benefits paid	(6,483)	(6,407)	(628)	(1,017)

Fair value of plan assets at December 31,	126,466	117,671	20,614	18,942

Funded status of plan:
Funded status at December 31,	51,818	62,070	7,596	10,219
Unrecognized actuarial loss	—	(42,092)	—	(8,537)
Unrecognized prior service cost	—	(1,687)	—	7,517
Unrecognized net transition obligation	—	809	—	(5,624)

Net amount recognized	$51,818	$19,100	$7,596	$3,575

Company’s pension plans had an accumulated benefit obligation of $150,999 and $148,629 at December 31, 2006 and 2005, respectively. The following table provides the net liability recognized on the Consolidated Balance Sheets at December 31:

			Other
	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Current liability	$(131)	$—	$—	$—
Noncurrent liability	(51,687)	—	(7,596)	—
Prepaid benefits cost	—	—	—	555
Accrued benefit cost	—	(19,100)	—	(4,130)
Additional minimum liability	—	(12,726)	—	—
Intangible assets	—	1,817	—	—
Regulatory asset	—	6,167	—	—
Accumulated other comprehensive loss	—	4,742	—	—

Net liability recognized	$(51,818)	$(19,100)	$(7,596)	$(3,575)

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
At December 31, 2006 and 2005, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2006	2005
Projected benefit obligation	$178,284	$179,741
Fair value of plan assets	126,466	117,671

	Accumulated Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2006	2005
Accumulated benefit obligation	$150,999	$148,629
Fair value of plan assets	126,466	117,671
The following table provides the components of net periodic benefit costs for the years ended December 31,:

				Other
	Pension Benefits			Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Service cost	$4,783	$4,847	$4,312	$1,003	$1,223	$1,112
Interest cost	10,094	9,805	9,512	1,582	1,882	1,825
Expected return on plan assets	(9,397)	(9,536)	(9,169)	(1,299)	(1,261)	(1,086)
Amortization of transition obligation (asset)	(209)	(209)	(209)	104	803	803
Amortization of prior service cost	216	403	419	(281)	(57)	(57)
Amortization of actuarial (gain) loss	1,756	1,606	1,009	300	219	125
Amortization of regulatory asset	—	—	—	152	136	144
Capitalized costs & other	(1,826)	(1,847)	(1,021)	(757)	(739)	(629)

Net periodic benefit cost	$5,417	$5,069	$4,853	$804	$2,206	$2,237

Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by the Company’s employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from the Company’s actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that the Company recognizes.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The significant assumptions related to the Company’s pension and other postretirement benefit plans are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2006	2005	2006	2005
Weighted-average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	5.90%	5.65%	5.90%	5.65%
Rate of compensation increase	4.0-5.0%	4.0-5.0%	4.0%	4.0%
Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	9%	10%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5%	5%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2011	2011
Weighted-average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	5.65%	5.75%	5.65%	5.75%
Expected return on plan assets	8.0%	8.5%	5.33-8.0%	6.0-9.0%
Rate of compensation increase	4.0-5.0%	4.0-5.0%	4.0%	4.0%
Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	10%	10%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5%	5%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2011	2010
n/a — Assumption is not applicable to pension benefits.
Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the expected health-care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease
Effect on the health-care component of the accrued other postretirement benefit obligation	$1,516	$(1,483)

Effect on total service and interest cost components of net periodic postretirement health-care benefit cost	$150	$(150)

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company’s discount rate assumption was determined using a yield curve that was produced from a universe containing over 500 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if the Company used spot rates, for various time periods, to discount the projected pension benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2006 pension expense by $660 and the pension liabilities by $6,500.
The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2006 pension expense by $300. For 2006, the Company used an 8.0% expected return on assets assumption which will remain unchanged for 2007. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Lehman Brothers Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.
The Company’s pension plan asset allocation and the target allocation by asset category are as follows:

	2007	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2006	2005
Asset Category:
Equity securities	50 to 75%	63%	60%
Debt securities	25 to 50%	28%	24%
Cash	0%	7%	16%
Other	0%	2%	0%

Total	100%	100%	100%

Equity securities include Aqua America, Inc. common stock in the amounts of $9,460 or 7.5% of total plan assets and $11,121 or 9.5% of total plan assets as of December 31, 2006 and 2005, respectively.
The asset allocation for the Company’s other postretirement benefit plans and the target allocation by asset category are as follows:

	2007	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2006	2005
Asset Category:
Cash	65%	66%	67%
Equity securities	35%	34%	33%

Total	100%	100%	100%

Minimum funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2007 our pension contribution is expected to be $7,300. The Pension Protection Act of 2006 was signed into law in August 2006. The Company is currently evaluating this legislation and the effect it will have on its future pension contributions and does not expect its estimate for the 2007 funding amount to change. The Company’s funding of its PBOP cost during 2007 is expected to approximate $2,960.
The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to certain limitations. The Company’s matching contribution, recorded as compensation expense, was $1,289, $1,236 and $1,160 for the years ended December 31, 2006, 2005 and 2004, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Water and Wastewater Rates
On June 22, 2006, the Pennsylvania Public Utility Commission (“PAPUC”) granted the Company’s operating subsidiary in Pennsylvania a $24,900 base water rate increase, on an annualized basis. The rates in effect at the time of the filing included $12,397 in Distribution System Improvement Charges (“DSIC”) or 5.0% above the prior base rates. Consequently, the total base rates increased by $37,297 and the DSIC was reset to zero. On August 5, 2004, the PAPUC granted Aqua Pennsylvania, Inc. a $13,800 base rate increase. The rates in effect at the time of the filing included $11,200 in Distribution System Improvement Charges (“DSIC”) or 5.0% above the prior base rates. Consequently, the total base rates increased by $25,000 and the DSIC was reset to zero.
In May 2004, the Company’s operating subsidiary in Texas filed an application with the Texas Commission on Environmental Quality (“TCEQ”) to increase rates, on an annualized basis, by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximates the requested amount during the first years that the new rates are in effect. The application is currently pending before the TCEQ and several parties have joined the proceeding to challenge the rate request. The Company commenced billing for the requested rates and implemented the deferral plan in August 2004, in accordance with authorization from the TCEQ in July 2004. The additional revenue billed and collected prior to the final ruling is subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by the Company reflect an estimate of the final outcome of the ruling. In the event the Company’s request is denied completely or in part, the Company could be required to refund some or all of the revenues billed to date, and write-off some or all of the regulatory asset for the expense deferral. In December 2006, the TCEQ held hearings and issued a rate schedule that provided further clarification and an indication of the expected outcome of the rate proceeding. Based on the Company’s review of the present circumstances and as a result of the December 2006 hearings, the Company has revised its estimates of the final outcome of the TCEQ proceeding. During the fourth quarter of 2006, the revenue reserve was adjusted and additional revenues were recognized of $1,487 and the regulatory asset was increased resulting in lower expenses recognized of $1,199. As of December 31, 2006, we have deferred $12,382 of operating costs and $2,804 of rate case expenses and recognized $14,859 of revenue that is subject to refund based on the outcome of the final commission order.
The Company’s other operating subsidiaries were allowed annual rate increases of $7,366 in 2006, $5,142 in 2005 and $6,673 in 2004, represented by thirty-two, twenty-three and fourteen rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $3,580, $3,144 and $3,995 in 2006, 2005 and 2004, respectively.
Six states in which the Company operates permit water utilities, and in two states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2006, 2005 and 2004 of $7,873, $10,186 and $7,817, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Segment Information
The Company has identified fourteen operating segments and one reportable segment. Prior to the acquisition in 2006 of companies that provide on-site septic tank pumping and sludge hauling services, the Company’s non-regulated operations were limited in scope and impact on its financial results and assets, and as a result the Company previously operated them as part of its regulated operating segments. The Company made this determination based on an evaluation of its operating segments during the fourth quarter of 2006.
The Regulated segment, the Company’s single reportable segment, is comprised of thirteen operating segments representing our water and wastewater regulated utility companies which are organized by the states where we provide water and wastewater services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment.
One segment is included within the other category below. This segment is not quantitatively significant and is comprised of the Company’s businesses that provide on-site septic tank pumping, sludge hauling services and other water and wastewater services. In addition to this segment, other is comprised of other business activities not included in the reportable segment, including corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense for certain of the Company’s regulated utility companies that do not have their own credit facilities.
The following table presents information about the Company’s reportable segment:

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2006			December 31, 2005
	Regulated	Other	Consolidated	Regulated	Other	Consolidated
Operating revenues	$526,293	$7,198	$533,491	$493,456	$3,323	$496,779
Operations and maintenance expense	216,919	2,641	219,560	202,662	426	203,088
Depreciation	73,380	(2,485)	70,895	63,756	(3,009)	60,747
Operating income	199,224	6,323	205,547	191,419	5,088	196,507
Interest expense, net of AFUDC	43,348	11,143	54,491	41,857	7,758	49,615
Income tax	62,134	(1,888)	60,246	58,647	(1,734)	56,913
Net income	94,941	(2,937)	92,004	92,092	(936)	91,156
Capital expenditures	271,777	(71)	271,706	236,637	825	237,462
Total assets	2,819,385	58,518	2,877,903	2,699,941	(64,895)	2,635,046
Goodwill	18,537	4,043	22,580	20,078	102	20,180

	As of or For the Year Ended
	December 31, 2004
	Regulated	Other	Consolidated
Operating revenues	$439,972	$2,067	$442,039
Operations and maintenance expense	179,332	(987)	178,345
Depreciation	57,840	(3,276)	54,564
Operating income	171,413	5,821	177,234
Interest expense, net of AFUDC	39,372	7,003	46,375
Income tax	52,816	(692)	52,124
Net income	80,094	(87)	80,007
Capital expenditures	195,299	437	195,736
Total assets	2,400,696	(45,322)	2,355,374
Goodwill	20,122	—	20,122

Selected Quarterly Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(In thousands of dollars, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2006
Operating revenues	$117,949	$131,749	$146,950	$136,843	$533,491
Operations and maintenance expense	51,316	55,433	59,127	53,684	219,560
Operating income	40,622	50,089	59,523	55,313	205,547
Net income	16,564	22,386	27,331	25,723	92,004
Basic net income per common share	0.13	0.17	0.21	0.19	0.70
Diluted net income per common share	0.13	0.17	0.21	0.19	0.70
Dividend paid per common share	0.1069	0.1069	0.1150	0.1150	0.4438
Dividend declared per common share	0.1069	0.1069	0.2300	—	0.4438
Price range of common stock
- high	29.79	27.82	23.93	24.94	29.79
- low	26.50	20.13	21.13	21.54	20.13
2005
Operating revenues	$113,988	$123,100	$136,783	$122,908	$496,779
Operations and maintenance expense	47,309	50,891	52,666	52,222	203,088
Operating income	42,771	48,593	59,091	46,052	196,507
Net income	18,871	22,218	27,917	22,150	91,156
Basic net income per common share	0.15	0.17	0.22	0.17	0.72
Diluted net income per common share	0.15	0.17	0.21	0.17	0.71
Dividend paid per common share	0.0975	0.0975	0.0975	0.1069	0.3994
Dividend declared per common share	0.0975	0.0975	0.2044	—	0.3994
Price range of common stock
- high	19.37	23.24	29.15	29.22	29.22
- low	17.49	18.03	21.61	22.88	17.49
High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividends paid in December 2006 of $0.115 and December 2005 of $0.1069 were declared in September 2006 and August 2005, respectively.

Summary of Selected Financial Data	Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

Years ended December 31,	2006	2005	2004 (a)	2003 (b)	2002
PER COMMON SHARE:
Net income
Basic	$0.70	$0.72	$0.64	$0.60	$0.59
Diluted	0.70	0.71	0.64	0.59	0.58
Cash dividends declared and paid	0.44	0.40	0.37	0.34	0.32
Return on average stockholders’ equity	10.6%	11.7%	11.4%	12.3%	13.9%
Book value at year end	$6.96	$6.30	$5.88	$5.33	$4.35
Market value at year end	22.78	27.30	18.44	16.58	12.36

INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$533,491	$496,779	$442,039	$367,233	$322,028
Depreciation and amortization	75,041	65,488	58,864	51,463	44,322
Interest expense, net (c)	54,491	49,615	46,375	42,535	39,007
Income before income taxes	152,250	148,069	132,131	116,718	109,252
Provision for income taxes	60,246	56,913	52,124	45,923	42,046
Net income available to common stock	92,004	91,156	80,007	70,785	67,154

BALANCE SHEET HIGHLIGHTS:
Total assets	$2,877,903	$2,635,046	$2,355,374	$2,071,252	$1,716,030
Property, plant and equipment, net	2,505,995	2,279,950	2,069,812	1,824,291	1,486,703
Common stockholders’ equity	921,630	811,923	747,231	658,118	492,594
Long-term debt, including current portion	982,815	903,083	834,656	736,052	617,175
Total debt	1,101,965	1,041,588	909,466	832,511	732,288

ADDITIONAL INFORMATION:
Net cash flows from operating activities	$170,726	$199,674	$173,603	$143,373	$121,560
Capital additions	271,706	237,462	195,736	163,320	136,164
Net cash expended for acquisitions of utility systems and other	11,848	11,633	54,300	192,331	8,914
Dividends on common stock	58,023	51,139	45,807	39,917	36,789
Number of utility customers served (d)	927,235	864,894	835,512	749,491	605,474
Number of shareholders of common stock	28,348	27,054	24,082	22,726	21,389
Common shares outstanding (000)	132,326	128,970	127,180	123,452	113,194
Employees (full-time)	1,540	1,489	1,442	1,260	971

(a)	2004 includes a partial year of financial results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.

(b)	2003 includes five months of financial results for the AquaSource operations acquired in July 2003.

(c)	Net of allowance for funds used during construction and interest income.

(d)	2006 includes 44,792 customers associated with the New York Water Service Corporation. The operating results of this acquisition will be reported in our consolidated financial statements beginning January 1, 2007.