Form 10-K, Exhibit 13
period 2007-12-31
AQUA AMERICA INC
filed 2008-02-27
CIK 78128

Exhibit 13.1
SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS
FOR THE YEAR ENDED DECEMBER 31, 2007

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
•	changes in general economic, business and financial market conditions;

•	changes in government regulations and policies, including environmental and public utility regulations and policies;

•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;

•	our ability to file rate cases on a timely basis to minimize regulatory lag;

•	changes in environmental conditions, including those that result in water use restrictions;

•	abnormal weather conditions;

•	changes in, or unanticipated, capital requirements;

•	changes in our credit rating or the market price of our common stock;

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	the extent to which we are able to develop and market new and improved services;

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements or the expansion of our operations;

•	changes in accounting pronouncements; and

•	civil disturbance or terroristic threats or acts.

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
OVERVIEW
The Company
Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be approximately 3.0 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 52% of our operating revenues for 2007 and, as of December 31, 2007, provided water or wastewater services to approximately one-half of the total number of people we serve, is located in the suburban areas north and west of the City of Philadelphia and in 23 other counties in Pennsylvania. Our other subsidiaries provide similar services in 12 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties, and septage hauling services, close to our utility companies’ service territories.
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
Economic Regulation
Most of our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The regulatory commissions also establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems, loans and other financings, and the franchise areas that we serve. The policies of the regulatory commissions often differ from state to state, and may change over time. A small number of our operations are subject to rate regulation by county or city government. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate.
Rate Case Management Capability – We strive to achieve the industry mission by effective planning and efficient use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants and other infrastructure. This capability is important in our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Accordingly, the objective of our rate case management strategy is to provide that the rates of the utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In pursuing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in operating and other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions or local regulatory authorities. In general, as a regulated enterprise, our water and wastewater rates are established to provide recovery of utility operating costs, taxes, interest on debt used to finance facilities and a return on equity used to finance facilities. Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business determines the profitability of the Company.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our water and wastewater operations are comprised of approximately 200 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division. Seven of the states in which we operate permit some form of consolidated rates in varying degrees for the rate divisions in that state, and two states currently permit us to fully consolidate rate filings state-wide. Due to the length of time since the last rate increase for some of our systems and the large amount of capital improvements relative to the number of customers in some smaller systems, the proposed rate increase in some of these systems may be substantial. Also, as a result of the condition of some of the systems acquired and the time needed to make the capital investments required to maintain compliance prior to requesting rates, some divisions have experienced or are experiencing longer periods of regulatory lag. We can provide no assurance that the rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which we initially sought the rate increases. We are currently in active rate proceedings in 9 of our 13 states.
Revenue Surcharges – Six states in which we operate water utilities, and two states in which we operate wastewater utilities, permit us to add a surcharge to water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, certain states permit our subsidiaries to use a surcharge or credit on their bills to reflect certain allowable changes in costs, such as changes in state tax rates, other taxes and purchased water, until such time as these changes in costs are fully incorporated in base rates.
Effects of Inflation – Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. During periods of moderate inflation, as has been experienced in 2007 and 2006, the effects of inflation on our operating results are noticeable and partly responsible for lower than expected earnings growth. Two states allow annual inflationary index filings to help offset the effects of inflation on our operating costs.
Growth-Through-Acquisition Strategy
Part of our strategy to meet the industry challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas, and to explore acquiring non-regulated businesses that are complementary to our regulated water and wastewater operations. To complement our growth strategy, we routinely evaluate the operating performance of our individual utility systems and in instances where limited customer-growth opportunities exist or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable, we will seek to sell the utility system and reinvest the proceeds in other utility systems. Our growth-through-acquisition strategy allows us to operate more efficiently by sharing operating expenses over more utility customers and provides new locations for possible future growth. The ability to successfully execute this strategy and meet the industry challenges is largely due to our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.
During 2007, we completed 26 acquisitions which, along with the organic growth in our existing systems, represent 23,909 new customers. In December 2007, we sold a water utility system representing 1,304 customers under our plan to evaluate and dispose of non-performing utility systems. In addition on January 1, 2007, we completed the acquisition of the capital stock of New York Water Service Corporation for $26,664 in cash, as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,000 of long-term debt. The operating results of New York Water Service Corporation have been included in our consolidated financial statements beginning January 1, 2007. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York and these customers are included in our customer count as of December 31, 2006. The acquisition was funded through the issuance of long-term debt that was issued in 2006.
During 2005 and 2006, we completed six acquisitions of non-regulated companies that provide on-site septic tank pumping, sludge hauling and other wastewater-related services to customers in eastern Pennsylvania, New Jersey, Delaware, New York and Maryland. The operating revenues of these businesses for the years ended December 31, 2007 and 2006 were $10,216 and $5,424, respectively, and are excluded from our Regulated segment. In total during 2006, $7,897 in cash was invested in these non-regulated wastewater and septage acquisitions on which we believe we will earn an appropriate return. Please refer to the section captioned “Acquisitions” for an additional discussion of acquisitions.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
We believe that utility acquisitions will continue to be the primary source of growth for us. With approximately 53,000 community water systems in the U.S., 83% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate, we believe there are approximately 22,000 public water systems of widely varying size, with the majority of the population being served by government-owned water systems.
Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (EPA) most recent survey of publicly-owned wastewater treatment facilities in 2004, there are approximately 16,600 such facilities in the nation serving approximately 75% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 9,800 wastewater facilities in operation or planned in the 13 states where we operate. We also intend to explore opportunities in the non-regulated wastewater and septage businesses when they complement our utility companies.
Because of the fragmented nature of the water and wastewater utility industries, we believe that there are many potential water and wastewater system acquisition candidates throughout the United States. We believe the factors driving the consolidation of these systems are:
•	the benefits of economies of scale;

•	increasingly stringent environmental regulations;

•	the need for substantial capital investment; and

•	the need for technological and managerial expertise.
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
On occasion, drought warnings and water use restrictions are issued by governmental authorities for portions of our service territories in response to extended periods of dry weather conditions regardless of our ability to meet unrestricted customer water demands. The timing and duration of the warnings and restrictions can have an impact on our water revenues and net income. In general, water consumption in the summer months is affected by drought warnings and restrictions to a higher degree because nonessential and recreational use of water is highest during the summer months, particularly in our northern service territories. At other times of the year, warnings and restrictions generally have less of an effect on water consumption.
The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory. During the year ended December 31, 2007, our operating revenues were derived principally from the following states: 52% in Pennsylvania, 8% in Texas, 7% in Ohio, 7% in Illinois, and 6% in North Carolina.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Selected Financial and Operating Statistics
Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2007	2006 (a)	2005	2004 (b)	2003 (c)
Utility customers:
Residential water	797,899	780,828	724,954	702,367	624,355
Commercial water	37,056	36,280	33,975	33,720	33,015
Industrial water	1,322	1,337	1,356	1,365	1,397
Other water	16,683	15,587	15,584	15,700	20,483
Wastewater	97,772	92,791	89,025	82,360	70,241

Total	950,732	926,823	864,894	835,512	749,491

Operating revenues:
Residential water	$360,542	$317,770	$295,473	$264,910	$218,487
Commercial water	85,553	76,076	73,455	65,605	61,343
Industrial water	19,548	18,752	18,364	17,377	17,675
Other water	58,274	51,263	50,827	44,593	40,048
Wastewater	52,891	48,907	42,176	35,931	17,874
Other	12,935	13,525	13,161	11,556	9,821

Regulated segment total	589,743	526,293	493,456	439,972	365,248
Other	12,756	7,198	3,323	2,067	1,985

Consolidated	$602,499	$533,491	$496,779	$442,039	$367,233

Operations and maintenance expense	$253,092	$219,560	$203,088	$178,345	$140,602

Net income available to common stock	$95,014	$92,004	$91,156	$80,007	$70,785

Capital expenditures	$238,140	$271,706	$237,462	$195,736	$163,320

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	42.0%	41.2%	40.9%	40.3%	38.3%
Depreciation and amortization	14.6%	14.1%	13.2%	13.3%	14.0%
Taxes other than income taxes	7.5%	6.2%	6.4%	6.2%	5.9%
Interest expense, net	11.1%	10.9%	10.4%	11.0%	12.2%
Net income available to common stock	15.8%	17.2%	18.3%	18.1%	19.3%

Return on average stockholders’ equity	10.0%	10.6%	11.7%	11.4%	12.3%

Effective tax rates	38.9%	39.6%	38.4%	39.4%	39.3%

(a)	2006 includes 44,792 customers associated with the New York Water Service Corporation acquisition which was completed on January 1, 2007. The operating results of this acquisition have been reported in our consolidated financial statements beginning January 1, 2007.

(b)	Net income available to common stock includes the gain of $1,522 ($2,342 pre-tax) realized on the sale of a water system. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. 2004 includes a partial year of financial results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.

(c)	2003 includes five months of financial results for the AquaSource operations acquired in July 2003.

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
Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness in light of the changing nature of our company. During the past five years, our operating expense ratio has been effected over time due to a number of factors, including the following:
•	Acquisitions – The AquaSource, Heater Utilities, Inc. and Florida Water Services acquisitions (generally referred to as our Aqua South operations) increased our operating expense ratio due to the operating revenues generated by these operations being accompanied by a higher ratio of operations and maintenance expenses as compared to the rest of the pre-existing, more densely-populated and integrated Aqua America operations. The Aqua South operations can be characterized as having relatively higher operating costs to fixed capital costs, in contrast to the rest of the Aqua America operations which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. In addition, we completed several acquisitions of companies that provide on-site septic tank pumping and sludge hauling services during 2006. The cost-structure of these businesses differs from our utility companies in that these businesses have a much higher ratio of operations and maintenance expenses to operating revenues and a lower-degree of capital investment and consequently a lower ratio of fixed capital costs (plant investment requirements are lower) versus operating revenues. As a result, the ratio of operating income compared to operating revenues is not comparable between the businesses. The non-regulated wastewater and septage hauling service business is not a component of our Regulated segment.

•	Regulatory lag – The efficiency ratio is influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates), or decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in water consumption as impacted by adverse weather conditions or conservation trends.

•	New accounting pronouncements – Beginning in 2006, our results reflect the effects of the adoption of SFAS No. 123R, “Share-Based Payment” as we began to record compensation expense for the fair value of stock options granted. The effect of recording compensation expense for stock options increased our operations and maintenance expense by $3,223 in 2007 and $2,894 in 2006. Prior to 2006, no compensation expense related to granting of stock options had been recognized in the financial statements.
We continue to evaluate initiatives to help control operating costs and improve efficiencies.
RESULTS OF OPERATIONS
Our net income has grown at an annual compound rate of approximately 7.2% during the five-year period ended December 31, 2007. During the past five years, operating revenues grew at a compound rate of 13.3% and total expenses, exclusive of income taxes, grew at a compound rate of 16.0%.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Operating Segments
We have identified fourteen operating segments and we have one reportable segment based on the following:
•	Thirteen segments are comprised of our water and wastewater regulated utility operations in the thirteen states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment.

•	One segment is not quantitatively significant to be reportable and is comprised of the businesses that provide on-site septic tank pumping, sludge hauling services, data processing service fees and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.
Unless specifically noted, the following discussion and analysis provides information on our consolidated result of operations. The following table provides the Regulated segment and Consolidated information for the years ended December 31, 2007, 2006 and 2005:

	2007			2006
	Regulated	Other	Consolidated	Regulated	Other	Consolidated
Operating revenues	$589,743	$12,756	$602,499	$526,293	$7,198	$533,491
Operations and maintenance expense	243,755	9,337	253,092	216,919	2,641	219,560
Taxes other than income taxes	44,011	1,369	45,380	32,273	1,070	33,343

Earnings before interest, taxes, depreciation and amortization	$301,977	$2,050	304,027	$277,101	$3,487	280,588

Depreciation and amortization			88,011			75,041

Operating income			216,016			205,547
Interest expense, net of AFUDC			63,968			54,491
Gain on sale of other assets			(3,494)			(1,194)
Provision for income taxes			60,528			60,246

Net income			$95,014			$92,004

	2005
	Regulated	Other	Consolidated
Operating revenues	$493,456	$3,323	$496,779
Operations and maintenance expense	202,662	426	203,088
Taxes other than income taxes	30,820	876	31,696

Earnings before interest, taxes, depreciation and amortization	$259,974	$2,021	261,995

Depreciation and amortization			65,488

Operating income			196,507
Interest expense, net of AFUDC			49,615
Gain on sale of other assets			(1,177)
Provision for income taxes			56,913

Net income			$91,156

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Results
Operating Revenues – The growth in revenues over the past five years is a result of increases in the customer base, water rates and the acquisition of non-regulated operations. The number of customers increased at an annual compound rate of 9.4% in the past five years primarily as a result of acquisitions of water and wastewater systems, including the January 1, 2007 acquisition of New York Water Service Corporation, the mid-year 2004 Heater and Florida Water Services acquisitions, and the AquaSource acquisition completed July 2003. The operating revenues and financial results of New York Water Service Corporation have been included in our consolidated financial statements beginning January 1, 2007. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $28,578 in 2007, $4,715 in 2006 and $12,630 in 2005. Excluding the effect of acquisitions, our customer base increased at a five-year annual compound rate of 1.9%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $25,658 in 2007, $32,000 in 2006 and $26,800 in 2005.
In November 2007, our Pennsylvania operating subsidiary, Aqua Pennsylvania, Inc., filed an application with the Pennsylvania Public Utility Commission (“PAPUC”) requesting a $41,694 or 13.6% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2008. On June 22, 2006, the PAPUC granted our Pennsylvania operating subsidiary a $24,900 base water rate increase, on an annualized basis. The rates in effect at the time of the filing of this rate case included $12,397 in Distribution System Improvement Charges (“DSIC”) or 5% above the prior base rates. Consequently, the total base rates increased by $37,297 and the DSIC was reset to zero.
In December 2006, our operating subsidiary in Florida filed an application with the Florida Public Service Commission (“FPSC”) designed to increase water and wastewater rates by $7,298 on an annual basis. In April 2007, we commenced billing for a portion of the requested rates, in accordance with authorization from the FPSC. On August 28, 2007, we reached a settlement agreement with Florida’s Office of Public Counsel and the Attorney General of the State of Florida. The settlement agreement was approved by the FPSC, and among other stipulations, resulted in us voluntarily withdrawing our application, and agreeing to refund the additional revenue billed that was associated with this rate application. As a result of this agreement, during the third quarter of 2007, we recorded a revenue refund which reduced operating revenues by $571 for the amount of revenue recognized prior to the third quarter of 2007. Additionally the Company wrote-off rate case expenses of $2,385 in 2007.
In 2004, our operating subsidiary in Texas filed an application with the Texas Commission on Environmental Quality (TCEQ) to increase rates, on an annualized basis, by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of our depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximates the requested amount during the first years that the new rates are in effect. The application is currently pending before the TCEQ and several parties have joined the proceeding to challenge our rate request. We commenced billing for the requested rates and implemented the deferral plan in 2004, in accordance with authorization from the TCEQ in 2004. The additional revenue billed and collected prior to the final ruling is subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by us reflect an estimate of the final outcome of the ruling. In the event our request is denied completely or in part, we could be required to refund some or all of the revenue billed to date, and write-off some or all of the regulatory asset for the expense deferral. In December 2006, the TCEQ held hearings and issued a rate schedule that provided further clarification and an indication of the expected outcome of the rate proceeding. As a result of the December 2006 hearings, we revised our estimate of the final outcome of the TCEQ proceeding. During the fourth quarter of 2006, the revenue reserve was adjusted and additional revenues were recognized of $1,487 and the regulatory asset was increased resulting in lower expenses recognized of $1,199. As of December 31, 2007, we have deferred $12,382 of operating costs and $3,343 of rate case expenses; and recognized $25,635 of revenue that is subject to refund depending on the outcome of the final commission order. Based on our review of the present circumstances, no reserve is considered necessary for the revenue recognized to date or for the deferred operating costs and rate case expense.
Our operating subsidiaries located in other states received rate increases representing estimated annualized revenues of $5,596 in 2007 resulting from 23 rate decisions, $7,366 in 2006 resulting from 32 rate decisions, and $5,142 in 2005 resulting from 23 decisions. Revenues from these increases realized in the year of grant were approximately $4,636 in 2007, $3,580 in 2006 and $3,144 in 2005. These operating subsidiaries, including certain Florida operating subsidiaries, currently have filed 15 rate requests which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $22,885 in annual revenues. During 2008, we intend to file 21 additional rate requests proposing an aggregate of approximately $18,750 of increased annual revenues; however we can provide no assurance that the full amount of the requested rate increases will be granted.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $11,507 in 2007, $7,873 in 2006 and $10,186 in 2005.
Our Regulated segment also includes certain non-regulated operating revenues of $12,935 in 2007, $13,525 in 2006 and $13,161 in 2005. These operating revenues are associated with contract operations that are integral to the utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.
In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with non-regulated wastewater, septage, operating and maintenance contracts, and data processing service fees of $12,756 in 2007, $7,198 in 2006 and $3,323 in 2005. The increase in 2007 over 2006 resulted primarily from a full year of operations in 2007 from several septage businesses acquired in 2006. The increase in 2006 over 2005 was primarily due to the acquisition of several septage businesses during 2006. Acquisitions outside our Regulated segment have provided additional operating revenues of approximately $4,765 in 2007, $3,935 in 2006 and $1,082 in 2005.
Operations and Maintenance Expenses – Operations and maintenance expenses totaled $253,092 in 2007, $219,560 in 2006 and $203,088 in 2005. Most elements of operating costs are subject to the effects of inflation, and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price increases. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture. Operations and maintenance expenses increased in 2007 as compared to 2006 by $33,532 or 15.3% primarily due to the additional operating costs associated with acquisitions of $15,400, increased water production costs of $3,068, additional expenses resulting from the preparation and administration of rate filings in Florida of $2,385, additional bad debt expense of $1,731, the receipt in 2006 of $1,500 as an offset to expense relating to a waiver of certain contractual rights without a corresponding amount in the current year, and normal increases in other operating costs, offset partially by the gain on sale of utility system of $1,095. In the consolidated statement of income for 2007, the gain on sale of utility systems is reported as a component of operations and maintenance expense. During certain periods in 2007, we temporarily discontinued collection efforts in some of our divisions in connection with the installation of a new billing system which resulted in increased accounts written off and higher bad debt expense. The additional operating costs associated with acquisitions noted above includes $4,356 associated with the businesses that provide on-site septic tank pumping, sludge hauling services and other non-regulated water and wastewater services which are not a component of the Regulated segment.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Depreciation and Amortization Expenses – Depreciation expense was $83,178 in 2007, $70,895 in 2006 and $60,747 in 2005, and has increased principally as a result of our acquisitions of new utility systems and the significant capital expenditures made to expand and improve our existing utility facilities.
Amortization expense was $4,833 in 2007, $4,146 in 2006 and $4,741 in 2005. The increase in 2007 and the decrease in 2006 is due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.
Taxes Other than Income Taxes – Taxes other than income taxes increased by $12,037 or 36.1% in 2007 as compared to 2006 and $1,647 or 5.2% in 2006 as compared to 2005. The increase in 2007 is due to additional property taxes associated with the acquired operations of New York Water Service of $7,084 and additional state taxes. The increase in 2006 is due to additional state and local taxes, primarily property taxes.
Interest Expense, net – Net interest expense was $66,921 in 2007, $58,432 in 2006 and $52,062 in 2005. Interest income of $3,569 in 2007, $3,241 in 2006 and $3,040 in 2005 was netted against interest expense. Interest expense increased in 2007 and 2006 primarily due to additional borrowings to finance capital projects and acquisitions, and increased interest rates on short-term borrowings. Interest income increased in 2007 and 2006 due to additional investment income earned on the proceeds from the issuance of tax-exempt bonds while being held by trustees pending completion of projects financed with the issues. Such interest income is capitalized through our allowance for funds used during construction. Interest expense on long-term debt during 2007 and 2006 was favorably impacted by a reduction in the weighted cost of long-term debt from 5.74% at December 31, 2005, to 5.72% at December 31, 2006, and to 5.58% at December 31, 2007.
Allowance for Funds Used During Construction – The allowance for funds used during construction (AFUDC) was $2,953 in 2007, $3,941 in 2006 and $2,447 in 2005 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, and to changes in the AFUDC rate which is based on short-term interest rates. The decrease in 2007 is due to a decrease in the average balance of utility plant construction work in progress; offset partially by an increase in the AFUDC rate. The increase in 2006 is due to an increase in the average balance of CWIP to which AFUDC is applied and an increase in the AFUDC rate.
Gain on Sale of Other Assets – Gain on sale of other assets totaled $3,494 in 2007, $1,194 in 2006 and $1,177 in 2005 and consisted of gains on land and marketable securities sales. Gain on sale of land totaled $1,831 in 2007, $1,194 in 2006 and $1,177 in 2005. Gain on sale of marketable securities totaled $1,663 in 2007. The gain realized on the December 2007 sale of a utility system of $1,095 is reported in the consolidated statement of income as a component of the line titled operations and maintenance expense.
Income Taxes – Our effective income tax rate was 38.9% in 2007, 39.6% in 2006 and 38.4% in 2005. The change in the effective tax rates in 2007 is due to differences between tax deductible expenses and book expenses, and an increase in the tax deduction for qualified domestic production activities, as a result of a change in the deduction calculation, that reduced our tax provision by approximately $793 in 2007 as compared to 2006. The change in the effective tax rate in 2006 was due to an increase in our expenses that are not tax-deductible, including a portion of the stock-based compensation expense.
Summary – Operating income was $216,016 in 2007, $205,547 in 2006 and $196,507 in 2005 and net income was $95,014 in 2007, $92,004 in 2006 and $91,156 in 2005. Diluted income per share was $0.71 in 2007, $0.70 in 2006 and $0.71 in 2005. The changes in the per share income in 2007 and 2006 over the previous years were due to the aforementioned changes in income and impacted by a 1.4% increase in the average number of common shares outstanding during 2007 and a 2.0% increase in the average number of common shares outstanding during 2006, respectively. The increase in the number of shares outstanding in 2007 is primarily a result of the additional shares sold or issued through the employee stock and incentive plan, dividend reinvestment plan and the 2,250,000 additional shares issued by us in public offerings in June and August 2006. The increase in the number of shares outstanding in 2006 is primarily a result of the additional shares issued in common share offerings and additional shares issued through our dividend reinvestment plan.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Fourth Quarter Results – The following table provides our fourth quarter results:

	Three Months Ended
	December 31,
	2007	2006
Operating revenues	$149,083	$136,843

Operations and maintenance	62,394	53,684
Depreciation and amortization	22,751	19,494
Taxes other than income taxes	11,784	8,352

	96,929	81,530

Operating income	52,154	55,313
Interest expense, net	16,828	14,764
Allowance for funds used during construction	(835)	(1,040)
Gain on sale of other assets	(2,846)	(360)

Income before income taxes	39,007	41,949
Provision for income taxes	14,096	16,226

Net income	$24,911	$25,723

The increase in operating revenues was a result of additional revenues of $7,234 associated with acquisitions, additional infrastructure rehabilitation surcharge revenue of $3,024, $1,941 of revenue resulting from an increase in water and wastewater rates implemented in various operating subsidiaries, and increased water consumption, offset partially by $1,487 of additional revenue recognized in the fourth quarter 2006 as a result of the revised estimate of the Texas rate proceeding. The higher operations and maintenance expense is due primarily to $2,982 of additional operating costs associated with acquisitions, increased insurance expense of $1,829 due to a higher claims reserve requirement, higher water production costs of $1,077 and increased labor and benefits, offset partially by the gain on the sale of a utility system of $1,095 in the fourth quarter of 2007. The increased depreciation expense reflects the utility plant placed in service since the fourth quarter of 2006. Other taxes increased due to additional property taxes associated with the acquired operations of New York Water Service of $1,891 and additional state taxes incurred in the fourth quarter of 2007. The increased interest expense is due to additional borrowings to finance capital projects and increased interest rates on short-term borrowings. The increased gain on sale of other assets is due to additional gains on the sales of land of $823 over the fourth quarter of 2006, and a gain on the sale of investments in the fourth quarter of 2007 of $1,663.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
FINANCIAL CONDITION
Consolidated Cash Flow and Capital Expenditures
Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2007 were as follows:

	Net Operating	Common	Capital
	Cash Flow	Dividends	Expenditures	Acquisitions

2003	$143,373	$39,917	$163,320	$192,331
2004	173,603	45,807	195,736	54,300
2005	199,674	51,139	237,462	11,633
2006	170,726	58,023	271,706	11,848
2007	194,168	63,763	238,140	51,226

	$881,544	$258,649	$1,106,364	$321,338

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, water meters and an office building expansion. During this five-year period, we received $58,814 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $245,796, and have refunded $24,707 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the number of shares outstanding during the period.
Our planned 2008 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $261,800 of which $74,168 is for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation in response to the infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude of our capital program. Our 2008 capital program, along with $23,927 of sinking fund obligations and debt maturities, and $121,213 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been or is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity through public offerings or through settlement in common shares of the forward equity sale agreement, and the issuance of long-term debt.
Future utility construction in the period 2009 through 2012, including recurring programs, such as the ongoing replacement of water meters, water treatment plant upgrades, storage facility renovations, the rehabilitation of water mains and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $1,000,000. We anticipate that approximately one-half of these expenditures will require external financing with debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans and the issuance of equity through public offerings. We expect to refinance $192,029 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Acquisitions
During the past five years, we have expended cash of $321,338 and issued 24,684 shares of common stock, valued at $675 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, and non-regulated businesses that provide wastewater and septage hauling services. We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition date.
On January 1, 2007 we completed the acquisition of the capital stock of New York Water Service Corporation for $26,664 in cash, as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,000 of long-term debt. The operating results of New York Water Service Corporation have been included in our consolidated financial statements beginning January 1, 2007. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. The acquisition was accounted for as a purchase and was funded through the issuance of long-term debt that was issued in December 2006. In addition to New York Water Service, during 2007, we completed 26 acquisitions for $24,562 in cash. The acquisitions completed in 2007 included both water and wastewater systems in ten of the states in which we operate.
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
Dispositions
We routinely review and evaluate areas of our business and operating divisions and over time may sell certain utility systems or portions of systems. In December 2007, we sold a water utility system for net proceeds of $1,498, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2007 of a gain on the sale of these assets, net of expenses, of $1,095. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense. This water system represented less than 0.1% of Aqua America’s total assets.
The City of Fort Wayne, Indiana has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that we acquired in connection with the AquaSource acquisition. We had challenged whether the City was following the correct legal procedures in connection with the City’s attempted condemnation, but the State Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of our utility system at a preliminary price based on the City’s valuation. We filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of our system and the payment of $16,911 based on the City’s valuation of this portion of our system. In January 2008, we reached a settlement agreement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the portion of our system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, we turned over the system to the City upon receipt of the initial valuation proceeds. The proceeds received are in excess of the book value of the assets relinquished, and the proceeds were used to pay-down short-term debt. We continue to operate this system for the City under an operating contract for 90 days, with a possible 90 day extension. The northern portion of the system relinquished represents approximately 1% of our total utility customer base.
A sanitary district and a city in two of our operating divisions have also indicated interest in acquisition, by eminent domain or otherwise, of all or a portion of the utility assets of two of our operations. The systems represent approximately 3,000 customers or less than 0.5% of our total utility customer base. We believe that we will be entitled to fair market value for our assets if they are condemned, and that the fair market value will be in excess of the book value for such assets.
In 2004, as a result of the settlement of a condemnation action, one of our operating subsidiaries sold its water utility assets within the municipal boundaries of a city in one of our service territories for net proceeds of approximately $4,716, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2004 of a gain on the sale of these assets, net of expenses, of $2,342. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. We continue to operate this water system for the city under a multi-year operating contract that expires in December 2008. These water utility assets represented less than 1% of Aqua America’s total assets, and the total number of customers included in the water system sold represented less than 1% of our total utility customer base.
Despite these transactions, our primary strategy continues to be to acquire additional water and wastewater systems, to maintain our existing systems where there is a business or a strategic benefit, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Sources of Capital
Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $822,980 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2007, we had short-term lines of credit of $154,000, of which $97,082 was available. Our short-term lines of credit and other credit facilities are either payable on demand or have a 364-day term. In addition, at December 31, 2007 we have a $95,000 long-term revolving credit facility that expires in May 2012, of which $13,152 was designated for letter of credit usage, $16,848 was available for borrowing and $65,000 of borrowings was outstanding at December 31, 2007.
In December 2005, we filed a universal shelf registration with the SEC to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices.
In August 2006, we entered into a forward equity sale agreement for 3,525,000 shares of common stock with a third party (“forward purchaser”) that expires August 1, 2008. In connection with the forward equity sale agreement, the forward purchaser borrowed an equal number of shares of our common stock from stock lenders and sold the borrowed shares to the public. We will not receive any proceeds from the sale of our common stock by the forward purchaser until settlement of all or a portion of the forward equity sale agreement. The actual proceeds to be received by us will vary depending upon the settlement date, the number of shares designated for settlement on that settlement date and the method of settlement. We intend to use any proceeds received by us upon settlement of the forward equity sale agreement to fund our future capital expenditure program and acquisitions, and for working capital and other general corporate purposes. During the last three years, we completed the following offerings of equity:
•	In June 2006, we sold 1,750,000 shares of common stock in a public offering for proceeds of $37,400, net of expenses.

•	In August 2006, we sold 500,000 shares of common stock in a public offering for proceeds of $10,700, net of expenses.
The net proceeds from these offerings were used to fund our capital expenditure program and acquisitions, and for working capital and other general corporate purposes. In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2007, 2006, 2004 and 2003, we did not issue any shares under the acquisition shelf registration. During 2005, we issued 24,684 shares of common stock totaling $675 to acquire a water system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2007 is 2,194,262 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.
We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2007 dividend payment, holders of 15.1% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 2,301,335 original issue shares of common stock for net proceeds of $42,474 through the dividend reinvestment portion of the Plan and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.
The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2007, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Contractual Obligations
The following table summarizes our contractual cash obligations as of December 31, 2007:

	Payments Due By Period
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years

Long-term debt (a)	$1,238,980	$23,927	$61,335	$130,694	$1,023,024
Interest on fixed-rate, long-term debt (b)	1,065,108	69,000	129,402	118,270	748,436
Operating leases (c)	29,015	4,180	5,998	1,904	16,933
Unconditional purchase obligations (d)	98,067	10,457	20,229	16,131	51,250
Other purchase obligations (e)	21,552	21,552	—	—	—
Postretirement benefit plans’ obligations (f)	15,145	15,145	—	—	—
Other obligations (g)	16,038	879	1,450	4,260	9,449

Total	$2,483,905	$145,140	$218,414	$271,259	$1,849,092

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents interest payable on fixed-rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.

(d)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.

(e)	Represents an approximation of the open purchase orders as of the period end for goods and services purchased in the ordinary course of business.

(f)	Represents contributions expected to be made to postretirement benefit plans.

(g)	Represents capital expenditures estimated to be required under legal and binding contractual obligations.
In addition to these obligations, we pay refunds on Customers’ Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2022 and amounts not paid by the contract expiration dates become non-refundable.
We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Market Risk
We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2007, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

								Fair
	2008	2009	2010	2011	2012	Thereafter	Total	Value
Long-term debt:
Fixed rate	$23,927	$7,057	$54,278	$27,083	$38,611	$1,023,024	$1,173,980	$1,164,857
Variable rate	—	—	—	—	65,000	—	65,000	65,910

Total	$23,927	$7,057	$54,278	$27,083	$103,611	$1,023,024	$1,238,980	$1,230,767

Weighted average interest rate	6.51%	4.39%	6.37%	6.30%	5.27%	5.12%	5.58%
From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2006, our carrying value of certain investments was $499, which reflects the market value of such investments and is in excess of our original cost. During 2007, we sold these investments and as of December 31, 2007 the balance of our marketable equity securities is judged to be de minimis.
Capitalization
The following table summarizes our capitalization during the past five years:

December 31,	2007	2006	2005	2004	2003

Long-term debt*	55.9%	51.6%	52.7%	52.8%	52.8%
Common stockholders’ equity	44.1%	48.4%	47.3%	47.2%	47.2%

	100.0%	100.0%	100.0%	100.0%	100.0%

*	Includes current portion, as well as for the first time in 2007, our borrowings under a variable rate revolving credit agreement of $65,000.
Over the past five years, the changes in the capitalization ratios primarily resulted from the issuance of common stock, and the issuance of debt to finance our acquisitions and capital program. It is our goal to maintain an equity ratio adequate to support the current Standard and Poors corporate credit rating of “A+” and its senior secured debt rating of “AA-” for Aqua Pennsylvania, our largest operating subsidiary.
Dividends on Common Stock
We have paid common dividends consecutively for 63 years. Effective September 1, 2007, our Board of Directors authorized an increase of 8.7% in the dividend rate over the amount we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in September 2007, the annualized dividend rate increased to $0.50 per share from $0.46 per share. This is the 17th dividend increase in the past 16 years and the ninth consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 60.3% of net income.

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
Valuation of Long-Lived Assets, Goodwill and Intangible Assets - In accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review for impairment of our long-lived assets, including Utility Plant in Service. We also review regulatory assets for the continued application of SFAS No. 71. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. In accordance with SFAS No. 71, adjustments to the carrying value of these assets would be made in instances where the inclusion in the rate-making process is unlikely.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if certain circumstances indicate a possible impairment may exist. We evaluate goodwill for impairment using the discounted cash flow methodologies, transaction values for other comparable companies, and other valuation techniques for all of our reporting units with goodwill balances. The evaluation requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions which were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2007 concluded that none of our goodwill was impaired.
Accounting for Postretirement Benefits - We maintain a qualified defined benefit pension plan and plans that provide for certain postretirement benefits other than pensions. We follow SFAS No. 87, “Employers’ Accounting for Pensions,” SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” when accounting for these benefits. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs.

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
Our discount rate assumption was determined using a yield curve that was produced from a universe containing over 500 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if we used spot rates, for various time periods, to discount the projected pension benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2007 pension expense by $764 and the pension liabilities by $7,500. The present values of Aqua America’s future pension and other postretirement obligations were determined using discount rates of 6.25% at December 31, 2007 and 5.90% at December 31, 2006. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 5.90% for 2007, and will be 6.25% for 2008.
Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2007 pension expense by $350. For 2007, we used an 8.0% expected return on assets assumption which will remain unchanged for 2008. The expected return on assets is based on a targeted allocation of 50% to 75% equities and 25% to 50% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.
Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and our funding policy, during 2008 our pension contribution is expected to be approximately $12,186. In establishing the contribution amount, we have considered the potential impact of funding rule changes under the Pension Protection Act of 2006 and at this time do not anticipate the need to revise this amount based on the new rules. Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates. During 2008, our funding of other postretirement benefit plans are expected to approximate $2,959.
Accounting for Income taxes - We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur. On January 1, 2007, we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. See the section titled “Impact of Recent Accounting Pronouncements” for additional information.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS
In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations,” which replaces SFAS No. 141. SFAS No. 141(R) establishes principles for recognizing assets and liabilities acquired in a business combination, contractual contingencies and certain acquired contingencies to be measured at their fair values at the acquisition date. This statement requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS No. 141(R) is effective for our fiscal year beginning January 1, 2009. We are currently evaluating the requirements of SFAS No. 141R to determine the impact of adoption.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This statement requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interest of the parent and the interest of the noncontrolling owners. SFAS No. 160 is effective for our fiscal year beginning January 1, 2009. We believe this statement will not have a material impact on our results of operations or financial position.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedging accounting provisions. SFAS No. 159 is effective for our fiscal year beginning January 1, 2008. We believe this statement will not have a material impact on our results of operations or financial position.
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
In June 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We adopted the provisions of FIN 48 as of January 1, 2007 and have analyzed filing positions in our federal and state jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. Our reserve for uncertain tax positions was insignificant upon adoption of FIN 48 and we did not record a cumulative effect adjustment related to the adoption of FIN 48. We believe our income tax filing positions and deductions will be sustained under audit and believe we do not have significant uncertain tax positions that, in the event of adjustment, will result in a material effect on our results of operations or financial position. We have elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Report On Internal Control Over Financial Reporting
Management of Aqua America, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2007, the Company’s internal control over financial reporting was effective.
The effectiveness of our internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer

Nicholas DeBenedictis	David P. Smeltzer
Chairman, President and Chief Executive Officer	Chief Financial Officer
February 26, 2008

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Aqua America, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization, of common stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
As discussed in Note 15 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.
Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2008

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005

Operating revenues	$602,499	$533,491	$496,779
Operating costs and expenses:
Operations and maintenance	253,092	219,560	203,088
Depreciation	83,178	70,895	60,747
Amortization	4,833	4,146	4,741
Taxes other than income taxes	45,380	33,343	31,696

	386,483	327,944	300,272

Operating income	216,016	205,547	196,507
Other expense (income):
Interest expense, net	66,921	58,432	52,062
Allowance for funds used during construction	(2,953)	(3,941)	(2,447)
Gain on sale of other assets	(3,494)	(1,194)	(1,177)

Income before income taxes	155,542	152,250	148,069
Provision for income taxes	60,528	60,246	56,913

Net income	$95,014	$92,004	$91,156

Net income	$95,014	$92,004	$91,156
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment	—	3,082	(1,340)
Unrealized holding gains on investments	1,121	194	—
Reclassification adjustment for gains reported in net income	(1,315)	—	—

	(194)	3,276	(1,340)

Comprehensive income	$94,820	$95,280	$89,816

Net income per common share:
Basic	$0.72	$0.70	$0.72

Diluted	$0.71	$0.70	$0.71

Average common shares outstanding during the period:
Basic	132,814	130,725	127,364

Diluted	133,602	131,774	129,206

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except per share amounts)
December 31, 2007 and 2006

	2007	2006
Assets
Property, plant and equipment, at cost	$3,573,996	$3,185,111
Less: accumulated depreciation	781,202	679,116

Net property, plant and equipment	2,792,794	2,505,995

Current assets:
Cash and cash equivalents	14,540	44,039
Accounts receivable and unbilled revenues, net	82,921	72,149
Inventory, materials and supplies	8,803	8,359
Prepayments and other current assets	9,247	10,153

Total current assets	115,511	134,700

Regulatory assets	164,034	165,063
Deferred charges and other assets, net	41,321	38,075
Funds restricted for construction activity	76,621	11,490
Goodwill	36,631	22,580

	$3,226,912	$2,877,903

Liabilities and Stockholders’ Equity
Common stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 134,099,240 and 133,017,325 in 2007 and 2006	$67,050	$66,509
Capital in excess of par value	572,050	548,806
Retained earnings	350,364	319,113
Treasury stock, at cost, 699,090 and 691,746 shares in 2007 and 2006	(13,166)	(12,992)
Accumulated other comprehensive income	—	194

Total common stockholders’ equity	976,298	921,630

Minority interest	1,979	1,814
Long-term debt, excluding current portion	1,215,053	951,660
Commitments and contingencies (See Note 9)	—	—

Current liabilities:
Current portion of long-term debt	23,927	31,155
Loans payable	56,918	119,150
Accounts payable	45,801	49,406
Accrued interest	15,741	14,050
Accrued taxes	16,686	19,350
Other accrued liabilities	24,139	22,500

Total current liabilities	183,212	255,611

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	307,651	273,199
Customers’ advances for construction	85,773	76,820
Regulatory liabilities	12,460	11,592
Other	68,797	64,879

Total deferred credits and other liabilities	474,681	426,490

Contributions in aid of construction	375,689	320,698

	$3,226,912	$2,877,903

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITALIZATION
(In thousands of dollars, except per share amounts)
December 31, 2007 and 2006

		2007	2006

Common stockholders’ equity:
Common stock, $.50 par value		$67,050	$66,509
Capital in excess of par value		572,050	548,806
Retained earnings		350,364	319,113
Treasury stock, at cost		(13,166)	(12,992)
Accumulated other comprehensive income		—	194

Total common stockholders’ equity		976,298	921,630

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):
Interest Rate Range	Maturity Date Range

0.00% to 0.99%	2024 to 2034	2,719	2,827
1.00% to 1.99%	2011 to 2035	21,368	16,714
2.00% to 2.99%	2019 to 2027	26,376	21,577
3.00% to 3.99%	2010 to 2023	18,013	30,807
4.00% to 4.99%	2020 to 2041	196,707	129,976
5.00% to 5.99%	2012 to 2043	317,913	244,545
6.00% to 6.99%	2008 to 2036	109,730	116,360
7.00% to 7.99%	2008 to 2025	35,186	38,066
8.00% to 8.99%	2021 to 2025	35,055	35,288
9.00% to 9.99%	2008 to 2026	77,609	84,839
10.00% to 10.99%	2018 to 2018	6,000	6,000

		846,676	726,999

Notes payable to bank under revolving credit agreement, variable rate, due May 2012		65,000	-
Unsecured notes payable:
Notes of 4.87%, due 2010 through 2023		135,000	135,000
Notes ranging from 5.00% to 5.99%, due 2014 through 2037		192,132	120,000
Notes of 6.05%, due in 2007 and 2008		172	816

		1,238,980	982,815
Current portion of long-term debt		23,927	31,155

Long-term debt, excluding current portion		1,215,053	951,660

Total capitalization		$2,191,351	$1,873,290

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY
(In thousands of dollars, except per share amounts)

					Accumulated	Unearned
		Capital in			Other	Compensation
	Common	excess of	Retained	Treasury	Comprehensive	on Restricted
	stock	par value	earnings	stock	Income	Stock	Total
Balance at December 31, 2004	$48,036	$468,524	$245,115	$(12,702)	$(1,742)	$—	$747,231
Net income	—	—	91,156	—	—	—	91,156
Other comprehensive loss: minimum pension liability adjustment, net of income tax of $722	—	—	—	—	(1,340)	—	(1,340)
Dividends	—	—	(51,139)	—	—	—	(51,139)
Stock issued for acquisitions (24,684 shares)	12	663	—	—	—	—	675
Stock split	16,095	(16,095)	—	—	—	—	—
Sale of stock (471,682 shares)	161	7,943	—	1,537	—	—	9,641
Repurchase of stock (56,930 shares)	—	—	—	(1,749)	—	—	(1,749)
Equity Compensation Plan (37,751 shares)	14	708	—	—	—	(722)	—
Exercise of stock options (1,327,717 shares)	511	11,264	—	—	—	—	11,775
Employee stock plan tax benefits	—	5,501	—	—	—	—	5,501
Amortization of unearned compensation	—	—	—	—	—	172	172

Balance at December 31, 2005	64,829	478,508	285,132	(12,914)	(3,082)	(550)	811,923

Net income	—	—	92,004	—	—	—	92,004
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $105	—	—	—	—	194	—	194
Minimum pension liability adjustment, net of income tax of $1,660	—	—	—	—	3,082	—	3,082
Dividends	—	—	(58,023)	—	—	—	(58,023)
Sale of stock (2,688,332 shares)	1,328	55,866	—	894	—	—	58,088
Repurchase of stock (36,346 shares)	—	—	—	(972)	—	—	(972)
Equity Compensation Plan (37,200 shares)	19	(19)	—	—	—	—	—
Reclassification of unearned compensation	—	(550)	—	—	—	550	—
Exercise of stock options (666,212 shares)	333	7,629	—	—	—	—	7,962
Stock-based compensation	—	4,235	—	—	—	—	4,235
Employee stock plan tax benefits	—	3,137	—	—	—	—	3,137

Balance at December 31, 2006	66,509	548,806	319,113	(12,992)	194	—	921,630

Net income	—	—	95,014	—	—	—	95,014
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $603	—	—	—	—	1,121	—	1,121
Reclassification adjustment for gains reported in net income, net of income tax of $708	—	—	—	—	(1,315)	—	(1,315)
Dividends	—	—	(63,763)	—	—	—	(63,763)
Sale of stock (482,785 shares)	227	9,483	—	689	—	—	10,399
Repurchase of stock (35,486 shares)	—	—	—	(863)	—	—	(863)
Equity Compensation Plan (50,000 shares)	25	(25)	—	—	—	—	—
Exercise of stock options (577,272 shares)	289	7,036	—	—	—	—	7,325
Stock-based compensation	—	4,871	—	—	—	—	4,871
Employee stock plan tax benefits	—	1,879	—	—	—	—	1,879

Balance at December 31, 2007	$67,050	$572,050	$350,364	$(13,166)	$—	$—	$976,298

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Cash flows from operating activities:
Net income	$95,014	$92,004	$91,156
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	88,011	75,041	64,993
Deferred income taxes	21,993	10,794	26,027
Stock-based compensation	4,320	3,604	495
Gain on sale of utility system	(1,095)	—	—
Gain on sale of other assets	(3,494)	(1,194)	(1,177)
Net decrease (increase) in receivables, inventory and prepayments	(7,235)	(8,769)	7,572
Net increase (decrease) in payables, accrued interest, accrued taxes and other accrued liabilities	(7,382)	(5,609)	12,933
Other	4,036	4,855	(2,325)

Net cash flows from operating activities	194,168	170,726	199,674

Cash flows from investing activities:
Property, plant and equipment additions, including allowance for funds used during construction of $2,953, $3,941 and $2,447	(238,140)	(271,706)	(237,462)
Acquisitions of utility systems and other, net	(51,226)	(11,848)	(11,633)
Release of funds previously restricted for construction activity	53,988	59,467	56,137
Additions to funds restricted for construction activity	(117,442)	(2,332)	(107,566)
Net proceeds from the sale of other assets	6,981	1,283	1,300
Other	1,795	(213)	102

Net cash flows used in investing activities	(344,044)	(225,349)	(299,122)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	9,605	12,031	14,728
Repayments of customers’ advances	(5,560)	(5,168)	(4,792)
Net proceeds (repayments) of short-term debt	(62,232)	(19,355)	63,695
Proceeds from long-term debt	275,757	103,360	147,012
Repayments of long-term debt	(46,987)	(24,606)	(83,235)
Change in cash overdraft position	(4,691)	11,166	(8,808)
Proceeds from issuing common stock	10,399	58,088	9,641
Proceeds from exercised stock options	7,325	7,962	11,775
Stock-based compensation windfall tax benefits	1,387	2,307	—
Repurchase of common stock	(863)	(972)	(1,749)
Dividends paid on common stock	(63,763)	(58,023)	(51,139)

Net cash flows from financing activities	120,377	86,790	97,128

Net increase (decrease) in cash and cash equivalents	(29,499)	32,167	(2,320)
Cash and cash equivalents at beginning of year	44,039	11,872	14,192

Cash and cash equivalents at end of year	$14,540	$44,039	$11,872

Cash paid during the year for:
Interest, net of amounts capitalized	$62,113	$53,222	$48,278

Income taxes	$41,472	$28,700	$30,734

See Note 1 — Summary of Significant Accounting Policies-Customers’ Advances for Construction, Acquisitions and Note 15 — Employee Stock and Incentive Plan for description of non-cash activities.
See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands of dollars, except per share amounts)
Note 1 — Summary of Significant Accounting Policies
Nature of Operations - Aqua America, Inc. (“Aqua America” or the “Company”) is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 52% of our operating revenues for 2007 and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 23 other counties in Pennsylvania. The Company’s other subsidiaries provide similar services in 12 other states. In addition, the Company provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties, and septage hauling services, close to our utility companies’ service territories.
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
Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-regulated revenues are recognized when services are performed and are primarily associated with septage hauling services, operating and maintenance contracts and data processing service fees. The Company’s Regulated segment includes non-regulated revenues that totaled $12,935 in 2007, $13,525 in 2006 and $13,161 in 2005. In addition to the Regulated segment operating revenues, the Company has other non-regulated revenues of $12,756 in 2007, $7,198 in 2006 and $3,323 in 2005.
Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2007, utility plant includes a net credit acquisition adjustment of $49,994, which is generally being amortized from 4 to 20 years, except when regulation does not permit amortization. Amortization of the acquisition adjustments totaled $3,732 in 2007, $4,239 in 2006 and $3,674 in 2005.
Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with SFAS No. 71. As of December 31, 2007, $15,501 of costs has been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred in accordance with SFAS No. 71, then these costs are charged to operating expenses when incurred. As of December 31, 2007, $8,260 of costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.
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
Allowance for Funds Used During Construction - The allowance for funds used during construction (“AFUDC”) is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2007 was $22, in 2006 was $6 and in 2005 was $1. No interest was capitalized by our non-regulated businesses.
Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.
The Company had a book overdraft for certain of its disbursement cash accounts of $9,048 and $13,739 at December 31, 2007 and 2006, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities.
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
Regulatory Assets, Deferred Charges and Other Assets - Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred as a regulatory asset and amortized over the period of rate recovery in accordance with SFAS No. 71.
Marketable securities are considered “available-for-sale” and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Goodwill - Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. The Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2007, in conjunction with the timing of our annual strategic business plan. Based on the Company’s comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test concluded that none of its goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated
	Segment	Other	Consolidated

Balance at December 31, 2005	$20,078	$102	$20,180
Goodwill acquired during year	226	3,941	4,167
Reclassifications to utility plant acquisition adjustment	(1,767)	—	(1,767)

Balance at December 31, 2006	18,537	4,043	22,580

Goodwill acquired during year	13,988	—	13,988
Reclassifications to utility plant acquisition adjustment	(12)	—	(12)
Other	(3)	78	75

Balance at December 31, 2007	$32,510	$4,121	$36,631

Income Taxes - The Company accounts for certain income and expense items in different time periods for financial reporting than for tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties. Judgment is required in evaluating the Company’s federal and state tax positions. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company may establish reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in these challenges. The Company’s provision for income taxes includes interest, penalties and reserves for uncertain tax positions.
Customers’ Advances for Construction and Contributions in Aid of Construction - Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties. The value of these contributions is recorded as Customers’ Advances for Construction. Non-cash property, in the form of water mains and wastewater systems, has been received, generally from developers, as advances or contributions of $56,210, $16,852 and $15,729 in 2007, 2006 and 2005, respectively. The increase in non-cash property contributions in 2007 is due to the receipt of mains, wastewater systems and wastewater treatment plants. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable.
Contributed property is generally not depreciated for rate-making purposes as certain states’ regulatory guidelines provide that contributions in aid of construction received must remain on the Company’s consolidated balances sheet indefinitely. Based on regulatory conventions in other states where the Company operates, certain of the subsidiaries do depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property. Contributions in Aid of Construction are deducted from the Company’s rate base for rate-making purposes, and therefore, no return is earned on contributed property.
Inventories, Materials and Supplies - Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Stock-Based Compensation - Effective January 1, 2006, the Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment”. Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25. Accordingly, no compensation expense related to granting of stock options had been recognized in the financial statements prior to adoption of SFAS No. 123R for stock options that were granted. The following table provides the pro forma net income and earnings per share for the year ended December 31, 2005 as if compensation cost for stock-based employee compensation was determined as of the grant date under the fair value method of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure.”

Net income, as reported	$91,156
Add: stock-based employee compensation expense included in reported net income, net of tax	290
Less: pro forma expense related to stock options granted, net of tax effects	(2,054)

Pro forma	$89,392

Basic net income per share:
As reported	$0.72
Pro forma	0.70
Diluted net income per share:
As reported	$0.71
Pro forma	0.69
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
Reclassifications - Certain prior year amounts have been changed to conform with current year’s presentation.
Recent Accounting Pronouncements - In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations,” which replaces SFAS No. 141. SFAS No. 141(R) establishes principles for recognizing assets and liabilities acquired in a business combination, contractual contingencies and certain acquired contingencies to be measured at their fair values at the acquisition date. This statement requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning January 1, 2009. The Company is currently evaluating the requirements of SFAS No. 141R to determine the impact of adoption.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This statement requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interest of the parent and the interest of the noncontrolling owners. SFAS No. 160 is effective for the Company’s fiscal year beginning January 1, 2009. The Company believes this statement will not have a material impact on its results of operations or financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedging accounting provisions. SFAS No. 159 is effective for the Company’s fiscal year beginning January 1, 2008. The Company believes this statement will not have a material impact on its results of operations or financial position.
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
In June 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted the provisions of FIN 48 as of January 1, 2007 and has analyzed filing positions in its federal and state jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company’s reserve for uncertain tax positions was insignificant upon adoption of FIN 48 and the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. The Company believes its income tax filing positions and deductions will be sustained under audit and it believes it does not have significant uncertain tax positions that, in the event of adjustment, will result in a material effect on its results of operations or financial position. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense.
Note 2 — Acquisitions
New York Water Service Corporation - Pursuant to our strategy to grow through acquisitions, on January 1, 2007 the Company completed the acquisition of the capital stock of New York Water Service Corporation (“New York Water”) for $26,664 in cash (net of cash acquired of $2,288), as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,000 of long-term debt. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. The operating results of New York Water have been included in our consolidated financial statements beginning January 1, 2007. For the year ended December 31, 2007, New York Water had operating revenues of $23,420. Under the purchase method of accounting, the purchase price is allocated to the net tangible and intangible assets based upon their estimated fair values at the date of the acquisition. The purchase price allocation as of January 1, 2007 is as follows:

Property, plant and equipment, net	$42,057
Current assets	6,919
Other long-term assets	14,384
Goodwill	10,894

Total assets acquired	74,254

Current liabilities	1,852
Long-term debt	23,000
Other long-term liabilities	22,738

Total liabilities assumed	47,590

Net assets acquired	$26,664

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Other Acquisitions - During 2007, in addition to New York Water Service Corporation, the Company completed 26 acquisitions or other growth ventures in various states for an aggregate purchase price of $24,562 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $4,434. The proforma effect of the businesses acquired in 2007 is not material to the Company’s results of operations.
During 2006, the Company completed 27 acquisitions or other growth ventures in various states for an aggregate purchase price of $11,848 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $9,632 in 2007 and $4,511 in 2006.
During 2005, the Company completed 30 acquisitions or other growth ventures in various states. The total purchase price of $12,308 for the systems acquired in 2005 consisted of $11,633 in cash and the issuance of 24,684 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $6,971 in 2007, $6,203 in 2006 and $2,145 in 2005.
Note 3 — Dispositions
In December 2007, the Company sold a water utility system for net proceeds of $1,498, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2007 of a gain on the sale of these assets, net of expenses, of $1,095. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense. This water system represented less than 0.1% of Aqua America’s total assets.
The City of Fort Wayne, Indiana has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that the Company acquired in connection with the AquaSource acquisition in 2003. The Company had challenged whether the City was following the correct legal procedures in connection with the City’s attempted condemnation, but the State Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of the Company’s utility system at a preliminary price based on the City’s valuation. The Company has filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of the Company’s system and the payment of $16,911 based on the City’s valuation of this portion of the system. In January 2008, the Company reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the portion of the Company’s system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the system to the City upon receipt of the initial valuation proceeds. The proceeds received are in excess of the book value of the assets relinquished, and the proceeds were used to pay-down short-term debt. The Company continues to operate this system for the City under an operating contract for 90 days, with a possible 90 day extension. The northern portion of the system relinquished represents approximately 0.5% of the Company’s total assets.
A sanitary district and a city in two of our operating divisions have also indicated interest in acquisition, by eminent domain or otherwise, of all or a portion of the utility assets of two of the Company’s operations. The systems represent approximately 3,000 customers or less than 0.5% of our total utility customer base. The Company believes that it will be entitled to fair market value for its assets if they are condemned, and it is believed that the fair market value will be in excess of the book value for such assets.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 4 — Property, Plant and Equipment

	December 31,		Approximate range
	2007	2006	of remaining lives

Utility plant and equipment:
Mains and accessories	$1,430,317	$1,287,142	15 to 82 years
Services, hydrants, treatment plants and reservoirs	917,358	801,755	5 to 85 years
Operations structures and water tanks	172,484	172,850	18 to 77 years
Miscellaneous pumping and purification equipment	423,088	381,149	5 to 50 years
Meters, data processing, transportation and operating equipment	487,439	428,326	5 to 50 years
Land and other non-depreciable assets	103,208	80,479	—

Utility Plant and equipment	3,533,894	3,151,701
Utility construction work in progress	81,876	76,653	—
Net utility plant acquisition adjustment	(49,994)	(51,434)	4 to 20 years
Non-utility plant and equipment	8,220	8,191	0 to 25 years

Total property, plant and equipment	$3,573,996	$3,185,111

Note 5 — Accounts Receivable

	December 31,
	2007	2006

Billed utility revenue	$54,447	$49,129
Unbilled utility revenue	28,308	23,842
Other	5,732	4,147

	88,487	77,118
Less allowance for doubtful accounts	5,566	4,969

Net accounts receivable	$82,921	$72,149

The Company’s utility customers are located principally in the following states: 44% in Pennsylvania, 9% in Ohio, 9% in North Carolina, 8% in Illinois, 6% in Texas, 5% in New Jersey, 5% in New York, 4% in Indiana and 4% in Florida. No single customer accounted for more than one percent of the Company’s operating revenues during the years ended December 31, 2007, 2006 or 2005. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2007	2006	2005

Balance at January 1,	$4,969	$4,406	$4,849
Amounts charged to expense	5,407	3,716	3,116
Accounts written off	(5,297)	(3,607)	(4,113)
Recoveries of accounts written off	487	454	554

Balance at December 31,	$5,566	$4,969	$4,406

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 6 — Regulatory Assets and Liabilities
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

	December 31,		December 31,
	2007		2006
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities

Income taxes	$73,037	$2,112	$70,146	$2,104
Utility plant retirement costs	23,617	9,748	20,060	8,960
Postretirement benefits	31,114	—	36,469	—
Texas rate filing expense deferral	12,382	—	12,382	—
Competitive Transition Charge payment	3,440	—	4,586	—
Water tank painting	5,639	—	4,822	32
Fair value adjustment of long-term debt assumed in acquisition	2,383	460	2,594	—
Merger costs	582	—	1,111	—
Rate case filing expenses & other	11,840	140	12,893	496

	$164,034	$12,460	$165,063	$11,592

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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
As a requirement of purchase accounting, the Company recorded a fair value adjustment for fixed-rate, long-term debt assumed in acquisitions that matures in various years ranging from 2012 to 2035. The regulatory asset or liability results from the rate setting process continuing to recognize the historical interest cost of the assumed debt.
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
The regulatory asset related to the costs incurred for information technology software projects and water main cleaning and relining projects are described in Note 1 — Summary of Significant Accounting Policies — Property Plant and Equipment and Depreciation.
Note 7 — Income Taxes
The provision for income taxes consists of:

	Years Ended December 31,
	2007	2006	2005
Current:
Federal	$30,197	$39,956	$24,417
State	9,054	9,502	6,586

	39,251	49,458	31,003

Deferred:
Federal	19,664	9,531	22,294
State	1,613	1,257	3,616

	21,277	10,788	25,910

Total tax expense	$60,528	$60,246	$56,913

The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5% to 9.99% for all years presented.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

	Years Ended December 31,
	2007	2006	2005

Computed Federal tax expense at statutory rate	$54,440	$53,287	$51,824
Increase in tax expense for depreciation expense to be recovered in future rates	458	716	806
Domestic Production Credit	(1,303)	(602)	(656)
Stock-based compensation	694	715	—
Deduction for Aqua America common dividends paid under employee benefit plan	(380)	(307)	(321)
Amortization of deferred investment tax credits	(277)	(274)	(359)
Prior year rate reductions	(131)	(154)	(437)
State income taxes, net of federal tax benefit	6,934	6,999	6,631
Other, net	93	(134)	(575)

Actual income tax expense	$60,528	$60,246	$56,913

The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Customers’ advances for construction	$17,062	$17,786
Costs expensed for book not deducted for tax, principally accrued expenses	3,915	2,787
Utility plant acquisition adjustment basis differences	14,907	18,673
Postretirement benefits	12,520	12,530
Other	708	295

Total gross deferred tax assets	49,112	52,071

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	310,059	278,917
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	28,661	26,276
Tax effect of regulatory asset for postretirement benefits	12,520	12,530
Deferred investment tax credit	5,523	5,801
Other	—	1,746

Total gross deferred tax liabilities	356,763	325,270

Net deferred tax liability	$307,651	$273,199

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company adopted the provisions of FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109” on January 1, 2007. The Company has analyzed filing positions in its federal and state jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company’s reserve for uncertain tax positions was insignificant upon adoption of FIN 48 and the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. The Company believes its income tax filing positions and deductions will be sustained under audit and it believes it does not have significant uncertain tax positions that, in the event of adjustment, will result in a material effect on its results of operations or financial position. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2007, the Company’s Federal income tax returns for all years through 2003 have been closed. Tax years 2004 through 2007 remain open to examination by the major taxing jurisdictions to which we are subject, however, the 2004 and 2005 Federal income tax returns have been settled through examination.
Note 8 — Taxes Other than Income Taxes
The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2007	2006	2005

Property	$24,920	$14,953	$13,247
Capital Stock	3,352	3,675	3,706
Gross receipts, excise and franchise	7,890	6,750	6,483
Payroll	6,650	5,701	5,648
Other	2,568	2,264	2,612

Total taxes other than income	$45,380	$33,343	$31,696

Property taxes increased during the year ended December 31, 2007 primarily as a result of the acquisition of New York Water and the associated property taxes of $7,084.
Note 9 — Commitments and Contingencies
Commitments — The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2012 are expected to approximate $9,363 and the aggregate of the years remaining approximates $51,250. The Company purchased approximately $11,096, $10,497 and $10,603 of water under these agreements during the years ended December 31, 2007, 2006 and 2005, respectively.
The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are: $3,592 in 2008, $2,901 in 2009, $1,933 in 2010, $551 in 2011, $198 in 2012 and $119 thereafter. The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2010 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, approximately $581 of annual lease payments for land are due, and the aggregate of the years remaining approximates $16,814. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of $374 in 2008, $374 in 2009, $374 in 2010, $374 in 2011, $374 in 2012 and the aggregate of the years remaining approximates $5,284. Rent expense was $4,621, $4,478 and $3,390 for the years ended December 31, 2007, 2006 and 2005, respectively.
Contingencies — The Company is routinely involved in condemnation proceedings and legal matters during the ordinary course of business. See Note 17 — Water and Wastewater Rates for a discussion of the rate proceeding process involving our subsidiaries in Texas. See Note 3 — Dispositions for a discussion of the Company’s challenge to the valuation of the northern portion of its Fort Wayne, Indiana utility system that was turned over to the City of Fort Wayne, Indiana in February 2008. Although the results of legal proceedings cannot be predicted with certainty, there are no other pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its properties is the subject that are material or are expected to have a material effect on the Company’s financial position, results of operations or cash flows.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 10 — Long-term Debt and Loans Payable
The Consolidated Statements of Capitalization provide a summary of long-term debt as of December 31, 2007 and 2006. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2007, approximately $357,000 of Aqua Pennsylvania’s retained earnings of approximately $377,000 and $105,000 of the retained earnings of $115,000 of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.
Sinking fund payments are required by the terms of certain issues of long-term debt. Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2008	2009	2010	2011	2012	Thereafter

0.00% to 0.99%	$107	$109	$108	$107	$109	$2,179
1.00% to 1.99%	1,469	1,483	1,497	1,511	1,351	14,057
2.00% to 2.99%	1,311	1,452	1,517	1,554	1,588	18,954
3.00% to 3.99%	1,401	1,442	1,478	1,116	1,156	11,420
4.00% to 4.99%	180	190	27,196	202	213	303,726
5.00% to 5.99%	—	—	—	—	31,000	479,045
6.00% to 6.99%	10,172	—	—	15,000	—	84,730
7.00% to 7.99%	2,812	879	951	1,030	1,596	27,918
8.00% to 8.99%	167	184	202	222	244	34,036
9.00% to 9.99%	6,308	1,318	21,329	6,341	1,354	40,959
10.00% to 10.99%	—	—	—	—	—	6,000

Total	$23,927	$7,057	$54,278	$27,083	$38,611	$1,023,024

In January 2007, Aqua Pennsylvania issued $50,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $25,000 at 4.43% due 2040 and $25,000 at 4.44% due 2041. The proceeds are restricted to funding certain capital projects during the period 2007 through 2009. In March 2007, the Company issued $30,000 of unsecured notes of which $15,000 are due in 2022 with an interest rate of 5.63% and $15,000 are due in 2037 with an interest rate of 5.83%. Proceeds from the sales of these notes were used to repay short-term borrowings. In December 2007, Aqua Pennsylvania issued $50,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $25,000 at 5.16% due 2042 and $25,000 at 5.17% due 2043. The proceeds are restricted to funding certain capital projects during the period 2008 through 2010. Also in December 2007, Aqua Pennsylvania issued $40,000 of unsecured notes with an interest rate of 5.66% which are due in 2014. Proceeds from the sale of these notes were used to repay short-term borrowings. In connection with the acquisition of New York Water Service Corporation in 2007, the Company assumed $23,000 of long-term debt at interest rates ranging from 5.00% to 6.00% due 2015 to 2035, which includes the purchase accounting fair value adjustment of $460, decreasing the carrying-value of long-term debt. At various times during 2007, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds in aggregate of $35,602 at a weighted average interest rate of 4.05% due at various times ranging from 2017 to 2037. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries and to redeem $5,932 of first mortgage bonds of two operating subsidiaries with a weighted average interest rate of 9.55%. As of December 31, 2007, the trustees for six issues held $76,621 pending construction of the projects to be financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity.
In March 2006, Aqua Pennsylvania issued $40,000 of unsecured notes at 5.95% of which $10,000 are due in 2023, 2024, 2033 and 2034. In September 2006, Aqua Pennsylvania issued $20,000 of unsecured notes at 5.64% with amounts due in 2014, 2016, 2020 and 2021. Proceeds from the sales of these notes were used to repay short-term borrowings. In December 2006, the Company issued $30,000 of unsecured notes with an interest rate of 5.54% of which $10,000 are due in 2013, 2017 and 2018. The proceeds of this financing were used to fund acquisitions. At various times during 2006, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds in aggregate of $14,728 at a weighted average interest rate of 3.64% due at various times ranging from 2016 to 2036. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries. The weighted average cost of long-term debt at December 31, 2007 and 2006 was 5.58% and 5.72%, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In May 2007, the Company entered into a five-year $95,000 unsecured revolving credit facility with five banks that expires in May 2012. Included within this facility is a swing-line commitment of $15,000 that is used to fund bank overdraft positions. Except for swing-line borrowings, funds borrowed under this agreement are classified as long-term debt and are used to provide working capital. As of December 31, 2007, the Company has the following sublimits and available capacity under the credit facility: $20,000 letter of credit sublimit, $6,846 of letters of credit available capacity, $0 borrowed under the swing-line commitment, and $65,000 of funds borrowed under the agreement. This facility had replaced the Company’s expiring unsecured revolving credit facility and as of December 31, 2006 funds borrowed under the former agreement was $20,000. Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. A facility fee is charged on the total commitment amount of the agreement. Under this facility and the former facility that was replaced, the average cost of borrowings was 5.36% and 5.29%, and the average borrowing was $52,577 and $18,846, during 2007 and 2006, respectively.
Aqua Pennsylvania has a $70,000 364-day unsecured revolving credit facility with four banks and the funds borrowed under this agreement is classified as loans payable and is used to provide working capital. As of December 31, 2007 and 2006, funds borrowed under the Aqua Pennsylvania revolving credit agreement was $18,988 and $3,000, respectively. Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts short-term borrowings of Aqua Pennsylvania. A commitment fee of 1/10 of 1% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under this facility was 6.41% and 5.42%, and the average borrowing was $35,462 and $47,437, during 2007 and 2006, respectively. The maximum amount outstanding at the end of any one month was $68,332 and $65,679 in 2007 and 2006, respectively.
At December 31, 2007 and 2006, the Company had combined short-term lines of credit of $84,000 and $148,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2007 and 2006, funds borrowed under the short-term lines of credit were $37,930 and $96,150, respectively. The average borrowing under the lines was $63,635 and $77,528 during 2007 and 2006, respectively. The maximum amount outstanding at the end of any one month was $105,400 in 2007 and $96,150 in 2006. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2007 and 2006 was 5.9% and 5.5%, respectively.
Interest income of $3,569, $3,241 and $3,040 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2007, 2006 and 2005, respectively. The total interest cost was $70,490, $61,673 and $55,102 in 2007, 2006 and 2005, including amounts capitalized of $2,953, $3,941 and $2,447, respectively.
Note 11 — Fair Value of Financial Instruments
The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2007	2006

Carrying amount	$1,238,980	$982,815
Estimated fair value	1,230,767	986,487
The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company’s customers’ advances for construction and related tax deposits have a carrying value of $85,773 and $76,820 at December 31, 2007 and 2006, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2022 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 12 — Stockholders’ Equity
At December 31, 2007, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2007, 2006 and 2005 were 133,400,150, 132,325,579 and 128,970,181, respectively. Treasury shares held at December 31, 2007, 2006 and 2005 were 699,090, 691,746 and 688,625, respectively. At December 31, 2007, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.
In December 2005, the Company filed a universal shelf registration with the Securities and Exchange Commission to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices.
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
The Company may elect to settle the forward equity sale agreement by means of a physical share settlement, net cash settlement, or net share settlement, on a settlement date or dates, no later than August 1, 2008. The forward equity sale agreement provides that the forward sale price will be computed based upon the initial forward sale price of $21.857 per share. Under limited circumstances or certain unanticipated events, the forward purchaser also has the ability to require the Company to physically settle the forward equity sale agreement in shares prior to the maturity date. The maximum number of shares that could be required to be issued by the Company to settle the forward equity sale agreement is 3,525,000 shares. As of December 31, 2007, a net cash settlement under the forward equity sale agreement would have resulted in a payment by the forward purchaser to the Company of $4,167 or a net share settlement would have resulted in the delivery of 196,535 shares by the forward purchaser to the Company. For each increase or decrease of one dollar in the average market price of Aqua America common stock above or below the forward sale price on December 31, 2007, the cash settlement option from the Company’s perspective would decrease or increase by $3,525 and the net share settlement option would decrease by 158,784 shares or increase by 174,505 shares, respectively.
During the last three years, the Company completed the following offerings of equity:
•	In June 2006, the Company sold 1,750,000 shares of common stock in a public offering for proceeds of $37,400, net of expenses.

•	In August 2006, the Company sold 500,000 shares of common stock in a public offering for proceeds of $10,700, net of expenses.
The net proceeds from these offerings were used to fund the Company’s capital expenditure program and acquisitions, and for working capital and other general corporate purposes.
In addition, the Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2005, 24,684 shares of common stock totaling $675 were issued by the Company to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2007 is 2,194,262 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.
The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2007, 2006 and 2005, under the dividend reinvestment portion of the Plan, 454,643, 405,107 and 401,503 original issue shares of common stock were sold providing the Company with proceeds of $9,809, $9,341 and $8,516, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2007, 548,278 shares remain available for repurchase.
The Company reports comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” Accordingly, the Company’s accumulated other comprehensive income is reported in the Common Stockholders’ Equity section of the Consolidated Balance Sheets, the Consolidated Statements of Common Stockholders’ Equity and the related other comprehensive income is reported in the Consolidated Statements of Income and Comprehensive Income. The Company reports its unrealized gains on investments as other comprehensive income and accumulated other comprehensive income. Prior to the fourth quarter of 2006, a portion of the Company’s minimum pension liability had been charged to accumulated other comprehensive income or loss. During the fourth quarter of 2006, the Company recorded a regulatory asset for its minimum pension liability as it anticipates recovery of its future pension expense through customer rates. Concurrent with this adjustment in the fourth quarter of 2006, the minimum pension liability was adjusted through other comprehensive income and removed from accumulated other comprehensive income.
Note 13 — Net Income per Common Share and Equity per Common Share
Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share is based on the weighted average number of common shares outstanding and potentially dilutive shares. The dilutive effect of employee stock options and shares issuable under the forward equity sale agreement (from the date the company entered into the forward equity sale agreement to the settlement date) is included in the computation of diluted net income per share. The dilutive effect of stock options and shares issuable under the forward equity sale agreement is calculated using the treasury stock method and expected proceeds upon exercise of the stock options and settlement of the forward equity sale agreement. The following table summarizes the shares, in thousands, used in computing basic and diluted net income per share:

	Years ended December 31,
	2007	2006	2005
Average common shares outstanding during the period for basic computation	132,814	130,725	127,364
Effect of dilutive securities:
Employee stock options	715	978	1,842
Forward equity shares	73	71	—

Average common shares outstanding during the period for diluted computation	133,602	131,774	129,206

For the years ended December 31, 2007 and 2006, employee stock options to purchase 1,101,581 and 581,850 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods. For the year ended December 31, 2005, there were no outstanding employee stock options excluded from the calculation of diluted net income per share as the average market price of the Company’s common stock was greater than the options’ exercise price.
Equity per common share was $7.32 and $6.96 at December 31, 2007 and 2006, respectively. These amounts were computed by dividing common stockholders’ equity by the number of shares of common stock outstanding at the end of each year.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 14 — Shareholder Rights Plan
The Company has elected not to renew or extend the Shareholder Rights Plan that expires on March 1, 2008.
Note 15 — Employee Stock and Incentive Plan
Under the 2004 Equity Compensation Plan (the “2004 Plan”), as approved by the shareholders to replace the 1994 Equity Compensation Plan (the “1994 Plan”), qualified and non-qualified stock options may be granted to officers, key employees and consultants at prices equal to the market price of the stock on the day of the grant. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors. The 2004 Plan authorizes 4,900,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2004 Plan may be issued as restricted stock and the maximum number of shares that may be subject to grants under the plans to any one individual in any one year is 200,000. Awards under the 2004 Plan are made by a committee of the Board of Directors. At December 31, 2007, 2,979,855 options underlying stock option and restricted stock awards were still available for grant under the 2004 Plan, although under the terms of the 2004 Plan, terminated, expired or forfeited grants under the 1994 Plan and shares withheld to satisfy tax withholding requirements under the 1994 Plan may be re-issued under the plan.
Stock Options — Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” which revised SFAS No. 123, “Accounting for Stock-based Compensation,” and superseded APB No. 25, “Accounting for Stock Issued to Employees.” Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value method in accordance with APB Opinion No. 25. Accordingly, no compensation expense related to granting of stock options had been recognized in the financial statements prior to adoption of SFAS No. 123R for stock options that were granted, as the grant price equaled the market price on the date of grant.
The Company adopted this standard using the modified prospective method, and accordingly the financial statement amounts for the prior periods presented in this report have not been restated to reflect the fair value method of expensing share-based compensation. Under this transition method, compensation cost recognized in the years ended December 31, 2007 and December 31, 2006 includes compensation cost for share-based payments granted prior to, but not vested as of January 1, 2006, and share-based payments granted after January 1, 2006. For the year ended December 31, 2007, the impact of SFAS No. 123R on the Company’s share-based compensation resulted in the following: operations and maintenance expense of $3,223, capitalized compensation costs within property, plant and equipment of $551, a reduction in income tax expense by $477, lowered net income by $2,746, lowered diluted net income per share by $0.021, and lowered basic net income per share by $0.021. For the year ended December 31, 2006, the impact of the adoption of SFAS No. 123R as compared to if the Company had continued to account for share-based compensation under APB Opinion No. 25: increased operations and maintenance expense by $2,894, increased capitalized compensation costs within property, plant and equipment by $631, lowered income tax expense by $326, lowered net income by $2,568, lowered diluted net income per share by $0.019, and lowered basic net income per share by $0.02. SFAS 123R requires the Company to estimate forfeitures in calculating the compensation expense instead of recognizing these forfeitures and the resulting reduction in compensation expense as they occur. As of January 1, 2006, the cumulative after-tax effect of this change in accounting for forfeitures, if this adjustment was recorded, would have been to reduce stock-based compensation by $12. The estimate of forfeitures will be adjusted over the vesting period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. The adoption of this standard had no impact on net cash flows and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceeded the associated compensation cost as determined under SFAS 123R. As of the date of adoption, the Company has calculated its pool of windfall tax benefits in accordance with the method outlined in SFAS 123R.

Options under the plans were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The fair value of each option is amortized into compensation expense on a straight-line basis over their respective 36 month vesting period, net of estimated forfeitures. The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model. The per share weighted average fair value at the date of grant for stock options granted during the years ended December 31, 2007, 2006 and 2005 was $5.52, $7.82 and $4.54 per option, respectively. The application of this valuation model relies on the following assumptions that are judgmental and sensitive in the determination of the compensation expense for the periods reported:

	2007	2006	2005
Expected term (years)	5.2	5.2	5.2
Risk-free interest rate	4.7%	4.7%	4.0%
Expected volatility	22.5%	25.8%	27.8%
Dividend yield	1.95%	1.76%	2.40%
Historical information was the principal basis for the selection of the expected term and dividend yield. The expected volatility is based on a weighted average combination of historical and implied volatilities over a time period that approximates the expected term of the option. The risk-free interest rate was selected based upon the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option.
The following table summarizes stock option transactions for the year ended December 31, 2007:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Life (years)	Value
Options:
Outstanding, beginning of year	3,364,778	$16.72
Granted	613,850	23.26
Forfeited	(89,431)	24.49
Expired	(40,137)	24.27
Exercised	(577,272)	12.69

Outstanding, end of year	3,271,788	$18.36	6.5	$14,849

Exercisable, end of year	2,121,029	$15.20	5.3	$14,195

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2007	2006	2005
Intrinsic value of options exercised	$6,030	$9,779	$18,473
Fair value of options vested	3,967	3,794	3,532
The following table summarizes information about the options outstanding and options exercisable as of December 31, 2007:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
	Shares	Life (years)	Price	Shares	Price
Range of prices:
$5.81 - 9.99	241,191	1.5	$7.76	241,191	$7.76
$10.00 - 12.99	765,807	4.5	12.23	765,807	12.23
$13.00 - 15.99	90,779	5.4	13.76	90,779	13.76
$16.00 - 16.99	451,227	6.3	16.15	451,227	16.15
$17.00 - 22.99	621,203	7.2	18.33	393,019	18.33
$23.00 - 29.99	1,101,581	8.7	26.23	179,006	29.46

	3,271,788	6.5	$18.36	2,121,029	$15.20

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
As of December 31, 2007, there was $4,184 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted average period of 1.1 years.
Restricted Stock — Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. Restricted stock awards result in compensation expense which is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The adoption of SFAS No. 123R had no impact on the Company’s recognition of stock-based compensation expense associated with restricted stock awards. The Company expects forfeitures of restricted stock to be de minimis. There were no forfeitures prior to the adoption of SFAS 123R for the grants that were under restriction as of January 1, 2006. During the years ended December 31, 2007, 2006 and 2005, the company recorded stock-based compensation related to restricted stock awards as operations and maintenance expense in the amounts of $1,097, $710 and $495, respectively. The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2007:

	Number	Weighted
	of	Average
	Shares	Fair Value
Nonvested shares at beginning of period	56,888	$23.98
Granted	55,000	23.27
Vested	(37,443)	21.85
Forfeited	(5,000)	29.46

Nonvested shares at end of period	69,445	$24.17

The following table summarizes the value of restricted stock awards at the date the restriction lapsed:

	Years ended December 31,
	2007	2006	2005
Intrinsic value of restricted stock awards vested	$835	$660	$614
Fair value of restricted stock awards vested	818	465	500
As of December 31, 2007, $925 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted average period of 1.1 years. The aggregate intrinsic value of restricted stock as of December 31, 2007 was $1,472. The aggregate intrinsic value of restricted stock is based on the number of shares of restricted stock and the market value of the Company’s common stock as of the period end date.
Note 16 — Pension Plans and Other Postretirement Benefits
The Company maintains qualified, defined benefit pension plans that cover a substantial portion of its full-time employees who were hired prior to April 1, 2003. Retirement benefits under the plans are generally based on the employee’s total years of service and compensation during the last five years of employment. The Company’s policy is to fund the plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Excess Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for certain current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow. Employees hired after April 1, 2003 may participate in a defined contribution plan that provides a Company matching contribution on amounts contributed by participants and an annual profit-sharing contribution based upon a percentage of the eligible participants’ compensation.

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
Under SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R),” the Company records the underfunded status of its pension and other postretirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to common stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates. As a result of adopting SFAS No. 158 on December 31, 2006, the additional minimum liability associated with the Company’s defined benefit pension plan was eliminated as it is no longer required to be recorded under SFAS No. 158. Prior to the adoption of SFAS No. 158 on December 31, 2006, the Company’s additional minimum liability was $3,498 and resulted from the accumulated benefit obligation exceeding the fair value of plan assets.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

		Other
	Pension	Postretirement
	Benefits	Benefits
Years:
2008	$8,030	$1,332
2009	8,529	1,498
2010	9,077	1,708
2011	9,752	1,898
2012	10,488	2,011
2013 - 2017	64,552	12,854

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at January 1,	$178,284	$179,741	$28,210	$29,161
Service cost	4,905	4,784	1,141	1,002
Interest cost	11,534	10,094	2,014	1,581
Plan amendments	—	406	—	—
Actuarial (gain)	(14,720)	(10,469)	(438)	(2,941)
Plan participants’ contributions	—	—	181	249
Benefits paid	(7,877)	(6,483)	(1,205)	(877)
Acquisition	21,983	—	4,428	—
Special termination benefits	389	211	51	35

Benefit obligation at December 31,	194,498	178,284	34,382	28,210

Change in plan assets:
Fair value of plan assets at January 1,	126,466	117,671	20,614	18,942
Actual return on plan assets	7,974	8,757	1,558	933
Employer contributions	8,572	6,521	2,316	1,367
Benefits paid	(7,877)	(6,483)	(1,024)	(628)
Acquisition	12,648	—	971	—

Fair value of plan assets at December 31,	147,783	126,466	24,435	20,614

Funded status of plan:
Net amount recognized at December 31,	$46,715	$51,818	$9,947	$7,596

The Company’s pension plans had an accumulated benefit obligation of $167,120 and $150,999 at December 31, 2007 and 2006, respectively. The following table provides the net liability recognized on the Consolidated Balance Sheets at December 31,:

			Other
	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Current liability	$(187)	$(131)	$—	$—
Noncurrent liability	(46,528)	(51,687)	(9,947)	(7,596)

Net liability recognized	$(46,715)	$(51,818)	$(9,947)	$(7,596)

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
At December 31, 2007 and 2006, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2007	2006
Projected benefit obligation	$194,498	$178,284
Fair value of plan assets	147,783	126,466

	Accumulated Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2007	2006
Accumulated benefit obligation	$167,120	$150,999
Fair value of plan assets	147,783	126,466
The following table provides the components of net periodic benefit costs for the years ended December 31,:

				Other
	Pension Benefits			Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Service cost	$4,905	$4,783	$4,847	$1,141	$1,003	$1,223
Interest cost	11,534	10,094	9,805	2,014	1,582	1,882
Expected return on plan assets	(11,205)	(9,397)	(9,536)	(1,503)	(1,299)	(1,261)
Amortization of transition obligation (asset)	(209)	(209)	(209)	104	104	803
Amortization of prior service cost	270	216	403	(281)	(281)	(57)
Amortization of actuarial (gain) loss	739	1,756	1,606	307	300	219
Amortization of regulatory asset	—	—	—	152	152	136
Special termination benefits	389	211	—	51	35	—
Capitalized costs	(2,548)	(2,037)	(1,847)	(895)	(792)	(739)

Net periodic benefit cost	$3,875	$5,417	$5,069	$1,090	$804	$2,206

The estimated net actuarial loss, prior service cost and transition asset for the Company’s pension plans that will be amortized in 2008 from the regulatory assets into net periodic benefit cost are $254, $259 and $209, respectively. The estimated net actuarial loss, prior service credit and transition obligation for the Company’s other postretirement benefit plans that will be amortized in 2008 from regulatory assets into net periodic benefit cost are $233, $281 and $104, respectively.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The significant assumptions related to the Company’s pension and other postretirement benefit plans are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Weighted average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	6.25%	5.90%	6.25%	5.90%
Rate of compensation increase	4.0-5.0%	4.0-5.0%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	8%	9%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5%	5%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2014	2011

Weighted average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	5.90%	5.65%	5.90%	5.65%
Expected return on plan assets	8.0%	8.0%	5.33-8.0%	5.33-8.0%
Rate of compensation increase	4.0-5.0%	4.0-5.0%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	9%	10%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5%	5%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2011	2011
n/a — Assumption is not applicable to pension benefits.
Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the expected health-care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease
Effect on the health-care component of the accrued other postretirement benefit obligation	$2,334	$(2,195)

Effect on total service and interest cost components of net periodic postretirement health-care benefit cost	$235	$(224)

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company’s discount rate assumption was determined using a yield curve that was produced from a universe containing over 500 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if the Company used spot rates, for various time periods, to discount the projected pension benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2007 pension expense by $764 and the pension liabilities by $7,500.
The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2007 pension expense by $350. For 2007, the Company used an 8.0% expected return on assets assumption which will remain unchanged for 2008. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Lehman Brothers Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.
The Company’s pension plan asset allocation and the target allocation by asset category are as follows:

	2008	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2007	2006
Asset Category:
Equity securities	50 to 75%	64%	63%
Debt securities	25 to 50%	27%	28%
Cash	0%	6%	7%
Other	0%	3%	2%

Total	100%	100%	100%

Equity securities include Aqua America, Inc. common stock in the amounts of $9,001 or 6.1% of total plan assets and $9,460 or 7.5% of total plan assets as of December 31, 2007 and 2006, respectively.
The asset allocation for the Company’s other postretirement benefit plans and the target allocation by asset category are as follows:

	2008	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2007	2006
Asset Category:
Cash and Other	65%	66%	66%
Equity securities	35%	34%	34%

Total	100%	100%	100%

Minimum funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2008 our pension contribution is expected to be approximately $12,186. In establishing the contribution amount, the Company has considered the potential impact of funding rule changes under the Pension Protection Act of 2006 and at this time does not anticipate the need to revise this amount based on the new rules. The Company’s funding of its PBOP cost during 2008 is expected to approximate $2,959.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to certain limitations. The Company’s matching contribution, recorded as compensation expense, was $1,316, $1,289 and $1,236 for the years ended December 31, 2007, 2006 and 2005, respectively.
Note 17 — Water and Wastewater Rates
In November 2007, the Company’s Pennsylvania operating subsidiary, Aqua Pennsylvania, Inc., filed an application with the Pennsylvania Public Utility Commission (“PAPUC”) requesting a $41,694 or 13.6% increase in annual revenues. The application is currently pending before the PAPUC and a final determination is anticipated by August 2008. On June 22, 2006, the PAPUC granted Aqua Pennsylvania, Inc. a $24,900 base water rate increase, on an annualized basis. The rates in effect at the time of the filing of this rate case included $12,397 in Distribution System Improvement Charges (“DSIC”) or 5.0% above the prior base rates. Consequently, the total base rates increased by $37,297 and the DSIC was reset to zero.
In December 2006, the Company’s operating subsidiary in Florida filed an application with the Florida Public Service Commission (“FPSC”) designed to increase water and wastewater rates by $7,298 on an annual basis. In April 2007, the Company commenced billing for a portion of the requested rates, in accordance with authorization from the FPSC. On August 28, 2007, the Company reached a settlement agreement with Florida’s Office of Public Counsel and the Attorney General of the State of Florida. The settlement agreement was approved by the FPSC, and among other stipulations, resulted in the Company voluntarily withdrawing its application, and agreeing to refund the additional revenue billed that was associated with this rate application. As a result of this agreement, during the third quarter of 2007, the Company recorded a revenue refund which reduced operating revenues by $571 for the amount of revenue recognized prior to the third quarter of 2007. Additionally, the Company wrote-off rate case expenses of $2,385 in 2007.
In 2004, the Company’s operating subsidiaries in Texas filed an application with the Texas Commission on Environmental Quality (“TCEQ”) to increase rates, on an annualized basis, by $11,920 over a multi-year period. The application seeks to increase annual revenues in phases and is accompanied by a plan to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximates the requested amount during the first years that the new rates are in effect. The application is currently pending before the TCEQ and several parties have joined the proceeding to challenge the rate request. The Company commenced billing for the requested rates and implemented the deferral plan in 2004, in accordance with authorization from the TCEQ in 2004. The additional revenue billed and collected prior to the final ruling is subject to refund based on the outcome of the ruling. The revenue recognized and the expenses deferred by the Company reflect an estimate of the final outcome of the ruling. In the event the Company’s request is denied completely or in part, the Company could be required to refund some or all of the revenues billed to date, and write-off some or all of the regulatory asset for the expense deferral. In December 2006, the TCEQ held hearings and issued a rate schedule that provided further clarification and an indication of the expected outcome of the rate proceeding. As a result of the December 2006 hearings, the Company revised its estimates of the final outcome of the TCEQ proceeding. During the fourth quarter of 2006, the revenue reserve was adjusted and additional revenues were recognized of $1,487 and the regulatory asset was increased resulting in lower expenses recognized of $1,199. As of December 31, 2007, we have deferred $12,382 of operating costs and $3,343 of rate case expenses and recognized $25,635 of revenue that is subject to refund based on the outcome of the final commission order. Based on the Company’s review of the present circumstances, no reserve is considered necessary for the revenue recognized to date or for the deferred operating costs and rate case expense.
The Company’s other operating subsidiaries were allowed annual rate increases of $5,596 in 2007, $7,366 in 2006 and $5,142 in 2005, represented by twenty-three, thirty-two and twenty-three rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $4,636, $3,580 and $3,144 in 2007, 2006 and 2005, respectively.
Six states in which the Company operates permit water utilities, and in two states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2007, 2006 and 2005 of $11,507, $7,873 and $10,186, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 18 — Segment Information
The Company has identified fourteen operating segments and one reportable segment. Prior to the acquisition in 2006 of companies that provide on-site septic tank pumping and sludge hauling services, the Company’s non-regulated operations were limited in scope and impact on its financial results and assets, and as a result the Company previously operated them as part of its regulated operating segments. The Company made this determination based on an evaluation of its operating segments during 2006.
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
One segment is included within the other category below. This segment is not quantitatively significant and is comprised of the Company’s businesses that provide on-site septic tank pumping, sludge hauling services and other water and wastewater services. In addition to this segment, other is comprised of other business activities not included in the reportable segment, including corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.
The following table presents information about the Company’s reportable segment:

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2007			December 31, 2006
	Regulated	Other	Consolidated	Regulated	Other	Consolidated
Operating revenues	$589,743	$12,756	$602,499	$526,293	$7,198	$533,491
Operations and maintenance expense	243,755	9,337	253,092	216,919	2,641	219,560
Depreciation	84,998	(1,820)	83,178	73,380	(2,485)	70,895
Operating income	211,899	4,117	216,016	199,224	6,323	205,547
Interest expense, net of AFUDC	59,689	4,279	63,968	43,348	11,143	54,491
Income tax	60,224	304	60,528	62,134	(1,888)	60,246
Net income	93,769	1,245	95,014	94,941	(2,937)	92,004
Capital expenditures	236,230	1,910	238,140	271,777	(71)	271,706
Total assets	3,223,681	3,231	3,226,912	2,819,385	58,518	2,877,903
Goodwill	32,510	4,121	36,631	18,537	4,043	22,580

	As of or For the Year Ended
	December 31, 2005
	Regulated	Other	Consolidated
Operating revenues	$493,456	$3,323	$496,779
Operations and maintenance expense	202,662	426	203,088
Depreciation	63,756	(3,009)	60,747
Operating income	191,419	5,088	196,507
Interest expense, net of AFUDC	41,857	7,758	49,615
Income tax	58,647	(1,734)	56,913
Net income	92,092	(936)	91,156
Capital expenditures	236,637	825	237,462
Total assets	2,699,941	(64,895)	2,635,046
Goodwill	20,078	102	20,180

Selected Quarterly Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(In thousands of dollars, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2007
Operating revenues	$137,301	$150,624	$165,491	$149,083	$602,499
Operations and maintenance expense	60,295	63,334	67,069	62,394	253,092
Operating income	43,745	54,770	65,347	52,154	216,016
Net income	16,858	23,727	29,518	24,911	95,014
Basic net income per common share	0.13	0.18	0.22	0.19	0.72
Diluted net income per common share	0.13	0.18	0.22	0.19	0.71
Dividend paid per common share	0.1150	0.1150	0.1250	0.1250	0.4800
Dividend declared per common share	0.1150	0.1150	0.1250	0.1250	0.4800
Price range of common stock
- high	24.03	23.50	26.62	24.39	26.62
- low	20.50	21.40	21.40	18.86	18.86

2006
Operating revenues	$117,949	$131,749	$146,950	$136,843	$533,491
Operations and maintenance expense	51,316	55,433	59,127	53,684	219,560
Operating income	40,622	50,089	59,523	55,313	205,547
Net income	16,564	22,386	27,331	25,723	92,004
Basic net income per common share	0.13	0.17	0.21	0.19	0.70
Diluted net income per common share	0.13	0.17	0.21	0.19	0.70
Dividend paid per common share	0.1069	0.1069	0.1150	0.1150	0.4438
Dividend declared per common share	0.1069	0.1069	0.2300	—	0.4438
Price range of common stock
- high	29.79	27.82	23.93	24.94	29.79
- low	26.50	20.13	21.13	21.54	20.13
High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividend paid in December 2006 of $0.115 was declared in September 2006.

Summary of Selected Financial Data	Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

Years ended December 31,	2007	2006	2005	2004 (a)	2003 (b)
PER COMMON SHARE:
Net income
Basic	$0.72	$0.70	$0.72	$0.64	$0.60
Diluted	0.71	0.70	0.71	0.64	0.59
Cash dividends declared and paid	0.48	0.44	0.40	0.37	0.34
Return on average stockholders’ equity	10.0%	10.6%	11.7%	11.4%	12.3%
Book value at year end	$7.32	$6.96	$6.30	$5.88	$5.33
Market value at year end	21.20	22.78	27.30	18.44	16.58

INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$602,499	$533,491	$496,779	$442,039	$367,233
Depreciation and amortization	88,011	75,041	65,488	58,864	51,463
Interest expense, net (c)	63,968	54,491	49,615	46,375	42,535
Income before income taxes	155,542	152,250	148,069	132,131	116,718
Provision for income taxes	60,528	60,246	56,913	52,124	45,923
Net income available to common stock	95,014	92,004	91,156	80,007	70,785

BALANCE SHEET HIGHLIGHTS:
Total assets	$3,226,912	$2,877,903	$2,635,046	$2,355,374	$2,071,252
Property, plant and equipment, net	2,792,794	2,505,995	2,279,950	2,069,812	1,824,291
Common stockholders’ equity	976,298	921,630	811,923	747,231	658,118
Long-term debt, including current portion	1,238,980	982,815	903,083	834,656	736,052
Total debt	1,295,898	1,101,965	1,041,588	909,466	832,511

ADDITIONAL INFORMATION:
Net cash flows from operating activities	$194,168	$170,726	$199,674	$173,603	$143,373
Capital additions	238,140	271,706	237,462	195,736	163,320
Net cash expended for acquisitions of utility systems and other	51,226	11,848	11,633	54,300	192,331
Dividends on common stock	63,763	58,023	51,139	45,807	39,917
Number of utility customers served (d)	950,732	926,823	864,894	835,512	749,491
Number of shareholders of common stock	28,286	28,348	27,054	24,082	22,726
Common shares outstanding (000)	133,400	132,326	128,970	127,180	123,452
Employees (full-time)	1,585	1,540	1,489	1,442	1,260

(a)	2004 includes a partial year of financial results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.

(b)	2003 includes five months of financial results for the AquaSource operations acquired in July 2003.

(c)	Net of allowance for funds used during construction and interest income.

(d)	2006 includes 44,792 customers associated with the New York Water Service Corporation which closed on January 1, 2007. The operating results of this acquisition will be reported in our consolidated financial statements beginning January 1, 2007.