Form 10-K, Exhibit 13
period 2008-12-31
AQUA AMERICA INC
filed 2009-02-27
CIK 78128

Exhibit 13.1
SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS
FOR THE YEAR ENDED DECEMBER 31, 2008

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
•	recovery of capital expenditures and expenses in rates;
•	projected capital expenditures;
•	availability and cost of capital financing;
•	dividend payment projections;
•	future financing plans;
•	future pension contributions;
•	opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;
•	acquisition-related costs and synergies;
•	the capacity of our water supplies, water facilities and wastewater facilities;
•	the impact of geographic diversity on our exposure to unusual weather;
•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage;
•	the availability and cost of key production necessities, including power, chemicals and purchased water or wastewater services;
•	the availability of qualified personnel;
•	the return performance of our defined benefit pension plan assets;
•	general economic conditions; and
•	the impact of accounting pronouncements.
Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:
•	changes in general economic, business, credit and financial market conditions;
•	changes in government regulations and policies, including environmental and public utility regulations and policies;
•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;
•	our ability to file rate cases on a timely basis to minimize regulatory lag;
•	changes in environmental conditions, including those that result in water use restrictions;
•	abnormal weather conditions;
•	changes in, or unanticipated, capital requirements;
•	changes in our credit rating or the market price of our common stock;
•	our ability to integrate businesses, technologies or services which we may acquire;
•	our ability to manage the expansion of our business;
•	the extent to which we are able to develop and market new and improved services;
•	the effect of the loss of major customers;
•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;
•	increasing difficulties in obtaining insurance and increased cost of insurance;
•	cost overruns relating to improvements or the expansion of our operations;
•	changes in accounting pronouncements; and
•	civil disturbance or terroristic threats or acts.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this report with the understanding that our actual future results, performance and achievements may be materially different from what we expect. These forward-looking statements represent our estimates and assumptions only as of the date of this report. Except for our ongoing obligations to disclose material information under the federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. As you read this report, you should pay particular attention to the “Risk Factors” included in our Annual Report on Form 10-K.
OVERVIEW
The Company
Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be approximately 3.0 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 53% of our operating revenues for 2008 and, as of December 31, 2008, provided water or wastewater services to approximately one-half of the total number of people we serve located in the suburban areas north and west of the City of Philadelphia and in 24 other counties in Pennsylvania. Our other subsidiaries provide similar services in 12 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties, and septage services, close to our utility companies’ service territories.
Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, Inc., formerly known as Philadelphia Suburban Water Company. In the early 1990s we embarked on a growth through acquisition strategy focused on water and wastewater operations. Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of Aqua Source, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition of New York Water Service Corporation in 2007. Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry and has extended our regulated operations from southeastern Pennsylvania to include operations in 12 other states.
Industry Mission
The mission of the investor-owned water utility industry is to provide quality and reliable water service at an affordable price to customers, while earning a fair return for shareholders. A number of challenges face the industry, including:
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Rate Case Management Capability — We strive to achieve the industry’s mission by effective planning and efficient use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants and other infrastructure. This capability is important to our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Accordingly, the objective of our rate case management strategy is to provide that the rates of our utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In pursuing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in operating and other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions or local regulatory authorities. In general, as a regulated enterprise, our water and wastewater rates are established to provide recovery of utility operating costs, taxes, interest on debt used to finance capital investments and a return on equity used to finance capital investments. Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business determines the profitability of the Company.
Our water and wastewater operations are comprised of approximately 200 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division. Eight of the states in which we operate permit some form of consolidated rates in varying degrees for the rate divisions in that state, and two states currently permit us to fully consolidate rate filings state-wide. Due to the length of time since the last rate increase for some of our systems and the large amount of capital improvements relative to the number of customers in some smaller systems, the proposed rate increase in some of these systems may be substantial. Also, as a result of the condition of some of the systems acquired and the time needed to make the capital investments required to maintain compliance prior to requesting rates, some divisions have experienced or are experiencing longer periods of regulatory lag. We can provide no assurance that the rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which we initially sought the rate increases. We are currently in active rate proceedings in 7 of our 13 states.
Revenue Surcharges — Six states in which we operate water utilities, and two states in which we operate wastewater utilities, permit us to add a surcharge to water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, certain states permit our subsidiaries to use a surcharge or credit on their bills to reflect certain allowable changes in costs, such as changes in state tax rates, other taxes and purchased water, until such time as these changes in costs are fully incorporated in base rates.
Effects of Inflation — Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. Even during periods of moderate inflation, as has been experienced in 2008, 2007 and 2006, the effects of inflation on our operating results are noticeable and partly responsible for lower than expected earnings growth. Two states allow annual inflationary index filings to help offset the effects of inflation on our operating costs.

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
During 2008, we completed 9 acquisitions and other growth ventures which, along with the organic growth in our existing systems, represent 9,941 new customers. During 2007, we completed 26 acquisitions which, along with the organic growth in our existing systems, represent 23,909 new customers. In addition on January 1, 2007, we completed the acquisition of the capital stock of New York Water Service Corporation for $26,664 in cash, as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,000 of long-term debt. The operating results of New York Water Service Corporation have been included in our consolidated financial statements beginning January 1, 2007. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York and these customers are included in our customer count as of December 31, 2006. The acquisition was funded through the issuance of long-term debt that was issued in 2006.
During 2005 and 2006, we completed six acquisitions of non-regulated companies that provide on-site septic tank pumping, sludge hauling and other wastewater-related services to customers in eastern Pennsylvania, New Jersey, Delaware, New York and Maryland. The operating revenues of these businesses for the years ended December 31, 2008, 2007 and 2006 were $10,196, $10,209 and $5,424, respectively, and are excluded from our Regulated segment. In total during 2006, $7,897 in cash was invested in these non-regulated wastewater and septage acquisitions on which we believe we will earn an appropriate return. Please refer to the section captioned “Acquisitions” for an additional discussion of acquisitions.
In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation. In February 2008, through a condemnation proceeding we turned over the northern portion of our Fort Wayne, Indiana system representing 10,921 customers. In addition, pursuant to our plan to evaluate and dispose of underperforming utility systems, we sold the following utility systems: in August 2008 we sold a water and wastewater utility system in Illinois representing 11,598 customers; and in December 2007 we sold a water utility system representing 1,304 customers.
We believe that utility acquisitions will continue to be the primary source of customer growth for us. With approximately 52,000 community water systems in the U.S., 83% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate, we believe there are approximately 22,000 community water systems of widely-varying size, with the majority of the population being served by government-owned water systems.
Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (EPA) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2004, there are approximately 16,600 such facilities in the nation serving approximately 75% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 9,800 wastewater facilities in operation or planned in the 13 states where we operate. We also intend to explore opportunities in the non-regulated wastewater and septage businesses when they complement our utility companies.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Because of the fragmented nature of the water and wastewater utility industries, we believe that there are many potential water and wastewater system acquisition candidates throughout the United States. We believe the factors driving the consolidation of these systems are:
•	the benefits of economies of scale;
•	increasingly stringent environmental regulations;
•	the need for substantial capital investment;
•	limited access to cost-effective financing; and
•	the need for technological and managerial expertise.
We are actively exploring opportunities to expand our water and wastewater utility operations through acquisitions or otherwise. We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater systems of all sizes that provide services in areas adjacent to our existing service territories or in new service areas. We continue to explore opportunities for the acquisition of other non-regulated wastewater service and septage businesses that are located near our existing markets, growing our existing revenue base in this business by offering the wastewater services to nearby residents with on-site sewer systems, adding new customers to this business and expanding the services that are provided to them.
Sendout
“Sendout” represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly in our northern service territories during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. In general during this period, an extended period of dry weather increases water consumption, while above average rainfall decreases water consumption. Also, an increase in the average temperature generally causes an increase in water consumption. Conservation efforts, construction codes which require the use of low flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can adversely affect water consumption. We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may result in a trend of a decline in water usage per customer.
On occasion, drought warnings and water use restrictions are issued by governmental authorities for portions of our service territories in response to extended periods of dry weather conditions regardless of our ability to meet unrestricted customer water demands. The timing and duration of the warnings and restrictions can have an impact on our water revenues and net income. In general, water consumption in the summer months is affected by drought warnings and restrictions to a higher degree because discretionary and recreational use of water is highest during the summer months, particularly in our northern service territories. At other times of the year, warnings and restrictions generally have less of an effect on water consumption.
The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory. During the year ended December 31, 2008, our operating revenues were derived principally from the following states: 53% in Pennsylvania, 8% in Texas, 7% in Ohio, 7% in Illinois, and 6% in North Carolina.
Performance Measures Considered by Management
We consider the following financial measures to be the fundamental basis by which we evaluate our operating results: earnings per share, operating revenues, net income and the dividend rate on common stock. In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment: our number of utility customers, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio” or “efficiency ratio”); return on revenues (net income divided by operating revenues); and return on equity (net income divided by common stockholders’ equity). We review these measurements regularly and compare them to historical periods, to our operating budget as approved by the Aqua America, Inc. Board of Directors, and to other publicly-traded water utilities.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness in light of the changing nature of our company. During the past five years, our operating expense ratio has been effected over time due to a number of factors, including the following:
•	Acquisitions — The Heater Utilities, Inc. and Florida Water Services acquisitions increased our operating expense ratio due to the operating revenues generated by these operations being accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company which are more densely-populated and have integrated operations. These acquired operations can be characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of the Aqua America operations which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. In addition, in 2006 we completed several acquisitions of companies that provide on-site septic tank pumping and sludge hauling services. The cost-structure of these businesses differs from our utility companies in that these businesses have a much higher ratio of operations and maintenance expenses to operating revenues and lower capital investment and consequently a lower ratio of fixed capital costs versus operating revenues. As a result, the ratio of operating income compared to operating revenues is not comparable between the businesses. The non-regulated wastewater and septage service business is not a component of our Regulated segment.
•	Regulatory lag — The efficiency ratio is influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates), or decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in water consumption as impacted by adverse weather conditions or conservation trends.
•	New accounting pronouncements — Beginning in 2006, our results reflect the effects of the adoption of SFAS No. 123R, “Share-Based Payment” as we began to record compensation expense for the fair value of stock options granted. The effect of recording compensation expense for stock options increased our operations and maintenance expense by $2,997 in 2008, $3,223 in 2007 and $2,894 in 2006. Prior to 2006, no compensation expense related to granting of stock options had been recognized in the financial statements.
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
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Selected Financial and Operating Statistics
Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2008 (a)	2007 (b)	2006 (c)	2005	2004 (d)
Utility customers:
Residential water	791,929	796,591	780,828	724,954	702,367
Commercial water	38,334	37,330	36,280	33,975	33,720
Industrial water	1,299	1,317	1,337	1,356	1,365
Other water	16,466	16,509	15,587	15,584	15,700
Wastewater	97,512	97,631	92,791	89,025	82,360

Total	945,540	949,378	926,823	864,894	835,512

Operating revenues:
Residential water	$374,572	$360,542	$317,770	$295,473	$264,910
Commercial water	90,062	85,553	76,076	73,455	65,605
Industrial water	19,873	19,548	18,752	18,364	17,377
Other water	58,504	58,274	51,263	50,827	44,593
Wastewater	58,873	52,891	48,907	42,176	35,931
Other utility	13,278	12,935	13,525	13,161	11,556

Regulated segment total	615,162	589,743	526,293	493,456	439,972
Other	11,810	12,756	7,198	3,323	2,067

Consolidated	$626,972	$602,499	$533,491	$496,779	$442,039

Operations and maintenance expense	$262,122	$253,092	$219,560	$203,088	$178,345

Net income	$97,918	$95,014	$92,004	$91,156	$80,007

Capital expenditures	$267,418	$238,140	$271,706	$237,462	$195,736

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	41.8%	42.0%	41.2%	40.9%	40.3%
Depreciation and amortization	15.0%	14.6%	14.1%	13.2%	13.3%
Taxes other than income taxes	7.1%	7.5%	6.2%	6.4%	6.2%
Interest expense, net	10.9%	11.1%	10.9%	10.4%	11.0%
Net income	15.6%	15.8%	17.2%	18.3%	18.1%

Return on average stockholders’ equity	9.6%	10.0%	10.6%	11.7%	11.4%

Effective tax rates	39.7%	38.9%	39.6%	38.4%	39.4%

(a)	2008 utility customers were impacted by the loss of 22,519 utility customers associated with the utility systems disposed of. Net income includes the gain of $2,427 ($4,118 pre-tax) realized on the sale of a utility system. The gain is reported in the 2008 consolidated statement of income as a reduction to operations and maintenance expense.

(b)	Net income includes the gain of $657 ($1,095 pre-tax) realized on the sale of a utility system. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense.

(c)	2006 includes 44,792 customers associated with the New York Water Service Corporation acquisition which was completed on January 1, 2007, and the operating results have been reported in our consolidated financial statements beginning January 1, 2007.

(d)	Net income includes the gain of $1,522 ($2,342 pre-tax) realized on the sale of a water system. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. 2004 also includes a partial year of financial results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
RESULTS OF OPERATIONS
Our net income has grown at an annual compound rate of approximately 6.7% during the five-year period ended December 31, 2008. During the past five years, operating revenues grew at a compound rate of 11.3% and total expenses, exclusive of income taxes, grew at a compound rate of 12.9%.
Operating Segments
We have identified fourteen operating segments and we have one reportable segment based on the following:
•	Thirteen segments are comprised of our water and wastewater regulated utility operations in the thirteen states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment.
•	One segment is not quantitatively significant to be reportable and is comprised of the businesses that provide on-site septic tank pumping, sludge hauling services, and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.
Unless specifically noted, the following discussion and analysis provides information on our consolidated results of operations. The following table provides the Regulated segment and Consolidated information for the years ended December 31, 2008, 2007 and 2006:

	2008			2007
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated
Operating revenues	$615,162	$11,810	$626,972	$589,743	$12,756	$602,499
Operations and maintenance expense	251,799	10,323	262,122	243,755	9,337	253,092
Taxes other than income taxes	43,323	1,426	44,749	44,011	1,369	45,380

Earnings before interest, taxes, depreciation and amortization	$320,040	$61	320,101	$301,977	$2,050	304,027

Depreciation and amortization			94,300			88,011

Operating income			225,801			216,016
Interest expense, net of AFUDC			64,898			63,968
Gain on sale of other assets			(1,599)			(3,494)
Provision for income taxes			64,584			60,528

Net income			$97,918			$95,014

	2006
	Regulated	Other and Eliminations	Consolidated
Operating revenues	$526,293	$7,198	$533,491
Operations and maintenance expense	216,919	2,641	219,560
Taxes other than income taxes	32,273	1,070	33,343

Earnings before interest, taxes, depreciation and amortization	$277,101	$3,487	280,588

Depreciation and amortization			75,041

Operating income			205,547
Interest expense, net of AFUDC			54,491
Gain on sale of other assets			(1,194)
Provision for income taxes			60,246

Net income			$92,004

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Results
Operating Revenues — The growth in revenues over the past five years is a result of increases in the customer base, water rates and the acquisition of non-regulated operations. The number of customers increased at an annual compound rate of 4.8% in the past five years primarily as a result of acquisitions of water and wastewater systems, including the January 1, 2007 acquisition of New York Water Service Corporation, and the mid-year 2004 Heater and Florida Water Services acquisitions. If adjusted for the utility system dispositions during the past five years, the annual compound customer growth rate would have been 5.5%. The operating revenues and financial results of New York Water Service Corporation have been included in our consolidated financial statements beginning January 1, 2007. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $5,859 in 2008, $28,578 in 2007 and $4,715 in 2006. Excluding the effect of acquisitions and dispositions, our customer base increased at a five-year annual compound rate of 2%. Rate increases implemented during the past three years have provided additional operating revenues of approximately $28,898 in 2008, $25,658 in 2007 and $32,000 in 2006.
On July 31, 2008, the Pennsylvania Public Utility Commission (“PAPUC”) granted our operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $34,428, on an annualized basis. The rates in effect at the time of the filing included $14,269 in Distribution System Improvement Charges (“DSIC”) or 5% above prior base rates. Consequently, the total base rates increased by $48,697 and the DSIC was reset to zero.
On June 22, 2006, the PAPUC granted our Pennsylvania operating subsidiary a $24,900 base water rate increase, on an annualized basis. The rates in effect at the time of the filing of this rate case included $12,397 in DSIC or 5% above the prior base rates. Consequently, the total base rates increased by $37,297 and the DSIC was reset to zero.
In May 2008, our operating subsidiary in Florida filed an application with the Florida Public Service Commission (“FPSC”) designed to increase water and wastewater rates by $8,374 on an annual basis. We anticipate a final order to be issued by March 2009. In December 2006, our operating subsidiary in Florida had previously filed a rate application with the FPSC designed to increase water and wastewater rates by $7,298 on an annual basis. In April 2007, we had commenced billing for a portion of the requested rates, in accordance with authorization from the FPSC. However, during the third quarter of 2007 we reached a settlement agreement that, among other stipulations, resulted in us voluntarily withdrawing our application, and agreeing to refund the interim revenue billed that was associated with this rate application. As a result of this agreement, the Company wrote-off rate case expenses of $2,385 in 2007.
On September 23, 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued its final ruling approving the rate application that was filed in 2004 by our operating subsidiary to increase rates, on an annualized basis, by $11,920 over a multi-year period beginning in 2004. The application sought to increase annual revenues in phases and was accompanied by a plan to defer and amortize a portion of our depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximated the requested amount during the first years that the new rates were in effect. We commenced billing for the requested rates and implemented the deferral plan in 2004. As a result of the final order, the regulatory asset for the deferred operating costs and rate case expenses was set at $13,697, an amount that was $1,590 lower than the book balance, resulting in an expense adjustment in the third quarter of 2008. Beginning January 1, 2009, the regulatory asset for the deferred operating costs and rate case expense will be recovered through two separate twenty-four month surcharge mechanisms. The final order had been appealed to the TCEQ by two parties, and the TCEQ has exercised its legal authority to take no action within the required period. As a result, the parties have filed suit against the TCEQ in an effort to appeal the order. The additional revenues billed and collected in connection with the case are subject to refund based on the outcome of the appeal. The revenue recognized and the expenses deferred by us reflect an estimate of the final outcome of the case. As of December 31, 2008, we have deferred $10,946 of operating costs and $2,751 of rate case expenses, and recognized $36,411 of revenue that is subject to refund based on the outcome of the appeal. Based on our review of the present circumstances, no reserve is considered necessary for the revenue recognized to date.
Our operating subsidiaries located in other states received rate increases representing estimated annualized revenues of $18,310 in 2008 resulting from 22 rate decisions, $5,596 in 2007 resulting from 23 rate decisions, and $7,366 in 2006 resulting from 32 rate decisions. Revenues from these increases realized in the year of grant were approximately $7,531 in 2008, $4,636 in 2007 and $3,580 in 2006. As of December 31, 2008, our operating subsidiaries currently have filed 3 rate requests which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $12,767 in annual revenues. During 2009, we intend to file 14 additional rate requests proposing an aggregate of approximately $17,299 of increased annual revenues; however we can provide no assurance that the full amount of the requested rate increases will be granted.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $11,771 in 2008, $11,507 in 2007 and $7,873 in 2006.
Our Regulated segment also includes certain non-regulated operating revenues of $13,278 in 2008, $12,935 in 2007 and $13,525 in 2006. These operating revenues are associated with contract operations that are integral to the regulated utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.
In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with non-regulated wastewater, septage, and operating and maintenance contracts of $11,810 in 2008, $12,756 in 2007 and $7,198 in 2006. The decrease in 2008 compared to 2007 resulted from eliminating certain data processing services in 2008 and the associated reduction in service fees. The increase in 2007 over 2006 resulted primarily from a full year of operations in 2007 from several septage businesses acquired in 2006. Acquisitions outside our Regulated segment have provided additional operating revenues of $0 for operations acquired in 2008, $4,765 for operations acquired in 2007, and $3,935 for operations acquired in 2006.
Operations and Maintenance Expenses — Operations and maintenance expenses totaled $262,122 in 2008, $253,092 in 2007 and $219,560 in 2006. Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price increases. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture.
Operations and maintenance expenses increased in 2008 as compared to 2007 by $9,030 or 3.6% primarily due to additional operating costs associated with acquisitions of $3,677, higher water production costs of $1,702 due to price increases principally on purchased water, additional bad debt expense of $1,399, an increase in fuel costs to fuel our service vehicles of $1,380, the effect of the absence of the 2007 gain on the sale of a utility system of $1,095 in the fourth quarter of 2007, rate case expenses resulting from the final Texas rate case order of $859, and normal increases in other operating costs, offset partially by the gain on sale of a utility system of $4,118 in the third quarter of 2008, reduced expenses of $2,872 associated with the dispositions of our utility systems sold, and the absence of the charges that occurred in the third quarter of 2007 upon the withdrawal of the Florida rate case application of $2,385. In the consolidated statement of income for 2008, the gain on sale of utility systems is reported as a component of operations and maintenance expense.
Operations and maintenance expenses increased in 2007 as compared to 2006 by $33,532 or 15.3% primarily due to the additional operating costs associated with acquisitions of $15,400, increased water production costs of $3,068, additional expenses resulting from the preparation and administration of rate filings in Florida of $2,385, additional bad debt expense of $1,731, the receipt in 2006 of $1,500 as an offset to expense relating to a waiver of certain contractual rights without a corresponding amount in the current year, and normal increases in other operating costs, offset partially by the gain on sale of utility system of $1,095. In the consolidated statement of income for 2007, the gain on sale of utility systems was reported as a component of operations and maintenance expense. During certain periods in 2007, we temporarily discontinued collection efforts in some of our divisions in connection with the installation of a new billing system which resulted in increased accounts receivable written off and higher bad debt expense in both 2008 and 2007 over the previous years. The additional operating costs associated with acquisitions noted above includes $4,356 associated with the businesses that provide on-site septic tank pumping, sludge hauling services and other non-regulated water and wastewater services which are not a component of the Regulated segment.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Depreciation and Amortization Expenses — Depreciation expense was $88,785 in 2008, $83,178 in 2007 and $70,895 in 2006, and has increased principally as a result of our acquisitions of new utility systems and the significant capital expenditures made to expand and improve our existing utility facilities.
Amortization expense was $5,515 in 2008, $4,833 in 2007 and $4,146 in 2006, and has increased due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.
Taxes Other than Income Taxes — Taxes other than income taxes was $44,749 in 2008, $45,380 in 2007 and $33,343 in 2006. The decrease in 2008 is primarily due to a reduction in capital stock taxes of $300 associated with a decrease in the capital stock tax rate imposed on our operating subsidiary in Pennsylvania, a reduction in gross receipts tax of $290, a decrease in payroll taxes of $264 associated with an increase in our capitalized labor benefits in our operating subsidiary in Pennsylvania, and a reduction in property taxes of $219 associated with the dispositions of utility systems, offset primarily by an increase in public utility commission assessment taxes on our operating subsidiary in Pennsylvania. The increase in 2007 is due to additional property taxes associated with the acquired operations of New York Water Service of $7,084 and additional state taxes.
Interest Expense, net — Net interest expense was $68,572 in 2008, $66,921 in 2007 and $58,432 in 2006. Interest income of $2,310 in 2008, $3,569 in 2007 and $3,241 in 2006 was netted against interest expense. Interest expense increased in 2008 and 2007 primarily due to additional borrowings to finance capital projects and acquisitions. The 2008 increase was offset partially by the effects of decreased short-term interest rates. Interest income decreased in 2008 as compared to 2007 due to lower investment income earned on the proceeds from the issuance of tax-exempt bonds while being held by trustees pending completion of projects financed with the issuances and from lower income earned on overnight cash sweeps. Interest income increased in 2007 due to additional investment income earned in 2007 on the proceeds from the issuances of tax-exempt bonds while being held by trustees pending completion of projects financed with the issuances and from additional income earned on overnight cash sweeps. Such interest income is capitalized through our allowance for funds used during construction, a reduction to net interest expense. Interest expense on long-term debt during 2008 and 2007 was favorably impacted by a reduction in the weighted cost of long-term debt from 5.72% at December 31, 2006, to 5.58% at December 31, 2007 and to 5.35% at December 31, 2008.
Allowance for Funds Used During Construction — The allowance for funds used during construction (AFUDC) was $3,674 in 2008, $2,953 in 2007 and $3,941 in 2006 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, and to changes in the AFUDC rate which is based on short-term interest rates. The increase in 2008 is due to an increase in capital expenditures eligible for AFUDC. The decrease in 2007 is due to a decrease in the average balance of utility plant construction work in progress; offset partially by an increase in the AFUDC rate.
Gain on Sale of Other Assets — Gain on sale of other assets totaled $1,599 in 2008, $3,494 in 2007 and $1,194 in 2006 and consisted of gains on land and marketable securities sales. Gain on sale of land totaled $1,278 in 2008, $1,831 in 2007 and $1,194 in 2006. Gain on sale of marketable securities totaled $321 in 2008 and $1,663 in 2007. The gain realized on the following sales of utility systems was reported in the consolidated statement of income as a component of the line titled operations and maintenance expense: August 2008 gain on sale of $4,118 and a December 2007 gain on sale of $1,095.
Income Taxes — Our effective income tax rate was 39.7% in 2008, 38.9% in 2007 and 39.6% in 2006. The change in the effective tax rate in 2008 was due to a decrease in the tax deduction for qualified domestic production activities that increased our tax provision by approximately $763 in 2008 as compared to 2007. The change in the effective tax rate in 2007 is due to differences between tax deductible expenses and book expenses, and an increase in the tax deduction for qualified domestic production activities, as a result of a change in the deduction calculation, that reduced our tax provision by approximately $793 in 2007 as compared to 2006.
Summary — Operating income was $225,801 in 2008, $216,016 in 2007 and $205,547 in 2006 and net income was $97,918 in 2008, $95,014 in 2007 and $92,004 in 2006. Diluted income per share was $0.73 in 2008, $0.71 in 2007 and $0.70 in 2006. The changes in the per share income in 2008 and 2007 over the previous years were due to the aforementioned changes in income and impacted by a 0.8% increase in the average number of common shares outstanding during 2008 and a 1.4% increase in the average number of common shares outstanding during 2007, respectively. The increase in the number of shares outstanding in 2008 is primarily a result of the additional shares sold or issued through our dividend reinvestment plan, the issuance of 1,000,000 shares in June 2008 associated with the physical settlement of a portion of the forward equity sale agreement, and our employee stock and incentive plan. The increase in the number of shares outstanding in 2007 is primarily a result of the additional shares sold or issued through the employee stock and incentive plan, dividend reinvestment plan and the 2,250,000 additional shares issued by us in public offerings in June and August 2006.

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
Fourth Quarter Results — The following table provides our fourth quarter results:

	Three Months Ended
	December 31,
	2008	2007
Operating revenues	$159,840	$149,083

Operations and maintenance	65,929	62,394
Depreciation and amortization	25,391	22,751
Taxes other than income taxes	10,638	11,784

	101,958	96,929

Operating income	57,882	52,154
Interest expense, net	17,365	16,828
Allowance for funds used during construction	(642)	(835)
Gain on sale of other assets	(514)	(2,846)

Income before income taxes	41,673	39,007
Provision for income taxes	16,008	14,096

Net income	$25,665	$24,911

The increase in operating revenues was a result of additional revenues of $16,077 from an increase in water and wastewater rates implemented in various operating subsidiaries, offset by a decrease in infrastructure rehabilitation surcharge revenue of $2,902, the loss of utility revenues associated with utility system dispositions of $1,509, and a decrease in water consumption. The higher operations and maintenance expense is due primarily to the effect of the 2007 gain on the sale of a utility system of $1,095 in the fourth quarter of 2007, $964 of additional operating costs associated with acquisitions, higher water production costs of $637, and normal increases in other operating expenses. The increased depreciation expense reflects the utility plant placed in service since the fourth quarter of 2007. The decrease in other taxes is primarily due to a decrease in property taxes resulting from the disposition of utility systems. The increased interest expense is due to additional borrowings to finance capital projects. The decrease in gain on sale of other assets is due to the effect of the absence of a 2007 gain on the sale of investments of $1,663, and reduced gains on the sales of land and other assets of $669.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
FINANCIAL CONDITION
Consolidated Cash Flow and Capital Expenditures
Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2008 were as follows:

	Net Operating	Common	Capital
	Cash Flow	Dividends	Expenditures	Acquisitions

2004	$173,603	$45,807	$195,736	$54,300
2005	199,674	51,139	237,462	11,633
2006	170,726	58,023	271,706	11,848
2007	194,168	63,763	238,140	51,226
2008	221,506	68,504	267,418	14,659

	$959,677	$287,236	$1,210,462	$143,666

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, water meters and an office building expansion. During this five-year period, we received $56,998 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $241,145, and have refunded $26,378 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the number of shares outstanding during the period.
Our planned 2009 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $283,719 of which $115,800 is for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation that qualify for infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude of our capital program. Our 2009 capital program, along with $7,297 of sinking fund obligations and debt maturities, and $109,656 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been or is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity through our dividend reinvestment and stock purchase plan, and the issuance of long-term debt.
Future utility construction in the period 2010 through 2013, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $1,100,000. We anticipate that approximately one-half of these expenditures will require external financing with debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans and the issuance of equity through public offerings. We expect to refinance $218,496 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.
Our primary sources of liquidity are cash flows from operations, borrowings under various short-term lines of credit and other credit facilities, and customer advances and contributions in aid of construction. Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief and water consumption. We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term borrowings. Over time, we refinance our short- term borrowings with long-term debt and proceeds from the issuance of common stock. The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings and cash flow to enable them to secure the capital they will need to operate and to maintain satisfactory debt coverage ratios.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Acquisitions
During the past five years, we have expended cash of $143,666 and issued 150,407 shares of common stock, valued at $2,675 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, and non-regulated businesses that provide wastewater and septage services. We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition dates. During 2008, we completed 9 acquisitions of water and wastewater systems in four of the states in which we operate. The 2008 acquisitions were completed for $14,659 in cash and the issuance of 125,723 shares of common stock valued at $2,000 at the time of the acquisition.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Dispositions
We routinely review and evaluate areas of our business and operating divisions and over time may sell certain utility systems or portions of systems. In August 2008, we sold a water and wastewater utility system for net proceeds of $10,500, which consisted of $1,900 in cash and the issuance of a 25-year note receivable of $8,600 that bears interest at 7.25% and provides for semi-annual principal and interest payments. The sale resulted in the recognition of a gain on the sale of these assets, net of expenses, of $4,118. The gain is reported in the consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented less than 0.1% of Aqua America’s total assets.
In December 2007, we sold a water utility system for net proceeds of $1,498, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2007 of a gain on the sale of these assets, net of expenses, of $1,095. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense. This utility system represented less than 0.1% of Aqua America’s total assets.
The City of Fort Wayne, Indiana (the “City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that we acquired in connection with the AquaSource acquisition in 2003. We had challenged whether the City was following the correct legal procedures in connection with the City’s condemnation, but the State Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of our utility system at a preliminary price based on the City’s valuation. We filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of our system and the payment of $16,911 based on the City’s valuation of this portion of the system. In January 2008, we reached a settlement agreement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically states that the final valuation of the portion of our system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, we turned over the system to the City upon receipt of the initial valuation payment. The Indiana Utility Regulatory Commission also reviewed and acknowledged the transfer of the Certificate of Territorial Authority for the Company’s northern system to the City. The proceeds received are in excess of the book value of the assets relinquished, and the proceeds were used to pay-down short-term debt. No gain has been recognized due to the contingency over the final valuation of the assets. Depending upon the outcome of the legal proceeding we may be required to refund a portion of the initial valuation payment, or we may receive additional proceeds. The northern portion of the utility system relinquished represented approximately 0.5% of our total assets.
The Company is routinely involved in other legal matters, including both asserted and unasserted legal claims, during the ordinary course of business. See Note 9 — Commitments and Contingencies for a discussion of the Company’s legal matters. It is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation. Also, unanticipated changes in circumstances and/or revisions to the assessed probability of the outcomes of legal matters could result in expenses being incurred in future periods as well as an increase in actual cash required to resolve the legal matter.
In 2004, as a result of the settlement of a condemnation action, one of our operating subsidiaries sold its water utility assets within the municipal boundaries of a city in one of our service territories for net proceeds of approximately $4,716, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2004 of a gain on the sale of these assets, net of expenses, of $2,342. The gain is reported in the 2004 consolidated statement of income as a reduction to operations and maintenance expense. We continue to operate this water system for the city under a multi-year operating contract that expires in December 2010. These water utility assets represented less than 1% of Aqua America’s total assets, and the total number of customers included in the water system sold represented less than 1% of our total utility customer base.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Sources of Capital
Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $715,343 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2008, we have a $95,000 long-term revolving credit facility that expires in May 2012, of which $13,639 was designated for letter of credit usage, $18,861 was available for borrowing and $62,500 of borrowings was outstanding at December 31, 2008. In addition, we had short-term lines of credit of $139,000, of which $58,411 was available. One of our credit facilities of $70,000 has a 364 day term and the balance of our short-term lines of credit are payable on demand. During the fourth quarter of 2008, we renewed $108,000 of the $117,000 of bank credit lines that matured. The balance of the $31,000 of remaining credit lines outstanding is subject to renewal in mid-year 2009. Although we believe we will continue to be able to renew these facilities, there is no assurance that they will be renewed, or what the terms of any such renewal will be. The United States credit and liquidity crisis that started in 2008 which caused substantial volatility in capital markets, including credit markets and the banking industry, has increased the cost and significantly reduced the availability of credit from financing sources, which may continue or worsen in the future. If in the future, our credit facilities are not renewed or our short-term borrowings are called for repayment, we would have to seek alternative financing sources, although there can be no assurance that these alternative financing sources would be available on terms acceptable to us. In the event we are not able to obtain sufficient capital, we may need to reduce our capital expenditures and our ability to pursue acquisitions that we may rely on for future growth could be impaired.
Our consolidated balance sheet historically has had a negative working capital position whereby routinely our current liabilities exceed our current assets. Management believes that internally generated funds along with existing credit facilities and the proceeds from the issuance of long-term debt and common stock will be adequate to provide sufficient working capital to maintain normal operations and to meet our financing requirements.
We are obligated to comply with debt covenants under some of our loan and debt agreements. During 2008, we were in compliance with our debt covenants under our credit facilities. Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.
We maintain a universal shelf registration on file with the SEC to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices.
In August 2006, we entered into a forward equity sale agreement for 3,525,000 shares of common stock with a third party (“forward purchaser”) and as of the completion of the following transactions in June 2008, no shares remain under contract. In connection with the forward equity sale agreement, the forward purchaser borrowed an equal number of shares of our common stock from stock lenders and sold the borrowed shares to the public. We did not receive any proceeds from the sale of our common stock by the forward purchaser until settlement of the shares underlying the forward equity sale agreement. In March and June 2008, we elected to perform a net cash settlement under the forward equity sale agreement of an aggregate 2,525,000 shares of the Company’s common stock, which resulted in payments of $11,011 by the forward purchaser to the Company. No shares were issued in connection with the net cash settlement and the payments received were recorded as an increase to common stockholders’ equity. Also in June 2008, we settled the remaining 1,000,000 shares under the forward equity sale agreement by physical settlement. As a result, we issued 1,000,000 shares of common stock and received proceeds from the forward purchaser of $22,318. The forward equity sale agreement has now been completely settled and there are no additional shares subject to the forward equity sale agreement. The proceeds received by us upon settlement of the forward equity sale agreement were used to fund our future capital expenditure program and acquisitions, and for working capital and other general corporate purposes. In addition, we completed the following offerings of equity under the universal shelf registration:
•	In June 2006, we sold 1,750,000 shares of common stock in a public offering for proceeds of $37,400, net of expenses.
•	In August 2006, we sold 500,000 shares of common stock in a public offering for proceeds of $10,700, net of expenses.
The net proceeds from these offerings were used to fund our capital expenditure program and acquisitions, and for working capital and other general corporate purposes. In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2008, we issued 125,723 shares of common stock totaling $2,000 to acquire a wastewater system. During 2005, we issued 24,684 shares of common stock totaling $675 to acquire a water system. During 2007, 2006 and 2004, we did not issue any shares under the acquisition shelf registration. The balance remaining available for use under the acquisition shelf registration as of December 31, 2008 is 2,068,539 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2008 dividend payment, holders of 15.4% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 2,359,068 original issue shares of common stock for net proceeds of $45,909 through the dividend reinvestment portion of the Plan and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.
The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2008, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.
Off-Balance Sheet Financing Arrangements
We do not engage in any off-balance sheet financing arrangements. We do not have any interest in entities referred to as variable interest entities, which includes special purpose entities and other structured finance entities.
Contractual Obligations
The following table summarizes our contractual cash obligations as of December 31, 2008:

		Payments Due By Period
		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years

Long-term debt (a)	$1,255,401	$7,297	$81,862	$136,634	$1,029,608
Interest on fixed-rate, long-term debt (b)	1,018,135	66,604	123,315	115,260	712,956
Operating leases (c)	25,280	3,638	4,537	1,747	15,358
Unconditional purchase obligations (d)	109,996	12,369	23,991	15,497	58,139
Other purchase obligations (e)	11,992	11,992	—	—	—
Pension and other postretirement benefit plans’ obligations (f)	14,328	14,328	—	—	—
Other obligations (g)	16,247	725	1,446	1,358	12,718

Total	$2,451,379	$116,953	$235,151	$270,496	$1,828,779

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents interest payable on fixed-rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.

(d)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.

(e)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.

(f)	Represents contributions expected to be made to pension and other postretirement benefit plans.

(g)	Represents capital expenditures estimated to be required under legal and binding contractual obligations.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
In addition to these obligations, we pay refunds on Customers’ Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2023 and amounts not paid by the contract expiration dates become non-refundable.
Two homeowners’ associations comprised of approximately 170 homes located next to a wastewater plant owned by one of the Company’s subsidiaries in Indiana are claiming that the subsidiary’s prior management, before our acquisition of the company in 2003, allegedly entered into an agreement to cease the majority of operations at the wastewater plant and to remove most of the facilities located at the plant site by April 2009. The plant treats approximately 75% of wastewater flow from the subsidiary’s 12,000 customers in the area. The Company disputes the homeowners’ associations’ positions and intends to defend any efforts to enforce the purported agreement. If the purported agreement is ultimately determined to be valid, the subsidiary may be subject to liability from the homeowners for failure to remove the plant and/or, if the agreement is enforced, the subsidiary may be required to construct a new plant elsewhere and close and remove the existing plant. While the Company continues to assess the matter and any potential losses, we cannot currently estimate the likelihood of a loss in connection with this matter or the extent of a loss should one occur. This matter would not be covered by any of the Company’s insurance policies.
We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.
Market Risk
We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed-rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2008, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

								Fair
	2009	2010	2011	2012	2013	Thereafter	Total	Value
Long-term debt:
Fixed rate	$7,297	$54,528	$27,334	$38,755	$35,379	$1,029,608	$1,192,901	$1,129,377
Variable rate	—	—	—	62,500	—	—	62,500	62,500

Total	$7,297	$54,528	$27,334	$101,255	$35,379	$1,029,608	$1,255,401	$1,191,877

Weighted average interest rate*	4.65%	6.40%	6.36%	2.17%	5.80%	5.41%	5.35%

*	Weighted average interest rate of 2012 long-term debt maturities are as follows: fixed rate debt of 5.66% and variable rate debt of 0.68%.
From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2008, our carrying value of certain investments was $640, which reflects the market value of such investments and is in excess of our original cost.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Capitalization
The following table summarizes our capitalization during the past five years:

December 31,	2008	2007	2006	2005	2004

Long-term debt*	54.3%	55.9%	51.6%	52.7%	52.8%
Common stockholders’ equity	45.7%	44.1%	48.4%	47.3%	47.2%

	100.0%	100.0%	100.0%	100.0%	100.0%

*	Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $62,500 at December 31, 2008 and $65,000 at December 31, 2007.
Over the past five years, the changes in the capitalization ratios primarily resulted from the issuance of common stock, and the issuance of debt to finance our acquisitions and capital program. In 2007, the conversion of a 365 daily line into a $95,000 long-term revolving credit facility caused a shift in the capitalization ratio. It is our goal to maintain an equity ratio adequate to support the current Standard and Poors corporate credit rating of “A+” and its senior secured debt rating of “AA-” for Aqua Pennsylvania, our largest operating subsidiary.
Dividends on Common Stock
We have paid common dividends consecutively for 64 years. Our Board of Directors authorized an increase of 8.0% in the quarterly dividend over the amount we paid in the previous quarter for the December 1, 2008 dividend. As a result of this authorization, beginning with the dividend payment in December 2008, the annualized dividend rate increased to $0.54 per share from $0.50 per share. This is the 18th dividend increase in the past 17 years and the tenth consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 63.0% of net income.
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
In some operating divisions, we commence the billing of our utility customers, under new rates, upon authorization from the respective regulatory commission and before the final commission rate order is issued. The revenue recognized reflects an estimate based on our judgment of the final outcome of the commission’s ruling. We monitor the applicable facts and circumstances regularly, and revise the estimate as required. The revenue billed and collected prior to the final ruling is subject to refund based on the final commission’s ruling. Please refer to the section named “Operating Revenues” for a discussion of revenue currently being recognized under rate filings that are not final.

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
Valuation of Long-Lived Assets, Goodwill and Intangible Assets - In accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review our long-lived assets for impairment, including Utility Plant in Service. We also review regulatory assets for the continued application of SFAS No. 71. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. In accordance with SFAS No. 71, adjustments to the carrying value of these assets would be made in instances where the inclusion in the rate-making process is unlikely.
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if certain circumstances indicate a possible impairment may exist. We evaluate goodwill for impairment using the discounted cash flow methodologies, transaction values for other comparable companies, and other valuation techniques for all of our reporting units with goodwill balances. The evaluation requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions which were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2008 concluded that none of our goodwill was impaired.
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
Our discount rate assumption was determined using a yield curve that was produced from a universe containing approximately 250 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if we used spot rates, for various time periods, to discount the projected pension benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2008 pension expense by $669 and the pension liabilities by $6,800. The present values of Aqua America’s future pension and other postretirement obligations were determined using discount rates of 6.11% at December 31, 2008, and 6.25% at December 31, 2007. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 6.25% for 2008, and will be 6.11% for 2009.
Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2008 pension expense by $378. For 2008, we used an 8.0% expected return on assets assumption which will remain unchanged for 2009. The expected return on assets is based on a targeted allocation of 50% to 75% equities and 25% to 50% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our pension plan asset investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. However, as a result of the general market downturn in 2008, our pension plans’ asset market values have suffered a decline and experienced significant volatility. As a result of this decline, our required cash contributions and pension expense will increase in 2009. We do not anticipate these changes will materially impact our liquidity or overall financial position.
Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and our funding policy, during 2009 our pension contribution is expected to be approximately $12,707. In establishing the contribution amount, we have considered the impact of funding rule changes under the Pension Protection Act of 2006. Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates. During 2009, our funding of other postretirement benefit plans are expected to approximate $1,621.
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
IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS
We describe the impact of recent accounting pronouncements in Note 1 — Summary of Significant Accounting Policies, of the consolidated financial statements.

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
In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2008, the Company’s internal control over financial reporting was effective.
The effectiveness of our internal control over financial reporting as of December 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer
Nicholas DeBenedictis Chairman, President and Chief Executive Officer	David P. Smeltzer Chief Financial Officer
February 26, 2009

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Aqua America, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization, of common stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2009

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006

Operating revenues	$626,972	$602,499	$533,491
Operating costs and expenses:
Operations and maintenance	262,122	253,092	219,560
Depreciation	88,785	83,178	70,895
Amortization	5,515	4,833	4,146
Taxes other than income taxes	44,749	45,380	33,343

	401,171	386,483	327,944

Operating income	225,801	216,016	205,547
Other expense (income):
Interest expense, net	68,572	66,921	58,432
Allowance for funds used during construction	(3,674)	(2,953)	(3,941)
Gain on sale of other assets	(1,599)	(3,494)	(1,194)

Income before income taxes	162,502	155,542	152,250
Provision for income taxes	64,584	60,528	60,246

Net income	$97,918	$95,014	$92,004

Net income	$97,918	$95,014	$92,004
Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment	—	—	3,082
Unrealized holding gains on investments	195	1,121	194
Reclassification adjustment for gains reported in net income	(209)	(1,315)	—

	(14)	(194)	3,276

Comprehensive income	$97,904	$94,820	$95,280

Net income per common share:
Basic	$0.73	$0.72	$0.70

Diluted	$0.73	$0.71	$0.70

Average common shares outstanding during the period:
Basic	134,302	132,814	130,725

Diluted	134,705	133,602	131,774

Cash dividends declared per common share	$0.51	$0.48	$0.44

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except per share amounts)
December 31, 2008 and 2007

	2008	2007
Assets
Property, plant and equipment, at cost	$3,848,419	$3,573,996
Less: accumulated depreciation	851,036	781,202

Net property, plant and equipment	2,997,383	2,792,794

Current assets:
Cash and cash equivalents	14,944	14,540
Accounts receivable and unbilled revenues, net	84,523	82,921
Inventory, materials and supplies	9,822	8,803
Prepayments and other current assets	11,752	9,247

Total current assets	121,041	115,511

Regulatory assets	222,057	164,034
Deferred charges and other assets, net	50,603	41,321
Funds restricted for construction activity	52,931	76,621
Goodwill	41,007	36,631

	$3,485,022	$3,226,912

Liabilities and Stockholders’ Equity
Common stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 136,053,467 and 134,099,240 in 2008 and 2007	$68,026	$67,050
Capital in excess of par value	623,407	572,050
Retained earnings	379,778	350,364
Treasury stock, at cost, 683,958 and 699,090 shares in 2008 and 2007	(12,751)	(13,166)
Accumulated other comprehensive income	(14)	—

Total common stockholders’ equity	1,058,446	976,298

Minority interest	2,181	1,979
Long-term debt, excluding current portion	1,248,104	1,215,053
Commitments and contingencies (See Note 9)	—	—

Current liabilities:
Current portion of long-term debt	7,297	23,927
Loans payable	80,589	56,918
Accounts payable	50,044	45,801
Accrued interest	16,070	15,741
Accrued taxes	15,362	16,686
Other accrued liabilities	23,809	24,139

Total current liabilities	193,171	183,212

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	355,166	307,651
Customers’ advances for construction	72,955	85,773
Regulatory liabilities	14,971	12,460
Other	120,333	68,797

Total deferred credits and other liabilities	563,425	474,681

Contributions in aid of construction	419,695	375,689

	$3,485,022	$3,226,912

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITALIZATION
(In thousands of dollars, except per share amounts)
December 31, 2008 and 2007

		2008	2007

Common stockholders’ equity:
Common stock, $.50 par value		$68,026	$67,050
Capital in excess of par value		623,407	572,050
Retained earnings		379,778	350,364
Treasury stock, at cost		(12,751)	(13,166)
Accumulated other comprehensive income,		(14)	—

Total common stockholders’ equity		1,058,446	976,298

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):

Interest Rate Range	Maturity Date Range

0.00% to 0.99%	2024 to 2034	3,606	2,719
1.00% to 1.99%	2009 to 2035	22,076	21,368
2.00% to 2.99%	2019 to 2027	13,683	26,376
3.00% to 3.99%	2010 to 2025	30,437	18,013
4.00% to 4.99%	2020 to 2041	196,150	196,707
5.00% to 5.99%	2012 to 2043	318,913	317,913
6.00% to 6.99%	2011 to 2036	121,552	109,730
7.00% to 7.99%	2012 to 2025	32,245	35,186
8.00% to 8.99%	2021 to 2025	34,806	35,055
9.00% to 9.99%	2010 to 2026	71,301	77,609
10.00% to 10.99%	2018 to 2018	6,000	6,000

		850,769	846,676

Notes payable to bank under revolving credit agreement, variable rate, due May 2012		62,500	65,000
Unsecured notes payable:
Notes of 4.87%, due 2010 through 2023		135,000	135,000
Notes ranging from 5.00% to 5.99%, due 2013 through 2037		207,132	192,132
Notes of 6.05%, due in 2007 and 2008		—	172

		1,255,401	1,238,980
Current portion of long-term debt		7,297	23,927

Long-term debt, excluding current portion		1,248,104	1,215,053

Total capitalization		$2,306,550	$2,191,351

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY
(In thousands of dollars, except per share amounts)

					Accumulated	Unearned
		Capital in			Other	Compensation
	Common	excess of	Retained	Treasury	Comprehensive	on Restricted
	stock	par value	earnings	stock	Income	Stock	Total
Balance at December 31, 2005	$64,829	$478,508	$285,132	$(12,914)	$(3,082)	$(550)	$811,923
Net income	—	—	92,004	—	—	—	92,004
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $105	—	—	—	—	194	—	194
Minimum pension liability adjustment, net of income tax of $1,660	—	—	—	—	3,082	—	3,082
Dividends	—	—	(58,023)	—	—	—	(58,023)
Sale of stock (2,688,332 shares)	1,328	55,866	—	894	—	—	58,088
Repurchase of stock (36,346 shares)	—	—	—	(972)	—	—	(972)
Equity Compensation Plan (37,200 shares)	19	(19)	—	—	—	—	—
Reclassification of unearned compensation	—	(550)	—	—	—	550	—
Exercise of stock options (666,212 shares)	333	7,629	—	—	—	—	7,962
Stock-based compensation	—	4,235	—	—	—	—	4,235
Employee stock plan tax benefits	—	3,137	—	—	—	—	3,137

Balance at December 31, 2006	66,509	548,806	319,113	(12,992)	194	—	921,630

Net income	—	—	95,014	—	—	—	95,014
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $603	—	—	—	—	1,121	—	1,121
Reclassification adjustment for gains reported in net income, net of income tax of $708	—	—	—	—	(1,315)	—	(1,315)
Dividends	—	—	(63,763)	—	—	—	(63,763)
Sale of stock (482,785 shares)	227	9,483	—	689	—	—	10,399
Repurchase of stock (35,486 shares)	—	—	—	(863)	—	—	(863)
Equity Compensation Plan (50,000 shares)	25	(25)	—	—	—	—	—
Exercise of stock options (577,272 shares)	289	7,036	—	—	—	—	7,325
Stock-based compensation	—	4,871	—	—	—	—	4,871
Employee stock plan tax benefits	—	1,879	—	—	—	—	1,879

Balance at December 31, 2007	67,050	572,050	350,364	(13,166)	—	—	976,298

Net income	—	—	97,918	—	—	—	97,918
Net cash settlement of a portion of forward equity sale agreement	—	11,011	—	—	—	—	11,011
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $105	—	—	—	—	195	—	195
Reclassification adjustment for gains reported in net income, net of income tax of $112	—	—	—	—	(209)	—	(209)
Dividends	—	—	(68,504)	—	—	—	(68,504)
Stock issued for acquisitions (125,723 shares)	63	1,937					2,000
Sale of stock (1,621,726 shares)	792	31,693	—	812	—	—	33,297
Repurchase of stock (19,827 shares)	—	—	—	(397)	—	—	(397)
Equity Compensation Plan (46,250 shares)	23	(23)	—	—	—	—	—
Exercise of stock options (195,487 shares)	98	2,183	—	—	—	—	2,281
Stock-based compensation	—	4,243	—	—	—	—	4,243
Employee stock plan tax benefits	—	313	—	—	—	—	313

Balance at December 31, 2008	$68,026	$623,407	$379,778	$(12,751)	$(14)	$—	$1,058,446

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
Cash flows from operating activities:
Net income	$97,918	$95,014	$92,004
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	94,300	88,011	75,041
Deferred income taxes	45,768	21,993	10,794
Provision for doubtful accounts	6,811	5,407	3,716
Stock-based compensation	3,871	4,320	3,604
Gain on sale of utility system	(4,118)	(1,095)	—
Gain on sale of other assets	(1,599)	(3,494)	(1,194)
Net increase in receivables, inventory and prepayments	(10,081)	(12,642)	(12,485)
Net decrease in payables, accrued interest, accrued taxes and other accrued liabilities	(6,428)	(7,382)	(5,609)
Other	(4,936)	4,036	4,855

Net cash flows from operating activities	221,506	194,168	170,726

Cash flows from investing activities:
Property, plant and equipment additions, including allowance for funds used during construction of $3,674, $2,953 and $3,941	(267,418)	(238,140)	(271,706)
Acquisitions of utility systems and other, net	(14,659)	(51,226)	(11,848)
Release of funds previously restricted for construction activity	46,885	53,988	59,467
Additions to funds restricted for construction activity	(23,195)	(117,442)	(2,332)
Net proceeds from the sale of other assets	20,831	6,981	1,283
Other	(1,215)	1,795	(213)

Net cash flows used in investing activities	(238,771)	(344,044)	(225,349)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	6,365	9,605	12,031
Repayments of customers’ advances	(5,928)	(5,560)	(5,168)
Net proceeds (repayments) of short-term debt	23,671	(62,232)	(19,355)
Proceeds from long-term debt	52,741	275,757	103,360
Repayments of long-term debt	(39,038)	(46,987)	(24,606)
Change in cash overdraft position	1,951	(4,691)	11,166
Proceeds from issuing common stock	33,297	10,399	58,088
Proceeds from forward equity agreement	11,011	—	—
Proceeds from exercised stock options	2,281	7,325	7,962
Stock-based compensation windfall tax benefits	219	1,387	2,307
Repurchase of common stock	(397)	(863)	(972)
Dividends paid on common stock	(68,504)	(63,763)	(58,023)

Net cash flows from financing activities	17,669	120,377	86,790

Net increase (decrease) in cash and cash equivalents	404	(29,499)	32,167
Cash and cash equivalents at beginning of year	14,540	44,039	11,872

Cash and cash equivalents at end of year	$14,944	$14,540	$44,039

Cash paid during the year for:
Interest, net of amounts capitalized	$64,368	$62,113	$53,222

Income taxes	$20,984	$41,472	$28,700

See Note 1 — Summary of Significant Accounting Policies-Customers’ Advances for Construction, Note 2 - Acquisitions, and Note 15 — Employee Stock and Incentive Plan for description of non-cash activities.
See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands of dollars, except per share amounts)
Note 1 — Summary of Significant Accounting Policies
Nature of Operations - Aqua America, Inc. (“Aqua America” or the “Company”) is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri and South Carolina. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 53% of our operating revenues for 2008 and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 24 other counties in Pennsylvania. The Company’s other subsidiaries provide similar services in 12 other states. In addition, the Company provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties, and septage services, close to our utility companies’ service territories.
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
Consolidation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated.
Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-regulated revenues are recognized when services are performed and are primarily associated with septage services, and operating and maintenance contracts. The Company’s Regulated segment includes non-regulated revenues that totaled $13,278 in 2008, $12,935 in 2007 and $13,525 in 2006. In addition to the Regulated segment operating revenues, the Company has other non-regulated revenues of $11,810 in 2008, $12,756 in 2007 and $7,198 in 2006.
Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2008, utility plant includes a net credit acquisition adjustment of $49,727, which is generally being amortized from 2 to 20 years, except where not permitted or appropriate. Amortization of the acquisition adjustments totaled $4,245 in 2008, $3,732 in 2007 and $4,239 in 2006.
Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with SFAS No. 71. As of December 31, 2008, $6,186 of costs have been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred in accordance with SFAS No. 71, then these costs are charged to operating expenses when incurred. As of December 31, 2008, $6,584 of costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.
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
Allowance for Funds Used During Construction - The allowance for funds used during construction (“AFUDC”) is a non-cash credit which represents the estimated cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2008 was $26, in 2007 was $22 and in 2006 was $6. No interest was capitalized by our non-regulated businesses.
Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.
The Company had a book overdraft for certain of its disbursement cash accounts of $10,999 and $9,048 at December 31, 2008 and 2007, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Goodwill - Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. The Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2008, in conjunction with the timing of our annual strategic business plan. Based on the Company’s comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test concluded that none of its goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated
	Segment	Other	Consolidated

Balance at December 31, 2006	$18,537	$4,043	$22,580
Goodwill acquired during year	13,988	—	13,988
Reclassifications to utility plant acquisition adjustment	(12)	—	(12)
Other	(3)	78	75

Balance at December 31, 2007	32,510	4,121	36,631

Goodwill acquired during year	4,176	—	4,176
Other	200	—	200

Balance at December 31, 2008	$36,886	$4,121	$41,007

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
Customers’ Advances for Construction and Contributions in Aid of Construction - Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties. The value of these contributions is recorded as Customers’ Advances for Construction. Non-cash property, in the form of water mains and wastewater systems, has been received, generally from developers, as advances or contributions of $39,564, $56,210 and $16,852 in 2008, 2007 and 2006, respectively. The increase in non-cash property contributions in 2007 is due to the receipt of mains, wastewater systems and wastewater treatment plants. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to Contributions in Aid of Construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable.
Contributed property is generally not depreciated for rate-making purposes as certain states’ regulatory guidelines provide that contributions in aid of construction received must remain on the Company’s consolidated balance sheet indefinitely. Based on regulatory conventions in other states where the Company operates, certain of the subsidiaries do depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property. Contributions in Aid of Construction are deducted from the Company’s rate base for rate-making purposes, and therefore, no return is earned on contributed property.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Inventories, Materials and Supplies - Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.
Stock-Based Compensation - The Company accounts for stock-based compensation using the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment”.
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
Recent Accounting Pronouncements - In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations,” which replaces SFAS No. 141. SFAS No. 141(R) establishes principles for recognizing assets and liabilities acquired in a business combination, contractual contingencies and certain acquired contingencies to be measured at their fair values at the acquisition date. This statement requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS No. 141(R) is effective for the Company’s fiscal year beginning January 1, 2009. With the adoption of SFAS No. 141(R), the Company’s accounting for business combinations changed on a prospective basis beginning with transactions closing in the first quarter of 2009.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.” This statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This statement requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interest of the parent and the interest of the noncontrolling owners. SFAS No. 160 is effective for the Company’s fiscal year beginning January 1, 2009. The adoption of this statement will not have a material impact on the Company’s results of operations or financial position.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedging accounting provisions. The Company adopted SFAS No. 159 as required on January 1, 2008, and did not elect the fair value option for any of its existing financial assets and liabilities. The adoption of this statement did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The statement applies when other statements require or permit the fair value measurement of assets and liabilities. This statement does not expand the use of fair value measurement. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2). FSP 157-2 delays the effective date of SFAS No. 157 for certain non-financial assets and liabilities to fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 157 as required on January 1, 2008 for all financial assets and liabilities, and this statement did not have a material impact on the Company’s consolidated results of operations or consolidated financial position. Effective January 1, 2009, the Company adopted SFAS No. 157 on all non-financial assets and liabilities, and the adoption did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 2 — Acquisitions
New York Water Service Corporation - Pursuant to our strategy to grow through acquisitions, on January 1, 2007 the Company completed the acquisition of the capital stock of New York Water Service Corporation (“New York Water”) for $26,664 in cash (net of cash acquired of $2,288), as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,000 of long-term debt. At the time of the acquisition, the operation provided water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. The operating results of New York Water have been included in our consolidated financial statements beginning January 1, 2007. For the years ended December 31, 2008 and 2007, New York Water had operating revenues of $23,540 and $23,420. Under the purchase method of accounting, the purchase price is allocated to the net tangible and intangible assets based upon their estimated fair values at the date of the acquisition. The purchase price allocation as of January 1, 2007 is as follows:

Property, plant and equipment, net	$42,057
Current assets	6,919
Other long-term assets	14,384
Goodwill	10,894

Total assets acquired	74,254

Current liabilities	1,852
Long-term debt	23,000
Other long-term liabilities	22,738

Total liabilities assumed	47,590

Net assets acquired	$26,664

Other Acquisitions - During 2008, the Company completed 9 acquisitions or other growth ventures in various states. The total purchase price of $16,659 for the systems acquired in 2008 consisted of $14,659 in cash, and the issuance of 125,723 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,129. The pro forma effect of the businesses acquired in 2008 is not material to the Company’s results of operations.
During 2007, in addition to New York Water Service Corporation, the Company completed 26 acquisitions or other growth ventures in various states for an aggregate purchase price of $24,562 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $8,374 in 2008 and $4,434 in 2007.
During 2006, the Company completed 27 acquisitions or other growth ventures in various states for an aggregate purchase price of $11,848 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $8,894 in 2008, $9,632 in 2007 and $4,511 in 2006.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 3 — Dispositions
In August 2008, the Company sold a water and wastewater utility system for net proceeds of $10,500, which consisted of $1,900 in cash and the issuance of a 25-year note receivable of $8,600 that bears interest at 7.25% and provides for semi-annual principal and interest payments. The sale resulted in the recognition of a gain on the sale of these assets, net of expenses, of $4,118. The gain is reported in the consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented less than 0.1% of Aqua America’s total assets.
In December 2007, the Company sold a water utility system for net proceeds of $1,498, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2007 of a gain on the sale of these assets, net of expenses, of $1,095. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense. This utility system represented less than 0.1% of Aqua America’s total assets.
The City of Fort Wayne, Indiana (“the City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that the Company acquired in connection with the AquaSource acquisition in 2003. The Company had challenged whether the City was following the correct legal procedures in connection with the City’s attempted condemnation, but the State Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of the Company’s utility system at a preliminary price based on the City’s valuation. The Company has filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of the Company’s system and the payment of $16,911 based on the City’s valuation of this portion of the system. In January 2008, the Company reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the portion of the Company’s system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the system to the City upon receipt of the initial valuation payment. The Indiana Utility Regulatory Commission also reviewed and acknowledged the transfer of the Certificate of Territorial Authority for the Company’s northern system to the City. The proceeds received are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. Depending upon the outcome of the legal proceeding the Company may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represented approximately 0.5% of the Company’s total assets.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 4 — Property, Plant and Equipment

	December 31,		Approximate range
	2008	2007	of remaining lives

Utility plant and equipment:
Mains and accessories	$1,560,132	$1,432,393	20 to 85 years
Services, hydrants, treatment plants and reservoirs	990,335	928,595	5 to 88 years
Operations structures and water tanks	178,972	174,807	15 to 66 years
Miscellaneous pumping and purification equipment	505,617	437,230	2 to 78 years
Meters, data processing, transportation and operating equipment	486,269	457,303	3 to 78 years
Land and other non-depreciable assets	125,826	103,566	—

Utility Plant and equipment	3,847,151	3,533,894
Utility construction work in progress	44,390	81,876	—
Net utility plant acquisition adjustment	(49,727)	(49,994)	0 to 20 years
Non-utility plant and equipment	6,605	8,220	0 to 25 years

Total property, plant and equipment	$3,848,419	$3,573,996

Note 5 — Accounts Receivable

	December 31,
	2008	2007

Billed utility revenue	$53,673	$54,447
Unbilled utility revenue	31,473	28,308
Other	5,733	5,732

	90,879	88,487
Less allowance for doubtful accounts	6,356	5,566

Net accounts receivable	$84,523	$82,921

The Company’s utility customers are located principally in the following states: 45% in Pennsylvania, 9% in Ohio, 9% in North Carolina, 7% in Illinois, 6% in Texas, 5% in New Jersey, 5% in New York, 4% in Indiana and 4% in Florida. No single customer accounted for more than one percent of the Company’s operating revenues during the years ended December 31, 2008, 2007 or 2006. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2008	2007	2006
Balance at January 1,	$5,566	$4,969	$4,406
Amounts charged to expense	6,811	5,407	3,716
Accounts written off	(6,953)	(5,297)	(3,607)
Recoveries of accounts written off	932	487	454

Balance at December 31,	$6,356	$5,566	$4,969

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

	December 31,		December 31,
	2008		2007
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities

Income taxes	$73,536	$2,576	$73,037	$2,112
Utility plant retirement costs	31,027	10,960	23,617	9,748
Postretirement benefits	83,041	—	31,114	—
Texas rate filing expense deferral	10,946	—	12,382	—
Competitive Transition Charge payment	2,293	—	3,440	—
Water tank painting	5,356	—	5,639	—
Fair value adjustment of long-term debt assumed in acquisition	2,172	385	2,383	460
Merger costs	52	—	582	—
Rate case filing expenses & other	13,634	1,050	11,840	140

	$222,057	$14,971	$164,034	$12,460

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
Postretirement benefits include pension and other postretirement benefits. A regulatory asset has been recorded at December 31, 2008 and 2007 for the costs that would otherwise be charged to common stockholders’ equity in accordance with SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” for the underfunded status of the Company’s pension and other postretirement benefit plans. There was a significant increase in the underfunded status of the plans during 2008. As discussed in Note 16 — Pension Plans and Other Postretirement Benefits, this was primarily due to a decrease in the fair value of the plans’ assets. The regulatory asset related to pension costs includes deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required. The regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company’s rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.
The regulatory asset for the Texas rate filing of 2004 results from a multi-year plan to increase annual revenues in phases, and to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period. These costs will be amortized over two years, beginning January 1, 2009, in accordance with the final rate order.
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
Note 7 — Income Taxes
The provision for income taxes consists of:

	Years Ended December 31,
	2008	2007	2006

Current:
Federal	$8,576	$30,197	$39,956
State	10,240	9,054	9,502

	18,816	39,251	49,458

Deferred:
Federal	44,017	19,664	9,531
State	1,751	1,613	1,257

	45,768	21,277	10,788

Total tax expense	$64,584	$60,528	$60,246

The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5% to 9.99% for all years presented.
The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

	Years Ended December 31,
	2008	2007	2006
Computed Federal tax expense at statutory rate	$56,876	$54,440	$53,287
Increase in tax expense for depreciation expense to be recovered in future rates	376	458	716
Domestic Production Credit	(540)	(1,303)	(602)
Stock-based compensation	742	694	715
Deduction for Aqua America common dividends paid under employee benefit plan	(331)	(380)	(307)
Amortization of deferred investment tax credits	(276)	(277)	(274)
Prior year rate reductions	(157)	(131)	(154)
State income taxes, net of federal tax benefit	7,794	6,934	6,999
Other, net	100	93	(134)

Actual income tax expense	$64,584	$60,528	$60,246

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Customers’ advances for construction	$16,933	$17,062
Costs expensed for book not deducted for tax, principally accrued expenses	5,209	3,915
Utility plant acquisition adjustment basis differences	13,762	14,907
Postretirement benefits	33,021	12,520
Other	566	708

Total gross deferred tax assets	69,491	49,112

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	357,181	310,059
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	29,208	28,661
Tax effect of regulatory asset for postretirement benefits	33,021	12,520
Deferred investment tax credit	5,247	5,523

Total gross deferred tax liabilities	424,657	356,763

Net deferred tax liability	$355,166	$307,651

The Company adopted the provisions of FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes-An Interpretation of FASB Statement No. 109” on January 1, 2007. The Company has analyzed filing positions in its federal and state jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company’s reserve for uncertain tax positions was insignificant upon adoption of FIN 48 and the Company did not record a cumulative effect adjustment related to the adoption of FIN 48. The Company believes its income tax filing positions and deductions will be sustained under audit and it believes it does not have significant uncertain tax positions that, in the event of adjustment, will result in a material effect on its results of operations or financial position. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2008, the Company’s Federal income tax returns for all years through 2004 have been closed. Tax years 2005 through 2008 remain open to examination by the major taxing jurisdictions to which we are subject, however, the 2005 Federal income tax return has been settled through examination.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 8 — Taxes Other than Income Taxes
The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2008	2007	2006

Property	$24,701	$24,920	$14,953
Capital Stock	3,052	3,352	3,675
Gross receipts, excise and franchise	7,600	7,890	6,750
Payroll	6,386	6,650	5,701
Other	3,010	2,568	2,264

Total taxes other than income	$44,749	$45,380	$33,343

Note 9 — Commitments and Contingencies
Commitments — The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2013 are expected to approximate $10,371 and the aggregate of the years remaining approximates $58,139. The Company purchased approximately $11,710, $11,096 and $10,497 of water under these agreements during the years ended December 31, 2008, 2007 and 2006, respectively.
The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are: $3,045 in 2009, $2,161, in 2010, $1,198 in 2011, $504 in 2012, $57 in 2013 and $26 thereafter. The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2014 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, approximately $591 of annual lease payments for land are due, and the aggregate of the years remaining approximates $15,333. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of $374 in 2009, $374 in 2010, $374 in 2011, $374 in 2012, $374 in 2013 and the aggregate of the years remaining approximates $4,910. Rent expense was $4,493, $4,621 and $4,478 for the years ended December 31, 2008, 2007 and 2006, respectively.
Contingencies — The Company is routinely involved in condemnation proceedings and legal matters during the ordinary course of business, including those described below and in the following notes:
•	Note 17 — Water and Wastewater Rates — Discussion of the rate proceeding appeal process involving the Company’s subsidiaries in Texas.

•	Note 3 — Dispositions — Discussion of the Company’s challenge to the valuation of the northern portion of its Fort Wayne, Indiana utility system that was turned over to the City of Fort Wayne, Indiana in February 2008.

•	In 2006, a lawsuit was filed by two occupants of a house abutting a wastewater treatment plant facility owned by the Company’s subsidiary in Florida. The lawsuit, as amended, alleges the plaintiffs sustained bodily injury and property damage due to the design, operation and maintenance of the plant. In the third quarter of 2008, approximately thirty-five additional plaintiffs, associated with approximately eight other nearby homes, and represented by the same counsel as the original plaintiffs, filed a separate lawsuit making similar allegations against our Florida subsidiary with respect to the operation of the facility. The Company believes that the plaintiffs’ claims in both lawsuits are without foundation. At this time, it is impossible to estimate the likelihood of a loss in these matters or the extent of a loss should one occur, and to determine to what extent, if any, insurance coverage may cover the claims.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 10 — Long-term Debt and Loans Payable
The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2008 and 2007. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2008, approximately $387,000 of Aqua Pennsylvania’s retained earnings of approximately $407,000 and $117,000 of the retained earnings of $126,000 of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.
Sinking fund payments are required by the terms of certain issues of long-term debt. Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2009	2010	2011	2012	2013	Thereafter

0.00% to 0.99%	$144	$166	$162	$160	$157	$2,817
1.00% to 1.99%	1,670	1,675	1,688	1,530	1,524	13,989
2.00% to 2.99%	689	782	798	805	821	9,788
3.00% to 3.99%	2,220	2,193	1,853	1,915	1,979	20,277
4.00% to 4.99%	190	27,196	202	213	21,819	281,530
5.00% to 5.99%	3	34	38	31,035	35	494,900
6.00% to 6.99%	—	—	15,000	—	—	106,552
7.00% to 7.99%	879	951	1,030	1,499	317	27,569
8.00% to 8.99%	184	202	222	244	268	33,686
9.00% to 9.99%	1,318	21,329	6,341	1,354	8,459	32,500
10.00% to 10.99%	—	—	—	—	—	6,000

Total	$7,297	$54,528	$27,334	$38,755	$35,379	$1,029,608

In May 2008, the Company issued $15,000 of unsecured notes at an interest rate of 5.40% of which $5,250 are due in 2016, $5,250 are due in 2017, $2,250 are due in 2021 and $2,250 are due in 2022. Proceeds from the sales of these notes were used to repay short-term borrowings. In December 2008, Aqua Pennsylvania issued $22,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $9,000 at 6.25% due 2017 and $13,000 at 6.75% due 2018. The proceeds are restricted to funding certain capital projects during the period 2009 through 2011. At various times during 2008, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds in aggregate of $6,652 at a weighted average interest rate of 1.78% due at various times ranging from 2010 to 2035. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries. As of December 31, 2008, the trustees for six issues held $52,931 pending construction of the projects to be financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity.
In January 2007, Aqua Pennsylvania issued $50,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $25,000 at 4.43% due 2040 and $25,000 at 4.44% due 2041. The proceeds are restricted to funding certain capital projects during the period 2007 through 2009. In March 2007, the Company issued $30,000 of unsecured notes of which $15,000 are due in 2022 with an interest rate of 5.63% and $15,000 are due in 2037 with an interest rate of 5.83%. Proceeds from the sales of these notes were used to repay short-term borrowings. In December 2007, Aqua Pennsylvania issued $50,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $25,000 at 5.16% due 2042 and $25,000 at 5.17% due 2043. The proceeds are restricted to funding certain capital projects during the period 2008 through 2010. Also in December 2007, Aqua Pennsylvania issued $40,000 of unsecured notes with an interest rate of 5.66% which are due in 2014. Proceeds from the sale of these notes were used to repay short-term borrowings. In connection with the acquisition of New York Water Service Corporation in 2007, the Company assumed $23,000 of long-term debt at interest rates ranging from 5.00% to 6.00% due 2015 to 2035, which includes the purchase accounting fair value adjustment of $460, decreasing the carrying-value of long-term debt. At various times during 2007, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds in aggregate of $35,602 at a weighted average interest rate of 4.05% due at various times ranging from 2017 to 2037. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries and to redeem $5,932 of first mortgage bonds of two operating subsidiaries with a weighted average interest rate of 9.55%. The weighted average cost of long-term debt as December 31, 2008 and 2007 was 5.35% and 5.58%, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In May 2007, the Company entered into a five-year $95,000 unsecured revolving credit facility with five banks that expires in May 2012. Included within this facility is a swing-line commitment of $15,000 that is used to fund bank overdraft positions. Except for swing-line borrowings, funds borrowed under this agreement are classified as long-term debt and are used to provide working capital. As of December 31, 2008, the Company has the following sublimits and available capacity under the credit facility: $20,000 letter of credit sublimit, $6,361 of letters of credit available capacity, $0 borrowed under the swing-line commitment, and $62,500 of funds borrowed under the agreement. Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. A facility fee is charged on the total commitment amount of the agreement. Under this facility and the former facility that was replaced, the average cost of borrowings was 3.14% and 5.36%, and the average borrowing was $57,966 and $52,577, during 2008 and 2007, respectively.
Aqua Pennsylvania has a $70,000 364-day unsecured revolving credit facility with four banks and the funds borrowed under this agreement are classified as loans payable and used to provide working capital. As of December 31, 2008 and 2007, funds borrowed under the Aqua Pennsylvania revolving credit agreement were $60,734 and $18,988, respectively. Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts short-term borrowings of Aqua Pennsylvania. A commitment fee of 0.15% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under this facility was 3.05% and 6.41%, and the average borrowing was $46,796 and $35,462, during 2008 and 2007, respectively. The maximum amount outstanding at the end of any one month was $62,669 and $68,332 in 2008 and 2007, respectively.
At December 31, 2008 and 2007, the Company had other combined short-term lines of credit of $69,000 and $84,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2008 and 2007, funds borrowed under the short-term lines of credit were $19,855 and $37,930, respectively. The average borrowing under the lines was $37,017 and $63,635 during 2008 and 2007, respectively. The maximum amount outstanding at the end of any one month was $42,775 in 2008 and $105,400 in 2007. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2008 and 2007 was 3.88% and 5.94%, respectively.
Interest income of $2,310, $3,569 and $3,241 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2008, 2007 and 2006, respectively. The total interest cost was $70,882, $70,490 and $61,673 in 2008, 2007 and 2006, including amounts capitalized of $3,674, $2,953 and $3,941, respectively.
Note 11 — Fair Value of Financial Instruments
The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2008	2007

Carrying amount	$1,255,401	$1,238,980
Estimated fair value	1,191,877	1,230,767
The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company’s customers’ advances for construction and related tax deposits have a carrying value of $72,955 and $85,773 at December 31, 2008 and 2007, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2023 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 12 — Stockholders’ Equity
At December 31, 2008, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2008, 2007 and 2006 were 135,369,509, 133,400,150 and 132,325,579, respectively. Treasury shares held at December 31, 2008, 2007 and 2006 were 683,958, 699,090 and 691,746, respectively. At December 31, 2008, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.
The Company maintains a universal shelf registration with the Securities and Exchange Commission to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices.
In August 2006, the Company entered into a forward equity sale agreement for 3,525,000 shares of common stock with a third-party (the “forward purchaser”) and as of June 27, 2008, no shares remain under contract. In connection with the forward equity sale agreement, the forward purchaser borrowed an equal number of shares of the Company’s common stock from stock lenders and sold the borrowed shares to the public. The Company did not receive any proceeds from the sale of its common stock by the forward purchaser until settlement of the shares underlying the forward equity sale agreement. Under the forward equity sale agreement, the Company could elect to settle by means of a physical share settlement, net cash settlement, or net share settlement, on a settlement date or dates, no later than August 1, 2008. The actual proceeds received by the Company varied depending upon the settlement date, the number of shares designated for settlement on that settlement date and the method of settlement. The forward equity sale agreement provided that the forward price would be computed based upon the initial forward price of $21.857 per share.
In March 2008, the Company elected to perform a net cash settlement under the forward equity sale agreement of 750,000 shares of the Company’s common stock, which resulted in a payment of $2,662 by the forward purchaser to the Company. No shares were issued in connection with the net cash settlement and the payment received was recorded as an increase to common stockholders’ equity.
In June 2008, the Company elected to perform a net cash settlement under the forward equity sale agreement of 1,775,000 shares of the Company’s common stock, which resulted in a payment of $8,349 by the forward purchaser to the Company. No shares were issued in connection with the net cash settlement and the payment received was recorded as an increase to common stockholders’ equity. Also in June 2008, the Company settled the remaining 1,000,000 shares under the forward equity sale agreement by physical settlement. As a result, the Company issued 1,000,000 shares of common stock and received proceeds from the forward purchaser of $22,318 or $22.318 per share. The forward equity sale agreement has now been completely settled and there are no additional shares subject to the forward equity sale agreement. The Company used the proceeds received upon settlement of the forward equity sale agreement to fund the Company’s future capital expenditure program and acquisitions, and for working capital and other general corporate purposes.
In addition, the Company completed the following offerings of equity under the universal shelf registration:
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
The Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2008, the Company issued 125,723 shares of common stock totaling $2,000 to acquire a wastewater system. During 2005, 24,684 shares of common stock totaling $675 were issued by the Company to acquire water and wastewater systems. The balance remaining available for use under the acquisition shelf registration as of December 31, 2008 is 2,068,539 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2008, 2007 and 2006, under the dividend reinvestment portion of the Plan, 585,206, 454,643 and 405,107 original issue shares of common stock were sold providing the Company with proceeds of $10,435, $9,809 and $9,341, respectively.
The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2008, 548,278 shares remain available for repurchase.
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

	Years ended December 31,
	2008	2007	2006
Average common shares outstanding during the period for basic computation	134,302	132,814	130,725
Effect of dilutive securities:
Employee stock options	403	715	978
Forward equity shares	—	73	71

Average common shares outstanding during the period for diluted computation	134,705	133,602	131,774

For the years ended December 31, 2008, 2007 and 2006, employee stock options to purchase 2,179,414, 1,101,581 and 581,850 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods.
Equity per common share was $7.82 and $7.32 at December 31, 2008 and 2007, respectively. These amounts were computed by dividing common stockholders’ equity by the number of shares of common stock outstanding at the end of each year.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 14 — Shareholder Rights Plan
The Company elected not to renew or extend the Shareholder Rights Plan that expired on March 1, 2008.
Note 15 — Employee Stock and Incentive Plan
Under the 2004 Equity Compensation Plan (the “2004 Plan”), as approved by the shareholders to replace the 1994 Equity Compensation Plan (the “1994 Plan”), qualified and non-qualified stock options may be granted to officers, key employees and consultants at prices equal to the market price of the stock on the day of the grant. Officers and key employees may also be granted dividend equivalents and restricted stock. Restricted stock may also be granted to non-employee members of the Board of Directors. The 2004 Plan authorizes 4,900,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2004 Plan may be issued as restricted stock and the maximum number of shares that may be subject to grants under the plans to any one individual in any one year is 200,000. Awards under the 2004 Plan are made by a committee of the Board of Directors. At December 31, 2008, 2,466,333 options underlying stock option and restricted stock awards were still available for grant under the 2004 Plan, although under the terms of the 2004 Plan, terminated, expired or forfeited grants under the 1994 Plan and shares withheld to satisfy tax withholding requirements under the 1994 Plan may be re-issued under the plan.
Stock Options -The Company accounts for stock-based compensation using the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment”. For the year ended December 31, 2008, the impact of SFAS No. 123R on the Company’s share-based compensation resulted in the following: operations and maintenance expense of $2,997, capitalized compensation costs within property, plant and equipment of $391, a reduction in income tax expense by $323, lowered net income by $2,674, lowered diluted net income per share by $0.020, and lowered basic net income per share by $0.020. For the year ended December 31, 2007, the impact of SFAS No. 123R on the Company’s share-based compensation resulted in the following: operations and maintenance expense of $3,223, capitalized compensation costs within property, plant and equipment of $551, a reduction in income tax expense by $477, lowered net income by $2,746, lowered diluted net income per share by $0.021, and lowered basic net income per share by $0.021. For the year ended December 31, 2006, the impact of SFAS No. 123R on the Company’s share-based compensation resulted in the following: operations and maintenance expense of $2,894, capitalized compensation costs within property, plant and equipment of $631, lowered income tax expense by $326, lowered net income by $2,568, lowered diluted net income per share by $0.019, and lowered basic net income per share by $0.02. The Company estimates forfeitures in calculating compensation expense instead of recognizing these forfeitures and the resulting reduction in compensation expense as they occur. The estimate of forfeitures will be adjusted over the vesting period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. The recording of compensation expense for share-based compensation has no impact on net cash flows and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceed the associated compensation cost as determined under SFAS 123R.
Options under the plans were issued at the market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The fair value of each option is amortized into compensation expense on a straight-line basis over their respective 36 month vesting period, net of estimated forfeitures. The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model. The per share weighted average fair value at the date of grant for stock options granted during the years ended December 31, 2008, 2007 and 2006 was $4.12, $5.52 and $7.82 per option, respectively. The application of this valuation model relies on the following assumptions that are judgmental and sensitive in the determination of the compensation expense for the periods reported:

	2008	2007	2006
Expected term (years)	5.2	5.2	5.2
Risk-free interest rate	3.0%	4.7%	4.7%
Expected volatility	23.7%	22.5%	25.8%
Dividend yield	2.24%	1.95%	1.76%

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
The following table summarizes stock option transactions for the year ended December 31, 2008:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Life (years)	Value
Options:
Outstanding, beginning of year	3,271,788	$18.36
Granted	622,350	20.18
Forfeited	(73,227)	22.86
Expired	(81,851)	23.76
Exercised	(195,487)	11.66

Outstanding, end of year	3,543,573	$18.83	6.2	$11,960

Exercisable, end of year	2,456,227	$17.21	5.1	$11,720

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2008	2007	2006
Intrinsic value of options exercised	$1,497	$6,030	$9,779
Fair value of options vested	3,651	3,967	3,794
The following table summarizes information about the options outstanding and options exercisable as of December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
	Shares	Life (years)	Price	Shares	Price
Range of prices:
$ 7.04 - 9.99	169,378	0.9	$7.50	169,378	$7.50
$10.00 - 12.99	676,597	3.5	12.22	676,597	12.22
$13.00 - 16.99	518,184	5.1	15.73	518,184	15.73
$17.00 - 19.99	583,788	6.2	18.33	583,788	18.33
$20.00 - 22.99	585,050	9.2	20.18	—	—
$23.00 - 27.99	524,248	8.2	23.26	177,453	23.26
$28.00 - 29.99	486,328	7.3	29.46	330,827	29.46

	3,543,573	6.2	$18.83	2,456,227	$17.21

As of December 31, 2008, there was $3,173 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted average period of 1.2 years.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Restricted Stock — Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. Restricted stock awards result in compensation expense which is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The Company expects forfeitures of restricted stock to be de minimis. During the years ended December 31, 2008, 2007 and 2006, the company recorded stock-based compensation related to restricted stock awards as operations and maintenance expense in the amounts of $873, $1,097 and $710, respectively. The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2008:

	Number	Weighted
	of	Average
	Shares	Fair Value
Nonvested shares at beginning of period	69,445	$24.17
Granted	51,250	18.79
Vested	(41,444)	21.73
Forfeited	(5,000)	23.38

Nonvested shares at end of period	74,251	$21.88

The following table summarizes the value of restricted stock awards at the date the restriction lapsed:

	Years ended December 31,
	2008	2007	2006
Intrinsic value of restricted stock awards vested	$768	$835	$660
Fair value of restricted stock awards vested	901	818	465
As of December 31, 2008, $898 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted average period of 1.0 years. The aggregate intrinsic value of restricted stock as of December 31, 2008 was $1,529. The aggregate intrinsic value of restricted stock is based on the number of shares of restricted stock and the market value of the Company’s common stock as of the period end date.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

		Other
	Pension	Postretirement
	Benefits	Benefits
Years:
2009	$9,229	$1,238
2010	9,222	1,398
2011	10,137	1,527
2012	10,933	1,618
2013	11,191	1,726
2014 – 2018	67,905	11,269
The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at January 1,	$194,498	$178,284	$34,382	$28,210
Service cost	4,478	4,905	1,076	1,141
Interest cost	12,253	11,534	2,167	2,014
Actuarial loss (gain)	2,680	(14,720)	408	(438)
Plan participants’ contributions	—	—	70	181
Benefits paid	(9,196)	(7,877)	(1,091)	(1,205)
Acquisition	—	21,983	—	4,428
Special termination benefits	—	389	—	51

Benefit obligation at December 31,	204,713	194,498	37,012	34,382

Change in plan assets:
Fair value of plan assets at January 1,	147,783	126,466	24,435	20,614
Actual return on plan assets	(38,153)	7,974	(3,072)	1,558
Employer contributions	11,743	8,572	3,684	2,316
Benefits paid	(9,196)	(7,877)	(993)	(1,024)
Acquisition	—	12,648	—	971

Fair value of plan assets at December 31,	112,177	147,783	24,054	24,435

Funded status of plan:
Net amount recognized at December 31,	$92,536	$46,715	$12,958	$9,947

The Company’s pension plans had an accumulated benefit obligation of $178,851 and $167,120 at December 31, 2008 and 2007, respectively. The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

			Other
	Pension Benefits		Postretirement Benefits
	2008	2007	2008	2007
Current liability	$(132)	$(187)	$—	$—
Noncurrent liability	(92,404)	(46,528)	(12,958)	(9,947)

Net liability recognized	$(92,536)	$(46,715)	$(12,958)	$(9,947)

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
At December 31, 2008 and 2007, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2008	2007
Projected benefit obligation	$204,713	$194,498
Fair value of plan assets	112,177	147,783

	Accumulated Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2008	2007
Accumulated benefit obligation	$178,851	$167,120
Fair value of plan assets	112,177	147,783
The following table provides the components of net periodic benefit costs for the years ended December 31,:

				Other
	Pension Benefits			Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$4,478	$4,905	$4,783	$1,076	$1,141	$1,003
Interest cost	12,253	11,534	10,094	2,167	2,014	1,582
Expected return on plan assets	(12,099)	(11,205)	(9,397)	(1,728)	(1,503)	(1,299)
Amortization of transition obligation (asset)	(209)	(209)	(209)	104	104	104
Amortization of prior service cost	260	270	216	(281)	(281)	(281)
Amortization of actuarial loss	173	739	1,756	177	307	300
Amortization of regulatory asset	—	—	—	137	152	152
Special termination benefits	—	389	211	—	51	35
Capitalized costs	(2,569)	(2,548)	(2,037)	(508)	(895)	(792)

Net periodic benefit cost	$2,287	$3,875	$5,417	$1,144	$1,090	$804

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Under SFAS No. 158, the Company records the underfunded status of its pension and other postretirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to common stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates. The Company’s pension and other postretirement benefit plans were underfunded at December 31, 2008 and 2007. There was a significant increase in the underfunded status of the plans during 2008, which was primarily due to the decline suffered in the fair value of the plans’ assets resulting from the general market downturn in 2008. Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet in accordance with SFAS No. 158. Due to the Company’s regulatory treatment, the recognition of the funded status is offset by a regulatory asset pursuant to SFAS No. 71.
The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

			Other
	Pension Benefits		Postretirement Benefits
	2008	2007	2008	2007
Net actuarial loss	$71,036	$18,278	$9,963	$4,931
Prior service cost (credit)	1,348	1,608	(1,776)	(2,057)
Transition obligation (asset)	(182)	(391)	415	519

Total recognized in regulatory assets	$72,202	$19,495	$8,602	$3,393

The estimated net actuarial loss, prior service cost and transition asset for the Company’s pension plans that will be amortized in 2009 from the regulatory assets into net periodic benefit cost are $4,721, $212 and $181, respectively. The estimated net actuarial loss, prior service credit and transition obligation for the Company’s other postretirement benefit plans that will be amortized in 2009 from regulatory assets into net periodic benefit cost are $519, $281 and $104, respectively.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The significant assumptions related to the Company’s pension and other postretirement benefit plans are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2008	2007	2008	2007
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	6.11%	6.25%	6.11%	6.25%
Rate of compensation increase	4.0-4.5%	4.0-5.0%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	7.5%	8.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2014	2014

Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	6.25%	5.90%	6.25%	5.90%
Expected return on plan assets	8.0%	8.0%	5.33-8.0%	5.33-8.0%
Rate of compensation increase	4.0-5.0%	4.0-5.0%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	8.0%	9.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2014	2011
n/a — Assumption is not applicable to pension benefits.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease
Effect on the health-care component of the accrued other postretirement benefit obligation	$2,295	$(2,233)

Effect on aggregate service and interest cost components of net periodic postretirement health-care benefit cost	$226	$(222)

The Company’s discount rate assumption was determined using a yield curve that was produced from a universe containing approximately 250 U.S. issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if the Company used spot rates, for various time periods, to discount the projected pension benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2008 pension expense by $669 and the pension liabilities by $6,800.
The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2008 pension expense by $378. For 2008, the Company used an 8.0% expected return on assets assumption which will remain unchanged for 2009. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.
The Company’s pension plan asset allocation and the target allocation by asset category are as follows:

	2009	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2008	2007
Asset Category:
Equity securities	50 to 75%	58%	64%
Debt securities	25 to 50%	28%	27%
Cash	0%	11%	6%
Other	0%	3%	3%

Total	100%	100%	100%

Equity securities include Aqua America, Inc. common stock in the amounts of $8,995 or 8.0% of total plans assets and $9,001 or 6.1% of total plan assets as of December 31, 2008 and 2007, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The asset allocation for the Company’s other postretirement benefit plans and the target allocation by asset category are as follows:

	2009	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2008	2007
Asset Category:
Cash and Other	65%	72%	66%
Equity securities	35%	28%	34%

Total	100%	100%	100%

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2009 our pension contribution is expected to be approximately $12,707. In establishing the contribution amount, the Company has considered the impact of funding rule changes under the Pension Protection Act of 2006. The Company’s funding of its PBOP cost during 2009 is expected to approximate $1,621.
The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to certain limitations. The Company’s matching contribution, recorded as compensation expense, was $1,449 $1,316 and $1,289 for the years ended December 31, 2008, 2007 and 2006, respectively.
Note 17 — Water and Wastewater Rates
On July 31, 2008, the Pennsylvania Public Utility Commission (“PAPUC”) granted the Company’s operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $34,428, on an annualized basis. The rates in effect at the time of the filing included $14,269 in Distribution System Improvement Charges (“DSIC”) or 5% above prior base rates. Consequently, the total base rates increased by $48,697 and the DSIC was reset to zero.
On June 22, 2006, the PAPUC granted Aqua Pennsylvania, Inc. a $24,900 base water rate increase, on an annualized basis. The rates in effect at the time of the filing of this rate case included $12,397 in DSIC or 5.0% above the prior base rates. Consequently, the total base rates increased by $37,297 and the DSIC was reset to zero.
In May 2008, the Company’s operating subsidiary in Florida filed an application with the Florida Public Service Commission (“FPSC”) designed to increase water and wastewater rates by $8,374 on an annual basis. The Company anticipates a final order to be issued by March 2009. In December 2006, the Company’s operating subsidiary in Florida had previously filed a rate application with the FPSC designed to increase water and wastewater rates by $7,298 on an annual basis. In April 2007, the Company had commenced billing for a portion of the requested rates, in accordance with authorization from the FPSC. However, during the third quarter of 2007, the Company reached a settlement agreement that among other stipulations, resulted in the Company voluntarily withdrawing its application, and agreeing to refund the interim revenue billed that was associated with this rate application. As a result of this agreement, the Company wrote-off rate case expenses of $2,385 in 2007.
On September 23, 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued its final ruling with a unanimous decision approving the rate application that was filed in 2004 by the Company’s operating subsidiary in Texas to increase rates, on an annualized basis, by $11,920 over a multi-year period beginning in 2004. The application sought to increase annual revenues in phases and was accompanied by a plan to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximated the requested amount during the first years that the new rates were in effect. The Company commenced billing for the requested rates and implemented the deferral plan in 2004. As a result of the final order, the regulatory asset for the deferred operating costs and rate case expenses was set at $13,697, an amount that was $1,590 lower than the book balance, resulting in an expense adjustment in the third quarter of 2008. Beginning January 1, 2009, the regulatory asset for the deferred operating costs and rate case expense will be recovered through two twenty-four month surcharge mechanisms. The final order had been appealed to the TCEQ by two parties, and the TCEQ has exercised its legal authority to take no action within the required period, therefore, affirming the TCEQ’s approval decision. As a result, the parties have filed suit against the TCEQ in an effort to appeal the order. The additional revenue billed and collected in connection with the case are subject to refund based on the outcome of the appeal. The revenue recognized and the expenses deferred by the Company reflect an estimate of the final outcome of the case. As of December 31, 2008, we have deferred $10,946 of operating costs and $2,751 of rate case expenses and recognized $36,411 of revenue that is subject to refund based on the outcome of any appeals. Based on the Company’s review of the present circumstances, no reserve is considered necessary for the revenue recognized to date.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company’s other operating subsidiaries were allowed annual rate increases of $18,310 in 2008, $5,596 in 2007 and $7,366 in 2006, represented by twenty-two, twenty-three, and thirty-two rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $7,531, $4,636 and $3,580 in 2008, 2007 and 2006, respectively.
Six states in which the Company operates permit water utilities, and in two states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2008, 2007 and 2006 of $11,771, $11,507 and $7,873, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 18 — Segment Information
The Company has fourteen operating segments and one reportable segment. The Regulated segment, the Company’s single reportable segment, is comprised of thirteen operating segments representing our water and wastewater regulated utility companies which are organized by the states where we provide water and wastewater services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment.
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
The following table presents information about the Company’s reportable segment:

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2008			December 31, 2007
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated
Operating revenues	$615,162	$11,810	$626,972	$589,743	$12,756	$602,499
Operations and maintenance expense	251,799	10,323	262,122	243,755	9,337	253,092
Depreciation	90,426	(1,641)	88,785	84,998	(1,820)	83,178
Operating income	223,941	1,860	225,801	211,899	4,117	216,016
Interest expense, net of AFUDC	62,880	2,018	64,898	59,689	4,279	63,968
Income tax	64,663	(79)	64,584	60,224	304	60,528
Net income	97,645	273	97,918	93,769	1,245	95,014
Capital expenditures	267,335	83	267,418	236,230	1,910	238,140
Total assets	3,412,519	72,503	3,485,022	3,223,681	3,231	3,226,912
Goodwill	36,887	4,120	41,007	32,510	4,121	36,631

	As of or For the Year Ended
	December 31, 2006
	Regulated	Other and Eliminations	Consolidated
Operating revenues	$526,293	$7,198	$533,491
Operations and maintenance expense	216,919	2,641	219,560
Depreciation	73,380	(2,485)	70,895
Operating income	199,224	6,323	205,547
Interest expense, net of AFUDC	43,348	11,143	54,491
Income tax	62,134	(1,888)	60,246
Net income	94,941	(2,937)	92,004
Capital expenditures	271,777	(71)	271,706
Total assets	2,819,385	58,518	2,877,903
Goodwill	18,537	4,043	22,580

Selected Quarterly Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2008
Operating revenues	$139,283	$150,751	$177,098	$159,840	$626,972
Operations and maintenance expense	64,304	65,146	66,743	65,929	262,122
Operating income	40,216	53,129	74,574	57,882	225,801
Net income	14,321	22,552	35,380	25,665	97,918
Basic net income per common share	0.11	0.17	0.26	0.19	0.73
Diluted net income per common share	0.11	0.17	0.26	0.19	0.73
Dividend paid per common share	0.125	0.125	0.125	0.135	0.510
Dividend declared per common share	0.125	0.125	0.260	—	0.510
Price range of common stock
- high	22.00	19.78	19.14	22.00	22.00
- low	17.96	15.76	14.46	12.20	12.20

2007
Operating revenues	$137,301	$150,624	$165,491	$149,083	$602,499
Operations and maintenance expense	60,295	63,334	67,069	62,394	253,092
Operating income	43,745	54,770	65,347	52,154	216,016
Net income	16,858	23,727	29,518	24,911	95,014
Basic net income per common share	0.13	0.18	0.22	0.19	0.72
Diluted net income per common share	0.13	0.18	0.22	0.19	0.71
Dividend paid per common share	0.115	0.115	0.125	0.125	0.480
Dividend declared per common share	0.115	0.115	0.125	0.125	0.480
Price range of common stock
- high	24.03	23.50	26.62	24.39	26.62
- low	20.50	21.40	21.40	18.86	18.86
High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividend paid in December 2008 of $0.135 was declared in August 2008.

Summary of Selected Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

Years ended December 31,	2008	2007	2006	2005	2004 (a)
PER COMMON SHARE:
Net income
Basic	$0.73	$0.72	$0.70	$0.72	$0.64
Diluted	0.73	0.71	0.70	0.71	0.64
Cash dividends declared and paid	0.51	0.48	0.44	0.40	0.37
Return on average stockholders’ equity	9.6%	10.0%	10.6%	11.7%	21.4%
Book value at year end	$7.82	$7.32	$6.96	$6.30	$5.88
Market value at year end	20.59	21.20	22.78	27.30	18.44

INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$626,972	$602,499	$533,491	$496,779	$442,039
Depreciation and amortization	94,300	88,011	75,041	65,488	58,864
Interest expense, net (b)	64,898	63,968	54,491	49,615	46,375
Income before income taxes	162,502	155,542	152,250	148,069	132,131
Provision for income taxes	64,584	60,528	60,246	56,913	52,124
Net income	97,918	95,014	92,004	91,156	80,007

BALANCE SHEET HIGHLIGHTS:
Total assets	$3,485,022	$3,226,912	$2,877,903	$2,635,046	$2,355,374
Property, plant and equipment, net	2,997,383	2,792,794	2,505,995	2,279,950	2,069,812
Common stockholders’ equity	1,058,446	976,298	921,630	811,923	747,231
Long-term debt, including current portion	1,255,401	1,238,980	982,815	903,083	834,656
Total debt	1,335,990	1,295,898	1,101,965	1,041,588	909,466

ADDITIONAL INFORMATION:
Net cash flows from operating activities	$221,506	$194,168	$170,726	$199,674	$173,603
Capital additions	267,418	238,140	271,706	237,462	195,736
Net cash expended for acquisitions of utility systems and other	14,659	51,226	11,848	11,633	54,300
Dividends on common stock	68,504	63,763	58,023	51,139	45,807
Number of utility customers served (c) (d)	945,540	949,378	926,823	864,894	835,512
Number of shareholders of common stock	28,565	28,286	28,348	27,054	24,082
Common shares outstanding (000)	135,370	133,400	132,326	128,970	127,180
Employees (full-time)	1,638	1,585	1,540	1,489	1,442

(a)	2004 includes a partial year of financial results for the mid-year acquisition of Heater Utilities, Inc. and certain utility assets of Florida Water Services Corporation.

(b)	Net of allowance for funds used during construction and interest income.

(c)	2006 includes 44,792 customers associated with the New York Water Service Corporation which closed on January 1, 2007. The operating results of this acquisition have been reported in our consolidated financial statements beginning January 1, 2007.

(d)	2008 was impacted by the loss of 22,519 utility customers associated with two utility systems disposed of.