Form 10-K, Exhibit 13
period 2009-12-31
AQUA AMERICA INC
filed 2010-02-26
CIK 78128

Exhibit 13.1
SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS
FOR THE YEAR ENDED DECEMBER 31, 2009

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
OVERVIEW
The Company
Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be approximately 3.0 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri, South Carolina, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 52% of our operating revenues for 2009 and, as of December 31, 2009, provided water or wastewater services to approximately one-half of the total number of people we serve located in the suburban areas in counties north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. Our other subsidiaries provide similar services in 13 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories, as well as sludge hauling, septage and grease services, and backflow prevention services.
Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, Inc., formerly known as Philadelphia Suburban Water Company. In the early 1990s we embarked on a growth through acquisition strategy focused on water and wastewater operations. Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of AquaSource, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition of New York Water Service Corporation in 2007. Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry and has extended our regulated operations from southeastern Pennsylvania to include operations in 13 other states.
Industry Mission
The mission of the investor-owned water utility industry is to provide quality and reliable water service at an affordable price to customers, while earning a fair return for shareholders. A number of challenges face the industry, including:
•	strict environmental, health and safety standards;
•	the need for substantial capital investment;
•	economic regulation by state, and /or, in some cases, local government; and
•	the impact of weather and drought conditions on water sales demand.
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
Our water and wastewater operations are comprised of approximately 140 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division. Eight of the states in which we operate permit some form of consolidated rates in varying degrees for the rate divisions in that state, and two states currently permit us to fully consolidate rate filings state-wide. Due to the length of time since the last rate increase for some of our systems and the large amount of capital improvements relative to the number of customers in some smaller systems, the proposed rate increase in some of these systems may be substantial. Also, as a result of the condition of some of the systems acquired and the time needed to make the capital investments required to maintain compliance prior to requesting rates, some divisions have experienced or are experiencing longer periods of regulatory lag. We can provide no assurance that the rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which we initially sought the rate increases. We are currently in active rate proceedings in 10 of our 14 states.
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
Effects of Inflation — Recovery of the effects of inflation through higher water rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. Even during periods of moderate inflation, as has been experienced in 2009, 2008, and 2007, the effects of inflation on our operating results are noticeable. Two states allow annual inflationary index filings to help offset the effects of inflation on our operating costs.

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
During 2009, we completed 18 acquisitions and other growth ventures which, along with the organic growth in our existing systems, represent 4,484 new customers. During 2008, we completed 9 acquisitions and other growth ventures which, along with the organic growth in our existing systems, represent 9,941 new customers. During 2007, we completed 26 acquisitions which, along with the organic growth in our existing systems, represent 23,909 new customers. In addition on January 1, 2007, we completed the acquisition of the capital stock of New York Water Service Corporation for $26,664 in cash, as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,000 of long-term debt. The operating results of New York Water Service Corporation have been included in our consolidated financial statements beginning January 1, 2007. The acquired operation provides water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York and these customers are included in our customer count as of December 31, 2006. The acquisition was funded through the issuance of long-term debt that was issued in 2006.
In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation. In February 2008, through a condemnation proceeding we turned over the northern portion of our Fort Wayne, Indiana system representing 10,921 customers. In addition, pursuant to our plan to evaluate and dispose of underperforming utility systems, we sold the following utility systems: in June 2009, we sold a water and wastewater utility system in Texas representing 561 customers, in August 2008 we sold a water and wastewater utility system in Illinois representing 11,598 customers, and in December 2007 we sold a water utility system in Virginia representing 1,304 customers.
We believe that utility acquisitions will continue to be the primary source of customer growth for us. With approximately 52,000 community water systems in the U.S., 83% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate, we believe there are approximately 23,000 community water systems of widely-varying size, with the majority of the population being served by government-owned water systems.
Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (EPA) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2004, there are approximately 16,600 such facilities in the nation serving approximately 75% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 10,200 wastewater facilities in operation or planned in the 14 states where we operate. We also intend to explore opportunities in the non-regulated wastewater and septage businesses when they complement our utility companies.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
We are actively exploring opportunities to expand our water and wastewater utility operations through acquisitions or otherwise. We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater systems of all sizes that provide services in areas near our existing service territories or in new service areas. We continue to explore opportunities for the acquisition of other non-regulated wastewater service and septage businesses that are located near our existing markets, growing our existing revenue base in this business by offering the wastewater services to nearby residents with on-site sewer systems, adding new customers to this business and expanding the services that are provided to them.
Sendout
“Sendout” represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly in our northern service territories during the late spring and summer months when nonessential and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues is realized in the second and third quarters. In general during this period, an extended period of dry weather increases water consumption, while above average rainfall decreases water consumption. Also, an increase in the average temperature generally causes an increase in water consumption. Conservation efforts, construction codes which require the use of low flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can adversely affect water consumption. We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may result in a structural trend of decline in water usage per customer.
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
The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory. During the year ended December 31, 2009, our operating revenues were derived principally from the following states: 52% in Pennsylvania, 8% in Texas, 6% in Ohio, 6% in Illinois, and 6% in North Carolina.
Performance Measures Considered by Management
We consider the following financial measures to be the fundamental basis by which we evaluate our operating results: earnings per share, operating revenues, net income attributable to common shareholders and the dividend rate on common stock. In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment: our number of utility customers, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio” or “efficiency ratio”); return on revenues (net income attributable to common shareholders divided by operating revenues); and return on equity (net income attributable to common shareholders divided by Aqua America stockholders’ equity). We review these measurements regularly and compare them to historical periods, to our operating budget as approved by the Aqua America, Inc. Board of Directors, and to other publicly-traded water utilities.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness in light of the changing nature of our company. During the past five years, our operating expense ratio has been effected over time due to a number of factors, including the following:
•	Acquisitions — In general, acquisitions in certain areas may increase our operating expense ratio if the operating revenues generated by these operations are accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company which are more densely-populated and have integrated operations. In these cases, the acquired operations are characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of the Aqua America operations which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. In addition, in 2006 we completed several acquisitions of companies that provide on-site septic tank pumping and sludge hauling services. The cost-structure of these businesses differs from our utility companies in that these businesses have a much higher ratio of operations and maintenance expenses to operating revenues and lower capital investment and consequently a lower ratio of fixed capital costs versus operating revenues. As a result, the ratio of operating income compared to operating revenues is not comparable between the businesses. The non-regulated wastewater and septage service business is not a component of our Regulated segment.
•	Regulatory lag — The efficiency ratio is influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates), or decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in customer water consumption as impacted by adverse weather conditions or conservation trends.
•	New accounting pronouncements — Beginning in 2006, our results reflect the effects of the adoption of the Financial Accounting Standards Board’s (FASB) accounting guidance for stock compensation, as we began to record compensation expense for the fair value of stock options granted. The effect of recording compensation expense for stock options increased our operations and maintenance expense by $2,531 in 2009, $2,997 in 2008, $3,223 in 2007 and $2,894 in 2006. Prior to 2006, no compensation expense related to granting of stock options had been recognized in the financial statements.
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
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Selected Financial and Operating Statistics
Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2009 (a)	2008 (b)	2007 (c)	2006 (d)	2005
Utility customers:
Residential water	796,926	791,929	796,591	780,828	724,954
Commercial water	38,781	38,334	37,330	36,280	33,975
Industrial water	1,270	1,299	1,317	1,337	1,356
Other water	17,191	16,466	16,509	15,587	15,584
Wastewater	99,269	97,512	97,631	92,791	89,025

Total	953,437	945,540	949,378	926,823	864,894

Operating revenues:
Residential water	$392,054	$374,572	$360,542	$317,770	$295,473
Commercial water	94,149	90,062	85,553	76,076	73,455
Industrial water	19,437	19,873	19,548	18,752	18,364
Other water	70,374	58,504	58,274	51,263	50,827
Wastewater	70,226	58,873	52,891	48,907	42,176
Other utility	12,665	13,278	12,935	13,525	13,161

Regulated segment total	658,905	615,162	589,743	526,293	493,456
Other	11,634	11,810	12,756	7,198	3,323

Consolidated	$670,539	$626,972	$602,499	$533,491	$496,779

Operations and maintenance expense	$270,060	$262,122	$253,092	$219,560	$203,088

Net income attributable to common shareholders	$104,353	$97,918	$95,014	$92,004	$91,156

Capital expenditures	$283,584	$267,418	$238,140	$271,706	$237,462

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	40.3%	41.8%	42.0%	41.2%	40.9%
Depreciation and amortization	17.1%	15.0%	14.6%	14.1%	13.2%
Taxes other than income taxes	7.2%	7.1%	7.5%	6.2%	6.4%
Interest expense, net	10.2%	10.9%	11.1%	10.9%	10.4%
Net income	15.6%	15.6%	15.8%	17.2%	18.3%

Return on average Aqua America stockholders’ equity	9.6%	9.6%	10.0%	10.6%	11.7%

Effective tax rates	39.4%	39.7%	38.9%	39.6%	38.4%

(a)	Net income attributable to common shareholders includes the gain of $605 ($1,009 pre-tax) realized on the sale of a utility system. The gain is reported in the 2009 consolidated statement of income as a reduction to operations and maintenance expense.

(b)	2008 utility customers were impacted by the loss of 22,519 utility customers associated with the utility systems disposed of. Net income includes the gain of $2,427 ($4,118 pre-tax) realized on the sale of a utility system. The gain is reported in the 2008 consolidated statement of income as a reduction to operations and maintenance expense.

(c)	Net income attributable to common shareholders includes the gain of $657 ($1,095 pre-tax) realized on the sale of a utility system. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense.

(d)	2006 includes 44,792 customers associated with the New York Water Service Corporation acquisition which was completed on January 1, 2007, and the operating results have been reported in our consolidated financial statements beginning January 1, 2007.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
RESULTS OF OPERATIONS
Our net income has grown at an annual compound rate of approximately 5.5% during the five-year period ended December 31, 2009. During the past five years, operating revenues grew at a compound rate of 8.7% and total expenses, exclusive of income taxes, grew at a compound rate of 9.9%.
Operating Segments
We have identified fifteen operating segments and we have one reportable segment based on the following:
•	Fourteen segments are comprised of our water and wastewater regulated utility operations in the fourteen states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment.
•	One segment is not quantitatively significant to be reportable and is comprised of the businesses that provide on-site septic tank pumping, sludge hauling services, and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.
Unless specifically noted, the following discussion and analysis provides information on our consolidated results of operations. The following table provides the Regulated segment and consolidated information for the years ended December 31, 2009, 2008, and 2007:

	2009			2008
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated
Operating revenues	$658,905	$11,634	$670,539	$615,162	$11,810	$626,972
Operations and maintenance expense	260,587	9,473	270,060	251,799	10,323	262,122
Taxes other than income taxes	44,698	3,383	48,081	43,323	1,426	44,749

Earnings (losses) before interest, taxes, depreciation and amortization	$353,620	$(1,222)	352,398	$320,040	$61	320,101

Depreciation and amortization			114,939			94,300

Operating income			237,459			225,801
Interest expense, net of AFUDC			65,736			64,898
Gain on sale of other assets			(472)			(1,599)
Provision for income taxes			67,842			64,584

Net income			$104,353			$97,918

	2007
		Other and
	Regulated	Eliminations	Consolidated
Operating revenues	$589,743	$12,756	$602,499
Operations and maintenance expense	243,755	9,337	253,092
Taxes other than income taxes	44,011	1,369	45,380

Earnings before interest, taxes, depreciation and amortization	$301,977	$2,050	304,027

Depreciation and amortization			88,011

Operating income			216,016
Interest expense, net of AFUDC			63,968
Gain on sale of other assets			(3,494)
Provision for income taxes			60,528

Net income			$95,014

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Results
Operating Revenues — The growth in revenues over the past five years is a result of increases in water rates, our customer base, and the acquisition of non-regulated operations. Rate increases implemented during the past three years have provided additional operating revenues of approximately $55,711 in 2009, $28,898 in 2008, and $25,658 in 2007. Offsetting our revenue growth from water rate increases in 2009 was a decrease in customer water consumption, which is largely due to unfavorable weather conditions in many of our service territories during 2009 that reduced water usage. The number of customers increased at an annual compound rate of 2.7% in the past five years primarily as a result of acquisitions of water and wastewater systems, including the January 1, 2007 acquisition of New York Water Service Corporation. If adjusted for the utility system dispositions during the past five years, the annual compound customer growth rate would have been 3.2%. The operating revenues and financial results of New York Water Service Corporation have been included in our consolidated financial statements beginning January 1, 2007. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $4,637 in 2009, $5,859 in 2008, and $28,578 in 2007. Excluding the effect of acquisitions and dispositions, our customer base increased at a five-year annual compound rate of 1.3%. We believe the economy and its effect on our customer growth rate and water usage have affected the revenue comparison for 2009.
On November 18, 2009 our operating subsidiary in Pennsylvania filed an application with the Pennsylvania Public Utility Commission (“PAPUC”) designed to increase water rates by $43,200 or 11.8% on an annual basis. The Company anticipates a final order to be issued by August 2010.
On July 31, 2008, the PAPUC granted our operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $34,428, on an annualized basis. The rates in effect at the time of the filing included $14,269 in Distribution System Improvement Charges (“DSIC”) or 5% above prior base rates. Consequently, the total base rates increased by $48,697 and the DSIC was reset to zero.
In May 2008, our operating subsidiary in Florida filed an application with the Florida Public Service Commission (“FPSC”) designed to increase water and wastewater rates by $8,374 on an annual basis. On April 1, 2009, the FPSC granted our operating subsidiary in Florida a $5,524 water and wastewater rate increase. In December 2006, our operating subsidiary in Florida had filed a rate application with the FPSC designed to increase water and wastewater rates by $7,298 on an annual basis. In April 2007, we had commenced billing for a portion of the requested rates, in accordance with authorization from the FPSC. However, during the third quarter of 2007 we reached a settlement agreement that, among other stipulations, resulted in us voluntarily withdrawing our application, and agreeing to refund the interim revenue billed that was associated with this rate application. As a result of this agreement, the Company wrote-off rate case expenses of $2,385 in 2007.
On September 23, 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued its final ruling approving the rate application that was filed in 2004 by our operating subsidiary to increase rates, on an annualized basis, by $11,920 over a multi-year period beginning in 2004. The application sought to increase annual revenues in phases and was accompanied by a plan to defer and amortize a portion of our depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximated the requested amount during the first years that the new rates were in effect. We commenced billing for the requested rates and implemented the deferral plan in 2004. As a result of the final order in 2008, the regulatory asset for the deferred operating costs and rate case expenses was set at $13,697. As of February 1, 2009, recovery of the regulatory assets for the deferred operating costs and rate case expenses began through two surcharge mechanisms. The final order had been appealed to the TCEQ by two parties, and the TCEQ has exercised its legal authority to take no action within the required period. As a result, the parties have filed suit against the TCEQ in an effort to appeal the order. The additional revenues billed and collected in connection with the case are subject to refund based on the outcome of the appeal. The revenue recognized and the expenses deferred by us reflect an estimate of the final outcome of the case. As of December 31, 2009, we have deferred $5,769 of operating costs and $1,449 of rate case expenses, and recognized $47,187 of revenue that is subject to refund based on the outcome of the appeal. Based on our review of the present circumstances, no reserve is considered necessary for the revenue recognized to date.
Our operating subsidiaries located in other states received rate increases representing estimated annualized revenues of $10,606 in 2009 resulting from seven rate decisions, $18,310 in 2008 resulting from twenty-two rate decisions, and $5,596 in 2007 resulting from twenty-three rate decisions. Revenues from these increases realized in the year of grant were approximately $7,561 in 2009, $7,531 in 2008, and $4,636 in 2007. As of December 31, 2009, our operating subsidiaries located in other states, currently have filed nine rate requests which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $17,163 in annual revenues. During 2010, we intend to file nine additional rate requests proposing an aggregate of approximately $23,295 of increased annual revenues; however we can provide no assurance that the full amount of the requested rate increases will be granted.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $16,901 in 2009, $11,771 in 2008, and $11,507 in 2007.
Our Regulated segment also includes certain non-regulated operating revenues of $12,665 in 2009, $13,278 in 2008, and $12,935 in 2007. These operating revenues are associated with contract operations that are integral to the regulated utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.
In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with non-regulated wastewater, septage, and operating and maintenance contracts of $11,634 in 2009, $11,810 in 2008, and $12,756 in 2007. The decrease in 2008 compared to 2007 resulted from eliminating certain data processing services in 2008 and the associated reduction in service fees. Acquisitions outside our Regulated segment have provided additional operating revenues of $0 for operations acquired in 2009 and 2008, and $4,765 for operations acquired in 2007.
Operations and Maintenance Expenses — Operations and maintenance expenses totaled $270,060 in 2009, $262,122 in 2008, and $253,092 in 2007. Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance and claims costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price increases. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture.
Operations and maintenance expenses increased in 2009 as compared to 2008 by $7,938 or 3.0% primarily due to the effect of the absence of the third quarter 2008 gain on the sale of a utility system of $4,118, additional operating costs associated with acquisitions of $2,475, and normal increases in other operating expenses, offset partially by lower water production costs of $1,103 due to a decrease in consumption, the gain on sale of a utility system in the second quarter of 2009 of $1,009, and reduced expenses of $963 associated with the dispositions of our utility systems sold. In the consolidated statement of income for 2009, the gain on sale of utility system is reported as a component of operations and maintenance expense.
Operations and maintenance expenses increased in 2008 as compared to 2007 by $9,030 or 3.6% primarily due to additional operating costs associated with acquisitions of $3,677, higher water production costs of $1,702 due to price increases principally on purchased water, additional bad debt expense of $1,399, an increase in fuel costs to fuel our service vehicles of $1,380, the effect of the absence of the 2007 gain on the sale of a utility system of $1,095 in the fourth quarter of 2007, rate case expenses resulting from the final Texas rate case order of $859, and normal increases in other operating costs, offset partially by the gain on sale of a utility system of $4,118 in the third quarter of 2008, reduced expenses of $2,872 associated with the dispositions of our utility systems sold, and the absence of the charges that occurred in the third quarter of 2007 upon the withdrawal of the Florida rate case application of $2,385. In the consolidated statement of income for 2008, the gain on sale of utility system is reported as a component of operations and maintenance expense.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Depreciation and Amortization Expenses — Depreciation expense was $103,001 in 2009, $88,785 in 2008, and $83,178 in 2007, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, our acquisitions of new utility systems, and additional expense of $2,037 resulting from a rate case adjustment related to our rate filing in North Carolina.
Amortization expense was $11,938 in 2009, $5,515 in 2008, and $4,833 in 2007, and has increased due to the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.
Taxes Other than Income Taxes — Taxes other than income taxes was $48,081 in 2009, $44,749 in 2008, and $45,380 in 2007. The increase in 2009 is primarily due to an increase in gross receipts, excise and franchise taxes of $1,299, an increase in other of $889 associated with an increase in the local assessment of water pumping fees in Texas, an increase in property taxes of $687 associated with properties acquired through acquisition, and an increase in payroll taxes of $520 associated with a decrease in our capitalized labor rate in our operating subsidiary in Pennsylvania. The decrease in 2008 is primarily due to a reduction in capital stock taxes of $300 associated with a decrease in the capital stock tax rate imposed on our operating subsidiary in Pennsylvania, a reduction in gross receipts tax of $290, a decrease in payroll taxes of $264 associated with an increase in our capitalized labor rate in our operating subsidiary in Pennsylvania, and a reduction in property taxes of $219 associated with the dispositions of utility systems, offset primarily by an increase in public utility commission assessment taxes on our operating subsidiary in Pennsylvania.
Interest Expense, net — Net interest expense was $68,607 in 2009, $68,572 in 2008, and $66,921 in 2007. Interest income of $1,149 in 2009, $2,310 in 2008, and $3,569 in 2007 was netted against interest expense. Interest expense increased in 2009 and 2008 primarily due to additional borrowings to finance capital projects and acquisitions. The increases were offset partially by the effects of decreased interest rates on short-term borrowings and long-term debt. Interest income decreased in 2009 and 2008 due to lower investment income earned on the proceeds from the issuance of tax-exempt bonds while being held by trustees pending completion of projects financed with the issuances and from lower income earned on overnight cash sweeps. The interest income earned on the proceeds from the issuance of tax-exempt bonds is capitalized through our allowance for funds used during construction, a reduction to net interest expense. Interest expense on long-term debt during 2009 and 2008 was favorably impacted by a reduction in the weighted cost of long-term debt from 5.58% at December 31, 2007 to 5.35% at December 31, 2008 and to 5.25% at December 31, 2009.
Allowance for Funds Used During Construction — The allowance for funds used during construction (AFUDC) was $2,871 in 2009, $3,674 in 2008, and $2,953 in 2007 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, and to changes in the AFUDC rate which is based predominantly on short-term interest rates. The decrease in 2009 is due to a decrease in short-term interest rates, which are a component of the applied AFUDC rate, as well as a decrease in the average balance of utility plant construction work in progress, to which AFUDC is applied. The increase in 2008 is due to an increase in capital expenditures eligible for AFUDC.
Gain on Sale of Other Assets — Gain on sale of other assets totaled $472 in 2009, $1,599 in 2008, and $3,494 in 2007 and consisted of gains on properties and marketable securities sales. Gain on sale of properties totaled $472 in 2009, $1,278 in 2008, and $1,831 in 2007. Gain on sale of marketable securities totaled $0 in 2009, $321 in 2008 and $1,663 in 2007. The gain realized on the following sales of utility systems was reported in the consolidated statement of income as a component of the line titled operations and maintenance expense: June 2009 gain on sale of $1,009, August 2008 gain on sale of $4,118, and a December 2007 gain on sale of $1,095.
Income Taxes — Our effective income tax rate was 39.4% in 2009, 39.7% in 2008, and 38.9% in 2007. The decrease in the effective tax rate for 2009 was due to an increase in the tax deduction for qualified domestic production activities, which was offset by a decrease in the tax deductible portion of our stock-based compensation expense. The change in the effective tax rate in 2008 was due to a decrease in the tax deduction for qualified domestic production activities that increased our tax provision by approximately $763 in 2008 as compared to 2007.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Summary — Operating income was $237,459 in 2009, $225,801 in 2008, and $216,016 in 2007 and net income attributable to common shareholders was $104,353 in 2009, $97,918 in 2008, and $95,014 in 2007. Diluted income per share was $0.77 in 2009, $0.73 in 2008, and $0.71 in 2007. The changes in the per share income in 2009 and 2008 over the previous years were due to the aforementioned changes in income and impacted by a 1.1% increase in the average number of common shares outstanding during 2009 and a 0.8% increase in the average number of common shares outstanding during 2008. The increase in the number of shares outstanding in 2009 is primarily a result of the full year impact in 2009 of the 1,000,000 shares issued in June 2008 related to the final settlement of the forward equity sale agreement, the additional shares sold or issued through our dividend reinvestment plan, equity compensation plan, and the additional shares issued in August 2009 in connection with an acquisition. The increase in the number of shares outstanding in 2008 is primarily a result of the additional shares sold or issued through our dividend reinvestment plan, the issuance of 1,000,000 shares in June 2008 associated with the final settlement of the forward equity sale agreement, and our employee stock and incentive plan.
Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments are important to the future realization of improved profitability.
Fourth Quarter Results — The following table provides our fourth quarter results:

	Three Months Ended
	December 31,
	2009	2008
Operating revenues	$167,893	$159,840

Operations and maintenance	66,034	65,929
Depreciation and amortization	29,296	25,391
Taxes other than income taxes	12,189	10,638

	107,519	101,958

Operating income	60,374	57,882
Interest expense, net	17,914	17,365
Allowance for funds used during construction	(931)	(642)
Gain on sale of other assets	(97)	(514)

Income before income taxes	43,488	41,673
Provision for income taxes	16,829	16,008

Net income	$26,659	$25,665

The increase in operating revenues was a result of additional revenues of $6,001 from an increase in water and wastewater rates implemented in various operating subsidiaries, and an increase in infrastructure rehabilitation surcharge revenue of $4,428, offset by a decrease in water consumption. The higher operations and maintenance expense is due primarily to $363 of additional operating costs associated with acquisitions, and normal increases in other operating expenses, offset by a decrease in water production costs of $956 associated with the decrease in water consumption, and a decrease in fuel costs for our service vehicles of $234. The increased depreciation expense reflects the utility plant placed in service since the fourth quarter of 2008. The increase in other taxes is primarily due to increases in property taxes of $585 associated with utility systems acquired, gross receipts, excise and franchise taxes of $424, capital stock taxes of $356 associated with an increase in the capital stock tax imposed on our operating subsidiary in Pennsylvania, and in the local assessment of water pumping fees in Texas of $142. The increased interest expense is due to additional borrowings to finance capital projects. The decrease in gain on sale of other assets is due to reduced gains on the sales of land and other assets of $417. The decrease in customer water consumption is largely due to unfavorable weather conditions in many of our service territories during the fourth quarter of 2009 that reduced water usage. We believe the economy and its effect on water usage have affected the revenue comparison for the fourth quarter.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
FINANCIAL CONDITION
Consolidated Cash Flow and Capital Expenditures
Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2009 were as follows:

	Net Operating	Common	Capital
	Cash Flow	Dividends	Expenditures	Acquisitions

2005	$199,674	$51,139	$237,462	$11,633
2006	170,726	58,023	271,706	11,848
2007	194,168	63,763	238,140	51,226
2008	221,506	68,504	267,418	14,659
2009	258,590	74,729	283,584	3,373

	$1,044,664	$316,158	$1,298,310	$92,739

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, water meters and an office building expansion. During this five-year period, we received $47,348 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $206,455, and have refunded $23,997 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the number of shares outstanding during the period.
Our planned 2010 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $338,100 of which $135,240 is for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation that qualifies for infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude of our capital program. Our 2010 capital program, along with $59,577 of sinking fund obligations and debt maturities, and $140,328 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been or is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity, and the issuance of long-term debt.
Future utility construction in the period 2011 through 2014, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $1,270,000. We anticipate that approximately one-half of these expenditures will require external financing with debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans and the issuance of equity through public offerings. We expect to refinance $249,452 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Acquisitions
During the past five years, we have expended cash of $92,739 and issued 314,459 shares of common stock, valued at $5,584 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, and non-regulated businesses that provide wastewater and septage services. We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition dates. During 2009, we completed 18 acquisitions of water and wastewater systems in five of the states in which we operate, including expanding our operations into one new state. The 2009 acquisitions were completed for $3,373 in cash and the issuance of 164,052 shares of common stock valued at $2,909 at the time of the acquisition. During 2008, we completed 9 acquisitions of water and wastewater systems in four of the states in which we operate. The 2008 acquisitions were completed for $14,659 in cash and the issuance of 125,723 shares of common stock valued at $2,000 at the time of the acquisition.
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
Dispositions
We routinely review and evaluate areas of our business and operating divisions and over time may sell certain utility systems or portions of systems. In June 2009, we sold a water and wastewater utility system for net proceeds of $1,601, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2009 of a gain on the sale of these assets, net of expenses of $1,009. The gain is reported in the 2009 consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented approximately 0.02% of Aqua America’s total assets.
In August 2008, we sold a water and wastewater utility system for net proceeds of $10,500, which consisted of $1,900 in cash and the issuance of a 25-year note receivable of $8,600 that bears interest at 7.25% and provides for semi-annual principal and interest payments. The sale resulted in the recognition of a gain on the sale of these assets, net of expenses, of $4,118. The gain is reported in the consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented approximately 0.20% of Aqua America’s total assets.
In December 2007, we sold a water utility system for net proceeds of $1,498, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2007 of a gain on the sale of these assets, net of expenses, of $1,095. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense. This utility system represented approximately 0.01% of Aqua America’s total assets.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
The City of Fort Wayne, Indiana (the “City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that we acquired in connection with the AquaSource acquisition in 2003. We challenged whether the City was following the correct legal procedures in connection with the City’s condemnation, but the Indiana Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of our utility system at a preliminary price based on the City’s valuation. We filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of our system and the payment of $16,911 based on the City’s valuation of this portion of the system. In January 2008, we reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically states that the final valuation of the northern portion of our system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, we turned over the northern portion of our system to the City upon receipt of the initial valuation payment. The Indiana Utility Regulatory Commission also reviewed and acknowledged the transfer of the Certificate of Territorial Authority for the northern portion of the system to the City. The proceeds received are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. On March 16, 2009 oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether we are entitled to a jury trial. Depending upon the ultimate outcome of the legal proceeding in the Allen County Circuit Court we may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.50% of our total assets.
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
Sources of Capital
Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $772,394 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2009, we have a $95,000 long-term revolving credit facility that expires in May 2012, of which $13,991 was designated for letter of credit usage, $16,860 was available for borrowing and $64,149 of borrowings was outstanding at December 31, 2009. In addition, we had short-term lines of credit of $137,000, of which $109,513 was available. One of our credit facilities of $70,000 has a 364 day term and the balance of our short-term lines of credit are payable on demand. These short-term lines of credit are subject to renewal on an annual basis. Although we believe we will be able to renew these facilities, there is no assurance that they will be renewed, or what the terms of any such renewal will be. The United States credit and liquidity crisis that started in 2008 which caused substantial volatility in capital markets, including credit markets and the banking industry, increased the cost and significantly reduced the availability of credit from financing sources, which may continue or worsen in the future. If in the future, our credit facilities are not renewed or our short-term borrowings are called for repayment, we would have to seek alternative financing sources, although there can be no assurance that these alternative financing sources would be available on terms acceptable to us. In the event we are not able to obtain sufficient capital, we may need to reduce our capital expenditures and our ability to pursue acquisitions that we may rely on for future growth could be impaired.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
We are obligated to comply with covenants under some of our loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to certain exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2009, we were in compliance with our debt covenants under our credit facilities. Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.
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
In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2009, we issued 164,052 shares of common stock totaling $2,909 to acquire a water system. During 2008, we issued 125,723 shares of common stock totaling $2,000 to acquire a wastewater system. During 2007 we did not issue any shares under the acquisition shelf registration. The balance remaining available for use under the acquisition shelf registration as of December 31, 2009 is 1,904,487 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.
We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2009 dividend payment, holders of 15.0% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 2,542,003 original issue shares of common stock for net proceeds of $49,438 through the dividend reinvestment portion of the Plan and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.
The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2009, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Contractual Obligations
The following table summarizes our contractual cash obligations as of December 31, 2009:

		Payments Due By Period
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years

Long-term debt (a)	$1,446,134	$59,577	$128,018	$121,434	$1,137,105
Interest on fixed-rate, long-term debt (b)	1,210,776	75,320	140,338	133,685	861,433
Operating leases (c)	24,960	3,427	4,390	2,215	14,928
Unconditional purchase obligations (d)	101,896	12,451	21,218	16,682	51,545
Other purchase obligations (e)	35,320	35,320	—	—	—
Pension and other postretirement benefit plans’ obligations (f)	20,197	13,057	3,870	3,270	—
Other obligations (g)	18,388	753	1,646	4,646	11,343

Total	$2,857,671	$199,905	$299,480	$281,932	$2,076,354

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents interest payable on fixed rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.

(d)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.

(e)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.

(f)	Represents contributions obligated to be made to pension and other postretirement benefit plans.

(g)	Represents capital expenditures estimated to be required under legal and binding contractual obligations.
In addition to these obligations, we pay refunds on Customers’ Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2024 and amounts not paid by the contract expiration dates become non-refundable.
We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Market Risk
We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2009, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

								Fair
	2010	2011	2012	2013	2014	Thereafter	Total	Value
Long-term debt:
Fixed rate	$55,428	$28,472	$39,546	$34,325	$87,109	$1,137,105	$1,381,985	$1,251,805
Variable rate	4,149	—	60,000	—	—	—	64,149	64,149

Total	$59,577	$28,472	$99,546	$34,325	$87,109	$1,137,105	$1,446,134	$1,315,954

Weighted average interest rate*	5.89%	6.17%	2.51%	5.43%	5.31%	5.43%	5.25%

*	Weighted average interest rates of 2010 and 2012 long-term debt maturities are as follows: fixed rate debt of 6.30% and 5.61%and variable rate debt of 0.47% and 0.47%.
From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2009, our carrying value of certain investments was $2,288, which reflects the market value of such investments and is in excess of our original cost.
Capitalization
The following table summarizes our capitalization during the past five years:

December 31,	2009	2008	2007	2006	2005

Long-term debt*	56.6%	54.3%	55.9%	51.6%	52.7%
Aqua America stockholders’ equity	43.4%	45.7%	44.1%	48.4%	47.3%

	100.0%	100.0%	100.0%	100.0%	100.0%

*	Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $64,149 at December 31, 2009 and $62,500 at December 31, 2008.
Over the past five years, the changes in the capitalization ratios primarily resulted from the issuance of common stock, and the issuance of debt to finance our acquisitions and capital program. In 2007, the conversion of a short-term line of credit into a $95,000 long-term revolving credit facility caused a shift in the capitalization ratio. It is our goal to maintain an equity ratio adequate to support the current Standard and Poors corporate credit rating of “A+” and the senior secured debt rating of “AA-” for Aqua Pennsylvania, our largest operating subsidiary.
Dividends on Common Stock
We have paid common dividends consecutively for 65 years. Our Board of Directors authorized an increase of 7.4% in the quarterly dividend over the amount we paid in the previous quarter for the December 1, 2009 dividend. As a result of this authorization, beginning with the dividend payment in December 2009, the annualized dividend rate increased to $0.58 per share from $0.54 per share. This is the 19th dividend increase in the past 18 years and the eleventh consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 65.8% of net income attributable to common shareholders.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our financial condition and results of operations are impacted by the methods, assumptions, and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to our financial condition or results of operations, and require estimates or other judgments of matters of uncertainty. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the financial statements. We believe our most critical accounting policies include revenue recognition, the use of regulatory assets and liabilities, the valuation of our long-lived assets which consist primarily of utility plant in service, regulatory assets, and goodwill, our accounting for postretirement benefits, and our accounting for income taxes. We have discussed the selection and development of our critical accounting policies and estimates with the Audit Committee of the Board of Directors.
Revenue Recognition — Our utility revenues recognized in an accounting period include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the last billing to the end of the accounting period. The estimated usage is based on our judgment and assumptions; our actual results could differ from these estimates which would result in operating revenues being adjusted in the period that the revision to our estimates is determined.
In some operating divisions, we commence the billing of our utility customers, under new rates, upon authorization from the respective regulatory commission and before the final commission rate order is issued. The revenue recognized reflects an estimate based on our judgment of the final outcome of the commission’s ruling. We monitor the applicable facts and circumstances regularly, and revise the estimate as required. The revenue billed and collected prior to the final ruling is subject to refund based on the commission’s final ruling. Please refer to the section named “Operating Revenues” for a discussion of revenue currently being recognized under rate filings that are not final.
Regulatory Assets and Liabilities — We defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred. These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water and wastewater service. In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.
Valuation of Long-Lived Assets, Goodwill and Intangible Assets — We review our long-lived assets for impairment, including utility plant in service. We also review regulatory assets for the continued application of the FASB’s accounting guidance for regulated operations. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. Adjustments to the carrying value of these assets would be made in instances where their inclusion in the rate-making process is unlikely.
We test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if certain circumstances indicate a possible impairment may exist. We evaluate goodwill for impairment using the discounted cash flow methodologies, transaction values for other comparable companies, and other valuation techniques for all of our reporting units with goodwill balances. The evaluation requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions which were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2009 concluded that none of our goodwill was impaired.
Accounting for Postretirement Benefits — We maintain qualified defined benefit pension plans and plans that provide for certain postretirement benefits other than pensions. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that we recognize.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our discount rate assumption was determined using a yield curve that was produced from a universe containing approximately 250 U.S.-issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if we used spot rates, for various time periods, to discount the projected pension benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2009 pension expense by $680 and the pension liabilities by $7,080. The present values of Aqua America’s future pension and other postretirement obligations were determined using discount rates of 5.91% at December 31, 2009, and 6.11% at December 31, 2008. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 6.11% for 2009, and will be 5.91% for 2010.
Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2009 pension expense by $290. For 2009, we used an 8.0% expected return on assets assumption which will remain unchanged for 2010. The expected return on assets is based on a targeted allocation of 50% to 75% equities and 25% to 50% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.
Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and our funding policy, during 2010 our pension contribution is expected to be approximately $11,563. Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates. During 2010, our funding of other postretirement benefit plans are expected to approximate $1,494.
Accounting for Income taxes — We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur.
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
In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2009, the Company’s internal control over financial reporting was effective.
The effectiveness of our internal control over financial reporting as of December 31, 2009 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Nicholas DeBenedictis Nicholas DeBenedictis	David P. Smeltzer David P. Smeltzer
Chairman, President and Chief Executive Officer	Chief Financial Officer

February 26, 2010

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Aqua America, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization, of equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2010

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands of dollars, except per share amounts)
Years ended December 31, 2009, 2008, and 2007

	2009	2008	2007

Operating revenues	$670,539	$626,972	$602,499
Operating costs and expenses:
Operations and maintenance	270,060	262,122	253,092
Depreciation	103,001	88,785	83,178
Amortization	11,938	5,515	4,833
Taxes other than income taxes	48,081	44,749	45,380

	433,080	401,171	386,483

Operating income	237,459	225,801	216,016
Other expense (income):
Interest expense, net	68,607	68,572	66,921
Allowance for funds used during construction	(2,871)	(3,674)	(2,953)
Gain on sale of other assets	(472)	(1,599)	(3,494)

Income before income taxes	172,195	162,502	155,542
Provision for income taxes	67,842	64,584	60,528

Net income attributable to common shareholders	$104,353	$97,918	$95,014

Net income attributable to common shareholders	$104,353	$97,918	$95,014
Other comprehensive income, net of tax:
Unrealized holding gains on investments	289	195	1,121
Reclassification adjustment for (gains) losses reported in net income	5	(209)	(1,315)

	294	(14)	(194)

Comprehensive income	$104,647	$97,904	$94,820

Net income per common share:
Basic	$0.77	$0.73	$0.72

Diluted	$0.77	$0.73	$0.71

Average common shares outstanding during the period:
Basic	135,816	134,302	132,814

Diluted	136,129	134,705	133,602

Cash dividends declared per common share	$0.55	$0.51	$0.48

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except per share amounts)
December 31, 2009 and 2008

	2009	2008
Assets
Property, plant and equipment, at cost	$4,141,690	$3,848,419
Less: accumulated depreciation	914,396	851,036

Net property, plant and equipment	3,227,294	2,997,383

Current assets:
Cash and cash equivalents	21,869	14,944
Accounts receivable and unbilled revenues, net	78,742	84,523
Inventory, materials and supplies	9,519	9,822
Prepayments and other current assets	11,441	11,752

Total current assets	121,571	121,041

Regulatory assets	226,351	234,980
Deferred charges and other assets, net	59,468	50,603
Funds restricted for construction activity	84,830	52,931
Goodwill	43,083	41,007

	$3,762,597	$3,497,945

Liabilities and Equity
Aqua America stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 137,148,749 and 136,053,467 in 2009 and 2008	$68,574	$68,026
Capital in excess of par value	642,786	623,407
Retained earnings	409,402	379,778
Treasury stock, at cost, 662,410 and 683,958 shares in 2009 and 2008	(12,138)	(12,751)
Accumulated other comprehensive income	280	(14)

Total Aqua America stockholders’ equity	1,108,904	1,058,446

Noncontrolling interest	560	2,181

Total Equity	1,109,464	1,060,627

Long-term debt, excluding current portion	1,386,557	1,248,104
Commitments and contingencies (See Note 9)	—	—

Current liabilities:
Current portion of long-term debt	59,577	7,297
Loans payable	27,487	80,589
Accounts payable	57,862	50,044
Accrued interest	16,265	16,070
Accrued taxes	18,813	15,362
Other accrued liabilities	21,003	23,809

Total current liabilities	201,007	193,171

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	408,583	355,166
Customers’ advances for construction	76,913	72,955
Regulatory liabilities	28,812	27,894
Other	114,490	120,333

Total deferred credits and other liabilities	628,798	576,348

Contributions in aid of construction	436,771	419,695

	$3,762,597	$3,497,945

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITALIZATION
(In thousands of dollars, except per share amounts)
December 31, 2009 and 2008

		2009	2008

Aqua America stockholders’ equity:
Common stock, $.50 par value		$68,574	$68,026
Capital in excess of par value		642,786	623,407
Retained earnings		409,402	379,778
Treasury stock, at cost		(12,138)	(12,751)
Accumulated other comprehensive income		280	(14)

Total Aqua America stockholders’ equity		1,108,904	1,058,446

Noncontrolling interest		560	2,181

Total Equity		1,109,464	1,060,627

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):

Interest Rate Range	Maturity Date Range
0.00% to 0.99%	2012 to 2034	6,868	3,606
1.00% to 1.99%	2011 to 2035	21,917	22,076
2.00% to 2.99%	2019 to 2027	12,935	13,683
3.00% to 3.99%	2010 to 2025	28,455	30,437
4.00% to 4.99%	2020 to 2041	271,346	196,150
5.00% to 5.99%	2011 to 2043	384,694	318,913
6.00% to 6.99%	2011 to 2036	121,876	121,552
7.00% to 7.99%	2012 to 2025	31,236	32,245
8.00% to 8.99%	2021 to 2025	34,543	34,806
9.00% to 9.99%	2010 to 2026	69,983	71,301
10.00% to 10.99%	2018	6,000	6,000

		989,853	850,769

Notes payable to bank under revolving credit agreement, variable rate, due May 2012		64,149	62,500
Unsecured notes payable:
Notes ranging from 4.72% to 4.87%, due 2010 through 2023		185,000	135,000
Notes ranging from 5.00% to 5.99%, due 2013 through 2037		207,132	207,132

		1,446,134	1,255,401
Current portion of long-term debt		59,577	7,297

Long-term debt, excluding current portion		1,386,557	1,248,104

Total capitalization		$2,496,021	$2,308,731

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands of dollars, except per share amounts)

					Accumulated
		Capital in			Other
	Common	excess of	Retained	Treasury	Comprehensive	Noncontrolling
	stock	par value	earnings	stock	Income	Interest	Total
Balance at December 31, 2006	$66,509	$548,806	$319,113	$(12,992)	$194	$1,814	$923,444
Net income	—	—	95,014	—	—	233	95,247
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(68)	(68)
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $603	—	—	—	—	1,121	—	1,121
Reclassification adjustment for gains reported in net income, net of income tax of $708	—	—	—	—	(1,315)	—	(1,315)
Dividends	—	—	(63,763)	—	—	—	(63,763)
Sale of stock (482,785 shares)	227	9,483	—	689	—	—	10,399
Repurchase of stock (35,486 shares)	—	—	—	(863)	—	—	(863)
Equity Compensation Plan (50,000 shares)	25	(25)	—	—	—	—	—
Exercise of stock options (577,272 shares)	289	7,036	—	—	—	—	7,325
Stock-based compensation	—	4,871	—	—	—	—	4,871
Employee stock plan tax benefits	—	1,879	—	—	—	—	1,879

Balance at December 31, 2007	67,050	572,050	350,364	(13,166)	—	1,979	978,277

Net income	—	—	97,918	—	—	241	98,159
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(39)	(39)
Net cash settlement of a portion of forward equity sale agreement	—	11,011	—	—	—	—	11,011
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $105	—	—	—	—	195	—	195
Reclassification adjustment for gains reported in net income, net of income tax of $112	—	—	—	—	(209)	—	(209)
Dividends	—	—	(68,504)	—	—	—	(68,504)
Stock issued for acquisitions (125,723 shares)	63	1,937				—	2,000
Sale of stock (1,621,726 shares)	792	31,693	—	812	—	—	33,297
Repurchase of stock (19,827 shares)	—	—	—	(397)	—	—	(397)
Equity Compensation Plan (46,250 shares)	23	(23)	—	—	—	—	—
Exercise of stock options (195,487 shares)	98	2,183	—	—	—	—	2,281
Stock-based compensation	—	4,243	—	—	—	—	4,243
Employee stock plan tax benefits	—	313	—	—	—	—	313

Balance at December 31, 2008	68,026	623,407	379,778	(12,751)	(14)	2,181	1,060,627

Net income	—	—	104,353	—	—	39	104,392
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(1,660)	(1,660)
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $156	—	—	—	—	289	—	289
Reclassification adjustment for losses reported in net income, net of income tax of $2	—	—	—	—	5	—	5
Dividends	—	—	(74,729)	—	—	—	(74,729)
Stock issued for acquisitions (164,052 shares)	82	2,827	—	—	—	—	2,909
Sale of stock (732,229 shares)	348	10,627	—	917	—	—	11,892
Repurchase of stock (15,137 shares)	—	—	—	(304)	—	—	(304)
Equity Compensation Plan (70,000 shares)	35	(35)	—	—	—	—	—
Exercise of stock options (165,686 shares)	83	1,609	—	—	—	—	1,692
Stock-based compensation	—	3,677	—	—	—	—	3,677
Employee stock plan tax benefits	—	674	—	—	—	—	674

Balance at December 31, 2009	$68,574	$642,786	$409,402	$(12,138)	$280	$560	$1,109,464

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
Years ended December 31, 2009, 2008, and 2007

	2009	2008	2007
Cash flows from operating activities:
Net income attributable to common shareholders	$104,353	$97,918	$95,014
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	114,939	94,300	88,011
Deferred income taxes	47,240	45,768	21,993
Provision for doubtful accounts	5,924	6,811	5,407
Stock-based compensation	3,603	3,871	4,320
Gain on sale of utility system	(1,009)	(4,118)	(1,095)
Gain on sale of other assets	(472)	(1,599)	(3,494)
Net increase in receivables, inventory and prepayments	(1,704)	(10,081)	(12,642)
Net decrease in payables, accrued interest, accrued taxes and other accrued liabilities	(8,521)	(6,428)	(7,382)
Other	(5,763)	(4,936)	4,036

Net cash flows from operating activities	258,590	221,506	194,168

Cash flows from investing activities:
Property, plant and equipment additions, including allowance for funds used during construction of $2,871, $3,674, and $2,953	(283,584)	(267,418)	(238,140)
Acquisitions of utility systems and other, net	(3,373)	(14,659)	(51,226)
Release of funds previously restricted for construction activity	102,560	46,885	53,988
Additions to funds restricted for construction activity	(134,473)	(23,195)	(117,442)
Net proceeds from the sale of utility system and other assets	2,171	20,831	6,981
Other	(3,965)	(1,215)	1,795

Net cash flows used in investing activities	(320,664)	(238,771)	(344,044)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	4,619	6,365	9,605
Repayments of customers’ advances	(2,549)	(5,928)	(5,560)
Net proceeds (repayments) of short-term debt	(53,102)	23,671	(62,232)
Proceeds from long-term debt	197,855	52,741	275,757
Repayments of long-term debt	(20,789)	(39,038)	(46,987)
Change in cash overdraft position	4,284	1,951	(4,691)
Proceeds from issuing common stock	11,892	33,297	10,399
Proceeds from forward equity agreement	—	11,011	—
Proceeds from exercised stock options	1,692	2,281	7,325
Stock-based compensation windfall tax benefits	130	219	1,387
Repurchase of common stock	(304)	(397)	(863)
Dividends paid on common stock	(74,729)	(68,504)	(63,763)

Net cash flows from financing activities	68,999	17,669	120,377

Net increase (decrease) in cash and cash equivalents	6,925	404	(29,499)
Cash and cash equivalents at beginning of year	14,944	14,540	44,039

Cash and cash equivalents at end of year	$21,869	$14,944	$14,540

Cash paid during the year for:
Interest, net of amounts capitalized	$65,501	$64,368	$62,113

Income taxes	$19,444	$20,984	$41,472

See Note 1 — Summary of Significant Accounting Policies-Customers’ Advances for Construction, Note 2 — Acquisitions, Note 10 — Long-term Debt and Loans Payable, and Note 14 — Employee Stock and Incentive Plan for a description of non-cash activities.
See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands of dollars, except per share amounts)
Note 1 — Summary of Significant Accounting Policies
Nature of Operations — Aqua America, Inc. (“Aqua America” or the “Company”) is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri, South Carolina, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 52% of our operating revenues for 2009 and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. The Company’s other subsidiaries provide similar services in 13 other states. In addition, the Company provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties, and septage services, close to our utility companies’ service territories.
The company has identified fifteen operating segments and has one reportable segment named the Regulated segment. The reportable segment is comprised of fourteen operating segments for our water and wastewater regulated utility companies which are organized by the states where we provide these services. These operating segments are aggregated into one reportable segment since each of the Company’s operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. In addition, one operating segment is not quantitatively significant to be reportable and is comprised of the businesses that provide on-site septic tank pumping, sludge hauling services and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.
Regulation — Most of the operating companies that are regulated public utilities are subject to regulation by the public utility commissions of the states in which they operate. The respective public utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters. Some of the operating companies that are regulated public utilities are subject to rate regulation by county or city government. Regulated public utilities follow the Financial Accounting Standards Board’s (FASB) accounting guidance for regulated operations, which provides for the recognition of regulatory assets and liabilities as allowed by regulators for costs or credits that are reflected in current rates or are considered probable of being included in future rates. The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.
Use of Estimates in Preparation of Consolidated Financial Statements — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Basis of Presentation — The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. In accordance with the preparation of the consolidated financial statements the Company evaluated subsequent events after the balance sheet date of December 31, 2009 through to the time the financial statements were filed with the Securities and Exchange Commission on February 26, 2010. Certain prior period amounts have been reclassified to conform to the current period presentation.
Recognition of Revenues — Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-regulated revenues are recognized when services are performed and are primarily associated with septage services, and operating and maintenance contracts. The Company’s Regulated segment includes non-regulated revenues that totaled $12,665 in 2009, $13,278 in 2008, and $12,935 in 2007. In addition to the non-regulated revenues included in the Regulated segment operating revenues, the Company has other non-regulated revenues of $11,634 in 2009, $11,810 in 2008, and $12,756 in 2007.
Property, Plant and Equipment and Depreciation — Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant. At December 31, 2009, utility plant includes a net credit acquisition adjustment of $49,436, which is generally being amortized from 2 to 20 years, except where not permitted or appropriate. Amortization of the acquisition adjustments totaled $3,250 in 2009, $4,245 in 2008, and $3,732 in 2007.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with the FASB’s accounting guidance for regulated operations. As of December 31, 2009, $15,643 of costs have been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.
The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred, then these costs are charged to operating expenses when incurred. As of December 31, 2009, $9,234 of costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.
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
Allowance for Funds Used During Construction — The allowance for funds used during construction (“AFUDC”) represents the capitalized cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2009 was $107, in 2008 was $26, and in 2007 was $22. No interest was capitalized by our non-regulated businesses.
Cash and Cash Equivalents — The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.
The Company had a book overdraft for certain of its disbursement cash accounts of $15,283, and $10,999 at December 31, 2009 and 2008, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities.
Accounts Receivable — Accounts receivable are recorded at the invoiced amounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in our existing accounts receivable, and is determined based on historical write-off experience and the aging of account balances. The Company reviews the allowance for doubtful accounts quarterly. Account balances are written off against the allowance when it is probable the receivable will not be recovered. When utility customers request extended payment terms, credit is extended based on regulatory guidelines, and collateral is not required.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Regulatory Assets, Deferred Charges and Other Assets — Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred as a regulatory asset and amortized over the period of rate recovery in accordance with the FASB’s accounting guidance for regulated operations.
Marketable securities are considered “available-for-sale” and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.
Funds Restricted for Construction Activity — The proceeds received from certain financings for construction and capital improvement of utility facilities are held in escrow until the designated expenditures are incurred. These amounts are reported as funds restricted for construction activity and are expected to be released over time as the capital projects are funded.
Goodwill — Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. The Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2009, in conjunction with the timing of our annual strategic business plan. Based on the Company’s comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test concluded that none of its goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated
	Segment	Other	Consolidated

Balance at December 31, 2007	$32,510	$4,121	$36,631
Goodwill acquired during year	4,176	—	4,176
Other	200	—	200

Balance at December 31, 2008	36,886	4,121	41,007

Goodwill acquired during year	2,073	—	2,073
Reclassifications to utility plant acquisition adjustment	(1,453)	—	(1,453)
Other	1,456	—	1,456

Balance at December 31, 2009	$38,962	$4,121	$43,083

Income Taxes — The Company accounts for certain income and expense items in different time periods for financial and tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties. Judgment is required in evaluating the Company’s federal and state tax positions. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company may establish reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in these challenges. The Company’s provision for income taxes includes interest, penalties and reserves for uncertain tax positions.
Customers’ Advances for Construction and Contributions in Aid of Construction — Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties. The value of these contributions is recorded as customers’ advances for construction. Non-cash property, in the form of water mains and wastewater systems, has been received, generally from developers, as advances or contributions of $49,957, $39,564, and $56,210 in 2009, 2008, and 2007, respectively. The increase in non-cash property contributions in 2009 is due to the receipt of mains, wastewater systems and wastewater treatment plants. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to contributions in aid of construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable.

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
Inventories, Materials and Supplies — Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.
Stock-Based Compensation — The Company records compensation expense in the financial statements for stock-based awards based on the grant date fair value of those awards. Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.
Recent Accounting Pronouncements — In May 2009, the Financial Accounting Standards Board (“FASB”) issued accounting guidance that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued. The guidance requires the disclosure of the date through which the Company has evaluated subsequent events and the basis for that date. Effective June 30, 2009, the Company adopted the guidance as required, and the adoption did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.
In April 2009, the FASB issued amended guidance that requires disclosures about the fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. Effective June 30, 2009, we adopted the provisions of the guidance as required.
In December 2007, the FASB revised its guidance on business combinations, which establishes principles for recognizing assets and liabilities acquired in a business combination, contractual contingencies and certain acquired contingencies to be measured at their fair values at the acquisition date. The guidance requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. The guidance, which is effective for the Company’s fiscal year beginning January 1, 2009, changed the Company’s accounting for business combinations on a prospective basis beginning with transactions closing in the first quarter of 2009.
In December 2007, the FASB issued guidance that establishes accounting and reporting principles for a noncontrolling interest in a subsidiary that requires the identification of the amount of consolidated net income attributable to the parent and to the noncontrolling interest, the application of a single method of accounting for changes in a parent’s ownership interest when the parent retains its controlling financial interest, and measurement at fair value of a retained noncontrolling equity investment when a subsidiary is deconsolidated. The guidance also requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interest of the parent and the interest of the noncontrolling owners. The Company adopted the guidance as required on January 1, 2009, and the adoption did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.
In September 2006, the FASB issued guidance on fair value measurements which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements. The guidance applies when fair value is required to or permitted to measure assets and liabilities, however, it does not expand the use of fair value measurement. In February 2008, the FASB delayed the effective date of applying fair value accounting for certain non-financial assets and liabilities that are fair valued on a non-recurring basis to fiscal years, beginning after November 15, 2008. The Company adopted the guidance as required on January 1, 2008 for all financial assets and liabilities, and the adoption did not have a material impact on the Company’s consolidated results of operations or consolidated financial position. Effective January 1, 2009, the Company adopted the guidance on all non-financial assets and liabilities, and the adoption did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 2 — Acquisitions
New York Water Service Corporation — Pursuant to our strategy to grow through acquisitions, on January 1, 2007 the Company completed the acquisition of the capital stock of New York Water Service Corporation (“New York Water”) for $26,664 in cash (net of cash acquired of $2,288), as adjusted pursuant to the purchase agreement primarily based on working capital at closing, and the assumption of $23,000 of long-term debt. At the time of the acquisition, the operation provided water service to 44,792 customers in several water systems located in Nassau County, Long Island, New York. The operating results of New York Water have been included in our consolidated financial statements beginning January 1, 2007. For the years ended December 31, 2009, 2008, and 2007, New York Water had operating revenues of $23,414, $23,540 and $23,420. Under the purchase method of accounting, the purchase price was allocated to the net tangible and intangible assets based upon their estimated fair values at the date of the acquisition, and the Company recorded goodwill of $10,894.
Other Acquisitions — During 2009, the Company completed 18 acquisitions or other growth ventures in various states. The total purchase price of $6,282 for the systems acquired in 2009 consisted of $3,373 in cash, and the issuance of 164,052 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $1,176. The pro forma effect of the businesses acquired in 2009 is not material to the Company’s results of operations.
During 2008, the Company completed 9 acquisitions or other growth ventures in various states. The total purchase price of $16,659 for the systems acquired in 2008 consisted of $14,659 in cash, and the issuance of 125,723 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $5,453 in 2009 and $2,129 in 2008. The pro forma effect of the businesses acquired in 2008 is not material to the Company’s results of operations.
During 2007, in addition to New York Water Service Corporation, the Company completed 26 acquisitions or other growth ventures in various states for an aggregate purchase price of $24,562 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $8,170 in 2009, $8,374 in 2008, and $4,434 in 2007.
Note 3 — Dispositions
In June 2009, the Company sold a water and wastewater utility system for net proceeds of $1,601, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2009 of a gain on the sale of these assets, net of expenses of $1,009. The gain is reported in the 2009 consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented approximately 0.02% of Aqua America’s total assets.
In August 2008, the Company sold a water and wastewater utility system for net proceeds of $10,500, which consisted of $1,900 in cash and the issuance of a 25-year note receivable of $8,600 that bears interest at 7.25% and provides for semi-annual principal and interest payments. The sale resulted in the recognition of a gain on the sale of these assets, net of expenses, of $4,118. The gain is reported in the consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented approximately 0.20% of Aqua America’s total assets.
In December 2007, the Company sold a water utility system for net proceeds of $1,498, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2007 of a gain on the sale of these assets, net of expenses, of $1,095. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense. This utility system represented approximately 0.01% of Aqua America’s total assets.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The City of Fort Wayne, Indiana (“the City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that the Company acquired in connection with the AquaSource acquisition in 2003. The Company challenged whether the City was following the correct legal procedures in connection with the City’s attempted condemnation, but the Indiana Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of the Company’s utility system at a preliminary price based on the City’s valuation. The Company has filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of the Company’s system and the payment of $16,911 based on the City’s valuation of this portion of the system. In January 2008, the Company reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the northern portion of the Company’s system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the northern portion of the system to the City upon receipt of the initial valuation payment. The Indiana Utility Regulatory Commission also reviewed and acknowledged the transfer of the Certificate of Territorial Authority for the northern portion of the system to the City. The proceeds received by the Company are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. On March 16, 2009, oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether the Company is entitled to a jury trial. Depending upon the outcome of the legal proceeding the Company may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.50% of the Company’s total assets.
Note 4 — Property, Plant and Equipment

	December 31,		Approximate range
	2009	2008	of remaining lives

Utility plant and equipment:
Mains and accessories	$1,713,955	$1,560,132	15 to 85 years
Services, hydrants, treatment plants and reservoirs	1,082,680	990,335	5 to 88 years
Operations structures and water tanks	191,950	178,972	15 to 75 years
Miscellaneous pumping and purification equipment	520,566	505,617	5 to 78 years
Meters, data processing, transportation and operating equipment	505,500	486,269	3 to 78 years
Land and other non-depreciable assets	88,790	125,826	—

Utility plant and equipment	4,103,441	3,847,151
Utility construction work in progress	81,529	44,390	—
Net utility plant acquisition adjustment	(49,436)	(49,727)	0 to 20 years
Non-utility plant and equipment	6,156	6,605	0 to 25 years

Total property, plant and equipment	$4,141,690	$3,848,419

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 5 — Accounts Receivable

	December 31,
	2009	2008

Billed utility revenue	$48,869	$53,673
Unbilled utility revenue	31,981	31,473
Other	3,554	5,733

	84,404	90,879
Less allowance for doubtful accounts	5,662	6,356

Net accounts receivable	$78,742	$84,523

The Company’s utility customers are located principally in the following states: 45% in Pennsylvania, 9% in Ohio, 9% in North Carolina, 7% in Illinois, 6% in Texas, 5% in New Jersey, 5% in New York, 4% in Indiana and 4% in Florida. No single customer accounted for more than one percent of the Company’s operating revenues during the years ended December 31, 2009, 2008, or 2007. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2009	2008	2007

Balance at January 1,	$6,356	$5,566	$4,969
Amounts charged to expense	5,924	6,811	5,407
Accounts written off	(7,832)	(6,953)	(5,297)
Recoveries of accounts written off	1,214	932	487

Balance at December 31,	$5,662	$6,356	$5,566

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

	December 31,		December 31,
	2009		2008
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities

Income taxes	$76,539	$2,760	$73,536	$2,576
Utility plant retirement costs	33,403	12,244	31,027	10,960
Postretirement benefits	90,220	12,777	95,964	12,923
Texas rate filing expense deferral	5,769	—	10,946	—
Competitive Transition Charge payment	1,147	—	2,293	—
Water tank painting	4,303	—	5,356	—
Fair value adjustment of long-term debt assumed in acquisition	1,962	311	2,172	385
Rate case filing expenses & other	13,008	720	13,686	1,050

	$226,351	$28,812	$234,980	$27,894

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
Postretirement benefits include pension and other postretirement benefits. A regulatory asset has been recorded at December 31, 2009 and 2008 for the costs that would otherwise be charged to stockholders’ equity for the underfunded status of the Company’s pension and other postretirement benefit plans. The regulatory asset related to pension costs includes deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required. The regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company’s rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.
The regulatory asset for the Texas rate filing of 2004 results from a multi-year plan to increase annual revenues in phases, and to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period. These costs are being amortized over approximately two years, beginning February 1, 2009, in accordance with the final rate order.
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
The Company recorded a fair value adjustment for fixed rate, long-term debt assumed in acquisitions that matures in various years ranging from 2012 to 2035. The regulatory asset or liability results from the rate setting process continuing to recognize the historical interest cost of the assumed debt.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 7 — Income Taxes
The provision for income taxes consists of:

	Years Ended December 31,
	2009	2008	2007
Current:
Federal	$10,193	$8,576	$30,197
State	10,398	10,240	9,054

	20,591	18,816	39,251

Deferred:
Federal	45,514	44,017	19,664
State	1,737	1,751	1,613

	47,251	45,768	21,277

Total tax expense	$67,842	$64,584	$60,528

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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

	Years Ended December 31,
	2009	2008	2007

Computed Federal tax expense at statutory rate	$60,268	$56,876	$54,440
Increase in tax expense for depreciation expense to be recovered in future rates	399	376	458
Domestic Production Credit	(654)	(540)	(1,303)
Stock-based compensation	408	742	694
Deduction for Aqua America common dividends paid under employee benefit plan	(293)	(331)	(380)
Amortization of deferred investment tax credits	(274)	(276)	(277)
State income taxes, net of federal tax benefit	7,889	7,794	6,934
Other, net	99	(57)	(38)

Actual income tax expense	$67,842	$64,584	$60,528

The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2009	2008
Deferred tax assets:
Customers’ advances for construction	$16,757	$16,933
Costs expensed for book not deducted for tax, principally accrued expenses	3,220	5,209
Utility plant acquisition adjustment basis differences	12,880	13,762
Postretirement benefits	30,391	33,021
Other	1,069	566

Total gross deferred tax assets	64,317	69,491

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	405,504	357,181
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	30,018	29,208
Tax effect of regulatory asset for postretirement benefits	30,391	33,021
Deferred investment tax credit	6,987	5,247

Total gross deferred tax liabilities	472,900	424,657

Net deferred tax liability	$408,583	$355,166

The Company has analyzed filing positions in its federal and state jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company believes its income tax filing positions and deductions will be sustained under audit and it believes it does not have significant uncertain tax positions that, in the event of adjustment, will result in a material effect on its results of operations or financial position. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2009, the Company’s Federal income tax returns for all years through 2005 have been closed. Tax years 2006 through 2009 remain open to examination by the major taxing jurisdictions to which we are subject.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 8 — Taxes Other than Income Taxes
The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2009	2008	2007

Property	$25,388	$24,701	$24,920
Capital Stock	2,989	3,052	3,352
Gross receipts, excise and franchise	8,899	7,600	7,890
Payroll	6,906	6,386	6,650
Other	3,899	3,010	2,568

Total taxes other than income	$48,081	$44,749	$45,380

Note 9 — Commitments and Contingencies
Commitments — The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2014 are expected to approximate $10,070 and the aggregate of the years remaining approximates $51,545. The Company purchased approximately $13,037, $11,710, and $11,096 of water under these agreements during the years ended December 31, 2009, 2008, and 2007, respectively.
The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are: $2,842 in 2010, $1,994, in 2011, $1,221 in 2012, $668 in 2013, $347 in 2014 and $103 thereafter. The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2015 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, approximately $588 of annual lease payments for land are due, and the aggregate of the years remaining approximates $14,824. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of $374 in 2010, $374 in 2011, $374 in 2012, $374 in 2013, $388 in 2014 and the aggregate of the years remaining approximates $4,522. Rent expense was $4,287, $4,493, and $4,621 for the years ended December 31, 2009, 2008, and 2007, respectively.
Contingencies — The Company is routinely involved in condemnation proceedings and legal matters during the ordinary course of business, including those described below and in the following notes:
•	Note 16 — Water and Wastewater Rates — Discussion of the rate proceeding appeal process involving the Company’s subsidiaries in Texas.
•	Note 3 — Dispositions — Discussion of the Company’s challenge to the valuation of the northern portion of its Fort Wayne, Indiana utility system that was turned over to the City of Fort Wayne, Indiana in February 2008.
•	In 2009, a lawsuit was filed by two homeowner’s associations comprised of approximately 180 homes located next to a wastewater plant owned by one of the Company’s subsidiaries in Indiana claiming that the subsidiary breached an agreement that was allegedly entered into with the subsidiary’s prior management, before our acquisition of the company in 2003, to cease the majority of operations at the wastewater plant and to remove most of the facilities at the plant site. The parties in this dispute are engaged in mediation in an attempt to resolve the dispute. The Company continues to assess the matter and any potential losses, which would not be covered by any of the Company’s insurance policies. At this time, the Company believes that the estimated amount of any potential losses would not be material to the Company’s consolidated results of operations or consolidated financial condition.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
•	In 2006, a lawsuit was filed by two occupants of a house abutting a wastewater treatment plant facility owned by the Company’s subsidiary in Florida. The lawsuit, as amended, alleges the plaintiffs sustained bodily injury and property damage due to the design, operation and maintenance of the plant. In the third quarter of 2008, approximately thirty-five additional plaintiffs, associated with approximately eight other nearby homes, and represented by the same counsel as the original plaintiffs, filed a separate lawsuit making similar allegations against our Florida subsidiary with respect to the operation of the facility. The Company continues to assess the matter and any potential losses, which based on the outcome of the litigation may or may not be covered by the Company’s insurance coverage. At this time, the Company believes that the estimated amount of any potential losses would not be material to the Company’s consolidated results of operations or consolidated financial condition.
Although the results of legal proceedings cannot be predicted with certainty, there are no other pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its properties is the subject that are material or are expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Note 10 — Long-term Debt and Loans Payable
The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2009 and 2008. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2009, approximately $456,000 of Aqua Pennsylvania’s retained earnings of approximately $476,000 and approximately $122,000 of the retained earnings of approximately $131,000 of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.
Sinking fund payments are required by the terms of certain issues of long-term debt. Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2010	2011	2012	2013	2014	Thereafter

0.00% to 0.99%	$332	$333	$330	$327	$331	$5,215
1.00% to 1.99%	1,783	1,802	1,638	1,643	1,433	13,618
2.00% to 2.99%	782	799	807	842	866	8,839
3.00% to 3.99%	2,322	1,967	1,954	2,014	2,083	18,115
4.00% to 4.99%	27,206	227	238	21,844	27,255	379,576
5.00% to 5.99%	444	464	31,482	499	51,609	507,328
6.00% to 6.99%	77	15,076	77	74	—	106,572
7.00% to 7.99%	951	1,160	1,341	351	379	27,054
8.00% to 8.99%	202	303	325	349	376	32,988
9.00% to 9.99%	21,329	6,341	1,354	6,382	2,777	31,800
10.00% to 10.99%	—	—	—	—	—	6,000

Total	$55,428	$28,472	$39,546	$34,325	$87,109	$1,137,105

In December 2009, the Company issued $50,000 of unsecured notes at an interest rate of 4.72% due in 2019. In November 2009, Aqua Pennsylvania, Inc. issued $74,685 of tax-exempt bonds, secured by a supplement to its first mortgage indenture, which are due in 2040 with interest rates of 4.88% and 4.90%. The proceeds are restricted to funding certain capital projects during the period 2009 through 2012. In July 2009, Aqua Pennsylvania, Inc. issued $58,000 of tax-exempt bonds, secured by a supplement to its first mortgage indenture, which are due in 2039 with an interest rate of 5.23%. The proceeds are restricted to funding certain capital projects during the period 2009 through 2012. As of December 31, 2009, the trustees for eight issues held $84,830 pending construction of the projects to be financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity.
One of the Company’s subsidiaries in Texas entered into a surface water contract with a regional water authority. The contract provides that the regional water authority will construct and expand, as needed, a water distribution facility to provide surface water capacity. Pursuant to this agreement, in December 2009, we recorded a long-term obligation in the amount of $10,420 and recognized a corresponding water rights asset. The agreement provides for water rights that extend for a period through 2040. The liability has been classified as long-term debt and the annual payment obligations extend through 2028.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In May 2008, the Company issued $15,000 of unsecured notes at an interest rate of 5.40% of which $5,250 are due in 2016, $5,250 are due in 2017, $2,250 are due in 2021 and $2,250 are due in 2022. Proceeds from the sales of these notes were used to repay short-term borrowings. In December 2008, Aqua Pennsylvania issued $22,000 of tax-exempt bonds secured by a supplement to its first mortgage indenture at the following terms: $9,000 at 6.25% due 2017 and $13,000 at 6.75% due 2018. The proceeds are restricted to funding certain capital projects during the period 2009 through 2011. At various times during 2008, Aqua Pennsylvania and other operating subsidiaries issued other notes payable and first mortgage bonds in aggregate of $6,652 at a weighted average interest rate of 1.78% due at various times ranging from 2010 to 2035. The proceeds from these issuances were used to reduce a portion of the balance of the short-term debt at each of the respective operating subsidiaries. The weighted average cost of long-term debt at December 31, 2009 and 2008 was 5.25% and 5.35%, respectively. The weighted average cost of fixed rate, long-term debt as of December 31, 2009 and 2008 was 5.49% and 5.59%, respectively.
The Company has a five-year $95,000 unsecured revolving credit facility with five banks that expires in May 2012. Included within this facility is a swing-line commitment of $15,000 that is used to fund bank overdraft positions. Except for swing-line borrowings, funds borrowed under this agreement are classified as long-term debt and are used to provide working capital. As of December 31, 2009, the Company has the following sublimits and available capacity under the credit facility: $20,000 letter of credit sublimit, $6,000 of letters of credit available capacity, $4,149 borrowed under the swing-line commitment, and $60,000 of funds borrowed under the agreement. Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. A facility fee is charged on the total commitment amount of the agreement. Under this facility the average cost of borrowings was 0.56% and 3.14%, and the average borrowing was $67,296 and $57,966, during 2009 and 2008, respectively.
Aqua Pennsylvania has a $70,000 364-day unsecured revolving credit facility with two banks and the funds borrowed under this agreement are classified as loans payable and used to provide working capital. As of December 31, 2009 and 2008, funds borrowed under the Aqua Pennsylvania revolving credit agreement were $15,000 and $60,734, respectively. Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts short-term borrowings of Aqua Pennsylvania. A commitment fee of 0.25% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under this facility was 1.20% and 3.05%, and the average borrowing was $56,389 and $46,796, during 2009 and 2008, respectively. The maximum amount outstanding at the end of any one month was $67,639 and $62,669 in 2009 and 2008, respectively.
At December 31, 2009 and 2008, the Company had other combined short-term lines of credit of $67,000 and $69,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2009 and 2008, funds borrowed under the short-term lines of credit were $12,487 and $19,855, respectively. The average borrowing under the lines was $25,062 and $37,017 during 2009 and 2008, respectively. The maximum amount outstanding at the end of any one month was $34,078 and $42,775 in 2009 and 2008. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2009 and 2008 was 1.61% and 3.88%, respectively.
Interest income of $1,149, $2,310, and $3,569 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2009, 2008, and 2007, respectively. The total interest cost was $69,756, $70,882, and $70,490 in 2009, 2008, and 2007, including amounts capitalized of $2,871, $3,674, and $2,953, respectively.
Note 11 — Fair Value of Financial Instruments
The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2009	2008

Carrying amount	$1,446,134	$1,255,401
Estimated fair value	1,315,954	1,191,877

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company’s customers’ advances for construction and related tax deposits have a carrying value of $76,913 and $72,955 at December 31, 2009 and 2008, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2024 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.
Note 12 — Stockholders’ Equity
At December 31, 2009, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding at December 31, 2009, 2008, and 2007 were 136,486,339, 135,369,509, and 133,400,150, respectively. Treasury shares held at December 31, 2009, 2008, and 2007 were 662,410, 683,958, and 699,090, respectively. At December 31, 2009, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.
The Company maintains a universal shelf registration with the Securities and Exchange Commission to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminant amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminant prices.
In August 2006, the Company entered into a forward equity sale agreement for 3,525,000 shares of common stock with a third-party (the “forward purchaser”) and as of June 27, 2008, no shares remain under contract. In connection with the forward equity sale agreement, the forward purchaser borrowed an equal number of shares of the Company’s common stock from stock lenders and sold the borrowed shares to the public. The Company did not receive any proceeds from the sale of its common stock by the forward purchaser until settlement of the shares underlying the forward equity sale agreement. Under the forward equity sale agreement, the Company could elect to settle by means of a physical share settlement, net cash settlement, or net share settlement, on a settlement date or dates, no later than August 1, 2008. The actual proceeds received by the Company varied depending upon the Company’s price per share on the settlement date, the number of shares designated for settlement on that settlement date and the method of settlement. The forward equity sale agreement provided that the forward price would be computed based upon the initial forward price of $21.857 per share.
In March 2008, the Company elected to perform a net cash settlement under the forward equity sale agreement of 750,000 shares of the Company’s common stock, which resulted in a payment of $2,662 by the forward purchaser to the Company. No shares were issued in connection with the net cash settlement and the payment received was recorded as an increase to stockholders’ equity.
In June 2008, the Company elected to perform a net cash settlement under the forward equity sale agreement of 1,775,000 shares of the Company’s common stock, which resulted in a payment of $8,349 by the forward purchaser to the Company. No shares were issued in connection with the net cash settlement and the payment received was recorded as an increase to stockholders’ equity. Also in June 2008, the Company settled the remaining 1,000,000 shares under the forward equity sale agreement by physical settlement. As a result, the Company issued 1,000,000 shares of common stock and received proceeds from the forward purchaser of $22,318 or $22.318 per share. The forward equity sale agreement has now been completely settled and there are no additional shares subject to the forward equity sale agreement. The Company used the proceeds received upon settlement of the forward equity sale agreement to fund the Company’s future capital expenditure program and acquisitions, and for working capital and other general corporate purposes.
The Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2009, 164,052 shares of common stock totaling $2,909 were issued by the Company to acquire a water system. During 2008, the Company issued 125,723 shares of common stock totaling $2,000 to acquire a wastewater system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2009 is 1,904,487 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.
The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2009, 2008, and 2007, under the dividend reinvestment portion of the Plan, 695,544, 585,206, and 454,643 original issue shares of common stock were sold providing the Company with proceeds of $11,337, $10,435, and $9,809, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2009, 548,278 shares remain available for repurchase.
The Company’s accumulated other comprehensive income is reported in the stockholders’ equity section of the consolidated balance sheets, the consolidated statements of equity and the related other comprehensive income is reported in the consolidated statements of income and comprehensive income. The Company reports its unrealized gains on investments as other comprehensive income and accumulated other comprehensive income. The Company recorded a regulatory asset for its minimum pension liability that would otherwise be charged to other comprehensive income, as it anticipates recovery of its future pension expense through customer rates.
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

	Years ended December 31,
	2009	2008	2007
Average common shares outstanding during the period for basic computation	135,816	134,302	132,814
Effect of dilutive securities:
Employee stock options	313	403	715
Forward equity shares	—	—	73

Average common shares outstanding during the period for diluted computation	136,129	134,705	133,602

For the years ended December 31, 2009, 2008, and 2007, employee stock options to purchase 2,694,837, 2,179,414, and 1,101,581 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods.
Equity per common share was $8.12 and $7.82 at December 31, 2009 and 2008, respectively. These amounts were computed by dividing Aqua America stockholders’ equity by the number of shares of common stock outstanding at the end of each year.
Note 14 — Employee Stock and Incentive Plan
Under the Company’s 2009 Omnibus Equity Compensation Plan (the “2009 Plan”), as approved by the Company’s shareholders to replace the 2004 Equity Compensation Plan (the “2004 Plan”), stock options, stock units, stock awards, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted to employees, non-employee directors, and consultants and advisors. The 2009 Plan authorizes 5,000,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2009 Plan may be issued as restricted stock and the maximum number of shares that may be subject to grants under the Plan to any one individual in any one year is 200,000. Awards under the 2009 Plan are made by a committee of the Board of Directors. At December 31, 2009, 4,975,500 shares underlying stock option and restricted stock awards were still available for grant under the 2009 Plan. No further grants may be made under the 2004 plan.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Stock Options — For the year ended December 31, 2009, the Company recognized share-based compensation as follows: operations and maintenance expense of $2,531, capitalized compensation costs within property plant and equipment of $74, a reduction in income tax expense by $483, lowered net income attributable to common shareholders by $2,048, lowered diluted net income per share by $0.02, and lowered basic net income per share by $0.02. For the year ended December 31, 2008, the Company recognized share-based compensation as follows: operations and maintenance expense of $2,997, capitalized compensation costs within property, plant and equipment of $391, a reduction in income tax expense by $323, lowered net income attributable to common shareholders by $2,674, lowered diluted net income per share by $0.02, and lowered basic net income per share by $0.02. For the year ended December 31, 2007, the Company recognized share-based compensation as follows: operations and maintenance expense of $3,223, capitalized compensation costs within property, plant and equipment of $551, a reduction in income tax expense by $477, lowered net income attributable to common shareholders by $2,746, lowered diluted net income per share by $0.02, and lowered basic net income per share by $0.02. The Company estimates forfeitures in calculating compensation expense instead of recognizing these forfeitures and the resulting reduction in compensation expense as they occur. The estimate of forfeitures will be adjusted over the vesting period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. The recording of compensation expense for share-based compensation has no impact on net cash flows and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceed the associated compensation cost.
Options under the plans were issued at the closing market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The fair value of each option is amortized into compensation expense on a straight-line basis over their respective 36 month vesting period, net of estimated forfeitures. The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model. The per share weighted average fair value at the date of grant for stock options granted during the years ended December 31, 2009, 2008, and 2007 was $4.37, $4.12, and $5.52 per option, respectively. The application of this valuation model relies on the following assumptions that are judgmental and sensitive in the determination of the compensation expense for the periods reported:

	2009	2008	2007
Expected term (years)	5.3	5.2	5.2
Risk-free interest rate	2.2%	3.0%	4.7%
Expected volatility	31.3%	23.7%	22.5%
Dividend yield	2.98%	2.24%	1.95%
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
The following table summarizes stock option transactions for the year ended December 31, 2009:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Life (years)	Value
Options:
Outstanding, beginning of year	3,543,573	$18.83
Granted	586,950	19.12
Forfeited	(21,114)	20.65
Expired	(48,394)	23.16
Exercised	(165,686)	10.21

Outstanding, end of year	3,895,329	$19.17	5.9	$4,984

Exercisable, end of year	2,767,522	$18.80	4.8	$4,984

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the closing market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2009	2008	2007
Intrinsic value of options exercised	$1,393	$1,497	$6,030
Fair value of options vested	2,266	3,651	3,967
The following table summarizes information about the options outstanding and options exercisable as of December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
	Shares	Life (years)	Price	Shares	Price
Range of prices:
$7.04 – 9.99	72,065	0.3	$7.04	72,065	$7.04
$10.00 – 12.99	629,366	2.4	12.21	629,366	12.21
$13.00 – 16.99	499,061	4.1	15.71	499,061	15.71
$17.00 – 19.99	1,149,159	7.2	18.73	566,459	18.33
$20.00 – 22.99	564,717	8.2	20.18	188,436	20.18
$23.00 – 27.99	510,981	7.2	23.26	342,155	23.26
$28.00 – 29.99	469,980	6.3	29.46	469,980	29.46

	3,895,329	5.9	$19.17	2,767,522	$18.80

As of December 31, 2009, there was $2,778 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted average period of 1.1 years.
Restricted Stock — Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. Restricted stock awards result in compensation expense which is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The Company expects forfeitures of restricted stock to be de minimis. During the years ended December 31, 2009, 2008, and 2007, the company recorded stock-based compensation related to restricted stock awards as operations and maintenance expense in the amounts of $1,072, $873, and $1,097, respectively. The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2009:

	Number	Weighted
	of	Average
	Shares	Fair Value
Nonvested shares at beginning of period	74,251	$21.88
Granted	70,000	18.47
Vested	(41,333)	21.46
Forfeited	—	—

Nonvested shares at end of period	102,918	$19.73

The following table summarizes the value of restricted stock awards at the date the restrictions lapsed:

	Years ended December 31,
	2009	2008	2007
Intrinsic value of restricted stock awards vested	$746	$768	$835
Fair value of restricted stock awards vested	887	901	818

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
As of December 31, 2009, $1,118 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted average period of 1.1 years. The aggregate intrinsic value of restricted stock as of December 31, 2009 was $1,802. The aggregate intrinsic value of restricted stock is based on the number of shares of restricted stock and the market value of the Company’s common stock as of the period end date.
Note 15 — Pension Plans and Other Postretirement Benefits
The Company maintains qualified, defined benefit pension plans that cover a substantial portion of its full-time employees who were hired prior to April 1, 2003. Retirement benefits under the plans are generally based on the employee’s total years of service and compensation during the last five years of employment. The Company’s policy is to fund the plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Supplemental Pension Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for certain current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow. Employees hired after April 1, 2003 may participate in a defined contribution plan that provides a Company matching contribution on amounts contributed by participants and an annual profit-sharing contribution based upon a percentage of the eligible participants’ compensation.
In addition to providing pension benefits, the Company offers certain Postretirement Benefits other than Pensions (“PBOPs”) to employees hired before April 1, 2003 and retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits, or a cash contribution toward such benefits, for eligible retirees and life insurance benefits for certain eligible retirees. The Company funds its gross PBOP cost through various trust accounts. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

		Other
	Pension	Postretirement
	Benefits	Benefits
Years:
2010	$9,320	$1,447
2011	10,223	1,564
2012	10,916	1,638
2013	11,162	1,737
2014	12,116	1,936
2015 – 2019	71,321	12,197

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Change in benefit obligation:
Benefit obligation at January 1,	$204,713	$194,498	$37,012	$34,382
Service cost	4,349	4,478	1,080	1,076
Interest cost	12,524	12,253	2,288	2,167
Actuarial loss	6,415	2,680	1,885	408
Plan participants’ contributions	—	—	164	70
Benefits paid	(11,642)	(9,196)	(952)	(1,091)
Settlements	1,478	—	—	—

Benefit obligation at December 31,	217,837	204,713	41,477	37,012

Change in plan assets:
Fair value of plan assets at January 1,	112,177	147,783	24,054	24,435
Actual return on plan assets	21,014	(38,153)	1,825	(3,072)
Employer contributions	17,050	11,743	1,421	3,684
Benefits paid	(11,642)	(9,196)	(776)	(993)

Fair value of plan assets at December 31,	138,599	112,177	26,524	24,054

Funded status of plan:
Net amount recognized at December 31,	$79,238	$92,536	$14,953	$12,958

The Company’s pension plans had an accumulated benefit obligation of $190,579 and $178,851 at December 31, 2009 and 2008, respectively. The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

			Other
	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Current liability	$(203)	$(132)	$—	$—
Noncurrent liability	(79,035)	(92,404)	(14,953)	(12,958)

Net liability recognized	$(79,238)	$(92,536)	$(14,953)	$(12,958)

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
At December 31, 2009 and 2008, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2009	2008
Projected benefit obligation	$217,837	$204,713
Fair value of plan assets	138,599	112,177

	Accumulated Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2009	2008
Accumulated benefit obligation	$190,579	$178,851
Fair value of plan assets	138,599	112,177
The following table provides the components of net periodic benefit costs for the years ended December 31,:

				Other
	Pension Benefits			Postretirement Benefits
	2009	2008	2007	2009	2008	2007
Service cost	$4,349	$4,478	$4,905	$1,080	$1,076	$1,141
Interest cost	12,524	12,253	11,534	2,288	2,167	2,014
Expected return on plan assets	(9,316)	(12,099)	(11,205)	(1,688)	(1,728)	(1,503)
Amortization of transition obligation (asset)	(182)	(209)	(209)	104	104	104
Amortization of prior service cost	151	260	270	(279)	(281)	(281)
Amortization of actuarial loss	5,152	173	739	587	177	307
Amortization of regulatory asset	—	—	—	137	137	152
Special termination benefits		—	389		—	51
Settlement loss	586	—	—	—	—	—
Capitalized costs	(2,721)	(2,569)	(2,548)	(363)	(508)	(895)

Net periodic benefit cost	$10,543	$2,287	$3,875	$1,866	$1,144	$1,090

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company records the underfunded status of its pension and other postretirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates. The Company’s pension and other postretirement benefit plans were underfunded at December 31, 2009 and 2008. There was a significant increase in the underfunded status of the plans during 2008, which was primarily due to the decline suffered in the fair value of the plans’ assets resulting from the general market downturn in 2008. In 2009, as a result of the actual return on our plans’ assets, the underfunded status of the plans decreased. Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet. Due to the Company’s regulatory treatment, the recognition of the funded status is recorded as a regulatory asset pursuant to the FASB’s accounting guidance for regulated operations.
The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

			Other
	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Net actuarial loss	$62,178	$71,036	$11,123	$9,963
Prior service cost (credit)	512	1,348	(1,497)	(1,776)
Transition obligation (asset)	—	(182)	311	415

Total recognized in regulatory assets	$62,690	$72,202	$9,937	$8,602

The estimated net actuarial loss, prior service cost and transition asset for the Company’s pension plans that will be amortized in 2010 from the regulatory assets into net periodic benefit cost are $4,121, $140 and $0, respectively. The estimated net actuarial loss, prior service credit and transition obligation for the Company’s other postretirement benefit plans that will be amortized in 2010 from regulatory assets into net periodic benefit cost are $686, $268 and $104, respectively.
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

The significant assumptions related to the Company’s pension and other postretirement benefit plans are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2009	2008	2009	2008
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	5.91%	6.11%	5.91%	6.11%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	8.0%	7.5%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2016	2014

Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	6.11%	6.25%	6.11%	6.25%
Expected return on plan assets	8.0%	8.0%	5.33-8.0%	5.33-8.0%
Rate of compensation increase	4.0-4.5%	4.0-5.0%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	7.5%	8.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2014	2014
n/a —   Assumption is not applicable to pension benefits.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease
Effect on the health-care component of the accrued other postretirement benefit obligation	$2,516	$(2,216)

Effect on aggregate service and interest cost components of net periodic postretirement health-care benefit cost	$262	$(230)

The Company’s discount rate assumption was determined using a yield curve that was produced from a universe containing approximately 250 U.S. issued Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and excluding the 10% of the bonds with the highest yields and the 10% with the lowest yields. The discount rate was then developed as the single rate that would produce the same present value as if the Company used spot rates, for various time periods, to discount the projected pension benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2009 pension expense by $680 and the pension liabilities by $7,080.
The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2009 pension expense by $290. For 2009, the Company used an 8.0% expected return on assets assumption which will remain unchanged for 2010. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.
The Company’s pension plan asset allocation and the target allocation by asset class are as follows:

	2010	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2009	2008
Asset Class:
Equity securities	50 to 75%	61%	58%
Debt securities	25 to 50%	27%	28%
Cash	0%	11%	11%
Other	0%	1%	3%

Total	100%	100%	100%

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The fair value of the Company’s pension plans’ assets at December 31, 2009 by asset class are as follows:

		Quoted Prices in Active	Significant	Significant
		Markets for Identical	Observable	Unobservable
	Total	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Asset Class:
Equity securities (a)
Common stocks	$75,519	$75,519	$—	$—
Mutual funds	9,295	9,295	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	14,567	—	14,567	—
Corporate and foreign bonds	10,997	—	10,997	—
Mutual funds	11,361	11,361	—	—
Common /collective trust	344	—	344	—
Cash (c)	15,245	—	15,245	—
Other (d)	1,271	—	—	1,271

Total pension assets	$138,599	$96,175	$41,153	$1,271

(a)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.

(b)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices for the mutual fund. Investment in the common /collective trust is valued using the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment manager.

(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

(d)	Other is comprised of a hedge fund investment, which is valued using the estimated fair value as determined by the fair value presented in the managed hedge fund’s annual financial statements.
Equity securities include Aqua America, Inc. common stock in the amounts of $7,911 or 5.7% and $8,995 or 8.0% of total pension plans’ assets as of December 31, 2009 and 2008, respectively.
The change in the fair value for the pension assets valued using significant unobservable inputs (level 3) was due to the following:

Other
Investments
Balance at January 1, 2009	$1,157
Actual return on plan assets:
Relating to assets still held at the reporting date	114
Relating to assets sold during the period	—
Purchases, sales, and settlements	—
Transfers to / from level 3	—

Balance at December 31, 2009	$1,271

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The asset allocation for the Company’s other postretirement benefit plans and the target allocation by asset class are as follows:

	2009	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2009	2008
Asset Class:
Equity securities	35%	32%	24%
Debt securities	0%	5%	6%
Cash	65%	63%	70%

Total	100%	100%	100%

The fair value of the Company’s other postretirement benefit plans’ assets at December 31, 2009 by asset class are as follows:

		Quoted Prices in Active	Significant	Significant
		Markets for Identical	Observable	Unobservable
	Total	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Asset Class:
Equity securities (a)	$8,413	$8,413	$—	$—
Debt securities (b)	1,248	—	1,248	—
Cash (c)	16,863	—	16,863	—

Total other postretirement assets	$26,524	$8,413	$18,111	$—

(a)	Equity securities are comprised of common stocks, which are valued using unadjusted quoted prices obtained from active markets.

(b)	Debt securities are comprised of corporate bond holdings, which are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities.

(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.
Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2010 our pension contribution is expected to be approximately $11,563. The Company’s funding of its PBOP cost during 2010 is expected to approximate $1,494.
The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are initially invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to certain limitations. Participants may diversify their Company matching account balances into other investments offered under the 401(k) savings plans. The Company’s matching contribution, recorded as compensation expense, was $1,572, $1,449, and $1,316 for the years ended December 31, 2009, 2008, and 2007, respectively.
Note 16 — Water and Wastewater Rates
On November 18, 2009 our operating subsidiary in Pennsylvania filed an application with the Pennsylvania Public Utility Commission (“PAPUC”) designed to increase water rates by $43,200, or 11.8% on an annual basis. The Company anticipates a final order to be issued by August 2010.
On July 31, 2008, the PAPUC granted the Company’s operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $34,428, on an annualized basis. The rates in effect at the time of the filing included $14,269 in Distribution System Improvement Charges (“DSIC”) or 5% above prior base rates. Consequently, the total base rates increased by $48,697 and the DSIC was reset to zero.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In May 2008, the Company’s operating subsidiary in Florida filed an application with the Florida Public Service Commission (“FPSC”) designed to increase water and wastewater rates by $8,374 on an annual basis. On April 1, 2009, the FPSC granted our operating subsidiary in Florida a $5,524 water and wastewater rate increase. In December 2006, the Company’s operating subsidiary in Florida had previously filed a rate application with the FPSC designed to increase water and wastewater rates by $7,298 on an annual basis. In April 2007, the Company had commenced billing for a portion of the requested rates, in accordance with authorization from the FPSC. However, during the third quarter of 2007, the Company reached a settlement agreement that among other stipulations, resulted in the Company voluntarily withdrawing its application, and agreeing to refund the interim revenue billed that was associated with this rate application. As a result of this agreement, the Company wrote-off rate case expenses of $2,385 in 2007.
On September 23, 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued its final ruling with a unanimous decision approving the rate application that was filed in 2004 by the Company’s operating subsidiary in Texas to increase rates, on an annualized basis, by $11,920 over a multi-year period beginning in 2004. The application sought to increase annual revenues in phases and was accompanied by a plan to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximated the requested amount during the first years that the new rates were in effect. The Company commenced billing for the requested rates and implemented the deferral plan in 2004. As a result of the final order in 2008, the regulatory asset for the deferred operating costs and rate case expenses was set at $13,697. As of February 1, 2009, recovery of the regulatory assets for the deferred operating costs and rate case expenses began through two surcharge mechanisms. The final order had been appealed to the TCEQ by two parties, and the TCEQ exercised its legal authority to take no action within the required period, therefore, affirming the TCEQ’s approval decision. Thereafter, the appealing parties filed suit against the TCEQ in an effort to appeal the order. The additional revenue billed and collected in connection with the case are subject to refund based on the outcome of the appeal. The revenue recognized and the expenses deferred by the Company reflect an estimate of the final outcome of the case. As of December 31, 2009, we have deferred $5,769 of operating costs and $1,449 of rate case expenses and recognized $47,187 of revenue that is subject to refund based on the outcome of any appeals. Based on the Company’s review of the present circumstances, no reserve is considered necessary for the revenue recognized to date.
The Company’s other operating subsidiaries were allowed annual rate increases of $10,606 in 2009, $18,310 in 2008, and $5,596 in 2007, represented by seven, twenty-two, and twenty-three rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $7,561, $7,531, and $4,636 in 2009, 2008, and 2007, respectively.
Six states in which the Company operates permit water utilities, and in two states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, New York, Indiana and Missouri allow for the use of infrastructure rehabilitation surcharges. These mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2009, 2008, and 2007 of $16,901, $11,771, and $11,507, respectively.
Note 17 — Segment Information
The Company has fifteen operating segments and one reportable segment. The Regulated segment, the Company’s single reportable segment, is comprised of fourteen operating segments representing our water and wastewater regulated utility companies which are organized by the states where we provide water and wastewater services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment.
One operating segment is included within the other category below. This segment is not quantitatively significant and is comprised of the Company’s businesses that provide on-site septic tank pumping, sludge hauling services and other water and wastewater services. In addition to this segment, other is comprised of other business activities not included in the reportable segment, including corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The following table presents information about the Company’s reportable segment:

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2009			December 31, 2008
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated
Operating revenues	$658,905	$11,634	$670,539	$615,162	$11,810	$626,972
Operations and maintenance expense	260,587	9,473	270,060	251,799	10,323	262,122
Depreciation	104,592	(1,591)	103,001	90,426	(1,641)	88,785
Operating income	237,054	405	237,459	223,941	1,860	225,801
Interest expense, net of AFUDC	65,342	394	65,736	62,880	2,018	64,898
Income tax	67,886	(44)	67,842	64,663	(79)	64,584
Net income attributable to common shareholders	104,272	81	104,353	97,645	273	97,918
Capital expenditures	282,240	1,344	283,584	267,335	83	267,418
Total assets	3,689,689	72,908	3,762,597	3,425,442	72,503	3,497,945
Goodwill	38,962	4,121	43,083	36,886	4,121	41,007

	As of or For the Year Ended
	December 31, 2007
		Other and
	Regulated	Eliminations	Consolidated
Operating revenues	$589,743	$12,756	$602,499
Operations and maintenance expense	243,755	9,337	253,092
Depreciation	84,998	(1,820)	83,178
Operating income	211,899	4,117	216,016
Interest expense, net of AFUDC	59,689	4,279	63,968
Income tax	60,224	304	60,528
Net income attributable to common shareholders	93,769	1,245	95,014
Capital expenditures	236,230	1,910	238,140
Total assets	3,223,681	3,231	3,226,912
Goodwill	32,510	4,121	36,631

Selected Quarterly Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(In thousands of dollars, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2009
Operating revenues	$154,487	$167,333	$180,826	$167,893	$670,539
Operations and maintenance expense	66,989	68,549	68,488	66,034	270,060
Operating income	46,766	58,864	71,455	60,374	237,459
Net income attributable to common shareholders	18,371	25,853	33,470	26,659	104,353
Basic net income per common share	0.14	0.19	0.25	0.20	0.77
Diluted net income per common share	0.14	0.19	0.25	0.20	0.77
Dividend paid per common share	0.135	0.135	0.135	0.145	0.550
Dividend declared per common share	0.135	0.135	0.280	—	0.550
Price range of common stock
- high	21.50	20.37	18.34	17.89	21.50
- low	16.59	16.12	16.50	15.39	15.39

2008
Operating revenues	$139,283	$150,751	$177,098	$159,840	$626,972
Operations and maintenance expense	64,304	65,146	66,743	65,929	262,122
Operating income	40,216	53,129	74,574	57,882	225,801
Net income attributable to common shareholders	14,321	22,552	35,380	25,665	97,918
Basic net income per common share	0.11	0.17	0.26	0.19	0.73
Diluted net income per common share	0.11	0.17	0.26	0.19	0.73
Dividend paid per common share	0.125	0.125	0.125	0.135	0.510
Dividend declared per common share	0.125	0.125	0.260	—	0.510
Price range of common stock
- high	22.00	19.78	19.14	22.00	22.00
- low	17.96	15.76	14.46	12.20	12.20
High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividend paid in December 2009 of $0.145 was declared in August 2009, and the cash dividend paid in December 2008 of $0.135 was declared in August 2008.

Summary of Selected Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

Years ended December 31,	2009	2008	2007	2006	2005
PER COMMON SHARE:
Net income
Basic	$0.77	$0.73	$0.72	$0.70	$0.72
Diluted	0.77	0.73	0.71	0.70	0.71
Cash dividends declared and paid	0.55	0.51	0.48	0.44	0.40
Return on average Aqua America stockholders’ equity	9.6%	9.6%	10.0%	10.6%	11.7%
Book value at year end	$8.12	$7.82	$7.32	$6.96	$6.30
Market value at year end	17.51	20.59	21.20	22.78	27.30

INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$670,539	$626,972	$602,499	$533,491	$496,779
Depreciation and amortization	114,939	94,300	88,011	75,041	65,488
Interest expense, net (a)	65,736	64,898	63,968	54,491	49,615
Income before income taxes	172,195	162,502	155,542	152,250	148,069
Provision for income taxes	67,842	64,584	60,528	60,246	56,913
Net income attributable to common shareholders	104,353	97,918	95,014	92,004	91,156

BALANCE SHEET HIGHLIGHTS:
Total assets	$3,762,597	$3,497,945	$3,226,912	$2,877,903	$2,635,046
Property, plant and equipment, net	3,227,294	2,997,383	2,792,794	2,505,995	2,279,950
Aqua America stockholders’ equity	1,108,904	1,058,446	976,298	921,630	811,923
Long-term debt, including current portion	1,446,134	1,255,401	1,238,980	982,815	903,083
Total debt	1,473,621	1,335,990	1,295,898	1,101,965	1,041,588

ADDITIONAL INFORMATION:
Net cash flows from operating activities	$258,590	$221,506	$194,168	$170,726	$199,674
Capital additions	283,584	267,418	238,140	271,706	237,462
Net cash expended for acquisitions of utility systems and other	3,373	14,659	51,226	11,848	11,633
Dividends on common stock	74,729	68,504	63,763	58,023	51,139
Number of utility customers served (b) (c)	953,437	945,540	949,378	926,823	864,894
Number of shareholders of common stock	27,984	28,565	28,286	28,348	27,054
Common shares outstanding (000)	136,486	135,370	133,400	132,326	128,970
Employees (full-time)	1,632	1,638	1,585	1,540	1,489

(a)	Net of allowance for funds used during construction and interest income.

(b)	2006 includes 44,792 customers associated with the New York Water Service Corporation acquisition which closed on January 1, 2007. The operating results of this acquisition have been reported in our consolidated financial statements beginning January 1, 2007.

(c)	2008 was impacted by the loss of 22,519 utility customers associated with two utility systems disposed of.