Form 10-K, Exhibit 13
period 2010-12-31
AQUA AMERICA INC
filed 2011-02-25
CIK 78128

Exhibit 13.1
SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS
FOR THE YEAR ENDED DECEMBER 31, 2010

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
•	recovery of capital expenditures and expenses in rates;
•	projected capital expenditures;
•	availability and cost of capital financing;
•	dividend payment projections;
•	future financing plans;
•	future pension contributions;
•	the impact of changes in income tax laws regarding tax-basis depreciation on capital additions;
•	opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;
•	acquisition-related costs and synergies;
•	the capacity of our water supplies, water facilities and wastewater facilities;
•	the impact of geographic diversity on our exposure to unusual weather;
•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage;
•	the availability and cost of key production necessities, including power, chemicals and purchased water or wastewater services;
•	the availability of qualified personnel;
•	the return performance of our defined benefit pension plan assets;
•	general economic conditions; and
•	the impact of accounting pronouncements and income taxation policies.
Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:
•	changes in general economic, business, credit and financial market conditions;
•	changes in government laws regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;
•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;
•	our ability to file rate cases on a timely basis to minimize regulatory lag;
•	changes in environmental conditions, including those that result in water use restrictions;
•	abnormal weather conditions;
•	changes in, or unanticipated, capital requirements;
•	changes in our credit rating or the market price of our common stock;
•	our ability to integrate businesses, technologies or services which we may acquire;
•	our ability to manage the expansion of our business;
•	the extent to which we are able to develop and market new and improved services;
•	the effect of the loss of major customers;
•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;
•	increasing difficulties in obtaining insurance and increased cost of insurance;
•	cost overruns relating to improvements or the expansion of our operations;
•	changes in accounting pronouncements; and
•	civil disturbance or terroristic threats or acts.

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
OVERVIEW
The Company
Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be approximately 3.0 million people in Pennsylvania, Texas, North Carolina, Ohio, Illinois, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 53% of our operating revenues for 2010 and, as of December 31, 2010, provided water or wastewater services to approximately 45% of the total number of people we serve located in the suburban areas in counties north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. Our other subsidiaries provide similar services in 12 other states. In September 2010, we entered into a definitive agreement to sell our wastewater operation in South Carolina, which served approximately 400 customers. The sale of our utility operation in South Carolina closed in December 2010, concluding our utility operations in South Carolina. In addition, in December 2010, we entered into a definitive agreement to sell our regulated water and wastewater operations in Missouri, which serves approximately 3,900 customers. This sale is conditioned, among other things, on the receipt of regulatory approvals, and is expected to close by the third quarter of 2011. The completion of this transaction will conclude our regulated utility operations in Missouri. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories, as well as sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services.
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
Industry Mission
The mission of the investor-owned water utility industry is to provide quality and reliable water service at an affordable price to customers, while earning a fair return for shareholders. A number of challenges face the industry, including:
•	strict environmental, health and safety standards;
•	aging utility infrastructure and the need for substantial capital investment;
•	economic regulation by state, and /or, in some cases, local government;
•	declining consumption per customer as a result of conservation; and
•	the impact of weather and drought conditions on water sales demand.

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
Rate Case Management Capability — We strive to achieve the industry’s mission by effective planning and efficient use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants and other infrastructure. This capital investment represents our assets used and useful in providing utility service, and is commonly referred to as rate base. This capability is important to our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Accordingly, the objective of our rate case management strategy is to provide that the rates of our utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations, capital, taxes, energy, materials and compliance with environmental regulations. In pursuing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in operating and other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions or local regulatory authorities. In general, as a regulated enterprise, our water and wastewater rates are established to provide recovery of utility operating costs, taxes, interest on debt used to finance capital investments and a return on equity used to finance capital investments. Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business determines the profitability of the Company.
Our water and wastewater operations are comprised of 129 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division. When feasible and beneficial to our utility customers, we will seek approval to consolidate rate divisions to achieve a more even distribution of costs over a larger customer base. Eight of the states in which we operate permit some form of consolidated rates in varying degrees for the rate divisions in that state, and two states currently permit us to fully consolidate rate filings state-wide. Due to the length of time since the last rate increase for some of our systems and the large amount of capital improvements relative to the number of customers in some smaller systems, the proposed rate increase in some of these systems may be substantial. Also, as a result of the condition of some of the systems acquired and the time needed to make the capital investments required to maintain compliance prior to requesting rates, some divisions have experienced or are experiencing longer periods of regulatory lag. We can provide no assurance that the rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which we initially sought the rate increases. We are currently in nine active rate proceedings in four of our thirteen states proposing an aggregate annualized rate increase of $14,201.
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
Effects of Inflation — Recovery of the effects of inflation through higher water and wastewater rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. Even during periods of moderate inflation, as has been experienced in 2010, 2009, and 2008, the effects of inflation on our operating results are noticeable. Two states allow annual inflationary index filings to help offset the effects of inflation on our operating costs.

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
During 2010, we completed 23 acquisitions and other growth ventures which, along with the organic growth in our existing systems, represent 9,931 new customers. During 2009, we completed 18 acquisitions and other growth ventures which, along with the organic growth in our existing systems, represent 8,458 new customers. During 2008, we completed 9 acquisitions and other growth ventures which, along with the organic growth in our existing systems, represent 18,681 new customers.
In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation. In February 2008, through a condemnation proceeding we turned over the northern portion of our Fort Wayne, Indiana system representing 10,921 customers. In addition, pursuant to our plan to evaluate and dispose of underperforming utility systems, we sold the following utility systems: in December 2010, we sold a wastewater utility system in South Carolina representing 400 customers, in June 2009, we sold a water and wastewater utility system in Texas representing 561 customers, in August 2008 we sold a water and wastewater utility system in Illinois representing 11,598 customers, and in December 2007 we sold a water utility system in Virginia representing 1,304 customers.
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
Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (EPA) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2008, there are approximately 15,000 such facilities in the nation serving approximately 74% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 9,600 wastewater facilities in operation or planned in the 13 states where we operate.
Because of the fragmented nature of the water and wastewater utility industries, we believe that there are many potential water and wastewater system acquisition candidates throughout the United States. We believe the factors driving the consolidation of these systems are:
•	the benefits of economies of scale;
•	increasingly stringent environmental regulations;
•	the monetizing of public assets to support the financial condition of municipalities;
•	the need for substantial capital investment;
•	limited access to cost-effective financing; and
•	the need for technological and managerial expertise.
We are actively exploring opportunities to expand our water and wastewater utility operations through acquisitions or otherwise. We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater systems of all sizes that provide services in areas near our existing service territories or in new service areas. We continue to explore opportunities for the acquisition of non-regulated wastewater service and septage businesses that are located near our existing markets, growing our existing revenue base in this business by offering the wastewater services to nearby residents with on-site sewer systems, adding new customers to this business and expanding the services that are provided to them.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Sendout
“Sendout” represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly in our northern service territories during the late spring and summer months when discretionary and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues are realized in the second and third quarters. In general during this period, an extended period of dry weather increases water consumption, while above average rainfall decreases water consumption. Also, an increase in the average temperature generally causes an increase in water consumption. Conservation efforts, construction codes which require the use of low flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can reduce water consumption. We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may result in a long-term structural trend of decline in water usage per customer. These gradual long-term changes are normally taken into account by the public utility commissions in setting rates, whereas significant short-term changes in water usage, resulting from drought warnings, water use restrictions, or extreme weather conditions, may not be fully reflected in the rates we charge.
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
The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory. During the year ended December 31, 2010, our operating revenues were derived principally from the following states: 53% in Pennsylvania, 8% in Texas, 6% in North Carolina, 6% in Ohio, and 6% in Illinois.
Performance Measures Considered by Management
We consider the following financial measures (and the period to period changes in these financial measures) to be the fundamental basis by which we evaluate our operating results: earnings per share, operating revenues, net income attributable to common shareholders and the dividend rate on common stock. In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment: our number of utility customers, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio” or “efficiency ratio”); return on revenues (net income attributable to common shareholders divided by operating revenues); and return on equity (net income attributable to common shareholders divided by Aqua America stockholders’ equity). We review these measurements regularly and compare them to historical periods, to our operating budget as approved by the Aqua America, Inc. Board of Directors, and to other publicly-traded water utilities.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness in light of the changing nature of our company. During the past five years, our operating expense ratio has been affected by a number of factors, including the following:
•	Regulatory lag — Our rate filings are designed to provide for the recovery of increases in costs of operations, capital, and taxes. The efficiency ratio can be impacted by the timeliness of rate relief and recovery of and on capital investments. The efficiency ratio is further influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates), or decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in customer water consumption as impacted by adverse weather conditions or conservation trends. In addition, the efficiency ratio is impacted by the start of the recovery in rates of our capital investments, and the return earned on those capital investments.
•	Acquisitions — In general, acquisitions in certain areas may increase our operating expense ratio if the operating revenues generated by these operations are accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company which are more densely-populated and have integrated operations. In these cases, the acquired operations are characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of the Aqua America operations which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. In addition, in 2006 we completed several acquisitions of companies that provide on-site septic tank pumping and sludge hauling services. The cost-structure of these businesses differs from our utility companies in that these businesses have a much higher ratio of operations and maintenance expenses to operating revenues and lower capital investment and consequently a lower ratio of fixed capital costs versus operating revenues. As a result, the ratio of operating income compared to operating revenues is not comparable between the businesses. The non-regulated wastewater and septage service business is not a component of our Regulated segment.
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
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Selected Financial and Operating Statistics
Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2010	2009 (a)	2008 (b)	2007 (c)	2006 (d)
Utility customers:
Residential water	804,704	796,926	791,929	796,591	780,828
Commercial water	39,272	38,781	38,334	37,330	36,280
Industrial water	1,415	1,270	1,299	1,317	1,337
Other water	16,262	17,191	16,466	16,509	15,587
Wastewater	101,317	99,269	97,512	97,631	92,791

Total	962,970	953,437	945,540	949,378	926,823

Operating revenues:
Residential water	$431,178	$392,054	$374,572	$360,542	$317,770
Commercial water	105,294	94,149	90,062	85,553	76,076
Industrial water	21,550	19,437	19,873	19,548	18,752
Other water	70,428	70,374	58,504	58,274	51,263
Wastewater	73,939	70,226	58,873	52,891	48,907
Other utility	12,118	12,665	13,278	12,935	13,525

Regulated segment total	714,507	658,905	615,162	589,743	526,293
Other	11,565	11,634	11,810	12,756	7,198

Consolidated	$726,072	$670,539	$626,972	$602,499	$533,491

Operations and maintenance expense	$279,962	$270,060	$262,122	$253,092	$219,560

Net income attributable to common shareholders	$123,975	$104,353	$97,918	$95,014	$92,004

Capital expenditures	$326,626	$283,584	$267,418	$238,140	$271,706

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	38.6%	40.3%	41.8%	42.0%	41.2%
Depreciation and amortization	16.7%	17.1%	15.0%	14.6%	14.1%
Taxes other than income taxes	7.3%	7.2%	7.1%	7.5%	6.2%
Interest expense, net	10.4%	10.2%	10.9%	11.1%	10.9%
Net income	17.1%	15.6%	15.6%	15.8%	17.2%

Return on average Aqua America stockholders’ equity	10.9%	9.6%	9.6%	10.0%	10.6%

Effective tax rate	39.2%	39.4%	39.7%	38.9%	39.6%

(a)	Net income attributable to common shareholders includes the gain of $605 ($1,009 pre-tax) realized on the sale of a utility system. The gain is reported in the 2009 consolidated statement of income as a reduction to operations and maintenance expense.
(b)	2008 utility customers were impacted by the loss of 22,519 utility customers associated with the utility systems disposed of. Net income includes the gain of $2,427 ($4,118 pre-tax) realized on the sale of a utility system. The gain is reported in the 2008 consolidated statement of income as a reduction to operations and maintenance expense.
(c)	Net income attributable to common shareholders includes the gain of $657 ($1,095 pre-tax) realized on the sale of a utility system. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense.
(d)	2006 includes 44,792 customers associated with the New York Water Service Corporation acquisition which was completed on January 1, 2007, and the operating results have been reported in our consolidated financial statements beginning January 1, 2007.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)

RESULTS OF OPERATIONS
Our net income has grown at an annual compound rate of approximately 6.3% during the five-year period ended December 31, 2010. During the past five years, operating revenues grew at a compound rate of 7.9% and total expenses, exclusive of income taxes, grew at a compound rate of 8.5%.
Operating Segments
We have identified fourteen operating segments and we have one reportable segment based on the following:
•	Thirteen segments are comprised of our water and wastewater regulated utility operations in the thirteen states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution and / or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment.
•	One segment is not quantitatively significant to be reportable and is comprised of the businesses that provide sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.
Unless specifically noted, the following discussion and analysis provides information on our consolidated results of operations. The following table provides the Regulated segment and consolidated information for the years ended December 31, 2010, 2009, and 2008:

	2010			2009
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated

Operating revenues	$714,507	$11,565	$726,072	$658,905	$11,634	$670,539
Operations and maintenance expense	269,699	10,263	279,962	260,587	9,473	270,060
Taxes other than income taxes	51,472	1,495	52,967	44,698	3,383	48,081

Earnings (losses) before interest, taxes, depreciation and amortization	$393,336	$(193)	393,143	$353,620	$(1,222)	352,398

Depreciation and amortization			121,067			114,939

Operating income			272,076			237,459
Interest expense, net of AFUDC			70,590			65,736
Gain on sale of other assets			(2,583)			(472)
Provision for income taxes			80,094			67,842

Net income			$123,975			$104,353

	2008
		Other and
	Regulated	Eliminations	Consolidated
Operating revenues	$615,162	$11,810	$626,972
Operations and maintenance expense	251,799	10,323	262,122
Taxes other than income taxes	43,323	1,426	44,749

Earnings before interest, taxes, depreciation and amortization	$320,040	$61	320,101

Depreciation and amortization			94,300

Operating income			225,801
Interest expense, net of AFUDC			64,898
Gain on sale of other assets			(1,599)
Provision for income taxes			64,584

Net income			$97,918

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Consolidated Results
Operating Revenues — The growth in revenues over the past three years is a result of increases in water rates and our customer base. Rate increases implemented during the past three years have provided additional operating revenues of approximately $38,031 in 2010, $55,711 in 2009, and $27,437 in 2008. Also increasing our revenue growth in 2010 was an increase in customer water consumption as compared to 2009, which is largely due to favorable weather conditions in many of our service territories during 2010 that increased water usage. Further impacting the consumption comparison is the unfavorable weather conditions experienced in 2009 in our service territories that reduced water usage in 2009. The number of customers increased at an annual compound rate of 0.5% and 2.2%, respectively in the past three and five years. The increase in the annual compound customer growth rate for the past five years is primarily as a result of acquisitions of water and wastewater systems, including the January 1, 2007 acquisition of New York Water Service Corporation. If adjusted for the utility system dispositions during the past three and five years, the annual compound customer growth rate would have been 1.3% and 2.7%, respectively. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $2,614 in 2010, $4,637 in 2009, and $5,859 in 2008.
On June 17, 2010, the Pennsylvania Public Utility Commission (“PAPUC”) granted the Company’s operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $23,600, on an annualized basis. The rates in effect at the time of the filing included $24,256 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $47,856 since the last base rate increase, and the DSIC was reset to zero.
On July 31, 2008, the PAPUC granted our operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $34,428, on an annualized basis. The rates in effect at the time of the filing included $14,269 in Distribution System Improvement Charges (“DSIC”) or 5% above prior base rates. Consequently, the total base rates increased by $48,697 since the last base rate increase and the DSIC was reset to zero.
On September 23, 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued its final ruling with a unanimous decision approving the rate application that was filed in 2004 by our operating subsidiary to increase rates, on an annualized basis, by $11,920 over a multi-year period beginning in 2004. The application sought to increase annual revenues in phases and was accompanied by a plan to defer and amortize a portion of our depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximated the requested amount during the first years that the new rates were in effect. We commenced billing for the requested rates and implemented the deferral plan in 2004. As a result of the final order in 2008, the regulatory asset for the deferred operating costs and rate case expenses was set at $13,697. As of February 1, 2009, recovery of the regulatory assets for the deferred operating costs and rate case expenses began through two surcharge mechanisms, and the surcharge billings were completed in December 2010. The final order had been appealed to the TCEQ by two parties, and the TCEQ exercised its legal authority to take no action within the required period, therefore, affirming the TCEQ’s approval decision. Thereafter, the appealing parties filed suit against the TCEQ in an effort to appeal the order. On April 15, 2010, a hearing on the appeal of the TCEQ’s approval decision was held in the Travis County Texas District Court, which resulted in the TCEQ’s final order being upheld by the District Court Judge. The Travis County District Court Judge’s ruling is no longer subject to appeal.
Our operating subsidiaries, excluding the Pennsylvania water awards discussed above, received rate increases representing estimated annualized revenues of $20,997 in 2010 resulting from fourteen rate decisions, $16,130 in 2009 resulting from eight rate decisions, and $18,310 in 2008 resulting from twenty-two rate decisions. Revenues from these increases realized in the year of grant were approximately $8,341 in 2010, $11,723 in 2009, and $7,531 in 2008. As of December 31, 2010, our operating subsidiaries currently have filed nine rate requests which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $14,201 in annual revenues. During 2011, excluding our Pennsylvania subsidiary, we intend to file eighteen additional rate requests proposing an aggregate of approximately $28,009 of increased annual revenues; however we can provide no assurance that the full amount of the requested rate increases will be granted.
Currently, Pennsylvania, Illinois, Ohio, New York, Indiana, and Missouri allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $14,207 in 2010, $16,901 in 2009, and $11,771 in 2008.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our Regulated segment also includes certain non-regulated operating revenues of $12,118 in 2010, $12,665 in 2009, and $13,278 in 2008. These operating revenues are associated with contract operations that are integral to the regulated utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.
In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with non-regulated wastewater, sludge hauling, septage and grease services, backflow prevention services, operating and maintenance contracts, and certain other non-regulated water and wastewater services of $11,565 in 2010, $11,634 in 2009, and $11,810 in 2008.
Operations and Maintenance Expenses — Operations and maintenance expenses totaled $279,962 in 2010, $270,060 in 2009, and $262,122 in 2008. Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance and claims costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price changes. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture.
Operations and maintenance expenses increased in 2010 as compared to 2009 by $9,902 or 3.7% primarily due to the write-off of previously deferred regulatory expenses of $2,210, increases in operating costs associated with acquisitions of $1,690, the absence of the June 2009 gain on sale of a utility system of $1,009, which had the effect of reducing operations and maintenance expense in 2009, a write-off of capitalized costs of $715, increases in fuel costs for our service vehicles of $678, and normal increases in other operating costs. Offsetting these increases were decreases in bad debt expense of $1,103, and water production costs of $588. The decreased water production costs, principally for chemicals utilized to treat water, were associated with vendor price decreases. In the consolidated statement of income for 2009, the gain on sale of utility system is reported as a component of operations and maintenance expense.
Operations and maintenance expenses increased in 2009 as compared to 2008 by $7,938 or 3.0% primarily due to the effect of the absence of the 2008 gain on the sale of a utility system of $4,118, additional operating costs associated with acquisitions of $2,475, and normal increases in other operating expenses, offset partially by lower water production costs of $1,103 due to a decrease in consumption, the gain on sale of a utility system in the second quarter of 2009 of $1,009, and reduced expenses of $963 associated with the dispositions of our utility systems sold. In the consolidated statements of income for 2009 and 2008, the gain on sale of utility systems is reported as a component of operations and maintenance expense.
Depreciation and Amortization Expenses — Depreciation expense was $108,061 in 2010, $103,001 in 2009, and $88,785 in 2008, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, our acquisitions of new utility systems, and additional expense recognized in 2009 of $2,037 resulting from a rate case adjustment related to our rate filing in North Carolina.
Amortization expense was $13,006 in 2010, $11,938 in 2009, and $5,515 in 2008, and has increased primarily due to the amortization recognized in 2010 of $6,739 and in 2009 of $6,555 resulting from the recovery through a surcharge of our costs associated with our rate filing in Texas and the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.
Taxes Other than Income Taxes — Taxes other than income taxes was $52,967 in 2010, $48,081 in 2009, and $44,749 in 2008. The increase in 2010 is primarily due to an increase in property taxes of $3,362 attributed to a rate award received in February 2010 for one of our states in which the recovery of the property taxes began with the conclusion of the rate proceeding, and previously these taxes had been deferred pending the inclusion in future rates, an increase in gross receipts, excise and franchise taxes of $1,222 attributed to an increase in 2010 revenue, and an increase in capital stock taxes for our operating subsidiary in Pennsylvania of $469. The increase in 2009 is primarily due to an increase in gross receipts, excise and franchise taxes of $1,299, an increase in other of $1,258 associated with an increase in the local assessment of water pumping fees in Texas, an increase in payroll taxes of $520 associated with a decrease in our capitalized labor rate in our operating subsidiary in Pennsylvania, and an increase in property taxes of $318 associated with properties acquired through acquisition.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Interest Expense, net — Net interest expense was $75,652 in 2010, $68,607 in 2009, and $68,572 in 2008. Interest income of $1,290 in 2010, $1,149 in 2009, and $2,310 in 2008 was netted against interest expense. Interest expense increased in 2010 primarily due to additional borrowings to finance capital projects and acquisitions. The increase in 2010 was offset partially by the effects of decreased interest rates on long-term debt. Interest income increased slightly in 2010 as a result of higher balances on the proceeds from the issuance of tax-exempt bonds while being held by trustees pending completion of projects financed with the issuances. Interest income decreased in 2009 due to lower investment income earned on the proceeds from the issuance of tax-exempt bonds while being held by trustees pending completion of projects financed with the issuances and from lower income earned on overnight cash sweeps. The interest income earned on the proceeds from the issuance of tax-exempt bonds is capitalized through our allowance for funds used during construction, a reduction to net interest expense. Interest expense on long-term debt during 2010 and 2009 was favorably impacted by a reduction in the weighted average cost of long-term debt from 5.35% at December 31, 2008 to 5.25% at December 31, 2009 and to 5.14% at December 31, 2010.
Allowance for Funds Used During Construction — The allowance for funds used during construction (AFUDC) was $5,062 in 2010, $2,871 in 2009, and $3,674 in 2008 and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, changes in the AFUDC rate which is based predominantly on short-term interest rates, and changes in the average balance of the proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects. The increase in 2010 is due to an increase in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects. The decrease in 2009 is due to a decrease in short-term interest rates, as well as a decrease in the average balance of utility plant construction work in progress.
Gain on Sale of Other Assets — Gain on sale of other assets totaled $2,583 in 2010, $472 in 2009, and $1,599 in 2008 and consisted of gains on properties and marketable securities sales. Gain on sale of properties totaled $476 in 2010, $472 in 2009, and $1,278 in 2008. Gain on sale of marketable securities totaled $2,107 in 2010, $0 in 2009, and $321 in 2008. The gain realized on the following sales of utility systems was reported in the consolidated statement of income as a component of the line titled operations and maintenance expense: June 2009 gain on sale of $1,009, and an August 2008 gain on sale of $4,118.
Income Taxes — Our effective income tax rate was 39.2% in 2010, 39.4% in 2009, and 39.7% in 2008. The decrease in the effective tax rate for 2010 was primarily due to an increase in the tax deduction claimed for depreciable assets for one of our operating subsidiaries. The decrease in the effective tax rate for 2009 was due to an increase in the tax deduction for qualified domestic production activities, which was offset by a decrease in the tax deductible portion of our stock-based compensation expense.
Summary — Operating income was $272,076 in 2010, $237,459 in 2009, and $225,801 in 2008 and net income attributable to common shareholders was $123,975 in 2010, $104,353 in 2009, and $97,918 in 2008. Diluted income per share was $0.90 in 2010, $0.77 in 2009, and $0.73 in 2008. The changes in the per share income in 2010 and 2009 over the previous years were due to the aforementioned changes in income and impacted by a 0.9% increase in the average number of common shares outstanding during 2010 and a 1.1% increase in the average number of common shares outstanding during 2009. The increase in the number of shares outstanding in 2010 is primarily a result of the additional shares sold or issued through our dividend reinvestment plan, equity compensation plan, employee stock purchase plan, and the full year impact in 2010 of the additional shares issued in August 2009 in connection with an acquisition. The increase in the number of shares outstanding in 2009 is primarily a result of the full year impact in 2009 of the 1,000,000 shares issued in June 2008 related to the final settlement of the forward equity sale agreement, the additional shares sold or issued through our dividend reinvestment plan, equity compensation plan, and the additional shares issued in August 2009 in connection with an acquisition.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Fourth Quarter Results — The following table provides our fourth quarter results:

	Three Months Ended
	December 31,
	2010	2009

Operating revenues	$179,314	$167,893

Operations and maintenance	70,083	66,034
Depreciation and amortization	30,519	29,296
Taxes other than income taxes	12,982	12,189

	113,584	107,519

Operating income	65,730	60,374
Interest expense, net	19,568	17,914
Allowance for funds used during construction	(983)	(931)
Gain on sale of other assets	(253)	(97)

Income before income taxes	47,398	43,488
Provision for income taxes	18,540	16,829

Net income	$28,858	$26,659

The increase in operating revenues was a result of additional revenues of $12,721 from an increase in water and wastewater rates implemented in various operating subsidiaries, an increase in water consumption, and additional wastewater and water revenues of $496 associated with a larger customer base due to acquisitions, offset by a decrease in infrastructure rehabilitation surcharge revenue of $4,679. The higher operations and maintenance expense is due primarily to $752 of additional operating costs associated with acquisitions, an increase in postretirement benefit costs of $656, an increase in water production costs of $639, and normal increases in other operating expenses. The increased depreciation expense reflects the utility plant placed in service since the fourth quarter of 2009. The increase in other taxes is primarily due to increases in property taxes of $836 attributed to a rate award received in February 2010 for one of our states in which the recovery of the property taxes began with the conclusion of the rate proceeding, and previously these taxes had been deferred pending the inclusion in future rates, offset by a decrease in capital stock tax for our operating subsidiary in Pennsylvania of $286. The increased interest expense is due to additional borrowings to finance capital projects. The increase in gain on sale of other assets is due to increased gains on the sales of land and other assets of $156. The increase in customer water consumption is largely due to the effects of the unfavorable weather conditions experienced in many of our service territories during the fourth quarter of 2009 that resulted in an increase in water usage for the fourth quarter of 2010.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
FINANCIAL CONDITION
Consolidated Cash Flow and Capital Expenditures
Net operating cash flow, dividends paid on common stock, capital expenditures, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for the five years ended December 31, 2010 was as follows:

	Net Operating	Common	Capital
	Cash Flow	Dividends	Expenditures	Acquisitions

2006	$170,726	$58,023	$271,706	$11,848
2007	194,168	63,763	238,140	51,226
2008	221,506	68,504	267,418	14,659
2009	258,590	74,729	283,584	3,373
2010	263,842	80,907	326,626	8,625

	$1,108,832	$345,926	$1,387,474	$89,731

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, water meters and an expansion of our corporate office building. During this five-year period, we received $40,814 of customer advances and contributions in aid of construction to finance new water mains and related facilities which are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $230,414, and have refunded $26,754 of customer advances for construction. Common dividends increased during the past five years as a result of an annual increase in the common dividends declared and paid and an increase in the number of shares outstanding during the period.
Our planned 2011 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to be $328,500 of which $144,540 is for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation that qualifies for infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude of our capital program. Our 2011 capital program, along with $28,413 of sinking fund obligations and debt maturities, and $144,784 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been or is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity, and the issuance of long-term debt.
Future utility construction in the period 2012 through 2015, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $1,217,000. We anticipate that less than one-half of these expenditures will require external financing with debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans. We expect to refinance $287,938 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.
Our primary sources of liquidity are cash flows from operations (including the allowed deferral of federal income tax payments), borrowings under various short-term lines of credit and other credit facilities, and customer advances and contributions in aid of construction. Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief, water consumption, and changes in federal tax laws with respect to accelerated tax depreciation or deductions for utility construction projects. We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term borrowings. Over time, we partially repay or pay-down our short-term borrowings with long-term debt and proceeds from the issuance of common stock. The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings and cash flow to enable them to secure the capital they will need to operate and to maintain satisfactory debt coverage ratios.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Tax Relief Act”) was enacted on December 17, 2010 and provides for an extension of 50 percent bonus depreciation for qualifying capital additions through 2012 and a 100 percent expensing allowance for qualifying capital additions placed in service after September 8, 2010 through 2011. Prior to the passage of the Tax Relief Act, 50 percent bonus depreciation had been enacted in September 2010 for the tax year 2010. A substantial portion of our capital expenditures qualifies for either bonus depreciation or the 100 percent expensing allowance depending on the timing of the underlying capital projects. As a result of the Tax Relief Act, the Company expects the following impacts:
•	Federal income tax payments may be significantly reduced or eliminated for tax years 2011 and 2012. As a result of the income tax deferral, our net operating cash flows are expected to be favorably impacted in 2011 and 2012. Our Federal income tax payments for 2010 were paid prior to the enactment of bonus depreciation and the Tax Relief Act. As a result, the 2010 taxes paid to date are expected to be refunded to us upon the filing of our 2010 tax return in 2011.
•	A larger portion of our capital needs may be funded from internally-generated funds, which may reduce the need to issue additional debt or equity to fund utility capital expenditures.
•	An increase in deferred taxes due to the difference between tax and book expenses, including depreciation.
•	In general, our water base rate increases seek to recover, and to earn a return on, capital investments that we make for improving or replacing our utility plant and infrastructure. During periods when bonus depreciation or 100% expensing is permitted, the increased or new deferred taxes could cause the rate of growth in our rate base, on which we earn a return in rate proceedings, to be lower than previously anticipated. As a result, the amount of rate increases may be decreased in the future.
•	We may generate federal net operating loss carry forwards of a significant amount and we believe it is more likely than not that they will be fully realized in future years.
Acquisitions
During the past five years, we have expended cash of $89,731 and issued 289,775 shares of common stock, valued at $4,909 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, and non-regulated businesses that provide wastewater and septage services. We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition dates. During 2010, we completed 23 acquisitions of water and wastewater systems in six of the states in which we operate. The 2010 acquisitions were completed for $8,625 in cash. During 2009, we completed 18 acquisitions of water and wastewater systems in five of the states in which we operate, including expanding our operations into one new state. The 2009 acquisitions were completed for $3,373 in cash and the issuance of 164,052 shares of common stock valued at $2,909 at the time of the acquisition. During 2008, we completed 9 acquisitions of water and wastewater systems in four of the states in which we operate. The 2008 acquisitions were completed for $14,659 in cash and the issuance of 125,723 shares of common stock valued at $2,000 at the time of the acquisition.
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
Dispositions
We routinely review and evaluate areas of our business and operating divisions and over time may sell certain utility systems or portions of systems. In December 2010, we sold a wastewater utility system for net proceeds of $120. The utility system represented less than 0.01% of Aqua America’s total assets.
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
The City of Fort Wayne, Indiana (the “City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that we acquired in connection with the AquaSource acquisition in 2003. We challenged whether the City was following the correct legal procedures in connection with the City’s attempted condemnation, but the Indiana Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of our utility system at a preliminary price based on the City’s valuation. We filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of our system and the payment of $16,911 based on the City’s valuation of this portion of the system. In January 2008, we reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the northern portion of our system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, we turned over the northern portion of our system to the City upon receipt of the initial valuation payment. The Indiana Utility Regulatory Commission also reviewed and acknowledged the transfer of the Certificate of Territorial Authority for the northern portion of the system to the City. The proceeds received are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. The net book value of the assets relinquished has been removed from the consolidated balance sheet and the difference between the net book value and the initial payment received has been deferred and is recorded in other accrued liabilities on our consolidated balance sheet. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City of Fort Wayne, the amounts deferred will be recognized in our consolidated income statement. On March 16, 2009 oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether we are entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that we are not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. We disagree with the Court’s decision and as such, requested that the Wells County Indiana Circuit Court certify those issues for an interim appeal. The Wells County Indiana Circuit Court has granted that request and we will now file a request with the Indiana Court of Appeals to review the decision of those issues on appeal. We continue to evaluate our legal options with respect to this decision. Depending upon the ultimate outcome of the legal proceeding in the Allen County Circuit Court we may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.50% of our total assets.

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
Sources of Capital
Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $860,476 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2010, we have a $95,000 long-term revolving credit facility that expires in May 2012, of which $17,601 was designated for letter of credit usage, $12,399 was available for borrowing and $65,000 of borrowings was outstanding at December 31, 2010. In addition, we had short-term lines of credit of $167,000, of which $77,332 was available. One of our credit facilities of $100,000 has a 364 day term and the balance of our short-term lines of credit are payable on demand. These short-term lines of credit are subject to renewal on an annual basis. Although we believe we will be able to renew these facilities, there is no assurance that they will be renewed, or what the terms of any such renewal will be. The United States credit and liquidity crisis that occurred in 2008 and 2009 caused substantial volatility in capital markets, including credit markets and the banking industry, generally reduced the availability of credit from financing sources, and could reoccur in the future. If in the future, our credit facilities are not renewed or our short-term borrowings are called for repayment, we would have to seek alternative financing sources; however, there can be no assurance that these alternative financing sources would be available on terms acceptable to us. In the event we are not able to obtain sufficient capital, we may need to reduce our capital expenditures and our ability to pursue acquisitions that we may rely on for future growth could be impaired.
Our consolidated balance sheet historically has had a negative working capital position, whereby routinely our current liabilities exceed our current assets. Management believes that internally-generated funds along with existing credit facilities and the proceeds from the issuance of long-term debt and common stock will be adequate to provide sufficient working capital to maintain normal operations and to meet our financing requirements for at least the next twelve months.
We are obligated to comply with covenants under some of our loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to certain exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2010, we were in compliance with our debt covenants under our credit facilities. Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.
We maintain a universal shelf registration on file with the SEC to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities, and other securities specified therein at indeterminate prices.

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
In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2010, we did not issue any shares under the acquisition shelf registration. During 2009, we issued 164,052 shares of common stock totaling $2,909 to acquire a water system. During 2008, we issued 125,723 shares of common stock totaling $2,000 to acquire a wastewater system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2010 is 1,904,487 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.
We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2010 dividend payment, holders of 14.6% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 2,811,038 original issue shares of common stock for net proceeds of $52,888 through the dividend reinvestment portion of the Plan and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.
The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2010, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Contractual Obligations
The following table summarizes our contractual cash obligations as of December 31, 2010:

		Payments Due By Period
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years

Long-term debt (a)	$1,560,389	$28,413	$139,031	$148,907	$1,244,038
Interest on fixed-rate, long-term debt (b)	1,333,317	79,825	152,123	141,130	960,239
Operating leases (c)	27,898	3,544	4,886	2,575	16,893
Unconditional purchase obligations (d)	103,349	15,159	20,765	19,598	47,827
Other purchase obligations (e)	26,098	26,098	—	—	—
Pension and other postretirement benefit plans’ obligations (f)	24,283	19,228	3,445	1,610	—
Other obligations (g)	22,183	930	1,756	5,335	14,162

Total	$3,097,517	$173,197	$322,006	$319,155	$2,283,159

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents interest payable on fixed rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.

(d)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.

(e)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.

(f)	Represents contributions contractually obligated to be made to pension and other postretirement benefit plans.

(g)	Represents expenditures estimated to be required under legal and binding contractual obligations.
In addition to these obligations, we pay refunds on Customers’ Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2025 and amounts not paid by the contract expiration dates become non-refundable.
We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Market Risk
We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2010, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

								Fair
	2011	2012	2013	2014	2015	Thereafter	Total	Value
Long-term debt:
Fixed rate	$28,413	$39,638	$34,393	$85,692	$63,215	$1,244,038	$1,495,389	$1,418,173
Variable rate	—	65,000	—	—	—	—	65,000	65,000

Total	$28,413	$104,638	$34,393	$85,692	$63,215	$1,244,038	$1,560,389	$1,483,173

Weighted average interest rate*	6.09%	2.37%	5.36%	5.21%	5.28%	5.31%	5.14%

*	Weighted average interest rate of 2012 long-term debt maturity is as follows: fixed rate debt of 5.51% and variable rate debt of 0.46%.
From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2010, our carrying value of certain investments was $6,209, which reflects the market value of such investments and is in excess of our original cost.
Capitalization
The following table summarizes our capitalization during the past five years:

December 31,	2010	2009	2008	2007	2006

Long-term debt*	57.0%	56.6%	54.3%	55.9%	51.6%
Aqua America stockholders’ equity	43.0%	43.4%	45.7%	44.1%	48.4%

	100.0%	100.0%	100.0%	100.0%	100.0%

*	Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $65,000 at December 31, 2010 and $64,149 at December 31, 2009.
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
Dividends on Common Stock
We have paid common dividends consecutively for 66 years. Effective August 3, 2010, our Board of Directors authorized an increase of 6.9% in the December 1, 2010 quarterly dividend over the dividend we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in December 2010, the annualized dividend rate increased to $0.62 per share from $0.58 per share. This is the 20th dividend increase in the past 19 years and the twelfth consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 67.4% of net income attributable to common shareholders.

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
Regulatory Assets and Liabilities -We defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred. These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water and wastewater service. In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.
Valuation of Long-Lived Assets, Goodwill and Intangible Assets - We review our long-lived assets for impairment, including utility plant in service. We also review regulatory assets for the continued application of the FASB’s accounting guidance for regulated operations. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. Adjustments to the carrying value of these assets would be made in instances where their inclusion in the rate-making process is unlikely.
We test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if certain circumstances indicate a possible impairment may exist. We evaluate goodwill for impairment using the discounted cash flow methodologies, transaction values for other comparable companies, and other valuation techniques for all of our reporting units with goodwill balances. The evaluation requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions which were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2010 concluded that the estimated fair value of each reporting unit was substantially in excess of the reporting unit’s respective carrying amounts, indicating that none of our goodwill was impaired.
Accounting for Postretirement Benefits - We maintain qualified defined benefit pension plans and plans that provide for certain postretirement benefits other than pensions. Accounting for pensions and other postretirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other postretirement benefit expense that we recognize.

AQUA AMERICA, INC. AND SUBSIDIARIES
Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)
(In thousands of dollars, except per share amounts)
Our discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50 million in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2010 pension expense by $730 and the pension liabilities by $7,625. The present values of Aqua America’s future pension and other postretirement obligations were determined using discount rates of 5.75% at December 31, 2010, and 5.91% at December 31, 2009. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 5.91% for 2010, and will be 5.75% for 2011.
Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. Our pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2010 pension expense by $350. For 2010, we used an 8.0% expected return on assets assumption and will lower this assumption to 7.75% for the calculation of pension expense for 2011. This change was made to reflect our expectation of long-term market returns given our view of capital market conditions, as well as the lower interest rate environment that is currently being experienced. The expected return on assets is based on a targeted allocation of 50% to 75% equities and 25% to 50% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.
Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and our funding policy, during 2011 our pension contribution is expected to approximate $17,216. Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates. During 2011, our funding of other postretirement benefit plans are expected to approximate $2,012.
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
In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2010, the Company’s internal control over financial reporting was effective.
The effectiveness of our internal control over financial reporting as of December 31, 2010 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer

Nicholas DeBenedictis	David P. Smeltzer
Chairman, President and Chief Executive Officer	Chief Financial Officer
February 25, 2011

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders
of Aqua America, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization, of equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
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
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 25, 2011

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands of dollars, except per share amounts)
Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Operating revenues	$726,072	$670,539	$626,972
Operating costs and expenses:
Operations and maintenance	279,962	270,060	262,122
Depreciation	108,061	103,001	88,785
Amortization	13,006	11,938	5,515
Taxes other than income taxes	52,967	48,081	44,749

	453,996	433,080	401,171

Operating income	272,076	237,459	225,801
Other expense (income):
Interest expense, net	75,652	68,607	68,572
Allowance for funds used during construction	(5,062)	(2,871)	(3,674)
Gain on sale of other assets	(2,583)	(472)	(1,599)

Income before income taxes	204,069	172,195	162,502
Provision for income taxes	80,094	67,842	64,584

Net income attributable to common shareholders	$123,975	$104,353	$97,918

Net income attributable to common shareholders	$123,975	$104,353	$97,918
Other comprehensive income, net of tax:
Unrealized holding gains on investments	1,588	289	195
Reclassification adjustment for (gains) losses reported in net income	(1,369)	5	(209)

	219	294	(14)

Comprehensive income	$124,194	$104,647	$97,904

Net income per common share:
Basic	$0.91	$0.77	$0.73

Diluted	$0.90	$0.77	$0.73

Average common shares outstanding during the period:
Basic	136,948	135,816	134,302

Diluted	137,296	136,129	134,705

Cash dividends declared per common share	$0.59	$0.55	$0.51

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except per share amounts)
December 31, 2010 and 2009

	2010	2009
Assets
Property, plant and equipment, at cost	$4,489,653	$4,141,690
Less: accumulated depreciation	1,020,395	927,131

Net property, plant and equipment	3,469,258	3,214,559

Current assets:
Cash and cash equivalents	5,934	21,869
Accounts receivable and unbilled revenues, net	85,881	78,742
Income tax receivable	33,600	0
Inventory, materials and supplies	9,158	9,519
Prepayments and other current assets	10,846	11,441

Total current assets	145,419	121,571

Regulatory assets	217,376	226,351
Deferred charges and other assets, net	65,093	59,468
Funds restricted for construction activity	135,086	84,830
Goodwill	40,234	43,083

	$4,072,466	$3,749,862

Liabilities and Equity
Aqua America stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 138,449,039 and 137,148,749 in 2010 and 2009	$69,223	$68,574
Capital in excess of par value	664,369	642,786
Retained earnings	452,470	409,402
Treasury stock, at cost, 673,472 and 662,410 shares in 2010 and 2009	(12,307)	(12,138)
Accumulated other comprehensive income	499	280

Total Aqua America stockholders’ equity	1,174,254	1,108,904

Noncontrolling interest	572	560

Total Equity	1,174,826	1,109,464

Long-term debt, excluding current portion	1,531,976	1,386,557
Commitments and contingencies (See Note 9)	—	—

Current liabilities:
Current portion of long-term debt	28,413	59,577
Loans payable	89,668	27,487
Accounts payable	45,382	57,862
Accrued interest	15,891	16,265
Accrued taxes	16,401	18,813
Other accrued liabilities	27,960	21,003

Total current liabilities	223,715	201,007

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	478,705	408,583
Customers’ advances for construction	66,966	76,913
Regulatory liabilities	35,921	28,812
Other	116,250	114,490

Total deferred credits and other liabilities	697,842	628,798

Contributions in aid of construction	444,107	424,036

	$4,072,466	$3,749,862

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CAPITALIZATION
(In thousands of dollars, except per share amounts)
December 31, 2010 and 2009

		2010	2009
Aqua America stockholders’ equity:
Common stock, $.50 par value		$69,223	$68,574
Capital in excess of par value		664,369	642,786
Retained earnings		452,470	409,402
Treasury stock, at cost		(12,307)	(12,138)
Accumulated other comprehensive income		499	280

Total Aqua America stockholders’ equity		1,174,254	1,108,904

Noncontrolling interest		572	560

Total Equity		1,174,826	1,109,464

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):

Interest Rate Range	Maturity Date Range
0.00% to 0.99%	2012 to 2034	6,632	6,868
1.00% to 1.99%	2011 to 2035	22,758	21,917
2.00% to 2.99%	2019 to 2029	13,461	12,935
3.00% to 3.99%	2016 to 2030	26,548	28,455
4.00% to 4.99%	2020 to 2043	367,854	271,346
5.00% to 5.99%	2011 to 2043	429,663	384,694
6.00% to 6.99%	2011 to 2036	78,232	121,876
7.00% to 7.99%	2012 to 2025	30,155	31,236
8.00% to 8.99%	2021 to 2025	34,260	34,543
9.00% to 9.99%	2011 to 2026	44,694	69,983
10.4%	2018	6,000	6,000

		1,060,257	989,853

Notes payable to bank under revolving credit agreement, variable rate, due May 2012		65,000	64,149
Unsecured notes payable:
Notes ranging from 4.62% to 4.87%, due 2013 through 2024		193,000	185,000
Notes ranging from 5.01% to 5.95%, due 2014 through 2037		242,132	207,132

		1,560,389	1,446,134
Current portion of long-term debt		28,413	59,577

Long-term debt, excluding current portion		1,531,976	1,386,557

Total capitalization		$2,706,802	$2,496,021

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(In thousands of dollars, except per share amounts)

					Accumulated
		Capital in			Other
	Common	excess of	Retained	Treasury	Comprehensive	Noncontrolling
	stock	par value	earnings	stock	Income	Interest	Total
Balance at December 31, 2007	$67,050	$572,050	$350,364	$(13,166)	$—	$1,979	$978,277
Net income	—	—	97,918	—	—	241	98,159
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(39)	(39)
Net cash settlement of a portion of forward equity sale agreement	—	11,011	—	—	—	—	11,011
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $105	—	—	—	—	195	—	195
Reclassification adjustment for gains reported in net income, net of income tax of $112	—	—	—	—	(209)	—	(209)
Dividends	—	—	(68,504)	—	—	—	(68,504)
Stock issued for acquisitions (125,723 shares)	63	1,937				—	2,000
Sale of stock (1,621,726 shares)	792	31,693	—	812	—	—	33,297
Repurchase of stock (19,827 shares)	—	—	—	(397)	—	—	(397)
Equity Compensation Plan (46,250 shares)	23	(23)	—	—	—	—	0
Exercise of stock options (195,487 shares)	98	2,183	—	—	—	—	2,281
Share-based compensation	—	4,243	—	—	—	—	4,243
Employee stock plan tax benefits	—	313	—	—	—	—	313

Balance at December 31, 2008	68,026	623,407	379,778	(12,751)	(14)	2,181	1,060,627

Net income	—	—	104,353	—	—	39	104,392
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(1,660)	(1,660)
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $156	—	—	—	—	289	—	289
Reclassification adjustment for losses reported in net income, net of income tax of $2	—	—	—	—	5	—	5
Dividends	—	—	(74,729)	—	—	—	(74,729)
Stock issued for acquisitions (164,052 shares)	82	2,827	—	—	—	—	2,909
Sale of stock (732,229 shares)	348	10,627	—	917	—	—	11,892
Repurchase of stock (15,137 shares)	—	—	—	(304)	—	—	(304)
Equity Compensation Plan (70,000 shares)	35	(35)	—	—	—	—	0
Exercise of stock options (165,686 shares)	83	1,609	—	—	—	—	1,692
Share-based compensation	—	3,677	—	—	—	—	3,677
Employee stock plan tax benefits	—	674	—	—	—	—	674

Balance at December 31, 2009	68,574	642,786	409,402	(12,138)	280	560	1,109,464

Net income	—	—	123,975	—	—	12	123,987
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $855	—	—	—	—	1,588	—	1,588
Reclassification adjustment for gain reported in net income, net of income tax of $737	—	—	—	—	(1,369)	—	(1,369)
Dividends	—	—	(80,907)	—	—	—	(80,907)
Sale of stock (701,919 shares)	335	11,594	—	601	—	—	12,530
Repurchase of stock (42,443 shares)	—	—	—	(770)	—	—	(770)
Equity Compensation Plan (195,056 shares)	97	(97)	—	—	—	—	0
Exercise of stock options (434,696 shares)	217	5,461	—	—	—	—	5,678
Share-based compensation	—	4,031	—	—	—	—	4,031
Employee stock plan tax benefits	—	594	—	—	—	—	594

Balance at December 31, 2010	$69,223	$664,369	$452,470	$(12,307)	$499	$572	$1,174,826

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
Years ended December 31, 2010, 2009, and 2008

	2010	2009	2008
Cash flows from operating activities:
Net income attributable to common shareholders	$123,975	$104,353	$97,918
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	121,067	114,939	94,300
Deferred income taxes	74,153	47,240	45,768
Provision for doubtful accounts	4,821	5,924	6,811
Share-based compensation	4,031	3,603	3,871
Gain on sale of utility system	0	(1,009)	(4,118)
Gain on sale of other assets	(2,583)	(472)	(1,599)
Net increase in receivables, inventory and prepayments	(8,303)	(1,704)	(10,081)
Net decrease in payables, accrued interest, accrued taxes and other accrued liabilities	(17,269)	(8,521)	(6,228)
Increase in income tax receivable	(33,600)	0	(200)
Other	(2,450)	(5,763)	(4,936)

Net cash flows from operating activities	263,842	258,590	221,506

Cash flows from investing activities:
Property, plant and equipment additions, including allowance for funds used during construction of $5,062, $2,871, and $3,674	(326,626)	(283,584)	(267,418)
Acquisitions of utility systems and other, net	(8,625)	(3,373)	(14,659)
Release of funds previously restricted for construction activity	94,901	102,560	46,885
Additions to funds restricted for construction activity	(145,157)	(134,473)	(23,195)
Net proceeds from the sale of utility systems and other assets	4,646	2,171	20,831
Other	(3,341)	(3,965)	(1,215)

Net cash flows used in investing activities	(384,202)	(320,664)	(238,771)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	8,194	4,619	6,365
Repayments of customers’ advances	(7,549)	(2,549)	(5,928)
Net proceeds (repayments) of short-term debt	62,181	(53,102)	23,671
Proceeds from long-term debt	272,754	197,855	52,741
Repayments of long-term debt	(161,096)	(20,789)	(39,038)
Change in cash overdraft position	(6,976)	4,284	1,951
Proceeds from issuing common stock	12,530	11,892	33,297
Proceeds from forward equity agreement	0	0	11,011
Proceeds from exercised stock options	5,678	1,692	2,281
Share-based compensation windfall tax benefits	386	130	219
Repurchase of common stock	(770)	(304)	(397)
Dividends paid on common stock	(80,907)	(74,729)	(68,504)

Net cash flows from financing activities	104,425	68,999	17,669

Net (decrease) increase in cash and cash equivalents	(15,935)	6,925	404
Cash and cash equivalents at beginning of year	21,869	14,944	14,540

Cash and cash equivalents at end of year	$5,934	$21,869	$14,944

Cash paid during the year for:
Interest, net of amounts capitalized	$70,964	$65,501	$64,368

Income taxes	$52,235	$19,444	$20,984

See Note 1 — Summary of Significant Accounting Policies-Customers’ Advances for Construction, Note 2 - Acquisitions, Note 10 — Long-term Debt and Loans Payable, and Note 14 — Employee Stock and Incentive Plan for a description of non-cash activities.
See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands of dollars, except per share amounts)
Note 1 — Summary of Significant Accounting Policies
Nature of Operations - Aqua America, Inc. (“Aqua America” or the “Company”) is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Texas, North Carolina, Ohio, Illinois, New Jersey, New York, Florida, Indiana, Virginia, Maine, Missouri, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 53% of our operating revenues for 2010 and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. The Company’s other subsidiaries provide similar services in 12 other states. In September 2010, the Company entered into a definitive agreement to sell its wastewater operation in South Carolina, which served approximately 400 customers. The sale of the Company’s utility operation in South Carolina closed in December 2010, concluding its utility operations in South Carolina. In addition, in December 2010, the Company entered into a definitive agreement to sell its regulated water and wastewater operations in Missouri, which serves approximately 3,900 customers. This sale is conditioned, among other things, on the receipt of regulatory approvals, and is expected to close by the third quarter of 2011. The completion of this transaction will conclude the Company’s regulated utility operations in Missouri. In addition, the Company provides water and wastewater services through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories as well as sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services.
The company has identified fourteen operating segments and has one reportable segment named the Regulated segment. The reportable segment is comprised of thirteen operating segments for our water and wastewater regulated utility companies which are organized by the states where we provide these services. These operating segments are aggregated into one reportable segment since each of the Company’s operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. In addition, one operating segment is not quantitatively significant to be reportable and is comprised of the businesses that provide sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.
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
Basis of Presentation - The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the current period presentation.
Recognition of Revenues - Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-regulated revenues are recognized when services are performed and are primarily associated with septage services, and operating and maintenance contracts. The Company’s Regulated segment includes non-regulated revenues that totaled $12,118 in 2010, $12,665 in 2009, and $13,278 in 2008. In addition to the non-regulated revenues included in the Regulated segment operating revenues, the Company has other non-regulated revenues of $11,565 in 2010, $11,634 in 2009, and $11,810 in 2008.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Property, Plant and Equipment and Depreciation - Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant as permitted by the applicable regulatory jurisdiction. At December 31, 2010, utility plant includes a net credit acquisition adjustment of $41,447, which is generally being amortized from 2 to 20 years, except where not permitted or appropriate. Amortization of the acquisition adjustments totaled $3,534 in 2010, $3,250 in 2009, and $4,245 in 2008.
Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the public utility commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with the FASB’s accounting guidance for regulated operations. As of December 31, 2010, $6,493 of costs have been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.
The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred, then these costs are charged to operating expenses when incurred. As of December 31, 2010, $9,871 of costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.
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
Allowance for Funds Used During Construction - The allowance for funds used during construction (“AFUDC”) represents the capitalized cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction or contributions in aid of construction. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2010 was $184, 2009 was $107, and in 2008 was $26. No interest was capitalized by our non-regulated businesses.
Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.
The Company had a book overdraft for certain of its disbursement cash accounts of $8,307 and $15,283 at December 31, 2010 and 2009, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities.

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
Regulatory Assets, Deferred Charges and Other Assets - Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption as the Company has received or expects to receive rate recovery of these costs. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred as a regulatory asset and amortized over the period of rate recovery in accordance with the FASB’s accounting guidance for regulated operations. See Note — 6 Regulatory Assets and Liabilities for further information regarding the Company’s regulatory assets.
Marketable securities are considered “available-for-sale” and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.
Funds Restricted for Construction Activity - The proceeds received from certain financings for construction and capital improvement of utility facilities are held in escrow until the designated expenditures are incurred. These amounts are reported as funds restricted for construction activity and are expected to be released over time as the capital projects are funded.
Goodwill - Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. The Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2010, in conjunction with the timing of our annual strategic business plan, and concluded that the estimated fair value of each reporting unit was substantially in excess of the reporting unit’s respective carrying amounts, indicating that none of the Company’s goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated
	Segment	Other	Consolidated

Balance at December 31, 2008	$36,886	$4,121	$41,007
Goodwill acquired during year	2,073	—	2,073
Reclassifications to utility plant acquisition adjustment	(1,453)	—	(1,453)
Other	1,456	—	1,456

Balance at December 31, 2009	38,962	4,121	43,083

Goodwill acquired during year	432	—	432
Reclassifications to utility plant acquisition adjustment	(1,722)	—	(1,722)
Other	(1,559)	—	(1,559)

Balance at December 31, 2010	$36,113	$4,121	$40,234

The reclassification of goodwill to utility plant acquisition adjustment results from a mechanism approved by the applicable public utility commission. The mechanism provides for the transfer over time, and the recovery through customer rates, of goodwill associated with certain acquisitions upon achieving certain objectives.
Income Taxes - The Company accounts for certain income and expense items in different time periods for financial and tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties. Judgment is required in evaluating the Company’s Federal and state tax positions. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company may establish reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in these challenges. The Company’s provision for income taxes includes interest, penalties and if the need arises reserves for uncertain tax positions.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Customers’ Advances for Construction and Contributions in Aid of Construction - Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties. The value of these contributions is recorded as customers’ advances for construction. Non-cash property, in the form of water mains and wastewater systems, has been received, generally from developers, as advances or contributions of $16,665, $49,957, and $39,564 in 2010, 2009, and 2008, respectively. Over time, the amount of non-cash contributed property will vary based on the timing of the contribution of the non-cash property and the volume of non-cash contributed property received in connection with development in our service territories. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to contributions in aid of construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable.
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
Stock-Based Compensation - The Company records compensation expense in the financial statements for stock-based awards based on the grant date fair value of those awards. Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.
Fair Value Measurements - The Company follows the FASB’s accounting guidance for fair value measurements and disclosures, which defines fair value and establishes a framework for using fair value to measure assets and liabilities. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•	Level 1: unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access;

•	Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted market prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in non-active markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

•	Level 3: inputs that are unobservable and significant to the fair value measurement.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. There have been no changes in the valuation techniques used to measure fair value for the years ended December 31, 2010 and 2009.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Recent Accounting Pronouncements - In June 2009, the FASB issued revised accounting guidance for variable interest entities, which replaces the quantitative approach for determining which reporting entity has a controlling financial interest in a variable interest entity with a qualitative approach that focuses on which reporting entity controls the most significant economic activities of the variable interest entity. The revised guidance is effective January 1, 2010. The Company adopted the revised guidance as required, and the adoption did not have an impact on the Company’s consolidated results of operations or consolidated financial position.
Note 2 — Acquisitions
During 2010, the Company completed 23 acquisitions or other growth ventures in various states. The total purchase price consisted of $8,625 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $778. The pro forma effect of the businesses acquired in 2010 is not material to the Company’s results of operations.
During 2009, the Company completed 18 acquisitions or other growth ventures in various states. The total purchase price of $6,282 for the systems acquired in 2009 consisted of $3,373 in cash, and the issuance of 164,052 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,242 in 2010 and $1,176 in 2009. The pro forma effect of the businesses acquired in 2009 is not material to the Company’s results of operations.
During 2008, the Company completed 9 acquisitions or other growth ventures in various states. The total purchase price of $16,659 for the systems acquired in 2008 consisted of $14,659 in cash, and the issuance of 125,723 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $6,187 in 2010, $5,453 in 2009, and $2,129 in 2008. The pro forma effect of the businesses acquired in 2008 is not material to the Company’s results of operations.
Note 3 — Dispositions
In December 2010, the Company sold a wastewater utility system for net proceeds of $120. The utility system represented less than 0.01% of Aqua America’s total assets.
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
The City of Fort Wayne, Indiana (“the City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries that the Company acquired in connection with the AquaSource acquisition in 2003. The Company challenged whether the City was following the correct legal procedures in connection with the City’s attempted condemnation, but the Indiana Supreme Court, in an opinion issued in June 2007, supported the City’s position. In October 2007, the City’s Board of Public Works approved proceeding with its process to condemn the northern portion of the Company’s utility system at a preliminary price based on the City’s valuation. The Company has filed an appeal with the Allen County Circuit Court challenging the Board of Public Works’ valuation on several bases. In November 2007, the City Council authorized the taking of the northern portion of the Company’s system and the payment of $16,911 based on the City’s valuation of this portion of the system. In January 2008, the Company reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the northern portion of the Company’s system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the northern portion of the system to the City upon receipt of the initial valuation payment. The Indiana Utility Regulatory Commission also reviewed and acknowledged the transfer of the Certificate of Territorial Authority for the northern portion of the system to the City. The proceeds received by the Company are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. The net book value of the assets relinquished has been removed from the consolidated balance sheet and the difference

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
between the net book value and the initial payment received has been deferred and is recorded in other accrued liabilities on the Company’s consolidated balance sheet. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City of Fort Wayne, the amounts deferred will be recognized in the Company’s consolidated income statement. On March 16, 2009, oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether the Company is entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that the Company is not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. The Company disagrees with the Court’s decision and as such on November 11, 2010, requested that the Wells County Indiana Circuit Court certify those issues for an interim appeal. The Wells County Indiana Circuit Court has granted that request and on January 14, 2011, the Company has filed a request with the Indiana Court of Appeals to review the decision of those issues on appeal. The Company continues to evaluate its legal options with respect to this decision. Depending upon the outcome of all of the legal proceeding the Company may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.50% of the Company’s total assets.
Note 4 — Property, Plant and Equipment

	December 31,		Approximate range
	2010	2009	of remaining lives

Utility plant and equipment:
Mains and accessories	$1,884,896	$1,713,955	10 to 97 years
Services, hydrants, treatment plants and reservoirs	1,162,314	1,082,680	5 to 88 years
Operations structures and water tanks	216,342	191,950	13 to 70 years
Miscellaneous pumping and purification equipment	553,351	520,566	5 to 78 years
Meters, data processing, transportation and operating equipment	545,989	505,500	4 to 78 years
Land and other non-depreciable assets	107,430	88,790	—

Utility plant and equipment	4,470,322	4,103,441
Utility construction work in progress	54,228	81,529	—
Net utility plant acquisition adjustment	(41,447)	(49,436)	0 to 20 years
Non-utility plant and equipment	6,550	6,156	0 to 25 years

Total property, plant and equipment	$4,489,653	$4,141,690

Note 5 — Accounts Receivable

	December 31,
	2010	2009

Billed utility revenue	$53,314	$48,869
Unbilled utility revenue	34,490	31,981
Other	3,120	3,554

	90,924	84,404
Less allowance for doubtful accounts	5,043	5,662

Net accounts receivable	$85,881	$78,742

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company’s utility customers are located principally in the following states: 45% in Pennsylvania, 9% in Ohio, 9% in North Carolina, 7% in Texas, 6% in Illinois, 6% in New Jersey, 5% in New York, 4% in Indiana, and 4% in Florida. No single customer accounted for more than one percent of the Company’s operating revenues during the years ended December 31, 2010, 2009, or 2008. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2010	2009	2008

Balance at January 1,	$5,662	$6,356	$5,566
Amounts charged to expense	4,821	5,924	6,811
Accounts written off	(6,475)	(7,832)	(6,953)
Recoveries of accounts written off	1,035	1,214	932

Balance at December 31,	$5,043	$5,662	$6,356

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

	December 31,		December 31,
	2010		2009
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities

Income taxes	$78,203	$—	$76,539	$2,760
Utility plant retirement costs	27,720	14,969	33,403	12,244
Postretirement benefits	93,338	20,477	90,220	12,777
Texas rate filing expense deferral	—	—	5,769	—
Competitive Transition Charge payment	—	—	1,147	—
Water tank painting	4,731	—	4,303	—
Fair value adjustment of long-term debt assumed in acquisition	1,751	236	1,962	311
Rate case filing expenses & other	11,633	239	13,008	720

	$217,376	$35,921	$226,351	$28,812

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
Postretirement benefits include pension and other postretirement benefits. A regulatory asset has been recorded at December 31, 2010 and 2009 for the costs that would otherwise be charged to stockholders’ equity for the underfunded status of the Company’s pension and other postretirement benefit plans. The regulatory asset related to pension costs includes deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required. The regulatory asset related to postretirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company’s rates as prescribed in subsequent rate filings. Amortization of the amount deferred for postretirement benefits other than pensions began in 1994 and is currently being recovered in rates.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The regulatory asset for the Texas rate filing of 2004 results from a multi-year plan to increase annual revenues in phases, and to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period. These costs were amortized over approximately two years, beginning February 1, 2009, in accordance with the final rate order and concluded in 2010.
The regulatory asset associated with the Competitive Transition Charge (“CTC”) payment represents the full payoff in 2001, net of amortization, of the allocable share of a CTC as negotiated by Aqua Pennsylvania, Inc. from an electric distribution company. The Pennsylvania Electricity Generation Customer Choice and Competition Act permitted electric distribution utilities to recover their stranded costs from its customers in the form of a CTC. Rate recovery of the $11,465 CTC payment began in 2000 and concluded in 2010.
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
The regulatory asset related to the costs incurred for information technology software projects and water main cleaning and relining projects are described in Note 1 — Summary of Significant Accounting Policies — Property, Plant and Equipment and Depreciation.
Note 7 — Income Taxes
The provision for income taxes consists of:

	Years Ended December 31,
	2010	2009	2008
Current:
Federal	$(6,980)	$10,193	$8,576
State	12,921	10,398	10,240

	5,941	20,591	18,816

Deferred:
Federal	72,292	45,514	44,017
State	1,861	1,737	1,751

	74,153	47,251	45,768

Total tax expense	$80,094	$67,842	$64,584

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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense are as follows:

	Years Ended December 31,
	2010	2009	2008
Computed Federal tax expense at statutory rate	$71,424	$60,268	$56,876
Increase in tax expense for depreciation expense to be recovered in future rates	213	399	376
Domestic Production Credit	—	(654)	(540)
Stock-based compensation	(43)	408	742
Deduction for Aqua America common dividends paid under employee benefit plan	(374)	(293)	(331)
Amortization of deferred investment tax credits	(341)	(274)	(276)
State income taxes, net of federal tax benefit	9,608	7,889	7,794
Other, net	(393)	99	(57)

Actual income tax expense	$80,094	$67,842	$64,584

The tax effects of temporary differences between book and tax accounting that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2010	2009
Deferred tax assets:
Customers’ advances for construction	$17,210	$16,757
Costs expensed for book not deducted for tax, principally accrued expenses	6,003	3,220
Utility plant acquisition adjustment basis differences	10,542	12,880
Postretirement benefits	30,528	30,391
Tax loss carryfoward	7,418	—
Other	1,704	1,069

Total gross deferred tax assets	73,405	64,317

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	482,339	405,504
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	32,277	30,018
Tax effect of regulatory asset for postretirement benefits	30,528	30,391
Deferred investment tax credit	6,966	6,987

Total gross deferred tax liabilities	552,110	472,900

Net deferred tax liability	$478,705	$408,583

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
At December 31, 2010, the Company recorded a Federal net operating loss (“NOL”) carryfoward of $21,194. The Company believes the Federal NOL carryfoward is more likely than not to be recovered and requires no valuation allowance. The Company’s NOL carryfoward does not begin to expire until 2030.
The Company has analyzed filing positions in its Federal and state jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company believes its income tax filing positions and deductions will be sustained under audit and it believes it does not have significant uncertain tax positions that, in the event of adjustment, will result in a material effect on its results of operations or financial position. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2010, the Company’s Federal income tax returns for all years through 2006 have been closed. The Federal income tax returns for tax years 2007 and 2008 have been settled through examination. Tax years 2009 and 2010 remain open to examination.
Note 8 — Taxes Other than Income Taxes
The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2010	2009	2008

Property	$27,314	$23,952	$23,634
Capital Stock	3,458	2,989	3,052
Gross receipts, excise and franchise	10,121	8,899	7,600
Payroll	6,889	6,906	6,386
Other	5,185	5,335	4,077

Total taxes other than income	$52,967	$48,081	$44,749

Note 9 — Commitments and Contingencies
Commitments — The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are as follows:

2011	2012	2013	2014	2015	Thereafter
$2,900	$2,106	$1,488	$895	$387	$297
The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2011 and 2052 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, an average of $646 of annual lease payments for land is due, and the aggregate of the years remaining approximates $16,596. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of:

2011	2012	2013	2014	2015	Thereafter
$494	$494	$494	$488	$460	$4,062
The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2015 are expected to average $11,104 and the aggregate of the years remaining approximates $47,827.
The Company has entered into purchase obligations, in the ordinary course of business, that include agreements for water treatment processes at certain of its wells in a small number of its divisions. The 20 year term agreement provides for the use of treatment equipment and media used in the treatment process and are subject to adjustment based on changes in the Consumer Price Index. The future contractual cash obligation related to these agreements is: $850 in 2011, $868 in 2012, $888 in 2013, $907 in 2014, $928 in 2015 and $14,162 thereafter. In addition as of December 31, 2010, the estimated capital expenditures required under a legal and binding long-term contract is approximately $3,500 in 2014.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Rent expense under operating leases, purchased water expense, and water treatment expenses under these agreements were as follows:

	Years Ended December 31,
	2010	2009	2008

Operating lease expense	$4,371	$4,287	$4,493
Purchased water under long-term agreements	13,754	13,037	11,710
Water treatment expense under contractual agreement	777	691	458
Contingencies — The Company is routinely involved in various disputes, claims, lawsuits and other regulatory and legal matters, including both asserted and unasserted legal claims, in the ordinary course of business. The status of each such matter, referred to herein as a loss contingency, is reviewed and assessed in accordance with applicable accounting rules regarding the nature of the matter, the likelihood that a loss will be incurred, and the amounts involved. As of December 31, 2010, the aggregate amount of $12,567 is accrued for loss contingencies and is reported in the Company’s consolidated balance sheet as other accrued liabilities and other liabilities. These accruals represent management’s best estimate of probable loss (as defined in the accounting guidance) for loss contingencies or the low end of a range of losses if no single probable loss can be estimated. For some loss contingencies, the Company is unable to estimate the amount of the probable loss or range of probable losses. While the final outcome of these loss contingencies cannot be predicted with certainty, and unfavorable outcomes could negatively impact the Company, at this time in the opinion of management, the final resolution of these matters are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows. Further, Aqua America has insurance coverage for certain of these loss contingencies, and as of December 31, 2010, estimates that approximately $2,733 of the amount accrued for these matters are probable of recovery through insurance, which amount is also reported in the Company’s consolidated balance sheet as deferred charges and other assets, net. The Company is involved in the following condemnation proceedings and legal matters, as described below and in the following notes:
•	Note 16 — Water and Wastewater Rates — Discussion of the conclusion of the rate proceeding involving the Company’s subsidiaries in Texas.

•	Note 3 — Dispositions — Discussion of the Company’s challenge to the valuation of the northern portion of its Fort Wayne, Indiana utility system that was turned over to the City of Fort Wayne, Indiana in February 2008.

•	In 2009, a lawsuit was filed by two homeowner’s associations comprised of approximately 180 homes located next to a wastewater plant owned by one of the Company’s subsidiaries in Indiana claiming that the subsidiary breached an agreement that was allegedly entered into with the subsidiary’s prior management, before our acquisition of the company in 2003, to cease the majority of operations at the wastewater plant and to remove most of the facilities at the plant site. In 2010, the parties in this dispute entered into a settlement agreement, which included the payment of $2,600 to the homeowners’ associations, certain conditions for future plant improvements, which should not materially interfere with the operation of the plant, and transferred a parcel of land to the homeowners’ associations for which the Company received a $50 credit to the settlement amount. This matter was not covered by any of the Company’s insurance policies.

•	In 2006, a lawsuit was filed by two occupants of a house abutting a wastewater treatment plant facility owned by the Company’s subsidiary in Florida. The lawsuit, as amended, alleges the plaintiffs sustained bodily injury and property damage due to the design, operation and maintenance of the plant. In January 2011, a trial was held which resulted in the dismissal of the count for strict liability and jury verdicts in favor of the Company on the remaining counts. The plaintiffs have filed a motion requesting a new trial. In the third quarter of 2008, approximately thirty-five additional plaintiffs, associated with approximately eight other nearby homes, and represented by the same counsel as the original plaintiffs, filed a separate lawsuit making similar allegations against our Florida subsidiary with respect to the operation of the facility. No trial date has been set for this matter, but some of the plaintiffs testified in the trial of the other matter. The Company continues to assess these matters and any potential losses, which based on the outcome of the litigation may or may not be covered by the Company’s insurance coverage. At this time, the Company believes that the estimated amount of any potential losses would not be material to the Company’s consolidated results of operations or consolidated financial condition.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
•	In 2010, one of the Company’s subsidiaries acquired in 2008, received from the United States Environmental Protection Agency and the United States Department of Justice a proposed penalty related to sanitary sewer overflows of $364. The Company’s subsidiary has contested the appropriateness of calculating the proposed penalty based on sanitary sewer violations occurring prior to the acquisition of the subsidiary and the amount of the proposed penalty. The Company intends to seek indemnification from the seller for this matter.

•	In 2010 one of the Company’s subsidiaries received a notice of violation from the Pennsylvania Department of Environmental Protection (DEP) containing a proposed penalty of $120. The notice of violation resulted from the subsidiary’s commencement of construction of a water tank prior to receipt of a construction permit from DEP. The Company’s subsidiary is contesting the amount of the proposed penalty and working with DEP to reach an amicable resolution.
Although the results of legal proceedings cannot be predicted with certainty, there are no other pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its properties is the subject that are material or are expected to have a material effect on the Company’s financial position, results of operations or cash flows.
Note 10 — Long-term Debt and Loans Payable
Long-term Debt — The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2010 and 2009. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2010, approximately $504,000 of Aqua Pennsylvania’s retained earnings of approximately $524,000 and approximately $133,000 of the retained earnings of approximately $144,000 of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.
Sinking fund payments are required by the terms of certain issues of long-term debt. Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2011	2012	2013	2014	2015	Thereafter
0.00% to 0.99%	$340	$340	$338	$342	$339	$4,933
1.00% to 1.99%	2,152	1,907	1,889	1,697	1,607	13,506
2.00% to 2.99%	923	861	880	913	930	8,954
3.00% to 3.99%	1,839	1,920	1,987	2,057	2,134	16,611
4.00% to 4.99%	212	223	21,830	27,240	247	511,102
5.00% to 5.99%	448	31,461	482	51,588	44,044	543,772
6.00% to 6.99%	15,000	—	—	—	12,000	51,232
7.00% to 7.99%	1,030	1,341	351	379	409	26,645
8.00% to 8.99%	222	325	349	376	405	32,583
9.00% to 9.99%	6,247	1,260	6,287	1,100	1,100	28,700
10.00% to 10.99%	—	—	—	—	—	6,000

Total	$28,413	$39,638	$34,393	$85,692	$63,215	$1,244,038

In November 2010, Aqua Pennsylvania, Inc. issued $141,385 of tax-exempt bonds, secured by a supplement to its first mortgage indenture, of which $25,910 is due in 2033, $19,270 in 2034, $15,000 in 2042, and $81,205 in 2043 with interest rates of 5.00%, 5.05%, 4.75%, and 4.60%, respectively. The proceeds will be used to refinance existing debt, and are restricted to funding certain capital projects during the period 2010 through 2013. In June 2010, the Company issued $70,000 of senior unsecured notes, of which $15,000 is due in 2021, $20,000 in 2024, and $35,000 in 2028 with interest rates of 4.62%, 4.83%, and 5.22%, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
In December 2009, the Company issued $50,000 of unsecured notes at an interest rate of 4.72% due in 2019. In November 2009, Aqua Pennsylvania, Inc. issued $74,685 of tax-exempt bonds, secured by a supplement to its first mortgage indenture, which are due in 2040 with interest rates of 4.88% and 4.90%. The proceeds are restricted to funding certain capital projects during the period 2009 through 2012. In July 2009, Aqua Pennsylvania, Inc. issued $58,000 of tax-exempt bonds, secured by a supplement to its first mortgage indenture, which are due in 2039 with an interest rate of 5.23%. The proceeds are restricted to funding certain capital projects during the period 2009 through 2012. As of December 31, 2010, the trustees for seven issues held $135,086 pending construction of the projects to be financed with the issues and are reported in the consolidated balance sheet as funds restricted for construction activity.
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
The weighted average cost of long-term debt at December 31, 2010 and 2009 was 5.14% and 5.25%, respectively. The weighted average cost of fixed rate long-term debt at December 31, 2010 and 2009 was 5.36% and 5.49%, respectively.
The Company has a five-year $95,000 unsecured revolving credit facility with four banks that expires in May 2012. Included within this facility is a swing-line commitment of $15,000 that is used to fund bank overdraft positions. Except for swing-line borrowings, funds borrowed under this agreement are classified as long-term debt and are used to provide working capital. As of December 31, 2010, the Company has the following sublimits and available capacity under the credit facility: $20,000 letter of credit sublimit, $2,399 of letters of credit available capacity, $0 borrowed under the swing-line commitment, and $65,000 of funds borrowed under the agreement. Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. A facility fee is charged on the total commitment amount of the agreement. Under this facility the average cost of borrowings was 0.51% and 0.56%, and the average borrowing was $64,581 and $67,296, during 2010 and 2009, respectively.
Loans Payable — In November 2010, Aqua Pennsylvania entered into a $100,000 364-day unsecured revolving credit facility with three banks, which replaced Aqua Pennsylvania’s, prior $70,000 364-day unsecured revolving credit facility with two banks. The funds borrowed under these respective agreements are classified as loans payable and used to provide working capital. As of December 31, 2010 and 2009, funds borrowed under the respective Aqua Pennsylvania revolving credit agreements were $58,277 and $15,000. Interest under these facilities is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. These agreements restrict short-term borrowings of Aqua Pennsylvania. A commitment fee of 0.25% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under these facilities was 1.44% and 1.20%, and the average borrowing was $37,539 and $56,389, during 2010 and 2009, respectively. The maximum amount outstanding at the end of any one month was $65,676 and $67,639 in 2010 and 2009, respectively.
At December 31, 2010 and 2009, the Company had other combined short-term lines of credit of $67,000, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2010 and 2009, funds borrowed under the short-term lines of credit were $31,391 and $12,487, respectively. The average borrowing under the lines was $25,884 and $25,062 during 2010 and 2009, respectively. The maximum amount outstanding at the end of any one month was $32,431 and $34,078 in 2010 and 2009. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2010 and 2009 was 1.84% and 1.61%, respectively.
Interest Income — Interest income of $1,290, $1,149, and $2,310 was netted against interest expense on the consolidated statements of income for the years ended December 31, 2010, 2009, and 2008, respectively. The total interest cost was $76,942, $69,756, and $70,882 in 2010, 2009, and 2008, including amounts capitalized of $5,062, $2,871, and $3,674, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Note 11 — Fair Value of Financial Instruments
The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2010	2009

Carrying amount	$1,560,389	$1,446,134
Estimated fair value	1,483,173	1,315,954
The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company’s customers’ advances for construction and related tax deposits have a carrying value of $66,966 and $76,913 at December 31, 2010 and 2009, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2025 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.
Note 12 — Stockholders’ Equity
At December 31, 2010, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding and treasury shares held were as follows:

	December 31,
	2010	2009	2008

Shares outstanding	137,775,567	136,486,339	135,369,509
Treasury shares	673,472	662,410	683,958
At December 31, 2010, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.
The Company maintains a universal shelf registration with the Securities and Exchange Commission to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminate prices.
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
The Company has a shelf registration statement filed with the Securities and Exchange Commission to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2009, 164,052 shares of common stock totaling $2,909 were issued by the Company to acquire a water system. During 2008, the Company issued 125,723 shares of common stock totaling $2,000 to acquire a wastewater system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2010 is 1,904,487 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.
The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2010, 2009, and 2008, under the dividend reinvestment portion of the Plan, 670,538, 695,544, and 585,206 original issue shares of common stock were sold providing the Company with proceeds of $11,966, $11,337, and $10,435, respectively.
The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2010, 548,278 shares remain available for repurchase.
The Company’s accumulated other comprehensive income is reported in the stockholders’ equity section of the consolidated balance sheets, the consolidated statements of equity and the related other comprehensive income is reported in the consolidated statements of income and comprehensive income. The Company reports its unrealized gains on investments as other comprehensive income and accumulated other comprehensive income. The Company recorded a regulatory asset for its underfunded status of its pension and postretirement benefit plans that would otherwise be charged to other comprehensive income, as it anticipates recovery of its costs through customer rates.
Note 13 — Net Income per Common Share and Equity per Common Share
Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share is based on the weighted average number of common shares outstanding and potentially dilutive shares. The dilutive effect of employee stock options is included in the computation of diluted net income per share. The dilutive effect of stock options is calculated using the treasury stock method and expected proceeds upon exercise of the stock options. The following table summarizes the shares, in thousands, used in computing basic and diluted net income per share:

	Years ended December 31,
	2010	2009	2008
Average common shares outstanding during the period for basic computation	136,948	135,816	134,302
Effect of dilutive securities:
Employee stock options	348	313	403

Average common shares outstanding during the period for diluted computation	137,296	136,129	134,705

For the years ended December 31, 2010, 2009, and 2008, employee stock options to purchase 2,024,151, 2,694,837, and 2,179,414 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Equity per common share was $8.52 and $8.12 at December 31, 2010 and 2009, respectively. These amounts were computed by dividing Aqua America stockholders’ equity by the number of shares of common stock outstanding at the end of each year.
Note 14 — Employee Stock and Incentive Plan
Under the Company’s 2009 Omnibus Equity Compensation Plan (the “2009 Plan”), as approved by the Company’s shareholders to replace the 2004 Equity Compensation Plan (the “2004 Plan”), stock options, stock units, stock awards, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted to employees, non-employee directors, and consultants and advisors. The 2009 Plan authorizes 5,000,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2009 Plan may be issued as restricted stock and the maximum number of shares that may be subject to grants under the Plan to any one individual in any one year is 200,000. Awards under the 2009 Plan are made by a committee of the Board of Directors. At December 31, 2010, 4,324,907 shares underlying stock option and restricted stock awards were still available for grant under the 2009 Plan. No further grants may be made under the 2004 plan.
Stock Options — The following table provides compensation costs for share-based compensation:

	Years ended December 31,
	2010	2009	2008
Share-based compensation within operations and maintenance expense	$2,064	$2,531	$2,997
Income tax benefit	766	483	323
Capitalized compensation costs within property plant and equipment	—	74	391
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
Options under the plans were issued at the closing market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The fair value of each option is amortized into compensation expense on a straight-line basis over their respective 36 month vesting period, net of estimated forfeitures. The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model, which relies on assumptions that require management’s judgment. The following table provides the assumptions used in the pricing model for grants and the resulting grant date fair value of stock options granted in the periods reported:

	Years ended December 31,
	2010	2009	2008

Expected term (years)	6.0	5.3	5.2
Risk-free interest rate	2.8%	2.2%	3.0%
Expected volatility	26.7%	31.3%	23.7%
Dividend yield	3.3%	3.0%	2.2%
Grant date fair value per option	$3.49	$4.37	$4.12
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The following table summarizes stock option transactions for the year ended December 31, 2010:

		Weighted	Weighted
		Average	Average	Aggregate
		Exercise	Remaining	Intrinsic
	Shares	Price	Life (years)	Value
Options:
Outstanding, beginning of year	3,895,329	$19.17
Granted	459,837	17.14
Forfeited	(15,943)	18.95
Expired	(65,330)	23.82
Exercised	(434,696)	13.06

Outstanding, end of year	3,839,197	$19.54	5.7	$14,774

Exercisable, end of year	2,826,099	$19.95	4.7	$10,659

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the closing market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2010	2009	2008
Intrinsic value of options exercised	$2,700	$1,393	$1,497
Fair value of options vested	2,373	2,266	3,651
The following table summarizes information about the options outstanding and options exercisable as of December 31, 2010:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
	Shares	Life (years)	Price	Shares	Price
Range of prices:
$10.00 - 12.99	412,744	1.7	$12.32	412,744	$12.32
$13.00 - 16.99	440,774	3.1	15.75	440,774	15.75
$17.00 - 19.99	1,519,586	7.1	18.26	685,684	18.54
$20.00 - 22.99	524,177	7.2	20.18	344,981	20.18
$23.00 - 27.99	495,283	6.2	23.26	495,283	23.26
$28.00 - 29.99	446,633	5.3	29.46	446,633	29.46

	3,839,197	5.7	$19.54	2,826,099	$19.95

As of December 31, 2010, there was $2,063 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plans. The cost is expected to be recognized over a weighted average period of 1.0 years.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Restricted Stock — Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. Restricted stock awards result in compensation expense which is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The Company expects forfeitures of restricted stock to be de minimis. During the years ended December 31, 2010, 2009, and 2008, the company recorded stock-based compensation related to restricted stock awards as operations and maintenance expense in the amounts of $1,967, $1,072, and $873, respectively. The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2010:

	Number	Weighted
	of	Average
	Shares	Fair Value
Nonvested shares at beginning of period	102,918	$19.73
Granted	197,288	17.19
Vested	(64,587)	19.66
Forfeited	(2,232)	17.23

Nonvested shares at end of period	233,387	$17.62

The following table summarizes the value of restricted stock awards at the date the restrictions lapsed:

	Years ended December 31,
	2010	2009	2008

Intrinsic value of restricted stock awards vested	$1,147	$746	$768
Fair value of restricted stock awards vested	1,270	887	901
As of December 31, 2010, $2,504 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted average period of 1.1 years. The aggregate intrinsic value of restricted stock as of December 31, 2010 was $5,247. The aggregate intrinsic value of restricted stock is based on the number of shares of restricted stock and the market value of the Company’s common stock as of the period end date.
Note 15 — Pension Plans and Other Postretirement Benefits
The Company maintains qualified, defined benefit pension plans that cover a substantial portion of its full-time employees who were hired prior to April 1, 2003. Retirement benefits under the plans are generally based on the employee’s total years of service and compensation during the last five years of employment. The Company’s policy is to fund the plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations over time. To offset certain limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Supplemental Pension Benefit Plan for Salaried Employees in order to prevent certain employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for certain current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow. Employees hired after April 1, 2003 may participate in a defined contribution plan that provides a Company matching contribution on amounts contributed by participants and an annual profit-sharing contribution based upon a percentage of the eligible participants’ compensation.
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

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

		Other
	Pension	Postretirement
	Benefits	Benefits
Years:
2011	$9,659	$1,521
2012	10,399	1,622
2013	11,098	1,739
2014	12,055	1,977
2015	12,866	2,160
2016 - 2020	76,100	13,469
The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Change in benefit obligation:
Benefit obligation at January 1,	$217,837	$204,713	$41,477	$37,012
Service cost	4,527	4,349	1,130	1,080
Interest cost	12,857	12,524	2,442	2,288
Actuarial loss	10,927	6,415	3,595	1,885
Plan participants’ contributions	—	—	173	164
Benefits paid	(12,145)	(11,642)	(1,045)	(952)
Plan amendments	630	—	—	—
Settlements	258	1,478	—	—

Benefit obligation at December 31,	234,891	217,837	47,772	41,477

Change in plan assets:
Fair value of plan assets at January 1,	138,599	112,177	26,524	24,054
Actual return on plan assets	19,565	21,014	2,652	1,825
Employer contributions	13,132	17,050	1,351	1,421
Benefits paid	(12,145)	(11,642)	(854)	(776)

Fair value of plan assets at December 31,	159,151	138,599	29,673	26,524

Funded status of plan:
Net amount recognized at December 31,	$75,740	$79,238	$18,099	$14,953

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company’s pension plans had an accumulated benefit obligation of $205,727 and $190,579 at December 31, 2010 and 2009, respectively. The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

			Other
	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009

Current liability	$(242)	$(203)	$—	$—
Noncurrent liability	(75,498)	(79,035)	(18,099)	(14,953)

Net liability recognized	$(75,740)	$(79,238)	$(18,099)	$(14,953)

At December 31, 2010 and 2009, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2010	2009

Projected benefit obligation	$234,891	$217,837
Fair value of plan assets	159,151	138,599

	Accumulated Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2010	2009

Accumulated benefit obligation	$205,727	$190,579
Fair value of plan assets	159,151	138,599
The following table provides the components of net periodic benefit costs for the years ended December 31,:

				Other
	Pension Benefits			Postretirement Benefits
	2010	2009	2008	2010	2009	2008

Service cost	$4,527	$4,349	$4,478	$1,130	$1,080	$1,076
Interest cost	12,857	12,524	12,253	2,442	2,288	2,167
Expected return on plan assets	(11,258)	(9,316)	(12,099)	(1,869)	(1,688)	(1,728)
Amortization of transition obligation (asset)	—	(182)	(209)	104	104	104
Amortization of prior service cost	189	151	260	(268)	(279)	(281)
Amortization of actuarial loss	4,408	5,152	173	619	587	177
Amortization of regulatory asset	—	—	—	137	137	137
Settlement loss	929	586	—	—	—	—
Capitalized costs	(3,416)	(2,721)	(2,569)	(508)	(363)	(508)

Net periodic benefit cost	$8,236	$10,543	$2,287	$1,787	$1,866	$1,144

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The Company records the underfunded status of its pension and other postretirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates. The Company’s pension and other postretirement benefit plans were underfunded at December 31, 2010 and 2009. Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet. Due to the Company’s regulatory treatment, the recognition of the funded status is recorded as a regulatory asset pursuant to the FASB’s accounting guidance for regulated operations.
The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

			Other
	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009

Net actuarial loss	$59,718	$62,178	$13,317	$11,123
Prior service cost (credit)	954	512	(1,229)	(1,497)
Transition obligation (asset)	—	—	208	311

Total recognized in regulatory assets	$60,672	$62,690	$12,296	$9,937

The estimated net actuarial loss, prior service cost and transition asset for the Company’s pension plans that will be amortized in 2011 from the regulatory assets into net periodic benefit cost are $3,873, $198, and $0, respectively. The estimated net actuarial loss, prior service credit and transition obligation for the Company’s other postretirement benefit plans that will be amortized in 2011 from regulatory assets into net periodic benefit cost are $681, $268, and $104, respectively.
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

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The significant assumptions related to the Company’s pension and other postretirement benefit plans are as follows:

			Other
	Pension Benefits		Postretirement Benefits
	2010	2009	2010	2009
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	5.75%	5.91%	5.75%	5.91%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0%	4.0%
Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	9.0%	8.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2019	2016
Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	5.91%	6.11%	5.91%	6.11%
Expected return on plan assets	8.0%	8.0%	5.33-8.0%	5.33-8.0%
Rate of compensation increase	4.0 - 4.5%	4.0 - 4.5%	4.0%	4.0%
Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	8.0%	7.5%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2016	2014
n/a — Assumption is not applicable to pension benefits.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
Assumed health-care trend rates have a significant effect on the expense and liabilities for other postretirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease
Effect on the health-care component of the accrued other postretirement benefit obligation	$3,135	$(2,970)

Effect on aggregate service and interest cost components of net periodic postretirement health-care benefit cost	$257	$(245)

The Company’s discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50 million in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2010 pension expense by $730 and the pension liabilities by $7,625.
The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2010 pension expense by $350. For 2010, the Company used an 8.0% expected return on assets assumption and will lower this assumption to 7.75% for the calculation of pension expense for 2011. This change was made to reflect the Company’s expectation of long-term market returns given the Company’s view of capital market conditions, as well as the lower interest rate environment that is currently being experienced. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.
The Company’s pension plan asset allocation and the target allocation by asset class are as follows:

	2011	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2010	2009
Asset Class:
Equity securities	50 to 75%	70%	61%
Debt securities	25 to 50%	24%	27%
Cash	0%	6%	11%
Other	0%	0%	1%

Total	100%	100%	100%

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The fair value of the Company’s pension plans’ assets at December 31, 2010 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Equity securities (a)
Common stocks	$100,913	$100,913	$—	$—
Mutual funds	10,746	10,746	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	12,807	—	12,807	—
Corporate and foreign bonds	11,171	—	11,171	—
Mutual funds	14,045	14,045	—	—
Cash (c)	9,469	—	9,469	—

Total pension assets	$159,151	$125,704	$33,447	$—

The fair value of the Company’s pension plans’ assets at December 31, 2009 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Equity securities (a)
Common stocks	$75,519	$75,519	$—	$—
Mutual funds	9,295	9,295	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	14,567	—	14,567	—
Corporate and foreign bonds	10,997	—	10,997	—
Mutual funds	11,361	11,361	—	—
Common / collective trust	344	—	344	—
Cash (c)	15,245	—	15,245	—
Other (d)	1,271	—	—	1,271

Total pension assets	$138,599	$96,175	$41,153	$1,271

(a)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.

(b)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices for the mutual fund. Investment in the common /collective trust was valued using the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment manager.

(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

(d)	Other was comprised of a hedge fund investment, which was valued using the estimated fair value as determined by the fair value presented in the managed hedge fund’s annual financial statements.
Equity securities include Aqua America, Inc. common stock in the amounts of $10,496 or 6.6% and $7,911 or 5.7% of total pension plans’ assets as of December 31, 2010 and 2009, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The changes in the fair value for the pension assets valued using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 was due to the following:

	2010	2009
Balance at January 1,	$1,271	$1,157
Actual return on plan assets:
Relating to assets still held at the reporting date	—	114
Relating to assets sold during the period	7	—
Purchases, sales, and settlements	(1,278)	—
Transfers to / from level 3	—	—

Balance at December 31,	$—	$1,271

The asset allocation for the Company’s other postretirement benefit plans and the target allocation by asset class are as follows:

	2011	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2010	2009
Asset Class:
Equity securities	50 to 75%	60%	32%
Debt securities	25 to 50%	33%	5%
Cash	0%	7%	63%

Total	100%	100%	100%

The fair value of the Company’s other postretirement benefit plans’ assets at December 31, 2010 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Equity securities (a)
Common stocks	$11,424	$11,424	$—	$—
Mutual funds	6,320	6,320	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	4,751	—	4,751	—
Corporate and foreign bonds	3,972	—	3,972	—
Mutual funds	1,100	1,100	—	—
Cash (c)	2,106	—	2,106	—

Total other postretirement assets	$29,673	$18,844	$10,829	$—

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The fair value of the Company’s other postretirement benefit plans’ assets at December 31, 2009 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Equity securities (a)
Common stocks	$8,413	$8,413	$—	$—
Debt securities (b)
Corporate and foreign bonds	1,248	—	1,248	—
Cash (c)	16,863	—	16,863	—

Total other postretirement assets	$26,524	$8,413	$18,111	$—

(a)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.

(b)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices for the mutual fund.

(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.
Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2011 our pension contribution is expected to be approximately $17,216. The Company’s funding of its PBOP cost during 2011 is expected to approximate $2,012.
The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are initially invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to certain limitations. Participants may diversify their Company matching account balances into other investments offered under the 401(k) savings plans. The Company’s matching contribution, recorded as compensation expense, was $1,560, $1,572, and $1,449, for the years ended December 31, 2010, 2009, and 2008, respectively.
Note 16 — Water and Wastewater Rates
On June 17, 2010, the Pennsylvania Public Utility Commission (“PAPUC”) granted the Company’s operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $23,600, on an annualized basis. The rates in effect at the time of the filing included $24,256 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $47,856 since the last base rate increase and the DSIC was reset to zero.
On July 31, 2008, the PAPUC granted the Company’s operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $34,428, on an annualized basis. The rates in effect at the time of the filing included $14,269 in Distribution System Improvement Charges (“DSIC”) or 5% above prior base rates. Consequently, the total base rates increased by $48,697 since the last base rate increase and the DSIC was reset to zero.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
On September 23, 2008, the Texas Commission on Environmental Quality (“TCEQ”) issued its final ruling with a unanimous decision approving the rate application that was filed in 2004 by the Company’s operating subsidiary in Texas to increase rates, on an annualized basis, by $11,920 over a multi-year period beginning in 2004. The application sought to increase annual revenues in phases and was accompanied by a plan to defer and amortize a portion of the Company’s depreciation, operating and other tax expense over a similar multi-year period, such that the impact on operating income approximated the requested amount during the first years that the new rates were in effect. The Company commenced billing for the requested rates and implemented the deferral plan in 2004. As a result of the final order in 2008, the regulatory asset for the deferred operating costs and rate case expenses was set at $13,697. As of February 1, 2009, recovery of the regulatory assets for the deferred operating costs and rate case expenses began through two surcharge mechanisms and the surcharge billings were completed in December 2010. The final order had been appealed to the TCEQ by two parties, and the TCEQ exercised its legal authority to take no action within the required period, therefore, affirming the TCEQ’s approval decision. Thereafter, the appealing parties filed suit against the TCEQ in an effort to appeal the order. On April 15, 2010, a hearing on the appeal of the TCEQ’s approval decision was held in the Travis County Texas District Court, which resulted in the TCEQ’s final order being upheld by the District Court Judge. The Travis County District Court Judge’s ruling is no longer subject to appeal.
The Company’s operating subsidiaries, excluding the Pennsylvania water awards discussed above, were allowed annual rate increases of $20,997 in 2010, $16,130 in 2009, and $18,310 in 2008, represented by fourteen, eight, and twenty-two rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $8,341, $11,723, and $7,531 in 2010, 2009, and 2008, respectively.
Six states in which the Company operates permit water utilities, and in two states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, New York, Indiana, and Missouri allow for the use of infrastructure rehabilitation surcharges. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2010, 2009, and 2008 of $14,207, $16,901, and $11,771, respectively.
Note 17 — Segment Information
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
One operating segment is included within the other category below. This segment is not quantitatively significant and is comprised of the Company’s businesses that provide sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services. In addition to this segment, other is comprised of other business activities not included in the reportable segment, including corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.

AQUA AMERICA, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (continued)
(In thousands of dollars, except per share amounts)
The following table presents information about the Company’s reportable segment:

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2010			December 31, 2009
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated

Operating revenues	$714,507	$11,565	$726,072	$658,905	$11,634	$670,539
Operations and maintenance expense	269,699	10,263	279,962	260,587	9,473	270,060
Depreciation	109,400	(1,339)	108,061	104,592	(1,591)	103,001
Operating income	271,033	1,043	272,076	237,054	405	237,459
Interest expense, net of AFUDC	66,777	3,813	70,590	65,342	394	65,736
Income tax	80,650	(556)	80,094	67,886	(44)	67,842
Net income (loss) attributable to common shareholders	124,050	(75)	123,975	104,272	81	104,353
Capital expenditures	326,218	408	326,626	282,240	1,344	283,584
Total assets	3,991,493	80,973	4,072,466	3,676,954	72,908	3,749,862
Goodwill	36,113	4,121	40,234	38,962	4,121	43,083

	As of or For the Year Ended
	December 31, 2008
	Regulated	Other and Eliminations	Consolidated

Operating revenues	$615,162	$11,810	$626,972
Operations and maintenance expense	251,799	10,323	262,122
Depreciation	90,426	(1,641)	88,785
Operating income	223,941	1,860	225,801
Interest expense, net of AFUDC	62,880	2,018	64,898
Income tax	64,663	(79)	64,584
Net income attributable to common shareholders	97,645	273	97,918
Capital expenditures	267,335	83	267,418
Total assets	3,413,836	72,503	3,486,339
Goodwill	36,886	4,121	41,007

Selected Quarterly Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(In thousands of dollars, except per share amounts)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2010
Operating revenues	$160,517	$178,444	$207,797	$179,314	$726,072
Operations and maintenance expense	67,601	69,310	72,968	70,083	279,962
Operating income	50,684	66,075	89,587	65,730	272,076
Net income attributable to common shareholders	21,511	29,855	43,751	28,858	123,975
Basic net income per common share	0.16	0.22	0.32	0.21	0.91
Diluted net income per common share	0.16	0.22	0.32	0.20	0.90
Dividend paid per common share	0.145	0.145	0.145	0.155	0.590
Dividend declared per common share	0.145	0.145	0.300	—	0.590
Price range of common stock
- high	17.88	18.73	20.99	22.97	22.97
- low	16.45	16.52	17.38	20.20	16.45

2009
Operating revenues	$154,487	$167,333	$180,826	$167,893	$670,539
Operations and maintenance expense	66,989	68,549	68,488	66,034	270,060
Operating income	46,766	58,864	71,455	60,374	237,459
Net income attributable to common shareholders	18,371	25,853	33,470	26,659	104,353
Basic net income per common share	0.14	0.19	0.25	0.20	0.77
Diluted net income per common share	0.14	0.19	0.25	0.20	0.77
Dividend paid per common share	0.135	0.135	0.135	0.145	0.550
Dividend declared per common share	0.135	0.135	0.280	—	0.550
Price range of common stock
- high	21.50	20.37	18.34	17.89	21.50
- low	16.59	16.12	16.50	15.39	15.39
High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividend paid in December 2010 of $0.155 was declared in August 2010, and the cash dividend paid in December 2009 of $0.145 was declared in August 2009.

Summary of Selected Financial Data (Unaudited)	Aqua America, Inc. and Subsidiaries
(in thousands of dollars, except per share amounts)

Years ended December 31,	2010	2009	2008	2007	2006
PER COMMON SHARE:
Net income
Basic	$0.91	$0.77	$0.73	$0.72	$0.70
Diluted	0.90	0.77	0.73	0.71	0.70
Cash dividends declared and paid	0.59	0.55	0.51	0.48	0.44
Return on average Aqua America stockholders’ equity	10.9%	9.6%	9.6%	10.0%	10.6%
Book value at year end	$8.52	$8.12	$7.82	$7.32	$6.96
Market value at year end	22.48	17.51	20.59	21.20	22.78
INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$726,072	$670,539	$626,972	$602,499	$533,491
Depreciation and amortization	121,067	114,939	94,300	88,011	75,041
Interest expense, net (a)	75,652	65,736	64,898	63,968	54,491
Income before income taxes	204,069	172,195	162,502	155,542	152,250
Provision for income taxes	80,094	67,842	64,584	60,528	60,246
Net income attributable to common shareholders	123,975	104,353	97,918	95,014	92,004
BALANCE SHEET HIGHLIGHTS:
Total assets	$4,072,466	$3,749,862	$3,486,339	$3,216,136	$2,867,853
Property, plant and equipment, net	3,469,258	3,214,559	2,985,777	2,782,018	2,495,945
Aqua America stockholders’ equity	1,174,254	1,108,904	1,058,446	976,298	921,630
Long-term debt, including current portion	1,560,389	1,446,134	1,255,401	1,238,980	982,815
Total debt	1,650,057	1,473,621	1,335,990	1,295,898	1,101,965
ADDITIONAL INFORMATION:
Net cash flows from operating activities	$263,842	$258,590	$221,506	$194,168	$170,726
Capital additions	326,626	283,584	267,418	238,140	271,706
Net cash expended for acquisitions of utility systems and other	8,625	3,373	14,659	51,226	11,848
Dividends on common stock	80,907	74,729	68,504	63,763	58,023
Number of utility customers served (b) (c)	962,970	953,437	945,540	949,378	926,823
Number of shareholders of common stock	27,274	27,984	28,565	28,286	28,348
Common shares outstanding (000)	137,776	136,486	135,370	133,400	132,326
Employees (full-time)	1,632	1,632	1,638	1,585	1,540

(a)	Net of allowance for funds used during construction and interest income.

(b)	2006 includes 44,792 customers associated with the New York Water Service Corporation acquisition which closed on January 1, 2007. The operating results of this acquisition have been reported in our consolidated financial statements beginning January 1, 2007.

(c)	2008 was impacted by the loss of 22,519 utility customers associated with two utility systems disposed of.