Form 10-K, Exhibit 13
period 2011-12-31
AQUA AMERICA INC
filed 2012-02-27
CIK 78128

Exhibit 13.1

SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS

FOR THE YEAR ENDED DECEMBER 31, 2011

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(In thousands of dollars, except per share amounts)

FORWARD-LOOKING STATEMENTS

This report by Aqua America, Inc. (“Aqua America,” “we” or “us”) contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors, that may be outside our control and that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements where statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential,” “in the event” or the negative of such terms or similar expressions. Forward-looking statements in this report, include, but are not limited to, statements regarding:

•	recovery of capital expenditures and expenses in rates;

•	projected capital expenditures and related financing requirements;

•	the availability and cost of capital financing;

•	dividend payment projections;

•	future financing plans;

•	future pension contributions;

•	the impact of changes in income tax laws regarding tax-basis depreciation on capital additions;

•	opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;

•	acquisition-related costs and synergies;

•	the capacity of our water supplies, water facilities and wastewater facilities;

•	the impact of geographic diversity on our exposure to unusual weather;

•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage;

•	the availability and cost of key production necessities, including power, chemicals and purchased water or wastewater services;

•	the availability of qualified personnel;

•	the return performance of our defined benefit pension plan assets;

•	general economic conditions; and

•	the impact of accounting pronouncements and income taxation policies.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;

•	changes in government laws regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;

•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;

•	our ability to file rate cases on a timely basis to minimize regulatory lag;

•	changes in environmental conditions, including those that result in water use restrictions;

•	abnormal weather conditions, including the effects of climate change;

•	changes in, or unanticipated, capital requirements;

•	changes in our credit rating or the market price of our common stock;

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	the extent to which we are able to develop and market new and improved services;

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements or the expansion of our operations;

•	changes in accounting pronouncements;

•	civil disturbance or terroristic threats or acts; and

•	litigation and claims.

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

OVERVIEW

The Company

Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be approximately 3.0 million people in Pennsylvania, Texas, North Carolina, Ohio, Illinois, New Jersey, New York, Florida, Indiana, Virginia, Maine, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 56% of our operating revenues for 2011 and, as of December 31, 2011, provided water or wastewater services to approximately one-half of the total number of people we serve located in the suburban areas in counties north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. Our other subsidiaries provide similar services in 11 other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories, as well as sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services.

In July 2011, we entered into a definitive agreement to sell our operations in Maine, which served approximately 16,000 customers, to Connecticut Water Service, Inc. The sale of our operations in Maine closed on January 1, 2012, concluding our regulated operations in Maine. Also, in July 2011, we entered into a definitive agreement to purchase all of American Water Works Company, Inc.’s water and wastewater operations in Ohio (the “Ohio acquisition”), which serve approximately 57,000 customers, and to simultaneously sell our water operations in New York, which serve approximately 51,000 customers. This transaction is conditioned, among other things, on the receipt of regulatory approvals, and is expected to close in the first half of 2012. In February 2012, the Public Utilities Commission of Ohio approved the Company’s purchase in Ohio. The completion of this transaction will conclude our regulated operations in New York. The operating results, cash flows, and financial position of our Maine and New York subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations.

In December 2010, we entered into definitive agreements to purchase all of American Water Works Company, Inc.’s water and wastewater operations in Texas, which serve approximately 5,300 customers, and to sell our regulated water and wastewater operations in Missouri, which served approximately 3,900 customers. The sale of our utility operations in Missouri closed in May 2011, concluding our regulated utility operations in Missouri, and in June 2011, we completed the acquisition of American Water Works Company, Inc.’s regulated operations in Texas.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, Inc., formerly known as Philadelphia Suburban Water Company. In the early 1990s, we embarked on a growth through acquisition strategy focused on water and wastewater operations. Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of AquaSource, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition of New York Water Service Corporation in 2007. Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry and has extended our regulated operations from southeastern Pennsylvania to include our current operations in 11 other states.

In 2010 and 2011, consistent with our strategy to focus our resources on states where we have critical mass to improve our economies of scale, we exited or signed agreements to exit operations in four states: South Carolina, Missouri, Maine, and New York. In related transactions, with respect to the sale of our Missouri operations, and with respect to the planned sale of our New York operations, we acquired additional utility systems (and customers) in Texas and have agreed to acquire additional utility systems (and customers) in Ohio.

In 2011, one of our subsidiaries entered into a joint venture with a third-party investor for the construction and operation of a private pipeline system to supply fresh water to certain natural gas well drilling operations in Pennsylvania. The initial segment is anticipated to be operational in the first half of 2012 and marks an expansion of our growth venture in serving the clean water needs of drillers in the shale oil and gas drilling industry.

Industry Mission

The mission of the investor-owned water utility industry is to provide quality and reliable water service at reasonable rates to customers, while earning a fair return for shareholders. A number of challenges face the industry, including:

•	strict environmental, health and safety standards;

•	aging utility infrastructure and the need for substantial capital investment;

•	economic regulation by state, and/or, in some cases, local government;

•	declining consumption per customer as a result of conservation; and

•	the impact of weather and drought conditions on water sales demand.

Economic Regulation

Most of our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The regulatory commissions also establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems, loans and other financings, and the franchise areas that we serve. The policies of the regulatory commissions often differ from state to state, and may change over time. A small number of our operations are subject to rate regulation by county or city government. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. We may consider in evaluating which states to focus our growth and investment strategy whether those states provide for consolidated rates and infrastructure rehabilitation surcharge mechanisms, which promote efficiency in processing rate cases.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Rate Case Management Capability – We strive to achieve the industry’s mission by effective planning and efficient use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants, information technology systems, and other infrastructure. This capital investment represents our assets used and useful in providing utility service, and is commonly referred to as rate base. Timely, adequate rate relief is important to our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Accordingly, the objective of our rate case management strategy is to provide that the rates of our utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, maintenance expenses and insurance and claims costs), capital, taxes, energy, materials and compliance with environmental regulations. In pursuing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in the capital structure and changes in operating and other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions or local regulatory authorities. In general, as a regulated enterprise, our water and wastewater rates are established to provide full recovery of utility operating costs, taxes, interest on debt used to finance capital investments and a return on equity used to finance capital investments. Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business determines the profitability of the Company.

Our water and wastewater operations are composed of 106 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division. When feasible and beneficial to our utility customers, we will seek approval from the applicable state regulatory commission to consolidate rate divisions to achieve a more even distribution of costs over a larger customer base. Eight of the states in which we operate permit some form of consolidated rates for the rate divisions in that state, and two states currently permit us to fully consolidate rate filings statewide. Our Aqua Pennsylvania subsidiary is currently in an active rate proceeding proposing an aggregate annualized rate increase of $38,600. In addition, we currently have eleven active rate proceedings in six of our twelve states proposing an aggregate annualized rate increase of $30,148.

Revenue Surcharges – Five states in which we operate water utilities, and two states in which we operate wastewater utilities, permit us to add a surcharge to water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, certain states permit our subsidiaries to use a surcharge or credit on their bills to reflect certain allowable changes in costs, such as changes in state tax rates, other taxes and purchased water costs, until such time as these changes in costs are fully incorporated in base rates.

Effects of Inflation – Recovery of the effects of inflation through higher water and wastewater rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. Even during periods of moderate inflation, as has been experienced in 2011, 2010, and 2009, the effects of inflation on our operating results are noticeable. Two states allow annual inflationary index filings to help offset the effects of inflation on our operating costs.

Growth-Through-Acquisition Strategy

Part of our strategy to meet the industry challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas, and to explore acquiring non-regulated businesses that are complementary to our regulated water and wastewater operations. To complement our growth strategy, we

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

routinely evaluate the operating performance of our individual utility systems, and in instances where limited customer-growth opportunities exist or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable, we will seek to sell the utility system and reinvest the proceeds in other utility systems. Consistent with this strategy, we are focusing our acquisitions and resources in states where we have critical mass of operations in an effort to achieve economies of scale and increased efficiency. Our growth-through-acquisition strategy allows us to operate more efficiently by sharing operating expenses over more utility customers and provides new locations for possible future growth. The ability to successfully execute this strategy and meet the industry challenges is largely due to our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.

In June 2011, we completed our acquisition of approximately fifty-one water and five wastewater systems in Texas serving approximately 5,300 customers. In addition to our Texas acquisition, during 2011, we completed 8 acquisitions and other growth ventures, which along with the organic growth in our existing systems represent 3,962 new customers. During 2010, we completed 23 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represent 9,931 new customers. During 2009, we completed 18 acquisitions and other growth ventures which, along with the organic growth in our existing systems, represent 8,458 new customers.

In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation. In February 2008, through a condemnation proceeding, we turned over the northern portion of our Fort Wayne, Indiana system representing 10,921 customers. In 2010 and 2011, consistent with our strategy to evaluate our individual utility systems, we exited or signed agreements to exit operations in four states: South Carolina, Missouri, Maine, and New York. In related transactions, with respect to the sale of our Missouri operations, and with respect to the planned sale of our New York operations, we acquired additional utility systems (and customers) in Texas and have agreed to acquire additional utility systems (and customers) in Ohio. In December 2010 we sold our utility systems in South Carolina, in May 2011 we sold our Missouri utility systems, and in January 2012 we sold our Maine utility systems. In addition to the dispositions mentioned above, pursuant to our plan to evaluate and dispose of underperforming utility systems, we sold the following utility systems: in 2011 we sold three utility systems representing 2,179 customers, in 2009 we sold two utility systems representing 561 customers, in 2008 we sold two utility systems representing 11,598 customers, and in 2007 we sold three utility systems representing 1,350 customers.

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

Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (EPA) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2008, there are approximately 15,000 such facilities in the nation serving approximately 74% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 8,600 wastewater facilities in operation or planned in the 12 states where we operate.

Because of the fragmented nature of the water and wastewater utility industries, we believe that there are many potential water and wastewater system acquisition candidates throughout the United States. We believe the factors driving the consolidation of these systems are:

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

•	the benefits of economies of scale;

•	the increasing cost and complexity of environmental regulations;

•	the need for substantial capital investment;

•	the need for technological and managerial expertise;

•	limited access to cost-effective financing; and

•	the monetizing of public assets to support the financial condition of municipalities.

We are actively exploring opportunities to expand our water and wastewater utility operations through acquisitions or otherwise. We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater systems of all sizes that provide services in areas near our existing service territories or in new service areas. It is our intention to focus on growth opportunities in states where we have critical mass, which allows us to improve economies of scale through spreading our fixed costs over more customers – this cost efficiency should enable us to lessen the degree of future rate increases. We continue to explore opportunities for the acquisition of non-regulated water and wastewater service businesses that are located near our existing markets, to grow our existing revenue base. We are also seeking other potential business opportunities, including growth opportunities provided by the shale oil and gas drilling industry with a current focus on serving the clean water needs of drillers.

Sendout

“Sendout” represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly in our northern service territories during the late spring and summer months when discretionary and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues are realized in the second and third quarters. In general during this period, an extended period of hot and dry weather increases water consumption, while above-average rainfall and cool weather decreases water consumption. Conservation efforts, construction codes that require the use of low-flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can reduce water consumption. We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may result in a long-term structural trend of decline in water usage per customer. These gradual long-term changes are normally taken into account by the regulatory commissions in setting rates, whereas significant short-term changes in water usage, resulting from drought warnings, water use restrictions, or extreme weather conditions, may not be fully reflected in the rates we charge between rate proceedings.

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

The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory. During the year ended December 31, 2011, our operating revenues were derived principally from the following states: 56% in Pennsylvania, 9% in Texas, 7% in Ohio, 7% in Illinois, and 6% in North Carolina.

Performance Measures Considered by Management

We consider the following financial measures (and the period to period changes in these financial measures) to be the fundamental basis by which we evaluate our operating results: earnings per share, operating revenues, income from continuing operations, net income attributable to common shareholders and the

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

dividend rate on common stock. In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment: our number of utility customers, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio” or “efficiency ratio”); return on revenues (income from continuing operations divided by operating revenues); and return on equity (net income attributable to common shareholders divided by Aqua America stockholders’ equity). We review these measurements regularly and compare them to historical periods, to our operating budget as approved by the Aqua America, Inc. Board of Directors, and to other publicly-traded water utilities.

Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness of our regulated operations. During the past five years, our operating expense ratio has been affected by a number of factors, including the following:

•

Regulatory lag – Our rate filings are designed to provide for the recovery of increases in costs of operations, capital, and taxes. The revenue portion of the efficiency ratio can be impacted by the timeliness of rate relief and recovery of and on capital investments. The efficiency ratio is further influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates), or decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in customer water consumption as impacted by adverse weather conditions or conservation trends. In addition, the efficiency ratio is impacted by the timing of the recovery in rates of our capital investments, and the return earned on those capital investments.

•

Acquisitions – In general, acquisitions of smaller undercapitalized utility systems in certain areas may initially increase our operating expense ratio if the operating revenues generated by these operations are accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company that are more densely populated and have integrated operations. In these cases, the acquired operations are characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of the Aqua America operations, which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. We operate subsidiary companies that provide on-site septic tank pumping and sludge hauling services. The cost-structure of these businesses differs from our utility companies in that, although they generate free cash flow, these businesses have a much higher ratio of operations and maintenance expenses to operating revenues and a lower capital investment and, consequently, a lower ratio of fixed capital costs versus operating revenues in contrast to our regulated operations. As a result, the ratio of operating income compared to operating revenues is not comparable between the businesses. The non-regulated wastewater and septage service business is not a component of our Regulated segment.

We continue to evaluate initiatives to help control operating costs and improve efficiencies.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Selected Financial and Operating Statistics

Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2011 (a)	2010	2009 (b)	2008 (c)	2007 (d)
Utility customers:
Residential water	808,136	804,704	796,926	791,929	796,591
Commercial water	39,725	39,272	38,781	38,334	37,330
Industrial water	1,257	1,415	1,270	1,299	1,317
Other water	16,792	16,262	17,191	16,466	16,509
Wastewater	100,226	101,317	99,269	97,512	97,631

	966,136	962,970	953,437	945,540	949,378
Less discontinued operations	66,498	66,509	66,270	66,360	66,198

Total utility customers—continuing operations	899,638	896,461	887,167	879,180	883,180

Operating revenues:
Residential water	$448,831	$431,178	$392,054	$374,572	$360,542
Commercial water	111,210	105,294	94,149	90,062	85,553
Industrial water	22,406	21,550	19,437	19,873	19,548
Other water	72,497	70,428	70,374	58,504	58,274
Wastewater	75,352	73,939	70,226	58,873	52,891
Other utility	11,874	12,118	12,665	13,278	12,935

	742,170	714,507	658,905	615,162	589,743
Less discontinued operations	42,726	42,634	37,247	37,071	36,029

Regulated segment total	699,444	671,873	621,658	578,091	553,714
Other	12,512	11,565	11,634	11,810	12,756

Consolidated	$711,956	$683,438	$633,292	$589,901	$566,470

Operations and maintenance expense	$270,516	$264,647	$254,335	$246,484	$238,891

Income from continuing operations	$144,762	$118,197	$100,150	$93,568	$89,887

Net income attributable to common shareholders	$143,069	$123,975	$104,353	$97,918	$95,014

Capital expenditures	$330,585	$316,385	$273,159	$259,946	$232,410

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	38.0%	38.7%	40.2%	41.8%	42.2%
Depreciation and amortization	15.7%	17.0%	17.5%	15.4%	14.9%
Taxes other than income taxes	6.1%	6.2%	6.2%	6.2%	6.6%
Interest expense, net	10.9%	10.7%	10.5%	11.2%	11.3%
Income from continuing operations	20.3%	17.3%	15.8%	15.9%	15.9%

Return on average Aqua America stockholders’ equity	11.8%	10.9%	9.6%	9.6%	10.0%

Effective tax rate	32.9%	39.2%	39.3%	39.8%	38.9%

(a)	Net income attributable to common shareholders includes the gain of $3,035 ($5,058 pre-tax) realized on the sale of utility systems. The gain is reported in the 2011 consolidated statement of income as a reduction to operations and maintenance expense.

(b)	Net income attributable to common shareholders includes the gain of $605 ($1,009 pre-tax) realized on the sale of a utility system. The gain is reported in the 2009 consolidated statement of income as a reduction to operations and maintenance expense.

(c)	2008 utility customers were impacted by the loss of 22,519 utility customers associated with the utility systems disposed of. Net income includes the gain of $2,427 ($4,118 pre-tax) realized on the sale of a utility system. The gain is reported in the 2008 consolidated statement of income as a reduction to operations and maintenance expense.

(d)	Net income attributable to common shareholders includes the gain of $657 ($1,095 pre-tax) realized on the sale of a utility system. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

RESULTS OF OPERATIONS

Our income from continuing operations has grown at an annual compound rate of approximately 9.8% during the five-year period ended December 31, 2011. During the past five years, operating revenues grew at a compound rate of 6.3% and total expenses, exclusive of income taxes, grew at a compound rate of 5.8%.

Operating Segments

We have identified thirteen operating segments and we have one reportable segment based on the following:

•

Twelve segments are composed of our water and wastewater regulated utility operations in the twelve states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution and/or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment.

•

One segment is not quantitatively significant to be reportable and is composed of the businesses that provide sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.

Unless specifically noted, the following discussion and analysis provides information on our consolidated results of continuing operations. The following table provides the Regulated segment and consolidated information for the years ended December 31, 2011, 2010, and 2009:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2011			2010
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated

Operating revenues	$699,592	$12,364	$711,956	$672,020	$11,418	$683,438
Operations and maintenance expense	258,236	12,280	270,516	253,005	11,642	264,647
Taxes other than income taxes	41,916	1,772	43,688	40,827	1,495	42,322

Earnings (losses) before interest, taxes,depreciation and amortization	$399,440	$(1,688)	397,752	$378,188	$(1,719)	376,469

Depreciation and amortization			111,942			116,122

Operating income			285,810			260,347
Interest expense, net of AFUDC			70,606			68,528
Gain on sale of other assets			(649)			(2,547)
Provision for income taxes			71,091			76,169

Income from continuing operations			144,762			118,197
(Loss) income from discontinued operations,net of income taxes of $10,913 and $3,925, respectively			(1,693)			5,778

Net income			$143,069			$123,975

	2009
	Regulated	Other and Eliminations	Consolidated

Operating revenues	$621,808	$11,484	$633,292
Operations and maintenance expense	243,724	10,611	254,335
Taxes other than income taxes	36,183	3,383	39,566

Earnings (losses) before interest, taxes, depreciation and amortization	$341,901	$(2,510)	339,391

Depreciation and amortization			111,111

Operating income			228,280
Interest expense, net of AFUDC			63,720
Gain on sale of other assets			(464)
Provision for income taxes			64,874

Income from continuing operations			100,150
Income from discontinued operations net of income taxes of $2,968			4,203

Net income			$104,353

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Non-Generally Accepted Accounting Principle (“GAAP”) Financial Measures

In addition to reporting “income from continuing operations”, a U.S. GAAP financial measure, we are presenting below “income from continuing operations before net state income tax benefit associated with 100% bonus depreciation” and “income from continuing operations per common share before net state income tax benefit associated with 100% bonus depreciation”, which are considered non-GAAP financial measures. The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance excluding the expected one year only (2011) net state income tax benefit associated with 100% bonus depreciation to be more indicative of the Company’s ongoing performance, and is more comparable to measures reported by other water companies not primarily doing business in Pennsylvania. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results and to assess the underlying profitability of our core business. As currently enacted, 100% bonus depreciation is in effect for qualifying capital additions placed in service from September 8, 2010 through December 31, 2011.

	Year Ended December 31,
	2011	2010

Income from continuing operations (GAAP financial measure)	$144,762	$118,197
Less: Net state income tax benefit associated with 100% bonus depreciation	14,800	—

Income from continuing operations before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure)	$129,962	$118,197

Income from continuing operations per common share (GAAP financial measure):
Basic	$1.05	$0.86
Diluted	$1.04	$0.86

Income from continuing operations per common share before net state income tax benefit associated with 100% bonus depreciation (Non-GAAP financial measure):
Basic	$0.94	$0.86
Diluted	$0.94	$0.86

Average common shares outstanding:
Basic	138,182	136,948

Diluted	138,689	137,296

Consolidated Results

Operating Revenues – The growth in revenues over the past three years is a result of increases in water and wastewater rates and in our customer base. Rate increases implemented during the past three years have provided additional operating revenues of approximately $40,407 in 2011, $33,331 in 2010, and $55,066 in 2009. Negatively impacting our revenue growth in 2011 was a decrease in customer water consumption largely due to unfavorable weather conditions in many of our service territories during the third quarter of 2011, as well as an increase in water conservation awareness by our customers. Positively impacting our revenue growth in 2010 was an increase in customer water consumption as compared to 2009, which is largely due to favorable weather conditions in many of our service territories during 2010 that increased water usage. Further impacting the consumption comparison is the unfavorable weather conditions experienced in 2009 in our service territories that reduced water usage in 2009. The number of customers increased at an annual compound rate of 0.7% over the past three years. If adjusted for the utility system dispositions over the past three years, the annual compound customer growth rate would have been 0.9%. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $3,960 in 2011, $2,614 in 2010, and $4,637 in 2009.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

On November 17, 2011 our operating subsidiary in Pennsylvania filed an application with the Pennsylvania Public Utility Commission (“PAPUC”) designed to increase water rates by $38,600 or 9.40% on an annual basis. The Company anticipates a final order to be issued by August 2012. The amount of the final rate increase cannot be predicted at this time.

On June 17, 2010, the PAPUC granted the Company’s operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $23,600, on an annualized basis. The rates in effect at the time of the filing included $24,256 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $47,856 since the last base rate increase, and the DSIC was reset to zero.

In October 2010, the Company’s operating subsidiary in Texas began to bill interim rates for one of its divisions in accordance with authorization from the Texas Commission on Environmental Quality (“TCEQ”). The additional revenue billed and collected prior to the TCEQ’s final ruling is subject to refund based on the outcome of the rate case. The rate case is expected to conclude with the issuance of an order in the second quarter of 2012. However, based on the Company’s review of the rate proceeding during the third quarter of 2011, a revenue reserve was removed and additional operating revenues of $3,098 were recognized. As of December 31, 2011, to date we have recognized $7,735 of revenue that is subject to refund based on the outcome of the final commission order. Based on the Company’s review of the present circumstances, a reserve is not considered necessary for the revenue recognized to date.

Our operating subsidiaries, excluding the Pennsylvania water award discussed above, received rate increases representing estimated annualized revenues of $6,311 in 2011 resulting from twelve rate decisions, $15,055 in 2010 resulting from twelve rate decisions, and $15,595 in 2009 resulting from six rate decisions. Revenues from these increases realized in the year of grant were approximately $3,312 in 2011, $4,261 in 2010, and $11,366 in 2009. As of December 31, 2011, excluding our Pennsylvania operating subsidiary, our operating subsidiaries currently have filed eleven rate requests, which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $30,148 in annual revenues. During 2012, we intend to file seven additional rate requests proposing an aggregate of approximately $3,085 of increased annual revenues; the timing and extent to which our rate increase requests may be granted will vary by state.

Currently, Pennsylvania, Illinois, Ohio, New York, and Indiana allow for the use of infrastructure rehabilitation surcharges, and in New Jersey, regulators are proposing creating a rulemaking to implement an infrastructure rehabilitation surcharge in 2012. In Pennsylvania, this mechanism is referred to as a DSIC. The rate increases under these surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. Infrastructure rehabilitation surcharges are capped as a percentage of base rates, generally at 5% to 9% of base rates, and are reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $15,937 in 2011, $14,043 in 2010, and $16,448 in 2009.

Our Regulated segment also includes certain non-regulated operating revenues of $10,906 in 2011, $11,262 in 2010, and $11,841 in 2009. These operating revenues are associated with contract operations that are integral to the regulated utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.

In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with non-regulated wastewater, sludge hauling, septage and grease services, backflow prevention services, operating and maintenance contracts, and certain other non-regulated water and wastewater services of $12,512 in 2011, $11,565 in 2010, and $11,634 in 2009.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Operations and Maintenance Expenses – Operations and maintenance expenses totaled $270,516 in 2011, $264,647 in 2010, and $254,335 in 2009. Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance and claims costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price changes. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture, resulting in additional costs to repair the affected main.

Operations and maintenance expenses increased by $5,869 or 2.2%, primarily due to increased water production costs of $3,697, increases in operating costs associated with acquired utility systems and other growth ventures of $2,893, an increase in post-retirement benefits expenses of $1,971, increases in fuel costs for our service vehicles of $1,064, and normal increases in other operating costs. Offsetting these increases were the gains on the sales of our utility systems recognized during 2011 of $5,058, the effect of the write-off in 2010 of previously deferred regulatory expenses of $2,210, decreased insurance expense of $2,090, and reduced expenses of $1,462 associated with the disposition of utility systems. The increase in water production costs is primarily due to an increase in the cost of purchased water. In the consolidated statement of income for 2011, the gain on sale of utility system is reported as a component of operations and maintenance expense.

Operations and maintenance expenses increased in 2010 as compared to 2009 by $10,312 or 4.1%, primarily due to the write-off of previously deferred regulatory expenses of $2,210, increases in operating costs associated with acquisitions of $1,690, the absence of the June 2009 gain on sale of a utility system of $1,009, which had the effect of reducing operations and maintenance expense in 2009, a write-off of capitalized costs of $715, increases in fuel costs for our service vehicles of $678, and normal increases in other operating costs. Offsetting these increases was a decrease in bad debt expense of $1,024. In the consolidated statement of income for 2009, the gain on sale of utility system is reported as a component of operations and maintenance expense.

Depreciation and Amortization Expenses – Depreciation expense was $106,671 in 2011, $104,307 in 2010, and $99,424 in 2009, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and our acquisitions of new utility systems.

Amortization expense was $5,271 in 2011, $11,815 in 2010, and $11,687 in 2009, and has decreased primarily due to the amortization recognized in 2010 of $6,739 resulting from the completion of the recovery through a surcharge of our costs associated with our rate filing in Texas and the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes – Taxes other than income taxes totaled $43,688 in 2011, $42,322 in 2010, and $39,566 in 2009. The increase in 2011 is primarily due to an increase in other taxes of $942 largely due to an increase in taxes assessed resulting from the pumping of ground water in Texas. The increase in 2010 is primarily due to an increase in gross receipts, excise and franchise taxes of $1,222 attributed to an increase in 2010 revenue, an increase in other taxes of $969 largely due to an increase in taxes assessed resulting from the pumping of ground water in Texas, and an increase in capital stock taxes for our operating subsidiary in Pennsylvania of $469.

Interest Expense, net – Net interest expense was $77,802 in 2011, $73,391 in 2010, and $66,343 in 2009. Interest income of $759 in 2011, $1,290 in 2010, and $1,148 in 2009 was netted against interest expense. Net interest expense increased in 2011 primarily due to the full-year impact of $141,385 in tax exempt bonds issued in November 2010 by Aqua Pennsylvania. Net interest expense increased in 2010 primarily due to additional borrowings to finance capital projects and acquisitions. The increase in 2010 was offset partially by the effects of decreased interest rates on long-term debt. Interest income decreased in 2011 due to lower investment rates and lower balances on the proceeds from the issuance of tax-exempt bonds held by trustees

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

pending the draw-down for projects financed with the issuances. Interest income increased slightly in 2010 as a result of higher balances on the proceeds from the issuance of tax-exempt bonds held by trustees pending the draw-down for projects financed with the issuances. The interest income earned on the proceeds from the issuance of tax-exempt bonds is capitalized through our allowance for funds used during construction, a reduction to net interest expense. The weighted average cost of long-term debt was 5.16% at December 31, 2011, 5.13% at December 31, 2010, and 5.24% at December 31, 2009.

Allowance for Funds Used During Construction – The allowance for funds used during construction (AFUDC) was $7,196 in 2011, $4,863 in 2010, and $2,623 in 2009, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, changes in the AFUDC rate which is based predominantly on short-term interest rates, and changes in the average balance of the proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects. The increase in 2011 and 2010 is due to an increase in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects.

Gain on Sale of Other Assets – Gain on sale of other assets totaled $649 in 2011, $2,547 in 2010, and $464 in 2009, and consisted of gains on properties and marketable securities sales. Gain on sale of properties totaled $291 in 2011, $440 in 2010, and $464 in 2009. Gain on sale of marketable securities totaled $358 in 2011, $2,107 in 2010, and $0 in 2009. The gain realized on the following sales of utility systems was reported in the consolidated statement of income as a component of the line titled operations and maintenance expense: 2011 gains on sales of $5,058, and a 2009 gain on sale of $1,009.

Income Taxes – Our effective income tax rate was 32.9% in 2011, 39.2% in 2010, and 39.3% in 2009. The decrease in the effective tax rate for 2011 was primarily due to the recognition in 2011 of the net state income tax benefit of $14,800 associated with 100% bonus depreciation for qualifying capital additions. The decrease in the effective tax rate for 2010 was primarily due to an increase in the tax deduction claimed for depreciable assets for one of our operating subsidiaries.

Summary – Operating income was $285,810 in 2011, $260,347 in 2010, and $228,280 in 2009, income from continuing operations was $144,762 in 2011, $118,197 in 2010, and $100,150 in 2009, income or (loss) from discontinued operations was $(1,693) in 2011, $5,778 in 2010, and $4,203 in 2009, and net income attributable to common shareholders was $143,069 in 2011, $123,975 in 2010, and $104,353 in 2009.

Diluted income from continuing operations per share was $1.04 in 2011, $0.86 in 2010, and $0.74 in 2009, diluted (loss) or income from discontinued operations per share was $(0.01) in 2011, $0.04 in 2010, and $0.03 in 2009, and diluted net income per share was $1.03 in 2011, $0.90 in 2010, and $0.77 in 2009. 2011 income from continuing operations per common share adjusted to exclude the net state income tax benefit associated with 100% bonus depreciation, a non-GAAP financial measure, would have been $0.94 per diluted share or increased by $0.08, as compared to 2010.

The changes in the per share income from continuing operations in 2011 and 2010 over the previous years were due to the aforementioned changes and impacted by a 1.0% increase in the average number of common shares outstanding during 2011 and a 0.9% increase in the average number of common shares outstanding during 2010. The increase in the number of shares outstanding in 2011 is primarily a result of the additional shares sold or issued through our dividend reinvestment plan and equity compensation plan. The increase in the number of shares outstanding in 2010 is primarily a result of the additional shares sold or issued through our dividend reinvestment plan, equity compensation plan, employee stock purchase plan, and the full-year impact in 2010 of the additional shares issued in August 2009 in connection with an acquisition.

Income from discontinued operations for 2011 decreased by $7,471 or $0.05 per diluted share, in comparison to 2010 primarily as a result of the income tax expense recognized in 2011 of $7,253 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its discontinued operations, and an estimated loss on disposition recognized in 2011 of $1,254 primarily due to the cessation of depreciation for our New York operations. Income from discontinued operations for 2010 increased by $1,575 or $0.01 per diluted share, in comparison to 2009 primarily as a result of rate increases implemented in our New York and Maine operating subsidiaries.

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

Fourth Quarter Results – The following table provides our fourth quarter results:

	Three Months Ended December 31,
	2011	2010

Operating revenues	$172,700	$168,435

Operations and maintenance	69,981	66,464
Depreciation	26,713	26,672
Amortization	936	2,571
Taxes other than income taxes	10,562	10,161

	108,192	105,868

Operating income	64,508	62,567
Interest expense, net	19,345	18,973
Allowance for funds used during construction	(1,486)	(968)
Gain on sale of other assets	(174)	(253)

Income before income taxes	46,823	44,815
Provision for income taxes	14,818	17,491

Income from continuing operations	32,005	27,324
Income from discontinued operations,net of income taxes of $952 and $1,049	2,000	1,534

Net income	$34,005	$28,858

The increase in operating revenues was a result of additional revenues of $5,048 from an increase in water and wastewater rates implemented in various operating subsidiaries, an increase in infrastructure rehabilitation surcharge revenue and other surcharges and credits of $2,874, and additional wastewater and water revenues of $1,330 associated with a larger customer base due to acquisitions, offset by a decrease in customer water consumption largely due to unfavorable weather conditions in many of our service territories during the fourth quarter of 2011, as well as an increase in water conservation awareness by our customers. The higher operations and maintenance expense is due primarily to $1,121 of additional operating costs associated with acquisitions, an increase in water production costs of $674, and normal increases in other operating expenses. Amortization expense decreased primarily due to the additional expense recognized in the fourth quarter of 2010 of $1,680 resulting from the recovery of our costs associated with a completed rate filing in Texas. The increase in other taxes is primarily due to increases in property taxes of $225. Interest expense increased by $372 primarily due to additional borrowings to finance capital projects, offset partially by decreased interest rates on fixed-rate long-term debt. Allowance for funds used during construction increased by $518 primarily due to an increase in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects. Gain on sale of other assets decreased by $79 principally due to the timing of sales of land and other property. Our effective income tax rate was 31.6% in the fourth quarter of 2011, and 39.0% in the fourth quarter of 2010. The effective income tax rate decreased as a result of the recognition in 2011 of the net state income tax benefit of $3,607 associated with 100% bonus depreciation for qualifying capital additions. Income from discontinued operations increased by $466 primarily due to the cessation of depreciation for the long-lived assets associated with our discontinued operations of $1,065.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

FINANCIAL CONDITION

Consolidated Cash Flow and Capital Expenditures

Net operating cash flows from continuing operations, dividends paid on common stock, capital expenditures used in continuing operations, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for our continuing operations for the five years ended December 31, 2011 were as follows:

	Net Operating Cash Flows	Common Dividends	Capital Expenditures	Acquisitions

2007	$183,678	$63,763	$232,410	$24,562
2008	214,950	68,504	259,646	14,659
2009	252,542	74,729	273,159	3,373
2010	253,443	80,907	316,385	8,625
2011	357,621	87,133	330,585	8,515

	$1,262,234	$375,036	$1,412,185	$59,734

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, and water meters. During this five-year period, we received $31,031 of customer advances and contributions in aid of construction to finance new water mains and related facilities that are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $260,958, and have refunded $25,242 of customer advances for construction. Common dividends increased during the past five years as a result of annual increases in the common dividends declared and paid and increases in the number of shares outstanding during the period.

Our planned 2012 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to continue at similar levels as 2011. The 2012 capital program is expected to include $127,639 for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation that qualifies for infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we would re-evaluate the magnitude of this portion our capital program. Our 2012 capital program, along with $80,765 of sinking fund obligations and debt maturities, and $166,455 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been or is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity, and the issuance of long-term debt.

Future utility construction in the period 2013 through 2016, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $1,104,000. We anticipate that less than one-half of these expenditures will require external financing with debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans. We expect to refinance $219,941 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt, internally-generated funds, and our revolving credit facilities. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

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

The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Tax Relief Act”) was enacted on December 17, 2010 and provided for an extension of 50 percent bonus depreciation for qualifying capital additions through 2012 and a 100 percent expensing allowance for qualifying capital additions placed in service after September 8, 2010 through 2011. A substantial portion of our capital expenditures qualifies for 50 percent bonus depreciation or the 100 percent expensing allowance. As a result of the Tax Relief Act, the Company’s Federal income tax payments were eliminated for tax year 2011 and our net operating cash flows were favorably impacted. In addition, we received a Federal income tax refund in the amount of $33,600 in October 2011 relating to our 2010 tax return. In the first quarter of 2011, one of our state tax jurisdictions announced that it would recognize the 100% expensing allowance beginning after September 8, 2010 and in 2011. As a result of this guidance and the flow-through treatment afforded by that state’s regulatory commission, the net state tax benefit reduced our state income tax expense in 2011 by $14,800, reduced our effective income tax rate, and increased our earnings by $0.107 per share. During periods when bonus depreciation or 100% expensing allowances are in effect, we expect the following impacts:

•	Federal income tax payments may be significantly reduced or eliminated, and our net operating cash flows are expected to be favorably impacted.

•	A larger portion of our capital needs may be funded from internally-generated funds, which may reduce the need to issue additional debt or equity to fund utility capital expenditures.

•	An increase in deferred taxes due to the difference between tax and book expenses, including depreciation.

•

In general, our water base rate increases seek to recover, and to earn a return on, capital investments that we make for improving or replacing our utility plant and infrastructure. During periods when bonus depreciation or 100% expensing is permitted, the increased or new deferred taxes could cause the rate of growth in our rate base, on which we earn a return in rate proceedings, to be lower than previously experienced. As a result, the amount of rate increases may be decreased in the future.

•	We may generate federal net operating loss carry forwards of a significant amount, for which we would need to assess the likelihood of realization in future years.

•

In the event a state tax jurisdiction elects to recognize the Federal bonus depreciation or 100% expensing allowances, and the state regulatory commission affords flow-through recognition treatment, our state income tax expense would be reduced by the amount of the associated net state tax benefit, and our effective income tax rate would also be reduced.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Acquisitions

As part of the Company’s growth-through-acquisition strategy, in July 2011, the Company entered into a definitive agreement with American Water Works Company, Inc. (“American Water”) to purchase all of the stock of the subsidiary that holds American Water’s regulated water and wastewater operations in Ohio for cash of approximately $88,000 at closing plus certain assumed liabilities, including debt of approximately $16,000. American Water’s Ohio operations serve approximately 57,000 customers. The purchase price is subject to certain adjustments at closing, and closing is conditioned upon the closing of the Company’s sale of its regulated water operations in New York to American Water, and is subject to applicable regulatory approvals. In February 2012, the Public Utilities Commission of Ohio approved the Company’s purchase in Ohio. The transaction will be accounted for as a business combination and is expected to close in the first half of 2012. The Ohio acquisition will be financed primarily from the proceeds from the January 1, 2012 sale of our Maine subsidiary, the planned sale of our New York subsidiary, and by the issuance of long-term and/or short-term debt. During the past five years, we have expended cash of $59,734 and issued 289,775 shares of common stock, valued at $4,909 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, as well as certain investments in the shale oil and gas drilling industry. We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition dates. In June 2011, the Company completed its acquisition of approximately fifty-one water and five wastewater systems in Texas serving approximately 5,300 customers. The total purchase price consisted of $6,245 in cash. The Company’s acquisition in Texas was accretive to the Company’s results of operations, however, the pro forma effect of the business acquired is not material to the Company’s results of operations. In addition to our Texas acquisition, during 2011, we completed eight acquisitions of water and wastewater utility systems for $2,270 in cash in three of the states in which we operate.

During 2010, we completed 23 acquisitions of water and wastewater utility systems in six of the states in which we operate. The 2010 acquisitions were completed for $8,625 in cash. During 2009, we completed 18 acquisitions of water and wastewater systems in five of the states in which we operate, including expanding our operations into one new state. The 2009 acquisitions were completed for $3,373 in cash and the issuance of 164,052 shares of common stock valued at $2,909 at the time of the acquisition. During 2008, we completed 9 acquisitions of water and wastewater systems in four of the states in which we operate. The 2008 acquisitions were completed for $14,659 in cash and the issuance of 125,723 shares of common stock valued at $2,000 at the time of the acquisition. During 2007, we completed 26 acquisitions of water and wastewater systems in ten of the states in which we operate. The 2007 acquisitions were completed for $24,562 in cash.

In September 2011, one of our subsidiaries entered into a joint venture with a third-party for the construction and operation of a private pipeline system to supply fresh water to certain natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania. The initial 18-mile segment is estimated to cost $24,000 and is anticipated to be operational in the first half of 2012. This project marks an expansion of our growth venture in serving the clean water needs of the drillers in the shale oil and gas drilling industry. The joint venture has entered into a water sale agreement with a shale drilling company and negotiations continue with other area drilling companies. As of December 31, 2011, our investment totaled $5,087 and we anticipate making the balance of our $12,000 investment in the first half of 2012. This investment has been or is expected to be financed through the issuance of short-term debt. Our 49% investment in this joint venture is as an unconsolidated affiliate and is accounted for under the equity method of accounting. Our investment is included in deferred charges and other assets and is carried at cost, including subsequent capital contributions or distributions, plus our equity in undistributed earnings or losses since the formation. Since shale drilling requires a large quantity of fresh water in order to extract gas, we are continuing to hold exploratory discussions with other shale drilling companies about their needs for fresh water supply.

We continue to hold acquisition discussions with several water and wastewater systems. Our typical acquisitions are expected to be financed with short-term debt with subsequent repayment from the proceeds of long-term debt.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Dispositions

We routinely review and evaluate areas of our business and operating divisions and, over time, may sell certain utility systems or portions of systems. In 2010 and 2011, in accordance with our strategy to focus our resources on states where we have critical mass to improve our economies of scale, we exited or signed agreements to exit four states: South Carolina, Missouri, Maine, and New York. With respect to the sale of our systems in Missouri and the planned sale of our systems in New York, we acquired additional utility systems in Texas and entered into an agreement to acquire additional utility systems in Ohio.

In July 2011, the Company entered into a definitive agreement with Connecticut Water Service, Inc. to sell its operations in Maine, which served approximately 16,000 customers, for cash at closing plus certain assumed liabilities, including debt of approximately $17,500. On January 1, 2012, we completed the sale for net proceeds of $35,726, subject to certain adjustments. This subsidiary was included in the Regulated segment, and as of December 31, 2011, the carrying amount of Maine’s assets and liabilities were $61,350 and $44,269, respectively. The proceeds were used to pay-down a portion of our short-term debt and other general corporate purposes.

In July 2011, the Company entered into a definitive agreement with American Water to sell its operations in New York for cash of approximately $42,000 at closing plus certain assumed liabilities, including debt of approximately $23,000. This subsidiary is included in the Regulated segment, and as of December 31, 2011, the carrying amount of New York’s assets and liabilities were $110,888 and $70,610, respectively. The Company’s New York operations serve approximately 51,000 customers. The purchase price is subject to certain adjustments at closing, and closing is conditioned upon the closing of the Company’s acquisition of American Water’s regulated water and wastewater operations in Ohio, and is subject to applicable regulatory approvals. The sale is expected to close in the first half of 2012. The completion of this transaction will conclude the Company’s operations in New York.

In June 2011, we sold a water and wastewater utility system for net proceeds of $4,106. The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,692, and is reported in the consolidated statement of income as a reduction to operations and maintenance expense. The utility system represented approximately 0.03% of Aqua America’s total assets. In May 2011, we sold our regulated water and wastewater operations in Missouri for net proceeds of $3,225, resulting in a small gain on sale. The sale of our utility operations in Missouri represented approximately 0.07% of Aqua America’s total assets. In January 2011, we sold a water and wastewater utility system for net proceeds of $3,118. The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,452. The utility system represented approximately 0.01% of Aqua America’s total assets. The gain is reported in the consolidated statement of income as a reduction to operations and maintenance expense.

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

In August 2008, we sold a water and wastewater utility system for net proceeds of $10,500, which consisted of $1,900 in cash and the issuance of a note receivable of $8,600 that bears interest at 7.25% and provides for semi-annual principal and interest payments, which was paid off in 2011. The sale resulted in the recognition of a gain on the sale of these assets, net of expenses, of $4,118. The gain is reported in the consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented approximately 0.20% of Aqua America’s total assets.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

In December 2007, we sold a water utility system for net proceeds of $1,498, which was in excess of the book value for these assets. The proceeds were used to pay down short-term debt, and the sale resulted in the recognition in 2007 of a gain on the sale of these assets, net of expenses, of $1,095. The gain is reported in the 2007 consolidated statement of income as a reduction to operations and maintenance expense. This utility system represented approximately 0.01% of Aqua America’s total assets.

The City of Fort Wayne, Indiana (the “City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the operating subsidiaries in Indiana. In January 2008, we reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the northern portion of our system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, we turned over the northern portion of our system to the City upon receipt of the initial valuation payment. The proceeds received are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City of Fort Wayne, the amounts deferred will be recognized in our consolidated income statement. On March 16, 2009, oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether we are entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that we are not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. We disagreed with the Court’s decision and, as such, requested that the Wells County Indiana Circuit Court certify those issues for an interim appeal. The Wells County Indiana Circuit Court granted that request, and on March 7, 2011, the Indiana Court of Appeals granted the Company’s request to review the decision of those issues on appeal. On July 6, 2011, we filed our appeal with the Indiana Court of Appeals. On January 13, 2012, the Indiana Court of Appeals reached a decision denying the Company’s appeal. On February 10, 2012, we filed a petition for transfer requesting that the Indiana Supreme Court review the matter. That petition is currently pending. We are evaluating our legal options with respect to this decision. Depending upon the outcome of all of the legal proceedings, we may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.40% of our total assets.

Despite these transactions, our primary strategy continues to be to acquire additional water and wastewater systems, to maintain our existing systems where there is a business or a strategic benefit, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.

The Company is routinely involved in other legal matters, including both asserted and unasserted legal claims, during the ordinary course of business. See Note 9 – Commitments and Contingencies for a discussion of the Company’s legal matters. It is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation. Also, unanticipated changes in circumstances and/or revisions to the assessed probability of the outcomes of legal matters could result in expenses being incurred in future periods as well as an increase in actual cash required to resolve the legal matter.

Sources of Capital

Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $768,330 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2011, we have a $95,000 long-term revolving credit facility that expires in May 2012, of which $17,600 was designated for letter of credit usage, $39,188 was available for borrowing and $38,212 of borrowings was outstanding at December 31, 2011. We have begun discussions on the terms of a multi-year renewal with our lenders, and we believe that we will be able to renew the facility on terms that are acceptable to us. In addition, we had short-term lines of credit of $164,500, which include a short-term line of credit associated with discontinued operations of $4,000, of which $56,728 was available. We did not renew one of our credit lines in the amount of $2,500, which expired on July 1, 2011, as it was no longer needed. These short-term lines of credit are subject to renewal on an annual basis. Although we believe we will be able to renew these facilities, there is no assurance that they

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

will be renewed, or what the terms of any such renewal will be. The United States credit and liquidity crisis that occurred in 2008 and 2009 caused substantial volatility in capital markets, including credit markets and the banking industry, generally reduced the availability of credit from financing sources, and could reoccur in the future. If in the future, our credit facilities are not renewed or our short-term borrowings are called for repayment, we would have to seek alternative financing sources; however, there can be no assurance that these alternative financing sources would be available on terms acceptable to us. In the event we are not able to obtain sufficient capital, we may need to reduce our capital expenditures, and our ability to pursue acquisitions that we may rely on for future growth could be impaired.

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

We are obligated to comply with covenants under some of our loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to certain exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2011, we were in compliance with our debt covenants under our credit facilities. Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.

At the end of February 2012, we intend to renew our universal shelf registration, which expired in December 2011, through a filing with the Securities and Exchange Commission (SEC) to allow for the potential future sale by us, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities, and other securities specified therein at indeterminate prices.

In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2011 and 2010, we did not issue any shares under the acquisition shelf registration. During 2009, we issued 164,052 shares of common stock totaling $2,909 to acquire a water system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2011 is 1,904,487 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.

We offer a Dividend Reinvestment and Direct Stock Purchase Plan (Plan) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2011 dividend payment, holders of 14.0% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 2,994,676 original issue shares of common stock for net proceeds of $55,851 through the dividend reinvestment portion of the Plan, and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.

The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2011, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2011:

		Payments Due By Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt (a)	$1,516,548	$80,765	$120,937	$99,004	$1,215,842
Interest on fixed-rate, long-term debt (b)	1,260,839	78,222	147,405	132,827	902,385
Operating leases (c)	27,213	3,386	4,954	2,694	16,179
Unconditional purchase obligations (d)	99,088	11,025	24,544	25,338	38,181
Other purchase obligations (e)	42,117	42,117	—	—	—
Pension and other postretirement benefit plans’ obligations (f)	22,218	18,948	3,270	—	—
Other obligations (g)	33,363	12,757	1,825	5,397	13,384

Total (h)	$3,001,386	$247,220	$302,935	$265,260	$2,185,971

(a)	Represents sinking fund obligations and debt maturities.

(b)	Represents interest payable on fixed rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.

(c)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.

(d)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.

(e)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.

(f)	Represents contributions contractually obligated to be made to pension and other post-retirement benefit plans.

(g)	Represents expenditures estimated to be required under legal and binding contractual obligations.

(h)	Included in the table above, as of December 31, 2011, is $75,351 of contractual cash obligations associated with discontinued operations.

In addition to these obligations, we pay refunds on Customers’ Advances for Construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to Contributions in Aid of Construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2026 and amounts not paid by the contract expiration dates become non-refundable.

We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Market Risk

We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2011, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

	xxxx	xxxx	xxxx	xxxx	xxxx	xxxx	xxxx	xxxx
	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value
Long-term debt:
Fixed rate	$42,553	$34,849	$86,088	$63,690	$35,314	$1,215,842	$1,478,336	$1,554,199
Variable rate	38,212	—	—	—	—	—	38,212	38,212

Total	$80,765	$34,849	$86,088	$63,690	$35,314	$1,215,842	$1,516,548	$1,592,411

Weighted average interest rate*	2.91%	5.22%	5.15%	5.20%	4.79%	5.28%	5.17%

*	Weighted average interest rate of 2012 long-term debt maturity is as follows: fixed rate debt of 5.30% and variable rate debt of 0.48%.

Included in the table above, as of December 31, 2011, is $40,662 of long-term debt associated with discontinued operations.

From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2011, our carrying value of certain investments was $3,832, which reflects the market value of such investments and is in excess of our original cost.

Capitalization

The following table summarizes our capitalization during the past five years:

December 31,	2011	2010	2009	2008	2007
Long-term debt*	54.8%	57.0%	56.6%	54.3%	55.9%
Aqua America stockholders' equity	45.2%	43.0%	43.4%	45.7%	44.1%

	100.0%	100.0%	100.0%	100.0%	100.0%

*	Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $38,212 at December 31, 2011 and $65,000 at December 31, 2010.

Over the past five years, the changes in the capitalization ratios primarily resulted from the issuance of common stock, and the issuance of debt to finance our acquisitions and capital program. It is our goal to maintain an equity ratio adequate to support the current Standard and Poor’s corporate credit rating of “A+” and the senior secured debt rating of “AA-” for Aqua Pennsylvania, our largest operating subsidiary.

Dividends on Common Stock

We have paid common dividends consecutively for 67 years. Effective August 2, 2011, our Board of Directors authorized an increase of 6.5% in the December 1, 2011 quarterly dividend over the dividend we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in December 2011, the annualized dividend rate increased to $0.66 per share from $0.62 per share. This is the 21st dividend increase in the past 20 years and the 13th consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 66.5% of net income attributable to common shareholders.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our financial condition and results of operations are impacted by the methods, assumptions, and estimates used in the application of critical accounting policies. The following accounting policies are particularly important to our financial condition or results of operations, and require estimates or other judgments of matters of uncertainty. Changes in the estimates or other judgments included within these accounting policies could result in a significant change to the financial statements. We believe our most critical accounting policies include revenue recognition, the use of regulatory assets and liabilities, the valuation of our long-lived assets, which consist primarily of utility plant in service, regulatory assets, and goodwill, our accounting for post-retirement benefits, and our accounting for income taxes. We have discussed the selection and development of our critical accounting policies and estimates with the Audit Committee of the Board of Directors.

Revenue Recognition – Our utility revenues recognized in an accounting period include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the last billing to the end of the accounting period. The estimated usage is based on our judgment and assumptions; our actual results could differ from these estimates, which would result in operating revenues being adjusted in the period that the revision to our estimates is determined.

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

Regulatory Assets and Liabilities – We defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred. These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water or wastewater service. In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.

Valuation of Long-Lived Assets, Goodwill and Intangible Assets – We review our long-lived assets for impairment, including utility plant in service. We also review regulatory assets for the continued application of the FASB’s accounting guidance for regulated operations. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. Adjustments to the carrying value of these assets would be made in instances where their inclusion in the rate-making process is unlikely.

We test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if certain circumstances indicate a possible impairment may exist. We evaluate goodwill for impairment using the discounted cash flow methodologies, transaction values for other comparable companies, and other valuation techniques for all of our reporting units with goodwill balances. The evaluation requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions that were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2011 concluded that the estimated fair value of each reporting unit was substantially in excess of the reporting unit’s respective carrying amounts, indicating that none of our goodwill was impaired.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Accounting for Post-retirement Benefits – We maintain qualified defined benefit pension plans and plans that provide for certain post-retirement benefits other than pensions. Accounting for pensions and other post-retirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant, who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other post-retirement benefit expense that we recognize.

Our discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2011 pension expense by $793 and the pension liabilities by $8,742. The present values of Aqua America’s future pension and other post-retirement obligations were determined using discount rates of 5.00% at December 31, 2011, and 5.75% at December 31, 2010. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 5.75% for 2011, and will be 5.00% for 2012.

Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. The Company’s market-related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets, which is a component of net pension expense. Our pension expense increases as the expected return on assets decreases. A 25-basis-point reduction in this assumption would have increased 2011 pension expense by $418. For 2011, we used a 7.75% expected return on assets assumption which will remain unchanged for 2012. The expected return on assets is based on a targeted allocation of 50% to 75% equities and 25% to 50% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and our funding policy, during 2012 our pension contribution is expected to approximate $19,306. Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates. During 2012, our funding of other post-retirement benefit plans are expected to approximate $2,912.

Accounting for Income Taxes – We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of certain items, such as depreciation, for tax and financial statement reporting. These differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments, we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

We describe the impact of recent accounting pronouncements in Note 1 – Summary of Significant Accounting Policies, of the consolidated financial statements.

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

In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2011, the Company’s internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting as of December 31, 2011 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer

Nicholas DeBenedictis	David P. Smeltzer
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 27, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Aqua America, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of capitalization, of equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 27, 2012

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

Years ended December 31, 2011, 2010, and 2009

	2011	2010	2009

Operating revenues	$711,956	$683,438	$633,292
Operating costs and expenses:
Operations and maintenance	270,516	264,647	254,335
Depreciation	106,671	104,307	99,424
Amortization	5,271	11,815	11,687
Taxes other than income taxes	43,688	42,322	39,566

	426,146	423,091	405,012

Operating income	285,810	260,347	228,280
Other expense (income):
Interest expense, net	77,802	73,391	66,343
Allowance for funds used during construction	(7,196)	(4,863)	(2,623)
Gain on sale of other assets	(649)	(2,547)	(464)

Income from continuing operations before income taxes	215,853	194,366	165,024
Provision for income taxes	71,091	76,169	64,874

Income from continuing operations	144,762	118,197	100,150

Discontinued operations:
Income from discontinued operations before income taxes	9,220	9,703	7,171
Provision for income taxes	10,913	3,925	2,968

(Loss) income from discontinued operations	(1,693)	5,778	4,203

Net income attributable to common shareholders	$143,069	$123,975	$104,353

Net income attributable to common shareholders	$143,069	$123,975	$104,353
Other comprehensive income, net of tax:
Unrealized holding (loss) gain on investments	(10)	1,588	289
Reclassification adjustment for (gains) losses reported in net income	(233)	(1,369)	5

Comprehensive income	$142,826	$124,194	$104,647

Income from continuing operations per share:
Basic	$1.05	$0.86	$0.74

Diluted	$1.04	$0.86	$0.74

(Loss) income from discontinued operations per share:
Basic	$(0.01)	$0.04	$0.03

Diluted	$(0.01)	$0.04	$0.03

Net income per common share:
Basic	$1.04	$0.91	$0.77

Diluted	$1.03	$0.90	$0.77

Average common shares outstanding during the period:
Basic	138,182	136,948	135,816

Diluted	138,689	137,296	136,129

Cash dividends declared per common share	$0.63	$0.59	$0.55

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except per share amounts)

December 31, 2011 and 2010

	2011	2010
Assets
Property, plant and equipment, at cost	$4,648,128	$4,322,260
Less: accumulated depreciation	1,035,202	964,903

Net property, plant and equipment	3,612,926	3,357,357

Current assets:
Cash and cash equivalents	8,204	5,934
Accounts receivable and unbilled revenues, net	81,056	78,170
Income tax receivable	—	33,600
Deferred income taxes	37,758	—
Inventory, materials and supplies	11,186	9,912
Prepayments and other current assets	10,011	10,403
Assets of discontinued operations held for sale	172,238	163,499

Total current assets	320,453	301,518

Regulatory assets	242,292	187,977
Deferred charges and other assets, net	56,900	62,610
Funds restricted for construction activity	88,905	135,086
Goodwill	26,944	27,918

	$4,348,420	$4,072,466

Liabilities and Equity
Aqua America stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares,issued 139,525,580 and 138,449,039 in 2011 and 2010	$69,762	$69,223
Capital in excess of par value	686,106	664,369
Retained earnings	508,334	452,470
Treasury stock, at cost, 710,482 and 673,472 shares in 2011 and 2010	(13,145)	(12,307)
Accumulated other comprehensive income	256	499

Total Aqua America stockholders’ equity	1,251,313	1,174,254

Noncontrolling interest	504	572

Total Equity	1,251,817	1,174,826

Long-term debt, excluding current portion	1,395,457	1,491,370
Commitments and contingencies (See Note 9)	—	—

Current liabilities:
Current portion of long-term debt	80,429	28,087
Loans payable	107,771	89,668
Accounts payable	68,299	44,051
Accrued interest	14,564	15,550
Accrued taxes	16,209	18,283
Other accrued liabilities	23,522	24,037
Liabilities of discontinued operations held for sale	114,879	103,599

Total current liabilities	425,673	323,275

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	601,764	456,298
Customers’ advances for construction	66,198	65,250
Regulatory liabilities	41,344	33,431
Other	122,038	93,565

Total deferred credits and other liabilities	831,344	648,544

Contributions in aid of construction	444,129	434,451

	$4,348,420	$4,072,466

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITALIZATION

(In thousands of dollars, except per share amounts)

December 31, 2011 and 2010

	September 30,	September 30,	September 30,
		2011	2010
Aqua America stockholders’ equity:
Common stock, $.50 par value		$69,762	$69,223
Capital in excess of par value		686,106	664,369
Retained earnings		508,334	452,470
Treasury stock, at cost		(13,145)	(12,307)
Accumulated other comprehensive income		256	499

Total Aqua America stockholders' equity		1,251,313	1,174,254

Noncontrolling interest		504	572

Total Equity		1,251,817	1,174,826

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):
Interest Rate Range	Maturity Date Range
0.00% to 0.99%	2012 to 2034	6,777	6,632
1.00% to 1.99%	2012 to 2035	30,030	22,758
2.00% to 2.99%	2019 to 2031	12,798	13,461
3.00% to 3.99%	2016 to 2030	26,593	26,548
4.00% to 4.99%	2020 to 2043	367,226	367,854
5.00% to 5.99%	2012 to 2043	429,128	429,663
6.00% to 6.99%	2015 to 2036	63,253	78,232
7.00% to 7.99%	2012 to 2025	28,995	30,155
8.00% to 8.99%	2021 to 2025	33,957	34,260
9.00% to 9.99%	2013 to 2026	38,447	44,694
10.4%	2018	6,000	6,000

		1,043,204	1,060,257
Notes payable to bank under revolving credit agreement, variable rate, due May 2012		38,212	65,000
Unsecured notes payable:
Notes ranging from 4.62% to 4.87%, due 2013 through 2024		193,000	193,000
Notes ranging from 5.01% to 5.95%, due 2014 through 2037		242,132	242,132

		1,516,548	1,560,389
Less: long-term debt of discontinued operations		40,662	40,932

		1,475,886	1,519,457
Current portion of long-term debt		80,429	28,087

Long-term debt, excluding current portion		1,395,457	1,491,370

Total capitalization		$2,647,274	$2,666,196

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands of dollars, except per share amounts)

					Accumulated
		Capital in			Other
	Common	excess of	Retained	Treasury	Comprehensive	Noncontrolling
	stock	par value	earnings	stock	Income	Interest	Total

Balance at December 31, 2008	$68,026	$623,407	$379,778	$(12,751)	$(14)	$2,181	$1,060,627
Net income	—	—	104,353	—	—	39	104,392
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(1,660)	(1,660)
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $156	—	—	—	—	289	—	289
Reclassification adjustment for losses reported in net income, net of income tax of $2	—	—	—	—	5	—	5
Dividends	—	—	(74,729)	—	—	—	(74,729)
Stock issued for acquisitions (164,052 shares)	82	2,827	—	—	—	—	2,909
Sale of stock (732,229 shares)	348	10,627	—	917	—	—	11,892
Repurchase of stock (15,137 shares)	—	—	—	(304)	—	—	(304)
Equity Compensation Plan (70,000 shares)	35	(35)	—	—	—	—	0
Exercise of stock options (165,686 shares)	83	1,609	—	—	—	—	1,692
Share-based compensation	—	3,677	—	—	—	—	3,677
Employee stock plan tax benefits	—	674	—	—	—	—	674

Balance at December 31, 2009	68,574	642,786	409,402	(12,138)	280	560	1,109,464

Net income	—	—	123,975	—	—	12	123,987
Other comprehensive income:
Unrealized holding gain on investments, net of income tax of $855	—	—	—	—	1,588	—	1,588
Reclassification adjustment for gain reported in net income, net of income tax of $737	—	—	—	—	(1,369)	—	(1,369)
Dividends	—	—	(80,907)	—	—	—	(80,907)
Sale of stock (701,919 shares)	335	11,594	—	601	—	—	12,530
Repurchase of stock (42,443 shares)	—	—	—	(770)	—	—	(770)
Equity Compensation Plan (195,056 shares)	97	(97)	—	—	—	—	0
Exercise of stock options (434,696 shares)	217	5,461	—	—	—	—	5,678
Share-based compensation	—	4,031	—	—	—	—	4,031
Employee stock plan tax benefits	—	594	—	—	—	—	594

Balance at December 31, 2010	$69,223	$664,369	$452,470	$(12,307)	$499	$572	$1,174,826

Net income	—	—	143,069	—	—	14	143,083
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(82)	(82)
Other comprehensive income:							—
Unrealized holding loss on investments, net of income tax of $5	—	—	—	—	(10)	—	(10)
Reclassification adjustment for gain reported in net income, net of income tax of $125	—	—	—	—	(233)	—	(233)
Dividends	—	—	(87,133)	—	—	—	(87,133)
Sale of stock (603,166 shares)	295	11,987	—	325	—	—	12,607
Repurchase of stock (51,431 shares)	—	—	—	(1,163)	—	—	(1,163)
Equity Compensation Plan (63,306 shares)	32	(32)	—	—	—	—	—
Exercise of stock options (424,490 shares)	212	6,391	—	—	—	—	6,603
Share-based compensation	—	3,964	(72)	—	—	—	3,892
Employee stock plan tax benefits	—	(573)	—	—	—	—	(573)

Balance at December 31, 2011	$69,762	$686,106	$508,334	$(13,145)	$256	$504	$1,251,817

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

Years ended December 31, 2011, 2010, and 2009

	2011	2010	2009
Cash flows from operating activities:
Net income attributable to common shareholders	$143,069	$123,975	$104,353
(Loss) income from discontinued operations	(1,693)	5,778	4,203

Income from continuing operations	144,762	118,197	100,150

Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	111,942	116,122	111,111
Deferred income taxes	74,142	72,000	43,710
Provision for doubtful accounts	5,203	4,715	5,739
Share-based compensation	3,851	3,927	3,502
Gain on sale of utility system	(5,058)	—	(1,009)
Gain on sale of other assets	(649)	(2,547)	(464)
Net increase in receivables, inventory and prepayments	(6,831)	(3,817)	(606)
Net increase (decrease) in payables, accrued interest, accrued taxes and other accrued liabilities	795	(19,227)	(6,042)
Decrease (increase) in income tax receivable	33,600	(33,600)	—
Other	(4,136)	(2,327)	(3,549)

Operating cash flows from continuing operations	357,621	253,443	252,542
Operating cash flows from discontinued operations, net	9,226	9,649	5,298

Net cash flows from operating activities	366,847	263,092	257,840

Cash flows from investing activities:
Property, plant and equipment additions, including allowance for funds used during construction of $7,196, $4,863, and $2,623	(330,585)	(316,385)	(273,159)
Acquisitions of utility systems and other, net	(8,515)	(8,625)	(3,373)
Release of funds previously restricted for construction activity	46,330	92,984	99,599
Additions to funds restricted for construction activity	(149)	(145,157)	(129,600)
Net proceeds from the sale of utility systems and other assets	13,404	4,605	2,163
Proceeds from note receivable	5,289	3,713	920
Investment in joint venture	(5,087)	—	—
Other	(946)	(6,304)	(4,135)

Investing cash flows used in continuing operations	(280,259)	(375,169)	(307,585)
Investing cash flows used in discontinued operations, net	(4,645)	(8,283)	(12,329)

Net cash flows used in investing activities	(284,904)	(383,452)	(319,914)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	4,329	8,045	3,112
Repayments of customers' advances	(3,686)	(7,545)	(2,547)
Net proceeds (repayments) of short-term debt	18,103	62,237	(52,103)
Proceeds from long-term debt	52,513	272,754	194,225
Repayments of long-term debt	(96,072)	(160,750)	(20,654)
Change in cash overdraft position	14,503	(6,976)	4,284
Proceeds from issuing common stock	12,607	12,530	11,892
Proceeds from exercised stock options	6,603	5,678	1,692
Share-based compensation windfall tax benefits	—	386	130
Repurchase of common stock	(1,163)	(770)	(304)
Dividends paid on common stock	(87,133)	(80,907)	(74,729)

Financing cash flows (used in) from continuing operations	(79,396)	104,682	64,998
Financing cash flows (used in) from discontinuing operations, net	(277)	(257)	4,001

Net cash flows (used in) from financing activities	(79,673)	104,425	68,999

Net increase (decrease) in cash and cash equivalents	2,270	(15,935)	6,925
Cash and cash equivalents at beginning of year	5,934	21,869	14,944

Cash and cash equivalents at end of year	$8,204	$5,934	$21,869

Cash paid during the year for:
Interest, net of amounts capitalized	$71,592	$68,908	$63,437

Income taxes	$5,583	$49,883	$19,029

See Note 1 – Summary of Significant Accounting Policies-Customers’ Advances for Construction, Note 2 – Acquisitions, Note 10 – Long-term Debt and Loans Payable, and Note 14 – Employee Stock and Incentive Plan for a description of non-cash activities.

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands of dollars, except per share amounts)

Note 1 – Summary of Significant Accounting Policies

Nature of Operations – Aqua America, Inc. (“Aqua America” or the “Company”) is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Texas, North Carolina, Ohio, Illinois, New Jersey, New York, Florida, Indiana, Virginia, Maine, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc., accounted for approximately 56% of our operating revenues for 2011 and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. The Company’s other subsidiaries provide similar services in 11 other states. In addition, the Company provides water and wastewater services through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories as well as sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services.

In December 2010, the Company entered into definitive agreements to purchase all of American Water Works Company, Inc’s regulated water and wastewater operations in Texas, which serves approximately 5,300 customers, and to sell the Company’s regulated water and wastewater operations in Missouri, which served approximately 3,900 customers, to American Water Works Company, Inc. The sale of our regulated utility operations in Missouri closed in May 2011, concluding our regulated utility operations in Missouri, and in June 2011, we completed our acquisition of American Water Works Company, Inc’s regulated operations in Texas.

In July 2011, the Company entered into a definitive agreement to sell its operations in Maine, which served approximately 16,000 customers, to Connecticut Water Service, Inc. The sale of our regulated water operations in Maine closed on January 1, 2012, concluding the Company’s operations in Maine. Also, in July 2011, the Company entered into a definitive agreement to purchase all of American Water Works Company, Inc’s regulated water and wastewater operations in Ohio (the “Ohio acquisition”), which serves approximately 57,000 customers, and to simultaneously sell our operations in New York, which serves approximately 51,000 customers. This transaction is conditioned, among other things, on the receipt of regulatory approvals, and is expected to close in the first half of 2012. In February 2012, the Public Utilities Commission of Ohio approved the Company’s purchase in Ohio. The completion of this transaction will conclude our operations in New York. The operating results, cash flows, and financial position of the Company’s New York and Maine subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations. Unless specifically noted, the financial information presented in the notes to consolidated financial statements reflects the Company’s continuing operations.

The company has identified thirteen operating segments and has one reportable segment named the Regulated segment. The reportable segment is comprised of twelve operating segments for our water and wastewater regulated utility companies which are organized by the states where we provide these services. These operating segments are aggregated into one reportable segment since each of the Company’s operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. In addition, one operating segment is not quantitatively significant to be reportable and is comprised of the businesses that provide sludge hauling, septage and grease services, backflow prevention services, and certain other non-regulated water and wastewater services. This segment is included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.

Regulation – Most of the operating companies that are regulated public utilities are subject to regulation by the regulatory commissions of the states in which they operate. The respective regulatory commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters. Some of the operating companies that are regulated public utilities are subject to rate regulation by county or city government. Regulated public utilities follow the Financial Accounting Standards Board’s (FASB) accounting guidance for regulated operations, which provides for the recognition of regulatory assets and liabilities as allowed by regulators for costs or credits that are reflected in current rates or are considered probable of being included in future rates. The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Use of Estimates in Preparation of Consolidated Financial Statements – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation – The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified, including reporting discontinued operations (see Note 3), to conform to the current period presentation.

Recognition of Revenues – Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-regulated revenues are recognized when services are performed and are primarily associated with septage services, and operating and maintenance contracts. The Company’s Regulated segment includes non-regulated revenues that totaled $10,906 in 2011, $11,262 in 2010, and $11,841 in 2009. In addition to the non-regulated revenues included in the Regulated segment operating revenues, the Company has other non-regulated revenues of $12,512 in 2011, $11,565 in 2010, and $11,634 in 2009.

Property, Plant and Equipment and Depreciation — Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant as permitted by the applicable regulatory jurisdiction. At December 31, 2011, utility plant includes a net credit acquisition adjustment of $38,240, which is generally being amortized from 2 to 20 years, except where not permitted or appropriate. Amortization of the acquisition adjustments totaled $3,150 in 2011, $3,460 in 2010, and $3,176 in 2009.

Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the regulatory commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with the FASB’s accounting guidance for regulated operations. As of December 31, 2011, $17,267 of these costs have been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.

The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred, then these costs are charged to operating expenses when incurred. As of December 31, 2011, $13,668 of these costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.

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

Allowance for Funds Used During Construction – The allowance for funds used during construction (“AFUDC”) represents the capitalized cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction, contributions in aid of construction, or certain state-revolving fund loans. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2011 was $352, and was $0 for 2010 and 2009, respectively. No interest was capitalized by our non-regulated businesses.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

The Company had a book overdraft for certain of its disbursement cash accounts of $22,810 and $8,307 at December 31, 2011 and 2010, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities.

Accounts Receivable – Accounts receivable are recorded at the invoiced amounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in our existing accounts receivable, and is determined based on historical write-off experience and the aging of account balances. The Company reviews the allowance for doubtful accounts quarterly. Account balances are written off against the allowance when it is probable the receivable will not be recovered. When utility customers request extended payment terms, credit is extended based on regulatory guidelines, and collateral is not required.

Regulatory Assets, Deferred Charges and Other Assets – Deferred charges and other assets consist of financing expenses, other costs and marketable securities. Deferred bond issuance expenses are amortized over the life of the related issues. Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption as the Company has received or expects to receive rate recovery of these costs. Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred as a regulatory asset and amortized over the period of rate recovery in accordance with the FASB’s accounting guidance for regulated operations. See Note – 6 Regulatory Assets and Liabilities for further information regarding the Company’s regulatory assets.

Marketable securities are considered “available-for-sale” and accordingly, are carried on the balance sheet at fair market value. Unrecognized gains are included in other comprehensive income.

Funds Restricted for Construction Activity – The proceeds received from certain financings for construction and capital improvement of utility facilities are held in escrow until the designated expenditures are incurred. These amounts are reported as funds restricted for construction activity and are expected to be released over time as the capital projects are funded.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Goodwill – Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. The Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2011, in conjunction with the timing of our annual strategic business plan, and concluded that the estimated fair value of each reporting unit was substantially in excess of the reporting unit’s respective carrying amounts, indicating that none of the Company’s goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated
	Segment	Other	Consolidated
Balance at December 31, 2009	$26,736	$4,121	$30,857
Goodwill acquired during year	432	—	432
Reclassifications to utility plant acquisition adjustment	(1,722)	—	(1,722)
Other	(1,649)	—	(1,649)

Balance at December 31, 2010	23,797	4,121	27,918

Goodwill acquired during year	1,531	—	1,531
Reclassifications to utility plant acquisition adjustment	(1,573)	—	(1,573)
Other	(932)	—	(932)

Balance at December 31, 2011	$22,823	$4,121	$26,944

Included within the Company’s discontinued operations as of December 31, 2011 and 2010 is $12,316 of goodwill, respectively.

The reclassification of goodwill to utility plant acquisition adjustment results from a mechanism approved by the applicable regulatory commission. The mechanism provides for the transfer over time, and the recovery through customer rates, of goodwill associated with certain acquisitions upon achieving certain objectives. The reclassification of goodwill to discontinued operations represents goodwill associated with the Company’s New York operations held for sale.

Income Taxes – The Company accounts for certain income and expense items in different time periods for financial and tax reporting purposes. Deferred income taxes are provided on the temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties. Judgment is required in evaluating the Company’s Federal and state tax positions. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company may establish reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in these challenges. The Company’s provision for income taxes includes interest, penalties and if the need arises reserves for uncertain tax positions.

Customers’ Advances for Construction and Contributions in Aid of Construction – Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties. The value of these contributions is recorded as customers’ advances for construction. Non-cash property, in the form of water mains and

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

wastewater systems, has been received, generally from developers, as advances or contributions of $20,823, $16,523, and $49,957 in 2011, 2010, and 2009, respectively. Over time, the amount of non-cash contributed property will vary based on the timing of the contribution of the non-cash property and the volume of non-cash contributed property received in connection with development in our service territories. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to contributions in aid of construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable.

Contributed property is generally not depreciated for rate-making purposes as certain states’ regulatory guidelines provide that contributions in aid of construction received must remain on the Company’s consolidated balance sheet indefinitely. Based on regulatory conventions in other states where the Company operates, certain of the subsidiaries do depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property. Contributions in aid of construction and customers’ advances for construction are deducted from the Company’s rate base for rate-making purposes, and therefore, no return is earned on contributed property.

Inventories, Materials and Supplies – Inventories are stated at cost. Cost is principally determined using the first-in, first-out method.

Stock-Based Compensation – The Company records compensation expense in the financial statements for stock-based awards based on the grant date fair value of those awards. Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

Fair Value Measurements – The Company follows the FASB’s accounting guidance for fair value measurements and disclosures, which defines fair value and establishes a framework for using fair value to measure assets and liabilities. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

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

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. There have been no changes in the valuation techniques used to measure fair value for the years ended December 31, 2011 and 2010.

Recent Accounting Pronouncements – In September 2011, the FASB issued revised accounting guidance for accounting for intangible assets, which is intended to reduce the cost and complexity of the annual goodwill impairment test by permitting an entity the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The revised guidance is effective for annual periods beginning after December 15, 2011. The Company will adopt the provisions of the revised guidance as of January 1, 2012, and the Company does not expect the adoption of the revised guidance to have an impact on the Company’s consolidated results of operations or consolidated financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 2 – Acquisitions

As part of the Company’s growth-through-acquisition strategy, in July 2011, the Company entered into a definitive agreement with American Water Works Company, Inc. (“American Water”) to purchase all of the stock of the subsidiary that holds American Water’s regulated water and wastewater operations in Ohio for cash of approximately $88,000 at closing plus certain assumed liabilities, including debt of approximately $16,000. American Water’s Ohio operations serve approximately 57,000 customers. The purchase price is subject to certain adjustments at closing, and closing is conditioned upon the closing of the Company’s sale of its regulated water operations in New York to American Water, and is subject to applicable regulatory approvals. In February 2012, the Public Utilities Commission of Ohio approved the Company’s purchase in Ohio. The transaction will be accounted for as a business combination and is expected to close in the first half of 2012.

In June 2011, the Company completed its acquisition of approximately fifty-one water and five wastewater systems in Texas serving approximately 5,300 customers. The total purchase price consisted of $6,245 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $1,826. The pro forma effect of the business acquired is not material to the Company’s results of operations.

In addition to the Company’s acquisition in Texas, during 2011, the Company completed eight acquisitions of water and wastewater utility systems in various states. The total purchase price consisted of $2,270 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $226. The pro forma effect of the businesses acquired in 2011 is not material to the Company’s results of operations.

During 2010, the Company completed 23 acquisitions or other growth ventures in various states. The total purchase price consisted of $8,625 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,709 in 2011 and $778 in 2010. The pro forma effect of the businesses acquired in 2010 is not material to the Company’s results of operations.

During 2009, the Company completed 18 acquisitions or other growth ventures in various states. The total purchase price of $6,282 for the systems acquired in 2009 consisted of $3,373 in cash, and the issuance of 164,052 shares of the Company’s common stock. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,552 in 2011, $2,242 in 2010, and $1,176 in 2009. The pro forma effect of the businesses acquired in 2009 is not material to the Company’s results of operations.

Note 3 – Discontinued Operations and Other Dispositions

Discontinued Operations – In July 2011, the Company entered into a definitive agreement with Connecticut Water Service, Inc. to sell its operations in Maine, which served approximately 16,000 customers, for cash at closing plus certain assumed liabilities, including debt of approximately $17,500. On January 1, 2012, the Company completed the sale for net proceeds of $35,726, subject to certain adjustments. This subsidiary was included in the Regulated segment, and as of December 31, 2011, the carrying amount of Maine’s assets and liabilities were $61,350 and $44,269, respectively. In 2011, the Company recognized additional income tax expense of $4,008 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its Aqua Maine subsidiary.

In July 2011, the Company entered into a definitive agreement with American Water to sell its operations in New York for cash of approximately $42,000 at closing plus certain assumed liabilities, including debt of approximately $23,000. This subsidiary is included in the Regulated segment, and as of December 31, 2011,

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

the carrying amount of New York’s assets and liabilities were $110,888 and $70,610, respectively. In 2011, the Company recognized additional income tax expense of $3,245 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its Aqua New York subsidiary. The Company’s New York operations serve approximately 51,000 customers. The purchase price is subject to certain adjustments at closing, and closing is conditioned upon the closing of the Company’s acquisition of American Water’s regulated water and wastewater operations in Ohio, and is subject to applicable regulatory approvals. The sale is expected to close in the first half of 2012. The completion of this transaction will conclude the Company’s regulated operations in New York.

Based on an assessment of the sale prices and the carrying values of the Company’s planned dispositions of its Maine and New York operations, there is no anticipated impairment of our long-lived assets or goodwill expected to be recognized as a result of the sale agreements. However, in the third quarter of 2011, the Company recognized an estimated loss on disposition of $1,254 primarily due to the cessation of depreciation in its New York operations.

The operating results, cash flows, and financial position of the Company’s subsidiaries named above have been presented in the Company’s consolidated statements of income, consolidated statements of cash flow, and consolidated balance sheets as discontinued operations.

A summary of discontinued operations presented in the consolidated statements of income includes the following:

	Years Ended
	December 31,
	2011	2010	2009
Operating revenues	$42,726	$42,634	$37,247
Total operating expenses	29,963	30,905	28,068

Operating income	12,763	11,729	9,179
Estimated loss on disposition	1,254	—	—
Other expenses, net	2,289	2,026	2,008

Income from discontinued operations before income taxes	9,220	9,703	7,171
Provision for income taxes	10,913	3,925	2,968

(Loss) income from discontinued operations	$(1,693)	$5,778	$4,203

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The assets and liabilities of discontinued operations presented in the consolidated balance sheets include the following:

	December 31,
	2011	2010
Property, plant and equipment, at cost	$169,527	$165,935
Less: accumulated depreciation	56,711	55,492

Net property, plant and equipment	112,816	110,443
Current assets	10,423	8,858
Regulatory assets	34,396	29,399
Goodwill	12,316	12,316
Other assets	2,287	2,483

Assets of discontinued operations held for sale	172,238	163,499

Long-term debt, excluding current portion	40,326	40,606
Current liabilities	7,088	4,039
Deferred income taxes and investment tax credits	23,570	22,407
Contributions in aid of construction	9,967	9,656
Other liabilities	33,928	26,891

Liabilities of discontinued operations held for sale	114,879	103,599

Net assets	$57,359	$59,900

Other Dispositions – The following dispositions have not been presented as discontinued operations in the Company’s consolidated financial statements as the Company does not believe that disclosure of the following disposed water and wastewater utility systems as discontinued operations is meaningful to the reader of the financial statements for making investment decisions either individually or in the aggregate.

In June 2011, the Company sold a water and wastewater utility system for net proceeds of $4,106. The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,692, and is reported in the consolidated statement of income as a reduction to operations and maintenance expense. The utility systems represented approximately 0.03% of the Company’s total assets.

In May 2011, the Company sold its regulated water and wastewater operations in Missouri for net proceeds of $3,225. This sale of the Company’s Missouri operations concluded its regulated utility operations in Missouri. The sale of the Company’s utility operations in Missouri represented approximately 0.07% of the Company’s total assets.

In January 2011, the Company sold a water and wastewater utility system for net proceeds of $3,118. The sale resulted in the recognition of a gain on the sale of these assets, net of expenses, of $2,452. The gain is reported in the consolidated statement of income as a reduction to operations and maintenance expense. The utility system represented approximately 0.01% of the Company’s total assets.

In December 2010, the Company sold a wastewater utility system for net proceeds of $120. The utility system represented less than 0.01% of the Company’s total assets.

In June 2009, the Company sold a water and wastewater utility system for net proceeds of $1,601, which was in excess of the book value for these assets. The sale resulted in the recognition in 2009 of a gain on the sale of these assets, net of expenses of $1,009. The gain is reported in the 2009 consolidated statement of income as a reduction to operations and maintenance expense. These utility systems represented approximately 0.02% of the Company’s total assets.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The City of Fort Wayne, Indiana (“the City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the Company’s operating subsidiaries in Indiana. In January 2008, the Company reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the northern portion of the Company’s system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the northern portion of the system to the City upon receipt of the initial valuation payment. The proceeds received by the Company are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. The net book value of the assets relinquished has been removed from the consolidated balance sheet and the difference between the net book value and the initial payment received has been deferred and is recorded in other accrued liabilities on the Company’s consolidated balance sheet. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City of Fort Wayne, the amounts deferred will be recognized in the Company’s consolidated income statement. On March 16, 2009, oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether the Company is entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that the Company is not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. The Company disagreed with the Court’s decision and appealed the Wells County Indiana Circuit Court’s decision to the Indiana Court of Appeals. On January 13, 2012, the Indiana Court of Appeals reached a decision denying the Company’s appeal. On February 10, 2012, the Company filed a petition for transfer requesting that the Indiana Supreme Court review the matter. That petition is currently pending. The Company continues to evaluate its legal options with respect to this decision. Depending upon the outcome of all of the legal proceeding the Company may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.40% of the Company’s total assets.

Note 4 – Property, Plant and Equipment

	December 31,		Approximate range
	2011	2010	of remaining lives
Utility plant and equipment:
Mains and accessories	$2,060,650	$1,884,896	25 to 97 years
Services, hydrants, treatment plants and reservoirs	1,254,870	1,162,314	5 to 88 years
Operations structures and water tanks	229,295	216,342	13 to 70 years
Miscellaneous pumping and purification equipment	577,472	553,351	5 to 90 years
Meters, data processing, transportation and operating equipment	571,525	544,531	4 to 88 years
Land and other non-depreciable assets	88,696	107,430	—

Utility plant and equipment	4,782,508	4,468,864
Utility construction work in progress	65,079	54,228	—
Net utility plant acquisition adjustment	(39,367)	(41,447)	0 to 20 years
Non-utility plant and equipment	9,435	6,550	0 to 21 years

	4,817,655	4,488,195
Less discontinued operations	169,527	165,935

Total property, plant and equipment	$4,648,128	$4,322,260

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 5 – Accounts Receivable

	December 31,
	2011	2010

Billed utility revenue	$52,554	$53,314
Unbilled utility revenue	34,346	34,490
Other	8,105	3,120

	95,005	90,924
Less allowance for doubtful accounts	4,896	5,043

	90,109	85,881
Less discontinued operations, net	9,053	7,711

Net accounts receivable	$81,056	$78,170

The Company’s utility customers are located principally in the following states: 45% in Pennsylvania, 9% in Ohio, 9% in North Carolina, 7% in Texas, 6% in Illinois, 6% in New Jersey, 5% in New York, 4% in Florida, and 4% in Indiana. No single customer accounted for more than one percent of the Company’s operating revenues during the years ended December 31, 2011, 2010, or 2009. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2011	2010	2009

Balance at January 1,	$5,043	$5,662	$6,356
Amounts charged to expense	5,189	4,821	5,924
Accounts written off	(6,461)	(6,475)	(7,832)
Recoveries of accounts written off	1,125	1,035	1,214

	4,896	5,043	5,662
Less discontinued operations	337	526	595

Balance at December 31,	$4,559	$4,517	$5,067

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 6 – Regulatory Assets and Liabilities

The regulatory assets represent costs that are expected to be fully recovered from customers in future rates while regulatory liabilities represent amounts that are expected to be refunded to customers in future rates or amounts recovered from customers in advance of incurring the costs. Except for income taxes, regulatory assets and regulatory liabilities are excluded from the Company’s rate base and do not earn a return. The components of regulatory assets and regulatory liabilities are as follows:

	December 31,		December 31,
	2011		2010
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities
Income taxes	$105,070	$1,881	$78,203	$1,928
Utility plant retirement costs	21,975	16,828	27,720	14,969
Postretirement benefits	132,038	25,365	93,338	18,009
Water tank painting	4,653	—	4,731	—
Fair value adjustment of long-term debt assumed in acquisition	1,540	162	1,751	236
Rate case filing expenses & other	11,412	3,352	11,633	779

	276,688	47,588	217,376	35,921
Less discontinued operations	34,396	6,244	29,399	2,490

	$242,292	$41,344	$187,977	$33,431

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

Post-retirement benefits include pension and other post-retirement benefits. A regulatory asset has been recorded at December 31, 2011 and 2010 for the costs that would otherwise be charged to stockholders’ equity for the underfunded status of the Company’s pension and other post-retirement benefit plans. The regulatory asset related to pension costs includes deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required. The regulatory asset related to post-retirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company’s rates as prescribed in subsequent rate filings. Amortization of the amount deferred for post-retirement benefits other than pensions began in 1994 and is currently being recovered in rates.

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

The regulatory asset related to the costs incurred for information technology software projects and water main cleaning and relining projects are described in Note 1 – Summary of Significant Accounting Policies – Property, Plant and Equipment and Depreciation.

Note 7 – Income Taxes

The provision for income taxes for the Company’s continuing operations consists of:

	Years Ended December 31,
	2011	2010	2009
Current:
Federal	$(1,207)	$(8,123)	$11,081
State	(1,844)	12,292	10,072

	(3,051)	4,169	21,153

Deferred:
Federal	78,399	70,322	42,336
State	(4,257)	1,678	1,385

	74,142	72,000	43,721

Total tax expense	$71,091	$76,169	$64,874

The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5% to 9.99% for all years presented.

The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense for the Company’s continuing operations are as follows:

	Years Ended December 31,
	2011	2010	2009

Computed Federal tax expense at statutory rate	$75,549	$68,028	$57,758
State income taxes, net of federal tax benefit	(3,966)	9,081	7,447
Increase in tax expense for depreciation expense to be recovered in future rates	551	210	395
Stock-based compensation	(366)	(54)	381
Deduction for Aqua America common dividends paid under employee benefit plan	(345)	(374)	(293)
Amortization of deferred investment tax credits	(340)	(333)	(267)
Domestic Production Credit	—	—	(609)
Other, net	8	(389)	62

Actual income tax expense	$71,091	$76,169	$64,874

The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 was enacted on December 17, 2010 and provided for a 100 percent expensing allowance for qualifying capital additions placed in service after September 8, 2010 through tax year 2011, and extended 50 percent bonus depreciation for qualifying capital additions for tax year 2012. In February 2011, one of the Company’s state tax jurisdictions issued guidance that it would recognize the 100% expensing allowance. As a result of this guidance and the flow-through treatment afforded by that state’s regulatory commission, the net state income tax benefit reduced the Company’s 2011 state income tax expense by $14,800 and reduced the Company’s effective state income tax rate.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of the net deferred tax liability from continuing operations:

	December 31,
	2011	2010
Deferred tax assets:
Customers' advances for construction	$17,650	$17,080
Costs expensed for book not deducted for tax, principally accrued expenses	900	8,344
Utility plant acquisition adjustment basis differences	11,614	14,176
Postretirement benefits	36,141	24,659
Tax loss carryfoward	47,860	12,575
Other	2,183	1,679

	116,348	78,513
Less valuation allowance	9,331	9,601

	107,017	68,912

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	584,628	463,012
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates,the effect of temporary differences	43,710	30,732
Tax effect of regulatory asset for postretirement benefits	36,141	24,659
Deferred investment tax credit	6,544	6,807

	671,023	525,210

Net deferred tax liability	$564,006	$456,298

At December 31, 2011 and 2010, the Company recorded Federal net operating loss (“NOL”) carryforwards of $76,064 and $21,194, respectively. The Company believes the Federal NOL carryforwards are more likely than not to be recovered and require no valuation allowance. The Company’s Federal NOL carryforwards do not begin to expire until 2030 and 2031, respectively.

In 2011, as a result of the Company’s Federal cumulative net operating loss of $97,258, the Company ceased recognizing the windfall tax benefit associated with stock-based compensation, because the deduction did not reduce income taxes payable. Upon realization of the Company’s Federal net operating loss, the Company will recognize a windfall tax benefit of $588.

At December 31, 2011 and 2010, the Company recorded state net operating loss (“NOL”) carryforwards of $76,491 and $67,533, respectively, a portion of which are offset by a valuation allowance because the Company does not believe these NOL’s are more likely than not to be realized. The state NOL carryforwards do not begin to expire until 2022 and 2021 respectively.

On October 5, 2011, the Company received from the Internal Revenue Service its 2010 income tax refund of $33,600. The refund resulted from a substantial portion of the Company’s capital expenditures qualifying for either bonus depreciation or the 100% expensing allowance.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company has analyzed filing positions in its Federal and state jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company believes its income tax filing positions and deductions will be sustained under both Federal and state audits and it believes it does not have significant uncertain tax positions that, in the event of adjustment, will result in a material effect on its results of operations or financial position, and the Company does not have a reserve for uncertain tax positions. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2011, the Company’s Federal income tax returns for all years through 2007 have been closed. The Federal income tax return for tax year 2008 has been settled through examination. Tax years 2009, 2010, and 2011 remain open to Federal examination. The statute remains open for the Company’s state income tax returns for tax years 2008, 2009, and 2010 in the various states the Company’s conducts business in. There is currently an Illinois state income tax audit underway for tax years 2008 and 2009.

Note 8 – Taxes Other than Income Taxes

The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2011	2010	2009

Property	$27,785	$27,314	$23,952
Capital Stock	3,559	3,458	2,989
Gross receipts, excise and franchise	10,124	10,121	8,899
Payroll	7,130	6,889	6,906
Other	6,017	5,185	5,335

	54,615	52,967	48,081
Less discontinued operations	10,927	10,645	8,515

Total taxes other than income	$43,688	$42,322	$39,566

Note 9 – Commitments and Contingencies

The following disclosures reflect commitments and contingencies for the Company’s continuing operations.

Commitments – The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,
2012	2013	2014	2015	2016	Thereafter
$2,613	$1,981	$1,448	$871	$345	$398

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2014 and 2051 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, an average of $729 of annual lease payments for land is due, and the aggregate of the years remaining approximates $15,778. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of:

	September 30,	September 30,	September 30,	September 30,	September 30,
2012	2013	2014	2015	2016	Thereafter
$494	$494	$488	$460	$460	$3,602

The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2016 are expected to average $12,095 and the aggregate of the years remaining approximates $38,181.

The Company has entered into purchase obligations, in the ordinary course of business, that include agreements for water treatment processes at certain of its wells in a small number of its divisions. The 20 year term agreement provides for the use of treatment equipment and media used in the treatment process and are subject to adjustment based on changes in the Consumer Price Index. The future contractual cash obligation related to these agreements is: $884 in 2012, $903 in 2013, $923 in 2014, $943 in 2015, $964 in 2016, and $13,385 thereafter. In addition, as of December 31, 2011, the estimated capital expenditures required under legal and binding long-term contracts are approximately $11,873 in 2012 and $3,500 in 2015.

Rent expense under operating leases, purchased water expense, and water treatment expenses under these agreements were as follows:

	Years Ended December 31,
	2011	2010	2009
Operating lease expense	$4,441	$4,227	$4,111
Purchased water under long-term agreements	14,507	13,621	12,894
Water treatment expenseunder contractual agreement	865	777	691

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Contingencies – The Company is routinely involved in various disputes, claims, lawsuits and other regulatory and legal matters, including both asserted and unasserted legal claims, in the ordinary course of business. The status of each such matter, referred to herein as a loss contingency, is reviewed and assessed in accordance with applicable accounting rules regarding the nature of the matter, the likelihood that a loss will be incurred, and the amounts involved. As of December 31, 2011, the aggregate amount of $11,198 is accrued for loss contingencies and is reported in the Company’s consolidated balance sheet as other accrued liabilities and other liabilities. These accruals represent management’s best estimate of probable loss (as defined in the accounting guidance) for loss contingencies or the low end of a range of losses if no single probable loss can be estimated. For some loss contingencies, the Company is unable to estimate the amount of the probable loss or range of probable losses. While the final outcome of these loss contingencies cannot be predicted with certainty, and unfavorable outcomes could negatively impact the Company, at this time in the opinion of management, the final resolution of these matters are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows. Further, Aqua America has insurance coverage for certain of these loss contingencies, and as of December 31, 2011, estimates that approximately $1,651 of the amount accrued for these matters are probable of recovery through insurance, which amount is also reported in the Company’s consolidated balance sheet as deferred charges and other assets, net. The Company is involved in the following condemnation proceedings and legal matters, as described below:

•

Refer to Note 3 – Discontinued Operations and Other Dispositions for a discussion of the Company’s challenge to the valuation of the northern portion of its Fort Wayne, Indiana utility system that was turned over to the City of Fort Wayne, Indiana in February 2008.

•

In 2006, a lawsuit was filed by two occupants of a house abutting a wastewater treatment plant facility owned by the Company’s subsidiary in Florida. The lawsuit, as amended, alleged the plaintiffs sustained bodily injury and property damage due to the design, operation and maintenance of the plant. In January 2011, a trial was held which resulted in the judicial dismissal of the count for strict liability and jury verdicts in favor of the Company on the remaining counts. In June 2011, the plaintiffs agreed to dismiss their appeals and to release all claims against the Company’s subsidiary and the Company, which resulted in the conclusion of the original plaintiffs’ litigation against the Company’s subsidiary. In the third quarter of 2008, approximately thirty-five additional plaintiffs, associated with approximately eight other nearby homes, and represented by the same counsel as the original plaintiffs, filed a separate lawsuit making similar allegations against our Florida subsidiary with respect to the operation of the facility. No trial date has been set for this matter, but some of these plaintiffs testified in the trial of the other matter in which all allegations were resolved in the Company’s favor. The Company continues to assess these matters and any potential losses, which based on the outcome of the litigation may or may not be covered by the Company’s insurance coverage. At this time, the Company believes that the estimated amount of any potential losses would not be material to the Company’s consolidated results of operations or consolidated financial condition.

•

In 2010, one of the Company’s subsidiaries acquired in 2008, received from the United States Environmental Protection Agency and the United States Department of Justice a proposed penalty related to sanitary sewer overflows of $364. The Company’s subsidiary has contested the appropriateness of calculating the proposed penalty based on sanitary sewer violations occurring prior to the acquisition of the subsidiary and the amount of the proposed penalty. A reserve has been accrued for this loss contingency as it is judged to be probable and the amount is estimable. The Company intends to seek indemnification from the seller for this matter.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 10 – Long-term Debt and Loans Payable

Long-term Debt – The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2011 and 2010. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania, Inc. and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2011, approximately $580,000 of Aqua Pennsylvania’s retained earnings of approximately $600,000 and approximately $135,000 of the retained earnings of approximately $145,000 of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

Sinking fund payments are required by the terms of certain issues of long-term debt. Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2012	2013	2014	2015	2016	Thereafter

0.00% to 0.99%	$367	$367	$365	$368	$366	$4,944
1.00% to 1.99%	2,177	2,469	2,336	2,292	2,206	18,550
2.00% to 2.99%	805	819	836	864	884	8,590
3.00% to 3.99%	2,105	2,173	2,247	2,325	2,397	15,346
4.00% to 4.99%	233	21,839	27,246	258	11,065	499,585
5.00% to 5.99%	31,447	499	51,604	44,069	16,817	526,824
6.00% to 6.99%	—	—	—	12,000	—	51,253
7.00% to 7.99%	1,115	447	379	409	442	26,203
8.00% to 8.99%	244	349	376	405	437	32,146
9.00% to 9.99%	4,060	5,887	700	700	700	26,400
10.00% to 10.99%	—	—	—	—	—	6,000

Total	$42,553	$34,849	$86,089	$63,690	$35,314	$1,215,841

Included in the table above, as of December 31, 2011, is $40,662 of long-term debt associated with discontinued operations.

In November 2010, Aqua Pennsylvania, Inc. issued $141,385 of tax-exempt bonds, secured by a supplement to its first mortgage indenture, of which $25,910 is due in 2033, $19,270 in 2034, $15,000 in 2042, and $81,205 in 2043 with yields of 5.00%, 5.05%, 4.75%, and 4.60%, respectively. The proceeds will be used to refinance existing debt, and are restricted to funding certain capital projects during the period 2010 through 2013. As of December 31, 2011, the trustee for one issue held $88,871 pending construction of the projects to be financed with the issue and is reported in the consolidated balance sheet as funds restricted for construction activity. In June 2010, the Company issued $70,000 of senior unsecured notes, of which $15,000 is due in 2021, $20,000 in 2024, and $35,000 in 2028 with interest rates of 4.62%, 4.83%, and 5.22%, respectively.

The weighted average cost of long-term debt at December 31, 2011 and 2010 was 5.17% and 5.14%, respectively. The weighted average cost of fixed rate long-term debt at December 31, 2011 and 2010 was 5.30% and 5.36%, respectively.

The Company has a five-year $95,000 unsecured revolving credit facility with four banks that expires in May 2012. Included within this facility is a swing-line commitment of $15,000 that is used to fund bank overdraft positions. Funds borrowed under this agreement are classified as current portion of long-term debt and are

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

used to provide working capital. As of December 31, 2011, the Company has the following sublimits and available capacity under the credit facility: $20,000 letter of credit sublimit, $2,399 of letters of credit available capacity, $5,212 borrowed under the swing-line commitment, and $33,000 of funds borrowed under the agreement. Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. A facility fee is charged on the total commitment amount of the agreement. Under this facility the average cost of borrowings was 0.45% and 0.51%, and the average borrowing was $53,473 and $64,581, during 2011 and 2010, respectively.

The Company is obligated to comply with covenants under some of its loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to certain exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2011, the Company was in compliance with its debt covenants under its credit facilities. Failure to comply with the Company’s debt covenants could result in an event of default, which could result in the Company being required to repay or finance its borrowings before their due date, possibly limiting the Company’s future borrowings, and increasing its borrowing costs.

Loans Payable – In November 2011, Aqua Pennsylvania renewed its $100,000 364-day unsecured revolving credit facility with three banks. The funds borrowed under this agreement are classified as loans payable and used to provide working capital. As of December 31, 2011 and 2010, funds borrowed under the agreement were $84,030 and $58,277. Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts short-term borrowings of Aqua Pennsylvania. A commitment fee of 0.10% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under the facility was 1.01% and 1.44%, and the average borrowing was $80,235 and $37,539, during 2011 and 2010, respectively. The maximum amount outstanding at the end of any one month was $92,143 and $65,676 in 2011 and 2010, respectively.

At December 31, 2011 and 2010, the Company had other combined short-term lines of credit of $64,500 and $67,000, respectively, which includes a short-term line of credit associated with discontinued operations of $4,000 and $6,500, respectively. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2011 and 2010, funds borrowed under the short-term lines of credit were $23,741 and $31,391, respectively. The average borrowing under the lines was $15,795 and $25,884 during 2011 and 2010, respectively. The maximum amount outstanding at the end of any one month was $26,741 and $32,431 in 2011 and 2010. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2011 and 2010 was 1.96% and 1.84%, respectively.

Interest Income – Interest income of $759, $1,290, and $1,148 was netted against interest expense on the consolidated statement of income for the years ended December 31, 2011, 2010, and 2009, respectively. The total interest cost was $78,561, $74,681, and $67,491 in 2011, 2010, and 2009, including amounts capitalized of $7,195, $4,863, and $2,623, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 11 – Fair Value of Financial Instruments

The carrying amount of current assets and liabilities that are considered financial instruments approximates their fair value as of the dates presented. The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2011	2010
Carrying amount	$1,516,548	$1,560,389
Estimated fair value	1,592,411	1,483,816

Included within the Company’s discontinued operations as of December 31, 2011 and 2010 is long-term debt of $40,662 and $40,932, respectively. The fair value of the Company’s long-term debt as of December 31, 2011 and 2010 for its discontinued operation is $43,068 and $40,612, respectively. The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration. The Company’s customers’ advances for construction have a carrying value of $66,198 and $65,250 at December 31, 2011 and 2010, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2026 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Note 12 – Stockholders’ Equity

At December 31, 2011, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding and treasury shares held were as follows:

	December 31,
	2011	2010	2009
Shares outstanding	138,815,098	137,775,567	136,486,339
Treasury shares	710,482	673,472	662,410

At December 31, 2011, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

At the end of February 2012, the Company intends to renew its universal shelf registration, which expired in December 2011, through a filing with the Securities and Exchange Commission (“SEC”) to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminate prices.

The Company has a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2009, 164,052 shares of common stock totaling $2,909 were issued by the Company to acquire a water system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2011 is 1,904,487 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.

The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2011, 2010, and 2009, under the dividend reinvestment portion of the Plan, 588,745, 670,538, and 695,544 original issue shares of common stock were sold providing the Company with proceeds of $12,304, $11,966, and $11,337, respectively.

The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2011, 548,278 shares remain available for repurchase.

The Company’s accumulated other comprehensive income is reported in the stockholders’ equity section of the consolidated balance sheets, the consolidated statements of equity and the related other comprehensive income is reported in the consolidated statements of income and comprehensive income. The Company reports its unrealized gains on investments as other comprehensive income and accumulated other comprehensive income. The Company recorded a regulatory asset for its underfunded status of its pension and post-retirement benefit plans that would otherwise be charged to other comprehensive income, as it anticipates recovery of its costs through customer rates.

Note 13 – Net Income per Common Share and Equity per Common Share

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

	Years ended December 31,
	2011	2010	2009
Average common shares outstanding during the period for basic computation	138,182	136,948	135,816
Effect of dilutive securities:
Employee stock based compensation	507	348	313

Average common shares outstanding during the period for diluted computation	138,689	137,296	136,129

For the years ended December 31, 2011, 2010, and 2009, employee stock options to purchase 926,300, 2,024,151, and 2,694,837 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods.

Equity per common share was $9.01 and $8.52 at December 31, 2011 and 2010, respectively. These amounts were computed by dividing Aqua America stockholders’ equity by the number of shares of common stock outstanding at the end of each year.

Note 14 – Employee Stock and Incentive Plan

Under the Company’s 2009 Omnibus Equity Compensation Plan (the “2009 Plan”), as approved by the Company’s shareholders to replace the 2004 Equity Compensation Plan (the “2004 Plan”), stock options, stock units, stock awards, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted to employees, non-employee directors, and consultants and advisors. The 2009 Plan authorizes 5,000,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2009 Plan may be issued as stock awards or share units and the maximum number of shares that may be subject to grants under the Plan to any one individual in any one year is 200,000. Shares issued under the

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

2009 Plan may be original issue shares, the issuance of treasury shares, or shares purchased by the Company in the open-market. Awards under the 2009 Plan are made by a committee of the Board of Directors. At December 31, 2011, 4,266,953 shares underlying stock option and restricted stock awards were still available for grant under the 2009 Plan. No further grants may be made under the 2004 plan.

Included within the Company’s stock-based compensation for the years ended December 31, 2011, 2010, and 2009 is $113, $104, and $102, respectively, of stock-based compensation associated with discontinued operations.

Performance Share Units – During 2011, the Company granted performance share units. There were no grants in 2010 or 2009. A performance share unit (“PSU”) represents the right to receive a share of the Company’s common stock if specified performance goals are met over the three year performance period specified in the grant, subject to certain exceptions through the three year vesting period. Each grantee is granted a target award of PSUs, and may earn between 0% and 200% of the target amount depending on the Company’s performance against the performance goals, which consist of the following metrics: 25% of the PSUs will be earned based on the Company’s total shareholder return (TSR) compared to the TSR for the companies listed in the Standard and Poor’s Midcap Utilities Index (a market-based condition), 25% of the PSUs will be earned based on the Company’s TSR compared to the TSR for a specific peer group of six other investor-owned water companies (a market-based condition), and 50% of the PSUs will be earned based on the Company’s three-year compound annual growth rate (CAGR) in earnings per share (EPS) compared to a target EPS CAGR of 5% (a performance-based condition). During the year ended December 31, 2011, the Company recorded stock-based compensation related to PSUs as a component of operations and maintenance expense of $991, and recorded an income tax benefit of $403. The following table summarizes nonvested PSU transactions for the year ended December 31, 2011:

	Number of Share Units	Weighted Average Fair Value

Nonvested share units at beginning of period	—	$—
Granted	109,375	24.38
Performance criteria adjustment	30,773	24.38
Forfeited	(2,564)	24.38
Vested	—	—
Share unit awards issued	—	—

Nonvested share units at end of period	137,584	$24.38

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

A portion of the fair value of PSUs was estimated at the grant date based on the probability of satisfying the market-based conditions using the Monte Carlo valuation method. The portion of the fair value of the PSUs associated with performance-based conditions was based on the fair market value of the Company’s stock at the grant date, regardless of whether the market-based condition is satisfied. The fair value of each PSU grant is amortized into compensation expense on a straight-line basis over their respective vesting periods, which range from 24 to 36 months. The accrual of compensation costs is based on our estimate of the final expected value of the award, and is adjusted as required for the portion based on the performance-based condition. The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense. As the payout of the PSUs includes dividend equivalents, no dividend yield assumption is required in calculating the fair value of the PSUs. The recording of compensation expense for PSUs has no impact on net cash flows. The following table provides the assumptions used in the pricing model for the grant and the resulting grant date fair value of PSUs:

Year ended December 31,
2011

Expected term (years)	3.0
Risk-free interest rate	1.2%
Expected volatility	29.7%
Grant date fair value per performance share unit	$24.38

As of December 31, 2011, $2,296 of unrecognized compensation costs related to PSUs is expected to be recognized over a weighted average period of approximately 2 years.

Restricted Stock Units – A restricted stock unit (“RSU”) represents the right to receive a share of the Company’s common stock and are valued based on the fair market value of the Company’s stock on the date of grant. RSUs are eligible to be earned at the end of a specified restricted period, generally three years, beginning on the date of grant, in some cases, subject to the achievement of certain performance conditions. During the year ended December 31, 2011, the Company recorded stock-based compensation related to awards of RSUs as a component of operations and maintenance expense of $347, and recorded an income tax benefit of $143. The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense. The following table summarizes nonvested RSU transactions for the year ended December 31, 2011:

	Number of Stock Units	Weighted Average Fair Value

Nonvested stock units at beginning of period	—	$—
Granted	44,342	22.21
Vested	—	—
Forfeited	—	—

Nonvested stock units at end of period	44,342	$22.21

As of December 31, 2011, $638 of unrecognized compensation costs related to restricted stock units is expected to be recognized over a weighted average period of approximately 1.7 years.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Stock Options – The following table provides compensation costs for stock-based compensation:

	Years ended December 31,
	2011	2010	2009
Stock-based compensation within operations and maintenance expense	$1,437	$2,064	$2,531
Income tax benefit	709	766	483
Capitalized compensation costs within property plant and equipment	—	—	74

There were no stock options granted during the year ended December 31, 2011. During the second quarter of 2011, the Company changed its estimation assumptions related to its historical stock option forfeitures which resulted in a favorable adjustment to compensation expense of $644 and additional income tax expense of $52.

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

	Years ended December 31,
	2010	2009

Expected term (years)	6.0	5.3
Risk-free interest rate	2.8%	2.2%
Expected volatility	26.7%	31.3%
Dividend yield	3.3%	3.0%
Grant date fair value per option	$3.49	$4.37

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes stock option transactions for the year ended December 31, 2011:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value
Options:
Outstanding, beginning of year	3,839,197	$19.54
Granted	—	—
Forfeited	(13,908)	18.62
Expired	(23,839)	23.02
Exercised	(424,490)	15.56

Outstanding, end of year	3,376,960	$20.03	4.9	$10,698

Exercisable, end of year	2,893,668	$20.38	4.5	$8,691

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the closing market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2011	2010	2009

Intrinsic value of options exercised	$3,071	$2,700	$1,393
Fair value of options vested	2,077	2,373	2,266

The following table summarizes information about the options outstanding and options exercisable as of December 31, 2011:

	Options Outstanding			Options Exercisable
	Shares	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Range of prices:
$10.00 – 12.99	218,365	0.9	$12.48	218,365	$12.48
$13.00 – 16.99	394,259	2.0	15.70	394,259	15.70
$17.00 – 19.99	1,378,659	6.2	18.24	895,367	18.43
$20.00 – 22.99	459,377	6.2	20.18	459,377	20.18
$23.00 – 27.99	484,500	5.1	23.26	484,500	23.26
$28.00 – 29.99	441,800	4.2	29.46	441,800	29.46

	3,376,960	4.9	$20.03	2,893,668	$20.38

As of December 31, 2011, there was $674 of total unrecognized compensation cost related to nonvested stock options granted under the plans. The cost is expected to be recognized over a weighted average period of approximately 10 months.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Restricted Stock – Restricted stock awards provide the grantee with the rights of a shareholder, including the right to receive dividends and to vote such shares, but not the right to sell or otherwise transfer the shares during the restriction period. Restricted stock awards result in compensation expense which is equal to the fair market value of the stock on the date of the grant and is amortized ratably over the restriction period. The Company expects forfeitures of restricted stock to be de minimis.

The following table provides compensation costs for stock-based compensation:

	Years ended December 31,
	2011	2010	2009
Stock-based compensation within operations and maintenance expense	$1,833	$1,967	$1,072
Income tax benefit	753	808	441

The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2011:

	Number of Shares	Weighted Average Fair Value
Nonvested shares at beginning of period	233,387	$17.62
Granted	66,000	22.21
Vested	(88,704)	18.60
Forfeited	(2,694)	17.23

Nonvested shares at end of period	207,989	$18.66

The following table summarizes the value of restricted stock awards:

	Years ended December 31,
	2011	2010	2009
Intrinsic value of restricted stock awards vested	$2,020	$1,147	$746
Fair value of restricted stock awards vested	1,650	1,270	887
Weighted average fair value of restricted stock awards granted	22.21	17.19	18.47

As of December 31, 2011, $2,090 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted average period of approximately 1.0 years. The aggregate intrinsic value of restricted stock as of December 31, 2011 was $4,586. The aggregate intrinsic value of restricted stock is based on the number of shares of restricted stock and the market value of the Company’s common stock as of the period end date.

Note 15 – Pension Plans and Other Post-retirement Benefits

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

In addition to providing pension benefits, the Company offers certain Post-retirement Benefits other than Pensions (“PBOPs”) to employees hired before April 1, 2003 and retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits, or a cash contribution toward such benefits, for eligible retirees and life insurance benefits for certain eligible retirees. The Company funds its gross PBOP cost through various trust accounts. The benefits of retired officers and certain other retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

	Pension Benefits	Other Post-retirement Benefits
Years:
2012	$9,933	$1,605
2013	10,692	1,797
2014	11,520	2,069
2015	12,302	2,275
2016	13,110	2,520
2017 - 2021	79,950	15,761

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

	Pension Benefits		Post-retirement Benefits
	2011	2010	2011	2010
Change in benefit obligation:
Benefit obligation at January 1,	$234,891	$217,837	$47,772	$41,477
Service cost	4,626	4,527	1,236	1,130
Interest cost	13,547	12,857	2,761	2,442
Actuarial loss	22,503	10,927	3,925	3,595
Plan participants’ contributions	—	—	219	173
Benefits paid	(8,958)	(12,145)	(1,227)	(1,045)
Plan amendments	416	630	—	—
Curtailments	(1,057)	—	—	—
Settlements	—	258	—	—

	265,968	234,891	54,686	47,772
Less discontinued operations	28,881	25,432	4,497	3,816

Benefit obligation at December 31,	237,087	209,459	50,189	43,956

Change in plan assets:
Fair value of plan assets at January 1,	159,151	138,599	29,673	26,524
Actual return on plan assets	(1,903)	19,565	554	2,652
Employer contributions	17,329	13,132	1,825	1,351
Benefits paid	(8,958)	(12,145)	(994)	(854)

	165,619	159,151	31,058	29,673
Less discontinued operations	16,707	13,627	2,927	2,934

Fair value of plan assets at December 31,	148,912	145,524	28,131	26,739

Funded status of plan:
Net amount recognized at December 31,	$88,175	$63,935	$22,058	$17,217

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company’s pension plans had an accumulated benefit obligation of $209,893 and $184,786 at December 31, 2011 and 2010, respectively. The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

			Other
	Pension Benefits		Post-retirement Benefits
	2011	2010	2011	2010

Current liability	$(217)	$(242)	$—	$—
Noncurrent liability	(87,958)	(63,693)	(22,058)	(17,217)

Net liability recognized	$(88,175)	$(63,935)	$(22,058)	$(17,217)

At December 31, 2011 and 2010, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	September 30,	September 30,
	Projected Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2011	2010

Projected benefit obligation	$237,087	$209,459
Fair value of plan assets	148,912	145,524

	September 30,	September 30,
	Accumulated Benefit
	Obligation Exceeds
	the Fair Value of
	Plan Assets
	2011	2010

Accumulated benefit obligation	$209,893	$184,786
Fair value of plan assets	148,912	145,524

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of net periodic benefit costs for the years ended December 31,:

				Other
	Pension Benefits			Post-retirement Benefits
	2011	2010	2009	2011	2010	2009

Service cost	$4,626	$4,527	$4,349	$1,236	$1,130	$1,080
Interest cost	13,547	12,857	12,524	2,761	2,442	2,288
Expected return on plan assets	(12,973)	(11,258)	(9,316)	(2,031)	(1,869)	(1,688)
Amortization of transition obligation (asset)	—	—	(182)	104	104	104
Amortization of prior service cost	198	189	151	(268)	(268)	(279)
Amortization of actuarial loss	4,076	4,408	5,152	836	619	587
Amortization of regulatory asset	—	—	—	137	137	137
Curtailment loss	100	—	—	27	—	—
Settlement loss	—	929	586	—	—	—
Capitalized costs	(3,645)	(3,416)	(2,721)	(700)	(508)	(363)

	5,929	8,236	10,543	2,102	1,787	1,866
Less discontinued operations	1,149	2,167	2,157	197	19	283

Net periodic benefit cost	$4,780	$6,069	$8,386	$1,905	$1,768	$1,583

The Company records the underfunded status of its pension and other post-retirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates. The Company’s pension and other post-retirement benefit plans were underfunded at December 31, 2011 and 2010. Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet. Due to the Company’s regulatory treatment, the recognition of the funded status is recorded as a regulatory asset pursuant to the FASB’s accounting guidance for regulated operations.

The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

			Other
	Pension Benefits		Post-retirement Benefits
	2011	2010	2011	2010

Net actuarial loss	$91,964	$59,718	$17,883	$13,317
Prior service cost (credit)	1,072	954	(961)	(1,229)
Transition obligation (asset)	—	—	77	208

	93,036	60,672	16,999	12,296
Less discontinued operations	8,475	4,372	1,911	836

Total recognized in regulatory assets	$84,561	$56,300	$15,088	$11,460

The estimated net actuarial loss, prior service cost and transition asset for the Company’s pension plans that will be amortized in 2012 from the regulatory assets into net periodic benefit cost are $7,142, $216, and $0, respectively. The estimated net actuarial loss, prior service credit and transition obligation for the Company’s other post-retirement benefit plans that will be amortized in 2012 from regulatory assets into net periodic benefit cost are $1,207, $268, and $77, respectively.

Accounting for pensions and other post-retirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by the Company’s employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from the Company’s actuarial consultant who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other post-retirement benefit expense that the Company recognizes.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The significant assumptions related to the Company’s pension and other post-retirement benefit plans are as follows:

			Other
	Pension Benefits		Post-retirement Benefits
	2011	2010	2011	2010
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	5.00%	5.75%	5.00%	5.75%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	8.5%	9.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2019	2019

Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	5.75%	5.91%	5.75%	5.91%
Expected return on plan assets	7.75%	8.0%	5.17-7.75%	5.33-8.0%
Rate of compensation increase	4.0 - 4.5%	4.0 - 4.5%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	9.0%	8.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2019	2016

n/a – Assumption is not applicable to pension benefits.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Assumed health-care trend rates have a significant effect on the expense and liabilities for other post-retirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage-	1-Percentage-
	Point	Point
	Increase	Decrease
Effect on the health-care component of the accrued other post-retirement benefit obligation	$3,303	$(2,828)

Effect on aggregate service and interest cost components of net periodic post-retirement health-care benefit cost	$199	$(169)

The Company’s discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2011 pension expense by $793 and the pension liabilities by $8,742.

The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2011 pension expense by $418. For 2011, the Company used a 7.75% expected return on assets assumption which will remain unchanged for 2012. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

The Company’s pension plan asset allocation and the target allocation by asset class are as follows:

	2012	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2011	2010
Asset Class:
Equity securities	50 to 75%	66%	70%
Debt securities	25 to 50%	24%	24%
Cash	0%	10%	6%

Total	100%	100%	100%

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s pension plans’ assets at December 31, 2011 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$106,380	$106,380	$—	$—
Mutual funds	3,604	3,604	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	14,631	—	14,631	—
Corporate and foreign bonds	9,682	—	9,682	—
Mutual funds	15,490	15,490	—	—
Cash (c)	15,832	—	15,832	—

Total pension assets	$165,619	$125,474	$40,145	$—

The fair value of the Company’s pension plans’ assets at December 31, 2010 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$100,913	$100,913	$—	$—
Mutual funds	10,746	10,746	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	12,807	—	12,807	—
Corporate and foreign bonds	11,171	—	11,171	—
Mutual funds	14,045	14,045	—	—
Cash (c)	9,469	—	9,469	—

Total pension assets	$159,151	$125,704	$33,447	$—

(a)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.

(b)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices for the mutual fund.

(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

Equity securities include Aqua America, Inc. common stock in the amounts of $10,610 or 6.4% and $10,496 or 6.6% of total pension plans’ assets as of December 31, 2011 and 2010, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The changes in the fair value for the pension assets valued using significant unobservable inputs (Level 3) for the years ended December 31, 2011 and 2010 was due to the following:

	2011	2010
Balance at January 1,	$—	$1,271
Actual return on plan assets:
Relating to assets still held at the reporting date	—	—
Relating to assets sold during the period	—	7
Purchases, sales, and settlements	—	(1,278)
Transfers to / from level 3	—	—

Balance at December 31,	$—	$—

The asset allocation for the Company’s other post-retirement benefit plans and the target allocation by asset class are as follows:

	2012	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2011	2010
Asset Class:
Equity securities	50 to 75%	56%	60%
Debt securities	25 to 50%	34%	33%
Cash	0%	10%	7%

Total	100%	100%	100%

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2011 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$11,311	$11,311	$—	$—
Mutual funds	6,190	6,190	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	4,653	—	4,653	—
Corporate and foreign bonds	4,462	—	4,462	—
Mutual funds	1,347	1,347	—	—
Cash (c)	3,095	—	3,095	—

Total other post-retirement assets	$31,058	$18,848	$12,210	$—

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2010 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$11,424	$11,424	$—	$—
Mutual funds	6,320	6,320	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	4,751	—	4,751	—
Corporate and foreign bonds	3,972	—	3,972	—
Mutual funds	1,100	1,100		—
Cash (c)	2,106	—	2,106	—

Total other post-retirement assets	$29,673	$18,844	$10,829	$—

(a)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.

(b)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices for the mutual fund.

(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2012 our pension contribution is expected to be approximately $19,306. The Company’s funding of its PBOP cost during 2012 is expected to approximate $2,912.

The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are initially invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to certain limitations. Participants may diversify their Company matching account balances into other investments offered under the 401(k) savings plans. The Company’s matching contribution and annual profit-sharing contribution, recorded as compensation expense, was $2,631, $2,155, and $2,095, for the years ended December 31, 2011, 2010, and 2009, respectively.

Note 16 – Water and Wastewater Rates

On November 17, 2011 the Company’s operating subsidiary in Pennsylvania filed an application with the Pennsylvania Public Utility Commission (“PAPUC”) designed to increase water rates by $38,600 or 9.40% on an annual basis. The Company anticipates a final order to be issued by August 2012.

On June 17, 2010, the PAPUC granted the Company’s operating subsidiary in Pennsylvania a water rate increase designed to increase total operating revenues by $23,600, on an annualized basis. The rates in effect at the time of the filing included $24,256 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $47,856 since the last base rate increase and the DSIC was reset to zero.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

In October 2010, the Company’s operating subsidiary in Texas began to bill interim rates for one of its divisions in accordance with authorization from the Texas Commission on Environmental Quality (“TCEQ”). The additional revenue billed and collected prior to the TCEQ’s final ruling is subject to refund based on the outcome of the rate case. The rate case is expected to conclude with the issuance of an order in the second quarter of 2012. However, based on the Company’s review of the rate proceeding during the third quarter of 2011, a revenue reserve was removed and additional operating revenues were recognized of $3,098. As of December 31, 2011, to date we have recognized $7,735 of revenue that is subject to refund based on the outcome of the final commission order. Based on the Company’s review of the present circumstances, a reserve is not considered necessary for the revenue recognized to date.

The Company’s operating subsidiaries, excluding the Pennsylvania water award discussed above, were allowed annual rate increases of $6,311 in 2011, $15,055 in 2010, and $15,595 in 2009, represented by twelve, twelve, and six rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $3,312, $4,261, and $11,366 in 2011, 2010, and 2009, respectively.

Five states in which the Company operates permit water utilities, and in two states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, New York, and Indiana allow for the use of infrastructure rehabilitation surcharges, and in New Jersey, regulators have proposed a rulemaking to implement an infrastructure rehabilitation surcharge in 2012. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 9% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2011, 2010, and 2009 of $15,937, $14,043, and $16,448, respectively.

Note 17 – Segment Information

The Company has thirteen operating segments and one reportable segment. The Regulated segment, the Company’s single reportable segment, is comprised of twelve operating segments representing our water and wastewater regulated utility companies which are organized by the states where we provide water and wastewater services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table presents information about the Company’s reportable segment:

	As of or For the Year Ended			As of or For the Year Ended
	December 31, 2011			December 31, 2010
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated

Operating revenues	$699,592	$12,364	$711,956	$672,020	$11,418	$683,438
Operations and maintenance expense	258,236	12,280	270,516	253,005	11,642	264,647
Depreciation	108,166	(1,495)	106,671	105,571	(1,264)	104,307
Operating income	286,046	(236)	285,810	260,905	(558)	260,347
Interest expense, net of AFUDC	66,322	4,284	70,606	64,538	3,990	68,528
Income tax	73,185	(2,094)	71,091	77,435	(1,266)	76,169
Income (loss) from continuing operations	146,771	(2,009)	144,762	119,340	(1,143)	118,197
Capital expenditures	329,210	1,375	330,585	315,977	408	316,385
Total assets	4,186,639	161,781	4,348,420	3,989,926	82,540	4,072,466
Goodwill	22,823	4,121	26,944	23,797	4,121	27,918

	As of or For the Year Ended
	December 31, 2009
		Other and
	Regulated	Eliminations	Consolidated

Operating revenues	$621,808	$11,484	$633,292
Operations and maintenance expense	243,724	10,611	254,335
Depreciation	100,941	(1,517)	99,424
Operating income	229,237	(957)	228,280
Interest expense, net of AFUDC	63,268	452	63,720
Income tax	65,484	(610)	64,874
Income from continuing operations	100,923	(773)	100,150
Capital expenditures	271,815	1,344	273,159
Total assets	3,674,194	75,668	3,749,862
Goodwill	26,736	4,121	30,857

Selected Quarterly Financial Data (Unaudited) (In thousands of dollars, except per share amounts)	Aqua America, Inc. and Subsidiaries

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Year
2011
Operating revenues	$163,615	$178,313	$197,328	$172,700	$711,956
Operations and maintenance expense	63,731	66,765	70,039	69,981	270,516
Operating income	60,920	72,623	87,759	64,508	285,810
Income from continuing operations	30,646	36,595	45,516	32,005	144,762
(Loss) income from discontinuing operations	(295)	995	(4,393)	2,000	(1,693)
Net income attributable to common shareholders	30,351	37,590	41,123	34,005	143,069
Basic income from continuing operations per common share	0.22	0.26	0.33	0.23	1.05
Diluted income from continuing operations per common share	0.22	0.26	0.33	0.23	1.04
Basic (loss) income from discontinuing operations per common share	0.00	0.01	(0.03)	0.01	(0.01)
Diluted (loss) income from discontinuing operations per common share	0.00	0.01	(0.03)	0.01	(0.01)
Basic net income per common share	0.22	0.27	0.30	0.25	1.04
Diluted net income per common share	0.22	0.27	0.30	0.24	1.03
Dividend paid per common share	0.155	0.155	0.155	0.165	0.630
Dividend declared per common share	0.155	0.155	0.320	—	0.630
Price range of common stock
—high	23.79	23.28	22.74	22.52	23.79
—low	21.56	21.03	19.28	20.16	19.28

2010
Operating revenues	$152,793	$168,733	$193,477	$168,435	$683,438
Operations and maintenance expense	63,909	65,432	68,842	66,464	264,647
Operating income	50,303	64,088	83,389	62,567	260,347
Income from continuing operations	21,609	28,894	40,370	27,324	118,197
(Loss) income from discontinuing operations	(98)	961	3,381	1,534	5,778
Net income attributable to common shareholders	21,511	29,855	43,751	28,858	123,975
Basic income from continuing operations per common share	0.16	0.21	0.29	0.20	0.86
Diluted income from continuing operations per common share	0.16	0.21	0.29	0.20	0.86
Basic (loss) income from discontinuing operations per common share	0.00	0.01	0.02	0.01	0.04
Diluted (loss) income from discontinuing operations per common share	0.00	0.01	0.02	0.01	0.04
Basic net income per common share	0.16	0.22	0.32	0.21	0.91
Diluted net income per common share	0.16	0.22	0.32	0.21	0.90
Dividend paid per common share	0.145	0.145	0.145	0.155	0.590
Dividend declared per common share	0.145	0.145	0.300	—	0.590
Price range of common stock
—high	17.88	18.73	20.99	22.97	22.97
—low	16.45	16.52	17.38	20.20	16.45

High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividend paid in December 2011 of $0.165 was declared in August 2011, and the cash dividend paid in December 2010 of $0.155 was declared in August 2010.

Summary of Selected Financial Data (Unaudited) (in thousands of dollars, except per share amounts)	Aqua America, Inc. and Subsidiaries

Years ended December 31,	2011	2010	2009	2008	2007
PER COMMON SHARE:
Income from continuing operations
Basic	1.05	0.86	0.74	0.70	0.68
Diluted	1.04	0.86	0.74	0.69	0.67
(Loss) income from discontinuing operations
Basic	(0.01)	0.04	0.03	0.03	0.04
Diluted	(0.01)	0.04	0.03	0.03	0.04
Net income
Basic	$1.04	$0.91	$0.77	$0.73	$0.72
Diluted	1.03	0.90	0.77	0.73	0.71
Cash dividends declared and paid	0.63	0.59	0.55	0.51	0.48
Return on average Aqua America stockholders’ equity	11.8%	10.9%	9.6%	9.6%	10.0%
Book value at year end	$9.01	$8.52	$8.12	$7.82	$7.32
Market value at year end	22.05	22.48	17.51	20.59	21.20
INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$711,956	$683,438	$633,292	$589,901	$566,470
Depreciation and amortization	111,942	116,122	111,111	90,558	84,442
Interest expense, net (a)	77,802	73,391	66,343	66,055	64,232
Income from continuing operations before income taxes	215,853	194,366	165,024	155,351	147,163
Provision for income taxes	71,091	76,169	64,874	61,783	57,276
Income from continuing operations	144,762	118,197	100,150	93,568	89,887
(Loss) income from discontinuing operations	(1,693)	5,778	4,203	4,350	5,127
Net income attributable to common shareholders	143,069	123,975	104,353	97,918	95,014
BALANCE SHEET HIGHLIGHTS:
Total assets	$4,348,420	$4,072,466	$3,749,862	$3,486,339	$3,216,136
Property, plant and equipment, net	3,612,926	3,357,357	3,109,788	2,887,574	2,688,083
Aqua America stockholders’ equity	1,251,313	1,174,254	1,108,904	1,058,446	976,298
Long-term debt, including current portion	1,475,886	1,519,457	1,404,930	1,217,815	1,201,308
Total debt	1,583,657	1,609,125	1,432,361	1,297,349	1,257,996
ADDITIONAL INFORMATION:
Operating cash flows from continuing operations	$357,621	$253,443	$252,542	$214,950	$183,678
Capital additions	330,585	316,385	273,159	259,646	232,410
Net cash expended for acquisitions of utility systems and other	8,515	8,625	3,373	14,659	24,562
Dividends on common stock	87,133	80,907	74,729	68,504	63,763
Number of utility customers served (b) (c)	966,136	962,970	953,437	945,540	949,378
Number of shareholders of common stock	26,744	27,274	27,984	28,565	28,286
Common shares outstanding (000)	138,815	137,776	136,486	135,370	133,400
Employees (full-time) (c)	1,615	1,632	1,632	1,638	1,585

(a)	Net of allowance for funds used during construction and interest income.

(b)	2008 was impacted by the loss of 22,519 utility customers associated with two utility systems disposed of.

(c)	Includes continuing and discontinued operations.