Form 10-K, Exhibit 13
period 2012-12-31
AQUA AMERICA INC
filed 2013-02-28
CIK 78128

Exhibit 13.1

SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS

FOR THE YEAR ENDED DECEMBER 31, 2012

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

•	recovery of capital expenditures and expenses in rates;

•	projected capital expenditures and related financing requirements;

•	the availability and cost of capital financing;

•	dividend payment projections;

•	future financing plans;

•	future pension contributions;

•	the impact of changes in income tax laws regarding tax-basis depreciation on capital additions, and repair tax deductions;

•	our determination of what qualifies as a capital cost versus a repair expense tax deduction;

•	opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;

•	acquisition-related costs and synergies;

•	the sale of water and wastewater divisions;

•	the capacity of our water supplies, water facilities and wastewater facilities;

•	the impact of geographic diversity on our exposure to unusual weather;

•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage;

•	the availability and cost of key production necessities, including power, chemicals and purchased water or wastewater services;

•	the availability of qualified personnel;

•	the return performance of our defined benefit pension plan assets;

•	general economic conditions;

•	the impact of federal and/or state tax policies and the regulatory treatment of the effects of those policies; and

•	the impact of accounting pronouncements and income taxation policies.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;

•	changes in government laws regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;

•	our determination of what qualifies for a repair expense tax deduction

•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;

•	our ability to file rate cases on a timely basis to minimize regulatory lag;

•	changes in environmental conditions, including those that result in water use restrictions;

•	abnormal weather conditions, including the effects of climate change;

•	changes in, or unanticipated, capital requirements;

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

•	changes in our credit rating or the market price of our common stock;

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	the extent to which we are able to develop and market new and improved services;

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements or the expansion of our operations;

•	changes in accounting pronouncements;

•	civil disturbance or terroristic threats or acts; and

•	litigation and claims.

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

OVERVIEW

The Company

Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be almost 3.0 million people in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Florida, Indiana, Virginia, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc. (“Aqua Pennsylvania”), accounted for approximately 55% of our operating revenues and a larger percentage of our net income for 2012, and, as of December 31, 2012, provided water or wastewater services to approximately one-half of the total number of people we serve located in the suburban areas in counties north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. Our other subsidiaries provide similar services in nine other states. In addition, we provide water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories, as well as sludge hauling, septage and grease services, backflow prevention services, certain other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas and oil drilling industry.

In January 2012, we sold our regulated water operations in Maine, which served approximately 16,000 customers, to Connecticut Water Services, Inc. In May 2012, we acquired all of American Water Works Company, Inc.’s (“American Water”) regulated water and wastewater operations in Ohio, which served approximately 59,000 customers, and simultaneously sold our water operations in New York to American Water Works Company, Inc., which served approximately 51,000 customers. These transactions concluded our regulated operations in Maine and New York. In September 2012, we began to market for sale our water and wastewater operations in Florida, which serve approximately 38,000 customers, and our single wastewater treatment facility in Georgia. In December 2012, we entered into a definitive agreement to sell 80 of our water and wastewater systems in Florida to the Florida Governmental Utility Authority. These 80 water and wastewater systems represent approximately 56% of our total customers served in Florida. This transaction is expected to close in the first half of 2013. In addition, we are holding discussions with interested parties for the sale of the remainder of our Florida water and wastewater operations. The operating results, cash flows, and financial position of the Company’s Maine, New York, Florida, and Georgia subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations. During the second quarter of 2011, we acquired all of American Water Works Company, Inc.’s regulated water and wastewater operations in Texas, which served approximately 5,300 customers, and sold our regulated water and wastewater operations in Missouri to American Water Works Company, Inc., which served approximately 3,900 customers and concluded our regulated utility operations in Missouri.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, formerly known as Philadelphia Suburban Water Company. In the early 1990s, we embarked on a growth through acquisition strategy focused on water and wastewater operations. Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of AquaSource, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition American Water Works Company, Inc.’s regulated water and wastewater operations in Ohio in 2012. Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry and has extended our regulated operations from southeastern Pennsylvania to include our current operations in nine other states.

Beginning in 2010, and continuing into 2013, we pursued a portfolio rationalization strategy to focus our operations in areas where we have critical mass and economic growth potential, and to divest operations where limited customer growth opportunities exist, or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable. In 2012, we sold our utility operations in Maine and New York, in 2011, we sold our utility operations in Missouri and in 2010 we sold our utility operations in South Carolina. In connection with the sale of our New York and Missouri utility operations, we acquired additional utility systems (and customers) in Ohio and Texas, two of the larger states in Aqua America’s portfolio. Initiated in 2012, and concluding in 2013, we began to market for sale our Florida utility operations and our wastewater treatment facility in Georgia, and these sales should conclude in 2013.

In 2011, one of our subsidiaries entered into a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to certain natural gas well drilling operations in Pennsylvania. The operation of the private pipeline system commenced in the second quarter of 2012 and marks an expansion of our growth venture in serving the raw water needs of firms in the natural gas and oil drilling industry.

Industry Mission

The mission of the investor-owned water utility industry is to provide quality and reliable water service at reasonable rates to customers, while earning a fair return for shareholders. A number of challenges face the industry, including:

•	strict environmental, health and safety standards;

•	aging utility infrastructure and the need for substantial capital investment;

•	economic regulation by state, and/or, in some cases, local government;

•	declining consumption per customer as a result of conservation; and

•	the impact of weather and sporadic drought conditions on water sales demand.

Economic Regulation

Most of our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The regulatory commissions also generally establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems, loans and other financings, and the franchise areas that we serve. The policies of the regulatory commissions often differ from state to state, and may change over time. A small number of our operations are subject to rate regulation by county or city government. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. A consideration in evaluating which states to focus our growth and investment strategy is whether a state provides for consolidated rates, infrastructure rehabilitation surcharge mechanisms, and other regulatory policies, that promote infrastructure investment and efficiency in processing rate cases.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Rate Case Management Capability – We strive to achieve the industry’s mission by effective planning and efficient use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving or replacing water mains, treatment plants, information technology systems, and other infrastructure. This capital investment represents our assets used and useful in providing utility service, and is commonly referred to as rate base. Timely, adequate rate relief is important to our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Accordingly, the objective of our rate case management strategy is to provide that the rates of our utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, maintenance expenses, insurance and claims costs, and costs to comply with environmental regulations), capital, and taxes. In pursuing our rate case strategy, we consider the amount of utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in our capital structure and changes in operating and other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions or local regulatory authorities. In general, as a regulated enterprise, our water and wastewater rates are established to provide full recovery of utility operating costs, taxes, interest on debt used to finance capital investments and a return on equity used to finance capital investments. Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business determines the profitability of the Company.

Our water and wastewater operations are composed of 66 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division. When feasible and beneficial to our utility customers, we will seek approval from the applicable state regulatory commission to consolidate rate divisions to achieve a more even distribution of costs over a larger customer base. Eight of the states in which we operate permit us to file a revenue requirement using some form of consolidated rates for some or all of the rate divisions in that state. As of December 31, 2012, we have two active rate proceedings in two of our ten states proposing an aggregate annualized rate increase of $9,188.

Revenue Surcharges – Five states in which we operate water utilities, and three states in which we operate wastewater utilities, permit us to add a surcharge to water or wastewater bills to offset the additional depreciation and capital costs associated with certain capital expenditures related to replacing and rehabilitating infrastructure systems. In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, certain states permit our subsidiaries to use a surcharge or credit on their bills to reflect certain allowable changes in costs, such as changes in state tax rates, other taxes and purchased water costs, until such time as these changes in costs are fully incorporated in base rates.

Effects of Inflation – Recovery of the effects of inflation through higher water and wastewater rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. On occasion, our regulated utility companies may enter into rate settlement agreements that provide certain stay-out provisions which require us to wait for a period of time to file the next base rate increase request. These stay-out provisions may result in regulatory lag whereby inflationary increases in expenses may not yet be reflected in rates, or a gap may exist between when a capital project is completed and the start of its recovery in rates. Even during periods of moderate inflation, as has been experienced in 2012, 2011, and 2010, the effects of inflation can have a negative impact on our operating results.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Growth-Through-Acquisition Strategy

Part of our strategy to meet the industry challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas, and to explore acquiring non-regulated businesses that are complementary to our regulated water and wastewater operations. To complement our growth strategy, we routinely evaluate the operating performance of our individual utility systems, and in instances where limited economic growth opportunities exist or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable, we will seek to sell the utility system and reinvest the proceeds in other utility systems. Consistent with this strategy, we are focusing our acquisitions and resources in states where we have critical mass of operations in an effort to achieve economies of scale and increased efficiency. Our growth-through-acquisition strategy allows us to operate more efficiently by sharing operating expenses over more utility customers and provides new locations for possible future growth. The ability to successfully execute this strategy and meet the industry challenges is largely due to our financial position and our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.

In May 2012, we completed our acquisition of American Water’s water and wastewater operations in Ohio serving approximately 59,000 customers. In addition to our Ohio acquisition, during 2012, we completed 16 acquisitions and other growth ventures, which along with the organic growth in our existing system represent 11,070 new customers. In June 2011, we completed our acquisition of approximately 51 water and five wastewater systems in Texas serving approximately 5,300 customers. In addition to our Texas acquisition, during 2011, we completed eight acquisitions and other growth ventures, which along with the organic growth in our existing systems represent 3,962 new customers. During 2010, we completed 23 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represent 9,931 new customers.

In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation. In 2010, 2011, and 2012, consistent with our strategy to evaluate our individual utility systems, we divested our operations in four states: South Carolina in December 2010, Missouri in May 2011, Maine in January 2012, and New York in May 2012. In related transactions, with respect to the sale of our Missouri operations, and with respect to the sale of our New York operations, we acquired additional utility systems (and additional customers) in Texas and in Ohio, which resulted in a net increase in customers of approximately 10,000. In addition to the dispositions mentioned above, pursuant to our plan to evaluate and dispose of underperforming utility systems, we sold the following utility systems: in 2012 we sold two utility systems representing 1,139 customers and in 2011 we sold three utility systems representing 2,179 customers.

We believe that utility acquisitions, organic growth, and expansion of our non-regulated business will continue to be the primary sources of customer growth for us. With approximately 53,000 community water systems in the U.S., 83% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate, we believe there are approximately 19,000 community water systems of widely-varying size, with the majority of the population being served by government-owned water systems.

Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (“EPA”) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2008, there are approximately 15,000 such facilities in the nation serving approximately 74% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 7,400 wastewater facilities in operation or planned in the 10 states where we operate.

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

We are actively exploring opportunities to expand our water and wastewater utility operations through regulated acquisitions or otherwise, such as the management of publicly-owned facilities in a public-private partnership. We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater systems of all sizes that provide services in areas near our existing service territories or in new service areas. It is our intention to focus on growth opportunities in states where we have critical mass, which allows us to improve economies of scale through spreading our fixed costs over more customers – this cost efficiency should enable us to lessen the size of future rate increases. We continue to explore opportunities for the acquisition of non-regulated water and wastewater service businesses that are located near our existing markets, to grow our existing revenue base. We are also seeking other potential business opportunities, including growth opportunities provided by the natural gas and oil drilling industry with a current focus on serving the raw water needs of drillers.

Sendout

“Sendout” represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly in our northern service territories during the late spring and summer months when discretionary and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues are realized in the second and third quarters. In general during this period, an extended period of hot and dry weather increases water consumption, while above-average rainfall and cool weather decreases water consumption. Conservation efforts, construction codes that require the use of low-flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can reduce water consumption. We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may result in a long-term structural trend of declining water usage per customer. These gradual long-term changes are normally taken into account by the regulatory commissions in setting rates, whereas significant short-term changes in water usage, resulting from drought warnings, water use restrictions, or extreme weather conditions, may not be fully reflected in the rates we charge between rate proceedings.

On occasion, drought warnings and water use restrictions are issued by governmental authorities for portions of our service territories in response to extended periods of dry weather conditions, regardless of our ability to meet unrestricted customer water demands. The timing and duration of the warnings and restrictions can have an impact on our water revenues and net income. In general, water consumption in the summer months is affected by drought warnings and restrictions to a higher degree because discretionary and recreational use of water is highest during the summer months, particularly in our northern service territories. At other times of the year, warnings and restrictions generally have less of an effect on water consumption.

The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory. During the year ended December 31, 2012, our operating revenues were derived principally from the following states: 55% in Pennsylvania, 10% in Ohio, 9% in Texas, 7%, in Illinois, and 6% in North Carolina.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Performance Measures Considered by Management

We consider the following financial measures (and the period to period changes in these financial measures) to be the fundamental basis by which we evaluate our operating results: earnings per share, operating revenues, income from continuing operations, net income attributable to common shareholders and the dividend rate on common stock. In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment: our number of utility customers, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio” or “efficiency ratio”); return on revenues (income from continuing operations divided by operating revenues); return on equity (net income attributable to common shareholders divided by Aqua America stockholders’ equity); and the ratio of capital expenditures to depreciation expense. We also review the measure of earnings before interest, taxes, and depreciation (“EBITD”) and the measure of earnings before income taxes as compared to our operating budget. We review these measurements regularly and compare them to historical periods, to our operating budget as approved by our Board of Directors, and to other publicly-traded water utilities.

Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness of our regulated operations. Our operating expense ratio is affected by a number of factors, including the following:

•

Regulatory lag – Our rate filings are designed to provide for the recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, maintenance expenses, insurance and claim costs, and costs to comply with environmental regulations), capital, and taxes. The revenue portion of the efficiency ratio can be impacted by the timeliness of recovery of, and the return on capital investments. The efficiency ratio is further influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates), or decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in customer water consumption as impacted by adverse weather conditions, conservation trends, or as a result of utility rates incorporating the effects of income tax benefits derived from deducting repair expenses for tax purposes that are capitalized for book purposes in Aqua Pennsylvania and forgoing operating revenue increases. During periods of inflation, our operations and maintenance expenses may increase, impacting the efficiency ratio, as a result of regulatory lag since our rate cases may not be filed timely nor are they retroactive.

•

Acquisitions – In general, acquisitions of smaller undercapitalized utility systems in certain areas may initially increase our operating expense ratio if the operating revenues generated by these operations are accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company that are more densely populated and have integrated operations. In these cases, the acquired operations are characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of the Aqua America operations, which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. We operate subsidiary companies that provide sludge hauling, septage and grease services, backflow prevention services, certain other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas and oil drilling industry. The cost-structure of these businesses differs from our utility companies in that, although they generate free cash flow, these businesses have a much higher ratio of operations and maintenance expenses to operating revenues and a lower capital investment and, consequently, a lower ratio of fixed capital costs versus operating revenues in contrast to our regulated operations. As a result, the ratio of operating income compared to operating revenues is not comparable between the businesses. The non-regulated wastewater and septage service business is not a component of our Regulated segment.

We continue to evaluate initiatives to help control operating costs and improve efficiencies.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Selected Financial and Operating Statistics

Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2012 (a)	2011 (b)	2010	2009 (c)	2008 (d)
Utility customers:
Residential water	778,350	723,649	719,812	712,619	707,456
Commercial water	39,079	35,078	34,649	34,261	33,684
Industrial water	1,374	1,213	1,226	1,222	1,247
Other water	16,730	15,762	15,376	16,242	15,549
Wastewater	95,044	84,978	86,108	84,041	82,370

Total utility customers	930,577	860,680	857,171	848,385	840,306

Operating revenues:
Residential water	$447,338	$408,904	$391,922	$356,265	$342,436
Commercial water	117,992	105,837	99,632	89,520	85,485
Industrial water	25,015	21,576	20,716	18,723	19,141
Other water	70,776	64,970	63,222	64,039	51,968
Wastewater	68,225	62,780	62,156	58,577	50,241
Other utility	10,538	10,712	10,973	11,139	11,994

Regulated segment total	739,884	674,779	648,621	598,263	561,265
Other	17,876	12,512	11,565	11,634	11,810

Consolidated	$757,760	$687,291	$660,186	$609,897	$573,075

Operations and maintenance expense	$271,843	$256,743	$250,989	$239,905	$231,666

Income from continuing operations	$184,087	$141,683	$116,379	$98,440	$95,729

Net income attributable to common shareholders	$196,563	$143,069	$123,975	$104,353	$97,918

Capital expenditures	$347,985	$325,808	$308,134	$266,190	$252,498

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	35.9%	37.4%	38.0%	39.3%	40.4%
Depreciation and amortization	15.4%	15.8%	16.9%	17.6%	15.2%
Taxes other than income taxes	6.3%	6.0%	6.1%	6.1%	6.1%
Interest expense, net	10.3%	11.3%	11.1%	10.9%	11.5%
Income from continuing operations	24.3%	20.6%	17.6%	16.1%	16.7%

Return on Aqua America stockholders’ equity	14.2%	11.4%	10.6%	9.4%	9.3%

Ratio of capital expenditures to depreciation expense	3.1	3.2	3.1	2.8	3.1

Effective tax rate	26.6%	32.8%	39.2%	39.3%	39.6%

(a)	2012 utility customers were impacted by the addition of 65,577 utility customers associated with utility systems acquired. See Results of Operations – Income Taxes for a discussion of the effective tax rate change for 2012.
(b)	Net income attributable to common shareholders includes the gain of $3,035 ($5,058 pre-tax) realized on the sale of utility systems. The gain is reported in the 2011 consolidated statement of income as a reduction to operations and maintenance expense.
(c)	Net income attributable to common shareholders includes the gain of $605 ($1,009 pre-tax) realized on the sale of a utility system. The gain is reported in the 2009 consolidated statement of income as a reduction to operations and maintenance expense.
(d)	2008 utility customers were impacted by the loss of 22,519 utility customers associated with the utility systems disposed of. Net income includes the gain of $2,427 ($4,118 pre-tax) realized on the sale of a utility system. The gain is reported in the 2008 consolidated statement of income as a reduction to operations and maintenance expense.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

RESULTS OF OPERATIONS

Our income from continuing operations has grown at an annual compound rate of approximately 14.9% and our net income has grown at an annual compound rate of approximately 15.6% during the five-year period ended December 31, 2012. During the past five years, operating revenues grew at a compound rate of 6.6% and total expenses, exclusive of income taxes, grew at a compound rate of 4.9%.

Operating Segments

We have identified twelve operating segments and we have one reportable segment based on the following:

•

Ten segments are composed of our water and wastewater regulated utility operations in the ten states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution and/or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment. Two of our operating segments have been classified as discontinued operations, and are excluded from the Regulated segment disclosure of our results of continuing operations.

•

Two segments are not quantitatively significant to be reportable and are composed of the businesses that provide sludge hauling, septage and grease services, backflow prevention services, certain other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas and oil drilling industry. These segments are included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Unless specifically noted, the following discussion and analysis provides information on our consolidated results of continuing operations. The following table provides the Regulated segment and consolidated information for the years ended December 31, 2012, 2011, and 2010:

	2012			2011
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated
Operating revenues	$740,030	$17,730	$757,760	$674,927	$12,364	$687,291
Operations and maintenance expense	259,847	11,996	271,843	243,137	13,606	256,743
Taxes other than income taxes	45,450	1,954	47,404	39,677	1,772	41,449

Earnings (losses) before interest, taxes, depreciation and amortization	$434,733	$3,780	438,513	$392,113	$(3,014)	389,099

Depreciation and amortization			116,996			108,300

Operating income			321,517			280,799
Interest expense, net of AFUDC			73,615			70,654
Gain on sale of other assets			(1,090)			(649)
Equity earnings in joint venture			(1,976)			—
Provision for income taxes			66,881			69,111

Income from continuing operations			184,087			141,683
Income from discontinued operations, net of income taxes of $8,017 and $12,893, respectively			12,476			1,386

Net income			$196,563			$143,069

	2010
	Regulated	Other and Eliminations	Consolidated
Operating revenues	$648,768	$11,418	$660,186
Operations and maintenance expense	238,093	12,896	250,989
Taxes other than income taxes	38,652	1,495	40,147

Earnings (losses) before interest, taxes, depreciation and amortization	$372,023	$(2,973)	369,050

Depreciation and amortization			111,716

Operating income			257,334
Interest expense, net of AFUDC			68,562
Gain on sale of other assets			(2,547)
Provision for income taxes			74,940

Income from continuing operations			116,379
Income from discontinued operations net of income taxes of $5,154			7,596

Net income			$123,975

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Results

Operating Revenues – The growth in revenues over the past three years is a result of increases in water and wastewater rates and in our customer base. Rate increases implemented during the past three years have provided additional operating revenues of approximately $39,987 in 2012, $37,988 in 2011, and $32,503 in 2010. Negatively impacting our revenue growth in 2012 was a slight decline in water consumption as compared to the prior year and in 2011 was a decrease in customer water consumption largely due to unfavorable weather conditions in many of our service territories during the third quarter of 2011, as well as increases in water conservation awareness by our customers. The number of customers increased at an annual compound rate of 0.5% over the past three years due to acquisitions and organic growth, offset by dispositions. If adjusted for the utility system dispositions over the past three years, the annual compound customer growth rate would have been 2.9%. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $28,296 in 2012, $3,960 in 2011, and $2,579 in 2010.

On June 7, 2012, the Pennsylvania Public Utility Commission (“PAPUC”) granted Aqua Pennsylvania a water rate increase designed to increase water rates by $16,700 on an annual basis. The rates in effect at the time of the filing included $27,449 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $44,149 since the last base rate increase, and the DSIC was reset to zero. In addition, the rate case settlement provides for the flow-through accounting treatment of certain income tax benefits if Aqua Pennsylvania changes its tax accounting method to permit the expensing of certain utility asset improvement costs that have historically been capitalized and depreciated for book and tax purposes (the “repair change”). In December 2012, Aqua Pennsylvania implemented the repair change which resulted in the net recognition of 2012 income tax benefits of $33,565 which reduced income tax expense and flowed-through to net income in the fourth quarter of 2012. In addition, the income tax benefits of $111,397 for qualifying capital expenditures made prior to 2012 have been deferred as of December 31, 2012 and, based on the settlement agreement, a ten year amortization of the income tax benefits is expected to reduce income tax expense beginning in 2013. Also, as a result of the repair change, the fourth quarter 2012 DSIC of 2.82% for Aqua Pennsylvania’s water customers was reset to zero beginning January 1, 2013, and Aqua Pennsylvania will not file a water base rate case in 2013.

On June 17, 2010, the PAPUC granted Aqua Pennsylvania a water rate increase designed to increase total operating revenues by $23,600, on an annualized basis. The rates in effect at the time of the filing included $24,256 in DSIC or 7.5% above prior base rates. Consequently, the total base rates increased by $47,856 since the last base rate increase, and the DSIC was reset to zero.

In February 2012, two of the Company’s operating divisions in Texas began to bill interim rates in accordance with authorization from the Texas Commission on Environmental Quality (the “TCEQ”). The additional revenue billed and collected prior to the TCEQ’s final ruling is subject to refund based on the outcome of the rate case. As of December 31, 2012, the Company had billed revenue of $4,758, which is subject to refund based on the outcome of the TCEQ’s final ruling. Based on the Company’s review of the present circumstances, a reserve of $1,665 has been established for the billings to date.

In October 2010, the Company’s operating subsidiary in Texas began to bill interim rates for one of its divisions in accordance with authorization from the Texas Commission on Environmental Quality (“TCEQ”). The additional revenue billed and collected prior to the TCEQ’s final ruling is subject to refund based on the outcome of the rate case. The rate case concluded with the issuance of an order on May 20, 2012, and no refunds of revenue previously billed and collected were required.

Our operating subsidiaries, excluding the Pennsylvania and Texas water awards discussed above, received rate increases representing estimated annualized revenues of $11,774 in 2012 resulting from eight rate decisions, $6,311 in 2011 resulting from twelve rate decisions, and $13,834 in 2010 resulting from eleven rate decisions. Revenues from these increases realized in the year of grant were approximately $7,605 in 2012, $3,312 in 2011, and $4,515 in 2010. As of December 31, 2012, our operating subsidiaries currently have filed two rate requests, which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $9,188 in annual revenues. During 2013, we intend to file ten additional rate requests proposing an aggregate of approximately $13,147 of increased annual revenues; the timing and extent to which our rate increase requests may be granted will vary by state.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Currently, Pennsylvania, Ohio, Illinois, and Indiana allow for the use of infrastructure rehabilitation surcharges, and in June 2012 regulators approved a rulemaking to implement an infrastructure rehabilitation surcharge for regulated water utilities in New Jersey; as a result, our New Jersey subsidiary is in the process of implementing an infrastructure rehabilitation surcharge for 2013. In Pennsylvania, this mechanism is referred to as a DSIC. The rate increases under these surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. Infrastructure rehabilitation surcharges are capped as a percentage of base rates, generally at 5% to 12.75% of base rates, and are reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $15,911 in 2012, $15,937 in 2011, and $14,044 in 2010.

In 2012, Aqua Pennsylvania decided to adopt the repair tax accounting change on Aqua America’s 2012 federal income tax return to be filed in September 2013. The change, which was contemplated under our subsidiary’s June 2012 rate order, allows a tax deduction for certain qualifying utility asset improvements that was formerly capitalized and depreciated for book and tax purposes. As a result of Aqua Pennsylvania’s implementing this tax accounting change, the DSIC will be suspended for 2013 for Aqua Pennsylvania due to the anticipated earnings level to be achieved. This tax accounting change and its flow-through treatment under the Pennsylvania rate order will offset the impact of the 2013 DSIC suspension through a reduction in income tax expense.

Our Regulated segment also includes certain non-regulated operating revenues of $10,538 in 2012, $10,712 in 2011, and $10,973 in 2010. These operating revenues are associated with contract operations that are integrated into the regulated utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.

In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with non-regulated wastewater, sludge hauling, septage and grease services, backflow prevention services, operating and maintenance contracts, certain other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas and oil drilling industry of $17,876 in 2012, $12,512 in 2011, and $11,565 in 2010.

Operations and Maintenance Expenses – Operations and maintenance expenses totaled $271,843 in 2012, $256,743 in 2011, and $250,989 in 2010. Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, maintenance expenses and insurance and claims costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price changes. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture, resulting in additional costs to repair the affected main.

Operation and maintenance expenses increased in 2012 as compared to 2011 by $15,100 or 5.9%, primarily due to increases in operating costs associated with acquired utility systems and other growth ventures of $13,080, the effect of the gains on the sales of our utility system recognized during 2011 of $5,058, an increase in insurance expense of $2,677, an increase in post-retirement benefits expenses of $2,217, an increase in stock-based compensation of $1,684, and normal increases in other operating costs. Offsetting these increases were decreases in water production costs of $5,732, and the effect of the recognition of a regulatory asset resulting from a completed rate case which reduced operations and maintenance expense by $3,356. The decrease in water production costs results primarily from a decrease in the contractual rate of one of our purchased water contracts, and the non-renewal of another purchased water contract.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Operations and maintenance expenses increased in 2011 as compared to 2010 by $5,754 or 2.3%, primarily due to increased water production costs of $3,313, increases in operating costs associated with acquired utility systems and other growth ventures of $2,893, an increase in post-retirement benefits expenses of $1,975, increases in fuel costs for our service vehicles of $1,016, and normal increases in other operating costs. Offsetting these increases were the gains on the sales of our utility systems recognized during 2011 of $5,058, the effect of the write-off in 2010 of previously deferred regulatory expenses of $2,210, decreased insurance expense of $1,893, and reduced expenses of $1,462 associated with the disposition of utility systems. The increase in water production costs is primarily due to an increase in the cost of purchased water. In the consolidated statement of income for 2011, the gain on sale of utility system is reported as a component of operations and maintenance expense.

Depreciation and Amortization Expenses – Depreciation expense was $111,767 in 2012, $103,412 in 2011, and $100,606 in 2010, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and our acquisitions of new utility systems.

Amortization expense was $5,229 in 2012, $4,888 in 2011, and $11,110 in 2010, and increased in 2012 primarily due to the amortization of costs associated with, and other costs being recovered in, various rate filings. The decrease in 2011 is primarily due to the amortization recognized in 2010 of $6,739 resulting from the completion of the recovery through a surcharge of our costs associated with our rate filing in Texas and the amortization of the costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes – Taxes other than income taxes totaled $47,404 in 2012, $41,449 in 2011, and $40,147 in 2010. The increase in 2012 is primarily due to an increase in property taxes of $4,932, gross receipts, excise and franchise taxes of $652, and payroll taxes of $526 resulting primarily from our Ohio acquisition, offset by a decrease in capital stock taxes of $363 for Aqua Pennsylvania. The increase in 2011 is primarily due to an increase in other taxes of $942 largely due to an increase in taxes assessed resulting from the pumping of ground water in Texas.

Interest Expense, net – Net interest expense was $77,757 in 2012, $77,804 in 2011, and $73,393 in 2010. Interest income of $372 in 2012, $757 in 2011, and $1,288 in 2010 was netted against interest expense. Net interest expense decreased in 2012 primarily due to a decline in short-term interest rates and the refinancing of existing debt at lower interest rates. Net interest expense increased in 2011 primarily due to the full-year impact of $141,385 in tax exempt bonds issued in November 2010 by Aqua Pennsylvania. Interest income decreased in 2012 and 2011 due to lower investment rates and lower balances on the proceeds from the issuance of tax-exempt bonds held by trustees pending the draw-down for projects financed with the issuances. The interest income earned on the proceeds from the issuance of tax-exempt bonds is capitalized through our allowance for funds used during construction, a reduction to net interest expense. The weighted average cost of long-term debt was 4.81% at December 31, 2012, 5.17% at December 31, 2011, and 5.13% at December 31, 2010.

Allowance for Funds Used During Construction – The allowance for funds used during construction (AFUDC) was $4,142 in 2012, $7,150 in 2011, and $4,831 in 2010, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (CWIP), to which AFUDC is applied, changes in the AFUDC rate which is based predominantly on short-term interest rates, and changes in the average balance of the proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects. The decrease in 2012 is due to a decrease in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects. The increase in 2011 is due to an increase in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects.

Gain on Sale of Other Assets – Gain on sale of other assets totaled $1,090 in 2012, $649 in 2011, and $2,547 in 2010, and consisted of gains on properties and marketable securities sales. Gain on sale of properties totaled $630 in 2012, $291 in 2011, and $440 in 2010. Gain on sale of marketable securities totaled $460 in 2012, $358 in 2011, and $2,107 in 2010.

Equity Earnings in Joint Venture – Equity earnings in joint venture of $1,976 reflect our earnings in serving the raw water needs of firms in the natural gas and oil exploration industry.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Income Taxes – Our effective income tax rate was 26.6% in 2012, 32.8% in 2011, and 39.2% in 2010. The decrease in the effective tax rate for 2012 was primarily due to the change in the Company’s repair tax accounting method for repair expenditures at Aqua Pennsylvania which resulted in a $33,565 net reduction to 2012 income tax expense recognized in the fourth quarter of 2012. The decrease in the effective tax rate for 2011 was primarily due to the recognition in 2011 of the net state income tax benefit of $14,800 associated with 100% bonus depreciation for qualifying capital additions.

Summary – Operating income was $321,517 in 2012, $280,799 in 2011, and $257,334 in 2010, income from continuing operations was $184,087 in 2012, $141,683 in 2011, and $116,379 in 2010, income from discontinued operations was $12,476 in 2012, $1,386 in 2011, and $7,596 in 2010, and net income attributable to common shareholders was $196,563 in 2012, $143,069 in 2011, and $123,975 in 2010.

Diluted income from continuing operations per share was $1.32 in 2012, $1.02 in 2011, and $0.85 in 2010, diluted income from discontinued operations per share was $0.09 in 2012, $0.01 in 2011, and $0.06 in 2010, and diluted net income per share was $1.40 in 2012, $1.03 in 2011, and $0.90 in 2010.

The changes in the per share income from continuing operations in 2012 and 2011 over the previous years were due to the aforementioned changes and impacted by a 0.9% increase in the average number of common shares outstanding during 2012 and a 1.0% increase in the average number of common shares outstanding during 2011. The increase in the number of shares outstanding in 2012 and 2011 is primarily a result of the additional shares sold or issued through our dividend reinvestment plan and equity compensation plan.

Income from discontinued operations for 2012 increased by $11,090 or $0.08 per diluted share, in comparison to 2011 primarily as a result of the recognition in 2012 of the gain on sale of our Maine operating subsidiary, of $17,699 ($10,821 after-tax), the effect of the income tax expense recognized in 2011 of $7,253 for the additional deferred tax liability that arose from the difference between the stock and tax basis of the Company’s investment in its New York and Maine operating subsidiaries, a reduction in interest expense, net of tax, of $1,120 as a result of debt assumed in 2012 by the acquirer(s) in the sale of our New York and Maine operating subsidiaries, offset by charges incurred from the disposal of our New York subsidiary of $2,090, and an asset impairment recognized in 2012, net of tax, of $852. Income from discontinued operations for 2011 decreased by $6,210 or $0.04 per diluted share, in comparison to 2010 primarily as a result of the income tax expense recognized in 2011 of $7,253 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its discontinued operations, and an estimated loss on disposition recognized in 2011 of $1,254 primarily due to the cessation of depreciation for our New York operations.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Fourth Quarter Results – The following table provides our fourth quarter results:

	Three Months Ended
	December 31,
	2012	2011
Operating revenues	$187,481	$166,793

Operations and maintenance	72,179	66,502
Depreciation	29,031	25,767
Amortization	1,456	847
Taxes other than income taxes	12,704	10,018

	115,370	103,134

Operating income	72,111	63,659
Interest expense, net	19,373	19,344
Allowance for funds used during construction	(658)	(1,461)
Gain on sale of other assets	(264)	(174)
Equity earnings in joint venture	(1,045)	—

Income before income taxes	54,705	45,950
Provision for income taxes	(10,429)	14,444

Income from continuing operations	65,134	31,506
Income from discontinued operations, net of income taxes of $259 and $1,326	1,421	2,499

Net income	$66,555	$34,005

The increase in operating revenues was a result of additional revenues of $15,866 from an increase in water and wastewater rates implemented in various operating subsidiaries, and additional wastewater and water revenues of $9,718 associated with a larger customer base due to acquisitions, offset by a decrease in customer water consumption largely due to unfavorable weather conditions primarily in our Pennsylvania service territories during the fourth quarter of 2012, as well as an increase in water conservation awareness by our customers. The higher operations and maintenance expense is due primarily to $4,185 of additional operating costs associated with acquisitions, the effect of the gain on sale in the fourth quarter of 2011 of our utility system in North Carolina of $1,112, an increase in insurance expense of $825, and normal increases in other operating expenses, offset by a decrease in water production costs of $1,574. Depreciation expense increased primarily due to the utility plant placed in service since December 31, 2011. Amortization expense increased primarily due to the amortization of costs associated with, and other costs being recovered in, various rate filings. The increase in other taxes is primarily due to increases in property taxes of $1,735, gross receipts, excise and franchise taxes of $713, and payroll taxes of $271, primarily due to our acquisition in Ohio. Allowance for funds used during construction decreased by $803 primarily due to a decrease in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding certain capital projects. Gain on sale of other assets decreased by $90 principally due to the timing of sales of land and other property. Equity earnings in joint venture of $1,045 reflect our earnings in serving the raw water needs of firms in the natural gas and oil exploration industry. The provision for income taxes was reduced in the fourth quarter of 2012 by the 2012 net tax benefits recognized of $33,565 resulting from our change in tax method of accounting associated with the repair change, offset partially by the recognition in 2011 of the net state income tax benefit of $3,607 associated with 100% bonus depreciation for qualifying capital additions. The impact of the repair tax accounting method change reduced the fourth quarter income tax expense, as the change was made in December 2012, and the amount recognized represents the full year 2012 impact. Income from discontinued operations decreased by $1,078 primarily due to the sale of our Maine and New York subsidiaries in the first half of 2012.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

FINANCIAL CONDITION

Consolidated Cash Flow and Capital Expenditures

Net operating cash flows from continuing operations, dividends paid on common stock, capital expenditures used in continuing operations, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for our continuing operations for the five years ended December 31, 2012 were as follows:

	Net Operating	Common	Capital
	Cash Flows	Dividends	Expenditures	Acquisitions
2008	$206,742	$68,504	$252,498	$14,659
2009	244,318	74,729	266,190	3,373
2010	244,717	80,907	308,134	8,625
2011	352,041	87,133	325,808	8,515
2012	377,485	93,423	347,985	121,248

	$1,425,303	$404,696	$1,500,615	$156,420

Included in capital expenditures for the five-year period are: expenditures for the modernization and replacement of existing treatment plants, new water mains and customer service lines, rehabilitation of existing water mains and hydrants, and water meters. During this five-year period, we received $25,849 of customer advances and contributions in aid of construction to finance new water mains and related facilities that are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $353,097, and have refunded $25,763 of customers’ advances for construction. Common dividends increased during the past five years as a result of annual increases in the common dividends declared and paid and increases in the number of shares outstanding during the period.

Our planned 2013 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to continue at similar levels as 2012. The 2013 capital program is expected to include $170,000 for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation that may qualify for infrastructure rehabilitation surcharge mechanisms, and should these mechanisms be discontinued for any reason, which is not anticipated, we may re-evaluate the magnitude of this portion of our capital program. Beginning January 1, 2013, Aqua Pennsylvania reset its water DSIC to zero resulting from the change in its tax method of accounting for repair expense deductions as described below. Although we may not be currently eligible to use a DSIC with our Aqua Pennsylvania water customers in 2013, we intend to use the income tax savings derived from the repair change to continue to maintain a similar capital investment program as 2012. Our planned 2013 capital program in Pennsylvania is estimated to be $239,000, a portion of which is expected to be eligible as a repair deduction for federal income tax purposes. Our overall 2013 capital program, along with $45,038 of sinking fund obligations and debt maturities, and $158,648 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been or is expected to be financed through internally-generated funds, our revolving credit facilities, the issuance of equity, and the issuance of long-term debt.

Future utility construction in the period 2014 through 2017, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $1,200,000. We anticipate that less than one-half of these expenditures will require external financing with debt and the additional issuance of common stock through our dividend reinvestment and stock purchase plans. We expect to refinance $323,282 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt, internally-generated funds, and our revolving credit facilities. The estimates discussed above do not include any amounts for possible future acquisitions of water systems or the financing necessary to support them.

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

In December 2012, we changed our tax method of accounting as permitted under Internal Revenue Service (“IRS”) regulations for certain qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years. The repair tax accounting method was changed to permit the expensing of certain utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes (the “repair change”). The repair change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania (“settlement agreement”) which provides for flow-through accounting treatment of certain income tax benefits resulting from the repair change. As a result of this settlement agreement, the net 2012 income tax benefits of $33,565 reduced income tax expense and increased net income in the fourth quarter of 2012, and the income tax benefits of $111,397 for qualifying capital expenditures made prior to 2012 (“catch-up adjustment”) have been deferred as of December 31, 2012 and, based on the settlement agreement, a ten year amortization of the income tax benefits is expected to reduce income tax expense beginning in 2013. The repair change resulted in a significant reduction in our effective income tax rate, a net reduction in income tax expense of $33,565 recognized in the fourth quarter of 2012 for the tax year 2012 impact, and reduced the amount of taxes currently payable resulting in a tax refund expected of $14,802 on tax payments made prior to the repair change. The catch-up adjustment resulted in a $88,476 decrease to current taxes payable (resulting in a significant decrease in taxes paid); a $190,389 increase to regulatory liabilities which is expected to be amortized over the next ten years; and an increase to both deferred tax liabilities and regulatory assets representing the appropriate book/tax basis difference on capital additions.

Our planned 2013 capital program is projected to continue at a similar level compared to 2012, and the repair tax deduction is anticipated to continue at a similar level in 2013 and beyond. Our 2013 earnings will be impacted by the following factors in Aqua Pennsylvania: the repair tax deduction in 2013 is expected to decrease income tax expense by a similar amount as 2012, and the ten year amortization of the catch-up adjustment is also expected to reduce income tax expense; offset by the effect on operating revenue as a result of the DSIC being reset to zero beginning January 1, 2013 and remaining at that level in 2013, and the effect of regulatory lag as we will not be filing a request for a base rate increase until after 2013. In addition, we are beginning to evaluate the use of a repair change in other states where we operate, although the rate treatment afforded such change is not expected to have a direct impact on income tax expense.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Tax Relief Act”) was enacted on December 17, 2010 and provided for an extension of 50% bonus depreciation for qualifying capital additions through 2012 and a 100% expensing allowance for qualifying capital additions placed in service after September 8, 2010 through 2011. A substantial portion of our capital expenditures qualified for 50% bonus depreciation or the 100% expensing allowance. As a result of the Tax Relief Act, the Company’s Federal income tax payments were eliminated for tax year 2011 and our net operating cash flows were favorably impacted. In addition, we received a Federal income tax refund in the amount of $33,600 in October 2011 relating to our 2010 tax return. In the first quarter of 2011, one of our state tax jurisdictions announced that it would recognize the 100% expensing allowance beginning after September 8, 2010 and in 2011. As a result of this guidance and the flow-through treatment afforded by that state’s regulatory commission, the net state tax benefit reduced our state income tax expense in 2011 by $14,800, reduced our effective income tax rate, and increased our earnings by $0.107 per share. The American Tax Relief Act of 2012 was enacted on January 2, 2013 and provided for an extension of the 50% bonus depreciation for qualifying capital additions for tax year 2013.

Acquisitions

During the past five years, we have expended cash of $156,420 and issued 289,775 shares of common stock, valued at $4,909 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, as well as certain investments in the natural gas and oil drilling industry. As part of the Company’s growth-through-acquisition strategy, in July 2011, the Company entered into a definitive agreement with American Water Works Company, Inc. to purchase all of the stock of the subsidiary that held American Water’s regulated water and wastewater operations in Ohio. American Water’s Ohio operations served approximately 59,000 customers. On May 1, 2012, the Company completed its acquisition of American Water’s water and wastewater operations in Ohio. The total purchase price at closing consisted of $102,154 in cash plus certain assumed liabilities, including debt of $14,281, as adjusted pursuant to the purchase agreement based on book value at closing. The transaction has been accounted for as a business combination. The Ohio acquisition was financed primarily from the proceeds from the January 1, 2012 sale of our Maine subsidiary, the May 1, 2012 sale of our New York subsidiary, and by the issuance of long-term and/or short-term debt. In addition to our Ohio acquisition, during 2012, we completed 16 acquisitions of water and wastewater utility systems for $19,094 in cash in six of the states in which we operate.

In June 2011, the Company completed its acquisition of approximately 51 water and five wastewater systems in Texas serving approximately 5,300 customers. The total purchase price consisted of $6,245 in cash. The Company’s acquisitions in Ohio and Texas were accretive to the Company’s results of operations, however, the pro forma effect of the businesses acquired are not material to the Company’s results of operations. In addition to our Texas acquisition, during 2011, we completed eight acquisitions of water and wastewater utility systems for $2,270 in cash in three of the states in which we operate. During 2010, we completed 23 acquisitions of water and wastewater utility systems in six of the states in which we operate. The 2010 acquisitions were completed for $8,625 in cash. During 2009, we completed 18 acquisitions of water and wastewater systems in five of the states in which we operate, including expanding our operations into one new state. The 2009 acquisitions were completed for $3,373 in cash and the issuance of 164,052 shares of common stock valued at $2,909 at the time of the acquisition. During 2008, we completed nine acquisitions of water and wastewater systems in four of the states in which we operate. The 2008 acquisitions were completed for $14,659 in cash and the issuance of 125,723 shares of common stock valued at $2,000 at the time of the acquisition.

We included the operating results of these acquisitions in our consolidated financial statements beginning on the respective acquisition dates.

We continue to hold acquisition discussions with several water and wastewater systems. Our typical acquisitions are expected to be financed with short-term debt with subsequent repayment from the proceeds of long-term debt, retained earnings, or equity issuances.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

In September 2011, one of our subsidiaries entered into a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to certain natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania. The initial 18-mile pipeline commenced operations in the second quarter of 2012. The initial pipeline system is being expanded for an additional 38 miles with a permitted intake on the Susquehanna River, which will extend the pipeline to additional drillers. The total cost of the pipeline is estimated to cost $114,000. This project marks an expansion of our growth venture in serving the raw water needs of firms in the natural gas and oil exploration industry. The joint venture has entered into water sale agreements with natural gas drilling companies and negotiations continue with other area drilling companies. As of December 31, 2012, our capital contributions since inception totaled $38,943. This investment has been or is expected to be financed through the issuance of long-term debt. Our 49% investment in this joint venture is as an unconsolidated affiliate and is accounted for under the equity method of accounting. Our investment is carried at cost, including capital contributions or distributions and our equity in earnings since the commencement of the system’s operations. Since natural gas drilling requires a large quantity of raw water in order to extract gas, we are continuing to hold exploratory discussions with other natural gas drilling companies about their needs for raw water supply.

Dispositions

We routinely review and evaluate areas of our business and operating divisions and, over time, may sell certain utility systems or portions of systems. In 2010, 2011, and 2012, in accordance with our strategy to focus our resources on states where we have critical mass to improve our economies of scale and expect future economic growth, we sold or signed agreements to exit or sell water and wastewater systems in five states: South Carolina, Missouri, Maine, New York, and Florida. With respect to the sale of our systems in Missouri and the sale of our systems in New York, we acquired additional utility systems in Texas and in Ohio.

In December 2012, the Company entered into a definitive agreement to sell 80 of its water and wastewater systems in Florida to the Florida Governmental Utility Authority for cash at closing of $49,200, which is subject to certain adjustments. These 80 water and wastewater systems represent approximately 56% of our customers served in Florida. This transaction is expected to close in the first half of 2013. In addition, we are holding discussions with interested parties for the sale of the remainder of our Florida water and wastewater operations.

In July 2011, the Company entered into a definitive agreement with Connecticut Water Service, Inc. to sell its operations in Maine, which served approximately 16,000 customers, for cash at closing plus certain assumed liabilities, including debt of $17,364. On January 1, 2012, we completed the sale for net proceeds of $36,870, and recognized a gain on sale of $17,699 ($10,821 after-tax). The sale of our Maine operations concluded our regulated operations in Maine. The proceeds were used to finance a portion of our acquisition of American Water’s Ohio subsidiary, pay-down a portion of our short-term debt, and other general corporate purposes.

In July 2011, the Company entered into a definitive agreement with American Water to sell its operations in New York for its book value at closing plus certain assumed liabilities, including debt of approximately $23,000. On May 1, 2012, the Company completed the sale for net proceeds of $36,688 in cash as adjusted pursuant to the sale agreement based on book value at closing. The Company’s New York operations served approximately 51,000 customers. The sale of our New York operations concluded our regulated operations in New York. The proceeds were used to finance a portion of our acquisition of American Water’s Ohio subsidiary, pay-down a portion of our short-term debt, and other general corporate purposes.

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

The City of Fort Wayne, Indiana (the “City”) has authorized the acquisition by eminent domain of the northern portion of the utility water and wastewater systems of one of the operating subsidiaries in Indiana. In January 2008, we reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the northern portion of our system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, we turned over the northern portion of our system to the City upon receipt of the initial valuation payment. The proceeds received are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City of Fort Wayne, the amounts deferred will be recognized in our consolidated income statement. On March 16, 2009, oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether we are entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that we are not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. We disagreed with the Court’s decision and, as such, requested that the Wells County Indiana Circuit Court certify those issues for an interim appeal. The Wells County Indiana Circuit Court granted that request, and on March 7, 2011, the Indiana Court of Appeals granted the Company’s request to review the decision of those issues on appeal. On July 6, 2011, we filed our appeal with the Indiana Court of Appeals. On January 13, 2012, the Indiana Court of Appeals reached a decision denying the Company’s appeal. On February 10, 2012, we filed a petition for transfer requesting that the Indiana Supreme Court review the matter. That petition is currently pending. We are evaluating our legal options with respect to this decision. Depending upon the outcome of all of the legal proceedings, we may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.40% of our total assets. In addition, in December 2012, the Fort Wayne City Council considered an ordinance that sought to declare it a “public convenience and necessity” to acquire certain of the Company’s utility system assets located in the southwest section of the City and, if negotiations with Fort Wayne officials were to fail, to condemn certain of the Company’s utility system assets. The first public hearing on the ordinance was held on January 22, 2013 and a subsequent hearing scheduled for February 5, 2013 was not held due to ongoing settlement discussions between the parties. The Company will continue to evaluate all of its legal options.

Despite these transactions, our primary strategy continues to be to acquire additional water and wastewater systems, to maintain our existing systems where there is a strategic business benefit, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Sources of Capital

Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $635,068 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2012, we have a $150,000 long-term revolving credit facility that expires in March 2017, of which $19,356 was designated for letter of credit usage, $30,644 was available for borrowing and $100,000 of borrowings was outstanding at December 31, 2012. In addition, we have short-term lines of credit of $160,500, of which $80,117 was available. These short-term lines of credit are subject to renewal on an annual basis. Although we believe we will be able to renew these facilities, there is no assurance that they will be renewed, or what the terms of any such renewal will be. The United States credit and liquidity crisis that occurred in 2008 and 2009 caused substantial volatility in capital markets, including credit markets and the banking industry, generally reduced the availability of credit from financing sources, and could reoccur in the future. If in the future, our credit facilities are not renewed or our short-term borrowings are called for repayment, we would have to seek alternative financing sources; however, there can be no assurance that these alternative financing sources would be available on terms acceptable to us. In the event we are not able to obtain sufficient capital, we may need to reduce our capital expenditures and/or reduce our dividend, and our ability to pursue acquisitions that we may rely on for future growth could be impaired.

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

We are obligated to comply with covenants under some of our loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to certain exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2012, we were in compliance with our debt covenants under our credit facilities. Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.

In February 2012, we renewed our universal shelf registration, which expired in December 2011, through a filing with the Securities and Exchange Commission (“SEC”) which allows for the potential future offer and sale by us, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities, and other securities specified therein at indeterminate prices. The Company’s Board of Directors has authorized the Company to issue up to $500,000 of our common stock, preferred stock, debt securities, and other securities specified therein under this universal shelf registration statement. No issues have been completed to date under this shelf registration statement.

In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2012, 2011, and 2010, we did not issue any shares under the acquisition shelf registration. During 2009, we issued 164,052 shares of common stock totaling $2,909 to acquire a water system. During 2008, we issued 125,723 shares of common stock totaling $2,000 to acquire a wastewater system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2012 is 1,904,487 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.

We offer a Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) that provides a convenient and economical way to purchase shares of Aqua America, Inc. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2012 dividend payment, holders of 13.6% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 3,109,425 original issue shares of common stock for net proceeds of $58,963 through the dividend reinvestment portion of the Plan, and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. We have not purchased any shares under this authorization since 2000. As of December 31, 2012, 548,278 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

Off-Balance Sheet Financing Arrangements

We do not engage in any off-balance sheet financing arrangements. We do not have any interest in entities referred to as variable interest entities, which includes special purpose entities and other structured finance entities.

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2012:

		Payments Due By Period
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
Long-term debt (a)	$1,588,992	$45,038	144,906	$178,376	$1,220,672
Interest on fixed-rate, long-term debt (b)	1,192,744	75,028	140,895	131,252	845,569
Operating leases (c)	24,112	3,195	4,360	1,782	14,775
Unconditional purchase obligations (d)	90,592	11,996	25,177	20,593	32,826
Other purchase obligations (e)	32,076	32,076	—	—	—
Pension and other postretirement benefit plans’ obligations (f)	18,829	18,829	—	—	—
Other obligations (g)	38,052	17,524	5,859	1,992	12,677

Total	$2,985,397	$203,686	$321,197	$333,995	$2,126,519

(a)	Represents sinking fund obligations and debt maturities.
(b)	Represents interest payable on fixed rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.
(c)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.
(d)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.
(e)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.
(f)	Represents contributions contractually obligated to be made to pension and other post-retirement benefit plans.
(g)	Represents expenditures estimated to be required under legal and binding contractual obligations.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

In addition to these obligations, we pay refunds on customers’ advances for construction over a specific period of time based on operating revenues related to developer-installed water mains or as new customers are connected to and take service from such mains. After all refunds are paid, any remaining balance is transferred to contributions in aid of construction. The refund amounts are not included in the above table because the refund amounts and timing are dependent upon several variables, including new customer connections, customer consumption levels and future rate increases, which cannot be accurately estimated. Portions of these refund amounts are payable annually through 2027 and amounts not paid by the contract expiration dates become non-refundable.

We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

Market Risk

We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2012, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

								Fair
	2013	2014	2015	2016	2017	Thereafter	Total	Value
Long-term debt:
Fixed rate	$45,038	$86,419	$58,487	$35,607	$42,769	$1,220,672	$1,488,992	$1,602,997
Variable rate	—	—	—	—	100,000	—	100,000	100,000

Total	$45,038	$86,419	$58,487	$35,607	$142,769	$1,220,672	$1,588,992	$1,702,997

Weighted average interest rate*	5.37%	5.17%	5.21%	4.85%	2.33%	5.08%	4.81%

*	Weighted average interest rate of 2017 long-term debt maturity is as follows: fixed rate debt of 5.08% and variable rate debt of 1.15%.

From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2012, our carrying value of certain investments, which reflects market value was $494.

Capitalization

The following table summarizes our capitalization during the past five years:

December 31,	2012	2011	2010	2009	2008
Long-term debt*	53.4%	54.8%	57.0%	56.6%	54.3%
Aqua America stockholders’ equity	46.6%	45.2%	43.0%	43.4%	45.7%

	100.0%	100.0%	100.0%	100.0%	100.0%

*	Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $100,000 at December 31, 2012 and $38,212 at December 31, 2011.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Over the past five years, the changes in the capitalization ratios primarily resulted from the issuance of common stock, the issuance of debt to finance our acquisitions and capital program, growth in net income, and the declaration of dividends. It is our goal to maintain an equity ratio adequate to support the current Standard and Poor’s corporate credit rating of “A+” and the senior secured debt rating of “AA-” for Aqua Pennsylvania, our largest operating subsidiary.

Dividends on Common Stock

We have paid common dividends consecutively for 68 years. Effective August 2, 2012, our Board of Directors authorized an increase of 6.1% in the December 1, 2012 quarterly dividend over the dividend we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in December 2012, the annualized dividend rate increased to $0.70 per share from $0.66 per share. This is the 22nd dividend increase in the past 21 years and the 14th consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1 and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 60.8% of net income attributable to common shareholders.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

We test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if certain circumstances indicate a possible impairment may exist. We evaluate goodwill for impairment by assessing qualitative economic factors, using discounted cash flow methodologies, transaction values for other comparable companies, and other valuation techniques for all of our reporting units with goodwill balances. The evaluation requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions that were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2012 concluded that the estimated fair value of each reporting unit, which has goodwill recorded, was substantially in excess of the reporting unit’s respective carrying amounts, indicating that none of our goodwill was impaired.

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

Our discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2012 pension expense by $887 and the pension liabilities by $8,956. The present values of Aqua America’s future pension and other post-retirement obligations were determined using discount rates of 4.17% at December 31, 2012 and 5.00% at December 31, 2011. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 5.00% for 2012, and will be 4.17% for 2013. In 2012, our pension benefits were re-measured as of May 1, 2012 to reflect the pension benefits assumed in our Ohio acquisition. The expense for 2012 was determined using a 5.00% discount rate for the period January 1, 2012 – April 30, 2012 and 4.70% for the period May 1, 2012 – December 31, 2012.

Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. The Company’s market-related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets, which is a component of net pension expense. Our pension expense increases as the expected return on assets decreases. A 25-basis-point reduction in this assumption would have increased 2012 pension expense by $449. For 2012, we used a 7.75% expected return on assets assumption and will lower this assumption to 7.50% for the calculation of pension expense for 2013. The expected return on assets is based on a targeted allocation of 50% to 75% equities and 25% to 50% fixed income. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and our funding policy, during 2013 our pension contribution is expected to approximate $15,954. Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates. During 2013, our funding of other post-retirement benefit plans are expected to approximate $2,875.

Accounting for Income Taxes – We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of certain items, such as depreciation, for tax and financial statement reporting. Generally, these differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments, we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Our determination of what qualifies as a capital cost versus a repair expense tax deduction as it relates to our repair tax accounting method change beginning in 2012 is subject to subsequent adjustment and may result from IRS audit determinations or preparation of our final income tax return, and could impact the tax benefits that have already been recognized. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur.

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

In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2012, the Company’s internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting as of December 31, 2012 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer
Nicholas DeBenedictis	David P. Smeltzer
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 28, 2013

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Aqua America, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of net income, of comprehensive income, of capitalization, of equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2013

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(In thousands of dollars, except per share amounts)

Years ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Operating revenues	$757,760	$687,291	$660,186
Operating costs and expenses:
Operations and maintenance	271,843	256,743	250,989
Depreciation	111,767	103,412	100,606
Amortization	5,229	4,888	11,110
Taxes other than income taxes	47,404	41,449	40,147

	436,243	406,492	402,852

Operating income	321,517	280,799	257,334
Other expense (income):
Interest expense, net	77,757	77,804	73,393
Allowance for funds used during construction	(4,142)	(7,150)	(4,831)
Gain on sale of other assets	(1,090)	(649)	(2,547)
Equity earnings in joint venture	(1,976)	—	—

Income from continuing operations before income taxes	250,968	210,794	191,319
Provision for income taxes	66,881	69,111	74,940

Income from continuing operations	184,087	141,683	116,379

Discontinued operations:
Income from discontinued operations before income taxes	20,493	14,279	12,750
Provision for income taxes	8,017	12,893	5,154

Income from discontinued operations	12,476	1,386	7,596

Net income attributable to common shareholders	$196,563	$143,069	$123,975

Income from continuing operations per share:
Basic	$1.32	$1.03	$0.85

Diluted	$1.32	$1.02	$0.85

Income from discontinued operations per share:
Basic	$0.09	$0.01	$0.06

Diluted	$0.09	$0.01	$0.06

Net income per common share:
Basic	$1.41	$1.04	$0.91

Diluted	$1.40	$1.03	$0.90

Average common shares outstanding during the period:
Basic	139,361	138,182	136,948

Diluted	139,934	138,689	137,296

Cash dividends declared per common share	$0.67	$0.63	$0.59

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands of dollars)

Years ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Net income attributable to common shareholders	$196,563	$143,069	$123,975
Other comprehensive income, net of tax:
Unrealized holding gain (loss) on investments (1)	198	(10)	1,588
Reclassification adjustment for gain reported in net income (2)	(339)	(233)	(1,369)

Comprehensive income	$196,422	$142,826	$124,194

(1)	amounts are net of tax of $106, $5, and $855 for the twelve months ended December 31, 2012, 2011, and 2010, respectively
(2)	amounts are net of tax of $182, $125, and $738 for the twelve months ended December 31, 2012, 2011, and 2010, respectively

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except per share amounts)

December 31, 2012 and 2011

	2012	2011
Assets
Property, plant and equipment, at cost	$5,050,400	$4,517,966
Less: accumulated depreciation	1,114,237	987,024

Net property, plant and equipment	3,936,163	3,530,942

Current assets:
Cash and cash equivalents	5,521	8,204
Accounts receivable and unbilled revenues, net	92,921	75,546
Income tax receivable	16,082	—
Deferred income taxes	37,818	37,758
Inventory, materials and supplies	11,757	11,014
Prepayments and other current assets	10,372	9,775
Assets of discontinued operations held for sale	86,423	263,061

Total current assets	260,894	405,358

Regulatory assets	521,264	240,032
Deferred charges and other assets, net	49,852	51,152
Investment in joint venture	38,620	5,087
Funds restricted for construction activity	23,572	88,905
Goodwill	28,152	26,944

	$4,858,517	$4,348,420

Liabilities and Equity
Aqua America stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 140,943,621 and 139,525,580 in 2012 and 2011	$70,472	$69,762
Capital in excess of par value	718,482	686,106
Retained earnings	611,303	508,334
Treasury stock, at cost, 776,355 and 710,482 shares in 2012 and 2011	(14,668)	(13,145)
Accumulated other comprehensive income	115	256

Total Aqua America stockholders’ equity	1,385,704	1,251,313
Noncontrolling interest	188	504

Total Equity	1,385,892	1,251,817

Long-term debt, excluding current portion	1,543,954	1,395,457
Commitments and contingencies (See Note 9)	—	—
Current liabilities:
Current portion of long-term debt	45,038	80,429
Loans payable	80,383	107,771
Accounts payable	55,506	67,595
Accrued interest	14,026	14,563
Accrued taxes	28,214	16,694
Other accrued liabilities	27,360	22,595
Liabilities of discontinued operations held for sale	23,637	137,171

Total current liabilities	274,164	446,818

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	723,367	596,644
Customers’ advances for construction	71,595	66,198
Regulatory liabilities	241,363	41,344
Other	157,978	121,986

Total deferred credits and other liabilities	1,194,303	826,172

Contributions in aid of construction	460,204	428,156

	$4,858,517	$4,348,420

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITALIZATION

(In thousands of dollars, except per share amounts)

December 31, 2012 and 2011

		2012	2011
Aqua America stockholders’ equity:
Common stock, $.50 par value		$70,472	$69,762
Capital in excess of par value		718,482	686,106
Retained earnings		611,303	508,334
Treasury stock, at cost		(14,668)	(13,145)
Accumulated other comprehensive income		115	256

Total Aqua America stockholders’ equity		1,385,704	1,251,313

Noncontrolling interest		188	504

Total Equity		1,385,892	1,251,817

Long-term debt:
Long-term debt of subsidiaries (substantially secured by utility plant):
Interest Rate Range	Maturity Date Range
0.00% to 0.99%	2024 to 2031	2,884	2,733
1.00% to 1.99%	2014 to 2035	27,251	28,355
2.00% to 2.99%	2024 to 2031	17,120	12,124
3.00% to 3.99%	2016 to 2047	107,477	26,593
4.00% to 4.99%	2020 to 2043	367,657	367,226
5.00% to 5.99%	2014 to 2043	320,729	407,229
6.00% to 6.99%	2015 to 2036	64,903	59,883
7.00% to 7.99%	2022 to 2027	35,660	28,995
8.00% to 8.99%	2021 to 2025	19,632	24,957
9.00% to 9.99%	2013 to 2026	34,547	38,447
10.00% to 10.99%	2018	6,000	6,000

		1,003,860	1,002,542

Notes payable to bank under revolving credit agreement, variable rate, due March 2017		100,000	38,212
Unsecured notes payable:
Notes at 3.57% due 2027		50,000	—
Notes ranging from 4.62% to 4.87%, due 2013 through 2024		193,000	193,000
Notes ranging from 5.01% to 5.95%, due 2014 through 2037		242,132	242,132

		1,588,992	1,475,886
Current portion of long-term debt		45,038	80,429

Long-term debt, excluding current portion		1,543,954	1,395,457

Total capitalization		$2,929,846	$2,647,274

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands of dollars, except per share amounts)

					Accumulated
		Capital in			Other
	Common	excess of	Retained	Treasury	Comprehensive	Noncontrolling
	stock	par value	earnings	stock	Income	Interest	Total
Balance at December 31, 2009	68,574	642,786	409,402	(12,138)	280	560	1,109,464
Net income	—	—	123,975	—	—	12	123,987
Other comprehensive income, net of income tax of $118	—	—	—	—	219	—	219
Dividends	—	—	(80,907)	—	—	—	(80,907)
Sale of stock (701,919 shares)	335	11,594	—	601	—	—	12,530
Repurchase of stock (42,443 shares)	—	—	—	(770)	—	—	(770)
Equity Compensation Plan (195,056 shares)	97	(97)	—	—	—	—	0
Exercise of stock options (434,696 shares)	217	5,461	—	—	—	—	5,678
Stock-based compensation	—	4,031	—	—	—	—	4,031
Employee stock plan tax benefits	—	594	—	—	—	—	594

Balance at December 31, 2010	$69,223	$664,369	$452,470	$(12,307)	$499	$572	$1,174,826

Net income	—	—	143,069	—	—	14	143,083
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(82)	(82)
Other comprehensive loss, net of income tax of $130	—	—	—	—	(243)	—	(243)
Dividends	—	—	(87,133)	—	—	—	(87,133)
Sale of stock (603,166 shares)	295	11,987	—	325	—	—	12,607
Repurchase of stock (51,431 shares)	—	—	—	(1,163)	—	—	(1,163)
Equity Compensation Plan (63,306 shares)	32	(32)	—	—	—	—	—
Exercise of stock options (424,490 shares)	212	6,391	—	—	—	—	6,603
Stock-based compensation	—	3,964	(72)	—	—	—	3,892
Employee stock plan tax benefits	—	(573)	—	—	—	—	(573)

Balance at December 31, 2011	$69,762	$686,106	$508,334	$(13,145)	$256	$504	$1,251,817

Net income	—	—	196,563	—	—	17	196,580
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(333)	(333)
Other comprehensive loss, net of income tax of $76	—	—	—	—	(141)	—	(141)
Dividends	—	—	(93,423)	—	—	—	(93,423)
Sale of stock (580,874 shares)	285	12,610	—	295	—	—	13,190
Repurchase of stock (77,355 shares)	—	—	—	(1,818)	—	—	(1,818)
Equity Compensation Plan (15,212 shares)	8	(8)	—	—	—	—	—
Exercise of stock options (833,437 shares)	417	14,181	—	—	—	—	14,598
Stock-based compensation	—	5,593	(171)	—	—	—	5,422

Balance at December 31, 2012	$70,472	$718,482	$611,303	$(14,668)	$115	$188	$1,385,892

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

Years ended December 31, 2012, 2011, and 2010

	2012	2011	2010
Cash flows from operating activities:
Net income attributable to common shareholders	$196,563	$143,069	$123,975
Income from discontinued operations	12,476	1,386	7,596

Income from continuing operations	184,087	141,683	116,379

Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	116,996	108,300	111,716
Deferred income taxes	77,563	72,110	70,229
Provision for doubtful accounts	4,805	4,854	4,156
Share-based compensation	5,550	3,852	3,871
Gain on sale of utility system	—	(5,058)	—
Gain on sale of other assets	(1,090)	(649)	(2,547)
Net increase in receivables, inventory and prepayments	(7,543)	(3,864)	(4,745)
Net increase (decrease) in payables, accrued interest, accrued taxes and other accrued liabilities	13,641	421	(18,415)
(Increase) decrease in income tax receivable	(16,082)	33,600	(33,600)
Other	(442)	(3,208)	(2,327)

Operating cash flows from continuing operations	377,485	352,041	244,717
Operating cash flows (used in) from discontinued operations, net	(9,078)	14,806	18,375

Net cash flows from operating activities	368,407	366,847	263,092

Cash flows from investing activities:
Property, plant and equipment additions, including allowance for funds used during construction of $4,142, $7,150, and $4,831	(347,985)	(325,808)	(308,134)
Acquisitions of utility systems and other, net	(121,248)	(8,515)	(8,625)
Release of funds previously restricted for construction activity	67,498	46,330	92,984
Additions to funds restricted for construction activity	(2,165)	(149)	(145,157)
Net proceeds from the sale of utility systems and other assets	3,819	13,404	4,605
Proceeds from note receivable	—	5,289	3,713
Investment in joint venture	(33,856)	(5,087)	—
Other	(1,512)	(946)	(6,304)

Investing cash flows used in continuing operations	(435,449)	(275,482)	(366,918)
Investing cash flows from (used in) discontinued operations, net	70,774	(9,422)	(16,534)

Net cash flows used in investing activities	(364,675)	(284,904)	(383,452)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	7,033	3,558	6,568
Repayments of customers’ advances	(6,064)	(3,686)	(7,545)
Net proceeds (repayments) of short-term debt	(27,388)	18,103	62,237
Proceeds from long-term debt	300,109	52,513	272,754
Repayments of long-term debt	(202,203)	(96,072)	(160,750)
Change in cash overdraft position	(10,929)	14,503	(6,976)
Proceeds from issuing common stock	13,190	12,607	12,530
Proceeds from exercised stock options	14,598	6,603	5,678
Share-based compensation windfall tax benefits	—	—	386
Repurchase of common stock	(1,464)	(1,163)	(770)
Dividends paid on common stock	(93,423)	(87,133)	(80,907)

Financing cash flows (used in) from continuing operations	(6,541)	(80,167)	103,205
Financing cash flows from discontinuing operations, net	126	494	1,220

Net cash flows (used in) from financing activities	(6,415)	(79,673)	104,425

Net (decrease) increase in cash and cash equivalents	(2,683)	2,270	(15,935)
Cash and cash equivalents at beginning of year	8,204	5,934	21,869

Cash and cash equivalents at end of year	$5,521	$8,204	$5,934

Cash paid during the year for:
Interest, net of amounts capitalized	$74,152	$71,640	$68,942

Income taxes	$9,319	$5,431	$49,800

See Note 1 - Summary of Significant Accounting Policies-Customers’ Advances for Construction, Note 10 - Long-term Debt and Loans Payable, and Note 14 - Employee Stock and Incentive Plan for a description of non-cash activities.

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands of dollars, except per share amounts)

Note 1 – Summary of Significant Accounting Policies

Nature of Operations – Aqua America, Inc. (“Aqua America” or the “Company”) is the holding company for regulated utilities providing water or wastewater services in Pennsylvania, Texas, North Carolina, Ohio, Illinois, New Jersey, Florida, Indiana, Virginia, and Georgia. Our largest operating subsidiary, Aqua Pennsylvania, Inc.(“Aqua Pennsylvania”), accounted for approximately 55% of our operating revenues and a larger percentage of our net income for 2012, and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 25 other counties in Pennsylvania. The Company’s other subsidiaries provide similar services in nine other states. In addition, the Company provides water and wastewater services through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories as well as sludge hauling, septage and grease services, backflow prevention services, certain other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas and oil drilling industry.

In January 2012, we sold our regulated water operations in Maine, which served approximately 16,000 customers, to Connecticut Water Services, Inc. In May 2012, we acquired all of American Water Works Company, Inc.’s (“American Water”) water and wastewater operations in Ohio, which serve approximately 59,000 customers, and simultaneously sold our water operations in New York, which served approximately 51,000 customers. These transactions concluded our regulated operations in Maine and New York. In September 2012, we began to market for sale our water and wastewater operations in Florida, which serve approximately 38,000 customers, and our wastewater treatment facility in Georgia. In December 2012, the Company entered into a definitive agreement to sell 80 of its water and wastewater systems in Florida to the Florida Governmental Utility Authority. These 80 water and wastewater systems represent approximately 56% of our customers served in Florida. This transaction is expected to close in the first half of 2013. In addition, we are holding discussions with interested parties for the sale of the remainder of our Florida water and wastewater operations. The operating results, cash flows, and financial position of the Company’s Maine, New York, Florida, and Georgia subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations. During the second quarter of 2011, we acquired all of American Water’s water and wastewater operations in Texas, which serve approximately 5,300 customers, and sold our regulated water and wastewater operations in Missouri, which served approximately 3,900 customers and concluded our regulated utility operations in Missouri. Unless specifically noted, the financial information presented in the notes to consolidated financial statements reflects the Company’s continuing operations.

The company has identified twelve operating segments and has one reportable segment named the Regulated segment. The reportable segment is comprised of ten operating segments for our water and wastewater regulated utility companies which are organized by the states where we provide these services. These operating segments are aggregated into one reportable segment since each of the Company’s operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. In addition, two operating segments are not quantitatively significant to be reportable and are comprised of the businesses that provide sludge hauling, septage and grease services, backflow prevention services, certain other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas and oil drilling industry. These segments are included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.

Regulation – Most of the operating companies that are regulated public utilities are subject to regulation by the regulatory commissions of the states in which they operate. The respective regulatory commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters. Some of the operating companies that are regulated public utilities are subject to rate regulation by county or city government. Regulated public utilities follow the Financial Accounting Standards Board’s (“FASB”) accounting guidance for regulated operations, which provides for the recognition of regulatory assets and liabilities as allowed by regulators for costs or credits that are reflected in current rates or are considered probable of being included in future rates. The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.

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

Recognition of Revenues – Revenues include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. Non-regulated revenues are recognized when services are performed and are primarily associated with septage services, and operating and maintenance contracts. The Company’s Regulated segment includes non-regulated revenues that totaled $10,538 in 2012, $10,712 in 2011, and $10,973 in 2010. In addition to the non-regulated revenues included in the Regulated segment operating revenues, the Company has other non-regulated revenues of $17,876 in 2012, $12,512 in 2011, and $11,565 in 2010.

Property, Plant and Equipment and Depreciation – Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for certain utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant as permitted by the applicable regulatory jurisdiction. At December 31, 2012, utility plant includes a net credit acquisition adjustment of $31,347, which is generally being amortized from 2 to 52 years, except where not permitted or appropriate. Amortization of the acquisition adjustments totaled $2,858 in 2012, $2,741 in 2011, and $3,060 in 2010.

Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the regulatory commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with the FASB’s accounting guidance for regulated operations. As of December 31, 2012, $4,978 of these costs have been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.

The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Certain information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred, then these costs are charged to operating expenses when incurred. As of December 31, 2012, $13,089 of these costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.

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

Allowance for Funds Used During Construction – The allowance for funds used during construction (“AFUDC”) represents the capitalized cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction, contributions in aid of construction, or certain state-revolving fund loans. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2012 was $188, 2011 was $318, and was $0 for 2010. No interest was capitalized by our non-regulated businesses.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

The Company had a book overdraft for certain of its disbursement cash accounts of $11,881 and $22,810 at December 31, 2012 and 2011, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities, due to our ability to fund the overdraft with the Company’s credit facility.

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

Investment in Joint Venture – The Company uses the equity method of accounting to account for our 49% investment in a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to certain natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania, which commenced operations in the second quarter of 2012. Our initial investment is carried at cost. Subsequently, the carrying amount of our investment is adjusted to reflect capital contributions or distributions, and our equity in earnings since the commencement of the system’s operations. Our share of equity earnings in the joint venture is reported in the consolidated statements of net income as equity earnings in joint venture. During 2012 we received distributions of $2,744.

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

Goodwill – Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. The Company tested the goodwill attributable to each of our reporting units for impairment as of July 31, 2012, in conjunction with the timing of our annual strategic business plan, and concluded that the estimated fair value of each reporting unit, which has goodwill recorded, was substantially in excess of the reporting unit’s respective carrying amounts, indicating that none of the Company’s goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated Segment	Other	Consolidated
Balance at December 31, 2010	$23,797	$4,121	$27,918
Goodwill acquired during year	1,531	—	1,531
Reclassifications to utility plant acquisition adjustment	(1,573)	—	(1,573)
Other	(932)	—	(932)

Balance at December 31, 2011	22,823	4,121	26,944

Goodwill acquired during year	1,679	—	1,679
Reclassifications to utility plant acquisition adjustment	(496)	—	(496)
Other	25	—	25

Balance at December 31, 2012	$24,031	$4,121	$28,152

Included within the Company’s assets of discontinued operations held for sale as of December 31, 2011 is $12,316 of goodwill, and as of December 31, 2012 there was no goodwill associated with the Company’s assets of discontinued operations held for sale.

The reclassification of goodwill to utility plant acquisition adjustment results from a mechanism approved by the applicable regulatory commission. The mechanism provides for the transfer over time, and the recovery through customer rates, of goodwill associated with certain acquisitions upon achieving certain objectives.

Income Taxes – The Company accounts for certain income and expense items in different time periods for financial and tax reporting purposes. Deferred income taxes are provided on certain temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not allowed currently in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties. Judgment is required in evaluating the Company’s Federal and state tax positions. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company may establish reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in these challenges. The Company’s provision for income taxes includes interest, penalties and if the need arises reserves for uncertain tax positions.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

In December 2012, the Company changed its tax method of accounting for certain qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years. The tax accounting method was changed to permit the expensing of certain utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes (the “repair change”). The repair change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania (“settlement agreement”) which provides for flow-through accounting treatment of certain income tax benefits resulting from the repair change. The repair change for 2012 results in a significant reduction in the effective income tax rate, a reduction in income tax expense, and reduces the amount of taxes currently payable. For qualifying capital expenditures made prior to 2012, the resulting tax benefits have been deferred as of December 31, 2012 and, based on the settlement agreement, beginning in 2013, a ten year amortization of the income tax benefits is expected to reduce future income tax expense.

Customers’ Advances for Construction and Contributions in Aid of Construction – Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties. The value of these contributions is recorded as customers’ advances for construction. Non-cash property, in the form of water mains and wastewater systems, has been received, generally from developers, as advances or contributions of $27,212, $20,823, and $16,035 in 2012, 2011, and 2010, respectively. Over time, the amount of non-cash contributed property will vary based on the timing of the contribution of the non-cash property and the volume of non-cash contributed property received in connection with development in our service territories. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to contributions in aid of construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable.

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

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. There have been no changes in the valuation techniques used to measure fair value for the years ended December 31, 2012 and 2011.

Recent Accounting Pronouncements – In February 2013, the FASB issued updated accounting guidance to improve the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”). The update requires an entity to present information about the amounts reclassified from AOCI in their financial statements in either a single note or parenthetically on the face of the financial statements. The updated guidance is effective prospectively for reporting periods beginning after December 15, 2012. The Company will adopt the provisions of the updated guidance for its quarterly reporting period beginning January 1, 2013, and the Company does not expect the adoption of the revised guidance to have an impact on the Company’s consolidated results of operations or consolidated financial position.

In September 2011, the FASB issued revised accounting guidance for accounting for goodwill, which is intended to reduce the cost and complexity of the annual goodwill impairment test by permitting an entity the option of performing a qualitative assessment to determine whether further impairment testing is necessary. The revised guidance is effective for annual periods beginning after December 15, 2011. In the third quarter of 2012, the Company adopted the provisions of the revised guidance for its 2012 annual goodwill impairment test, and the adoption of the revised guidance did not have an impact on the Company’s consolidated results of operations or consolidated financial position.

In May 2011, the FASB issued updated accounting guidance related to fair value measurements and disclosures that result in common fair value measurements and disclosures between U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards. This new guidance amends current fair value measurement and disclosure guidance to increase transparency around valuation inputs and investment categorization. This guidance is effective for interim and annual periods beginning on January 1, 2012 and is required to be applied prospectively. The adoption of this guidance in the first quarter of 2012 did not have a significant impact on the Company’s consolidated results of operations or consolidated financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 2 – Acquisitions

As part of the Company’s growth-through-acquisition strategy, in July 2011, the Company entered into a definitive agreement with American Water to purchase all of the stock of the subsidiary that holds American Water’s regulated water and wastewater operations in Ohio. American Water’s Ohio operations served approximately 59,000 customers. On May 1, 2012, the Company completed its acquisition of American Water’s water and wastewater operations in Ohio. The total purchase price at closing consisted of $102,154 in cash plus certain assumed liabilities, including debt of $14,281, as adjusted pursuant to the purchase agreement based on book value at closing. The transaction has been accounted for as a business combination. In the fourth quarter of 2012, the Company reduced the amount of goodwill recognized from the acquisition by $10,575 primarily as a result of a tax election allowing the acquisition to be treated as an asset purchase. The Company has included the results of its acquisition in Ohio in our consolidated financial statements as part of our Regulated segment since the date of acquisition. The operating revenue and earnings included in the consolidated financial statements of the Company during the period owned by the Company was $27,981 and $3,265, respectively. The pro forma impact of the Company’s Ohio acquisition was not material to our results of operations for the years ended December 31, 2012, 2011, and 2010, respectively, and to our financial condition as of December 31, 2012 and 2011, respectively. The preliminary purchase price allocation is as follows:

May 1, 2012
Property, plant and equipment, net	$119,595
Current assets	6,852
Other long-term assets	7,525
Goodwill	1,679

Total assets acquired	135,651

Current liabilities	3,409
Long-term debt, excluding current portion	14,233
Other long-term liabilities	15,855

Total liabilities assumed	33,497

Net assets acquired	$102,154

In addition to the Company’s acquisition in Ohio, during 2012, the Company completed 16 acquisitions of water and wastewater utility systems in various states. The total purchase price consisted of $19,094 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $1,527. The pro forma effect of the businesses acquired is not material to the Company’s results of operations.

In June 2011, the Company completed its acquisition of approximately fifty-one water and five wastewater systems in Texas serving approximately 5,300 customers. The total purchase price consisted of $6,245 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $3,245 in 2012 and $1,826 in 2011. The pro forma effect of the businesses acquired is not material to the Company’s results of operations.

In addition to the Company’s acquisition in Texas, during 2011, the Company completed eight acquisitions of water and wastewater utility systems in various states. The total purchase price consisted of $2,270 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $644 in 2012 and $226 in 2011. The pro forma effect of the businesses acquired in 2011 is not material to the Company’s results of operations.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

During 2010, the Company completed 23 acquisitions or other growth ventures in various states. The total purchase price consisted of $8,625 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,998 in 2012, $2,709 in 2011 and $778 in 2010. The pro forma effect of the businesses acquired in 2010 is not material to the Company’s results of operations.

Note 3 – Discontinued Operations and Other Dispositions

Discontinued Operations – In September 2012, the Company began to market for sale its water and wastewater operations in Florida, which serve approximately 38,000 customers, and the Company’s waste water treatment facility in Georgia. In December 2012, the Company entered into a definitive agreement to sell 80 of its water and wastewater systems in Florida to the Florida Governmental Utility Authority for cash at closing of $49,200, which is subject to certain adjustments. These 80 systems represent approximately 56% of our customers served in Florida. This transaction is expected to close in the first half of 2013. In addition, we are holding discussions with interested parties for the sale of the remainder of our Florida water and wastewater operations. The Company has accounted for these operations as business held for sale. The sale of the Company’s water and wastewater operations in Florida and Georgia will conclude the Company’s operations in these states.

In July 2011, the Company entered into a definitive agreement with Connecticut Water Service, Inc. to sell its operations in Maine, which served approximately 16,000 customers, for cash at closing plus certain assumed liabilities, including debt of $17,364. On January 1, 2012, the Company completed the sale for net proceeds of $36,870, and recognized a gain on sale of $17,699 ($10,821 after-tax). In 2011, the Company recognized additional income tax expense of $4,008 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its Aqua Maine subsidiary.

In July 2011, the Company entered into a definitive agreement with American Water to sell its operations in New York for its book value at closing plus certain assumed liabilities, including debt of approximately $23,000. On May 1, 2012, the Company completed the sale for net proceeds of $36,688 in cash as adjusted pursuant to the sale agreement based on book value at closing. In 2012, the Company recognized a loss on sale of $2,736 ($1,874 after-tax), resulting from charges incurred from the sale. In 2011, the Company recognized additional income tax expense of $3,245 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its Aqua New York subsidiary. The Company’s New York operations served approximately 51,000 customers.

The operating results, cash flows, and financial position of the Company’s subsidiaries named above have been presented in the Company’s consolidated statements of net income, consolidated statements of cash flow, and consolidated balance sheets as discontinued operations.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

A summary of discontinued operations presented in the consolidated statements of net income includes the following:

	Years Ended December 31,
	2012	2011	2010
Operating revenues	$31,458	$67,391	$65,886
Total operating expenses	24,286	49,617	51,144

Operating income	7,172	17,774	14,742
Other (income) expense:
Gain on sale	(17,699)	—	—
Loss on sale	2,981	—	—
Other expenses, net	1,397	3,495	1,992

Income from discontinued operations before income taxes	20,493	14,279	12,750
Provision for income taxes	8,017	12,893	5,154

Income from discontinued operations	$12,476	$1,386	$7,596

The assets and liabilities of discontinued operations presented in the consolidated balance sheets include the following:

	December 31,
	2012	2011
Property, plant and equipment, at cost	$128,463	$299,689
Less: accumulated depreciation	48,856	104,889

Net property, plant and equipment	79,607	194,800
Current assets	4,656	16,341
Regulatory assets	2,034	36,656
Goodwill	—	12,316
Other assets	126	2,948

Assets of discontinued operations held for sale	86,423	263,061

Long-term debt, excluding current portion	—	40,326
Current liabilities	2,074	8,235
Deferred income taxes and investment tax credits	5,166	28,690
Contributions in aid of construction	15,560	25,940
Other liabilities	837	33,980

Liabilities of discontinued operations held for sale	23,637	137,171

Net assets	$62,786	$125,890

Other Dispositions – The following dispositions have not been presented as discontinued operations in the Company’s consolidated financial statements as the Company does not believe that disclosure of the following disposed water and wastewater utility systems as discontinued operations is meaningful to the reader of the financial statements for making investment decisions either individually or in the aggregate. The gains disclosed below are reported in the consolidated statements of net income as a reduction to operations and maintenance expense.

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

The City of Fort Wayne, Indiana (“the City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the Company’s operating subsidiaries in Indiana. In January 2008, the Company reached a settlement with the City to transition the northern portion of the system in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the northern portion of the Company’s system will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the northern portion of the system to the City upon receipt of the initial valuation payment. The proceeds received by the Company are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. The net book value of the assets relinquished has been removed from the consolidated balance sheet and the difference between the net book value and the initial payment received has been deferred and is recorded in other accrued liabilities on the Company’s consolidated balance sheet. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City of Fort Wayne, the amounts deferred will be recognized in the Company’s consolidated income statement. On March 16, 2009, oral argument was held on certain procedural aspects with respect to the valuation evidence that may be presented and whether the Company is entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that the Company is not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. The Company disagreed with the Court’s decision and appealed the Wells County Indiana Circuit Court’s decision to the Indiana Court of Appeals. On January 13, 2012, the Indiana Court of Appeals reached a decision denying the Company’s appeal. On February 10, 2012, the Company filed a petition for transfer requesting that the Indiana Supreme Court review the matter. That petition is currently pending. The Company continues to evaluate its legal options with respect to this decision. Depending upon the outcome of all of the legal proceeding the Company may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The northern portion of the utility system relinquished represents approximately 0.40% of the Company’s total assets. In addition, in December 2012, the Fort Wayne City Council considered an ordinance that sought to declare it a “public convenience and necessity” to acquire the Company’s utility system located in the southwest section of the City and, if negotiations with Fort Wayne officials were to fail, to condemn the Company’s utility system. The first public hearing on the ordinance was held on January 22, 2013 and a subsequent hearing scheduled for February 5, 2013 was not held due to ongoing settlement discussions between the parties. The Company will continue to evaluate all of its legal options.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 4 – Property, Plant and Equipment

	December 31,		Approximate Range of Useful Lives	Weighted Average Useful Life
	2012	2011
Utility plant and equipment:
Mains and accessories	$2,190,078	$1,984,171	25 to 92 years	75 years
Services, hydrants, treatment plants and reservoirs	1,275,221	1,165,983	5 to 85 years	47 years
Operations structures and water tanks	233,743	213,368	14 to 70 years	48 years
Miscellaneous pumping and purification equipment	594,687	507,035	5 to 145 years	36 years
Meters, data processing, transportation and operating equipment	573,899	529,160	3 to 78 years	23 years
Land and other non-depreciable assets	95,436	81,421	—	—

Utility plant and equipment	4,963,064	4,481,138
Utility construction work in progress	107,944	61,232	—	—
Net utility plant acquisition adjustment	(31,347)	(33,839)	0 to 52 years	22 years
Non-utility plant and equipment	10,739	9,435	0 to 25 years	5 years

Total property, plant and equipment	$5,050,400	$4,517,966

Note 5 – Accounts Receivable

	December 31,
	2012	2011
Billed utility revenue	$54,294	$47,311
Unbilled utility revenue	33,590	29,361
Other	9,358	3,359

	97,242	80,031
Less allowance for doubtful accounts	4,321	4,485

Net accounts receivable	$92,921	$75,546

The Company’s utility customers are located principally in the following states: 47% in Pennsylvania, 16% in Ohio, 10% in North Carolina, 8% in Texas, and 7% in Illinois. No single customer accounted for more than one percent of the Company’s regulated operating revenues during the years ended December 31, 2012, 2011, and 2010. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2012	2011	2010
Balance at January 1,	$4,485	$4,367	$4,790
Amounts charged to expense	4,805	4,854	4,156
Accounts written off	(5,939)	(5,780)	(5,489)
Recoveries of accounts written off	970	1,044	910

Balance at December 31,	$4,321	$4,485	$4,367

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

	December 31, 2012		December 31, 2011
	Regulatory Assets	Regulatory Liabilities	Regulatory Assets	Regulatory Liabilities
Income taxes	$348,359	$192,551	$102,726	$1,706
Utility plant retirement costs	16,976	19,936	21,975	15,845
Post-retirement benefits	139,139	28,795	100,640	22,961
Water tank painting	2,836	—	4,420	—
Fair value adjustment of long-term debt assumed in acquisition	4,739	—	1,540	162
Rate case filing expenses & other	9,215	81	8,731	670

	$521,264	$241,363	$240,032	$41,344

Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to certain differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. Amounts include differences that arise between certain utility asset improvement costs capitalized for book and deducted as a repair expense for tax purposes.

The regulatory liability for the repair tax accounting change catch-up represents the tax benefits anticipated to be realized on the Company’s 2012 tax return, which has not yet flowed-through as a reduction to income tax expense due to the ten year amortization period which is expected to begin in 2013. This amortization period was stipulated in a June 2012 rate order issued to Aqua Pennsylvania.

The regulatory asset for utility plant retirement costs, including cost of removal, represents costs already incurred that are expected to be recovered in future rates over a five year recovery period. The regulatory liability for utility plant retirement costs represents amounts recovered through rates during the life of the associated asset and before the costs are incurred.

Post-retirement benefits include pension and other post-retirement benefits. A regulatory asset has been recorded at December 31, 2012 and 2011 for the costs that would otherwise be charged to stockholders’ equity for the underfunded status of the Company’s pension and other post-retirement benefit plans. The regulatory asset related to pension costs includes deferred net pension expense in excess of amounts funded which the Company believes will be recoverable in future years as pension funding is required. The regulatory asset related to post-retirement benefits other than pensions represents costs that were deferred between the time that the accrual method of accounting for these benefits was adopted in 1993 and the recognition of the accrual method in the Company’s rates as prescribed in subsequent rate filings. Amortization of the amount deferred for post-retirement benefits other than pensions began in 1994 and is currently being recovered in rates.

Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process. Water tank painting costs are generally being amortized over a period ranging from 5 to 17 years.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company recorded a fair value adjustment for fixed rate, long-term debt assumed in acquisitions that matures in various years ranging from 2022 to 2029. The regulatory asset or liability results from the rate setting process continuing to recognize the historical interest cost of the assumed debt.

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

Note 7 – Income Taxes

The provision for income taxes for the Company’s continuing operations consists of:

	Years Ended December 31,
	2012	2011	2010
Current:
Federal	$(13,854)	$(936)	$(7,437)
State	3,172	(2,063)	12,148

	(10,682)	(2,999)	4,711

Deferred:
Federal	67,743	76,479	68,644
State	9,820	(4,369)	1,585

	77,563	72,110	70,229

Total tax expense	$66,881	$69,111	$74,940

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense for the Company’s continuing operations are as follows:

	Years Ended December 31,
	2012	2011	2010
Computed Federal tax expense at statutory rate	$87,839	$73,778	$66,962
Decrease in tax expense related to repair tax accounting change	(28,948)	—	—
State income taxes, net of federal tax benefit	8,445	(4,180)	8,926
Increase in tax expense for depreciation expense to be recovered in future rates	361	551	210
Stock-based compensation	(386)	(355)	(67)
Deduction for Aqua America common dividends paid under employee benefit plan	(387)	(345)	(374)
Amortization of deferred investment tax credits	(420)	(340)	(333)
Other, net	377	2	(384)

Actual income tax expense	$66,881	$69,111	$74,940

In December 2012, the Company changed its tax method of accounting for certain qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years. The tax accounting method was changed to permit the expensing of certain utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes (the “repair change”). The repair change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania (“settlement agreement”) which provides for flow-through accounting treatment of certain income tax benefits resulting from the repair change. As a result of this settlement agreement, the net 2012 income tax benefits of $33,565 reduced income tax expense and flowed-through to net income in the fourth quarter of 2012, and the income tax benefits of $111,397 for qualifying capital expenditures made prior to 2012 (“catch-up adjustment”) have been deferred as of December 31, 2012 and, based on the settlement agreement, a ten year amortization of the income tax benefits is expected to reduce income tax expense beginning in 2013. The repair change resulted in a significant reduction in the effective income tax rate, a net reduction in income tax expense of $33,565 in the fourth quarter of 2012 for the tax year 2012 impact, and reduced the amount of taxes currently payable resulting in a tax refund expected of $14,802 on tax payments made prior to the repair change. The catch-up adjustment resulted in a $88,476 decrease to current taxes payable; a $190,389 increase to regulatory liabilities which it expected to be amortized over the next ten years; an increase to both deferred tax liabilities and regulatory assets representing the appropriate book/tax basis difference on capital additions.

The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 was enacted on December 17, 2010 and provided for a 100 percent expensing allowance for qualifying capital additions placed in service after September 8, 2010 through tax year 2011, and extended 50 percent bonus depreciation for qualifying capital additions for tax year 2012. In February 2011, one of the Company’s state tax jurisdictions issued guidance that it would recognize the 100% expensing allowance in the 2011 tax year. As a result of this guidance and the flow-through treatment afforded by that state’s regulatory commission, the net state income tax benefit reduced the Company’s 2011 state income tax expense by $14,800 and reduced the Company’s effective state income tax rate. The American Tax Relief Act of 2012 was enacted on January 1, 2013 and provided for an extension of the 50% bonus depreciation for qualifying capital additions for tax year 2013.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of the net deferred tax liability from continuing operations:

	December 31,
	2012	2011
Deferred tax assets:
Customers’ advances for construction	$26,820	$17,650
Costs expensed for book not deducted for tax, principally accrued expenses	13,124	1,105
Utility plant acquisition adjustment basis differences	12,496	11,614
Post-retirement benefits	35,955	36,141
Tax loss carryfoward	111,452	47,860
Other	2,360	2,183

	202,207	116,553
Less valuation allowance	7,506	8,639

	194,701	107,914

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	772,006	580,405
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	66,361	43,710
Tax effect of regulatory asset for post-retirement benefits	35,955	36,141
Deferred investment tax credit	5,928	6,544

	880,250	666,800

Net deferred tax liability	$685,549	$558,886

At December 31, 2012 and 2011, the Company recorded Federal net operating losses (“NOL”) of $118,327 and $76,064, respectively. The Company believes the Federal NOLs are more likely than not to be recovered and require no valuation allowance. The Company’s Federal NOLs do not begin to expire until 2031 and 2032, respectively. As of December 31, 2012, the cumulative NOL is $215,585.

In 2012 and 2011, as a result of the Company’s Federal cumulative NOLs the Company ceased recognizing the windfall tax benefit associated with stock-based compensation, because the deduction did not reduce income taxes payable. Upon realization of the Company’s Federal NOLs, the Company will recognize a windfall tax benefit of $2,121.

At December 31, 2012 and 2011, the Company recorded state NOLs of $249,895 and $79,391, respectively, a portion of which are offset by a valuation allowance because the Company does not believe these NOLs are more likely than not to be realized. The state NOLs do not begin to expire until 2021. As of December 31, 2012, the cumulative NOL is $375,299.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company has analyzed filing positions in its Federal and state jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. The Company’s determination of what qualifies as a capital cost versus repair expense as it relates to the repair tax change will likely be reviewed upon audit by the IRS and could be subject to subsequent adjustment. The Company believes its income tax filing positions and deductions will be sustained under both Federal and state audits and it believes it does not have uncertain tax positions that, in the event of adjustment, will result in a material effect on its results of operations or financial position. The Company does not have a reserve for uncertain tax positions. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense. As of December 31, 2012, the Company’s Federal income tax returns for all years through 2008 have been closed. Tax years 2009 through 2012 remain open to Federal examination, and tax years 2010 and 2011 are currently under examination. The statute remains open for the Company’s state income tax returns for tax years 2009 through 2012 in the various states the Company’s conducts business in. There is currently an Illinois state income tax audit underway for tax years 2008 and 2009.

Note 8 – Taxes Other than Income Taxes

The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2012	2011	2010

Property	$21,550	$16,618	$16,573
Capital Stock	3,196	3,559	3,458
Gross receipts, excise and franchise	10,060	9,408	9,450
Payroll	6,967	6,441	6,185
Other	5,631	5,423	4,481

Total taxes other than income	$47,404	$41,449	$40,147

Note 9 – Commitments and Contingencies

The following disclosures reflect commitments and contingencies for the Company’s continuing operations.

Commitments – The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are as follows:

2013	2014	2014	2015	2016	2017	Thereafter
$2,568	$1,925	$1,925	$1,191	$483	$131	$476

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2014 and 2051 and contain certain renewal provisions. Certain leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, an average of $608 of annual lease payments for land is due, and the aggregate of the years remaining approximates $14,299. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of:

2013	2014	2015	2016	2017	Thereafter
$494	$494	$496	$507	$507	$3,466

The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2017 are expected to average $11,553 and the aggregate of the years remaining approximates $32,826.

The Company has entered into purchase obligations, in the ordinary course of business, that include agreements for water treatment processes at certain of its wells in a small number of its divisions. The 20 year term agreement provides for the use of treatment equipment and media used in the treatment process and are subject to adjustment based on changes in the Consumer Price Index. The future contractual cash obligation related to these agreements is: $924 in 2013, $944 in 2014, $964 in 2015, $985 in 2016, $1,006 in 2017 and $12,677 thereafter. In addition, as of December 31, 2012, the estimated capital expenditures required under legal and binding long-term contracts are approximately $16,600 in 2013 and $3,950 in 2015.

Rent expense under operating leases, purchased water expense, and water treatment expenses under these agreements were as follows:

	Years Ended December 31,
	2012	2011	2010

Operating lease expense	$3,850	$3,553	$3,631
Purchased water under long-term agreements	11,796	14,507	13,621
Water treatment expense under contractual agreement	897	865	777

Contingencies – The Company is routinely involved in various disputes, claims, lawsuits and other regulatory and legal matters, including both asserted and unasserted legal claims, in the ordinary course of business. The status of each such matter, referred to herein as a loss contingency, is reviewed and assessed in accordance with applicable accounting rules regarding the nature of the matter, the likelihood that a loss will be incurred, and the amounts involved. As of December 31, 2012, the aggregate amount of $13,238 is accrued for loss contingencies and is reported in the Company’s consolidated balance sheet as other accrued liabilities and other liabilities. These accruals represent management’s best estimate of probable loss (as defined in the accounting guidance) for loss contingencies or the low end of a range of losses if no single probable loss can be estimated. For some loss contingencies, the Company is unable to estimate the amount of the probable loss or range of probable losses. While the final outcome of these loss contingencies cannot be predicted with certainty, and unfavorable outcomes could negatively impact the Company, at this time in the opinion of management, the final resolution of these matters are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows. Further, Aqua America has insurance coverage for certain of these loss contingencies, and as of December 31, 2012, estimates that approximately $1,865 of the amount accrued for these matters are probable of recovery through insurance, which amount is also reported in the Company’s consolidated balance sheet as deferred charges and other assets, net. The Company is involved in the following condemnation proceedings and legal matters, as described below:

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

•

In 2006, a lawsuit was filed by two occupants of a house abutting a wastewater treatment plant facility owned by the Company’s subsidiary in Florida. The lawsuit, as amended, alleged the plaintiffs sustained bodily injury and property damage due to the design, operation and maintenance of the plant. In January 2011, a trial was held which resulted in the judicial dismissal of the count for strict liability and jury verdicts in favor of the Company on the remaining counts. In June 2011, the plaintiffs agreed to dismiss their appeals and to release all claims against the Company’s subsidiary and the Company, which resulted in the conclusion of the original plaintiffs’ litigation against the Company’s subsidiary. In the third quarter of 2008, approximately thirty-five additional plaintiffs, associated with approximately eight other nearby homes, and represented by the same counsel as the original plaintiffs, filed a separate lawsuit making similar allegations against our Florida subsidiary with respect to the operation of the facility. The court has severed the litigation so that the plaintiffs will be grouped by the houses in which they lived and a separate trial will be held for each of the households. Some of these plaintiffs testified in the trial of the original lawsuit in which all allegations were resolved in the Company’s favor. The claims from the first of these households are expected to go to trial in May 2013. The Company continues to assess these matters and any potential losses, which based on the outcome of the litigation may or may not be covered by the Company’s insurance coverage. At this time, the Company believes that the estimated amount of any potential losses would not be material to the Company’s consolidated results of operations or consolidated financial condition.

•

One of the Company’s subsidiaries acquired in 2008 had entered into a Consent Decree with the United States Environmental Protection Agency and received from the United States Department of Justice a proposed civil penalty related to alleged violations, which is currently estimated to be approximately $254. The Company’s subsidiary had contested the appropriateness of earlier calculations of the proposed penalty based on sanitary sewer violations occurring prior to the acquisition of the subsidiary and the amount of the proposed penalty. A reserve has been accrued for this loss contingency as it is judged to be probable and the amount is estimable. The Company had withheld payment of a certain amount of shares payable to the sellers as a contingent indemnification offset related to the proceedings. Pursuant to further agreement with the sellers, the Company has retained a portion of those shares in an amount anticipated to cover penalty amounts and attendant costs, continued to withhold a designated amount of shares to cover contingent increases, and released a certain number of shares to the sellers.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 10 – Long-term Debt and Loans Payable

Long-term Debt – The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2012 and 2011. The supplemental indentures with respect to certain issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania and certain other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. As of December 31, 2012, approximately $701,000 of Aqua Pennsylvania’s retained earnings of approximately $721,000 and approximately $114,000 of the retained earnings of approximately $121,000 of certain other subsidiaries were free of these restrictions. Certain supplemental indentures also prohibit Aqua Pennsylvania and certain other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

Sinking fund payments are required by the terms of certain issues of long-term debt. Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2013	2014	2015	2016	2017	Thereafter

0.00% to 0.99%	$190	$193	$193	$191	$195	$1,922
1.00% to 1.99%	2,350	2,320	2,257	2,139	102,004	16,181
2.00% to 2.99%	1,133	1,164	1,201	1,230	1,259	11,133
3.00% to 3.99%	2,345	2,420	2,508	2,581	2,682	144,941
4.00% to 4.99%	21,888	27,301	310	11,124	11,138	488,896
5.00% to 5.99%	10,499	51,566	38,504	16,763	14,937	430,592
6.00% to 6.99%	—	—	12,000	—	8,903	44,000
7.00% to 7.99%	317	379	409	442	478	33,635
8.00% to 8.99%	269	376	405	437	473	17,672
9.00% to 9.99%	6,047	700	700	700	700	25,700
10.00% to 10.99%	—	—	—	—	—	6,000

Total	$45,038	$86,419	$58,487	$35,607	$142,769	$1,220,672

In November 2012, Aqua Pennsylvania issued $80,000 of first mortgage bonds, secured by a supplement to its first mortgage indenture, of which $40,000 is due in 2041, $20,000 is due in 2042, and $20,000 is due in 2047 with interest rates of 3.79%, 3.80%, and 3.85% respectively. The proceeds were used to refinance higher coupon first mortgage bonds and pay down our revolving credit facility.

In June 2012, the Company issued $50,000 of senior unsecured notes due in 2027 with an interest rate of 3.57%. The proceeds were used to fund the Company’s capital expenditures.

As of December 31, 2012, the trustee for one issue held $23,010 pending construction of the projects to be financed with the issue of tax-exempt bonds in 2010 which is reported in the consolidated balance sheet as funds restricted for construction activity.

The weighted average cost of long-term debt at December 31, 2012 and 2011 was 4.81% and 5.17%, respectively. The weighted average cost of fixed rate long-term debt at December 31, 2012 and 2011 was 5.06% and 5.30%, respectively.

In March 2012, the Company entered into a five-year $150,000 unsecured revolving credit facility with three banks that expires in March 2017. Included within this facility is a $15,000 sublimit for daily demand loans. Funds borrowed under this facility are classified as long-term debt and are used to provide working capital. The Company’s $150,000 unsecured revolving credit facility replaced the Company’s prior $95,000 unsecured revolving credit facility, which expired in May 2012. As of December 31, 2012, the Company has the following sublimits and available capacity under the credit facility: $25,000 letter of credit sublimit, $5,644 of letters of credit available capacity, $0 borrowed under the swing-line commitment, and $100,000 of funds borrowed under the agreement. Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. A facility fee is charged on the total commitment amount of the agreement. Under this facility the average cost of borrowings was 0.85% and 0.45%, and the average borrowing was $68,609 and $53,473, during 2012 and 2011, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company is obligated to comply with covenants under some of its loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to certain exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2012, the Company was in compliance with its debt covenants under its credit facilities. Failure to comply with the Company’s debt covenants could result in an event of default, which could result in the Company being required to repay or finance its borrowings before their due date, possibly limiting the Company’s future borrowings, and increasing its borrowing costs.

Loans Payable – In November 2012, Aqua Pennsylvania renewed its $100,000 364-day unsecured revolving credit facility with four banks. The funds borrowed under this agreement are classified as loans payable and used to provide working capital. As of December 31, 2012 and 2011, funds borrowed under the agreement were $70,902 and $84,030, respectively. Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts short-term borrowings of Aqua Pennsylvania. A commitment fee of 0.10% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under the facility was 0.94% and 1.01%, and the average borrowing was $78,525 and $80,235, during 2012 and 2011, respectively. The maximum amount outstanding at the end of any one month was $89,973 and $92,143 in 2012 and 2011, respectively.

At December 31, 2012 and 2011, the Company had other combined short-term lines of credit of $60,500. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2012 and 2011, funds borrowed under the short-term lines of credit were $9,481 and $23,741, respectively. The average borrowing under the lines was $15,583 and $15,795 during 2012 and 2011, respectively. The maximum amount outstanding at the end of any one month was $22,941 and $26,741 in 2012 and 2011. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2012 and 2011 was 1.83% and 1.96%, respectively.

Interest Income – Interest income of $372, $757, and $1,288 was netted against interest expense on the consolidated statement of income for the years ended December 31, 2012, 2011, and 2010, respectively. The total interest cost was $78,129, $78,561, and $74,681 in 2012, 2011, and 2010, including amounts capitalized of $4,142, $7,150, and $4,831, respectively.

Note 11 – Fair Value of Financial Instruments

Financial instruments are recorded at carrying value in the financial statements and approximate fair value as of the dates presented. The fair value of these instruments is disclosed below in accordance with current accounting guidance related to financial instruments.

The fair value of funds restricted for construction activity and loans payable are determined based on their carrying amount and utilizing level 1 methods and assumptions. As of December 31, 2012 and 2011, the carrying amount of the Company’s funds restricted for construction activity was $23,572 and $88,905, respectively, which equates to their estimated fair value. As of December 31, 2012 and 2011, the carrying amount of the Company’s loans payable was $80,383 and $107,771, respectively, which equates to their estimated fair value. The fair value of cash and cash equivalents, which is comprised of a money market fund, is determined based on the net asset value per unit utilizing level 2 methods and assumptions. As of December 31, 2012 and 2011, the carrying amounts of the Company’s cash and cash equivalents was $5,521 and $8,204, which equates to their fair value.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2012	2011

Carrying amount	$1,588,992	$1,475,886
Estimated fair value	1,702,997	1,549,343

The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration utilizing level 2 methods and assumptions. The Company’s customers’ advances for construction have a carrying value of $71,595 and $66,198 at December 31, 2012 and 2011, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2027 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Note 12 – Stockholders’ Equity

At December 31, 2012, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding and treasury shares held were as follows:

	December 31,
	2012	2011	2010

Shares outstanding	140,167,266	138,815,098	137,775,567
Treasury shares	776,355	710,482	673,472

At December 31, 2012, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

In February 2012, the Company renewed its universal shelf registration, which expired in December 2011, through a filing with the Securities and Exchange Commission (“SEC”) to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminate prices.

The Company has a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. The balance remaining available for use under the acquisition shelf registration as of December 31, 2012 is 1,904,487 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.

The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2012, 2011, and 2010, under the dividend reinvestment portion of the Plan, 569,392, 588,745, and 670,538 original issue shares of common stock were sold providing the Company with proceeds of $12,921, $12,304, and $11,966, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Board of Directors has authorized the Company to purchase its common stock, from time to time, in the open market or through privately negotiated transactions. The Company has not repurchased any shares under this authorization since 2000. As of December 31, 2012, 548,278 shares remain available for repurchase.

The Company’s accumulated other comprehensive income is reported in the stockholders’ equity section of the consolidated balance sheets, the consolidated statements of equity, and the related components of other comprehensive income are reported in the consolidated statements of comprehensive income. The Company reports its unrealized gains or losses on investments as other comprehensive income and accumulated other comprehensive income. The Company recorded a regulatory asset for its underfunded status of its pension and post-retirement benefit plans that would otherwise be charged to other comprehensive income, as it anticipates recovery of its costs through customer rates.

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

	Years ended December 31,
	2012	2011	2010
Average common shares outstanding during the period for basic computation	139,361	138,182	136,948
Effect of dilutive securities:
Employee stock based compensation	573	507	348

Average common shares outstanding during the period for diluted computation	139,934	138,689	137,296

For the years ended December 31, 2012, 2011, and 2010, employee stock options to purchase 427,452, 926,300, and 2,024,151 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods.

Equity per common share was $9.89 and $9.01 at December 31, 2012 and 2011, respectively. These amounts were computed by dividing Aqua America stockholders’ equity by the number of shares of common stock outstanding at the end of each year.

Note 14 – Employee Stock and Incentive Plan

Under the Company’s 2009 Omnibus Equity Compensation Plan (the “2009 Plan”), as approved by the Company’s shareholders to replace the 2004 Equity Compensation Plan (the “2004 Plan”), stock options, stock units, stock awards, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted to employees, non-employee directors, and consultants and advisors. The 2009 Plan authorizes 5,000,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2009 Plan may be issued as stock awards or share units and the maximum number of shares that may be subject to grants under the Plan to any one individual in any one year is 200,000. Shares issued under the 2009 Plan may be original issue shares, the issuance of treasury shares, or shares purchased by the Company in the open-market. Awards under the 2009 Plan are made by a committee of the Board of Directors. At December 31, 2012, 4,261,530 shares underlying stock option and restricted stock awards were still available for grant under the 2009 Plan. No further grants may be made under the 2004 plan.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Performance Share Units – During 2012 and 2011, the Company granted performance share units. There were no grants in 2010. A performance share unit (“PSU”) represents the right to receive a share of the Company’s common stock if specified performance goals are met over the three year performance period specified in the grant, subject to certain exceptions through the three year vesting period. Each grantee is granted a target award of PSUs, and may earn between 0% and 200% of the target amount depending on the Company’s performance against the performance goals, which consist of the following metrics: 25% of the PSUs will be earned based on the Company’s total shareholder return (“TSR”) compared to the TSR for the companies listed in the Standard and Poor’s Midcap Utilities Index (a market-based condition), 25% of the PSUs will be earned based on the Company’s TSR compared to the TSR for a specific peer group of six other investor-owned water companies (a market-based condition), and 50% of the PSUs will be earned based on the Company’s three-year compound annual growth rate (“CAGR”) in earnings per share (“EPS”) compared to a target EPS CAGR of 5% (a performance-based condition). During the years ended December 31, 2012 and 2011, the Company recorded stock-based compensation related to PSUs as a component of operations and maintenance expense of $2,552 and $943, and recorded an income tax benefit of $1,040 and $384. The following table summarizes nonvested PSU transactions for the year ended December 31, 2012:

	Number of Share Units	Weighted Average Fair Value

Nonvested share units at beginning of period	137,584	$24.38
Granted	127,950	23.89
Performance criteria adjustment	79,635	23.52
Forfeited	(13,944)	23.87
Vested	—	—
Share unit awards issued	—	—

Nonvested share units at end of period	331,225	$23.52

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

	Years ended December 31,
	2012	2011

Expected term (years)	3.0	3.0
Risk-free interest rate	0.4%	1.2%
Expected volatility	22.1%	29.7%
Grant date fair value per performance share unit	$23.89	$24.38

As of December 31, 2012, $4,210 of unrecognized compensation costs related to PSUs is expected to be recognized over a weighted average period of approximately 1.9 years. The aggregate intrinsic value of PSUs as of December 31, 2012 was $8,420. The aggregate intrinsic value of PSUs is based on the number of nonvested share units and the market value of the Company’s common stock as of the period end date.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Restricted Stock Units – A restricted stock unit (“RSU”) represents the right to receive a share of the Company’s common stock and is valued based on the fair market value of the Company’s stock on the date of grant. RSUs are eligible to be earned at the end of a specified restricted period, generally three years, beginning on the date of grant, in some cases, subject to the achievement of certain performance conditions. During the year ended December 31, 2012 and 2011, the Company recorded stock-based compensation related to awards of RSUs as a component of operations and maintenance expense of $634 and $342, and recorded an income tax benefit of $262 and $142. The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense. The following table summarizes nonvested RSU transactions for the year ended December 31, 2012:

	Number of Stock Units	Weighted Average Fair Value

Nonvested stock units at beginning of period	44,342	$22.21
Granted	37,850	22.49
Vested	(11,000)	22.21
Forfeited	(2,724)	22.24

Nonvested stock units at end of period	68,468	$22.36

As of December 31, 2012, $795 of unrecognized compensation costs related to RSUs is expected to be recognized over a weighted average period of approximately 1.7 years. The intrinsic value of vested RSUs as of December 31, 2012 was $247. The aggregate intrinsic value of RSUs as of December 31, 2012 was $1,740. The aggregate intrinsic value of RSUs is based on the number of nonvested stock units and the market value of the Company’s common stock as of the period end date.

Stock Options – The following table provides compensation costs for stock-based compensation:

	Years ended December 31,
	2012	2011	2010
Stock-based compensation within operations and maintenance expense	$612	$1,361	$1,944
Income tax benefit	580	673	726

There were no stock options granted during the year ended December 31, 2012 and 2011. During the second quarter of 2011, the Company changed its estimation assumptions related to its historical stock option forfeitures which resulted in a favorable adjustment to compensation expense of $644 and additional income tax expense of $52.

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

Year ended December 31, 2010

Expected term (years)	6.0
Risk-free interest rate	2.8%
Expected volatility	26.7%
Dividend yield	3.3%
Grant date fair value per option	$3.49

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

The following table summarizes stock option transactions for the year ended December 31, 2012:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value
Options:
Outstanding, beginning of year	3,376,960	$20.03
Granted	—	—
Forfeited	(9,015)	17.60
Expired	(37,226)	24.25
Exercised	(833,437)	17.51

Outstanding, end of year	2,497,282	$20.81	4.2	$13,243

Exercisable, end of year	2,354,533	$21.03	4.0	$12,061

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the closing market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2012	2011	2010

Intrinsic value of options exercised	$5,547	$3,071	$2,700
Fair value of options vested	1,318	2,077	2,373

The following table summarizes information about the options outstanding and options exercisable as of December 31, 2012:

	Options Outstanding			Options Exercisable
	Shares	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Range of prices:
$10.00 - 12.99	65,437	0.2	$12.48	65,437	$12.48
$13.00 - 16.99	232,439	1.2	16.15	232,439	16.15
$17.00 - 19.99	1,057,617	5.2	18.18	914,868	18.35
$20.00 - 22.99	339,055	5.2	20.18	339,055	20.18
$23.00 - 27.99	375,282	4.2	23.26	375,282	23.26
$28.00 - 29.99	427,452	3.2	29.46	427,452	29.46

	2,497,282	4.2	$20.81	2,354,533	$21.03

As of December 31, 2012, there was $30 of total unrecognized compensation cost related to nonvested stock options granted under the plans. The cost is expected to be recognized over a weighted average period of approximately 1 month.

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

The following table provides compensation costs for stock-based compensation:

	Years ended December 31,
	2012	2011	2010
Stock-based compensation within operations and maintenance expense	$1,739	$1,800	$1,927
Income tax benefit	721	740	793

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2012:

	Number of Shares	Weighted Average Fair Value
Nonvested shares at beginning of period	207,989	$18.66
Granted	17,600	23.09
Vested	(105,473)	18.80
Forfeited	(2,388)	17.25

Nonvested shares at end of period	117,728	$19.23

The following table summarizes the value of restricted stock awards:

	Years ended December 31,
	2012	2011	2010

Intrinsic value of restricted stock awards vested	$2,384	$2,020	$1,147
Fair value of restricted stock awards vested	1,971	1,650	1,270
Weighted average fair value of restricted stock awards granted	23.09	22.21	17.19

As of December 31, 2012, $707 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted average period of approximately 1.0 years. The aggregate intrinsic value of restricted stock as of December 31, 2012 was $2,993. The aggregate intrinsic value of restricted stock is based on the number of nonvested shares of restricted stock and the market value of the Company’s common stock as of the period end date.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

	Pension Benefits	Other Post-retirement Benefits
Years:
2013	$10,574	$1,557
2014	11,478	1,782
2015	12,420	1,940
2016	13,356	2,173
2017	14,314	2,394
2018 - 2022	84,914	14,142

The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

	Pension Benefits		Other Post-retirement Benefits
	2012	2011	2012	2011

Change in benefit obligation:
Benefit obligation at January 1,	$237,087	209,459	50,189	43,956
Service cost	4,920	4,127	1,309	1,092
Interest cost	12,728	12,052	2,482	2,414
Actuarial loss	34,750	19,000	5,218	3,701
Plan participants’ contributions	—	—	199	219
Benefits paid	(9,329)	(7,967)	(1,160)	(1,193)
Plan amendments	—	416	(392)	—
Acquisition	23,652	—	5,188	—
Settlements	(731)	—	—	—

Benefit obligation at December 31,	303,077	237,087	63,033	50,189

Change in plan assets:
Fair value of plan assets at January 1,	148,912	145,524	28,131	26,739
Actual return on plan assets	17,153	(1,871)	2,019	562
Employer contributions	15,256	13,226	1,905	1,790
Benefits paid	(9,329)	(7,967)	(941)	(960)
Acquisition	18,823	—	2,940	—
Settlements	(731)	—	—	—

Fair value of plan assets at December 31,	190,084	148,912	34,054	28,131

Funded status of plan:

Net amount recognized at December 31,	$112,993	$88,175	$28,979	$22,058

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company’s pension plans had an accumulated benefit obligation of $267,400 and $210,511 at December 31, 2012 and 2011, respectively. The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

	Pension Benefits		Other Post-retirement Benefits
	2012	2011	2012	2011

Current liability	$222	$217	$—	$—
Noncurrent liability	112,771	87,958	28,979	22,058

Net liability recognized	$112,993	$88,175	$28,979	$22,058

At December 31, 2012 and 2011, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
	2012	2011

Projected benefit obligation	$303,077	$237,087
Fair value of plan assets	190,084	148,912

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
	2012	2011

Accumulated benefit obligation	$267,400	$210,511
Fair value of plan assets	190,084	148,912

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of net periodic benefit costs for the years ended December 31,:

				Other
	Pension Benefits			Post-retirement Benefits
	2012	2011	2010	2012	2011	2010

Service cost	$4,920	$4,127	$4,008	$1,309	$1,092	$1,016
Interest cost	12,728	12,052	11,386	2,482	2,414	2,151
Expected return on plan assets	(13,588)	(11,731)	(10,206)	(1,950)	(1,689)	(1,540)
Amortization of transition obligation (asset)	—	—	—	—	104	104
Amortization of prior service cost	277	253	245	(299)	(268)	(268)
Amortization of actuarial loss	6,568	3,578	3,852	1,024	783	638
Amortization of regulatory asset	—	—	—	69	137	137
Settlement loss	304	—	—	90	—	—
Capitalized costs	(3,696)	(3,499)	(3,216)	(671)	(668)	(470)

Net periodic benefit cost	$7,513	$4,780	$6,069	$2,054	$1,905	$1,768

The Company records the underfunded status of its pension and other post-retirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates. The Company’s pension and other post-retirement benefit plans were underfunded at December 31, 2012 and 2011. Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet. Due to the Company’s regulatory treatment, the recognition of the funded status is recorded as a regulatory asset pursuant to the FASB’s accounting guidance for regulated operations.

The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

			Other
	Pension Benefits		Post-retirement Benefits
	2012	2011	2012	2011

Net actuarial loss	$106,980	$83,008	$21,315	$15,937
Prior service cost (credit)	1,297	1,554	(977)	(923)
Transition obligation (asset)	—	—	—	74

Total recognized in regulatory assets	$108,277	$84,562	$20,338	$15,088

The estimated net actuarial loss, prior service cost and transition asset for the Company’s pension plans that will be amortized in 2013 from the regulatory assets into net periodic benefit cost are $8,064, $229, and $0, respectively. The estimated net actuarial loss, prior service credit and transition obligation for the Company’s other post-retirement benefit plans that will be amortized in 2013 from regulatory assets into net periodic benefit cost are $1,382, $299, and $0, respectively.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The significant assumptions related to the Company’s benefit obligations are as follows:

			Other
	Pension Benefits		Post-retirement Benefits
	2012	2011	2012	2011
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	4.17%	5.0%	4.17%	5.0%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	8.0%	8.5%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2019	2019

n/a – Assumption is not applicable to pension benefits.

The significant assumptions related to the Company’s net periodic benefit costs are as follows:

				Other
	Pension Benefits			Post-retirement Benefits
	2012	2011	2010	2012	2011	2010
Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	5.0%	5.75%	5.91%	5.0%	5.75%	5.91%
Expected return on plan assets	7.75%	7.75%	8.0%	5.17-7.75%	5.17-7.75%	5.33-8.0%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0-4.5%	4.0%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	n/a	8.5%	9.0%	8.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2019	2019	2016

n/a – Assumption is not applicable to pension benefits.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Assumed health-care trend rates have a significant effect on the expense and liabilities for other post-retirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on the health-care component of the accrued other post-retirement benefit obligation	$4,009	$(3,713)

Effect on aggregate service and interest cost components of net periodic post-retirement health-care benefit cost	$186	$(185)

The Company’s discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2012 pension expense by $887 and the pension liabilities by $8,956.

The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2012 pension expense by $449. For 2012, the Company used a 7.75% expected return on assets assumption and will lower this assumption to 7.50% for the calculation of pension expense for 2013. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

The Company’s pension plan asset allocation and the target allocation by asset class are as follows:

	2013	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2012	2011
Asset Class:
Equity securities	50 to 75%	64%	66%
Debt securities	25 to 50%	23%	24%
Cash	0%	13%	10%

Total	100%	100%	100%

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s pension plans’ assets at December 31, 2012 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$121,902	$121,902	$—	$—
Mutual funds	898	898	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	12,156	—	12,156	—
Corporate and foreign bonds	5,975	—	5,975	—
Mutual funds	24,928	24,928	—	—
Cash (c)	24,225	—	24,225	—

Total pension assets	$190,084	$147,728	$42,356	$—

The fair value of the Company’s pension plans’ assets at December 31, 2011 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$95,909	$95,909	$—	$—
Mutual funds	3,507	3,507	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	14,236	—	14,236	—
Corporate and foreign bonds	4,898	—	4,898	—
Mutual funds	15,072	15,072	—	—
Cash (c)	15,290	—	15,290	—

Total pension assets	$148,912	$114,488	$34,424	$—

(a)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.
(b)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices in active markets for the mutual fund.
(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

Equity securities include Aqua America, Inc. common stock in the amounts of $12,596 or 6.6% and $10,610 or 6.4% of total pension plans’ assets as of December 31, 2012 and 2011, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The asset allocation for the Company’s other post-retirement benefit plans and the target allocation by asset class are as follows:

	2013	Percentage of Plan
	Target	Assets at December 31,
	Allocation	2012	2011
Asset Class:
Equity securities	50 to 75%	46%	56%
Debt securities	25 to 50%	26%	34%
Cash	0%	28%	10%

Total	100%	100%	100%

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2012 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$9,170	$9,170	$—	$—
Mutual funds	6,465	6,465	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	4,751	—	4,751	—
Corporate and foreign bonds	2,735	—	2,735	—
Mutual funds	1,398	1,398	—	—
Cash (c)	9,535	—	9,535	—

Total other post-retirement assets	$34,054	$17,033	$17,021	$—

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2011 by asset class are as follows:

Asset Class:	Total	Level 1	Level 2	Level 3
Equity securities (a)
Common stocks	$9,010	$9,010	$—	$—
Mutual funds	6,524	6,524	—	—
Debt securities (b)
U.S. Treasury and government agency bonds	4,904	—	4,904	—
Corporate and foreign bonds	3,042	—	3,042	—
Mutual funds	1,420	1,420		—
Cash (c)	3,231	—	3,231	—

Total other post-retirement assets	$28,131	$16,954	$11,177	$—

(a)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.
(b)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices in active markets for the mutual fund.
(c)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2013 our pension contribution is expected to be approximately $15,954. The Company’s funding of its PBOP cost during 2013 is expected to approximate $2,875.

The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are initially invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to certain limitations. Participants may diversify their Company matching account balances into other investments offered under the 401(k) savings plans. The Company’s matching contribution and annual profit-sharing contribution, recorded as compensation expense, was $2,741, $2,496, and $2,035, for the years ended December 31, 2012, 2011, and 2010, respectively.

Note 16 – Water and Wastewater Rates

On June 7, 2012, the Pennsylvania Public Utility Commission granted Aqua Pennsylvania a water rate increase designed to increase total operating revenues by $16,700, on an annualized basis. The rates in effect at the time of the filing included $27,449 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $44,149 since the last base rate increase and the DSIC was reset to zero. In addition, the rate case settlement provides for flow-through accounting treatment of certain income tax benefits if the Company changes its tax accounting method to permit the expensing of certain utility asset improvement costs that were previously being capitalized and depreciated for tax purposes (the “repair change”). In December 2012, Aqua Pennsylvania implemented the repair change which resulted in the net recognition of 2012 income tax benefits of $33,565 which reduced income tax expense as it was flowed-through to net income in the fourth quarter of 2012. In addition, the income tax benefits of $111,397 for qualifying capital expenditures made prior to 2012 have been deferred as of December 31, 2012 and, based on the settlement agreement, a ten year amortization of the income tax benefits is expected to reduce income tax expense beginning in 2013. As a result of the repair change, the fourth quarter 2012 DSIC of 2.82% for Aqua Pennsylvania’s water customers was reset to zero beginning January 1, 2013, and Aqua Pennsylvania will not file a water base rate case in 2013.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

In February 2012, two of the Company’s operating subsidiaries in Texas began to bill interim rates in accordance with authorization from the Texas Commission on Environmental Quality (“TCEQ”). The additional revenue billed and collected prior to the TCEQ’s final ruling is subject to refund based on the outcome of the rate case. As of December 31, 2012, the Company had billed revenue of $4,758, which is subject to refund based on the outcome of the TCEQ’s final ruling. Based on the Company’s review of the present circumstances, a reserve of $1,665 has been established for the billings to date.

On June 17, 2010, the PAPUC granted Aqua Pennsylvania a water rate increase designed to increase total operating revenues by $23,600, on an annualized basis. The rates in effect at the time of the filing included $24,256 in DSIC or 7.5% above prior base rates. Consequently, the total base rates increased by $47,856 since the last base rate increase and the DSIC was reset to zero.

In October 2010, the Company’s operating subsidiary in Texas began to bill interim rates for one of its divisions in accordance with authorization from the Texas Commission on Environmental Quality. The additional revenue billed and collected prior to the TCEQ’s final ruling is subject to refund based on the outcome of the rate case. The rate case concluded with the issuance of an order on May 20, 2012, and no refunds of revenue previously billed and collected were required.

The Company’s operating subsidiaries, excluding the Pennsylvania water and Texas awards discussed above, were allowed annual rate increases of $11,774 in 2012, $6,311 in 2011, and $13,834 in 2010, represented by eight, twelve, and twelve rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $7,605, $3,312, and $4,515 in 2012, 2011, and 2010, respectively.

Five states in which the Company operates permit water utilities, and in three states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, and Indiana allow for the use of infrastructure rehabilitation surcharges, and in June 2012, regulators have approved a rulemaking to implement an infrastructure rehabilitation surcharge for regulated water utilities in New Jersey; as a result, the Company’s operating subsidiary in New Jersey is in the process of implementing an infrastructure rehabilitation surcharge for 2013. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 12.75% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues in 2012, 2011, and 2010 of $15,911, $15,938, and $14,044, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 17 – Segment Information

The Company has twelve operating segments and one reportable segment. The Regulated segment, the Company’s single reportable segment, is comprised of ten operating segments representing our water and wastewater regulated utility companies which are organized by the states where we provide water and wastewater services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. Two of our operating segments have been classified as discontinued operations, and are excluded from the Regulated segment disclosure of our continuing operations.

Two operating segments are included within the other category below. These segments are not quantitatively significant and are comprised of the Company’s businesses that provide sludge hauling, septage and grease services, backflow prevention services, certain other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas and oil drilling industry. In addition to these segments, other is comprised of other business activities not included in the reportable segment, including corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include certain general and administrative expenses, and interest expense.

The following table presents information about the Company’s reportable segment:

	2012			2011
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated

Operating revenues	$740,030	$17,730	$757,760	$674,927	$12,364	$687,291
Operations and maintenance expense	259,847	11,996	271,843	243,137	13,606	256,743
Depreciation	113,139	(1,372)	111,767	104,681	(1,269)	103,412
Operating income (loss)	316,602	4,915	321,517	282,587	(1,788)	280,799
Interest expense, net of AFUDC	67,433	6,182	73,615	64,990	5,664	70,654
Income tax	66,821	60	66,881	72,336	(3,225)	69,111
Income (loss) from continuing operations	182,769	1,318	184,087	145,493	(3,810)	141,683
Capital expenditures	346,676	1,309	347,985	324,433	1,375	325,808
Total assets	4,566,327	292,190	4,858,517	4,183,758	164,662	4,348,420
Goodwill	24,031	4,121	28,152	22,823	4,121	26,944

	2010
	Regulated	Other and Eliminations	Consolidated

Operating revenues	$648,768	$11,418	$660,186
Operations and maintenance expense	238,093	12,896	250,989
Depreciation	101,644	(1,038)	100,606
Operating income (loss)	259,372	(2,038)	257,334
Interest expense, net of AFUDC	63,170	5,392	68,562
Income tax	77,318	(2,378)	74,940
Income (loss) from continuing operations	119,292	(2,913)	116,379
Capital expenditures	307,726	408	308,134
Total assets	3,986,819	85,647	4,072,466
Goodwill	23,797	4,121	27,918

Selected Quarterly Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollar, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2012
Operating revenues	$164,024	$191,690	$214,565	$187,481	$757,760
Operations and maintenance expense	64,825	63,571	71,268	72,179	271,843
Operating income	61,839	87,032	100,535	72,111	321,517
Income from continuing operations	26,889	41,780	50,284	65,134	184,087
Income/(loss) from discontinuing operations	11,015	(335)	375	1,421	12,476
Net income attributable to common shareholders	37,904	41,445	50,659	66,555	196,563
Basic income from continuing operations per common share	0.19	0.30	0.36	0.47	1.32
Diluted income from continuing operations per common share	0.19	0.30	0.36	0.46	1.32
Basic income (loss) from discontinued operations per common share	0.08	(0.00)	0.00	0.01	0.09
Diluted income (loss) from discontinued operations per common share	0.08	(0.00)	0.00	0.01	0.09
Basic net income per common share	0.27	0.30	0.36	0.48	1.41
Diluted net income per common share	0.27	0.30	0.36	0.47	1.40
Dividend paid per common share	0.165	0.165	0.165	0.175	0.670
Dividend declared per common share	0.165	0.165	0.340	—	0.670
Price range of common stock
- high	22.75	25.17	26.93	25.94	26.93
- low	21.06	21.52	24.06	24.15	21.06

2011
Operating revenues	$157,576	$171,839	$191,083	$166,793	$687,291
Operations and maintenance expense	60,379	63,360	66,502	66,502	256,743
Operating income	59,216	71,222	86,702	63,659	280,799
Income from continuing operations	29,597	35,719	44,861	31,506	141,683
Income/(loss) from discontinuing operations	754	1,871	(3,738)	2,499	1,386
Net income attributable to common shareholders	30,351	37,590	41,123	34,005	143,069
Basic income from continuing operations per common share	0.21	0.26	0.32	0.23	1.03
Diluted income from continuing operations per common share	0.21	0.26	0.32	0.23	1.02
Basic income (loss) from discontinued operations per common share	0.01	0.01	(0.03)	0.02	0.01
Diluted income (loss) from discontinued operations per common share	0.01	0.01	(0.03)	0.02	0.01
Basic net income per common share	0.22	0.27	0.30	0.25	1.04
Diluted net income per common share	0.22	0.27	0.30	0.24	1.03
Dividend paid per common share	0.155	0.155	0.155	0.165	0.630
Dividend declared per common share	0.155	0.155	0.320	—	0.630
Price range of common stock
- high	23.79	23.28	22.74	22.52	23.79
- low	21.56	21.03	19.28	20.16	19.28

High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividend paid in December 2012 of $0.175 was declared in August 2012, and the cash dividend paid in December 2011 of $0.165 was declared in August 2011.

Summary of Selected Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollars, except per share amounts)

Years ended December 31,	2012	2011	2010	2009	2008
PER COMMON SHARE:
Income from continuing operations
Basic	$1.32	$1.03	$0.85	$0.72	$0.71
Diluted	1.32	1.02	0.85	0.72	0.71
Income from discontinuing operations
Basic	0.09	0.01	0.06	0.04	0.02
Diluted	0.09	0.01	0.06	0.04	0.02
Net income
Basic	1.41	1.04	0.91	0.77	0.73
Diluted	1.40	1.03	0.90	0.77	0.73
Cash dividends declared and paid	0.67	0.63	0.59	0.55	0.51
Return on Aqua America stockholders’ equity	14.2%	11.4%	10.6%	9.4%	9.3%
Book value at year end	$9.89	$9.01	$8.52	$8.12	$7.82
Market value at year end	25.42	22.05	22.48	17.51	20.59
INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$757,760	$687,291	$660,186	$609,897	$573,075
Depreciation and amortization	116,996	108,300	111,716	107,118	87,151
Interest expense, net (a)	77,757	77,804	73,393	66,345	65,986
Income from continuing operations before income taxes	250,968	210,794	191,319	162,066	158,441
Provision for income taxes	66,881	69,111	74,940	63,626	62,712
Income from continuing operations	184,087	141,683	116,379	98,440	95,729
Income from discontinued operations	12,476	1,386	7,596	5,913	2,189
Net income attributable to common shareholders	196,563	143,069	123,975	104,353	97,918
BALANCE SHEET HIGHLIGHTS:
Total assets	$4,858,517	$4,348,420	$4,072,466	$3,749,862	$3,486,339
Property, plant and equipment, net	3,936,163	3,530,942	3,276,517	3,032,916	2,815,985
Aqua America stockholders’ equity	1,385,704	1,251,313	1,174,254	1,108,904	1,058,446
Long-term debt, including current portion	1,588,992	1,475,886	1,519,457	1,404,930	1,217,815
Total debt	1,669,375	1,583,657	1,609,125	1,432,361	1,297,349
ADDITIONAL INFORMATION:
Operating cash flows from continuing operations	$377,485	$352,041	$244,717	$244,318	$206,742
Capital additions	347,985	325,808	308,134	266,190	252,498
Net cash expended for acquisitions of utility systems and other	121,248	8,515	8,625	3,373	14,659
Dividends on common stock	93,423	87,133	80,907	74,729	68,504
Number of utility customers served (b)	968,357	966,163	962,970	953,437	945,540
Number of shareholders of common stock	26,216	26,744	27,274	27,984	28,565
Common shares outstanding (000)	140,167	138,815	137,776	136,486	135,370
Employees (full-time) (b)	1,619	1,615	1,632	1,632	1,638

(a)	Net of allowance for funds used during construction and interest income.
(b)	Includes continuing and discontinued operations.