Form 10-K, Exhibit 13
period 2013-12-31
AQUA AMERICA INC
filed 2014-03-03
CIK 78128

Exhibit 13.1

SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS

FOR THE YEAR ENDED DECEMBER 31, 2013

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

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;

•	changes in governmental laws, regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;

•	our determination of what qualifies for a repair expense tax deduction;

•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;

•	our ability to file rate cases on a timely basis to minimize regulatory lag;

•	abnormal weather conditions, including those that result in water use restrictions;

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

•	changes in, or unanticipated, capital requirements;

•	changes in our credit rating or the market price of our common stock;

•	our ability to integrate businesses, technologies or services which we may acquire;

•	our ability to manage the expansion of our business;

•	our ability to treat and supply water or collect and treat wastewater;

•	the extent to which we are able to develop and market new and improved services;

•	the effect of the loss of major customers;

•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;

•	labor disputes;

•	increasing difficulties in obtaining insurance and increased cost of insurance;

•	cost overruns relating to improvements to, or the expansion of, our operations;

•	increases in the costs of goods and services;

•	civil disturbance or terroristic threats or acts;

•	the continuous and reliable operation of our information technology systems, including the impact of cyber security or other events;

•	changes in accounting pronouncements;

•	litigation and claims; and

•	changes in environmental conditions, including the effects of climate change.

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

OVERVIEW

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes.

The Company

Aqua America, Inc. is the holding company for regulated utilities providing water or wastewater services to what we estimate to be almost 3 million people concentrated in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Indiana, and Virginia. Our largest operating subsidiary is Aqua Pennsylvania, Inc. (“Aqua Pennsylvania”), which accounted for approximately 54% of our operating revenues and a larger percentage of our net income for 2013, and, as of December 31, 2013, provided water or wastewater services to approximately one-half of the total number of people we serve located in the suburban areas in counties north and west of the City of Philadelphia and in 26 other counties in Pennsylvania. Our other regulated utility subsidiaries provide similar services in seven other states. In addition, the Company’s non-regulated subsidiary, Aqua Resources, provides liquid waste hauling and disposal, water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories, offers, through a third party, water and sewer line repair service and protection solutions to households, backflow prevention, construction, and other non-regulated water and wastewater services, and the Company’s non-regulated subsidiary, Aqua Infrastructure, provides non-utility raw water supply services for firms, with which we enter into a water supply contract, in the natural gas drilling industry.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, formerly known as Philadelphia Suburban Water Company. In the early 1990s, we embarked on a growth through acquisition strategy focused on water and wastewater operations. Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of AquaSource, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition of American Water Works Company, Inc.’s (“American Water”) regulated water and wastewater operations in Ohio in 2012. Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry, where we have more than quadrupled the number of regulated customers we serve, and has extended our regulated utility operations from southeastern Pennsylvania to include our current operations in seven other states.

Beginning in 2010, and substantially completed in 2013, we pursued a portfolio rationalization strategy to focus our operations in areas where we have critical mass and economic growth potential, and to divest operations where limited customer growth opportunities exist, or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable. In 2012, we sold our utility operations in Maine and New York, in 2011, we sold our utility operations in Missouri and in 2010 we sold our utility operations in South Carolina. In connection with the sale of our New York and Missouri utility operations, we acquired additional utility systems (and customers) in Ohio and Texas, two of the larger states in Aqua America’s portfolio. Iin 2012, we began to market for sale our Florida utility operations and our wastewater treatment facility in Georgia. The sale of our regulated utility operations in Florida concluded in 2013, and the Company continues to pursue a sale of its Georgia operations.

The operating results, cash flows, and financial position of the Company’s Maine, New York, Florida, and Georgia subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations.

In 2011, one of our subsidiaries entered into a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in Pennsylvania. The operation of the private pipeline system commenced in the second quarter of 2012 and marks an expansion of our growth venture in serving the raw water needs of firms in the natural gas drilling industry.

Industry Mission

The mission of the investor-owned water utility industry is to provide quality and reliable water service at reasonable rates to customers, while earning a fair return for shareholders. A number of challenges face the industry, including:

•	strict environmental, health and safety standards;

•	aging utility infrastructure and the need for substantial capital investment;

•	economic regulation by state, and/or, in some cases, local government;

•	declining consumption per customer as a result of conservation;

•	lawsuits and the need for insurance; and

•	the impact of weather and sporadic drought conditions on water sales demand.

Economic Regulation

Most of our water and wastewater utility operations are subject to regulation by their respective state regulatory commissions, which have broad administrative power and authority to regulate rates and charges, determine franchise areas and conditions of service, approve acquisitions and authorize the issuance of securities. The regulatory commissions also generally establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems, loans and other financings, and the franchise areas that we serve. The policies of the regulatory commissions often differ from state to state, and may change over time. A small number of our operations are subject to rate regulation by county or city government. Over time, the regulatory party in a particular state may change, as is the case for our Texas operations, in 2014, where economic regulation changes from the Texas Commission on Environmental Quality to the Texas Public Utility Commission. The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate. A consideration in evaluating which states to focus our growth and investment strategy is whether a state provides for consolidated rates, infrastructure rehabilitation surcharge mechanisms, and other regulatory policies, that promote infrastructure investment and efficiency in processing rate cases.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Rate Case Management Capability – We strive to achieve the industry’s mission by effective planning, efficient investments, and productive use of our resources. We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving our distribution system, treatment plants, information technology systems, and other infrastructure. This capital investment represents our assets used and useful in providing utility service, and is commonly referred to as rate base. Timely, adequate rate relief is important to our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments. Accordingly, the objective of our rate case management strategy is to provide that the rates of our utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, transportation, communication costs, maintenance expenses, insurance and claims costs, and costs to comply with environmental regulations), capital, and taxes. In pursuing our rate case strategy, we consider the amount of net utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in our capital structure and changes in operating and other costs. Based on these assessments, our utility operations periodically file rate increase requests with their respective state regulatory commissions or local regulatory authorities. In general, as a regulated enterprise, our water and wastewater rates are established to provide full recovery of utility operating costs, taxes, interest on debt used to finance capital investments and a return on equity used to finance capital investments. Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business helps determine the profitability of the Company.

Our water and wastewater operations are composed of 61 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division. When feasible and beneficial to our utility customers, we will seek approval from the applicable state regulatory commission to consolidate rate divisions to achieve a more even distribution of costs over a larger customer base. Seven of the states in which we operate permit us to file a revenue requirement using some form of consolidated rates for some or all of the rate divisions in that state. As of December 31, 2013, we have five active rate proceedings in five of our eight states proposing an aggregate annualized rate increase of $16,976.

Revenue Surcharges – Five states in which we operate water utilities, and three states in which we operate wastewater utilities, permit us to add a surcharge to water or wastewater bills to offset the additional depreciation and capital costs associated with capital expenditures related to replacing and rehabilitating infrastructure systems. In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues. The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag. The infrastructure rehabilitation surcharge mechanism is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure. In addition, some states permit our subsidiaries to use a surcharge or credit on their bills to reflect allowable changes in costs, such as changes in state tax rates, other taxes and purchased water costs, until such time as the new costs are fully incorporated in base rates.

Effects of Inflation – Recovery of the effects of inflation through higher water and wastewater rates is dependent upon receiving adequate and timely rate increases. However, rate increases are not retroactive and often lag increases in costs caused by inflation. On occasion, our regulated utility companies may enter into rate settlement agreements that provide specific stay-out provisions which require us to wait for a period of time to file the next base rate increase request. These stay-out provisions may result in regulatory lag whereby inflationary increases in expenses may not yet be reflected in rates, or a gap may exist between when a capital project is completed and the start of its recovery in rates. Even during periods of moderate inflation, as has been experienced in 2013, 2012, and 2011, the effects of inflation can have a negative impact on our operating results.

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

During 2013, we completed 15 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represent 12,341 new customers. In May 2012, we completed our acquisition of American Water’s water and wastewater operations in Ohio serving approximately 59,000 customers. In addition to our Ohio acquisition, during 2012, we completed 16 acquisitions and other growth ventures, which along with the organic growth in our existing system represent 11,070 new customers. In June 2011, we completed our acquisition of approximately 51 water and five wastewater systems in Texas serving approximately 5,300 customers. In addition to our Texas acquisition, during 2011, we completed eight acquisitions and other growth ventures, which along with the organic growth in our existing systems represent 3,962 new customers.

In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation. In 2011, 2012, and 2013 consistent with our strategy to evaluate our individual utility systems, we divested our operations in four states: Missouri in May 2011, Maine in January 2012, New York in May 2012, and Florida in separate transactions in March, April, and December of 2013. In related transactions, with respect to the sale of our Missouri operations, and with respect to the sale of our New York operations, we acquired additional utility systems (and additional customers) in Texas and in Ohio, which resulted in a net increase in customers of approximately 10,000. In addition to the dispositions mentioned above, we sold the following utility systems: in 2013 we sold three utility systems representing 1,763 customers, in 2012 we sold two utility systems representing 1,139 customers, and in 2011 we sold three utility systems representing 2,179 customers.

We believe that utility acquisitions, organic growth, and expansion of our non-regulated business will continue to be the primary sources of customer growth for us. With approximately 53,000 community water systems in the U.S., 82% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater). In the states where we operate regulated utilities, we believe there are approximately 14,000 community water systems of widely-varying size, with the majority of the population being served by government-owned water systems.

Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation. According to the U.S. Environmental Protection Agency’s (“EPA”) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2008, there are approximately 15,000 such facilities in the nation serving approximately 74% of the U.S. population. The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems. The vast majority of wastewater facilities are government-owned rather than privately-owned. The EPA survey also indicated that there are approximately 5,000 wastewater facilities in operation in the states where we operate regulated utilities.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Because of the fragmented nature of the water and wastewater utility industries, we believe that there are many potential water and wastewater system acquisition candidates throughout the United States. We believe the factors driving the consolidation of these systems are:

•	the benefits of economies of scale;

•	the increasing cost and complexity of environmental regulations;

•	the need for substantial capital investment;

•	the need for technological and managerial expertise;

•	the desire to improve water quality and service;

•	limited access to cost-effective financing;

•	the monetizing of public assets to support, in some cases, the declining financial condition of municipalities; and

•	the use of system sale proceeds by a municipality to accomplish other public purposes.

We are actively exploring opportunities to expand our water and wastewater utility operations through regulated acquisitions or otherwise, such as the management of publicly-owned facilities in a public-private partnership. We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater systems of all sizes that provide services in areas near our existing service territories or in new service areas. It is our intention to focus on growth opportunities in states where we have critical mass, which allows us to improve economies of scale through spreading our fixed costs over more customers – this cost efficiency should enable us to lessen the size of future rate increases. Periodically, we consider opportunities for the acquisition of non-regulated water and wastewater service businesses. We are also seeking other potential business opportunities, including partnering with public and private utilities to invest in water and wastewater infrastructure improvements, and growth opportunities provided by both meeting the needs of industrial facilities and the natural gas drilling industry, with a current focus on serving the raw water needs of drillers.

Sendout

“Sendout” represents the quantity of treated water delivered to our distribution systems. We use sendout as an indicator of customer demand. Weather conditions tend to impact water consumption, particularly during the late spring, summer, and early fall when discretionary and recreational use of water is at its highest. Consequently, a higher proportion of annual operating revenues are realized in the second and third quarters. In general during this period, an extended period of hot and dry weather increases water consumption, while above-average rainfall and cool weather decreases water consumption. Conservation efforts, construction codes that require the use of low-flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can reduce water consumption. We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may continue to result in a long-term structural trend of declining water usage per customer. These gradual long-term changes are normally taken into account by the regulatory commissions in setting rates, whereas significant short-term changes in water usage, resulting from drought warnings, water use restrictions, or extreme weather conditions, may not be fully reflected in the rates we charge between rate proceedings.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory. During the year ended December 31, 2013, our operating revenues were derived principally from the following states: approximately 54% in Pennsylvania, 12% in Ohio, 9% in Texas, 7%, in Illinois, and 6% in North Carolina.

Performance Measures Considered by Management

We consider the following financial measures (and the period to period changes in these financial measures) to be the fundamental basis by which we evaluate our operating results: earnings per share, operating revenues, income from continuing operations, net income attributable to common shareholders and the dividend rate on common stock. In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment: our number of utility customers, the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio” or “efficiency ratio”); return on revenues (income from continuing operations divided by operating revenues); return on equity (net income attributable to common shareholders divided by stockholders’ equity); and the ratio of capital expenditures to depreciation expense. We also review the measure of earnings before interest, taxes, and depreciation (“EBITD”) and the measure of earnings before income taxes as compared to our operating budget. We review these measurements regularly and compare them to historical periods, to our operating budget as approved by our Board of Directors, and to other publicly-traded water utilities.

Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness of our regulated operations. Our operating expense ratio is affected by a number of factors, including the following:

•	Regulatory lag – Our rate filings are designed to provide for the recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, transportation, maintenance expenses, insurance and claim costs, and costs to comply with environmental regulations), capital, and taxes. The revenue portion of the efficiency ratio can be impacted by the timeliness of recovery of, and the return on capital investments. The efficiency ratio is further influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates), or decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in customer water consumption as impacted by adverse weather conditions, conservation trends, or as a result of utility rates incorporating the effects of income tax benefits derived from deducting repair expenses for tax purposes that are capitalized for book purposes in Aqua Pennsylvania and forgoing operating revenue increases. During periods of inflation, our operations and maintenance expenses may increase, impacting the efficiency ratio, as a result of regulatory lag since our rate cases may not be filed timely nor are they retroactive.

•	Acquisitions – In general, acquisitions of smaller undercapitalized utility systems in some areas may initially increase our operating expense ratio if the operating revenues generated by these operations are accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company that are more densely populated and have integrated operations. In these cases, the acquired operations are characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of the Aqua America operations, which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer. In addition, we operate non-regulated subsidiary companies that provide liquid waste hauling and disposal, water and wastewater service through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories, offers, through a third party, water and sewer line repair service and protection solutions to households, backflow prevention, construction, and other non-regulated water and wastewater services, and non-utility raw water supply services for firms, with which we enter into a water supply contract, in the natural gas drilling industry. The cost-structure of these non-regulated businesses differs from our utility companies in that, although they may generate free cash flow, these businesses have a much higher ratio of operations and maintenance expenses to operating revenues and a lower capital investment and, consequently, a lower ratio of fixed capital costs versus operating revenues in contrast to our regulated operations. As a result, the ratio of operating income compared to operating revenues is not comparable between the businesses. These non-regulated subsidiary companies are not a component of our Regulated segment.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

We continue to evaluate initiatives to help control operating costs and improve efficiencies.

Consolidated Selected Financial and Operating Statistics

Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2013 (1)	2012 (2)	2011 (3)	2010	2009 (4)
Utility customers:
Residential water	784,100	778,350	723,649	719,812	712,619
Commercial water	39,513	39,079	35,078	34,649	34,261
Industrial water	1,369	1,374	1,213	1,226	1,222
Other water	17,320	16,730	15,762	15,376	16,242
Wastewater	98,705	95,044	84,978	86,108	84,041

Total utility customers	941,007	930,577	860,680	857,171	848,385

Operating revenues:
Residential water	$463,156	$447,338	$408,904	$391,922	$356,265
Commercial water	121,615	117,992	105,837	99,632	89,520
Industrial water	25,442	25,015	21,576	20,716	18,723
Other water	57,699	70,922	65,118	63,369	64,039
Wastewater	73,062	68,225	62,780	62,156	58,577
Other utility	10,303	10,538	10,712	10,973	11,139

Regulated segment total	751,277	740,030	674,927	648,768	598,263
Other and eliminations	17,366	17,730	12,364	11,418	11,634

Consolidated	$768,643	$757,760	$687,291	$660,186	$609,897

Operations and maintenance expense	$285,340	$271,843	$256,743	$250,989	$239,905

Income from continuing operations	$204,993	$184,087	$141,683	$116,379	$98,440

Net income attributable to common shareholders	$221,300	$196,563	$143,069	$123,975	$104,353

Capital expenditures	$308,171	$347,985	$325,808	$308,134	$266,190

Operating Statistics
Selected operating results as a percentage of operating revenues:
Operations and maintenance	37.1%	35.9%	37.4%	38.0%	39.3%
Depreciation and amortization	16.2%	15.4%	15.8%	16.9%	17.6%
Taxes other than income taxes	6.9%	6.3%	6.0%	6.1%	6.1%
Interest expense, net	10.1%	10.3%	11.3%	11.1%	10.9%
Income from continuing operations	26.7%	24.3%	20.6%	17.6%	16.1%

Return on Aqua America stockholders’ equity	14.4%	14.2%	11.4%	10.6%	9.4%

Ratio of capital expenditures to depreciation expense	2.6	3.1	3.2	3.1	2.8

Effective tax rate (5)	10.0%	26.6%	32.8%	39.2%	39.3%

(1)	Net income attributable to common shareholders includes the gain of $615 ($1,025 pre-tax) realized on the sale of a utility system. The gain is reported in the 2013 consolidated statement of net income as a reduction to operations and maintenance expense.
(2)	2012 utility customers were impacted by the addition of 65,577 utility customers associated with utility systems acquired.
(3)	Net income attributable to common shareholders includes the gain of $3,035 ($5,058 pre-tax) realized on the sale of utility systems. The gain is reported in the 2011 consolidated statement of net income as a reduction to operations and maintenance expense.
(4)	Net income attributable to common shareholders includes the gain of $605 ($1,009 pre-tax) realized on the sale of a utility system. The gain is reported in the 2009 consolidated statement of net income as a reduction to operations and maintenance expense.
(5)	See Results of Operations – Income Taxes for a discussion of the effective tax rate change for 2013 and 2012.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

RESULTS OF OPERATIONS

Our income from continuing operations has grown at an annual compound rate of approximately 16.4% and our net income has grown at an annual compound rate of approximately 17.7% during the five-year period ended December 31, 2013. During the past five years, operating revenues grew at a compound rate of 6.0% and total expenses, exclusive of income taxes, grew at a compound rate of 5.5%. In addition, as a result of the implementation of the repair tax accounting change in 2012, the Company’s provision for income taxes decreased by $40,936 or 64.3% for the five-year period ended December 31, 2013.

Operating Segments

We have identified ten operating segments and we have one reportable segment based on the following:

•	Eight segments are composed of our water and wastewater regulated utility operations in the eight states where we provide these services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution and/or wastewater collection methods, and the nature of the regulatory environment. Our single reportable segment is named the Regulated segment.

•	Two segments are not quantitatively significant to be reportable and are composed of the businesses that provide liquid waste hauling and disposal, water and wastewater service through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories, offer, through a third party, water and sewer line repair service and protection solutions to households, backflow prevention, other non-regulated water and wastewater services, and non-utility raw water supply services for firms, with which we enter into a water supply contract, in the natural gas drilling industry. These segments are included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include general and administrative expenses, and interest expense.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Unless specifically noted, the following discussion and analysis provides information on our consolidated results of continuing operations. The following table provides the Regulated segment and consolidated information for the years ended December 31, 2013, 2012, and 2011:

	2013			2012
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated
Operating revenues	$751,277	$17,366	$768,643	$740,030	$17,730	$757,760
Operations and maintenance expense	272,758	12,582	285,340	259,847	11,996	271,843
Taxes other than income taxes	51,106	2,162	53,268	45,450	1,954	47,404

Earnings before interest, taxes, depreciation and amortization	$427,413	$2,622	430,035	$434,733	$3,780	438,513

Depreciation and amortization			124,793			116,996

Operating income			305,242			321,517
Interest expense, net of AFUDC			75,042			73,615
Gain on sale of other assets			(148)			(1,090)
Equity losses (earnings) in joint venture			2,665			(1,976)
Provision for income taxes			22,690			66,881

Income from continuing operations			204,993			184,087
Income from discontinued operations, net of income taxes of $8,425 and $8,017, respectively			16,307			12,476

Net income			$221,300			$196,563

	2011
	Regulated	Other and Eliminations	Consolidated
Operating revenues	$674,927	$12,364	$687,291
Operations and maintenance expense	243,137	13,606	256,743
Taxes other than income taxes	39,677	1,772	41,449

Earnings (losses) before interest, taxes, depreciation and amortization	$392,113	$(3,014)	389,099

Depreciation and amortization			108,300

Operating income			280,799
Interest expense, net of AFUDC			70,654
Gain on sale of other assets			(649)
Provision for income taxes			69,111

Income from continuing operations			141,683
Income from discontinued operations, net of income taxes of $12,893			1,386

Net income			$143,069

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Results

Operating Revenues – The growth in revenues over the past three years is a result of increases in water and wastewater rates and in our customer base. Rate increases implemented during the past three years have provided additional operating revenues of approximately $25,676 in 2013, $39,987 in 2012, and $37,988 in 2011. Negatively impacting our revenue growth in 2013 was a decrease in customer water consumption and a decrease in infrastructure rehabilitation surcharges of $12,725 primarily in Pennsylvania, and in 2012 was a slight decline in water consumption as compared to the prior year. The decrease in customer water consumption in 2013 is largely due to unfavorable weather conditions in many of our service territories during the second and third quarters of 2013 and what we believe is an increase in water conservation awareness by our customers. The number of customers increased at an annual compound rate of 3.1% over the past three years, adjusted to exclude customers associated with utility system dispositions, due to acquisitions and organic growth. Acquisitions in our Regulated segment have provided additional water and wastewater revenues of approximately $16,200 in 2013, $28,296 in 2012, and $3,960 in 2011.

On June 7, 2012, the Pennsylvania Public Utility Commission (“PAPUC”) granted Aqua Pennsylvania a water rate increase designed to increase water rates by $16,700 on an annual basis. The rates in effect at the time of the filing included $27,449 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $44,149 since the last base rate increase, and the DSIC was reset to zero. In addition, the rate case settlement provided for the flow-through accounting treatment of qualifying income tax benefits should Aqua Pennsylvania change its tax accounting method to permit the expensing of qualifying utility asset improvement costs that have historically been capitalized and depreciated for book and tax purposes (the “Repair Change”). In December 2012, Aqua Pennsylvania implemented the Repair Change which resulted in the net recognition of 2012 income tax benefits of $33,565, which reduced the Company’s Federal and state income tax expense and flowed-through to net income in the fourth quarter of 2012. In 2013, the Company recorded additional income tax benefits of $14,908, as adjusted for the 2012 tax return. Similar to 2012, the Company recorded $45,647 of income tax benefits in 2013. The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012 (the “catch-up adjustment”), and based on the settlement agreement, beginning in 2013, the Company began to amortize 1/10th of the catch-up adjustment. In accordance with the settlement agreement, the amortization is expected to reduce income tax expense during periods when qualifying parameters are met. During 2013, the Company amortized its catch-up adjustment and recognized $15,766 of deferred income tax benefits, which reduced income tax expense and increased the Company’s net income. Also, as a result of the Repair Change, the fourth quarter 2012 DSIC of 2.82% for Aqua Pennsylvania’s water customers was reset to zero beginning January 1, 2013, and Aqua Pennsylvania did not file a water base rate case or for a DSIC in 2013.

In August 2013, the Company’s operating subsidiary in North Carolina filed an application with the North Carolina Utilities Commission designed to increase water and wastewater rates by $8,611 or 19.2% on an annual basis. The amount of the final rate award that might be granted by the North Carolina Utilities Commission can vary significantly from the amount requested. The Company anticipates a final order to be issued in May 2014.

In February 2012, two of the Company’s operating divisions in Texas began to bill interim rates in accordance with authorization from the Texas Commission on Environmental Quality (the “TCEQ”). The additional revenue billed and collected prior to the TCEQ’s final ruling was subject to refund based on the outcome of the rate case. The rate case concluded with the issuance of an order on June 3, 2013, and no refunds of revenue previously billed and collected were required.

Our operating subsidiaries, excluding the 2012 Pennsylvania water rate award, discussed above, received rate increases representing estimated annualized revenues of $9,431 in 2013 resulting from six rate decisions, $17,923 in 2012 resulting from nine rate decisions, and $6,311 in 2011 resulting from twelve rate decisions. Revenues from these increases realized in the year of grant were $8,169 in 2013, $13,754 in 2012, and $3,312 in 2011. As of December 31, 2013, excluding the North Carolina rate request discussed above, our operating subsidiaries currently have filed four rate requests, which are being reviewed by the state regulatory commissions, proposing an aggregate increase of $8,425 in annual revenues. During 2014, we intend to file three additional rate requests proposing an aggregate of approximately $3,425 of increased annual revenues; the timing and extent to which our rate increase requests may be granted will vary by state.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Currently, Pennsylvania, Ohio, Illinois, Indiana, and New Jersey allow for the use of infrastructure rehabilitation surcharges. In Pennsylvania, this mechanism is referred to as a DSIC. The rate increases under these surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. Infrastructure rehabilitation surcharges are capped as a percentage of base rates, generally at 5% to 12.75% of base rates, and are reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. Infrastructure rehabilitation surcharges provided revenues of $3,205 in 2013, $15,911 in 2012, and $15,937 in 2011. The decrease in infrastructure rehabilitation surcharges for 2013 resulted primarily from the January 1, 2013 suspension of Aqua Pennsylvania’s DSIC as a result of the implementation of the Repair Change.

In 2012, Aqua Pennsylvania decided to adopt the repair tax accounting change on Aqua America’s 2012 federal income tax return to be filed in September 2013. The change, which was contemplated under our subsidiary’s June 2012 rate order, allows a tax deduction for qualifying utility asset improvements that were formerly capitalized and depreciated for book and tax purposes. As a result of Aqua Pennsylvania’s implementing this tax accounting change, the DSIC was suspended for 2013 for Aqua Pennsylvania due to the anticipated earnings level to be achieved. This tax accounting change and its flow-through treatment under the Pennsylvania rate order offset the impact of the 2013 DSIC suspension through a substantial reduction in income tax expense and greater net income and cash flow.

Our Regulated segment also includes non-regulated operating revenues of $10,303 in 2013, $10,538 in 2012, and $10,712 in 2011. These operating revenues are associated with contract operations that are integrated into the regulated utility business and operations. These amounts vary over time according to the level of activity associated with the utility contract operations.

In addition to the Regulated segment operating revenues, we had other non-regulated revenues that were primarily associated with providing liquid waste hauling and disposal, water and wastewater service through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories, offering, through a third party, water and sewer line repair service and protection solutions to households, backflow prevention, construction, other non-regulated water and wastewater services, and non-utility raw water supply services for firms, with which we enter into a water supply contract, in the natural gas drilling industry of $17,712 in 2013, $18,247 in 2012, and $12,604 in 2011.

Operations and Maintenance Expenses – Operations and maintenance expenses totaled $285,340 in 2013, $271,843 in 2012, and $256,743 in 2011. Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served. Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water. The principal elements of operating costs are labor and employee benefits, electricity, chemicals, transportation, maintenance expenses, and insurance and claims costs. Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price changes. Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture, resulting in additional costs to repair the affected main.

Operations and maintenance expenses increased in 2013 as compared to 2012 by $13,497 or 5.0%, primarily due to increases in operating costs associated with acquired utility systems and other growth ventures of $7,386, the effect of the recognition in 2012 of a regulatory asset resulting from a completed rate case which when compared to 2013 resulted in an increase to operations and maintenance expense by $3,356, an increase in post-retirement benefits expense of $1,175, and normal increases in other operating costs, offset by a decrease in water production costs of $4,396 attributed to decreased water consumption in 2013 and a gain on sale of a utility system recognized in 2013 of $1,025. The gain on sale of utility system is reported in the consolidated statement of net income as a component of operations and maintenance expense.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Operations and maintenance expenses increased in 2012 as compared to 2011 by $15,100 or 5.9%, primarily due to increases in operating costs associated with acquired utility systems and other growth ventures of $13,080, the effect of the gains on the sales of our utility system recognized during 2011 of $5,058, an increase in insurance expense of $2,677, an increase in post-retirement benefits expenses of $2,217, an increase in stock-based compensation of $1,684, and normal increases in other operating costs. Offsetting these increases were decreases in water production costs of $5,732, and the effect of the recognition of a regulatory asset resulting from a completed rate case which reduced operations and maintenance expense by $3,356. The decrease in water production costs results primarily from a decrease in the contractual rate of one of our purchased water contracts, and the non-renewal of another purchased water contract.

Depreciation and Amortization Expenses – Depreciation expense was $119,258 in 2013, $111,767 in 2012, and $103,412 in 2011, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and our acquisitions of new utility systems.

Amortization expense was $5,535 in 2013, $5,229 in 2012, and $4,888 in 2011, and increased in 2013 and 2012 primarily due to the amortization of costs associated with, and other costs being recovered in, various rate filings. Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes – Taxes other than income taxes totaled $53,268 in 2013, $47,404 in 2012, and $41,449 in 2011. The increase in 2013 is primarily due to an increase in property taxes of $4,214 associated with our Ohio acquisition, an increase in gross receipt, excise and franchise taxes of $1,797 due primarily to our Ohio acquisition, as well as the effect of a favorable adjustment recorded in 2012 related to gross receipts, excise and franchise taxes for one of our operating subsidiaries of $824 which had the effect of increasing 2013’s taxes other than income taxes, offset by a decrease in capital stock taxes of $1,069 associated with a decrease in capital stock taxes assessed for Aqua Pennsylvania. The increase in 2012 is primarily due to an increase in property taxes of $4,932, gross receipts, excise and franchise taxes of $652, and payroll taxes of $526 resulting primarily from the partial year effect of our Ohio acquisition, offset by a decrease in capital stock taxes of $363 for Aqua Pennsylvania.

Interest Expense, net – Net interest expense was $77,316 in 2013, $77,757 in 2012, and $77,804 in 2011. Interest income of $438 in 2013, $372 in 2012, and $757 in 2011 was netted against interest expense. Net interest expense decreased in 2013 primarily due to a decline in average short-term borrowings of $43,666, offset by an increase in average outstanding fixed rate long-term debt of $40,926, as well as a decline in long and short term interest rates. Net interest expense decreased in 2012 primarily due to a decline in short-term interest rates and the refinancing of existing debt at lower interest rates. Interest income decreased in 2012 due to lower investment rates and lower balances on the proceeds from the issuance of tax-exempt bonds held by trustees pending the draw-down for projects financed with the issuances. The interest income earned on the proceeds from the issuance of tax-exempt bonds is capitalized through our allowance for funds used during construction, a reduction to net interest expense. The weighted average cost of fixed rate long-term debt was 5.00% at December 31, 2013, 5.06% at December 31, 2012, and 5.30% at December 31, 2011. The weighted average cost of fixed and variable rate long-term debt was 5.00% at December 31, 2013, 4.81% at December 31, 2012, and 5.17% at December 31, 2011.

Allowance for Funds Used During Construction – The allowance for funds used during construction (“AFUDC”) was $2,274 in 2013, $4,142 in 2012, and $7,150 in 2011, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress (“CWIP”), to which AFUDC is applied, changes in the AFUDC rate which is based predominantly on short-term interest rates, and changes in the average balance of the proceeds held from tax-exempt bond issuances that are restricted to funding specific capital projects. The decreases in 2013 and 2012 are due to decreases of $43,561 and $63,178, respectively, in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding specific capital projects.

Gain on Sale of Other Assets – Gain on sale of other assets totaled $148 in 2013, $1,090 in 2012, and $649 in 2011, and consists of the sales of properties and marketable securities.

Equity Loss (Earnings) in Joint Venture – Equity loss (earnings) in joint venture totaled $2,665 in 2013 and $(1,976) in 2012. The decrease in 2013 reflects a decline in water sales, due to sluggish well drilling activity, in connection with serving the raw water needs of firms, with which we enter into a water supply contract, in the natural gas drilling industry.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Income Taxes – Our effective income tax rate was 10.0% in 2013, 26.6% in 2012, and 32.8% in 2011. The decrease in the effective tax rate for 2013 and 2012 was primarily due to the 2012 change in the Company’s repair tax accounting method for repair expenditures at Aqua Pennsylvania which resulted in a $67,918 and $33,565 net reduction to the Company’s 2013 and 2012 Federal and state income tax expense. As of December 31, 2013, the Company has an unrecognized tax benefit related to the Company’s Repair Change, of which $9,795 of these tax benefits would further reduce the Company’s effective income tax rate in the event the Company does sustain all, or a portion, of its tax position in the period this information is determined.

Summary –

	Years ended December 31,
	2013	2012	2011
Operating income	$305,242	$321,517	$280,799
Income from continuing operations	$204,993	$184,087	$141,683
Income from discontinuing operations	16,307	12,476	1,386

Net income attributable to common shareholders	$221,300	$196,563	$143,069

Diluted income from continuing operations per share	$1.16	$1.05	$0.82
Diluted income from discontinued operations per share	0.09	0.07	0.01
Diluted net income per share	1.25	1.12	0.83

The changes in the per share income from continuing operations in 2013 and 2012 over the previous years were due to the aforementioned changes and impacted by a 1.1% increase in the average number of common shares outstanding during 2013 and a 0.9% increase in the average number of common shares outstanding during 2012. The increase in the number of shares outstanding in 2013 and 2012 is primarily a result of the additional shares sold or issued through our equity compensation plan and dividend reinvestment plan.

Income from discontinued operations for 2013 increased by $3,831 or $0.02 per diluted share, in comparison to 2012 primarily as a result of the net gain on sale recognized on the sales of our Florida operations in 2013, net of income taxes, of $13,766 and the effects of the 2012 recognition of charges incurred from the disposal of our New York subsidiary of $2,090, and an asset impairment recognized in 2012, net of tax, of $852, offset by the effect of the prior year recognition of the gain on sale of our Maine operating subsidiary net of income taxes of $10,821. Income from discontinued operations for 2012 increased by $11,090 or $0.06 per diluted share, in comparison to 2011 primarily as a result of the recognition in 2012 of the gain on sale of our Maine operating subsidiary, of $17,699 ($10,821 after-tax), the effect of the income tax expense recognized in 2011 of $7,253 for the additional deferred tax liability that arose from the difference between the stock and tax basis of the Company’s investment in its New York and Maine operating subsidiaries, a reduction in interest expense, net of tax, of $1,120 as a result of debt assumed in 2012 by the acquirers in the sale of our New York and Maine operating subsidiaries, offset by charges incurred from the disposal of our New York subsidiary of $2,090, and an asset impairment recognized in 2012, net of tax, of $852.

Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments, as well as a continuation of income tax benefits related to repair tax eligible utility asset improvement costs are important to the future realization of improved profitability.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Fourth Quarter Results – The following table provides our fourth quarter results:

	Three Months Ended December 31,
	2013	2012
Operating revenues	$188,608	$187,481
Operations and maintenance	74,106	72,179
Depreciation	30,287	29,031
Amortization	1,632	1,456
Taxes other than income taxes	12,947	12,704

	118,972	115,370

Operating income	69,636	72,111
Interest expense, net	19,482	19,373
Allowance for funds used during construction	(806)	(658)
Gain on sale of other assets	(27)	(264)
Equity loss (earnings) in joint venture	933	(1,045)

Income before income taxes	50,054	54,705
Provision for income taxes	3,324	(10,429)

Income from continuing operations	46,730	65,134
Income from discontinued operations, net of income taxes of $5,406 and $259	10,802	1,421

Net income	$57,532	$66,555

The increase in operating revenues of $1,127 was primarily a result of additional revenues of $972 associated with a larger customer base due to acquisitions, an increase in customer water consumption, an increase in water and wastewater rates of $616 from water and wastewater rates implemented in various operating subsidiaries, offset by a decrease in infrastructure rehabilitation surcharges of $1,921. The increase in operations and maintenance expense of $1,927 is due primarily to an increase in post-retirement benefits expenses of $412, the recording of a reserve of $412 for a long-lived asset, $224 of additional operating costs associated with acquisitions, and normal increases in other operating expenses, offset by a decrease in water production costs of $313. Depreciation expense increased by $1,256 primarily due to the utility plant placed in service since December 31, 2012. Amortization expense increased by $176 primarily due to the amortization of costs associated with, and other costs being recovered in, various rate filings. The increase in other taxes of $243 is primarily due to an increase in property taxes of $523, offset by a decrease in capital stock taxes of $274 associated with a decrease in capital stock taxes assessed for Aqua Pennsylvania. Interest expense increased by $109 due to an increase in our effective interest rate offset by a decrease in the average outstanding debt balance. Allowance for funds used during construction increased by $148 primarily due to an increase in the average balance of utility plant construction work in process, to which AFUDC is applied. Gain on sale of other assets decreased by $237 principally due to the timing of sales of land and other property. The decrease in equity loss (earnings) in joint venture of $1,978 reflects a decline in water sales, due to sluggish well drilling activity, in connection with serving the raw water needs of firms , with which we enter into a water supply contract, in the natural gas drilling industry. The provision for income taxes increased by $13,753 as a result of the effect of the adoption in the fourth quarter of 2012 of the full year 2012 net tax benefits recognized of $33,565 resulting from our change in tax method of accounting associated with the Repair Change. Income from discontinued operations increased by $9,381 primarily due to the gain on sale, net of taxes, of $10,211 for our water and wastewater utility system in Sarasota, Florida in December 2013.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

FINANCIAL CONDITION

Consolidated Cash Flow and Capital Expenditures

Net operating cash flows from continuing operations, dividends paid on common stock, capital expenditures used in continuing operations, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for our continuing operations for the five years ended December 31, 2013 were as follows:

	Net Operating Cash Flows	Common Dividends	Capital Expenditures	Acquisitions
2009	$244,318	$74,729	$266,190	$3,373
2010	244,717	80,907	308,134	8,625
2011	352,041	87,133	325,808	8,515
2012	377,485	93,423	347,985	121,248
2013	366,720	102,889	308,171	14,997

	$1,585,281	$439,081	$1,556,288	$156,758

Included in capital expenditures for the five-year period are: expenditures for the rehabilitation of existing water distribution systems, new water distribution systems, modernization and replacement of existing treatment plants, and water meters. During this five-year period, we received $25,135 of customer advances and contributions in aid of construction to finance new water mains and related facilities that are not included in the capital expenditures presented in the above table. In addition, during this period, we have made sinking fund contributions and repaid debt in the amount of $520,402, and have refunded $24,271 of customers’ advances for construction. Common dividends increased during the past five years as a result of annual increases in the common dividends declared and paid and increases in the number of shares outstanding during the period.

Our planned 2014 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to continue at similar levels as 2013. The 2014 capital program is expected to include $180,600 for infrastructure rehabilitation surcharge-qualified projects. Our planned capital program includes spending for infrastructure rehabilitation that may qualify for infrastructure rehabilitation surcharge mechanisms, and should these regulatory mechanisms be discontinued for any reason, which is not anticipated, we may re-evaluate the magnitude of this portion of our capital program. Beginning January 1, 2013, Aqua Pennsylvania reset its water DSIC to zero resulting from the change in its tax method of accounting for repair tax deductions as described below. Although we were not eligible to use a DSIC with our Aqua Pennsylvania water customers in 2013, we were able to use the income tax savings derived from the Repair Change to continue to maintain a similar capital investment program as 2012. Our planned 2014 capital program in Pennsylvania is estimated to be $231,000 a portion of which is expected to be eligible as a repair deduction for federal income tax purposes. Our overall 2014 capital program, along with $86,288 of sinking fund obligations and debt maturities, and $152,429 of other contractual cash obligations, as reported in the section captioned “Contractual Obligations”, has been, or is expected to be, financed through internally-generated funds, our revolving credit facilities, and the issuance of long-term debt.

Future utility construction in the period 2015 through 2016, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $641,000. We anticipate that less than one-half of these expenditures will require external financing . We expect to refinance $94,545 of sinking fund obligations and debt maturities during this period as they become due with new issues of long-term debt, internally-generated funds, and our revolving credit facilities. The estimates discussed above do not include any amounts for possible future acquisitions of water and wastewater systems or the financing necessary to support them.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Our primary sources of liquidity are cash flows from operations (including the allowed deferral of federal income tax payments), borrowings under various short-term lines of credit and other credit facilities, and customer advances and contributions in aid of construction. Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief, water consumption, and changes in federal tax laws with respect to accelerated tax depreciation or deductions for utility construction projects. We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term borrowings. Over time, we partially repay or pay-down our short-term borrowings with long-term debt and when necessary proceeds from the issuance of common stock. The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain internally-generated funds. Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings and cash flow to enable them to secure the capital they will need to operate and to maintain satisfactory debt coverage ratios.

In December 2012, we changed our tax method of accounting as permitted under Internal Revenue Service (“IRS”) regulations for qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years. The repair tax accounting method was changed to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes (the “Repair Change”). The Repair Change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania (“settlement agreement”) which provides for flow-through accounting treatment of qualifying income tax benefits resulting from the Repair Change. As a result of this settlement agreement, the net 2012 income tax benefits of $33,565 reduced the Company’s Federal and state income tax expense and increased net income in the fourth quarter of 2012. In 2013, the Company recorded additional income tax benefits, as adjusted for the 2012 tax return, of $14,908. Similar to 2012, the Company recorded $45,647 of income tax benefits in 2013. The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and based on the settlement agreement, beginning in 2013, the Company began to amortize 1/10th of the catch-up adjustment. In accordance with the settlement agreement, the amortization is expected to reduce income tax expense during periods when qualifying parameters are met. During 2013, the Company amortized its catch-up adjustment and recognized $15,766 of deferred income tax benefits, which reduced income tax expense and increased the Company’s net income.

Our planned 2014 capital program is projected to continue at a similar level compared to 2013, and the repair tax deduction is anticipated to continue in 2014 and beyond. Our 2014 earnings will be impacted by the following factors in Aqua Pennsylvania: the repair tax deduction in 2014 is expected to decrease income tax expense by a similar amount as 2013, and the ten year amortization of the catch-up adjustment is also expected to reduce income tax expense; offset by the effect on operating revenue as a result of the DSIC being reset to zero beginning January 1, 2013 and remaining at that level in 2014, and the effect of regulatory lag as we will likely not be filing a request for a base rate increase in Pennsylvania until after 2014. In addition, during 2013, additional income tax benefits were recognized of $17,736, related to a change in the Company’s tax method of accounting for qualifying utility system repairs in some non-Pennsylvania operating divisions, and we are continuing to evaluate the use of a Repair Change in other states where we operate, although the rate treatment afforded in operating divisions outside of Pennsylvania is not expected to have a direct impact on income tax expense.

The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (the “Tax Relief Act”) was enacted on December 17, 2010 and provided for an extension of 50% bonus depreciation for qualifying capital additions through 2012 and a 100% expensing allowance for qualifying capital additions placed in service after September 8, 2010 through 2011. A substantial portion of our capital expenditures qualified for 50% bonus depreciation or the 100% expensing allowance. As a result of the Tax Relief Act, the Company’s Federal income tax payments were eliminated for tax year 2011 and our net operating cash flows were favorably impacted. In addition, we received a Federal income tax refund in the amount of $33,600 in October 2011 relating to our 2010 tax return. In the first quarter of 2011, one of our state tax jurisdictions announced that it would recognize the 100% expensing allowance beginning after September 8, 2010 and in 2011. As a result of this guidance and the flow-through treatment afforded by that state’s regulatory commission, the net state tax benefit reduced our state income tax expense in 2011 by $14,800, reduced our effective income tax rate, and increased our earnings by $0.085 per share. The American Tax Relief Act of 2012 was enacted on January 2, 2013 and provided for an extension of the 50% bonus depreciation for qualifying capital additions for tax year 2013.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Acquisitions

During the past five years, we have expended cash of $156,758 and issued 205,065 shares of common stock, valued at $2,909 at the time of the acquisition, related to the acquisition of utility systems, both water and wastewater utilities, as well as investments in the natural gas drilling industry. During 2013, we completed 15 acquisitions of water and wastewater utility systems for $14,997 in cash in four of the states in which we operate.

As part of the Company’s growth-through-acquisition strategy, in July 2011, the Company entered into a definitive agreement with American Water to purchase all of the stock of the subsidiary that held American Water’s regulated water and wastewater operations in Ohio. American Water’s Ohio operations served approximately 59,000 customers. On May 1, 2012, the Company completed its acquisition of American Water’s water and wastewater operations in Ohio. The total purchase price at closing consisted of $102,154 in cash plus specific assumed liabilities, including debt of $14,281, as adjusted pursuant to the purchase agreement based on book value at closing. The transaction has been accounted for as a business combination. The Ohio acquisition was financed primarily from the proceeds from the January 1, 2012 sale of our Maine subsidiary, the May 1, 2012 sale of our New York subsidiary, and by the issuance of long-term and/or short-term debt. In addition to our Ohio acquisition, during 2012, we completed 16 acquisitions of water and wastewater utility systems for $19,094 in cash in six of the states in which we operate.

In June 2011, the Company completed its acquisition of approximately 51 water and five wastewater systems in Texas serving approximately 5,300 customers. The total purchase price consisted of $6,245 in cash. The Company’s acquisitions in Ohio and Texas were accretive to the Company’s results of operations, however, the pro forma effect of the businesses acquired are not material to the Company’s results of operations. In addition to our Texas acquisition, during 2011, we completed eight acquisitions of water and wastewater utility systems for $2,270 in cash in three of the states in which we operate. During 2010, we completed 23 acquisitions of water and wastewater utility systems in six of the states in which we operate. The 2010 acquisitions were completed for $8,625 in cash. During 2009, we completed 18 acquisitions of water and wastewater systems in five of the states in which we operate, including expanding our operations into one new state. The 2009 acquisitions were completed for $3,373 in cash and the issuance of 205,065 shares of common stock valued at $2,909 at the time of the acquisition.

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

In September 2011, one of our subsidiaries entered into a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania. The initial 18-mile pipeline commenced operations in the second quarter of 2012. The initial pipeline system was expanded for an additional 38 miles with a permitted intake on the Susquehanna River, which extended the pipeline to additional drillers. The total cost of this pipeline was $109,000. This project marks an expansion of our growth venture in serving the raw water needs of firms in the natural gas drilling industry. The joint venture has entered into water supply contract with natural gas drilling companies and negotiations continue with other area drilling companies. As of December 31, 2013, our capital contributions since inception totaled $53,643 in cash. This investment has been financed through the issuance of long-term debt. Our 49% investment in this joint venture is as an unconsolidated affiliate and is accounted for under the equity method of accounting. Our investment is carried at cost, including capital contributions or distributions and our equity in earnings and losses since the commencement of the system’s operations. Since some practices for natural gas drilling require a large quantity of raw water in order to extract gas, we are continuing to hold exploratory discussions with other natural gas drilling companies about their needs for raw water supply.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Dispositions

We routinely review and evaluate areas of our business and operating divisions and, over time, may sell utility systems or portions of systems. In 2010, 2011, 2012, and 2013, in accordance with our strategy to focus our resources on states where we have critical mass to improve our economies of scale and expect future economic growth, we sold water and wastewater systems in five states: South Carolina, Missouri, Maine, New York, and Florida. With respect to the sale of our systems in Missouri and the sale of our systems in New York, we acquired additional utility systems in Texas and in Ohio.

In March, April, and December 2013, through five separate sales transactions, we completed the sale of our water and wastewater utility systems in Florida, which concluded our regulated operations in Florida. The Company received total net proceeds from these sales of $88,934, and recognized a gain on sale of $21,178 ($13,766 after-tax). One of our sales in Florida, which was completed in March 2013, and represented approximately 8% of our customers served in Florida, remains subject to customary regulatory review, for which we expect to receive the regulator’s decision by midyear 2014. If the regulator does not approve this sale, the purchase price would be refunded and the assets sold would revert back to the Company.

In June 2013, the Company sold a water and wastewater utility system for net proceeds of $3,400. The sale resulted in the recognition of a gain on sale of these assets, net of expenses, of $1,025 ($615 after-tax). The utility system represented approximately 0.04% of the Company’s total assets.

In July 2011, the Company entered into a definitive agreement with Connecticut Water Service, Inc. to sell its operations in Maine, which served approximately 16,000 customers, for cash at closing plus specific assumed liabilities, including debt of $17,364. On January 1, 2012, we completed the sale for net proceeds of $36,870, and recognized a gain on sale of $17,699 ($10,821 after-tax). The sale of our Maine operations concluded our regulated operations in Maine. The proceeds were used to finance a portion of our acquisition of American Water’s Ohio subsidiary, pay-down a portion of our short-term debt, and other general corporate purposes.

In July 2011, the Company entered into a definitive agreement with American Water to sell its operations in New York for its book value at closing plus specific assumed liabilities, including debt of approximately $23,000. On May 1, 2012, the Company completed the sale for net proceeds of $36,688 in cash as adjusted pursuant to the sale agreement based on book value at closing. The Company’s New York operations served approximately 51,000 customers. The sale of our New York operations concluded our regulated operations in New York. The proceeds were used to finance a portion of our acquisition of American Water’s Ohio subsidiary, pay-down a portion of our short-term debt, and other general corporate purposes.

In June 2011, we sold a water and wastewater utility system for net proceeds of $4,106. The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,692 ($1,615 after-tax), and is reported in the consolidated statement of net income as a reduction to operations and maintenance expense. The utility system represented approximately 0.03% of Aqua America’s total assets. In May 2011, we sold our regulated water and wastewater operations in Missouri for net proceeds of $3,225, resulting in a small gain on sale. The sale of our utility operations in Missouri represented approximately 0.07% of Aqua America’s total assets. In January 2011, we sold a water and wastewater utility system for net proceeds of $3,118. The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,452 ($1,471 after-tax). The utility system represented approximately 0.01% of Aqua America’s total assets. The gain is reported in the consolidated statement of net income as a reduction to operations and maintenance expense.

In June 2009, we sold a water and wastewater utility system for net proceeds of $1,601, which was in excess of the book value for these assets. The proceeds were used to pay-down short-term debt and the sale resulted in the recognition in 2009 of a gain on the sale of these assets, net of expenses of $1,009 ($605 after-tax). The gain is reported in the 2009 consolidated statement of net income as a reduction to operations and maintenance expense. These utility systems represented approximately 0.02% of Aqua America’s total assets.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

The City of Fort Wayne, Indiana (the “City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the Company’s operating subsidiaries in Indiana, Utility Center, Inc., (the “Northern Assets”). In January 2008, the Company reached a settlement with the City to transition the Northern Assets in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the Northern Assets will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the Northern Assets to the City upon receipt of the initial valuation payment. The proceeds received by the Company are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. The net book value of the Northern Assets has been removed from the consolidated balance sheet and the difference between the net book value and the initial payment received has been deferred and is recorded in other accrued liabilities on the Company’s consolidated balance sheet. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City, the amounts deferred will be recognized in the Company’s consolidated statement of net income. On March 16, 2009, oral argument was held on procedural aspects with respect to the valuation evidence that may be presented and whether the Company is entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that the Company is not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. The Company disagreed with the Court’s decision and appealed the Wells County Indiana Circuit Court’s decision to the Indiana Court of Appeals. On January 13, 2012, the Indiana Court of Appeals reached a decision upholding the Wells County Indiana Circuit Court decision. On February 10, 2012, the Company filed a petition for transfer requesting that the Indiana Supreme Court review the matter. On April 11, 2013, the Supreme Court of Indiana ruled that the statute at issue gives the Company the right to a full evidentiary hearing before a jury regarding the value of the assets and remanded the case to the trial court for a proceeding consistent with that ruling. The Company continues to evaluate its legal options with respect to this decision. Depending upon the outcome of all of the legal proceedings, including the planned transaction below, which would resolve this litigation, the Company may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The Northern Assets relinquished represents approximately 0.4% of the Company’s total assets.

In addition, in December 2012, the Fort Wayne City Council considered an ordinance that sought to declare it a “public convenience and necessity” to acquire some of the Company’s water utility system assets located in the southwest section of the City and in Allen County (the “Southern Assets”), and if negotiations with Fort Wayne officials were to fail, to condemn the Southern Assets. The first public hearing on the ordinance was held on January 22, 2013 and a subsequent hearing scheduled for February 5, 2013 was not held due to ongoing settlement discussions between the parties. On July 2, 2013, the Company’s operating subsidiary and the City signed a letter of intent, which among other items, addresses many of the terms by which the City would purchase the Company’s Southern Assets, will resolve the litigation between the Company and the City with respect to the Northern Assets, and will establish the terms by which the Company’s remaining operating subsidiary will treat wastewater sent to it by the City. The letter of intent states that the City agrees to pay the Company $50,100 for the Northern Assets and Southern Assets in addition to the $16,911 paid to the Company by the City in 2008 as an initial valuation payment for the Northern Assets (for a total payment of $67,011). The letter of intent is conditioned on the Company’s Board of Directors and City Council approving the final terms of the proposed transaction, and the Company and the City entering into several definitive agreements that detail the subject matter of the letter of intent. On February 27, 2014, the Company’s Board of Directors authorized management to enter into agreements with the City on terms and conditions that are consistent with the July 2, 2013 letter of intent, for among other items, the sale of the Company’s Northern Assets and Southern Assets to the City. Further, the completion of the transaction is subject to regulatory requirements and approval. If this transaction is consummated, the Company will relinquish its water utility system yet expand its sewer customer base in the City. The completion of the transaction is not expected to close until the third quarter of 2014. The Company continues to evaluate its legal and operational options on an ongoing basis.

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

The Company is routinely involved in other legal matters, including both asserted and unasserted legal claims, during the ordinary course of business. See Note 9 – Commitments and Contingencies of the consolidated financial statements for a discussion of the Company’s legal matters. It is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation. Also, unanticipated changes in circumstances and/or revisions to the assessed probability of the outcomes of legal matters could result in expenses being incurred in future periods as well as an increase in actual cash required to resolve the legal matter.

Sources of Capital

Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $745,112 of long-term debt and obtained other short-term borrowings during the past five years. At December 31, 2013, we have a $150,000 long-term revolving credit facility that expires in March 2017, of which $24,428 was designated for letter of credit usage, $125,572 was available for borrowing and no borrowings were outstanding at December 31, 2013. In addition, we have short-term lines of credit of $160,500, of which $123,760 was available. These short-term lines of credit are subject to renewal on an annual basis. Although we believe we will be able to renew these facilities, there is no assurance that they will be renewed, or what the terms of any such renewal will be.

Our consolidated balance sheet historically has had a negative working capital position, whereby routinely our current liabilities exceed our current assets. Management believes that internally-generated funds along with existing credit facilities and the proceeds from the issuance of long-term debt will be adequate to provide sufficient working capital to maintain normal operations and to meet our financing requirements for at least the next twelve months.

We are obligated to comply with covenants under some of our loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to specific exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2013, we were in compliance with our debt covenants under our credit facilities. Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.

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

In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. During 2013, 2012, 2011, and 2010, we did not issue any shares under the acquisition shelf registration. During 2009, we issued 205,065 shares of common stock totaling $2,909 to acquire a water system. The balance remaining available for use under the acquisition shelf registration as of December 31, 2013 is 1,904,487 shares. We will determine the form and terms of any securities issued under these shelf registrations at the time of issuance.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

We offer a Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) that provides a convenient and economical way to purchase shares of the Company. Under the direct stock purchase portion of the Plan, shares are sold throughout the year. The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends. As of the December 2013 dividend payment, holders of 13.1% of the common shares outstanding participated in the dividend reinvestment portion of the Plan. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During the past five years, we have sold 3,588,168 original issue shares of common stock for net proceeds of $58,635 through the dividend reinvestment portion of the Plan, and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes. In 2013, 154,900 shares of the Company were purchased under the dividend reinvestment portion of the Plan by the Company’s transfer agent in the open-market for $3,693.

The Board of Directors has authorized us to purchase our common stock, from time to time, in the open market or through privately negotiated transactions. As of December 31, 2013, 685,348 shares remain available for repurchase. Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

In May 2013 the Board of Directors approved a five-for-four stock split to be effected in the form of a 25% stock distribution to shareholders of record on August 16, 2013. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on September 1, 2013. Aqua America’s par value of $0.50 per share did not change as a result of the common stock distribution, and $17,655 was transferred from capital in excess of par value to common stock to record the stock split.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2013:

		Payments Due By Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt (1)	$1,554,871	$86,288	$94,545	$107,013	$1,267,025
Interest on fixed-rate, long-term debt (2)	1,218,782	77,512	143,861	137,360	860,049
Operating leases (3)	21,809	2,659	3,468	1,790	13,892
Unconditional purchase obligations (4)	79,911	12,637	26,147	12,579	28,548
Other purchase obligations (5)	38,038	38,038	—	—	—
Pension and other post-retirement benefit plans’ obligations (6)	20,638	20,638	—	—	—
Other obligations (7)	20,534	945	1,951	6,236	11,402

Total	$2,954,583	$238,717	$269,972	$264,978	$2,180,916

(1)	Represents sinking fund obligations and debt maturities.
(2)	Represents interest payable on fixed rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.
(3)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.
(4)	Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors. We use purchased water to supplement our water supply, particularly during periods of peak customer demand. Our actual purchases may exceed the minimum required levels.
(5)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.
(6)	Represents contributions contractually obligated to be made to pension and other post-retirement benefit plans.
(7)	Represents expenditures estimated to be required under legal and binding contractual obligations.

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

In addition to the obligations disclosed in the contractual obligations table above, we have uncertain tax positions of $28,690. Although we believe our tax positions comply with applicable law, we have made judgments as to the sustainability of each uncertain tax position based on its technical merits. Due to the uncertainty of future cash outflows, if any, associated with our uncertain tax positions, we are unable to make a reasonable estimate of the timing or amounts that may be paid.

We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Market Risk

We are subject to market risks in the normal course of business, including changes in interest rates and equity prices. The exposure to changes in interest rates is a result of financings through the issuance of fixed rate, long-term debt. Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital. Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates. As of December 31, 2013, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

	2014	2015	2016	2017	2018	Thereafter	Total	Fair Value
Long-term debt:
Fixed rate	$86,288	$58,695	$35,850	$53,019	$53,994	$1,267,025	$1,554,871	$1,540,296
Variable rate	—	—	—	—	—	—	—	—

Total	$86,288	$58,695	$35,850	$53,019	$53,994	$1,267,025	$1,554,871	$1,540,296

Weighted average interest rate	5.18%	5.19%	4.81%	5.14%	6.32%	4.90%	5.00%

From time to time, we make investments in marketable equity securities. As a result, we are exposed to the risk of changes in equity prices for the “available for sale” marketable equity securities. As of December 31, 2013, the carrying value of these investments, which reflects market value, was $196.

Capitalization

The following table summarizes our capitalization during the past five years:

December 31,	2013	2012	2011	2010	2009
Long-term debt (1)	50.3%	53.4%	54.8%	57.0%	56.6%
Aqua America stockholders’ equity	49.7%	46.6%	45.2%	43.0%	43.4%

	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $0 at December 31, 2013 and $100,000 at December 31, 2012.

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

Dividends on Common Stock

We have paid common dividends consecutively for 69 years. Effective May 8, 2013, our Board of Directors authorized an increase of 8.6% in the September 1, 2013 quarterly dividend over the dividend we paid in the previous quarter. As a result of this authorization, beginning with the dividend payment in September 2013, the annualized dividend rate increased to $0.608 per share from $0.560 per share. This is the 23rd dividend increase in the past 22 years and the 15th consecutive year that we have increased our dividend in excess of five percent. We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1, and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant. During the past five years, our common dividends paid have averaged 55.6% of net income attributable to common shareholders.

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

Valuation of Long-Lived Assets, Goodwill and Intangible Assets — We review our long-lived assets for impairment, including utility plant in service and investment in joint venture. We also review regulatory assets for the continued application of the FASB’s accounting guidance for regulated operations. Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets. Adjustments to the carrying value of these assets would be made in instances where their inclusion in the rate-making process is unlikely.

We test the goodwill attributable to each of our reporting units for impairment at least annually on July 31, or more often, if circumstances indicate a possible impairment may exist. When testing goodwill for impairment, we may assess qualitative factors for some or all of our reporting units to determine whether it’s more likely than not that the fair value of a reporting unit is less than its carrying amount. Alternatively, we may bypass this qualitative assessment for some of our reporting units and perform step 1 of the quantitative two-step goodwill impairment test. If we perform step 1 and determine that the fair value of a reporting unit is less than its carrying amount, we would perform step 2 to measure such impairment. The assessment requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors. If changes in circumstances or events occur, or estimates and assumptions that were used in our impairment test change, we may be required to record an impairment charge for goodwill. Based on our comparison of the estimated fair value of each reporting unit to their respective carrying amounts, the impairment test performed in 2013 concluded that the estimated fair value of each reporting unit, which has goodwill recorded, exceeded the reporting unit’s carrying amount by at least 55%, for reporting units that were tested quantitatively, indicating that none of our goodwill was impaired

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Accounting for Post-Retirement Benefits — We maintain qualified defined benefit pension plans and plans that provide for post-retirement benefits other than pensions. Accounting for pensions and other post-retirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs. Each assumption is reviewed annually with assistance from our actuarial consultant, who provides guidance in establishing the assumptions. The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy. These differences will impact the amount of pension and other post-retirement benefit expense that we recognize.

Our discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. Our pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2013 pension expense by $898 and the pension liabilities by $10,270. The present values of Aqua America’s future pension and other post-retirement obligations were determined using discount rates of 5.12% at December 31, 2013 and 4.17% at December 31, 2012. Our expense under these plans is determined using the discount rate as of the beginning of the year, which was 4.17% for 2013, and will be 5.12% for 2014. In 2012, our pension benefits were re-measured as of May 1, 2012 to reflect the pension benefits assumed in our Ohio acquisition. The expense for 2012 was determined using a 5.00% discount rate for the period January 1, 2012 – April 30, 2012 and 4.70% for the period May 1, 2012 – December 31, 2012.

Our expected return on assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns. The Company’s market-related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets, which is a component of net pension expense. Our pension expense increases as the expected return on assets decreases. A 25-basis-point reduction in this assumption would have increased 2013 pension expense by $492. For 2013, we used a 7.50% expected return on assets assumption which will remain unchanged for 2014. The expected return on assets is based on a targeted allocation of 25% to 75% domestic equities, 0% to 10% international equities, 25% to 50% fixed income, 0% to 5% alternative investments, and 0% to 20% cash and cash equivalents. We believe that our actual long-term asset allocation on average will approximate the targeted allocation. Our targeted allocation is driven by the investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and our funding policy, during 2014 our pension contribution is expected to approximate $17,875. Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates. During 2014, our funding of other post-retirement benefit plans are expected to approximate $2,763.

Accounting for Income Taxes — We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of specific items, such as depreciation, for tax and financial statement reporting. Generally, these differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into. Based on these judgments, we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits. Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur.

AQUA AMERICA, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Our determination of what qualifies as a capital cost versus a repair expense tax deduction as it relates to our repair tax accounting method change beginning in 2012 is subject to subsequent adjustment as well as IRS audits, changes in tax laws, the expiration of a statute of limitations, or other unforeseen matters, and could impact the tax benefits that have already been recognized. We establish reserves for uncertain tax positions based upon management’s judgment as to the sustainability of these positions. These accounting estimates related to the uncertain tax position reserve require judgments to be made as to the sustainability of each uncertain tax position based on its technical merits. We believe our tax positions comply with applicable law and that we have adequately recorded reserves as required. However, to the extent the final tax outcome of these matters is different than our estimates recorded, we would then need to adjust our tax reserves which could result in additional income tax expense or benefits in the period that this information is known.

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

In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework (1992). As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2013, the Company’s internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting as of December 31, 2013 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer

Nicholas DeBenedictis	David P. Smeltzer
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

March 3, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Aqua America, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of net income, of comprehensive income, of capitalization, of equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) (“COSO”). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we consider necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 3, 2014

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(In thousands of dollars, except per share amounts)

Years ended December 31, 2013, 2012, and 2011

	2013	2012	2011
Operating revenues	$768,643	$757,760	$687,291
Operating costs and expenses:
Operations and maintenance	285,340	271,843	256,743
Depreciation	119,258	111,767	103,412
Amortization	5,535	5,229	4,888
Taxes other than income taxes	53,268	47,404	41,449

	463,401	436,243	406,492
Operating income	305,242	321,517	280,799
Other expense (income):
Interest expense, net	77,316	77,757	77,804
Allowance for funds used during construction	(2,274)	(4,142)	(7,150)
Gain on sale of other assets	(148)	(1,090)	(649)
Equity loss (earnings) in joint venture	2,665	(1,976)	—

Income from continuing operations before income taxes	227,683	250,968	210,794
Provision for income taxes	22,690	66,881	69,111

Income from continuing operations	204,993	184,087	141,683
Discontinued operations:
Income from discontinued operations before income taxes	24,732	20,493	14,279
Provision for income taxes	8,425	8,017	12,893

Income from discontinued operations	16,307	12,476	1,386

Net income attributable to common shareholders	$221,300	$196,563	$143,069

Income from continuing operations per share:
Basic	$1.16	$1.06	$0.82

Diluted	$1.16	$1.05	$0.82

Income from discontinued operations per share:
Basic	$0.09	$0.07	$0.01

Diluted	$0.09	$0.07	$0.01

Net income per common share:
Basic	$1.26	$1.13	$0.83

Diluted	$1.25	$1.12	$0.83

Average common shares outstanding during the period:
Basic	176,140	174,201	172,727

Diluted	176,814	174,918	173,361

Cash dividends declared per common share	$0.584	$0.536	$0.504

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands of dollars)

Years ended December 31, 2013, 2012, and 2011

	2013	2012	2011
Net income attributable to common shareholders	$221,300	$196,563	$143,069
Other comprehensive income, net of tax:
Unrealized holding gain (loss) on investments, net of tax of $76, $106, and $(5) for the years ended December 31, 2013, 2012, and 2011, respectively	141	198	(10)
Reclassification adjustment for loss (gain) reported in net income, net of tax (benefit) of $(49), $182, and $125 for the twelve months ended December 31, 2013, 2012, and 2011, respectively (1)	90	(339)	(233)

Comprehensive income	$221,531	$196,422	$142,826

See accompanying notes to consolidated financial statements.

(1)	Amount of pre-tax loss (gain) of $139, $(521), and $(358) reclassified from accumulated other comprehensive income to loss (gain) on sale of other assets on the consolidated statements of net income for the years ended December 31, 2013, 2012, and 2011, respectively.

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except per share amounts)

December 31, 2013 and 2012

	2013	2012
Assets
Property, plant and equipment, at cost	$5,387,852	$5,050,400
Less: accumulated depreciation	1,220,559	1,114,237

Net property, plant and equipment	4,167,293	3,936,163

Current assets:
Cash and cash equivalents	5,058	5,521
Accounts receivable and unbilled revenues, net	95,356	92,921
Income tax receivable	7,873	16,082
Deferred income taxes	40,038	37,818
Inventory, materials and supplies	11,438	11,757
Prepayments and other current assets	11,112	10,372
Assets of discontinued operations held for sale	794	86,423

Total current assets	171,669	260,894

Regulatory assets	585,600	521,264
Deferred charges and other assets, net	50,290	49,852
Investment in joint venture	48,695	38,620
Funds restricted for construction activity	47	23,572
Goodwill	28,223	28,152

	$5,051,817	$4,858,517

Liabilities and Equity
Aqua America stockholders’ equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 177,928,922 and 175,985,437 in 2013 and 2012	$88,964	$70,472
Capital in excess of par value	743,335	718,482
Retained earnings	729,272	611,303
Treasury stock, at cost, 1,178,323 and 776,355 shares in 2013 and 2012	(27,082)	(14,668)
Accumulated other comprehensive income	346	115

Total Aqua America stockholders’ equity	1,534,835	1,385,704
Noncontrolling interest	208	188

Total Equity	1,535,043	1,385,892

Long-term debt, excluding current portion	1,468,583	1,543,954
Commitments and contingencies (See Note 9)	—	—
Current liabilities:
Current portion of long-term debt	86,288	45,038
Loans payable	36,740	80,383
Accounts payable	65,816	55,506
Accrued interest	13,615	14,026
Accrued taxes	15,442	28,214
Other accrued liabilities	34,193	27,360
Liabilities of discontinued operations held for sale	14,816	23,637

Total current liabilities	266,910	274,164

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	867,880	723,367
Customers’ advances for construction	74,257	71,595
Regulatory liabilities	281,014	241,363
Other	81,552	157,978

Total deferred credits and other liabilities	1,304,703	1,194,303

Contributions in aid of construction	476,578	460,204

	$5,051,817	$4,858,517

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITALIZATION

(In thousands of dollars, except per share amounts)

December 31, 2013 and 2012

		2013	2012
Aqua America stockholders’ equity:
Common stock, $.50 par value		$88,964	$70,472
Capital in excess of par value		743,335	718,482
Retained earnings		729,272	611,303
Treasury stock, at cost		(27,082)	(14,668)
Accumulated other comprehensive income		346	115

Total Aqua America stockholders’ equity		1,534,835	1,385,704
Noncontrolling interest		208	188

Total equity		1,535,043	1,385,892

Long-term debt of subsidiaries (substantially secured by utility plant):

Interest Rate Range	Maturity Date Range
0.00% to 0.99%	2023 to 2033	5,035	2,884
1.00% to 1.99%	2014 to 2035	28,615	27,251
2.00% to 2.99%	2024 to 2031	14,903	17,120
3.00% to 3.99%	2016 to 2047	167,365	107,477
4.00% to 4.99%	2020 to 2048	447,297	367,657
5.00% to 5.99%	2014 to 2043	284,362	320,729
6.00% to 6.99%	2015 to 2036	64,923	64,903
7.00% to 7.99%	2022 to 2027	35,056	35,660
8.00% to 8.99%	2021 to 2025	19,283	19,632
9.00% to 9.99%	2018 to 2026	28,500	34,547
10.00% to 10.99%	2018	6,000	6,000

		1,101,339	1,003,860
Notes payable to bank under revolving credit agreement, variable rate, due March 2017		—	100,000
Unsecured notes payable:
Notes at 3.57% due 2027		50,000	50,000
Notes ranging from 4.62% to 4.87%, due 2014 through 2024		171,400	193,000
Notes ranging from 5.01% to 5.95%, due 2014 through 2037		232,132	242,132

		1,554,871	1,588,992
Current portion of long-term debt		86,288	45,038

Long-term debt, excluding current portion		1,468,583	1,543,954

Total capitalization		$3,003,626	$2,929,846

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands of dollars)

	Common stock	Capital in excess of par value	Retained earnings	Treasury stock	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total
Balance at December 31, 2010	$69,223	$664,369	$452,470	$(12,307)	$499	$572	$1,174,826
Net income	—	—	143,069	—	—	14	143,083
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(82)	(82)
Other comprehensive loss, net of income tax of $130	—	—	—	—	(243)	—	(243)
Dividends	—	—	(87,133)	—	—	—	(87,133)
Sale of stock (753,958 shares)	295	11,987	—	325	—	—	12,607
Repurchase of stock (51,431 shares)	—	—	—	(1,163)	—	—	(1,163)
Equity Compensation Plan (79,133 shares)	32	(32)	—	—	—	—	—
Exercise of stock options (530,613 shares)	212	6,391	—	—	—	—	6,603
Stock-based compensation	—	3,964	(72)	—	—	—	3,892
Employee stock plan tax benefits	—	(573)	—	—	—	—	(573)

Balance at December 31, 2011	69,762	686,106	508,334	(13,145)	256	504	1,251,817

Net income	—	—	196,563	—	—	17	196,580
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	(333)	(333)
Other comprehensive loss, net of income tax of $76	—	—	—	—	(141)	—	(141)
Dividends	—	—	(93,423)	—	—	—	(93,423)
Sale of stock (726,093 shares)	285	12,610	—	295	—	—	13,190
Repurchase of stock (77,355 shares)	—	—	—	(1,818)	—	—	(1,818)
Equity Compensation Plan (19,015 shares)	8	(8)	—	—	—	—	—
Exercise of stock options (1,041,796 shares)	417	14,181	—	—	—	—	14,598
Stock-based compensation	—	5,593	(171)	—	—	—	5,422

Balance at December 31, 2012	70,472	718,482	611,303	(14,668)	115	188	1,385,892

Net income	—	—	221,300	—	—	20	221,320
Other comprehensive gain, net of income tax of $125	—	—	—	—	231	—	231
Dividends	—	—	(102,889)	—	—	—	(102,889)
Stock split	17,655	(17,655)	—	—	—	—	—
Sale of stock (449,129 shares)	188	9,693	—	409	—	—	10,290
Repurchase of stock (415,233 shares)	—	—	—	(12,823)	—	—	(12,823)
Equity Compensation Plan (43,500 shares)	17	(17)	—	—	—	—	—
Exercise of stock options (1,566,089 shares)	632	25,066	—	—	—	—	25,698
Stock-based compensation	—	5,066	(442)	—	—	—	4,624
Employee stock plan tax benefits	—	2,700	—	—	—	—	2,700

Balance at December 31, 2013	$88,964	$743,335	$729,272	$(27,082)	$346	$208	$1,535,043

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

Years ended December 31, 2013, 2012, and 2011

	2013	2012	2011
Cash flows from operating activities:
Net income attributable to common shareholders	$221,300	$196,563	$143,069
Income from discontinued operations	16,307	12,476	1,386

Income from continuing operations	204,993	184,087	141,683

Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	124,793	116,996	108,300
Deferred income taxes	26,742	77,563	72,110
Provision for doubtful accounts	4,712	4,805	4,854
Share-based compensation	5,066	5,550	3,852
Gain on sale of utility system	(1,025)	—	(5,058)
Gain on sale of other assets	(148)	(1,090)	(649)
Net decrease (increase) in receivables, inventory and prepayments	2,238	(7,543)	(3,864)
Net increase (decrease) in payables, accrued interest, accrued taxes and other accrued liabilities	(12,870)	13,641	421
Decrease (increase) in income tax receivable	8,209	(16,082)	33,600
Other	4,010	(442)	(3,208)

Operating cash flows from continuing operations	366,720	377,485	352,041
Operating cash flows from (used in) discontinued operations, net	1,099	(9,078)	14,806

Net cash flows from operating activities	367,819	368,407	366,847

Cash flows from investing activities:
Property, plant and equipment additions, including the non-equity component of allowance for funds used during construction of $1,741, $3,954, and $6,832	(308,171)	(347,985)	(325,808)
Acquisitions of utility systems and other, net	(14,997)	(121,248)	(8,515)
Release of funds previously restricted for construction activity	23,531	67,498	46,330
Additions to funds restricted for construction activity	(6)	(2,165)	(149)
Net proceeds from the sale of utility systems and other assets	5,315	3,819	13,404
Proceeds from note receivable	—	—	5,289
Investment in joint venture	(14,700)	(33,856)	(5,087)
Other	76	(1,512)	(946)

Investing cash flows used in continuing operations	(308,952)	(435,449)	(275,482)
Investing cash flows from (used in) discontinued operations, net	87,389	70,774	(9,422)

Net cash flows used in investing activities	(221,563)	(364,675)	(284,904)

Cash flows from financing activities:
Customers’ advances and contributions in aid of construction	5,119	7,033	3,558
Repayments of customers’ advances	(4,429)	(6,064)	(3,686)
Net (repayments) proceeds of short-term debt	(43,643)	(27,388)	18,103
Proceeds from long-term debt	263,834	300,109	52,513
Repayments of long-term debt	(300,323)	(202,203)	(96,072)
Change in cash overdraft position	9,872	(10,929)	14,503
Proceeds from issuing common stock	10,290	13,190	12,607
Proceeds from exercised stock options	25,698	14,598	6,603
Share-based compensation windfall tax benefits	2,420	—	—
Repurchase of common stock	(12,823)	(1,464)	(1,163)
Dividends paid on common stock	(102,889)	(93,423)	(87,133)

Financing cash flows used in continuing operations	(146,874)	(6,541)	(80,167)
Financing cash flows from discontinuing operations, net	155	126	494

Net cash flows used in financing activities	(146,719)	(6,415)	(79,673)

Net (decrease) increase in cash and cash equivalents	(463)	(2,683)	2,270
Cash and cash equivalents at beginning of year	5,521	8,204	5,934

Cash and cash equivalents at end of year	$5,058	$5,521	$8,204

Cash paid during the year for:
Interest, net of amounts capitalized	$75,453	$74,152	$71,640

Income taxes	$6,995	$9,319	$5,431

See accompanying notes to consolidated financial statements.

See Note 1 – Summary of Significant Accounting Policies – Property, Plant and Equipment and Depreciation, Customers’ Advances for Construction, Note 10 – Long-term Debt and Loans Payable, and Note 14 – Employee Stock and Incentive Plan for a description of non-cash activities.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands of dollars, except per share amounts)

Note 1 – Summary of Significant Accounting Policies

Nature of Operations — Aqua America, Inc. (“Aqua America,” the “Company,” “we,” or “us”) is the holding company for regulated utilities providing water or wastewater services concentrated in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Indiana, and Virginia. Our largest operating subsidiary, Aqua Pennsylvania, Inc. (“Aqua Pennsylvania”), which accounted for approximately 54% of our operating revenues and a larger percentage of our net income for 2013, and provided water or wastewater services to customers in the suburban areas north and west of the City of Philadelphia and in 26 other counties in Pennsylvania. The Company’s other regulated utility subsidiaries provide similar services in seven other states. In addition, the Company’s non-regulated subsidiary, Aqua Resources, provides liquid waste hauling and disposal, water and wastewater services through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories, offers, through a third party, water and sewer line repair service and protection solutions to households, backflow prevention, construction, and other non-regulated water and wastewater services, and the Company’s non-regulated subsidiary, Aqua Infrastructure, provides non-utility raw water supply services for firms, with which we enter into a water supply contract, in the natural gas drilling industry.

In September 2012, we began to market for sale our water and wastewater operations in Florida, which served approximately 38,000 customers, and our non-regulated wastewater treatment facility in Georgia. In March, April, and December 2013, through five separate sales transactions, we completed the sale of our water and wastewater utility systems in Florida, which concluded our regulated operations in Florida. One of our sales in Florida which was completed in March 2013, and represented approximately 8% of our customers served in Florida, remains subject to customary regulatory review, for which we expect to receive the regulator’s decision by midyear 2014. If the regulator does not approve this sale, the purchase price would be refunded and the assets sold would revert back to the Company. In May 2012, we acquired all of American Water Works Company, Inc.’s (“American Water”) water and wastewater operations in Ohio, which serve approximately 59,000 customers, and simultaneously sold our water operations in New York, which served approximately 51,000 customers. In January 2012, we sold our regulated water operations in Maine, which served approximately 16,000 customers, to Connecticut Water Services, Inc. These transactions concluded our regulated operations in Maine and New York. During the second quarter of 2011, we acquired all of American Water’s water and wastewater operations in Texas, which serve approximately 5,300 customers, and sold our regulated water and wastewater operations in Missouri, which served approximately 3,900 customers and concluded our regulated utility operations in Missouri. The operating results, cash flows, and financial position of the Company’s Maine, New York, Florida, and Georgia subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations. Unless specifically noted, the financial information presented in the notes to consolidated financial statements reflects the Company’s continuing operations.

The company has identified ten operating segments and has one reportable segment named the Regulated segment. The reportable segment is comprised of eight operating segments for our water and wastewater regulated utility companies which are organized by the states where we provide these services. These operating segments are aggregated into one reportable segment since each of the Company’s operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment. In addition, two operating segments are not quantitatively significant to be reportable and are comprised of the businesses that provide water and wastewater services through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories as well as offers, through a third party, water and sewer line repair service and protection solutions to households, liquid waste hauling and disposal, backflow prevention, construction, and other non-regulated water and wastewater services, and non-utility raw water supply services for firms, with which we enter into a water supply contract, in the natural gas drilling industry. These segments are included as a component of “other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.

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

Basis of Presentation — The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. All common share, per common share, stock unit, and per stock unit data, for all periods presented, has been adjusted to give effect to the September 1, 2013 five-for-four stock split effected in the form of a 25% stock distribution (See Note 12). Certain prior period amounts have been reclassified, including reporting discontinued operations (see Note 3), to conform to the current period presentation.

Recognition of Revenues — Revenues in our Regulated segment include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period. In addition, the Company has non-regulated revenues that are recognized when services are performed and are primarily associated with water and wastewater services through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories as well as offers, through a third party, water and sewer line repair service and protection solutions to households, liquid waste hauling and disposal, backflow prevention, construction, and other non-regulated water and wastewater services, and non-utility raw water supply services for firms in the natural gas industry of $17,366 in 2013, $17,730 in 2012, and $12,364 in 2011.

Property, Plant and Equipment and Depreciation — Property, plant and equipment consist primarily of utility plant. The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for utility plant, allowance for funds used during construction. Water systems acquired are recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation. The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as an acquisition adjustment within utility plant as permitted by the applicable regulatory jurisdiction. At December 31, 2013, utility plant includes a net credit acquisition adjustment of $27,466, which is generally being amortized from 2 to 53 years, except where not permitted or appropriate. Amortization of the acquisition adjustments totaled $2,641 in 2013, $2,858 in 2012, and $2,741 in 2011.

Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the regulatory commissions of the states in which the company operates. The cost of new units of property and betterments are capitalized. Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with the FASB’s accounting guidance for regulated operations. As of December 31, 2013, $10,293 of these costs have been incurred since the last rate proceeding and the Company expects to recover these costs in future rates.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing. Information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates. If these costs are not deferred, then these costs are charged to operating expenses when incurred. As of December 31, 2013, $19,280 of these costs have been deferred, since the last rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.

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

As of December 31, 2013, 2012, and 2011, property, plant and equipment additions purchased at the period end, but not yet paid for are $30,974, $29,588, and $32,578, respectively.

Allowance for Funds Used During Construction — The allowance for funds used during construction (“AFUDC”) represents the capitalized cost of funds used to finance the construction of utility plant. In general, AFUDC is applied to construction projects requiring more than one month to complete. No AFUDC is applied to projects funded by customer advances for construction, contributions in aid of construction, or applicable state-revolving fund loans. AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated. The amount of AFUDC related to equity funds in 2013 was $533, 2012 was $188, and 2011 was $318. No interest was capitalized by our non-regulated businesses.

Cash and Cash Equivalents — The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

The Company had a book overdraft for specific disbursement cash accounts of $21,753 and $11,881 at December 31, 2013 and 2012, respectively. A book overdraft represents transactions that have not cleared the bank accounts at the end of the period. The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods. The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities, due to our ability to fund the overdraft with the Company’s credit facility.

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

Investment in Joint Venture — The Company uses the equity method of accounting to account for our 49% investment in a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania, which commenced operations in the second quarter of 2012. Our initial investment is carried at cost. Subsequently, the carrying amount of our investment is adjusted to reflect capital contributions or distributions, and our equity in earnings or losses since the commencement of the system’s operations. Our share of equity earnings or losses in the joint venture is reported in the consolidated statements of net income as equity losses (earnings) in joint venture. During 2013 and 2012 we received distributions of $1,960 and $2,744, respectively.

Funds Restricted for Construction Activity — The proceeds received from specific financings for construction and capital improvement of utility facilities are held in escrow until the designated expenditures are incurred. These amounts are reported as funds restricted for construction activity and are expected to be released over time as the capital projects are funded.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Goodwill — Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions. Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist. When testing goodwill for impairment, we may assess qualitative factors for some or all of our reporting units to determine whether it’s more likely than not that the fair value of a reporting unit is less than its carrying amount. Alternatively, we may bypass this qualitative assessment for some of our reporting units and perform step 1 of the quantitative two-step goodwill impairment test. If we perform step 1 and determine that the fair value of a reporting unit is less than its carrying amount, we would perform step 2 to measure such impairment. The Company tested the goodwill attributable for each of our reporting units for impairment as of July 31, 2013, in conjunction with the timing of our annual strategic business plan, and concluded that the estimated fair value of each reporting unit, which has goodwill recorded, exceeded the reporting unit’s carrying amount by at least 55%, for reporting units that were tested quantitatively, indicating that none of the Company’s goodwill was impaired. The following table summarizes the changes in the Company’s goodwill:

	Regulated Segment	Other	Consolidated
Balance at December 31, 2011	$22,823	$4,121	$26,944
Goodwill acquired during year	1,679	—	1,679
Reclassifications to utility plant acquisition adjustment	(496)	—	(496)
Other	25	—	25

Balance at December 31, 2012	24,031	4,121	28,152

Goodwill acquired during year	552	—	552
Reclassifications to utility plant acquisition adjustment	(481)	—	(481)
Other	—	—	—

Balance at December 31, 2013	$24,102	$4,121	$28,223

As of December 31, 2012 and 2013 there was no goodwill associated with the Company’s assets of discontinued operations held for sale.

The reclassification of goodwill to utility plant acquisition adjustment results from a mechanism approved by the applicable regulatory commission. The mechanism provides for the transfer over time, and the recovery through customer rates, of goodwill associated with some acquisitions upon achieving specific objectives.

Income Taxes — The Company accounts for some income and expense items in different time periods for financial and tax reporting purposes. Deferred income taxes are provided on specific temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements. The income tax effect of temporary differences not currently recovered in rates is recorded as deferred taxes with an offsetting regulatory asset or liability. These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Investment tax credits are deferred and amortized over the estimated useful lives of the related properties. Judgment is required in evaluating the Company’s Federal and state tax positions. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company establishes reserves when it believes that its tax positions are likely to be challenged and it may not fully prevail in these challenges. The Company’s provision for income taxes includes interest, penalties and reserves for uncertain tax positions.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

In 2012, the Company changed its tax method of accounting for qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years. The tax accounting method was changed to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes (the “Repair Change”). The Repair Change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania (“settlement agreement”) which provides for flow-through accounting treatment of qualifying income tax benefits resulting from the Repair Change. The Repair Change for 2013 and 2012 results in a significant reduction in the effective income tax rate, a reduction in income tax expense, and reduces the amount of taxes currently payable. For qualifying capital expenditures made prior to 2012, the resulting tax benefits have been deferred as of December 31, 2012 and, based on the settlement agreement, a ten year amortization of the income tax benefits, which reduces future income tax expense, commenced in 2013. During 2013, some of our other operating divisions outside of Pennsylvania adopted the Repair Change. These divisions do not employ a flow-through method of accounting and had no impact on the Company’s effective income tax rate.

Customers’ Advances for Construction and Contributions in Aid of Construction—Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties. The value of these contributions is recorded as customers’ advances for construction. Non-cash property, in the form of water mains and wastewater systems, has been received, generally from developers, as advances or contributions of $26,188, $27,212, and $20,823 in 2013, 2012, and 2011, respectively. Over time, the amount of non-cash contributed property will vary based on the timing of the contribution of the non-cash property and the volume of non-cash contributed property received in connection with development in our service territories. The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the main. After all refunds are made, any remaining balance is transferred to contributions in aid of construction. Contributions in aid of construction include direct non-refundable contributions and the portion of customers’ advances for construction that become non-refundable.

Contributed property is generally not depreciated for rate-making purposes as some states’ regulatory guidelines provide that contributions in aid of construction received must remain on the Company’s consolidated balance sheet indefinitely. Based on regulatory conventions in other states where the Company operates, some of the subsidiaries do depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property. Contributions in aid of construction and customers’ advances for construction are deducted from the Company’s rate base for rate-making purposes, and therefore, no return is earned on contributed property.

Inventories, Materials and Supplies—Inventories are stated at cost. Cost is determined using the first-in, first-out method.

Stock-Based Compensation—The Company records compensation expense in the financial statements for stock-based awards based on the grant date fair value of those awards. Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

Fair Value Measurements—The Company follows the FASB’s accounting guidance for fair value measurements and disclosures, which defines fair value and establishes a framework for using fair value to measure assets and liabilities. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

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

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. There have been no changes in the valuation techniques used to measure fair value for the years ended December 31, 2013 and 2012.

Recent Accounting Pronouncements—In July 2013, the FASB issued updated accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The update requires an entity to present in certain cases, an unrecognized tax benefit, or portion of an unrecognized tax benefit in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when settlement is available in this manner under the tax law. The updated guidance is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. The Company early adopted the provisions of the updated guidance beginning July 1, 2013, and the adoption of the revised guidance did not have an impact on the Company’s consolidated results of operations or consolidated financial position.

In February 2013, the FASB issued updated accounting guidance to improve the reporting of reclassifications out of accumulated other comprehensive income (“AOCI”). The update requires an entity to present information about the amounts reclassified from AOCI in their financial statements in either a single note or parenthetically on the face of the financial statements. The updated guidance is effective prospectively for reporting periods beginning after December 15, 2012. The Company adopted the provisions of the updated guidance for its reporting period beginning January 1, 2013, and the adoption of the revised guidance did not have an impact on the Company’s consolidated results of operations or consolidated financial position.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 2 – Acquisitions

In 2013, the Company completed 15 acquisitions of water and wastewater utility systems in various states. The total purchase price consisted of $14,997 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $2,103. The pro forma effect of the businesses acquired is not material to the Company’s results of operations.

As part of the Company’s growth-through-acquisition strategy, in July 2011, the Company entered into a definitive agreement with American Water to purchase all of the stock of the subsidiary that holds American Water’s regulated water and wastewater operations in Ohio. American Water’s Ohio operations served approximately 59,000 customers. On May 1, 2012, the Company completed its acquisition of American Water’s water and wastewater operations in Ohio. The total purchase price at closing consisted of $102,154 in cash plus specific assumed liabilities, including debt of $14,281, as adjusted pursuant to the purchase agreement based on book value at closing. The transaction has been accounted for as a business combination. The Company has included the results of its acquisition in Ohio in our consolidated financial statements as part of our Regulated segment since the date of acquisition. The operating revenue and earnings included in the consolidated financial statements of the Company during the period owned by the Company was $41,167 and $3,987 in 2013, respectively, and $27,981 and $3,265 in 2012, respectively. The pro forma impact of the Company’s Ohio acquisition was not material to our results of operations for the years ended December 31, 2012 and 2011. The purchase price allocation was as follows:

May 1, 2012
Property, plant and equipment, net	$119,595
Current assets	6,852
Other long-term assets	7,525
Goodwill	1,679

Total assets acquired	135,651

Current liabilities	3,409
Long-term debt, excluding current portion	14,233
Other long-term liabilities	15,855

Total liabilities assumed	33,497

Net assets acquired	$102,154

In addition to the Company’s acquisition in Ohio, during 2012, the Company completed 16 acquisitions of water and wastewater utility systems in various states. The total purchase price consisted of $19,094 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $4,033 in 2013 and $1,527 in 2012. The pro forma effect of the businesses acquired is not material to the Company’s results of operations.

In June 2011, the Company completed its acquisition of approximately fifty-one water and five wastewater systems in Texas serving approximately 5,300 customers. The total purchase price consisted of $6,245 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $3,408 in 2013, $3,245 in 2012, and $1,826 in 2011. The pro forma effect of the businesses acquired is not material to the Company’s results of operations.

In addition to the Company’s acquisition in Texas, during 2011, the Company completed eight acquisitions of water and wastewater utility systems in various states. The total purchase price consisted of $2,270 in cash. The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $708 in 2013, $644 in 2012, and $226 in 2011. The pro forma effect of the businesses acquired in 2011 is not material to the Company’s results of operations.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 3 – Discontinued Operations and Other Dispositions

Discontinued Operations—In September 2012, the Company began to market for sale its water and wastewater operations in Florida, which served approximately 38,000 customers, and the Company’s waste water treatment facility in Georgia. In March, April, and December 2013, through five separate sales transactions, we completed the sale of our water and wastewater utility systems in Florida, which concluded our regulated operations in Florida. The Company received total net proceeds from these sales of $88,934 and recognized a gain on sale of $21,178 ($13,766 after-tax). One of the Company’s sales in Florida, which was completed in March 2013, and represented approximately 8% of our customers served in Florida, remains subject to customary regulatory review, for which we expect to receive the regulator’s decision by midyear 2014. If the regulator does not approve this sale, the purchase price would be refunded and the assets sold would revert back to the Company. The Company has accounted for these operations as business held for sale. The sale of the Company’s wastewater operation in Georgia will conclude the Company’s operations in this state.

In July 2011, the Company entered into a definitive agreement with Connecticut Water Service, Inc. to sell its operations in Maine, which served approximately 16,000 customers, for cash at closing plus specific assumed liabilities, including debt of $17,364. On January 1, 2012, the Company completed the sale for net proceeds of $36,870, and recognized a gain on sale of $17,699 ($10,821 after-tax). In 2011, the Company recognized additional income tax expense of $4,008 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its Aqua Maine subsidiary.

In July 2011, the Company entered into a definitive agreement with American Water to sell its operations in New York for its book value at closing plus specific assumed liabilities, including debt of approximately $23,000. On May 1, 2012, the Company completed the sale for net proceeds of $36,688 in cash as adjusted pursuant to the sale agreement based on book value at closing. In 2012, the Company recognized a loss on sale of $2,736 ($1,874 after-tax), resulting from charges incurred from the sale. In 2011, the Company recognized additional income tax expense of $3,245 for the additional deferred tax liabilities that arise from the difference between the stock and tax basis of the Company’s investment in its Aqua New York subsidiary. The Company’s New York operations served approximately 51,000 customers.

The operating results, cash flows, and financial position of the Company’s subsidiaries named above have been presented in the Company’s consolidated statements of net income, consolidated statements of cash flow, and consolidated balance sheets as discontinued operations.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

A summary of discontinued operations presented in the consolidated statements of net income includes the following:

	Years Ended December 31,
	2013	2012	2011
Operating revenues	$12,264	$31,458	$67,391
Total operating expenses	8,710	24,286	49,617

Operating income	3,554	7,172	17,774
Other (income) expense:
Gain on sale	(21,178)	(14,718)	—
Other expenses, net	—	1,397	3,495

Income from discontinued operations before income taxes	24,732	20,493	14,279
Provision for income taxes	8,425	8,017	12,893

Income from discontinued operations	$16,307	$12,476	$1,386

The assets and liabilities of discontinued operations presented in the consolidated balance sheets include the following:

	December 31,
	2013	2012
Property, plant and equipment, at cost	$319	$128,463
Less: accumulated depreciation	119	48,856

Net property, plant and equipment	200	79,607
Current assets	594	4,656
Regulatory assets	—	2,034
Other assets	—	126

Assets of discontinued operations held for sale	794	86,423
Current liabilities	14,348	2,074
Deferred income taxes and investment tax credits	—	5,166
Contributions in aid of construction	—	15,560
Other liabilities	468	837

Liabilities of discontinued operations held for sale	14,816	23,637

Net (liabilities) assets	$(14,022)	$62,786

Other Dispositions—The following dispositions have not been presented as discontinued operations in the Company’s consolidated financial statements as the Company does not believe that disclosure of the following disposed water and wastewater utility systems as discontinued operations is meaningful to the reader of the financial statements for making investment decisions either individually or in the aggregate. The gains disclosed below are reported in the consolidated statements of net income as a reduction to operations and maintenance expense.

In June 2013, the Company sold a water and wastewater utility system for net proceeds of $3,400. The sale resulted in the recognition of a gain on sale of these assets, net of expenses, of $1,025 ($615 after-tax), and is reported in the consolidated statement of net income as a reduction to operations and maintenance expense. The utility system represented approximately 0.04% of the Company’s total assets.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

In June 2011, the Company sold a water and wastewater utility system for net proceeds of $4,106. The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,692 ($1,615 after-tax), and is reported in the consolidated statement of net income as a reduction to operations and maintenance expense. The utility systems represented approximately 0.03% of the Company’s total assets.

In May 2011, the Company sold its regulated water and wastewater operations in Missouri for net proceeds of $3,225. This sale of the Company’s Missouri operations concluded its regulated utility operations in Missouri. The sale of the Company’s utility operations in Missouri represented approximately 0.07% of the Company’s total assets.

In January 2011, the Company sold a water and wastewater utility system for net proceeds of $3,118. The sale resulted in the recognition of a gain on the sale of these assets, net of expenses, of $2,452 ($1,471 after-tax), and is reported in the consolidated statement of net income as a reduction to operations and maintenance expense. The utility system represented approximately 0.01% of the Company’s total assets.

The City of Fort Wayne, Indiana (the “City”) has authorized the acquisition by eminent domain of the northern portion of the utility system of one of the Company’s operating subsidiaries in Indiana, Utility Center Inc., (the “Northern Assets”). In January 2008, the Company reached a settlement with the City to transition the Northern Assets in February 2008 upon receipt of the City’s initial valuation payment of $16,911. The settlement agreement specifically stated that the final valuation of the Northern Assets will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation. On February 12, 2008, the Company turned over the Northern Assets to the City upon receipt of the initial valuation payment. The proceeds received by the Company are in excess of the book value of the assets relinquished. No gain has been recognized due to the contingency over the final valuation of the assets. The net book value of the Northern Assets has been removed from the consolidated balance sheet and the difference between the net book value and the initial payment received has been deferred and is recorded in other accrued liabilities on the Company’s consolidated balance sheet. Once the contingency is resolved and the asset valuation is finalized, through the finalization of the litigation between the Company and the City, the amounts deferred will be recognized in the Company’s consolidated statement of net income. On March 16, 2009, oral argument was held on procedural aspects with respect to the valuation evidence that may be presented and whether the Company is entitled to a jury trial. On October 12, 2010, the Wells County Indiana Circuit Court ruled that the Company is not entitled to a jury trial, and that the Wells County judge should review the City of Fort Wayne Board of Public Works’ assessment based upon a “capricious, arbitrary or an abuse of discretion” standard. The Company disagreed with the Court’s decision and appealed the Wells County Indiana Circuit Court’s decision to the Indiana Court of Appeals. On January 13, 2012, the Indiana Court of Appeals reached a decision upholding the Wells County Indiana Circuit Court decision. On February 10, 2012, the Company filed a petition for transfer requesting that the Indiana Supreme Court review the matter. On April 11, 2013, the Supreme Court of Indiana ruled that the statute at issue gives the Company the right to a full evidentiary hearing before a jury regarding the value of the assets and remanded the case to the trial court for a proceeding consistent with that ruling. The Company continues to evaluate its legal options with respect to this decision. Depending upon the outcome of all of the legal proceedings, including the planned transaction below, which would resolve this litigation, the Company may be required to refund a portion of the initial valuation payment, or may receive additional proceeds. The Northern Assets relinquished represents approximately 0.4% of the Company’s total assets.

In addition, in December 2012, the Fort Wayne City Council considered an ordinance that sought to declare it a “public convenience and necessity” to acquire some of the Company’s water utility system assets located in the southwest section of the City and in Allen County (the “Southern Assets”), and if negotiations with Fort Wayne officials were to fail, to condemn the Southern Assets. The first public hearing on the ordinance was held on January 22, 2013 and a subsequent hearing scheduled for February 5, 2013 was not held due to ongoing settlement discussions between the parties. On July 2, 2013, the Company’s operating subsidiary and the City signed a letter of intent, which among other items, addresses many of the terms by which the City would purchase the Company’s Southern Assets, will resolve the litigation between the Company and the City with respect to the Northern Assets, and will establish the terms by which the Company’s operating subsidiary will treat wastewater sent to it by the City. The letter of intent states that the City agrees to pay the Company $50,100 for the Northern Assets and Southern Assets in addition to the $16,911 paid to the Company by the City in 2008 as an initial valuation payment for the Northern Assets (for a total payment of $67,011). The letter of intent is conditioned on the Company’s Board of Directors and City Council approving the final terms of the proposed transaction, and the Company and the City entering into several definitive agreements that detail the subject matter of the letter of intent. On February 27, 2014, the Company’s Board of Directors authorized management to enter into agreements with the City on terms and conditions that are consistent with the July 2, 2013 letter of intent, for among other items, the sale of the Company’s Northern Assets and Southern Assets to the City. Further, the completion of the transaction is subject to regulatory requirements and approval. If this transaction is consummated, the Company will expand its sewer customer base in the City. The completion of the transaction is not expected to close until the third quarter of 2014. The Company continues to evaluate its legal and operational options on an ongoing basis.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 4 – Property, Plant and Equipment

	December 31,		Approximate Range	Weighted Average
	2013	2012	of Useful Lives	Useful Life
Utility plant and equipment:
Mains and accessories	$2,353,812	$2,190,078	26 to 92 years	76 years
Services, hydrants, treatment plants and reservoirs	1,361,534	1,275,221	5 to 85 years	48 years
Operations structures and water tanks	240,083	233,743	14 to 70 years	47 years
Miscellaneous pumping and purification equipment	639,314	594,687	5 to 90 years	37 years
Meters, data processing, transportation and operating equipment	610,257	573,899	4 to 78 years	26 years
Land and other non-depreciable assets	85,272	95,436	—	—

Utility plant and equipment	5,290,272	4,963,064
Utility construction work in progress	116,259	107,944	—	—
Net utility plant acquisition adjustment	(27,466)	(31,347)	2 to 53 years (1)	19 years
Non-utility plant and equipment	8,787	10,739	4 to 25 years	6 years

Total property, plant and equipment	$5,387,852	$5,050,400

(1)	Net utility plant acquisition adjustment is generally being amortized from 2 to 53 years, except where not permitted.

Note 5 – Accounts Receivable

	December 31,
	2013	2012
Billed utility revenue	$56,569	$53,173
Unbilled utility revenue	33,624	33,590
Other	9,593	10,479

	99,786	97,242
Less allowance for doubtful accounts	4,430	4,321

Net accounts receivable	$95,356	$92,921

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company’s utility customers are located principally in the following states: 47% in Pennsylvania, 16% in Ohio, 10% in North Carolina, 8% in Texas, and 7% in Illinois. No single customer accounted for more than one percent of the Company’s regulated operating revenues during the years ended December 31, 2013, 2012, and 2011. The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2013	2012	2011
Balance at January 1,	$4,321	$4,485	$4,367
Amounts charged to expense	4,712	4,805	4,854
Accounts written off	(5,897)	(5,939)	(5,780)
Recoveries of accounts written off	1,294	970	1,044

Balance at December 31,	$4,430	$4,321	$4,485

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

	December 31, 2013		December 31, 2012
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities
Income taxes	$494,308	$223,592	$348,359	$192,551
Utility plant retirement costs	12,083	22,365	16,976	19,936
Post-retirement benefits	66,535	34,983	139,139	28,795
Water tank painting	1,715	—	2,836	—
Fair value adjustment of long-term debt assumed in acquisition	4,371	—	4,739	—
Rate case filing expenses & other	6,588	74	9,215	81

	$585,600	$281,014	$521,264	$241,363

Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to specific differences between tax and book depreciation expense, are recognized in the rate setting process on a cash or flow-through basis and will be recovered as they reverse. Amounts include differences that arise between specific utility asset improvement costs capitalized for book and deducted as a repair expense for tax purposes.

The regulatory liability related to the catch up component of the Aqua Pennsylvania repair tax accounting change represents the tax benefits realized on the Company’s 2012 tax return, which have not yet flowed-through as a reduction to income tax expense due to the ten year amortization period which began in 2013. This amortization was stipulated in a June 2012 rate order issued to Aqua Pennsylvania and is subject to specific parameters being met each year. During 2013, the Company amortized $15,766 of its deferred income tax benefits, which reduced income tax expense and increased the Company’s net income.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Post-retirement benefits include pension and other post-retirement benefits. A regulatory asset has been recorded at December 31, 2013 and 2012 for the costs that would otherwise be charged to stockholders’ equity for the underfunded status of the Company’s pension and other post-retirement benefit plans. The regulatory asset related to post-retirement benefits costs includes deferred expense in excess of amounts funded, which the Company believes will be recoverable in future years as funding of post-retirement benefits is required. The regulatory liability for post-retirement benefits represents costs recovered in rates in excess of post-retirement benefits expense.

Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process. Water tank painting costs are generally being amortized over a period ranging from 8 to 17 years.

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

Note 7 – Income Taxes

The provision for income taxes for the Company’s continuing operations consists of:

	Years Ended December 31,
	2013	2012	2011
Current:
Federal	$(9,891)	$(13,854)	$(936)
State	5,839	3,172	(2,063)

	(4,052)	(10,682)	(2,999)

Deferred:
Federal	30,218	67,743	76,479
State	(3,476)	9,820	(4,369)

	26,742	77,563	72,110

Total tax expense	$22,690	$66,881	$69,111

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense for the Company’s continuing operations are as follows:

	Years Ended December 31,
	2013	2012	2011
Computed Federal tax expense at statutory rate	$79,689	$87,839	$73,778
Decrease in Federal tax expense related to repair tax accounting change	(57,467)	(28,948)	—
State income taxes, net of federal tax benefit	1,536	8,445	(4,180)
Increase in tax expense for depreciation expense to be recovered in future rates	295	361	551
Stock-based compensation	(421)	(386)	(355)
Deduction for Aqua America common dividends paid under employee benefit plan	(414)	(387)	(345)
Amortization of deferred investment tax credits	(420)	(420)	(340)
Other, net	(108)	377	2

Actual income tax expense	$22,690	$66,881	$69,111

In December 2012, the Company changed its tax method of accounting for qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years. The tax accounting method was changed to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes (the “Repair Change”). The Repair Change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania (“settlement agreement”) which provides for flow-through accounting treatment of some income tax benefits resulting from the Repair Change. As a result of this settlement agreement, the net 2012 income tax benefits of $33,565 reduced the Company’s Federal and state income tax expense and flowed-through to net income in the fourth quarter of 2012. In 2013, the Company recorded additional income tax benefits of $14,908, as adjusted for the 2012 tax return. Similar to 2012, the Company recorded $45,647 of income tax benefits in 2013. The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012 (“catch-up adjustment”), and based on the settlement agreement, in 2013, the Company began to amortize 1/10th of the catch-up adjustment. In accordance with the settlement agreement, the amortization is expected to reduce income tax expense during periods when qualifying parameters are met. During 2013, the Company amortized its catch-up adjustment and recognized $15,766 of deferred income tax benefits, which reduced income tax expense and increased the Company’s net income. The Company’s effective income tax rate for 2013, 2012, and 2011, for its continuing operations, was 10.0%, 26.6%, and 32.8%, respectively.

During 2013, additional income tax benefits were recognized of $17,736, related to a change in the Company’s tax method of accounting for qualifying utility system repairs in some non-Pennsylvania operating divisions. These divisions currently do not employ a flow-through method of accounting and as such the change in the Company’s tax method of accounting in these operating divisions had no impact on the Company’s effective income tax rate.

In September 2013, the Department of Treasury and the Internal Revenue Service issued “Guidance Regarding Deduction and Capitalization of Expenditures Related to Tangible Property” which contains standards for determining whether and when a taxpayer must capitalize costs incurred in acquiring, maintaining or improving tangible property. These regulations will be effective for the Company’s 2014 fiscal year and early adoption is available. The Company has reviewed the regulations and concluded that the regulations will not have a material impact on the Company’s consolidated results of operations or consolidated financial position when they are fully adopted.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company establishes reserves for uncertain tax positions based upon management’s judgment as to the sustainability of these positions. These accounting estimates related to the uncertain tax position reserve require judgments to be made as to the sustainability of each uncertain tax position based on its technical merits. The Company believes its tax positions comply with applicable law and that it has adequately recorded reserves as required. However, to the extent the final tax outcome of these matters is different than the estimates recorded, the Company would then adjust its tax reserves or unrecognized tax benefits in the period that this information becomes known. The Company has elected to recognize accrued interest and penalties related to uncertain tax positions as income tax expense.

The following table provides the changes in the Company’s unrecognized tax benefits:

Balance at January 1, 2013	$—
Additions based on tax position related to the current year	28,690

Balance at December 31, 2013	$28,690

The unrecognized tax benefits relate to the Repair Change, and the tax position is attributable to a temporary difference. As a result of the regulatory treatment afforded by the Repair Change in Pennsylvania and despite this position being a temporary difference, as of December 31, 2013, $9,795 of these tax benefits would have an impact on the Company’s effective income tax rate in the event the Company does sustain all, or a portion, of its tax position. The Company does not anticipate material changes to its unrecognized tax benefits within the next year.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of the net deferred tax liability from continuing operations:

	December 31,
	2013	2012
Deferred tax assets:
Customers’ advances for construction	$26,732	$26,820
Costs expensed for book not deducted for tax, principally accrued expenses	11,085	13,124
Utility plant acquisition adjustment basis differences	9,922	12,496
Post-retirement benefits	19,311	45,015
Tax loss carryfoward	128,688	111,452
Other	3,133	2,360

	198,871	211,267
Less valuation allowance	6,431	7,506

	192,440	203,761

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	881,007	772,006
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	112,307	66,361
Tax effect of regulatory asset for post-retirement benefits	19,311	45,015
Deferred investment tax credit	7,657	5,928

	1,020,282	889,310

Net deferred tax liability	$827,842	$685,549

At December 31, 2013, the Company has a cumulative Federal net operating loss (“NOL”) of $258,094. The Company believes the Federal NOLs are more likely than not to be recovered and require no valuation allowance. The Company’s Federal NOLs do not begin to expire until 2031.

In 2012 and 2011, as a result of the Company’s Federal cumulative NOLs the Company ceased recognizing the windfall tax benefit associated with stock-based compensation, because the deduction did not reduce income taxes payable. Upon realization of the Company’s Federal NOLs, the Company will recognize a windfall tax benefit of $4,822.

At December 31, 2013 the Company has a cumulative state NOL of $531,160, a portion of which is offset by a valuation allowance because the Company does not believe these NOLs are more likely than not to be realized. The state NOLs do not begin to expire until 2023.

The Company has unrecognized tax positions that result in the associated tax benefit being unrecognized. The Company’s Federal and state NOL carryforwards are reduced by an unrecognized tax position, on a gross basis, of $62,219 and $86,016, respectively, which results from the Company’s adoption in 2013 of the FASB’s accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amounts of the Company’s Federal and state NOL carryforwards prior to being reduced by the unrecognized tax positions are $320,313 and $617,176, respectively. The Company records its unrecognized tax benefit as a reduction to its deferred income tax liability.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

As of December 31, 2013, the Company’s Federal income tax returns for all years through 2011 have been closed. Tax years 2012 through 2013 remain open to Federal examination. The statute remains open for the Company’s state income tax returns for tax years 2010 through 2013 in the various states the Company’s conducts business in. In 2013, the Company’s Illinois subsidiary’s state income tax audit for tax years 2008 and 2009 was completed, which resulted in no significant audit adjustments.

Note 8 – Taxes Other than Income Taxes

The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2013	2012	2011
Property	$25,764	$21,550	$16,618
Capital Stock	2,127	3,196	3,559
Gross receipts, excise and franchise	11,857	10,060	9,408
Payroll	7,452	6,967	6,441
Other	6,068	5,631	5,423

Total taxes other than income	$53,268	$47,404	$41,449

Note 9 – Commitments and Contingencies

The following disclosures reflect commitments and contingencies for the Company’s continuing operations.

Commitments – The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable. The future annual minimum lease payments due are as follows:

	2014	2015	2016	2017	2018	Thereafter
Leases	$2,072	$1,443	$862	$481	$202	$361

The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection. The operating leases are noncancelable, expire between 2014 and 2051 and contain renewal provisions. Some leases are subject to an adjustment every five years based on changes in the Consumer Price Index. Subject to the aforesaid adjustment, during each of the next five years, an average of $571 of annual lease payments for land is due, and the aggregate of the years remaining approximates $13,531. The Company leases treatment plants to other parties under lease agreements that require payments to the Company of:

	2014	2015	2016	2017	2018	Thereafter
Treatment plants	$494	$531	$531	$531	$531	$3,100

The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand. The agreements stipulate purchases of minimum quantities of water to the year 2026. The estimated annual commitments related to such purchases through 2018 are expected to average $10,273 and the aggregate of the years remaining approximates $28,548.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company has entered into purchase obligations, in the ordinary course of business, that include agreements for water treatment processes at some of its wells in a small number of its divisions. The 20 year term agreement provides for the use of treatment equipment and media used in the treatment process and are subject to adjustment based on changes in the Consumer Price Index. The future contractual cash obligation related to these agreements are as follows:

	2014	2015	2016	2017	2018	Thereafter
Wells	$945	$965	$986	$1,007	$1,029	$11,402

In addition, as of December 31, 2013, the estimated capital expenditures required under legal and binding long-term contracts are approximately $4,200 in 2017.

Rent expense under operating leases, purchased water expense, and water treatment expenses under these agreements were as follows:

	Years Ended December 31,
	2013	2012	2011
Operating lease expense	$3,413	$3,850	$3,553
Purchased water under long-term agreements	12,923	11,796	14,507
Water treatment expense under contractual agreement	926	897	865

Contingencies – The Company is routinely involved in various disputes, claims, lawsuits and other regulatory and legal matters, including both asserted and unasserted legal claims, in the ordinary course of business. The status of each such matter, referred to herein as a loss contingency, is reviewed and assessed in accordance with applicable accounting rules regarding the nature of the matter, the likelihood that a loss will be incurred, and the amounts involved. As of December 31, 2013, the aggregate amount of $11,342 is accrued for loss contingencies and is reported in the Company’s consolidated balance sheet as other accrued liabilities and other liabilities. These accruals represent management’s best estimate of probable loss (as defined in the accounting guidance) for loss contingencies or the low end of a range of losses if no single probable loss can be estimated. For some loss contingencies, the Company is unable to estimate the amount of the probable loss or range of probable losses. While the final outcome of these loss contingencies cannot be predicted with certainty, and unfavorable outcomes could negatively impact the Company, at this time in the opinion of management, the final resolution of these matters are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows. Further, Aqua America has insurance coverage for a number of these loss contingencies, and as of December 31, 2013, estimates that approximately $1,184 of the amount accrued for these matters are probable of recovery through insurance, which amount is also reported in the Company’s consolidated balance sheet as deferred charges and other assets, net. The Company is involved in the following condemnation proceedings and legal matters, as described below:

•	Refer to Note 3 – Discontinued Operations and Other Dispositions for a discussion of the Company’s challenge to the valuation of the northern portion of its Fort Wayne, Indiana utility system that was turned over to the City of Fort Wayne, Indiana in February 2008.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

•	In 2006, a lawsuit was filed by two occupants of a house abutting a wastewater treatment plant facility owned by the Company’s subsidiary in Florida. The lawsuit, as amended, alleged the plaintiffs sustained bodily injury and property damage due to the design, operation and maintenance of the plant. In January 2011, a trial was held which resulted in the judicial dismissal of the count for strict liability and jury verdicts in favor of the Company on the remaining counts. In June 2011, the plaintiffs agreed to dismiss their appeals and to release all claims against the Company’s subsidiary and the Company, which resulted in the conclusion of the original plaintiffs’ litigation against the Company’s subsidiary. In the third quarter of 2008, approximately thirty-five additional plaintiffs, associated with approximately eight other nearby homes, and represented by the same counsel as the original plaintiffs, filed a separate lawsuit making similar allegations against our Florida subsidiary with respect to the operation of the facility. The court severed the litigation so that the plaintiffs are grouped by the houses in which they lived and a separate trial was to be held for each of the households. Some of these plaintiffs testified in the trial of the original lawsuit in which all allegations were resolved in the Company’s favor. The claims from the first of these households were expected to go to trial in May 2013. However, all of the plaintiffs in the 2008 lawsuit have entered into a confidential comprehensive settlement agreement and in October 2013, the court dismissed all claims of all the plaintiffs in that matter with prejudice, which completely concludes the 2008 litigation matter. The settlement is covered by the Company’s insurance coverage. Based on the settlement agreement, the Company believes that the amount of loss is not material to the Company’s consolidated results of operations or consolidated financial condition.

•	One of the Company’s subsidiaries acquired in 2008 had entered into a Consent Decree with the United States Environmental Protection Agency (“EPA”) and received from the United States Department of Justice a proposed civil penalty related to alleged violations, which was estimated to be approximately $254. The Company’s subsidiary had contested the appropriateness of earlier calculations of the proposed penalty based on sanitary sewer violations occurring prior to the acquisition of the subsidiary and the amount of the proposed penalty. A reserve has been accrued for this loss contingency as it is judged to be probable and the amount is estimable. On April 15, 2013, Company’s subsidiary and the EPA and the Department of Justice submitted a proposed modification of the Consent Decree for approval by the Northern District of Indiana US District Court. The Court entered the modification on April 25, 2013. The modification includes the provision of operational compliance and implementation of a Capacity, Management, Operations, and Maintenance program for one year and a civil penalty of $254. The Company had withheld payment of an amount of shares of the Company’s common stock to the sellers as a contingent indemnification offset related to the proceedings. Pursuant to further agreement with the sellers, the Company has retained a portion of those shares in an amount anticipated to cover penalty amounts and attendant costs, and in January 2013, released a number of shares to the sellers. The Company intends to release a final designated amount of shares to the seller that were withheld, which are in excess of the amount needed, to cover contingent increases in the absence of such contingent increases.

•	In January 2014, the Company’s subsidiary in Texas was notified by the Hays Trinity Groundwater Conservation District of alleged violations of its rules with potential fines totaling $227 for four of our water systems in which the unaccounted for water is alleged to exceed a certain level of the groundwater withdrawn from the district in 2013. The Company plans to challenge these potential fines and is unable to estimate the amount of the final fines.

Although the results of legal proceedings cannot be predicted with certainty, there are no other pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its properties is the subject that are material or are expected to have a material effect on the Company’s financial position, results of operations or cash flows.

In addition to the aforementioned loss contingencies, the Company self-insures its employee medical benefit program, and maintains stop-loss coverage to limit the exposure arising from these claims. The Company’s reserve for these claims totaled $1,965 at December 31, 2013 and represents a reserve for unpaid claim costs, including an estimate for the cost of incurred but not reported claims.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 10 – Long-term Debt and Loans Payable

Long-term Debt – The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2013 and 2012. The supplemental indentures with respect to specific issues of the First Mortgage Bonds restrict the ability of Aqua Pennsylvania and other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies. Loan agreements for Aqua Pennsylvania and other operating subsidiaries of the Company contain restrictions on minimum net assets. As of December 31, 2013, restrictions on the net assets of the Company were $1,102,879 of the total $1,535,043 in net assets. Included in this amount were restrictions on Aqua Pennsylvania’s net assets of $818,514 of their total net assets of $1,168,863. As of December 31, 2013, approximately $864,000 of Aqua Pennsylvania’s retained earnings of approximately $884,000 and approximately $79,000 of the retained earnings of approximately $127,000 of other subsidiaries were free of these restrictions. Some supplemental indentures also prohibit Aqua Pennsylvania and some other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

Sinking fund payments are required by the terms of specific issues of long-term debt. Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2014	2015	2016	2017	2018	Thereafter
0.00% to 0.99%	$194	$437	$437	$437	$437	$3,093
1.00% to 1.99%	2,322	2,249	2,128	1,994	2,026	17,896
2.00% to 2.99%	1,030	1,056	1,083	1,112	1,143	9,479
3.00% to 3.99%	2,469	2,553	2,649	2,736	2,827	204,131
4.00% to 4.99%	27,260	272	11,087	11,096	11,111	557,871
5.00% to 5.99%	51,673	38,614	16,887	25,069	10,720	373,531
6.00% to 6.99%	—	12,000	—	8,923	13,000	31,000
7.00% to 7.99%	345	409	442	479	518	32,863
8.00% to 8.99%	295	405	437	473	512	17,161
9.00% to 9.99%	700	700	700	700	5,700	20,000
10.00% to 10.99%	—	—	—	—	6,000	—

Total	$86,288	$58,695	$35,850	$53,019	$53,994	$1,267,025

In October 2013, the Company’s operating subsidiary, Aqua Pennsylvania, Inc., issued $75,000 of first mortgage bonds, of which $25,000 is due in 2031, $25,000 in 2045, and $25,000 in 2046 with interest rates of 3.94%, 4.61%, and 4.62%, respectively. The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

In May 2013, the Company’s operating subsidiary, Aqua Ohio, Inc., issued $85,000 of first mortgage bonds, of which $35,000 is due in 2033, $30,000 is 2044, and $20,000 in 2048 with interest rates of 3.75%, 4.18%, and 4.43%, respectively. The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

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

As of December 31, 2013, the trustee for one issue held $47 pending construction of the projects to be financed with the issue of bonds in 2012 which is reported in the consolidated balance sheet as funds restricted for construction activity.

The weighted average cost of long-term debt at December 31, 2013 and 2012 was 5.00% and 4.81%, respectively. The weighted average cost of fixed rate long-term debt at December 31, 2013 and 2012 was 5.00% and 5.06%, respectively.

In March 2012, the Company entered into a five-year $150,000 unsecured revolving credit facility with three banks that expires in March 2017. Included within this facility is a $15,000 sublimit for daily demand loans. Funds borrowed under this facility are classified as long-term debt and are used to provide working capital. The Company’s $150,000 unsecured revolving credit facility replaced the Company’s prior $95,000 unsecured revolving credit facility, which expired in May 2012. As of December 31, 2013, the Company has the following sublimits and available capacity under the credit facility: $50,000 letter of credit sublimit, $25,572 of letters of credit available capacity, $0 borrowed under the swing-line commitment, and $0 of funds borrowed under the agreement. Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. A facility fee is charged on the total commitment amount of the agreement. Under this facility the average cost of borrowings was 0.83% and 0.85%, and the average borrowing was $26,954 and $68,609, during 2013 and 2012, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company is obligated to comply with covenants under some of its loan and debt agreements. These covenants contain a number of restrictive financial covenants, which among other things limit, subject to specific exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense. During 2013, the Company was in compliance with its debt covenants under its credit facilities. Failure to comply with the Company’s debt covenants could result in an event of default, which could result in the Company being required to repay or finance its borrowings before their due date, possibly limiting the Company’s future borrowings, and increasing its borrowing costs.

Loans Payable – In November 2013, Aqua Pennsylvania renewed its $100,000 364-day unsecured revolving credit facility with four banks. The funds borrowed under this agreement are classified as loans payable and used to provide working capital. As of December 31, 2013 and 2012, funds borrowed under the agreement were $30,000 and $70,902, respectively. Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks. This agreement restricts short-term borrowings of Aqua Pennsylvania. A commitment fee of 0.075% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement. The average cost of borrowing under the facility was 0.89% and 0.94%, and the average borrowing was $75,621 and $78,525, during 2013 and 2012, respectively. The maximum amount outstanding at the end of any one month was $96,103 and $89,973 in 2013 and 2012, respectively.

At December 31, 2013 and 2012, the Company had other combined short-term lines of credit of $60,500. Funds borrowed under these lines are classified as loans payable and are used to provide working capital. As of December 31, 2013 and 2012, funds borrowed under the short-term lines of credit were $6,740 and $9,481, respectively. The average borrowing under the lines was $11,531 and $15,583 during 2013 and 2012, respectively. The maximum amount outstanding at the end of any one month was $17,081 and $22,941 in 2013 and 2012, respectively. Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks. The average cost of borrowings under all lines during 2013 and 2012 was 1.67% and 1.83%, respectively.

Interest Income – Interest income of $438, $372, and $757was netted against interest expense on the consolidated statement of net income for the years ended December 31, 2013, 2012, and 2011, respectively. The total interest cost was $77,754, $78,129, and $78,561 in 2013, 2012, and 2011, including amounts capitalized of $2,274, $4,142, and $7,150, respectively.

Note 11 – Fair Value of Financial Instruments

Financial instruments are recorded at carrying value in the financial statements and approximate fair value as of the dates presented. The fair value of these instruments is disclosed below in accordance with current accounting guidance related to financial instruments.

The fair value of funds restricted for construction activity and loans payable are determined based on their carrying amount and utilizing level 1 methods and assumptions. As of December 31, 2013 and 2012, the carrying amount of the Company’s funds restricted for construction activity was $47 and $23,572, respectively, which equates to their estimated fair value. As of December 31, 2013 and 2012, the carrying amount of the Company’s loans payable was $36,740 and $80,383, respectively, which equates to their estimated fair value. The fair value of cash and cash equivalents, which is comprised of a money market fund, is determined based on the net asset value per unit utilizing level 2 methods and assumptions. As of December 31, 2013 and 2012, the carrying amounts of the Company’s cash and cash equivalents were $5,058 and $5,521, which equates to their fair value.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2013	2012
Carrying amount	$1,554,871	$1,588,992
Estimated fair value	1,540,296	1,702,997

The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration utilizing level 2 methods and assumptions. The Company’s customers’ advances for construction have a carrying value of $74,257 and $71,595 at December 31, 2013 and 2012, respectively. Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases. Portions of these non-interest bearing instruments are payable annually through 2028 and amounts not paid by the contract expiration dates become non-refundable. The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Note 12 – Stockholders’ Equity

At December 31, 2013, the Company had 300,000,000 shares of common stock authorized; par value $0.50. Shares outstanding and treasury shares held were as follows:

	December 31,
	2013	2012	2011
Shares outstanding	176,750,599	175,209,082	173,518,872
Treasury shares	1,178,323	776,355	710,482

At December 31, 2013, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

In May 2013, the Board of Directors of the Company approved a five-for-four stock split to be effected in the form of a 25% stock distribution to shareholders of record on August 16, 2013. Common shares outstanding do not include shares held by the Company in treasury. The new shares were distributed on September 1, 2013. Aqua America’s par value of $0.50 per share did not change as a result of the common stock distribution, and $17,655 was transferred from capital in excess of par value to common stock to record the stock split. All common share, per common share, stock unit, and per stock unit data, for all periods presented, has been adjusted to give effect to the stock split.

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

The Company has a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions. The balance remaining available for use under the acquisition shelf registration as of December 31, 2013 is 1,904,487 shares. The form and terms of any securities issued under these shelf registrations will be determined at the time of issuance.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value. Under the direct stock purchase program, shares are purchased by investors at market price. The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market. During 2013, 2012, and 2011, under the dividend reinvestment portion of the Plan, 432,894, 711,740, and 735,931 original issue shares of common stock were sold providing the Company with proceeds of $10,107, $12,921, and $12,304, respectively. In 2013, 154,900 shares of the Company were purchased under the dividend reinvestment portion of the Plan by the Company’s transfer agent in the open-market for $3,693.

In October 2013, the Company’s Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 685,348 shares of its common stock in the open market or through privately negotiated transactions. This authorization renewed the number of shares that had remained, when affected for stock splits, from an existing share buy-back authorization from 1997. The specific timing, amount and other terms of repurchases will depend on market conditions, regulatory requirements and other factors. As of December 31, 2013, 685,348 shares remain available for repurchase.

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

Note 13 – Net Income per Common Share and Equity per Common Share

Basic net income per share is based on the weighted average number of common shares outstanding. Diluted net income per share is based on the weighted average number of common shares outstanding and potentially dilutive shares. The dilutive effect of employee stock-based compensation is included in the computation of diluted net income per share. The dilutive effect of stock-based compensation is calculated using the treasury stock method and expected proceeds upon exercise or issuance of the stock-based compensation. The following table summarizes the shares, in thousands, used in computing basic and diluted net income per share:

	Years ended December 31,
	2013	2012	2011
Average common shares outstanding during the period for basic computation	176,140	174,201	172,727
Effect of dilutive securities:
Employee stock-based compensation	674	717	634

Average common shares outstanding during the period for diluted computation	176,814	174,918	173,361

For the year ended December 31, 2013, all of the Company’s employee stock options were included in the calculation of diluted net income per share as the calculated cost to exercise the stock options was less than the average market price of the Company’s common stock during this period.

For the years ended December 31, 2012, and 2011, employee stock options to purchase 534,315 and 1,157,875 shares of common stock, respectively, were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Equity per common share was $8.68 and $7.91 at December 31, 2013 and 2012, respectively. These amounts were computed by dividing Aqua America stockholders’ equity by the number of shares of common stock outstanding at the end of each year.

Note 14 – Employee Stock and Incentive Plan

Under the Company’s 2009 Omnibus Equity Compensation Plan (the “2009 Plan”), as approved by the Company’s shareholders to replace the 2004 Equity Compensation Plan (the “2004 Plan”), stock options, stock units, stock awards, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted to employees, non-employee directors, and consultants and advisors. The 2009 Plan authorizes 6,250,000 shares for issuance under the plan. A maximum of 50% of the shares available for issuance under the 2009 Plan may be issued as stock awards or share units and the maximum number of shares that may be subject to grants under the Plan to any one individual in any one year is 250,000. Shares issued under the 2009 Plan may be original issue shares, the issuance of treasury shares, or shares purchased by the Company in the open-market. Awards under the 2009 Plan are made by a committee of the Board of Directors. At December 31, 2013, 4,680,779 shares underlying stock-based compensation awards were still available for grant under the 2009 Plan. No further grants may be made under the 2004 plan.

Performance Share Units – During 2013, 2012, and 2011, the Company granted performance share units. A performance share unit (“PSU”) represents the right to receive a share of the Company’s common stock if specified performance goals are met over the three year performance period specified in the grant, subject to exceptions through the respective vesting periods, generally three years. Each grantee is granted a target award of PSUs, and may earn between 0% and 200% of the target amount depending on the Company’s performance against the performance goals, which consist of the following metrics for the 2012 and 2011 grants: 25% of the PSUs will be earned based on the Company’s total shareholder return (“TSR”) compared to the TSR for the companies listed in the Standard and Poor’s Midcap Utilities Index (a market-based condition), 25% of the PSUs will be earned based on the Company’s TSR compared to the TSR for a specific peer group of six other investor-owned water companies (a market-based condition), and 50% of the PSUs will be earned based on the Company’s three-year compound annual growth rate (“CAGR”) in earnings per share (“EPS”) compared to a target EPS CAGR of 5% (a performance-based condition), and for the 2013 grant: 30% of the PSUs will be earned based on the Company’s TSR compared to the TSR for a specific peer group of six other investor-owned water companies (a market-based condition), 30% of the PSUs will be earned based on the Company’s TSR compared to the TSR for the companies listed in the Standard and Poor’s Midcap Utilities Index (a market-based condition), 20% of the PSUs will be earned based on maintaining an average ratio of operations and maintenance expenses as a percentage of revenues at Aqua Pennsylvania compared to a target average ratio for the three year performance period (a performance-based condition), and 20% of the PSUs will be earned based on earning a cumulative total earnings before taxes for the Company operations other than Aqua Pennsylvania for the three year performance period compared to a target (a performance-based condition).

The following table provides compensation costs for PSUs:

	Years ended December 31,
	2013	2012	2011
Stock-based compensation within operations and maintenance expense	$3,451	$2,552	$943
Income tax benefit	1,406	1,040	384

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes nonvested PSU transactions for the year ended December 31, 2013:

	Number of Share Units	Weighted Average Fair Value
Nonvested share units at beginning of period	414,168	$18.82
Granted	166,641	26.88
Performance criteria adjustment	(15,165)	18.21
Forfeited	(19,552)	21.74
Vested	(18,000)	19.51
Share unit awards issued	—	—

Nonvested share units at end of period	528,092	$21.25

A portion of the fair value of PSUs was estimated at the grant date based on the probability of satisfying the market-based conditions associated with the PSUs using the Monte Carlo valuation method. The other portion of the fair value of the PSUs associated with performance-based conditions was based on the fair market value of the Company’s stock at the grant date, regardless of whether the market-based condition is satisfied. The fair value of each PSU grant is amortized into compensation expense on a straight-line basis over their respective vesting periods, generally 36 months. The accrual of compensation costs is based on an estimate of the final expected value of the award, and is adjusted as required for the portion based on the performance-based condition. The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense. As the payout of the PSUs includes dividend equivalents, no dividend yield assumption is required in calculating the fair value of the PSUs. The recording of compensation expense for PSUs has no impact on net cash flows. The following table provides the assumptions used in the pricing model for the grant and the resulting grant date fair value of PSUs:

	Years ended December 31,
	2013	2012	2011
Expected term (years)	3.0	3.0	3.0
Risk-free interest rate	0.36%	0.43%	1.22%
Expected volatility	20.0%	22.1%	29.7%
Weighted average fair value of PSUs granted	$26.88	$19.11	$19.50

As of December 31, 2013, $4,486 of unrecognized compensation costs related to PSUs is expected to be recognized over a weighted average period of approximately 1.6 years. The intrinsic value of vested PSUs for the year ended December 31, 2013 was $415. The aggregate intrinsic value of PSUs as of December 31, 2013 was $12,458. The aggregate intrinsic value of PSUs is based on the number of nonvested share units and the market value of the Company’s common stock as of the period end date.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Restricted Stock Units – A restricted stock unit (“RSU”) represents the right to receive a share of the Company’s common stock and is valued based on the fair market value of the Company’s stock on the date of grant. RSUs are eligible to be earned at the end of a specified restricted period, generally three years, beginning on the date of grant. In some cases, the right to receive the shares is subject to specific performance goals established at the time the grant is made. The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense. The following table provides compensation costs for RSUs:

	Years ended December 31,
	2013	2012	2011
Stock-based compensation within operations and maintenance expense	$813	$634	$342
Income tax benefit	336	262	142

The following table summarizes nonvested RSU transactions for the year ended December 31, 2013:

	Number of Stock Units	Weighted Average Fair Value
Nonvested stock units at beginning of period	85,597	$17.89
Granted	48,133	23.28
Vested	(19,500)	17.83
Forfeited	(1,564)	20.78

Nonvested stock units at end of period	112,666	$20.16

The following table summarizes the value of RSUs:

	Years ended December 31,
	2013	2012	2011
Weighted average fair value of RSUs granted	$23.28	$17.99	$17.77

As of December 31, 2013, $1,070 of unrecognized compensation costs related to RSUs is expected to be recognized over a weighted average period of approximately 1.6 years. The intrinsic value of vested RSUs for the years ended December 31, 2013 and 2012 was $449 and $247. The fair value of vested RSUs for the years ended December 31, 2013 and 2012 was $348 and $195. The aggregate intrinsic value of RSUs as of December 31, 2013 was $2,658. The aggregate intrinsic value of RSUs is based on the number of nonvested stock units and the market value of the Company’s common stock as of the period end date.

Stock Options – The following table provides compensation costs for stock options:

	Years ended December 31,
	2013	2012	2011
Stock-based compensation within operations and maintenance expense	$30	$612	$1,361
Income tax benefit	461	580	673

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

There were no stock options granted during the years ended December 31, 2013, 2012, and 2011. During the second quarter of 2011, the Company changed its estimation assumptions related to its historical stock option forfeitures which resulted in a favorable adjustment to compensation expense of $644 and additional income tax expense of $52.

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

Options under the plans were issued at the closing market price of the stock on the day of the grant. Options are exercisable in installments of 33% annually, starting one year from the date of the grant and expire 10 years from the date of the grant. The fair value of each option was amortized into compensation expense on a straight-line basis over their respective 36 month vesting period, net of estimated forfeitures. The fair value of options was estimated at the grant date using the Black-Scholes option-pricing model, which relies on assumptions that require management’s judgment.

The following table summarizes stock option transactions for the year ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value
Options:
Outstanding, beginning of year	3,121,388	$16.65
Granted	—	—
Forfeited	—	—
Expired	(17,189)	22.84
Exercised	(1,566,089)	16.41

Outstanding and exercisable at end of year	1,538,110	$16.82	3.7	$10,410

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the closing market price of stock on the date of grant. The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2013	2012	2011
Intrinsic value of options exercised	$10,410	$5,547	$3,071
Fair value of options vested	500	1,318	2,077

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes information about the options outstanding and options exercisable as of December 31, 2013:

	Options Outstanding and Exercisable
	Shares	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
Range of prices:
$12.00 - 12.99	78,471	0.2	$12.92
$13.00 - 14.99	451,318	3.7	14.04
$15.00 - 16.99	518,231	4.5	15.71
$17.00 - 19.99	236,157	3.2	18.61
$20.00 - 23.99	253,933	2.2	23.57

	1,538,110	3.7	$16.82

As of December 31, 2013, there was $0 of total unrecognized compensation cost related to nonvested stock options granted under the plans.

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

The following table provides compensation costs for restricted stock:

	Years ended December 31,
	2013	2012	2011
Stock-based compensation within operations and maintenance expense	$770	$1,739	$1,800
Income tax benefit	320	721	740

The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2013:

	Number of Shares	Weighted Average Fair Value
Nonvested shares at beginning of period	147,160	$15.38
Granted	16,000	25.09
Vested	(100,660)	15.49
Forfeited	—	—

Nonvested shares at end of period	62,500	$17.70

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes the value of restricted stock awards:

	Years ended December 31,
	2013	2012	2011
Intrinsic value of restricted stock awards vested	$2,236	$2,384	$2,020
Fair value of restricted stock awards vested	1,560	1,971	1,650
Weighted average fair value of restricted stock awards granted	25.09	18.47	17.77

As of December 31, 2013, $338 of unrecognized compensation costs related to restricted stock is expected to be recognized over a weighted average period of approximately 6 months. The aggregate intrinsic value of restricted stock as of December 31, 2013 was $1,474. The aggregate intrinsic value of restricted stock is based on the number of nonvested shares of restricted stock and the market value of the Company’s common stock as of the period end date.

Note 15 – Pension Plans and Other Post-retirement Benefits

The Company maintains qualified, defined benefit pension plans that cover its full-time employees who were hired prior to April 1, 2003. Retirement benefits under the plans are generally based on the employee’s total years of service and compensation during the last five years of employment. The Company’s policy is to fund the plans annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations over time. To offset some limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Supplemental Pension Benefit Plan for Salaried Employees in order to prevent some employees from being penalized by these limitations. The Company also has non-qualified Supplemental Executive Retirement Plans for some current and retired employees. The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow. Employees hired after April 1, 2003 may participate in a defined contribution plan that provides a Company matching contribution on amounts contributed by participants and an annual profit-sharing contribution based upon a percentage of the eligible participants’ compensation.

In addition to providing pension benefits, the Company offers Post-retirement Benefits other than Pensions (“PBOPs”) to employees hired before April 1, 2003 and retiring with a minimum level of service. These PBOPs include continuation of medical and prescription drug benefits, or a cash contribution toward such benefits, for eligible retirees and life insurance benefits for eligible retirees. The Company funds its gross PBOP cost through various trust accounts. The benefits of retired officers and other eligible retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

	Pension Benefits	Other Post-retirement Benefits
Years:
2014	$11,601	$1,680
2015	12,400	1,897
2016	13,212	2,177
2017	14,048	2,464
2018	14,948	2,760
2019-2023	87,278	17,027

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

	Pension Benefits		Other Post-retirement Benefits
	2013	2012	2013	2012
Change in benefit obligation:
Benefit obligation at January 1,	$303,077	$237,087	$63,033	$50,189
Service cost	5,313	4,920	1,525	1,309
Interest cost	12,660	12,728	2,579	2,482
Actuarial (gain) loss	(30,223)	34,750	(9,024)	5,218
Plan participants’ contributions	—	—	190	199
Benefits paid	(10,332)	(9,329)	(1,129)	(1,160)
Plan amendments	666	—	—	(392)
Acquisition	—	23,652	—	5,188
Settlements	—	(731)	—	—

Benefit obligation at December 31,	281,161	303,077	57,174	63,033

Change in plan assets:
Fair value of plan assets at January 1,	190,084	148,912	34,054	28,131
Actual return on plan assets	36,517	17,153	5,800	2,019
Employer contributions	16,078	15,256	1,913	1,905
Benefits paid	(10,332)	(9,329)	(927)	(941)
Acquisition	—	18,823	—	2,940
Settlements	—	(731)	—	—

Fair value of plan assets at December 31,	232,347	190,084	40,840	34,054

Funded status of plan:

Net amount recognized at December 31,	$48,814	$112,993	$16,334	$28,979

The Company’s pension plans had an accumulated benefit obligation of $246,843 and $267,400 at December 31, 2013 and 2012, respectively. The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

	Pension Benefits		Other Post-retirement Benefits
	2013	2012	2013	2012
Current liability	$366	$222	$—	$—
Noncurrent liability	48,448	112,771	16,334	28,979

Net liability recognized	$48,814	$112,993	$16,334	$28,979

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

At December 31, 2013 and 2012, the Company’s pension plans had benefit obligations in excess of its plan assets. The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
	2013	2012
Projected benefit obligation	$281,161	$303,077
Fair value of plan assets	232,347	190,084

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
	2013	2012
Accumulated benefit obligation	$246,843	$267,400
Fair value of plan assets	232,347	190,084

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of net periodic benefit costs for the years ended December 31,:

	Pension Benefits			Other Post-retirement Benefits
	2013	2012	2011	2013	2012	2011
Service cost	$5,313	$4,920	$4,127	$1,525	$1,309	$1,092
Interest cost	12,660	12,728	12,052	2,579	2,482	2,414
Expected return on plan assets	(14,770)	(13,588)	(11,731)	(2,268)	(1,950)	(1,689)
Amortization of transition obligation	—	—	—	—	—	104
Amortization of prior service cost	228	277	253	(295)	(299)	(268)
Amortization of actuarial loss	8,169	6,568	3,578	1,479	1,024	783
Amortization of regulatory asset	—	—	—	—	69	137
Settlement loss	—	304	—	—	90	—
Capitalized costs	(4,231)	(3,696)	(3,499)	(745)	(671)	(668)

Net periodic benefit cost	$7,369	$7,513	$4,780	$2,275	$2,054	$1,905

The Company records the underfunded status of its pension and other post-retirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates. The Company’s pension and other post-retirement benefit plans were underfunded at December 31, 2013 and 2012. Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet. Due to the Company’s regulatory treatment, the recognition of the funded status is recorded as a regulatory asset pursuant to the FASB’s accounting guidance for regulated operations.

The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

	Pension Benefits		Other Post-retirement Benefits
	2013	2012	2013	2012
Net actuarial loss	$46,843	$106,980	$7,280	$21,315
Prior service cost (credit)	1,734	1,297	(682)	(977)

Total recognized in regulatory assets	$48,577	$108,277	$6,598	$20,338

The estimated net actuarial loss, prior service cost, and transition asset for the Company’s pension plans that will be amortized in 2014 from the regulatory assets into net periodic benefit cost are $2,001, $277, and $0, respectively. The estimated net actuarial loss, prior service credit, and transition obligation for the Company’s other post-retirement benefit plans that will be amortized in 2014 from regulatory assets into net periodic benefit cost are $329, $295, and $0, respectively.

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The significant assumptions related to the Company’s benefit obligations are as follows:

	Pension Benefits		Other Post- retirement Benefits
	2013	2012	2013	2012
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	5.12%	4.17%	5.12%	4.17%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0%	4.0%
Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	7.5%	8.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2019	2019

n/a – Assumption is not applicable to pension benefits.

The significant assumptions related to the Company’s net periodic benefit costs are as follows:

	Pension Benefits			Other Post-retirement Benefits
	2013	2012	2011	2013	2012	2011
Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	4.17%	5.00%	5.75%	4.17%	5.00%	5.75%
Expected return on plan assets	7.50%	7.75%	7.8%	5.00-7.50%	5.17-7.75%	5.17-7.75%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0-4.5%	4.0%	4.0%	4.0%
Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	n/a	8.0%	8.5%	9.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2019	2019	2019

n/a – Assumption is not applicable to pension benefits.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Assumed health-care trend rates have a significant effect on the expense and liabilities for other post-retirement benefit plans. The health care trend rate is based on historical rates and expected market conditions. A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on the health-care component of the accrued other post-retirement benefit obligation	$3,690	$(3,490)

Effect on aggregate service and interest cost components of net periodic post-retirement health-care benefit cost	$308	$(285)

The Company’s discount rate assumption was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to provide for the projected benefit payments of the plan. The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value. The discount rate was then developed as the single rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments. The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced. A 25 basis-point reduction in this assumption would have increased 2013 pension expense by $898 and the pension liabilities by $10,270.

The Company’s expected return on assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns. The Company’s market related value of plan assets is equal to the fair value of the plan assets as of the last day of its fiscal year, and is a determinant for the expected return on assets which is a component of net pension expense. The Company’s pension expense increases as the expected return on assets decreases. A 25 basis-point reduction in this assumption would have increased 2013 pension expense by $492. For 2013, the Company used a 7.50% expected return on assets assumption which will remain unchanged for 2014. The Company believes its actual long-term asset allocation on average will approximate the targeted allocation. The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices. The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

The Company’s pension plan asset allocation and the target allocation by asset class are as follows:

		Percentage of Plan Assets at December 31,
	Target Allocation	2013	2012
Asset Class:
Domestic equities	25 to 75%	65%	55%
International equities	0 to 10%	7%	8%
Fixed income	25 to 50%	24%	22%
Alternative investments	0 to 5%	1%	2%
Cash and cash equivalents	0 to 20%	3%	13%

Total	100%	100%	100%

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s pension plans’ assets at December 31, 2013 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Domestic equities (1)
Common stocks	$149,456	$149,456	$—	$—
Mutual funds	2,215	2,215	—	—
International equities (2)	16,256	16,256	—	—
Fixed income (3)
U.S. Treasury and government agency bonds	24,750	—	24,750	—
Corporate and foreign bonds	6,459	—	6,459	—
Mutual funds	24,640	24,640	—	—
Alternative investments (4)
Real estate	1,950	1,950	—	—
Commodity funds	1,291	1,291	—	—
Cash and cash equivalents (5)	5,330	—	5,330	—

Total pension assets	$232,347	$195,808	$36,539	$—

The fair value of the Company’s pension plans’ assets at December 31, 2012 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Domestic equities (1)
Common stocks	$105,381	$105,381	$—	$—
International equities (2)	14,531	14,531	—	—
Fixed income (3)
U.S. Treasury and government agency bonds	12,156	—	12,156	—
Corporate and foreign bonds	5,975	—	5,975	—
Mutual funds	23,226	23,226	—	—
Alternative investments (4)
Real estate	2,890	2,890	—	—
Commodity funds	1,700	1,700	—	—
Cash and cash equivalents (5)	24,225	—	24,225	—

Total pension assets	$190,084	$147,728	$42,356	$—

(1)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.
(2)	Investments in international equities are valued using unadjusted quoted prices obtained from active markets.
(3)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices in active markets for the mutual fund.
(4)	Investments in real estate are comprised of investments in real estate funds and real estate investment trusts and are valued using unadjusted quoted prices obtained from active markets. Investments in commodity funds are valued using unadjusted quoted prices obtained from active markets.
(5)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Equity securities include Aqua America, Inc. common stock in the amounts of $14,983 or 6.5% and $12,596 or 6.6% of total pension plans’ assets as of December 31, 2013 and 2012, respectively.

The asset allocation for the Company’s other post-retirement benefit plans and the target allocation by asset class are as follows:

		Percentage of Plan Assets at December 31,
	Target Allocation	2013	2012
Asset Class:
Domestic equities	25 to 75%	58%	40%
International equities	0 to 10%	5%	6%
Fixed income	25 to 50%	24%	26%
Alternative investments	0 to 5%	1%	1%
Cash and cash equivalents	0 to 20%	12%	27%

Total	100%	100%	100%

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2013 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Domestic equities (1)
Common stocks	$12,811	$12,811	$—	$—
Mutual funds	10,977	10,977	—	—
International equities (2)	2,061	2,061	—	—
Fixed income (3)
U.S. Treasury and government agency bonds	4,679	—	4,679	—
Corporate and foreign bonds	3,933	—	3,933	—
Mutual funds	1,393	1,393	—	—
Alternative investments (4)	162	162	—	—
Cash and cash equivalents (5)	4,824	—	4,824	—

Total other post-retirement assets	$40,840	$27,404	$13,436	$—

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2012 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Asset Class:
Domestic equities (1)
Common stocks	$8,219	$8,219	$—	$—
Mutual funds	5,378	5,378	—	—
International equities (2)	1,895	1,895	—	—
Fixed income (3)
U.S. Treasury and government agency bonds	4,751	—	4,751	—
Corporate and foreign bonds	2,735	—	2,735	—
Mutual funds	1,398	1,398	—	—
Alternative investments (4)	143	143	—	—
Cash and cash equivalents (5)	9,535	—	9,535	—

Total other post-retirement assets	$34,054	$17,033	$17,021	$—

(1)	Investments in common stocks are valued using unadjusted quoted prices obtained from active markets. Investments in mutual funds, which invest in common stocks, are valued using the net asset value per unit as obtained from quoted market prices for the mutual funds.
(2)	Investments in international equities are valued using unadjusted quoted prices obtained from active markets.
(3)	Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities. Investments in mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices in active markets for the mutual fund.
(4)	Investments in alternative investments are comprised of investments in real estate funds and real estate investment trusts and are valued using unadjusted quoted prices obtained from active markets.
(5)	Cash is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements. In accordance with funding rules and the Company’s funding policy, during 2014 our pension contribution is expected to be approximately $17,875. The Company’s funding of its PBOP cost during 2014 is expected to approximate $2,763.

The Company has 401(k) savings plans that cover substantially all employees. The Company makes matching contributions that are initially invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to specific limitations. Participants may diversify their Company matching account balances into other investments offered under the 401(k) savings plans. The Company’s matching contribution and annual profit-sharing contribution, recorded as compensation expense, was $2,790, $2,741, and $2,496, for the years ended December 31, 2013, 2012, and 2011, respectively.

Note 16 – Water and Wastewater Rates

In August 2013, the Company’s operating subsidiary in North Carolina filed an application with the North Carolina Utilities Commission designed to increase water and wastewater rates by $8,611, or 19.2%, on an annual basis. The amount of the final rate aware that might be granted by the North Carolina Utilities Commission can vary significantly from the amount requested. The Company anticipates a final order to be issued by May 2014.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

On June 7, 2012, the Pennsylvania Public Utility Commission granted Aqua Pennsylvania a water rate increase designed to increase total operating revenues by $16,700, on an annualized basis. The rates in effect at the time of the filing included $27,449 in Distribution System Improvement Charges (“DSIC”) or 7.5% above prior base rates. Consequently, the total base rates increased by $44,149 since the last base rate increase and the DSIC was reset to zero. In addition, the rate case settlement provides for flow-through accounting treatment of qualifying income tax benefits if the Company changes its tax accounting method to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for tax purposes. In December 2012, Aqua Pennsylvania implemented the Repair Change which resulted in the net recognition of 2012 income tax benefits of $33,565 which reduced the Company’s Federal and state income tax expense as it was flowed-through to net income in the fourth quarter of 2012. In addition, the Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and, based on the settlement agreement, in 2013, the Company began to amortize 1/10th of the catch-up adjustment. In accordance with the settlement agreement, the amortization is expected to reduce income tax expense during periods when qualifying parameters are met. During 2013, the Company amortized its catch-up adjustment and recognized $15,766 of deferred income tax benefits, which reduced income tax expense and increased the Company’s net income. As a result of the Repair Change, the fourth quarter 2012 DSIC of 2.82% for Aqua Pennsylvania’s water customers was reset to zero beginning January 1, 2013, and Aqua Pennsylvania did not file a water base rate case or a DSIC in 2013.

In February 2012, two of the Company’s operating subsidiaries in Texas began to bill interim rates in accordance with authorization from the Texas Commission on Environmental Quality (“TCEQ”). The additional revenue billed and collected prior to the TCEQ’s final ruling was subject to refund based on the outcome of the rate case. The rate case concluded with the issuance of an order on June 3, 2013, and no refunds of revenue previously billed and collected were required.

The Company’s operating subsidiaries, excluding the 2012 Pennsylvania water award discussed above, were allowed annual rate increases of $9,431 in 2013, $17,923 in 2012, and $6,311 in 2011, represented by six, nine, and twelve rate decisions, respectively. Revenues from these increases realized in the year of grant were approximately $8,169, $13,754, and $3,312 in 2013, 2012, and 2011, respectively.

Five states in which the Company operates permit water utilities, and in three states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings. Currently, Pennsylvania, Illinois, Ohio, New Jersey, and Indiana allow for the use of infrastructure rehabilitation surcharges, and in 2013, North Carolina legislators passed a law allowing for an infrastructure rehabilitation surcharge for regulated water and wastewater utilities; as a result, the Company’s operating subsidiary in North Carolina has filed a request to implement an infrastructure rehabilitation surcharge for 2014, which is subject to approval by the North Carolina Utilities Commission. These surcharge mechanisms typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period. The infrastructure rehabilitation surcharge is capped as a percentage of base rates, generally at 5% to 12.75% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark. In 2013, the infrastructure rehabilitation surcharge was suspended for Aqua Pennsylvania’s water customers as a result of the implementation of the repair tax accounting change. Infrastructure rehabilitation surcharges provided revenues in 2013, 2012, and 2011 of $3,205, $15,911, and $15,937, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 17 – Segment Information

The Company has ten operating segments and one reportable segment. The Regulated segment, the Company’s single reportable segment, is comprised of eight operating segments representing our water and wastewater regulated utility companies which are organized by the states where we provide water and wastewater services. These operating segments are aggregated into one reportable segment since each of these operating segments has the following similarities: economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment.

Two operating segments are included within the other category below. These segments are not quantitatively significant and are comprised of the Company’s businesses that provide water and wastewater services through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories as well as offers, through a third party, water and sewer line repair service and protection solutions to households, liquid waste hauling and disposal, backflow prevention, construction, and other non-regulated water and wastewater services, and non-utility raw water supply services for firms, with which we enter into a water supply contract, in the natural gas drilling industry. In addition to these segments, other is comprised of other business activities not included in the reportable segment, including corporate costs that have not been allocated to the Regulated segment and intersegment eliminations. Corporate costs include general and administrative expenses, and interest expense.

The following table presents information about the Company’s reportable segment:

	2013			2012
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated
Operating revenues	$751,277	$17,366	$768,643	$740,030	$17,730	$757,760
Operations and maintenance expense	272,758	12,582	285,340	259,847	11,996	271,843
Depreciation	119,436	(178)	119,258	113,139	(1,372)	111,767
Operating income	302,961	2,281	305,242	316,602	4,915	321,517
Interest expense, net of AFUDC	69,103	5,939	75,042	67,433	6,182	73,615
Income tax (benefit)	25,578	(2,888)	22,690	66,821	60	66,881
Income (loss) from continuing operations	208,481	(3,488)	204,993	182,769	1,318	184,087
Capital expenditures	307,295	876	308,171	346,676	1,309	347,985
Total assets	4,897,752	154,065	5,051,817	4,566,327	292,190	4,858,517
Goodwill	24,102	4,121	28,223	24,031	4,121	28,152

	2011
		Other and
	Regulated	Eliminations	Consolidated
Operating revenues	$674,927	$12,364	$687,291
Operations and maintenance expense	243,137	13,606	256,743
Depreciation	104,681	(1,269)	103,412
Operating income (loss)	282,587	(1,788)	280,799
Interest expense, net of AFUDC	64,990	5,664	70,654
Income tax (benefit)	72,336	(3,225)	69,111
Income (loss) from continuing operations	145,493	(3,810)	141,683
Capital expenditures	324,433	1,375	325,808
Total assets	4,183,758	164,662	4,348,420
Goodwill	22,823	4,121	26,944

Selected Quarterly Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollars, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2013
Operating revenues	$180,035	$195,655	$204,345	$188,608	$768,643
Operations and maintenance expense	68,311	70,858	72,065	74,106	285,340
Operating income	67,561	80,665	87,380	69,636	305,242
Income from continuing operations	41,231	53,548	63,484	46,730	204,993
Income from discontinuing operations	5,334	38	133	10,802	16,307
Net income attributable to common shareholders	46,565	53,586	63,617	57,532	221,300
Basic income from continuing operations per common share	0.24	0.30	0.36	0.26	1.16
Diluted income from continuing operations per common share	0.23	0.30	0.36	0.26	1.16
Basic income from discontinued operations per common share	0.03	0.00	0.00	0.06	0.09
Diluted income from discontinued operations per common share	0.03	0.00	0.00	0.06	0.09
Basic net income per common share	0.27	0.30	0.36	0.33	1.26
Diluted net income per common share	0.26	0.30	0.36	0.32	1.25
Dividend paid per common share	0.140	0.140	0.152	0.152	0.584
Dividend declared per common share	0.140	0.292	—	0.152	0.584
Price range of common stock
- high	25.17	26.62	28.12	25.78	28.12
- low	20.61	23.52	24.01	22.69	20.61
2012
Operating revenues	$164,024	$191,690	$214,565	$187,481	$757,760
Operations and maintenance expense	64,825	63,571	71,268	72,179	271,843
Operating income	61,839	87,032	100,535	72,111	321,517
Income from continuing operations	26,889	41,780	50,284	65,134	184,087
Income/(loss) from discontinuing operations	11,015	(335)	375	1,421	12,476
Net income attributable to common shareholders	37,904	41,445	50,659	66,555	196,563
Basic income from continuing operations per common share	0.16	0.24	0.29	0.37	1.06
Diluted income from continuing operations per common share	0.15	0.24	0.29	0.37	1.05
Basic income from discontinued operations per common share	0.06	0.00	0.00	0.01	0.07
Diluted income from discontinued operations per common share	0.06	0.00	0.00	0.01	0.07
Basic net income per common share	0.22	0.24	0.29	0.38	1.13
Diluted net income per common share	0.22	0.24	0.29	0.38	1.12
Dividend paid per common share	0.132	0.132	0.132	0.140	0.536
Dividend declared per common share	0.132	0.132	0.272	—	0.536
Price range of common stock
- high	18.20	20.14	21.54	20.75	21.54
- low	16.85	17.22	19.25	19.32	16.85

All per share data presented above has been adjusted for the 2013 5-for-4 common stock split effected in the form of a 25% stock distribution.

High and low prices of the Company’s common stock are as reported on the New York Stock Exchange Composite Tape. The cash dividend paid in September 2013 of $0.152 was declared in May 2013, and the cash dividend paid in December 2012 of $0.140 was declared in August 2012.

Summary of Selected Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollars, except per share amounts)

Years ended December 31,	2013	2012	2011	2010	2009
PER COMMON SHARE:
Income from continuing operations
Basic	$1.16	$1.06	$0.82	$0.68	$0.58
Diluted	1.16	1.05	0.82	0.68	0.58
Income from discontinuing operations
Basic	0.09	0.07	0.01	0.04	0.03
Diluted	0.09	0.07	0.01	0.04	0.03
Net income
Basic	1.26	1.13	0.83	0.72	0.61
Diluted	1.25	1.12	0.83	0.72	0.61
Cash dividends declared and paid	0.58	0.54	0.50	0.47	0.44
Return on Aqua America stockholders’ equity	14.4%	14.2%	11.4%	10.6%	9.4%
Book value at year end	$8.68	$7.91	$7.21	$6.82	$6.50
Market value at year end	23.59	20.34	17.64	17.98	14.01

INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$768,643	$757,760	$687,291	$660,186	$609,897
Depreciation and amortization	124,793	116,996	108,300	111,716	107,118
Interest expense, net (1)	77,316	77,757	77,804	73,393	66,345
Income from continuing operations before income taxes	227,683	250,968	210,794	191,319	162,066
Provision for income taxes	22,690	66,881	69,111	74,940	63,626
Income from continuing operations	204,993	184,087	141,683	116,379	98,440
Income from discontinued operations	16,307	12,476	1,386	7,596	5,913
Net income attributable to common shareholders	221,300	196,563	143,069	123,975	104,353

BALANCE SHEET HIGHLIGHTS:
Total assets	$5,051,817	$4,858,517	$4,348,420	$4,072,466	$3,749,862
Property, plant and equipment, net	4,167,293	3,936,163	3,530,942	3,276,517	3,032,916
Aqua America stockholders’ equity	1,534,835	1,385,704	1,251,313	1,174,254	1,108,904
Long-term debt, including current portion	1,554,871	1,588,992	1,475,886	1,519,457	1,404,930
Total debt	1,591,611	1,669,375	1,583,657	1,609,125	1,432,361

ADDITIONAL INFORMATION:
Operating cash flows from continuing operations	$366,720	$377,485	$352,041	$244,717	$244,318
Capital additions	308,171	347,985	325,808	308,134	266,190
Net cash expended for acquisitions of utility systems and other	14,997	121,248	8,515	8,625	3,373
Dividends on common stock	102,889	93,423	87,133	80,907	74,729
Number of utility customers served (2)	941,008	968,357	966,136	962,970	953,437
Number of shareholders of common stock	25,833	26,216	26,744	27,274	27,984
Common shares outstanding (000)	176,751	175,209	173,519	172,219	170,607
Employees (full-time) (2)	1,553	1,619	1,615	1,632	1,632

All per share data presented above has been adjusted for the 2013 5-for-4 common stock split effected in the form of a 25% stock distribution.

(1)	Net of allowance for funds used during construction and interest income.
(2)	Includes continuing and discontinued operations.