Form 10-K, Exhibit 13
period 2014-12-31
AQUA AMERICA INC
filed 2015-02-27
CIK 78128

Exhibit 13.1

SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS

FOR THE YEAR ENDED DECEMBER 31, 2014

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(In thousands of dollars, except per share amounts)

FORWARD-LOOKING STATEMENTS

This report by Aqua America, Inc. (“Aqua America,” “we” or “us”) contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks, uncertainties and other factors, that may be outside our control and that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements where statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential,” “continue”, “in the event”, or the negative of such terms or similar expressions.  Forward-looking statements in this report, include, but are not limited to, statements regarding:

•	recovery of capital expenditures and expenses in rates;
•	projected capital expenditures and related financing requirements;
•	the availability and cost of capital financing;
•	development, trends and consolidations within the water and wastewater industries;
•	dividend payment projections;
•	future financing plans;
•	future pension contributions;
•	the impact of changes in income tax laws regarding tax-basis depreciation on capital additions, and income tax deductions for qualifying utility asset improvements;
•	our determination of what qualifies as a capital cost versus an income tax deduction for qualifying utility asset improvements;
•	opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;
•	acquisition-related costs and synergies;
•	the sale of water and wastewater divisions;
•	the capacity of our water supplies, water facilities and wastewater facilities;
•	the impact of geographic diversity on our exposure to unusual weather;
•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage;
•	the availability and cost of key production necessities, including power, chemicals and purchased water or wastewater services;
•	the availability of qualified personnel;
•	the return performance of our defined benefit pension and other post-retirement plans’ assets;
•	general economic conditions;
•	the impact of Federal and/or state tax policies and the regulatory treatment of the effects of those policies; and
•	the impact of accounting pronouncements and income taxation policies.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;
•	changes in governmental laws, regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;
•	changes to the rules or our assumptions underlying our determination of what qualifies for an income tax deduction for qualifying utility asset improvements;
•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;
•	our ability to file rate cases on a timely basis to minimize regulatory lag;
•	abnormal weather conditions, including those that result in water use restrictions;

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

•	changes in, or unanticipated, capital requirements;
•	changes in our credit rating or the market price of our common stock;
•	our ability to integrate businesses, technologies or services which we may acquire;
•	our ability to manage the expansion of our business;
•	our ability to treat and supply water or collect and treat wastewater;
•	the extent to which we are able to develop and market new and improved services;
•	the effect of the loss of major customers;
•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;
•	labor disputes;
•	increasing difficulties in obtaining insurance and increased cost of insurance;
•	cost overruns relating to improvements to, or the expansion of, our operations;
•	increases in the costs of goods and services;
•	civil disturbance or terroristic threats or acts;
•	the continuous and reliable operation of our information technology systems, including the impact of cyber security attacks or other cyber-related events;
•	changes in accounting pronouncements;
•	litigation and claims; and
•	changes in environmental conditions, including the effects of climate change.

Given these uncertainties, you should not place undue reliance on these forward-looking statements.  You should read this report with the understanding that our actual future results, performance and achievements may be materially different from what we expect.  These forward-looking statements represent our estimates and assumptions only as of the date of this report.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future.  We qualify all of our forward-looking statements by these cautionary statements. As you read this report, you should pay particular attention to the Risk Factors included in our Annual Report on Form 10-K.

OVERVIEW

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes.

The Company

Aqua America, Inc., a Pennsylvania corporation, is the holding company for regulated utilities providing water or wastewater services to what we estimate to be almost three million people in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Indiana, and Virginia.  Our largest operating subsidiary is Aqua Pennsylvania, Inc., which accounted for approximately 53% of our operating revenues and approximately 70% of our net income for 2014.   As of December 31, 2014, Aqua Pennsylvania provided water or wastewater services to approximately one-half of the total number of people we serve. Aqua Pennsylvania’s service territory is located in the suburban areas in counties north and west of the City of Philadelphia and in 26 other counties in Pennsylvania.  Our other regulated utility subsidiaries provide similar services in seven other states.  In addition, the Company’s non-regulated subsidiary, Aqua Resources, Inc.:  provides liquid waste hauling and disposal; water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories; offers, through a third party, water and sewer line repair service and protection solutions to households; inspects, cleans and repairs storm and sanitary wastewater lines; installs and tests devices that prevent the contamination of potable water; designs and builds water and wastewater systems; and provides other non-regulated water and

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

wastewater services.  Lastly, the Company’s non-regulated subsidiary, Aqua Infrastructure, LLC, provides non-utility raw water supply services for firms, in the natural gas drilling industry.

Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, formerly known as Philadelphia Suburban Water Company.  In the early 1990s, we embarked on a growth through acquisition strategy focused on water and wastewater operations.  Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of AquaSource, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition of American Water Works Company, Inc.’s regulated water and wastewater operations in Ohio in 2012.  Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry, where we have more than quadrupled the number of regulated customers we serve, and have extended our regulated utility operations from southeastern Pennsylvania to include our current operations in seven other states.

In December 2014, we completed the sale of our water utility system in southwest Allen County, Indiana to the City of Fort Wayne, Indiana.  The completion of this sale settled the dispute concerning the February 2008 acquisition, by eminent domain, by the City of Fort Wayne, of the northern portion of our water and wastewater utility systems.  In addition, as a result of this transaction, Aqua Indiana will expand its sewer customer base starting in 2015 by accepting new wastewater flows from the City of Fort Wayne.  Refer to Note 3 – Discontinued Operations and Other Disposition for further information on this sale.

Beginning in 2010, and substantially completed in 2013, we pursued a portfolio rationalization strategy to focus our operations in areas where we have critical mass and economic growth potential, and to divest operations where limited customer growth opportunities exist, or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable.  In 2014, we sold our non-regulated wastewater treatment facility in Georgia; in 2013, we sold our utility operations in Florida; in 2012, we sold our utility operations in New York and Maine; in 2011, we sold our utility operations in Missouri; and in 2010, we sold our utility operations in South Carolina.  In connection with the sale of our New York and Missouri utility operations to American Water, we acquired from American Water additional utility systems (and customers) in Ohio and Texas, two of the larger states in Aqua America’s portfolio.

The operating results, cash flows, and financial position of the Company’s water utility systems in Fort Wayne, Indiana and Georgia, Florida, New York, and Maine subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations.

In 2011, one of our subsidiaries entered into a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in Pennsylvania.  The operation of the private pipeline system commenced in the second quarter of 2012 and serves the raw water needs of firms in the natural gas drilling industry.

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

Economic Regulation

Most of our water and wastewater utility operations are subject to regulation by their respective state utility commissions, which have broad administrative power and authority to regulate billing rates, determine franchise areas and conditions of service, approve acquisitions, and authorize the issuance of securities.  The utility commissions also generally establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems, and loans and other financings.  The policies of the utility commissions often differ from state to state, and may

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

change over time.  A small number of our operations are subject to rate regulation by county or city government.  Over time, the regulatory party in a particular state may change, as was the case for our Texas operations where, in 2014, economic regulation changed from the Texas Commission on Environmental Quality to the Texas Public Utility Commission.  The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate.  A consideration in evaluating which states to focus our growth and investment strategy is whether a state provides for consolidated rates, a  surcharge for replacing and rehabilitating infrastructure systems, and other regulatory policies that promote infrastructure investment and efficiency in processing rate cases.

Rate Case Management Capability – We strive to achieve the industry’s mission by effective planning, efficient investments, and productive use of our resources.  We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving our distribution system, treatment plants, information technology systems, and other infrastructure.  This capital investment represents our assets used and useful in providing utility service, and is commonly referred to as rate base.  Timely, adequate rate relief is important to our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments.  Accordingly, the objective of our rate case management strategy is to provide that the rates of our utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, transportation, maintenance expenses, insurance and claims costs, and costs to comply with environmental regulations), capital, and taxes.  In pursuing our rate case strategy, we consider the amount of net utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in our capital structure and changes in operating and other costs.  Based on these assessments, our utility operations periodically file rate increase requests with their respective state utility commissions or local regulatory authorities.  In general, as a regulated enterprise, our water and wastewater rates are established to provide full recovery of utility operating costs, taxes, interest on debt used to finance capital investments and a return on equity used to finance capital investments.  Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business helps determine the profitability of the Company.

Our water and wastewater operations are composed of 53 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division.  When feasible and beneficial to our utility customers, we have sought approval from the applicable state utility commission to consolidate rate divisions to achieve a more even distribution of costs over a larger customer base.  All of the eight states in which we operate currently permit us to file a revenue requirement using some form of consolidated rates for some or all of the rate divisions in that state.

Revenue Surcharges – Six states in which we operate water utilities, and five states in which we operate wastewater utilities, permit us to add a surcharge to water or wastewater bills to offset the additional depreciation and capital costs associated with capital expenditures related to replacing and rehabilitating infrastructure systems.  In all other states, water and wastewater utilities absorb all of the depreciation and capital costs of these projects between base rate increases without the benefit of additional revenues.  The gap between the time that a capital project is completed and the recovery of its costs in rates is known as regulatory lag.  This surcharge is intended to substantially reduce regulatory lag, which often acts as a disincentive to water and wastewater utilities to rehabilitate their infrastructure.  In addition, some states permit our subsidiaries to use a surcharge or credit on their bills to reflect allowable changes in costs, such as changes in state tax rates, other taxes and purchased water costs, until such time as the new costs are fully incorporated in base rates.

Effects of Inflation – Recovery of the effects of inflation through higher water and wastewater rates is dependent upon receiving adequate and timely rate increases.  However, rate increases are not retroactive and often lag increases in costs caused by inflation.  On occasion, our regulated utility companies may enter into rate settlement agreements, which require us to wait for a period of time to file the next base rate increase request.  These agreements may result in regulatory lag whereby inflationary increases in expenses may not yet be reflected in rates, or a gap may exist between when a capital project is completed and the start of its recovery in rates.  Even during periods of moderate inflation, as has been experienced in 2014, 2013, and 2012, the effects of inflation can have a negative impact on our operating results.

Growth-Through-Acquisition Strategy

Part of our strategy to meet the industry challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas, and to explore acquiring non-regulated businesses that are complementary to our regulated water and wastewater operations.  To complement our growth strategy, we routinely evaluate the operating performance of our individual utility systems, and in instances where limited economic growth opportunities exist or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable, we will seek to sell the utility system and reinvest the

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

proceeds in other utility systems.  Consistent with this strategy, we are focusing our acquisitions and resources in states where we have critical mass of operations in an effort to achieve economies of scale and increased efficiency.  Our growth-through-acquisition strategy allows us to operate more efficiently by sharing operating expenses over more utility customers and provides new locations for possible future growth.  Additionally, we consider opportunities to expand our utility operations by acquiring utilities that may be in a new state if they provide promising economic growth opportunities and a return on equity that we consider acceptable.  The ability to successfully execute this strategy and meet the industry challenges is largely due to our financial position and our qualified and trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.

During 2014, we completed 16 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represents 12,120 new customers.  During 2013, we completed 15 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represents 12,341 new customers.  In May 2012, we completed our acquisition of American Water’s water and wastewater operations in Ohio serving approximately 59,000 customers.  In addition to our Ohio acquisition, during 2012, we completed 16 acquisitions and other growth ventures, which along with the organic growth in our existing system represents 11,070 new customers.

In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation.  In 2014, 2013, and 2012, consistent with our strategy to evaluate future growth opportunities or the financial performance of our individual utility systems, we divested our operations in the following states:

•	our wastewater treatment facility in Georgia in March 2014;
•	our water and wastewater utility systems in Florida in separate transactions in March, April, and December of 2013;
•	our water and wastewater utility systems in Maine in January 2012; and
•	our water and wastewater utility systems in New York in May 2012.

In addition, in December 2014, we sold our water utility systems in Fort Wayne, Indiana.

In related transactions, with respect to the sale of our New York operations to American Water, we acquired additional utility systems (and additional customers) in Ohio, which resulted in a net increase in customers of approximately 8,000.  In addition to the dispositions mentioned above, we sold the following utility systems:  in 2013 we sold three utility systems representing 1,763 customers and in 2012 we sold two utility systems representing 1,139 customers.

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

Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation.  According to the U.S. Environmental Protection Agency’s (“EPA”) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2008, there are approximately 15,000 such facilities in the nation serving approximately 74% of the U.S. population.  The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems.  The vast majority of wastewater facilities are government-owned rather than privately-owned.  The EPA survey also indicated that there are approximately 4,500 wastewater facilities in operation in the states where we operate regulated utilities.

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

We are actively exploring opportunities to expand our water and wastewater utility operations through regulated acquisitions or otherwise, including the management of publicly-owned facilities in a public-private partnership.  We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater systems that provide services in areas near our existing service territories or in new service areas.  It is our intention to focus on growth opportunities in states where we have critical mass, which allows us to improve economies of scale through spreading our fixed costs over more customers – this cost efficiency should enable us to lessen the size of future rate increases.  Periodically, we consider opportunities for the acquisition of non-regulated water and wastewater service businesses.  We are also seeking other potential business opportunities, including partnering with public and private utilities to invest in water and wastewater infrastructure improvements, growing our non-regulated subsidiary, Aqua Resources, by acquiring businesses that provide water and wastewater management services, and growth opportunities provided by meeting the raw water needs of the natural gas drilling industry.

Sendout

Sendout represents the quantity of treated water delivered to our distribution systems.  We use sendout as an indicator of customer demand.  Weather conditions tend to impact water consumption, particularly during the late spring, summer, and early fall when discretionary and recreational use of water is at its highest.  Consequently, a higher proportion of annual operating revenues are realized in the second and third quarters. In general during this period, an extended period of hot and dry weather increases water consumption, while above-average rainfall and cool weather decreases water consumption.  Conservation efforts, construction codes that require the use of low-flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can reduce water consumption.  We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may continue to result in a long-term structural trend of declining water usage per customer.  These gradual long-term changes are normally taken into account by the utility commissions in setting rates, whereas significant short-term changes in water usage, resulting from drought warnings, water use restrictions, or extreme weather conditions, may not be fully reflected in the rates we charge between rate proceedings.

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

The geographic diversity of our utility customer base reduces the effect on Aqua America of our exposure to extreme or unusual weather conditions in any one area of our service territory.  During the year ended December 31, 2014, our operating revenues were derived principally from the following states:  approximately 53% in Pennsylvania, 12% in Ohio,  9% in Texas, 6% in Illinois, and 6% in North Carolina.

Performance Measures Considered by Management

We consider the following financial measures (and the period to period changes in these financial measures) to be the fundamental basis by which we evaluate our operating results:

•	earnings per share,
•	operating revenues,
•	income from continuing operations,
•	net income attributable to common shareholders, and
•	the dividend rate on common stock.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

In addition, we consider other key measures in evaluating our utility business performance within our Regulated segment:

•	our number of utility customers;
•	the ratio of operations and maintenance expense compared to operating revenues (this percentage is termed “operating expense ratio”);
•	return on revenues (income from continuing operations divided by operating revenues);
•	return on equity (net income attributable to common shareholders divided by stockholders’ equity); and
•	the ratio of capital expenditures to depreciation expense.

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

Our operating expense ratio is one measure that we use to evaluate our operating efficiency and management effectiveness of our regulated operations.  Our operating expense ratio is affected by a number of factors, including the following:

•

Regulatory lag – Our rate filings are designed to provide for the recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, transportation, maintenance expenses, insurance and claim costs, and costs to comply with environmental regulations), capital, and taxes.  The revenue portion of the operating expense ratio can be impacted by the timeliness of recovery of, and the return on capital investments.  The operating expense ratio is further influenced by regulatory lag (increases in operations and maintenance expenses not yet recovered in rates or a gap between the time that a capital project is completed and the start of its cost recovery in rates).  The operating expense ratio is also influenced by decreases in operating revenues without a commensurate decrease in operations and maintenance expense, such as changes in customer water consumption as impacted by adverse weather conditions, conservation trends, or as a result of utility rates incorporating the effects of income tax benefits derived from deducting qualifying utility asset improvements for tax purposes that are capitalized for book purposes in Aqua Pennsylvania and consequently forgoing operating revenue increases.  During periods of inflation, our operations and maintenance expenses may increase, impacting the operating expense ratio, as a result of regulatory lag since our rate cases may not be filed timely and are not retroactive.

•

Acquisitions – In general, acquisitions of smaller undercapitalized utility systems in some areas may initially increase our operating expense ratio if the operating revenues generated by these operations are accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company that are more densely populated and have integrated operations.  In these cases, the acquired operations are characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of our operations, which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer.  In addition, we operate non-regulated subsidiary companies, Aqua Resources and Aqua Infrastructure.  The cost-structure of these non-regulated companies differs from our utility companies in that, although they may generate free cash flow, these companies have a much higher ratio of operations and maintenance expenses to operating revenues and a lower capital investment and, consequently, a lower ratio of fixed capital costs versus operating revenues in contrast to our regulated operations.  As a result, the operating expense ratio is not comparable between the businesses.  These non-regulated subsidiary companies are not a component of our Regulated segment.

We continue to evaluate initiatives to help control operating costs and improve efficiencies.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Selected Financial and Operating Statistics

Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2014	2013 (1)	2012 (2)	2011 (3)	2010
Utility customers:
Residential water	779,665	771,660	766,121	711,664	708,040
Commercial water	39,614	39,237	38,805	34,806	34,379
Industrial water	1,357	1,368	1,373	1,212	1,225
Other water	17,412	17,230	16,643	15,676	15,290
Wastewater	102,071	98,705	95,044	84,978	86,108
Total utility customers	940,119	928,200	917,986	848,336	845,042
Operating revenues:
Residential water	$458,627	$457,404	$441,240	$403,311	$386,899
Commercial water	122,795	121,178	117,559	105,461	99,272
Industrial water	27,369	25,263	24,822	21,407	20,561
Other water	60,860	57,446	70,693	64,769	62,635
Wastewater	76,472	73,062	68,225	62,780	62,156
Other utility	9,934	10,174	10,416	10,585	10,871
Regulated segment total	756,057	744,527	732,955	668,313	642,394
Other and eliminations	23,846	17,366	17,730	12,364	11,418
Consolidated	$779,903	$761,893	$750,685	$680,677	$653,812
Operations and maintenance expense	$288,556	$283,561	$270,042	$255,017	$249,251
Income from continuing operations	$213,884	$202,871	$181,837	$139,675	$114,409
Net income attributable to common shareholders	$233,239	$221,300	$196,563	$143,069	$123,975
Capital expenditures	$328,605	$307,908	$347,098	$324,360	$306,216
Operating Statistics
Selected operating results as a
percentage of operating revenues:
Operations and maintenance	37.0%	37.2%	36.0%	37.5%	38.1%
Depreciation and amortization	16.2%	16.3%	15.5%	15.8%	17.0%
Taxes other than income taxes	6.5%	6.9%	6.2%	6.0%	6.1%
Interest expense, net	9.8%	10.1%	10.4%	11.4%	11.8%
Income from continuing operations	27.4%	26.6%	24.2%	20.5%	17.5%
Return on Aqua America stockholders' equity	14.1%	14.4%	14.2%	11.4%	10.6%
Ratio of capital expenditures to depreciation expense	2.7	2.6	3.1	3.2	3.1
Effective tax rate (4)	10.5%	9.5%	26.4%	32.6%	39.1%

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

(4)	See Results of Operations – Income Taxes for a discussion of the effective tax rate change for 2014, 2013, and 2012.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

RESULTS OF OPERATIONS

Our income from continuing operations has grown at an annual compound rate of approximately 17.2% and our net income has grown at an annual compound rate of approximately 17.5% during the five-year period ended December 31, 2014.  During the past five years, operating revenues grew at a compound rate of 5.2% and total expenses, exclusive of income taxes, grew at a compound rate of 4.0%.  In addition, as a result of the implementation, in 2012, of an income tax accounting change that provides for a reduction in current income taxes, the Company’s provision for income taxes decreased by $48,302 or 65.7%  during the five-year period ended December 31, 2014.  Refer to Note 7  – Income Taxes for information regarding this change to allow expensing, for tax purposes, of qualifying utility asset improvement costs.

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

•

Two segments are not quantitatively significant to be reportable and are composed of Aqua Resources and Aqua Infrastructure.  These segments are included as a component of “Other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.  Corporate costs include general and administrative expenses, and interest expense.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Unless specifically noted, the following discussion and analysis provides information on our consolidated results of continuing operations.  The following table provides the Regulated segment and consolidated information for the years ended December 31, 2014, 2013, and 2012:

	2014			2013
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated
Operating revenues	$756,057	$23,846	$779,903	$744,527	$17,366	$761,893
Operations and maintenance expense	274,754	13,802	288,556	269,804	13,757	283,561
Taxes other than income taxes	48,218	2,235	50,453	50,523	2,162	52,685
Earnings before interest, taxes, depreciation and amortization	$433,085	$7,809	440,894	$424,200	$1,447	425,647
Depreciation and amortization			126,535			123,985
Operating income			314,359			301,662
Interest expense, net of AFUDC			71,263			75,041
Loss (gain) on sale of other assets			4			(148)
Equity loss in joint venture			3,989			2,665
Provision for income taxes			25,219			21,233
Income from continuing operations			213,884			202,871
Income from discontinued operations, net of income taxes of $12,800 and $9,882, respectively			19,355			18,429
Net income			$233,239			$221,300

	2012
	Regulated	Other and Eliminations	Consolidated
Operating revenues	$732,955	$17,730	$750,685
Operations and maintenance expense	256,902	13,140	270,042
Taxes other than income taxes	44,902	1,955	46,857
Earnings before interest, taxes, depreciation and amortization	$431,151	$2,635	433,786
Depreciation and amortization			116,180
Operating income			317,606
Interest expense, net of AFUDC			73,615
Gain on sale of other assets			(1,090)
Equity earnings in joint venture			(1,976)
Provision for income taxes			65,220
Income from continuing operations			181,837
Income from discontinued operations, net of income taxes of $9,678			14,726
Net income			$196,563

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Results

Operating Revenues – Operating revenues totaled $779,903 in 2014, $761,893 in 2013, and $750,685 in 2012.  The growth in revenues over the past three years is a result of increases in water and wastewater rates and in our customer base.  Rate increases implemented during the past three years have provided additional operating revenues of $5,250 in 2014, $25,676 in 2013, and $39,793 in 2012.  The decreasing trend in operating revenues from rate increases is primarily due to Aqua Pennsylvania not filing for a water base rate case or infrastructure rehabilitation surcharge since 2012 as a result of the 2012 rate case settlement discussed in the paragraph below.  Negatively impacting our revenue growth in 2013 was a decrease in customer water consumption and a decrease in surcharges for replacing and rehabilitating infrastructure systems of $12,725 primarily in Pennsylvania.  The decrease in customer water consumption in 2013 is largely due to unfavorable weather conditions in many of our service territories during the second and third quarters of 2013 and what we believe is an increase in water conservation awareness by our customers.  The number of customers increased at an annual compound rate of 3.4% over the past three years due to acquisitions and organic growth, adjusted to exclude customers associated with utility system dispositions.  Acquisitions in our Regulated segment have provided additional water and wastewater revenues of $2,732 in 2014, $16,200 in 2013, and $28,296 in 2012, with the largest contribution being our acquisition in Ohio in 2012.

On June 7, 2012, the Pennsylvania Public Utility Commission granted Aqua Pennsylvania a water rate increase designed to increase water rates by $16,700 on an annual basis.  The rates in effect at the time of the filing included $27,449 in surcharges for replacing and rehabilitating infrastructure systems or 7.5% above prior base rates.  Consequently, the total base rates increased by $44,149 since the last base rate increase, and the infrastructure rehabilitation surcharge was reset to zero.  In addition, the rate case settlement provided for a reduction in current income tax expense as a result of the recognition of qualifying income tax benefits should Aqua Pennsylvania change its tax accounting method to permit the expensing of qualifying utility asset improvement costs that have historically been capitalized and depreciated for book and tax purposes.  In December 2012, Aqua Pennsylvania implemented this change which resulted in the net recognition of 2012 income tax benefits of $33,565, which reduced the Company’s current income tax expense and increased the Company’s net income.  In 2013, the Company recorded $60,555 of income tax benefits, which includes $14,908 of income tax benefits recognized based on final filing positions used in the 2012 tax return.   In 2014, the Company recorded $69,048 of income tax benefits.  The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and based on the settlement agreement, beginning in 2013, the Company began to amortize 1/10th of these expenditures, or $16,734 annually, which reduced income tax expense and increased the Company’s net income.  In accordance with the settlement agreement, this amortization is expected to reduce income tax expense during periods when qualifying parameters are met.  Also, as a result of this change, the fourth quarter 2012 infrastructure rehabilitation surcharge of 2.82% for Aqua Pennsylvania’s water customers was reset to zero beginning January 1, 2013, and Aqua Pennsylvania did not file a water base rate case or for an infrastructure rehabilitation surcharge in 2014 or 2013.

Our operating subsidiaries, excluding the 2012 Pennsylvania water rate award, discussed above, received rate increases representing estimated annualized revenues of $9,886 in 2014 resulting from twelve rate decisions, $9,431 in 2013 resulting from six rate decisions, and $17,923 in 2012 resulting from nine rate decisions.  Revenues from these increases realized in the year of grant were $5,375 in 2014, $8,169 in 2013, and $13,754 in 2012.  As of December 31, 2014, our operating subsidiaries currently have filed three rate requests, which are being reviewed by the state utility commissions, proposing an aggregate increase of $3,879 in annual revenues.  During 2015, we intend to file four additional rate requests proposing an aggregate of approximately $4,871 of increased annual revenues; the timing and extent to which our rate increase requests may be granted will vary by state.

Currently, Pennsylvania, Illinois, Ohio, Indiana, New Jersey, and North Carolina allow for the use of a surcharge for replacing and rehabilitating infrastructure systems.  Refer to Note 16 – Water and Wastewater Rates for further information regarding our filing for this surcharge in North Carolina.  The rate increases under this surcharge typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period.  This surcharge is capped as a percentage of base rates, generally at 5% to 12.75% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark.  These surcharges provided revenues of $4,598 in 2014, $3,205 in 2013, and $15,911 in 2012.   The decrease for 2014 and 2013, as compared to 2012, resulted primarily from the January 1, 2013 suspension of Aqua Pennsylvania’s infrastructure rehabilitation surcharge as a result of the implementation of the income tax accounting change discussed above.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Our Regulated segment also includes operating revenues of $9,934 in 2014, $10,174 in 2013, and $10,416 in 2012 associated with contract operations that are integrated into the regulated utility business and operations.  These amounts vary over time according to the level of activity associated with the utility contract operations.

In addition to the Regulated segment operating revenues, we have non-regulated revenues that were associated with Aqua Resources and Aqua Infrastructure of $24,189 in 2014, $17,712 in 2013, and $18,247 in 2012.  The growth in our non-regulated revenues in 2014 is principally due to additional revenues of $3,511 associated with non-regulated water and wastewater services provided by Aqua Resources, and acquisitions, which have provided additional revenues of $2,726.

Operations and Maintenance Expenses – Operations and maintenance expenses totaled $288,556 in 2014, $283,561 in 2013, and $270,042 in 2012.  Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served.  Several elements are subject to the effects of changes in water consumption, weather and the degree of water treatment required due to variations in the quality of the raw water.  The principal elements of operating costs are labor and employee benefits, electricity, chemicals, transportation, maintenance expenses, insurance and claims costs, and costs to comply with environmental regulations.  Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price changes.  Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture, resulting in additional costs to repair the affected main.

Operations and maintenance expenses increased in 2014 as compared to 2013 by $4,995 or 1.8%, primarily due to:  additional operating costs associated with acquired utility systems and other growth ventures of $3,871; additional operating expenses of $2,683 primarily associated with non-regulated water and sewer line repairs and construction services; additional operating costs of $1,861 associated with severe winter weather conditions experienced in many of our service territories; an increase in bad debt expense of $1,131; and the effect of the June 2013 gain on sale of a utility system of $1,025; partially offset by a reduction in post-retirement benefits expense of $3,010 and the recognition of a regulatory asset in 2014 of $1,575.  The gain on sale of a utility system is reported in the consolidated statement of net income as a component of operations and maintenance expense.

Operations and maintenance expenses increased in 2013 as compared to 2012 by $13,519 or 5.0%, primarily due to:  increases in operating costs associated with acquired utility systems and other growth ventures of $7,386; the effect of the recognition in 2012 of a regulatory asset resulting from a completed rate case which when compared to 2013 resulted in an increase to operations and maintenance expense by $3,356; an increase in post-retirement benefits expense of $1,175; and normal increases in other operating costs; partially offset by a decrease in water production costs of $2,512 attributed to decreased water consumption in 2013 and a gain on sale of a utility system recognized in 2013 of $1,025.  The gain on sale of utility system is reported in the consolidated statement of net income as a component of operations and maintenance expense.

Depreciation and Amortization Expenses – Depreciation expense was $123,054 in 2014, $118,414 in 2013, and $110,927 in 2012, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and our acquisitions of new utility systems.  The increase for 2014 was partially offset by the implementation of lower depreciation rates for our Texas operating subsidiary.

Amortization expense was $3,481 in 2014, $5,571 in 2013, and $5,253 in 2012, and decreased in 2014 primarily due to the completion of the recovery of our costs associated with various rate filings and an increase in the amortization period for expenses associated with providing raw water supply services for firms in the natural gas drilling industry.  2013 amortization expense increased primarily due to the amortization of costs associated with, and other costs being recovered in, various rate filings.  Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes – Taxes other than income taxes totaled $50,453 in 2014, $52,685 in 2013, and $46,857 in 2012.  The decrease in 2014 is primarily due to a decrease in property taxes of $1,208 associated primarily with a reduction in the property tax rate assessed for a subsidiary recognized in 2014, and a decrease in capital stock taxes of $812 primarily associated with a decrease in capital stock taxes assessed for Aqua Pennsylvania.  The increase in 2013 is primarily due to an increase in property taxes of $4,179 associated primarily with our Ohio acquisition, an increase in gross receipt, excise and franchise taxes of $1,800 due primarily to our Ohio acquisition, as well as the effect of a favorable adjustment recorded in 2012 related to gross receipts, excise and franchise taxes for one of our operating subsidiaries of $824 which had the effect of increasing 2013’s taxes other than income taxes, partially offset by a decrease in capital stock taxes of $1,069 associated with a decrease in capital stock taxes assessed for Aqua Pennsylvania.

Interest Expense, net – Net interest expense was $76,397 in 2014, $77,316 in 2013, and $77,757 in 2012.  Interest income of $316 in 2014, $438 in 2013, and $372 in 2012 was netted against interest expense.  Net interest expense decreased in 2014 and

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

2013 primarily due to a decline in average short-term borrowings of $16,186 and $43,666, respectively, partially offset by an increase in average outstanding fixed rate long-term debt of $13,276 and $40,926, respectively, as well as a decline in long and short term interest rates.  Interest income decreased in 2014 due to lower investment rates.  The weighted average cost of fixed rate long-term debt was 4.85% at December 31, 2014, 5.00% at December 31, 2013, and 5.06% at December 31, 2012.  The weighted average cost of fixed and variable rate long-term debt was 4.65% at December 31, 2014, 5.00% at December 31, 2013, and 4.81% at December 31, 2012.

Allowance for Funds Used During Construction – The allowance for funds used during construction (“AFUDC”) was $5,134 in 2014, $2,275 in 2013, and $4,142 in 2012, and has varied over the years as a result of changes in the average balance of utility plant construction work in progress, to which AFUDC is applied, changes in the AFUDC rate which is based predominantly on short-term interest rates, changes in the balance of short-debt, changes in the amount of AFUDC related to equity, and changes in the average balance of the proceeds held from tax-exempt bond issuances that are restricted to funding specific capital projects.  The increase in 2014 is primarily due to an increase in the AFUDC rate as a result of an increase in the amount of AFUDC related to equity.  The decrease in 2013 is due to a decrease of $43,561 in the average balance of proceeds held from tax-exempt bond issuances that are restricted to funding specific capital projects.

Loss (Gain) on Sale of Other Assets – Loss (gain) on sale of other assets totaled $4 in 2014, $(148) in 2013, and $(1,090) in 2012, and consists of the sales of properties and marketable securities.

Equity Loss (Earnings) in Joint Venture – Equity loss (earnings) in joint venture totaled $3,989 in 2014, $2,665 in 2013, and $(1,976) in 2012.  The decrease in 2014 and 2013 reflects a temporary decline in water sales to our customers in the natural gas drilling industry.

Income Taxes – Our effective income tax rate was 10.5% in 2014, 9.5% in 2013, and 26.4% in 2012.  The decrease in the effective tax rate for 2014 and 2013 was primarily due to the 2012 income tax accounting change for qualifying utility asset improvements at Aqua Pennsylvania which resulted in a $69,048 and $60,555 net reduction to the Company’s 2014 and 2013 Federal and state income tax expense.  As of December 31, 2014, the Company has an unrecognized tax benefit related to the Company’s change in its tax accounting method for qualifying utility asset improvement costs, of which $12,567 of these tax benefits would further reduce the Company’s effective income tax rate in the event the Company does sustain all, or a portion, of its tax position in the period this information is determined.

Summary –

	Years ended December 31,
	2014	2013	2012
Operating income	$314,359	$301,662	$317,606

Income from continuing operations	$213,884	$202,871	$181,837
Income from discontinued operations	19,355	18,429	14,726
Net income attributable to common shareholders	$233,239	$221,300	$196,563

Diluted income from continuing operations per share	$1.20	$1.15	$1.04
Diluted income from discontinued operations per share	0.11	0.10	0.08
Diluted net income per share	1.31	1.25	1.12

The changes in the per share income from continuing operations in 2014 and 2013 over the previous years were due to the aforementioned changes and 2013 was impacted by a 1.1% increase in the average number of common shares outstanding during 2013.  The increase in the number of shares outstanding in 2013 is primarily a result of the additional shares sold or issued through our equity compensation plan and dividend reinvestment plan.

Income from discontinued operations for 2014 increased by $926 or $0.01 per diluted share, in comparison to 2013 primarily as a result of the net gain on sale of $17,611 recognized on the sale of our water utility systems in Fort Wayne, Indiana in 2014, offset by the effect of the prior year recognition of the net gain on sale of $13,766 for our Florida operations.  Income from discontinued operations for 2013 increased by $3,703 or $0.02 per diluted share, in comparison to 2012 primarily as a result of the net gain on sale recognized on the sales of our Florida operations in 2013, net of income taxes, of $13,766 and the effects of the prior year recognition of charges incurred from the disposal of our New York subsidiary of $2,090, and an asset

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

impairment recognized in the prior year, net of tax, of $852, offset by the effect of the prior year recognition of the gain on sale of our Maine operating subsidiary net of income taxes of $10,821.

Although we have experienced increased income in the recent past, continued adequate rate increases reflecting increased operating costs and new capital investments, as well as a continuation of income tax benefits related to eligible utility asset improvement costs are important to the future realization of improved profitability.

Fourth Quarter Results – The following table provides our fourth quarter results:

	Three Months Ended December 31,
	2014	2013
Operating revenues	$191,389	$187,078

Operations and maintenance	74,121	73,724
Depreciation	31,365	30,078
Amortization	796	1,641
Taxes other than income taxes	12,510	12,801
	118,792	118,244

Operating income	72,597	68,834
Interest expense, net	19,004	19,482
Allowance for funds used during construction	(1,835)	(806)
Gain on sale of other assets	(129)	(27)
Equity loss in joint venture	1,316	933
Income before income taxes	54,241	49,252
Provision for income taxes	5,287	2,998
Income from continuing operations	48,954	46,254
Income from discontinued operations, net of income taxes of $11,797 and $5,732	17,861	11,278
Net income	$66,815	$57,532

The increase in operating revenues of $4,311 was primarily due to an increase in water and wastewater rates of $2,945 from water and wastewater rates implemented in various operating subsidiaries and additional revenues of $2,431 associated with a larger customer base due to acquisitions.  The increase in operations and maintenance expense of $397 is due primarily to additional operating costs associated with acquisitions of $2,045, and normal increases in other operating expenses, partially offset by a decrease in insurance and claims expenses of $1,089 and a decrease in post-retirement benefits expense of $401.  Depreciation expense increased by $1,287 primarily due to the utility plant placed in service since December 31, 2013.  Amortization expense decreased by $845 primarily due to the completion of the recovery of our costs associated with various rate filings.  The decrease in other taxes of $291 is primarily due to a decrease in gross receipts, excise and franchise tax of $385 primarily associated with the repealing of the gross receipts tax in North Carolina, and a decrease in property taxes of $175,  partially offset by an increase in other taxes of $215 primarily due to an increase in taxes assessed resulting from the pumping of ground water in Texas.  Interest expense decreased by $478 due to a decrease in our effective interest rate on average borrowings offset by an increase in the average outstanding debt balance.  Allowance for funds used during construction increased by $1,029 primarily due to an increase in the AFUDC rate as a result of an increase in the amount of AFUDC related to equity.  Gain on sale of other assets increased by $102 principally due to the timing of sales of land and other property.  The increase in equity loss in joint venture of $383 reflects a temporary decline in water sales to our customers in the natural gas drilling industry.  The provision for income taxes increased by $2,289 as a result of the effect of lower income tax benefits recognized in the fourth quarter of 2014 for deductions of certain qualifying infrastructure improvements for Aqua Pennsylvania.  Income from discontinued operations increased by $6,583 primarily due to the gain on sale, net of taxes, of $17,611 for our water utility systems in Fort Wayne, Indiana, offset by the prior year effect of the gain on sale, net of taxes, of $10,211 for our water and wastewater utility system in Sarasota, Florida.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

FINANCIAL CONDITION

Consolidated Cash Flow and Capital Expenditures

Net operating cash flows from continuing operations, dividends paid on common stock, capital expenditures used in continuing operations, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for our continuing operations for the five years ended December 31, 2014 were as follows:

	Net Operating Cash Flows	Common Dividends	Capital Expenditures	Acquisitions
2010	$242,457	$80,907	$306,216	$8,625
2011	349,927	87,133	324,360	8,515
2012	375,823	93,423	347,098	121,248
2013	365,409	102,889	307,908	14,997
2014	364,888	112,106	328,605	14,616
	$1,698,504	$476,458	$1,614,187	$168,001

Included in capital expenditures for the five-year period are: expenditures for the rehabilitation of existing water distribution systems, new water distribution systems, modernization and replacement of existing treatment plants, and water meters.  During this five-year period, we received $27,848 of customer advances and contributions in aid of construction to finance new water mains and related facilities that are not included in the capital expenditures presented in the above table.  In addition, during this period, we have made repayments of debt of $661,340, and have refunded $25,341 of customers’ advances for construction.  Common dividends increased during the past five years as a result of annual increases in the common dividends declared and paid and increases in the number of shares outstanding during the period.

Our planned 2015 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to continue at similar levels as 2014.  The 2015 capital program is expected to include $190,300 for infrastructure rehabilitation surcharge qualified projects.  Our planned capital program includes spending that may qualify for this surcharge, and should these regulatory mechanisms be discontinued for any reason, which is not anticipated, we may re-evaluate the magnitude of this portion of our capital program.  Beginning January 1, 2013, Aqua Pennsylvania reset its water infrastructure rehabilitation surcharge to zero resulting from the change in its tax method of accounting for qualifying utility asset improvements as described below.  Although we were not eligible to use an infrastructure rehabilitation surcharge with our Aqua Pennsylvania water customers in 2014 or 2013, we were able to use the income tax savings derived from the qualifying utility asset improvements to continue to maintain a similar capital investment program as 2012.  Our planned 2015 capital program in Pennsylvania is estimated to be approximately $240,000 a portion of which is expected to be eligible as a deduction for qualifying utility asset improvements for Federal income tax purposes.  Our overall 2015 capital program, along with $58,615 of debt repayments, and $151,377 of other contractual cash obligations, as reported in the section captioned Contractual Obligations, has been, or is expected to be, financed through internally-generated funds, our revolving credit facilities, and the issuance of long-term debt.

Future utility construction in the period 2016 through 2017, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $712,000.  We anticipate that less than one-half of these expenditures will require external financing.  We expect to refinance $210,995 of long-term debt during this period as they become due with new issues of long-term debt, internally-generated funds, and our revolving credit facilities.  The estimates discussed above do not include any amounts for possible future acquisitions of water and wastewater systems or the financing necessary to support them.

Our primary sources of liquidity are cash flows from operations (including the allowed deferral of Federal income tax payments), borrowings under various short-term lines of credit and other credit facilities, and customer advances and contributions in aid of construction.  Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief, water consumption, and changes in Federal tax laws with respect to accelerated tax depreciation or deductions for utility construction projects.  We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term lines of credit.  Over time, we partially repay or pay-down our short-term lines of credit with

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

long-term debt and when necessary proceeds from the issuance of common stock.  The ability to finance our future construction programs, as well as our acquisition activities, depends on our ability to attract the necessary external financing and maintain internally-generated funds.  Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings and cash flow to enable them to secure the capital they will need to operate and to maintain satisfactory debt coverage ratios.

In December 2012, we changed our income tax method of accounting as permitted under Internal Revenue Service (“IRS”) regulations for qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years.  This method permits the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes.  This change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania which provides for a reduction in current income taxes as a result of the recognition of qualifying income tax benefits resulting from the income tax accounting change.  As a result of the rate order, the net 2012 income tax benefits of $33,565 reduced the Company’s current income tax expense and increased net income in the fourth quarter of 2012.  In 2013, the Company recorded $60,555 of income tax benefits, which includes $14,908 of income tax benefits recognized based on final filing positions used in the 2012 tax return.  In 2014, the Company recorded $69,048 of income tax benefits.  The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and based on the settlement agreement, beginning in 2013, the Company began to amortize 1/10th of these expenditures or $16,734 annually, which reduced income tax expense and increased the Company’s net income.  In accordance with the settlement agreement, this amortization is expected to reduce income tax expense during periods when qualifying parameters are met.

The deduction for qualifying utility asset improvements is anticipated to continue in 2015 and beyond.  Our 2015 earnings will be impacted by the following factors in Aqua Pennsylvania:  the deduction for qualifying utility asset improvements in 2015 is expected to decrease current income tax expense by a similar amount as 2014, and the ten year amortization of the qualifying capital expenditures made prior to 2012 is also expected to reduce current income tax expense; offset by the effect of regulatory lag.  In addition, during 2013 and 2014, additional income tax benefits were recognized of $17,736 and $8,719, respectively, related to a change in the Company’s tax method of accounting for qualifying utility system repairs in non-Pennsylvania regulated operating divisions, although the rate treatment afforded in these divisions does not result in a reduction to current income tax expense.

The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 was enacted on December 17, 2010 and provided for an extension of 50% bonus depreciation for qualifying capital additions through 2012 and a 100% expensing allowance for qualifying capital additions placed in service after September 8, 2010 through 2011.  A substantial portion of our capital expenditures qualified for 50% bonus depreciation or the 100% expensing allowance.  As a result of this act, the Company’s Federal income tax payments were eliminated for tax year 2011 and our net operating cash flows were favorably impacted.  In addition, we received a Federal income tax refund in the amount of $33,600 in October 2011 relating to our 2010 tax return.  In the first quarter of 2011, one of our state tax jurisdictions announced that it would recognize the 100% expensing allowance beginning after September 8, 2010 and in 2011.  As a result of this guidance and the treatment afforded by that state’s utility commission, which allows for a reduction in current income tax expense, the net state tax benefit reduced our state income tax expense in 2011 by $14,800, reduced our effective income tax rate, and increased our earnings by $0.085 per share.

Acquisitions

During the past five years, we have expended cash of $168,001 and did not issue any shares of common stock related to the acquisition of utility systems, both water and wastewater utilities, as well as investments in supplying raw water to the natural gas drilling industry.  During 2014, we completed 16 acquisitions of water and wastewater utility systems for $10,530 in cash in seven of the states in which we operate.  Further, in August 2014, we acquired a non-regulated business that specializes in the inspection, cleaning and repair of storm and sanitary sewer lines.  The total purchase price consisted of $3,010, of which a total of $810 is contingent upon satisfying certain annual performance targets over a three-year period.  Additionally, in December 2014, we acquired a non-regulated business that specializes in providing water distribution system services to prevent the contamination of potable water, including training to waterworks operators.  The total purchase price consisted of $1,800, of which $700 was paid in the first quarter of 2015.  During 2013, we completed 15 acquisitions of water and wastewater utility systems for $14,997 in cash in four of the states in which we operate.

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

In September 2011, one of our subsidiaries entered into a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania.  The initial 18-mile pipeline commenced operations in the second quarter of 2012.  The initial pipeline system was expanded for an additional 38 miles with a permitted intake on the Susquehanna River, which extended the pipeline to additional drillers.  The total cost of this pipeline was $109,000.    The joint venture has entered into water supply contracts with natural gas drilling companies and negotiations continue with other area drilling companies.  As of December 31, 2014, our capital contributions since inception totaled $53,643 in cash.  This investment has been financed through the issuance of long-term debt.   Our 49% investment in this joint venture is as an unconsolidated affiliate and is accounted for under the equity method of accounting.  Our investment is carried at cost, including capital contributions or distributions and our equity in earnings and losses since the commencement of the system’s operations.  Since some practices for natural gas drilling require a large quantity of raw water in order to extract gas, we are continuing to hold exploratory discussions with other natural gas drilling companies about their needs for raw water supply.

Dispositions

We routinely review and evaluate areas of our business and operating divisions and, over time, may sell utility systems or portions of systems.  In 2013, 2012, 2011, and 2010, in accordance with our strategy to focus our resources on states where we have critical mass to improve our economies of scale and expect future economic growth, we sold water and wastewater systems in the following states:  Florida, New York, Maine, Missouri, and South Carolina.  With respect to the sale of our systems in New York and the sale of our systems in Missouri to American Water, we acquired additional utility systems from American Water in Ohio and in Texas.  Additionally, in March, 2014, we completed the sale of our wastewater treatment facility in Georgia.

In December 2014, we completed the sale of our water utility system in southwest Allen County Indiana to the City of Fort Wayne, Indiana for $67,011, which is comprised of $50,100 in addition to $16,911 the city initially paid the Company towards its water and wastewater system assets in the northern part of Fort Wayne in 2008.  We recognized a gain on sale of $29,210 ($17,611 after-tax) in the fourth quarter of 2014.  In addition, as a result of this transaction, Aqua Indiana agreed to expand its sewer customer base by accepting new wastewater flows from the City beginning in 2015.  Refer to Note 3 – Discontinued Operations and Other Disposition for further information on this sale.

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

Sources of Capital

Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued approximately $854,839 of long-term debt and obtained other short-term borrowings during the past five years.  At December 31, 2014, we have a $200,000 long-term revolving credit facility that expires in March 2017, of which $21,617 was designated for letter of credit usage, $106,383 was available for borrowing and $72,000 of borrowings were outstanding at December 31, 2014.  In addition, we have short-term lines of credit of $160,500, of which $142,102 was available as of December 31, 2014.  These short-term lines of credit are subject to renewal on an annual basis.  Although we believe we will be able to renew these facilities, there is no assurance that they will be renewed, or what the terms of any such renewal will be.

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

Our loan and debt agreements require us to comply with certain financial covenants, which among other things, subject to specific exceptions, limit the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense.  During 2014, we were in compliance with our debt covenants under our credit facilities.  Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.

In February 2012, we renewed our universal shelf registration statement, which had expired in December 2011, through a filing with the Securities and Exchange Commission (“SEC”) which allows for the potential future offer and sale by us, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities, and other securities specified therein at indeterminate prices.  The Company’s Board of Directors has authorized the

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Company to issue up to $500,000 of our common stock, preferred stock, debt securities, and other securities specified therein under this universal shelf registration statement.  No issues have been completed to date under this shelf registration statement.  This registration statement expires in February 2015, and we intend to file a new three-year universal shelf registration statement.

In addition, we have a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions.  During the past five years, we did not issue any shares under the acquisition shelf registration.   The balance remaining available for use under the acquisition shelf registration as of December 31, 2014 is 1,904,487 shares.  We will determine the form and terms of any securities issued under these shelf registration statements at the time of issuance.

We offer a Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) that provides a convenient and economical way to purchase shares of the Company.  In August 2014, we renewed the Plan, through a filing with the SEC.  Under the direct stock purchase portion of the Plan, shares are issued throughout the year.  The dividend reinvestment portion of the Plan offers a 5% discount on the purchase of shares of common stock with reinvested dividends.  As of the December 2014 dividend payment, holders of 11.6% of the common shares outstanding participated in the dividend reinvestment portion of the Plan.  The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market.  During the past five years, we have sold 2,718,738 original issue shares of common stock for net proceeds of $47,298 through the dividend reinvestment portion of the Plan, and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.  In 2014 and 2013, 558,317 and 154,900 shares of the Company were purchased under the dividend reinvestment portion of the Plan by the Company’s transfer agent in the open-market for $14,148 and $3,693, respectively.

The Company’s Board of Directors has authorized us to repurchase our common stock, from time to time, in the open market or through privately negotiated transactions.  In 2014, we repurchased 560,000 shares of our common stock in the open market for $13,280.  In December 2014, the Company’s Board of Directors authorized a share buyback program of up to 1,000,000 shares to minimize share dilution through timely and orderly share repurchases.  As of December 31, 2014, 1,125,348 shares remain available for repurchase, which includes 125,348 of shares authorized for repurchase from a previous repurchase authorization.  Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

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

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2014:

		Payments Due By Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt	$1,619,270	$58,615	$210,995	$148,848	$1,200,812
Interest on fixed-rate, long-term debt (1)	1,220,372	73,253	143,655	130,829	872,635
Operating leases (2)	21,070	1,897	2,588	1,882	14,703
Unconditional purchase obligations (3)	69,862	13,022	22,016	11,366	23,458
Other purchase obligations (4)	48,505	48,505	-	-	-
Pension plan obligation (5)	13,756	13,756	-	-	-
Other obligations (6)	19,000	944	1,945	6,225	9,886
Total	$3,011,835	$209,992	$381,199	$299,150	$2,121,494

(1)	Represents interest payable on fixed rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.
(2)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.
(3)

Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors.  We use purchased water to supplement our water supply, particularly during periods of peak customer demand.  Our actual purchases may exceed the minimum required levels.

(4)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.
(5)	Represents contributions contractually obligated to be made to pension plan.
(6)	Represents expenditures estimated to be required under legal and binding contractual obligations.

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

In addition to the obligations disclosed in the contractual obligations table above, we have uncertain tax positions of $25,292.  Although we believe our tax positions comply with applicable law, we have made judgments as to the sustainability of each uncertain tax position based on its technical merits.  Due to the uncertainty of future cash outflows, if any, associated with our uncertain tax positions, we are unable to make a reasonable estimate of the timing or amounts that may be paid.  See Note 7 – Income Taxes for further information on our uncertain tax positions.

We will fund these contractual obligations with cash flows from operations and liquidity sources held by or available to us.

The Company is routinely involved in legal matters, including both asserted and unasserted legal claims, during the ordinary course of business.  See Note 9 – Commitments and Contingencies of the consolidated financial statements for a discussion of the Company’s legal matters.  It is not always possible for management to make a meaningful estimate of the potential loss or range of loss associated with such litigation.  Also, unanticipated changes in circumstances and/or revisions to the assessed probability of the outcomes of legal matters could result in expenses being incurred in future periods as well as an increase in actual cash required to resolve the legal matter.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Market Risk

We are subject to market risks in the normal course of business, including changes in interest rates and equity prices.  The exposure to changes in interest rates is a result of financings through the issuance of fixed rate, long-term debt.  Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital.  Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates.  As of December 31, 2014, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

	2015	2016	2017	2018	2019	Thereafter	Total	Fair Value
Long-term debt:
Fixed rate	$58,615	$35,903	$103,092	$54,051	$94,797	$1,200,812	$1,547,270	$1,622,424
Variable rate	-	-	72,000	-	-	-	72,000	72,000
Total	$58,615	$35,903	$175,092	$54,051	$94,797	$1,200,812	$1,619,270	$1,694,424
Weighted average interest rate*	5.21%	4.82%	2.43%	6.33%	4.93%	4.84%	4.85%

*Weighted average interest rate of 2017 long-term debt maturity is as follows:  fixed rate debt of 3.58% and variable rate debt of 0.78%.

From time to time, we make investments in marketable equity securities.  As a result, we are exposed to the risk of changes in equity prices for marketable equity securities.  As of December 31, 2014, the carrying value of these investments, which reflects market value, was $170.

Capitalization

The following table summarizes our capitalization during the past five years:

December 31,	2014	2013	2012	2011	2010
Long-term debt (1)	49.4%	50.3%	53.4%	54.8%	57.0%
Aqua America stockholders' equity	50.6%	49.7%	46.6%	45.2%	43.0%
	100.0%	100.0%	100.0%	100.0%	100.0%

(1)

Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $72,000 at December 31, 2014, $0 at December 31, 2013, $100,000 at December 31, 2012, $38,212 at December 31, 2011, and $65,000 at December 31, 2010.

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

Dividends on Common Stock

We have paid common dividends consecutively for 70 years.  Effective August 5, 2014, our Board of Directors authorized an increase of 8.6% in the September 1, 2014 quarterly dividend over the dividend we paid in the previous quarter.  As a result of this authorization, beginning with the dividend payment in September 2014, the annualized dividend rate increased to $0.66 per share from $0.608 per share.  This is the 24th dividend increase in the past 23 years and the 16th consecutive year that we have increased our dividend in excess of five percent.  We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1, and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant.  During the past five years, our common dividends paid have averaged 51.9% of net income attributable to common shareholders.

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

Revenue Recognition  ─ Our utility revenues recognized in an accounting period include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the last billing to the end of the accounting period.  The estimated usage is based on our judgment and assumptions; our actual results could differ from these estimates, which would result in operating revenues being adjusted in the period that the revision to our estimates is determined.

In some operating divisions, we commence the billing of our utility customers, under new rates, upon authorization from the respective utility commission and before the final commission rate order is issued.  The revenue recognized reflects an estimate based on our judgment of the final outcome of the commission’s ruling.  We monitor the applicable facts and circumstances regularly, and revise the estimate as required.  The revenue billed and collected prior to the final ruling is subject to refund based on the commission’s final ruling.

Regulatory Assets and Liabilities ─ We defer costs and credits on the balance sheet as regulatory assets and liabilities when it is probable that these costs and credits will be recognized in the rate-making process in a period different from when the costs and credits were incurred.  These deferred amounts, both assets and liabilities, are then recognized in the income statement in the same period that they are reflected in our rates charged for water or wastewater service.  In the event that our assessment as to the probability of the inclusion in the rate-making process is incorrect, the associated regulatory asset or liability would be adjusted to reflect the change in our assessment or change in regulatory approval.

Valuation of Long-Lived Assets, Goodwill and Intangible Assets ─ We review our long-lived assets for impairment, including utility plant in service and investment in joint venture.  We also review regulatory assets for the continued application of the Financial Accounting Standards Board’s (“FASB”) accounting guidance for regulated operations.  Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets.  Adjustments to the carrying value of these assets would be made in instances where their inclusion in the rate-making process is unlikely.

We test the goodwill attributable for each of our reporting units for impairment at least annually on July 31, or more often, if circumstances indicate a possible impairment may exist.  When testing goodwill for impairment, we may assess qualitative factors for some or all of our reporting units to determine whether it’s more likely than not that the fair value of a reporting unit is less than its carrying amount.  Alternatively, we may bypass this qualitative assessment for some of our reporting units and perform a quantitative goodwill impairment test.  If we perform a quantitative test and determine that the fair value of a reporting unit is less than its carrying amount, we would determine the reporting unit’s implied fair value of its goodwill and compare it with the carrying amount of its goodwill to measure such impairment.  The assessment requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors.  If changes in circumstances or events occur, or estimates and assumptions that were used in our impairment test change, we may be required to record an impairment charge for goodwill.  Refer to Note 1 – Summary of Significant Accounting Policies – Goodwill for information regarding the results of our annual impairment test.

Accounting for Post-Retirement Benefits ─ We maintain a  qualified defined benefit pension plan and plans that provide for post-retirement benefits other than pensions.  Accounting for pension and other post-retirement benefits requires an extensive use of assumptions about the discount rate, expected return on plan assets, the rate of future compensation increases received by our employees, mortality, turnover and medical costs.  Each assumption is reviewed annually with assistance from our actuarial consultant, who provides guidance in establishing the assumptions.  The assumptions are selected to represent the average expected experience over time and may differ in any one year from actual experience due to changes in capital markets and the overall economy.  These differences will impact the amount of pension and other post-retirement benefits expense that we recognize.

Our discount rate assumption, which is used to calculate the present value of the projected benefit payments of our post-retirement benefits, was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to match

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

the projected benefit payments of the plans.  The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value.  The discount rate was then developed as the rate that equates the market value of the bonds purchased to the discounted value of the projected benefit payments of the plans.  A decrease in the discount rate would increase our post-retirement benefits expense and benefit obligation.    After reviewing the hypothetical portfolio of bonds, we selected a discount rate of 4.20% for our pension plan and 4.17% for our other post-retirement benefit plans as of December 31, 2014, which represent a 92 and 95 basis-point decrease as compared to the discount rate selected at December 31, 2013.  Our post-retirement benefits expense under these plans is determined using the discount rate as of the beginning of the year, which was 5.12% for 2014, and will be 4.20% for our pension plan and 4.17% for our other post-retirement benefit plans for 2015.  In 2012, our post-retirement benefits were re-measured as of May 1, 2012 to reflect the post-retirement benefits assumed in our Ohio acquisition.  The post-retirement benefits expense for 2012 was determined using a 5.00% discount rate for the period January 1, 2012 – April 30, 2012 and 4.70% for the period May 1, 2012 – December 31, 2012.

Our expected return on plan assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns.  The Company’s market-related value of plan assets is equal to the fair value of the plans’ assets as of the last day of its fiscal year, and is a determinant for the expected return on plan assets, which is a component of post-retirement benefits expense.  The allocation of our plans’ assets impacts our expected return on plan assets.  The expected return on plan assets is based on a targeted allocation of 25% to 75% domestic equities, 0% to 10% international equities, 25% to 50% fixed income, 0% to 5% alternative investments, and 0% to 20% cash and cash equivalents.  Our post-retirement benefits expense increases as the expected return on plan assets decreases.  We believe that our actual long-term asset allocations on average will approximate our targeted allocations.  Our targeted allocations are driven by our investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.  For 2014, we used a 7.50% expected return on plan assets assumption which will remain unchanged for 2015.

In October 2014, the Society of Actuaries issued an updated set of mortality tables and a mortality improvement scale.  The updated mortality tables extend the assumed life expectancy of participants in defined benefit plans, and the updated mortality improvement scale projects how mortality rates will improve into the future based on anticipated medical innovations and a reduction in unhealthy behaviors.    We considered the new mortality data at the December 31, 2014 measurement of our post-retirement benefit obligations in relation to our plans’ participant population experience and adopted a new mortality table and a new mortality improvement scale.  Because mortality is a key assumption in developing actuarial estimates, the impact of adopting the new mortality data is, an increase in our post-retirement benefit obligation as of December 31, 2014 of $14,400 and an increase in our 2015 net periodic benefit costs of $2,500, of which approximately $900 is expected to have an impact on our 2015 post-retirement benefits expense, due to the regulatory treatment of our net periodic benefit costs.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements.  In accordance with funding rules and our funding policy, during 2015 our pension contribution is expected to approximate $13,756.  Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates.

Accounting for Income Taxes ─ We estimate the amount of income tax payable or refundable for the current year and the deferred income tax liabilities and assets that results from estimating temporary differences resulting from the treatment of specific items, such as depreciation, for tax and financial statement reporting.  Generally, these differences result in the recognition of a deferred tax asset or liability on our consolidated balance sheet and require us to make judgments regarding the probability of the ultimate tax impact of the various transactions we enter into.  Based on these judgments, we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realization of future tax benefits.  Actual income taxes could vary from these estimates and changes in these estimates can increase income tax expense in the period that these changes in estimates occur.

Our determination of what qualifies as a capital cost versus a tax deduction for qualifying utility asset improvements as it relates to our income tax accounting method change beginning in 2012 is subject to subsequent adjustment as well as IRS audits, changes in tax laws, the expiration of a statute of limitations, or other unforeseen matters, and could impact the tax benefits that have already been recognized.  We establish reserves for uncertain tax positions based upon management’s judgment as to the sustainability of these positions.  These accounting estimates related to the uncertain tax position reserve require judgments to be made as to the sustainability of each uncertain tax position based on its technical merits.  We believe our tax positions comply with applicable law and that we have adequately recorded reserves as required.  However, to the

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

extent the final tax outcome of these matters is different than our estimates recorded, we would then need to adjust our tax reserves which could result in additional income tax expense or benefits in the period that this information is known.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

We describe the impact of recent accounting pronouncements in Note 1 – Summary of Significant Accounting Policies of the consolidated financial statements.

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

In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework  (2013).   As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2014, the Company’s internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting as of December 31, 2014 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Nicholas DeBenedictis	/s/ David P. Smeltzer
Nicholas DeBenedictis	David P. Smeltzer
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 27, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Aqua America, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of net income, of comprehensive income, of capitalization, of equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014 based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 27, 2015

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(In thousands, except per share amounts)

Years ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Operating revenues	$779,903	$761,893	$750,685
Operating costs and expenses:
Operations and maintenance	288,556	283,561	270,042
Depreciation	123,054	118,414	110,927
Amortization	3,481	5,571	5,253
Taxes other than income taxes	50,453	52,685	46,857
Total operating expenses	465,544	460,231	433,079

Operating income	314,359	301,662	317,606
Other expense (income):
Interest expense, net	76,397	77,316	77,757
Allowance for funds used during construction	(5,134)	(2,275)	(4,142)
Loss (gain) on sale of other assets	4	(148)	(1,090)
Equity loss (earnings) in joint venture	3,989	2,665	(1,976)
Income from continuing operations before income taxes	239,103	224,104	247,057
Provision for income taxes	25,219	21,233	65,220
Income from continuing operations	213,884	202,871	181,837

Discontinued operations:
Income from discontinued operations before income taxes	32,155	28,311	24,404
Provision for income taxes	12,800	9,882	9,678
Income from discontinued operations	19,355	18,429	14,726
Net income attributable to common shareholders	$233,239	$221,300	$196,563

Income from continuing operations per share:
Basic	$1.21	$1.15	$1.04
Diluted	$1.20	$1.15	$1.04

Income from discontinued operations per share:
Basic	$0.11	$0.10	$0.08
Diluted	$0.11	$0.10	$0.08

Net income per common share:
Basic	$1.32	$1.26	$1.13
Diluted	$1.31	$1.25	$1.12

Average common shares outstanding during the period:
Basic	176,864	176,140	174,201
Diluted	177,763	176,814	174,918

Cash dividends declared per common share	$0.634	$0.584	$0.536

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands of dollars)

Years ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Net income attributable to common shareholders	$233,239	$221,300	$196,563
Other comprehensive income, net of tax:
Unrealized holding gain on investments, net of tax expense of $104, $76, and $106 for the years ended December 31, 2014, 2013, and 2012, respectively	193	141	198
Reclassification adjustment for loss (gain) reported in net income, net of tax (benefit) expense of $(134), $(49), and $182 for the twelve months ended December 31, 2014, 2013, and 2012, respectively (1)	249	90	(339)
Comprehensive income	$233,681	$221,531	$196,422

See accompanying notes to consolidated financial statements.

 (1) Amount of pre-tax loss (gain) of $383,  $139,  and $(521) reclassified from accumulated other comprehensive income to loss (gain) on sale of other assets on the consolidated statements of net income for the years ended December 31, 2014, 2013, and 2012, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except per share amounts)

December 31, 2014 and 2013

	2014	2013
Assets
Property, plant and equipment, at cost	$5,707,017	$5,350,868
Less: accumulated depreciation	1,305,027	1,212,300
Net property, plant and equipment	4,401,990	4,138,568

Current assets:
Cash and cash equivalents	4,138	5,058
Accounts receivable and unbilled revenues, net	96,999	94,704
Income tax receivable	-	7,873
Deferred income taxes	26,849	40,038
Inventory, materials and supplies	12,788	11,353
Prepayments and other current assets	11,748	11,081
Assets of discontinued operations held for sale	-	30,747
Total current assets	152,522	200,854

Regulatory assets	725,591	585,140
Deferred charges and other assets, net	52,084	50,290
Investment in joint venture	43,334	48,695
Funds restricted for construction activity	47	47
Goodwill	31,184	28,223
Total assets	$5,406,752	$5,051,817
Liabilities and Equity
Aqua America stockholders' equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 178,591,254 and 177,928,922 in 2014 and 2013	$89,296	$88,964
Capital in excess of par value	758,145	743,335
Retained earnings	849,952	729,272
Treasury stock, at cost, 1,837,984 and 1,178,323 shares in 2014 and 2013	(42,838)	(27,082)
Accumulated other comprehensive income	788	346
Total Aqua America stockholders' equity	1,655,343	1,534,835

Noncontrolling interest	40	208
Total equity	1,655,383	1,535,043

Long-term debt, excluding current portion	1,560,655	1,468,583
Commitments and contingencies (See Note 9)	-	-

Current liabilities:
Current portion of long-term debt	58,615	86,288
Loans payable	18,398	36,740
Accounts payable	63,035	65,815
Accrued interest	12,437	13,615
Accrued taxes	31,462	14,176
Other accrued liabilities	41,388	33,596
Liabilities of discontinued operations held for sale	-	29,649
Total current liabilities	225,335	279,879

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	1,000,791	866,211
Customers' advances for construction	78,301	73,892
Regulatory liabilities	278,317	281,014
Other	109,692	81,552
Total deferred credits and other liabilities	1,467,101	1,302,669

Contributions in aid of construction	498,278	465,643
Total liabilities and equity	$5,406,752	$5,051,817
See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITALIZATION

(In thousands of dollars, except per share amounts)

December 31, 2014 and 2013

		2014	2013
Aqua America stockholders' equity:
Common stock, $.50 par value		$89,296	$88,964
Capital in excess of par value		758,145	743,335
Retained earnings		849,952	729,272
Treasury stock, at cost		(42,838)	(27,082)
Accumulated other comprehensive income		788	346
Total Aqua America stockholders' equity		1,655,343	1,534,835

Noncontrolling interest		40	208
Total equity		1,655,383	1,535,043
Long-term debt of subsidiaries (substantially secured by utility plant):
Interest Rate Range	Maturity Date Range
0.00% to 0.99%	2023 to 2033	5,653	5,035
1.00% to 1.99%	2016 to 2035	24,871	28,615
2.00% to 2.99%	2024 to 2031	15,578	14,903
3.00% to 3.99%	2016 to 2047	190,875	167,365
4.00% to 4.99%	2020 to 2054	484,168	447,297
5.00% to 5.99%	2015 to 2043	242,102	284,362
6.00% to 6.99%	2015 to 2036	64,944	64,923
7.00% to 7.99%	2022 to 2027	34,424	35,056
8.00% to 8.99%	2021 to 2025	18,907	19,283
9.00% to 9.99%	2018 to 2026	27,800	28,500
10.00% to 10.99%	2018	6,000	6,000
		1,115,322	1,101,339
Notes payable to bank under revolving credit agreement, variable rate, due 2017		72,000	-
Unsecured notes payable:
Bank note at 1.921% due 2017		50,000	-
Notes at 3.57% due 2027		50,000	50,000
Notes ranging from 4.62% to 4.87%, due 2016 through 2024		144,400	171,400
Notes ranging from 5.01% to 5.95%, due 2014 through 2037		187,548	232,132
Total long-term debt		1,619,270	1,554,871

Current portion of long-term debt		58,615	86,288
Long-term debt, excluding current portion		1,560,655	1,468,583
Total capitalization		$3,216,038	$3,003,626

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands of dollars)

der

	Common stock	Capital in excess of par value	Retained earnings	Treasury stock	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total
Balance at December 31, 2011	$69,762	$686,106	$508,334	$(13,145)	$256	$504	$1,251,817
Net income	-	-	196,563	-	-	17	196,580
Purchase of subsidiary shares from noncontrolling interest	-	-	-	-	-	(333)	(333)
Other comprehensive loss, net of income tax of $76	-	-	-	-	(141)	-	(141)
Dividends	-	-	(93,423)	-	-	-	(93,423)
Sale of stock (726,093 shares)	285	12,610	-	295	-	-	13,190
Repurchase of stock (77,355 shares)	-	-	-	(1,818)	-	-	(1,818)
Equity compensation plan (19,015 shares)	8	(8)	-	-	-	-	-
Exercise of stock options (1,041,796 shares)	417	14,181	-	-	-	-	14,598
Stock-based compensation	-	5,593	(171)	-	-	-	5,422
Balance at December 31, 2012	70,472	718,482	611,303	(14,668)	115	188	1,385,892
Net income	-	-	221,300	-	-	20	221,320
Other comprehensive income, net of income tax of $125	-	-	-	-	231	-	231
Dividends	-	-	(102,889)	-	-	-	(102,889)
Stock split	17,655	(17,655)	-	-	-	-	-
Sale of stock (449,129 shares)	188	9,693	-	409	-	-	10,290
Repurchase of stock (415,233 shares)	-	-	-	(12,823)	-	-	(12,823)
Equity compensation plan (43,500 shares)	17	(17)	-	-	-	-	-
Exercise of stock options (1,566,089 shares)	632	25,066	-	-	-	-	25,698
Stock-based compensation	-	5,066	(442)	-	-	-	4,624
Employee stock plan tax benefits	-	2,700	-	-	-	-	2,700
Balance at December 31, 2013	88,964	743,335	729,272	(27,082)	346	208	1,535,043
Net income	-	-	233,239	-	-	40	233,279
Purchase of subsidiary shares from noncontrolling interest	-	-	-	-	-	(208)	(208)
Other comprehensive income, net of income tax of $238	-	-	-	-	442	-	442
Dividends	-	-	(112,106)	-	-	-	(112,106)
Repurchase of stock (659,666 shares)	-	-	-	(15,756)	-	-	(15,756)
Equity compensation plan (212,920 shares)	107	(107)	-	-	-	-	-
Exercise of stock options (449,412 shares)	225	7,071	-	-	-	-	7,296
Stock-based compensation	-	6,811	(453)	-	-	-	6,358
Employee stock plan tax benefits	-	1,828	-	-	-	-	1,828
Other	-	(793)	-	-	-	-	(793)
Balance at December 31, 2014	$89,296	$758,145	$849,952	$(42,838)	$788	$40	$1,655,383

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

Years ended December 31, 2014, 2013, and 2012

	2014	2013	2012
Cash flows from operating activities:
Net income attributable to common shareholders	$233,239	$221,300	$196,563
Income from discontinued operations	19,355	18,429	14,726
Income from continuing operations	213,884	202,871	181,837
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	126,535	123,985	116,180
Deferred income taxes	31,477	26,699	77,217
Provision for doubtful accounts	5,838	4,708	4,785
Share-based compensation	6,819	5,066	5,550
Gain on sale of utility system	-	(1,025)	-
Gain on sale of other assets	4	(148)	(1,090)
Net decrease (increase) in receivables, inventory and prepayments	(20,299)	4,466	(4,937)
Net increase (decrease) in payables, accrued interest, accrued taxes and other accrued liabilities	470	(13,425)	12,815
Decrease (increase) in income tax receivable	7,873	8,209	(16,082)
Other	(7,713)	4,003	(452)
Operating cash flows from continuing operations	364,888	365,409	375,823
Operating cash flows from (used in) discontinued operations, net	(1,100)	2,410	(7,416)
Net cash flows from operating activities	363,788	367,819	368,407
Cash flows from investing activities:
Property, plant and equipment additions, including the debt component of allowance for funds used during construction of $1,494, $1,742, and $3,954	(328,605)	(307,908)	(347,098)
Acquisitions of utility systems and other, net	(14,616)	(14,997)	(121,248)
Release of funds previously restricted for construction activity	-	23,531	67,498
Additions to funds restricted for construction activity	-	(6)	(2,165)
Net proceeds from the sale of utility systems and other assets	558	5,315	3,819
Investment in joint venture	-	(14,700)	(33,856)
Other	279	76	(1,512)
Investing cash flows used in continuing operations	(342,384)	(308,689)	(434,562)
Investing cash flows from discontinued operations, net	49,883	87,126	69,887
Net cash flows used in investing activities	(292,501)	(221,563)	(364,675)
Cash flows from financing activities:
Customers' advances and contributions in aid of construction	6,064	5,114	6,821
Repayments of customers' advances	(4,028)	(4,303)	(5,958)
Net repayments of short-term debt	(18,342)	(43,643)	(27,388)
Proceeds from long-term debt	317,699	263,834	300,109
Repayments of long-term debt	(253,192)	(300,323)	(202,203)
Change in cash overdraft position	(322)	9,872	(10,929)
Proceeds from issuing common stock	-	10,290	13,190
Proceeds from exercised stock options	7,296	25,698	14,598
Share-based compensation windfall tax benefits	1,422	2,420	-
Repurchase of common stock	(15,756)	(12,823)	(1,464)
Dividends paid on common stock	(112,106)	(102,889)	(93,423)
Other	(793)	-	-
Financing cash flows used in continuing operations	(72,058)	(146,753)	(6,647)
Financing cash flows (used in) from discontinued operations, net	(149)	34	232
Net cash flows used in financing activities	(72,207)	(146,719)	(6,415)
Net decrease in cash and cash equivalents	(920)	(463)	(2,683)
Cash and cash equivalents at beginning of year	5,058	5,521	8,204
Cash and cash equivalents at end of year	$4,138	$5,058	$5,521
Cash paid during the year for:
Interest, net of amounts capitalized	$72,441	$75,452	$74,152
Income taxes	$4,348	$6,995	$9,319

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

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands of dollars, except per share amounts)

Note 1 – Summary of Significant Accounting Policies

Nature of Operations ─ Aqua America, Inc. (“Aqua America,” the “Company,” “we,” or “us”) is the holding company for regulated utilities providing water or wastewater services concentrated in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Indiana, and Virginia.  Our largest operating subsidiary is Aqua Pennsylvania, Inc., which accounted for approximately 53% of our operating revenues and approximately 70% of our net income for 2014.  As of December 31, 2014, Aqua Pennsylvania provided water or wastewater services to approximately one-half of the total number of people we serve.  Aqua Pennsylvania’s service territory is located in the suburban areas north and west of the City of Philadelphia and in 26 other counties in Pennsylvania.  The Company’s other regulated utility subsidiaries provide similar services in seven other states.    In addition, the Company’s non-regulated subsidiary, Aqua Resources Inc.:  provides liquid waste hauling and disposal; water and wastewater services through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories; offers, through a third party, water and wastewater line repair service and protection solutions to households; inspects, cleans and repairs sanitary wastewater lines; installs and tests devices that prevent the contamination of potable water; designs and builds water and wastewater systems; and provides other non-regulated water and wastewater services.  Lastly, the Company’s non-regulated subsidiary, Aqua Infrastructure LLC, provides non-utility raw water supply services for firms in the natural gas drilling industry.

In December 2014, we completed the sale of our water utility system in southwest Allen County, Indiana, which served approximately 13,000 customers, to the City of Fort Wayne, Indiana.  The completion of this sale settled the dispute concerning the February 2008 acquisition, by eminent domain, by the City of Fort Wayne, of the northern portion of our water and wastewater utility systems.  Refer to Note 3 – Discontinued Operations and Other Disposition for further information on this sale.

In September 2012, we began to market for sale our water and wastewater operations in Florida, which served approximately 38,000 customers, and our non-regulated wastewater treatment facility in Georgia.  In March 2014, we completed the sale of our wastewater treatment facility in Georgia, which concluded our operations in Georgia.  In March, April, and December 2013, through five separate sales transactions, we completed the sale of our water and wastewater utility systems in Florida, which concluded our regulated operations in Florida.  In May 2012, we acquired all of American Water Works Company, Inc.’s (“American Water”) water and wastewater operations in Ohio, which serve approximately 59,000 customers, and simultaneously sold our water operations in New York, which served approximately 51,000 customers.  In January 2012, we sold our regulated water operations in Maine, which served approximately 16,000 customers, to Connecticut Water Services, Inc.  These transactions concluded our regulated operations in Maine and New York.

The operating results, cash flows, and financial position of the Company’s water utility systems in Fort Wayne, Indiana, and Georgia, Florida, New York, and Maine subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations.  Unless specifically noted, the financial information presented in the notes to consolidated financial statements reflects the Company’s continuing operations.

The company has identified ten operating segments and has one reportable segment named the Regulated segment.  The reportable segment is comprised of eight operating segments for our water and wastewater regulated utility companies which are organized by the states where we provide these services. These operating segments are aggregated into one reportable segment since each of the Company’s operating segments has the following similarities:  economic characteristics, nature of services, production processes, customers, water distribution or wastewater collection methods, and the nature of the regulatory environment.  In addition, Aqua Resources and Aqua Infrastructure are not quantitatively significant to be reportable and are included as a component of “Other,” in addition to corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.

Regulation ─ Most of the operating companies that are regulated public utilities are subject to regulation by the utility commissions of the states in which they operate.  The respective utility commissions have jurisdiction with respect to rates, service, accounting procedures, issuance of securities, acquisitions and other matters.  Some of the operating companies that are regulated public utilities are subject to rate regulation by county or city government.  Regulated public utilities follow the Financial Accounting Standards Board’s (“FASB”) accounting guidance for regulated operations, which provides for the recognition of regulatory assets and liabilities as allowed by regulators for

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

costs or credits that are reflected in current rates or are considered probable of being included in future rates.  The regulatory assets or liabilities are then relieved as the cost or credit is reflected in rates.

Use of Estimates in Preparation of Consolidated Financial Statements ─ The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Basis of Presentation – The consolidated financial statements include the accounts of the Company and its subsidiaries.  All intercompany accounts and transactions have been eliminated.  Certain prior period amounts have been reclassified, including reporting discontinued operations (see Note 3 – Discontinued Operations and Other Disposition), to conform to the current period presentation.

Recognition of Revenues ─ Revenues in our Regulated segment principally include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period.  In addition, the Company’s non-regulated subsidiary Aqua Resources recognizes revenues when services are performed or, for construction of water and wastewater systems, based on the percentage of completion of the project and Aqua Infrastructure recognizes revenues when services are performed.  The Company’s non-regulated subsidiaries recognized revenues of $24,189 in 2014, $17,712 in 2013, and $18,247 in 2012.

Property, Plant and Equipment and Depreciation ─  Property, plant and equipment consist primarily of utility plant.  The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for additions meeting certain criteria, allowance for funds used during construction.  Water systems acquired are typically recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation.  The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as goodwill, or as an acquisition adjustment within utility plant as permitted by the applicable regulatory jurisdiction.  At December 31, 2014, utility plant includes a net credit acquisition adjustment of $20,164, which is generally being amortized from 2 to 53 years, except where not permitted or appropriate.  Amortization of the acquisition adjustments totaled $2,648 in 2014, $2,480 in 2013, and $2,698 in 2012.

Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the utility commissions of the states in which the company operates.  The cost of new units of property and betterments are capitalized.  Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with the FASB’s accounting guidance for regulated operations.  As of December 31, 2014, $15,954 of these costs have been incurred since the last respective rate proceeding and the Company expects to recover these costs in future rates.

The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing.  Information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates.  If these costs are not deferred, then these costs are charged to operating expenses when incurred.  As of December 31, 2014, $21,490 of these costs have been deferred, since the last respective rate proceeding, as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.

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

As of December 31, 2014, 2013, and 2012, property, plant and equipment additions purchased at the period end, but not yet paid for are $31,039,  $30,974,  and $29,588, respectively.

Allowance for Funds Used During Construction ─ The allowance for funds used during construction (“AFUDC”) represents the capitalized cost of funds used to finance the construction of utility plant.  In general, AFUDC is applied to construction projects requiring more than one month to complete.  No AFUDC is applied to projects funded by customer advances for construction, contributions in aid of construction, or applicable state-revolving fund loans.  AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated.  The amount of AFUDC related to equity funds in 2014 was $3,640, 2013 was $533, and 2012 was $188.  No interest was capitalized by our non-regulated businesses.

Cash and Cash Equivalents ─ The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

The Company had a book overdraft, which represents transactions that have not cleared the bank accounts at the end of the period, for specific disbursement cash accounts of $21,431 and $21,753 at December 31, 2014 and 2013, respectively.  The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods.  The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities, due to our ability to fund the overdraft with the Company’s credit facility.

Accounts Receivable ─ Accounts receivable are recorded at the invoiced amounts.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in our existing accounts receivable, and is determined based on historical write-off experience and the aging of account balances.  The Company reviews the allowance for doubtful accounts quarterly.  Account balances are written off against the allowance when it is probable the receivable will not be recovered.  When utility customers request extended payment terms, credit is extended based on regulatory guidelines, and collateral is not required.

Regulatory Assets, Deferred Charges and Other Assets ─ Deferred charges and other assets consist of financing expenses, other costs and marketable securities.  Deferred bond issuance expenses are amortized over the life of the related issues.  Call premiums related to the early redemption of long-term debt, along with the unamortized balance of the related issuance expense, are deferred and amortized over the life of the long-term debt used to fund the redemption as the Company has received or expects to receive rate recovery of these costs.  Other costs, for which the Company has received or expects to receive prospective rate recovery, are deferred as a regulatory asset and amortized over the period of rate recovery in accordance with the FASB’s accounting guidance for regulated operations.  See Note – 6 Regulatory Assets and Liabilities for further information regarding the Company’s regulatory assets.

Marketable equity securities are carried on the balance sheet at fair market value, and changes in fair value are included in other comprehensive income.

Investment in Joint Venture – The Company uses the equity method of accounting to account for our 49% investment in a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania, which commenced operations in the second quarter of 2012.  Our initial investment is carried at cost.  Subsequently, the carrying amount of our investment is adjusted to reflect capital contributions or distributions, and our equity in earnings or losses since the commencement of the system’s operations.  Our share of equity earnings or losses in the joint venture is reported in the consolidated statements of net income as equity losses (earnings) in joint venture.  During 2014 and 2013 we received distributions of $1,372 and $1,960, respectively.

Funds Restricted for Construction Activity ─ The proceeds received from specific financings for construction and capital improvement of utility facilities are held in escrow until the designated expenditures are incurred.  These

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

amounts are reported as funds restricted for construction activity and are expected to be released over time as the capital projects are funded.

Goodwill ─ Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions.  Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist.  When testing goodwill for impairment, we may assess qualitative factors for some or all of our reporting units to determine whether it’s more likely than not that the fair value of a reporting unit is less than its carrying amount.  Alternatively, we may bypass this qualitative assessment for some of our reporting units and perform a quantitative goodwill impairment test.  If we perform a quantitative test and determine that the fair value of a reporting unit is less than its carrying amount, we would determine the reporting unit’s implied fair value of its goodwill and compare it with the carrying amount of its goodwill to measure such impairment.  The Company tested the goodwill attributable for each of our reporting units for impairment as of July 31, 2014, in conjunction with the timing of our annual strategic business plan, and concluded that the estimated fair value of each reporting unit, which has goodwill recorded, exceeded the reporting unit’s carrying amount, indicating that none of the Company’s goodwill was impaired.  The following table summarizes the changes in the Company’s goodwill:

	Regulated Segment	Other	Consolidated
Balance at December 31, 2012	$24,031	$4,121	$28,152
Goodwill acquired during year	552	-	552
Reclassifications to utility plant
acquisition adjustment	(481)	-	(481)
Balance at December 31, 2013	24,102	4,121	28,223
Goodwill acquired during year	182	2,515	2,697
Reclassifications to utility plant
acquisition adjustment	(302)	-	(302)
Other	582	(16)	566
Balance at December 31, 2014	$24,564	$6,620	$31,184

As of December 31, 2013 there was no goodwill associated with the Company’s assets of discontinued operations held for sale.

The reclassification of goodwill to utility plant acquisition adjustment results from a mechanism approved by the applicable utility commission.  The mechanism provides for the transfer over time, and the recovery through customer rates, of goodwill associated with some acquisitions upon achieving specific objectives.

Income Taxes ─ The Company accounts for some income and expense items in different time periods for financial and tax reporting purposes.  Deferred income taxes are provided on specific temporary differences between the tax basis of the assets and liabilities, and the amounts at which they are carried in the consolidated financial statements.  The income tax effect of temporary differences not currently recovered in rates is recorded as deferred taxes with an offsetting regulatory asset or liability.  These deferred income taxes are based on the enacted tax rates expected to be in effect when such temporary differences are projected to reverse.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.  Investment tax credits are deferred and amortized over the estimated useful lives of the related properties.  Judgment is required in evaluating the Company’s Federal and state tax positions.  Despite management’s belief that the Company’s tax return positions are fully supportable, the Company establishes reserves when it believes that its tax positions are likely to be challenged and it may not fully prevail in these challenges.  The Company’s provision for income taxes includes interest, penalties and reserves for uncertain tax positions.

In 2012, the Company changed its tax method of accounting for qualifying utility asset improvement costs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years.  The tax accounting method was changed to permit the expensing of qualifying utility asset improvement costs that were previously being

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

capitalized and depreciated for book and tax purposes.  This change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania, which provides for a reduction in current income tax expense as a result of the recognition of income tax benefits for qualifying utility asset improvements.  This change for 2014, 2013, and 2012 results in a significant reduction in the effective income tax rate, a reduction in current income tax expense, and reduces the amount of taxes currently payable.  For qualifying capital expenditures made prior to 2012, the resulting tax benefits have been deferred as of December 31, 2012 and, in accordance with the rate order, a ten year amortization of the income tax benefits, which reduces future income tax expense, commenced in 2013.  During 2013 and 2014, our other regulated operating divisions outside of Pennsylvania adopted this change.  Due to the rate treatment afforded in these divisions they do not employ a method of accounting that provides for a reduction in current income taxes as a result of the recognition of income tax benefits and had no impact on the Company’s effective income tax rate.

Customers’ Advances for Construction and Contributions in Aid of Construction ─ Water mains, other utility property or, in some instances, cash advances to reimburse the Company for its costs to construct water mains or other utility property, are contributed to the Company by customers, real estate developers and builders in order to extend utility service to their properties.  The value of these contributions is recorded as customers’ advances for construction.  Non-cash property, in the form of water mains and wastewater systems, has been received, generally from developers, as advances or contributions of $43,642, $26,188, and $27,212 in 2014, 2013, and 2012, respectively.  Over time, the amount of non-cash contributed property will vary based on the timing of the contribution of the non-cash property and the volume of non-cash contributed property received in connection with development in our service territories.  The Company makes refunds on these advances over a specific period of time based on operating revenues related to the property, or as new customers are connected to and take service from the applicable water main.  After all refunds are made, any remaining balance is transferred to contributions in aid of construction.  Contributions in aid of construction include direct non-refundable contributions and the portion of customers' advances for construction that become non‑refundable.

Based on regulatory conventions in states where the Company operates, generally our subsidiaries depreciate contributed property and amortize contributions in aid of construction at the composite rate of the related property.  Contributions in aid of construction and customers’ advances for construction are deducted from the Company’s rate base for rate-making purposes, and therefore, no return is earned on contributed property.

Inventories, Materials and Supplies ─ Inventories are stated at cost.  Cost is determined using the first-in, first-out method.

Stock-Based Compensation ─ The Company records compensation expense in the financial statements for stock-based awards based on the grant date fair value of those awards.  Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term.

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

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

observable inputs and minimize the use of unobservable inputs.  There have been no changes in the valuation techniques used to measure fair value for the years ended December 31, 2014 and 2013.

Recent Accounting Pronouncements ─ In May 2014, the FASB issued updated accounting guidance on recognizing revenue from contracts with customers, which outlines a single comprehensive model that an entity will apply to determine the measurement of revenue and timing of recognition.  The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services.  The updated guidance also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract.  The updated guidance is effective retrospectively for reporting periods beginning after December 15, 2016.  The Company is currently evaluating the requirements of the updated guidance to determine the impact of adoption.

In April 2014, the FASB issued updated accounting guidance which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements.  The updated guidance is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption available.  The Company will adopt the provisions of the updated accounting guidance for its quarterly reporting period beginning January 1, 2015, and the Company does not expect the adoption of the revised guidance to have an impact on the Company’s consolidated results of operations or consolidated financial position.

Note 2 – Acquisitions

In 2014, the Company completed 16 acquisitions of water and wastewater utility systems in various states.  The total purchase price of these utility systems consisted of $10,530 in cash.  Further, in August 2014, the Company acquired a non-regulated business that specializes in the inspection, cleaning and repair of storm and sanitary sewer lines.  The total purchase price consisted of $3,010, of which a total of $810 is contingent upon satisfying certain annual performance targets over a three-year period.  Additionally, in December 2014, the Company acquired a non-regulated business that specializes in providing water distribution system services to prevent the contamination of potable water, including training to waterworks operators.  The total purchase price consisted of $1,800, of which $700 was paid in the first quarter of 2015.  The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company for these utility systems and non-regulated businesses were $4,403.  The pro forma effect of the businesses acquired is not material either individually or collectively to the Company’s results of operations.

In May 2014, the Company entered into an asset purchase agreement for the acquisition of the water and wastewater utility system assets of North Maine Utilities owned by the Village of Glenview, Illinois serving approximately 7,200 customers, for cash at closing of up to $22,000, subject to final adjustment pursuant to the purchase agreement.  Closing of this acquisition, which is subject to regulatory approval, is anticipated to occur in mid-2015.

In 2013, the Company completed 15 acquisitions of water and wastewater utility systems in various states.  The total purchase price consisted of $14,997 in cash.  The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $3,180 in 2014 and $2,103 in 2013.  The pro forma effect of the businesses acquired is not material either individually or collectively to the Company’s results of operations.

As part of the Company’s growth-through-acquisition strategy, in July 2011, the Company entered into a definitive agreement with American Water to purchase all of the stock of the subsidiary that holds American Water’s regulated water and wastewater operations in Ohio.  American Water’s Ohio operations served approximately 59,000 customers.  On May 1, 2012, the Company completed its acquisition of American Water’s water and wastewater operations in Ohio.  The total purchase price at closing consisted of $102,154 in cash plus specific assumed liabilities, including debt of $14,281, as adjusted pursuant to the purchase agreement based on book value at closing.  The transaction has been accounted for as a business combination.  The Company has included the results of its acquisition in Ohio in our consolidated financial statements as part of our Regulated segment since the date of acquisition.  The operating revenue and earnings included in the consolidated financial statements of the Company during the period owned by the Company was $42,710 and $5,634 in 2014, respectively, $41,167 and $3,987 in 2013, respectively, and $27,981 and $3,265 in 2012, respectively.  The pro forma impact of the Company’s Ohio acquisition

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

was not material to our results of operations for the year ended December 31, 2012.  The purchase price allocation was as follows:

May 1, 2012
Property, plant and equipment, net	$119,595
Current assets	6,852
Other long-term assets	7,525
Goodwill	1,679
Total assets acquired	135,651

Current liabilities	3,409
Long-term debt, excluding current portion	14,233
Other long-term liabilities	15,855
Total liabilities assumed	33,497

Net assets acquired	$102,154

In addition to the Company’s acquisition in Ohio, during 2012, the Company completed 16 acquisitions of water and wastewater utility systems in various states.  The total purchase price consisted of $19,094 in cash.  The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $4,210 in 2014, $4,033 in 2013, and $1,527 in 2012.  The pro forma effect of the businesses acquired is not material either individually or collectively to the Company’s results of operations.

Note 3 – Discontinued Operations and Other Disposition

Discontinued Operations – The City of Fort Wayne, Indiana (the “City”) authorized the acquisition by eminent domain of the northern portion of the utility system of one of the Company’s operating subsidiaries in Indiana (the “Northern Assets”).  In January 2008, the Company reached a settlement with the City to transition the Northern Assets in February 2008 upon receipt of the City’s initial valuation payment of $16,911.  The settlement agreement specifically stated that the final valuation of the Northern Assets will be determined through a continuation of the legal proceedings that were filed challenging the City’s valuation.  On February 12, 2008, the Company turned over the Northern Assets to the City upon receipt of the initial valuation payment.  The proceeds received by the Company were in excess of the book value of the assets relinquished.  No gain had been recognized due to the contingency regarding the final valuation of the assets.  The net book value of the Northern Assets were removed from the consolidated balance sheet and the difference between the net book value and the initial payment received had been deferred and was recorded in other accrued liabilities on the Company’s consolidated balance sheet.  The Northern Assets relinquished represented approximately 0.3% of the Company’s total assets.

In addition, in December 2012, the Fort Wayne City Council considered an ordinance that sought to declare it a “public convenience and necessity” to acquire certain of the Company's water utility system assets located in the southwest section of the City and in Allen County (the “Southern Assets”), and if negotiations with Fort Wayne officials were to fail, to condemn the Southern Assets.  The first public hearing on the ordinance was held on January 22, 2013 and a subsequent hearing scheduled for February 5, 2013 was not held due to ongoing settlement discussions between the parties. As part of such settlement discussions, the parties negotiated an acquisition agreement that was approved by the City on May 13, 2014.  The acquisition agreement settled both the acquisition of the Southern Assets and the dispute concerning the Northern Assets.  The acquisition agreement established an aggregate purchase price of $67,011 for the Southern and Northern Assets.  The City had already paid Aqua Indiana $16,911 for the Northern Assets.  On October 22, 2014, the Indiana Utility Regulatory Commission approved the transaction.  In December 2014, we completed the sale of the Southern Assets to the City of Fort Wayne, Indiana for $67,011, which included a payment received in December 2014 of $50,100 in addition to $16,911 the City already paid the Company for the Northern Assets.  We recognized a gain on sale of $29,210 ($17,611 after-tax) in the fourth quarter of 2014.  As a

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

result of this transaction, Aqua Indiana will expand its sewer customer base starting in 2015 by accepting new wastewater flows from the City of Fort Wayne.

In September 2012, the Company began to market for sale its water and wastewater operations in Florida, which served approximately 38,000 customers, and the Company’s non-regulated wastewater treatment facility in Georgia.  In March 2014, we completed the sale of our wastewater treatment facility in Georgia, which concluded our operations in this state.  In March, April, and December 2013, through five separate sales transactions, we completed the sale of our water and wastewater utility systems in Florida, which concluded our regulated operations in Florida.  The Company received total net proceeds from these sales of $88,934 and recognized a gain on sale of $21,178 ($13,766 after-tax).

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

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

A summary of discontinued operations presented in the consolidated statements of net income includes the following:

	Years Ended December 31,
	2014	2013	2012
Operating revenues	$6,324	$19,014	$38,533
Total operating expenses	3,262	11,880	27,450
Operating income	3,062	7,134	11,083
Other (income) expense:
Gain on sale	(29,093)	(21,178)	(14,718)
Other, net	-	1	1,397
Income from discontinued operations before income taxes	32,155	28,311	24,404
Provision for income taxes	12,800	9,882	9,678
Income from discontinued operations	$19,355	$18,429	$14,726

The assets and liabilities of discontinued operations presented in the consolidated balance sheets include the following:

December 31,
2013
Property, plant and equipment, at cost	$37,303
Less: accumulated depreciation	8,378
Net property, plant and equipment	28,925
Current assets	1,362
Regulatory assets	460
Assets of discontinued operations held for sale	30,747

Current liabilities	16,212
Deferred income taxes and investment tax credits	1,308
Contributions in aid of construction	10,935
Other liabilities	1,194
Liabilities of discontinued operations held for sale	29,649

Net assets	$1,098

As of December 31, 2014 the Company does not have any assets or liabilities of discontinued operations held for sale.

Other Disposition – The following disposition has not been presented as discontinued operations in the Company’s consolidated financial statements as the Company does not believe that disclosure of the following disposed water and wastewater utility system as discontinued operations is meaningful to the reader of the financial statements for making investment decisions.  The gain disclosed below is reported in the consolidated statements of net income as a reduction to operations and maintenance expense.

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

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 4 – Property, Plant and Equipment

	December 31,		Approximate Range	Weighted Average
	2014	2013	of Useful Lives	Useful Life
Utility plant and equipment:
Mains and accessories	$2,516,895	$2,331,110	26 - 92 years	76 years
Services, hydrants, treatment plants and reservoirs	1,426,701	1,355,911	5 - 85 years	48 years
Operations structures and water tanks	252,908	238,371	14 - 70 years	47 years
Miscellaneous pumping and purification equipment	654,316	633,124	5 - 90 years	40 years
Meters, data processing, transportation and operating equipment	650,253	607,068	4 - 63 years	25 years
Land and other non-depreciable assets	100,009	85,076	-	-
Utility plant and equipment	5,601,082	5,250,660
Utility construction work in progress	116,644	116,229	-	-
Net utility plant acquisition adjustment	(20,164)	(24,808)	2 - 53 years (1)	24 years
Non-utility plant and equipment	9,455	8,787	3 - 25 years	7 years
Total property, plant and equipment	$5,707,017	$5,350,868

(1) Net utility plant acquisition adjustment is generally being amortized from 2 to 53 years, except where not permitted.

Note 5 – Accounts Receivable

	December 31,
	2014	2013
Billed utility revenue	$55,537	$56,178
Unbilled revenue	35,566	33,346
Other	11,261	9,593
	102,364	99,117
Less allowance for doubtful accounts	5,365	4,413
Net accounts receivable	$96,999	$94,704

The Company’s utility customers are located principally in the following states: 47% in Pennsylvania, 16% in Ohio, 10% in North Carolina, 8% in Texas, and 7% in Illinois.  No single customer accounted for more than one percent of the Company's regulated operating revenues during the years ended December 31, 2014, 2013, and 2012.  The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2014	2013	2012
Balance at January 1,	$4,413	$4,299	$4,485
Amounts charged to expense	5,838	4,708	4,785
Accounts written off	(6,120)	(5,884)	(5,935)
Recoveries of accounts written off	1,234	1,290	964
Balance at December 31,	$5,365	$4,413	$4,299

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

	December 31, 2014		December 31, 2013
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities
Income taxes	$596,459	$206,940	$494,308	$223,592
Utility plant retirement costs	7,687	25,236	12,083	22,365
Post-retirement benefits	108,586	46,074	66,534	34,983
Accrued vacation	1,605	-	-	-
Water tank painting	1,533	-	2,430	-
Fair value adjustment of long-term debt assumed in acquisition	4,004	-	4,371	-
Rate case filing expenses and other	5,717	67	5,414	74
	$725,591	$278,317	$585,140	$281,014

Items giving rise to deferred state income taxes, as well as a portion of deferred Federal income taxes related to specific differences between tax and book depreciation expense, are recognized in the rate setting process on a cash basis or as a reduction in current income tax expense and will be recovered as they reverse.  Amounts include differences that arise between specific utility asset improvement costs capitalized for book and deducted as an expense for tax purposes.

A portion of the regulatory liability for income taxes is related to Aqua Pennsylvania’s income tax accounting change for the tax benefits realized on the Company’s 2012 tax return, which have not yet reduced current income tax expense due to the ten year amortization period which began in 2013.  This amortization was stipulated in a June 2012 rate order issued to Aqua Pennsylvania and is subject to specific parameters being met each year.  Beginning in 2013, the Company amortized $16,734, annually, of its deferred income tax benefits, which reduced current income tax expense and increased the Company’s net income.

The regulatory asset for utility plant retirement costs, including cost of removal, represents costs already incurred that are expected to be recovered in future rates over a five year recovery period.  The regulatory liability for utility plant retirement costs represents amounts recovered through rates during the life of the associated asset and before the costs are incurred.

The regulatory asset for accrued vacation represents costs that would otherwise be charged to operations and maintenance expense for vacation that is earned by employees,  which is recovered as a cost of service.

The regulatory asset for Post-retirement benefits, which includes pension and other post-retirement benefits, primarily reflects a regulatory asset that has been recorded at December 31, 2014 and 2013 for the costs that would otherwise be charged to stockholders’ equity for the underfunded status of the Company’s pension and other post-retirement benefit plans.  The Company also has a regulatory asset related to post-retirement benefits costs that represents costs already incurred which are now being recovered in rates over 10 years.  The regulatory liability for post-retirement benefits represents costs recovered in rates in excess of post-retirement benefits expense.

Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process.  Water tank painting costs are generally being amortized over a period ranging from 7 to 15 years.

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

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The regulatory asset related to rate case filing expenses and other represents the costs associated with filing for rate increases that are deferred and amortized over periods that generally range from one to five years, and costs incurred by the Company for which it has received or expects to receive rate recovery.

The regulatory asset related to the costs incurred for information technology software projects and water main cleaning and relining projects are described in Note 1 – Summary of Significant Accounting Policies – Property, Plant and Equipment and Depreciation.

Note 7 – Income Taxes

The provision for income taxes for the Company’s continuing operations consists of:

	Years Ended December 31,
	2014	2013	2012
Current:
Federal	$(11,296)	$(11,153)	$(15,008)
State	5,038	5,687	3,011
	(6,258)	(5,466)	(11,997)
Deferred:
Federal	37,500	30,327	67,558
State	(6,023)	(3,628)	9,659
	31,477	26,699	77,217

Total tax expense	$25,219	$21,233	$65,220

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

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense for the Company’s continuing operations are as follows:

	Years Ended December 31,
	2014	2013	2012
Computed Federal tax expense at statutory rate	$83,686	$78,436	$86,470
Decrease in Federal tax expense related to an income tax accounting change for qualifying utility asset improvement costs	(57,015)	(57,467)	(28,948)
State income taxes, net of Federal tax benefit	(640)	1,338	8,235
Increase in tax expense for depreciation expense to be recovered in future rates	317	295	361
Stock-based compensation	(168)	(421)	(386)
Deduction for Aqua America common dividends paid under employee benefit plan	(350)	(414)	(387)
Amortization of deferred investment tax credits	(416)	(420)	(420)
Other, net	(195)	(114)	295
Actual income tax expense	$25,219	$21,233	$65,220

In December 2012, the Company changed its tax method of accounting for qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years.  The tax accounting method was changed to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes.  This change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania which provides for a reduction in current income tax expense as a result of the recognition of some income tax benefits resulting from the income tax accounting change.  As a result of the rate order, the net 2012 income tax benefits of $33,565 reduced the Company’s current income tax expense and increased net income in the fourth quarter of 2012.  In 2013, the Company recorded $60,555 of income tax benefits, which includes $14,908 of income tax benefits recognized based on final filing positions used in the 2012 tax return.      In 2014, the Company recorded $69,048 of income tax benefits.  The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and based on the rate order, in 2013, the Company began to amortize 1/10th of these expenditures.  In accordance with the rate order, the amortization is expected to reduce current income tax expense during periods when qualifying parameters are met.  Beginning in 2013, the Company amortized the qualifying capital expenditures made prior to 2012 and recognized $16,734, annually, of deferred income tax benefits, which reduced current income tax expense and increased the Company’s net income.  The Company’s effective income tax rate for 2014, 2013, and 2012, for its continuing operations, was 10.5%,  9.5%,  and 26.4%, respectively.

During 2013 and 2014, additional income tax benefits were recognized of $17,736 and $8,719, respectively, related to a change in the Company’s tax method of accounting for qualifying utility system repairs in non-Pennsylvania regulated operating divisions.  These divisions currently do not employ a method of accounting that provides for a reduction in current income taxes as a result of the recognition of income tax benefits, and as such the change in the Company’s tax method of accounting in these operating divisions had no impact on the Company’s effective income tax rate.

In September 2013, the Department of Treasury and the Internal Revenue Service issued “Guidance Regarding Deduction and Capitalization of Expenditures Related to Tangible Property” which contains standards for determining whether and when a taxpayer must capitalize costs incurred in acquiring, maintaining or improving tangible property.  These regulations were effective for the Company’s 2014 fiscal year, and the adoption of these regulations did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.

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

The following table provides the changes in the Company’s unrecognized tax benefits:

	2014	2013
Balance at January 1,	$28,690	$-
Additions based on tax position related to the current year	1,077	28,690
Reductions based on tax position related to prior years	(4,475)	-
Balance at December 31,	$25,292	$28,690

The unrecognized tax benefits relate to the income tax accounting change, and the tax position is attributable to a temporary difference.  The Company does not anticipate material changes to its unrecognized tax benefits within the next year.  As a result of the regulatory treatment afforded by the income tax accounting change in Pennsylvania and despite this position being a temporary difference, as of December 31, 2014 and 2013, $12,567 and $9,795, respectively, of these tax benefits would have an impact on the Company’s effective income tax rate in the event the Company does sustain all, or a portion, of its tax position.  The reductions based on tax position related to prior years include a correction in the calculation of the unrecognized tax benefits that would have the effect of reducing the unrecognized tax benefits by $3,154 as of December 31, 2013.  As of December 31, 2013, this change had no impact on either the consolidated financial statements or the amount of the tax benefits that impact the Company’s effective income tax rate in the event the Company does sustain all, or a portion, of its tax position and management considers the impact on its 2013 financial statement disclosures to be immaterial.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of the net deferred tax liability from continuing operations:

	December 31,
	2014	2013
Deferred tax assets:
Customers' advances for construction	$27,130	$26,732
Costs expensed for book not deducted for tax, principally accrued expenses	14,279	11,085
Utility plant acquisition adjustment basis differences	12,314	9,922
Post-retirement benefits	34,653	19,311
Tax loss carryforward	112,719	128,688
Other	1,528	3,133
	202,623	198,871
Less valuation allowance	6,578	6,431
	196,045	192,440

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	966,596	879,338
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	161,479	112,307
Tax effect of regulatory asset for post-retirement benefits	34,653	19,311
Deferred investment tax credit	7,259	7,657
	1,169,987	1,018,613

Net deferred tax liability	$973,942	$826,173

At December 31, 2014, the Company has a cumulative Federal net operating loss (“NOL”) of $209,573.  The Company believes the Federal NOLs are more likely than not to be recovered and require no valuation allowance.  The Company’s Federal NOLs do not begin to expire until 2031.

In 2012 and 2011, as a result of the Company’s Federal cumulative NOLs the Company ceased recognizing the windfall tax benefit associated with stock-based compensation, because the deduction did not reduce income taxes payable.  Upon realization of the Company’s Federal NOLs, the Company will recognize a windfall tax benefit of $4,822.

At December 31, 2014 the Company has a cumulative state NOL of $554,488, a portion of which is offset by a valuation allowance because the Company does not believe these NOLs are more likely than not to be realized.   The state NOLs do not begin to expire until 2023.

The Company has unrecognized tax positions that result in the associated tax benefit being unrecognized.  The Company’s Federal and state NOL carryforwards are reduced by an unrecognized tax position, on a gross basis, of $56,007 and $83,543, respectively, which results from the Company’s adoption in 2013 of the FASB’s accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists.  The amounts of the Company’s Federal and state NOL carryforwards prior to being reduced by the unrecognized tax positions are $265,580 and $638,031, respectively.  The Company records its unrecognized tax benefit as a reduction to its deferred income tax liability.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

As of December 31, 2014, the Company’s Federal income tax returns for all years through 2011 have been closed.  Tax years 2012 through 2014 remain open to Federal examination.  The statute remains open for the Company’s state income tax returns for tax years 2011 through 2014 in the various states in which the Company’s conducts business.

Note 8 – Taxes Other than Income Taxes

The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2014	2013	2012
Property	$24,133	$25,341	$21,162
Capital Stock	1,315	2,127	3,196
Gross receipts, excise and franchise	10,945	11,775	9,975
Payroll	7,583	7,395	6,912
Other	6,477	6,047	5,612
Total taxes other than income	$50,453	$52,685	$46,857

Note 9 – Commitments and Contingencies

The following disclosures reflect commitments and contingencies for the Company’s continuing operations.

Commitments – The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable.  The future annual minimum lease payments due are as follows:

2015	2016	2017	2018	2019	Thereafter
$1,332	$938	$531	$402	$379	$1,514

The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection.  The operating leases are noncancelable, expire between 2015 and 2051 and contain renewal provisions.  Some leases are subject to an adjustment every five years based on changes in the Consumer Price Index.  Subject to the aforesaid adjustment, during each of the next five years, an average of $557 of annual lease payments for land is due, and the aggregate of the years remaining approximates $13,189.

The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand.  The agreements stipulate purchases of minimum quantities of water to the year 2026.  The estimated annual commitments related to such purchases through 2019 are expected to average $9,281 and the aggregate of the years remaining approximates $23,458.

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

2015	2016	2017	2018	2019	Thereafter
$944	$963	$982	$1,002	$1,022	$9,886

In addition, as of December 31, 2014, the estimated capital expenditures required under legal and binding long-term contracts are approximately $4,200 in 2018.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Rent expense under operating leases, purchased water expense, and water treatment expenses under these agreements were as follows:

	Years Ended December 31,
	2014	2013	2012
Operating lease expense	$2,820	$3,375	$3,789
Purchased water under long-term agreements	13,139	12,923	11,796
Water treatment expense under contractual agreement	892	926	897

Contingencies – The Company is routinely involved in various disputes, claims, lawsuits and other regulatory and legal matters, including both asserted and unasserted legal claims, in the ordinary course of business.  The status of each such matter, referred to herein as a loss contingency, is reviewed and assessed in accordance with applicable accounting rules regarding the nature of the matter, the likelihood that a loss will be incurred, and the amounts involved.  As of December 31, 2014, the aggregate amount of $11,885 is accrued for loss contingencies and is reported in the Company’s consolidated balance sheet as other accrued liabilities and other liabilities.  These accruals represent management’s best estimate of probable loss (as defined in the accounting guidance) for loss contingencies or the low end of a range of losses if no single probable loss can be estimated.  For some loss contingencies, the Company is unable to estimate the amount of the probable loss or range of probable losses.  While the final outcome of these loss contingencies cannot be predicted with certainty, and unfavorable outcomes could negatively impact the Company, at this time in the opinion of management, the final resolution of these matters are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.  Further, Aqua America has insurance coverage for a number of these loss contingencies, and as of December 31, 2014, estimates that approximately $1,210 of the amount accrued for these matters are probable of recovery through insurance, which amount is also reported in the Company’s consolidated balance sheet as deferred charges and other assets, net.  The Company is involved in the following condemnation proceedings and legal matters, as described below:

•

Refer to Note 3 – Discontinued Operations and Other Disposition for a discussion of the settlement of the Company’s challenge to the valuation of the northern portion of its Fort Wayne, Indiana utility system that was turned over to the City of Fort Wayne, Indiana in February 2008.

•

In January 2014, the Company’s subsidiary in Texas was notified by the Hays Trinity Groundwater Conservation District of alleged violations of its rules with potential fines totaling $227 for four of our water systems in which the unaccounted for water is alleged to exceed a certain level of the groundwater withdrawn from the district in 2013.  The Company reached an agreement on the alleged violations in October 2014, which resulted in various corrections to the District’s initial allegations, no fines or penalties, an agreement for the Company to invest capital in its water mains in an amount under $100, and an approximate $12 payment to support and promote water conservation education and awareness.

Although the results of legal proceedings cannot be predicted with certainty, there are no other pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its properties is the subject that are material or are expected to have a material effect on the Company’s financial position, results of operations or cash flows.

Additionally, the Company self-insures its employee medical benefit program, and maintains stop-loss coverage to limit the exposure arising from these claims.  The Company’s reserve for these claims totaled $1,468 and $1,965 at December 31, 2014 and 2013 and represents a reserve for unpaid claim costs, including an estimate for the cost of incurred but not reported claims.

Note 10 – Long-term Debt and Loans Payable

Long-term Debt – The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2014 and 2013.  The supplemental indentures with respect to specific issues of the first mortgage bonds restrict the ability of Aqua Pennsylvania and other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies.  Loan agreements for Aqua Pennsylvania and other operating subsidiaries of the Company contain restrictions on minimum net assets.  As of

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

December 31, 2014, restrictions on the net assets of the Company were $1,160,134 of the total $1,655,383 in net assets.  Included in this amount were restrictions on Aqua Pennsylvania’s net assets of $862,641 of their total net assets of $1,249,780.    As of December 31, 2014, approximately $1,009,980 of Aqua Pennsylvania’s retained earnings of approximately $1,029,980 and approximately $92,000 of the retained earnings of approximately $139,000 of other subsidiaries were free of these restrictions.  Some supplemental indentures also prohibit Aqua Pennsylvania and some other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

Sinking fund payments are required by the terms of specific issues of long-term debt.  Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2015	2016	2017	2018	2019	Thereafter
0.00% to 0.99%	$490	$491	$72,491	$490	$490	$3,201
1.00% to 1.99%	2,027	1,941	51,801	1,830	1,756	15,516
2.00% to 2.99%	1,194	1,225	1,256	1,291	1,326	9,286
3.00% to 3.99%	2,617	2,684	2,780	2,871	2,824	227,099
4.00% to 4.99%	277	11,091	11,101	11,116	50,327	544,656
5.00% to 5.99%	38,610	16,883	25,060	10,716	36,251	302,130
6.00% to 6.99%	12,000	-	8,944	13,000	-	31,000
7.00% to 7.99%	375	442	478	518	560	32,051
8.00% to 8.99%	325	446	481	519	563	16,573
9.00% to 9.99%	700	700	700	5,700	700	19,300
10.00% to 10.99%	-	-	-	6,000	-	-
Total	$58,615	$35,903	$175,092	$54,051	$94,797	$1,200,812

In December 2014, Aqua Pennsylvania issued $65,000 of first mortgage bonds, of which $25,000 is due in 2035,  $15,000 is due in 2040,  $13,000 is due in 2045, and $12,000 is due in 2054 with interest rates of 3.64%,  4.01%,  4.06%, and 4.11%, respectively.  The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

In September 2014, Aqua Pennsylvania entered into a $50,000 three year unsecured loan at an interest rate of 1.92%.  The proceeds from this loan will be used for refinancing existing indebtedness and general working capital purposes including financing acquisitions.

In October 2013, Aqua Pennsylvania issued $75,000 of first mortgage bonds, of which $25,000 is due in 2031,  $25,000 in 2045, and $25,000 in 2046 with interest rates of 3.94%,  4.61%, and 4.62%, respectively.  The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

In May 2013, Aqua Ohio issued $85,000 of first mortgage bonds, of which $35,000 is due in 2033,  $30,000 in 2044, and $20,000 in 2048 with interest rates of 3.75%,  4.18%, and 4.43%, respectively.  The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

As of December 31, 2014, the trustee for one issue held $47 pending construction of the projects to be financed with the issue of bonds in 2012 which is reported in the consolidated balance sheet as funds restricted for construction activity.

The weighted average cost of long-term debt at December 31, 2014 and 2013 was 4.65% and 5.00%, respectively.  The weighted average cost of fixed rate long-term debt at December 31, 2014 and 2013 was 4.85% and 5.00%, respectively.

The Company has a five-year $150,000 unsecured revolving credit facility with three banks that expires in March 2017.  In August 2014,  this facility was increased to $200,000.  Included within this facility is a $15,000 sublimit for daily demand loans.  Funds borrowed under this facility are classified as long-term debt and are used to provide working capital as well as support for letters of credit for insurance policies and other financing arrangements.  As of December 31, 2014, the Company has the following sublimits and available capacity under the credit facility:  $50,000 letter of credit sublimit, $28,383 of letters of credit available capacity, $0 borrowed under the swing-line commitment, and $72,000 of funds borrowed under the agreement.  Interest under this facility is based at the Company’s option, on

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks.  A facility fee is charged on the total commitment amount of the agreement.  Under this facility the average cost of borrowings was 0.78% and 0.83%, and the average borrowing was $67,916 and $26,954, during 2014 and 2013, respectively.

The Company is obligated to comply with covenants under some of its loan and debt agreements.  These covenants contain a number of restrictive financial covenants, which among other things limit, subject to specific exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense.  During 2014, the Company was in compliance with its debt covenants under its credit facilities.  Failure to comply with the Company’s debt covenants could result in an event of default, which could result in the Company being required to repay or finance its borrowings before their due date, possibly limiting the Company’s future borrowings, and increasing its borrowing costs.

Loans Payable – In November 2014, Aqua Pennsylvania renewed its $100,000 364-day unsecured revolving credit facility with four banks.  The funds borrowed under this agreement are classified as loans payable and used to provide working capital.  As of December 31, 2014 and 2013, funds borrowed under the agreement were $13,658 and $30,000, respectively.  Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks.  This agreement restricts short-term borrowings of Aqua Pennsylvania.  A commitment fee of 0.05% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement.  The average cost of borrowing under the facility was 0.81% and 0.89%, and the average borrowing was $24,072 and $75,621, during 2014 and 2013, respectively. The maximum amount outstanding at the end of any one month was $36,943 and $96,103 in 2014 and 2013, respectively.

At December 31, 2014 and 2013, the Company had other combined short-term lines of credit of $60,500.  Funds borrowed under these lines are classified as loans payable and are used to provide working capital.  As of December 31, 2014 and 2013, funds borrowed under the short-term lines of credit were $4,740 and $6,740, respectively.  The average borrowing under the lines was $5,657 and $11,531 during 2014 and 2013, respectively.  The maximum amount outstanding at the end of any one month was $13,740 and $17,081 in 2014 and 2013, respectively.  Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks.  The average cost of borrowings under all lines during 2014 and 2013 was 1.00% and 1.67%, respectively.

Interest Income and Expense–  Interest income of $316,  $438,  and $372 was netted against interest expense on the consolidated statement of net income for the years ended December 31, 2014, 2013, and 2012, respectively.  The total interest cost was $76,713,  $77,754,  and $78,129 in 2014, 2013, and 2012, including amounts capitalized of $5,134,  $2,275,  and $4,142, respectively.

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

The fair value of funds restricted for construction activity and loans payable are determined based on their carrying amount and utilizing level 1 methods and assumptions.  As of December 31, 2014 and 2013, the carrying amount of the Company’s funds restricted for construction activity was $47, respectively, which equates to their estimated fair value.  As of December 31, 2014 and 2013, the carrying amount of the Company’s loans payable was $18,398 and $36,740, respectively, which equates to their estimated fair value.  The fair value of cash and cash equivalents, which is comprised of a money market fund, is determined based on the net asset value per unit utilizing level 2 methods and assumptions.  As of December 31, 2014 and 2013, the carrying amounts of the Company's cash and cash equivalents were $4,138 and $5,058, which equates to their fair value.

The carrying amount and estimated fair value of the Company’s long-term debt are as follows:

	December 31,
	2014	2013
Carrying amount	$1,619,270	$1,554,871
Estimated fair value	1,694,424	1,540,296

The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration utilizing level 2 methods and assumptions.  The Company’s customers’ advances for construction have a carrying value of $78,301 and $73,892 at December 31, 2014 and 2013, respectively.  Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases.  Portions of these non-interest bearing instruments are payable annually through 2024 and amounts not paid by the contract expiration dates become non-refundable.  The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

Note 12 – Stockholders’ Equity

At December 31, 2014, the Company had 300,000,000 shares of common stock authorized; par value $0.50.  Shares outstanding and treasury shares held were as follows:

	December 31,
	2014	2013	2012
Shares outstanding	176,753,270	176,750,599	175,209,082
Treasury shares	1,837,984	1,178,323	776,355

At December 31, 2014, the Company had 1,738,619 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

In February 2012, the Company renewed its universal shelf registration, which had expired in December 2011, through a filing with the Securities and Exchange Commission (“SEC”) to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminate prices.

The Company has a shelf registration statement filed with the SEC to permit the offering from time to time of shares of common stock and shares of preferred stock in connection with acquisitions.  The balance remaining available for use under the acquisition shelf registration as of December 31, 2014 is 1,904,487 shares.  The form and terms of any securities issued under these shelf registration statements will be determined at the time of issuance.

The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value.  In August

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

2014, we renewed the Plan through a filing with the SEC.  Under the direct stock purchase program, shares are purchased by investors at market price.  The shares issued under the Plan are either shares purchased by the Company’s transfer agent in the open-market or original issue shares.  In 2014 and 2013, 558,317 and 154,900 shares of the Company were purchased under the dividend reinvestment portion of the Plan by the Company’s transfer agent in the open-market for $14,148 and $3,693, respectively.  During 2013 and 2012, under the dividend reinvestment portion of the Plan, 432,894 and 711,740 original issue shares of common stock were sold providing the Company with proceeds of $10,107 and $12,921, respectively.  During 2014, to minimize share dilution, the Company did not sell original issue shares of common stock under the Plan.

In October 2013, the Company’s Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 685,348 shares of its common stock in the open market or through privately negotiated transactions.  This authorization renewed the number of shares that had remained, when affected for stock splits, from an existing share buy-back authorization from 1997.  The specific timing, amount and other terms of repurchases will depend on market conditions, regulatory requirements and other factors.  In 2014 we repurchased 560,000 share of our common stock in the open market for $13,280.  In December 2014, the Company’s Board of Directors authorized a share buyback program, commencing in 2015, of up to 1,000,000 shares to minimize share dilution through timely and orderly share repurchases.  As of December 31, 2014, an aggregate of 1,125,348 shares remain available for repurchase, which includes 125,348 of shares authorized for repurchase from a previous repurchase authorization.

The Company’s accumulated other comprehensive income is reported in the stockholders’ equity section of the consolidated balance sheets, the consolidated statements of equity, and the related components of other comprehensive income are reported in the consolidated statements of comprehensive income.  The Company reports its unrealized gains or losses on investments as other comprehensive income and accumulated other comprehensive income.  The Company recorded a regulatory asset for its underfunded status of its pension and other post-retirement benefit plans that would otherwise be charged to other comprehensive income, as it anticipates recovery of its costs through customer rates.

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

	Years ended December 31,
	2014	2013	2012
Average common shares outstanding during the period for basic computation	176,864	176,140	174,201
Effect of dilutive securities:
Employee stock-based compensation	899	674	717
Average common shares outstanding during the period for diluted computation	177,763	176,814	174,918

For the years ended December 31, 2014 and 2013, all of the Company’s employee stock options were included in the calculation of diluted net income per share as the calculated cost to exercise the stock options was less than the average market price of the Company’s common stock during this period.

For the year ended December 31, 2012, employee stock options to purchase 534,315 shares of common stock were excluded from the calculations of diluted net income per share as the calculated proceeds from the options’ exercise were greater than the average market price of the Company’s common stock during these periods.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Equity per common share was $9.37 and $8.68 and at December 31, 2014 and 2013, respectively.  These amounts were computed by dividing Aqua America stockholders’ equity by the number of shares of common stock outstanding at the end of each year.

Note 14 – Employee Stock and Incentive Plan

Under the Company’s 2009 Omnibus Equity Compensation Plan, as amended as of February 27, 2014, (the “2009 Plan”), as approved by the Company’s shareholders to replace the 2004 Equity Compensation Plan (the “2004 Plan”), stock options, stock units, stock awards, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted to employees, non-employee directors, and consultants and advisors.   The 2009 Plan authorizes 6,250,000 shares for issuance under the plan. A maximum of 3,125,000 shares under the 2009 Plan may be issued pursuant to stock award, stock units and other stock-based awards, subject to adjustment as provided in the 2009 Plan.  During any calendar year, no individual may be granted (i) stock options and stock appreciation rights under the 2009 Plan for more than 500,000 shares of common stock in the aggregate or (ii) stock awards, stock units or other stock-based awards under the 2009 Plan for more than 500,000 shares of Company stock in the aggregate, subject to adjustment as provided in the 2009 Plan.  Awards under the 2009 Plan are made by a committee of the Board of Directors, or in the case of awards to non-employee directors, by the Board of Directors of the Company.  At December 31, 2014,  4,415,658 shares underlying stock-based compensation awards were still available for grant under the 2009 Plan.  No further grants may be made under the 2004 plan.

The recording of compensation expense for share-based compensation has no impact on net cash flows and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceed the associated compensation cost.

Performance Share Units – During 2014, 2013, and 2012, the Company granted performance share units.  A performance share unit (“PSU”) represents the right to receive a share of the Company’s common stock if specified performance goals are met over the three year performance period specified in the grant, subject to exceptions through the respective vesting periods, generally three years.  Each grantee is granted a target award of PSUs, and may earn between 0% and 200% of the target amount depending on the Company’s performance against the performance goals, which consist of the following metrics for the 2012 grant:  25% of the PSUs will be earned based on the Company’s total shareholder return (“TSR”) compared to the TSR for the companies listed in the Standard and Poor’s Midcap Utilities Index (a market-based condition), 25% of the PSUs will be earned based on the Company’s TSR compared to the TSR for a specific peer group of six other investor-owned water companies (a market-based condition), and 50% of the PSUs will be earned based on the Company’s three-year compound annual growth rate (“CAGR”) in earnings per share (“EPS”) compared to a target EPS CAGR of 5% (a performance-based condition), and for the 2014 and 2013 grants:  30% of the PSUs will be earned based on the Company’s TSR compared to the TSR for a specific peer group of six other investor-owned water companies (a market-based condition), 30% of the PSUs will be earned based on the Company’s TSR compared to the TSR for the companies listed in the Standard and Poor’s Midcap Utilities Index (a market-based condition), 20% of the PSUs will be earned based on maintaining an average ratio of operations and maintenance expenses as a percentage of revenues at Aqua Pennsylvania compared to a target average ratio for the three year performance period (a performance-based condition), and 20% of the PSUs will be earned based on earning a cumulative total earnings before taxes for the Company operations other than Aqua Pennsylvania for the three year performance period compared to a target (a performance-based condition).

The following table provides compensation costs for PSUs:

	Years ended December 31,
	2014	2013	2012
Stock-based compensation within operations and maintenance expense	$4,996	$3,437	$2,536
Income tax benefit	2,044	1,400	1,033

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes nonvested PSU transactions for the year ended December  31,  2014:

	Number of Share Units	Weighted Average Fair Value
Nonvested share units at beginning of period	528,092	$21.25
Granted	143,630	25.31
Performance criteria adjustment	81,148	22.26
Forfeited	(14,078)	23.53
Share units vested in prior period and issued in current period	18,000	19.51
Share units issued	(174,148)	18.93
Nonvested share units at end of period	582,644	$22.98

A portion of the fair value of PSUs was estimated at the grant date based on the probability of satisfying the market-based conditions associated with the PSUs using the Monte Carlo valuation method, which assess probabilities of various outcomes of market conditions.  The other portion of the fair value of the PSUs associated with performance-based conditions was based on the fair market value of the Company’s stock at the grant date, regardless of whether the market-based condition is satisfied.  The fair value of each PSU grant is amortized into compensation expense on a straight-line basis over their respective vesting periods, generally 36 months.  The accrual of compensation costs is based on an estimate of the final expected value of the award, and is adjusted as required for the portion based on the performance-based condition.  The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense.  As the payout of the PSUs includes dividend equivalents, no separate dividend yield assumption is required in calculating the fair value of the PSUs.  The recording of compensation expense for PSUs has no impact on net cash flows.  The following table provides the assumptions used in the pricing model for the grant and the resulting grant date fair value of PSUs:

	Years ended December 31,
	2014	2013	2012
Expected term (years)	3.0	3.0	3.0
Risk-free interest rate	0.68%	0.36%	0.43%
Expected volatility	19.8%	20.0%	22.1%
Weighted average fair value of PSUs granted	$25.31	$26.88	$19.11

As of December 31, 2014, $4,758 of unrecognized compensation costs related to PSUs is expected to be recognized over a weighted average period of approximately 1.6 years. The intrinsic value of vested PSUs for the years ended December 31, 2014 and 2013 was $4,327 and $415.  The fair value of vested PSUs for the years ended December 31, 2014 and 2013 was $3,297 and $351.  The aggregate intrinsic value of PSUs as of December 31, 2014 was $15,557.   The aggregate intrinsic value of PSUs is  based on the number of nonvested share units and the market value of the Company’s common stock as of the period end date.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Restricted Stock Units – A restricted stock unit (“RSU”) represents the right to receive a share of the Company’s common stock and is valued based on the fair market value of the Company’s stock on the date of grant.  RSUs are eligible to be earned at the end of a specified restricted period, generally three years, beginning on the date of grant.  In some cases, the right to receive the shares is subject to specific performance goals established at the time the grant is made.  The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense.  As the payout of the RSUs includes dividend equivalent, no separate dividend yield assumption is required in calculating the fair value of the RSUs.  The following table provides compensation costs for RSUs:

	Years ended December 31,
	2014	2013	2012
Stock-based compensation within operations and maintenance expense	$1,122	$813	$634
Income tax benefit	464	336	262

The following table summarizes nonvested RSU transactions for the year ended December  31,  2014:

	Number of Stock Units	Weighted Average Fair Value
Nonvested stock units at beginning of period	112,666	$20.16
Granted	41,150	24.80
Stock units vested but not paid	(5,750)	17.99
Stock units vested and paid	(24,772)	17.77
Forfeited	(729)	21.77
Nonvested stock units at end of period	122,565	$22.29

The following table summarizes the value of RSUs:

	Years ended December 31,
	2014	2013	2012
Weighted average fair value of RSUs granted	$24.80	$23.28	$17.99

As of December 31, 2014, $953 of unrecognized compensation costs related to RSUs is expected to be recognized over a weighted average period of approximately 1.5 years. The intrinsic value of vested RSUs for the years ended December 31, 2014 and 2013 was $759 and $449.  The fair value of vested RSUs for the years ended December 31, 2014 and 2013 was $544 and $348.  The aggregate intrinsic value of RSUs as of December 31, 2014 was $3,272.   The aggregate intrinsic value of RSUs is based on the number of nonvested stock units and the market value of the Company’s common stock as of the period end date.

Stock Options – The following table provides compensation costs for stock options:

	Years ended December 31,
	2014	2013	2012
Stock-based compensation within operations and maintenance expense	$-	$30	$612
Income tax benefit	189	461	580

There were no stock options granted during the years ended December  31,  2014, 2013, and 2012.

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

The following table summarizes stock option transactions for the year ended December 31, 2014:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value
Outstanding, beginning of year	1,538,110	$16.82
Granted	-	-
Forfeited	-	-
Expired	(3,706)	17.87
Exercised	(449,412)	16.23
Outstanding and exercisable at end of year	1,084,992	$17.06	3.0	$10,457

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the closing market price of stock on the date of grant.  The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2014	2013	2012
Intrinsic value of options exercised	$4,054	$12,658	$5,547
Fair value of options vested	-	500	1,318

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes information about the options outstanding and options exercisable as of December 31, 2014:

	Options Outstanding and Exercisable
	Shares	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
Range of prices:
$13.00 - 14.99	327,471	3.1	$13.98
$15.00 - 15.99	215,674	4.1	15.30
$16.00 - 16.99	178,298	3.1	16.15
$17.00 - 19.99	164,316	2.1	18.61
$20.00 - 23.99	199,233	1.2	23.57
	1,084,992	3.0	$17.06

As of December 31, 2014, there was $0 of total unrecognized compensation cost related to nonvested stock options granted under the plans.

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

The following table provides compensation costs for restricted stock:

	Years ended December 31,
	2014	2013	2012
Stock-based compensation within operations and maintenance expense	$691	$770	$1,737
Income tax benefit	287	320	720

The following table summarizes nonvested restricted stock transactions for the year ended December 31, 2014:

	Number of Shares	Weighted Average Fair Value
Nonvested shares at beginning of period	62,500	$17.70
Granted	14,000	25.19
Vested	(45,250)	20.02
Forfeited	-	-
Nonvested shares at end of period	31,250	$17.70

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes the value of restricted stock awards:

	Years ended December 31,
	2014	2013	2012
Intrinsic value of restricted stock awards vested	$1,097	$2,236	$2,384
Fair value of restricted stock awards vested	906	1,560	1,971
Weighted average fair value of restricted stock awards granted	25.19	25.09	18.47

As of December 31, 2014,  there was $29 of unrecognized compensation costs related to nonvested restricted stock.  The aggregate intrinsic value of restricted stock as of December 31, 2014 was $834.   The aggregate intrinsic value of restricted stock is based on the number of nonvested shares of restricted stock and the market value of the Company’s common stock as of the period end date.

Note 15 – Pension Plans and Other Post-retirement Benefits

The Company maintains a  qualified, defined benefit pension plan that covers its full-time employees who were hired prior to April 1, 2003.  Retirement benefits under the plan are generally based on the employee’s total years of service and compensation during the last five years of employment. The Company’s policy is to fund the plan annually at a level which is deductible for income tax purposes and which provides assets sufficient to meet its pension obligations over time.  To offset some limitations imposed by the Internal Revenue Code with respect to payments under qualified plans, the Company has a non-qualified Supplemental Pension Benefit Plan for Salaried Employees in order to prevent some employees from being penalized by these limitations, and to provide certain retirement benefits based on employee’s years of service and compensation.  The Company also has non-qualified Supplemental Executive Retirement Plans for some current and retired employees.  The net pension costs and obligations of the qualified and non-qualified plans are included in the tables which follow.  Employees hired after April 1, 2003 may participate in a defined contribution plan that provides a Company matching contribution on amounts contributed by participants and an annual profit-sharing contribution based upon a percentage of the eligible participants’ compensation.

In August 2014, the Company announced changes to the way it will provide future retirement benefits to employees acquired through a prior acquisition.  Effective January 1, 2015, the Company will provide future retirement benefits for these employees through its defined contribution plan.  As a result, no further service will be considered in future accruals in the qualified defined benefit pension plan after December 31, 2014, and as a result of this change, the Company recognized a curtailment loss of $84 in 2014.

In the first quarter of 2014, the Company offered a one-time voluntary lump sum window to certain eligible terminated vested participants in an effort to reduce its long-term obligations and plan volatility for its qualified defined benefit pension plan.  In May 2014, the plan paid $11,471 to participants who elected to receive a lump sum distribution, which was funded from existing plan assets.  These payments are reported as a portion of benefits paid for 2014 in the change in benefit obligation for Pension Benefits.

In addition to providing pension benefits, the Company offers Post-retirement Benefits other than Pensions to employees hired before April 1, 2003 and retiring with a minimum level of service.  These benefits include continuation of medical and prescription drug benefits, or a cash contribution toward such benefits, for eligible retirees and life insurance benefits for eligible retirees.  The Company funds these benefits through various trust accounts.  The benefits of retired officers and other eligible retirees are paid by the Company and not from plan assets due to limitations imposed by the Internal Revenue Code.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

	Pension Benefits	Other Post-retirement Benefits
Years:
2015	$17,006	$1,762
2016	12,998	2,048
2017	13,792	2,341
2018	14,626	2,665
2019	15,405	2,914
2020-2024	87,787	17,855

The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

	Pension Benefits		Other Post-retirement Benefits
	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at January 1,	$281,161	$303,077	$57,174	$63,033
Service cost	4,295	5,313	1,161	1,525
Interest cost	14,153	12,660	2,903	2,579
Actuarial loss (gain)	43,250	(30,223)	11,769	(9,024)
Plan participants' contributions	-	-	217	190
Benefits paid	(22,600)	(10,332)	(1,311)	(1,129)
Plan amendments	-	666	45	-
Curtailment	(8,650)	-	-	-
Benefit obligation at December 31,	311,609	281,161	71,958	57,174

Change in plan assets:
Fair value of plan assets at January 1,	232,347	190,084	40,840	34,054
Actual return on plan assets	17,148	36,517	3,175	5,800
Employer contributions	18,002	16,078	300	1,913
Benefits paid	(22,600)	(10,332)	(989)	(927)
Fair value of plan assets at December 31,	244,897	232,347	43,326	40,840

Funded status of plan:
Net amount recognized at December 31,	$66,712	$48,814	$28,632	$16,334

The Company’s pension plans had an accumulated benefit obligation of $293,364 and $246,843 at December 31, 2014 and 2013, respectively.  The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

	Pension Benefits		Other Post-retirement Benefits
	2014	2013	2014	2013
Current liability	$4,930	$366	$-	$-
Noncurrent liability	61,782	48,448	28,632	16,334
Net liability recognized	$66,712	$48,814	$28,632	$16,334

At December 31, 2014 and 2013, the Company’s pension plans had benefit obligations in excess of its plan assets.  The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
	2014	2013
Projected benefit obligation	$311,609	$281,161
Fair value of plan assets	244,897	232,347

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
	2014	2013
Accumulated benefit obligation	$293,364	$246,843
Fair value of plan assets	244,897	232,347

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of net periodic benefit costs for the years ended December 31,:

	Pension Benefits			Other Post-retirement Benefits
	2014	2013	2012	2014	2013	2012
Service cost	$4,295	$5,313	$4,920	$1,161	$1,525	$1,309
Interest cost	14,153	12,660	12,728	2,903	2,579	2,482
Expected return on plan assets	(17,601)	(14,770)	(13,588)	(2,742)	(2,268)	(1,950)
Amortization of prior service cost	277	228	277	(278)	(295)	(299)
Amortization of actuarial loss	2,256	8,169	6,568	260	1,479	1,024
Amortization of regulatory asset	-	-	-	-	-	69
Settlement loss	-	-	304	-	-	90
Curtailment loss	84	-	-	-	-	-
Net periodic benefit cost	$3,464	$11,600	$11,209	$1,304	$3,020	$2,725

The Company records the underfunded status of its pension and other post-retirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates.  The Company’s pension and other post-retirement benefit plans were underfunded at December 31, 2014 and 2013.  Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet.  Due to the Company’s regulatory treatment, the recognition of the funded status is recorded as a regulatory asset pursuant to the FASB’s accounting guidance for regulated operations.

The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

	Pension Benefits		Other Post-retirement Benefits
	2014	2013	2014	2013
Net actuarial loss	$79,639	$46,843	$18,356	$7,280
Prior service cost (credit)	1,374	1,734	(359)	(682)
Total recognized in regulatory assets	$81,013	$48,577	$17,997	$6,598

The estimated net actuarial loss, prior service cost, and transition asset for the Company’s pension plans that will be amortized in 2015 from the regulatory assets into net periodic benefit cost are $6,127, $174, and $0, respectively.  The estimated net actuarial loss, prior service credit, and transition obligation for the Company’s other post-retirement benefit plans that will be amortized in 2015 from regulatory assets into net periodic benefit cost are $1,415, $217, and $0, respectively.

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

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The significant assumptions related to the Company’s benefit obligations are as follows:

	Pension Benefits		Other Post-retirement Benefits
	2014	2013	2014	2013
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	4.20%	5.12%	4.17%	5.12%
Rate of compensation increase	3.0-4.0%	4.0-4.5%	3.00%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	7.0%	7.5%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2019	2019

n/a – Assumption is not applicable to pension benefits.

The significant assumptions related to the Company’s net periodic benefit costs are as follows:

	Pension Benefits			Other Post-retirement Benefits
	2014	2013	2012	2014	2013	2012
Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	5.12%	4.17%	5.00%	5.12%	4.17%	5.00%
Expected return on plan assets	7.50%	7.50%	7.75%	5.00-7.50%	5.00-7.50%	5.17-7.75%
Rate of compensation increase	4.0-4.5%	4.0-4.5%	4.0-4.5%	4.0%	4.0%	4.0%

Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	n/a	7.5%	8.0%	8.5%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2019	2019	2019

n/a – Assumption is not applicable to pension benefits.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Assumed health-care trend rates have a significant effect on the expense and liabilities for other post-retirement benefit plans.  The health care trend rate is based on historical rates and expected market conditions.  A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on the health-care component of the accrued other post-retirement benefit obligation	$5,147	$(4,791)
Effect on aggregate service and interest cost components of net periodic post-retirement health-care benefit cost	$290	$(284)

The Company’s discount rate assumption, which is utilized to calculate the present value of the projected benefit payments of our post-retirement benefits, was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to match the projected benefit payments of the plans.  The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value.  The discount rate was then developed as the rate that equates the market value of the bonds purchased to the discounted value of the plan’s benefit payments.  The Company’s pension expense and liability (benefit obligations) increases as the discount rate is reduced.

The Company’s expected return on plan assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns.  The Company’s market related value of plan assets is equal to the fair value of the plan’s assets as of the last day of its fiscal year, and is a determinant for the expected return on plan assets which is a component of post-retirement benefits expense.  The Company’s pension expense increases as the expected return on plan assets decreases.  For 2014, the Company used a 7.50% expected return on plan assets assumption which will remain unchanged for 2015.  The Company believes its actual long-term asset allocation on average will approximate the targeted allocation.  The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices.  The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

The Company’s pension plan asset allocation and the target allocation by asset class are as follows:

		Percentage of Plan Assets at December 31,
	Target Allocation	2014	2013
Domestic equities	25 to 75%	64%	65%
International equities	0 to 10%	6%	7%
Fixed income	25 to 50%	25%	24%
Alternative investments	0 to 5%	3%	1%
Cash and cash equivalents	0 to 20%	2%	3%
Total	100%	100%	100%

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s pension plans’ assets at December 31, 2014 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Domestic equities: (1)
Common stocks	$151,402	$151,402	$-	$-
Mutual funds	4,168	4,168	-	-
International equities (2)	14,584	14,584	-	-
Fixed income: (3)
U.S. Treasury and government agency bonds	25,150	-	25,150	-
Corporate and foreign bonds	13,716	-	13,716	-
Mutual funds	21,405	21,405	-	-
Alternative investments: (4)
Real estate	6,215	6,215	-	-
Commodity funds	1,203	1,203	-	-
Cash and cash equivalents (5)	7,054	-	7,054	-
Total pension assets	$244,897	$198,977	$45,920	$-

The fair value of the Company’s pension plans’ assets at December 31, 2013 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Domestic equities: (1)
Common stocks	$149,456	$149,456	$-	$-
Mutual funds	2,215	2,215	-	-
International equities (2)	16,256	16,256	-	-
Fixed income: (3)
U.S. Treasury and government agency bonds	24,750	-	24,750	-
Corporate and foreign bonds	6,459	-	6,459	-
Mutual funds	24,640	24,640	-	-
Alternative investments: (4)
Real estate	1,950	1,950	-	-
Commodity funds	1,291	1,291	-	-
Cash and cash equivalents (5)	5,330	-	5,330	-
Total pension assets	$232,347	$195,808	$36,539	$-

(1)

Investments in common stocks are valued using unadjusted quoted prices obtained from active markets.  Investments in equity mutual funds, which invest in stocks, are valued using the net asset value per unit as obtained from quoted market prices from active markets.

(2)	Investments in international equities are valued using unadjusted quoted prices obtained from active markets.
(3)

Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities.  Investments in fixed income mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices in active markets.

(4)	Alternative investments are comprised of real estate funds, real estate investment trusts, and commodity funds, and are valued using unadjusted quoted prices obtained from active markets.
(5)

Cash and cash equivalents is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Equity securities include Aqua America, Inc. common stock in the amounts of $17,409 or 7.1% and $14,983 or 6.5% of total pension plans’ assets as of December 31, 2014 and 2013, respectively.

The asset allocation for the Company’s other post-retirement benefit plans and the target allocation by asset class are as follows:

		Percentage of Plan Assets at December 31,
	Target Allocation	2014	2013
Domestic equities	25 to 75%	57%	58%
International equities	0 to 10%	3%	5%
Fixed income	25 to 50%	25%	24%
Alternative investments	0 to 5%	1%	1%
Cash and cash equivalents	0 to 20%	14%	12%
Total	100%	100%	100%

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2014 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Domestic equities: (1)
Common stocks	$12,265	$12,265	$-	$-
Mutual funds	12,582	12,582	-	-
International equities (2)	1,482	1,482	-	-
Fixed income: (3)
U.S. Treasury and government agency bonds	5,678	-	5,678	-
Corporate and foreign bonds	3,822	-	3,822	-
Mutual funds	1,409	1,409	-	-
Alternative investments (4)	204	204	-	-
Cash and cash equivalents (5)	5,884	-	5,884	-
Total other post-retirement assets	$43,326	$27,942	$15,384	$-

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2013 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Domestic equities: (1)
Common stocks	$12,811	$12,811	$-	$-
Mutual funds	10,977	10,977	-	-
International equities (2)	2,061	2,061	-	-
Fixed income: (3)
U.S. Treasury and government agency bonds	4,679	-	4,679	-
Corporate and foreign bonds	3,933	-	3,933	-
Mutual funds	1,393	1,393	-	-
Alternative investments (4)	162	162	-	-
Cash and cash equivalents (5)	4,824	-	4,824	-
Total other post-retirement assets	$40,840	$27,404	$13,436	$-

(1)

Investments in common stocks are valued using unadjusted quoted prices obtained from active markets.  Investments in equity mutual funds, which invest in stocks, are valued using the net asset value per unit as obtained from quoted market prices from active markets.

(2)	Investments in international equities are valued using unadjusted quoted prices obtained from active markets.
(3)

Investments in U.S. Treasury and government agency bonds and corporate and foreign bonds are valued by a pricing service which utilizes pricing models that incorporate available trade, bid, and other market information to value the fixed income securities.  Investments in fixed income mutual funds, which invest in bonds, are valued using the net asset value per unit as obtained from quoted market prices in active markets.

(4)	Investments in alternative investments are comprised of investments in real estate funds and real estate investment trusts and are valued using unadjusted quoted prices obtained from active markets.
(5)

Cash and cash equivalents is comprised of money market funds, which are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements.  In accordance with funding rules and the Company’s funding policy, during 2015 our pension contribution is expected to be approximately $13,756.

The Company has  a 401(k) savings plan, which is a defined contribution plan and covers substantially all employees.  The Company makes matching contributions that are initially invested in Aqua America, Inc. common stock based on a percentage of an employee’s contribution, subject to specific limitations.  Participants may diversify their Company matching account balances into other investments offered under the 401(k) savings plan.  The Company’s matching contribution and annual profit-sharing contribution, recorded as compensation expense, was $3,051,  $2,790,  and $2,741, for the years ended December 31, 2014, 2013, and 2012, respectively.

Note 16 – Water and Wastewater Rates

On June 7, 2012, the Pennsylvania Public Utility Commission granted Aqua Pennsylvania a water rate increase designed to increase total operating revenues by $16,700, on an annualized basis.  The rates in effect at the time of the filing included $27,449 in surcharges for replacing and rehabilitating infrastructure systems or 7.5% above prior base rates.  Consequently, the total base rates increased by $44,149 since the last base rate increase and this surcharge was reset to zero.  In addition, the rate order provides for a reduction in current income tax expense as a result of the recognition of qualifying income tax benefits if the Company changes its tax accounting method to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for tax purposes.  In December 2012, Aqua Pennsylvania implemented this change which resulted in the net recognition of 2012 income tax benefits of $33,565 which reduced the Company’s current income tax expense and increased net income in the fourth quarter of 2012.  In addition, the Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and, based on the rate order, in 2013, the

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Company began to amortize 1/10th of these capital expenditures.  In accordance with the rate order, the amortization is expected to reduce current income tax expense during periods when qualifying parameters are met.  Beginning in 2013, the Company amortized 1/10th of the qualifying capital expenditures made prior to 2012 and recognized $16,734, annually, of deferred income tax benefits, which reduced current income tax expense and increased the Company’s net income.  As a result of this change, the fourth quarter 2012 surcharge for replacing and rehabilitating infrastructure systems of 2.82% for Aqua Pennsylvania’s water customers was reset to zero beginning January 1, 2013, and Aqua Pennsylvania did not file a water base rate case or this surcharge in 2014 or 2013.

The Company’s operating subsidiaries, excluding the 2012 Pennsylvania water award discussed above, were allowed annual rate increases of $9,886 in 2014, $9,431 in 2013, and $17,923 in 2012, represented by twelve, six, and nine rate decisions, respectively.  Revenues from these increases realized in the year of grant were approximately $5,375, $8,169, and $13,754 in 2014, 2013, and 2012, respectively.

Six states in which the Company operates permit water utilities, and in five states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings.  Currently, Pennsylvania, Illinois, Ohio, Indiana, New Jersey, and North Carolina allow for the use of this surcharge.  On December 22, 2014, the North Carolina Utilities Commission granted the first infrastructure surcharge for Aqua North Carolina.  The Attorney General has filed an appeal to the State Supreme Court challenging the approval.  The surcharge for infrastructure system replacements and rehabilitations is typically adjusted periodically based on additional qualified capital expenditures completed or anticipated in a future period, is capped as a percentage of base rates, generally at 5% to 12.75%, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark.  The surcharge for infrastructure system replacements and rehabilitations provided revenues in 2014, 2013, and 2012 of $4,598, $3,205, and $15,911, respectively.

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

Two operating segments are included within the Other category below.  These segments are not quantitatively significant and are comprised of Aqua Resources and Aqua Infrastructure.  In addition to these segments, Other is comprised of other business activities not included in the reportable segment, including corporate costs that have not been allocated to the Regulated segment and intersegment eliminations.  Corporate costs include general and administrative expenses, and interest expense.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table presents information about the Company’s reportable segment:

		2014			2013
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated
Operating revenues	$756,057	$23,846	$779,903	$744,527	$17,366	$761,893
Operations and maintenance expense	274,754	13,802	288,556	269,804	13,757	283,561
Depreciation	122,728	326	123,054	118,592	(178)	118,414
Operating income	305,333	9,026	314,359	300,779	883	301,662
Interest expense, net of AFUDC	66,972	4,291	71,263	68,560	6,481	75,041
Income tax (benefit)	24,792	427	25,219	24,911	(3,678)	21,233
Income (loss) from continuing operations	213,890	(6)	213,884	207,509	(4,638)	202,871
Capital expenditures	325,943	2,662	328,605	307,032	876	307,908
Total assets	5,195,191	211,561	5,406,752	4,893,573	158,244	5,051,817
Goodwill	24,564	6,620	31,184	24,102	4,121	28,223

		2012
		Other and
	Regulated	Eliminations	Consolidated
Operating revenues	$732,955	$17,730	$750,685
Operations and maintenance expense	256,902	13,140	270,042
Depreciation	112,299	(1,372)	110,927
Operating income	314,057	3,549	317,606
Interest expense, net of AFUDC	66,882	6,733	73,615
Income tax (benefit)	65,974	(754)	65,220
Income from continuing operations	181,622	215	181,837
Capital expenditures	345,789	1,309	347,098
Total assets	4,561,925	296,592	4,858,517
Goodwill	24,031	4,121	28,152

Selected Quarterly Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollars, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2014
Operating revenues	$182,672	$195,307	$210,535	$191,389	$779,903
Operations and maintenance expense	71,686	70,375	72,374	74,121	288,556
Operating income	66,770	79,934	95,058	72,597	314,359
Income from continuing operations	42,401	54,818	67,711	48,954	213,884
Income from discontinued operations	458	751	285	17,861	19,355
Net income attributable to common shareholders	42,859	55,569	67,996	66,815	233,239
Basic income from continuing operations per common share	0.24	0.31	0.38	0.28	1.21
Diluted income from continuing operations per common share	0.24	0.31	0.38	0.28	1.20
Basic income from discontinued operations per common share	0.00	0.00	0.00	0.10	0.11
Diluted income from discontinued operations per common share	0.00	0.00	0.00	0.10	0.11
Basic net income per common share	0.24	0.31	0.38	0.38	1.32
Diluted net income per common share	0.24	0.31	0.38	0.38	1.31
Dividend paid per common share	0.152	0.152	0.165	0.165	0.634
Dividend declared per common share	0.152	0.152	0.165	0.165	0.634
Price range of common stock:
- high	25.56	26.27	26.29	28.22	28.22
- low	22.40	24.25	23.12	23.26	22.40

2013
Operating revenues	$178,552	$193,943	$202,320	$187,078	$761,893
Operations and maintenance expense	67,794	70,412	71,631	73,724	283,561
Operating income	66,938	79,750	86,140	68,834	301,662
Income from continuing operations	40,864	53,004	62,749	46,254	202,871
Income from discontinued operations	5,701	582	868	11,278	18,429
Net income attributable to common shareholders	46,565	53,586	63,617	57,532	221,300
Basic income from continuing operations per common share	0.23	0.30	0.36	0.26	1.15
Diluted income from continuing operations per common share	0.23	0.30	0.35	0.26	1.15
Basic income from discontinued operations per common share	0.03	0.00	0.00	0.06	0.10
Diluted income from discontinued operations per common share	0.03	0.00	0.00	0.06	0.10
Basic net income per common share	0.27	0.30	0.36	0.33	1.26
Diluted net income per common share	0.26	0.30	0.36	0.32	1.25
Dividend paid per common share	0.140	0.140	0.152	0.152	0.584
Dividend declared per common share	0.140	0.292	-	0.152	0.584
Price range of common stock:
- high	25.17	26.62	28.12	25.78	28.12
- low	20.61	23.52	24.01	22.69	20.61

High and low prices of the Company’s common stock are as reported on the New York Stock Exchange.  The cash dividend paid in September 2013 of $0.152 was declared in May 2013.

Summary of Selected Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollars, except per share amounts)

Years ended December 31,	2014	2013	2012	2011	2010
PER COMMON SHARE:
Income from continuing operations:
Basic	$1.21	$1.15	$1.04	$0.81	$0.67
Diluted	1.20	1.15	1.04	0.81	0.67
Income from discontinued operations:
Basic	0.11	0.10	0.08	0.02	0.06
Diluted	0.11	0.10	0.08	0.02	0.06
Net income:
Basic	1.32	1.26	1.13	0.83	0.72
Diluted	1.31	1.25	1.12	0.83	0.72
Cash dividends declared and paid	0.63	0.58	0.54	0.50	0.47
Return on Aqua America stockholders' equity	14.1%	14.4%	14.2%	11.4%	10.6%
Book value at year end	$9.37	$8.68	$7.91	$7.21	$6.82
Market value at year end	26.70	23.59	20.34	17.64	17.98
INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$779,903	$761,893	$750,685	$680,677	$653,812
Depreciation and amortization	126,535	123,985	116,180	107,463	110,998
Interest expense, net (1)	71,263	75,041	73,615	70,658	68,613
Income from continuing operations before income taxes	239,103	224,104	247,057	207,265	187,930
Provision for income taxes	25,219	21,233	65,220	67,590	73,521
Income from continuing operations	213,884	202,871	181,837	139,675	114,409
Income from discontinued operations	19,355	18,429	14,726	3,394	9,566
Net income attributable to common shareholders	233,239	221,300	196,563	143,069	123,975
BALANCE SHEET HIGHLIGHTS:
Total assets	$5,406,752	$5,051,817	$4,858,517	$4,348,420	$4,072,466
Property, plant and equipment, net	4,401,990	4,138,568	3,907,552	3,502,968	3,249,740
Aqua America stockholders' equity	1,655,343	1,534,835	1,385,704	1,251,313	1,174,254
Long-term debt, including current portion	1,619,270	1,554,871	1,588,992	1,475,886	1,519,457
Total debt	1,637,668	1,591,611	1,669,375	1,583,657	1,609,125
ADDITIONAL INFORMATION:
Operating cash flows from continuing operations	$364,888	$365,409	$375,823	$349,927	$242,457
Capital additions	328,605	307,908	347,098	324,360	306,216
Net cash expended for acquisitions of utility systems and other	14,616	14,997	121,248	8,515	8,625
Dividends on common stock	112,106	102,889	93,423	87,133	80,907
Number of utility customers served (2)	940,119	928,200	917,986	848,336	845,042
Number of shareholders of common stock	25,780	25,833	26,216	26,744	27,274
Common shares outstanding (000)	176,753	176,751	175,209	173,519	172,219
Employees (full-time) (2)	1,617	1,542	1,556	1,464	1,480

(1)	Net of allowance for funds used during construction and interest income.
(2)	Reflects continuing operations.