Form 10-K, Exhibit 13
period 2015-12-31
AQUA AMERICA INC
filed 2016-02-26
CIK 78128

Exhibit 13.1

SELECTED PORTIONS OF ANNUAL REPORT TO SHAREHOLDERS

FOR THE YEAR ENDED DECEMBER 31, 2015

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(In thousands of dollars, except per share amounts)

FORWARD-LOOKING STATEMENTS

This report by Aqua America, Inc. (“Aqua America,” “we” or “us”) contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks, uncertainties and other factors, that may be outside our control and that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements where statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “plans,” “future,” “potential,” “probably,” “predictions,” “intends,” “will,” “continue”, “in the event”, or the negative of such terms or similar expressions.  Forward-looking statements in this report, include, but are not limited to, statements regarding:

•	recovery of capital expenditures and expenses in rates;
•	projected capital expenditures and related funding requirements;
•	the availability and cost of capital financing;
•	developments, trends and consolidations within the water and wastewater utility and infrastructure industries;
•	dividend payment projections;
•	future financing plans;
•	future pension contributions;
•	the impact of changes in income tax laws regarding tax-basis depreciation on capital additions, and income tax deductions for qualifying utility asset improvements;
•	our determination of what qualifies as a capital cost versus an income tax deduction for qualifying utility asset improvements;
•	opportunities for future acquisitions, the success of pending acquisitions and the impact of future acquisitions;
•	acquisition-related costs and synergies;
•	the sale of water and wastewater divisions;
•	the capacity of our water supplies, water facilities and wastewater facilities;
•	the impact of geographic diversity on our exposure to unusual weather;
•	the impact of conservation awareness of customers and more efficient plumbing fixtures and appliances on water usage per customer;
•	the availability and cost of key production necessities, including power, chemicals and purchased water or wastewater services;
•	the availability of qualified personnel;
•	the return performance of our defined benefit pension and other post-retirement plans’ assets;
•	general economic conditions;
•	the impact of Federal and/or state tax policies and the regulatory treatment of the effects of those policies; and
•	the impact of accounting pronouncements and income taxation policies.

Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including but not limited to:

•	changes in general economic, business, credit and financial market conditions;
•	changes in governmental laws, regulations and policies, including those dealing with taxation, the environment, health and water quality, and public utility regulation;
•	changes to the rules or our assumptions underlying our determination of what qualifies for an income tax deduction for qualifying utility asset improvements;
•	the decisions of governmental and regulatory bodies, including decisions on rate increase requests;
•	our ability to file rate cases on a timely basis to minimize regulatory lag;
•	abnormal weather conditions, including those that result in water use restrictions;

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

•	changes in, or unanticipated, capital requirements;
•	changes in our credit rating or the market price of our common stock;
•	our ability to integrate businesses, technologies or services which we may acquire;
•	change in valuation of strategic ventures;
•	our ability to manage the expansion of our business;
•	our ability to treat and supply water or collect and treat wastewater;
•	the extent to which we are able to develop and market new and improved services;
•	the effect of the loss of major customers;
•	our ability to retain the services of key personnel and to hire qualified personnel as we expand;
•	labor disputes;
•	increasing difficulties in obtaining insurance and increased cost of insurance;
•	cost overruns relating to improvements to, or the expansion of, our operations;
•	increases in the costs of goods and services;
•	civil disturbance or terroristic threats or acts;
•	the continuous and reliable operation of our information technology systems, including the impact of cyber security attacks or other cyber-related events;
•	changes in accounting pronouncements;
•	litigation and claims; and
•	changes in environmental conditions, including the effects of climate change.

Given these uncertainties, you should not place undue reliance on these forward-looking statements.  You should read this report with the understanding that our actual future results, performance and achievements may be materially different from what we expect.  These forward-looking statements represent our estimates and assumptions only as of the date of this report.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we are not obligated to update these forward-looking statements, even though our situation may change in the future.  We qualify all of our forward-looking statements by these cautionary statements. As you read this report, you should pay particular attention to the Risk Factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

OVERVIEW

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes.

The Company

Aqua America, Inc., a Pennsylvania corporation, is the holding company for regulated utilities providing water or wastewater services to what we estimate to be almost three million people in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Indiana, and Virginia.  Our largest operating subsidiary is Aqua Pennsylvania, Inc., which accounted for approximately 52% of our operating revenues and approximately 76% of our Regulated segment’s income from continuing operations for 2015.   As of December 31, 2015,  Aqua Pennsylvania provided water or wastewater services to approximately one-half of the total number of people we serve. Aqua Pennsylvania’s service territory is located in the suburban areas in counties north and west of the City of Philadelphia and in 27 other counties in Pennsylvania.  Our other regulated utility subsidiaries provide similar services in seven other states.  In addition, the Company’s market-based activities are conducted through Aqua Resources, Inc. and Aqua Infrastructure, LLC.  Aqua Resources provides water and wastewater service through operating and maintenance contracts with municipal authorities and other parties close to our utility companies’ service territories; offers, through a third party, water and sewer line repair service and protection solutions to households; inspects, cleans and repairs

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

storm and sanitary wastewater lines; installs and tests devices that prevent the contamination of potable water; designs and builds water and wastewater systems; and provides other market-based water and wastewater services.  In addition, Aqua Resources provides liquid waste hauling and disposal services in a business unit that the Company has decided to sell, which as of December 31, 2015 is reported as assets held for sale in the Company’s Consolidated Balance Sheets.  Aqua Infrastructure provides non-utility raw water supply services for firms in the natural gas drilling industry.

Aqua America, which prior to its name change in 2004 was known as Philadelphia Suburban Corporation, was formed in 1968 as a holding company for its primary subsidiary, Aqua Pennsylvania, formerly known as Philadelphia Suburban Water Company.  Since the early 1990s, we have embarked on a growth through acquisition strategy focused on water and wastewater operations.  Our most significant transactions to date have been the merger with Consumers Water Company in 1999, the acquisition of the regulated water and wastewater operations of AquaSource, Inc. in 2003, the acquisition of Heater Utilities, Inc. in 2004, and the acquisition of American Water Works Company, Inc.’s regulated water and wastewater operations in Ohio in 2012.  Since the early 1990s, our business strategy has been primarily directed toward the regulated water and wastewater utility industry, where we have more than quadrupled the number of regulated customers we serve, and have extended our regulated utility operations from southeastern Pennsylvania to include our current operations in seven other states.

During 2010 through 2013, we sold our utility operations in six states, pursuant to a portfolio rationalization strategy to focus our operations in areas where we have critical mass and economic growth potential.

In December 2014, we completed the sale of our water utility system in southwest Allen County, Indiana to the City of Fort Wayne, Indiana.  The completion of this sale settled the dispute concerning the February 2008 acquisition, by eminent domain, by the City of Fort Wayne, of the northern portion of our water and wastewater utility systems.  In addition, as a result of this transaction, Aqua Indiana will expand its sewer customer base by accepting new wastewater flows from the City of Fort Wayne.  Refer to Note 3 – Discontinued Operations and Other Disposition for further information on this sale.

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

Economic Regulation

Most of our water and wastewater utility operations are subject to regulation by their respective state utility commissions, which have broad administrative power and authority to regulate billing rates, determine franchise areas and conditions of service, approve acquisitions, and authorize the issuance of securities.  The utility commissions also generally establish uniform systems of accounts and approve the terms of contracts with affiliates and customers, business combinations with other utility systems, and loans and other financings.  The policies of the utility commissions often differ from state to state, and may change over time.  A small number of our operations are subject to rate regulation by county or city government.  Over time, the regulatory party in a particular state may change, as was the case for our Texas operations where, in 2014, economic regulation changed from the Texas Commission on Environmental Quality to the Texas Public Utility Commission.  The profitability of our utility operations is influenced to a great extent by the timeliness and adequacy of rate allowances in the various states in which we operate.  A consideration in evaluating which states to focus our growth and investment strategy is whether a state provides for consolidated rates, a  surcharge for replacing and rehabilitating infrastructure systems, and other regulatory policies that promote infrastructure investment and efficiency in processing rate cases.

Rate Case Management Capability – We strive to achieve the industry’s mission by effective planning, efficient investments, and productive use of our resources.  We maintain a rate case management capability to pursue timely and adequate returns on the capital investments that we make in improving our distribution system, treatment plants, information technology systems, and other infrastructure.  This capital investment represents our assets used and useful in providing utility

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

service, and is commonly referred to as rate base.  Timely, adequate rate relief is important to our continued profitability and in providing a fair return to our shareholders, and thus providing access to capital markets to help fund these investments.  Accordingly, the objective of our rate case management strategy is to provide that the rates of our utility operations reflect, to the extent practicable, the timely recovery of increases in costs of operations (primarily labor and employee benefits, electricity, chemicals, transportation, maintenance expenses, insurance and claims costs, and costs to comply with environmental regulations), capital, and taxes.  In pursuing our rate case strategy, we consider the amount of net utility plant additions and replacements made since the previous rate decision, the changes in the cost of capital, changes in our capital structure, and changes in operating and other costs.  Based on these assessments, our utility operations periodically file rate increase requests with their respective state utility commissions or local regulatory authorities.  In general, as a regulated enterprise, our water and wastewater rates are established to provide full recovery of utility operating costs, taxes, interest on debt used to finance capital investments, and a return on equity used to finance capital investments.  Our ability to recover our expenses in a timely manner and earn a return on equity employed in the business helps determine the profitability of the Company.  As of December 31, 2015, the Company’s rate base that has been filed with the respective state utility commissions or local regulatory authorities is $2,852,712, and $617,157 is subject to review by the respective state utility commissions or local regulatory authorities.

Our water and wastewater operations are composed of 52 rate divisions, each of which requires a separate rate filing for the evaluation of the cost of service and recovery of investments in connection with the establishment of tariff rates for that rate division.  When feasible and beneficial to our utility customers, we have sought approval from the applicable state utility commission to consolidate rate divisions to achieve a more even distribution of costs over a larger customer base.  All of the eight states in which we operate currently permit us to file a revenue requirement using some form of consolidated rates for some or all of the rate divisions in that state.

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

Effects of Inflation – Recovery of the effects of inflation through higher water and wastewater rates is dependent upon receiving adequate and timely rate increases.  However, rate increases are not retroactive and often lag increases in costs caused by inflation.  On occasion, our regulated utility companies may enter into rate settlement agreements, which require us to wait for a period of time to file the next base rate increase request.  These agreements may result in regulatory lag whereby inflationary increases in expenses may not yet be reflected in rates, or a gap may exist between when a capital project is completed and the start of its recovery in rates.  Even during periods of moderate inflation, the effects of inflation can have a negative impact on our operating results.

Growth-Through-Acquisition Strategy

Part of our strategy to meet the industry challenges is to actively explore opportunities to expand our utility operations through acquisitions of water and wastewater utilities either in areas adjacent to our existing service areas or in new service areas, and to explore acquiring market-based businesses that are complementary to our regulated water and wastewater operations.  To complement our growth strategy, we routinely evaluate the operating performance of our individual utility systems, and in instances where limited economic growth opportunities exist or where we are unable to achieve favorable operating results or a return on equity that we consider acceptable, we will seek to sell the utility system and reinvest the proceeds in other utility systems.  Consistent with this strategy, we are focusing our acquisitions and resources in states where we have critical mass of operations in an effort to achieve economies of scale and increased efficiency.  Our growth-through-acquisition strategy allows us to operate more efficiently by sharing operating expenses over more utility customers and provides new locations for possible future growth.  Another element of our growth strategy is the consideration of opportunities to expand by acquiring other utilities, including those that may be in a new state if they provide promising economic growth opportunities and a return on equity that we consider acceptable.  The ability to successfully execute this strategy and meet the industry challenges is largely due to our core competencies, financial position, and our qualified and

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

trained workforce, which we strive to retain by treating employees fairly and providing our employees with development and growth opportunities.

During 2015, we completed 16 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represents 17,747 new customers.    During 2014, we completed 16 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represents 12,120 new customers.  During 2013, we completed 15 acquisitions and other growth ventures, which along with the organic growth in our existing systems, represents 12,341 new customers.

In addition to acquisitions, from time to time, we sell utility systems or relinquish ownership in systems through condemnation.  In 2014 and 2013, consistent with our strategy to evaluate future growth opportunities or the financial performance of our individual utility systems, we divested our operations in the following states:

•	our wastewater treatment facility in Georgia in March 2014; and
•	our water and wastewater utility systems in Florida in separate transactions in March, April, and December of 2013.

In addition, in December 2014, we sold our water utility systems in Fort Wayne, Indiana.

In addition to the dispositions mentioned above, in 2013 we sold three utility systems representing 1,763 customers.

The operating results, cash flows, and financial position of the Company’s water utility systems in Fort Wayne, Indiana and Georgia, and Florida subsidiaries were presented in the Company’s consolidated financial statements as discontinued operations.

We believe that utility acquisitions, organic growth, and expansion of our market-based business will continue to be the primary sources of customer growth for us.  With approximately 53,000 community water systems in the U.S., 82% of which serve less than 3,300 customers, the water industry is the most fragmented of the major utility industries (telephone, natural gas, electric, water and wastewater).  In the states where we operate regulated utilities, we believe there are approximately 14,500 community water systems of widely-varying size, with the majority of the population being served by government-owned water systems.

Although not as fragmented as the water industry, the wastewater industry in the U.S. also presents opportunities for consolidation.  According to the U.S. Environmental Protection Agency’s (“EPA”) most recent survey of wastewater treatment facilities (which includes both government-owned and privately-owned facilities) in 2012, there are approximately 15,000 such facilities in the nation serving approximately 76% of the U.S. population.  The remaining population represents individual homeowners with their own treatment facilities; for example, community on-lot disposal systems and septic tank systems.  The vast majority of wastewater facilities are government-owned rather than privately-owned.  The EPA survey also indicated that there are approximately 4,000 wastewater facilities in operation in the states where we operate regulated utilities.

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

We are actively exploring opportunities to expand our water and wastewater utility operations through regulated utility acquisitions or otherwise, including the management of publicly-owned facilities in a public-private partnership.  We intend to continue to pursue acquisitions of government-owned and privately-owned water and wastewater utility systems that provide services in areas near our existing service territories or in new service areas.  It is our intention to focus on growth

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

opportunities in states where we have critical mass, which allows us to improve economies of scale through spreading our fixed costs over more customers – this cost efficiency should enable us to reduce the size of future rate increases.  Periodically, we consider opportunities for the acquisition of market-based water and wastewater service businesses, as well as other utilities, including those that may be in a new state.    From time to time, we also seek other potential business opportunities, including partnering with public and private utilities to invest in water and wastewater infrastructure improvements, and growing our market-based subsidiary, Aqua Resources.

Sendout

Sendout represents the quantity of treated water delivered to our distribution systems.  We use sendout as an indicator of customer demand.  Weather conditions tend to impact water consumption, particularly during the late spring, summer, and early fall when discretionary and recreational use of water is at its highest.  Consequently, a higher proportion of annual operating revenues are realized in the second and third quarters. In general, during this period, an extended period of hot and dry weather increases water consumption, while above-average rainfall and cool weather decreases water consumption.  Conservation efforts, construction codes that require the use of low-flow plumbing fixtures, as well as mandated water use restrictions in response to drought conditions can reduce water consumption.  We believe an increase in conservation awareness by our customers, including the increased use of more efficient plumbing fixtures and appliances, may continue to result in a long-term structural trend of declining water usage per customer.  These gradual long-term changes are normally taken into account by the utility commissions in setting rates, whereas significant short-term changes in water usage, resulting from drought warnings, water use restrictions, or extreme weather conditions, may not be fully reflected in the rates we charge between rate proceedings.

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

The geographic diversity of our utility customer base reduces the effect of our exposure to extreme or unusual weather conditions in any one area of the country.  During the year ended December 31, 2015, our operating revenues were derived principally from the following states:  approximately 52% in Pennsylvania, 12% in Ohio, 9% in Texas, 7% in Illinois, and 6% in North Carolina.

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

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

We also review the measure of earnings before interest, taxes, and depreciation (“EBITD”) and the measure of earnings before income taxes as compared to our operating budget.  Furthermore, we review the measure of earnings before unusual items that are noncash and not directly related to our core business, such as the measure of adjusted earnings to remove the joint venture impairment charge recognized in the fourth quarter of 2015.    Refer to Note 1 – Summary of Significant Accounting Policies  – Investment in Joint Venture for information regarding the impairment charge.  We review these measurements regularly and compare them to historical periods, to our operating budget as approved by our Board of Directors, and to other publicly-traded water utilities.

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

•

Acquisitions – In general, acquisitions of smaller undercapitalized utility systems in some areas may initially increase our operating expense ratio if the operating revenues generated by these operations are accompanied by a higher ratio of operations and maintenance expenses as compared to other operational areas of the company that are more densely populated and have integrated operations.  In these cases, the acquired operations are characterized as having relatively higher operating costs to fixed capital costs, in contrast to the majority of our operations, which generally consist of larger, interconnected systems, with higher fixed capital costs (utility plant investment) and lower operating costs per customer.  In addition, we operate market-based subsidiary companies, Aqua Resources and Aqua Infrastructure.  The cost-structure of these market-based companies differs from our utility companies in that, although they may generate free cash flow, these companies have a much higher ratio of operations and maintenance expenses to operating revenues and a lower capital investment and, consequently, a lower ratio of fixed capital costs versus operating revenues in contrast to our regulated operations.  As a result, the operating expense ratio is not comparable between the businesses.  These market-based subsidiary companies are not a component of our Regulated segment.

We continue to evaluate initiatives to help control operating costs and improve efficiencies.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Selected Financial and Operating Statistics

Our selected five-year consolidated financial and operating statistics follow:

Years ended December 31,	2015	2014	2013 (1)	2012 (2)	2011 (3)
Utility customers:
Residential water	791,404	779,665	771,660	766,121	711,664
Commercial water	40,151	39,614	39,237	38,805	34,806
Industrial water	1,353	1,357	1,368	1,373	1,212
Other water	17,420	17,412	17,230	16,643	15,676
Wastewater	107,538	102,071	98,705	95,044	84,978
Total utility customers	957,866	940,119	928,200	917,986	848,336
Operating revenues:
Residential water	$477,773	$460,013	$457,404	$441,240	$403,311
Commercial water	126,677	122,795	121,178	117,559	105,461
Industrial water	28,021	27,369	25,263	24,822	21,407
Other water	56,997	59,474	57,446	70,693	64,769
Wastewater	79,399	76,472	73,062	68,225	62,780
Other utility	10,746	9,934	10,174	10,416	10,585
Regulated segment total	779,613	756,057	744,527	732,955	668,313
Other and eliminations	34,591	23,846	17,366	17,730	12,364
Consolidated	$814,204	$779,903	$761,893	$750,685	$680,677
Operations and maintenance expense	$309,310	$288,556	$283,561	$270,042	$255,017
Joint venture impairment charge (5)	$21,433	$-	$-	$-	$-
Income from continuing operations	$201,790	$213,884	$202,871	$181,837	$139,675
Net income attributable to common shareholders	$201,790	$233,239	$221,300	$196,563	$143,069
Capital expenditures	$364,689	$328,605	$307,908	$347,098	$324,360
Operating Statistics
Selected operating results as a
percentage of operating revenues:
Operations and maintenance	38.0%	37.0%	37.2%	36.0%	37.5%
Depreciation and amortization	15.8%	16.2%	16.3%	15.5%	15.8%
Taxes other than income taxes	6.8%	6.5%	6.9%	6.2%	6.0%
Interest expense, net	9.4%	9.8%	10.1%	10.4%	11.4%
Income from continuing operations	24.8%	27.4%	26.6%	24.2%	20.5%
Return on Aqua America stockholders' equity	11.7%	14.1%	14.4%	14.2%	11.4%
Ratio of capital expenditures to depreciation expense	2.9	2.7	2.6	3.1	3.2
Effective tax rate (4)	6.9%	10.5%	9.5%	26.4%	32.6%

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

(4)	See Results of Operations – Income Taxes for a discussion of the effective tax rate change that commenced in 2012.
(5)

Represents a $21,433 ($32,975 pre-tax) joint venture impairment charge.  This amount represents our share of the impairment charge recognized by our joint venture that operates a private pipeline to supply raw water to firms with natural gas well drilling operations.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

RESULTS OF OPERATIONS

Our income from continuing operations has grown at an annual compound rate of approximately 12.0% and our net income has grown at an annual compound rate of approximately 10.2% during the five-year period ended December 31, 2015.  During the past five years, operating revenues grew at a compound rate of 4.5% and operating expenses grew at a compound rate of 4.3%.  In addition, as a result of the implementation, in 2012, of an income tax accounting change that provides for a reduction in current income taxes, the Company’s provision for income taxes decreased by $52,628 or 77.9%  during the five-year period ended December 31, 2015.  Refer to Note 7  – Income Taxes for information regarding this change to allow expensing, for tax purposes, of qualifying utility asset improvement costs.

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

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Unless specifically noted, the following discussion and analysis provides information on our consolidated results of continuing operations.  The following table provides the Regulated segment and consolidated information for the years ended December 31, 2015, 2014, and 2013:

	2015			2014
	Regulated	Other and Eliminations	Consolidated	Regulated	Other and Eliminations	Consolidated
Operating revenues	$779,613	$34,591	$814,204	$756,057	$23,846	$779,903
Operations and maintenance expense	282,866	26,444	309,310	274,754	13,802	288,556
Taxes other than income taxes	52,361	2,696	55,057	48,218	2,235	50,453
Earnings before interest, taxes, depreciation and amortization	$444,386	$5,451	449,837	$433,085	$7,809	440,894
Depreciation and amortization			128,737			126,535
Operating income			321,100			314,359
Other expense (income):
Interest expense, net			76,536			76,397
Allowance for funds used during construction			(6,219)			(5,134)
(Gain) loss on sale of other assets			(468)			4
Gain on extinguishment of debt			(678)			-
Equity loss in joint venture			35,177			3,989
Provision for income taxes			14,962			25,219
Income from continuing operations			201,790			213,884
Income from discontinued operations, net of income taxes of $12,800 for 2014			-			19,355
Net income			$201,790			$233,239

	2013
	Regulated	Other and Eliminations	Consolidated
Operating revenues	$744,527	$17,366	$761,893
Operations and maintenance expense	269,804	13,757	283,561
Taxes other than income taxes	50,523	2,162	52,685
Earnings before interest, taxes, depreciation and amortization	$424,200	$1,447	425,647
Depreciation and amortization			123,985
Operating income			301,662
Other expense (income):
Interest expense, net			77,316
Allowance for funds used during construction			(2,275)
Gain on sale of other assets			(148)
Equity loss in joint venture			2,665
Provision for income taxes			21,233
Income from continuing operations			202,871
Income from discontinued operations, net of income taxes of $9,678			18,429
Net income			$221,300

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Consolidated Results

Operating Revenues – Operating revenues totaled $814,204 in 2015, $779,903 in 2014, and $761,893 in 2013.  The growth in revenues over the past three years is a result of increases in our customer base and water and wastewater rates.  The number of customers increased at an annual compound rate of 1.3% over the past three years due to acquisitions and organic growth, adjusted to exclude customers associated with utility system dispositions.  Acquisitions in our Regulated segment have provided additional water and wastewater revenues of $8,900, in 2015, $2,732 in 2014, and $16,200 in 2013.  Rate increases implemented during the past three years have provided additional operating revenues of $8,503 in 2015, $5,250 in 2014, and $25,676 in 2013.  The decreasing trend, when compared to 2013, in operating revenues from rate increases is primarily due to Aqua Pennsylvania not filing for a water base rate case or infrastructure rehabilitation surcharge since 2012 as a result of the 2012 rate case settlement discussed in the paragraph below.

On June 7, 2012, Aqua Pennsylvania reached a settlement agreement in its rate filing with the Pennsylvania Public Utility Commission, which in addition to a water rate increase, provided for a reduction in current income tax expense as a result of the recognition of qualifying income tax benefits upon Aqua Pennsylvania changing its tax accounting method to permit the expensing of qualifying utility asset improvement costs that historically had been capitalized and depreciated for book and tax purposes.  In December 2012, Aqua Pennsylvania implemented this change which resulted in a substantial reduction in income tax expense and greater net income and cash flow.   As a result, Aqua Pennsylvania was able to suspend its water Distribution System Improvement Charges in 2013 and lengthen the amount of time until the next Aqua Pennsylvania rate case is filed.  As a result of the Pennsylvania rate order, income tax benefits reduced the Company’s current income tax expense and increased net income $60,555 in 2013, $69,048 in 2014 and $72,944 in 2015.    The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and based on the settlement agreement, beginning in 2013, the Company began to amortize 1/10th of these expenditures, or $38,000 annually, which reduced income tax expense and increased the Company’s net income by $16,734, which is included in the income tax benefits noted in the previous sentence.  In accordance with the settlement agreement, this amortization is expected to reduce income tax expense during periods when qualifying parameters are met.

Our operating subsidiaries received rate increases representing estimated annualized revenues of $3,347 in 2015 resulting from four rate decisions, $9,886 in 2014 resulting from twelve rate decisions, and $9,431 in 2013 resulting from six rate decisions.  Revenues from these increases realized in the year of grant were $2,887 in 2015, $5,375 in 2014, and $8,169 in 2013.  As of December 31, 2015, our operating subsidiaries have filed one rate request, which is being reviewed by the state utility commission, proposing an aggregate increase of $1,490 in annual revenues.  In January 2016, we filed a rate request in New Jersey, which is being reviewed by the state utility commission, proposing an aggregate increase of $2,536 in annual revenues.  During 2016, we intend to file three additional rate requests proposing an aggregate of approximately $7,628 of increased annual revenues; the timing and extent to which our rate increase requests may be granted will vary by state.

Currently, Pennsylvania, Illinois, Ohio, Indiana, New Jersey, and North Carolina allow for the use of a surcharge for replacing and rehabilitating infrastructure systems.  The rate increases under this surcharge typically adjust periodically based on additional qualified capital expenditures completed or anticipated in a future period.  This surcharge is capped as a percentage of base rates, generally at 5% to 12.75% of base rates, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark.  These surcharges provided revenues of $3,261 in 2015, $4,598 in 2014, and $3,205 in 2013.

Our Regulated segment also includes operating revenues of $10,746 in 2015, $9,934 in 2014, and $10,174 in 2013 associated with contract operations that are integrated into the regulated utility business and operations.  These amounts vary over time according to the level of activity associated with the utility contract operations.

In addition to the Regulated segment operating revenues, we recognized market-based revenues that are associated with Aqua Resources and Aqua Infrastructure of $34,909 in 2015, $24,189 in 2014, and $17,712 in 2013.  The growth in our market-based revenues in 2015 is principally associated with revenue from acquisitions of $10,105, which reflects a full year of operations from prior year acquisitions, and the growth in 2014 is principally due to additional revenues of $3,511 associated with market-based water and wastewater services provided by Aqua Resources, and acquisitions, which provided additional revenues of $2,726.

Operations and Maintenance Expenses – Operations and maintenance expenses totaled $309,310 in 2015, $288,556 in 2014, and $283,561 in 2013.  Most elements of operating costs are subject to the effects of inflation and changes in the number of customers served.  Several elements are subject to the effects of changes in water consumption, weather, and the degree of water treatment required due to variations in the quality of the raw water.  The principal elements of operating costs

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

are labor and employee benefits, electricity, chemicals, transportation, maintenance expenses, insurance and claims costs, and costs to comply with environmental regulations.  Electricity and chemical expenses vary in relationship to water consumption, raw water quality, and price changes.  Maintenance expenses are sensitive to extremely cold weather, which can cause water mains to rupture, resulting in additional costs to repair the affected main.

Operations and maintenance expenses increased in 2015 as compared to 2014 by $20,754 or 7.2%, primarily due to:  additional operating costs associated with acquisitions, consisting of market-based activities of $8,313 and utility systems of $6,823;  an increase in water productions costs of $3,401;  leadership transition expenses of $2,510;  the recording of a reserve of $1,862 for water rights held for future use;  the recording of a legal contingency reserve of $1,580;  the effect of the favorable recognition of a regulatory asset in 2014 of $1,575;  and an increase in legal fees of $1,420;  offset by a decrease in postretirement benefits expense of $4,447.  The increase in water production costs of $3,401 was impacted by an increase in energy costs resulting from the extreme cold temperatures experienced in many of our service territories in the first quarter of 2015.

Operations and maintenance expenses increased in 2014 as compared to 2013 by $4,995 or 1.8%, primarily due to:  additional operating costs associated with acquired utility systems and other growth ventures of $3,871; additional operating expenses of $2,683 primarily associated with market-based water and sewer line repairs and construction services; additional operating costs of $1,861 associated with severe winter weather conditions experienced in many of our service territories; an increase in bad debt expense of $1,131; and the effect of the June 2013 gain on sale of a utility system of $1,025; partially offset by a reduction in post-retirement benefits expense of $3,010 and the recognition of a regulatory asset in 2014 of $1,575.  The gain on sale of a utility system is reported in the consolidated statement of net income as a component of operations and maintenance expense.

Depreciation and Amortization Expenses – Depreciation expense was $125,290 in 2015, $123,054 in 2014, and $118,414 in 2013, and has increased principally as a result of the significant capital expenditures made to expand and improve our utility facilities, and our acquisitions of new utility systems.  The increase for 2015 was impacted by the absence of a credit recognized in 2014 for the effect of decreased depreciation rates implemented in our Texas operating subsidiary, offset by a decrease in depreciation rates, implemented in 2015, for Aqua Pennsylvania.  The increase for 2014 was partially offset by the implementation of lower depreciation rates for our Texas operating subsidiary.

Amortization expense was $3,447 in 2015, $3,481 in 2014, and $5,571 in 2013, and has decreased primarily due to the completion of the recovery of our costs associated with various rate filings.  Additionally, in 2014 the amortization period for costs associated with providing raw water supply services for firms in the natural gas drilling industry was increased.  Expenses associated with filing rate cases are deferred and amortized over periods that generally range from one to three years.

Taxes Other than Income Taxes – Taxes other than income taxes totaled $55,057 in 2015, $50,453 in 2014, and $52,685 in 2013.  The increase in 2015 is primarily due to an increase in property taxes of $2,412 largely due to the effect of a non-recurring credit realized in 2014 that resulted in a reduction in property taxes for our Ohio operating subsidiary.  The decrease in 2014 is primarily due to a decrease in property taxes of $1,208 associated primarily with a reduction in the property tax rate assessed for our Ohio operating subsidiary recognized in 2014, and a decrease in capital stock taxes of $812 primarily associated with a decrease in capital stock taxes assessed for Aqua Pennsylvania.

Interest Expense, net – Net interest expense was $76,536 in 2015, $76,397 in 2014, and $77,316 in 2013.  Interest income of $272 in 2015, $316 in 2014, and $438 in 2013 was netted against interest expense.  Net interest expense increased in 2015 due to an increase in average short-term borrowings of $13,977 and an increase in average outstanding fixed rate long-term debt of $91,785, partially offset by a decline in long-term interest rates.  Net interest expense decreased in 2014 primarily due to a decline in average short-term borrowings of $16,186, partially offset by an increase in average outstanding fixed rate long-term debt of $13,276, as well as a decline in long and short term interest rates.  Interest income decreased in 2015 and 2014 due to lower investment rates.  The weighted average cost of fixed rate long-term debt was 4.57% at December 31, 2015, 4.85% at December 31, 2014, and 5.00% at December 31, 2013.  The weighted average cost of fixed and variable rate long-term debt was 4.44% at December 31, 2015, 4.65% at December 31, 2014, and 5.00% at December 31, 2013.

Allowance for Funds Used During Construction – The allowance for funds used during construction (“AFUDC”) was $6,219 in 2015, $5,134 in 2014, and $2,275 in 2013, and varies as a result of changes in the average balance of utility plant construction work in progress, to which AFUDC is applied, changes in the AFUDC rate which is based predominantly on short-term interest rates, changes in the balance of short-debt, changes in the amount of AFUDC related to equity, and changes in the average balance of the proceeds held from tax-exempt bond issuances that are restricted to funding specific capital projects.  The increase in 2015 and 2014 is primarily due to an increase in the AFUDC rate as a result of an increase in the amount of AFUDC related to equity and in 2015 an increase in the average balance of utility plant construction work in

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

progress, to which AFUDC is applied.  The amount of AFUDC related to equity was $4,621 in 2015, $3,640 in 2014, and $533 in 2013.

(Gain) Loss on Sale of Other Assets – (Gain) loss on sale of other assets totaled $(468) in 2015, $4 in 2014, and $(148) in 2013, and consists of the sales of property, plant and equipment and marketable securities.

Gain on Extinguishment of Debt – The gain on extinguishment of debt of $678 results from the recognition of the unamortized issuance premium for the early redemption of $95,985 of tax-exempt bonds at 5.00% that were originally maturing between 2035 and 2038.

Equity Loss in Joint Venture – Equity loss in joint venture totaled $35,177 in 2015, $3,989 in 2014, and $2,665 in 2013.  The increase in equity loss in joint venture in 2015 of $31,188 is primarily due to a noncash impairment charge recognized by the joint venture on its long-lived assets for which our share was $32,975, partially offset by a decrease in depreciation expense resulting from the 2015 increase in depreciable life for the joint venture’s pipeline assets.  The impairment charge was recognized in the fourth quarter of 2015 as a result of a determination that the long-lived assets, primarily consisting of a pipeline and pump station, had become impaired due to a marked decline in natural gas prices in 2015, and in particular a further decline in the fourth quarter of 2015, a distinguishable reduction in the volume of water sales by the joint venture which led to a lowered forecast in the fourth quarter of 2015 on future water sales volumes by the joint venture, as well as changes in the natural gas industry and market conditions.  These market conditions are largely associated with natural gas prices, which sharply declined in the fourth quarter and this downturn no longer appeared to be temporary and instead may be a long-term condition.    The increase in equity loss in joint venture in 2014 of $1,324 reflects a decline in water sales, believed to be temporary at the time, to the joint venture’s customers in the natural gas drilling industry.

Income Taxes – Our effective income tax rate was 6.9% in 2015, 10.5% in 2014, and 9.5% in 2013.  The effective income tax rate for 2015, 2014, and 2013 was affected by the 2012 income tax accounting change for qualifying utility asset improvements at Aqua Pennsylvania which resulted in a $72,944,  $69,048 and $60,555 net reduction to the Company’s 2015, 2014, and 2013 Federal and state income tax expense, respectively.  As of December 31, 2015, the Company has an unrecognized tax benefit related to the Company’s change in its tax accounting method for qualifying utility asset improvement costs, of which $17,777 of these tax benefits would further reduce the Company’s effective income tax rate in the event the Company does sustain all, or a portion, of its tax position in the period this information is determined.

Summary –

	Years ended December 31,
	2015	2014	2013
Operating income	$321,100	$314,359	$301,662

Income from continuing operations	$201,790	$213,884	$202,871
Income from discontinued operations	-	19,355	18,429
Net income attributable to common shareholders	$201,790	$233,239	$221,300

Diluted income from continuing operations per share	$1.14	$1.20	$1.15
Diluted income from discontinued operations per share	-	0.11	0.10
Diluted net income per share	1.14	1.31	1.25

The changes in the per share income from continuing operations in 2015 and 2014 over the previous years were due to the aforementioned changes.

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

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Fourth Quarter Results – The following table provides our fourth quarter results:

	Three Months Ended December 31,
	2015	2014
Operating revenues	$197,067	$191,389

Operations and maintenance	77,856	74,121
Depreciation	31,760	31,365
Amortization	858	796
Taxes other than income taxes	11,978	12,510
	122,452	118,792

Operating income	74,615	72,597
Other expense (income):
Interest expense, net	19,732	19,004
Allowance for funds used during construction	(2,289)	(1,835)
Gain on sale of other assets	(130)	(129)
Gain on extinguishment of debt	(678)	-
Equity loss in joint venture	33,681	1,316
Income before income taxes	24,299	54,241
Provision for income taxes	(4,135)	5,287
Income from continuing operations	28,434	48,954
Income from discontinued operations, net of income taxes of $11,797 for 2014	-	17,861
Net income	$28,434	$66,815

The increase in operating revenues of $5,678 was primarily due to additional revenues of $2,691 associated with a larger customer base due to utility acquisitions and an increase in market-based activities revenues of $1,330 principally associated with the inspection, cleaning and repair of storm and sanitary sewer lines.  The increase in operations and maintenance expense of $3,735 is due primarily to additional operating costs associated with acquisitions of $2,379,  an increase in the Company’s self-insured employee medical benefit program expense of $1,253, an increase in bad debt expense of $889, and normal increases in other operating expenses, partially offset by a decrease in postretirement benefits expense of $1,557.  Depreciation expense increased by $395 primarily due to the utility plant placed in service since December 31, 2014.  The decrease in other taxes of $532 is primarily due to a decrease in capital stock taxes of $541 for Aqua Pennsylvania resulting from the effect of a favorable credit.  Interest expense increased by $728 due to an increase in the average outstanding debt balance offset by a  decrease in our effective interest rate on average borrowings.  Allowance for funds used during construction increased by $454 primarily due to an increase in the average balance of utility plant construction work in progress, to which AFUDC is applied.  The gain on extinguishment of debt is due to the recognition of the unamortized premium associated with the early redemption of long-term debt.  The increase in equity loss in joint venture of $32,365 is primarily due to a noncash impairment charge recognized by the joint venture (discussed below under “Acquisitions”) for which our share was $32,975.  The provision for income taxes decreased by $9,422 primarily as a result of the change in income before income taxes, offset by the effect of lower income tax benefits recognized in the fourth quarter of 2015 for deductions of certain qualifying infrastructure improvements for Aqua Pennsylvania.

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

FINANCIAL CONDITION

Consolidated Cash Flow and Capital Expenditures

Net operating cash flows from continuing operations, dividends paid on common stock, capital expenditures used in continuing operations, including allowances for funds used during construction, and expenditures for acquiring water and wastewater systems for our continuing operations for the five years ended December 31, 2015 were as follows:

	Net Operating Cash Flows	Dividends	Capital Expenditures	Acquisitions
2011	$349,927	$87,133	$324,360	$8,515
2012	375,823	93,423	347,098	121,248
2013	365,409	102,889	307,908	14,997
2014	364,888	112,106	328,605	14,616
2015	370,794	121,248	364,689	28,989
	$1,826,841	$516,799	$1,672,660	$188,365

Included in capital expenditures for the five-year period are: expenditures for the rehabilitation of existing water distribution systems, the expansion of our water distribution systems, modernization and replacement of existing treatment plants, and water meters.  During this five-year period, we received $27,197 of customer advances and contributions in aid of construction to finance new water mains and related facilities that are not included in the capital expenditures presented in the above table.  In addition, during this period, we have made repayments of debt of $797,457, and have refunded $21,848 of customers’ advances for construction.  Dividends increased during the past five years as a result of annual increases in the dividends declared and paid and increases in the number of shares outstanding during the periods prior to 2015.

Our planned 2016 capital program, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to continue at similar levels as 2015.  The 2016 capital program is expected to include $191,000 for infrastructure rehabilitation surcharge qualified projects, of which $156,700 is for Aqua Pennsylvania.  On January 1, 2013, Aqua Pennsylvania reset its water infrastructure rehabilitation surcharge to zero resulting from the change in its tax method of accounting for qualifying utility asset improvements as described below.  Although we were not eligible to use an infrastructure rehabilitation surcharge with our Aqua Pennsylvania water customers in 2015, 2014, or 2013, and we don’t anticipate being eligible in 2016, we were able to use the income tax savings derived from the qualifying utility asset improvements to continue to maintain a similar capital investment program as 2012.  Our planned 2016 capital program in Pennsylvania is estimated to be approximately $248,000 a portion of which is expected to be eligible as a deduction for qualifying utility asset improvements for Federal income tax purposes.  Our overall 2016 capital program, along with $35,593 of debt repayments, and $160,283 of other contractual cash obligations, as reported in the section captioned Contractual Obligations, has been, or is expected to be, financed through internally-generated funds, our revolving credit facilities, and the issuance of long-term debt.

Future utility construction in the period 2017 through 2018, including recurring programs, such as the ongoing replacement or rehabilitation of water meters, water mains, water treatment plant upgrades, storage facility renovations, and additional transmission mains to meet customer demands, exclusive of the costs of new mains financed by advances and contributions in aid of construction, is estimated to require aggregate expenditures of approximately $786,000.  We anticipate that less than one-half of these expenditures will require external financing.  We expect to refinance $266,885 of long-term debt during this period as they become due with new issues of long-term debt, internally-generated funds, and our revolving credit facilities.  The estimates discussed above do not include any amounts for possible future acquisitions of water and wastewater systems or the financing necessary to support them.

Our primary sources of liquidity are cash flows from operations (including the allowed deferral of Federal income tax payments), borrowings under various short-term lines of credit and other credit facilities, and customer advances and contributions in aid of construction.  Our cash flow from operations, or internally-generated funds, is impacted by the timing of rate relief, water consumption, and changes in Federal tax laws with respect to accelerated tax depreciation or deductions for utility construction projects.  We fund our capital and acquisition programs through internally-generated funds, supplemented by short-term lines of credit.  Over time, we partially repay or pay-down our short-term lines of credit with long-term debt.  The ability to finance our future construction programs, as well as our acquisition activities, depends on our

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

ability to attract the necessary external financing and maintain internally-generated funds.  Rate orders permitting compensatory rates of return on invested capital and timely rate adjustments will be required by our operating subsidiaries to achieve an adequate level of earnings and cash flow to enable them to secure the capital they will need to operate and to maintain satisfactory debt coverage ratios.

On June 7, 2012, Aqua Pennsylvania reached a settlement agreement in its rate filing with the Pennsylvania Public Utility Commission, which in addition to a water rate increase, provided for a reduction in current income tax expense as a result of the recognition of qualifying income tax benefits upon Aqua Pennsylvania changing its tax accounting method to permit the expensing of qualifying utility asset improvement costs that have historically been capitalized and depreciated for book and tax purposes.  In December 2012, Aqua Pennsylvania implemented this change, which resulted in a substantial reduction in income tax expense and greater net income and cash flow, and as a result allowed Aqua Pennsylvania to suspend its water Distribution System Improvement Charges in 2013 and lengthen the amount of time until the next Aqua Pennsylvania rate case is filed.  As a result of the Pennsylvania rate order, income tax benefits reduced the Company’s current income tax expense and increased net income by $60,555 in 2013, $69,048 in 2014 and $72,944 in 2015.    The Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and based on the settlement agreement, beginning in 2013, the Company began to amortize 1/10th of these expenditures or $38,000 annually, which reduced income tax expense and increased the Company’s net income by $16,734.  In accordance with the settlement agreement, this amortization is expected to reduce income tax expense during periods when qualifying parameters are met.  During 2013, our Ohio and North Carolina operating divisions implemented this change in tax accounting method.  These divisions currently do not employ a method of accounting that provides for a reduction in current income taxes as a result of the recognition of income tax benefits, and as such the change in the Company’s tax method of accounting in these operating divisions has no impact on our effective income tax rate.

The deduction for qualifying utility asset improvements is anticipated to continue in 2016 and beyond.  Our 2016 earnings will be impacted by the following factors in Aqua Pennsylvania:  the deduction for qualifying utility asset improvements in 2016 is expected to decrease current income tax expense by a similar amount as 2015, and the ten year amortization of the qualifying capital expenditures made prior to 2012 is also expected to reduce current income tax expense; offset by the effect of regulatory lag.

The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 was enacted on December 17, 2010 and provided for an extension of 50% bonus depreciation for qualifying capital additions through 2012 and a 100% expensing allowance for qualifying capital additions placed in service after September 8, 2010 through 2011.  A substantial portion of our capital expenditures qualified for 50% bonus depreciation or the 100% expensing allowance.  As a result of this act, the Company’s Federal income tax payments were eliminated for tax year 2011 and our net operating cash flows were favorably impacted.  In addition, we received a Federal income tax refund in the amount of $33,600 in October 2011 relating to our 2010 tax return.  The Protecting Americans from Tax Hikes Act of 2015 was enacted on December 18, 2015 and provides for an extension of bonus depreciation for property acquired and placed in service during 2015 through 2019.  The bonus depreciation percentage is 50% for property placed in service during 2015, 2016, and 2017, but then phases down to 40% in 2018 and 30% in 2019.

Acquisitions

During the past five years, we have expended cash of $188,365 related to the acquisition of utility systems, both water and wastewater utilities, as well as investments in supplying raw water to the natural gas drilling industry.  In April 2015, we acquired the water and wastewater utility system assets of North Maine Utilities, located in the Village of Glenview, Illinois.  The total purchase price consisted of $23,079 in cash.  Additionally, during 2015, we completed 14 acquisitions of water and wastewater utility systems for $5,210 in cash in six of the states in which we operate.  During 2014, we completed 16 acquisitions of water and wastewater utility systems for $10,530 in cash in seven of the states in which we operate.  Further, in August 2014, we acquired a market-based business that specializes in the inspection, cleaning and repair of storm and sanitary sewer lines.  The total purchase price consisted of $3,010, of which a total of $810 is contingent upon satisfying certain annual performance targets over a three-year period, for which $270 has been paid for completion of the performance targets for year one.  Additionally, in December 2014, we acquired a market-based business that specializes in providing water distribution system services to prevent the contamination of potable water, including training to waterworks operators.  The total purchase price consisted of $1,800, of which $700 was paid in the first quarter of 2015.  During 2013, we completed 15 acquisitions of water and wastewater utility systems for $14,997 in cash in four of the states in which we operate.

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

We continue to pursue the acquisition of water and wastewater utility systems, and explore other utility acquisitions that may be in a new state.  Our typical acquisitions are expected to be financed with short-term debt with subsequent repayment from the proceeds of long-term debt, retained earnings, or equity issuances.

In September 2011, one of our subsidiaries entered into a joint venture with a firm that operates natural gas pipelines and processing plants for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania (the “Joint Venture”).  We own 49% of the Joint Venture.  The initial 18-mile pipeline commenced operations in 2012.  The initial pipeline system was expanded for an additional 38 miles with a permitted intake on the Susquehanna River, which extended the pipeline to additional drillers.  The total cost of this pipeline was $109,000.    The Joint Venture has entered into water supply contracts with natural gas drilling companies.  As of December 31, 2015, our capital contributions since inception totaled $53,643 in cash.  This investment has been financed through the issuance of long-term debt.   Our 49% investment in the Joint Venture is as an unconsolidated affiliate and is accounted for under the equity method of accounting.  Our investment is carried at cost, including capital contributions or distributions and our equity in earnings and losses since the commencement of the system’s operations.  In the fourth quarter of 2015 an impairment charge was recognized by the joint venture on its long-lived assets, of which the Company’s share totaled $32,975 ($21,433 after-tax), representing our share of the noncash impairment charge as further described in Note 1 – Summary of Significant Accounting Policies – Investment in Joint Venture.  As of December 31, 2015, the Joint Venture’s assets are comprised of approximately one-half in long-lived assets and one-half in cash, and our share was $7,716.

Dispositions

We routinely review and evaluate areas of our business and operating divisions and, over time, may sell utility systems or portions of systems.  In 2013, 2012, and 2011, in accordance with our strategy to focus our resources on states where we have critical mass to improve our economies of scale and expect future economic growth, we sold water and wastewater systems in the following states:  Florida, New York, Maine, and Missouri.  With respect to the sale of our systems in New York and the sale of our systems in Missouri to American Water, we acquired additional utility systems from American Water in Ohio and in Texas.  Additionally, in March, 2014, we completed the sale of our wastewater treatment facility in Georgia.

In December 2014, we completed the sale of our water utility system in southwest Allen County Indiana to the City of Fort Wayne, Indiana for $67,011, which is comprised of $50,100 in addition to $16,911 the city initially paid the Company towards its water and wastewater system assets in the northern part of Fort Wayne in 2008.  We recognized a gain on sale of $29,210 ($17,611 after-tax) in the fourth quarter of 2014.  In addition, as a result of this transaction, Aqua Indiana will expand its sewer customer base by accepting new wastewater flows from the City.  Refer to Note 3 – Discontinued Operations and Other Disposition for further information on this sale.

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

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

In June 2013, the Company sold a water and wastewater utility system in Texas for net proceeds of $3,400.  The sale resulted in the recognition of a gain on sale of these assets, net of expenses, of $1,025 ($615 after-tax).  The utility system represented approximately 0.04% of the Company’s total assets.

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

In June 2011, we sold a water and wastewater utility system in North Carolina for net proceeds of $4,106.  The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,692 ($1,615 after-tax), and is reported in the consolidated statement of net income as a reduction to operations and maintenance expense.  The utility system represented approximately 0.03% of Aqua America’s total assets.  In May 2011, we sold our regulated water and wastewater operations in Missouri for net proceeds of $3,225, resulting in a small gain on sale.  The sale of our utility operations in Missouri represented approximately 0.07% of Aqua America’s total assets.  In January 2011, we sold a water and wastewater utility system in Texas for net proceeds of $3,118.  The sale resulted in the recognition of a gain on the sale, net of expenses, of $2,452 ($1,471 after-tax).  The utility system represented approximately 0.01% of Aqua America’s total assets.   The gain is reported in the consolidated statement of net income as a reduction to operations and maintenance expense.

Despite these transactions, one of our primary strategies continues to be to acquire additional utility systems, to maintain our existing systems where there is a strategic business benefit, and to actively oppose unilateral efforts by municipal governments to acquire any of our operations.

Sources of Capital

Since net operating cash flow plus advances and contributions in aid of construction have not been sufficient to fully fund cash requirements, we issued $1,042,821 of long-term debt and obtained other short-term borrowings during the past five years.  At December 31, 2015, we have a $200,000 long-term revolving credit facility that expires in March 2017, of which $23,360 was designated for letter of credit usage, $116,640 was available for borrowing and $60,000 of borrowings were outstanding at December 31, 2015.  In addition, we have short-term lines of credit of $135,500, of which $118,779 was available as of December 31, 2015.  These short-term lines of credit are subject to renewal on an annual basis.  Although we believe we will be able to renew these facilities, there is no assurance that they will be renewed, or what the terms of any such renewal will be.

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

Our loan and debt agreements require us to comply with certain financial covenants, which among other things, subject to specific exceptions, limit the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense.  During 2015, we were in compliance with our debt covenants under our credit facilities.  Failure to comply with our debt covenants could result in an event of default, which could result in us being required to repay or finance our borrowings before their due date, possibly limiting our future borrowings, and increasing our borrowing costs.

The Company has a universal shelf registration statement, which was filed with the Securities and Exchange Commission, (“SEC”) on February 27, 2015, which allows for the potential future offer and sale by us, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities, and other securities specified therein at indeterminate prices.  The Company’s Board of Directors has authorized the Company to issue up to

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

$500,000 of our common stock, preferred stock, debt securities, and other securities specified therein under this universal shelf registration statement.  The Company has not issued any securities to date under this universal shelf registration statement.  .

In addition, we have a shelf registration statement, which was filed with the SEC on February 27, 2015, to permit the offering from time to time of an aggregate of $500,000 of our common stock and shares of preferred stock in connection with acquisitions.  As of December 31, 2015, the Company has not issued any shares under the acquisition shelf registration.  We will determine the form and terms of any securities issued under the universal shelf registration statement and the acquisition shelf registration statement at the time of issuance.

We offer a Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) that provides a convenient and economical way to purchase shares of the Company.  Under the direct stock purchase portion of the Plan, shares are issued throughout the year.  The dividend reinvestment portion of the Plan offers a five percent discount on the purchase of shares of common stock with reinvested dividends.  As of the December 2015 dividend payment, holders of 11.2% of the common shares outstanding participated in the dividend reinvestment portion of the Plan.  The shares issued under the Plan are either original issue shares or shares purchased by the Company’s transfer agent in the open-market.  During the past five years, we have sold 1,906,860 original issue shares of common stock for net proceeds of $36,009 through the dividend reinvestment portion of the Plan, and we used the proceeds to invest in our operating subsidiaries, to repay short-term debt, and for general corporate purposes.  In 2015 and 2014, 535,439 and 558,317 shares of the Company were purchased under the dividend reinvestment portion of the Plan by the Company’s transfer agent in the open-market for $14,380 and $14,148, respectively.

The Company’s Board of Directors has authorized us to repurchase our common stock, from time to time, in the open market or through privately negotiated transactions.  In 2014, we repurchased 560,000 shares of our common stock in the open market for $13,280.  In December 2014, the Company’s Board of Directors authorized a share buyback program of up to 1,000,000 shares to minimize share dilution through timely and orderly share repurchases.  In December 2015, the Company’s Board of Directors added 400,000 shares to this program.  In 2015, we repurchased 805,000 shares of our common stock in the open market for $20,502.  As of December 31, 2015, 720,348 shares remain available for repurchase.  Funding for future stock purchases, if any, is not expected to have a material impact on our financial position.

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

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Contractual Obligations

The following table summarizes our contractual cash obligations as of December 31, 2015:

		Payments Due By Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt	$1,779,205	$35,593	$266,885	$139,055	$1,337,672
Interest on fixed-rate, long-term debt (1)	1,315,793	78,676	148,184	131,541	957,392
Operating leases (2)	19,964	1,718	2,390	1,892	13,964
Unconditional purchase obligations (3)	55,897	13,509	13,469	9,781	19,138
Other purchase obligations (4)	57,135	57,135	-	-	-
Pension plan obligation (5)	8,145	8,145	-	-	-
Other obligations (6)	13,911	1,100	2,201	2,200	8,410
Total	$3,250,050	$195,876	$433,129	$284,469	$2,336,576

(1)	Represents interest payable on fixed rate, long-term debt. Amounts reported may differ from actual due to future refinancing of debt.
(2)	Represents operating leases that are noncancelable, before expiration, for the lease of motor vehicles, buildings, land and other equipment.
(3)

Represents our commitment to purchase minimum quantities of water as stipulated in agreements with other water purveyors.  We use purchased water to supplement our water supply, particularly during periods of peak customer demand.  Our actual purchases may exceed the minimum required levels.

(4)	Represents an approximation of the open purchase orders for goods and services purchased in the ordinary course of business.
(5)	Represents contributions to be made to pension plan.
(6)	Represents expenditures estimated to be required under legal and binding contractual obligations.

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

In addition to the obligations disclosed in the contractual obligations table above, we have uncertain tax positions of $28,016.  Although we believe our tax positions comply with applicable law, we have made judgments as to the sustainability of each uncertain tax position based on its technical merits.  Due to the uncertainty of future cash outflows, if any, associated with our uncertain tax positions, we are unable to make a reasonable estimate of the timing or amounts that may be paid.  See Note 7 – Income Taxes for further information on our uncertain tax positions.

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

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

Market Risk

We are subject to market risks in the normal course of business, including changes in interest rates and equity prices.  The exposure to changes in interest rates is a result of financings through the issuance of fixed rate, long-term debt.  Such exposure is typically related to financings between utility rate increases, because generally our rate increases provide a revenue level to allow recovery of our current cost of capital.  Interest rate risk is managed through the use of a combination of long-term debt, which is at fixed interest rates and short-term debt, which is at floating interest rates.  As of December 31, 2015, the debt maturities by period and the weighted average interest rate for long-term debt are as follows:

	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
Long-term debt:
Fixed rate	$35,593	$103,007	$103,878	$89,636	$49,419	$1,337,672	$1,719,205	$1,845,393
Variable rate	-	60,000	-	-	-	-	60,000	60,000
Total	$35,593	$163,007	$103,878	$89,636	$49,419	$1,337,672	$1,779,205	$1,905,393
Weighted average interest rate*	4.85%	2.63%	4.25%	4.93%	5.06%	4.62%

*Weighted average interest rate of 2017 long-term debt maturity is as follows:  fixed rate debt of 4.57% and variable rate debt of 0.99%.

From time to time, we make investments in marketable equity securities.  As a result, we are exposed to the risk of changes in equity prices for marketable equity securities.  As of December 31, 2015, the carrying value of these investments, which reflects market value, was $196.

Capitalization

The following table summarizes our capitalization during the past five years:

December 31,	2015	2014	2013	2012	2011
Long-term debt (1)	50.8%	49.4%	50.3%	53.4%	54.8%
Aqua America stockholders' equity	49.2%	50.6%	49.7%	46.6%	45.2%
	100.0%	100.0%	100.0%	100.0%	100.0%

(1)

Includes current portion, as well as our borrowings under a variable rate revolving credit agreement of $60,000 at December 31, 2015, $72,000 at December 31, 2014, $0 at December 31, 2013, $100,000 at December 31, 2012, and $38,212 at December 31, 2011.

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

Dividends on Common Stock

We have paid dividends on our common stock consecutively for 71 years.  Effective August 4, 2015, our Board of Directors authorized an increase of 7.9% in the September 1, 2015 quarterly dividend over the dividend we paid in the previous quarter.  As a result of this authorization, beginning with the dividend payment in September 2015, the annualized dividend rate increased to $0.712 per share from $0.66 per share.  This is the 25th dividend increase in the past 24 years and the 17th consecutive year that we have increased our dividend in excess of five percent.  We presently intend to pay quarterly cash dividends in the future, on March 1, June 1, September 1, and December 1, subject to our earnings and financial condition, restrictions set forth in our debt instruments, regulatory requirements and such other factors as our Board of Directors may deem relevant.  During the past five years, our dividends paid have averaged 51.9% of net income attributable to common shareholders.

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

Valuation of Long-Lived Assets, Goodwill and Intangible Assets ─ We review our long-lived assets for impairment, including utility plant in service and investment in joint venture.  We also review regulatory assets for the continued application of the Financial Accounting Standards Board’s (“FASB”) accounting guidance for regulated operations.  Our review determines whether there have been changes in circumstances or events that have occurred that require adjustments to the carrying value of these assets.  Adjustments to the carrying value of these assets would be made in instances where their inclusion in the rate-making process is unlikely.  For our investment in joint venture, the Company would recognize an impairment loss if it is determined that the carrying amount of the joint venture’s assets exceeds the sum of the joint venture’s undiscounted estimated cash flows.

Our long-lived assets, which consist primarily of utility plant in service, regulatory assets and investment in joint venture, are reviewed for impairment when changes in circumstances or events occur.  These circumstances or events could include a decline in the market value or physical condition of a long-lived asset, an adverse change in the manner in which long-lived assets are used or planned to be used, a change in historical trends, operating cash flows associated with the long-lived assets, changes in macroeconomic conditions, industry and market conditions, or overall financial performance.  When these circumstances or events occur, we determine whether it is more likely than not that the fair value of those assets is less than their carrying amount.  If we determine that it is more likely than not (that is, the likelihood of more than 50 percent), we would recognize an impairment charge if it is determined that the carrying amount of an asset exceeds the sum of the undiscounted estimated cash flows.  In this circumstance, we would recognize an impairment charge equal to the difference between the carrying amount and the fair value of the asset.  Fair value is estimated to be the present value of future net cash flows associated with the asset, discounted using a discount rate commensurate with the risk and remaining life of the asset. This assessment requires significant management judgment and estimates that are based on budgets, general strategic business plans, historical trends and other data and relevant factors.  These estimates include significant inherent uncertainties, since they involve forecasting future events.  If changes in circumstances or events occur, or estimates and assumptions that were used in this review are changed, we may be required to record an impairment charge on our long-lived assets.

We have an investment in a joint venture, for which we own 49%, and use the equity method of accounting to account for this joint venture.  The joint venture operates a private pipeline system to supply raw water to natural gas well drilling operations in the Marcellus Shale in north central Pennsylvania.  In the fourth quarter of 2015, the joint venture recognized an impairment charge on its long-lived assets, of which the Company’s share totaled $32,975 ($21,433 after-tax), representing our share of the

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

noncash impairment charge.  As of December 31, 2015, the joint venture’s assets are comprised of approximately one-half in long-lived assets and one-half in cash, and our share was $7,716.  Refer to Note 1 – Summary of Significant Accounting Policies – Property, Plant and Equipment and Depreciation, and Investment in Joint Venture for additional information regarding the review of long-lived assets for impairment.

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

Our discount rate assumption, which is used to calculate the present value of the projected benefit payments of our post-retirement benefits, was determined by selecting a hypothetical portfolio of high quality corporate bonds appropriate to match the projected benefit payments of the plans.  The selected bond portfolio was derived from a universe of Aa-graded corporate bonds, all of which were noncallable (or callable with make-whole provisions), and have at least $50,000 in outstanding value.  The discount rate was then developed as the rate that equates the market value of the bonds purchased to the discounted value of the projected benefit payments of the plans.  A decrease in the discount rate would increase our post-retirement benefits expense and benefit obligation.    After reviewing the hypothetical portfolio of bonds, we selected a discount rate of 4.48% for our pension plan and 4.60% for our other post-retirement benefit plans as of December 31, 2015, which represent a 28 and 43 basis-point increase as compared to the discount rates selected at December 31, 2014.  Our post-retirement benefits expense under these plans is determined using the discount rate as of the beginning of the year, which was 4.20% for our pension plan and 4.17% for our other-postretirement benefit plans for 2015, and will be 4.48% for our pension plan and 4.60% for our other post-retirement benefit plans for 2016.

Our expected return on plan assets is determined by evaluating the asset class return expectations with our advisors as well as actual, long-term, historical results of our asset returns.  The Company’s market-related value of plan assets is equal to the fair value of the plans’ assets as of the last day of its fiscal year, and is a determinant for the expected return on plan assets, which is a component of post-retirement benefits expense.  The allocation of our plans’ assets impacts our expected return on plan assets.  The expected return on plan assets is based on a targeted allocation of 25% to 75% domestic equities, 0% to 10% international equities, 25% to 50% fixed income, 0% to 5% alternative investments, and 0% to 20% cash and cash equivalents.  Our post-retirement benefits expense increases as the expected return on plan assets decreases.  We believe that our actual long-term asset allocations on average will approximate our targeted allocations.  Our targeted allocations are driven by our investment strategy to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories.  For 2015, we used a 7.50% expected return on plan assets assumption which will decrease to 7.25% for 2016.

In October 2014, the Society of Actuaries issued an updated set of mortality tables and a mortality improvement scale.  The updated mortality tables extend the assumed life expectancy of participants in defined benefit plans, and the updated mortality improvement scale projects how mortality rates will improve into the future based on anticipated medical innovations and a reduction in unhealthy behaviors.    We considered the mortality data at the December 31, 2014 measurement of our post-retirement benefit obligations in relation to our plans’ participant population experience and adopted the updated mortality table and mortality improvement scale.  Because mortality is a key assumption in developing actuarial estimates, the impact of

Aqua America, Inc. and Subsidiaries

Management’s Discussion and Analysis of Financial Condition and Results of Operations (continued)

(In thousands of dollars, except per share amounts)

adopting the mortality data was, an increase in our post-retirement benefit obligation as of December 31, 2014 of $14,400 and an increase in our 2015 net periodic benefit costs of $2,500, of which approximately $900 had an impact on our 2015 post-retirement benefits expense, due to the regulatory treatment of our net periodic benefit costs.

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements.  In accordance with funding rules and our funding policy, during 2016 our pension contribution is expected to be $8,145.  Future years’ contributions will be subject to economic conditions, plan participant data and the funding rules in effect at such time as the funding calculations are performed, though we expect future changes in the amount of contributions and expense recognized to be generally included in customer rates.

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

In assessing the effectiveness of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework  (2013).   As a result of management’s assessment and based on the criteria in the framework, management has concluded that, as of December 31, 2015, the Company’s internal control over financial reporting was effective.

The effectiveness of our internal control over financial reporting as of December 31, 2015 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Christopher H. Franklin	/s/ David P. Smeltzer
Christopher H. Franklin	David P. Smeltzer
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
February 26, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Aqua America, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of net income, of comprehensive income, of capitalization, of equity and of cash flows present fairly, in all material respects, the financial position of Aqua America, Inc. and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015 based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2016

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(In thousands, except per share amounts)

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Operating revenues	$814,204	$779,903	$761,893
Operating costs and expenses:
Operations and maintenance	309,310	288,556	283,561
Depreciation	125,290	123,054	118,414
Amortization	3,447	3,481	5,571
Taxes other than income taxes	55,057	50,453	52,685
Total operating expenses	493,104	465,544	460,231

Operating income	321,100	314,359	301,662
Other expense (income):
Interest expense, net	76,536	76,397	77,316
Allowance for funds used during construction	(6,219)	(5,134)	(2,275)
(Gain) loss on sale of other assets	(468)	4	(148)
Gain on extinguishment of debt	(678)	-	-
Equity loss in joint venture	35,177	3,989	2,665
Income from continuing operations before income taxes	216,752	239,103	224,104
Provision for income taxes	14,962	25,219	21,233
Income from continuing operations	201,790	213,884	202,871

Discontinued operations:
Income from discontinued operations before income taxes	-	32,155	28,311
Provision for income taxes	-	12,800	9,882
Income from discontinued operations	-	19,355	18,429
Net income attributable to common shareholders	$201,790	$233,239	$221,300

Income from continuing operations per share:
Basic	$1.14	$1.21	$1.15
Diluted	$1.14	$1.20	$1.15

Income from discontinued operations per share:
Basic	$-	$0.11	$0.10
Diluted	$-	$0.11	$0.10

Net income per common share:
Basic	$1.14	$1.32	$1.26
Diluted	$1.14	$1.31	$1.25

Average common shares outstanding during the period:
Basic	176,788	176,864	176,140
Diluted	177,517	177,763	176,814

Cash dividends declared per common share	$0.686	$0.634	$0.584

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands of dollars)

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Net income attributable to common shareholders	$201,790	$233,239	$221,300
Other comprehensive income, net of tax:
Unrealized holding (loss) gain on investments, net of tax (benefit) expense of $(53), $104, and $76 for the years ended December 31, 2015, 2014, and 2013, respectively	(101)	193	141
Reclassification adjustment for loss (gain) reported in net income, net of tax (benefit) expense of $(134) and $(49) for the twelve months ended December 31, 2014 and 2013, respectively (1)	-	249	90
Comprehensive income	$201,689	$233,681	$221,531

See accompanying notes to consolidated financial statements.

(1) Amount of pre-tax loss (gain) of $383 and $139 reclassified from accumulated other comprehensive income to loss (gain) on sale of other assets on the consolidated statements of net income for the years ended December 31, 2014 and 2013, respectively.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except per share amounts)

December 31, 2015 and 2014

	2015	2014
Assets
Property, plant and equipment, at cost	$6,088,011	$5,707,017
Less: accumulated depreciation	1,399,086	1,305,027
Net property, plant and equipment	4,688,925	4,401,990

Current assets:
Cash and cash equivalents	3,229	4,138
Accounts receivable and unbilled revenues, net	99,146	96,999
Deferred income taxes	-	26,849
Inventory, materials and supplies	12,414	12,788
Prepayments and other current assets	11,802	11,748
Assets held for sale	1,779	-
Total current assets	128,370	152,522

Regulatory assets	830,118	725,591
Deferred charges and other assets, net	52,043	52,084
Investment in joint venture	7,716	43,334
Funds restricted for construction activity	-	47
Goodwill	33,866	31,184
Total assets	$5,741,038	$5,406,752
Liabilities and Equity
Aqua America stockholders' equity:
Common stock at $.50 par value, authorized 300,000,000 shares, issued 179,363,660 and 178,591,254 in 2015 and 2014	$89,682	$89,296
Capital in excess of par value	773,585	758,145
Retained earnings	930,061	849,952
Treasury stock, at cost, 2,819,569 and 1,837,984 shares in 2015 and 2014	(68,085)	(42,838)
Accumulated other comprehensive income	687	788
Total Aqua America stockholders' equity	1,725,930	1,655,343
Noncontrolling interest	-	40
Total equity	1,725,930	1,655,383

Long-term debt, excluding current portion	1,743,612	1,560,655
Commitments and contingencies (See Note 9)	-	-

Current liabilities:
Current portion of long-term debt	35,593	58,615
Loans payable	16,721	18,398
Accounts payable	56,452	63,035
Accrued interest	12,651	12,437
Accrued taxes	21,887	31,462
Other accrued liabilities	49,895	41,388
Total current liabilities	193,199	225,335

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	1,118,923	1,000,791
Customers' advances for construction	86,934	78,301
Regulatory liabilities	259,507	278,317
Other	100,498	109,692
Total deferred credits and other liabilities	1,565,862	1,467,101

Contributions in aid of construction	512,435	498,278
Total liabilities and equity	$5,741,038	$5,406,752

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CAPITALIZATION

(In thousands of dollars, except per share amounts)

December 31, 2015 and 2014

		2015	2014
Aqua America stockholders' equity:
Common stock, $.50 par value		$89,682	$89,296
Capital in excess of par value		773,585	758,145
Retained earnings		930,061	849,952
Treasury stock, at cost		(68,085)	(42,838)
Accumulated other comprehensive income		687	788
Total Aqua America stockholders' equity		1,725,930	1,655,343

Noncontrolling interest		-	40
Total equity		1,725,930	1,655,383
Long-term debt of subsidiaries (substantially secured by utility plant):
Interest Rate Range	Maturity Date Range
0.00% to 0.99%	2023 to 2033	5,148	5,653
1.00% to 1.99%	2016 to 2035	20,811	24,871
2.00% to 2.99%	2024 to 2031	19,167	15,578
3.00% to 3.99%	2016 to 2047	297,275	190,875
4.00% to 4.99%	2020 to 2054	487,093	484,168
5.00% to 5.99%	2016 to 2043	221,435	242,102
6.00% to 6.99%	2017 to 2036	52,964	64,944
7.00% to 7.99%	2022 to 2027	33,762	34,424
8.00% to 8.99%	2021 to 2025	14,502	18,907
9.00% to 9.99%	2018 to 2026	27,100	27,800
10.00% to 10.99%	2018	6,000	6,000
		1,185,257	1,115,322
Notes payable to bank under revolving credit agreement, variable rate, due 2017		60,000	72,000
Unsecured notes payable:
Bank notes at 1.921% and 1.975% due 2017 and 2018		100,000	50,000
Notes at 3.57% and 3.59% due 2027 and 2030		120,000	50,000
Notes ranging from 4.62% to 4.87%, due 2016 through 2024		144,400	144,400
Notes ranging from 5.20% to 5.95%, due 2016 through 2037		169,548	187,548
Total long-term debt		1,779,205	1,619,270

Current portion of long-term debt		35,593	58,615
Long-term debt, excluding current portion		1,743,612	1,560,655
Total capitalization		$3,469,542	$3,216,038

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands of dollars)

Der

	Common stock	Capital in excess of par value	Retained earnings	Treasury stock	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total
Balance at December 31, 2012	$70,472	$718,482	$611,303	$(14,668)	$115	$188	$1,385,892
Net income	-	-	221,300	-	-	20	221,320
Other comprehensive income, net of income tax of $125	-	-	-	-	231	-	231
Dividends	-	-	(102,889)	-	-	-	(102,889)
Stock split	17,655	(17,655)	-	-	-	-	-
Sale of stock (449,129 shares)	188	9,693	-	409	-	-	10,290
Repurchase of stock (415,233 shares)	-	-	-	(12,823)	-	-	(12,823)
Equity compensation plan (43,500 shares)	17	(17)	-	-	-	-	-
Exercise of stock options (1,566,089 shares)	632	25,066	-	-	-	-	25,698
Stock-based compensation	-	5,066	(442)	-	-	-	4,624
Employee stock plan tax benefits	-	2,700	-	-	-	-	2,700
Balance at December 31, 2013	88,964	743,335	729,272	(27,082)	346	208	1,535,043
Net income	-	-	233,239	-	-	40	233,279
Purchase of subsidiary shares from noncontrolling interest	-	-	-	-	-	(208)	(208)
Other comprehensive income, net of income tax of $238	-	-	-	-	442	-	442
Dividends	-	-	(112,106)	-	-	-	(112,106)
Repurchase of stock (659,666 shares)	-	-	-	(15,756)	-	-	(15,756)
Equity compensation plan (212,920 shares)	107	(107)	-	-	-	-	-
Exercise of stock options (449,412 shares)	225	7,071	-	-	-	-	7,296
Stock-based compensation	-	6,811	(453)	-	-	-	6,358
Employee stock plan tax benefits	-	1,828	-	-	-	-	1,828
Other	-	(793)	-	-	-	-	(793)
Balance at December 31, 2014	89,296	758,145	849,952	(42,838)	788	40	1,655,383
Net income	-	-	201,790	-	-	-	201,790
Other comprehensive loss, net of income tax of $53	-	-	-	-	(101)	-	(101)
Dividends	-	-	(121,248)	-	-	-	(121,248)
Sale of stock (26,295 shares)	13	664	-	-	-	-	677
Repurchase of stock (981,585 shares)	-	-	-	(25,247)	-	-	(25,247)
Equity compensation plan (321,402 shares)	161	(161)	-	-	-	-	-
Exercise of stock options (424,709 shares)	212	7,328	-	-	-	-	7,540
Stock-based compensation	-	5,860	(433)	-	-	-	5,427
Employee stock plan tax benefits	-	2,602	-	-	-	-	2,602
Other	-	(853)	-	-	-	(40)	(893)
Balance at December 31, 2015	$89,682	$773,585	$930,061	$(68,085)	$687	$-	$1,725,930

See accompanying notes to consolidated financial statements.

AQUA AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

Years ended December 31, 2015, 2014, and 2013

	2015	2014	2013
Cash flows from operating activities:
Net income attributable to common shareholders	$201,790	$233,239	$221,300
Income from discontinued operations	-	19,355	18,429
Income from continuing operations	201,790	213,884	202,871
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	128,737	126,535	123,985
Deferred income taxes	16,506	31,477	26,699
Provision for doubtful accounts	5,765	5,838	4,708
Share-based compensation	5,860	6,819	5,066
Gain on sale of utility system	-	-	(1,025)
(Gain) loss on sale of other assets	(468)	4	(148)
Gain on extinguishment of debt	(678)	-	-
Equity loss in joint venture	35,177	3,989	2,665
Net change in receivables, inventory and prepayments	(6,520)	(20,299)	4,466
Net change in payables, accrued interest, accrued taxes and other accrued liabilities	(3,469)	470	(13,425)
Change in income tax receivable	-	7,873	8,209
Other	(11,906)	(11,702)	1,338
Operating cash flows from continuing operations	370,794	364,888	365,409
Operating cash flows (used in) from discontinued operations, net	-	(1,100)	2,410
Net cash flows from operating activities	370,794	363,788	367,819
Cash flows from investing activities:
Property, plant and equipment additions, including the debt component of allowance for funds used during construction of $1,598, $1,494, and $1,742	(364,689)	(328,605)	(307,908)
Acquisitions of utility systems and other, net	(28,989)	(14,616)	(14,997)
Release of funds previously restricted for construction activity	47	-	23,531
Additions to funds restricted for construction activity	-	-	(6)
Net proceeds from the sale of utility systems and other assets	648	558	5,315
Investment in joint venture	-	-	(14,700)
Other	(1,079)	279	76
Investing cash flows used in continuing operations	(394,062)	(342,384)	(308,689)
Investing cash flows from discontinued operations, net	-	49,883	87,126
Net cash flows used in investing activities	(394,062)	(292,501)	(221,563)
Cash flows from financing activities:
Customers' advances and contributions in aid of construction	5,904	6,064	5,114
Repayments of customers' advances	(3,977)	(4,028)	(4,303)
Net repayments of short-term debt	(1,677)	(18,342)	(43,643)
Proceeds from long-term debt	560,544	317,699	263,834
Repayments of long-term debt	(400,407)	(253,192)	(300,323)
Change in cash overdraft position	(739)	(322)	9,872
Proceeds from issuing common stock	677	-	10,290
Proceeds from exercised stock options	7,540	7,296	25,698
Share-based compensation windfall tax benefits	1,842	1,422	2,420
Repurchase of common stock	(25,247)	(15,756)	(12,823)
Dividends paid on common stock	(121,248)	(112,106)	(102,889)
Other	(853)	(793)	-
Financing cash flows used in continuing operations	22,359	(72,058)	(146,753)
Financing cash flows (used in) from discontinued operations, net	-	(149)	34
Net cash flows used in financing activities	22,359	(72,207)	(146,719)
Net decrease in cash and cash equivalents	(909)	(920)	(463)
Cash and cash equivalents at beginning of year	4,138	5,058	5,521
Cash and cash equivalents at end of year	$3,229	$4,138	$5,058
Cash paid during the year for:
Interest, net of amounts capitalized	$70,103	$72,441	$75,452
Income taxes	6,902	4,348	6,995
Non-cash investing activities:
Property, plant and equipment additions purchased at the period end, but not yet paid	$25,612	$31,050	$30,974
Non-cash customer advances for construction	27,992	43,642	26,188

See accompanying notes to consolidated financial statements.

See Note 10 – Long-term Debt and Loans Payable, and Note 14 – Employee Stock and Incentive Plan for a description of non-cash activities.

AQUA AMERICA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In thousands of dollars, except per share amounts)

Note 1 – Summary of Significant Accounting Policies

Nature of Operations ─ Aqua America, Inc. (“Aqua America,” the “Company,” “we,” or “us”) is the holding company for regulated utilities providing water or wastewater services concentrated in Pennsylvania, Ohio, Texas, Illinois, North Carolina, New Jersey, Indiana, and Virginia.  Our largest operating subsidiary is Aqua Pennsylvania, Inc., which accounted for approximately 52% of our operating revenues and approximately 76% of our Regulated segment’s income from continuing operations for 2015.  As of December 31, 2015, Aqua Pennsylvania provided water or wastewater services to approximately one-half of the total number of people we serve.  Aqua Pennsylvania’s service territory is located in the suburban areas north and west of the City of Philadelphia and in 27 other counties in Pennsylvania.  The Company’s other regulated utility subsidiaries provide similar services in seven other states.    In addition, the Company’s market-based activities are conducted through Aqua Resources, Inc. and Aqua Infrastructure LLC.  Aqua Resources provides water and wastewater services through operating and maintenance contracts with municipal authorities and other parties in close proximity to our utility companies’ service territories; offers, through a third party, water and wastewater line repair service and protection solutions to households; inspects, cleans and repairs sanitary wastewater lines; installs and tests devices that prevent the contamination of potable water; designs and builds water and wastewater systems; and provides other market-based water and wastewater services.  In addition, Aqua Resources provides liquid waste hauling and disposal services in a business unit that the Company has decided to sell, which as of December 31, 2015 is reported as assets held for sale in the Company’s Consolidated Balance Sheets.    Aqua Infrastructure provides non-utility raw water supply services for firms in the natural gas drilling industry.

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

The operating results, cash flows, and financial position of the Company’s water utility systems in Fort Wayne, Indiana, and Georgia and Florida subsidiaries have been presented in the Company’s consolidated financial statements as discontinued operations.  Unless specifically noted, the financial information presented in the notes to consolidated financial statements reflects the Company’s continuing operations.

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

Basis of Presentation – The consolidated financial statements include the accounts of the Company and its subsidiaries.  All intercompany accounts and transactions have been eliminated.  Certain prior period amounts have been reclassified to conform to the current period presentation of operating cash flows from continuing operations.

Recognition of Revenues ─ Revenues in our Regulated segment principally include amounts billed to customers on a cycle basis and unbilled amounts based on estimated usage from the latest billing to the end of the accounting period.  In addition, the Company’s market-based subsidiary Aqua Resources recognizes revenues when services are performed or, for construction of water and wastewater systems, based on the percentage of completion of the project and Aqua Infrastructure recognizes revenues when services are performed.  The Company’s market-based subsidiaries recognized revenues of $34,909 in 2015, $24,189 in 2014, and $17,712 in 2013.

Property, Plant and Equipment and Depreciation ─  Property, plant and equipment consist primarily of utility plant.  The cost of additions includes contracted cost, direct labor and fringe benefits, materials, overheads and, for additions meeting certain criteria, allowance for funds used during construction.  Water systems acquired are typically recorded at estimated original cost of utility plant when first devoted to utility service and the applicable depreciation is recorded to accumulated depreciation.  The difference between the estimated original cost, less applicable accumulated depreciation, and the purchase price is recorded as goodwill, or as an acquisition adjustment within utility plant as permitted by the applicable regulatory jurisdiction.  At December 31, 2015, utility plant includes a net credit acquisition adjustment of $24,428, which is generally being amortized from 2 to 53 years, except where not permitted or appropriate.  Amortization of the acquisition adjustments totaled $2,556 in 2015, $2,648 in 2014, and $2,480 in 2013.

Utility expenditures for maintenance and repairs, including major maintenance projects and minor renewals and betterments, are charged to operating expenses when incurred in accordance with the system of accounts prescribed by the utility commissions of the states in which the company operates.  The cost of new units of property and betterments are capitalized.  Utility expenditures for water main cleaning and relining of pipes are deferred and recorded in net property, plant and equipment in accordance with the FASB’s accounting guidance for regulated operations.  As of December 31, 2015, $16,148 of these costs have been incurred since the last respective rate proceeding and the Company expects to recover these costs in future rates.

The cost of software upgrades and enhancements are capitalized if they result in added functionality which enable the software to perform tasks it was previously incapable of performing.  Information technology costs associated with major system installations, conversions and improvements, such as software training, data conversion and business process reengineering costs, are deferred as a regulatory asset if the Company expects to recover these costs in future rates.  If these costs are not deferred, then these costs are charged to operating expenses when incurred.  As of December 31, 2015, $24,509 of these costs have been deferred since the last respective rate proceeding as a regulatory asset, and the deferral is reported as a component of net property, plant and equipment.

When units of utility property are replaced, retired or abandoned, the recorded value thereof is credited to the asset account and such value, together with the net cost of removal, is charged to accumulated depreciation. To the extent the Company anticipates recovery of the cost of removal or other retirement costs through rates after the retirement costs are incurred, a regulatory asset is recorded as those costs are incurred.  In some cases, the Company recovers retirement costs through rates during the life of the associated asset and before the costs are incurred.  These amounts result in a regulatory liability being reported based on the amounts previously recovered through customer rates.

The straight-line remaining life method is used to compute depreciation on utility plant.  Generally, the straight-line method is used with respect to transportation and mechanical equipment, office equipment and laboratory equipment.

Long-lived assets of the Company, which consist primarily of utility plant in service, regulatory assets, and investment in joint venture, are reviewed for impairment when changes in circumstances or events occur.  These circumstances or events could include a decline in the market value or physical condition of a long-lived asset, an adverse change in the manner in which long-lived assets are used or planned to be used, a change in historical trends,  operating cash flows

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

associated with the long-lived assets, changes in macroeconomic conditions, industry and market conditions, or overall financial performance.  When these circumstances or events occur, the Company determines whether it is more likely than not that the fair value of those assets is less than their carrying amount.  If the Company determines that it is more likely than not (that is, the likelihood of more than 50 percent), the Company would recognize an impairment charge if it is determined that the carrying amount of an asset exceeds the sum of the undiscounted estimated cash flows.  In this circumstance, the Company would recognize an impairment charge equal to the difference between the carrying amount and the fair value of the asset.  Fair value is estimated to be the present value of future net cash flows associated with the asset, discounted using a discount rate commensurate with the risk and remaining life of the asset.  There has been no change in circumstances or events that have occurred that require adjustments to the carrying values of the Company’s long-lived assets, except for an impairment charge recognized by the joint venture on its long-lived assets in 2015.

Allowance for Funds Used During Construction ─ The allowance for funds used during construction (“AFUDC”) represents the capitalized cost of funds used to finance the construction of utility plant.  In general, AFUDC is applied to construction projects requiring more than one month to complete.  No AFUDC is applied to projects funded by customer advances for construction, contributions in aid of construction, or applicable state-revolving fund loans.  AFUDC includes the net cost of borrowed funds and a rate of return on other funds when used, and is recovered through water rates as the utility plant is depreciated.  The amount of AFUDC related to equity funds in 2015 was $4,621,  2014 was $3,640, and 2013 was $533.  No interest was capitalized by our market-based businesses.

Cash and Cash Equivalents ─ The Company considers all highly liquid investments with an original maturity of three months or less, which are not restricted for construction activity, to be cash equivalents.

The Company had a book overdraft, which represents transactions that have not cleared the bank accounts at the end of the period, for specific disbursement cash accounts of $20,693 and  $21,431 at December 31, 2015 and 2014, respectively.  The Company transfers cash on an as-needed basis to fund these items as they clear the bank in subsequent periods.  The balance of the book overdraft is reported as accounts payable and the change in the book overdraft balance is reported as cash flows from financing activities, due to our ability to fund the overdraft with the Company’s credit facility.

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

Investment in Joint Venture – The Company uses the equity method of accounting to account for our 49% investment in a joint venture with a firm in the natural gas industry for the construction and operation of a private pipeline system to supply raw water to natural gas well drilling operations in the Marcellus Shale in north-central Pennsylvania, which commenced operations in 2012.  Our initial investment is carried at cost.  Subsequently, the carrying amount of our investment is adjusted to reflect capital contributions or distributions, and our equity in earnings or losses since the commencement of the system’s operations.  Our share of equity earnings or losses in the

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

joint venture is reported in the consolidated statements of net income as equity losses (earnings) in joint venture.  During 2015 and 2014 we received distributions of $441 and $1,372, respectively.

During the fourth quarter of 2015, the joint venture experienced the following events:  a marked decline in natural gas prices, particularly in the fourth quarter of 2015, following a period of steady decline in 2015, a distinguishable reduction in the volume of water sales by the joint venture which led to a lowered forecast in the fourth quarter of 2015 on future water sales volumes by the joint venture, as well as changes in the natural gas industry and market conditions.  These market conditions are largely associated with natural gas prices, which sharply declined in the fourth quarter and this downturn no longer appeared temporary and instead may be a long-term condition.  It was then determined that the carrying amount of the joint venture’s long-lived assets exceeded the sum of the joint venture’s undiscounted estimated cash flows, which resulted in the recognition of a noncash impairment charge of $32,975 ($21,433 after-tax), representing the Company’s share of the impairment charge.  The impairment charge, on a pre-tax basis, is reported as equity loss in joint venture on the Company’s consolidated statements of income.  The amount of the impairment charge recognized by the joint venture is equal to the difference between the carrying value and the fair value of the long-lived assets.  Fair value is estimated to be the present value of the future net cash flows associated with the assets, discounted using a rate commensurate with the risk and remaining life of the assets.  As of December 31, 2015, the joint venture’s assets are comprised of approximately one-half in long-lived assets and one-half in cash, and our share was $7,716.

Funds Restricted for Construction Activity ─ The proceeds received from specific financings for construction and capital improvement of utility facilities are held in escrow until the designated expenditures are incurred.  These amounts are reported as funds restricted for construction activity and are expected to be released over time as the capital projects are funded.

Goodwill ─ Goodwill represents the excess cost over the fair value of net tangible and identifiable intangible assets acquired through acquisitions.  Goodwill is not amortized but is tested for impairment annually, or more often, if circumstances indicate a possible impairment may exist.  When testing goodwill for impairment, we may assess qualitative factors for some or all of our reporting units to determine whether it’s more likely than not that the fair value of a reporting unit is less than its carrying amount.  Alternatively, we may bypass this qualitative assessment for some of our reporting units and perform a quantitative goodwill impairment test.  If we perform a quantitative test and determine that the fair value of a reporting unit is less than its carrying amount, we would determine the reporting unit’s implied fair value of its goodwill and compare it with the carrying amount of its goodwill to measure such impairment.  The Company tested the goodwill attributable for each of our reporting units for impairment as of July 31, 2015, in conjunction with the timing of our annual strategic business plan, and concluded that the estimated fair value of each reporting unit, which has goodwill recorded, exceeded the reporting unit’s carrying amount, indicating that none of the Company’s goodwill was impaired.  The following table summarizes the changes in the Company’s goodwill:

	Regulated Segment	Other	Consolidated
Balance at December 31, 2013	$24,102	$4,121	$28,223
Goodwill acquired during year	182	2,515	2,697
Reclassifications to utility plant acquisition adjustment	(302)	-	(302)
Other	582	(16)	566
Balance at December 31, 2014	24,564	6,620	31,184
Goodwill acquired during year	-	12	12
Reclassifications from (to) utility plant acquisition adjustment, net	2,682	-	2,682
Other	-	(12)	(12)
Balance at December 31, 2015	$27,246	$6,620	$33,866

The reclassification of goodwill to utility plant acquisition adjustment results from a mechanism approved by the applicable utility commission.  The mechanism provides for the transfer over time, and the recovery through

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

customer rates, of goodwill associated with some acquisitions upon achieving specific objectives.   The reclassification from utility plant acquisition adjustment to goodwill represents the purchase price in excess of the fair market value of the net assets acquired, from a prior acquisition, which was originally accounted for as utility plant acquisition adjustment.

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

In 2012, the Company changed its tax method of accounting for qualifying utility asset improvement costs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years.  The tax accounting method was changed to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes.  This change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania, which provides for a reduction in current income tax expense as a result of the recognition of income tax benefits for qualifying utility asset improvements.  This change results in a significant reduction in the effective income tax rate, a reduction in current income tax expense, and reduces the amount of taxes currently payable.  For qualifying capital expenditures made prior to 2012, the resulting tax benefits have been deferred as of December 31, 2012 and, in accordance with the rate order, a ten year amortization of the income tax benefits, which reduces future income tax expense, commenced in 2013.  During 2013, our Ohio and North Carolina operating divisions implemented this change.  These divisions currently do not employ a method of accounting that provides for a reduction in current income taxes as a result of the recognition of income tax benefits, and as such the change in the Company’s tax method of accounting in these operating divisions had no impact on the Company’s effective income tax rate.

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

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.  There have been no changes in the valuation techniques used to measure fair value or asset or liability transfers between the levels of the fair value hierarchy for the years ended December 31, 2015 and 2014.

Recent Accounting Pronouncements ─  In November 2015, the FASB issued updated accounting guidance on the balance sheet classification of deferred tax assets and liabilities, which requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet.  Previously, deferred taxes were presented as a net current asset or liability and net noncurrent asset or liability, which required a jurisdiction-by-jurisdiction analysis based on the classification of the assets and liabilities to which the underlying temporary differences relate, or, in the case of tax loss carryforwards, based on the period in which the attribute is expected to be realized.  The updated guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years, with early adoption available, and the guidance may be applied either prospectively or retrospectively.  The Company has elected to early adopt the updated guidance, prospectively, for its fiscal year ended December 31, 2015, and has not retrospectively adjusted the prior period consolidated balance sheet.    If the Company had adopted the updated guidance retrospectively, the December 31, 2014 deferred income taxes of $26,849 classified as current assets would have been reported as a partial reduction to the deferred income taxes and investment tax credits reported in the deferred credits and other liabilities section of the consolidated balance sheet.

In September 2015, the FASB issued updated accounting guidance on simplifying measurement-period adjustments in business combinations, which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively.  Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment.  The updated guidance is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, with early adoption available.  The Company does not expect the provisions of this accounting standard to have a material impact on its results of operations or financial position.

In April 2015, the FASB issued updated accounting guidance on simplifying the presentation of debt issuance costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability.  Previously, debt issuance costs were presented in the balance sheet as a deferred charge.  The accounting standard is effective for reporting periods beginning after December 15, 2015, and will be applied retrospectively.  The Company does not expect the provisions of this accounting standard to have a material impact on its results of operations or financial position.

In August 2014, the FASB issued an accounting standard that will require management to assess an entity’s ability to continue as a going concern for each annual and interim reporting period and to provide related footnote disclosures in circumstances in which substantial doubt exists.  The accounting standard is effective in the first annual reporting period ending after December 15, 2016.  The Company does not expect the provisions of this accounting standard to have an impact on its results of operations or financial position.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

In May 2014, the FASB issued updated accounting guidance on recognizing revenue from contracts with customers, which outlines a single comprehensive model that an entity will apply to determine the measurement of revenue and timing of recognition.  The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services.  The updated guidance also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract.  In July 2015, the FASB approved a one year deferral to the original effective date of this guidance.  The updated guidance is effective retrospectively for reporting periods beginning after December 15, 2017.  The Company is evaluating the requirements of the updated guidance to determine the impact of adoption.

In April 2014, the FASB issued updated accounting guidance which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements.  The updated guidance is effective prospectively for reporting periods beginning after December 15, 2014, with early adoption available.  The Company adopted the provisions of the updated accounting guidance for its quarterly reporting period beginning January 1, 2015, and the adoption of the revised guidance did not have an impact on the Company’s consolidated results of operations or consolidated financial position.

Note 2 – Acquisitions

Pursuant to the Company’s growth-through-acquisition strategy, the Company completed the following acquisitions.  In April 2015, the Company acquired the water and wastewater utility system assets of North Maine Utilities, located in the Village of Glenview, Illinois serving approximately 7,400 customers.  The total purchase price consisted of $23,079 in cash.  The purchase price allocation for this acquisition consists primarily of acquired property, plant and equipment.  Additionally, in 2015, the Company completed 14 acquisitions of water and wastewater utility systems in various states.  The total purchase price of these utility systems consisted of $5,210 in cash.  The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company for the utility systems acquired in 2015 are $6,662.  The pro forma effect of the businesses acquired is not material either individually or collectively to the Company’s results of operations.

In 2014, the Company completed 16 acquisitions of water and wastewater utility systems in various states.  The total purchase price of these utility systems consisted of $10,530 in cash.  Further, in August 2014, the Company acquired a market-based business that specializes in the inspection, cleaning and repair of storm and sanitary sewer lines.  The total purchase price consisted of $3,010, of which a total of $810 is contingent upon satisfying certain annual performance targets over a three-year period for which $270 has been paid for completion of the performance targets for year one.  Additionally, in December 2014, the Company acquired a market-based business that specializes in providing water distribution system services to prevent the contamination of potable water, including training to waterworks operators.  The total purchase price consisted of $1,800, of which $700 was paid in the first quarter of 2015.  The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company for these utility systems and market-based businesses were $19,154 in 2015 and $4,403 in 2014.  The pro forma effect of the businesses acquired is not material either individually or collectively to the Company’s results of operations.

In 2013, the Company completed 15 acquisitions of water and wastewater utility systems in various states.  The total purchase price consisted of $14,997 in cash.  The operating revenues included in the consolidated financial statements of the Company during the period owned by the Company were $3,276 in 2015, $3,180 in 2014, and $2,103 in 2013.  The pro forma effect of the businesses acquired is not material either individually or collectively to the Company’s results of operations.

In January 2016, the Company acquired Superior Water Company, Inc., which provides public water service to approximately 3,900 customers in portions of Berks, Chester, and Montgomery counties, Pennsylvania.  The total purchase price for the utility system was $16,750, which consisted of the issuance of 439,943 shares of the Company’s common stock, which was valued based on the average closing price for the thirty consecutive trading days ending December 31, 2015, and $3,905 in cash.  As of the date of issuance of the financial statements, the initial accounting of the purchase price allocation for this acquisition is incomplete.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 3 – Discontinued Operations and Other Disposition

Discontinued Operations – In December 2014, we completed the sale of our water utility system in southwest Allen County, Indiana to the City of Fort Wayne, Indiana (the “City”) for $67,011, which included a payment received in December 2014 of $50,100 in addition to $16,911 the City already paid the Company for the northern portion of our water and wastewater utility systems, which were acquired by the City in February 2008, by eminent domain.  We recognized a gain on sale of $29,210 ($17,611 after-tax) in the fourth quarter of 2014.  As a result of this transaction, Aqua Indiana will expand its sewer customer base by accepting new wastewater flows from the City.

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

A summary of discontinued operations presented in the consolidated statements of net income includes the following:

	Years Ended December 31,
	2014	2013
Operating revenues	$6,324	$19,014
Total operating expenses	3,262	11,880
Operating income	3,062	7,134
Other (income) expense:
Gain on sale	(29,093)	(21,178)
Other, net	-	1
Income from discontinued operations before income taxes	32,155	28,311
Provision for income taxes	12,800	9,882
Income from discontinued operations	$19,355	$18,429

As of December 31, 2015 and 2014 the Company does not have any assets or liabilities of discontinued operations held for sale.

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

In June 2013, the Company sold a water and wastewater utility system in Texas for net proceeds of $3,400.  The sale resulted in the recognition of a gain on sale of these assets, net of expenses, of $1,025 ($615 after-tax), and is reported in the consolidated statement of net income as a reduction to operations and maintenance expense.  The utility system represented approximately 0.04% of the Company’s total assets.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 4 – Property, Plant and Equipment

	December 31,		Approximate Range	Weighted Average
	2015	2014	of Useful Lives	Useful Life
Utility plant and equipment:
Mains and accessories	$2,696,194	$2,516,895	30 - 93 years	77 years
Services, hydrants, treatment plants and reservoirs	1,531,052	1,426,701	5 - 85 years	49 years
Operations structures and water tanks	263,722	252,908	14 - 70 years	47 years
Miscellaneous pumping and purification equipment	687,472	654,316	5 - 90 years	40 years
Meters, data processing, transportation and operating equipment	684,335	650,253	4 - 63 years	25 years
Land and other non-depreciable assets	98,575	100,009	-	-
Utility plant and equipment	5,961,350	5,601,082
Utility construction work in progress	144,448	116,644	-	-
Net utility plant acquisition adjustment	(24,428)	(20,164)	2 - 53 years (1)	28 years
Non-utility plant and equipment	6,641	9,455	3 - 25 years	7 years
Total property, plant and equipment	$6,088,011	$5,707,017

(1) Net utility plant acquisition adjustment is generally being amortized from 2 to 53 years, except where not permitted.

Note 5 – Accounts Receivable

	December 31,
	2015	2014
Billed utility revenue	$56,876	$55,537
Unbilled revenue	37,276	35,566
Other	10,867	11,261
	105,019	102,364
Less allowance for doubtful accounts	5,873	5,365
Net accounts receivable	$99,146	$96,999

The Company’s utility customers are located principally in the following states: 47% in Pennsylvania, 16% in Ohio, 10% in North Carolina, 8% in Texas, and 8% in Illinois.  No single customer accounted for more than one percent of the Company's regulated operating revenues during the years ended December 31, 2015, 2014, and 2013.  The following table summarizes the changes in the Company’s allowance for doubtful accounts:

	2015	2014	2013
Balance at January 1,	$5,365	$4,413	$4,299
Amounts charged to expense	5,762	5,838	4,708
Accounts written off	(6,513)	(6,120)	(5,884)
Recoveries of accounts written off	1,259	1,234	1,290
Balance at December 31,	$5,873	$5,365	$4,413

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

	December 31, 2015		December 31, 2014
	Regulatory	Regulatory	Regulatory	Regulatory
	Assets	Liabilities	Assets	Liabilities
Income taxes	$699,247	$181,067	$596,459	$206,940
Utility plant retirement costs	6,052	27,604	7,687	25,236
Post-retirement benefits	112,626	50,775	108,586	46,074
Accrued vacation	1,744	-	1,605	-
Water tank painting	303	-	1,533	-
Fair value adjustment of long-term debt assumed in acquisition	3,636	-	4,004	-
Rate case filing expenses and other	6,510	61	5,717	67
	$830,118	$259,507	$725,591	$278,317

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

A portion of the regulatory liability for income taxes is related to Aqua Pennsylvania’s income tax accounting change for the tax benefits realized on the Company’s 2012 tax return, which have not yet reduced current income tax expense due to the ten year amortization period which began in 2013.  This amortization was stipulated in a June 2012 rate order issued to Aqua Pennsylvania and is subject to specific parameters being met each year.  Beginning in 2013, the Company amortized $38,000, annually, of its deferred income tax benefits, which reduced current income tax expense and increased the Company’s net income by $16,734.

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

The regulatory asset for Post-retirement benefits, which includes pension and other post-retirement benefits, primarily reflects a regulatory asset that has been recorded for the costs that would otherwise be charged to stockholders’ equity for the underfunded status of the Company’s pension and other post-retirement benefit plans.  The Company also has a regulatory asset related to post-retirement benefits costs that represents costs already incurred which are now being recovered in rates over 10 years.  The regulatory liability for post-retirement benefits represents costs recovered in rates in excess of post-retirement benefits expense.

Expenses associated with water tank painting are deferred and amortized over a period of time as approved in the regulatory process.  Water tank painting costs are generally being amortized over a period ranging from 1 to 15 years.

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

Note 7 – Income Taxes

The provision for income taxes for the Company’s continuing operations consists of:

	Years Ended December 31,
	2015	2014	2013
Current:
Federal	$2,624	$(11,296)	$(11,153)
State	(4,168)	5,038	5,687
	(1,544)	(6,258)	(5,466)
Deferred:
Federal	12,649	37,500	30,327
State	3,857	(6,023)	(3,628)
	16,506	31,477	26,699

Total tax expense	$14,962	$25,219	$21,233

The statutory Federal tax rate is 35% and for states with a corporate net income tax, the state corporate net income tax rates range from 5% to 9.99% for all years presented.

The reasons for the differences between amounts computed by applying the statutory Federal income tax rate to income before income tax expense for the Company’s continuing operations are as follows:

	Years Ended December 31,
	2015	2014	2013
Computed Federal tax expense at statutory rate	$75,863	$83,686	$78,436
Decrease in Federal tax expense related to an income tax accounting change for qualifying utility asset improvement costs	(59,488)	(57,015)	(57,467)
State income taxes, net of Federal tax benefit	(202)	(640)	1,338
Increase in tax expense for depreciation expense to be recovered in future rates	199	317	295
Stock-based compensation	(174)	(168)	(421)
Deduction for Aqua America common dividends paid under employee benefit plan	(456)	(350)	(414)
Amortization of deferred investment tax credits	(421)	(416)	(420)
Other, net	(359)	(195)	(114)
Actual income tax expense	$14,962	$25,219	$21,233

In December 2012, the Company changed its tax method of accounting for qualifying utility system repairs in Aqua Pennsylvania effective with the tax year ended December 31, 2012 and for prior tax years.  The tax accounting method was changed to permit the expensing of qualifying utility asset improvement costs that were previously being capitalized and depreciated for book and tax purposes.  This change was implemented in response to a June 2012 rate order issued by the Pennsylvania Public Utility Commission to Aqua Pennsylvania which provides for a reduction in current income tax expense as a result of the recognition of some income tax benefits resulting from the income tax accounting change.  In 2013, the Company recorded $60,555 of income tax benefits, which includes $14,908 of income tax benefits recognized based on final filing positions used in the 2012 tax return.  In 2014, the Company recorded $69,048 of income tax benefits.  In 2015, the Company recorded $72,944 of income tax benefits.  The

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Company recognized a tax deduction on its 2012 Federal tax return of $380,000 for qualifying capital expenditures made prior to 2012, and based on the rate order, in 2013, the Company began to amortize 1/10th of these expenditures.  In accordance with the rate order, the amortization is expected to reduce current income tax expense during periods when qualifying parameters are met.  Beginning in 2013, the Company amortized the qualifying capital expenditures made prior to 2012 and recognized $38,000, annually, of deferred income tax benefits, which reduced current income tax expense and increased the Company’s net income by $16,734.  The Company’s effective income tax rate for 2015, 2014, and 2013, for its continuing operations, was 6.9%,  10.5%,  and 9.5%, respectively.

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

The following table provides the changes in the Company’s unrecognized tax benefits:

	2015	2014
Balance at January 1,	$25,292	$28,690
Additions based on tax position related to the current year	2,724	1,077
Reductions based on tax position related to prior years	-	(4,475)
Balance at December 31,	$28,016	$25,292

The unrecognized tax benefits relate to the income tax accounting change, and the tax position is attributable to a temporary difference.  The Company does not anticipate material changes to its unrecognized tax benefits within the next year.  As a result of the regulatory treatment afforded by the income tax accounting change in Pennsylvania and despite this position being a temporary difference, as of December 31, 2015 and 2014, $17,777 and $12,567, respectively, of these tax benefits would have an impact on the Company’s effective income tax rate in the event the Company does sustain all, or a portion, of its tax position.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table provides the components of the net deferred tax liability from continuing operations:

	December 31,
	2015	2014
Deferred tax assets:
Customers' advances for construction	$27,675	$27,130
Costs expensed for book not deducted for tax, principally accrued expenses	15,612	14,279
Utility plant acquisition adjustment basis differences	3,489	12,314
Post-retirement benefits	36,362	34,653
Tax loss carryforward	93,263	112,719
Other	1,102	1,528
	177,503	202,623
Less valuation allowance	10,982	6,578
	166,521	196,045

Deferred tax liabilities:
Utility plant, principally due to depreciation and differences in the basis of fixed assets due to variation in tax and book accounting	1,027,406	966,596
Deferred taxes associated with the gross-up of revenues necessary to recover, in rates, the effect of temporary differences	214,861	161,479
Tax effect of regulatory asset for post-retirement benefits	36,362	34,653
Deferred investment tax credit	6,815	7,259
	1,285,444	1,169,987

Net deferred tax liability	$1,118,923	$973,942

At December 31, 2015, the Company has a cumulative Federal net operating loss (“NOL”) of $158,276.  The Company believes the Federal NOLs are more likely than not to be recovered and require no valuation allowance.  The Company’s Federal NOLs do not begin to expire until 2031.

In 2012 and 2011, as a result of the Company’s Federal cumulative NOLs the Company ceased recognizing the windfall tax benefit associated with stock-based compensation, because the deduction did not reduce income taxes payable.  As of December 31, 2015, the Company utilized all of the 2011 NOL and recognized a windfall tax benefit of $1,680.  Upon realization of the Company’s 2012 Federal NOLs, the Company will recognize a windfall tax benefit of $2,805.

At December 31, 2015 the Company has a cumulative state NOL of $548,671, a portion of which is offset by a valuation allowance because the Company does not believe these NOLs are more likely than not to be realized.   The state NOLs do not begin to expire until 2023.

The Company has unrecognized tax positions that result in the associated tax benefit being unrecognized.  The Company’s Federal and state NOL carryforwards are reduced by an unrecognized tax position, on a gross basis, of $62,975 and $88,904, respectively, which results from the Company’s adoption in 2013 of the FASB’s accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists.  The amounts of the Company’s Federal and state NOL carryforwards prior to being reduced by the unrecognized tax positions are $221,070 and $637,575, respectively.  The Company records its unrecognized tax benefit as a reduction to its deferred income tax liability.

As of December 31, 2015, the Company’s Federal income tax returns for all years through 2011 have been closed.  Tax years 2012 through 2015 remain open to Federal examination.  The statute remains open for the Company’s state income tax returns for tax years 2012 through 2015 in the various states in which the Company’s conducts business.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 8 – Taxes Other than Income Taxes

The following table provides the components of taxes other than income taxes:

	Years Ended December 31,
	2015	2014	2013
Property	$26,545	$24,133	$25,341
Capital Stock	1,644	1,315	2,127
Gross receipts, excise and franchise	10,362	10,945	11,775
Payroll	9,539	7,583	7,395
Regulatory assessments	2,689	2,538	2,462
Other	4,278	3,939	3,585
Total taxes other than income	$55,057	$50,453	$52,685

Note 9 – Commitments and Contingencies

The following disclosures reflect commitments and contingencies for the Company’s continuing operations.

Commitments – The Company leases motor vehicles, buildings and other equipment under operating leases that are noncancelable.  The future annual minimum lease payments due are as follows:

2016	2017	2018	2019	2020	Thereafter
$1,138	$714	$493	$404	$315	$301

The Company leases parcels of land on which treatment plants and other facilities are situated and adjacent parcels that are used for watershed protection.  The operating leases are noncancelable, expire between 2016 and 2052 and contain renewal provisions.  Some leases are subject to an adjustment every five years based on changes in the Consumer Price Index.  Subject to the aforesaid adjustment, during each of the next five years, an average of $587 of annual lease payments for land is due, and the aggregate of the years remaining approximates $13,663.

The Company maintains agreements with other water purveyors for the purchase of water to supplement its water supply, particularly during periods of peak demand.  The agreements stipulate purchases of minimum quantities of water to the year 2026.  The estimated annual commitments related to such purchases through 2020 are expected to average $7,352 and the aggregate of the years remaining approximates $19,138.

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

2016	2017	2018	2019	2020	Thereafter
$1,100	$1,100	$1,100	$1,100	$1,100	$8,410

Rent expense under operating leases, purchased water expense, and water treatment expenses under these agreements were as follows:

	Years Ended December 31,
	2015	2014	2013
Operating lease expense	$2,440	$2,820	$3,375
Purchased water under long-term agreements	13,718	13,139	12,923
Water treatment expense under contractual agreement	972	892	926

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Contingencies – The Company is routinely involved in various disputes, claims, lawsuits and other regulatory and legal matters, including both asserted and unasserted legal claims, in the ordinary course of business.  The status of each such matter, referred to herein as a loss contingency, is reviewed and assessed in accordance with applicable accounting rules regarding the nature of the matter, the likelihood that a loss will be incurred, and the amounts involved.  As of December 31, 2015, the aggregate amount of $13,570 is accrued for loss contingencies and is reported in the Company’s consolidated balance sheet as other accrued liabilities and other liabilities.  These accruals represent management’s best estimate of probable loss (as defined in the accounting guidance) for loss contingencies or the low end of a range of losses if no single probable loss can be estimated.  For some loss contingencies, the Company is unable to estimate the amount of the probable loss or range of probable losses.  While the final outcome of these loss contingencies cannot be predicted with certainty, and unfavorable outcomes could negatively impact the Company, at this time in the opinion of management, the final resolution of these matters are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.  Further, Aqua America has insurance coverage for a number of these loss contingencies, and as of December 31, 2015, estimates that approximately $1,013 of the amount accrued for these matters are probable of recovery through insurance, which amount is also reported in the Company’s consolidated balance sheet as deferred charges and other assets, net.

Although the results of legal proceedings cannot be predicted with certainty, there are no pending legal proceedings to which the Company or any of its subsidiaries is a party or to which any of its properties is the subject that are material or are expected to have a material effect on the Company’s financial position, results of operations or cash flows.

Additionally, the Company self-insures its employee medical benefit program, and maintains stop-loss coverage to limit the exposure arising from these claims.  The Company’s reserve for these claims totaled $1,496 and $1,468 at December 31, 2015 and 2014 and represents a reserve for unpaid claim costs, including an estimate for the cost of incurred but not reported claims.

Note 10 – Long-term Debt and Loans Payable

Long-term Debt – The consolidated statements of capitalization provide a summary of long-term debt as of December 31, 2015 and 2014.  The supplemental indentures with respect to specific issues of the first mortgage bonds restrict the ability of Aqua Pennsylvania and other operating subsidiaries of the Company to declare dividends, in cash or property, or repurchase or otherwise acquire the stock of these companies.  Loan agreements for Aqua Pennsylvania and other operating subsidiaries of the Company have restrictions on minimum net assets.  As of December 31, 2015, restrictions on the net assets of the Company were $1,240,826 of the total $1,725,930 in net assets.  Included in this amount were restrictions on Aqua Pennsylvania’s net assets of $929,319 of their total net assets of $1,308,793.    As of December 31, 2015, approximately $1,121,206 of Aqua Pennsylvania’s retained earnings of approximately $1,141,206 and approximately $103,800 of the retained earnings of approximately $155,000 of other subsidiaries were free of these restrictions.  Some supplemental indentures also prohibit Aqua Pennsylvania and some other subsidiaries of the Company from making loans to, or purchasing the stock of, the Company.

Sinking fund payments are required by the terms of specific issues of long-term debt.  Excluding amounts due under the Company’s revolving credit agreement, the future sinking fund payments and debt maturities of the Company’s long-term debt are as follows:

Interest Rate Range	2016	2017	2018	2019	2020	Thereafter
0.00% to 0.99%	$491	$60,489	$488	$491	$487	$2,702
1.00% to 1.99%	1,736	51,584	51,611	1,506	1,457	12,917
2.00% to 2.99%	1,492	1,529	1,571	1,614	1,658	11,303
3.00% to 3.99%	2,500	2,584	2,674	2,621	2,413	404,483
4.00% to 4.99%	11,091	11,100	11,110	50,325	16,536	531,331
5.00% to 5.99%	16,818	25,055	10,716	31,250	23,245	283,899
6.00% to 6.99%	-	9,000	12,964	-	-	31,000
7.00% to 7.99%	408	484	523	566	613	31,168
8.00% to 8.99%	357	482	521	563	610	11,969
9.00% to 9.99%	700	700	5,700	700	2,400	16,900
10.00% to 10.99%	-	-	6,000	-	-	-
Total	$35,593	$163,007	$103,878	$89,636	$49,419	$1,337,672

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

In December 2015, Aqua Pennsylvania issued $210,000 of first mortgage bonds, of which $65,000 is due in 2036,  $20,000 is due in 2037,  $25,000 is due in 2038,  $60,000 is due in 2046,  $20,000 is due in 2047, and $20,000 is due in 2048 with interest rates of 3.77%,  3.82%,  3.85%,  4.16%,  4.18%, and 4.20%,  respectively.  The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

In October 2015, Aqua Pennsylvania provided notice for the early redemption of $4,000 of first mortgage bonds at 8.14% that were originally maturing in 2025 and $95,985 of tax-exempt bonds at 5.00% that were originally maturing between 2035 and 2038.  Upon early redemption in December 2015 of the tax-exempt bonds, a gain of $678 was recognized resulting from the recognition of the unamortized issuance premium.

In May 2015, the Company issued $70,000 of senior unsecured notes due in 2030 with an interest rate of 3.59%.  The proceeds were used to repay existing indebtedness and for general corporate purposes.

In May 2015, Aqua Pennsylvania entered into a $50,000 three-year unsecured loan at an interest rate of 1.975%.  The proceeds from this loan were used for refinancing existing indebtedness and general working capital purposes.

In December 2014, Aqua Pennsylvania issued $65,000 of first mortgage bonds, of which $25,000 is due in 2035,  $15,000 is due in 2040,  $13,000 is due in 2045, and $12,000 is due in 2054 with interest rates of 3.64%,  4.01%,  4.06%, and 4.11%, respectively.  The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

In September 2014, Aqua Pennsylvania entered into a $50,000 three year unsecured loan at an interest rate of 1.92%.  The proceeds from this loan were used for refinancing existing indebtedness and general working capital purposes including financing acquisitions.

As of December 31, 2015, the Company did not have any funds restricted for construction activity.

The weighted average cost of long-term debt at December 31, 2015 and 2014 was 4.44% and 4.65%, respectively.  The weighted average cost of fixed rate long-term debt at December 31, 2015 and 2014 was 4.57% and 4.85%, respectively.

The Company has a five-year $200,000 unsecured revolving credit facility with three banks that expires in March 2017.  Included within this facility is a $15,000 sublimit for daily demand loans.  Funds borrowed under this facility are classified as long-term debt and are used to provide working capital as well as support for letters of credit for insurance policies and other financing arrangements.  As of December 31, 2015, the Company has the following sublimits and available capacity under the credit facility:  $50,000 letter of credit sublimit, $26,640 of letters of credit available capacity, $0 borrowed under the swing-line commitment, and $60,000 of funds borrowed under the agreement.  Interest under this facility is based at the Company’s option, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks.  A facility fee is charged on the total commitment amount of the agreement.  Under this facility the average cost of borrowings was 0.87% and 0.78%, and the average borrowing was $82,880 and $67,916, during 2015 and 2014, respectively.   On February 24, 2016, the Company amended its unsecured revolving credit facility to extend the expiration from March 2017 to February 2021, to increase the facility from $200,000 to $250,000, and added a fourth bank to the lending group.

The Company is obligated to comply with covenants under some of its loan and debt agreements.  These covenants contain a number of restrictive financial covenants, which among other things limit, subject to specific exceptions, the Company’s ratio of consolidated total indebtedness to consolidated total capitalization, and require a minimum level of earnings coverage over interest expense.  During 2015, the Company was in compliance with its debt covenants under its credit facilities.  Failure to comply with the Company’s debt covenants could result in an event of default, which could result in the Company being required to repay or finance its borrowings before their due date, possibly limiting the Company’s future borrowings, and increasing its borrowing costs.

Loans Payable – In November 2015, Aqua Pennsylvania renewed its $100,000 364-day unsecured revolving credit facility with four banks.  The funds borrowed under this agreement are classified as loans payable and used to provide working capital.  As of December 31, 2015 and 2014, funds borrowed under the agreement were $7,281 and $13,658, respectively.  Interest under this facility is based, at the borrower’s option, on the prime rate, an adjusted federal funds rate, an adjusted London Interbank Offered Rate corresponding to the interest period selected, an adjusted Euro-Rate corresponding to the interest period selected or at rates offered by the banks.  This agreement restricts short-term

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

borrowings of Aqua Pennsylvania.  A commitment fee of 0.05% is charged on the total commitment amount of Aqua Pennsylvania’s revolving credit agreement.  The average cost of borrowing under the facility was 0.86% and 0.81%, and the average borrowing was $25,486 and $24,072, during 2015 and 2014, respectively. The maximum amount outstanding at the end of any one month was $40,000 and $36,943 in 2015 and 2014, respectively.

At December 31, 2015 and 2014, the Company had other combined short-term lines of credit of $35,500 and $60,500, respectively.  Funds borrowed under these lines are classified as loans payable and are used to provide working capital.  As of December 31, 2015 and 2014, funds borrowed under the short-term lines of credit were $9,440 and $4,740, respectively.  The average borrowing under the lines was $5,132 and $5,657 during 2015 and 2014, respectively.  The maximum amount outstanding at the end of any one month was $9,440 and $13,740 in 2015 and 2014, respectively.  Interest under the lines is based at the Company’s option, depending on the line, on the prime rate, an adjusted Euro-Rate, an adjusted federal funds rate or at rates offered by the banks.  The average cost of borrowings under all lines during 2015 and 2014 was 0.99% and 1.00%, respectively.

Interest Income and Expense–  Interest income of $272,  $316,  and $438 was netted against interest expense on the consolidated statement of net income for the years ended December 31, 2015, 2014, and 2013, respectively.  The total interest cost was $76,808,  $76,713,  and $77,754 in 2015, 2014, and 2013, including amounts capitalized of $6,219,  $5,134,  and $2,275, respectively.

Note 11 – Fair Value of Financial Instruments

Financial instruments are recorded at carrying value in the financial statements and approximate fair value as of the dates presented.  The fair value of these instruments is disclosed below in accordance with current accounting guidance related to financial instruments.

The fair value of funds restricted for construction activity and loans payable are determined based on their carrying amount and utilizing level 1 methods and assumptions.  As of December 31, 2015, the Company did not have any funds restricted for construction activity and as of December 31, 2014, the carrying amount of the Company’s funds restricted for construction activity was $47, which equates to its estimated fair value.  As of December 31, 2015 and 2014, the carrying amount of the Company’s loans payable was $16,721 and $18,398, respectively, which equates to their estimated fair value.  The fair value of cash and cash equivalents, which is comprised of a money market fund, is determined based on the net asset value per unit utilizing level 2 methods and assumptions.  As of December 31, 2015 and 2014, the carrying amounts of the Company's cash and cash equivalents were $3,229 and $4,138, which equates to their fair value.

The carrying amounts and estimated fair values of the Company’s long-term debt is as follows:

	December 31,
	2015	2014
Carrying amount	$1,779,205	$1,619,270
Estimated fair value	1,905,393	1,694,424

The fair value of long-term debt has been determined by discounting the future cash flows using current market interest rates for similar financial instruments of the same duration utilizing level 2 methods and assumptions.  The Company’s customers’ advances for construction have a carrying value of $86,934 and $78,301 at December 31, 2015 and 2014, respectively.  Their relative fair values cannot be accurately estimated because future refund payments depend on several variables, including new customer connections, customer consumption levels and future rate increases.  Portions of these non-interest bearing instruments are payable annually through 2025 and amounts not paid by the contract expiration dates become non-refundable.  The fair value of these amounts would, however, be less than their carrying value due to the non-interest bearing feature.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Note 12 – Stockholders’ Equity

At December 31, 2015, the Company had 300,000,000 shares of common stock authorized; par value $0.50.  Shares outstanding and treasury shares held were as follows:

	December 31,
	2015	2014	2013
Shares outstanding	176,544,091	176,753,270	176,750,599
Treasury shares	2,819,569	1,837,984	1,178,323

At December 31, 2015, the Company had 1,770,819 shares of authorized but unissued Series Preferred Stock, $1.00 par value.

In February 2015, the Company filed a universal shelf registration statement with the Securities and Exchange Commission (“SEC”) to allow for the potential future sale by the Company, from time to time, in one or more public offerings, of an indeterminate amount of our common stock, preferred stock, debt securities and other securities specified therein at indeterminate prices.

In February 2015, the Company filed a registration statement with the SEC which permits the offering, from time to time, of an aggregate of $500,000 in shares of common stock and shares of preferred stock in connection with acquisitions.  The form and terms of any securities issued under these universal shelf registration statement and the acquisition shelf registration statement will be determined at the time of issuance.

The Company has a Dividend Reinvestment and Direct Stock Purchase Plan (“Plan”) that allows reinvested dividends to be used to purchase shares of common stock at a five percent discount from the current market value.  Under the direct stock purchase program, shares are purchased by investors at market price.  The shares issued under the Plan are either shares purchased by the Company’s transfer agent in the open-market or original issue shares.  In 2015, 2014, and 2013, 535,439, 558,317, and 154,900 shares of the Company were purchased under the dividend reinvestment portion of the Plan by the Company’s transfer agent in the open-market for $14,380, $14,148, and $3,693, respectively.  During 2015 and 2013, under the dividend reinvestment portion of the Plan, 26,295 and 432,894 original issue shares of common stock were sold, providing the Company with proceeds of $677 and $10,107, respectively.  During 2014, to minimize share dilution, the Company did not sell original issue shares of common stock under the Plan.

In October 2013, the Company’s Board of Directors approved a resolution authorizing the Company to purchase, from time to time, up to 685,348 shares of its common stock in the open market or through privately negotiated transactions.  This authorization renewed the number of shares that had remained, when affected for stock splits, from an existing share buy-back authorization from 1997.  The specific timing, amount and other terms of repurchases will depend on market conditions, regulatory requirements and other factors.  In 2014, we repurchased 560,000 shares of our common stock in the open market for $13,280.  In December 2014, the Company’s Board of Directors authorized a share buyback program, commencing in 2015, of up to 1,000,000 shares to minimize share dilution through timely and orderly share repurchases.  In December 2015, the Company’s Board of Directors added 400,000 shares to this program.  In 2015, we repurchased 805,000 shares of the Company’s common stock in the open market for $20,502.  As of December 31, 2015, an aggregate of 720,348 shares remain available for repurchase.

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

	Years ended December 31,
	2015	2014	2013
Average common shares outstanding during the period for basic computation	176,788	176,864	176,140
Effect of dilutive securities:
Employee stock-based compensation	729	899	674
Average common shares outstanding during the period for diluted computation	177,517	177,763	176,814

For the years ended December 31, 2015, 2014 and 2013, all of the Company’s employee stock options were included in the calculation of diluted net income per share as the calculated cost to exercise the stock options was less than the average market price of the Company’s common stock during these periods.

Equity per common share was $9.78 and $9.37  at December 31, 2015 and 2014, respectively.  These amounts were computed by dividing Aqua America stockholders’ equity by the number of shares of common stock outstanding at the end of each year.

Note 14 – Employee Stock and Incentive Plan

Under the Company’s 2009 Omnibus Equity Compensation Plan, as amended as of February 27, 2014 (the “2009 Plan”), as approved by the Company’s shareholders to replace the 2004 Equity Compensation Plan (the “2004 Plan”), stock options, stock units, stock awards, stock appreciation rights, dividend equivalents, and other stock-based awards may be granted to employees, non-employee directors, and consultants and advisors.  The 2009 Plan authorizes 6,250,000 shares for issuance under the plan.  A maximum of 3,125,000 shares under the 2009 Plan may be issued pursuant to stock award, stock units and other stock-based awards, subject to adjustment as provided in the 2009 Plan.  During any calendar year, no individual may be granted (i) stock options and stock appreciation rights under the 2009 Plan for more than 500,000 shares of common stock in the aggregate or (ii) stock awards, stock units or other stock-based awards under the 2009 Plan for more than 500,000 shares of Company stock in the aggregate, subject to adjustment as provided in the 2009 Plan.  Awards to employees and consultants under the 2009 Plan are made by a committee of the Board of Directors, except that with respect to awards to the Chief Executive Officer, the committee recommends those awards for approval by the non-employee directors of the Board of Directors.  In the case of awards to non-employee directors, the Board of Directors makes such awards.  At December 31, 2015,  4,212,079 shares underlying stock-based compensation awards were still available for grant under the 2009 Plan.  No further grants may be made under the 2004 plan.

The recording of compensation expense for share-based compensation has no impact on net cash flows and results in the reclassification on the consolidated cash flow statements of related tax benefits from cash flows from operating activities to cash flows from financing activities to the extent these tax benefits exceed the associated compensation cost.

Performance Share Units – During 2015, 2014, and 2013, the Company granted performance share units.  A performance share unit (“PSU”) represents the right to receive a share of the Company’s common stock if specified performance goals are met over the three year performance period specified in the grant, subject to exceptions through the respective vesting periods, generally three years.  Each grantee is granted a target award of PSUs, and may earn between 0% and 200% of the target amount depending on the Company’s performance against the performance goals, which consist of the following metrics for the 2015, 2014, and 2013 grants:  30% of the PSUs will be earned based on the Company’s TSR compared to the TSR for a specific peer group of investor-owned water companies (a

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

market-based condition), 30% of the PSUs will be earned based on the Company’s TSR compared to the TSR for the companies listed in the Standard and Poor’s Midcap Utilities Index (a market-based condition), 20% of the PSUs will be earned based on maintaining an average ratio of operations and maintenance expenses as a percentage of revenues at Aqua Pennsylvania compared to a target average ratio for the three year performance period (a performance-based condition), and 20% of the PSUs will be earned based on earning a cumulative total earnings before taxes for the Company operations other than Aqua Pennsylvania for the three year performance period compared to a target (a performance-based condition).

The following table provides compensation costs for PSUs:

	Years ended December 31,
	2015	2014	2013
Stock-based compensation within operations and maintenance expense	$4,419	$4,996	$3,437
Income tax benefit	1,796	2,044	1,400

The following table summarizes nonvested PSU transactions for the year ended December 31, 2015:

	Number of Share Units	Weighted Average Fair Value
Nonvested share units at beginning of period	582,644	$22.98
Granted	142,212	26.46
Performance criteria adjustment	17,717	25.59
Forfeited	(14,276)	25.92
Share units vested	(86,425)	26.25
Share units issued	(217,014)	18.49
Nonvested share units at end of period	424,858	$25.78

A portion of the fair value of PSUs was estimated at the grant date based on the probability of satisfying the market-based conditions associated with the PSUs using the Monte Carlo valuation method, which assesses the probabilities of various outcomes of market conditions.  The other portion of the fair value of the PSUs associated with performance-based conditions was based on the fair market value of the Company’s stock at the grant date, regardless of whether the market-based condition is satisfied.  The fair value of each PSU grant is amortized into compensation expense on a straight-line basis over their respective vesting periods, generally 36 months.  The accrual of compensation costs is based on an estimate of the final expected value of the award, and is adjusted as required for the portion based on the performance-based condition.  The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense.  As the payout of the PSUs includes dividend equivalents, no separate dividend yield assumption is required in calculating the fair value of the PSUs.  The recording of compensation expense for PSUs has no impact on net cash flows.  The following table provides the assumptions used in the pricing model for the grant, the resulting grant date fair value of PSUs, and the intrinsic value and fair value of PSUs that vested during the year:

	Years ended December 31,
	2015	2014	2013
Expected term (years)	3.0	3.0	3.0
Risk-free interest rate	1.03%	0.68%	0.36%
Expected volatility	16.9%	19.8%	20.0%
Weighted average fair value of PSUs granted	$26.46	$25.31	$26.88

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Intrinsic value of vested PSUs	$7,964	$4,327	$415
Fair value of vested PSUs	$6,416	$3,297	$351

As of December 31, 2015, $4,098 of unrecognized compensation costs related to PSUs is expected to be recognized over a weighted average period of approximately 1.7 years.    The aggregate intrinsic value of PSUs as of December 31, 2015 was $15,236.  The aggregate intrinsic value of PSUs is based on the number of nonvested share units and the market value of the Company’s common stock as of the period end date.

Restricted Stock Units – A restricted stock unit (“RSU”) represents the right to receive a share of the Company’s common stock and is valued based on the fair market value of the Company’s stock on the date of grant.  RSUs are eligible to be earned at the end of a specified restricted period, generally three years, beginning on the date of grant.  In some cases, the right to receive the shares is subject to specific performance goals established at the time the grant is made.  The Company assumes that forfeitures will be minimal, and recognizes forfeitures as they occur, which results in a reduction in compensation expense.  As the payout of the RSUs includes dividend equivalents, no separate dividend yield assumption is required in calculating the fair value of the RSUs.  The following table provides compensation costs for RSUs:

	Years ended December 31,
	2015	2014	2013
Stock-based compensation within operations and maintenance expense	$1,076	$1,122	$813
Income tax benefit	444	464	336

The following table summarizes nonvested RSU transactions for the year ended December 31, 2015:

	Number of Stock Units	Weighted Average Fair Value
Nonvested stock units at beginning of period	122,565	$22.29
Granted	47,285	26.00
Stock units vested in prior period and issued in current period	11,500	17.99
Stock units vested and issued	(90,588)	21.02
Forfeited	(2,409)	24.94
Nonvested stock units at end of period	88,353	$24.94

The following table summarizes the value of RSUs:

	Years ended December 31,
	2015	2014	2013
Weighted average fair value of RSUs granted	$26.00	$24.80	$23.28
Intrinsic value of vested RSUs	2,327	759	449
Fair value of vested RSUs	1,904	544	348

As of December 31, 2015, $1,046 of unrecognized compensation costs related to RSUs is expected to be recognized over a weighted average period of approximately 1.9 years.  The aggregate intrinsic value of RSUs as of December 31, 2015 was $2,633.  The aggregate intrinsic value of RSUs is based on the number of nonvested stock units and the market value of the Company’s common stock as of the period end date.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Stock Options – The following table provides compensation costs for stock options:

	Years ended December 31,
	2015	2014	2013
Stock-based compensation within operations and maintenance expense	$-	$-	$30
Income tax benefit	193	189	461

There were no stock options granted during the years ended December 31, 2015, 2014, and 2013.

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

The following table summarizes stock option transactions for the year ended December 31, 2015:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (years)	Aggregate Intrinsic Value
Outstanding, beginning of year	1,084,992	$17.06
Forfeited	-	-
Expired / Cancelled	(750)	13.72
Exercised	(424,709)	17.75
Outstanding and exercisable at end of year	659,533	$16.62	2.5	$8,692

The intrinsic value of stock options is the amount by which the market price of the stock on a given date, such as at the end of the period or on the day of exercise, exceeded the closing market price of stock on the date of grant.  The following table summarizes the aggregate intrinsic value of stock options exercised and the fair value of stock options which became vested:

	Years ended December 31,
	2015	2014	2013
Intrinsic value of options exercised	$4,154	$4,054	$12,658
Fair value of options vested	-	-	500

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table summarizes information about the options outstanding and options exercisable as of December 31, 2015:

	Options Outstanding and Exercisable
	Shares	Weighted Average Remaining Life (years)	Weighted Average Exercise Price
Range of prices:
$13.00 - 14.99	160,722	4.1	$13.72
$15.00 - 15.99	165,615	3.2	15.30
$16.00 - 16.99	144,654	2.2	16.15
$17.00 - 19.99	112,297	1.2	18.61
$20.00 - 23.99	76,245	0.2	23.57
	659,533	2.5	$16.62

As of December 31, 2015, there were no unrecognized compensation costs related to nonvested stock options granted under the plans.

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

The following table provides compensation costs for restricted stock:

	Years ended December 31,
	2015	2014	2013
Stock-based compensation within operations and maintenance expense	$-	$691	$770
Income tax benefit	-	287	320

The following table summarizes the value of restricted stock awards:

	Years ended December 31,
	2015	2014	2013
Intrinsic value of restricted stock awards vested	$860	$1,097	$2,236
Fair value of restricted stock awards vested	553	906	1,560
Weighted average fair value of restricted stock awards granted	-	25.19	25.09

As of December 31, 2015, there were no unrecognized compensation costs related to nonvested restricted stock as restricted stock was fully amortized in 2014.  Additionally, there was no restricted stock granted during the year ended December 31, 2015.

Stock Awards – On June 3, 2015, the Company granted an aggregate of 13,800 shares of common stock to the non-employee members of the Board of Directors continuing in office.  The fair market value of the shares is $26.44 per share.  The shares granted are not subject to any restrictions.  In 2015, the Company recognized $365 of compensation expense and an income tax benefit of $151 associated with these grants.

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

In August 2014, the Company announced changes to the way it will provide future retirement benefits to employees acquired through a prior acquisition.  Effective January 1, 2015, the Company began providing future retirement benefits for these employees through its defined contribution plan.  As a result, no further service will be considered in future accruals in the qualified defined benefit pension plan after December 31, 2014, and as a result of this change, the Company recognized a curtailment loss of $84 in 2014.

In the first quarter of 2014, the Company offered a one-time voluntary lump sum window to certain eligible terminated vested participants in an effort to reduce its long-term obligations and plan volatility for its qualified defined benefit pension plan.  In May 2014, the plan paid $11,471 to participants who elected to receive a lump sum distribution, which was funded from existing plan assets.  These payments are reported as a portion of benefits paid for 2014 in the table presenting the change in benefit obligation for pension benefits.  Effective July 1, 2015, the Company added a permanent lump sum option to the form of benefit payments offered to participants of the qualified defined benefit pension plan upon retirement or termination.  The plan paid $5,329 during the second half of 2015 to participants who elected this option.

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

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

	Pension Benefits	Other Post-retirement Benefits
Years:
2016	$27,402	$1,889
2017	20,034	2,200
2018	20,079	2,518
2019	19,937	2,783
2020	20,823	2,995
2021-2025	102,607	17,413

The changes in the benefit obligation and fair value of plan assets, the funded status of the plans and the assumptions used in the measurement of the company’s benefit obligation are as follows:

	Pension Benefits		Other Post-retirement Benefits
	2015	2014	2015	2014
Change in benefit obligation:
Benefit obligation at January 1,	$311,609	$281,161	$71,958	$57,174
Service cost	3,349	4,295	1,224	1,161
Interest cost	12,955	14,153	2,802	2,903
Actuarial (gain) loss	(7,778)	43,250	(6,527)	11,769
Plan participants' contributions	-	-	204	217
Benefits paid	(17,118)	(22,600)	(1,270)	(1,311)
Plan amendments	3,220	-	(3,254)	45
Curtailment	-	(8,650)	-	-
Special termination benefits	302	-	-	-
Benefit obligation at December 31,	306,539	311,609	65,137	71,958

Change in plan assets:
Fair value of plan assets at January 1,	244,897	232,347	43,326	40,840
Actual return on plan assets	(3,058)	17,148	(998)	3,175
Employer contributions	13,884	18,002	2,428	300
Benefits paid	(17,118)	(22,600)	(1,052)	(989)
Fair value of plan assets at December 31,	238,605	244,897	43,704	43,326

Funded status of plan:
Net amount recognized at December 31,	$67,934	$66,712	$21,433	$28,632

The Company’s pension plans had an accumulated benefit obligation of $291,132 and $293,364 at December 31, 2015 and 2014, respectively.  The following table provides the net liability recognized on the consolidated balance sheets at December 31,:

	Pension Benefits		Other Post-retirement Benefits
	2015	2014	2015	2014
Current liability	$8,370	$4,930	$-	$-
Noncurrent liability	59,564	61,782	21,433	28,632
Net liability recognized	$67,934	$66,712	$21,433	$28,632

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

At December 31, 2015 and 2014, the Company’s pension plans had benefit obligations in excess of its plan assets.  The following tables provide the projected benefit obligation, the accumulated benefit obligation and fair market value of the plan assets as of December 31,:

	Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
	2015	2014
Projected benefit obligation	$306,539	$311,609
Fair value of plan assets	238,605	244,897

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets
	2015	2014
Accumulated benefit obligation	$291,132	$293,364
Fair value of plan assets	238,605	244,897

The following table provides the components of net periodic benefit costs for the years ended December 31,:

	Pension Benefits			Other Post-retirement Benefits
	2015	2014	2013	2015	2014	2013
Service cost	$3,349	$4,295	$5,313	$1,224	$1,161	$1,525
Interest cost	12,955	14,153	12,660	2,802	2,903	2,579
Expected return on plan assets	(18,702)	(17,601)	(14,770)	(2,923)	(2,742)	(2,268)
Amortization of prior service cost (credit)	174	277	228	(687)	(278)	(295)
Amortization of actuarial loss	5,993	2,256	8,169	1,282	260	1,479
Curtailment loss	-	84	-	-	-	-
Net periodic benefit cost	$3,769	$3,464	$11,600	$1,698	$1,304	$3,020

The Company records the underfunded status of its pension and other post-retirement benefit plans on its consolidated balance sheets and records a regulatory asset for these costs that would otherwise be charged to stockholders’ equity, as the Company anticipates recoverability of the costs through customer rates.  The Company’s pension and other post-retirement benefit plans were underfunded at December 31, 2015 and 2014.  Changes in the plans’ funded status will affect the assets and liabilities recorded on the balance sheet.  Due to the Company’s regulatory treatment, the recognition of the funded status is recorded as a regulatory asset pursuant to the FASB’s accounting guidance for regulated operations.

The following table provides the amounts recognized in regulatory assets that have not been recognized as components of net periodic benefit cost as of December 31,:

	Pension Benefits		Other Post-retirement Benefits
	2015	2014	2015	2014
Net actuarial loss	$87,930	$79,639	$14,469	$18,356
Prior service cost (credit)	4,419	1,374	(2,926)	(359)
Total recognized in regulatory assets	$92,349	$81,013	$11,543	$17,997

The estimated net actuarial loss and prior service cost for the Company’s pension plans that will be amortized in 2016 from the regulatory assets into net periodic benefit cost are $6,917 and  $578, respectively.  The estimated net actuarial loss and prior service credit for the Company’s other post-retirement benefit plans that will be amortized in 2016 from regulatory assets into net periodic benefit cost are $1,068 and  $549, respectively.

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

The significant assumptions related to the Company’s benefit obligations are as follows:

	Pension Benefits		Other Post-retirement Benefits
	2015	2014	2015	2014
Weighted Average Assumptions Used to Determine Benefit Obligations as of December 31,
Discount rate	4.48%	4.20%	4.60%	4.17%
Rate of compensation increase	3.0-4.0%	3.0-4.0%	n/a	n/a

Assumed Health Care Cost Trend Rates Used to Determine Benefit Obligations as of December 31,
Health care cost trend rate	n/a	n/a	7.0%	7.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	2021	2019

n/a – Assumption is not applicable.

The significant assumptions related to the Company’s net periodic benefit costs are as follows:

	Pension Benefits			Other Post-retirement Benefits
	2015	2014	2013	2015	2014	2013
Weighted Average Assumptions Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Discount rate	4.20%	5.12%	4.17%	4.17%	5.12%	4.17%
Expected return on plan assets	7.50%	7.50%	7.50%	5.00-7.50%	5.00-7.50%	5.00-7.50%
Rate of compensation increase	3.0-4.0%	4.0-4.5%	4.0-4.5%	n/a	n/a	n/a

Assumed Health Care Cost Trend Rates Used to Determine Net Periodic Benefit Costs for Years Ended December 31,
Health care cost trend rate	n/a	n/a	n/a	7.0%	7.5%	8.0%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2019	2019	2019

n/a – Assumption is not applicable.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Assumed health-care trend rates have a significant effect on the expense and liabilities for other post-retirement benefit plans.  The health care7 trend rate is based on historical rates and expected market conditions.  A one-percentage point change in the assumed health-care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on the health-care component of the accrued other post-retirement benefit obligation	$3,691	$(3,319)
Effect on aggregate service and interest cost components of net periodic post-retirement health-care benefit cost	$254	$(233)

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

The Company’s expected return on plan assets is determined by evaluating the asset class return expectations with its advisors as well as actual, long-term, historical results of our asset returns.  The Company’s market related value of plan assets is equal to the fair value of the plan’s assets as of the last day of its fiscal year, and is a determinant for the expected return on plan assets which is a component of post-retirement benefits expense.  The Company’s pension expense increases as the expected return on plan assets decreases.  For 2015, the Company used a 7.50% expected return on plan assets assumption which will decrease to 7.25% for 2016.  The Company believes its actual long-term asset allocation on average will approximate the targeted allocation.  The Company’s investment strategy is to earn a reasonable rate of return while maintaining risk at acceptable levels through the diversification of investments across and within various asset categories. Investment returns are compared to benchmarks that include the S&P 500 Index, the Barclays Capital Intermediate Government/Credit Index, and a combination of the two indices.  The Pension Committee meets semi-annually to review plan investments and management monitors investment performance quarterly through a performance report prepared by an external consulting firm.

The Company’s pension plan asset allocation and the target allocation by asset class are as follows:

		Percentage of Plan Assets at December 31,
	Target Allocation	2015	2014
Domestic equities	25 to 75%	63%	64%
International equities	0 to 10%	6%	6%
Fixed income	25 to 50%	24%	25%
Alternative investments	0 to 5%	3%	3%
Cash and cash equivalents	0 to 20%	4%	2%
Total	100%	100%	100%

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The fair value of the Company’s pension plans’ assets at December 31, 2015 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Domestic equities: (1)
Common stocks	$146,970	$146,970	$-	$-
Mutual funds	3,605	3,605	-	-
International equities (2)	14,180	14,180	-	-
Fixed income: (3)
U.S. Treasury and government agency bonds	22,953	-	22,953	-
Corporate and foreign bonds	13,579	-	13,579	-
Mutual funds	21,523	21,523	-	-
Alternative investments: (4)
Real estate	5,981	5,981	-	-
Commodity funds	1,169	1,169	-	-
Cash and cash equivalents (5)	8,645	50	8,595	-
Total pension assets	$238,605	$193,478	$45,127	$-

The fair value of the Company’s pension plans’ assets at December 31, 2014 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Domestic equities: (1)
Common stocks	$151,402	$151,402	$-	$-
Mutual funds	4,168	4,168	-	-
International equities (2)	14,584	14,584	-	-
Fixed income: (3)
U.S. Treasury and government agency bonds	25,150	-	25,150	-
Corporate and foreign bonds	13,716	-	13,716	-
Mutual funds	21,405	21,405	-	-
Alternative investments: (4)
Real estate	6,215	6,215	-	-
Commodity funds	1,203	1,203	-	-
Cash and cash equivalents (5)	7,054	19	7,035	-
Total pension assets	$244,897	$198,996	$45,901	$-

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
(5)

Cash and cash equivalents are comprised of both uninvested cash and money market funds.  The uninvested cash is valued based on its carrying value, and the money market funds are valued utilizing the net asset value per unit based on the fair value of the underlying assets as determined by the fund’s investment managers.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

Equity securities include Aqua America, Inc. common stock in the amounts of $19,958 or 8.4% and $17,409 or 7.1% of total pension plans’ assets as of December 31, 2015 and 2014, respectively.

The asset allocation for the Company’s other post-retirement benefit plans and the target allocation by asset class are as follows:

		Percentage of Plan Assets at December 31,
	Target Allocation	2015	2014
Domestic equities	25 to 75%	54%	57%
International equities	0 to 10%	2%	3%
Fixed income	25 to 50%	26%	25%
Alternative investments	0 to 5%	0%	1%
Cash and cash equivalents	0 to 20%	18%	14%
Total	100%	100%	100%

The fair value of the Company’s other post-retirement benefit plans’ assets at December 31, 2015 by asset class are as follows:

	Total	Level 1	Level 2	Level 3
Domestic equities: (1)
Common stocks	$11,772	$11,772	$-	$-
Mutual funds	12,030	12,030	-	-
International equities (2)	1,078	1,078	-	-
Fixed income: (3)
U.S. Treasury and government agency bonds	4,551	-	4,551	-
Corporate and foreign bonds	4,476	-	4,476	-
Mutual funds	2,177	2,177	-	-
Cash and cash equivalents (5)	7,620	-	7,620	-
Total other post-retirement assets	$43,704	$27,057	$16,647	$-

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

Funding requirements for qualified defined benefit pension plans are determined by government regulations and not by accounting pronouncements.  In accordance with funding rules and the Company’s funding policy, during 2016 our pension contribution is expected to be $8,145.

The Company has  a 401(k) savings plan, which is a defined contribution plan and covers substantially all employees.  The Company makes matching contributions that are initially invested in our common stock based on a percentage of an employee’s contribution, subject to specific limitations.  Participants may diversify their Company matching account balances into other investments offered under the 401(k) savings plan.  The Company’s contributions,  which are recorded as compensation expense, were $5,001,  $3,051, and $2,790, for the years ended December 31, 2015, 2014, and 2013, respectively.

Note 16 – Water and Wastewater Rates

On June 7, 2012, Aqua Pennsylvania reached a settlement agreement in its rate filing with the Pennsylvania Public Utility Commission, which in addition to a water rate increase, provided for a reduction in current income tax expense as a result of the recognition of qualifying income tax benefits upon Aqua Pennsylvania changing its tax accounting method to permit the expensing of qualifying utility asset improvement costs that historically have been capitalized and depreciated for book and tax purposes.  In December 2012, Aqua Pennsylvania implemented this change which resulted in a substantial reduction in income tax expense and greater net income and cash flow, and as a result allowed Aqua Pennsylvania to suspend its water Distribution System Improvement Charges in 2013 and lengthen the amount of time until the next Aqua Pennsylvania rate case is filed.

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The Company’s operating subsidiaries were allowed rate increases totaling $3,347 in 2015, $9,886 in 2014, and $9,431 in 2013, represented by four,  twelve, and six rate decisions, respectively.  Revenues from these increases realized in the year of grant were approximately $2,887,  $5,375,  and $8,169 in 2015, 2014, and 2013, respectively.

Six states in which the Company operates permit water utilities, and in five states wastewater utilities, to add a surcharge to their water or wastewater bills to offset the additional depreciation and capital costs related to infrastructure system replacement and rehabilitation projects completed and placed into service between base rate filings.  Currently, Pennsylvania, Illinois, Ohio, Indiana, New Jersey, and North Carolina allow for the use of this surcharge.  On December 22, 2014, the North Carolina Utilities Commission granted the first infrastructure surcharge for Aqua North Carolina.  The Attorney General filed an appeal to the State Supreme Court challenging the approval and on August 21, 2015, the State Supreme Court upheld the Commission’s decision granting this surcharge.  The surcharge for infrastructure system replacements and rehabilitations is typically adjusted periodically based on additional qualified capital expenditures completed or anticipated in a future period, is capped as a percentage of base rates, generally at 5% to 12.75%, and is reset to zero when new base rates that reflect the costs of those additions become effective or when a utility’s earnings exceed a regulatory benchmark.  The surcharge for infrastructure system replacements and rehabilitations provided revenues in 2015, 2014, and 2013 of $3,261,  $4,598,  and $3,205, respectively.

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

AQUA AMERICA, INC. AND SUBSIDIArIES

Notes to Consolidated Financial Statements (continued)

(In thousands of dollars, except per share amounts)

The following table presents information about the Company’s reportable segment:

		2015			2014
		Other and			Other and
	Regulated	Eliminations	Consolidated	Regulated	Eliminations	Consolidated
Operating revenues	$779,613	$34,591	$814,204	$756,057	$23,846	$779,903
Operations and maintenance expense	282,866	26,444	309,310	274,754	13,802	288,556
Depreciation	125,146	144	125,290	122,728	326	123,054
Operating income	315,876	5,224	321,100	305,333	9,026	314,359
Interest expense, net	72,703	3,833	76,536	72,106	4,291	76,397
Allowance for funds used during construction	(6,219)	-	(6,219)	(5,134)	-	(5,134)
Equity loss in joint venture	-	35,177	35,177	-	3,989	3,989
Income tax (benefit)	26,379	(11,417)	14,962	24,792	427	25,219
Income (loss) from continuing operations	224,122	(22,332)	201,790	213,890	(6)	213,884
Capital expenditures	363,594	1,095	364,689	325,943	2,662	328,605
Total assets	5,564,089	176,949	5,741,038	5,195,191	211,561	5,406,752
Goodwill	27,246	6,620	33,866	24,564	6,620	31,184

		2013
		Other and
	Regulated	Eliminations	Consolidated
Operating revenues	$744,527	$17,366	$761,893
Operations and maintenance expense	269,804	13,757	283,561
Depreciation	118,592	(178)	118,414
Operating income	300,779	883	301,662
Interest expense, net	70,835	6,481	77,316
Allowance for funds used during construction	(2,275)	-	(2,275)
Equity loss in joint venture	-	2,665	2,665
Income tax (benefit)	24,911	(3,678)	21,233
Income (loss) from continuing operations	207,509	(4,638)	202,871
Capital expenditures	307,032	876	307,908
Total assets	4,893,573	158,244	5,051,817
Goodwill	24,102	4,121	28,223

Selected Quarterly Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollars, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2015
Operating revenues	$190,326	$205,760	$221,051	$197,067	$814,204
Operations and maintenance expense	73,189	79,746	78,519	77,856	309,310
Operating income	71,167	80,246	95,072	74,615	321,100
Net income attributable to common shareholders	48,545	57,382	67,429	28,434	201,790
Basic net income per common share	0.27	0.32	0.38	0.16	1.14
Diluted net income per common share	0.27	0.32	0.38	0.16	1.14
Dividend paid per common share	0.165	0.165	0.178	0.178	0.686
Dividend declared per common share	0.165	0.165	0.178	0.178	0.686
Price range of common stock:
- high	28.13	27.53	27.10	31.09	31.09
- low	25.42	24.40	24.45	26.20	24.40

2014
Operating revenues	$182,672	$195,307	$210,535	$191,389	$779,903
Operations and maintenance expense	71,686	70,375	72,374	74,121	288,556
Operating income	66,770	79,934	95,058	72,597	314,359
Income from continuing operations	42,401	54,818	67,711	48,954	213,884
Income from discontinued operations	458	751	285	17,861	19,355
Net income attributable to common shareholders	42,859	55,569	67,996	66,815	233,239
Basic income from continuing operations per common share	0.24	0.31	0.38	0.28	1.21
Diluted income from continuing operations per common share	0.24	0.31	0.38	0.28	1.20
Basic income from discontinued operations per common share	0.00	0.00	0.00	0.10	0.11
Diluted income from discontinued operations per common share	0.00	0.00	0.00	0.10	0.11
Basic net income per common share	0.24	0.31	0.38	0.38	1.32
Diluted net income per common share	0.24	0.31	0.38	0.38	1.31
Dividend paid per common share	0.152	0.152	0.165	0.165	0.634
Dividend declared per common share	0.152	0.152	0.165	0.165	0.634
Price range of common stock:
- high	25.56	26.27	26.29	28.22	28.22
- low	22.40	24.25	23.12	23.26	22.40

Fourth quarter of 2015 net income attributable to common shareholders includes the Company’s share of a joint venture impairment charge of $21,433 ($32,975 pre-tax).

High and low prices of the Company’s common stock are as reported on the New York Stock Exchange.

Summary of Selected Financial Data (Unaudited)

Aqua America, Inc. and Subsidiaries

(In thousands of dollars, except per share amounts)

Years ended December 31,	2015	2014	2013	2012	2011
PER COMMON SHARE:
Income from continuing operations:
Basic	$1.14	$1.21	$1.15	$1.04	$0.81
Diluted	1.14	1.20	1.15	1.04	0.81
Income from discontinued operations:
Basic	0.00	0.11	0.10	0.08	0.02
Diluted	0.00	0.11	0.10	0.08	0.02
Net income:
Basic	1.14	1.32	1.26	1.13	0.83
Diluted	1.14	1.31	1.25	1.12	0.83
Cash dividends declared and paid	0.69	0.63	0.58	0.54	0.50
Return on Aqua America stockholders' equity	11.7%	14.1%	14.4%	14.2%	11.4%
Book value at year end	$9.78	$9.37	$8.68	$7.91	$7.21
Market value at year end	29.80	26.70	23.59	20.34	17.64
INCOME STATEMENT HIGHLIGHTS:
Operating revenues	$814,204	$779,903	$761,893	$750,685	$680,677
Depreciation and amortization	128,737	126,535	123,985	116,180	107,463
Interest expense, net	76,536	76,397	77,316	77,757	77,804
Income from continuing operations before income taxes (1)	216,752	239,103	224,104	247,057	207,265
Provision for income taxes	14,962	25,219	21,233	65,220	67,590
Income from continuing operations (1)	201,790	213,884	202,871	181,837	139,675
Income from discontinued operations	-	19,355	18,429	14,726	3,394
Net income attributable to common shareholders (1)	201,790	233,239	221,300	196,563	143,069
BALANCE SHEET HIGHLIGHTS:
Total assets	$5,741,038	$5,406,752	$5,051,817	$4,858,517	$4,348,420
Property, plant and equipment, net	4,688,925	4,401,990	4,138,568	3,907,552	3,502,968
Aqua America stockholders' equity	1,725,930	1,655,343	1,534,835	1,385,704	1,251,313
Long-term debt, including current portion	1,779,205	1,619,270	1,554,871	1,588,992	1,475,886
Total debt	1,795,926	1,637,668	1,591,611	1,669,375	1,583,657
ADDITIONAL INFORMATION:
Operating cash flows from continuing operations	$370,794	$364,888	$365,409	$375,823	$349,927
Capital additions	364,689	328,605	307,908	347,098	324,360
Net cash expended for acquisitions of utility systems and other	28,989	14,616	14,997	121,248	8,515
Dividends on common stock	121,248	112,106	102,889	93,423	87,133
Number of utility customers served (2)	957,866	940,119	928,200	917,986	848,336
Number of shareholders of common stock	25,269	25,780	25,833	26,216	26,744
Common shares outstanding (000)	176,544	176,753	176,751	175,209	173,519
Employees (full-time) (2)	1,617	1,617	1,542	1,556	1,464

(1)	2015 results includes Aqua America's share of a joint venture impairment charge of $21,433 ($32,975 pre-tax).
(2)	Reflects continuing operations.